As filed with the Securities and Exchange Commission on September 16, 2020

Registration No. 333-238742

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2

to

Form S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMERI Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	4899	95-4484725
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4080 McGinnis Ferry Road, Suite 1306

Alpharetta, Georgia 30005

(770) 935-4152

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brent Kelton

Chief Executive Officer

AMERI Holdings, Inc.

4080 McGinnis Ferry Road, Suite 1306

Alpharetta, Georgia 30005

(770) 935-4152

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Rick A. Werner, Esq. Jayun Koo, Esq. Haynes and Boone, LLP 30 Rockefeller Plaza, 26th Floor New York, New York 10112 Tel. (212) 659-7300 Fax (212) 918-8989	Henoch Cohn President and Director Jay Pharma Inc. 4851 Tamiami Trail N. Suite 200 Naples, FL 34103 Tel: (239) 302-1707	Richard A. Friedman, Esq. Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza, 39th Floor New York, New York 10112 Tel. (212) 653-8700 Fax (212) 655-1729

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the amalgamation.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[X]	Smaller reporting company	[X]
		Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

If applicable, place an [X] in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) [  ]

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price (2)			Amount of Registration Fee (3)
Common Stock, $0.01 par value per share	38,253,057	N/A		$1,926	(2)		$0.00
Series B Preferred Stock, $0.01 par value per share	8,676,634	N/A	$	N/A		$	N/A

(1)

Represents the maximum number of shares of common stock, par value $0.01 per share, and Series B preferred stock, par value $0.01 per share (“Series B Preferred Stock”), of the registrant estimated to be issuable at the time of completion of the tender offer (the “Offer”) for all of the outstanding common shares of Jay Pharma Inc. (“Jay Pharma”), whereby Jay Pharma will become a wholly-owned subsidiary of the registrant, to holders of common shares of Jay Pharma or upon the conversion or exchange of promissory notes, options, warrants and other securities convertible into or exercisable for common shares of Jay Pharma, including, without limitation (share numbers calculated after giving effect to the conversion of Jay Pharma common shares into the right to receive such number of shares of common stock of the registrant in the Offer at the exchange ratio of 0.63, as calculated in accordance with the Tender Agreement (as defined herein)), 19,275,533 shares of common stock to be issued to Jay Pharma equity holders upon the completion of the Offer, 1,498,039 shares of Series B Preferred Stock to be issued upon conversion of a bridge loan made by an investor to Jay Pharma prior to the completion of the Offer, 2,247,059 shares of Series B Preferred Stock to be issued to an investor in a private placement of Jay Pharma common shares for gross proceeds of $3,000,000 to be consummated prior to the completion of the Offer, 1,116,421 shares of common stock to be issued in respect of Jay Pharma common shares to be issued to a financial advisor of Jay Pharma and Ameri, 1,640,075 shares of common stock to be issued to an assignor (or such assignor’s assignee) of certain rights to Jay Pharma pursuant to a series of assignment and assumption agreements, 4,931,536 shares of Series B Preferred Stock to be issued to an investor pursuant to a nominal share purchase agreement, 3,745,098 shares of common stock deliverable upon the exercise of warrants to be issued to the investor in the foregoing bridge loan financing and the foregoing private placement, at an exercise price of $2.35 per share, 257,156 shares of common stock deliverable upon the exercise of warrants issued to the placement agent in the foregoing bridge loan financing and the private placement, 990,305 shares of common stock deliverable upon the exercise of warrants to be issued to Jay Pharma warrant holders other than the investor in the foregoing bridge loan financing and the foregoing private placement upon the completion of the Offer, 2,551,815 shares of common stock deliverable upon the exercise of options to be issued to Jay Pharma option holders upon the completion of the Offer, and 8,676,634 shares of common stock deliverable upon the conversion of the Series B Preferred Stock. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional shares of common stock that may be issued because of events such as recapitalizations, stock dividends, stock splits and reverse stock splits, and similar transactions. The maximum number of shares that may be issued in the Offer is 38,253,057 shares of common stock and 8,676,634 shares of Series B Preferred Stock.

(2)	Determined in accordance with Section 6(b) of the Securities Act, at a rate equal to $129.80 per $1 million of the proposed maximum aggregate offering price.

(3)

Estimated solely for purposes of calculation of the registration fee in accordance with Rule 457(f) of the Securities Act. Jay Pharma is a private company and no market exists for its equity securities and Jay Pharma has accumulated a capital deficit; therefore, pursuant to Rule 457(f)(2) under the Securities Act, the proposed maximum offering price is one-third of the aggregate par value of Jay Pharma’s capital stock being acquired in the proposed Offer. However, because Jay Pharma’s securities have no par value, this value is $0.00.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The securities being offered by the use of this preliminary proxy statement/prospectus may not be sold nor may offers to buy be accepted prior to the time the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities nor a solicitation of any offer to buy these securities in any jurisdiction where the offer, solicitation or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED SEPTEMBER 16, 2020
PROXY STATEMENT/PROSPECTUS

TENDER OFFER PROPOSED — YOUR VOTE IS VERY IMPORTANT

To the Stockholders of AMERI Holdings, Inc.:

On August 12, 2020, AMERI Holdings, Inc. (“Ameri”), Jay Pharma Inc. (“Jay Pharma”) and certain other signatories thereto entered into a tender agreement (as may be amended from time to time, the “Tender Agreement”), which provides that, among other things, Ameri will make a tender offer (such offer, as it may be amended or supplemented from time to time as permitted under the Tender Agreement, the “Offer”) to purchase all of the outstanding common shares of Jay Pharma for the number of shares of Resulting Issuer common stock equal to the exchange ratio set forth in the Tender Agreement, and Jay Pharma will become a wholly-owned subsidiary of Ameri, on the terms and conditions set forth in the Tender Agreement. The Tender Agreement terminates and replaces in its entirety the Amalgamation Agreement, dated as of January 10, 2020, previously entered into by and among the parties thereto (the “Original Amalgamation Agreement”). We refer to Ameri after giving effect to the Offer and the completion of the transactions contemplated by the Tender Agreement as the “Resulting Issuer.” The boards of directors of each of Ameri and Jay Pharma have approved the Tender Agreement and the transactions contemplated by the Tender Agreement, including the Offer.

Upon completion of the Offer and the transactions contemplated in the Tender Agreement, (i) Jay Pharma equity holders, including parties acquiring common shares of Jay Pharma and parties receiving Series B Preferred Stock in the Offer, will own approximately 83% of the outstanding equity of the Resulting Issuer, (ii) the current Ameri stockholders will own approximately 14.5% of the outstanding equity of the Resulting Issuer, and (iii) the financial advisor to Jay Pharma and Ameri will own approximately 2.5% of the outstanding equity of the Resulting Issuer. Each of Ameri and Jay Pharma expects that the Offer should qualify as a tax-deferred transaction within the meaning of Section 368(a) and/or 351 of the Internal Revenue Code of 1986, as amended. Immediately following the Offer, subject to the approval of the current Ameri stockholders, it is anticipated that the Resulting Issuer will effect a reverse stock split at a ratio between 1-for-[●] and 1-for-[●] with respect to its issued and outstanding common stock. The reverse stock split is intended to increase the Resulting Issuer’s stock price to at least $6.00 per share, which such reverse stock split is one of the conditions to the closing of the Offer.

Ameri common stock is currently listed on The NASDAQ Stock Market under the symbol “AMRH.” On January 9, 2020, the last full trading day before the announcement of the execution of the previously signed Amalgamation Agreement, the last reported sale price of Ameri common stock was $1.20 per share. On August 10, 2020, the last full trading day before the announcement of the Offer, and the latest practicable date prior to the date of this proxy statement/prospectus, the last reported sale price of Ameri common stock was $1.91 per share. We urge you to obtain current market quotations for the price of Ameri common stock.

Ameri will hold a special meeting of its stockholders. This proxy statement/prospectus provides you with important information about the special meeting for Ameri, the proposed Offer and the transactions and documents related to the Offer. Please carefully read this entire proxy statement/prospectus, including “RISK FACTORS” beginning on page 57. Your vote is very important. Whether or not you plan to attend the Ameri Special Meeting, please take the time to vote by completing and returning the enclosed proxy card to Ameri or by granting your proxy electronically over the Internet or by telephone. If your shares are held in “street name,” you must instruct your broker in order to vote on all proposals.

Sincerely,

Brent Kelton Chief Executive Officer AMERI Holdings, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Ameri securities to be issued in the Offer or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated September 16, 2020, and is first expected to be mailed or otherwise delivered to the stockholders of Ameri on or about [●], 2020.

ii

AMERI Holdings, Inc.

4080 McGinnis Ferry Road, Suite 1306

Alpharetta, Georgia, 30005

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [●], 2020

[●] Eastern Time

To Be Held Online at [●]

To the Stockholders of AMERI Holdings, Inc.:

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders (the “special meeting”) of AMERI Holdings, Inc., a Delaware corporation (“Ameri,” “we,” “our,” or “us”), will be held on [●], 2020, at [●] a.m., Eastern Time, and will be “virtual,” meaning that you can participate in the meeting online at [●], to consider and vote upon the following matters:

(1) The Ameri Share Issuance Proposal — to approve, for purposes of complying with Nasdaq Listing Rule 5635(a), the issuance of Ameri securities to Jay Pharma Inc., a Canada corporation (“Jay Pharma”), equity holders and to other parties in connection with the Offer, the Tender Agreement, dated as of August 12, 2020, as it may be amended, by and among Ameri, Jay Pharma, and the other signatories thereto, and the transactions contemplated thereby, including but not limited to the issuance of shares of common stock of Ameri in connection with the Offer (the “Resulting Issuer”) to Jay Pharma equity holders, warrants to purchase Resulting Issuer common stock to holders of certain outstanding warrants to purchase Jay Pharma common shares, Series B Warrants to purchase Resulting Issuer common stock to be issued to Alpha Capital Anstalt (“Alpha”), shares of Series B non-voting preferred stock, par value $0.01 per share, which are convertible into shares of Resulting Issuer common stock subject to a 9.99% beneficial ownership blocker (the “Series B Preferred Stock”) to be issued to Alpha and shares of Resulting Issuer common stock to a financial advisor of Jay Pharma and Ameri, as Offer consideration pursuant to the terms and conditions of the Tender Agreement (the “Ameri Share Issuance Proposal”);

(2) The Ameri Future Share Issuance Proposal – to approve, for purposes of complying with Nasdaq Listing Rule 5635(a), the potential future issuance of shares of Resulting Issuer common stock pursuant to the anti-dilution terms of the Securities Purchase Agreement, dated as of January 10, 2020, by and between Alpha and Jay Pharma, and certain warrants to be issued to Alpha immediately prior to the completion of the Offer (the “Ameri Future Share Issuance Proposal”);

(3) The Reverse Stock Split Proposal — to approve an amendment to our amended and restated certificate of incorporation to effect a reverse stock split with a ratio between 1-for-[●] and 1-for-[●] with respect to the issued and outstanding common stock of the Resulting Issuer immediately following the Offer (the “Reverse Stock Split Proposal”);

(4) The Spin-Off Proposal — to approve that certain Share Purchase Agreement, dated January 10, 2020 (the “Share Purchase Agreement”), by and between Ameri and Ameri100 Inc. (“Private Ameri”) pursuant to which Ameri will contribute, transfer and convey to Private Ameri all of the issued and outstanding equity interests of the existing subsidiaries of Ameri, constituting the entire business and operations of Ameri and its subsidiaries (the “Spin-Off Proposal”);

(5) The A&R Charter Proposal — to approve an amendment and restatement to our amended and restated certificate of incorporation (the “A&R Charter Proposal”);

(6) The Incentive Plan Proposal — to approve the 2020 Employee, Director and Consultant Equity Incentive Plan (the “Incentive Plan Proposal”);

(7) The Put Right Proposal — with respect to the warrants issued to Alpha on August 4, 2020 (the “Alpha Warrants”), to approve, in accordance with Nasdaq Listing Standard Rule 5635(d), a put right which would require Ameri to repurchase the unexercised portion of the Alpha Warrants for the sum of $0.60 per warrant share, payable in cash or shares of common stock, at our discretion (the “Put Right Proposal”); and

(8) The Adjournment Proposal — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit the solicitation of additional proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote (the “Adjournment Proposal”).

iii

The Ameri special meeting will be a virtual meeting via live webcast on the Internet. Ameri stockholders will be able to attend the special meeting, vote and submit questions during the special meeting by visiting [●] and entering the control number included in the proxy card that you receive if you are a holder of record of Ameri common stock. If you are not a stockholder of record, you must obtain a legal proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote at the Ameri special meeting. Ameri stockholders are encouraged to access the special meeting before the start time of [●] a.m., Eastern Time on [●]. Please allow ample time for online check-in. Ameri stockholders will not be able to attend the special meeting in person.

Our board of directors has fixed the close of business on [●], 2020 as the record date for the special meeting. Only holders of record of shares of Ameri common stock at the close of business on such date are entitled to receive notice of, and vote at, the special meeting or at any postponement(s) or adjournment(s) of the special meeting. A complete list of our stockholders of record entitled to vote at the special meeting will be available for ten (10) days before the special meeting at our principal executive office for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.

Assuming the presence of a quorum, (i) approval of each of the Ameri Share Issuance Proposal, the Ameri Future Share Issuance Proposal and the Put Right Proposal requires, for purposes of complying with Nasdaq Listing Rule 5635, the affirmative vote of a majority of votes cast; (ii) approval of each of the Incentive Plan Proposal and the Adjournment Proposal require the affirmative vote of a majority of the shares present at the special meeting or by proxy and entitled to vote on such matter; and (iii) approval of each of the Reverse Stock Split Proposal, the Spin-Off Proposal and the A&R Charter Proposal require the affirmative vote of holders of at least a majority of the shares of Ameri common stock outstanding and entitled to vote on such matter.

OUR BOARD OF DIRECTORS HAS DETERMINED THAT IT IS ADVISABLE AND IN THE BEST INTEREST OF AMERI AND ITS STOCKHOLDERS TO ENTER INTO THE TENDER AGREEMENT AND THE SHARE PURCHASE AGREEMENT AND THE BOARD HAS AUTHORIZED AND APPROVED THE TERMS OF EACH OF THE TENDER AGREEMENT AND THE SHARE PURCHASE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE TENDER AGREEMENT AND THE SHARE PURCHASE AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT AMERI STOCKHOLDERS VOTE “FOR” THE AMERI SHARE ISSUANCE PROPOSAL, “FOR” THE AMERI FUTURE SHARE ISSUANCE PROPOSAL, “FOR” THE SPIN-OFF PROPOSAL, “FOR” THE REVERSE STOCK SPLIT PROPOSAL, “FOR” THE A&R CHARTER PROPOSAL, “FOR” THE INCENTIVE PLAN PROPOSAL, “FOR” THE PUT RIGHT PROPOSAL AND “FOR” THE ADJOURNMENT PROPOSAL.

Your vote is very important. If your shares are registered in your name as a stockholder of record of Ameri, whether or not you expect to attend the special meeting, please sign and return the enclosed proxy card promptly in the envelope provided or promptly submit your proxy by telephone or over the Internet following the instructions on the proxy card, to ensure that your shares will be represented at the special meeting.

If your shares are held in “street name” through a broker, trust, bank or other nominee, and you received the notice of the special meeting through your broker or through another intermediary, please complete and return the materials in accordance with the instructions provided to you by such broker or other intermediary to instruct them how to vote your shares or contact your broker or other intermediary directly in order to obtain a proxy issued to you by your nominee holder to attend the special meeting and vote at the special meeting. Failure to do so may result in your shares not being eligible to be voted by proxy at the special meeting. You may revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the enclosed proxy statement/prospectus.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [●], 2020, at [●] a.m., Eastern Time, TO BE HELD ONLINE AT [●]: This notice is not a form for voting and presents only an overview of the more complete proxy statement/prospectus. We urge you to read the accompanying proxy statement/prospectus, including its annexes and the section titled “RISK FACTORS” beginning on page 57, carefully and in their entirety. Copies of the proxy statement/prospectus and the accompanying proxy card are available, without charge on the internet, on our website (www.ameri100.com), and can be obtained by calling [●] or sending an e-mail to [●]. To obtain timely delivery, our stockholders must request the materials no later than five (5) business days prior to the special meeting. If you have any questions concerning the Offer, the Tender Agreement, the Share Purchase Agreement, the proposals, the special meeting or the accompanying proxy statement/ prospectus or need help voting your shares of Ameri common stock, please contact Barry Kostiner, Chief Financial Officer at Barry.Kostiner@ameri100.com.

By Order of the Board of Directors,

/s/ Srinidhi “Dev” Devanur
Srinidhi “Dev” Devanur, Chairman of the Board

September 16, 2020

iv

REFERENCE TO ADDITIONAL INFORMATION

This proxy statement/prospectus includes important business and financial information about Ameri. Additional information about Ameri is available to you without charge upon your request. You can obtain any of the documents filed with or furnished to the Securities and Exchange Commission, or the “SEC,” by Ameri at no cost from the SEC’s website at http://www.sec.gov. You may also request copies of these documents at no cost by requesting them in writing or by telephone at the following address and telephone number:

AMERI Holdings, Inc.:
4080 McGinnis Ferry Road, Suite 1306

Alpharetta, Georgia, 30005

Attention: Corporate Secretary
Telephone: (770) 935-4152
E-mail: Barry.Kostiner@ameri100.com

Or

Ameri’s Proxy Solicitor:

Strategic Shareholder Advisor and Proxy Solicitation Agent

745 Fifth Avenue, 19th Floor, New York, NY 10151

North American Toll-Free Phone:

1-888-302-5741

Email: contactus@kingsdaleadvisors.com

Call Collect Outside North America: 416-867-2272

To obtain timely delivery of these documents, you must request them no later than five (5) business days before the date of the applicable special meeting. This means that Ameri stockholders requesting documents must do so by [●], 2020.

You should rely only on the information contained in this document. No one has been authorized to provide you with information that is different from that contained in this document. This document is dated [●], 2020, and you should assume that the information in this document is accurate only as of such date. Neither the mailing nor delivery of this document to Ameri stockholders nor the issuance by Ameri of shares of Ameri common stock in connection with the Offer will create any implication to the contrary.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

Except where the context otherwise indicates, information contained in this document regarding Ameri has been provided by Ameri and information contained in this document regarding Jay Pharma has been provided by Jay Pharma. See “Where You Can Find More Information” beginning on page 295 for more details.

This document does not constitute an offer to sell, or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

v

AMERI HOLDINGS, INC. UNAUDITED PROFORMA CONDENSED COMBINED BALANCE SHEET	190
AMERI HOLDINGS, INC. UNAUDITED PROFORMA CONDENSED COMBINED STATEMENT OF OPERATIONS	191
Business Combination	193
Basis of Pro Forma Presentation	195
Pro Forma Adjustments	196
MANAGEMENT OF THE RESULTING ISSUER	199
Executive Officers and Directors of the Resulting Issuer Following the Offer	199
Family Relationships	203
Board Composition	203
Independence of the Board of Directors	203
Executive Officer Compensation	203
Narrative Disclosure to Summary Compensation Table	204
Potential Payments Upon Termination of Employment or Change in Control	207
Outstanding Equity Awards at Fiscal Year-End	207
Director Compensation	210
Narrative to Director Compensation Table	211
Equity Compensation Plan Information	213
PRINCIPAL STOCKHOLDERS OF AMERI AND THE RESULTING ISSUER	214
PRINCIPAL SHAREHOLDERS OF JAY PHARMA AND THE RESULTING ISSUER	215
RELATED PARTY TRANSACTIONS	217
Jay Pharma Related Party Transactions	217
License Agreement	218
Purchase Agreement	218
Ameri Related Party Transactions	224
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER	225
Consequences to U.S. Holders of Jay Pharma common stock, options or warrants that receive Resulting Issuer common stock, options or warrants in the Offer	227
Consequences to Non-U.S. Holders of Jay Pharma common stock, options or warrants that receive Resulting Issuer common stock, options or warrants in the Offer	227
Consequences of Ownership of Resulting Issuer Warrants	228
Consequences of Ownership of Resulting Issuer Common Stock	228
CERTAIN MATERIAL CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER	231
Holders Resident in Canada	231
Holders Not Resident in Canada	235
INFORMATION ABOUT AMERI	237
Our Company	237
Background	237
Our Industry	238
Our Approach	239
Our Portfolio of Service Offerings	239
Strategy	240
Sales and Marketing	240
Revenues and Customers	241
Strategic Alliances	241
Competition	241
Employees	242
Properties	242
Intellectual Property	242
Legal Proceedings	242

SUMMARY TERM SHEET

This summary term sheet, together with the sections entitled “QUESTIONS AND ANSWERS ABOUT THE OFFER,” “QUESTIONS AND ANSWERS ABOUT THE SPIN-OFF,” and “SUMMARY OF THE PROXY STATEMENT/PROSPECTUS,” summarizes certain information contained in this proxy statement/prospectus. Ameri urges you to read carefully this entire proxy statement/prospectus, including the annexes, because the information in this section does not provide all the information that might be important to you.

Unless the context otherwise requires, references in this proxy statement/prospectus to “Ameri” refers to AMERI Holdings, Inc., a Delaware corporation and “Jay Pharma” refers to Jay Pharma Inc., a Canada corporation.

●	Ameri and Jay Pharma have entered into a Tender Agreement, dated as of August 12, 2020 (as may be amended from time to time, the “Tender Agreement”). Pursuant to the Tender Agreement, Ameri will make a tender offer (such offer, as it may be amended or supplemented from time to time as permitted under the Tender Agreement, the “Offer”) to purchase all of the outstanding common shares of Jay Pharma for the number of shares of Resulting Issuer common stock equal to the exchange ratio set forth in the Tender Agreement (the “Exchange Ratio”), and Jay Pharma will become a wholly-owned subsidiary of Ameri. We refer to Ameri, after giving effect to the Offer and the completion of the transactions contemplated by the Tender Agreement, as the “Resulting Issuer.”

Pursuant to the Tender Agreement, Ameri agreed to make a tender offer to purchase all of the outstanding common shares of Jay Pharma for the number of shares of Resulting Issuer common stock equal to the Exchange Ratio. Under the terms of the Offer, Ameri common stockholders will continue to hold the same amount of shares of Resulting Issuer common stock that they held of Ameri common stock prior to the Offer. Upon the completion of the Offer, Jay Pharma will become a wholly-owned subsidiary of Ameri.

For more information about the Tender Agreement and the Offer, see “THE OFFER” beginning on page 124 and “THE TENDER AGREEMENT” beginning on page 150. A copy of the Tender Agreement is attached to this proxy statement/prospectus as Annex A-1.

●	The Tender Agreement terminates and replaces in its entirety the Amalgamation Agreement, dated as of January 10, 2020, previously entered by and among the parties thereto (the “Original Amalgamation Agreement”).

●	As a condition to closing the Offer, the Tender Agreement also requires that Ameri contribute, transfer and convey to Private Ameri all of the issued and outstanding equity interests of the existing subsidiaries of Ameri, constituting the entire business and operations of Ameri and its subsidiaries, and wherein Private Ameri will assume the liabilities of such subsidiaries (the “Spin-Off”), subject only to the substantially concurrent closing of the Offer.

●	Subsequent to the Offer and the Spin-Off, the common stockholders of Ameri will no longer hold any ownership interest in the historical business and operations of Ameri. The business and operations of the Resulting Issuer will solely consist of the business and operations of Jay Pharma.

●	Immediately following the Offer, subject to the approval of the current Ameri stockholders, it is anticipated that the Resulting Issuer will effect a reverse stock split at a ratio between 1-for-[●] and 1-for-[●] with respect to its issued and outstanding common stock. The reverse stock split is intended to increase the Resulting Issuer’s stock price to at least $6.00 per share, which such reverse stock split is one of the conditions to the closing of the Offer.

●	Pursuant to the Tender Agreement and the relevant exchange agreement, each option and warrant to purchase common shares of Jay Pharma will be exchanged for an option or warrant to purchase a number of shares of Ameri common stock representing the number of Jay Pharma common shares of for which the exchanged option or warrant was exercisable multiplied by the Exchange Ratio. The exercise price for each option or warrant will be proportionately adjusted.

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●	Simultaneously with the execution of the Original Amalgamation Agreement, Jay Pharma entered into a Secured Promissory Note, dated January 10, 2020 (the “Original Note”), by and among Jay Pharma and a significant investor, Alpha Capital Anstalt (“Alpha”), pursuant to which, on January 10, 2020, Jay Pharma received a $1,500,000 loan. The Original Note was amended on August 12, 2020, to account for the termination of the Original Amalgamation Agreement and the change in the structure of the transaction from an amalgamation to a stock-for-stock exchange offer (as amended, the “Note”). Upon the satisfaction of the closing conditions to the Offer, the Note will be converted into the right to receive 2,361,627 common shares of Jay Pharma and warrants to purchase 2,361,627 common shares of Jay Pharma at an exercise price of $1.07 per share immediately prior to the Offer, assuming that the Offer is completed prior to January 1, 2021. In connection with the Offer, these common shares and warrants of Jay Pharma to be acquired by Alpha upon conversion of the Note shall be converted into the right to receive (i) 1,498,039 shares of Series B Preferred Stock that are convertible into up to 1,498,039 shares of common stock of the Resulting Issuer, prior to giving effect to the proposed reverse stock split discussed above, and (ii) warrants to purchase up to 1,498,039 shares of common stock of the Resulting Issuer at an exercise price of $2.36 per share, prior to giving effect to the proposed reverse stock split discussed above.

●	Alpha will also acquire 3,542,441 common shares of Jay Pharma and warrants to purchase 3,542,441 common shares of Jay Pharma at an exercise price of $1.07 per share, immediately prior to the Offer, in connection with the $3.5 million private placement completed prior to the filing of this Registration Statement on Form S-4 (the “Alpha Investment”). While the Alpha Investment shares have not been issued yet, Alpha is bound to purchase from Jay Pharma, and Jay Pharma is bound to sell to Alpha, the Jay Pharma common shares and warrants subject to the satisfaction of the conditions in the securities purchase agreement for the Alpha Investment. Such common shares and warrants of Jay Pharma acquired by Alpha in the Alpha Investment will then immediately be converted into, as applicable, the right to receive (i) 2,247,059 shares of Series B Preferred Stock of the Resulting Issuer that are convertible into up to 2,247,059 shares of common stock of the Resulting Issuer, prior to giving effect to the proposed reverse stock split discussed above, and (ii) warrants to purchase up to 2,247,059 shares of common stock of the Resulting Issuer at an exercise price of $2.35 per share, prior to giving effect to the proposed reverse stock split discussed above, and warrants to purchase up to 2,247,059 shares of common stock of the Resulting Issuer at an exercise price of $2.36 per share, prior to giving effect to the proposed reverse stock split discussed above.

●	Additionally, at the effective time of the Offer, the Resulting Issuer will issue five-year warrants (the “Series B Warrants”) to purchase 5,138,033 shares of common stock of the Resulting Issuer at an exercise price of $0.01 to Alpha, prior to giving effect to the proposed reverse stock split discussed above; provided, however, that Alpha is prohibited from exercising such Series B Warrants if Alpha, together with its affiliates, would own more than 9.99% of the total number of shares of Resulting Issuer common stock then issued and outstanding. The number of shares of common stock of the Resulting Issuer issuable upon the exercise of the Series B Warrants is equal to the product of (i) 8,100,000 and (ii) the Exchange Ratio.

●	In connection with the Offer, Jay Pharma entered into a series of assignment and assumption agreements with a third party, Tikkun Pharma, Inc. (“Tikkun”), pursuant to which, on the satisfaction of all closing conditions to the Offer, Tikkun shall assign to Jay Pharma all of Tikkun’s (i) rights to certain skin care treatment assets and (ii) intellectual property rights to certain formulations for the development of therapeutic candidates for the prevention, management and treatment of graft versus host disease (GVHD) in exchange for an aggregate of 10,360,007 common shares of Jay Pharma.

●	At the same time, because Alpha required additional shares of the Resulting Issuer, at no or a nominal cost, for Alpha to consummate the Alpha Bridge Loan and the Alpha Investment at the planned valuation, Alpha entered into an agreement with Tikkun pursuant to which, immediately following such assignment, but prior to the Offer, Tikkun will sell 7,774,463 of these common shares of Jay Pharma to Alpha for the nominal aggregate purchase price of $10.00 (the “Alpha Nominal Shares”), leaving Tikkun with 2,585,544 common shares of Jay Pharma (the “Tikkun Shares”). In connection with the Offer, the Tikkun Shares will be converted into the right to receive 1,640,075 shares of common stock of the Resulting Issuer, prior to giving effect to the proposed reverse stock split discussed above, and the Alpha Nominal Shares will be converted into the right to receive 4,931,536 shares of Series B Preferred Stock of the Resulting Issuer that are convertible into up to 4,931,536 shares of common stock of the Resulting Issuer, prior to giving effect to the proposed reverse stock split discussed above.

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●	As a result of the Offer, the Resulting Issuer will issue, or will be required to issue upon exchange, prior to giving effect to the proposed reverse stock split discussed below:

○	19,275,533 shares of its common stock to Jay Pharma equity holders, in each case, in exchange for their Jay Pharma common shares;

○	1,640,075 shares of its common stock to Tikkun in exchange for the Tikkun Shares, in exchange for their Jay Pharma common shares;

○	1,116,421 shares of its common stock to be issued to a financial advisor of Jay Pharma and Ameri;

○	4,931,536 shares of its Series B Preferred Stock that are convertible into approximately 4,931,536 shares of its common stock in exchange for the Alpha Nominal Shares;

○	3,745,098 shares of Series B Preferred Stock convertible into the number of shares of Resulting Issuer common stock equal to the product of (i) the Exchange Ratio and (ii) (A) the sum of (1) the amount of the Alpha Investment and (2) the amount of the Note, divided by (B) the per share price derived from (1) $40,000,000 divided by (2) the number of shares of Jay Pharma common stock outstanding immediately prior to the effective time, but excluding any shares of Jay Pharma common stock issued or issuable (x) pursuant to the conversion of the Note and the Alpha Investment or (y) the warrants to purchase up to 7% of Jay Pharma common stock issued pursuant to the placement agent agreement by and between Jay Pharma and Palladium, in exchange for the shares of Jay Pharma common stock Alpha will receive immediately prior to the completion of the Offer upon the conversion of the Note and the completion of the Alpha Investment;

○	(i) warrants to purchase up to 1,498,039 shares of its common stock with an exercise price of $2.35 per share to Alpha, in exchange for Jay Pharma Series A Warrants that Alpha will receive upon the conversion of the Note immediately prior to the completion of the Offer, (ii) warrants to purchase up to 2,247,059 shares of its common stock with an exercise price of $2.35 per share to Alpha, in exchange for the Jay Pharma Series A Warrants that Alpha will receive in connection with the Alpha Investment in Jay Pharma, and (iii) warrants to purchase up to 257,156 shares of its common stock in exchange for the warrants to purchase up to 7% of Jay Pharma common stock issued pursuant to the placement agent agreement by and between Jay Pharma and Palladium immediately prior to the completion of the Offer;

○	options to purchase 2,551,815 shares of its common stock, with exercise prices pursuant to the terms of such options, in exchange for options to purchase 4,022,803 common shares of Jay Pharma;

○	warrants to purchase 990,305 shares of its common stock, with exercise prices pursuant to the terms of such warrants, in exchange for warrants to purchase 1,561,195 common shares of Jay Pharma;

○	Series B Warrants to purchase the number of shares of its common stock equal to the product of (i) 8,100,000 and (ii) the Exchange Ratio at an exercise price of $0.01 to Alpha; and

○	8,676,634 shares of common stock deliverable upon the conversion of the Series B Preferred Stock.

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●	Upon completion of the Offer and the transactions contemplated in the Tender Agreement, (i) Jay Pharma equity holders, including parties acquiring common shares of Jay Pharma pursuant to the transactions summarized above and who shall receive Series B Preferred Stock in the Offer, will own approximately 83% of the outstanding equity of the Resulting Issuer, assuming conversion of the Series B Preferred Stock into shares of common stock, (ii) the current Ameri stockholders will own approximately 14.5% of the outstanding equity of the Resulting Issuer, and (iii) the financial advisor to Jay Pharma and Ameri will own approximately 2.5% of the outstanding equity of the Resulting Issuer.

●	Each company’s board of directors considered various factors in determining whether to approve the Tender Agreement, the Offer and the Spin-Off. For more information about our decision-making process, see the sections entitled “THE OFFER — Jay Pharma’s Reasons for the Offer” and “— Ameri’s Reasons for the Offer.”

●	At the Ameri special meeting, Ameri stockholders will be asked to consider and vote upon the matters outlined in the accompanying Notice of Special Meeting of Stockholders of Ameri, including the following:

(1) The Ameri Share Issuance Proposal — to approve, for purposes of complying with Nasdaq Listing Rule 5635(a), the issuance of Ameri securities to Jay Pharma equity holders and to other parties in connection with the Offer, the Tender Agreement, and the transactions contemplated thereby, including but not limited to the issuance of shares of Resulting Issuer common stock to Jay Pharma equity holders, warrants to purchase Resulting Issuer common stock to holders of certain outstanding warrants to purchase Jay Pharma common shares, Series B Warrants to purchase Resulting Issuer common stock to be issued to Alpha, shares of Series B Preferred Stock and shares of Resulting Issuer common stock to a financial advisor of Jay Pharma and Ameri, as Offer consideration pursuant to the terms and conditions of the Tender Agreement (the “Ameri Share Issuance Proposal”);

(2) The Ameri Future Share Issuance Proposal – to approve, for purposes of complying with Nasdaq Listing Rule 5635(a), the potential future issuance of shares of Resulting Issuer common stock pursuant to the anti-dilution terms of the Alpha Securities Purchase Agreement, and the Series A Warrants to be issued to Alpha upon conversion of the Note and the completion of the Alpha Investment immediately prior to the completion of the Offer (the “Ameri Future Share Issuance Proposal”);

(3) The Reverse Stock Split Proposal — to approve an amendment to Ameri’s amended and restated certificate of incorporation to effect a reverse stock split with a ratio between 1-for-[●] and 1-for-[●] with respect to the issued and outstanding common stock of the Resulting Issuer immediately following the Offer (the “Reverse Stock Split Proposal”);

(4) The Spin-Off Proposal – to approve that certain Share Purchase Agreement, dated January 10, 2020 (the “Share Purchase Agreement”), by and between Ameri and Ameri100 Inc. (“Private Ameri”) pursuant to which Ameri will contribute, transfer and convey to Private Ameri all of the issued and outstanding equity interests of the existing subsidiaries of Ameri, constituting the entire business and operations of Ameri and its subsidiaries (the “Spin-Off Proposal”);

(5) The A&R Charter Proposal — to approve an amendment and restatement to Ameri’s amended and restated certificate of incorporation (the “A&R Charter Proposal”);

(6) The Incentive Plan Proposal — to approve the 2020 Employee, Director and Consultant Equity Incentive Plan (the “Incentive Plan Proposal”);

(7) The Put Right Proposal — with respect to the warrants issued to Alpha on August 4, 2020 (the “Alpha Warrants”), to approve, in accordance with Nasdaq Listing Standard Rule 5635(d), a put right which would require Ameri to repurchase the unexercised portion of the Alpha Warrants for the sum of

$0.60 per warrant share, payable in cash or shares of common stock, at our discretion (the “Put Right Proposal”); and

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(8) The Adjournment Proposal — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit the solicitation of additional proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote (the “Adjournment Proposal”).

●	Assuming the presence of a quorum, (i) approval of each of the Ameri Share Issuance Proposal, the Ameri Future Share Issuance Proposal and the Put Right Proposal requires, for purposes of complying with Nasdaq Listing Rule 5635, the affirmative vote of a majority of votes cast; (ii) approval of each of the Incentive Plan Proposal and the Adjournment Proposal require the affirmative vote of a majority of votes cast; and (iii) approval of each of the Reverse Stock Split Proposal, the Spin-Off Proposal and the A&R Charter Proposal require the affirmative vote of holders of at least a majority of the shares of Ameri common stock outstanding and entitled to vote on such matter.

●	The Ameri Share Issuance Proposal and the Spin-Off Proposal are conditioned on each other. Each of the Ameri Future Share Issuance Proposal, Reverse Stock Split Proposal, A&R Charter Proposal, and Incentive Plan Proposal are conditioned on the approval of the Ameri Share Issuance Proposal, but the approval of the Ameri Share Issuance Proposal is not conditioned on the approval of the Ameri Future Share Issuance Proposal, Reverse Stock Split Proposal, A&R Charter Proposal or Incentive Plan Proposal. The Put Right Proposal and the Adjournment Proposal do not require approval of any other proposal to be effective.

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Each of Ameri and Jay Pharma expects that the Offer should qualify as a tax-deferred transaction within the meaning of Section 368(a) and/or 351 of the Internal Revenue Code of 1986, as amended. Immediately following the Offer, subject to the approval of the current Ameri stockholders, it is anticipated that the Resulting Issuer will effect a reverse stock split at a ratio between 1-for-[●] and 1-for-[●] with respect to its issued and outstanding common stock. The reverse stock split is intended to increase the Resulting Issuer’s stock price to at least $6.00 per share, which such reverse stock split is one of the conditions to the closing of the Offer.

●	The proposed transactions involve numerous risks. For more information about these risks, please see the section entitled “RISK FACTORS.”

●	In considering the recommendation of the Ameri board of directors that Ameri stockholders vote to approve all of the presented proposals, Ameri stockholders should be aware that some of Ameri’s directors and officers have interests in the Offer and have arrangements that are different from, or in addition to, those of Ameri stockholders generally. These interests and arrangements may create potential conflicts of interest. Ameri’s board of directors was aware of these interests and considered these interests, among other matters, in adopting and approving the Tender Agreement and the transactions contemplated thereby, including the Offer, and in recommending that Ameri stockholders approve the Ameri Share Issuance Proposal, the Ameri Future Share Issuance Proposal, the Reverse Stock Split Proposal, the Spin-Off Proposal, the A&R Charter Proposal, the Incentive Plan Proposal and the Adjournment Proposal. For more information about these interests and arrangements, please see the section entitled “THE OFFER – Interests of Ameri’s Directors and Executive Officers in the Offer” beginning on page 141 of this proxy statement/prospectus.

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QUESTIONS AND ANSWERS ABOUT THE OFFER

The following are answers to some questions that Ameri stockholders may have regarding the proposed Offer and the other proposals being considered by Ameri stockholders. Ameri urges you to read carefully this entire proxy statement/prospectus, including the annexes, because the information in this section does not provide all the information that might be important to you.

Questions and Answers for Ameri Stockholders

Q:	Why am I receiving this proxy statement/prospectus?

A:	You are receiving this proxy statement/prospectus because you are a stockholder of record of Ameri as of [●], the record date for the Ameri special meeting.

Ameri and Jay Pharma have entered into a Tender Agreement, dated as of August 12, 2020. Pursuant to the Tender Agreement, Ameri will make a tender offer to purchase all of the outstanding common shares of Jay Pharma for the number of shares of Resulting Issuer common stock equal to the Exchange Ratio set forth in the Tender Agreement, and Jay Pharma will become a wholly-owned subsidiary of Ameri. Under the terms of the Offer, Ameri common stockholders will continue to hold the same amount of shares of Resulting Issuer common stock that they held of Ameri common stock prior to the Offer. We refer to Ameri, after giving effect to the Offer and the completion of the transactions contemplated by the Tender Agreement, as the “Resulting Issuer.” See “THE OFFER” beginning on page 141 and “THE TENDER AGREEMENT” beginning on page 150. The Tender Agreement terminates and replaces in its entirety the Amalgamation Agreement, dated as of January 10, 2020, previously entered by and among the parties thereto (the “Original Amalgamation Agreement”). A copy of the Tender Agreement is attached to this proxy statement/prospectus as Annex A-1.

The aggregate number of shares of common stock that Ameri will issue, or shall be issuable, pursuant to the terms of the Tender Agreement, or may become issuable in the future, pursuant to the Series A Warrants and Series B Warrants issued to Alpha, will be in excess of twenty percent (20%) of Ameri’s pre-Offer outstanding shares of common stock. Accordingly, Ameri is asking its stockholders to approve the Ameri Share Issuance Proposal and the Ameri Future Share Issuance Proposal in accordance with the NASDAQ Listing Rules.

The Tender Agreement requires, among other things, unless otherwise waived by Ameri and Jay Pharma, for the Offer to be completed, approval of each of the following proposals presented to Ameri stockholders to be voted on at the Ameri special meeting: the Ameri Share Issuance Proposal, the Ameri Future Share Issuance Proposal, the Spin-Off Proposal, the Reverse Stock Split Proposal, the A&R Charter Proposal, the Incentive Plan Proposal, and the Adjournment Proposal,

●	which approval of the Ameri Share Issuance Proposal and the Ameri Future Share Issuance Proposal, for purposes of complying with Nasdaq Listing Rule 5635(a), requires the affirmative vote of a majority of votes cast;

●	which approval of the Incentive Plan Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast; and

●	which approval of each of the Reverse Stock Split Proposal, the Spin-Off Proposal and the A&R Charter Proposal requires the affirmative vote of holders of at least a majority of the shares of Ameri common stock outstanding and entitled to vote on such matter.

As a condition to closing the Offer, the Tender Agreement also requires the substantially concurrent closing of the Spin-Off, whereby Ameri will contribute, transfer and convey to Private Ameri all of the issued and outstanding equity interests of the existing subsidiaries of Ameri, constituting the entire business and operations of Ameri and its subsidiaries, and wherein Private Ameri will assume the liabilities of such subsidiaries, subject only to the substantially concurrent closing of the Offer.

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Subsequent to the Offer and the Spin-Off, the common stockholders of Ameri will no longer hold any ownership interest in the historical business and operations of Ameri. The business and operations of the Resulting Issuer will solely consist of the business and operations of Jay Pharma.

This proxy statement/prospectus contains important information about the Offer and the proposals being voted on by Ameri stockholders, and you should read it carefully. This document collectively serves as a proxy statement and a prospectus of Ameri. It is a proxy statement because Ameri is soliciting proxies from its stockholders. It is a prospectus because Ameri will issue shares of Ameri common stock to Jay Pharma equity holders in connection with the Offer. Your vote is important. You are encouraged to submit your proxy or written consent as soon as possible after carefully reviewing this proxy statement/prospectus and its annexes.

Q:	What equity stake will current Ameri stockholders and former Jay Pharma shareholders hold in Ameri after the closing of the Offer?

A:	It is anticipated that, after the closing of the Offer, (i) Jay Pharma equity holders, including parties acquiring common shares of Jay Pharma pursuant to the transactions summarized above and who shall receive Series B Preferred Stock in the Offer, will own approximately 83% of the outstanding equity of the Resulting Issuer, assuming conversion of the Series B Preferred Stock into shares of common stock, (ii) the current Ameri stockholders will own approximately 14.5% of the outstanding equity of the Resulting Issuer, and (iii) the financial advisor to Jay Pharma and Ameri will own approximately 2.5% of the outstanding equity of the Resulting Issuer. If the Reverse Stock Split Proposal is approved and the Resulting Issuer effects the reverse stock split immediately following the Offer, the percentage ownership interest of the Resulting Issuer’s stockholders will not change, except to the extent that the reverse stock split would result in the rounding up of a fractional share issued to a Resulting Issuer stockholder.

Q:	When is the Offer expected to be completed?

A:	Ameri and Jay Pharma anticipate that the Offer will be completed promptly following the Ameri Special Meeting, provided that all other conditions to the completion of the Offer in the Tender Agreement have been satisfied or waived. However, it is possible that the failure to timely meet the closing conditions specified in the Tender Agreement or other factors outside of Ameri’s or Jay Pharma’s control could require Ameri and Jay Pharma to complete the Offer at a later time or not at all. See “THE TENDER AGREEMENT — Conditions to the Completion of the Offer” on page 150 of this proxy statement/prospectus for a more complete summary of the conditions that must be satisfied prior to closing of the Offer.

Q:	What happens if the Offer is not completed or is terminated?

A:	There are certain circumstances under which the Tender Agreement may be terminated. If the Tender Agreement is terminated pursuant to its terms, the Offer will not be completed. If the Offer is not completed for any reason, Jay Pharma equity holders will not receive any Offer consideration or shares of Resulting Issuer common stock for their equity in Jay Pharma pursuant to the Tender Agreement or otherwise. Instead, Ameri and Jay Pharma will remain separate companies, and Ameri expects that its common stock will continue to be registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and traded on The NASDAQ Stock Market. See “THE TENDER AGREEMENT — Termination of the Tender Agreement” beginning on page 168 of this proxy statement/prospectus and “THE TENDER AGREEMENT — Expense Reimbursement upon Termination” beginning on page 169 of this proxy statement/prospectus for information regarding the parties’ specific termination rights.

If the Offer does not close, the board of directors of Ameri may elect to, among other things, attempt to complete another strategic transaction like the Offer, attempt to sell or otherwise dispose of the various assets of Ameri (including continuing with the Spin-Off, subject to shareholder approval of the Spin-Off on a stand-alone basis) or continue to operate the business of Ameri. If the board of directors of Ameri decides to dissolve and liquidate Ameri’s assets, Ameri would be required to pay all of its debts and contractual obligations, and to set aside certain reserves for potential future claims before any payments would be made to stockholders. This would be a lengthy and uncertain process, and there can be no assurances as to the amount of available cash, if any, that would be left to distribute, as well as the timing of any distributions thereof, to Ameri stockholders after paying the debts and other obligations of Ameri and setting aside funds for reserves.

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Q:	What do I need to do now?

A:	After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares, please authorize a proxy to vote your shares promptly so that your shares are represented and voted at the Ameri special meeting.

Q:	What will I receive in the Offer?

A:	If the Offer is completed, Ameri stockholders will not receive any Offer consideration and will continue to hold shares of Ameri common stock.

Shares of Ameri common stock are currently traded on The NASDAQ Stock Market under the symbol “AMRH.” In connection with and immediately prior to the Offer, Ameri will change its name to “[●]” in accordance with Delaware law and seek to change its trading symbol on The NASDAQ Stock Market to “[●].” Ameri stockholders will experience dilution as a result of the issuance of Ameri common stock to the Jay Pharma equity holders in connection with the Offer.

Q:	When and where is the Ameri special meeting?

A:	The Ameri special meeting will be held on [●], 2020, at [●] a.m., Eastern Time, and will be “virtual,” meaning that you can participate in the meeting online at [●] at the appointed time and date. Ameri stockholders are encouraged to access the special meeting before the start time of [●]., Eastern Time on [●], 2020. Please allow ample time for online check-in. Ameri stockholders will not be able to attend the special meeting in person.

Q:	Why are you holding a virtual special meeting?

A:	Due to the public health impact of COVID-19 and to support the health and well-being of Ameri stockholders, this special meeting will be held in a virtual meeting format only. Ameri has designed its virtual format to enhance, rather than constrain, stockholder access, participation and communication. For example, the virtual format allows Ameri stockholders to communicate with Ameri in advance of, and during, the special meeting so they can ask questions of the Ameri board of directors or management, as time permits. It is the present expectation of the Ameri board of directors that future special meetings will have an in-person format.

Q:	What happens if there are technical difficulties during the special meeting?

A:	Ameri will have technicians ready to assist its stockholders with any technical difficulties they may have accessing the virtual special meeting, voting at the special meeting or submitting questions at the special meeting. If Ameri stockholders encounter any difficulties accessing the virtual special meeting during the check-in or meeting time, they should call [●] (toll free) or [●] (international).

Q:	What is being voted on?

A:	At the Ameri special meeting, Ameri stockholders will be asked to consider and vote upon the matters outlined in the accompanying Notice of Special Meeting of Stockholders of Ameri, including the following:

(1) The Ameri Share Issuance Proposal — to approve, for purposes of complying with Nasdaq Listing Rule 5635(a), the issuance of Ameri securities to Jay Pharma equity holders and to other parties in connection with the Offer, the Tender Agreement, and the transactions contemplated thereby, including but not limited to the issuance of shares of Resulting Issuer common stock to Jay Pharma equity holders, warrants to purchase Resulting Issuer common stock to holders of certain outstanding warrants to purchase Jay Pharma common shares, Series B Warrants to purchase Resulting Issuer common stock to be issued to Alpha, shares of Series B Preferred Stock and shares of Resulting Issuer common stock to a financial advisor of Jay Pharma and Ameri, as Offer consideration pursuant to the terms and conditions of the Tender Agreement (the “Ameri Share Issuance Proposal”);

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(2) The Ameri Future Share Issuance Proposal – to approve, for purposes of complying with Nasdaq Listing Rule 5635(a), the potential future issuance of shares of Resulting Issuer common stock pursuant to the anti-dilution terms of the Alpha Securities Purchase Agreement, and certain warrants to be issued to Alpha immediately prior to the completion of the Offer (the “Ameri Future Share Issuance Proposal”);

(3) The Reverse Stock Split Proposal — to approve an amendment to Ameri’s amended and restated certificate of incorporation to effect a reverse stock split with a ratio between 1-for-[●] and 1-for-[●] with respect to the issued and outstanding common stock of the Resulting Issuer immediately following the Offer (the “Reverse Stock Split Proposal”);

(4) The Spin-Off Proposal – to approve that certain Share Purchase Agreement, dated January 10, 2020 (the “Share Purchase Agreement”), by and between Ameri and Ameri100 Inc. (“Private Ameri”) pursuant to which Ameri will contribute, transfer and convey to Private Ameri all of the issued and outstanding equity interests of the existing subsidiaries of Ameri, constituting the entire business and operations of Ameri and its subsidiaries (the “Spin-Off Proposal”);

(5) The A&R Charter Proposal — to approve an amendment and restatement to Ameri’s amended and restated certificate of incorporation (the “A&R Charter Proposal”);

(6) The Incentive Plan Proposal — to approve the 2020 Employee, Director and Consultant Equity Incentive Plan (the “Incentive Plan Proposal”);

(7) The Put Right Proposal — with respect to the warrants issued to Alpha on August 4, 2020 (the “Alpha Warrants”), to approve, in accordance with Nasdaq Listing Standard Rule 5635(d), a put right which would require Ameri to repurchase the unexercised portion of the Alpha Warrants for the sum of $0.60 per warrant share, payable in cash or shares of common stock, at our discretion (the “Put Right Proposal”); and

(8) The Adjournment Proposal — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit the solicitation of additional proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote (the “Adjournment Proposal”).

Q:	Are the proposals conditioned on one another?

A:	The Ameri Share Issuance Proposal and the Spin-Off Proposal are conditioned on each other. Each of the Ameri Future Share Issuance Proposal, Reverse Stock Split Proposal, A&R Charter Proposal, and Incentive Plan Proposal are conditioned on the approval of the Ameri Share Issuance Proposal, but the approval of the Ameri Share Issuance Proposal is not conditioned on the approval of the Ameri Future Share Issuance Proposal, Reverse Stock Split Proposal, A&R Charter Proposal or Incentive Plan Proposal. The Put Right Proposal and the Adjournment Proposal do not require approval of any other proposal to be effective. It is important for you to note that in the event that any proposal does not receive the requisite vote for approval (other than the Put Right Proposal), then Ameri and Jay Pharma will not consummate the Offer unless a relevant closing condition is waived in accordance with the Tender Agreement.

Q:	What will happen if the Reverse Stock Split Proposal is approved?

A:	If the Reverse Stock Split Proposal is approved, Ameri will effect a reverse stock split with a ratio between 1-for-[●] and 1-for-[●] with respect to the issued and outstanding common stock of the Resulting Issuer immediately following the Offer, thereby reducing the total number of outstanding shares of Resulting Issuer common stock from approximately [●] shares to between approximately [●] shares and [●] shares. To the extent that the reverse stock split would result in any stockholders of the Resulting Issuer otherwise owning a fractional share of Resulting Issuer common stock, such share will be rounded up to the nearest whole share. The reverse stock split will affect all stockholders of the Resulting Issuer uniformly and will not change any stockholder’s percentage ownership interest in the Resulting Issuer, except to the extent that the reverse stock split would result in the rounding up of fractional shares. Unless otherwise set forth herein or unless the context indicates otherwise, all share amounts in this proxy statement/prospectus do not give effect to the reverse stock split. You are encouraged to review the proposed amendments to Ameri’s amended and restated certificate of incorporation, a marked copy of which is included in this proxy statement/prospectus as Annex D. The reverse stock split is intended to cause the price of the issued and outstanding common stock of the Resulting Issuer at the effective time to equal at least $6.00, which such reverse stock split is one of the conditions to the closing of the Offer.

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Q:	What constitutes a quorum for the Ameri special meeting?

A:	Pursuant to the bylaws of Ameri (the “Ameri Bylaws”), presence of holders of a majority of the stock entitled to vote at the special meeting is necessary to constitute a quorum to transact business. Stockholders of Ameri common stock present at the special meeting or represented by proxy (including stockholders who abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present. “Broker non-votes,” which are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter, will not be counted for purposes of determining whether a quorum is present.

Pursuant to the Ameri Bylaws, if a quorum in not present, the holders of record present or represented by proxy at such meeting may vote to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is obtained. As of the record date for the special meeting, [●] shares of Ameri common stock would be required to achieve a quorum.

Q:	What is the record date and what does it mean?

A:	The record date to determine the stockholders entitled to notice of and to vote at the special meeting is the close of business on [●], 2020. The record date was established by the Ameri board of directors as required by Delaware law. On the record date, [●] shares of Ameri common stock were issued and outstanding, [●] shares of Ameri preferred stock were issued and outstanding, and [●] Jay Pharma common shares were issued and outstanding.

Q:	Who is entitled to vote at the special meeting?

A:	Holders of Ameri common stock at the close of business on the Ameri record date may vote at the special meeting.

Q:	How many votes do I have?

A:	You are entitled to one vote on each proposal to be considered at the Ameri special meeting for each share of Ameri common stock that you owned as of the close of business on [●], 2020, which is the Ameri record date.

Q:	Why is my vote important?

A:

The Ameri Share Issuance Proposal and the Spin-Off Proposal are conditioned on each other. Each of the Ameri Future Share Issuance Proposal, Reverse Stock Split Proposal, A&R Charter Proposal, and Incentive Plan Proposal are conditioned on the approval of the Ameri Share Issuance Proposal, but the approval of the Ameri Share Issuance Proposal is not conditioned on the approval of the Reverse Stock Split Proposal, A&R Charter Proposal or Incentive Plan Proposal. The Put Right Proposal and the Adjournment Proposal do not require approval of any other proposal to be effective. It is important for you to note that in the event that any proposal (other than the Put Right Proposal) does not receive the requisite vote for approval, then Ameri and Jay Pharma will not consummate the Offer unless a relevant closing condition is waived in accordance with the Tender Agreement.

Q:	How do I vote?

A:	If you are a stockholder of record, you may vote your shares of Ameri common stock on the matters to be presented at the Ameri special meeting in any of the following ways:

●	At the Special Meeting — To vote at the Ameri Special Meeting, you can participate in the meeting online at [●] at the appointed time and date and you will be able to vote by ballot. To ensure that your shares of Ameri common stock are voted at the Ameri special meeting, the Ameri board of directors recommends that you submit a proxy even if you plan to attend the Ameri special meeting. Ameri stockholders will not be able to attend the special meeting in person.

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●	By Mail — To vote using the enclosed proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the enclosed return envelope. If you return your signed proxy card to Ameri before the Ameri special meeting, the persons named as proxies will vote your shares of Ameri common stock as you direct.

●	By Telephone — To vote by telephone, dial the toll-free telephone number located on the enclosed proxy card using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card.

●	By Internet — To vote over the Internet, go to the web address identified on the enclosed proxy card to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card.

If your shares are held in “street name” by a broker, bank or other nominee, please refer to the voting instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Your bank, brokerage firm or other nominee cannot vote your shares without instructions from you. Please note that if your shares are held in “street name” and you wish to vote at the Ameri special meeting, you must obtain a legal proxy from your bank, brokerage firm or other nominee.

Q:	What is the vote required to approve each proposal?

A:

Assuming the presence of a quorum, (i) approval of each of the Ameri Share Issuance Proposal, the Ameri Future Share Issuance Proposal and the Put Right Proposal requires, for purposes of complying with Nasdaq Listing Rule 5635, the affirmative vote of a majority of votes cast; (ii) approval of each of the Incentive Plan Proposal and the Adjournment Proposal require the affirmative vote of a majority of votes cast; and (iii) approval of each of the Reverse Stock Split Proposal, the Spin-Off Proposal and the A&R Charter Proposal require the affirmative vote of holders of at least a majority of the shares of Ameri common stock outstanding and entitled to vote on such matter.

Q:	Do I have any dissenters’ or appraisal rights with respect to any of the matters to be voted on at the Ameri special meeting?

A:	No. Ameri stockholders do not have any dissenters’ or appraisal rights under Delaware law in connection with the proposed Offer or with respect to any of the matters to be voted on at the Ameri special meeting.

Q:	How does Ameri’s board of directors recommend that I vote at the Ameri special meeting?

A:	Ameri’s board of directors unanimously recommends that you vote “for” the Ameri Share Issuance Proposal, “for” the Spin-Off Proposal, “for” the Reverse Stock Split Proposal, “for” the A&R Charter Proposal, “for” the Incentive Plan Proposal and “for” the Adjournment Proposal.

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Q:	What happens if I abstain from voting or fail to instruct my bank or broker?

A:

Ameri will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention or failure to vote will have no effect on the Ameri Share Issuance Proposal, the Ameri Future Share Issuance Proposal or the Put Right Proposal, but it will have the effect of a vote against the Reverse Stock Split Proposal, the Spin-Off Proposal, the A&R Charter Proposal, the Incentive Plan Proposal, the Put Right Proposal or the Adjournment Proposal.

In addition, if you fail to submit a proxy or vote at the Ameri special meeting or fail to instruct your bank or broker how to vote with respect to any of the proposals, it will have no effect on the Ameri Share Issuance Proposal, the Ameri Future Share Issuance Proposal, the Incentive Plan Proposal or the Adjournment Proposal, but will have the effect of a vote against the Reverse Stock Split Proposal, the Spin-Off Proposal and the A&R Charter Proposal, and such failure to vote or submit a proxy or instruct your bank or broker how to vote will prevent your vote from counting towards quorum, and a failure to achieve quorum will require that the meeting be adjourned. Therefore, it is imperative that you either submit a proxy or vote at the Ameri special meeting or provide instructions to your bank or broker on how to vote with respect to any of the proposals.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:

All proxies will be voted in accordance with the instructions contained therein. Signed and dated proxies received by Ameri without an indication of how the stockholder intends to vote on a proposal will be voted in favor of each of the Ameri Share Issuance Proposal, the Ameri Future Share Issuance Proposal, the Reverse Stock Split Proposal, the Spin-Off Proposal, the A&R Charter Proposal, the Incentive Plan Proposal and the Adjournment Proposal.

Q:	What happens if I sell my shares of Ameri common stock before the special meeting?

A:	Only holders of record of Ameri common stock at the close of business on the record date are entitled to notice of the Ameri special meeting and to vote at the Ameri special meeting and any adjournments or postponements of the Ameri special meeting. A complete list of stockholders of record entitled to vote at the Ameri special meeting will be available from ten (10) days before the Ameri special meeting at Ameri’s principal executive office for inspection by stockholders during ordinary business hours for any purpose germane to the Ameri special meeting.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:	No. If you are an Ameri stockholder and your shares are held in “street name” by a broker, bank or other nominee, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of Ameri common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. You may not vote shares held in “street name” by returning a proxy card directly to Ameri or by voting at the Ameri special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee. Further, brokers, banks or other nominees who hold shares of Ameri common stock on behalf of their customers may not give a proxy to Ameri to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other nominees do not have discretionary voting power on these matters. Therefore, if you are a Ameri stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares, your shares will NOT be voted on any of the proposals to be voted upon at the Ameri special meeting, which will have the same effect as described above under “What happens if I abstain from voting or fail to instruct my bank or broker?”

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Q:	Can I attend the Ameri special meeting and vote my shares?

A:	Yes. All holders of Ameri common stock as of the record date, including stockholders of record and stockholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the Ameri special meeting. Holders of record of Ameri common stock can vote at the Ameri special meeting. If you are not a stockholder of record, you must obtain a legal proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote at the Ameri special meeting. If you plan to attend the Ameri special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership.

Q:	Can I change or revoke my vote?

A:	Yes. If you are a holder of record of Ameri common stock, you may revoke any proxy at any time prior to the Ameri special meeting by:

●	attending the Ameri special meeting and voting: your attendance at the Ameri special meeting will not by itself revoke a proxy. You must vote your shares by ballot at the Ameri special meeting to revoke your proxy;

●	voting again by telephone or over the Internet (only your latest telephone or Internet vote submitted prior to the Ameri special meeting will be counted);

●	completing and submitting a new valid proxy card bearing a later date; or

●	sending notice of revocation to Ameri at [●] which notice must be received before [●], Eastern Time, on [●], 2020.

If your shares of Ameri common stock are held in “street name”, your bank, broker or other nominee should provide instructions explaining how you may change or revoke your voting instructions.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:	What will Jay Pharma equity holders receive in the Offer?

A:

If the Offer is completed, (i) the Jay Pharma equity holders other than Alpha will be entitled to receive the number of shares of Ameri common stock issuable in accordance with the Exchange Ratio, and (ii) Alpha will receive shares of Series B Preferred Stock, which are convertible into shares of Resulting Issuer common stock subject to a 9.99% beneficial ownership blocker. Immediately following the completion of the Offer and pursuant to the terms of the applicable Securities Exchange Agreement, each outstanding Jay Pharma option, whether vested or unvested, and warrant that has not previously been exercised will be exchanged for Resulting Issuer stock options and Resulting Issuer warrants, in each case, convertible into the number of shares of Resulting Issuer common stock equal to the Exchange Ratio.

Additionally, Alpha will receive Series B Warrants to purchase the number of shares of Resulting Issuer common stock equal to the product of (i) 8,100,000 and (ii) the Exchange Ratio, prior to giving effect to the proposed reverse stock split pursuant to the Reverse Stock Split Proposal, provided, however, that Alpha is prohibited from exercising such Series B Warrants if Alpha, together with its affiliates, would own more than 9.99% of the total number of shares of Resulting Issuer common stock then issued and outstanding. For more information, see the section titled “THE TENDER AGREEMENT — Treatment of Certain Jay Pharma Securities” on page 151 of this proxy statement/prospectus.

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Q:	Will the value of the Offer consideration change between the date of this proxy statement/prospectus and the time the Offer is completed?

A:	Yes. The Tender Agreement has set the Exchange Ratio formula for the shares of Ameri common stock, and any changes in the market price of Ameri common stock before the completion of the Offer will not affect the number of shares Jay Pharma securityholders will be entitled to receive pursuant to the Tender Agreement. Because Ameri will issue a fixed number of shares of Ameri common stock in exchange for each Jay Pharma share, the value of the Offer consideration that Jay Pharma equity holders will receive in the Offer will depend on the market price of shares of Ameri common stock at the time the Offer is completed. The market price of shares of Ameri common stock when Jay Pharma equity holders receive such shares after the Offer is completed could be greater than, less than or the same as the market price of shares of Ameri common stock on the date of this proxy statement/prospectus. The following table sets forth the closing sale prices per share of Ameri common stock on January 9, 2020, the last full trading day immediately preceding the public announcement of the Original Amalgamation Agreement, on May 22, 2020, the latest practicable date prior to the date of the initial filing of this proxy statement/prospectus, on August 10, 2020, the last full trading day before the announcement of the Offer, and September 14, 2020, the latest practicable date prior to the date of this amended proxy statement/prospectus.

Ameri Common Stock
January 9, 2020	$2.60
May 22, 2020	$1.37
August 10, 2020	$1.91
September 14, 2020	$1.11

Q:	What will happen to the Jay Pharma options and warrants?

A:	Subject to the completion of the Offer and pursuant to the terms of the applicable Securities Exchange Agreement, each outstanding Jay Pharma option, whether vested or unvested, and warrant that has not previously been exercised will be exchanged for Resulting Issuer stock options and Resulting Issuer warrants, in each case convertible into the number of shares of Resulting Issuer common stock equal to the Exchange Ratio. For more information, see the section titled “THE TENDER AGREEMENT — Effects of Offer; Offer Consideration” on page 150 of this proxy statement/prospectus.

Q:	What are the U.S. federal income tax consequences of the Offer to Jay Pharma shareholders?

A:

The Offer should qualify as a tax-deferred transaction within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulations promulgated thereunder, and each of Haynes and Boone, Sheppard, Mullin, Richter & Hampton, LLP and Fogler Rubinoff LLP will deliver an opinion, dated as of the date of closing of the Offer, to Jay Pharma and Ameri, respectively, to the effect that the Offer should qualify as a tax-deferred transaction as described in the tax discussion in “Material U.S. Federal Income Tax Consequences of the Offer - Tax Consequences of the Offer Generally,” and that the discussion set forth in “Material U.S. Federal Income Tax Consequences of the Offer”, insofar as it presents legal conclusions with respect to matters of U.S. federal income tax law, subject to the limitations and qualifications referred to therein, accurately sets forth the material U.S. federal income tax consequences of the Offer. Jay Pharma shareholders and warrant holders generally should not recognize gain or loss for U.S. federal income tax purposes upon the exchange of their Jay Pharma shares for shares of Resulting Issuer common stock, and on the exchange of their Jay Pharma warrants for Resulting Issuer warrants in connection with the Offer. If the Internal Revenue Service or a court determines that the Offer should not be treated as a reorganization pursuant to Section 368(a) of the Code, then the Offer should qualify as a tax-deferred transaction under Section 351 of the Code and a U.S. holder of Jay Pharma common shares and warrants would recognize taxable gain or loss upon the exchange of Jay Pharma common shares and warrants for Ameri common stock and warrants pursuant to the Offer.

For further information, see “THE OFFER — U.S. Federal Income Tax Considerations” on page 142 of this proxy statement/prospectus.

The U.S. federal income tax consequences described above may not apply to all equity holders of Jay Pharma. Jay Pharma equity holders’ tax consequences may depend on their individual situation. Accordingly, Jay Pharma equity holders should consult their independent tax advisors for a full understanding of the particular tax consequences of the Offer to them.

Q:	What interests do Jay Pharma’s current executive officers and directors have in the Offer?

A:	Jay Pharma’s directors and executive officers may have interests in the Offer that are different from, or in addition to or in conflict with, those of Jay Pharma shareholders generally. These interests include:

●	continuing service of certain members of the board of directors of Jay Pharma as directors of the Resulting Issuer and executive officers of Jay Pharma as executive officers of the Resulting Issuer following the completion of the Offer;

●	as current shareholders of Jay Pharma, certain of Jay Pharma’s directors and executive officers will obtain an ownership stake in the Resulting Issuer after the closing of the Offer;

●	each outstanding option of Jay Pharma held by Jay Pharma’s directors and executive officers will be exchanged for a stock option of the Resulting Issuer, and Resulting Issuer common stock will be issued upon the exercise of such options; and

●	continued indemnification of current directors and officers of Jay Pharma and expected continuation of coverage from directors’ and officers’ liability insurance after the Offer.

Q:	Who can help answer my questions?

A:	The information provided above in this “Question and Answer” format is for your convenience only and is merely a summary of the information contained in this proxy statement/prospectus. Ameri urges you to carefully read this entire proxy statement/prospectus, including the documents referred to herein or otherwise incorporated by reference. If you have any questions, or need additional material, please feel free to contact:

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AMERI Holdings, Inc.:

4080 McGinnis Ferry Road, Suite 1306

Alpharetta, Georgia, 30005

Attention: Corporate Secretary

Telephone: (770) 935-4152

E-mail: Barry.Kostiner@ameri100.com

Or

Ameri’s Proxy Solicitor:

Strategic Shareholder Advisor and Proxy Solicitation Agent

745 Fifth Avenue, 19th Floor, New York, NY 10151

North American Toll Free Phone:

1-888-302-5741

Email: contactus@kingsdaleadvisors.com

Call Collect Outside North America: 416-867-2272

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QUESTIONS AND ANSWERS ABOUT THE SPIN-OFF

Q:	What will happen under the Share Purchase Agreement?

A:	At the closing of the transactions contemplated by the Share Purchase Agreement, which is expected to occur immediately following the closing of the Offer, subject to approval of the Spin-Off Proposal, Ameri will consummate the Spin-Off and all of the issued and outstanding shares of Series A preferred stock of Ameri shall be redeemed for an equal number of shares of Series A preferred stock of Private Ameri (“Private Ameri Preferred Stock”). Ameri will contribute, transfer and convey to Private Ameri all of the issued and outstanding equity interests of the existing subsidiaries of Ameri, constituting the entire business and operations of Ameri and its subsidiaries. Private Ameri will assume the liabilities of such subsidiaries. Ameri will not receive any Following the Offer and the transactions contemplated by the Share Purchase Agreement, it is anticipated that the Resulting Issuer will focus its resources exclusively on executing Jay Pharma’s current business plan.

Q:	What will Ameri securityholders receive in the Spin-Off?

A:

Holders of the issued and outstanding shares of Series A preferred stock of Ameri will receive an equal number of shares of Private Ameri Preferred Stock.

Holders of shares of Ameri common stock will not receive any consideration in the Spin-Off. Ameri will contribute, transfer and convey to Private Ameri all of the issued and outstanding equity interests of the existing operating subsidiaries of Ameri (including all assets and the assumption of all liabilities), constituting the entire business and operations of Ameri and its subsidiaries.

Q:	When is the Spin-Off expected to be completed?

A:

Ameri anticipates that the Spin-Off will be consummated promptly following the Ameri Special Meeting, provided that all other conditions to the consummation of the Spin-Off in the Share Purchase Agreement have been satisfied or waived. However, it is possible that the failure to timely meet the closing conditions specified in the Share Purchase Agreement or other factors outside of Ameri’s or Jay Pharma’s control could require Ameri to complete the Spin-Off at a later time or not at all. See “SHARE PURCHASE AGREEMENT — Conditions to the Closing of the Spin-Off” on page 185 of this proxy statement/prospectus for a more complete summary of the conditions that must be satisfied prior to closing of the Offer.

Q:	What happens if the Spin-Off is not consummated or is terminated?

A:	There are certain circumstances under which the Share Purchase Agreement may be terminated. If the Share Purchase Agreement is terminated pursuant to its terms, the Spin-Off and the Offer will not be consummated. If this happens, Ameri and Jay Pharma will remain separate companies, and Ameri expects that its common stock will continue to be registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and traded on The NASDAQ Stock Market.

Q:	Is there a break-up fee under the Share Purchase Agreement?

A:	If the Share Purchase Agreement is terminated, neither party will have any continuing obligations other than confidentiality requirements, the miscellaneous provisions and liability for any fraud, willful misconduct or intentional breach of the Share Purchase Agreement, except that if the agreement is terminated in connection with the fiduciary out as described in the preceding sentence, Ameri will be required to pay to Private Ameri a termination fee equal to Private Ameri’s transaction expenses, up to a maximum of $300,000.

Q:	What interests do Ameri’s current executive officers and directors have in the Spin-Off?

A:

Ameri’s directors and executive officers may have interests in the Spin-Off that are different from, or in addition to or in conflict with, yours.

Srinidhi “Dev” Devanur, our executive Chairman, is the owner of 90% of the common equity of Private Ameri. Brent Kelton, our Chief Executive Officer, is the owner of 10% of the common equity of Private Ameri. Additionally, Barry Kostiner will enter into a consulting agreement with the Resulting Issuer if both the Spin-Off and Offer are completed.

These interests may influence Ameri’s directors in making their recommendation that you vote in favor of the approval of the Spin-Off and other proposals.

Q:	Are the proposals conditioned on one another?

A:	The Ameri Share Issuance Proposal and the Spin-Off Proposal are conditioned on each other. Each of the Ameri Future Share Issuance Proposal, Reverse Stock Split Proposal, A&R Charter Proposal, and Incentive Plan Proposal are conditioned on the approval of the Ameri Share Issuance Proposal, but the approval of the Ameri Share Issuance Proposal is not conditioned on the approval of the Ameri Future Share Issuance Proposal, Reverse Stock Split Proposal, A&R Charter Proposal or Incentive Plan Proposal. The Put Right Proposal and the Adjournment Proposal do not require approval of any other proposal to be effective. It is important for you to note that in the event that any proposal does not receive the requisite vote for approval, then the Offer will not be consummated unless a relevant closing condition is waived in accordance with the Tender Agreement.

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SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/ prospectus and may not contain all of the information that is important to you. You are urged to carefully read this entire document, including the annexes, and the other documents to which Ameri and Jay Pharma refer for a more complete understanding of the Offer. In addition, Ameri and Jay Pharma encourage you to read the information about Ameri in the section titled “Information About Ameri” beginning on page 237 of this proxy statement/prospectus, which includes important business and financial information about Ameri, and to read the information in the section titled “Information About Jay Pharma” beginning on page 255 of this proxy statement/prospectus, which includes important business and financial information about Jay Pharma. Stockholders of Ameri may obtain additional information about Ameri without charge by following the instructions in the section titled “Where You Can Find More Information” beginning on page 295 of this proxy statement/prospectus. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

This summary and the balance of this document contain forward-looking statements about events that are not certain to occur, and you should not place undue reliance on those statements. Please carefully read “Cautionary Statement Regarding Forward-Looking Statements” on page 99 of this document.

The Companies (see page 101)

AMERI Holdings, Inc.

4080 McGinnis Ferry Road, Suite 1306

Alpharetta, Georgia, 30005

(770) 935-4152

AMERI Holdings, Inc. was incorporated under the laws of the State of Delaware in February 1994 as Spatializer Audio Laboratories, Inc., which was a shell company immediately prior to the completion of a “reverse merger” transaction on May 26, 2015, whereby Ameri100 Acquisition, Inc., a Delaware corporation and newly created, wholly owned subsidiary, was merged with and into Ameri and Partners Inc. (“Ameri and Partners”), a Delaware corporation (the “Merger”). As a result of the Merger, Ameri and Partners became Ameri’s wholly owned subsidiary with Ameri and Partners’ former stockholders acquiring a majority of the outstanding shares of Ameri common stock. The Merger was consummated under Delaware law pursuant to an Agreement of Merger and Plan of Reorganization, dated as of May 26, 2015 (the “Merger Agreement”), and in connection with the Merger, Ameri changed its name to AMERI Holdings, Inc. Ameri does business under the brand name “Ameri100”. Ameri Holdings, Inc., along with its eleven operating subsidiaries, provides SAP cloud, digital and enterprise services to clients worldwide.

Ameri’s common stock trades on The NASDAQ Stock Market under the symbol “AMRH.”

Additional information about Ameri can be found in the sections titled “INFORMATION ABOUT AMERI — Overview” beginning on page 237, “INFORMATION ABOUT AMERI — Ameri Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 243 and Ameri’s financial statements included elsewhere in this proxy statement/prospectus.

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Jay Pharma Inc.

4851 Tamiami Trail N, Suite 200

Naples, FL 34103

(239) 302-1707

Jay Pharma Inc., a Canada corporation, was originally incorporated under the Canada Business Corporations Act on April 19, 2017 as Jay Resources Inc. Jay Pharma is an early-development-stage biopharmaceutical and wellness company that is seeking to develop innovative, evidence-based cannabinoid products and combination therapies to address unmet needs in cancer care.

Additional information about Jay Pharma can be found in the sections titled “INFORMATION ABOUT JAY PHARMA — Business Overview” beginning on page 255, “INFORMATION ABOUT JAY PHARMA — Jay Pharma Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 274 and Jay Pharma’s financial statements included elsewhere in this proxy statement/prospectus.

The Offer (see page 124)

The Tender Agreement (see page 150 and Annex A)

On August 12, 2020, Ameri, Jay Pharma and the other signatories thereto entered into the Tender Agreement. The Tender Agreement terminates and replaces in its entirety the Original Amalgamation Agreement, dated as of January 10, 2020, by and among the parties thereto. The Tender Agreement is the legal document governing the Offer and is included in this proxy statement/prospectus as Annex A. All descriptions in this Summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the Offer are qualified in their entirety by reference to the full text of the Tender Agreement. Please read the Tender Agreement carefully for a more complete understanding of the Offer.

The Offer

Pursuant to the Tender Agreement, Ameri agreed to make a tender offer to purchase all of the outstanding common shares of Jay Pharma for the number of shares of Resulting Issuer common stock equal to the Exchange Ratio. Under the terms of the Offer, Ameri common stockholders will continue to hold the same amount of shares of Resulting Issuer common stock that they held of Ameri common stock prior to the Offer. Upon the completion of the Offer, Jay Pharma will become a wholly-owned subsidiary of Ameri. Subsequent to the transactions described in this proxy statement/prospectus, the common stockholders of Ameri will no longer hold any ownership interest in the historical business and operations of Ameri. The business and operations of the Resulting Issuer will solely consist of the business and operations of Jay Pharma.

Effects of Offer; Offer Consideration

Pursuant to the terms of the Tender Agreement, the Offer commences on the date the Registration Statement is declared effective by the SEC and expires on January 1, 2021, or such other date as mutually agreed to by the parties. On the earliest date as of which (a) sufficient shares have been tendered that Ameri will hold 100% of the issued and outstanding common stock of Jay Pharma and (b) Ameri shall have entered into the Exchange Agreements more fully described below (the “Minimum Tender Condition”), Ameri will have the obligation to accept and exchange the common stock of Jay Pharma tendered for exchange for the number of Ameri shares issuable in accordance with the Exchange Ratio (the “Offer Price”). Though Ameri may modify the terms of the Offer, Ameri may not do any of the following without the prior written consent of Jay Pharma and Alpha:

●	change or waive the Minimum Tender Condition;

●	decrease the number of shares of common stock of Jay Pharma sought to be purchased by Ameri in the Offer;

●	reduce the Offer Price;

●	extend or otherwise change the expiration date of the Offer (except as extended by the mutual agreement of the parties);

●	change the form of consideration payable in the Offer; or

●	otherwise amend, modify or supplement the conditions or terms of the Offer in a manner that adversely affects, or would be reasonably expected to adversely affect, the holders of the shares of common stock of Jay Pharma in any material respect.

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As a result of the issuance of the Offer consideration and the Offer, the Resulting Issuer will issue, or will be required to issue upon exchange, prior to giving effect to the proposed reverse stock split discussed below:

●	19,275,533 shares of its common stock to Jay Pharma equity holders, in each case, in exchange for their Jay Pharma common shares;

●	1,640,075 shares of its common stock to Tikkun in exchange for the Tikkun Shares, in exchange for their Jay Pharma common shares;

●	1,116,421 shares of its common stock to be issued to a financial advisor of Jay Pharma and Ameri;

●	4,931,536 shares of its Series B Preferred Stock that are convertible into approximately 4,931,536 shares of its common stock in exchange for the Alpha Nominal Shares;

●	3,745,098 shares of Series B Preferred Stock convertible into the number of shares of Resulting Issuer common stock equal to the product of (i) the Exchange Ratio and (ii) (A) the sum of (1) the amount of the Alpha Investment and (2) the amount of the Note, divided by (B) the per share price derived from (1) $40,000,000 divided by (2) the number of shares of Jay Pharma common stock outstanding immediately prior to the effective time, but excluding any shares of Jay Pharma common stock issued or issuable (x) pursuant to the conversion of the Note and the Alpha Investment or (y) the warrants to purchase up to 7% of Jay Pharma common stock issued pursuant to the placement agent agreement by and between Jay Pharma and Palladium, in exchange for the shares of Jay Pharma common stock Alpha will receive immediately prior to the completion of the Offer upon the conversion of the Note and the completion of the Alpha Investment;

●	(i) warrants to purchase up to 1,498,039 shares of its common stock with an exercise price of $2.35 per share to Alpha, in exchange for Jay Pharma Series A Warrants that Alpha will receive upon the conversion of the Note immediately prior to the completion of the Offer, (ii) warrants to purchase up to 2,247,059 shares of its common stock with an exercise price of $2.35 per share to Alpha, in exchange for the Jay Pharma Series A Warrants that Alpha will receive in connection with the Alpha Investment in Jay Pharma, and (iii) warrants to purchase up to 257,156 shares of its common stock in exchange for the warrants to purchase up to 7% of Jay Pharma common stock issued pursuant to the placement agent agreement by and between Jay Pharma and Palladium immediately prior to the completion of the Offer;

●	options to purchase 2,551,815 shares of its common stock, with exercise prices pursuant to the terms of such options, in exchange for options to purchase 4,022,803 common shares of Jay Pharma;

●	warrants to purchase 990,305 shares of its common stock, with exercise prices pursuant to the terms of such warrants, in exchange for warrants to purchase 1,561,195 common shares of Jay Pharma;

●	Series B Warrants to purchase the number of shares of its common stock equal to the product of (i) 8,100,000 and (ii) the Exchange Ratio at an exercise price of $0.01 to Alpha; and

●	8,676,634 shares of common stock deliverable upon the conversion of the Series B Preferred Stock.

Upon completion of the Offer and the transactions contemplated in the Tender Agreement, (i) Jay Pharma equity holders, including parties acquiring common shares of Jay Pharma pursuant to the transactions summarized above and who shall receive Series B Preferred Stock in the Offer, will own approximately 83% of the outstanding equity of the Resulting Issuer, assuming conversion of the Series B Preferred Stock, (ii) the current Ameri stockholders will own approximately 14.5% of the outstanding equity of the Resulting Issuer, and (iii) the financial advisor to Jay Pharma and Ameri will own approximately 2.5% of the outstanding equity of the Resulting Issuer. As a significant investor in Jay Pharma, Alpha will receive Series B Preferred Stock in the Offer instead of common stock of the Resulting Issuer, which is subject to a beneficial ownership blocker of 9.99%.

Additionally, Alpha will receive Series B Warrants to purchase the number of pre-reverse stock split shares of Resulting Issuer common stock equal to the product of (i) 8,100,000 and (ii) the Exchange Ratio, provided, however, that Alpha is prohibited from exercising such Series B Warrants if Alpha, together with its affiliates, would own more than 9.99% of the total number of shares of Resulting Issuer common stock then issued and outstanding. Alpha’s total potential ownership interest in the Resulting Issuer is 28.3% without giving effect to the beneficial ownership limitations in its Resulting Issuer securities.

The Series A Warrants to purchase 5,791,445 common shares of Jay Pharma to be issued to Alpha upon conversion of the Note and the completion of the Alpha Investment and the outstanding warrants to purchase 1,561,195 common shares of Jay Pharma will be exchanged for warrants to purchase pre-reverse stock split shares of Resulting Issuer common stock equal to the number of common shares of Jay Pharma underlying such outstanding Jay Pharma warrants multiplied by the Exchange Ratio, with the exercise price of such converted warrants determined by dividing the exercise price of the Jay Pharma warrant by the Exchange Ratio.

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Pursuant to the Tender Agreement and the relevant exchange agreement, each option and warrant to purchase common shares of Jay Pharma will be exchanged for an option or warrant to purchase a number of shares of Ameri common stock representing the number of Jay Pharma common shares of for which the exchanged option or warrant was exercisable multiplied by the Exchange Ratio. The exercise price for each option or warrant will be proportionately adjusted.

Ameri will not issue any fractional shares of Ameri common stock in the Offer. Jay Pharma shareholders who would otherwise be entitled to a fraction of a share representing one-half (1/2) or more of a share of Ameri common stock upon the completion of the Offer (after aggregating all fractional shares of Ameri common stock to be received by such holder) will instead receive from Ameri one full share of Ameri common stock (i.e., rounded up to the nearest whole share). If that fraction of a share represents less than one-half (1/2) of a share of Ameri common stock, the number of shares of Ameri common stock to be received will be rounded down to the nearest whole share.

For a full description of the Offer consideration, see the sections titled “THE OFFER” beginning on page 124 and “THE TENDER AGREEMENT — The Offer” beginning on page 150 of this proxy statement/prospectus.

Ancillary Transactions and Agreements (see page 171)

Pursuant to the Tender Agreement, Jay Pharma and Ameri, as applicable, will complete certain transactions pursuant to the relevant transaction documents, including (i) the Alpha Bridge Loan, (ii) the Series B Warrants, (iii) the Alpha Investment, (iv) the Securities Exchange Agreements, (v) the Certificate of Designation for the Series B Preferred Stock; (vi) the Tikkun IP Assignments and License Agreements, (vii) the Nominal Share Purchase Agreement, (viii) the Lock-Up/Leak-Out Agreements, (ix) the Palladium Placement Agent and Merger Advisory Agreement for Jay Pharma, (x) the Palladium Placement Agent and Merger Advisory Agreement for Ameri, (xi) the Letter of Transmittal, (xii) the Share Purchase Agreement, and (xiii) the Exchange Agreements. For a full description of the Jay Pharma ancillary agreements, see the sections titled “THE OFFER — Ancillary Transactions and Agreements” beginning on page 144 and “THE ANCILLARY AGREEMENTS” beginning on page 171 of this proxy statement/prospectus.

Alpha Bridge Loan (see page 171 and Annex G-1)

At the signing of the Original Amalgamation Agreement, Jay Pharma issued the Secured Promissory Note to Alpha, dated as of January 10, 2020 (the “Original Note”), pursuant to which Alpha loaned $1,500,000 to Jay Pharma in connection with, and as a condition to, the Original Amalgamation Agreement (as amended, the “Alpha Bridge Loan”). The Original Note was amended on June 23, 2020 to account for an additional $500,000 investment by Alpha, increasing the principal amount to $2,000,000. The Original Note was further amended on August 12, 2020, to account for the termination of the Original Amalgamation Agreement and the change in the structure of the transaction from an amalgamation to a stock-for-stock exchange offer (the “Third Note Amendment”). The terms described in the following paragraphs reflect the terms of the Original Note as amended by the Third Note Amendment (the “Note”).

The Note is secured, pursuant to the Security Agreement by and between Jay Pharma and Alpha, dated as of January 10, 2020 (the “Security Agreement”), by all of the assets of Jay Pharma. The Note carries an annual interest rate of 7%, calculated daily.

Upon the satisfaction of the closing conditions to the Offer, the Note shall convert into 2,361,627 common shares of Jay Pharma and Series A Warrants to purchase 2,361,627 common shares of Jay Pharma at an exercise price of $1.07 per Jay Pharma common share, assuming that the closing of the Offer occurs on or before January 1, 2021. Pursuant to the Tender Agreement and the terms of the Alpha Exchange Agreement, such Jay Note Securities, together with the Alpha Investment Securities shall be exchanged for (i) with regard to the common shares of Jay Pharma held by Alpha, the number of shares of Series B Preferred Stock convertible into 3,745,098 shares of Resulting Issuer common stock, which is equal to the product of (A) the Exchange Ratio and (B) (1) the sum of (a) the amount of the Alpha Investment and (b) the amount of the Note, divided by (2) the per share price derived from (a) $40,000,000 divided by (b) the number of shares of Jay Pharma common stock outstanding immediately prior to the effective time, but excluding any shares of Jay Pharma common stock issued or issuable (x) pursuant to the conversion of the Note and the Alpha Investment or (y) the warrants to purchase up to 7% of Jay Pharma common stock issued pursuant to the placement agent agreement by and between Jay Pharma and Palladium, and (ii) with regard to the Series A Warrants of Jay Pharma held by Alpha, warrants to purchase up to 3,745,098 shares of common stock of the Resulting Issuer at an exercise price of $2.35 per share, in each case, prior to giving effect to the proposed reverse stock split.

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If the Tender Agreement is terminated without Alpha’s prior written consent and without meeting certain other conditions in the Tender Agreement, Jay Pharma is required to repay the entire outstanding principal balance of the Note plus all accrued and unpaid interest thereon and any other sums payable to Alpha directly in connection with the Note.

First Note Amendment

On May 6, 2020, Jay Pharma and Alpha entered into an amendment to the Note (the “First Note Amendment”). The First Note Amendment revised the maturity date of the Note. Prior to the First Note Amendment, the maturity date of the Note was the earlier of (a) July 6, 2020 and (b) an event of default that accelerates the maturity of the Note. Following the First Note Amendment, the maturity date of the Note was revised to be the earlier of (a) September 30, 2020 and (b) an event of default that accelerates the maturity of the Note. The First Note Amendment also revised the event of default regarding a failure of the amalgamation to be consummated by March 31, 2020 to extend such date to September 30, 2020.

Second Note Amendment

On June 23, 2020, Jay Pharma and Alpha entered into a second amendment to the Note (the “Second Note Amendment”). The Second Note Amendment revised the principal amount of the Note from $1,500,000 to $2,000,000, which was deemed advanced as the of date of the Second Note Amendment. The rights and securities granted to Alpha under the terms of the Note were extended to the additional $500,000 advance contemplated by the Second Note Amendment pursuant to the terms of the Second Note Amendment.

Third Note Amendment

On August 12, 2020, Jay Pharma and Alpha entered into the Third Note Amendment. The Third Note Amendment extended the maturity date to be the earlier of (a) January 1, 2021 and (b) an event of default that accelerates the maturity of the Note. The Third Note Amendment also revised the Note to account for the change in structure from an amalgamation to a stock-for-stock exchange offer. As a result, references to the Original Amalgamation Agreement and the amalgamation were revised to be references to the Tender Agreement and the Offer. The Third Note Amendment also revised the event of default regarding a failure of the amalgamation to be consummated by March 31, 2020 to be an event of default if the Offer was not consummated by January 1, 2021.

For a full description of the Note, the Note Amendment and the Alpha Bridge Loan, see the section titled “ANCILLARY AGREEMENTS – Alpha Bridge Loan” beginning on page 171 of this proxy statement/prospectus and Annexes G-1, G-2, G-3 and G-4, respectively. The foregoing summary of the terms of the Note and the Note Amendment is qualified in its entirety by reference to the provisions of the Note and the Note Amendment.

Series B Warrants (see page 167 and Annex I)

Upon the completion of the Offer, the Resulting Issuer will provide Alpha with the Series B Warrants to purchase the number of pre-reverse stock split shares of common stock of the Resulting Issuer equal to the product of (i) 8,100,000 and (ii) the Exchange Ratio at an exercise price of $0.01 to Alpha, as set forth in, and pursuant to the terms of, the Series B Common Stock Purchase Agreement, by and between Jay Pharma and Alpha dated May 6, 2020 (the “Series B Common Stock Purchase Agreement”). The Series B Warrants have a five-year term beginning on the 90th day after the later of the last day of the lock-up/leak-out period, which is described under “— Lock-Up/Leak-Out Agreements” beginning on page 177. If Alpha chooses to exercise the Series B Warrants, Alpha may elect, at its own option, to exercise the Series B Warrants on a cashless basis. Alpha may not exercise the Series B Warrants to the extent such exercise would result in Alpha and its affiliates owning more than 9.99% of the Resulting Issuer. The number of shares issuable under the terms of the Series B Common Stock Purchase Agreement are adjustable for stock dividends and splits. Additionally, Alpha shall have the right to participate in subsequent rights offerings or pro rata distributions with respect to the equity of the Resulting Issuer or any fundamental transaction involving the Resulting Issuer as more fully described in the Series B Common Stock Purchase Agreement.

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For a full description of the Series B Warrants, see the section titled “ANCILLARY AGREEMENTS – Series B Warrants” beginning on page 175 of this proxy statement/prospectus and Annex I. The foregoing summary of the terms of the Series B Warrants is qualified in its entirety by reference to the provisions of the Series B Warrants.

Alpha Investment (see page 172 and Annexes H-1 and H-2)

At the signing of the Original Amalgamation Agreement, Alpha entered into a Securities Purchase Agreement, dated as of January 10, 2020, with Jay Pharma (the “Original Alpha Securities Purchase Agreement”), pursuant to which Alpha agreed, subject to the terms and conditions thereof, to purchase common shares of Jay Pharma and warrants to purchase Jay Pharma’s common shares for an aggregate total purchase price of $3,500,000 (the “Alpha Investment”).

The Original Alpha Securities Purchase Agreement was amended on August 12, 2020 (as discussed further below), to account for the termination of the Original Amalgamation Agreement and the change in the structure of the transaction from an amalgamation to a stock-for-stock exchange offer (the “Third Alpha SPA Amendment”). The terms described in the following paragraphs reflect the terms of the Alpha Securities Purchase Agreement as amended by the Second Alpha SPA Amendment (the “Alpha Securities Purchase Agreement”). The closing of the Alpha Investment is conditioned upon the satisfaction or waiver of the conditions set forth in the Tender Agreement.

Upon the closing of the Alpha Investment under the Alpha Securities Purchase Agreement immediately prior to the Offer, Alpha will receive approximately 3,542,441 common shares of Jay Pharma and Series A Warrants to purchase 3,542,441 common shares of Jay Pharma at an exercise price of $2.35 per common share (the “Alpha Investment Securities”). Pursuant to the terms of the Tender Agreement and the Alpha Exchange Agreement, upon the satisfaction of the closing conditions to the Offer, the Alpha Investment Securities will be exchanged for (i) with regard to the common shares of Jay Pharma held by Alpha, the number of shares of Series B Preferred Stock convertible into 3,745,098 shares of Resulting Issuer common stock, which is equal to the product of (A) the Exchange Ratio and (B) (1) the sum of (a) the amount of the Alpha Investment and (b) the amount of the Note, divided by (2) the per share price derived from (a) $40,000,000 divided by (b) the number of shares of Jay Pharma common stock outstanding immediately prior to the effective time, but excluding any shares of Jay Pharma common stock issued or issuable (x) pursuant to the conversion of the Note and the Alpha Investment or (y) the warrants to purchase up to 7% of Jay Pharma common stock issued pursuant to the placement agent agreement by and between Jay Pharma and Palladium, and (ii) with regard to the Series A Warrants of Jay Pharma held by Alpha, warrants to purchase up to 3,745,098 shares of common stock of the Resulting Issuer at an exercise price of $2.35 per share, in each case, prior to giving effect to the proposed reverse stock split. The Resulting Issuer warrants will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. The exercise price and number of shares of Resulting Issuer common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting the Resulting Issuer common stock and the exercise price. The Series B Preferred Stock of the Resulting Issuer and the warrants to purchase Resulting Issuer common stock to be issued to Alpha are convertible or exercisable, as applicable, subject to a 9.99% beneficial ownership blocker.

First Amendment to Alpha Securities Purchase Agreement

On June 23, 2020, Jay Pharma and Alpha entered into the Second Note Amendment. The Second Note Amendment also amended the Alpha Securities Purchase Agreement to reduce the amount of the investment in Jay Pharma’s shares and Series A Warrants from $3,500,000 to $3,000,000.

Second Amendment to Alpha Securities Purchase Agreement

On August 12, 2020, Jay Pharma and Alpha entered into a second amendment to the Alpha Securities Purchase Agreement (the “Second Alpha SPA Amendment”). The Second Alpha SPA Amendment revised the formula regarding the securities to be issued to Alpha in connection with the closing of the amalgamation to match the formula set forth in the Original Amalgamation Agreement. Additionally, the Second Alpha SPA amended the termination rights under the Alpha Securities Purchase Agreement to extend the termination date from July 7, 2020 to September 30, 2020.

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Third Amendment to Alpha Securities Purchase Agreement

On August 12, 2020, Jay Pharma and Alpha entered into the Third Alpha SPA Amendment. The Third Alpha SPA Amendment revised the references to the Original Amalgamation Agreement and amalgamation to be references to the Tender Agreement and the Offer, as applicable, in order to account for the change in transaction structure from an amalgamation to a stock-for-stock exchange offer. Additionally, the Third Alpha SPA Amendment amended the termination rights under the Alpha Securities Purchase Agreement to extend the termination date from September 30, 2020 to January 1, 2021.

For a full description of the Alpha Securities Purchase Agreement and the Alpha Investment, see the section titled “ANCILLARY AGREEMENTS – Alpha Investment” beginning on page 172 of this proxy statement/prospectus and Annexes H-1 and H-2. The foregoing summary of the terms of the Alpha Securities Purchase Agreement is qualified in its entirety by reference to the provisions of the Alpha Securities Purchase Agreement.

Securities Exchange Agreements

Option Exchange Agreements

Pursuant to the terms of the Tender Agreement, prior to the closing of the Offer, Ameri will enter into exchange agreements with each of the holders of Jay Pharma options (the “Option Exchange Agreements”). Pursuant to the terms of the Option Exchange Agreements, each outstanding Jay Pharma option shall be exchanged for Resulting Issuer options to purchase a number of shares of Resulting Issuer common stock equal to the Exchange Ratio on substantially the same terms as those contained in the stock option plan of the Resulting Issuer and each such Jay Pharma option shall be cancelled. The exercise price for each share of Resulting Issuer common stock underlying a Resulting Issuer option will be equal to the exercise price per share of Jay Pharma common stock under the Jay Pharma option in effect immediately prior to the completion of the Offer, as adjusted to reflect the proposed reverse stock split and Exchange Ratio and applicable currency exchange ratio. Jay Pharma and Ameri intend that the exchange of all Jay Pharma options for Resulting Issuer options will occur on a rollover basis pursuant to subsection 7(1.4) of the Tax Act and that any relevant adjustments to the exercise price of the Resulting Issuer options shall be made to reflect this intention, and that the foregoing treatment of Jay Pharma options is fair and reasonable in light of the circumstances of the transaction. The consummation of the transactions contemplated by the Option Exchange Agreements are conditioned upon the completion of the Offer.

Warrant Exchange Agreements

Pursuant to the terms of the Tender Agreement, prior to the closing of the Offer, Ameri will enter into exchange agreements with the holders of Jay Pharma warrants (the “Warrant Exchange Agreements). Pursuant to the terms of the Warrant Exchange Agreements, each outstanding Jay Pharma warrant shall be exchanged for Resulting Issuer warrants to purchase the number of shares of Resulting Issuer common stock equal to the Exchange Ratio on substantially economically equivalent terms and each such Jay Pharma warrant shall be cancelled. The exercise price for each share of Resulting Issuer common stock underlying a Resulting Issuer warrant will be equal to the exercise price per share of Jay Pharma common stock under the Jay Pharma warrant in effect immediately prior to the completion of the Offer, as adjusted to reflect the proposed reverse stock split and Exchange Ratio and the applicable currency exchange ratio. The consummation of the transactions contemplated by the Warrant Exchange Agreements are conditioned upon the completion of the Offer.

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Alpha Exchange Agreement

Pursuant to the terms of the Tender Agreement, prior to the closing of the Offer, Ameri will enter into an exchange agreement with Alpha (the “Alpha Exchange Agreement” and, together with the “Option Exchange Agreements” and the “Warrant Exchange Agreements,” the “Securities Exchange Agreements”). Pursuant to the terms of the Alpha Exchange Agreement, the Alpha Investment Securities and the Jay Note Securities will be exchanged for (i) with regard to the common shares of Jay Pharma held by Alpha, the number of shares of Series B Preferred Stock convertible into 3,745,098 shares of Resulting Issuer common stock, which is equal to the product of (A) the Exchange Ratio and (B) (1) the sum of (a) the amount of the Alpha Investment and (b) the amount of the Note, divided by (2) the per share price derived from (a) $40,000,000 divided by (b) the number of shares of Jay Pharma common stock outstanding immediately prior to the effective time, but excluding any shares of Jay Pharma common stock issued or issuable (x) pursuant to the conversion of the Note and the Alpha Investment or (y) the warrants to purchase up to 7% of Jay Pharma common stock issued pursuant to the placement agent agreement by and between Jay Pharma and Palladium, and (ii) with regard to the Series A Warrants of Jay Pharma held by Alpha, warrants to purchase up to 3,745,098 shares of common stock of the Resulting Issuer at an exercise price of $2.35 per share, in each case, prior to giving effect to the proposed reverse stock split. Additionally, the Alpha Nominal Shares (as described further below) will be exchanged for 4,931,536 shares of Series B Preferred Stock that are convertible into up to 4,931,536 shares of Resulting Issuer common stock, prior to giving effect to the reverse stock split proposed under the Reverse Stock Split Proposal. The Series B Preferred Stock of the Resulting Issuer and the warrants to purchase Resulting Issuer common stock to be issued to Alpha are convertible or exercisable, as applicable, subject to a 9.99% beneficial ownership blocker. The consummation of the transactions contemplated by the Alpha Exchange Agreement are conditioned upon the completion of the Offer.

Series B Preferred Stock (see page 175 and Annex J)

In connection with the Offer, the Resulting Issuer will create a class of non-voting Series B Preferred Stock. Each share of Series B Preferred Stock will be convertible into one share of Resulting Issuer common stock (subject to adjustment) at any time at the option of the holders, provided that each holder would be prohibited from converting Series B Preferred Stock into shares of Resulting Issuer common stock if, as a result of such conversion, any such holder, together with its affiliates, would own more than 9.99% of the total number of shares of Resulting Issuer common stock then issued and outstanding. This limitation may be waived with respect to a holder upon such holder’s provision of not less than 61 days’ prior written notice to the Resulting Issuer.

In the event of liquidation, dissolution, or winding up, each holder of Series B Preferred Stock could elect to receive either (i) in preference to any payments made to the holders of Resulting Issuer common stock and any other junior securities, a payment for each share of Series B Preferred Stock then held equal $0.01, plus an additional amount equal to any dividends declared but unpaid on such shares, and any other fees or liquidated damages then due and owing thereon or (ii) the amount of cash, securities or other property to which such holder would be entitled to receive with respect to each share of Series B Preferred Stock if such share of Series B Preferred Stock had been converted to common stock immediately prior to such liquidation, dissolution, or winding up (without giving effect to any conversion limitations). Shares of Series B Preferred Stock will not be entitled to receive any dividends, unless and until specifically declared by the board of directors. However, holders of Series B Preferred Stock are entitled to receive dividends on shares of Series B Preferred Stock equal (on an as-if-converted-to-common-stock basis) to and in the same form as dividends actually paid on shares of the Resulting Issuer common stock when such dividends are specifically declared by the board of directors. The Resulting Issuer will not be obligated to redeem or repurchase any shares of Series B Preferred Stock. Shares of Series B Preferred Stock will not otherwise be entitled to any redemption rights, or mandatory sinking fund or analogous fund provisions.

For a full description of the Series B Preferred Stock, see the section titled “ANCILLARY AGREEMENTS – Series B Preferred Stock” beginning on page 175 of this proxy statement/prospectus. A full copy of the proposed Series B Preferred Stock Certificate of Designation is attached to this proxy statement/prospectus as Annex J. The foregoing summary of the terms of the Series B Preferred Stock is qualified in its entirety by reference to the provisions of the Series B Preferred Stock Certificate of Designation.

Tikkun IP Assignments and License Agreements

In connection with the Original Amalgamation Agreement, Jay Pharma entered into a series of assignment and assumption agreements (the “Tikkun Assignment and Assumption Agreements”) with a third party, Tikkun Pharma, Inc. (“Tikkun”). The assignment and assumption agreements with the Tikkun affiliates provided below were amended on August 12, 2020 (as discussed further below), to account for the termination of the Original Amalgamation Agreement and the change in the structure of the transaction from an amalgamation to a stock-for-stock exchange offer (the “First Amendment to the Tikkun Assignment and Assumption Agreements”). The terms described in the following paragraphs reflect the terms of the Tikkun Assignment and Assumption Agreements as amended by the First Amendment to the Tikkun Assignment and Assumption Agreements.

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Assignment and Assumption Agreements (see page 170 and Annexes K-1, K-2, K-3 and K-4)

On January 10, 2020, Jay Pharma entered into the Tikkun Assignment and Assumption Agreements, pursuant to which, upon the satisfaction of all closing conditions to the amalgamation, Tikkun shall assign to Jay Pharma all of Tikkun’s in-licensed and developed rights based on certain Amended and Restated Sublicense Agreements, effective January 12, 2018, pursuant to which Jay Pharma entered into two in-licensing U.S. and rest of world rights to the limited pharmaceutical business (including cancer) from TO Pharmaceuticals USA LLC, a Delaware limited liability company (“TOP”) and Tikun Olam IP Ltd., a Cayman Islands company (“TOCI”), respectively, each as amended by a First Amendment entered January 10, 2020, with:

(i)	TOP and Tikkun regarding all of Tikkun’s (i) in-licensed rights and obligations to commercialize pharmaceutical products related to graft versus host disease (“GVHD”) under the relevant sublicense in the U.S.; and (ii) certain skincare business and all of Tikkun’s rights related thereto as of the January 10, 2020 effective date. Jay Pharma agreed to issue 8,288,006 common shares of Jay Pharma to Tikkun in exchange for these rights; and

(ii)	TOCI and Tikkun regarding all of Tikkun’s in-licensed rights and obligations to commercialize pharmaceutical products related to GVHD under the relevant sublicense anywhere in the world outside the U.S. Jay Pharma agreed to issue 2,072,001 common shares of Jay Pharma to Tikkun in exchange for these rights.

On August 12, 2020, Jay Pharma and the applicable Tikkun affiliates entered into the First Amendment to the Tikkun Assignment and Assumption Agreements, pursuant to which all references to the Original Amalgamation Agreement and the amalgamation were revised to be references to the Tender Agreement and the Offer, as applicable.

For a full description of the assignment and assumption agreements, see the section titled “ANCILLARY AGREEMENTS – Tikkun IP Assignments and License Agreements – Assignment and Assumption Agreements” beginning on page 170 of this proxy statement/prospectus. Full copies of the assignment and assumption agreements are attached to this proxy statement/ prospectus as Annexes K-1, K-2, K-3 and K-4. The foregoing summary of the assignment and assumption agreements is qualified in its entirety by reference to the provisions of the assignment and assumption agreements.

License Agreement (see page 176 and Annexes L-1 and L-2)

Jay Pharma, Tikun Olam LLC (“TO LLC”) and Tikun Olam Hemp LLC (“TOH”) entered into a license agreement dated on January 10, 2020, pursuant to which Jay Pharma will acquire certain in-licensed and owned intellectual property rights related to the cannabis products in the United States (presently excluding the state of New York) from TO LLC and TOH, each of which is an affiliate of TO Holdings Group LLC (“TO Holdings”), in exchange for royalty payments of (i) four percent (4.0%) of net sales of OTC cancer products made via consumer channels; (ii) five percent (5.0%) of net sales of beauty products made via consumer channels; and (iii) three percent (3.0%) of net sales of over the counter (“OTC”) cancer products made via professional channels, along with a minimum net royalty payment starting in January 1, 2022 and progressively increasing up to a cap of $400,000 maximum each year for the first 10 years, then $600,000 maximum each year for the next 5 years, and an annual maximum cap of $750,000 each year thereafter during the term of the agreement. The licensed intellectual property rights relate to beauty products and OTC cancer products, and branding rights related thereto. The beauty products include any topical or transdermal cannabis-containing or cannabis-derived (including hemp-based) skin care or body care beauty products, and the OTC cancer products means any cancer-related products, in each case excluding those regulated as a drug, medicine, or controlled substance by the U.S. Food and Drug Administration (“FDA”) or any other relevant governmental authority, such as the U.S. Department of Agriculture (“USDA”).

On August 12, 2020, Jay Pharma, TO LLC and TOH entered into the First Amendment to the License Agreement, pursuant to which all references to the Original Amalgamation Agreement and the amalgamation were revised to be references to the Tender Agreement and the Offer, as applicable.

For a full description of the license agreement, see the section titled “ANCILLARY AGREEMENTS – Tikkun IP Assignments and License Agreements – License Agreement” beginning on page 176 of this proxy statement/prospectus. A full copy of the license agreement is attached to this proxy statement/ prospectus as Annex L-1. The foregoing summary of the license agreement is qualified in its entirety by reference to the provisions of the license agreement.

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Nominal Share Purchase Agreement (see page 176 and Annex M)

Effective as of January 10, 2020, because Alpha required additional shares of the Resulting Issuer, at no or a nominal cost, for Alpha to consummate the Alpha Bridge Loan and the Alpha Investment at the planned valuation, Alpha entered into the Nominal Share Purchase Agreement with Tikkun, pursuant to which, immediately following the assignment of certain intellectual property rights and licenses to Jay Pharma as discussed above under “— Tikkun IP Assignments and License Agreements,” but prior to the completion of the Offer, Tikkun will assign 7,774,463 of these common shares of Jay Pharma to Alpha for the nominal aggregate purchase price of $10, leaving Tikkun with 2,585,544 common shares of Jay Pharma. In connection with the completion of the Offer and pursuant to the terms of the Alpha Exchange Agreement, the Tikkun Shares will be exchanged for 1,640,075 pre-reverse stock split shares of common stock of the Resulting Issuer and the Alpha Nominal Shares will be exchanged for 4,931,536 shares of Series B Preferred Stock that are convertible into up to 4,931,536 shares of Resulting Issuer common stock.

For a full description of the Nominal Share Purchase Agreement, see the section titled “ANCILLARY AGREEMENTS – Nominal Share Purchase Agreement” beginning on page 176 of this proxy statement/prospectus. A full copy of the Nominal Share Purchase Agreement is attached to this proxy statement/ prospectus as Annex M. The foregoing summary of the Nominal Share Purchase Agreement is qualified in its entirety by reference to the provisions of the Nominal Share Purchase Agreement.

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Lock-Up/Leak-Out Agreements (see page 177 and Annex N)

As a condition to the Tender Agreement, Jay Pharma agreed to obtain lock-up/leak-out agreements (the “Lock-Up/Leak-Out Agreements”), in the form attached to the Tender Agreement, from certain of its shareholders governing the ability of such Jay Pharma shareholders to sell or otherwise dispose of or pledge Resulting Issuer common stock following the closing of the Offer, except as otherwise provided in the Lock-Up/Leak-Out Agreements.

The lock-up period begins at the effective time of the Offer and ends on the date that is 180 days after such time. During the lock-up period, the Jay Pharma shareholders may not offer, sell, pledge, discharge, swap or otherwise dispose of the Resulting Issuer common stock they receive in connection with the closing of the Offer, subject to the provisions of such Lock-Up/Leak-Out Agreements. Additionally, the Jay Pharma shareholders agreed to a leak-out period that begins on the date that is the end of the lock-up period and ends on a date that is 180 days after such date. During the leak-out period, the Jay Pharma shareholders may only sell up to 15% of the aggregate amount of Resulting Issuer securities owned by such shareholder as of the expiration of the lock-up period per month. The lock-up and leak-out restrictions are subject to value and trading thresholds set forth in the Lock-Up/Leak-Out Agreements which, if met, would cause the lock-up and leak-out restrictions to expire.

For a full description of the Lock-Up/Leak-Out Agreements, see the section titled “ANCILLARY AGREEMENTS – Lock-Up/Leak-Out Agreements” beginning on page 177 of this proxy statement/prospectus. The form of the Lock-Up/Leak-Out Agreement is attached to this proxy statement/ prospectus as Annex N. The foregoing summary of the Lock-Up/Leak-Out Agreements is qualified in its entirety by reference to the provisions of the Lock-Up/Leak-Out Agreements.

Ameri Placement Agent and Merger Advisory Agreement (see page 177 and Annexes O-1 and O-2)

On April 2, 2019, Ameri entered into placement agent and merger advisory agreement with Palladium (the “Ameri Palladium Advisory Agreement”), whereby Palladium agreed to (i) act as the non-exclusive placement agent in a private placement of, or similar unregistered transaction involving, equity or equity-linked securities of Ameri to a limited number of institutional, accredited individual or strategic investors, and (ii) serve as Ameri’s non-exclusive financial advisor and investment banker to provide general financial advisory and investment banking services in connection with a possible business combination transaction of Ameri.

Pursuant to the Ameri Palladium Advisory Agreement, among other things, Ameri is to pay Palladium a cash fee equal to 6% of the aggregate gross proceeds raised in each transaction. Palladium is also entitled to such cash fees for any sale of securities of Ameri that occurs during the term of Ameri’s engagement of Palladium or within 24 months thereafter with respect to any financing or capital-raising transaction with investors contacted by Palladium or introduced to the Company during the term of Ameri’s engagement of Palladium. The period for such tail fee is reduced to 6 months for certain existing investors of Ameri 100, Inc.

Ameri shall also pay Palladium a non-accountable expense allowance equal to 0.75% of the aggregate cash received by Ameri in a financing transaction.

Amendment to Ameri Palladium Advisory Agreement

On January 6, 2020, Ameri and Palladium entered into an amendment to the Ameri Palladium Advisory Agreement (the “Ameri Advisory Agreement Amendment”), pursuant to which Ameri and Palladium amended the cash fee related to the gross proceeds raised in each transaction such that Ameri will pay a cash fee equal to 8% of the aggregate gross proceeds raised in each transaction. Additionally, Ameri agreed to provide Palladium with a flat fee of $100,000 in the event of a merger, as well as to ensure that equity equaling 1.5% of the post-merger entity is issued to Palladium. Finally, Ameri amended to the non-accountable expense payment such that Ameri will pay Palladium non-accountable expenses equal to 1% of the aggregate cash received by Ameri in a financing transaction.

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For a full description of the Ameri Palladium Advisory Agreement, as amended by the Ameri Advisory Agreement Amendment, see the section titled “ANCILLARY AGREEMENTS – Ameri Placement and Merger Advisory Agreement” beginning on page 177 of this proxy statement/prospectus. The Ameri Palladium Advisory Agreement and the Ameri Advisory Agreement Amendment are attached to this proxy statement/ prospectus as Annexes O-1 and O-2, respectively. The foregoing summary of the Ameri Palladium Advisory Agreement and the Ameri Advisory Agreement Amendment is qualified in its entirety by reference to the provisions of the Ameri Palladium Advisory Agreement and the Ameri Advisory Agreement Amendment.

Jay Pharma Placement Agent and Merger Advisory Agreement (see page 177 and Annex P)

On January 10, 2020, Jay Pharma entered into a placement agent and merger advisory agreement with Palladium (the “Jay Pharma Palladium Advisory Agreement”), whereby Palladium agreed to (i) act as the exclusive placement agent in a private placement of, or similar unregistered transaction involving, equity or equity-linked securities of Jay Pharma; and (ii) serve as Jay Pharma’s exclusive financial advisor and investment banker in connection with any merger or other business transaction involving the acquisition of Jay Pharma.

Pursuant to the Jay Pharma Palladium Advisory Agreement, among other things, in connection with the Alpha Bridge Loan and the Alpha Investment, Jay Pharma is to (a) pay Palladium a cash fee equal to 8% of the aggregate gross proceeds raised in each transaction, payable in cash at the time of such closing, which has been deferred until the completion of the Offer, and (b) issue Palladium five-year warrants to purchase a number of common shares of Jay Pharma equal to 7% of the aggregate number of shares sold in each of the Alpha Bridge Loan and the Alpha Investment, at an exercise price equal to the offering price per share in the applicable closing.

Pursuant to the Jay Pharma Palladium Advisory Agreement and that certain side letter to be executed between Palladium, Jay and Ameri, for Palladium’s advisory services in connection with the Offer, prior to completion of the Offer, Palladium will receive common shares of Jay Pharma that will be exchanged for 1,116,421 pre-reverse stock split shares of Resulting Issuer common stock pursuant to the Offer, representing 2.5% equity ownership in the Resulting Issuer based on the total shares outstanding.

For a full description of the Jay Pharma Palladium Advisory Agreement, see the section titled “ANCILLARY AGREEMENTS – Jay Pharma Placement and Merger Advisory Agreement” beginning on page 177 of this proxy statement/prospectus. The Jay Pharma Palladium Advisory Agreement is attached to this proxy statement/ prospectus as Annex P. The foregoing summary of the Jay Pharma Palladium Advisory Agreement is qualified in its entirety by reference to the provisions of the Jay Pharma Palladium Advisory Agreement.

Letter of Transmittal (see page 178)

Together with this proxy statement/prospectus, Ameri has provided each of the Jay Pharma shareholders with a letter of transmittal (the “Letter of Transmittal”). Such Letter of Transmittal shall contain representations and warranties regarding ownership of the Jay Pharma common stock, authority to enter into the Letter of Transmittal, and other customary representations and warranties. Through the execution and delivery of the Letter of Transmittal by a Jay Pharma shareholder, such Jay Pharma shareholder will accept the Offer and surrender any certificates representing the shares of Jay Pharma common stock held by such stockholder. The Letter of Transmittal also contains instructions for Jay Pharma shareholders that may want their consideration shares issued in a different name.

For a full description of the Letter of Transmittal, see the section titled “ANCILLARY AGREEMENTS – Letter of Transmittal” beginning on page 178 of this proxy statement/prospectus.

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Ameri’s Spin-Off

Share Purchase Agreement (see page 178 and Annex B)

On January 10, 2020, Ameri and Ameri100 Inc. (“Private Ameri”) entered into a Share Purchase Agreement (the “Share Purchase Agreement”) pursuant to which Ameri will contribute, transfer and convey to Private Ameri all of the issued and outstanding equity interests of the existing subsidiaries of Ameri, constituting the entire business and operations of Ameri and its subsidiaries, and wherein Private Ameri will assume the liabilities of such subsidiaries (the “Spin-Off”).

For a full description of the Share Purchase Agreement, see the sections entitled “AMERI SPIN-OFF” beginning on page 180 and “THE SHARE PURCHASE AGREEMENT” beginning on page 178. of this proxy statement/prospectus. The Share Purchase Agreement is attached to this proxy statement/ prospectus as Annex B. The foregoing summary of the Share Purchase Agreement is qualified in its entirety by reference to the provisions of the Share Purchase Agreement.

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Organizational Structure

The following diagram illustrates the ownership structures of Ameri and Jay Pharma prior to the Offer and the Spin-Off.

The following diagram illustrates the ownership structure of the Resulting Issuer and Private Ameri after the Offer and the Spin-Off.

Timeline

The following diagram illustrates the timeline of the transactions and events related to the Offer.

Ameri’s Reasons for the Offer (see page 129)

In evaluating strategic alternatives, the Ameri board of directors consulted with Ameri’s management and legal and financial advisors, reviewed a significant amount of information, and considered a number of factors, including, among others, the following factors that the Ameri board of directors viewed as supportive of its decision, to approve the Offer with Jay Pharma, as being in the best interests of the Ameri’s stockholders:

●	it will have a diversified business platform;

●	it will be led by an experienced senior management team and an expanded board of directors; and

●	it will be well-capitalized.

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The Ameri board of directors also carefully considered and discussed a number of risks, uncertainties, and other countervailing factors in its deliberations regarding entering into the Tender Agreement and consummating the Offer, including, among others, the following:

●	the strategic alternatives of Ameri to the Offer, including potential transactions that could have resulted from discussions that Ameri management conducted with other potential Offer parties;

●	the consequences of current market conditions, Ameri’s current liquidity position, its depressed stock price and the likelihood that the resulting circumstances for Ameri would not change for the benefit of the Ameri stockholders in the foreseeable future on a stand-alone basis;

●	the risks of continuing to operate Ameri on a stand-alone basis, including the fact that it has only one line of business which has not been profitable;

●	Ameri management’s belief and experience that it would be difficult to obtain additional equity or debt financing on acceptable terms, if at all;

●	the opportunity for Ameri stockholders to participate in the potential value that may result from Jay Pharma’s business and the potential increase in value of the Resulting Issuer following the Offer; and

●

the opinion of Gemini Valuation Services, LLC (“Gemini”), delivered to the Ameri board of directors (in its capacity as such) that, as of August 12, 2020, and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations set forth in the opinion, the Exchange Ratio was fair to the Ameri stockholders from a financial point of view.

The Ameri board of directors also reviewed the terms and conditions of the proposed Tender Agreement and associated transactions, as well as the safeguards and protective provisions included therein to mitigate risks, including:

●	the determination that the Exchange Ratio is appropriate to reflect the expected relative percentage ownership of Ameri securityholders, Jay Pharma securityholders and the holders of the securities sold;

●

the expectation that the Offer should be treated as a tax-deferred transaction within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulations promulgated thereunder, and as a result, Jay Pharma shareholders, and warrant holders generally should not recognize gain or loss for U.S. federal income tax purposes upon the exchange of their Jay Pharma shares for shares of Resulting Issuer common stock, and on the exchange of their Jay Pharma warrants for Resulting Issuer warrants in connection with the Offer; provided, however, that if the Internal Revenue Service or a court determines that the Offer should not be treated as a reorganization pursuant to Section 368(a) of the Code, then the Offer should qualify as a tax-deferred transaction under Section 351 of the Code and a U.S. holder of Jay Pharma common shares and warrants would recognize taxable gain or loss upon the exchange of Jay Pharma common shares and warrants for Ameri common stock and warrants pursuant to the Offer; and

●	that the potential expense reimbursement of up to $500,000 payable by Ameri to Jay Pharma and the circumstances when such reimbursement may be payable, were reasonable.

The Ameri board of directors believes that, overall, the potential benefits to Ameri stockholders of the Tender Agreement and the transactions contemplated thereby outweigh the risks and uncertainties.

Although this discussion of the information and factors considered by the Ameri board of directors is believed to include the material factors it considered, it is not intended to be exhaustive and may not include all of the factors considered by the Ameri board of directors. The Ameri board of directors did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination that the Tender Agreement and the transactions contemplated thereby are fair to, advisable, and in the best interests of Ameri and its stockholders. The Ameri board of directors based its determination on the totality of the information presented to and factors considered by it. In addition, individual members of the Ameri board of directors may have given differing weights to different factors.

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For a more complete discussion of Ameri’s reasons for the Offer, see the section titled “THE OFFER — Ameri’s Reasons for the Offer.” beginning on page 129 of this proxy statement/prospectus.

Jay Pharma’s Reasons for the Offer (see page 130)

Jay Pharma’s board of directors considered many factors in making its decision to approve and adopt the Tender Agreement and the other transactions contemplated by the Tender Agreement. In arriving at its decision, Jay Pharma’s board of directors consulted with Jay Pharma’s senior management and legal advisors, reviewed a significant amount of information, conducted an overall analysis of a number of factors, including the following material facts (not in any relative order of importance):

●	the expectation that the Offer would be a more time- and cost-effective means to access sufficient capital than other options considered, including an initial public offering or additional rounds of private financing;

●	the view that the range of options available to the Resulting Issuer to access private and public equity markets will likely be greater as a public company than continuing as a privately held company;

●	the view that the proposed Offer would provide Jay Pharma shareholders with a greater potential opportunity to realize a return on their investment than any other alternative reasonably available to Jay Pharma and its shareholders, including the strategic alternatives to the proposed Offer, such as remaining an independent private company, attempting an initial public offering, entering into a business combination transaction with other companies and additional strategic partnerships;

●	the view that the Resulting Issuer’s potential revenue sources, access to opportunities for non-dilutive funding and other synergies creates a superior company when compared to remaining as an independent private company;

●	each of Jay Pharma’s and Ameri’s historical and current information concerning their respective businesses, financial performances, financial conditions, operations and managements, including its short- and long-term strategic objectives and the significant risks associated therewith;

●

the expectation that the Offer should be treated as a tax-deferred transaction within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulations promulgated thereunder, and as a result, Jay Pharma shareholders, and warrant holders generally should not recognize gain or loss for U.S. federal income tax purposes upon the exchange of their Jay Pharma shares for shares of Resulting Issuer common stock, and on the exchange of their Jay Pharma warrants for Resulting Issuer warrants in connection with the Offer; provided, however, that if the Internal Revenue Service or a court determines that the Offer should not be treated as a reorganization pursuant to Section 368(a) of the Code, then the Offer should qualify as a tax-deferred transaction under Section 351 of the Code and a U.S. holder of Jay Pharma common shares and warrants would recognize taxable gain or loss upon the exchange of Jay Pharma common shares and warrants for Ameri common stock and warrants pursuant to the Offer;

●	the likelihood that the Offer would be consummated on a timely basis, including the likelihood that the Offer would receive all necessary approvals;

●	the opportunity for Jay Pharma shareholders to hold shares of a publicly traded company;

●	the possibility that the Resulting Issuer would be able to take advantage of the potential benefits resulting from the combination of Ameri’s public company infrastructure and Jay Pharma’s management team; and

●	the terms and conditions of the Tender Agreement, including without limitation the following:

○	the determination that the relative percentage ownerships of Jay Pharma shareholders and Ameri stockholders is fair and based on the valuations of each company at the time of Jay Pharma’s board of directors’ approval of the Tender Agreement;

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○	the structure of the Offer and the level of certainty as to the percentage of the total shares of common stock of the Resulting Issuer that current Jay Pharma shareholders and Ameri stockholders would own after the Offer; and

○	the view that the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable under the circumstances.

For a more complete discussion of Jay Pharma’s reasons for the Offer, see the section titled “THE OFFER — Jay Pharma’s Reasons for the Offer” beginning on page 130 of this proxy statement/prospectus.

Risk Factors (see page 57)

In evaluating the Tender Agreement and the Offer and related transactions contemplated by the Tender Agreement, you should carefully consider all of the information into this proxy statement/prospectus. In particular, you are urged to read and consider all of the factors discussed in the section titled “RISK FACTORS” beginning on page 57.

Recommendation of Ameri’s Board of Directors (see page 103)

Ameri’s board of directors has determined that the Tender Agreement and the transactions contemplated thereby, including the Offer and the issuance of shares of Ameri common stock pursuant to the terms of the Tender Agreement, are advisable and in the best interests of Ameri and its stockholders and has unanimously approved and adopted the Tender Agreement, the Offer and the other transactions contemplated therein. Ameri’s board of directors believes that each of the Ameri Share Issuance Proposal, the Ameri Future Share Issuance Proposal, the Reverse Stock Split Proposal, the Spin-Off Proposal, the A&R Charter Proposal, the Incentive Plan Proposal and the Adjournment Proposal to be presented at the Ameri special meeting is in the best interests of Ameri and its stockholders, and unanimously recommends that its stockholders vote “FOR” each of the proposals. For the factors considered by Ameri’s board of directors in reaching its decision to approve the Offer and Tender Agreement, see the section titled “THE OFFER — Ameri’s Reasons for the Offer” beginning on page 129 of this proxy statement/prospectus.

The Ameri Special Meeting (see page 107)

At the Ameri special meeting, Ameri stockholders will be asked to consider and vote on the following:

(1) The Ameri Share Issuance Proposal — to approve, for purposes of complying with Nasdaq Listing Rule 5635(a), the issuance of Ameri securities to Jay Pharma equity holders and to other parties in connection with the Offer, the Tender Agreement, and the transactions contemplated thereby, including but not limited to the issuance of shares of Resulting Issuer common stock to Jay Pharma equity holders, warrants to purchase Resulting Issuer common stock to holders of certain outstanding warrants to purchase Jay Pharma common shares, Series B Warrants to purchase Resulting Issuer common stock to be issued to Alpha, shares of Series B Preferred Stock and shares of Resulting Issuer common stock to a financial advisor of Jay Pharma and Ameri as Offer consideration pursuant to the terms and conditions of the Tender Agreement (the “Ameri Share Issuance Proposal”);

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(2) The Ameri Future Share Issuance Proposal – to approve, for purposes of complying with Nasdaq Listing Rule 5635(a), the potential future issuance of shares of Resulting Issuer common stock pursuant to the anti-dilution terms of the Alpha Securities Purchase Agreement, and certain warrants to be issued to Alpha immediately prior to the completion of the Offer (the “Ameri Future Share Issuance Proposal”);

(3) The Reverse Stock Split Proposal — to approve an amendment to Ameri’s amended and restated certificate of incorporation to effect a reverse stock split with a ratio between 1-for-[●] and 1-for-[●] with respect to the issued and outstanding common stock of the Resulting Issuer immediately following the closing of the Offer (the “Reverse Stock Split Proposal”);

(4) The Spin-Off Proposal — to approve that certain Share Purchase Agreement, dated January 10, 2020 (the “Share Purchase Agreement”), by and between Ameri and Ameri100 Inc. (“Private Ameri”) pursuant to which Ameri will contribute, transfer and convey to Private Ameri all of the issued and outstanding equity interests of the existing subsidiaries of Ameri, constituting the entire business and operations of Ameri and its subsidiaries (the “Spin-Off Proposal”);

(5) The A&R Charter Proposal — to approve an amendment and restatement to Ameri’s amended and restated certificate of incorporation (the “A&R Charter Proposal”);

(6) The Incentive Plan Proposal — to approve the 2020 Employee, Director and Consultant Equity Incentive Plan (the “Incentive Plan Proposal”);

(7) The Put Right Proposal — with respect to the warrants issued to Alpha on August 4, 2020 (the “Alpha Warrants”), to approve, in accordance with Nasdaq Listing Standard Rule 5635(d), a put right which would require Ameri to repurchase the unexercised portion of the Alpha Warrants for the sum of $0.60 per warrant share, payable in cash or shares of common stock, at our discretion (the “ Put Right Proposal”); and

(8) The Adjournment Proposal — to consider and vote upon a proposal to adjourn the Ameri special meeting to a later date or dates, if necessary, to permit the solicitation of additional proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote (the “Adjournment Proposal”).

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Interests of Ameri’s Directors and Executive Officers in the Offer (see page 141)

In considering the recommendation of the Ameri board of directors that Ameri stockholders vote to approve all of the presented proposals, Ameri stockholders should be aware that some of Ameri’s directors and officers have interests in the Offer and have arrangements that are different from, or in addition to, those of Ameri stockholders generally. These interests and arrangements may create potential conflicts of interest. Ameri’s board of directors was aware of these interests and considered these interests, among other matters, in adopting and approving the Tender Agreement and the transactions contemplated thereby, including the Offer, and in recommending that Ameri stockholders approve the Ameri Share Issuance Proposal, the Ameri Future Share Issuance Proposal, the Reverse Stock Split Proposal, the Spin-Off Proposal, the A&R Charter Proposal, the Incentive Plan Proposal, the Put Right Proposal and the Adjournment Proposal.

When you consider the recommendation of Ameri’s board of directors in favor of approval of the Ameri Share Issuance Proposal, the Ameri Future Share Issuance Proposal, the Reverse Stock Split Proposal, the Spin-Off Proposal, the A&R Charter Proposal, the Incentive Plan Proposal, the Put Right Proposal and the Adjournment Proposal, you should keep in mind that Ameri’s directors and officers have interests in the Offer that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

●	Srinidhi “Dev” Devanur, our executive Chairman, is the owner of 90% of the common equity of Private Ameri;

●	Brent Kelton, our Chief Executive Officer, is the owner of 10% of the common equity of Private Ameri;

●	Barry Kostiner, the CFO of Ameri, will enter into a consulting agreement with the Resulting Issuer, which will pay him $10,000 per month for a term of twelve months;

●

as current stockholders of Ameri, certain of Ameri’s directors and officers will retain an ownership stake in Ameri after the closing of the Offer, at which time the Jay Pharma business will be Ameri’s substantial business; and

●	the continued indemnification of current directors and officers of Ameri and the continuation of directors’ and officers’ liability insurance after the Offer.

For a more complete description of these interests, see “THE OFFER — Interests of Ameri’s Directors and Executive Officers in the Offer” beginning on page 141 of this proxy statement/prospectus.

Treatment of Jay Pharma Options and Warrants (see page 143)

Subject to the completion of the Offer, each outstanding stock option or warrant to purchase shares of Jay Pharma common stock will be exchanged for an option or warrant to purchase a number of shares of Resulting Issuer common stock representing the number of shares of Jay Pharma common stock for which the exchanged option or warrant was exercisable multiplied by the Exchange Ratio with an exercise price equal to the exercise price of such options divided by the Exchange Ratio. As a general matter, except as set forth in the Tender Agreement, all other material terms and conditions governing stock options or warrants in effect immediately prior to the Offer will remain in effect following the Offer.

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For more information on the assumption of outstanding stock options and warrants of Jay Pharma, see the section titled “THE TENDER AGREEMENT — Treatment of Jay Pharma Options” beginning on page 151 and “— Treatment of Jay Pharma Warrants” beginning on page 151 of this proxy statement/prospectus.

Board Composition and Management of the Resulting Issuer After the Offer (see page 199)

Effective immediately after the closing of the Offer, each current member of the Ameri board of directors will resign. The Tender Agreement provides that the Resulting Issuer’s board of directors at the effective time of the Offer will consist a minimum of six (6) directors, one (1) of which will be appointed by Ameri and the remaining five (5) of which shall be appointed by Jay Pharma. Effective immediately after the closing of the Offer, the following persons will consist of the board of directors of Ameri:

Name	Position
David Johnson	Director, Chief Executive Officer and Chairman
Sol Mayer	Director
Dr. Marcus Schabacker	Director
George Kegler	Director
R. James Woolsey	Director
[•]	Director

Following the Offer, certain of the executive officers of Jay Pharma immediately prior to the effective time of the Offer will be appointed as the executive officers of the Resulting Issuer as follows:

Name	Position
David Johnson	Director, Chief Executive Officer and Chairman
John Van Buiten	Chief Financial Officer
Avani Kanubaddi	Chief Operating Officer

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Conditions to Completion of the Offer (see page 154)

As more fully described in this proxy statement/prospectus and in the Tender Agreement, each party’s obligation to complete the Offer depends on a number of conditions being satisfied or, where legally permissible, waived, which include, in addition to other customary closing conditions, the following:

●	the affirmative vote of a majority of the votes cast at the Ameri special meeting for the approval of the Ameri Share Issuance Proposal and the Ameri Future Share Issuance Proposal; the affirmative vote of a majority of the shares present at the Ameri special meeting or by proxy and entitled to vote for the approval of the Incentive Plan Proposal and the Adjournment Proposal; and the affirmative vote of holders of at least a majority of the shares of Ameri common stock outstanding and entitled to vote for the approval of the Reverse Stock Split Proposal, the Spin-Off Proposal and the A&R Charter Proposal;

●	no temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the completion of the Offer will be in effect, nor will any proceeding brought by any administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending;

●	no action will be taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Offer, which makes the completion of the Offer illegal;

●	each required consent, waiver, permit, exemption, review, order, decision or approval of, or any registration and filing with, any governmental authority having authority over a party to the Tender Agreement, or the expiry, waiver or termination of any waiting period imposed by applicable law or a governmental authority having authority over a party to the Offer, in each case that is required in connection with the Offer has been made, given or obtained and is in force and has not been modified;

●	the shares of Resulting Issuer common stock shall have been approved for listing on NASDAQ;

●	Ameri shall have satisfied accepted shares of Jay Pharma common stock for exchange pursuant to the Offer; provided, that the obligation of Ameri to complete the Offer shall not be subject to this condition if the failure of Ameri to accept shares of Jay Pharma common stock for exchange pursuant to the Offer shall have constituted or resulted from a material breach of the Offer or the Tender Agreement by Ameri; and

●	a registration statement on Form S-4 (including a prospectus) in connection with the issuance of shares of Resulting Issuer common stock as consideration in the Offer, which will include a proxy statement to be sent to the stockholders of Ameri and shareholders of Jay Pharma shall have become effective under the Securities Act, and shall not be the subject of any stop order.

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The obligation of Ameri to complete the Offer is subject to the satisfaction or waiver of the following additional conditions:

●	certain fundamental representations and warranties of Jay Pharma shall have been true and correct in all respects on the date of the Tender Agreement and shall be true and correct on the closing date of the Offer with the same force and effect as if made on and as of the date on which the Offer is to be completed or, if such representations and warranties address matters as of a particular date, then such fundamental representations and warranties shall be true and correct as of that particular date;

●	all other representations and warranties of Jay Pharma in the Tender Agreement shall have been true and correct as of the date of the Tender Agreement and shall be true and correct on the closing date of the Offer with the same force and effect as if made on the date on which the Offer is to be completed or, if such representations and warranties address matters as of a particular date, then such representations and warranties shall be true and correct as of that particular date, except where the failure of these representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to have a material adverse effect;

●	Jay Pharma shall have performed or complied with in all material respects all of its covenants and agreements in the Tender Agreement required to be performed or complied with by it on or before the closing of the Offer;

●	Jay Pharma shall have delivered certain certificates and other documents required under the Tender Agreement for the closing of the Offer;

●	no legal action or proceeding can be pending or threatened that (a) imposes any limitations, damages or conditions on Ameri’s ability to acquire, hold or exercise full rights of ownership over any Jay Pharma common shares, (b) prohibits, restricts or imposes terms or conditions on the Offer or the ownership or operation by Ameri of the business or assets of Jay Pharma, or that compels Ameri to dispose of or hold separate any of the business or assets of Jay Pharma as a result of the Offer, or (c) prevents or materially delays the completion of the Offer, or if the Offer were to be consummated, have a material adverse effect with respect to Jay Pharma;

●	there shall not have been any change, event, occurrence, effect, state of facts or circumstance that, either individually or in the aggregate, is or would reasonably be expected to be material and adverse to the business, operations, results of operations, assets, properties, condition (financial or otherwise) or liabilities (contingent or otherwise) or prospects of that Jay Pharma and its subsidiaries, taken as a whole, and would, or would be reasonably expected to, prevent or materially delay Jay Pharma from consummating the transactions contemplated by the Tender Agreement within 180 days of the date of the Tender Agreement. The Tender Agreement provides that certain effects, changes, events, circumstances, or developments arising or resulting from the following shall not be considered a material adverse effect on Jay Pharma (except to the extent that the first three circumstances in the list below have a materially disproportionate effect on Jay Pharma and its subsidiaries, taken as a whole, relative to companies of similar size operating in the industries or markets in which Jay Pharma operates (in which case the incremental disproportionate effect may be taken into account in determining whether there has been, or is reasonably expected to be, a material adverse effect)):

○	any change in general political, economic, financial, currency exchange, securities, capital or credit market conditions in Canada or the United States;

○	any change or proposed change in applicable laws or generally accepted accounting principles in the United States of America (“GAAP”);

○	any change affecting the industries or markets in which Jay Pharma operates;

○	any natural disaster or the commencement or continuity of any act of war, armed hostilities or acts of terrorism;

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○	the announcement of the Tender Agreement or the transactions contemplated thereby;

○	any action taken (or omitted to be taken) by Jay Pharma or its subsidiaries which is required to be taken (or omitted to be taken) pursuant to the Tender Agreement; or

○	change in the market price or trading volume of any securities of Jay Pharma (it being understood that the causes underlying such change in market price or trading volume may be taken into account in determining whether a material adverse effect has occurred);

●	Jay Pharma shall have provided executed lock-up agreement from its shareholders to Ameri;

●

Jay Pharma and Barry Kostiner shall have entered into a consulting agreement, to be effective as of the closing, pursuant to which Barry Kostiner will serve as a consultant to Jay Pharma for a period of twelve months following the closing date of the Offer; and

●	Ameri shall have received an updated fairness opinion from Gemini which incorporates the terms of the Tender Agreement.

Additionally, Ameri’s obligation to consummate the Offer is subject to the satisfaction of the Minimum Tender Condition, which may not be modified or waived without the prior written consent of Jay Pharma.

The board of Jay Pharma can change its recommendation with regard to the Offer if any of the following are not satisfied or waived:

●	certain fundamental representations and warranties of Ameri shall have been true and correct in all respects on the date of the Tender Agreement and shall be true and correct on the closing date of the Offer with the same force and effect as if made on and as of the date on which the Offer is to be completed or, if such representations and warranties address matters as of a particular date, then such fundamental representations and warranties shall be true and correct as of that particular date;

●	all other representations and warranties of Ameri in the Tender Agreement shall have been true and correct as of the date of the Tender Agreement and shall be true and correct on the closing date of the Offer with the same force and effect as if made on the date on which the Offer is to be completed or, if such representations and warranties address matters as of a particular date, then such representations and warranties shall be true and correct as of that particular date, except where the failure of these representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to have a material adverse effect;

●	Ameri shall have performed or complied with in all material respects all of its covenants and agreements in the Tender Agreement required to be performed or complied with by it on or before the closing of the Offer;

●	Ameri and shall have delivered certain certificates and other documents required under the Tender Agreement for the closing of the Offer;

●	Ameri shall have no outstanding material debts or liabilities of any kind (including, without limitation, unpaid transaction expenses, leases, accounts payable or promissory notes) at the effective time;

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●	there shall not have been any change, event, occurrence, effect, state of facts or circumstance that, either individually or in the aggregate, is or would reasonably be expected to be material and adverse to the business, operations, results of operations, assets, properties, condition (financial or otherwise) or liabilities (contingent or otherwise) or prospects of that Ameri and its subsidiaries, taken as a whole, and would, or would be reasonably expected to, prevent or materially delay Ameri from consummating the transactions contemplated by the Tender Agreement within 180 days of the date of the Tender Agreement. The Tender Agreement provides that certain effects, changes, events, circumstances, or developments arising or resulting from the following shall not be considered a material adverse effect on Ameri (except to the extent that the first three circumstances in the list below have a materially disproportionate effect on Ameri and its subsidiaries, taken as a whole, relative to companies of similar size operating in the industries or markets in which Ameri operates (in which case the incremental disproportionate effect may be taken into account in determining whether there has been, or is reasonably expected to be, a material adverse effect)):

○	any change in general political, economic, financial, currency exchange, securities, capital or credit market conditions in Canada or the United States;

○	any change or proposed change in applicable laws or U.S. GAAP;

○	any change affecting the industries or markets in which Ameri operates;

○	any natural disaster or the commencement or continuity of any act of war, armed hostilities or acts of terrorism;

○	the announcement of the Tender Agreement or the transactions contemplated thereby;

○	any action taken (or omitted to be taken) by Ameri or its subsidiaries which is required to be taken (or omitted to be taken) pursuant to the Tender Agreement; or

○	change in the market price or trading volume of any securities of Ameri (it being understood that the causes underlying such change in market price or trading volume may be taken into account in determining whether a material adverse effect has occurred);

●	Ameri will have provided a duly executed copy of a resignation letter from each of the resigning members of the board of directors of Ameri and each officer of Ameri and each of Ameri’s subsidiaries, as applicable, pursuant to which each such person will resign as a member of the board of directors or officer of Ameri immediately following the effective time of the Offer;

●	if deemed necessary, Ameri will have completed a stock split of the issued and outstanding shares of Ameri common stock at a ratio sufficient to increase the then-current trading price per share of Ameri common stock to at least $6.00 per share;

●	Ameri shall have caused all Ameri preferred stock to be redeemed into shares of Private Ameri Preferred Stock; and

●

Ameri shall have adopted a stock incentive plan pursuant to which shares of Resulting Issuer common stock comprising 15% of the issued and outstanding shares of Resulting Issuer common stock post-closing, on a fully diluted basis, shall be reserved for issuance to employees, directors, consultants, and other service providers shall have been obtained. See “AMERI PROPOSAL 6 — APPROVAL OF THE INCENTIVE PLAN PROPOSAL” on page 114 of this proxy statement/prospectus.

Neither Ameri nor Jay Pharma can be certain when, or if, the conditions to the Offer will be satisfied or waived, or that the Offer will be completed. See “THE TENDER AGREEMENT — Conditions to the Completion of the Offer” on page 154 of this proxy statement/prospectus for a more complete summary of the conditions that must be satisfied prior to closing of the Offer.

Listing of Ameri Common Stock (see page 138)

Ameri common stock is currently listed on NASDAQ under the symbol “AMRH.” Pursuant to the Tender Agreement, Ameri has agreed to obtain approval for listing on NASDAQ of the shares of Resulting Issuer common stock to be issued to Jay Pharma equity holders in the Offer. In addition, under the Tender Agreement, each party’s obligation to complete the Offer is subject to the satisfaction or waiver by each of the parties, at or prior to the Offer, of various conditions, including that Ameri must have caused such shares of Resulting Issuer common stock to be approved for listing on NASDAQ, subject only to official notice of issuance as of the closing of the Offer.

In connection with and immediately prior to the Offer, Jay Pharma will change its name to “[●]” and Ameri will change its name to “[●]” in accordance with Delaware law and seek to change its trading symbol on The NASDAQ Stock Market to “[●].”

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Termination of Tender Agreement (see page 168)

The Tender Agreement may be terminated at any time prior to the closing of the Offer by mutual written consent of the parties, subject to the prior written consent of Alpha. The Tender Agreement may also be terminated by either party, whether before or after the required stockholder approvals to complete the Offer and related matters have been obtained but subject to the prior written consent of Alpha, in the following circumstances:

●	by either Jay Pharma or Ameri if the Ameri stockholder approval is not obtained at the Ameri special meeting; provided, however, that neither Ameri nor Jay Pharma may terminate the Tender Agreement if the failure to obtain such approval was caused by, or is a result of, a breach by such terminating party of its representations or warranties or failure to perform its covenants or agreements under the Tender Agreement;

●	by either Jay Pharma or Ameri if, after the date of the Tender Agreement, any applicable law is enacted, made, enforced or amended that makes the completion of the Offer illegal or otherwise permanently prohibits or enjoins Jay Pharma or Ameri from consummating the Offer, and such applicable law has, if applicable, become final and non-appealable;

●	by either Jay Pharma or Ameri if the effective time of the Offer does not occur by January 1, 2021; provided that a party may not terminate if the failure of the effective time of the Offer to occur is a result of a breach by such party of its representations or warranties or the failure of such party to perform its covenants or agreements;

●

by either Jay Pharma or Ameri if the Minimum Tender Condition is not satisfied on or prior to January 1, 2021; provided that a party may not terminate if the failure of the Minimum Tender Condition to be satisfied is a result of a breach by such party of its representations or warranties or the failure of such party to perform its covenants or agreements;

●

by either Jay Pharma or Ameri if the this proxy statement/prospectus (1) has not been filed by Ameri with the SEC on or prior to the 15th calendar day following the date of the Tender Agreement (the “Filing Deadline”) or (2) declared effective by the SEC on or prior to the 60th calendar day after the earlier of the filing date of this proxy statement/prospectus or the Filing Deadline (the “Effectiveness Deadline); provided that a party may not terminate if the failure to meet the Filing Deadline or Effectiveness Deadline is a result of a breach by such party of its representations or warranties or the failure of such party to perform its covenants or agreements;

●	by Jay Pharma if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Ameri under the Tender Agreement occurs that would cause any condition precedent to the closing of the Offer not to be satisfied, and such breach or failure is incapable of being cured on or prior to January 1, 2021 is not cured in the manner described above; provided that (a) any willful breach is deemed incurable, and (b) Jay Pharma is not in breach so as to cause any condition to the closing of the Offer to not be satisfied;

●	by Jay Pharma if the Ameri board of directors or any committee thereof fails to recommend or withdraws, amends, modifies or qualifies the approval of the Offer, or publicly proposes or states its intention to do so;

●	by Jay Pharma if Ameri breaches its non-solicitation obligations in any material respect;

●	by Jay Pharma if there is a material adverse effect with respect to Ameri that has not been disclosed by Ameri prior to the date of the Tender Agreement;

●	by Ameri in order to enter into a definitive agreement with regard to a superior proposal;

●	by Ameri if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Jay Pharma under the Tender Agreement occurs that would cause any condition precedent to the closing of the Offer not to be satisfied, and such breach or failure is incapable of being cured on or prior to January 1, 2021 or is not cured in the manner described above; provided that (a) any willful breach is deemed incurable, and (b) Ameri is not in breach so as to cause any condition to the closing of the Offer to not be satisfied;

●	by Ameri if the Jay Pharma board of directors or any committee thereof fails to recommend or withdraws, amends, modifies or qualifies the approval of the Offer, or publicly proposes or states its intention to do so;

●	by Ameri if Jay Pharma breaches its non-solicitation obligations in any material respect; or

●	by Ameri if there is a material adverse effect with respect to Jay Pharma that has not been disclosed by Jay Pharma prior to the date of the Tender Agreement.

41

Expense Reimbursement upon Termination (see page 169)

Jay Pharma must reimburse Ameri for certain expenses up to $500,000 if Ameri’s termination is because (a) the board of directors of Jay Pharma changes its recommendation regarding the Offer or Jay Pharma materially breaches the covenants regarding non-solicitation set forth in the Tender Agreement, or (b) the required Jay Pharma shareholder approval is not obtained and, in each case of (a) or (b), prior to such termination, an acquisition proposal for Jay Pharma is made or publicly announced and, within 365 days following the date of such termination:

●	an acquisition proposal for Jay Pharma is consummated or effected;

●	Jay Pharma enters into a contract or letter of intent with regard to such acquisition proposal and such acquisition proposal is later consummated or effected; or

●	an acquisition proposal is made or publicly announced or otherwise publicly disclosed.

Ameri must reimburse Jay Pharma for certain expenses up to $500,000 if Jay Pharma’s termination is because (a) the board of directors of Ameri changes its recommendation regarding the Offer or Ameri materially breaches the covenants regarding non-solicitation set forth in the Tender Agreement, or (b) the required Ameri stockholder approval is not obtained and, in each case of (a) or (b), prior to such termination, an acquisition proposal for Ameri is made or publicly announced and, within 365 days following the date of such termination:

●	an acquisition proposal for Ameri is consummated or effected; or

●	Ameri enters into a contract or letter of intent with regard to such acquisition proposal and such acquisition proposal is later consummated or effected.

Ameri must also reimburse Jay Pharma for certain expenses up to $500,000 if Ameri terminates the Tender Agreement to enter into a definitive agreement providing for a superior proposal.

In addition, if the Tender Agreement is terminated without Alpha’s prior written consent and without meeting certain other conditions in the Tender Agreement, Jay Pharma is required to repay the entire outstanding principal balance of the Note plus all accrued and unpaid interest thereon and any other sums payable to Alpha directly in connection with the Note.

Comparison of the Rights of Resulting Issuer Stockholders and Jay Pharma Shareholders (see page 286)

Ameri is incorporated under the laws of the State of Delaware, and accordingly, the rights of the stockholders of Ameri are currently, and will continue to be, governed by the DGCL. If the Offer is completed, Jay Pharma shareholders will become stockholders of the Resulting Issuer, and their rights will be governed by the DGCL, as well as the amended and restated certificate of incorporation of the Resulting Issuer (the “A&R Charter”) and the bylaws of the Resulting Issuer (the “A&R Bylaws”). The rights of the Resulting Issuer stockholders contained in the A&R Charter and the A&R Bylaws, as amended and restated, differ from the rights of Jay Pharma shareholders under Jay Pharma’s certificate of incorporation (the “Jay Pharma Charter”) and Jay Pharma’s by-laws (the “Jay Pharma By-laws”), as more fully described under the section titled “COMPARISON OF RIGHTS OF AMERI STOCKHOLDERS AND JAY PHARMA SHAREHOLDERS” on page 286 of this proxy statement/prospectus.

Regulatory Approvals Required for the Offer (see page 142)

Completion of the Offer is subject to prior receipt of all approvals required to be obtained from applicable governmental and regulatory authorities. Subject to the terms and conditions of the Tender Agreement, Ameri and Jay Pharma have agreed to use their commercially reasonable efforts to take all actions and do all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Tender Agreement, and to cooperate with the other party to prepare and file, as soon as practicable, all necessary documentation to consummate the transactions contemplated by the Tender Agreement.

42

Ameri must also comply with the applicable federal and state securities laws and the rules and regulations of NASDAQ for the approval of the listing application to be submitted in connection with the issuance of shares of Ameri common stock in the Offer and the filing with the SEC of the registration statement of which this proxy statement/prospectus forms a part.

The foregoing is a summary of the material regulatory requirements for the Offer, satisfaction or waiver of certain of which requirements is a condition to the completion of the Offer. There can be no guarantee as to if and when any of the consents or approvals required for the Offer will be obtained or as to the conditions that such consents and approvals may contain.

Estimated Costs and Expenses of the Offer and the Spin-Off

The following is an estimate of the fees and expenses incurred or to be incurred in the Offer and the Spin-Off:

Filing Fees	$	[•]
Legal Fees	$	[•]
Accounting Fees	$	[•]
Soliciting Expenses	$	[•]
Financial Advisor Expenses	$	[•]
Printing Costs	$	[•]
Estimated Fees Total	$	[•]

Accounting Treatment (see page 142)

The Offer will be accounted for as a reverse acquisition in accordance with U.S. generally accepted accounting principles (“GAAP”). Under this method of accounting, Ameri will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Jay Pharma comprising the ongoing operations of the Resulting Issuer, Jay Pharma senior management comprising the senior management of the Resulting Issuer, and that the former owners and management of Jay Pharma will have control of the board of directors after the Offer. In accordance with guidance applicable to these circumstances, the Offer will be considered to be a capital transaction in substance. Accordingly, for accounting purposes, the Offer will be treated as the equivalent of Jay Pharma issuing shares for the net assets of Ameri, accompanied by a recapitalization. The net assets of Ameri will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Offer will be those of Jay Pharma.

U.S. Federal Income Tax Considerations (see page 142)

Each of Haynes and Boone, Sheppard, Mullin, Richter & Hampton, LLP and Fogler Rubinoff LLP will deliver an opinion, to Jay Pharma and Ameri, respectively, to the effect that the Offer should be treated as a tax-deferred transaction within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulations promulgated thereunder, and as a result, Jay Pharma shareholders, and warrant holders generally should not recognize gain or loss for U.S. federal income tax purposes upon the exchange of their Jay Pharma shares for shares of Resulting Issuer common stock, and on the exchange of their Jay Pharma warrants for Resulting Issuer warrants in connection with the Offer. If the Internal Revenue Service or a court determines that the Offer should not be treated as a reorganization pursuant to Section 368(a) of the Code, then the Offer should qualify as a tax-deferred transaction under Section 351 of the Code and a U.S. holder of Jay Pharma common shares and warrants would recognize taxable gain or loss upon the exchange of Jay Pharma common shares and warrants for Ameri common stock and warrants pursuant to the Offer.

For a more complete discussion of the material U.S. federal income tax consequences of the Offer, see the section titled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER” beginning on page 225 of this proxy and consent solicitation statement/prospectus.

The U.S. federal income tax consequences described above may not apply to all equity holders of Jay Pharma. Jay Pharma equity holders’ tax consequences may depend on their individual situation. Accordingly, Jay Pharma equity holders should consult their independent tax advisors for a full understanding of the particular tax consequences of the Offer to them.

Canadian Federal Income Tax Considerations (see page 142)

Canadian resident shareholders will be considered to have disposed of their Jay Pharma common shares in the Offer for proceeds of disposition equal to the fair market value of Ameri common stock received as of the date of exchange pursuant to the Offer and to have acquired their Ameri common stock at a cost equal to that same amount. As a result, Canadian resident shareholders would have a capital gain on the disposition of their Jay Pharma common shares pursuant to the Offer to the extent that the fair market value of Ameri common stock received (less reasonable costs of disposition) exceeds the adjusted cost base of Jay Pharma common shares held by such a shareholder. The exchange of Jay Pharma common shares in the Offer by a shareholder who is not resident in Canada for Ameri common stock should not give rise to a gain or loss to such shareholder for purposes of the Tax Act.

43

For a more complete discussion of the material Canadian federal income tax consequences of the Offer, see the section titled “CERTAIN MATERIAL CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER” beginning on page 231 of this proxy and consent solicitation statement/prospectus.

Opinion of Ameri’s Financial Advisor (see page 131 and Annex T)

On May 26, 2020, Gemini rendered its oral opinion to the Ameri board of directors (which was confirmed in writing by delivery of Gemini’s written opinion, dated as of the same date) as to, as of May 26, 2020, the fairness, from a financial point of view, to Ameri of the Exchange Ratio in the amalgamation, after giving effect to the ancillary transactions, pursuant to the Original Amalgamation Agreement. On August 7, 2020, at the request of the Ameri board of directors and in light of the changes proposed to terminate and replace the Amalgamation Agreement with the Tender Agreement, GVS rendered the revised written opinion dated August 7, 2020, to the Ameri board of directors, that as of that date and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in the GVS Opinion and described below, the contribution made and consideration received by the holders of Ameri common stock as part of the Offer, pursuant to the Tender Agreement, was fair to the holders of Ameri common stock from a financial point of view.

The opinion was addressed to the Ameri board of directors for the use and benefit of the members of the Ameri board of directors (in their capacities as such) in connection with the Ameri board of directors’ evaluation of the Offer. Gemini’s opinion only addressed whether, as of the date of the opinion, the Exchange Ratio in the Offer, after giving effect to the ancillary transactions, pursuant to the Tender Agreement was fair, from a financial point of view, to Ameri. It did not address any other terms, aspects, or implications of the transaction or the Tender Agreement. The summary of the opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the written opinion, which is included as Annex T to this proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Gemini in preparing its opinion. Neither the opinion nor the summary of the opinion and related analyses set forth in this proxy statement/prospectus is intended to and they do not constitute advice or a recommendation to any of the stockholders of Ameri or any other security holders as to how such holder should vote or act with respect to any matter relating to the transaction or otherwise.

For further information, see the section titled “THE OFFER — Opinion of Ameri’s Financial Advisor” beginning on page 131 and the full text of the opinion attached as Annex T to this proxy statement/prospectus.

44

SELECTED HISTORICAL FINANCIAL INFORMATION OF AMERI

The following table sets forth selected historical financial information of Ameri for each of the periods presented (in thousands, except share and per share data). Such information has been derived from Ameri’s unaudited financial statements for the three and six months ended June 30, 2020 and three and six months ended June 30, 2019 and audited financial statements as of and for the years ended December 31, 2019 and 2018, each of which is included elsewhere in this proxy statement/prospectus.

The following table should be read together with “INFORMATION ABOUT AMERI — Ameri Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 243 of this proxy statement/prospectus and Ameri’s audited financial statements for the years ended December 31, 2019 and 2018 and related notes and unaudited financial statements as of and for the three and six months ended June 30, 2020, and related notes beginning on page F-1 of this proxy statement/prospectus.

Ameri’s historical results are not necessarily indicative of results to be expected in any future period.

45

AMERI HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2020	December 31, 2019	December 31, 2018
		(as revised)
Assets
Current assets:
Cash and cash equivalents	$2,087,691	$431,400	1,371,331
Accounts receivable	7,294,578	6,384,148	7,871,422
Other current assets	886,999	783,606	818,600
Total current assets	10,269,268	7,599,154	10,061,353
Other assets:
Property and equipment, net	104,905	83,128	58,892
Intangible assets, net	2,487,316	3,584,221	5,778,036
Goodwill	13,729,770	13,729,770	13,729,770
Operating lease right of use asset, net	906,995	286,163	-
Deferred income tax assets, net	8,170	8,879	9,399
Total other assets	17,237,156	17,692,161	19,576,097
Total assets	$27,506,424	$25,291,131	29,637,450

Liabilities
Current liabilities:
Line of credit	$2,337,246	$2,881,061	3,950,681
Accounts payable	4,867,360	4,696,352	4,377,794
Other accrued expenses	1,924,468	1,989,894	1,697,636
Current portion – operating lease liability	208,663	120,052	-
Current portion – long-term notes	-	-	6,450
Paycheck Protection Program Loan	1,729,600	-	-
Convertible notes	-	1,000,000	1,250,000
Debentures	1,165,342	1,000,000	1,250,000
Consideration payable – cash	-	2,496,000	2,696,000
Short term loans	-	-	-
Dividend payable – Preferred stock	535,968	320,298	105,181
Total current liabilities	12,768,647	14,503,657	14,688,965
Operating lease liability - net	708,237	169,897	-
Economic Injury Disaster Loan	149,900	-	-
Long term loans	1,000,000	-	-
Warrant liability	-	-	4,189,388
Long-term liabilities	1,858,137	169,897	4,189,388
Total liabilities	14,626,784	14,673,554	18,878,353

Stockholders’ equity:
Preferred stock, $0.01 par value; 1,000,000 authorized, 424,938 issued and outstanding as of June 30, 2020, and December 31, 2019 and December 31, 2018.	4,249	4,249	4,207
Common stock, $0.01 par value; 100,000,000 shares authorized, 3,246,705 and 2,522,095 issued and outstanding as of June 30, 2020 and December 31, 2019 and December 31, 2018, respectively	51,633	25,221	16,932
Additional paid-in capital	56,869,527	51,040,296	45,129,214
Accumulated deficit	(44,085,632)	(40,512,019)	(34,478,253)
Accumulated other comprehensive income (loss)	39,863	60,012	86,997
Total stockholders’ equity	12,879,640	10,617,759	10,759,097
Total liabilities and stockholders’ equity	$27,506,424	$25,291,315	29,637,450

46

AMERI HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Three Months Ended June 30, 2020	Three Months Ended June 30, 2019	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019

Revenue	8,254,941	11,015,057	17,857,469	21,701,253
Cost of revenue	6,436,811	8,632,882	14,157,773	17,179,114
Gross profit	1,818,130	2,382,175	3,699,696	4,522,139
Operating expenses
Selling, general and administration	2,470,723	3,296,041	5,395,241	6,173,350
Depreciation and amortization	533,863	562,570	1,093,486	1,123,587
Operating expenses	3,004,586	3,858,611	6,488,727	7,296,937
Operating Income (loss)	(1,186,456)	(1,476,436)	(2,789,031)	(2,774,798)
Other income (expenses)
Interest expenses	(372,288)	(156,660)	(532,348)	(299,214)
Changes in fair value of warrant liability	-	388,552	-	(61,715)
Others, net	2,811	4,566	2,811	4,566
Total other income (expenses)	(369,477)	236,458	(529,537)	(356,363)
Income (loss) before income taxes	(1,555,933)	(1,239,978)	(3,318,568)	(3,131,161)
Income tax benefit	(17,485)	(16,590)	(39,377)	14,621
Income (loss) after income taxes	(1,573,418)	(1,256,568)	(3,357,945)	(3,116,540)
Net income attributable to non-controlling interest	-	-	-	-
Net income (loss) attributable to the Company	(1,573,418)	(1,256,568)	(3,357,945)	(3,116,540)
Dividend on preferred stock	(107,835)	(106,234)	(215,670)	(211,939)
Net income (loss) attributable to common stock holders	(1,681,253)	(1,362,802)	(3,573,615)	(3,328,479)
Other comprehensive income (loss), net of tax
Foreign exchange translation	15,354	(18,141)	(20,149)	573
Total Comprehensive income (loss)	(1,665,899)	(1,380,943)	(3,593,764)	(3,327,906)

Basic income (loss) per share	(0.48)	(0.67)	(1.03)	(1.73)
Diluted income (loss) per share	(0.48)	(0.67)	(1.03)	(1.73)

Basic weighted average number of common shares outstanding	3,518,118	2,027,095	3,482,286	1,925,009
Diluted weighted average number of common shares outstanding	3,518,118	2,027,095	3,482,286	1,925,009

47

AMERI HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Twelve Months Ended December 31,
	2019	2018
	(as revised)
Net revenue	$39,914,675	$42,998,280
Cost of revenue	31,763,955	34,014,776
Gross profit	8,150,720	8,983,504

Operating expenses:
Selling, general and administration	12,210,317	10,794,822
Depreciation and amortization	2,265,297	2,903,662
Acquisition related expenses	-	333,237
Changes in estimate for consideration payable	-	(6,940,310)
Impairment charges on goodwill and intangible assets	-	9,038,553
Operating expenses	14,475,614	16,129,964
Operating income (loss):	(6,324,894)	(7,146,460)
Other income (expenses):
Interest expense	(694,926)	(729,896)
Other income	4,540	88,161
Change in fair value of warrant liability	1,796,174	(2,760,819)
Total other income (expenses)	1,105,788	(3,402,554)
Income (loss) before income taxes	(5,219,106)	(10,549,014)
Income tax benefit (expenses)	(388,657)	(6,348,502)
Net income (loss)	(5,607,763)	(16,897,516)
Dividend on preferred stock	(426,003)	(2,583,185)
Net (loss) attributable to common stock holders	(6,033,766)	(19,480,701)
Other comprehensive income/ (loss), net of tax:
Foreign exchange translation adjustment	(26,985)	50,122
Total comprehensive income (loss)	$(6,060,751)	(19,430,579)
Comprehensive loss attributable to the Company	(6,060,751)	(19,430,579)
Comprehensive loss attributable to the non-controlling interest	-	-
	(6,060,751)	(19,430,579)
Basic income (loss) per share	$(2.83)	$(20.47)
Diluted income (loss) per share	$(2.83)	$(20.47)

Basic weighted average number of shares	2,128,806	951,601
Diluted weighted average number of shares	2,128,806	951,601

48

AMERI HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock		Preferred Stock
	Shares	Par Value at $0.01	Shares	Par Value at $0.01	Additional paid-in capital	Foreign Currency Translation Reserve	Accumulated deficit	Total stockholders’ equity
Balance at Dec 31, 2018	1,693,165	$16,932	420,720	$4,207	$45,129,214	$86,997	$(34,478,253)	$10,759,097
Net Loss for the period	-	-	-	-	-	-	(3,328,478)	(3,328,478)
Other comprehensive income (loss)	-	-	-	-	-	573	-	573
Shares Issued towards earnouts	131,570	1,316	-	-	603,907	-	-	605,223
Exercise of Warrants (PIPE series A&B)	271,972	2,720	-	-	2,331,590	-	-	2,334,310
Stock Compensation expenses	-	-	-	-	490,175	-	-	490,175
Balance at June 30, 2019	2,096,708	$20,968	420,720	$4,207	$48,554,887	$87,570	$(37,806,731)	$10,860,900

Balance at December 31, 2019 (as revised)	2,522,095	$25,221	424,938	$4,249	$51,040,296	$60,012	$(40,512,017)	$10,617,761
Net Loss for the period	-	-	-	-	-	-	(3,573,615)	(3,573,615)
Other comprehensive income (loss)	-	-	-	-	-	(20,149)	-	(20,149)
Stock Compensation expenses	-	-	-	-	34,642	-	-	34,642
Shares Issued for Extinguishment of liability	1,778,640	17,786	-	-	4,078,214	-	-	4,096,000
Rights Issue of Shares	862,500	8,625	-	-	1,716,375	-	-	1,725,000
Balance at June 30, 2020	5,163,235	$51,633	424,938	$4,249	$56,869,527	$39,863	$(44,085,652)	$12,879,640

49

AMERI HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	June 30,
	2020	2019
Cash flow from operating activities
Net income (loss)	(3,593,764)	(3,327,905)
Adjustment to reconcile comprehensive income/(loss) to net cash used in operating activities
Depreciation and amortization	1,093,486	1,123,587
Non-cash expenses	6,117
Provision for Preference dividend	215,670	211,939
Changes in fair value of warrants	-	61,715
Stock, option, restricted stock unit and warrant expense	34,642	490,175
Foreign exchange translation adjustment	(20,149)	573
Provision for income taxes (net of deferred income taxes)	25,071	(14,622)
Loss on sale of fixed assets	21,611	-
Changes in assets and liabilities:
Increase (decrease) in:
Accounts receivable	(910,430)	(673,381)
Other current assets	(103,393)	(1,388)
Increase (decrease) in:
Accounts payable and accrued expenses	366,713	655,151
Net cash used in operating activities	(2,864,426)	(1,474,156)
Cash flow from investing activities
Purchase of fixed assets	(39,969)	(27,698)
Acquisition consideration	-	(200,000)
Net cash used in investing activities	(39,969)	(227,698)
Cash flow from financing activities
Proceeds from bank loan and convertible notes, net	2,835,685	(191,762)
Proceeds from issuance of common shares, net	1,725,000	2,123,425
Net cash provided by financing activities	4,560,685	1,931,663
Net increase (decrease) in cash and cash equivalents	1,656,291	229,809
Cash and cash equivalents as at beginning of the period	431,400	1,371,331
Cash at the end of the period	2,087,691	1,601,140

50

AMERI HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	December, 31
	2019	2018
	(as revised)
Cash flow from operating activities
Net income (loss)	$(6,033,766)	$(19,480,701)
Adjustment to reconcile comprehensive income/(loss) to net cash used in operating activities
Depreciation and amortization	2,265,297	2,903,662
Amortization of right of use asset	3,788	-
Impairment on goodwill and intangible assets	-	9,038,553
Provision for Preference dividend	426,003	2,583,184
Changes in fair value of warrants	(1,796,174)	2,760,819
Changes in estimate of contingent consideration	-	(6,940,310)
Stock, option, restricted stock unit and warrant expense	586,495	1,251,489
Foreign exchange translation adjustment	(26,985)	-
Provision for income taxes (net of deferred income taxes)	388,657	6,348,502
Loss on sale of fixed assets	(11,386)	(2,139)
Changes in assets and liabilities:
Increase (decrease) in:
Accounts receivable	1,487,274	967,031
Other current assets	34,994	105,666
Increase (decrease) in:
Accounts payable and accrued expenses	222,679	(2,101,251)
Net cash used in operating activities	(2,453,123)	(2,565,495)
Cash flow from investing activities
Purchase of fixed assets	(84,331)	6,421
Acquisition consideration	(200,000)	(3,645,667)
Net cash used in investing activities	(284,331)	(3,639,246)
Cash flow from financing activities
Proceeds from bank loan and convertible notes, net	(1,326,070)	(1,976,299)
Proceeds from Issue of debentures	1,000,000	-
Contingent consideration for acquisitions	-	(1,657,667)
Proceeds from issuance of common shares, net	2,123,594	6,327,954
Net cash provided by financing activities	1,797,524	2,693,988
Net increase (decrease) in cash and cash equivalents	(939,931)	(3,510,753)
Cash and cash equivalents as at beginning of the period	1,371,331	4,882,084
Cash at the end of the period	$431,400	$1,371,331
SUPPLEMENTAL DISCLOSURES:
Cash paid during the period for:
Interest	$480,404	$571,628
Taxes	$-	$-

Non-cash investing and financing activities:
Operating lease liability	$371,754	$-

51

SELECTED HISTORICAL FINANCIAL INFORMATION OF JAY PHARMA

The following table sets forth selected historical financial information of Jay Pharma for each of the years presented. Such information has been derived from Jay Pharma’s audited financial statements as of and for the years ended December 31, 2019 and 2018, and from Jay Pharma’s unaudited financial statements as of and for the six months ended June 30, 2020, each of which is included elsewhere in this proxy statement/prospectus.

The following table should be read together with “INFORMATION ABOUT JAY PHARMA — Jay Pharma Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 274 of this proxy statement/prospectus and Jay Pharma’s audited financial statements for the years ended December 31, 2019 and 2018 and related notes and unaudited financial statements as of and for the six months ended June 30, 2020 and related notes beginning on page F-1 of this proxy statement/prospectus.

52

JAY PHARMA, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited)

	For the Years Ended December 31,		For the Six Months Ended June 30,
	2019	2018	2020	2019

Expenses
Operating expenses	$2,296,534	$1,919,577	$1,604,210	$1,484,991

Loss from operations	(2,296,534)	(1,919,577)	(1,604,210)	(1,484,991)

Other expense
Loss on extinguishment	32,316	-	-	-
Interest expense	81,823	-	312,642	15,660
Total other expense	114,139	-	312,642	15,660

Net loss	(2,410,673)	(1,919,577)	(1,916,852)	(1,500,651)

Other comprehensive income
Foreign exchange loss	(6,667)	(3,877)	(22,767)	(20,556)

Comprehensive loss	$(2,417,340)	$(1,923,454)	$(1,939,619)	$(1,521,207)

Net loss per share - basic and diluted	$(0.10)	$(0.08)	$(0.07)	$(0.06)

Weighted average shares outstanding, basic and diluted	25,085,980	22,607,147	25,623,103	25,017,188

53

JAY PHARMA, INC.

CONDENSED BALANCE SHEETS

	June 30, 2020	December 31, 2019	December 31, 2018
	(unaudited)
Assets
Current assets:
Cash	$441,393	$43,714	$113,671
Related party receivable	50,553	-	-
Prepaid expenses and other current assets	62,816	65,075	20,092
Total current assets	554,762	108,789	133,763

Total assets	$554,762	$108,789	$133,763

Liabilities and Shareholders’ Deficit

Liabilities
Current liabilities:
Accounts payable and accrued liabilities	$1,405,272	$1,157,645	$199,217
Advance from related party	21,343	22,409	-
Notes payable	2,286,953	446,415	-
Convertible notes payable	323,207	293,921	-
Total liabilities	4,036,775	1,920,390	199,217

Commitments

Shareholders’ Deficit
Common stock, no par value	-	-	-
Additional paid-in capital	3,364,109	3,094,902	2,423,709
Accumulated deficit	(6,811,733)	(4,894,881)	(2,484,208)
Accumulated other comprehensive loss	(34,389)	(11,622)	(4,955)
Total shareholders’ deficit	(3,482,013)	(1,811,601)	(65,454)
Total liabilities and shareholders’ deficit	$554,762	$108,789	$133,763

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SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following selected unaudited pro forma condensed combined financial data as of and for the six months ended June 30, 2020, and for the year ended December 31, 2019, give effect to the proposed Offer, and have been prepared under the acquisition method of accounting with Jay Pharma treated as the accounting acquirer. Jay Pharma is anticipated to be the accounting acquirer based upon the terms of the Offer and other factors, such as the number of shares to be issued to Jay Pharma shareholders under the Tender Agreement, relative voting rights and the composition of the Resulting Issuer’s board and senior management. The following selected unaudited pro forma condensed financial data also give effect to the proposed Spin-Off.

The selected unaudited pro forma condensed combined financial data presented below are based on, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements that appear elsewhere in this proxy statement/prospectus, including the footnotes thereto, and the historical financial statements of Jay Pharma and Ameri that appear elsewhere in this proxy statement/prospectus. See the sections titled “Where You Can Find More Information” and “Unaudited Pro Forma Condensed Combined Financial Statements” for additional information.

The following selected unaudited pro forma condensed combined balance sheet data as of June 30, 2020 combine the historical unaudited condensed balance sheet of Jay Pharma as of June 30, 2020 and the historical unaudited condensed consolidated balance sheet of Ameri as of June 30, 2020, giving pro forma effect to the amalgamation and the Spin-Off as if such transactions had been completed on June 30, 2020.

The following selected unaudited pro forma condensed combined statements of operations data for the year ended December 31, 2019 and the six months ended June 30, 2020, combine the historical audited condensed statement of operations data of Ameri for its fiscal year ended December 31, 2019 and the historical unaudited condensed statement of operations data of Ameri for the six months ended June 30, 2020, respectively, and the historical audited condensed statements of operations data of Jay Pharma for its fiscal year ended December 31, 2019 and the historical unaudited condensed statements of operations data of Jay Pharma for the six months ended June 30, 2020, respectively, giving pro forma effect to the amalgamation and the Spin-Off as if such transactions had been completed on January 1, 2019.

The selected unaudited pro forma condensed combined financial data are presented for illustrative purposes only and are not necessarily indicative of the actual or future financial position or results of operations that would have been realized if the proposed amalgamation or the Spin-Off had been completed as of the dates indicated in the unaudited pro forma condensed combined financial statements or that will be realized upon the consummation of the proposed transactions.

Unaudited Pro Forma Condensed Combined Statements of Operations, Balance Sheet and Other Data:

	Six Months Ended June 30, 2020	Year Ended December 31, 2019
Statement of Operations Data:
Loss from operations	$(1,951,290)	$(3,090,693)
Net loss	$(1,951,290)	$(3,058,377)
Comprehensive loss	$(1,974,057)	$(3,065,044)
Net loss per share – basic and diluted	$(0.06)	$(0.10)
Weighted average common shares outstanding – basic and diluted	32,258,845	30,574,840

As of June 30, 2020
Balance Sheet Data:
Cash	$1,741,393
Working capital	$702,599
Total assets	$4,031,399
Total liabilities	$1,152,163
Total stockholders’ equity	$2,879,236

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COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following unaudited pro forma per share information as of and for the six months ended June 30, 2020 and as of and for the year ended December 31, 2019, and reflects the Offer and related transactions and the Spin-Off as if they had occurred on January 1, 2019. The information in the table is based on, and should be read together with, the historical financial statements of Ameri that appear elsewhere in this proxy statement/prospectus, the unaudited pro forma condensed combined financial statements that appear elsewhere in this proxy statement/prospectus, including the notes thereto, and the historical financial statements of Jay Pharma, including the notes thereto, that appear elsewhere in this proxy statement/prospectus. See the sections titled “Where You Can Find More Information” and “Unaudited Pro Forma Condensed Combined Financial Statements.”

The unaudited pro forma per share data is presented for illustrative purposes only and is not necessarily indicative of actual or future financial position or results of operations that would have been realized if the proposed amalgamation had been completed as of the dates indicated or will be realized upon the completion of the proposed amalgamation. Ameri and Jay Pharma have not declared or paid any dividends during the periods presented.

	AMERI Holdings, Inc. Historical	Jay Pharma, Inc. Historical	Pro Forma Combined
As of and for the six months ended June 30, 2020:
Net loss per share – basic and diluted	$(1.03)	$(0.08)	$(0.06)
Cash dividends per share (1)	$—	$—	$—
Book value per common share as of the period end, basic and diluted (2)	$2.49	$(0.21)	$0.08

For the year ended December 31, 2019:
Net loss per share – basic and diluted	$(2.83)	$(0.10)	$(0.10)
Cash dividends per share (1)	$—	$—	$—

(1)	Although the dividend policy of the Resulting Issuer will be determined by the board of directors of the combined company following completion of the Offer, it is expected that the Resulting Issuer will not declare cash dividends for the foreseeable future (see “RISK FACTORS – Risks Related to the Resulting Issuer Following the Offer – Ameri and Jay Pharma do not anticipate that the Resulting Issuer will pay any cash dividends in the foreseeable future” on page 69 of this proxy statement/prospectus).

(2)	Book value is calculated as total assets less total liabilities as of June 30, 2020.

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RISK FACTORS

You should carefully consider the risks described below in evaluating whether to vote for or consent to the proposals discussed herein. The risks and uncertainties described below are not the only ones Ameri and Jay Pharma face, and these factors should be considered in conjunction with general investment risks and other information included in this proxy statement/prospectus, including the matters addressed in the section titled “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS” beginning on page 99 of this proxy statement/prospectus. You should read and consider the risks associated with the business of Jay Pharma beginning on page 70 of this proxy statement/prospectus because these risk factors will also affect the operations of the Resulting Issuer going forward because, assuming that Proposal 3 is approved, the business of the Resulting Issuer will be Jay Pharma’s business. You should also read and consider the risk factors associated with Ameri beginning on page 86 of this proxy statement/prospectus because these risk factors may affect the operations and financial results of the Resulting Issuer.

Risks Related to the Proposed Offer

The ongoing global coronavirus pandemic may pose risks and could harm business and results of operations for each of Ameri, Jay Pharma and the Resulting Issuer following the completion of the Offer.

In December 2019, a novel coronavirus (COVID-19) was reported in China, and, in March 2020, the World Health Organization declared it a pandemic. Since first being reported in China, the coronavirus has spread globally including the United States and Canada. Given the ongoing and dynamic nature of the circumstances, it is difficult to predict the full impact of the coronavirus pandemic on businesses of Ameri, Jay Pharma and the Resulting Issuer, and there is no guarantee that efforts by Ameri, Jay Pharma and the Resulting Issuer to address the adverse impacts of the coronavirus will be effective. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and actions taken to contain the coronavirus or its impact, among others.

The ultimate risk posed by coronavirus remains highly uncertain; however, reports as of the date of this proxy statement/prospectus suggest that COVID-19 spreads more quickly and has a higher mortality rate than flu-like epidemics of the recent past. This has resulted in authorities imposing, and businesses and individuals implementing, numerous unprecedented measures to try to contain the virus, such as travel bans and restrictions, quarantines, shelter-in-place/stay-at-home and social distancing orders, and shutdowns and has created significant uncertainty and economic disruption, both near-term and potentially long-term. Such measures may recently have been relaxed in certain countries or states, but there is no assurance that more restrictive precautionary measures will not be reinstated due to a resurgence in COVID-19 cases. COVID-19 poses a material risk to the business, financial condition and results of operations of both Ameri and Jay Pharma, and potentially could create risks for the Resulting Issuer, including:

●	risks to the capital markets that may delay or prevent the completion of any securities offering that Ameri may seek to use to finance the Offer;

●	effects on key employees, including operational management personnel and those charged with preparing, monitoring and evaluating the companies’ financial reporting and internal controls;

●	declines in demand resulting from adverse impacts of the disease; and

●	increasing or protracted volatility in the price of Ameri common stock.

These factors, together or in combination with other events or occurrences not yet known or anticipated, could adversely affect the value of the Offer consideration or could delay or prevent the completion of the Offer and the related transactions. If Ameri or Jay Pharma is unable to recover from a business disruption on a timely basis, the Offer and the Resulting Issuer’s business and financial conditions and results of operations following the completion of the Offer could be adversely affected. The Offer may also be delayed and adversely affected by the coronavirus outbreak and become more costly. Each of Ameri, Jay Pharma and the Resulting Issuer may also incur additional costs to remedy damages caused by such disruptions, which could adversely affect its financial condition and results of operations.

57

There is no assurance when or if the Offer will be completed. Any delay in completing the Offer may substantially reduce the intended benefits that Ameri and Jay Pharma expect to obtain from the Offer.

Completion of the Offer is subject to the satisfaction or waiver of a number of conditions as set forth in the Tender Agreement, including the approval by Ameri’s stockholders, approval by NASDAQ of Ameri’s application for the listing of common stock in connection with the Offer, and other customary closing conditions. There can be no assurance that Ameri and Jay Pharma will be able to satisfy the closing conditions or that closing conditions of the Offer beyond their control will be satisfied or waived. For a discussion of the conditions to the completion of the Offer, see the section titled “THE TENDER AGREEMENT — Conditions to the Completion of the Offer” beginning on page 154 of this proxy statement/prospectus. If such conditions are not satisfied or waived, the Offer may not occur or will be delayed, and Ameri and Jay Pharma each may lose some or all of the intended benefits of the Offer. In addition, if the Tender Agreement is terminated under certain circumstances, Ameri or Jay Pharma may be required to reimburse the other party for certain expenses up to $500,000. Moreover, each of Ameri and Jay Pharma has incurred and expect to continue to incur significant expenses related to the Offer, such as legal and accounting fees, some of which must be paid even if the Offer is not completed.

In addition, if the Tender Agreement is terminated and Ameri’s or Jay Pharma’s board of directors determines to seek another business combination, it may not be able to find a third party willing to provide equivalent or more attractive consideration than the consideration to be provided by each party in the Offer. In such circumstances, Ameri’s board of directors may elect to, among other things, divest all or a portion of Ameri’s business, or take the steps necessary to liquidate all of Ameri’s business and assets, and in either such case, the consideration that Ameri receives may be less attractive than the consideration to be received by Ameri pursuant to the Tender Agreement.

The Offer will substantially dilute the voting power of current Ameri stockholders. Having a minority share position may reduce the influence that current stockholders have on the management of Ameri.

If the Offer is completed, upon completion, (i) holders of outstanding common shares of Jay Pharma other than Alpha will be entitled to receive the number of shares of Resulting Issuer common stock issuable in accordance with the Exchange Ratio, and (ii) Alpha will be entitled to receive shares of Series B Preferred Stock, which are convertible into shares of Resulting Issuer common stock subject to a 9.99% beneficial ownership blocker, pursuant to the Alpha Exchange Agreement. Each outstanding Jay Pharma option, whether vested or unvested, and warrant that has not previously been exercised will exchanged for Resulting Issuer stock options and Resulting Issuer warrants, in each case convertible into the number of shares of Resulting Issuer common stock equal to the Exchange Ratio. Each outstanding Jay Pharma option, whether vested or unvested, and warrant that has not previously been exercised will be exchanged for Resulting Issuer stock options and Resulting Issuer warrants, in each case, convertible into the number of shares of Resulting Issuer common stock equal to the Exchange Ratio. For more information, see the section entitled “THE TENDER AGREEMENT” beginning on page 150.

Upon completion of the Offer and the transactions contemplated in the Tender Agreement, based on certain assumptions, Ameri will have the obligation to issue approximately 37,238,068 pre-reverse stock split shares of its common stock to Jay Pharma equity holders in the Offer, including shares to be issued to Alpha and Tikkun. As a result, upon completion of the Offer, the current Ameri stockholders will hold approximately 14.5% of the issued and outstanding equity in Ameri, former Jay Pharma shareholders will own approximately 83% of the issued and outstanding equity in Ameri, and the financial advisor of Jay Pharma and Ameri will hold approximately 2.5% of the outstanding equity of the Resulting Issuer. Accordingly, the issuance of the shares of Ameri common stock to Jay Pharma equity holders in the Offer will significantly reduce the ownership stake and relative voting power of each share of Ameri common stock held by current Ameri stockholders. Consequently, following the Offer, the ability of Ameri’s current stockholders to influence the management of Ameri will be substantially reduced.

58

Because the lack of a public market for Jay Pharma common shares makes it difficult to evaluate the fairness of the Offer, Jay Pharma shareholders may receive consideration in the Offer that is greater than or less than the fair market value of the Jay Pharma common shares.

The outstanding capital stock of Jay Pharma is privately held and is not traded in any public market. The lack of a public market makes it extremely difficult to determine the fair market value of Jay Pharma common shares. Since the percentage of Resulting Issuer common stock to be issued to Jay Pharma equity holders was determined based on negotiations between the parties, it is possible that the value of Resulting Issuer common stock to be issued in connection with the Offer will be greater than the fair market value of Jay Pharma shares. Alternatively, it is possible that the value of the shares of Resulting Issuer common stock to be issued in connection with the Offer will be less than the fair market value of Jay Pharma common shares.

Directors and officers of Ameri and Jay Pharma may have interests in the Offer that are different from, or in addition to, those of Ameri stockholders and Jay Pharma shareholders generally that may influence them to support or approve the Offer.

The officers and directors of Ameri and Jay Pharma may have interests in the Offer that are different from, or are in addition to, those of Ameri stockholders and Jay Pharma shareholders generally. Effective upon the closing of the Offer, Messrs. David Johnson and John Van Buiten will be employed by the Resulting Issuer and receive compensation and other consideration as described in more detail in the section titled “MANAGEMENT OF THE RESULTING ISSUER” beginning on page 199 of this proxy statement/prospectus. Additionally, Barry Kostiner, the CFO of Ameri, will enter into a consulting agreement with the Resulting Issuer for a term of twelve months. Two of the current directors of Jay Pharma will be appointed as directors of the Resulting Issuer after the completion of the Offer and receive cash and equity compensation in consideration for such service as described in more detail in the section titled “MANAGEMENT OF THE RESULTING ISSUER” beginning on page 199 of this proxy statement/prospectus. Each outstanding option to acquire common shares of Jay Pharma held by the current executive officers and directors of Jay Pharma will be exchanged for an option to acquire shares of Resulting Issuer common stock. In addition, the directors and executive officers of Ameri and Jay Pharma also have certain rights to indemnification or to directors’ and officers’ liability insurance that will survive the completion of the Offer. These interests may have influenced the directors and executive officers of Ameri and Jay Pharma to support or recommend the proposals presented to Ameri stockholders and Jay Pharma shareholders. See the sections entitled “THE OFFER — Directors and Executive Officers of the Resulting Issuer Following the Offer” beginning on page 153 of this proxy statement/prospectus.

The announcement and pendency of the Offer could have an adverse effect on Ameri’s or Jay Pharma’s business, financial condition, results of operations or business prospects.

The announcement and pendency of the Offer could disrupt Ameri’s and/or Jay Pharma’s businesses in the following ways, among others:

●	Ameri’s or Jay Pharma’s current and prospective employees could experience uncertainty about their future roles within the Resulting Issuer; and, this uncertainty might adversely affect Ameri’s or Jay Pharma’s ability to retain, recruit and motivate key personnel;

●	the attention of Ameri’s or Jay Pharma’s management may be directed towards the completion of the Offer and other transaction-related considerations and may be diverted from the day-to-day business operations of Ameri or Jay Pharma, as applicable, and matters related to the Offer may require commitments of time and resources that could otherwise have been devoted to other opportunities that might have been beneficial to Ameri or Jay Pharma, as applicable; and

●	customers, prospective customers, suppliers, collaborators and other third parties with business relationships with Ameri or Jay Pharma may decide not to renew or may decide to seek to terminate, change or renegotiate their relationships with Ameri or Jay Pharma as a result of the Offer, whether pursuant to the terms of their existing agreements with Ameri or Jay Pharma.

Should they occur, any of these matters could adversely affect the businesses of, or harm the financial condition, results of operations or business prospects of, Ameri or Jay Pharma.

59

During the pendency of the Offer, Ameri or Jay Pharma may not be able to enter into a business combination with another party and will be subject to contractual limitations on certain actions because of restrictions in the Tender Agreement.

Covenants in the Tender Agreement impede the ability of Ameri or Jay Pharma to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the Offer other than the Spin-Off. As a result, if the Offer is not completed, the parties may be at a disadvantage to their competitors. In addition, while the Tender Agreement is in effect and subject to limited exceptions, each party is prohibited from soliciting, initiating, encouraging or taking actions designed to facilitate any inquiries or the making of any proposal or offer that could lead to the entering into certain extraordinary transactions with any third party, such as a sale of assets, an acquisition, a tender offer, an amalgamation or other business combination outside the ordinary course of business. These restrictions may prevent each of Ameri and Jay Pharma from pursuing otherwise attractive business opportunities or other capital structure alternatives and making other changes to its business or executing certain of its business strategies prior to the completion of the Offer, which could be favorable to Ameri stockholders or Jay Pharma shareholders.

Certain provisions of the Tender Agreement may discourage third parties from submitting competing proposals, including proposals that may be superior to the arrangements contemplated by the Tender Agreement.

The terms of the Tender Agreement prohibit each of Ameri and Jay Pharma from soliciting competing proposals or cooperating with persons making unsolicited takeover proposals, except in limited circumstances if the Ameri board of directors determines in good faith, after consultation with its independent financial advisor, if any, and outside counsel, that an unsolicited competing proposal constitutes, or would reasonably be expected to result in, a superior competing proposal and that failure to take such action would be reasonably likely to result in a breach of the fiduciary duties of the Ameri board of directors. In addition, if Ameri or Jay Pharma terminate the Tender Agreement under specified circumstances, including terminating because of a decision of either party’s board of directors to recommend a superior competing proposal, the terminating party would be required to pay a reimburse the other party for certain expenses up to $500,000 as described under “THE TENDER AGREEMENT — Expense Reimbursement upon Termination.” This expense reimbursement may discourage third parties from submitting competing proposals to Ameri or its stockholders and may cause the Ameri board of directors to be less inclined to recommend a competing proposal.

The rights of Jay Pharma shareholders who become Resulting Issuer stockholders in the Offer and Ameri stockholders following the Offer will be governed by the A&R Charter and the A&R Bylaws.

Jay Pharma shareholders who receive shares of Resulting Issuer common stock in the Offer will become Resulting Issuer stockholders. As a result, Jay Pharma shareholders who become stockholders in the Resulting Issuer will be governed by the Resulting Issuer’s organizational documents and bylaws, rather than being governed by Jay Pharma’s organizational documents. See the section titled “COMPARISON OF RIGHTS OF AMERI STOCKHOLDERS AND JAY PHARMA SHAREHOLDERS” beginning on page 286 of this proxy statement/prospectus. Pursuant to the Tender Agreement, Ameri’s certificate of incorporation will be amended and restated (the “A&R Charter”), subject to Ameri stockholders’ approval of the A&R Charter Proposal, and Ameri’s bylaws will be amended and restated (the “A&R Bylaws”), immediately prior to the effective time of the Offer. See the section titled “COMPARISON OF RIGHTS OF AMERI STOCKHOLDERS AND JAY PHARMA SHAREHOLDERS” beginning on page 286 of this proxy statement/prospectus.

The Exchange Ratio is not adjustable based on the market price of Ameri common stock, so the Offer consideration at the closing may have a greater or lesser value than at the time the Tender Agreement was signed.

The Tender Agreement has set the Exchange Ratio formula for the shares of Ameri common stock, and any changes in the market price of Ameri common stock before the completion of the Offer will not affect the number of shares Jay Pharma securityholders will be entitled to receive pursuant to the Tender Agreement. Therefore, if before the completion of the Offer the market price of Ameri common stock declines from the market price on the date of the Tender Agreement, then Jay Pharma securityholders could receive Offer consideration with substantially lower value. Similarly, if before the completion of the Offer the market price of Ameri common stock increases from the market price on the date of the Tender Agreement, then Jay Pharma securityholders could receive Offer consideration with substantially more value for their Jay Pharma securities than the parties had negotiated for in the establishment of the Exchange Ratio.

60

If the Offer does not qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), or is otherwise taxable to U.S. Jay Pharma equity holders, then such holders may be required to pay substantial U.S. federal income taxes.

For U.S. federal income tax purposes, the Offer is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. If the Internal Revenue Service (the “IRS”) or a court determines that the Offer should not be treated as a reorganization, then the Offer should qualify as a tax-deferred transaction under Section 351 of the Code and a U.S. holder of Jay Pharma common shares and warrants would recognize taxable gain or loss upon the exchange of Jay Pharma common shares and warrants for Ameri common stock and warrants pursuant to the Offer in an amount equal to the lesser of the value of the warrants received and the amount of gain realized in the Offer. If the Offer were to not qualify as a tax-deferred transaction under either Section 368(a) or 351 of the Code, then a U.S. holder of Jay Pharma common shares and warrants would recognize taxable gain or loss upon the exchange of Jay Pharma common shares and warrants for Ameri common stock and warrants pursuant to the Offer in an amount equal to the amount of gain realized in the Offer. See section titled “Material U.S. Federal Income Tax Considerations” beginning on page 225 of this joint proxy statement/prospectus.

Ameri is expected to incur substantial expenses related to the Offer with Jay Pharma.

Ameri is expected to incur substantial expenses in connection with the Offer with Jay Pharma (currently estimated at approximately $1,319,727 through the completion of the Offer), as well as operating as a public company. Ameri may incur additional costs to maintain employee morale and to retain key employees and will incur significant fees and expenses relating to legal, accounting, financial advisory and other transaction fees and costs associated with the Offer. Additionally, there are a large number of processes, policies, procedures, operations, technologies and systems that must be integrated, including purchasing, accounting and finance, sales, billing, payroll, manufacturing, marketing and employee benefits, which cannot be accurately estimated at this time, and the Resulting Issuer may incur after-tax integration and restructuring costs and other costs incurred to execute the transaction following completion of the Offer in 2020. Actual transaction costs may substantially exceed Ameri’s estimates and may have an adverse effect on the Resulting Issuer’s financial condition and operating results.

Failure to complete the Offer could negatively affect the value of Ameri common stock and the future business and financial results of both Ameri and Jay Pharma.

If the Offer is not completed, the ongoing businesses of Ameri and Jay Pharma could be adversely affected, and each of Ameri and Jay Pharma will be subject to a variety of risks associated with the failure to complete the Offer, including without limitation the following:

●	diversion of management focus and resources from operational matters and other strategic opportunities while working to implement the Offer;

●	reputational harm due to the adverse perception of any failure to successfully complete the Offer; and

●	having to pay certain costs relating to the Offer, such as legal, accounting, financial advisory, filing and printing fees.

If the Offer is not completed, these risks could materially affect the market price of Ameri common stock and the business and financial results of both Ameri and Jay Pharma.

The Offer is expected to result in a limitation on Ameri’s ability to utilize its net operating loss carryforward.

Under Section 382 of the Code, use of Ameri’s net operating loss carryforwards (“NOLs”) will be limited if Ameri experiences a cumulative change in ownership of greater than 50% in a moving three-year period. Ameri will experience an ownership change as a result of the Offer and therefore its ability to utilize its NOLs and certain credit carryforwards remaining at the effective time of the Offer will be limited. The limitation will be determined by the fair market value of Ameri’s common stock outstanding prior to the ownership change, multiplied by the applicable federal rate. Limitations imposed on Ameri’s ability to utilize NOLs could cause U.S. federal and state income taxes to be paid earlier than would be paid if such limitations were not in effect reducing or eliminating the benefit of such NOLs.

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The opinion received by Ameri’s board of directors from Gemini, as amended, has not been, and is not expected to be, updated to reflect changes in circumstances that may have occurred since the date of the opinion.

Ameri’s financial advisor, Gemini, rendered its opinion as to the fairness of the Offer consideration from a financial point of view to Ameri as of the date of such opinion, and such opinion was one of many factors considered by the Ameri board of directors in approving the Offer. The opinion does not speak as of the time the Offer will be completed or any date other than the date of such opinion. Subsequent changes in the operation and prospects of Ameri or Jay Pharma, general market and economic conditions, including the effect of the coronavirus pandemic on financial markets, and other factors that may be beyond the control of Ameri or Jay Pharma, may significantly alter the value of Ameri or Jay Pharma or the prices of the shares of Ameri common stock by the time the Offer is to be completed. The opinion does not address the fairness of the Offer consideration from a financial point of view to Ameri at the time the Offer is to be completed, or as of any other date other than the date of such opinion, and the Tender Agreement does not require that the opinion be updated, revised or reaffirmed prior to the closing of the Offer to reflect any changes in circumstances between the date of the signing of the Tender Agreement and the completion of the Offer as a condition to closing the Offer. See the section titled “THE OFFER – Opinion of Ameri’s Financial Advisor” beginning on page 131 and Annex T to this proxy statement/prospectus.

The Offer may be completed even though material adverse changes may result from the announcement of the Offer, industry-wide changes or other causes.

In general, either party can refuse to complete the Offer if there is a material adverse change (as defined in the Tender Agreement) affecting the other party between August 12, 2020, the date of the Tender Agreement, and the closing of the Offer. However, some types of changes do not permit either party to refuse to complete the Offer, even if such changes would have a material adverse effect on Ameri or Jay Pharma, as the case may be:

●	changes in general economic, business, financial or market conditions, including the effect of the coronavirus pandemic on financial markets;

●	changes or events affecting the industries or industry sectors in which the parties operate generally;

●	changes in GAAP;

●	changes in laws, rules, regulations, decrees, rulings, ordinances, codes or requirements issued, enacted, adopted or otherwise put into effect by or under the authority of any governmental body;

●	changes caused by the announcement or pendency of the Offer;

●	changes caused by any action taken by either party with the prior written consent of the other party;

●	changes caused by any decision, action, or inaction by governmental or regulatory bodies, with respect to any products of either party;

●	changes caused by any act of war, terrorism, national or international calamity or any other similar event;

●	with respect to Ameri, a decline in Ameri’s stock price; or

●	with respect to Ameri, a change in the listing status of Ameri’s common stock on NASDAQ.

If material adverse changes occur but Ameri and Jay Pharma must still complete the Offer, the market price of Ameri common stock may suffer. For a more complete discussion of what constitutes a material adverse effect on Ameri or Jay Pharma under the Tender Agreement, see the section titled “THE TENDER AGREEMENT — Representations and Warranties” beginning on page 158 of this proxy statement/prospectus.

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The rights of the Jay Pharma shareholders under Canadian law will differ from their rights under Delaware law, which may, in some cases, provide less protection to the former Jay Pharma shareholders, as the Resulting Issuer stockholders, following the Offer.

Upon completion of the Offer, the Jay Pharma shareholders will become stockholders of a Delaware corporation. There are material differences between the CBCA and the DGCL and Jay Pharma’s current and proposed charter and bylaws. For example, under Canadian law, many significant corporate actions such as amending a corporation’s articles of incorporation or consummating an amalgamation require the approval of two-thirds of the votes cast by shareholders entitled to vote, whereas under Delaware law, a majority of the total voting power of all of those entitled to vote may approve the matter. Furthermore, shareholders under Canadian law are entitled to dissent rights under a number of extraordinary corporate actions, including an amalgamation with another unrelated corporation, certain amendments to a corporation’s articles of incorporation or the sale of all or substantially all of a corporation’s assets; under Delaware law, stockholders are entitled to dissent and appraisal rights for certain specified corporate transactions such as mergers or consolidations. If the Offer is consummated, Jay Pharma shareholders may be afforded less protection under the DGCL than they had under the CBCA in certain circumstances. See “The Offer – Comparison of Shareholder Rights”.

Ameri and Jay Pharma may become involved in securities litigation or stockholder/shareholder derivative litigation in connection with the Offer, and this could divert the attention of Ameri and Jay Pharma management and harm the Resulting Issuer’s business, and insurance coverage may not be sufficient to cover all related costs and damages.

Securities litigation or stockholder/shareholder derivative litigation frequently follows the announcement of certain significant business transactions, such as the sale of a business division or announcement of a business combination transaction. Ameri and Jay Pharma may become involved in this type of litigation in connection with the Offer, and the Resulting Issuer may become involved in this type of litigation in the future. The insurance coverage of Ameri, Jay Pharma or the Resulting Issuer may not be sufficient to cover all related costs and damages. Litigation often is expensive and diverts management’s attention and resources, which could adversely affect the business of Ameri, Jay Pharma and the Resulting Issuer.

The A&R Bylaws includes an exclusive forum for adjudication of disputes provision which limits the forum to the Delaware Court of Chancery for certain actions against the Resulting Issuer.

The A&R Bylaws state that, except for an action in which the Court of Chancery in the State of Delaware concludes that an indispensable party is not subject to the jurisdiction of the Delaware courts, such Court of Chancery shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Resulting Issuer, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Resulting Issuer to the Resulting Issuer or the Resulting Issuer’s stockholders, (iii) any action asserting a claim against the Resulting Issuer arising pursuant to any provision of the DGCL or the A&R Charter or the A&R Bylaws, or (iv) any action asserting a claim against the Resulting Issuer based on a violation of Delaware decisional law relating to the internal affairs of the Resulting Issuer; provided that the Resulting Issuer may consent to an alternative forum for any such proceeding upon the approval of the Resulting Issuer’s board of directors. Such exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction.

Although the A&R Bylaws contains the choice of forum provision described above, it is possible that a court could rule that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable. Investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. In addition, this provision may increase a stockholder’s costs to bring a claim or limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Resulting Issuer or its directors, officers, employees or stockholders, which may discourage such lawsuits against the Resulting Issuer or its directors, officers, employees or stockholders. Alternatively, if a court were to find this provision in the A&R Bylaws to be inapplicable or unenforceable in an action, the Resulting Issuer may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect the Resulting Issuer’s business and financial condition.

Risks Related to the Reverse Stock Split

The reverse stock split may not increase the Resulting Issuer’s stock price over the long term.

If the Reverse Stock Split Proposal is approved, the Resulting Issuer anticipates effecting a reverse stock split with a ratio between 1-for-[●] and 1-for-[●] immediately following the Offer. The principal purpose of the reverse stock split is to increase the per-share market price of Resulting Issuer common stock above $6.00 per share so that the listing of the Resulting Issuer and the shares of Ameri common stock being issued in the Offer on NASDAQ will be approved. It cannot be assured, however, that the reverse stock split will accomplish this objective for any meaningful period of time. While it is expected that the reduction in the number of outstanding shares of common stock will proportionally increase the market price of Resulting Issuer common stock upon effectiveness of the reverse stock split, it cannot be assured that the reverse stock split will result in any sustained proportionate increase in the market price of Resulting Issuer common stock, which is dependent upon many factors, including the business and financial performance of the Resulting Issuer, general market conditions, and prospects for future success, which are unrelated to the number of shares of Resulting Issuer common stock outstanding. Thus, while the stock price of the Resulting Issuer might meet the listing requirements for Nasdaq initially, it cannot be assured that it will continue to do so.

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The reverse stock split would have the effect of increasing the amount of common stock that the Resulting Issuer is authorized to issue without further approval by the Resulting Issuer’s stockholders.

As a result of the reverse stock split, and after giving effect to the Offer, the Resulting Issuer expects that it will have between approximately [●] shares and [●] shares of common stock outstanding, compared to approximately [●] shares of Ameri common stock outstanding as of May [●], 2020. The proposed A&R Charter for the Resulting Issuer is anticipated to authorize the Resulting Issuer to issue 100,000,000 shares of common stock and does not anticipate reducing this amount in connection with the reverse stock split. As a result, it is anticipated that the reverse stock split will give the Resulting Issuer the ability to issue between approximately [●] and [●] additional shares of common stock, including shares that may be issued pursuant to awards that have been granted. Except in certain instances, as required by law or by the rules of NASDAQ, these additional shares may be issued by the Resulting Issuer without further vote of the Resulting Issuer’s stockholders. If the Resulting Issuer’s board of directors chooses to issue additional shares of the Resulting Issuer common stock, such issuance could have a dilutive effect on the equity, earnings and voting interests of the Resulting Issuer’s stockholders.

The reverse stock split may decrease the liquidity of Ameri’s common stock.

Although Ameri’s board of directors believes that the anticipated increase in the market price of Ameri’s common stock could encourage interest in its common stock and possibly promote greater liquidity for its stockholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the reverse stock split. The reduction in the number of outstanding shares may lead to reduced trading and a smaller number of market makers for Ameri’s common stock.

The reverse stock split may lead to a decrease in overall market capitalization of the Resulting Issuer.

Should the market price of Ameri’s common stock decline after the reverse stock split, the percentage decline may be greater, due to the smaller number of shares outstanding, than it would have been prior to the reverse stock split. A reverse stock split is often viewed negatively by the market and, consequently, can lead to a decrease in the overall market capitalization of the Resulting Issuer. If the per share market price does not increase in proportion to the reverse stock split ratio, then the value of the Resulting Issuer, as measured by its stock capitalization, will be reduced. In some cases, the per-share stock price of companies that have effected reverse stock splits subsequently declined back to pre-reverse stock split levels, and accordingly, it cannot be assured that the total market value of Ameri’s common stock will remain the same after the reverse stock split is effected, or that the reverse stock split will not have an adverse effect on Ameri’s stock price due to the reduced number of shares outstanding after the reverse stock split.

Risks Related to the Resulting Issuer Following the Offer

The market price of Resulting Issuer common stock after the Offer may be subject to significant fluctuations and volatility, and the stockholders of the Resulting Issuer may be unable to resell their shares at a profit and incur losses.

The market price of Resulting Issuer common stock could be subject to significant fluctuation following the Offer. The business of Ameri differs from that of Jay Pharma in important respects and, accordingly, the results of operations of the Resulting Issuer and the market price of Resulting Issuer common stock following the Offer may be affected by factors different from those currently affecting the results of operations of Ameri. Market prices for securities of life sciences and biopharma companies in particular have historically been particularly volatile, and have shown extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors, as well as general economic, political and market conditions such as recessions or interest rate changes, may seriously affect the market price of Resulting Issuer common stock, regardless of the actual operating performance of the Resulting Issuer. Some of the factors that may cause the market price of Resulting Issuer common stock to fluctuate include:

●	investors react negatively to the effect on the Resulting Issuer’s business and prospects from the Offer;

●	the announcement of new products, new developments, services or technological innovations by the Resulting Issuer or the Resulting Issuer’s competitors;

●	actual or anticipated quarterly increases or decreases in revenue, gross margin or earnings, and changes in the Resulting Issuer’s business, operations or prospects;

●	announcements relating to strategic relationships, amalgamations, acquisitions, partnerships, collaborations, joint ventures, capital commitments, or other events by the Resulting Issuer or the Resulting Issuer’s competitors;

●	conditions or trends in the life sciences and biopharma industries;

●	changes in the economic performance or market valuations of other life sciences and biopharma companies;

●	general market conditions or domestic or international macroeconomic and geopolitical factors unrelated to the Resulting Issuer’s performance or financial condition;

●	sale of Resulting Issuer common stock by stockholders, including executives and directors;

●	volatility and limitations in trading volumes of Resulting Issuer common stock;

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●	volatility in the market prices and trading volumes of companies in the life sciences and biopharma industries;

●	the Resulting Issuer’s ability to finance its business;

●	ability to secure resources and the necessary personnel to pursue the plans of the Resulting Issuer;

●	failures to meet external expectations or management guidance;

●	changes in the Resulting Issuer’s capital structure or dividend policy, future issuances of securities, sales or distributions of large blocks of common stock by stockholders;

●	the Resulting Issuer’s cash position;

●	announcements and events surrounding financing efforts, including debt and equity securities;

●	analyst research reports, recommendation and changes in recommendations, price targets, and withdrawals of coverage;

●	departures and additions of key personnel;

●	disputes and litigations related to intellectual properties, proprietary rights, and contractual obligations;

●	investigations by regulators into the operations of the Resulting Issuer or those of the competitors;

●	changes in applicable laws, rules, regulations, or accounting practices and other dynamics; and

●	other events or factors, many of which may be out of the Resulting Issuer’s control.

In the past, following periods of volatility in the overall market and the market prices of particular companies’ securities, securities class action litigations have often been instituted against these companies. Litigation of this type, if instituted against the Resulting Issuer, could result in substantial costs and a diversion of the management’s attention and resources of the Resulting Issuer. Any adverse determination in any such litigation or any amounts paid to settle any such actual or threatened litigation could require that the Resulting Issuer make significant payments.

Moreover, the COVID-19 pandemic has resulted in significant financial market volatility and uncertainty in recent months. A continuation or worsening of the levels of market disruption and volatility seen in the recent past could have an adverse effect on the Resulting Issuer’s ability to access capital, on the Resulting Issuer’s business, results of operations and financial condition, and on the market price of the Resulting Issuer common stock.

If the Offer is consummated, the business operations, strategies and focus of Ameri will fundamentally change, and these changes may not result in an improvement in the value of its common stock.

Pending the completion of the Offer, and subject to approval of Proposal 3, it is currently anticipated that the Resulting Issuer would focus its resources on executing Jay Pharma’s current business plan. The consideration received may not accurately represent the value of the assets sold or assigned, and the stockholders of Ameri and shareholders of Jay Pharma may not participate in the future prospects of such Ameri legacy operations.

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Following the Offer, it is expected that the Resulting Issuer’s primary products will be Jay Pharma’s product candidates. Consequently, if the Offer is consummated, an investment in Ameri’s common stock will primarily represent an investment in the business operations, strategies and focus of Jay Pharma. Jay Pharma expects to incur losses as it develops its product candidates, and Jay Pharma’s product candidates, should they get approved by the FDA for marketing, may not be profitable. The failure to successfully develop product candidates will significantly diminish the anticipated benefits of the Offer and have a material adverse effect on the business of the Resulting Issuer. There is no assurance that the Resulting Issuer’s business operations, strategies or focus will be successful following the Offer, and the Offer could depress the value of Resulting Issuer common stock.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, and future results of the Resulting Issuer may differ materially from the unaudited pro forma financial statements presented in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial statements contained in this proxy statement/prospectus are presented for illustrative purposes only and may not be an indication of the Resulting Issuer’s financial condition or results of operations following the completion of the Offer for several reasons. The unaudited pro forma condensed combined financial statements have been derived from the historical financial statements of Ameri and Jay Pharma and adjustments and assumptions have been made regarding the Resulting Issuer after giving effect to the Offer and related transactions. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with accuracy. Moreover, the unaudited pro forma condensed combined financial statements do not reflect all costs that are expected to be incurred by the Resulting Issuer in connection with the Offer. As a result, the actual financial condition and results of operations of the Resulting Issuer following the completion of the Offer may not be consistent with, or evident from, these unaudited pro forma condensed combined financial statements. The assumptions used in preparing the unaudited pro forma condensed combined financial information may not prove to be accurate, and other factors may affect the Resulting Issuer’s financial condition or results of operations following the Offer. Any decline or potential decline in the Resulting Issuer’s financial condition or results of operations may cause significant variations in the market price of Ameri common stock.

The Resulting Issuer may issue additional equity securities in the future, which may result in dilution to existing investors.

To the extent the Resulting Issuer raises additional capital by issuing equity securities, the Resulting Issuer’s stockholders may experience substantial dilution. The Resulting Issuer may, from time to time, sell additional equity securities in one or more transactions at prices and in a manner it determines. If the Resulting Issuer sells additional equity securities, existing stockholders may be materially diluted. New investors could gain rights superior to existing stockholders, such as liquidation and other preferences. In addition, the number of shares available for future grant under the Resulting Issuer’s equity compensation plans may be increased in the future. Also, the exercise or conversion of outstanding options or warrants to purchase shares of capital stock may result in dilution to the Resulting Issuer’s stockholders upon any such exercise or conversion.

Certain stockholders could attempt to influence changes within the Resulting Issuer which could adversely affect the Resulting Issuer’s operations, financial condition and the value of Resulting Issuer common stock.

The Resulting Issuer’s stockholders may from time to time seek to acquire a controlling stake in the Resulting Issuer, engage in proxy solicitations, advance stockholder proposals or otherwise attempt to effect changes. Campaigns by stockholders to effect changes at publicly-traded companies are sometimes led by investors seeking to increase short-term stockholder value through actions such as financial restructuring, increased debt, special dividends, stock repurchases or sales of assets or the entire company. Responding to proxy contests and other actions by activist stockholders can be costly and time-consuming, and could disrupt the Resulting Issuer’s operations and divert the attention of the Resulting Issuer’s board of directors and senior management from the operation of its business. These actions could adversely affect the Resulting Issuer’s operations, financial condition and the value of Resulting Issuer common stock.

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The sale or availability for sale of a substantial number of shares of common stock of the Resulting Issuer after expiration of the lock-up/leak-out period could adversely affect the market price of such shares.

Sales of a substantial number of shares of common stock of the Resulting Issuer in the public market after expiration of the lock-up/leak-out period and other legal restrictions on resale, or the perception that these sales could occur, could adversely affect the market price of such shares and could materially impair the Resulting Issuer’s ability to raise capital through equity offerings in the future. Immediately following the closing of the Offer, the Resulting Issuer will have outstanding [●] shares of common stock (prior to giving effect to the proposed reverse stock split), based on the number of shares outstanding as of [●]. This includes the shares being issued to Jay Pharma shareholders as Offer consideration, which may be resold in the public market immediately without restriction, unless such shareholders is subject to a lock-up or other restrictions on resale. All of Jay Pharma’s executive officers, directors and principal shareholders are subject to lock-up agreements that restrict their ability to transfer shares of the Resulting Issuer’s capital stock during the period of 180 days after the effective time of the Offer, subject to specified exceptions. Certain shareholders of Jay Pharma are also subject to a leak-out period of 180 days after the end of the lock-up period. See “Ancillary Agreements—Lock-Up/Leak-Out Agreements”. Upon completion of the Offer, the Resulting Issuer may permit its officers, directors, employees, and certain stockholders who are subject to the lock-up/leak-out agreement to sell shares prior to the expiration of the lock-up agreements. After the lock-up agreements expire, approximately 37,238,068 shares of common stock (prior to giving effect to the proposed reverse stock split) held by the Resulting Issuer’s directors, executive officers and principal stockholders will be subject to volume limitations under Rule 144 under the Securities Act and various vesting agreements. Ameri and Jay Pharma are unable to predict what effect, if any, market sales of securities held by significant stockholders, directors or officers of the Resulting Issuer or the availability of these securities for future sale will have on the market price of Resulting Issuer common stock after the Offer. Additionally, the exercise period of the Series B Warrants begins on the 90th day following the expiration of the lock-up/leak-out period and extends for five years from such date. The exercise of the Series B Warrants may also impact the market price of Resulting Issuer common stock.

The Resulting Issuer also expects to exchange Resulting Issuer options and Resulting Issuer warrants for approximately 4,022,803 shares of common stock subject to outstanding Jay Pharma options and approximately 1,561,195 shares of common stock subject to outstanding Jay Pharma warrants (each on an as-converted to Ameri common stock basis and prior to giving effect to the proposed reverse stock split). The Resulting Issuer intends to register all of the shares of common stock issuable upon exercise of outstanding Jay Pharma options and warrants, and upon the exercise of any options, warrants or other equity incentives the Resulting Issuer may grant in the future, for public resale under the Securities Act. Accordingly, these shares will be able to be freely sold in the public market upon issuance as permitted by any applicable vesting requirements, subject to the lock-up agreements described above.

Moreover, upon completion of the Offer, the holders of [●] shares of common stock, including shares deliverable upon exercise of warrants, based on the number of shares outstanding as of [●], will have rights, subject to certain conditions, to require the Resulting Issuer to file registration statements covering their shares or to include their shares in registration statements that the Resulting Issuer may file for itself or its stockholders.

If securities analysts do not publish research or reports about the business of the Resulting Issuer, or if they publish negative evaluations, the price of Resulting Issuer common stock could decline.

The trading market for Resulting Issuer common stock will rely in part on the availability of research and reports that third-party industry or financial analysts publish about the Resulting Issuer. There are many large, publicly traded companies active in the life sciences and biopharma industries, which may mean it will be less likely that the Resulting Issuer receives widespread analyst coverage. Furthermore, if one or more of the analysts who do cover the Resulting Issuer downgrade its stock, its stock price would likely decline. If one or more of these analysts cease coverage of the Resulting Issuer, the Resulting Issuer could lose visibility in the market, which in turn could cause its stock price to decline.

The Resulting Issuer may not be able to adequately protect or enforce its intellectual property rights, which could harm its competitive position.

The Resulting Issuer’s success and future revenue growth will depend, in part, on its ability to protect its intellectual property. The Resulting Issuer will primarily rely on patent, copyright, trademark and trade secret laws, as well as nondisclosure agreements and other methods, to protect its proprietary technologies and processes. It is possible that competitors or other unauthorized third parties may obtain, copy, use or disclose proprietary technologies and processes, despite efforts by the Resulting Issuer to protect its proprietary technologies and processes. While the Resulting Issuer will hold rights in several patents, there can be no assurances that any additional patents will be issued, or additional rights will be granted, to the Resulting Issuer. Even if new patents are issued, the claims allowed may not be sufficiently broad to protect the Resulting Issuer’s technology. The Resulting Issuer’s competitors may also be able to develop similar technology independently or design around the patents to which the Resulting Issuer has rights.

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Jay Pharma currently holds full or limited rights to several patents as an in-licensee. Any of Jay Pharma’s rights to existing patents, and any future patents issued to the Resulting Issuer, may be challenged, invalidated or circumvented. As such, any rights granted under these patents may not provide the Resulting Issuer with meaningful protection. Jay Pharma may not have, and in the future the Resulting Issuer may not have, foreign patents or pending applications corresponding to its U.S. patents and applications. Even if foreign patents are granted, effective enforcement in foreign countries may not be available. If the Resulting Issuer’s patents or rights to patents do not adequately protect its technology, competitors may be able to offer products similar to the Resulting Issuer’s products.

The Resulting Issuer’s management will be required to devote a substantial time to comply with public company regulations.

As a public company, the Resulting Issuer will incur significant legal, accounting and other expenses that Jay Pharma did not incur as a private company. The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act as well as rules implemented by the SEC and Nasdaq, impose various requirements on public companies, including those related to corporate governance practices. The Resulting Issuer’s management and other personnel will need to devote a substantial amount of time to these requirements. Moreover, these rules and regulations will increase the Resulting Issuer’s legal and financial compliance costs relative to those of Jay Pharma and will make some activities more time consuming and costly.

The Sarbanes-Oxley Act requires, among other things, that the Resulting Issuer maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, the Resulting Issuer must perform system and process evaluation and testing of its internal control over financial reporting to allow management to report on the effectiveness of its internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. The Resulting Issuer’s compliance with these requirements will require that it incur substantial accounting and related expenses and expend significant management efforts. The Resulting Issuer will likely need to hire additional accounting and financial staff to satisfy the ongoing requirements of Section 404 of the Sarbanes-Oxley Act. The costs of hiring such staff may be material and there can be no assurance that such staff will be immediately available to the Resulting Issuer. Moreover, if the Resulting Issuer is not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act, or if the Resulting Issuer identifies deficiencies in its internal control over financial reporting that are deemed to be material weaknesses, investors could lose confidence in the accuracy and completeness of the Resulting Issuer’s financial reports, the market price of Resulting Issuer common stock could decline and the Resulting Issuer could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities.

Subsequent to the completion of the Offer, the Resulting Issuer may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although Ameri and Jay Pharma have conducted due diligence on each other, there can be no assurances that their diligence revealed all material issues that may be present in the other company’s business, that all material issues through a customary amount of due diligence will be uncovered, or that factors outside of Ameri’s and Jay Pharma’s control will not later arise. As a result, the Resulting Issuer may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in losses. Even if due diligence successfully identifies certain risks, unexpected risks may arise, and previously known risks may materialize in a manner not consistent with each company’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on liquidity, the fact that the Resulting Issuer reports charges of this nature could contribute to negative market perceptions about Ameri’s or its securities. In addition, charges of this nature may make future financing difficult to obtain on favorable terms or at all.

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Anti-takeover provisions under Delaware corporate law may make it difficult for the Resulting Issuer stockholders to replace or remove its board of directors and could deter or delay third parties from acquiring the Resulting Issuer, which may be beneficial to the stockholders of the Resulting Issuer.

Assuming that the A&R Charter Proposal is approved by Ameri stockholders, the Resulting Issuer will be subject to the anti-takeover provisions of the DGCL, including Section 203 of the Delaware General Corporation Law (the “DGCL”). Under these provisions, which will become effective upon the closing of the Offer, if anyone becomes an “interested stockholder,” the Resulting Issuer may not enter into a “business combination” with that person for three (3) years without special approval, which could discourage a third party from making a takeover offer and could delay or prevent a change of control. For purposes of Section 203 of the DGCL, “interested stockholder” means, generally, someone owning fifteen percent (15%) or more of the Resulting Issuer’s outstanding voting stock or an affiliate of the Resulting Issuer that owned fifteen percent (15%) or more of the Resulting Issuer’s outstanding voting stock during the past three (3) years, subject to certain exceptions as described in Section 203 of the DGCL.

Ameri and Jay Pharma do not anticipate that the Resulting Issuer will pay any cash dividends in the foreseeable future.

The current expectation is that the Resulting Issuer will retain its future earnings, if any, to fund the development and growth of the Resulting Issuer’s business. As a result, capital appreciation, if any, of the common stock of the Resulting Issuer will be the Resulting Issuer’s stockholders’ sole source of gain, if any, for the foreseeable future.

In the event that the Resulting Issuer fails to satisfy any of the listing requirements of NASDAQ, its common stock may be delisted, which could affect its market price and liquidity.

Following the Offer, Resulting Issuer common stock is expected to be listed on NASDAQ. For continued listing on NASDAQ, the Resulting Issuer will be required to comply with the continued listing requirements, including the minimum market capitalization standard, the corporate governance requirements and the minimum closing bid price requirement, among other requirements. In the event that the Resulting Issuer fails to satisfy any of the listing requirements of NASDAQ, its common stock may be delisted. If the Resulting Issuer is unable to list on NASDAQ, it would likely be more difficult to trade in or obtain accurate quotations as to the market price of Resulting Issuer common stock. If Resulting Issuer common stock is delisted from trading on NASDAQ, and the Resulting Issuer is not able to list its common stock on another exchange or to have them quoted on NASDAQ, the Resulting Issuer’s securities could be quoted on the OTC Bulletin Board or on the “pink sheets.” As a result, the Resulting Issuer could face significant adverse consequences including:

●	a limited availability of market quotations for its securities;

●	a determination that its common stock is a “penny stock” which will require brokers trading in its common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for its securities;

●	a limited amount of news and analyst coverage for the Resulting Issuer; and

●	a decreased ability to issue additional securities (including pursuant to short-form registration statements on Form S-3 or obtain additional financing in the future).

An active trading market for Resulting Issuer common stock may not develop.

The listing of Resulting Issuer common stock on NASDAQ does not assure that a meaningful, consistent and liquid trading market exists. Although Ameri common stock is listed on NASDAQ, trading volume in its common stock has been limited and an active trading market for shares Ameri common stock may never develop or be sustained. If an active market for the Resulting Issuer common stock does not develop, it may be difficult for investors to sell their shares without depressing the market price for the shares or at all.

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The Resulting Issuer may acquire businesses or products, or form strategic alliances, in the future, and may not realize the benefits of such acquisitions.

The Resulting Issuer may acquire additional businesses or products, form strategic alliances, or create joint ventures with third parties that it believes will complement or augment its existing business. If the Resulting Issuer acquires businesses with promising markets or technologies, it may not be able to realize the benefit of acquiring such businesses if it is unable to successfully integrate them with its existing operations and company culture. The Resulting Issuer may encounter numerous difficulties in developing, manufacturing, and marketing any new products resulting from a strategic alliance or acquisition that delay or prevent it from realizing their expected benefits or enhancing its business. There is no assurance that, following any such acquisition, the Resulting Issuer will achieve the synergies expected in order to justify the transaction, which could result in a material adverse effect on the Resulting Issuer’s business and prospects.

Risks Related to the Business of Jay Pharma

Jay Pharma is dependent on the success of its prospective product candidates, which are in early stages of development, and there can be no assurances that any such prospects will reach a particular stage in development, receive regulatory approval or be successfully commercialized.

Jay Pharma’s success will depend on its ability to successfully develop and commercialize its prospective product candidates through its development programs. Jay Pharma intends to develop at least three product candidates by undergoing the long, costly clinical-trial process for each candidate under an IND and, eventually, obtaining FDA approval under a New Drug Application (“NDA”) before proceeding to market. In order to proceed with development of its pharmaceutical product candidates under the NDA pathway, Jay Pharma must obtain the FDA’s approval of its IND application and conduct preclinical and clinical trials in compliance with the applicable IND regulations, clinical-study protocols, and other applicable regulations and related requirements. Jay Pharma may never be able to develop products which are commercially viable or receive regulatory approval in the U.S. or elsewhere. There can be no assurance that the FDA or any other regulatory authority will approve of Jay Pharma’s current or future product candidates.

In the United States, the FDA regulates drugs under the Federal Food, Drug and Cosmetic Act, or “FDCA,” and implementing regulations. Drugs are also subject to other federal, state and local statutes and regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources. The process required by the FDA before a new drug or biological product may be marketed in the United States generally involves the following:

●	Completion of preclinical laboratory tests, animal studies, and formulation studies according to Good Laboratory Practices and other applicable regulations;

●	Submission to the FDA of an Investigational New Drug Application, or an “IND,” which must become effective before human clinical trials may begin in the United States;

●	Performance of adequate and well-controlled human clinical trials according to the FDA’s current good clinical practices, or GCPs, which sufficiently demonstrate the safety and efficacy of the proposed drug or biologic for its intended uses;

●	Submission to the FDA of a New Drug Application, or an NDA, for a new drug product;

●	Satisfactory completion of an FDA inspection of the manufacturing facility or facilities where the drug or biologic is to be produced to assess compliance with the FDA’s current good manufacturing practice standards, or cGMP, to assure that the facilities, methods and controls are adequate to preserve the drug’s or biologic’s identity, strength, quality and purity;

●	Potential FDA audit of the nonclinical and clinical trial sites that generated the data in support of the NDA or biologics license application; and

●	FDA review and, potentially, approval of the NDA.

The lengthy process of seeking required approvals and the continuing need for compliance with applicable statutes and regulations require the expenditure of substantial resources. There can be no certainty that approvals will be granted.

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Jay Pharma may encounter difficulties that may delay, suspend or scale back its efforts to advance additional early research programs through preclinical development and IND application filings and into clinical development.

Jay Pharma intends to advance early research programs through preclinical development and to file an IND application for human clinical trials evaluating the prospective product candidates in its pipeline. The preparation and submission of IND applications requires rigorous and time-consuming preclinical testing, the results of which must be sufficiently documented to establish, among other things, the toxicity, safety, manufacturing, chemistry and clinical protocol of the product candidates. Jay Pharma may experience unforeseen difficulties that could delay or otherwise prevent it from successfully executing its current development strategy. In addition, its ability to complete and file certain IND applications may depend on the support of its partners and the timely performance of their obligations under relevant collaboration agreements. If Jay Pharma’s relevant partners are not able to perform such obligations or if they, otherwise, delay the progress, Jay Pharma may not be able to prepare and file the intended IND applications on a timely basis or at all. Any delay, suspension or reduction of Jay Pharma’s efforts to pursue its preclinical and IND strategy could have a material adverse effect on its business and cause its share price to decline.

The novel coronavirus could adversely impact Jay Pharma’s business, including its current plans for product development, as well as any currently ongoing preclinical studies and clinical trials, as well as any future studies or other development or commercialization activities.

Since COVID-19 was initially reported to have surfaced in Wuhan, China in December 2019, it has spread globally, including countries in which Jay Pharma is currently, or plans to, conduct preclinical or clinical studies or other development activities. There is significant uncertainty as to the likely effects of this pandemic. As the ongoing COVID-19 pandemic continues, Jay Pharma will likely experience disruptions that could severely impact its business, including, but not limited to, its current or future preclinical studies, clinical trials, regulatory progress, or any other development or commercialization activities, including (among others):

●	delays or difficulties in enrolling patients in clinical trials;

●	delays or difficulties in clinical site initiation, including difficulties in recruiting clinical site investigators and clinical site staff;

●	diversion of healthcare resources away from the conduct of clinical trials, including the diversion of hospitals serving as Jay Pharma’s clinical trial sites and hospital staff supporting the conduct of Jay Pharma’s clinical trials;

●	interruption of key clinical trial activities, such as clinical trial site monitoring, due to limitations on travel imposed or recommended by federal or state governments, employers and others;

●	limitations in employee resources that would otherwise be focused on the conduct of Jay Pharma’s clinical trials, including because of sickness of employees or their families or the desire of employees to avoid contact with large groups of people;

●	delays in receiving approval from local regulatory authorities to initiate Jay Pharma’s planned clinical trials;

●	delays in clinical sites receiving the supplies and materials needed to conduct Jay Pharma’s clinical trials;

●	interruption in global shipping that may affect the transport of clinical trial materials, such as investigational drug product used in Jay Pharma’s clinical trials;

●	changes in local regulations as part of a response to the COVID-19 outbreak which may require Jay Pharma to change the ways in which its clinical trials are conducted, which may result in unexpected costs, or to discontinue the clinical trials altogether;

●	delays in necessary interactions with local regulators, ethics committees and other important agencies and contractors due to limitations in employee resources or forced furlough of government employees;

●	delay in the timing of interactions with the FDA due to absenteeism by federal employees or by the diversion of their efforts and attention to approval of other therapeutics or other activities related to COVID-19; and

●	refusal of the FDA to accept data from clinical trials in affected geographies outside the United States.

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In addition, the COVID-19 pandemic could disrupt Jay Pharma’s operations due to absenteeism by infected or ill members of management or other employees, or absenteeism by members of management and other employees who elect not to come to work due to the illness affecting others in Jay Pharma’s office or laboratory facilities, or due to quarantines. COVID-19 could also impact members of Jay Pharma’s board of directors, resulting in absenteeism from meetings of the directors or committees of directors, and making it more difficult to convene the quorums of the full board of directors or its committees needed to conduct meetings for the management of Jay Pharma’s affairs.

The global COVID-19 pandemic continues to rapidly evolve. The extent to which COVID-19 may impact Jay Pharma’s business, preclinical studies and clinical trials will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the ultimate geographic spread of the disease, the duration of the pandemic, travel restrictions and social distancing in the United States and other countries, business closures or business disruptions and the effectiveness of actions taken in the United States and other countries to contain and treat the disease.

Jay Pharma depends substantially on the data, expertise and products of Tikun Olam, one of its collaboration partners.

Jay Pharma relies heavily on the data, expertise and products of Tikun Olam, its collaboration partner, to advance its product candidates. Jay Pharma’s ability to successfully develop its product candidates largely depends on the expertise and skills of its collaboration partners. Tikun Olam has the right, under certain circumstances, to terminate its agreements with Jay Pharma. A failure by Jay Pharma’s partners to successfully perform the applicable services in relation to the development of its product candidates, or the termination of agreements with its partners, would have a material adverse effect on its business, results of operations and financial condition.

In addition to collaboration, Jay Pharma is party to several contractual arrangements, including license agreements, with Tikun Olam and its affiliates. For more information, see the section entitled “ANCILLARY AGREEMENTS.”

Jay Pharma has significant and increasing liquidity needs and may require additional funding.

Research and development, management and administrative expenses and cash used for operations will continue to be significant and may increase substantially in the future in connection with new and continued research and development initiatives and Jay Pharma’s pursuit of IND authorization(s) for some or all of its product candidates, as is required to initiate clinical trials in human subjects in the United States. Jay Pharma will need to raise additional capital to fund its operations, continue to conduct clinical trials to support potential regulatory approval of marketing applications, and to fund commercialization of its current and future product candidates.

The amount and timing of Jay Pharma’s future funding requirements will depend on many factors, including, but not limited to:

●	the scope, number, initiation, progress, timing, costs, design, duration, delays (if any), and results of preclinical and clinical studies for its current or future product candidates;

●	the outcome, timing and cost of regulatory reviews, approvals or other actions to meet regulatory requirements established by the FDA, and comparable foreign regulatory authorities;

●	the timing and amount of revenue generated or received, including any revenue from grants or other sources;

●	the rate of progress and cost of its clinical trials and other product development programs;

●	costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights associated with its current and future product candidates;

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●	the effect of competing technological and market developments;

●	personnel, facilities and equipment requirements; and

●	the terms and timing of any additional collaborative, licensing, co-promotion or other arrangements that Jay Pharma may establish.

While Jay Pharma expects to fund its future capital requirements from financing arrangements, Jay Pharma cannot assure you that any such financing arrangements will be available to it on favorable terms, or at all. Further, even if Jay Pharma can raise funds from financing arrangements, the amounts raised may not be sufficient to meet its future capital requirements.

Jay Pharma depends on its current key personnel and its ability to attract and retain employees.

Jay Pharma’s future growth and success depends on its ability to recruit, retain, manage and motivate its employees. Jay Pharma is highly dependent on its current management and scientific personnel, including David Johnson. The inability to hire or retain experienced management personnel could adversely affect its ability to execute its business plan and harm its operating results. Due to the specialized scientific and managerial nature of its business, Jay Pharma relies heavily on its ability to attract and retain qualified scientific, technical and managerial personnel. The competition for qualified personnel in the pharmaceutical field is intense and Jay Pharma may be unable to continue to attract and retain qualified personnel necessary for the development of its business or to recruit suitable replacement personnel.

There has been limited study on the effects of medical cannabinoids, and future clinical research studies may lead to conclusions that dispute or conflict with Jay Pharma’s understanding and belief regarding the medical benefits, viability, safety, efficacy, dosing and social acceptance of cannabinoids.

Research in regarding the medical benefits, viability, safety, efficacy and dosing of cannabinoids remains in relatively early stages. There have been few clinical trials on the benefits of cannabinoids conducted by Jay Pharma or by others. Future research and clinical trials may draw opposing conclusions to statements contained in the articles, reports and studies Jay Pharma has relied on, or could reach different or negative conclusions regarding the medical benefits, viability, safety, efficacy, dosing or other facts and perceptions related to cannabinoids, which could adversely affect social acceptance of cannabinoids and the demand for Jay Pharma’s product candidates.

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Jay Pharma expects to face intense competition, often from companies with greater resources and experience than Jay Pharma.

The pharmaceutical industry is highly competitive and subject to rapid change. The industry continues to expand and evolve as an increasing number of competitors and potential competitors enter the market. Many of these competitors and potential competitors have substantially greater financial, technological, managerial and research and development resources and experience than Jay Pharma. Some of these competitors and potential competitors have more experience than Jay Pharma in the development of pharmaceutical products, including validation procedures and regulatory matters. In addition, its future product candidates, if successfully developed, will compete with product offerings from large and well-established companies that have greater marketing and sales experience and capabilities than Jay Pharma or its collaboration partners have. Other companies with greater resources than Jay Pharma may announce similar plans in the future. In addition, there are other non-FDA approved CBD preparations being made available from other companies, which might attempt to compete with its future product candidates. If Jay Pharma is unable to compete successfully, its commercial opportunities will be reduced and its business, results of operations and financial conditions may be materially harmed.

Jay Pharma’s current and future preclinical and clinical studies may be conducted outside the United States, and the FDA may not accept data from such studies to support any NDAs Jay Pharma may submit after completing the applicable developmental and regulatory prerequisites.

Jay Pharma is conducting, or may conduct, preclinical and/or clinical studies outside the United States. For example, Jay Pharma has conducted preclinical studies in Israel and plans to conduct clinical studies for one or more product candidates in Israel or other non-U.S. countries. To the extent Jay Pharma does not conduct these clinical trials under an IND, the FDA may not accept data from such trials. Although the FDA may accept data from clinical trials conducted outside the United States that are not conducted under an IND, the FDA’s acceptance of these data is subject to certain conditions. For example, the clinical trial must be well designed and conducted and performed by qualified investigators in accordance with ethical principles and all applicable FDA regulations. The trial population must also adequately represent the intended U.S. population, and the data must be applicable to the U.S. population and U.S. medical practice in ways that the FDA deems clinically meaningful. In general, the patient population for any clinical trials conducted outside of the United States must be representative of the population for whom Jay Pharma intends to market the product candidate in the United States, if approved. In addition, while these clinical trials are subject to the applicable local laws, FDA acceptance of the data will be dependent upon its ability to verify the data and its determination that the trials also complied with all applicable U.S. laws and regulations. Jay Pharma cannot guarantee that the FDA will accept data from trials conducted outside of the United States. If the FDA does not accept the data from such clinical trials, it would likely result in the need for additional trials and the completion of additional regulatory steps, which would be costly and time-consuming and could delay or permanently halt Jay Pharma’s development of its product candidates.

Because the results of preclinical studies and earlier clinical trials are not necessarily predictive of future results, Jay Pharma may not have favorable results in its planned and future clinical trials.

Successful development of therapeutic products is highly uncertain and is dependent on numerous factors, many of which are beyond Jay Pharma’s control. Product candidates that appear promising in the early phases of development may fail to reach the market for several reasons including:

●	preclinical study results that may show the product to be less effective than desired (e.g., the study failed to meet its primary objectives) or to have harmful or problematic side effects;

●	failure to receive the necessary regulatory approvals or a delay in receiving such approvals. Among other things, such delays may be caused by slow enrollment in clinical studies, length of time to achieve study endpoints, additional time requirements for data analysis or an IND and later NDA, preparation, discussions with the FDA, an FDA request for additional preclinical or clinical data or unexpected safety or manufacturing issues;

●	manufacturing costs, pricing, or reimbursement issues or other factors that make the product not economical; and

●	the proprietary rights of others and their competing products and technologies that may prevent the product from being commercialized.

Any positive results from Jay Pharma’s preclinical testing of its prospective product candidates may not necessarily be predictive of the results from planned or future clinical trials for such product candidates. Many companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in clinical trials after achieving positive results in preclinical and early clinical development, and Jay Pharma cannot be certain that it will not face similar setbacks. These setbacks have been caused by, among other things, preclinical findings while clinical trials were underway or safety or efficacy observations in clinical trials, including adverse events. Moreover, Jay Pharma’s interpretation of clinical data or its conclusions based on the preclinical in vitro and in vivo models may prove inaccurate, as preclinical and clinical data can be susceptible to varying interpretations and analyses, and many companies that believed their product candidates performed satisfactorily in preclinical studies and clinical trials nonetheless failed to obtain FDA or other regulatory approvals. If Jay Pharma fails to produce positive results in its planned clinical trial for its product candidates for the treatment of GBM, or its future clinical trials, the development timeline and regulatory approval and commercialization prospects for such product candidates, and, correspondingly, its business and financial prospects, would be materially adversely affected.

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Business interruptions could delay Jay Pharma in the process of developing its product candidates.

Loss of Jay Pharma’s stored materials or facilities through fire, theft or other causes could have an adverse effect on its ability to continue product development activities and to conduct its business. Even if Jay Pharma obtains insurance coverage to compensate it for such business interruptions, such coverage may prove insufficient to fully compensate Jay Pharma for the damage to its business resulting from any significant property or casualty loss.

Jay Pharma’s employees may engage in misconduct or other improper activities, including noncompliance with regulatory standards and legal requirements.

Jay Pharma is exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with FDA, SEC or Office of Inspector General regulations, or regulations of any other applicable regulatory authority, failure to provide accurate information to the FDA or the SEC, comply with applicable manufacturing standards, other federal, state or foreign laws and regulations, report information or data accurately or disclose unauthorized activities. Employee misconduct could also involve the improper use of confidential or protected information, including information obtained in the course of clinical trials, or illegal pre-approval promotion of drug candidates, which could result in government investigations, enforcement actions and serious harm to its reputation. Jay Pharma has not yet adopted a Code of Business Conduct and Ethics, but will do so in the future. However, employee misconduct is not always possible to identify and deter. The precautions Jay Pharma takes to detect and prevent these prohibited activities may not be effective in controlling unknown or unmanaged risks or losses or in protecting Jay Pharma from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against Jay Pharma, and Jay Pharma is not successful in defending itself or asserting its rights, those actions could have a significant impact on its business, including the imposition of significant fines or other sanctions.

Jay Pharma’s proprietary information, or that of Jay Pharma’s customers, suppliers and business partners, may be lost or Jay Pharma may suffer security breaches.

In the ordinary course of Jay Pharma’s business, it expects to collect and store sensitive data, including valuable and commercially sensitive intellectual property, clinical trial data, its proprietary business information and that of its future customers, suppliers and business partners, and personally identifiable information of its customers, clinical trial subjects and employees, patients, in its data centers and on its networks. The secure processing, maintenance and transmission of this information is critical to Jay Pharma’s operations. Despite Jay Pharma’s security measures, its information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise its networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, regulatory penalties, disrupt Jay Pharma’s operations, damage its reputation, and cause a loss of confidence in its products and its ability to conduct clinical trials, which could adversely affect its business and reputation and lead to delays in gaining regulatory approvals for its future product candidates. Although post-closing of the Offer, Jay Pharma may obtain business interruption insurance coverage, its insurance might not cover all losses from any future breaches of its systems.

Failure of Jay Pharma’s information technology systems, including cybersecurity attacks or other data security incidents, could significantly disrupt the operation of its business.

Jay Pharma’s business depends on the use of information technologies. Jay Pharma’s ability to execute its business plan and to comply with regulators’ requirements with respect to data control and data integrity, depends, in part, on the uninterrupted performance of its information technology systems, or IT systems and the IT systems supplied by third-party service providers. Jay Pharma’s IT systems are vulnerable to damage from a variety of sources, including telecommunications or network failures, malicious human acts, natural disasters and more sophisticated and targeted cyber-related attacks that pose a risk to the security of its information systems and networks and the confidentiality, availability and integrity of data and information. A successful cybersecurity attack or other data security incident could result in the misappropriation and/or loss of confidential or personal information, create system interruptions, or deploy malicious software that attacks its systems. It is also possible that a cybersecurity attack might not be noticed for some period of time. In addition, sustained or repeated system failures or problems arising during the upgrade of any of Jay Pharma’s IT systems that interrupt its ability to generate and maintain data could adversely affect its ability to operate its business. The occurrence of a cybersecurity attack or incident could result in business interruptions from the disruption of Jay Pharma’s IT systems, or negative publicity resulting in reputational damage with its shareholders and other stakeholders and/or increased costs to prevent, respond to or mitigate cybersecurity events. In addition, the unauthorized dissemination of sensitive personal information or proprietary or confidential information could expose Jay Pharma or other third-parties to regulatory fines or penalties, litigation and potential liability, or otherwise harm its business.

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Security breaches, loss of data and other disruptions could compromise sensitive information related to Jay Pharma’s business, prevent it from accessing critical information or expose it to liability, which could adversely affect Jay Pharma’s business and its reputation.

In the ordinary course of Jay Pharma’s business, it expects to collect and store sensitive data, including legally protected patient health information, credit card information, personally identifiable information about its employees, intellectual property, and proprietary business information. Jay Pharma expects to manage and maintain its applications and data utilizing on-site systems. These applications and data encompass a wide variety of business critical information including research and development information, commercial information and business and financial information.

The secure processing, storage, maintenance and transmission of this critical information is vital to Jay Pharma’s operations and business strategy, and Jay Pharma devotes significant resources to protecting such information. Although Jay Pharma takes measures to protect sensitive information from unauthorized access or disclosure, its information technology and infrastructure may be vulnerable to attacks by hackers, or viruses, breaches or interruptions due to employee error, malfeasance or other disruptions, or lapses in compliance with privacy and security mandates. Any such virus, breach or interruption could compromise Jay Pharma’s networks and the information stored there could be accessed by unauthorized parties, publicly disclosed, lost or stolen. In the future, any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, such as HIPAA and European Union General Data Protection Regulation, government enforcement actions and regulatory penalties. Unauthorized access, loss or dissemination could also disrupt Jay Pharma’s operations, including its ability to process samples, provide test results, share and monitor safety data, bill payors or patients, provide customer support services, conduct research and development activities, process and prepare company financial information, manage various general and administrative aspects of its business and may damage its reputation, any of which could adversely affect its business, financial condition and results of operations.

Jay Pharma may be unsuccessful in licensing additional intellectual property to develop new product candidates.

Jay Pharma may in the future seek to in-license additional intellectual property that Jay Pharma believes could complement or expand its product candidates or otherwise offer growth opportunities. The pursuit of such licenses may cause Jay Pharma to incur various expenses in identifying, investigating and pursuing suitable intellectual property. If Jay Pharma acquires additional intellectual property to develop new therapeutic product candidates, it may not be able to realize anticipated cost savings or synergies.

Operating results may vary significantly in future periods.

Jay Pharma is in the early stages of product development and expects to focus substantial efforts for, at least, the next several years on preclinical and clinical trials and other research and development activities. Jay Pharma has not obtained regulatory approval for any product candidates. Jay Pharma’s revenues, expenses and operating results are likely to fluctuate significantly in the future. Jay Pharma expects to incur substantial additional operating expenses over the next several years as our research, development, and preclinical and clinical study activities increase. Jay Pharma’s financial results are unpredictable and may fluctuate, for among other reasons, due to:

●	the scope, number, progress, duration, endpoints, cost, results, and timing of its preclinical testing and clinical studies of current or potential future product candidates

●	its ability to obtain additional funding to develop product candidates; and

●	delays in the commencement, enrollment and timing of clinical studies.

A high portion of Jay Pharma’s costs are predetermined on an annual basis, due in part to its significant research and development costs. Thus, small declines in revenue could disproportionately affect financial results in a quarter.

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Risks Related to Regulatory Matters

Jay Pharma’s prospective products will be subject to the various federal and state laws and regulations relating to health and safety.

Jay Pharma is in the process of developing investigational new drugs for which it intends to pursue FDA approval via the NDA process. In these product candidates, the cannabinoid(s) will be the active pharmaceutical ingredient.

In connection with its development and future commercialization (if applicable) of the above-described prospective products, Jay Pharma and each contemplated product candidate is subject to the Federal Food Drug and Cosmetic Act (FD&C Act). The FD&C Act is intended to assure the consumer, in part, that drugs and devices are safe and effective for their intended uses and that all labeling and packaging is truthful, informative, and not deceptive. The FD&C Act and FDA regulations define the term drug, in part, by reference to its intended use, as “articles intended for use in the diagnosis, cure, mitigation, treatment, or prevention of disease” and “articles (other than food) intended to affect the structure or any function of the body of man or other animals.” Therefore, almost any ingested or topical or injectable product that, through its label or labeling (including internet websites, promotional pamphlets, and other marketing material), that is claimed to be beneficial for such uses will be regulated by FDA as a drug. The definition also includes components of drugs, such as active pharmaceutical ingredients. Drugs must generally either receive premarket approval by FDA through the New Drug Application (NDA) process or conform to a “monograph” for a particular drug category, as established by FDA’s Over-the-Counter (OTC) Drug Review. If the FDA does not award premarket approval for Jay Pharma’s product candidates through the NDA process, this could have a material adverse effect on Jay Pharma’s business, financial condition and results of operations.

Clinical trials are expensive, time-consuming, uncertain and susceptible to change, delay or termination. The results of clinical trials are open to differing interpretations.

Jay Pharma currently has one potential product candidate that is in preclinical development as an investigational combination therapy for GBM and other forms of cancer and intends to pursue preclinical and clinical development for other prospective candidates as well, including, but not limited to, a candidate targeting radiodermatitis. After completing the requisite preclinical testing, IND submission, internal review board (“IRB”) review, and any other applicable early-development obligations, Jay Pharma must conduct extensive clinical trials to demonstrate the safety and efficacy of the product candidates. Clinical testing is expensive, time consuming, and uncertain as to outcome. We cannot guarantee that any clinical trials will be conducted as planned or completed on schedule, or at all. Failures in connection with one or more clinical trials can occur at any stage of testing.

Regulatory agencies may analyze or interpret the results of clinical trials differently than Jay Pharma. Even if the results of Jay Pharma’s clinical trials are favorable, the clinical trials for a number of its product candidates are expected to continue for several years and may take significantly longer to complete. Events that may prevent successful or timely completion of clinical development include:

●	delays in reaching a consensus with regulatory authorities on trial design;

●	delays in reaching agreement on acceptable terms with prospective contract research organization (“CRO”) and clinical trial sites;

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●	delays in opening clinical trial sites or obtaining required IRB or independent ethics committee approval at each clinical trial site;

●	actual or perceived lack of effectiveness of any product candidate during clinical trials;

●	discovery of serious or unexpected toxicities or side effects experienced by trial participants or other safety issues, such as drug interactions, including those which cause confounding changes to the levels of other concomitant medications;

●	slower than expected rates of subject recruitment and enrollment rates in clinical trials;

●	difficulty in retaining subjects for the entire duration of applicable clinical studies (as study subjects may withdraw at any time due to adverse side effects from the therapy, insufficient efficacy, fatigue with the clinical trial process or for any other reason;

●	delays or inability in manufacturing or obtaining sufficient quantities of materials for use in clinical trials due to regulatory and manufacturing constraints;

●	inadequacy of or changes in its manufacturing process or product candidate formulation;

●	delays in obtaining regulatory authorization s, such as INDs and any others that must be obtained, maintained, and/or satisfied to commence a clinical trial, including “clinical holds” or delays requiring suspension or termination of a trial by a regulatory agency, such as the FDA, before or after a trial is commenced;

●	changes in applicable regulatory policies and regulation, including changes to requirements imposed on the extent, nature or timing of studies;

●	delays or failure in reaching agreement on acceptable terms in clinical trial contracts or protocols with prospective clinical trial sites;

●	uncertainty regarding proper dosing;

●	delay or failure to supply product for use in clinical trials which conforms to regulatory specification;

●	unfavorable results from ongoing pre-clinical studies and clinical trials;

●	failure of its CROs, or other third-party contractors to comply with all contractual requirements or to perform their services in a timely or acceptable manner;

●	failure by Jay Pharma, its employees, its CROs or their employees to comply with all applicable FDA or other regulatory requirements relating to the conduct of clinical trials;

●	scheduling conflicts with participating clinicians and clinical institutions;

●	failure to design appropriate clinical trial protocols;

●	regulatory concerns with cannabinoid products, generally, and the potential for abuse;

●	insufficient data to support regulatory approval;

●	inability or unwillingness of medical investigators to follow its clinical protocols; or

●	difficulty in maintaining contact with patients during or after treatment, which may result in incomplete data.

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Any of the foregoing could have a material adverse effect on Jay Pharma’s business, financial condition and results of operations.

Any failure by Jay Pharma to comply with existing regulations could harm its reputation and operating results.

Jay Pharma is subject to extensive regulation by U.S. federal and state and foreign governments in each of the U.S., European and Canadian markets, in which Jay Pharma plans to sell its product candidates. Jay Pharma must adhere to all regulatory requirements including FDA’s Good Laboratory Practice (“GLP”), GCP, and GMP requirements, pharmacovigilance requirements, advertising and promotion restrictions, reporting and recordkeeping requirements, and their European equivalents. If Jay Pharma or its suppliers fail to comply with applicable regulations, including FDA pre-or post-approval requirements, then the FDA or other foreign regulatory authorities could sanction Jay Pharma. Even if a drug is approved by the FDA or other competent authorities, regulatory authorities may impose significant restrictions on a product’s indicated uses or marketing or impose ongoing requirements for potentially costly post-marketing trials. Any of Jay Pharma’s product candidates which may be approved in the U.S. will be subject to ongoing regulatory requirements for manufacturing, labeling, packaging, storage, distribution, import, export, advertising, promotion, sampling, recordkeeping and submission of safety and other post-market information, including both federal and state requirements. In addition, manufacturers and manufacturers’ facilities are required to comply with extensive FDA requirements, including ensuring that quality control and manufacturing procedures conform to GMP. As such, Jay Pharma and its contract manufacturers (in the event contract manufacturers are appointed in the future) are subject to continual review and periodic inspections to assess compliance with GMP. Accordingly, Jay Pharma and others with whom it works will have to spend time, money and effort in all areas of regulatory compliance, including manufacturing, production, quality control and quality assurance. Jay Pharma will also be required to report certain adverse reactions and production problems, if any, to the FDA, and to comply with requirements concerning advertising and promotion for its products. Promotional communications with respect to prescription drugs are subject to a variety of legal and regulatory restrictions and must be consistent with the information in the product’s approved label. Similar restrictions and requirements exist in the European Union and other markets where Jay Pharma operates.

If a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, or disagrees with the promotion, marketing or labeling of the product, it may impose restrictions on that product or on Jay Pharma, including requiring withdrawal of the product from the market. If Jay Pharma fails to comply with applicable regulatory requirements, a regulatory agency or enforcement authority may:

●	issue warning letters;

●	impose civil or criminal penalties;

●	suspend regulatory approval;

●	suspend any of its ongoing clinical trials;

●	refuse to approve pending applications or supplements to approved applications submitted by it;

●	impose restrictions on its operations, including by requiring it to enter in to a Corporate Integrity Agreement or closing its contract manufacturers’ facilities, if any; or

●	seize or detain products or require a product recall.

Jay Pharma may be subject to federal, state and foreign healthcare laws and regulations and implementation of or changes to such healthcare laws and regulations could adversely affect Jay Pharma’s business and results of operations.

If Jay Pharma successfully completes the requisite preclinical and clinical testing, makes the required regulatory submissions and obtains any corresponding authorizations or licenses (as applicable), fulfills all other applicable development-related regulatory obligations, and, eventually, obtains FDA approval to market one or more of its current or future product candidates in the United States, it may be subject to certain healthcare laws and regulations. In both the U.S. and certain foreign jurisdictions, there have been a number of legislative and regulatory proposals to change the healthcare system in ways that could impact Jay Pharma’s ability to sell its future product candidates. If Jay Pharma is found to be in violation of any of these laws or any other federal, state or foreign regulations, Jay Pharma may be subject to administrative, civil and/or criminal penalties, damages, fines, individual imprisonment, exclusion from federal health care programs and the restructuring of its operations. Any of these could have a material adverse effect on Jay Pharma’s business and financial results. Since many of these laws have not been fully interpreted by the courts, there is an increased risk that Jay Pharma may be found in violation of one or more of their provisions. Any action against Jay Pharma for violation of these laws, even if Jay Pharma ultimately is successful in its defense, will cause it to incur significant legal expenses and divert its management’s attention away from the operation of its business. In addition, in many foreign countries, particularly the countries of the European Union, the pricing of prescription drugs is subject to government control.

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In some foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, some European Union jurisdictions operate positive and negative list systems under which products may only be marketed once a reimbursement price has been agreed. To obtain reimbursement or pricing approval, some of these countries may require the completion of clinical trials that compare the cost effectiveness of a particular product candidate to currently available therapies. Other member states allow companies to fix their own prices for medicines but monitor and control company profits. Such differences in national pricing regimes may create price differentials between European Union member states. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of Jay Pharma’s products. Historically, products launched in the European Union do not follow price structures of the U.S. In the European Union, the downward pressure on healthcare costs in general, particularly prescription medicines, has become intense. As a result, barriers to entry of new products are becoming increasingly high and patients are unlikely to use a drug product that is not reimbursed by their government.

Jay Pharma may face competition from lower-priced products in foreign countries that have placed price controls on pharmaceutical products. In addition, the importation of foreign products may compete with any future product that Jay Pharma may market, which could negatively impact its profitability.

Specifically in the U.S., Jay Pharma expects that the 2010 Affordable Care Act (“ACA”), as well as other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and in additional downward pressure on the price that Jay Pharma may receive for any approved product. There have been judicial challenges to certain aspects of the ACA and numerous legislative attempts to repeal and/or replace the ACA in whole or in part, and Jay Pharma expects there will be additional challenges and amendments to the ACA in the future. At this time, the full effect that the ACA will have on its business in the future remains unclear. An expansion in the government’s role in the U.S. healthcare industry may cause general downward pressure on the prices of prescription drug products, lower reimbursements or any other product for which Jay Pharma obtains regulatory approval, reduce product utilization and adversely affect its business and results of operations. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent Jay Pharma from being able to generate revenue, attain profitability, or commercialize any of its future product candidates for which Jay Pharma may receive regulatory approval.

There is a high rate of failure for drug candidates proceeding through clinical trials.

Jay Pharma has no products on the market, and its new potential cannabinoid-based drug product candidates are currently either in preclinical development or the research and discovery phase. Accordingly, none of Jay Pharma’s prospective products or investigational candidates have ever been tested in a human subject. Jay Pharma’s ability to achieve and sustain profitability with respect to its product candidates in which cannabinoids are featured as the active pharmaceutical ingredient depends on obtaining regulatory approvals for and, if approved, successfully commercializing its product candidates, either alone or with third parties. Before obtaining regulatory approval for the commercial distribution of its product candidates, Jay Pharma or an existing or future collaborator must conduct extensive preclinical tests and clinical trials to demonstrate the safety, purity and potency of its product candidates.

Generally, there is a high rate of failure for drug candidates proceeding through clinical trials. Jay Pharma may suffer significant setbacks in its clinical trials similar to the experience of a number of other companies in the pharmaceutical and biotechnology industries, even after receiving promising results in earlier trials. Further, even if Jay Pharma views the results of a clinical trial to be positive, the FDA or other regulatory authorities may disagree with its interpretation of the data. In the event that Jay Pharma obtains negative results from clinical trials for product candidates or other problems related to potential chemistry, manufacturing and control issues or other hurdles occur and its future product candidates are not approved, Jay Pharma may not be able to generate sufficient revenue or obtain financing to continue its operations, its ability to execute on its current business plan may be materially impaired, and its reputation in the industry and in the investment community might be significantly damaged. In addition, Jay Pharma’s inability to properly design, commence and complete clinical trials may negatively impact the timing and results of its clinical trials and ability to seek approvals for its drug candidates.

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The testing, marketing and manufacturing of any new drug product for use in the United States will require approval from the FDA. Jay Pharma cannot predict with any certainty the amount of time necessary to obtain such FDA approval and whether any such approval will ultimately be granted. Preclinical and clinical trials may reveal that one or more products are ineffective or unsafe, in which event further development of such products could be seriously delayed or terminated. Moreover, obtaining approval for certain products may require testing on human subjects of substances whose effects on humans are not fully understood or documented. Delays in obtaining FDA or any other necessary regulatory approvals of any proposed drug and failure to receive such approvals would have an adverse effect on the drug’s potential commercial success and on our business, prospects, financial condition and results of operations. In addition, it is possible that a proposed drug may be found to be ineffective or unsafe due to conditions or facts that arise after development has been completed and regulatory approvals have been obtained. In this event, we may be required to withdraw such proposed drug from the market. To the extent that Jay Pharma’s success will depend on any regulatory approvals from government authorities outside of the United States that perform roles similar to that of the FDA, uncertainties similar to those stated above will also exist.

Serious adverse events or other safety risks could require Jay Pharma to abandon development and preclude, delay or limit approval of its prospective products or current or future product candidates, limit the scope of any approved label or market acceptance, or cause the recall or loss of marketing approval of products that are already marketed.

If any of Jay Pharma’s prospective products or current or future product candidates, prior to or after any approval for commercial sale, cause serious or unexpected side effects, or are associated with other safety risks such as misuse, abuse or diversion, a number of potentially significant negative consequences could result, including:

●	regulatory authorities may interrupt, delay or halt clinical trials;

●	regulatory authorities may deny regulatory approval of its future product candidates;

●	regulatory authorities may require certain labeling statements, such as warnings or contraindications or limitations on the indications for use, and/or impose restrictions on distribution in the form of a Risk Evaluation and Mitigation Strategy (“REMS”) in connection with approval or post-approval;

●	regulatory authorities may withdraw their approval, require more onerous labeling statements, impose a more restrictive REMS, or require it to recall any product that is approved;

●	it may be required to change the way the product is administered or conduct additional clinical trials;

●	its relationships with its collaboration partners may suffer;

●	it could be sued and held liable for harm caused to patients; or

●	its reputation may suffer. The reputational risk is heightened with respect to those of its future product candidates that are being developed for pediatric indications.

Jay Pharma may voluntarily suspend or terminate its clinical trials if at any time Jay Pharma believes that the product candidates present an unacceptable risk to participants, or if preliminary data demonstrates that its future product candidates are unlikely to receive regulatory approval or unlikely to be successfully commercialized.

After completing preclinical testing and obtaining the requisite regulatory authorizations, as applicable, Jay Pharma may voluntarily suspend or terminate its clinical trials for any number of reasons, including if Jay Pharma believes that its use, or a person’s exposure to it, may cause adverse health consequences or death. In addition, regulatory agencies, IRBs or data safety monitoring boards may at any time recommend the temporary or permanent discontinuation of its clinical trials or request that Jay Pharma ceases using investigators in the clinical trials if they believe that the clinical trials are not being conducted in accordance with applicable regulatory requirements, or that they present an unacceptable safety risk to participants. Although Jay Pharma has never been asked by a regulatory agency, IRB or data safety monitoring board to temporarily or permanently discontinue a clinical trial, if Jay Pharma elects or is forced to suspend or terminate a clinical trial of any of its future product candidates, the commercial prospects for that product will be harmed and its ability to generate product revenue from that product may be delayed or eliminated. Furthermore, any of these events may result in labeling statements such as warnings or contraindications. In addition, such events or labeling could prevent Jay Pharma or its partners from achieving or maintaining market acceptance of the affected product and could substantially increase the costs of commercializing its future product candidates and impair its ability to generate revenue from the commercialization of these products either by Jay Pharma or by its collaboration partners.

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The success of Jay Pharma’s prospective product candidates and future approved products, if any, especially those containing hemp-derived CBD, is subject to a number of constantly-evolving state and federal laws, regulations, and enforcement policies pertaining to hemp-derived CBD and/or cannabis more generally.

The Agriculture Improvement Act of 2018, or the “2018 Farm Bill,” was signed into law on December 20, 2018. This 2018 Farm Bill expressly excluded “hemp” from the federal Controlled Substances Act of 1970 and the Controlled Substances Import and Export Act’s, as amended (the “CSA”)’s definition of marijuana and, accordingly, declassified substances derived from or containing any part(s) of the cannabis plant containing not more than 0.3% THC on a dry-weight basis from Schedule I. In effect, the 2018 Farm Bill legalized the cultivation and commercial sale of hemp in the United States, subject to applicable state laws and regulations and applicable FDCA provisions, including any implementing regulations, as interpreted and enforced by the FDA.

Local, state, federal, and international hemp and CBD laws and regulations are broad in scope and subject to evolving interpretations, which could require us to incur substantial costs associated with compliance requirements. In addition, violations of these laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our operations. In addition, it is possible that regulations may be enacted in the future that will be directly applicable to our proposed business regarding cannabinoid production. It is also possible that the federal government will begin strictly enforcing existing laws, which may limit the legal uses of the hemp plant and its derivatives and extracts, such as cannabinoids. Jay Pharma cannot predict the nature of any future laws, regulations, interpretations, or applications, nor can it determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on its activities in the cannabis industry.

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In addition, the 2018 Farm Bill did not alter the FDA’s authority to regulate products containing cannabis or cannabis-derived compounds, including cannabinoids, under the FDCA. Hemp products, including cannabinoids, that qualify as drugs, food, dietary supplements, veterinary products, and cosmetics, for example, are subject to regulation by the FDA. Following passage of the 2018 Farm Bill, the FDA reaffirmed its enforcement authority and reiterated the requirement that a product containing CBD or other cannabinoid(s) (hemp-derived or otherwise) that is marketed with a claim of therapeutic benefit implicitly or explicitly attributed to, or based on, the presence of the cannabinoid as an ingredient, or any other health/medical claim, must be approved by the FDA for its intended use(s) before it may be introduced into interstate commerce. Jay Pharma’s prospective product candidates are currently intended for development under an IND and, eventually, approval under an NDA, which will mean that, if approved, Jay Pharma can market such products with claims about their proven medical benefits for the applicable indications for use to the extent consistent with the product’s NDA.

While Jay Pharma believes that the 2018 Farm Bill and analogous state legislation has reduced the amount of DEA oversight of hemp-derived cannabinoids, this is a rapidly evolving area of U.S. law and substantial uncertainty remains as to the future of federal and state regulation of cannabinoid products. In addition, the FDA has approved only one natural cannabis-based drug product, which contains only hemp-derived CBD. There can be no assurance that our product candidates containing cannabinoids (as the active drug ingredient(s)) will be similarly approved for commercialization in the United States at any time in the near or distant future. Any regulations the FDA issues relating to the sale, marketing, and/or other activities involving cannabinoid or certain cannabinoid-containing products could have a material adverse effect on Jay Pharma’s business, financial condition and results of operations.

Given the uncertainty surrounding future state regulations and the continuing barriers that still exist for cannabinoids in certain product categories due to FDA regulation, it is unknown what impact the removal of hemp from the CSA, and any resulting commercialization of hemp products, may have on Jay Pharma’s business.

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Costs associated with compliance with numerous laws and regulations could impact Jay Pharma’s financial results. In addition, Jay Pharma could become subject to increased enforcement and/or litigation risks associated with the CBD industry.

The manufacture, labeling and distribution of products containing CBD or other cannabinoids is governed by various federal, state and local agencies. To the extent Jay Pharma is able to successfully commercialize any of its currently contemplated product candidates via the FDA’s NDA approval pathway, the presence of cannabinoids as active or inactive ingredients, as applicable, may give rise to heightened regulatory scrutiny and greater risk of consumer litigation, either of which could further restrict the permissible scope of Jay Pharma’s marketing claims about such products or its ability to sell them in the United States at all. The shifting compliance environment and the need to build and maintain robust systems to comply with different hemp or CBD-related regulations in jurisdictions may increase costs and/or the risk that Jay Pharma may violate one or more applicable regulatory requirements. If Jay Pharma’s operations, or any of its activities or prospective products, are found to be in violation of any such laws or any other governmental regulations that apply to the manufacture, distribution, or sale of prescription drug products, generally, and to products containing hemp or CBD, Jay Pharma may be subject to penalties, including, without limitation, civil and criminal penalties, damages, fines, the curtailment or restructuring of its operations, any of which could adversely affect Jay Pharma’s ability to operate its business or its financial results.

Failure to comply with any applicable FDA requirements, relating to CBD or otherwise, may result in, among other things, injunctions, product withdrawals, recalls, product seizures, fines and criminal prosecutions. Jay Pharma’s advertising is also subject to regulation by the FTC under the Federal Trade Commission Act. Additionally, analogous state advertising and labeling laws are often enforced by state attorneys general, and any state or federal enforcement action based on potentially misleading or deceptive advertising is often followed by costly class-action complaints under state consumer-protection laws.

The FDA, on its own and in collaboration with the FTC, has issued numerous warning letters to companies offering for sale of topical, oral, and other types of products containing CBD, which were not approved under the FDA’s NDA process, in response to their making unsubstantiated claims on product webpages, online stores, and social media websites about the products’ purported therapeutic or other drug-like benefits in connection with CBD or other cannabinoids. The FDA deemed that companies “used these online platforms to make unfounded, egregious claims about their products’ ability to limit, treat or cure cancer, neurodegenerative conditions, autoimmune diseases, opioid use disorder, and other serious diseases, without sufficient evidence and the legally required FDA approval.”

The agency has continuously demonstrated its commitment to taking action against companies making medical claims about products containing CBD (as the active ingredient), as selling unapproved products with unsubstantiated therapeutic claims can put patients and consumers at risk. The FDA does not believe CBD has been shown to be safe and effective for any therapeutic use, except as used in Epidiolex, the only new drug containing CBD that has been approved by FDA under the NDA process, which was approved for the treatment of seizures associated with Lennox-Gastaut syndrome or Dravet syndrome in patients 2 years of age and older. The agency’s principal concern with CBD products on the market that are unlawfully claiming to treat serious medical conditions is that deceptive marketing of unproven treatments may keep some patients from accessing appropriate, recognized therapies to treat serious and even fatal diseases. Additionally, because they are not evaluated by the FDA, there may be other ingredients that are not disclosed, which may be harmful.

The FDA has pledged to continue to monitor the marketplace and take enforcement action as-needed to protect the public against companies illegally selling products containing CBD as the active ingredient, claiming to prevent, diagnose, treat, or cure serious diseases, such as cancer, Alzheimer’s disease, psychiatric disorders and diabetes; illegally selling cannabis and cannabis-derived products that can put consumers at risk; and marketing and distributing such products in violation of the FDA’s authorities.

Negative public perception of hemp and cannabinoid-related businesses, misconceptions about the nature of our business and regulatory uncertainties could have a material adverse effect on our business, financial condition, and results of operations.

Jay Pharma believes the cannabinoid industry is highly dependent upon consumer perception regarding the safety, efficacy, quality, and legality of cannabinoid, whether derived from hemp or marijuana. Consumer perception of cannabinoid products can be significantly influenced by scientific research or findings, regulatory investigations, litigation, media attention, and other publicity regarding the consumption of cannabinoid products. There can be no assurance that future scientific research, findings, regulatory proceedings, litigation, media attention, or other research findings or publicity will be favorable to the cannabinoid market or any particular product, or consistent with earlier publicity. Jay Pharma’s dependence upon consumer perceptions means that adverse scientific research reports, findings, regulatory proceedings, litigation, media attention, or other publicity relating to cannabinoid products, generally or any particular cannabinoid products or derivatives, in particular, regardless of merit or accuracy, could have a material adverse effect on Jay Pharma’s business, the demand for its product candidates or any products for which Jay Pharma obtains regulatory approval in the future. Such adverse publicity or other negative media attention could arise even if the adverse effects reportedly associated with such products resulted from consumers’ failure to consume such products appropriately or as directed. Any adverse publicity or other similar occurrences affecting consumer perception may have a material adverse impact on Jay Pharma’s reputation, perception of its product candidates, its ability to obtain the necessary regulatory approvals for its product candidates, and the commercial viability of the products for which regulatory approval is obtained in the future, if any.

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Risks Related to Intellectual Property

Jay Pharma may not be able to adequately protect its future product candidates or its proprietary technology in the marketplace.

Jay Pharma currently holds full or limited rights to several patents as an in-licensee covering the use of CBD including with current cancer treatments, both broadly, as well as for specific cancer types. Jay Pharma’s success will depend, in part, on its ability to obtain additional patents, protect its trade secrets and operate without infringing on the proprietary rights of others. Jay Pharma relies upon a combination of patents, trade secret protection (i.e., know-how), and confidentiality agreements to protect the intellectual property of Jay Pharma’s future product candidates. The strengths of patents in the pharmaceutical field involve complex legal and scientific questions and can be uncertain. Where appropriate, Jay Pharma seeks patent protection for certain aspects of its products and technology. Filing, prosecuting and defending patents globally can be prohibitively expensive.

Jay Pharma’s policy is to look to patent technologies with commercial potential in jurisdictions with significant commercial opportunities. However, patent protection may not be available for some of the products or technology Jay Pharma is developing. If Jay Pharma must spend significant time and money protecting, defending or enforcing its patents, designing around patents held by others or licensing, potentially for large fees, patents or other proprietary rights held by others, its business, results of operations and financial condition may be harmed. Jay Pharma may not develop additional proprietary products that are patentable.

The patent positions of pharmaceutical products are complex and uncertain. The scope and extent of patent protection for Jay Pharma’s future product candidates are particularly uncertain. Jay Pharma’s future product candidates will be based on medicinal chemistry instead of cannabis plants. While Jay Pharma has sought patent protection, where appropriate, directed to, among other things, composition-of-matter for its specific formulations, their methods of use, and methods of manufacture, Jay Pharma does not have and will not be able to obtain composition of matter protection on these previously known CBD derivatives per se. Although Jay Pharma has sought, and will continue to seek, patent protection in the U.S., Europe and other countries for its proprietary technologies, future product candidates, their methods of use, and methods of manufacture, any or all of them may not be subject to effective patent protection. If any of Jay Pharma’s products is approved and marketed for an indication for which Jay Pharma does not have an issued patent, its ability to use its patents to prevent a competitor from commercializing a non-branded version of its commercial products for that nonpatented indication could be significantly impaired or even eliminated.

Publication of information related to Jay Pharma’s future product candidates by Jay Pharma or others may prevent it from obtaining or enforcing patents relating to these products and product candidates. Furthermore, others may independently develop similar products, may duplicate its products, or may design around its patent rights. In addition, any of its issued patents may be opposed and/or declared invalid or unenforceable. If Jay Pharma fails to adequately protect its intellectual property, Jay Pharma may face competition from companies who attempt to create a generic product to compete with its future product candidates. Jay Pharma may also face competition from companies who develop a substantially similar product to its future product candidates that is not covered by any of its patents.

Many companies have encountered significant problems in protecting, defending and enforcing intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property rights, particularly those relating to pharmaceuticals, which could make it difficult for Jay Pharma to stop the infringement of its patents or marketing of competing products in violation of its proprietary rights generally. Proceedings to enforce its patent rights in foreign jurisdictions could result in substantial cost and divert its efforts and attention from other aspects of its business.

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If third parties claim that intellectual property used by Jay Pharma infringes upon their intellectual property, its operating profits could be adversely affected.

There is a substantial amount of litigation, both within and outside the U.S., involving patent and other intellectual property rights in the pharmaceutical industry. Jay Pharma may, from time to time, be notified of claims that Jay Pharma is infringing upon patents, trademarks, copyrights or other intellectual property rights owned by third parties, and Jay Pharma cannot provide assurances that other companies will not, in the future, pursue such infringement claims against it, its commercial partners or any third-party proprietary technologies Jay Pharma has licensed. If Jay Pharma was found to infringe upon a patent or other intellectual property right, or if Jay Pharma failed to obtain or renew a license under a patent or other intellectual property right from a third party, or if a third party that Jay Pharma was licensing technologies from was found to infringe upon a patent or other intellectual property rights of another third party, Jay Pharma may be required to pay damages, including damages of up to three times the damages found or assessed, if the infringement is found to be willful, suspend the manufacture of certain products or reengineer or rebrand Jay Pharma’s products, if feasible, or Jay Pharma may be unable to enter certain new product markets. Any such claims could also be expensive and time consuming to defend and divert management’s attention and resources. Jay Pharma’s competitive position could suffer as a result. In addition, if Jay Pharma has declined or failed to enter into a valid non-disclosure or assignment agreement for any reason, Jay Pharma may not own the invention or its intellectual property, and its products may not be adequately protected. Thus, Jay Pharma cannot guarantee that any of its future product candidates, or its commercialization thereof, does not and will not infringe any third party’s intellectual property.

If Jay Pharma is not able to adequately prevent disclosure of trade secrets and other proprietary information, the value of its technology and products could be significantly diminished.

Jay Pharma relies on trade secrets to protect its proprietary technologies, especially where it does not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. Jay Pharma relies in part on confidentiality agreements with its current and former employees, consultants, outside scientific collaborators, sponsored researchers, contract manufacturers, vendors and other advisors to protect its trade secrets and other proprietary information. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, Jay Pharma cannot guarantee that it has executed these agreements with each party that may have or have had access to its trade secrets. Any party with whom it or they have executed such an agreement may breach that agreement and disclose Jay Pharma’s proprietary information, including its trade secrets, and Jay Pharma may not be able to obtain adequate remedies for such breaches.

Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. If any of Jay Pharma’s trade secrets were to be lawfully obtained or independently developed by a competitor, Jay Pharma would have no right to prevent them, or those to whom they disclose such trade secrets, from using that technology or information to compete with Jay Pharma. If any of Jay Pharma’s trade secrets were to be disclosed to or independently developed by a competitor or other third-party, Jay Pharma’s competitive position would be harmed.

Risks Related to the Ameri Spin-Off

Ameri may have received better terms from unaffiliated third parties than the terms it received than in the agreements entered into in connection with the Spin-Off.

Although the Spin-Off agreements are intended to be on an arm’s-length basis, they may not reflect terms that would have resulted from arm’s-length negotiations among unaffiliated third parties. The terms of the agreements being negotiated in the context of the separation are related to, among other things, and allocations of assets and liabilities, rights and indemnification. To the extent that certain terms of those agreements provide for rights and obligations that could have been procured from third parties, we may have received better terms from third parties because third parties may have competed with each other to win our business.

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Ameri’s directors and executive officers may have interests in the Spin-Off that are different from, or in addition to or in conflict with, yours.

Srinidhi “Dev” Devanur, our executive Chairman, is the owner of 90% of the common equity of Private Ameri. Brent Kelton, our Chief Executive Officer, is the owner of 10% of the common equity of Private Ameri. Additionally, Barry Kostiner will enter into a consulting agreement with the Resulting Issuer if both the Spin-Off and Offer are completed.

Ameri’s common holders will not receive any consideration in the Spin-Off.

Holders of the issued and outstanding shares of Series A preferred stock of Ameri will receive an equal number of shares of Private Ameri Preferred Stock. Holders of shares of Ameri common stock will not receive any consideration in the Spin-Off. Ameri will contribute, transfer and convey to Private Ameri all of the issued and outstanding equity interests of the existing operating subsidiaries of Ameri (including all assets and liabilities), constituting the entire business and operations of Ameri and its subsidiaries.

The Spin-Off could give rise to disputes or other unfavorable effects, which could have a material adverse effect on Ameri’s business, financial position and results of operations.

Disputes with third parties could arise out of the Spin-Off, and the Resulting Issuer could experience unfavorable reactions to the Spin-Off from employees, investors, or other interested parties. These disputes and reactions of third parties could have a material adverse effect on Ameri’s business, financial position, and results of operations. In addition, following the Spin-Off, disputes between the Resulting Issuer and Private Ameri could arise in connection with any of the Spin-Off related agreements.

Ameri agreed to indemnify Private Ameri for certain liabilities.

Ameri agreed to indemnify Private Ameri for certain liabilities. Although no such liabilities are currently anticipated, if the Resulting Issuer has to indemnify Private Ameri for unanticipated liabilities, the cost of such indemnification obligations may have a material and adverse effect on the Resulting Issuer’s financial performance.

Risks Related to the Business of Ameri Prior to the Completion of the Offer

Ameri recorded a net loss for the twelve months ended December 31, 2019 and December 31, 2018 and there can be no assurance that Ameri’s future operations will result in net income.

For the twelve months ended December 31, 2019, and December 31, 2018, Ameri had net revenue of $40 million and $43 million, respectively, and Ameri had comprehensive net loss of $6.1 million and $19.4 million, respectively. At December 31, 2019, Ameri had stockholders’ equity of approximately $10.6 million and an accumulated deficit of approximately $40.5 million. There can be no assurance that Ameri’s future operations will result in net income. Ameri’s failure to increase Ameri’s revenues or improve Ameri’s gross margins will harm Ameri’s business. Ameri may not be able to sustain or increase profitability on a quarterly or annual basis in the future. If Ameri’s revenues grow more slowly than Ameri anticipate, Ameri’s gross margins fail to improve or Ameri’s operating expenses exceed Ameri’s expectations, Ameri’s operating results will suffer. The fees Ameri charge for Ameri’s solutions and services may decrease, which would reduce Ameri’s revenues and harm Ameri’s business. If Ameri is unable to sell Ameri’s solutions at acceptable prices relative to Ameri’s costs, or if Ameri fail to develop and introduce new solutions on a timely basis and services from which Ameri can derive additional revenues, Ameri’s financial results will suffer.

Ameri faces working capital constraints and may not have sufficient working capital in the long term and there is no assurance that Ameri will be able to obtain additional financing, which could negatively impact Ameri’s business.

Ameri has incurred significant and recurring operational losses as a result of Ameri’s ongoing acquisition strategy. As of December 31, 2019, Ameri had outstanding cash payment obligations related to Ameri’s past acquisitions of approximately $2.5 million and which amount is currently reduced to $1 million. If Ameri’s current cash position does not improve significantly, Ameri will not have sufficient cash on hand to meet these obligations. Due to Ameri’s working capital constraints, Ameri is not current in all payments to all of Ameri’s unsecured noteholders. Ameri is working with certain of Ameri’s unsecured noteholders to negotiate payment terms until Ameri is able to raise more capital.

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There can be no assurance that Ameri will be able to secure additional sources of capital or that cost savings will provide sufficient working capital. If Ameri continue to be unable to pay all outstanding payments under Ameri’s unsecured notes, the unpaid noteholders may take legal action against Ameri, they may accelerate the payment of the principal under the applicable notes, and Ameri’s senior secured lender may call a cross-default under Ameri’s existing credit facility, which could result in the acceleration of the obligations thereunder and have a negative impact on Ameri’s revenue and financial results. Should Ameri be unable to raise sufficient debt or equity capital, Ameri could be forced to cease operations. Ameri’s plan regarding these matters is to work to raise additional debt and/or equity financing to allow Ameri the ability to cover Ameri’s current cash flow requirements and meet Ameri’s obligations as they become due. There can be no assurances that financing will be available or if available, that such financing will be available under favorable terms.

The economic environment, pricing pressures, and decreased employee utilization rates could negatively impact Ameri’s revenues and operating results.

Spending on technology products and services is subject to fluctuations depending on many factors, including the economic environment in the markets in which Ameri’s clients operate.

Reduced ERP spending in response to a challenging economic environment leads to increased pricing pressure from Ameri’s clients, which may adversely impact Ameri’s revenue, gross profits, operating margins and results of operations.

In addition to the business challenges and margin pressure resulting from economic slowdown in the markets in which Ameri’s clients operate and the response of Ameri’s clients to such slowdown, there is also a growing trend among consumers of ERP services towards consolidation of technology service providers in order to improve efficiency and reduce costs. Ameri’s success in the competitive bidding process for new projects or in retaining existing projects is dependent on Ameri’s ability to fulfil client expectations relating to staffing, delivery of services and more stringent service levels. If Ameri fail to meet a client’s expectations in such projects, this would likely adversely impact Ameri’s business, revenues and operating margins. In addition, even if Ameri is successful in winning the mandates for such projects, Ameri may experience significant pressure on Ameri’s operating margins as a result of the competitive bidding process.

Moreover, Ameri’s ability to maintain or increase pricing is restricted as clients often expect that as Ameri does more business with them, they will receive volume discounts or lower rates. In addition, existing and new customers are also increasingly using third-party consultants with broad market knowledge to assist them in negotiating contractual terms. Any inability to maintain or increase pricing on account of this practice may also adversely impact Ameri’s revenues, gross profits, operating margins and results of operations.

Uncertain global SAP consulting market conditions may continue to adversely affect demand for Ameri’s services.

Ameri relies heavily on global demand for ERP services, especially SAP consulting by customers. Any weakness for these ERP services by global customers will adversely affect Ameri’s revenue projections and hence Ameri’s profits. SAP AG is adapting itself to the changes in the market especially towards cloud offerings. These changes may lead to SAP losing its market share to other competitors like Oracle, Microsoft, Salesforce and Workday among many other newer players. With these setbacks to SAP, Ameri may face uncertain future due to dramatic changes in the market place which in turn will affect Ameri’s revenues and profits.

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Ameri’s success depends largely upon Ameri’s highly-skilled technology professionals and Ameri’s ability to hire, attract, motivate, retain and train these personnel.

Ameri’s ability to execute projects, maintain Ameri’s client relationships and acquire new clients depends largely on Ameri’s ability to attract, hire, train, motivate and retain highly skilled technology professionals, particularly project managers and other mid-level professionals. If Ameri cannot hire, motivate and retain personnel, Ameri’s ability to bid for projects, obtain new projects and expand Ameri’s business will be impaired and Ameri’s revenues could decline.

Increasing worldwide competition for skilled technology professionals and increased hiring by technology companies may affect Ameri’s ability to hire and retain an adequate number of skilled and experienced technology professionals, which may in turn have an adverse effect on Ameri’s business, results of operations and financial condition.

In addition, the demands of changes in technology, evolving standards and changing client preferences may require Ameri to redeploy and retrain Ameri’s technology professionals. If Ameri is unable to redeploy and retrain Ameri’s technology professionals to keep pace with continuing changes in technology, evolving standards and changing client preferences, this may adversely affect Ameri’s ability to bid for and obtain new projects and may have a material adverse effect on Ameri’s business, results of operations and financial condition.

Ameri faces intense competition from other service providers.

Ameri is subject to intense competition in the industry in which Ameri operates which may adversely affect Ameri’s results of operations, financial condition and cash flows. Ameri operate in a highly competitive industry, which is served by numerous global, national, regional and local firms. Ameri’s industry has experienced rapid technological developments, changes in industry standards and customer requirements. The principal competitive factors in the IT markets include the range of services offered, size and scale of service provider, global reach, technical expertise, responsiveness to client needs, speed in delivery of IT solutions, quality of service and perceived value. Many companies also choose to perform some or all of their back-office IT and IT-enabled operations internally. Such competitiveness requires Ameri to keep pace with technological developments and maintains leadership, enhance Ameri’s service offerings, including the breadth of Ameri’s services and portfolio, and address increasingly sophisticated customer requirements in a timely and cost-effective manner.

Ameri markets its service offerings to large and medium-sized organizations. Generally, the pricing for the projects depends on the type of contract, which includes time and material contracts, annual maintenance contracts (fixed time frame), fixed price contracts and transaction price based contracts. The intense competition and the changes in the general economic and business conditions can put pressure on Ameri to change Ameri’s prices. If Ameri’s competitors offer deep discounts on certain services or provide services that the marketplace considers more valuable, Ameri may need to lower prices or offer other favorable terms in order to compete successfully. Any broad-based change to Ameri’s prices and pricing policies could cause revenues to decline and may reduce margins and could adversely affect results of operations, financial condition and cash flows. Some of Ameri’s competitors may bundle software products and services for promotional purposes or as a long-term pricing strategy or provide guarantees of prices and product implementations. These practices could, over time, significantly constrain the prices that Ameri can charge for certain services. If Ameri does not adapt Ameri’s pricing models to reflect changes in customer use of Ameri’s services or changes in customer demand, Ameri’s revenues and cash flows could decrease.

Ameri’s competitors may have significantly greater financial, technical and marketing resources and greater name recognition and, therefore, may be better able to compete for new work and skilled professionals. Similarly, if Ameri’s competitors are successful in identifying and implementing newer service enhancements in response to rapid changes in technology and customer preferences, they may be more successful at selling their services. If Ameri is unable to respond to such changes Ameri’s results of operations may be harmed. Further, a client may choose to use its own internal resources rather than engage an outside firm to perform the types of services Ameri provides. Ameri cannot be certain that Ameri will be able to sustain Ameri’s current levels of profitability or growth in the face of competitive pressures, including competition for skilled technology professionals and pricing pressure from competitors employing an on-site/offshore business model.

In addition, Ameri may face competition from companies that increase in size or scope as the result of strategic alliances such as mergers or acquisitions. These transactions may include consolidation activity among hardware manufacturers, software companies and vendors and service providers. The result of any such vertical integration may be greater integration of products and services that were once offered separately by independent vendors. Ameri’s access to such products and services may be reduced as a result of such an industry trend, which could adversely affect Ameri’s competitive position. These types of events could have a variety of negative effects on Ameri’s competitive position and Ameri’s financial results, such as reducing Ameri’s revenue, increasing Ameri’s costs, lowering Ameri’s gross margin percentage and requiring Ameri to recognize impairments on Ameri’s assets.

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Ameri’s business could be adversely affected if Ameri does not anticipate and respond to technology advances in Ameri’s industry and Ameri’s clients’ industries.

The IT and global outsourcing and SAP consulting services industries are characterized by rapid technological change, evolving industry standards, changing client preferences and new product introductions. Ameri’s success will depend in part on Ameri’s ability to develop IT solutions that keep pace with industry developments. Ameri may not be successful in addressing these developments on a timely basis or at all. In addition, products or technologies developed by others may not render Ameri’s services noncompetitive or obsolete. Ameri’s failure to address these developments could have a material adverse effect on Ameri’s business, results of operations, financial condition and cash flows.

A significant number of organizations are attempting to migrate business applications to advanced technologies. As a result, Ameri’s ability to remain competitive will be dependent on several factors, including Ameri’s ability to develop, train and hire employees with skills in advanced technologies, breadth and depth of process and technology expertise, service quality, knowledge of industry, marketing and sales capabilities. Ameri’s failure to hire, train and retain employees with such skills could have a material adverse impact on Ameri’s business. Ameri’s ability to remain competitive will also be dependent on Ameri’s ability to design and implement, in a timely and cost- effective manner, effective transition strategies for clients moving to advanced architectures. Ameri’s failure to design and implement such transition strategies in a timely and cost-effective manner could have a material adverse effect on Ameri’s business, results of operations, financial condition and cash flows.

Ameri’s operations and assets in India expose Ameri to regulatory, economic, political and other uncertainties in India, which could harm Ameri’s business.

Ameri has an offshore presence in India where a number of Ameri’s technical professionals are located. In the past, the Indian economy has experienced many of the problems confronting the economies of developing countries, including high inflation and varying gross domestic product growth. Salaries and other related benefits constitute a major portion of Ameri’s total operating costs. Many of Ameri’s employees are based in India where Ameri’s wage costs have historically been significantly lower than wage costs in the United States and Europe for comparably skilled professionals, and this has been one of Ameri’s competitive advantages. However, wage increases in India or other countries where Ameri has operations may prevent Ameri from sustaining this competitive advantage if wages increase. Ameri may need to increase the levels of Ameri’s employee compensation more rapidly than in the past to retain talent. If such events occur, Ameri may be unable to continue to increase the efficiency and productivity of Ameri’s employees and wage increases in the long term may reduce Ameri’s profit margins.

Ameri’s clients may seek to reduce their dependence on India for outsourced IT services or take advantage of the services provided in countries with labor costs similar to or lower than India.

Clients which presently outsource a significant proportion of their IT services requirements to vendors in India may, for various reasons, including in response to rising labor costs in India and to diversify geographic risk, seek to reduce their dependence on one country. Ameri expects that future competition will increasingly include firms with operations in other countries, especially those countries with labor costs similar to or lower than India, such as China, the Philippines and countries in Eastern Europe. Since wage costs in Ameri’s industry in India are increasing, Ameri’s ability to compete effectively will become increasingly dependent on Ameri’s reputation, the quality of Ameri’s services and Ameri’s expertise in specific industries. If labor costs in India rise at a rate that is significantly greater than labor costs in other countries, Ameri’s reliance on the labor in India may reduce Ameri’s profit margins and adversely affect Ameri’s ability to compete, which would, in turn, have a negative impact on Ameri’s results of operations.

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Ameri’s business could be materially adversely affected if Ameri does not or is unable to protect Ameri’s intellectual property or if Ameri’s services are found to infringe upon or misappropriate the intellectual property of others.

Ameri’s success depends in part upon certain methodologies and tools Ameri uses in designing, developing and implementing applications systems in providing Ameri’s services. Ameri relies upon a combination of nondisclosure and other contractual arrangements and intellectual property laws to protect confidential information and intellectual property rights of ours and Ameri’s third parties from whom Ameri licenses intellectual property. Ameri enters into confidentiality agreements with Ameri’s employees and limit distribution of proprietary information. The steps Ameri takes in this regard may not be adequate to deter misappropriation of proprietary information and Ameri may not be able to detect unauthorized use of, protect or enforce Ameri’s intellectual property rights. At the same time, Ameri’s competitors may independently develop similar technology or duplicate Ameri’s products or services. Any significant misappropriation, infringement or devaluation of such rights could have a material adverse effect upon Ameri’s business, results of operations, financial condition and cash flows.

Litigation may be required to enforce Ameri’s intellectual property rights or to determine the validity and scope of the proprietary rights of others. Any such litigation could be time consuming and costly. Although Ameri believes that Ameri’s services do not infringe or misappropriate on the intellectual property rights of others and that Ameri has all rights necessary to utilize the intellectual property employed in Ameri’s business, defense against these claims, even if not meritorious, could be expensive and divert Ameri’s attention and resources from operating Ameri’s company. A successful claim of intellectual property infringement against Ameri could require Ameri to pay a substantial damage award, develop non-infringing technology, obtain a license or cease selling the products or services that contain the infringing technology. Such events could have a material adverse effect on Ameri’s business, financial condition, results of operations and cash flows.

Any disruption in the supply of power, IT infrastructure and telecommunications lines to Ameri’s facilities could disrupt Ameri’s business process or subject Ameri to additional costs.

Any disruption in basic infrastructure, including the supply of power, could negatively impact Ameri’s ability to provide timely or adequate services to Ameri’s clients. Ameri relies on a number of telecommunications service and other infrastructure providers to maintain communications between Ameri’s various facilities and clients in India, the United States and elsewhere. Telecommunications networks are subject to failures and periods of service disruption, which can adversely affect Ameri’s ability to maintain active voice and data communications among Ameri’s facilities and with Ameri’s clients. Such disruptions may cause harm to Ameri’s clients’ business. Ameri does not maintain business interruption insurance and may not be covered for any claims or damages if the supply of power, IT infrastructure or telecommunications lines is disrupted. This could disrupt Ameri’s business process or subject Ameri to additional costs, materially adversely affecting Ameri’s business, results of operations, financial condition and cash flows.

System security risks and cyber-attacks could disrupt Ameri’s information technology services provided to customers, and any such disruption could reduce Ameri’s expected revenue, increase Ameri’s expenses, damage Ameri’s reputation and adversely affect Ameri’s stock price and the value of Ameri’s warrants.

Security and availability of IT infrastructure is of the utmost concern for Ameri’s business, and the security of critical information and infrastructure necessary for rendering services is also one of the top priorities of Ameri’s customers.

System security risks and cyber-attacks could breach the security and disrupt the availability of Ameri’s IT services provided to customers. Any such breach or disruption could allow the misuse of Ameri’s information systems, resulting in litigation and potential liability for Ameri, the loss of existing or potential clients, damage to Ameri’s reputation and diminished brand value and could have a material adverse effect on Ameri’s financial condition.

Ameri’s network and Ameri’s deployed security controls could also be penetrated by a skilled computer hacker or intruder. Further, a hacker or intruder could compromise the confidentiality and integrity of Ameri’s protected information, including personally identifiable information; deploy malicious software or code like computer viruses, worms or Trojan horses, etc. may exploit any security vulnerabilities, known or unknown, of Ameri’s information system; cause disruption in the availability of Ameri’s information and services; and attack Ameri’s information system through various other mediums.

Ameri also procures software or hardware products from third party vendors that provide, manage and monitor Ameri’s services. Such products may contain known or unfamiliar manufacturing, design or other defects which may allow a security breach or cyber-attack, if exploited by a computer hacker or intruder, or may be capable of disrupting performance of Ameri’s IT services and prevent Ameri from providing services to Ameri’s clients.

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In addition, Ameri manages, stores, processes, transmits and has access to significant amounts of data and information that may include Ameri’s proprietary and confidential information and that of Ameri’s clients. This data may include personal information, sensitive personal information, personally identifiable information or other critical data and information, of Ameri’s employees, contractors, officials, directors, end customers of Ameri’s clients or others, by which any individual may be identified or may be likely to be identified. Ameri’s data security and privacy systems and procedures meet applicable regulatory standards and undergo periodic compliance audits by independent third parties and customers. However, if Ameri’s compliance with these standards is inadequate, Ameri may be subject to regulatory penalties and litigation, resulting in potential liability for Ameri and an adverse impact on Ameri’s business.

Ameri is still susceptible to data security or privacy breaches, including accidental or deliberate loss and unauthorized disclosure or dissemination of such data or information. Any breach of such data or information may lead to identity theft, impersonation, deception, fraud, misappropriation or other offenses in which such information may be used to cause harm to Ameri’s business and have a material adverse effect on Ameri’s financial condition, business, results of operations and cash flows.

Ameri must effectively manage the growth of its operations, or Ameri’s business will suffer.

Ameri’s ability to successfully implement its business plan requires an effective planning and management process. If funding is available, Ameri intends to increase the scope of its operations and acquire complimentary businesses. Implementing Ameri’s business plan will require significant additional funding and resources. If Ameri grows its operations, Ameri will need to hire additional employees and make significant capital investments. If Ameri grows its operations, it will place a significant strain on Ameri’s existing management and resources. If Ameri grows, Ameri will need to improve Ameri’s financial and managerial controls and reporting systems and procedures, and Ameri will need to expand, train and manage Ameri’s workforce. Any failure to manage any of the foregoing areas efficiently and effectively would cause Ameri’s business to suffer.

Ameri’s revenues are concentrated in a limited number of clients and Ameri’s revenues may be significantly reduced if these clients decrease their IT spending.

Ameri’s client contracts are based on time and materials expenses. Ameri does not have long-term client contracts. Ameri’s client contracts contain standard payment terms, and Ameri’s clients only pay Ameri for services rendered. Ameri has limited exposure for non-payment by Ameri’s clients and does not have any unresolved client debts. While Ameri’s client contracts can be terminated with little or no notice, it is uncommon for Ameri’s clients to terminate an engagement in the middle of the implementation of services.

For the twelve-month period ended December 31, 2019 and December 31, 2018, sales to five major customers accounted for approximately 48% and 39%, respectively, of Ameri’s total revenue. Consequently, if Ameri’s top clients reduce or postpone their IT spending significantly, this may lower the demand for Ameri’s services and negatively affect Ameri’s revenues and profitability. Further, any significant decrease in the growth of the financial services or other industry segments on which Ameri focus may reduce the demand for Ameri’s services and negatively affect Ameri’s revenues, profitability and cash flows.

Ameri’s client contracts can typically be terminated without cause and with little or no notice or penalty, which could negatively impact Ameri’s revenues and profitability.

Ameri’s clients typically retain Ameri on a non-exclusive, project-by-project basis. Many of Ameri’s client contracts can be terminated with or without cause. Ameri’s business is dependent on the decisions and actions of Ameri’s clients, and there are a number of factors relating to Ameri’s clients that are outside of Ameri’s control which might lead to termination of a project or the loss of a client. Ameri’s inability to control the termination of client contracts could have a negative impact on Ameri’s financial condition and results of operations.

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Ameri’s engagements with customers are typically singular in nature and do not necessarily provide for subsequent engagements.

Ameri’s clients generally retain Ameri on a short-term, engagement-by-engagement basis in connection with specific projects, rather than on a recurring basis under long-term contracts. Although a substantial majority of Ameri’s revenues are generated from repeat business, which Ameri defines as revenues from a client who also contributed to Ameri’s revenues during the prior fiscal year, Ameri’s engagements with its clients are typically for projects that are singular in nature. Therefore, Ameri must seek out new engagements when its current engagements are successfully completed or terminated, and Ameri is constantly seeking to expand its business with existing clients and secure new clients for its services. In addition, in order to continue expanding Ameri’s business, Ameri may need to significantly expand its sales and marketing group, which would increase Ameri’s expenses and may not necessarily result in a substantial increase in business. If Ameri is unable to generate a substantial number of new engagements for projects on a continual basis, Ameri’s business and results of operations would likely be adversely affected.

Ameri’s results of operations may fluctuate from quarter to quarter, which could affect Ameri’s business, financial condition and results of operations.

Ameri’s results of operations may fluctuate from quarter to quarter depending upon several factors, some of which are beyond Ameri’s control. These factors include the timing and number of client projects commenced and completed during the quarter, the number of working days in a quarter, employee hiring, attrition and utilization rates and the mix of time-and-material projects versus fixed price deliverable projects and maintenance projects during the quarter. Additionally, periodically Ameri’s cost increases due to both the hiring of new employees and strategic investments in infrastructure in anticipation of future opportunities for revenue growth.

These and other factors could affect Ameri’s business, financial condition and results of operations, and this makes the prediction of Ameri’s financial results on a quarterly basis difficult. Also, it is possible that Ameri’s quarterly financial results may be below the expectations of public market analysts.

Ameri is heavily dependent on Ameri’s senior management, and a loss of a member of Ameri’s senior management team could cause Ameri’s stock price and the value of Ameri’s warrants to suffer.

If Ameri loses members of Ameri’s senior management, Ameri may not be able to find appropriate replacements on a timely basis, and Ameri’s business could be adversely affected. Ameri’s existing operations and continued future development depend to a significant extent upon the performance and active participation of certain key individuals. Ameri does not currently maintain key man insurance. If Ameri were to lose any of Ameri’s key personnel, Ameri may not be able to find appropriate replacements on a timely basis and Ameri’s financial condition and results of operations could be materially adversely affected.

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Ameri’s international sales and operations are subject to applicable laws relating to trade, export controls and foreign corrupt practices, the violation of which could adversely affect its operations.

Ameri must comply with all applicable international trade, customs, export controls and economic sanctions laws and regulations of the United States and other countries. Ameri is also subject to the Foreign Corrupt Practices Act and other anti-bribery laws that generally bar bribes or unreasonable gifts to foreign governments or officials. Changes in trade sanctions laws may restrict Ameri’s business practices, including cessation of business activities in sanctioned countries or with sanctioned entities, and may result in modifications to compliance programs. Violation of these laws or regulations could result in sanctions or fines and could have a material adverse effect on Ameri’s financial condition, results of operations and cash flows.

Ameri’s income tax returns are subject to review by taxing authorities, and the final determination of Ameri’s tax liability with respect to tax audits and any related litigation could adversely affect Ameri’s financial results.

Although Ameri believes that Ameri’s tax estimates are reasonable and that Ameri prepares and submits its tax filings on a timely basis and in accordance with all applicable tax laws, the final determination with respect to any tax audits, and any related litigation, could be materially different from Ameri’s estimates or from its historical income tax provisions and accruals. The results of an audit or litigation could have a material effect on operating results and/or cash flows in the periods for which that determination is made. In addition, future period earnings may be adversely impacted by litigation costs, settlements, penalties and/or interest assessments.

Failure of Ameri’s customers to pay the amounts owed to Ameri in a timely manner may adversely affect Ameri’s financial condition and operating results.

Ameri generally provides payment terms ranging from 30 to 60 days. As a result, Ameri generates significant accounts receivable from sales to Ameri’s customers, representing approximately 84% of current assets as of December 31, 2019 and approximately 78% of current assets as of December 31, 2018. Accounts receivable from sales to customers were $6.4 million as of December 31, 2019 and $7.9 million as of December,31 2018. As of December 31, 2019, the largest amount owed by a single customer was approximately 11% of total accounts receivable. As of December 31, 2019, Ameri had an allowance of $85,430 for doubtful accounts. If any of Ameri’s significant customers have insufficient liquidity, Ameri could encounter significant delays or defaults in payments owed to Ameri by such customers, and Ameri may need to extend Ameri’s payment terms or restructure the receivables owed to Ameri, which could have a significant adverse effect on Ameri’s financial condition. Any deterioration in the financial condition of Ameri’s customers will increase the risk of uncollectible receivables. Global economic uncertainty could also affect Ameri’s customers’ ability to pay Ameri’s receivables in a timely manner or at all or result in customers going into bankruptcy or reorganization proceedings, which could also affect Ameri’s ability to collect Ameri’s receivables.

If Ameri is unable to collect Ameri’s dues or receivables from or invoice Ameri’s unbilled services to Ameri’s clients, Ameri’s results of operations and cash flows could be adversely affected.

Ameri’s business depends on Ameri’s ability to successfully obtain payments from Ameri’s clients of the amounts they owe Ameri for work performed. Ameri evaluates the financial condition of Ameri’s clients and usually bills and collects on relatively short cycles. Macroeconomic conditions, such as a potential credit crisis in the global financial system, could result in financial difficulties for Ameri’s clients, including limited access to the credit markets, insolvency or bankruptcy. Such conditions could cause clients to delay payment, request modifications of their payment terms, or default on their payment obligations to Ameri, all of which could increase Ameri’s receivables. If Ameri experiences delays in the collection of, or are unable to collect, Ameri’s client balances, Ameri’s results of operations and cash flows could be adversely affected. In addition, if Ameri experiences delays in billing and collection for Ameri’s services, Ameri’s cash flows could be adversely affected.

Goodwill that Ameri carries on Ameri’s balance sheet could give rise to significant impairment charges in the future.

Goodwill is subject to impairment review at least annually. Impairment testing under standards as issued by the Financial Accounting Standards Board may lead to impairment charges in the future. Any significant impairment charges could have a material adverse effect on Ameri’s results of operations.

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Ameri’s revenue and operating results may be affected by the rate of growth in the use of technology in business and the type and level of technology spending by Ameri’s clients.

Ameri’s business depends, in part, upon continued reliance on the use of technology in business by Ameri’s clients and prospective clients as well as their customers and suppliers. In particular, the success of Ameri’s new service offerings requires continued demand for such services and Ameri’s ability to meet this demand in a cost-effective manner. In challenging economic environments, Ameri’s clients may reduce or defer their spending on new technologies in order to focus on other priorities and prospective clients may decide not to engage Ameri’s services. Also, many companies have already invested substantial resources in their current means of conducting commerce and exchanging information, and they may be reluctant or slow to adopt new approaches that could disrupt existing personnel, processes and infrastructures. If the growth of technology usage in business, or Ameri’s clients’ spending on such technology, declines, or if Ameri cannot convince Ameri’s clients or potential clients to embrace new technological solutions, Ameri’s revenue and operating results could be adversely affected.

Ameri’s business will suffer if Ameri fails to anticipate and develop new services and enhance existing services in order to keep pace with rapid changes in technology and the industries on which Ameri focuses.

The ERP services market is characterized by rapid technological changes, evolving industry standards, changing client preferences and new product and service introductions. Ameri’s future success will depend on Ameri’s ability to anticipate these advances and enhance Ameri’s existing offerings or develop new product and service offerings to meet client needs. Ameri may not be successful in anticipating or responding to these advances on a timely basis, or, if Ameri does respond, the services or technologies Ameri develops may not be successful in the marketplace. Ameri may also be unsuccessful in stimulating customer demand for new and upgraded products, or seamlessly managing new product introductions or transitions. Further, products, services or technologies that are developed by Ameri’s competitors may render Ameri’s services non-competitive or obsolete. Ameri’s failure to address the demands of the rapidly evolving information technology environment, particularly with respect to digital technology, the internet of things, artificial intelligence, cloud computing and storage, mobility and applications and analytics, could have a material adverse effect on Ameri’s business, results of operations and financial condition.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect Ameri’s business, investments and results of operations.

Ameri is subject to laws and regulations enacted by national, regional and local governments, including non-U.S. governments. In particular, Ameri is required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on Ameri’s business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on Ameri’s business and results of operations.

Ameri’s international operations subject Ameri to exposure to foreign currency fluctuations.

Ameri has operations in three countries and as Ameri expands Ameri’s international operations, more of Ameri’s customers pay Ameri in foreign currencies. Transactions in currencies other than U.S. dollars subject Ameri to fluctuations in currency exchange rates. Accordingly, changes in exchange rates between the U.S. dollar and other currencies could have a material adverse effect on Ameri’s revenues and net income, which may in turn have a negative impact on Ameri’s business, results of operations, financial condition and cash flows. The exchange rate between the U.S. dollar and other currencies has changed substantially in recent years and may fluctuate in the future. Ameri expects that the vast majority of its revenues will continue to be generated in U.S. dollars for the foreseeable future and that a significant portion of Ameri’s expenses, including personnel costs, as well as capital and operating expenditures, will continue to be denominated in other currencies such as Indian Rupee. The hedging strategies that Ameri may implement in the future to mitigate foreign currency exchange rate risks may not reduce or completely offset its exposure to foreign exchange rate fluctuations and may expose its business to unexpected market, operational and counterparty credit risks. Accordingly, Ameri may incur losses from its use of foreign exchange derivate contracts that could have a material adverse effect on Ameri’s business, results of operations and financial condition.

Acquisitions, expansions or infrastructure investments may require Ameri to increase Ameri’s level of indebtedness or issue additional equity.

As Ameri continues to consummate additional acquisition opportunities, undertake additional expansion activities or make substantial investments in Ameri’s infrastructure, Ameri’s capital needs continue to expand. Accordingly, Ameri may need to draw down additional borrowings under Ameri’s credit facility or access public or private debt or equity markets. There can be no assurance, however, that Ameri will be successful in raising additional debt or equity, or that Ameri will be able to raise such funds on terms that Ameri would consider acceptable.

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Ameri’s earnings and financial condition may be negatively impacted by certain tax related matters.

Ameri is subject to income taxes in the United States and numerous foreign jurisdictions. Ameri’s provision for income taxes and cash tax liability could be adversely affected by numerous factors, including income before taxes being lower than anticipated in countries with lower statutory tax rates and higher than anticipated in countries with higher statutory tax rates, changes in the valuation of deferred tax assets and liabilities, changes in accounting principles or interpretations and changes in tax laws. Any of these changes could adversely impact Ameri’s results of operations and financial condition in future periods. In addition, Ameri’s income tax returns are subject to examination in the jurisdictions in which Ameri operate. An unfavorable outcome of one or more of these examinations may have an adverse effect on Ameri’s business, results of operations and financial condition.

Ameri’s results of operations could in the future be materially adversely affected by the global coronavirus pandemic (COVID-19).

The global coronavirus pandemic (COVID-19) has created significant volatility in the price of Ameri’s common stock, uncertainty in customer demand for our services, and widespread economic disruption. The extent to which the coronavirus pandemic will impact Ameri’s business, operations and financial results will depend on numerous factors that are frequently changing or unknown, and that Ameri may not be able to accurately predict, including: the duration and scope of the pandemic; governmental, business and individuals’ responses or planned responses to the pandemic; the impact of the pandemic on economic activity and any interventions intended to mitigate decreased economic activity; the effect on customers and customer demand for Ameri’s products, services, and solutions; Ameri’s ability to sell and provide its products, services, and solutions, including as a result of travel restrictions, personnel working from home or with diminished technology and communication abilities, and social distancing; the ability of customers to pay timely, if at all, for its services and solutions with or without discounts requested by our customers; and closures of Ameri’s and its customers’ offices and facilities. The closure of customers’ facilities, restrictions that prevent customers from accessing those facilities or their own customers, and broad disruptions in customers’ markets and customer base, has disrupted, and could in the future disrupt the demand for Ameri’s products, services, and solutions and result in, among other things, termination of customer contracts, delays or interruptions in the performance of contracts, losses of revenues, and an increase in bad debts. Customers may also slow or halt decision making, delay planned work, or suspend, terminate, or reduce existing contracts or services. Travel and immigration restrictions may delay or prevent Ameri personnel from accessing worksites, and work-from-home or remote working arrangements could reduce profitability or increase information security and connectivity vulnerabilities. In addition, when COVID-19-related restrictions on business are eased, Ameri’s ability to deliver services to its customers could be affected by any outbreak of illness among employees returning to facilities or to customers’ facilities. Moreover, there may be additional costs that Ameri will have to incur in connection with further changes to, or a return to, normal operating conditions. To the extent the COVID-19 pandemic adversely affects Ameri’s business and financial results, it may also have the effect of heightening many of the other risks described herein, including, but not limited to, those relating to Ameri’s operations in emerging markets, ability to execute on its growth strategy through strategic acquisitions, dependency on third parties for network infrastructure, attracting, hiring, and retaining personnel, the effects on movements in foreign currency exchange rates, and the effects that changes to fiscal, political, regulatory and other federal policies may have on Ameri’s operations, each of which could materially adversely affect its business, financial condition, results of operations and/or stock price.

International hostilities, terrorist activities, other violence or war, natural disasters, pandemics and infrastructure disruptions, could delay or reduce the number of new service orders Ameri receives and impair Ameri’s ability to service Ameri’s customers, thereby adversely affecting Ameri’s business, results of operations and financial condition.

Hostilities involving acts of terrorism, violence or war, natural disasters, global health risks or pandemics or the threat or perceived potential for these events could materially adversely affect Ameri’s operations and Ameri’s ability to provide services to Ameri’s customers. Such events may cause customers to delay their decisions on spending for information technology, consulting, and business process services and give rise to sudden significant changes in regional and global economic conditions and cycles. These events also pose significant risks to Ameri’s personnel and to Ameri’s and Ameri’s customers’ physical facilities and operations around the world. Additionally, by disrupting communications and travel, giving rise to travel restrictions, and increasing the difficulty of obtaining and retaining highly-skilled and qualified personnel, these events could make it difficult or impossible for Ameri to deliver services to some or all of Ameri’s customers. The majority of Ameri’s employees are located in India, and the vast majority of Ameri’s technical professionals in the United States and Canada are Indian nationals who are able to work in the United States and Europe only because they hold current visas and work permits. Any inability to travel could cause Ameri to incur additional unexpected costs and expenses or could impair Ameri’s ability to retain the skilled professionals Ameri needs for Ameri’s operations. In addition, any extended disruptions of electricity, other public utilities or network services at Ameri’s facilities could also adversely affect Ameri’s ability to serve Ameri’s customers.

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Hostilities involving the United States, Canada and India where Ameri provides services to Ameri’s customers, and other acts of terrorism, violence or war, natural disasters, global health risks or pandemics may reduce the demand for Ameri’s services and negatively affect Ameri’s revenues. If Ameri fails to defend against any of these occurrences, Ameri might be unable to protect Ameri’s people, facilities and systems. If these disruptions prevent Ameri from effectively serving Ameri’s customers, Ameri’s business, results of operations and financial condition could be adversely affected.

Anti-outsourcing legislation, if adopted, and negative perceptions associated with offshore outsourcing could impair Ameri’s ability to service Ameri’s customers and adversely affect Ameri’s business, results of operations and financial condition.

The issue of companies outsourcing services to organizations operating in other countries is a topic of political discussion in the United States, which is Ameri’s largest market. For example, a number of measures aimed at limiting or restricting outsourcing by U.S. companies have been put forward for consideration by the U.S. Congress and in various state legislatures to address concerns over the perceived association between offshore outsourcing and the loss of jobs domestically. Further, the current U.S. administration or Congress may seek to limit outsourcing by U.S. companies. If enacted, such measures may broaden existing restrictions on outsourcing by federal and state government agencies and on government contracts with firms that outsource services directly or indirectly, or impact private industry with measures that include tax disincentives, fees or penalties, intellectual property transfer restrictions, mandatory government audit requirements, and new standards that have the effect of restricting the use of certain business and/or work visas. In the event that any of these measures become law, Ameri’s ability to provide services to Ameri’s customers could be impaired, which could adversely affect Ameri’s business, results of operations and financial condition.

In addition, from time to time there has been publicity about negative experiences associated with offshore outsourcing, such as domestic job loss and theft and misappropriation of sensitive customer data, particularly involving service providers in India. Current or prospective customers may elect to perform certain services themselves or may be discouraged from utilizing global service delivery providers due to negative perceptions that may be associated with using global service delivery models or firms. Any slowdown or reversal of existing industry trends toward global service delivery would seriously harm Ameri’s ability to compete effectively with competitors that provide the majority of their services from within the country in which Ameri’s customers operate.

Restrictions on immigration may affect Ameri’s ability to compete for and provide services to customers, which could hamper Ameri’s growth and cause Ameri’s revenues to decline.

Ameri’s future success continues to depend on Ameri’s ability to attract and retain employees with technical and project management skills, including those from developing countries, especially India. The ability of foreign nationals to work in the United States, depends on their and Ameri’s ability to obtain the necessary visas and work permits for Ameri’s personnel who need to travel internationally. If Ameri are unable to obtain such visas or work permits, or if their issuance is delayed or if their length is shortened, Ameri may not be able to provide services to Ameri’s customers or to continue to provide services on a timely and cost-effective basis, receive revenues as early as expected or manage Ameri’s delivery centers as efficiently as Ameri otherwise could, any of which could have a material adverse effect on Ameri’s business, results of operations and financial condition.

Immigration and work permit laws and regulations in the countries in which Ameri have customers are subject to legislative and administrative changes as well as changes in the application of standards and enforcement. For example, the U.S. Congress has been actively considering various proposals that would make extensive changes to U.S. immigration laws regarding the admission of high-skilled temporary and permanent workers. Further, the current U.S. administration or Congress may seek to limit the admission of high-skilled temporary and permanent workers and has issued and may continue to issue executive orders designed to limit immigration. Any such provisions may increase Ameri’s cost of doing business in the United States and may discourage customers from seeking Ameri’s services. Ameri’s international expansion strategy and Ameri’s business, results of operations and financial condition may be materially adversely affected if changes in immigration and work permit laws and regulations or the administration or enforcement of such laws or regulations impair Ameri’s ability to staff projects with professionals who are not citizens of the country where the work is to be performed.

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Ameri has a substantial amount of indebtedness, which may limit Ameri’s operating flexibility and could adversely affect Ameri’s results of operations and financial condition.

As of June 30, 2020, Ameri had approximately $2.34 million in borrowings outstanding under Ameri’s senior secured credit facility (the “Credit Facility”), which provided for up to $8 million in principal for revolving loans (the “Revolving Loans”) for general working capital purposes.

On January 23, 2019, certain subsidiaries of Ameri, including Ameri100 Arizona LLC, Ameri100 Georgia, Inc., Ameri100 California, Inc. and Ameri and Partners, Inc., as borrowers (individually and collectively, “Borrower”) entered into a Loan and Security Agreement (the “Loan Agreement”), with North Mill Capital LLC, as lender (the “Lender”). The Loan Agreement has an initial term of two years from the closing date, with renewal thereafter if Lender, at its option, agrees in writing to extend the term for additional one year periods (the “Term”). The Loan Agreement is collateralized by a first-priority security interest in all of the assets of Borrower. In addition, (i) pursuant to a Corporate Guaranty entered into by Ameri in favor of the Lender (the “Corporate Guaranty”), Ameri has guaranteed the Borrower’s obligations under the Credit Facility and (ii) pursuant to a Security Agreement entered into between Ameri and Lender (the “Security Agreement”), Ameri granted a first-priority security interest in all of its assets to Lender.

If an Event of Default (as defined in the Loan Agreement) occurs, Lender may, among other things, (i) declare all obligations immediately due and payable in full; (ii) cease advancing money or extending credit to or for the benefit of Borrower; and/or (iii) terminate the Loan Agreement as to any future liability or obligation of Lender, without affecting Lender’s right to repayment of all obligations and Lender’s security interests.

Ameri’s level of indebtedness and the operating restrictions imposed by such indebtedness may make it difficult to service Ameri’s debt and may adversely affect Ameri’s ability to obtain additional financing, use operating cash flow in other areas of Ameri’s business or otherwise adversely affect Ameri’s operations.

The Ameri Bylaws includes an exclusive forum for adjudication of disputes provision which limits the forum to the Delaware Court of Chancery for certain actions against Ameri.

The Ameri Bylaws state that, unless Ameri consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware (or, if such court does not have jurisdiction, the Superior Court of the State of Delaware, or, if such other court does not have jurisdiction, the United States District Court for the District of Delaware) shall be the sole and exclusive forum for any internal corporate claims, as such term is defined and used in Section 115 of the DGCL, brought by a stockholder (including any beneficial owner) as the same may be amended from time to time, including without limitation: (a) any derivative action or proceeding brought on behalf of Ameri, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder, employee or agent of Ameri to Ameri or Ameri’s stockholders, (c) any action asserting a claim against Ameri (or any director, officer, stockholder, employee or agent) of Ameri arising pursuant to or under any provision of the DGCL or the Certificate of Incorporation or Bylaws, in each case as the same may be amended from time to time, (d) any action to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or Bylaws, in each case as the same may be amended from time to time, or (e) any action asserting a claim against Ameri or any director, officer, stockholder, employee or agent of Ameri governed by the internal affairs doctrine of the State of Delaware. The bylaws further provide that failure to enforce the foregoing provisions would cause Ameri irreparable harm and Ameri shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions, and that any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of Ameri shall be deemed to have notice of and to have consented to these provisions.

Although the Ameri Bylaws contains the choice of forum provision described above, it is possible that a court could rule that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable. In particular, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or its rules and regulations, and Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or its rules and regulations. Therefore, as the Ameri Bylaws’ exclusive forum provision does not expressly exclude Securities Act claims, there is uncertainty whether a court would enforce the provision and that investors cannot waive compliance with the federal securities laws and their rules and regulations In addition, this provision may increase a stockholder’s costs to bring a claim or limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Ameri or its directors, officers, employees, agents or stockholders, which may discourage such lawsuits against Ameri or its directors, officers, employees, agents or stockholders. Alternatively, if a court were to find this provision in the Ameri Bylaws to be inapplicable or unenforceable in an action, Ameri may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect Ameri’s business and financial condition.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and other documents incorporated by reference into this proxy statement/prospectus contain or may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terms such as “anticipates,” “assumes,” “believes,” “can,” “could,” “estimates,” “expects,” “forecasts,” “guides,” “intends,” “is confident that,” “may,” “plans,” “seeks,” “projects,” “targets,” and “would” or the negative of such terms or other variations on such terms or comparable terminology. Such forward-looking statements include, but are not limited to, statements about the benefits of the proposed Offer pursuant to the Tender Agreement including future financial and operating results, the Resulting Issuer’s plans, objectives, expectations and intentions, the expected timing of completion of the Offer and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the respective managements of Ameri and Jay Pharma and are subject to significant risks and uncertainties that could cause actual outcomes and results to differ materially. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, without limitation, the risks and uncertainties set forth under the section titled “RISK FACTORS” beginning on page 57 of this proxy statement/prospectus. These risks and uncertainties include, but are not limited to:

●	the occurrence of any event, change or other circumstances that could give rise to the termination of the Tender Agreement;

●	the inability to complete the Offer due to the failure to obtain stockholder approvals or governmental or regulatory clearances or the failure to satisfy other conditions to the closing of the Offer or for any other reason;

●	legal or regulatory proceedings or other matters that affect the timing or ability to complete the Offer as contemplated;

●	the risk that the proposed Offer disrupts current plans and operations;

●	fluctuations in the market value of Ameri common stock;

●	the effects of the Offer on Ameri’s financial results;

●	potential difficulties in employee retention as a result of the Offer;

●	disruption from the Offer making it difficult to maintain business and operational relationships;

●	diversion of management’s time on issues related to the Offer;

●	the risk that cost savings and other synergies anticipated to be realized from the Offer may not be fully realized or may take longer to realize than expected;

●	adverse developments in general market, business, economic, labor, regulatory and political conditions;

●	the amount of any costs, fees, expenses, impairments and charges related to the Offer;

●	the uncertainty regarding the adequacy of Ameri’s liquidity to pursue its business objectives;

●	the impact of any outbreak or escalation of hostilities on a national, regional or international basis, acts of terrorism or natural disasters;

●	changes in regulations and laws relating to cannabinoids and related products;

●	competitive factors, including technological advances achieved and patents attained by competitors;

●	the impact of any change to applicable laws and regulations affecting domestic and foreign operations, including those relating to trade, monetary and fiscal policies, taxes, price controls, regulatory approval of new products, licensing and healthcare reform; and

●	the geographic, social and economic impact of COVID-19 on the Company’s business operations.

For a further list and description of such risks and uncertainties, see “RISK FACTORS” beginning on page 56, “INFORMATION ABOUT AMERI — Ameri Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “INFORMATION ABOUT JAY PHARMA — Jay Pharma Management’s Discussion and Analysis of Financial Condition and Results of Operations” of this proxy statement/prospectus. Ameri and Jay Pharma do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You are cautioned not to place undue reliance on these forward-looking statements, because, while the respective managements of Ameri and Jay Pharma believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. This cautionary statement is applicable to all forward-looking statements contained in this proxy statement/prospectus.

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MARKET AND INDUSTRY DATA

Information and management estimates contained in this proxy statement/prospectus concerning the pharmaceutical industry, including general expectations and market position and market opportunity, are based on publicly available information, such as market studies, consumer research reports and other research reports, as well as information from industry reports provided by third-party sources, such as analysis firms. Estimates from the management of Ameri and Jay Pharma are also derived from knowledge of the industry and markets in which Ameri and Jay Pharma operate and expect to compete. None of the sources cited in this proxy statement/prospectus have consented to the inclusion of any data from its reports, and Ameri and Jay Pharma have not sought their consent. Ameri’s and Jay Pharma’s internal research has not been verified by any independent source, and Ameri and Jay Pharma have not independently verified any third-party information. In addition, while Ameri and Jay Pharma believe the market position and market opportunity information included in this proxy statement/prospectus is generally reliable, such information is inherently imprecise. Such data involves risks and uncertainties and are subject to change based on various factors, including those discussed in the section titled “RISK FACTORS” beginning on page 57 of this proxy statement/prospectus.

AMERI is one of Ameri’s trademarks used in this proxy statement/prospectus and Jay Pharma is one of Jay Pharma’s trademarks used in this proxy statement/prospectus. Other trademarks appearing in this prospectus are the property of their respective holders. Solely for convenience, these and other trademarks, trade names and service marks referred to in this prospectus appear without the ®, TM and SM symbols, but those references are not intended to indicate, in any way, that Ameri, Jay Pharma or the owners of such trademarks will not assert, to the fullest extent under applicable law, their rights to these trademarks and trade names.

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THE COMPANIES

AMERI Holdings, Inc.

AMERI Holdings, Inc. was incorporated under the laws of the State of Delaware in February 1994 as Spatializer Audio Laboratories, Inc., which was a shell company immediately prior to the completion of a “reverse merger” transaction on May 26, 2015, whereby Ameri100 Acquisition, Inc., a Delaware corporation and newly created, wholly owned subsidiary, was merged with and into Ameri and Partners Inc. (“Ameri and Partners”), a Delaware corporation (the “Merger”). As a result of the Merger, Ameri and Partners became Ameri’s wholly owned subsidiary with Ameri and Partners’ former stockholders acquiring a majority of the outstanding shares of its common stock. The Merger was consummated under Delaware law pursuant to an Agreement of Merger and Plan of Reorganization, dated as of May 26, 2015 (the “Merger Agreement”), and in connection with the Merger, Ameri changed its name to AMERI Holdings, Inc. Ameri does business under the brand name “Ameri100”. Ameri Holdings, Inc., along with its eleven subsidiaries, provides SAP cloud, digital and enterprise services to clients worldwide.

Ameri’s common stock trades on NASDAQ under the symbol “AMRH.”

Ameri’s principal executive offices are located at 4080 McGinnis Ferry Road, Suite 1306, Alpharetta, Georgia, 30005, its telephone number is (770) 935-4152, and its website is located at www.ameri100.com. Information on or accessed through Ameri’s website is not incorporated into this proxy statement/prospectus.

Additional information about Ameri can be found in the sections titled “INFORMATION ABOUT AMERI — Overview” beginning on page 243, “INFORMATION ABOUT AMERI — Ameri Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 255 and Ameri’s financial statements included elsewhere in this proxy statement/prospectus.

Jay Pharma Inc.

Jay Pharma Inc., a Canada corporation, was originally incorporated under the CBCA on April 19, 2017 as Jay Resources Inc. Jay Pharma is an early-development-stage biopharmaceutical and wellness company that is seeking to develop innovative, evidence-based cannabinoid products and combination therapies to address unmet needs in cancer care.

Jay Pharma’s principal executive offices are located at 4851 Tamiami Trail N, Suite 200, Naples, FL 34103, its telephone number is (239) 302-1707, and its website is located at www.Jay Pharma.co. Information on or accessed through Jay Pharma’s website is not incorporated into this proxy statement/prospectus.

After the completion of the Offer, Jay Pharma will become a wholly-owned subsidiary of Ameri.

Additional information about Jay Pharma can be found in the sections titled “INFORMATION ABOUT JAY PHARMA — Business Overview” beginning on page 255 and “INFORMATION ABOUT JAY PHARMA — Jay Pharma Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 274 and Jay Pharma’s financial statements included elsewhere in this proxy statement/prospectus.

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THE SPECIAL MEETING OF AMERI STOCKHOLDERS

This section contains information for Ameri’s stockholders about special meeting of Ameri stockholders that has been called to consider the approval of the Ameri Share Issuance Proposal, the Ameri Future Share Issuance Proposal, the Reverse Stock Split Proposal, the Spin-Off Proposal, the A&R Charter Proposal, the Incentive Plan Proposal and the Adjournment Proposal.

General

Ameri is furnishing this proxy statement/prospectus to the holders of Ameri common stock as of the record date in connection with the solicitation of proxies by the Ameri board of directors for use at the Ameri special meeting and any adjournment or postponement of its special meeting.

Date, Time and Place

The special meeting of Ameri stockholders will be held on [●], 2020, at [●] a.m., Eastern Time, at [●].

Purpose of the Ameri Special Meeting

At the Ameri special meeting, Ameri stockholders will be asked to consider and vote upon the following matters:

(1) The Ameri Share Issuance Proposal — to approve, for purposes of complying with Nasdaq Listing Rule 5635(a), the issuance of Ameri securities to Jay Pharma equity holders and to other parties in connection with the Offer, the Tender Agreement, and the transactions contemplated thereby, including but not limited to the issuance of shares of Resulting Issuer common stock to Jay Pharma equity holders, warrants to purchase Resulting Issuer common stock to holders of certain outstanding warrants to purchase Jay Pharma common shares, Series B Warrants to purchase Resulting Issuer common stock to be issued to Alpha, shares of Series B Preferred Stock and shares of Resulting Issuer common stock to a financial advisor of Jay Pharma and Ameri as Offer consideration pursuant to the terms and conditions of the Tender Agreement;

(2) The Ameri Future Share Issuance Proposal – to approve, for purposes of complying with Nasdaq Listing Rule 5635(a), the potential future issuance of shares of Resulting Issuer common stock pursuant to the anti-dilution terms of the Alpha Securities Purchase Agreement, and certain warrants to be issued to Alpha immediately prior to the completion of the Offer;

(3) The Reverse Stock Split Proposal — to approve an amendment to Ameri’s amended and restated certificate of incorporation to effect a reverse stock split with a ratio between 1-for-[●] and 1-for-[●] with respect to the issued and outstanding common stock of the Resulting Issuer immediately following the closing of the Offer;

(4) The Spin-Off Proposal — to approve that certain Share Purchase Agreement, dated January 10, 2020 (the “Share Purchase Agreement”), by and between Ameri and Ameri100 Inc. (“Private Ameri”) pursuant to which Ameri will contribute, transfer and convey to Private Ameri all of the issued and outstanding equity interests of the existing subsidiaries of Ameri, constituting the entire business and operations of Ameri and its subsidiaries;

(5) The A&R Charter Proposal — to approve an amendment and restatement to Ameri’s amended and restated certificate of incorporation;

(6) The Incentive Plan Proposal — to approve the 2020 Employee, Director and Consultant Equity Incentive Plan;

(7) The Put Right Proposal — with respect to the warrants issued to Alpha on August 4, 2020 (the “Alpha Warrants”), to approve, in accordance with Nasdaq Listing Standard Rule 5635(d), a put right which would require Ameri to repurchase the unexercised portion of the Alpha Warrants for the sum of $0.60 per warrant share, payable in cash or shares of common stock, at our discretion (the “Put Right Proposal”); and

(8) The Adjournment Proposal — to consider and vote upon a proposal to adjourn the Ameri special meeting to a later date or dates, if necessary, to permit the solicitation of additional proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

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Ameri stockholders also will consider and act on any other matters as may properly come before the Ameri special meeting or any adjournment or postponement of the meeting, including any procedural matters incident to the conduct of the meeting.

The Ameri Share Issuance Proposal and Spin-Off Proposal are conditioned on each other. Each of the Ameri Future Share Issuance Proposal, Reverse Stock Split Proposal, A&R Charter Proposal and Incentive Plan Proposal are conditioned on the approval of the Ameri Share Issuance Proposal, but the approval of the Ameri Share Issuance Proposal is not conditioned on the approval of the Ameri Future Share Issuance Proposal, Reverse Stock Split Proposal, A&R Charter Proposal or Incentive Plan Proposal. The Put Right Proposal and Adjournment Proposal do not require approval of any other proposal to be effective. It is important for you to note that in the event that any proposal (other than the Put Right Proposal) does not receive the requisite vote for approval, then Ameri and Jay Pharma will not consummate the Offer unless a relevant closing condition is waived in accordance with the Tender Agreement.

Recommendation of the Ameri Board of Directors

The Ameri board of directors has determined that it is advisable and in the best interest of Ameri and its stockholders to enter into the Tender Agreement and the Share Purchase Agreement and the Ameri board of directors has authorized and approved the terms of each of the Tender Agreement and the Share Purchase Agreement and the transactions contemplated thereby. Certain factors considered by the Ameri board of directors in reaching its decision to approve and adopt the Tender Agreement and the Offer can be found in the section of this proxy statement/prospectus titled “THE OFFER — Ameri’s Reasons for the Offer” beginning on page 131.

The Ameri board of directors unanimously recommends that Ameri stockholders vote “FOR” the Ameri Share Issuance Proposal, “FOR” the Ameri Future Share Issuance Proposal, “FOR” the Reverse Stock Split Proposal, “FOR” the Spin-Off Proposal, “FOR” the A&R Charter Proposal, “FOR” the Incentive Plan Proposal, “FOR” the Put Right Proposal and “FOR” the Adjournment Proposal.

Ameri Record Date and Quorum

The Ameri board of directors has fixed the close of business on [●], 2020 as the record date for the Ameri special meeting. Only the holders of record of shares of Ameri common stock on the Ameri record date are entitled to receive notice of and to vote at the Ameri special meeting or at any postponement(s) or adjournment(s) of the Ameri special meeting.

As of the Ameri record date, there were [●] shares of Ameri common stock outstanding and entitled to vote at the Ameri special meeting held by approximately [●] holders of record. Each share of Ameri common stock entitles the holder to one vote at the Ameri special meeting on each proposal to be considered at the Ameri special meeting.

The presence, at the special meeting or by proxy, of the holders of a majority of the shares of the stock entitled to vote at the Ameri special meeting is necessary to constitute a quorum to transact business. Stockholders of common stock present at the special meeting or represented by proxy (including stockholders who abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present. “Broker non-votes,” which are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter, will not be counted for purposes of determining whether a quorum is present.

Pursuant to the Ameri Bylaws, if a quorum in not present, the special meeting shall be adjourned to another place, if any, date, or time by the chairman of the meeting. As of the record date for the Ameri special meeting, [●] shares of Ameri’s common stock would be required to achieve a quorum.

At the close of business on the Ameri record date, directors and executive officers of Ameri and their affiliates were entitled to vote [●] shares of Ameri common stock, or approximately [●]% of the issued and outstanding shares of Ameri common stock on that date. Ameri currently expects that the Ameri directors and executive officers will vote their shares of Ameri common stock in favor of the proposed proposals, although none of them is obligated to do so.

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In accordance with the DGCL, a list of stockholders entitled to vote at the meeting will be available at the meeting, and for ten (10) days prior to the meeting, at [●], between the hours of [●] a.m. and [●] p.m., local time.

Ameri stockholders will be admitted to the Ameri special meeting beginning at [●], local time, on [●], 2020. If you are a stockholder of record the inspector of election will have your name on a list, and you will be able to gain entry to the Ameri special meeting with any form of government-issued photo identification, such as a driver’s license, state-issued identification card, or passport. If you hold stock in a brokerage account or in “street name” and wish to attend the Ameri special meeting, you will also need to provide a letter from your broker reflecting your stock ownership as of the record date, which is [●], 2020.

Vote Required for Approval

Assuming the presence of a quorum, (i) approval of each of the Ameri Share Issuance Proposal, the Ameri Future Share Issuance Proposal and the Put Right Proposal requires, for purposes of complying with Nasdaq Listing Rule 5635, the affirmative vote of a majority of votes cast; (ii) approval of each of the Incentive Plan Proposal and the Adjournment Proposal require the affirmative vote of a majority of the shares present at the special meeting or by proxy and entitled to vote on such matter; and (iii) approval of each of the Reverse Stock Split Proposal, the Spin-Off Proposal and the A&R Charter Proposal require the affirmative vote of holders of at least a majority of the shares of Ameri common stock outstanding and entitled to vote on such matter.

Abstentions and Broker Non-Votes

Ameri will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention or failure to vote will have no effect on the Ameri Share Issuance Proposal. the Ameri Future Share Issuance Proposal or the Put Right Proposal, but will have the effect of a vote against the Reverse Stock Split Proposal, the Spin-Off Proposal, the A&R Charter Proposal, the Incentive Plan Proposal or the Adjournment Proposal. In addition, if you fail to submit a proxy or vote at the Ameri special meeting or fail to instruct your bank or broker how to vote with respect to any of the proposals, it will have no effect on the Ameri Share Issuance Proposal, the Ameri Future Share Issuance Proposal, the Incentive Plan Proposal, the Put Right Proposal or the Adjournment Proposal, but will have the effect of a vote against the Reverse Stock Split Proposal, the Spin-Off Proposal and the A&R Charter Proposal, and such failure to vote or submit a proxy or instruct your bank or broker how to vote will prevent your vote from counting towards quorum, and a failure to achieve quorum will require that the meeting be adjourned. Therefore, it is imperative that you either submit a proxy or vote at the Ameri special meeting or provide instructions to your bank or broker on ow to vote with respect to any of the proposals.

Manner of Submitting Proxy

Whether or not you plan to attend the Ameri special meeting, you should submit your proxy as soon as possible. If you are a stockholder of record, you may vote your shares of Ameri common stock on the matters to be presented at the Ameri special meeting in any of the following ways:

●	At the Special Meeting — To vote at the Ameri special meeting, you can participate in the meeting online at [●] at the appointed time and date and you will be able to vote by entering the control number included in the proxy card that you receive if you are a holder of record of Ameri common stock. If you are not a stockholder of record, you must obtain a legal proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote at the Ameri special meeting. To ensure that your shares of Ameri common stock are voted at the Ameri special meeting, the Ameri board of directors recommends that you submit a proxy even if you plan to attend the Ameri special meeting. Ameri stockholders will not be able to attend the special meeting in person.

●	By Mail — To vote using the enclosed proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the enclosed return envelope. If you return your signed proxy card to Ameri before the Ameri special meeting, the persons named as proxies will vote your shares of Ameri common stock as you direct.

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●	By Telephone — To vote by telephone, dial the toll-free telephone number located on the enclosed proxy card using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card.

●	By Internet — To vote over the Internet, go to the web address identified on the enclosed proxy card to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares, and to confirm that their instructions have been recorded properly. Submitting a proxy will not affect your right to vote if you decide to attend the Ameri special meeting.

The Ameri board of directors has appointed [●] and [●] to serve as proxies for the Ameri special meeting.

If a proxy card is signed and returned without an indication as to how the shares of Ameri common stock represented by the proxy are to be voted with regard to a particular proposal, the Ameri common stock represented by the proxy will be voted “FOR” each such proposal. As of the date of this proxy statement/prospectus, Ameri has no knowledge of any business that will be presented for consideration at the Ameri special meeting and which would be required to be set forth in this proxy statement/prospectus other than the matters set forth in the accompanying Notice of Special Meeting of Stockholders of Ameri. In accordance with the Ameri Bylaws and the DGCL, business transacted at the Ameri special meeting will be limited to those matters set forth in such notice.

Your vote as an Ameri stockholder is very important. Please submit your proxy as soon as possible, whether or not you plan to attend the Ameri special meeting.

Shares Held in Street Name

If your shares are held in “street name” by a broker, bank or other nominee, please refer to the voting instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if your shares are held in “street name” and you wish to vote at the Ameri special meeting, you must obtain a legal proxy from your bank, brokerage firm or other nominee. Your bank, brokerage firm or other nominee cannot vote your shares without instructions from you. Therefore, if you are an Ameri stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares, your shares will NOT be voted on any of the proposals to be voted upon at the Ameri special meeting, which will have the same effect as described above under “— Abstentions and Broker Non-Votes.”

Revocation of Proxies and Voting Instructions

If your shares of Ameri common stock are registered in your own name, you may revoke your proxy in one of the following ways by:

●	Attending the Ameri special meeting and voting: your attendance at the Ameri special meeting will not by itself revoke a proxy. You must vote your shares by ballot at the Ameri special meeting to revoke your proxy;

●	Voting again by telephone or over the Internet (only your latest telephone or Internet vote submitted prior to the Ameri special meeting will be counted);

●	Completing and submitting a new valid proxy card bearing a later date; or

●	Sending written notice of revocation to Ameri at [●] which notice must be received before [●], Eastern Time, on [●], 2020.

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If your shares of Ameri common stock are held in “street name”, your bank, brokerage firm or other nominee should provide instructions explaining how you may change or revoke your voting instructions.

Tabulation of Votes

Ameri will appoint [●] as inspector of election for the Ameri special meeting to tabulate the affirmative and negative votes, broker non-votes and abstentions.

Solicitation of Proxies

The cost of solicitation of proxies from Ameri stockholders will be borne by Ameri. Proxies may be solicited by directors, officers and employees of Ameri by telephone, telegram or other means of communication. These directors, officers and employees will not receive additional compensation for their efforts but will be reimbursed for reasonable out-of-pocket expenses they incur in connection with the solicitation. Ameri will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in forwarding of solicitation materials to the beneficial owners of Ameri common stock and collecting voting instructions.

Assistance

If you need assistance in completing your proxy card or have questions regarding the various voting options with respect to the Ameri special meeting, please contact:

AMERI Holdings, Inc.:

4080 McGinnis Ferry Road, Suite 1306

Alpharetta, Georgia, 30005

Attention: Corporate Secretary

Telephone: (770) 935-4152

E-mail: Barry.Kostiner@ameri100.com

Or

Ameri’s Proxy Solicitor:

Strategic Shareholder Advisor and Proxy Solicitation Agent

745 Fifth Avenue, 19th Floor, New York, NY 10151

North American Toll Free Phone:

1-888-302-5741

Email: contactus@kingsdaleadvisors.com

Call Collect Outside North America: 416-867-2272

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PROPOSALS SUBMITTED TO AMERI STOCKHOLDERS

AMERI PROPOSAL 1 — APPROVAL OF THE AMERI SHARE ISSUANCE PROPOSAL

As discussed in this proxy statement/prospectus, Ameri is asking its stockholders to approve the Ameri Share Issuance Proposal, which includes an approval of the issuance of Ameri securities in connection with the Offer, the Tender Agreement and the transactions contemplated thereby. For a summary of and detailed information regarding this proposal, see the information about the issuance of shares of Ameri common stock in the Offer throughout this proxy statement/prospectus, including the information set forth in sections entitled “THE OFFER” beginning on page 124 and “THE TENDER AGREEMENT” beginning on page 150. A copy of the Tender Agreement is attached as Annex A to this proxy statement/prospectus and incorporated herein by reference. You are urged to read carefully this proxy statement/prospectus and the Tender Agreement attached hereto in their entirety before voting on this proposal.

The Tender Agreement provides that, upon completion of the Offer, (i) holders of outstanding common shares of Jay Pharma other than Alpha will be entitled to receive the number of shares of Resulting Issuer common stock issuable in accordance with the Exchange Ratio, and (ii) Alpha will be entitled to receive shares of Series B Preferred Stock, which are convertible into shares of Resulting Issuer common stock subject to a 9.99% beneficial ownership blocker, pursuant to the Alpha Exchange Agreement. Each outstanding Jay Pharma option, whether vested or unvested, and warrant that has not previously been exercised will exchanged for Resulting Issuer stock options and Resulting Issuer warrants, in each case convertible into the number of shares of Resulting Issuer common stock equal to the Exchange Ratio. Each outstanding Jay Pharma option, whether vested or unvested, and warrant that has not previously been exercised will be exchanged for Resulting Issuer stock options and Resulting Issuer warrants, in each case, convertible into the number of shares of Resulting Issuer common stock equal to the Exchange Ratio.

Under Delaware law, the adoption of the Tender Agreement and the approval of the Offer do not require approval of the Ameri stockholders. The aggregate number of shares of common stock that Ameri will issue pursuant to the terms of the Tender Agreement, including the shares of common stock underlying the Series B Preferred Stock of the Resulting Issuer to be issued to Alpha that are convertible into Resulting Issuer common stock, and as described herein will be in excess of twenty percent (20%) of Ameri’s pre-Offer outstanding shares of common stock. Accordingly, Ameri is asking its stockholders to approve the Ameri Share Issuance Proposal in accordance with the NASDAQ Listing Rules.

The vote of Ameri stockholders required to approve the Ameri Share Issuance Proposal is the affirmative vote of a majority of votes cast for or against the proposal by holders of Ameri common stock entitled to vote and represented at the Ameri special meeting or represented by proxy and not the majority of the outstanding stock of Ameri entitled to vote.

Pursuant to the Tender Agreement, approval of the Ameri Share Issuance Proposal is a condition to the closing of the Offer. The Ameri Share Issuance Proposal and the Spin-Off Proposal are conditioned on each other. Each of the Reverse Stock Split Proposal, A&R Charter Proposal, and Incentive Plan Proposal are conditioned on the approval of the Ameri Share Issuance Proposal, but the approval of the Ameri Share Issuance Proposal is not conditioned on the approval of the Reverse Stock Split Proposal, A&R Charter Proposal or Incentive Plan Proposal. The Adjournment Proposal does not require approval of any other proposal to be effective.

Required Vote

Approval of the Ameri Share Issuance Proposal requires the affirmative vote of a majority of votes cast for or against the proposal by holders of Ameri common stock present and entitled to vote at the Ameri special meeting or represented by proxy, assuming a quorum is present.

Recommendation of the Ameri Board of Directors

THE AMERI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT AMERI STOCKHOLDERS VOTE “FOR” THE AMERI SHARE ISSUANCE PROPOSAL.

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AMERI PROPOSAL 2 — APPROVAL OF THE AMERI FUTURE SHARE ISSUANCE PROPOSAL

The Ameri Future Share Issuance Proposal will only be presented to the Ameri special meeting if the Ameri Share Issuance Proposal is approved. As discussed in this proxy statement/prospectus, Ameri is asking its stockholders to approve the Ameri Future Share Issuance Proposal, which includes an approval of the issuance of shares of Resulting Issuer common stock in accordance with the anti-dilution price protection provisions of the Alpha Securities Purchase Agreement and the Series A Warrants to be issued to Alpha upon the completion of the Alpha Investment immediately prior to the completion of the Offer, for purposes of compliance with Nasdaq Listing Rule 5635(a).

Background

Pursuant to the Alpha Securities Purchase Agreement, from the date of the completion of the Offer until the date Alpha and its permitted assigns collectively hold less than one-fifth of the Resulting Issuer shares issued under the Purchase Agreement and in accordance with the Tender Agreement, in the event the Resulting Issuer issues or sells any shares of common stock or common stock equivalents at a purchase price of less than the per share purchase price set forth in the Alpha Securities Purchase Agreement, the Resulting Issuer shall promptly issue additional shares of Resulting Issuer common stock to Alpha (subject to a 9.99% beneficial ownership limitation). The per share purchase price for each share of Resulting Issuer common stock acquired pursuant to the purchase is to be a fraction equal to each purchaser’s subscription amount divided by the aggregate subscription amount of all purchasers (Y) multiplied by such number of Shares as shall equal 7.26% of the number of shares of Resulting Issuer common stock outstanding immediately after the Public Merger Transaction. Accordingly, the per share purchase price is expected to be $1.96 per share (the “SPA Price”).

In addition, the Series A Warrants provide that, in the event Jay Pharma issues or sells any common shares, options, or common share equivalents, or effects any changes in option prices or rates of conversion of its existing securities, on or after the issuance of such Series A Warrants to Alpha at a price (the “New Issuance Price”) less than the exercise price in effect for the Series A Warrants immediately prior to such issuance or sale (the “Exercise Price”), then the Exercise Price for the Series A Warrants shall be reduced to the New Issuance Price. Pursuant to the terms of the Alpha Exchange Agreement, the Series A Warrants will be exchanged for Resulting Issuer warrants in connection with the Offer on substantially the same terms and conditions. Accordingly, the Resulting Issuer may be obligated to issue Resulting Issuer common stock to Alpha pursuant to such provisions after the completion of the Offer. The Exercise Price is to equal 120% of the SPA Price.

The aggregate number of shares of Resulting Issuer common stock issuable pursuant to the Alpha Securities Purchase Agreement and the related warrants after the completion of the Offer, as described further in the sections entitled “ANCILLARY AGREEMENTS –– Alpha Investment,” and “ – Securities Exchange Agreements – Alpha Exchange Agreement,” may be in excess of twenty percent (20%) of Ameri’s pre-Offer outstanding shares of common stock. Accordingly, Ameri is asking its stockholders to approve the Ameri Future Share Issuance Proposal in accordance with the NASDAQ Listing Rules.

The vote of Ameri stockholders required to approve the Ameri Future Share Issuance Proposal is the affirmative vote of a majority of votes cast for or against the proposal by holders of Ameri common stock entitled to vote and represented at the Ameri special meeting or represented by proxy and not the majority of the outstanding stock of Ameri entitled to vote.

Each of the Ameri Future Share Issuance Proposal, Reverse Stock Split Proposal, A&R Charter Proposal, and Incentive Plan Proposal are conditioned on the approval of the Ameri Share Issuance Proposal, but the approval of the Ameri Future Share Issuance Proposal is not conditioned on the approval of the Reverse Stock Split Proposal, A&R Charter Proposal or Incentive Plan Proposal.

Required Vote

Approval of the Ameri Future Share Issuance Proposal requires the affirmative vote of a majority of votes cast for or against the proposal by holders of Ameri common stock present and entitled to vote at the Ameri special meeting or represented by proxy, assuming a quorum is present.

Recommendation of the Ameri Board of Directors

THE AMERI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT AMERI STOCKHOLDERS VOTE “FOR” THE AMERI FUTURE SHARE ISSUANCE PROPOSAL.

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AMERI PROPOSAL 3 — APPROVAL OF THE REVERSE STOCK SPLIT PROPOSAL

General

The Reverse Stock Split Proposal will only be presented to the Ameri special meeting if the Ameri Share Issuance Proposal is approved. After careful consideration, Ameri’s board of directors unanimously consented to approve, and to recommend to its stockholders to approve, if the Ameri Share Issuance Proposal is approved, a proposal to amend the certificate of incorporation of Ameri (the “Ameri Charter”) to effect a reverse stock split with a ratio between 1:[●] and 1:[●] with respect to the issued and outstanding common stock of the Resulting Issuer immediately following the Offer. If the Ameri stockholders approve this proposal and the Resulting Issuer effects the reverse stock split, then between every [●] and [●] issued and outstanding shares of Resulting Issuer common stock (and between every [●] and [●] shares of Resulting Issuer common stock, if any, that are treasury shares) would be combined and reclassified into one share of Resulting Issuer common stock. The reverse stock split would not change the number of authorized shares of Resulting Issuer common stock. The purpose of the reverse stock split is to proportionately increase the price of Resulting Issuer common stock above $6.00 per share in order to meet certain listing requirements of NASDAQ, the securities exchange that currently lists Ameri’s common stock and the securities exchange where the Resulting Issuer intends to list its common stock. One of the closing conditions of the Offer is that the reverse stock split will be effected at a ratio sufficient to increase the then-current trading price per share of the issued and outstanding common stock of the Resulting Issuer at the effective time to equal at least $6.00.

If the Resulting Issuer effects the Reverse Stock Split Proposal, then, except for adjustments that may result from the treatment of fractional shares as described below, each Resulting Issuer stockholder will hold the same percentage of then-outstanding Resulting Issuer common stock immediately following the reverse stock split that such Resulting Issuer stockholder held immediately prior to the reverse stock split, except to the extent that the reverse stock split would result in a stockholder of the Resulting Issuer otherwise owning a fractional share that would be rounded up to the nearest whole share. The par value of the Resulting Issuer common stock would remain unchanged at $0.01 per share.

If approved, this proposal would approve the amendment to the certificate of incorporation of Ameri set forth in Annex D solely to the extent such amendment relates to the reverse stock split. Stockholders are urged to carefully read Annex D.

Principal Effects of the Reverse Stock Split

If Ameri stockholders approve the Reverse Stock Split Proposal and the Resulting Issuer effects the reverse stock split, each stockholder of the Resulting Issuer will own a reduced number of shares of Resulting Issuer common stock upon the effectiveness of the amendment to the Ameri Charter providing for the reverse stock split. The reverse stock split would be effected simultaneously for all outstanding shares of Resulting Issuer common stock immediately after the Offer. The reverse stock split would not change the number of authorized shares of Resulting Issuer common stock. The reverse stock split would affect all Ameri stockholders uniformly and would not change any stockholder’s percentage ownership interest in the Resulting Issuer, except to the extent that the reverse stock split would result in a stockholder of the Resulting Issuer otherwise owning a fractional share that would be rounded up to the nearest whole share. Therefore, voting rights and other rights and preferences of the holders of Resulting Issuer common stock will not be affected by the reverse stock split (other than as a result of the payment of a full share in lieu of a fractional share). Shares of Resulting Issuer common stock issued pursuant to the reverse stock split will remain fully paid and nonassessable.

As of the effective time of the reverse stock split, the Resulting Issuer will adjust and proportionately decrease the number of shares of Resulting Issuer common stock reserved for issuance upon exercise of, and adjust and proportionately increase the exercise price of, all options and other rights to acquire Resulting Issuer common stock. In addition, as of the effective time of the reverse stock split, the Resulting Issuer will adjust and proportionately decrease the total number of shares of Resulting Issuer common stock that may be the subject of future grants under the Resulting Issuer’s stock option and incentive plans.

The reverse stock split will not affect the number of authorized shares of Resulting Issuer common stock, which will continue to be 100,000,000 shares, following the amendment to the Ameri Charter. As a result, an additional effect of the reverse stock split would be to increase the number of authorized but unissued shares of Resulting Issuer common stock. This could result in the Resulting Issuer being able to issue more shares without further stockholder approval.

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Fractional Shares

The Resulting Issuer will not issue any fractional shares of its common stock in connection with the reverse stock split. Instead, all shares of Resulting Issuer common stock issuable to its stockholders as a result of the reverse stock split will be aggregated and rounded up to the nearest whole share. The amendment to the Ameri Charter provides that each stockholder who does not have a number of shares evenly divisible pursuant to the reverse stock split ratio and who would otherwise be entitled to receive a fractional share of Resulting Issuer common stock shall be entitled to receive an additional share of common stock.

Effect on Registered “Book-Entry” Stockholders and Registered Certificated Stockholders

Registered stockholders of the Resulting Issuer may hold some or all of their shares of Resulting Issuer common stock electronically in book-entry form. These stockholders will not have stock certificates evidencing their ownership of Resulting Issuer common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

Registered stockholders of the Resulting Issuer may also hold shares of Resulting Issuer common stock in certificate form or a combination of certificate and book-entry form. All registered holders who were legacy holders of Ameri’s common stock will be sent a letter of transmittal from the Resulting Issuer’s transfer agent as soon as practicable after the effective date of the reverse stock split. The letter of transmittal will contain instructions on how to surrender certificate(s) representing pre-reverse stock split shares and book-entry shares to the transfer agent. Upon receipt of a legacy Ameri stockholder’s properly completed and executed letter of transmittal and any stock certificates held by such stockholder, the Resulting Issuer will issue such stockholder the appropriate number of shares of Resulting Issuer common stock electronically in book-entry form (or in certificated form if physical certificates are requested) and provide a statement reflecting the number of shares registered in such stockholder’s account. The Resulting Issuer will not issue any stockholder new shares of Resulting Issuer common stock in book-entry form (or certificated form if physical certificates are requested) until all outstanding certificate(s) have been surrendered, together with the properly completed and executed letter of transmittal, to the transfer agent. At any time after receipt of a statement reflecting the number of shares registered in a stockholder’s book-entry account, such stockholder may request a stock certificate representing his or her ownership interest.

All Jay Pharma shareholders will receive a letter of transmittal containing instructions for exchanging Jay Pharma share certificates for Resulting Issuer common stock. Upon returning a duly completed letter of transmittal to the exchange agent, Jay Pharma shareholders will be sent stock certificates of the Resulting Issuer that will be adjusted for the reverse stock split, if the Reverse Stock Split Proposal has been approved.

Effect on Beneficial Holders of Common Stock

Upon the implementation of the reverse stock split, it is anticipated that the Resulting Issuer will treat shares of its common stock held by stockholders through a bank, broker, custodian or other nominee in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding Resulting Issuer common stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered stockholders for processing the reverse stock split. Stockholders who expect to hold shares of Resulting Issuer common stock with a bank, broker, custodian or other nominee following the Offer and who have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees.

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Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If Ameri stockholders approve the Reverse Stock Split Proposal and the Resulting Issuer effects the reverse stock split, it is anticipated that the Resulting Issuer will file the proposed amendment to the Ameri Charter with the Secretary of State of the State of Delaware immediately following the effective time of the Offer. Beginning on the effective date of the reverse stock split, each certificate representing pre-reverse stock split shares of Resulting Issuer common stock will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares.

As soon as practicable after the effective date of the reverse stock split, the Resulting Issuer will notify its stockholders that it has effected the reverse stock split. It is anticipated that the Resulting Issuer’s transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-reverse stock split shares will be asked to surrender to the exchange agent certificates representing pre-reverse stock split shares and book-entry shares in exchange for post-reverse stock split shares in electronic book-entry form (unless such stockholder requests physical certificates) in accordance with the procedures to be set forth in a letter of transmittal to be sent by the Resulting Issuer’s transfer agent. The Resulting Issuer will not issue any shares to a Resulting Issuer stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Any pre-reverse stock split shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for post-reverse stock split shares. RESULTING ISSUER STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNLESS AND UNTIL REQUESTED TO DO SO.

Accounting Matters

The reverse stock split will not affect the total common stockholders’ equity on the Resulting Issuer’s balance sheet. The per share earnings or losses and net book value of the Resulting Issuer will be increased because there will be fewer shares of Resulting Issuer common stock outstanding. Prior periods’ per share amounts will be restated to reflect the reverse stock split.

Rationale for the Reverse Stock Split

The purpose of the reverse stock split is to proportionately increase the price of Resulting Issuer common stock above $6.00 per share in order to meet certain listing requirements of NASDAQ, the securities exchange that currently lists Ameri’s common stock and the securities exchange where the Resulting Issuer intends to list its common stock. If, following the Offer, Resulting Issuer common stock does not equal a price of at least $6.00 per share, after giving effect to the reverse stock split, the Resulting Issuer may not otherwise meet the listing requirements of NASDAQ and its listing application may be rejected. The approval of the listing of Resulting Issuer common stock on NASDAQ is a condition to closing the Offer. If the Reverse Stock Split Proposal is not approved, it may make it more difficult for the Resulting Issuer to meet the initial listing criteria of NASDAQ, and as a result, the Offer may not be consummated. Ameri’s board of directors approved the reverse stock split in order to help ensure that the Resulting Issuer’s share price meets the listing requirements of NASDAQ.

Vote Required for Approval

Approval of the Reverse Stock Split Proposal requires the affirmative vote of a majority of the outstanding shares of Ameri common stock entitled to vote on such proposal.

Recommendation of the Ameri Board of Directors

THE AMERI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT AMERI STOCKHOLDERS VOTE “FOR” THE REVERSE STOCK SPLIT PROPOSAL.

ABSTENTION AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE REVERSE STOCK SPLIT PROPOSAL.

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AMERI PROPOSAL 4 — APPROVAL OF SPIN-OFF PROPOSAL

Ameri is asking you to approve the Spin-Off Proposal. A copy of the Share Purchase Agreement is attached as Annex B to this proxy statement.

The Spin-off

On January 10, 2020, Ameri and Ameri100 Inc. (“Private Ameri”) entered into a Share Purchase Agreement (the “Share Purchase Agreement”) pursuant to which, among other things and subject to the satisfaction or waiver of specified conditions, Ameri will sell to Private Ameri and Private Ameri will purchase from the Company one hundred percent (100%) of the outstanding equity interests (the “Purchased Shares”) of Ameri100 Holdco, Inc. (“Holdco”) (the “Spin-Off”).

Prior to the Spin-Off Closing (as defined below), Ameri will consummate a reorganization (the “Reorganization”) pursuant to which it will contribute, transfer and convey to Holdco all of the issued and outstanding equity interests of the existing subsidiaries of Ameri, constituting the entire business and operations of Ameri and its subsidiaries (the “Transferred Legacy Business”). At the Spin-Off Closing, in exchange for the Purchased Shares, all of the issued and outstanding shares of Series A preferred stock of Ameri shall be redeemed for an equal number of shares of Series A preferred stock of Private Ameri (“Private Ameri Preferred Stock”).

For a summary of and detailed information regarding this proposal, see the information about the Spin-Off throughout this proxy statement/prospectus, including the information set forth in sections entitled “THE AMERI SPIN-OFF” beginning on page 190 and “THE SHARE PURCHASE AGREEMENT” beginning on page 195. A copy of the Share Purchase Agreement is attached as Annex B to this proxy statement/prospectus and incorporated herein by reference. You are urged to read carefully this proxy statement/prospectus and the Share Purchase Agreement attached hereto in their entirety before voting on this proposal.

Consequences if the Spin-Off Proposal is not Approved

The Ameri Share Issuance Proposal and the Spin-Off Proposal are conditioned on each other, and completion of the Spin-Off is a closing condition for the Offer. As such, if the Share Purchase Agreement is not approved by Ameri stockholders or if the Spin-off is not completed for any other reason, the Spin-Off and the Offer will not be completed. Ameri will remain an independent public company, its common stock will continue to be listed and traded on NASDAQ and registered under the Exchange Act and Ameri will continue to file periodic reports with the SEC. In addition, if the Offer is not completed, Ameri expects that management will operate the business in a manner similar to that in which it is being operated today and that Ameri’s stockholders will continue to be subject to the same risks and opportunities to which they are currently subject.

Furthermore, if the Spin-Off is not completed, and depending on the circumstances that would have caused the Spin-Off not to be completed, the price of Ameri’s common stock may decline significantly. If that were to occur, it is uncertain when, if ever, the price of Ameri’s common stock would return to the price at which it trades as of the date of this proxy statement.

Accordingly, if the Spin-Off is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Ameri’s common stock. If the Spin-Off is not completed, the Board will continue to evaluate and review the Company’s business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance stockholder value. If the Share Purchase Agreement is not approved by Ameri’s stockholders or if the Spin-Off is not completed for any other reason, there can be no assurance that any other transaction acceptable to Ameri will be offered or that Ameri’s business, prospects or results of operation will not be adversely impacted.

Vote Required

Approval of the Spin-Off Proposal requires the affirmative vote of a majority of votes cast for or against the proposal by holders of Ameri common stock present and entitled to vote at the Ameri special meeting or represented by proxy, assuming a quorum is present.

Recommendation of the Ameri Board of Directors

THE AMERI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT AMERI STOCKHOLDERS VOTE “FOR” THE SPIN-OFF PROPOSAL.

ABSTENTION AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE SPIN-OFF PROPOSAL.

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AMERI PROPOSAL 5 — APPROVAL OF A&R CHARTER PROPOSAL

Description of Amendments

The A&R Charter Proposal will only be presented to the Ameri special meeting if the Ameri Share Issuance Proposal is approved. Holders of Ameri common stock are being asked to approve the adoption of amendments to the certificate of incorporation of Ameri, which we refer to as the A&R Charter Proposal, if the Ameri Share Issuance Proposal is approved. The proposed amended and restated certificate of incorporation (the “A&R Charter”) is included as Annex D to this proxy statement/prospectus. If the A&R Charter Proposal and the Ameri Share Issuance Proposal are approved but the Tender Agreement is terminated prior to the closing, the Ameri board of directors will abandon the A&R Charter without further action by Ameri stockholders.

Holders of Ameri common stock should read the A&R Charter in its entirety. The key amendments included in the A&R Charter are as follows:

●	the name of the Resulting Issuer will be “EXTEN Biosciences, Inc.”;

●	the change in the number of authorized shares to 107,000,000;

●	removal of certain provisions under Article IV providing for a previously effectuated stock split which has already been effectuated;

●	any amendment of clauses addressing indemnification of directors and officers does not eliminate or reduce the effect of the indemnification in respect of any matter occurring, or any proceeding accruing or arising or that, but for the indemnification provisions, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision;

●	simplification and consolidation of various clauses, which substantially provide the same rights, procedures, policies and restrictions regarding, among other things, meetings of stockholders, stockholder voting rights, prohibition on cumulative voting, and powers granted to the board of directors.

Pursuant to the Tender Agreement, approval by the holders of Ameri capital stock of the A&R Charter Proposal is a condition to the closing of the Offer. Accordingly, if the A&R Charter Proposal is not approved, the Offer will not be completed unless such condition has been waived.

The members of the Ameri board of directors unanimously approved the Tender Agreement and the contemplated transactions, including the adoption of amendments to the certificate of incorporation of Ameri, as further described in the sections entitled “THE OFFER” and “THE TENDER AGREEMENT.”

Vote Required

Approval of the A&R Charter Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Ameri common stock entitled to vote on such proposal.

Recommendation of the Ameri Board of Directors

THE AMERI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT AMERI STOCKHOLDERS VOTE “FOR” THE A&R CHARTER PROPOSAL.

Abstention and broker non-votes will have the same effect as A VOTE AGAINST the A&R Charter proposal.

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AMERI PROPOSAL 6 — APPROVAL OF THE INCENTIVE PLAN PROPOSAL

The Incentive Plan Proposal will only be presented to the special meeting of Ameri if the Ameri Share Issuance Proposal is approved. The Ameri Board of Directors is seeking stockholder approval of the 2020 Employee, Director and Consultant Equity Incentive Plan (the “Plan”), which was adopted by the Ameri Board of Directors on [•], 2020, subject to the approval of the Ameri Share Issuance Proposal by the Ameri stockholders. The Plan provides for the granting of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalent rights, and other awards, which may be granted singly, in combination, or in tandem, and which may be paid in cash or shares of Ameri common stock. Ameri believes that operation of the Plan is important in attracting and retaining the services of key employees, key contractors, and outside directors of Ameri and its subsidiaries in a competitive labor market, which is essential to Ameri’s long-term growth and success. It is the judgment of the Ameri Board of Directors that the Plan is in the best interests of Ameri and its stockholders.

The Ameri Board of Directors recommends that the stockholders vote “FOR” the approval of the Plan.

A copy of the Plan is included as Annex V to this proxy statement/prospectus. Below is a summary of certain key provisions of the Plan, which are qualified in their entirety by reference to the full text of the Plan.

Description of the Plan

Purpose. The purpose of the Plan is to enable us to remain competitive and innovative in the Resulting Issuer’s ability to attract and retain the services of key employees, key contractors, and non-employee directors of the Resulting Issuer or any of its subsidiaries. The Plan provides for the granting of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalent rights, and other awards, which may be granted singly, in combination, or in tandem, and which may be paid in cash or shares of Resulting Issuer common stock. The Plan is expected to provide flexibility to the Resulting Issuer’s compensation methods in order to adapt the compensation of its key employees, key contractors, and non-employee directors to a changing business environment, after giving due consideration to competitive conditions and the impact of applicable tax laws.

Effective Date and Expiration. The Plan was approved by the Ameri board of directors on [•], 2020 (the “Effective Date”), subject to the Plan’s approval by the Ameri stockholders. The Plan will terminate on the tenth anniversary of the Plan Effective Date, unless sooner terminated by the Ameri board of directors. No award may be made under the Plan after its termination date, but awards made prior to the termination date may extend beyond that date in accordance with their terms.

Share Authorization. Subject to certain adjustments, and subject to increase by any Prior Plan Awards eligible for reuse, the number of shares of Resulting Issuer common stock that are reserved for issuance pursuant to awards under the Plan is [___(___)] shares, 100% of which may be delivered as incentive stock options. Shares to be issued may be made available from authorized but unissued shares of Resulting Issuer common stock, shares held by the Resulting Issuer in its treasury, or shares purchased by the Resulting Issuer on the open market or otherwise. During the term of the Plan, the Resulting Issuer will at all times reserve and keep enough shares available to satisfy the requirements of the Plan. If an award under the Plan is cancelled, forfeited, or expires, in whole or in part, the shares subject to such forfeited, expired, or cancelled award may again be awarded under the Plan. In the event that previously acquired shares are delivered to the Resulting Issuer in full or partial payment of the option price upon the exercise of a stock option or other award granted under the Plan, the number of shares available for future awards under the Plan shall be reduced only by the net number of shares issued upon the exercise of the stock option or settlement of an award. Awards that may be satisfied either by the issuance of common stock or by cash or other consideration shall be counted against the maximum number of shares that may be issued under the Plan only during the period that the award is outstanding or to the extent the award is ultimately satisfied by the issuance of shares. An award will not reduce the number of shares that may be issued pursuant to the Plan if the settlement of the award will not require the issuance of shares, as, for example, a stock appreciation right that can be satisfied only by the payment of cash. Only shares forfeited back to us; shares cancelled on account of termination, expiration, or lapse of an award; shares surrendered in payment of the option price of an option; or shares withheld for payment of applicable employment taxes and/or withholding obligations resulting from the exercise of a stock option shall again be available for grant as incentive stock options under the Plan, but shall not increase the maximum number of shares described above as the maximum number of shares that may be delivered pursuant to incentive stock options. “Prior Plan Awards” means (i) any awards under the Jay Pharma Inc. 2019 Long-term Incentive Plan or the Ameri Holdings, Inc. 2015 Equity Incentive Award Plan (the “Prior Plans”) that are outstanding on the Effective Date, and that on or after the Effective Date, are forfeited, expire or are canceled, or (ii) any shares subject to awards relating to common stock under the Prior Plans that, on or after the Effective Date are settled in cash.

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Administration. The Plan shall be administered by the board of directors of the Resulting Issuer or such committee of the board as it designated by it to administer the Plan (the “Committee”). At any time that there is no Committee to administer the Plan, any reference to the Committee is a reference to the board of directors of the Resulting Issuer. The Committee will determine the persons to whom awards are to be made; determine the type, size, and terms of awards; interpret the Plan; establish and revise rules and regulations relating to the Plan; establish performance goals for awards and certify the extent of their achievement; and make any other determinations that it believes are necessary for the administration of the Plan. The Committee may delegate certain of its duties to one or more officers of the Resulting Issuer as provided in the Plan.

Eligibility. Employees (including any employee who is also a director or an officer), contractors, and non-employee directors of the Resulting Issuer or any of its subsidiaries, whose judgment, initiative, and efforts contributed to or may be expected to contribute to its successful performance, are eligible to participate in the Plan. As of the record date, Ameri had [•] employees, [•] contractors, and [•] non-employee directors who would be eligible for awards under the Plan.

Stock Options. The Committee may grant either incentive stock options (“ISOs”) qualifying under Section 422 of the Code, or nonqualified stock options, provided that only employees of the Company and our subsidiaries (excluding subsidiaries that are not corporations) are eligible to receive ISOs. Stock options may not be granted with an option price less than 100% of the fair market value of a share of common stock on the date the stock option is granted. If an ISO is granted to an employee who owns or is deemed to own more than 10% of the combined voting power of all classes of our stock (or of any parent or subsidiary), the option price shall be at least 110% of the fair market value of a share of common stock on the date of grant. The Committee will determine the terms of each stock option at the time of grant, including, without limitation, the methods by or forms in which shares will be delivered to participants or registered in their names. The maximum term of each option, the times at which each option will be exercisable, and provisions requiring forfeiture of unexercised options at or following termination of employment or service generally are fixed by the Committee, except that the Committee may not grant stock options with a term exceeding ten (10) years or, in the case of an ISO granted to an employee who owns or is deemed to own more than 10% of the combined voting power of all classes of our stock (or of any parent or subsidiary), a term exceeding five (5) years.

Recipients of stock options may pay the option price (i) in cash, check, bank draft, or money order payable to the order of the Resulting Issuer; (ii) by delivering to us shares of common stock (included restricted stock) already owned by the participant having a fair market value equal to the aggregate option price and that the participant has not acquired from the Resulting Issuer within six months prior to the exercise date; (iii) by delivering to the Resulting Issuer or its designated agent an executed irrevocable option exercise form, together with irrevocable instructions from the participant to a broker or dealer, reasonably acceptable to the Resulting Issuer, to sell certain of the shares purchased upon the exercise of the option or to pledge such shares to the broker as collateral for a loan from the broker and to deliver to us the amount of sale or loan proceeds necessary to pay the purchase price; (iv) by requesting us to withhold the number of shares otherwise deliverable upon exercise of the stock option by the number of shares having an aggregate fair market value equal to the aggregate option price at the time of exercise (i.e., a cashless net exercise); and (v) by any other form of valid consideration that is acceptable to the Committee in its sole discretion.

Stock Appreciation Rights. The Committee is authorized to grant stock appreciation rights (“SARs”) as a stand-alone award, or freestanding SARs, or in conjunction with options granted under the Plan, or tandem SARs. SARs entitle a participant to receive an amount equal to the excess of the fair market value of a share of common stock on the date of exercise over the fair market value of a share of Resulting Issuer common stock on the date of grant. The grant price of a SAR cannot be less than 100% of the fair market value of a share of Resulting Issuer common stock on the date of grant. The Committee will determine the terms of each SAR at the time of the grant, including, without limitation, the methods by or forms in which shares will be delivered to participants or registered in their names. The maximum term of each SAR, the times at which each SAR will be exercisable, and provisions requiring forfeiture of unexercised SARs at or following termination of employment or service generally are fixed by the Committee, except that no freestanding SAR may have a term exceeding ten (10) years and no tandem SAR may have a term exceeding the term of the option granted in conjunction with the tandem SAR. Distributions to the recipient may be made in common stock, cash, or a combination of both as determined by the Committee.

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Restricted Stock and Restricted Stock Units. The Committee is authorized to grant restricted stock and restricted stock units. Restricted stock consists of shares of Resulting Issuer common stock that may not be sold, assigned, transferred, pledged, hypothecated, encumbered, or otherwise disposed of, and that may be forfeited in the event of certain terminations of employment or service, prior to the end of a restricted period as specified by the Committee. Restricted stock units are the right to receive shares of common stock at a future date in accordance with the terms of such grant upon the attainment of certain conditions specified by the Committee, which include a substantial risk of forfeiture and restrictions on their sale or other transfer by the participant. The Committee determines the eligible participants to whom, and the time or times at which, grants of restricted stock or restricted stock units will be made; the number of shares or units to be granted; the price to be paid, if any; the time or times within which the shares covered by such grants will be subject to forfeiture; the time or times at which the restrictions will terminate; and all other terms and conditions of the grants. Restrictions or conditions could include, but are not limited to, the attainment of performance goals (as described below), continuous service with the Resulting Issuer, the passage of time, or other restrictions or conditions. Except as otherwise provided in the Plan or the applicable award agreement, a participant shall have, with respect to shares of restricted stock, all of the rights of a stockholder of the Resulting Issuer holding the class of common stock that is the subject of the restricted stock, including, if applicable, the right to vote the common stock and the right to receive any dividends thereon.

Dividend Equivalent Rights. The Committee is authorized to grant a dividend equivalent right to any participant, either as a component of another award or as a separate award, conferring on the participant the right to receive credits based on the cash dividends that would have been paid on the shares of common stock specified in the award as if such shares were held by the participant. The terms and conditions of the dividend equivalent right shall be specified in the grant. Dividend equivalents credited to the holder of a dividend equivalent right may be paid currently or may be deemed to be reinvested in additional shares. Any such reinvestment shall be at the fair market value at the time thereof. A dividend equivalent right may be settled in cash, shares, or a combination thereof.

Performance Awards. The Committee may grant performance awards payable at the end of a specified performance period in cash, shares of common stock, units, or other rights based upon, payable in, or otherwise related to our common stock. Payment will be contingent upon achieving pre-established performance goals (as discussed below) by the end of the applicable performance period. The Committee will determine the length of the performance period, the maximum payment value of an award, and the minimum performance goals required before payment will be made, so long as such provisions are not inconsistent with the terms of the Plan, and to the extent an award is subject to Section 409A of the Code, are in compliance with the applicable requirements of Section 409A of the Code and any applicable regulations or guidance. In certain circumstances, the Committee may, in its discretion, determine that the amount payable with respect to certain performance awards will be reduced from the maximum amount of any potential awards. If the Committee determines, in its sole discretion, that the established performance measures or objectives are no longer suitable because of a change in the Resulting Issuer’s business, operations, corporate structure, or for other reasons that the Committee deems satisfactory, the Committee may modify the performance measures or objectives and/or the performance period.

Performance Goals. Awards of restricted stock, restricted stock units, performance awards, and other awards under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria which shall consist of one or more or any combination of the following criteria (“Performance Criteria”): cash flow; cost; revenues; sales; ratio of debt to debt plus equity; net borrowing, credit quality, or debt ratings; profit before tax; economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; gross margin; earnings per share (whether on a pre-tax, after-tax, operational, or other basis); operating earnings; capital expenditures; expenses or expense levels; economic value added; ratio of operating earnings to capital spending or any other operating ratios; free cash flow; net profit; net sales; net asset value per share; the accomplishment of mergers, acquisitions, dispositions, public offerings, or similar extraordinary business transactions; sales growth; price of the shares; return on assets, equity, or stockholders’ equity; market share; inventory levels, inventory turn or shrinkage; or total return to stockholders. Any Performance Criteria may be used to measure our performance as a whole or of any of our business units and may be measured relative to a peer group or index. Any Performance Criteria may include or exclude (i) events that are of an unusual nature or indicate infrequency of occurrence, (ii) gains or losses on the disposition of a business; (iii) changes in tax or accounting regulations or laws; (iv) the effect of a merger or acquisition, as identified in the Resulting Issuer’s quarterly and annual earnings releases; or (v) other similar occurrences. In all other respects, Performance Criteria shall be calculated in accordance with the Resulting Issuer’s financial statements, under GAAP, or under a methodology established by the Committee prior to the issuance of an award, which is consistently applied and identified in the Resulting Issuer’s audited financial statements, including in notes thereto, or the Compensation Discussion and Analysis section of the Resulting Issuer’s annual report.

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Other Awards. The Committee may grant other forms of awards, based upon, payable in, or that otherwise relate to, in whole or in part, shares of our common stock, if the Committee determines that such other form of award is consistent with the purpose and restrictions of the Plan. The terms and conditions of such other form of award shall be specified in the grant. Such other awards may be granted for no cash consideration, for such minimum consideration as may be required by applicable law, or for such other consideration as may be specified in the grant.

Vesting, Forfeiture and Recoupment, Assignment. The Committee, in its sole discretion, may determine that an award will be immediately vested, in whole or in part, or that all or any portion may not be vested until a date, or dates, subsequent to its date of grant, or until the occurrence of one or more specified events, subject in any case to the terms of the Plan. If the Committee imposes conditions upon vesting, then, subsequent to the date of grant, the Committee may, in its sole discretion, accelerate the date on which all or any portion of the award may be vested.

The Committee may impose on any award at the time of grant or thereafter, such additional terms and conditions as the Committee determines, including terms requiring forfeiture of awards in the event of a participant’s termination of service. The Committee will specify the circumstances on which performance awards may be forfeited in the event of a termination of service by a participant prior to the end of a performance period or settlement of awards. Except as otherwise determined by the Committee, restricted stock will be forfeited upon a participant’s termination of service during the applicable restriction period. In addition, we may recoup all or any portion of any shares or cash paid to a participant in connection with any award in the event of a restatement of the Resulting Issuer’s financial statements as set forth in the Resulting Issuer’s clawback policy, if any, as such policy may be approved or modified by board of directors of the Resulting Issuer from time to time.

Awards granted under the Plan generally are not assignable or transferable except by will or by the laws of descent and distribution, except that the Committee may, in its discretion and pursuant to the terms of an award agreement, permit transfers of nonqualified stock options or SARs to (i) the spouse (or former spouse), children, or grandchildren of the participant (“Immediate Family Members”); (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members; (iii) a partnership in which the only partners are (1) such Immediate Family Members and/or (2) entities which are controlled by the participant and/or his or her Immediate Family Members; (iv) an entity exempt from federal income tax pursuant to Section 501(c)(3) of the Code or any successor provision; or (v) a split interest trust or pooled income fund described in Section 2522(c)(2) of the Code or any successor provision, provided that (x) there shall be no consideration for any such transfer, (y) the applicable award agreement pursuant to which such nonqualified stock options or SARs are granted must be approved by the Committee and must expressly provide for such transferability, and (z) subsequent transfers of transferred nonqualified stock options or SARs shall be prohibited except those by will or the laws of descent and distribution.

Adjustments Upon Changes in Capitalization. In the event that any dividend or other distribution (whether in the form of cash, shares of Resulting Issuer common stock, other securities or other property), recapitalization, stock split, reverse stock split, rights offering, reorganization, merger, consolidation, split-up, spin-off, split-off, combination, subdivision, repurchase, or exchange of shares of common stock or other securities of the Resulting Issuer, issuance of warrants or other rights to purchase shares of common stock or other securities of the Resulting Issuer, or other similar corporate transaction or event affects the fair value of an award, then the Committee shall adjust any or all of the following so that the fair value of the award immediately after the transaction or event is equal to the fair value of the award immediately prior to the transaction or event: (i) the number of shares and type of common stock (or the securities or property) which thereafter may be made the subject of awards; (ii) the number of shares and type of common stock (or other securities or property) subject to outstanding awards; (iii) the number of shares and type of common stock (or other securities or property) specified as the annual per-participant limitation under the Plan; (iv) the option price of each outstanding stock option; (v) the amount, if any, we pay for forfeited shares in accordance with the terms of the Plan; and (vi) the number of or exercise price of shares then subject to outstanding SARs previously granted and unexercised under the Plan, to the end that the same proportion of our issued and outstanding shares of common stock in each instance shall remain subject to exercise at the same aggregate exercise price; provided, however, that the number of shares of common stock (or other securities or property) subject to any award shall always be a whole number. Notwithstanding the foregoing, no such adjustment shall be made or authorized to the extent that such adjustment would cause the Plan or any stock option to violate Section 422 of the Code or Section 409A of the Code. All such adjustments must be made in accordance with the rules of any securities exchange, stock market, or stock quotation system to which we are subject.

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Amendment or Discontinuance of the Plan. The Resulting Issuer’s board of directors may, at any time and from time to time, without the consent of participants, alter, amend, revise, suspend, or discontinue the Plan in whole or in part; provided, however, that (i) no amendment that requires stockholder approval in order for the Plan and any awards under the Plan to continue to comply with Sections 421 and 422 of the Code (including any successors to such sections or other applicable law) or any applicable requirements of any securities exchange or inter-dealer quotation system on which our stock is listed or traded, shall be effective unless such amendment is approved by the requisite vote of our stockholders entitled to vote on the amendment; and (ii) unless required by law, no action by our board of directors regarding amendment or discontinuance of the Plan may adversely affect any rights of any participants or obligations of the Company to any participants with respect to any outstanding awards under the Plan without the consent of the affected participant.

Federal Income Tax Consequences

The following is a brief summary of certain federal income tax consequences relating to the transactions described under the Plan as set forth below. This summary does not purport to address all aspects of federal income taxation and does not describe any potential state, local, or foreign tax consequences. This discussion is based upon provisions of the Code and the Treasury Regulations issued thereunder, and judicial and administrative interpretations under the Code and Treasury Regulations, all as in effect as of the date hereof, and all of which are subject to change (possibly on a retroactive basis) or different interpretation.

Law Affecting Deferred Compensation. In 2004, Section 409A was added to the Code to regulate all types of deferred compensation. If the requirements of Section 409A of the Code are not satisfied, deferred compensation and earnings thereon will be subject to tax as it vests, plus an interest charge at the then current underpayment rate plus 1% and a 20% penalty tax. Certain performance awards, stock options, SARs, restricted stock units, and certain types of restricted stock are subject to Section 409A of the Code.

Incentive Stock Options. A participant will not recognize income at the time an ISO is granted. When a participant exercises an ISO, a participant also generally will not be required to recognize income (either as ordinary income or capital gain). However, to the extent that the fair market value (determined as of the date of grant) of the shares with respect to which the participant’s ISOs are exercisable for the first time during any year exceeds $100,000, the ISOs for the shares over $100,000 will be treated as nonqualified stock options, and not ISOs, for federal tax purposes, and the participant will recognize income as if the ISOs were nonqualified stock options. In addition to the foregoing, if the fair market value of the shares received upon exercise of an ISO exceeds the exercise price, then the excess may be deemed a tax preference adjustment for purposes of the federal alternative minimum tax calculation. The federal alternative minimum tax may produce significant tax repercussions depending upon the participant’s particular tax status.

The tax treatment of any shares acquired by exercise of an ISO will depend upon whether the participant disposes of his or her shares prior to the later of: (i) two years after the date the ISO was granted or (ii) one year after the shares were transferred to the participant (referred to as the “Holding Period”). If a participant disposes of shares acquired by exercise of an ISO after the expiration of the Holding Period, any amount received in excess of the participant’s tax basis for such shares will be treated as a short-term or long-term capital gain, depending upon how long the participant has held the shares. If the amount received is less than the participant’s tax basis for such shares, the loss will be treated as a short-term or long-term capital loss, depending upon how long the participant has held the shares. If the participant disposes of shares acquired by exercise of an ISO prior to the expiration of the Holding Period, the disposition will be considered a “disqualifying disposition.” If the amount received for the shares is greater than the fair market value of the shares on the exercise date, then the difference between the ISO’s exercise price and the fair market value of the shares at the time of exercise will be treated as ordinary income for the tax year in which the “disqualifying disposition” occurs. The participant’s basis in the shares will be increased by an amount equal to the amount treated as ordinary income due to such “disqualifying disposition.” In addition, the amount received in such “disqualifying disposition” over the participant’s increased basis in the shares will be treated as capital gain. However, if the price received for shares acquired by exercise of an ISO is less than the fair market value of the shares on the exercise date and the disposition is a transaction in which the participant sustains a loss which otherwise would be recognizable under the Code, then the amount of ordinary income that the participant will recognize is the excess, if any, of the amount realized on the “disqualifying disposition” over the basis of the shares.

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Nonqualified Stock Options. A participant generally will not recognize income at the time a nonqualified stock option is granted. When a participant exercises a nonqualified stock option, the difference between the option price and any higher market value of the shares of common stock on the date of exercise will be treated as compensation taxable as ordinary income to the participant. The participant’s tax basis for the shares acquired under a nonqualified stock option will be equal to the option price paid for such shares, plus any amounts included in the participant’s income as compensation. When a participant disposes of shares acquired by exercise of a nonqualified stock option, any amount received in excess of the participant’s tax basis for such shares will be treated as short-term or long-term capital gain, depending upon how long the participant has held the shares. If the amount received is less than the participant’s tax basis for such shares, the loss will be treated as a short-term or long-term capital loss, depending upon how long the participant has held the shares.

Special Rule if Option Price is Paid for in Shares. If a participant pays the option price of a nonqualified stock option with previously-owned shares of Resulting Issuer common stock and the transaction is not a disqualifying disposition of shares previously acquired under an ISO, the shares received equal to the number of shares surrendered are treated as having been received in a tax-deferred exchange. The participant’s tax basis and holding period for these shares received will be equal to the participant’s tax basis and holding period for the shares surrendered. The shares received in excess of the number of shares surrendered will be treated as compensation taxable as ordinary income to the participant to the extent of their fair market value. The participant’s tax basis in these shares will be equal to their fair market value on the date of exercise, and the participant’s holding period for such shares will begin on the date of exercise.

If the use of previously acquired shares to pay the exercise price of a nonqualified stock option constitutes a disqualifying disposition of shares previously acquired under an ISO, the participant will have ordinary income as a result of the disqualifying disposition in an amount equal to the excess of the fair market value of the shares surrendered, determined at the time such shares were originally acquired on exercise of the ISO, over the aggregate option price paid for such shares. As discussed above, a disqualifying disposition of shares previously acquired under an ISO occurs when the participant disposes of such shares before the end of the Holding Period. The other tax results from paying the exercise price with previously-owned shares are as described above, except that the participant’s tax basis in the shares that are treated as having been received in a tax-deferred exchange will be increased by the amount of ordinary income recognized by the participant as a result of the disqualifying disposition.

Restricted Stock. A participant who receives restricted stock generally will recognize as ordinary income the excess, if any, of the fair market value of the shares granted as restricted stock at such time as the shares are no longer subject to forfeiture or restrictions, over the amount paid, if any, by the participant for such shares. However, a participant who receives restricted stock may make an election under Section 83(b) of the Code within 30 days of the date of transfer of the shares to recognize ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the restrictions on such shares) over the purchase price, if any, for such shares. If a participant does not make an election under Section 83(b) of the Code, then the participant will recognize as ordinary income any dividends received with respect to such shares. At the time of sale of such shares, any gain or loss realized by the participant will be treated as either short-term or long-term capital gain (or loss) depending upon how long the participant has held the shares. For purposes of determining any gain or loss realized, the participant’s tax basis will be the amount previously taxable as ordinary income, plus the purchase price paid by the participant, if any, for such shares.

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Stock Appreciation Rights. Generally, a participant who receives a stand-alone SAR will not recognize taxable income at the time the stand-alone SAR is granted, provided that the SAR is exempt from or complies with Section 409A of the Code. If an employee receives the appreciation inherent in the SARs in cash, the cash will be taxed as ordinary income to the recipient at the time it is received. If a recipient receives the appreciation inherent in the SARs in stock, the spread between the then current market value and the grant price, if any, will be taxed as ordinary income to the employee at the time it is received.

Other Awards. In the case of an award of restricted stock units, performance awards, dividend equivalent rights, or other stock or cash awards, the recipient will generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment or delivery, provided that the award is exempt from or complies with Section 409A of the Code. In that taxable year, Resulting Issuer will receive a federal income tax deduction in an amount equal to the ordinary income which the participant has recognized.

Federal Tax Withholding. Any ordinary income realized by a participant upon the granting, vesting, exercise or conversion of an award under the Plan, as applicable, is subject to withholding of federal, state, and local income tax and to withholding of the participant’s share of tax under the Federal Insurance Contribution Act and the Federal Unemployment Tax Act. To satisfy the Resulting Issuer’s federal income tax withholding requirements, the Resulting Issuer will have the right to require, as a condition to delivery of any certificate for shares of common stock or the registration of the shares in the participant’s name, that the participant remit to the Resulting Issuer an amount sufficient to satisfy the withholding requirements. Alternatively, the Resulting Issuer may withhold a portion of the shares (valued at fair market value) that otherwise would be issued to the participant to satisfy all or part of the withholding tax obligations or may, if Resulting Issuer consent, accept delivery of shares (that the participant has not acquired from us within six months prior to the date of exercise) with an aggregate fair market value that equals or exceeds the required tax withholding payment. Withholding does not represent an increase in the participant’s total income tax obligation, since it is fully credited toward his or her tax liability for the year. Additionally, withholding does not affect the participant’s tax basis in the shares. Compensation income realized and tax withheld will be reflected on Forms W-2 supplied by the Resulting Issuer to employees no later than January 31 of the succeeding year. Deferred compensation that is subject to Section 409A of the Code will be subject to certain federal income tax withholding and reporting requirements.

Tax Consequences to Resulting Issuer. To the extent that a participant recognizes ordinary income in the circumstances described above, the Resulting Issuer will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code, and is not disallowed by the $1,000,000 limitation on certain executive compensation under Section 162(m) of the Code.

Million Dollar Deduction Limit and Other Tax Matters. The Resulting Issuer may not deduct compensation of more than $1,000,000 that is paid to “covered employees” (as defined in Section 162(m) of the Code), which include (i) an individual (or, in certain circumstances, his or her beneficiaries) who, at any time during the taxable year, is either the Resulting Issuer’s principal executive officer or principal financial officer; (ii) an individual who is among our three highest compensated officers for the taxable year (other than an individual who was either the Resulting Issuer’s principal executive officer or principal financial officer at any time during the taxable year); or (iii) anyone who was a covered employee for purposes of Section 162(m) of the Code for any tax year beginning on or after January 1, 2017. This limitation on deductions (x) only applies to compensation paid by a publicly-traded corporation (and not compensation paid by non-corporate entities) and (z) may not apply to certain types of compensation, such as qualified performance-based compensation that is payable pursuant to a written, binding contract that was in effect as of November 2, 2017, so long as the contract is not materially modified after that date.

If an individual’s rights under the Plan are accelerated as a result of a change in control and the individual is a “disqualified individual” under Section 280G of the Code, the value of any such accelerated rights received by such individual may be included in determining whether or not such individual has received an “excess parachute payment” under Section 280G of the Code, which could result in (i) the imposition of a 20% federal excise tax (in addition to federal income and employment taxes) payable by the individual on the value of such accelerated rights, and (ii) the loss by the Resulting Issuer of a compensation deduction.

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Interest of Directors and Executive Officers

All members of Ameri board of directors and all of Ameri’s executive officers are eligible for awards under the Plan and, thus, have a personal interest in the approval of the Plan.

New Plan Benefits

Ameri cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to eligible participants under the Plan because the grant of awards and the terms of such awards are to be determined in the sole discretion of the Committee at the time of grant.

The fair market value of Ameri common stock is $[•] per share based on the closing price of Ameri common stock on [•], 2020.

Vote Required

Nasdaq Listing Rule 5635(c) generally requires Ameri to obtain stockholder approval prior to establishing a stock option or purchase plan or other equity compensation arrangement pursuant to which stock may be acquired by officers, directors, employees or consultants. For purposes of complying with Nasdaq Listing Rule 5635(c), approval of the Incentive Plan Proposal requires the affirmative vote of a majority of votes cast for or against the proposal by holders of Ameri common stock present and entitled to vote at the Ameri special meeting or represented by proxy, assuming a quorum is present.

Recommendation of the Ameri Board of Directors

THE AMERI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT AMERI STOCKHOLDERS VOTE “FOR” THE INCENTIVE PLAN PROPOSAL.

ABSTENTION WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE INCENTIVE PLAN PROPOSAL.

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AMERI PROPOSAL 7 — APPROVAL OF THE PUT RIGHT PROPOSAL

Background

On July 31, 2020, Ameri entered into a securities purchase agreement (the “Purchase Agreement”) with Alpha providing for the issuance of (i) 373,766 shares (the “Shares”) of the Company’s common stock, par value $0.01 (the “Common Stock”); (ii) pre-funded warrants to purchase up to an aggregate of 150,000 shares of Common Stock (the “Pre-Funded Warrant Shares”) at an exercise price of $0.01 per share, subject to customary adjustments thereunder (the “Pre-Funded Warrants”); and (iii) warrants, with a term of five (5) years, to purchase an aggregate of up to 340,448 shares of Common Stock (the “Unregistered Warrant Shares”) at an exercise price of $1.828 per share, subject to customary adjustments thereunder (the “Unregistered Warrants”). Pursuant to the Purchase Agreement, Alpha is purchased the securities for an aggregate purchase price of $1,000,000.

Subject to the Company’s prior receipt of shareholder approval under Nasdaq’s corporate governance rules, Alpha shall have the right at any time prior to the exercise in whole or in part of the Unregistered Warrant (as to the portion not exercised) to require Ameri to repurchase the unexercised portion of the Unregistered Warrant for the sum of $0.60 per Warrant Share, payable in cash or shares of common stock, at the company’s discretion (the “Put Right”).

Nasdaq Stockholder Approval Requirement

The rules governing companies with securities listed on Nasdaq require stockholder approval in connection with a transaction other than a public offering involving the sale or issuance by the company of common stock (or securities convertible into or exchangeable for common stock) equal to 20% or more of the company’s common stock or 20% or more of the company’s voting power outstanding before the issuance for a price that is less than the lower of: (i) the closing price of the common stock immediately preceding the signing of the binding agreement for the issuance of such securities; or (ii) the average closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement for the issuance of such securities (the “Minimum Price”).

The offering described above was priced at the “Minimum Price.” Based on Nasdaq Listing Standard Rule 5635(d), if the Put Right was not subject to shareholder approval, the offering would have been deemed to involve the issuance of securities at a discount to the Minimum Price.

We are requesting in this Proposal 7 that our stockholders approve the Put Right in favor of Alpha. If the Put Right is approved, Alpha will be entitled to $204,269 if it exercises the Put Right, which we may pay in cash or shares of Common Stock.

Required Vote

Approval of the Put Right Proposal requires the affirmative vote of a majority of votes cast for or against the proposal by holders of Ameri common stock present and entitled to vote at the Ameri special meeting or represented by proxy, assuming a quorum is present.

Recommendation of the Ameri Board of Directors

THE AMERI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT AMERI STOCKHOLDERS VOTE “FOR” THE PUT RIGHT PROPOSAL.

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AMERI PROPOSAL 8 — APPROVAL OF THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will allow Ameri’s board of directors to adjourn the Ameri special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the Ameri special meeting to approve one or more of the proposals presented at the Ameri special meeting. In no event will Ameri’s board of directors adjourn the Ameri special meeting without further notice, to a date that is more than 30 days after the date for which the Ameri special meeting was originally noticed or if a new record date is fixed for the adjourned meeting.

In the Adjournment Proposal, Ameri is asking its stockholders to authorize the holder of any proxy solicited by its board of directors to vote in favor of granting discretionary authority to Ameri’s board of directors to adjourn the Ameri special meeting to another time and place for the purpose of soliciting additional proxies. If Ameri’s stockholders approve the Adjournment Proposal, Ameri could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Ameri stockholders who have previously voted.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by the Ameri stockholders, Ameri’s board of directors may not be able to adjourn the Ameri special meeting to a later date in the event if, based on the tabulated votes, there are not sufficient votes at the time of the Ameri special meeting to approve the Ameri Share Issuance Proposal and the Legacy Business Proposal. In such event, the Offer would not be completed.

Vote Required

Approval of the Adjournment Proposal requires the affirmative vote of a majority of votes cast for or against the proposal by holders of Ameri common stock present and entitled to vote at the Ameri special meeting or represented by proxy, assuming a quorum is present. Adoption of the Adjournment Proposal is not conditioned upon the approval of any of the other proposals.

Recommendation of the Ameri Board of Directors

THE AMERI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT AMERI STOCKHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

ABSTENTION WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE ADJOURNMENT PROPOSAL.

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THE OFFER

The following discussion contains certain information about the Offer. The discussion is subject, and qualified in its entirety by reference, to the Tender Agreement attached as Annex A to this proxy statement/prospectus. Jay Pharma and Ameri urge you to read carefully this entire proxy statement/prospectus, including the Tender Agreement attached as Annex A, for a more complete understanding of the Offer.

General

Background of the Offer

Palladium was originally introduced to Jay Pharma by David Stefansky, a former board member of Jay Pharma, in September of 2018. Mr. Stefansky requested that Palladium assist Jay Pharma in raising capital. Following many months of discussions, in July of 2019, Palladium suggested to Jay Pharma that it consider merging with another company Palladium was in discussions with, Ameri. Palladium stated that if Jay Pharma merged with Ameri in a “reverse merger” that Palladium could assist Jay Pharma in raising capital. Concurrently, Palladium believed that Ameri’s stockholders could benefit from such a transaction, as it believed the market place would be more interested in a company focused on developing cannabinoid derived pharmaceutical and wellness products than a specialized SAP cloud, digital and enterprise solutions company, thereby creating the potential for greater share appreciation. On July 17, 2019, the potential opportunity with Jay Pharma was introduced to Ameri’s management by Michael Hartstein, a principal at Palladium, during a meeting with Ameri management. Prior to this meeting between Ameri and Mr. Hartstein, Mr. Hartstein and Ameri had a number of informal discussions about pursuing a reverse merger and requested that Mr. Hartstein present Ameri with opportunities he believed would be appropriate for Ameri’s board to consider.

Ameri’s management expressed interest in the potential merits of a transaction with Jay Pharma and agreed to begin due diligence and investigate the opportunity further. Over the ensuing days, Ameri management and Mr. Hartstein held multiple conversations concerning the merits of a potential transaction between Jay Pharma and Ameri.

A non-disclosure agreement was negotiated and executed between Jay Pharma and Ameri as of July 24, 2019.

Subsequently, Jay Pharma provided Ameri with information about its business plan, strategy, planned management team and capitalization, amongst other things.

On July 24, 2019, Mr. Hartstein delivered to Jay Pharma an initial term sheet for a proposed amalgamation transaction in the form of a non-binding term sheet (the “Term Sheet”). The Term Sheet was prepared by Mr. Hartstein in accordance with his discussions with Ameri management.

Between July 27, 2019 and August 2, 2019, the parties exchanged drafts of the Term Sheet and held negotiations of the Term Sheet with Mr. Hartstein’s participation. During these negotiations, the parties discussed the key points, including bridge financing, the post-closing ownership of Ameri, net-cash of the combined companies upon the closing of the amalgamation, termination rights and fees between the parties.

On August 1, 2019, both Jay Pharma’s and Ameri’s boards of directors held a meeting by telephonic conference during which the respective boards of directors discussed the Term Sheet for the proposed “reverse merger” transaction and concurrent financings. The negotiations on the Term Sheet culminated in the execution and exchange by Jay Pharma and Ameri of the Term Sheet on August 5, 2019. The executed Term Sheet contemplated an 80%/20% equity split between Ameri and Jay Pharma, after giving effect to an offering of $5,000,000 of shares and warrants by Ameri prior to consummation of the proposed amalgamation.

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During the negotiation of the Term Sheet and through the signing of the Original Amalgamation Agreement, Jay Pharma provided Ameri management with access to a data room containing information and documents pertaining to Jay Pharma for Ameri’s review. Upon signing the Term Sheet on August 5, 2019, Ameri’s board of directors called a special meeting that was held on August 12, 2019, and established a special, independent committee of directors to review and assess the transaction between Ameri and Jay Pharma.

On August 7, 2019, Mr. Hartstein provided a draft term sheet to Jay Pharma regarding a pre-“reverse merger” financing transaction involving Jay Pharma in which Jay Pharma would raise up to $5,000,000 immediately prior to the “reverse merger” at a pre-money valuation of no less than $40,000,000. The completion of this financing would be a condition to the completion of any transaction between Ameri and Jay Pharma. Palladium presented Alpha Capital Anstalt (“Alpha”) as a potential investor in this financing.

Between August 7, 2019, and August 12, 2019, representatives of Ameri, Jay Pharma and Palladium, as well as each party’s outside advisors, continued to negotiate the terms of the proposed transaction between Jay and Ameri, including aspects of the “reverse merger” such as the legal structure, Exchange Ratio, financing requirements, NASDAQ listing, timing, and due diligence procedures.

On August 12, 2019, a meeting was held that included Jay Pharma’s former chairman Alan Oberman, Jay Pharma’s former CFO John Van Buiten, Ameri’s CFO Barry Kostiner, and Alpha. The parties discussed Alpha’s potential investment in the transaction, as well as the NASDAQ listing eligibility of the Resulting Issuer following the amalgamation and Jay Pharma’s management team and strategy. Following the meeting, on August 13, 2019, Alpha contacted Palladium to confirm its interest in investing in the transaction between Jay Pharma and Ameri. Alpha also requested that Palladium confirm the NASDAQ listing eligibility of the Resulting Issuer following the amalgamation. On August 14, 2019, Ameri and Jay Pharma, as well as their respective legal counsels, discussed the NASDAQ eligibility of the Resulting Issuer post-transaction with NASDAQ officials in light of its plan to use cannabinoids in its products and received confirmation that the Resulting Issuer would be eligible for listing so long as it satisfied the initial listing requirements published by NASDAQ.

Between August 16, 2019 and August 19, 2019, Jay Pharma and Ameri discussed Ameri’s capital structure, particularly Ameri’s outstanding warrants. It was agreed that Ameri would engage Palladium to discuss with Ameri’s warrant holders the potential for an amendment to such warrants that would eliminate certain provisions that would be prohibitive to a transaction between Ameri and Jay Pharma. In particular, these warrants provided the holders with a right, in certain transactions, including a “reverse merger” like the one contemplated, to force Ameri to redeem such warrants at their black-scholes value. Such a provision would have made the contemplated transaction economically nonviable.

Throughout August and September of 2019, Palladium engaged in discussions and negotiations with Ameri’s warrant holders regarding amending or cancelling such warrants. On September 13, 2019, Ameri’s warrant holders and Ameri reached an agreement to exchange the warrants for stock of Ameri and certain participation rights over the next 12 months, thereby eliminating the provisions in the warrants that could jeopardize a “reverse merger”. On September 20, 2019, Ameri filed a Current Report on Form 8-K disclosing the terms of this exchange.

During this same period, Ameri engaged in discussions with certain holders of Ameri’s debt regarding the possibility of converting such debt into equity of Ameri prior to the consummation of any potential transaction with Jay Pharma. Two of the three debtholders that Ameri engaged in discussions agreed to convert the debt they held into equity of Ameri.

Throughout August and September of 2019, Jay Pharma and Ameri, as well as their respective advisors, including Haynes and Boone, LLP (“Haynes and Boone”), counsel to Jay Pharma, and Sheppard, Mullin, Richter & Hampton LLP (“SMRH”), counsel to Ameri, discussed the potential transaction, including due diligence matters, the terms of such transaction, the scope of any representations and warranties, the conditions to closing, the cash requirements, the Exchange Ratio, and the financing conditions. In addition, each of Jay Pharma and Ameri engaged additional advisors, including, for Ameri, Peterson McVicar LLP to serve as Canadian counsel and for Jay Pharma, Owens Wright LLP, to assist in structuring the transaction in the most tax efficient manner, given the fact that Jay Pharma is a Canadian company and Ameri is a Delaware company. Following research and discussion, it was determined by the parties to structure the “reverse merger” as an amalgamation.

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On September 20, 2019, Haynes and Boone circulated an initial draft of the Original Amalgamation Agreement to all parties.

Ameri discussed such draft with SMRH, regarding the issues and concerns Ameri’s management had with the initial draft of the Original Amalgamation Agreement. Following such discussions, SMRH provided a revised draft of the Original Amalgamation Agreement to Haynes and Boone and Jay Pharma on October 1, 2019. Ameri and SMRH’s discussions regarding the Original Amalgamation Agreement included the Exchange Ratio and the scope of the representations and warranties.

Jay Pharma, Haynes and Boone, and its other advisors held a conference call on October 3, 2019 to discuss SMRH’s draft of the Original Amalgamation Agreement. Areas of concern included the fiduciary out, the financing covenants, the scope of the representations and warranties, and the Exchange Ratio. Currently with such discussions, Ameri considered the possibility to raise the $5,000,000 required prior to closing through its own rights offering.

On October 7, 2019, the parties held a call involving Haynes and Boone, SMRH, Jay Pharma, Ameri and Palladium to discuss the items yet to be resolved in the Original Amalgamation Agreement. Haynes and Boone worked to revise the Original Amalgamation Agreement following such call, and provided a revised draft of the Original Amalgamation Agreement to the parties on October 14, 2019. Additionally, Palladium and Ameri continued to discuss the possibility of converting Ameri’s outstanding debt into equity.

On October 29, 2019, SMRH returned a marked draft of the Original Amalgamation Agreement. The draft addressed numerous areas of negotiation, including the Exchange Ratio, the scope of the representations and warranties, and other general matters.

Throughout October of 2019, the parties continued to undertake due diligence. During such due diligence process, Ameri became aware the Jay Pharma had previously had difficulties in obtaining a director’s and officer’s liability insurance policy at a reasonable price. Allan Oberman, Jay Pharma’s former chairman, and John Van Buiten, Jay Pharma’s former CFO, expressed apprehension in continuing to serve in such capacities for Jay Pharma if a director’s and officer’s insurance policy could not be obtained prior to the amalgamation. On November 12, 2019, Allan Oberman formally resigned from his position with Jay Pharma. During such period, Alpha continued to conduct its due diligence on Jay Pharma and Ameri and decided to proceed with the funding of the transaction despite Mr. Oberman’s resignation and Jay Pharma’s board of directors remained supportive of this transaction.

On November 18, 2019, Haynes and Boone provided a revised draft of the Original Amalgamation Agreement to all parties. This draft incorporated an indemnification provision, pursuant to which Ameri would indemnify Jay Pharma’s shareholders for any breaches of Ameri’s representations, warranties, covenants, or agreements contained in the Original Amalgamation Agreement, as well as Ameri’s pre-closing operations and corporate governance, and any taxes, debts or liabilities of Ameri.

During this November 2019 period, Ameri entered into discussions and negotiations with Palladium about Alpha providing Ameri with a loan to help finance its operations through an amalgamation with Jay Pharma. Following discussions between the parties and Palladium, Alpha agreed to provide Ameri with funding upon the signing of a definitive Amalgamation Agreement in order to ensure Ameri had sufficient capital to fund their operational needs through the closing of the transaction with Jay Pharma. During November of 2019, Ameri briefly lost compliance with the NASDAQ listing requirements regarding the minimum bid price for a listed company. On November 22, 2019, Ameri announced a 1-for-25 reverse stock split for the purpose of regaining compliance with the NASDAQ listing standards. Following such reverse stock split, Ameri announced on December 13, 2019 that it had regained compliance with the NASDAQ listing standards.

Throughout the remainder of November 2019 and December 2019, the parties continued to conduct their due diligence. Ameri was specifically focused on better understanding the intellectual property profile of Jay Pharma. Ameri and Jay Pharma engaged in numerous discussions regarding the due diligence process during this period.

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In December of 2019, negotiations between Alpha, through Palladium, and Jay Pharma regarding a bridge financing began in earnest. Jay Pharma, Palladium and Alpha held a conference call to discuss the terms and issues related to such bridge financing on December 8, 2019. Following such call, on December 12, 2019, Alpha requested a list of the use of proceeds for the bridge financing from Jay Pharma. After providing the use of proceeds to Alpha, the parties continued to discuss the terms and conditions of the bridge financing throughout December of 2019.

On December 15, 2019, Jay Pharma management and advisors held a conference call to discuss the Exchange Ratio of the Ameri and Jay Pharma transaction. During such call, Jay Pharma’s management expressed a desire for such Exchange Ratio to be revised to reflect an 84%/16% equity split between Jay Pharma and Ameri, rather than the 80%/20% equity split contemplated by the Term Sheet, due to Ameri’s outstanding debt that would not be converted into equity prior to the closing of the transaction. Jay Pharma’s management team agreed that such change was necessary before Jay Pharma would be willing to enter into a transaction with Ameri.

During December of 2019, Jay Pharma continued to its search for a new CEO to replace Mr. Oberman. On December 13, 2019, Jay Pharma began negotiating in earnest with David Johnson regarding him joining Jay Pharma as the CEO. Mr. Johnson was permitted the ability to conduct diligence on Jay Pharma and, after conducting such diligence, Mr. Johnson agreed to accept the role of Chairman & CEO of Jay Pharma, conditioned upon the completion of the transaction with Ameri, with the key terms of his employment to be agreed upon immediately prior to signing the Original Amalgamation Agreement.

Throughout December of 2019, Jay Pharma and Ameri continued to negotiate the Original Amalgamation Agreement and the terms of the amalgamation. The parties came to an agreement regarding the 84%/16% equity split. Additionally, the parties continued to negotiate the representations and warranties, indemnification and indemnification procedures, conditions to closing, and the financings to be completed prior to closing. Separately, Jay Pharma and Alpha, through Palladium, also negotiated the terms of the Alpha Bridge Loan and the Alpha Investment. Additionally, Jay Pharma and Ameri agreed to waive any conflict with respect to Palladium, allowing Palladium to represent Jay Pharma in its transactions with Alpha.

On December 26, 2019, Alpha and its counsel, Grushko & Mittman, P.C. (“Grushko”), circulated transaction documents to Jay Pharma reflecting the $1,500,000 Alpha Bridge Loan, to be completed in connection with the signing of the Original Amalgamation Agreement, and the $3,500,000 Alpha Investment to be completed in connection with the closing of the Original Amalgamation Agreement. Additionally, on December 31, 2019, Alpha provided comments to the Original Amalgamation Agreement, with such comments focused on the treatment of the Alpha Bridge Loan and Alpha Investment at closing, as well as including Alpha as a notice party and placing certain repayment obligations on Jay Pharma if the amalgamation is not completed.

In December 2019, Palladium also advised Jay Pharma that in order to sustain the negotiated valuation of the Resulting Issuer with Alpha and Ameri, Alpha and Ameri believed that Jay Pharma needed to obtain (i) the right to Tikun Olam’s skincare business, (ii) the right to use intellectual property licensed by Tikun Olam to certain formulations for the development of therapeutic candidates for the prevention, management and treatment of graft versus host disease (GVHD) ((i) and (ii), the “Tikun Rights”)) and (iii) the right to use intellectual property held by Tikun Olam LLC and Tikun Olam Hemp LLC in connection with over-the-counter cancer-related products and topical or transdermal skin care and body care beauty product (the “TOH Rights” and collectively, the “IP Rights”). The IP Rights were held by entities that were controlled, directly or indirectly, by certain large shareholders and board members of Jay Pharma.

In addition, in December 2019, Palladium further advised Jay Pharma that Alpha required additional shares of the Resulting Issuer, at no or a nominal cost, for Alpha to consummate the Alpha Bridge Loan and the Alpha Investment at the planned valuation.

Following discussions amongst Jay Pharma, Ameri, Alpha and Palladium, the parties agreed that (i) Tikun Olam LLC and Tikun Olam Hemp LLC would license the TOH Rights to Jay Pharma in exchange for future royalties, (ii) Tikun Olam would assign the Tikun Rights to Jay Pharma for 10,360,007 newly issued common shares of Jay Pharma and (iii) Alpha would purchase 7,774,463 of these newly issued common shares of Jay Pharma from Tikkun for the nominal aggregate purchase price of $10, leaving Tikun Olam with 2,585,544 common shares of Jay Pharma (collectively, the “Side Transactions”).

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From late December though January 7, 2020, the parties negotiated various agreements to memorialize the Side Transactions.

On December 31, 2019, Jay Pharma and Mr. Johnson came to an agreement regarding the material terms of his employment with Jay Pharma at its chairman and CEO following the closing of the amalgamation (– see section titled “MANAGEMENT OF THE RESULTING ISSUER—Narrative Disclosure to Summary Compensation—Executive Employment Agreement with David Johnson beginning on page 140 of this proxy statement/prospectus for a discussion of such employment terms).

On January 2, 2020, Ameri’s board engaged Gemini Partners, Inc. (“Gemini”) to deliver a fairness opinion regarding the fairness of the amalgamation to Ameri’s stockholders from a financial point of view. Gemini was referred to Ameri by Palladium, following requests by Ameri for a referral to an advisor with experience in rendering such opinions in similar circumstances.

On January 3, 2020, Haynes and Boone circulated a revised draft of the Original Amalgamation Agreement, which incorporated additional comments from Alpha regarding the treatment of the Alpha Bridge Loan and Alpha Investment at closing. Also, on January 3, 2020, Gemini provided a final draft of the fairness opinion regarding the transaction between Ameri and Jay Pharma to the Ameri board of directors. From January 6, 2020 through January 7, 2020, the parties worked to finalize the Original Amalgamation Agreement, with the parties coming to agreement regarding the terms of the Original Amalgamation Agreement on January 7, 2020.

By a unanimous vote via a telephonic meeting of the Ameri board of directors on January 7, 2020, the Ameri’s board of directors determined that the Original Amalgamation Agreement and the transactions contemplated thereby, including the amalgamation, were advisable, just, equitable, fair and in the best interests of Ameri and its stockholders; approved the Original Amalgamation Agreement and related agreements; and resolved to recommend that Ameri’s stockholders approve and adopt the Original Amalgamation Agreement.

In order to avoid any potential conflicts of interest amongst the Jay Pharma board of directors in light of the Side Transactions described above, on January 7, 2020, each of Solomon Eisenberg and Barry Farkas, both of whom were board members and shareholders of Tikun Olam resigned from the Jay Pharma board. In addition, Lorne Gertner, who also served on the board of both Jay Pharma and Tikun Olam agreed to abstain from any votes regarding the Original Amalgamation Agreement, the Side Transactions and all matters related to such transactions.

On January 8, 2020, the Original Amalgamation Agreement and other deal documents finalized and circulated in execution form among the parties. On January 8, 2020, the board of directors of Jay Pharma held a telephonic meeting in which the directors of Jay Pharma determined that the Original Amalgamation Agreement and the transactions contemplated thereby, including the amalgamation and the Side Transactions, were advisable, just, equitable, fair and in the best interests of Jay Pharma and its shareholders; approved the Original Amalgamation Agreement and related agreements; resolved to recommend that Jay Pharma’s shareholders approve and adopt the Original Amalgamation Agreement; and approved the Side Transactions, the Alpha financings and recommended the Jay Pharma shareholders also approve the Original Amalgamation Agreements and all matters related to it. Prior to this vote, John Van Buiten resigned as Jay Pharma’s CFO and became a consultant and advisor to Jay Pharma to assist with financial and accounting matters.

On January 10, 2020, all signatures were released from escrow. Following execution of the Original Amalgamation Agreement, Ameri filed a Current Report on Form 8-K announcing the transaction on January 13, 2020.

On May 4, 2020, in order to account for an adjustment in pricing in light of global economic conditions, an amendment to the Original Amalgamation Agreement reflecting the addition of Series B Warrants to be issued to Alpha upon closing of the amalgamation by the Resulting Issuer (and that shares to be issued upon exercise of the Series B Warrants will be included in the NASDAQ listing Application and resale of the shares underlying the Series B Warrants will be registered on a registration statement), an amendment to the note issued pursuant to the Alpha Bridge Loan, an employment letter agreement appointing Henoch Cohn as president, secretary and director of Jay Pharma, and an amendment to David Stefansky’s employment letter agreement finalized and circulated in execution form among the parties. On May 5, 2020, the board of directors of Jay Pharma held a telephonic meeting in which the directors of Jay Pharma determined that the amendment to the Original Amalgamation Agreement and the transactions contemplated thereby were advisable, just, equitable, fair and in the best interests of Jay Pharma and its shareholders; approved the amendment and related agreements; and approved the amended note and appointment of Henoch Cohn as interim president, secretary and director of Jay Pharma.

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Following execution of the First Amendment to the Original Amalgamation Agreement, Ameri filed a Current Report on Form 8-K on May 6, 2020.

On May 22, 2020, a second amendment to the Original Amalgamation Agreement reflecting adjustments to the form of consideration to be issued to the Jay Pharma stockholders, and adding a provision reflecting a letter of transmittal to be issued following the effective time, was finalized and circulated to the parties. On May 26, 2020, the board of directors of Jay Pharma held a telephonic meeting in which the directors of Jay Pharma determined that the Second Amendment to the Original Amalgamation Agreement and the transactions contemplated thereby were advisable, just, equitable, fair and in the best interests of Jay Pharma and its shareholders; approved the second Amendment and related agreements. The parties executed the second amendment to the Original Amalgamation Agreement on May 26, 2020.

Following execution of the Second Amendment to the Original Amalgamation Agreement, Ameri filed the initial version of this proxy statement/prospectus on Form S-4 with the SEC on May 27, 2020.

As a result of Ameri’s and Jay Pharma’s ongoing review of the legal and corporate structure of the amalgamation during the preparation of this proxy statement/prospectus, the parties determined that a tender offer would simplify Ameri’s post-closing corporate structure and could result in more beneficial tax treatment to Jay Pharma and its U.S. resident shareholders. Accordingly, on or about July 3, 2020, the parties determined to terminate the Original Amalgamation Agreement and conduct the transaction as a stock-for-stock exchange offer. An initial version of the Tender Agreement was circulated on July 15, 2020. Initial versions of the amendments to the ancillary agreements were circulated on August 5, 2020. The Tender Agreement and ancillary agreements were executed on August 12, 2020.

For a discussion of the Tender Agreement and related documents see section titled “THE TENDER AGREEMENT” beginning on page 150 and “THE ANCILLARY AGREEMENTS” beginning on page 171 of this proxy statement/prospectus.

Organizational Structure

The following diagram illustrates the ownership structures of Ameri and Jay Pharma prior to the Offer and the Spin-Off.

The following diagram illustrates the ownership structure of the Resulting Issuer and Private Ameri after the Offer and the Spin-Off.

Timeline

The following diagram illustrates the timeline of the transactions and events related to the Offer.

Ameri’s Reasons for the Offer

In evaluating strategic alternatives, the Ameri board of directors consulted with Ameri’s management and legal and financial advisors, reviewed a significant amount of information, and considered a number of factors, including, among others, the following factors that the Ameri board of directors viewed as supportive of its decision, to approve the Offer and other transactions with Jay Pharma, as being in the best interests of the Ameri’s stockholders:

●	it will have a diversified business platform with an opportunity for growth, whereas the existing business model and operation has had relatively disappointing performance;

●	it will be led by an experienced senior management team and an expanded board of directors; and

●	it will be well-capitalized.

The Ameri board of directors also carefully considered and discussed a number of risks, uncertainties, and other countervailing factors in its deliberations regarding entering into the Tender Agreement and consummating the Offer, including, among others, the following:

●	the strategic alternatives of Ameri to the Offer, including potential transactions that could have resulted from discussions that Ameri management conducted with other potential transaction parties;

●

the consequences of current market conditions, Ameri’s current liquidity position, its depressed stock price and the likelihood that the resulting circumstances for Ameri would not change for the benefit of the Ameri stockholders in the foreseeable future on a stand-alone basis (that is, continuing the business as is was not the best way to maximize shareholder value);

●	the risks of continuing to operate Ameri on a stand-alone basis, including the fact that it has only one line of business which has not been profitable and which additional, and likely dilutive, financing would be needed in order to continue to operate;

●	Ameri management’s belief that it would be difficult to obtain additional equity or debt financing on acceptable terms, if at all;

●	the opportunity for Ameri stockholders to participate in the potential value that may result from Jay Pharma’s business and the potential increase in value of the Resulting Issuer following the Offer; and

●	the opinion of Gemini, delivered to the Ameri board of directors (in its capacity as such) that, as of August 12, 2020, and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations set forth in the opinion, the Exchange Ratio was fair to the Ameri stockholders from a financial point of view.

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The Ameri board of directors also reviewed the terms and conditions of the proposed Tender Agreement and associated transactions, as well as the safeguards and protective provisions included therein to mitigate risks, including:

●	the determination that the Exchange Ratio is appropriate to reflect the expected relative percentage ownership of Ameri securityholders, Jay Pharma securityholders and the holders of the securities sold;

●

the expectation that the Offer should be treated as a tax-deferred transaction within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulations promulgated thereunder, and as a result, Jay Pharma shareholders, and warrant holders generally should not recognize gain or loss for U.S. federal income tax purposes upon the exchange of their Jay Pharma shares for shares of Resulting Issuer common stock, and on the exchange of their Jay Pharma warrants for Resulting Issuer warrants in connection with the Offer; provided, however, that if the Internal Revenue Service or a court determines that the Offer should not be treated as a reorganization pursuant to Section 368(a) of the Code, then the Offer should qualify as a tax-deferred transaction under Section 351 of the Code and a U.S. holder of Jay Pharma common shares and warrants would recognize taxable gain or loss upon the exchange of Jay Pharma common shares and warrants for Ameri common stock and warrants pursuant to the Offer; and

●	that the potential expense reimbursement of up to $500,000 payable by Ameri to Jay Pharma and the circumstances when such reimbursement may be payable, were reasonable.

The Ameri board of directors believes that, overall, the potential benefits to Ameri stockholders of the Tender Agreement and the transactions contemplated thereby outweigh the risks and uncertainties.

Although this discussion of the information and factors considered by the Ameri board of directors is believed to include the material factors it considered, it is not intended to be exhaustive and may not include all of the factors considered by the Ameri board of directors. The Ameri board of directors did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination that the Tender Agreement and the transactions contemplated thereby are fair to, advisable, and in the best interests of Ameri and its stockholders. The Ameri board of directors based its determination on the totality of the information presented to and factors considered by it. In addition, individual members of the Ameri board of directors may have given differing weights to different factors.

Jay Pharma’s Reasons for the Offer

Jay Pharma’s board of directors considered many factors in making its decision to approve and adopt the Tender Agreement and the other transactions contemplated by the Tender Agreement. In arriving at its decision, Jay Pharma’s board of directors consulted with Jay Pharma’s senior management and legal advisors, reviewed a significant amount of information, and conducted an overall analysis of a number of factors, including the following material facts (not in any relative order of importance):

●	the expectation that the proposed transaction with Ameri would be a more time- and cost-effective means to access sufficient capital than other options considered, including an initial public offering or additional rounds of private financing;

●	the view that the range of options available to the Resulting Issuer to access private and public equity markets will likely be greater as a public company than continuing as a privately held company;

●	the view that the proposed transaction with Ameri would provide Jay Pharma shareholders with a greater potential opportunity to realize a return on their investment than any other alternative reasonably available to Jay Pharma and its shareholders, including the strategic alternatives to the proposed transaction with Ameri, such as remaining an independent private company, attempting an initial public offering, entering into a business combination transaction with other companies and additional strategic partnerships;

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●	the view that the Resulting Issuer’s potential revenue sources, access to opportunities for non-dilutive funding and other synergies creates a superior company when compared to remaining as an independent private company;

●	each of Jay Pharma’s and Ameri’s historical and current information concerning their respective businesses, financial performance, financial conditions, operations and management, including its short- and long-term strategic objectives and the significant risks associated therewith;

●

the expectation that the Offer should be treated as a tax-deferred transaction within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulations promulgated thereunder, and as a result, Jay Pharma shareholders, and warrant holders generally should not recognize gain or loss for U.S. federal income tax purposes upon the exchange of their Jay Pharma shares for shares of Resulting Issuer common stock, and on the exchange of their Jay Pharma warrants for Resulting Issuer warrants in connection with the Offer; provided, however, that if the Internal Revenue Service or a court determines that the Offer should not be treated as a reorganization pursuant to Section 368(a) of the Code, then the Offer should qualify as a tax-deferred transaction under Section 351 of the Code and a U.S. holder of Jay Pharma common shares and warrants would recognize taxable gain or loss upon the exchange of Jay Pharma common shares and warrants for Ameri common stock and warrants pursuant to the Offer;

●	the likelihood that the Offer would be consummated on a timely basis, including the likelihood that the Offer would receive all necessary approvals;

●	the opportunity for Jay Pharma shareholders to hold shares of a publicly traded company listed on NASDAQ;

●	the view that, because of Jay Pharma’s size and limited capital resources, the proposed transaction with Ameri would provide the best economic outcome to Jay Pharma’s shareholders and would be superior to a more traditional initial public offering under market circumstances;

●	the possibility that the Resulting Issuer would be able to take advantage of the potential benefits resulting from the combination of Ameri’s public company infrastructure and Jay Pharma’s management team, including David Johnson, who had agreed to join the company as Chief Executive Officer after the completion of the Offer; and

●	the terms and conditions of the Tender Agreement, including without limitation the following:

○	the determination that the relative percentage ownerships of Jay Pharma shareholders and Ameri stockholders is fair and based on the valuations of each company at the time of Jay Pharma’s board of directors’ approval of the Tender Agreement;

○	the structure of the Tender and the level of certainty as to the percentage of the total shares of common stock of the Resulting Issuer that current Jay Pharma and Ameri stockholders would own after the tender offer;

○	the view that the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable under the circumstances; and

○	the view that terms of the new employment agreements are reasonable under the circumstances.

Risk Factors (see page 57)

In evaluating the Tender Agreement and the tender offer and related transactions contemplated by the Tender Agreement, you should carefully consider all of the information into this proxy statement/prospectus. In particular, you are urged to read and consider all of the factors discussed in the section titled “RISK FACTORS” beginning on page 57 of this proxy statement/prospectus.

Opinion of Ameri’s Financial Advisor

On May 13, 2020, Gemini Valuation Services (GVS) rendered its oral opinion to the Ameri board of directors (which was confirmed in writing by delivery of GVS’s written opinion dated the same date), as to, as of May 13, 2020, the fairness, from a financial point of view, of the contribution made and consideration received by the holders of Ameri Common Stock pursuant to the Amalgamation Agreement dated January 10, 2020 that was further amended on May 4, 2020. On August 7, 2020, at the request of the Ameri board of directors and in light of the changes proposed to terminate and replace the Amalgamation Agreement with the Tender Agreement, GVS rendered the revised written opinion dated August 7, 2020, to the Ameri board of directors, that as of that date and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in the GVS Opinion and described below, the contribution made and consideration received by the holders of Ameri common stock as part of the Offer, pursuant to the Tender Agreement, was fair to the holders of Ameri common stock from a financial point of view.

The summary of the opinion in this joint proxy and consent solicitation statement/prospectus is qualified in its entirety by reference to the full text of the written opinion, which is included as to this joint proxy and consent solicitation statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by GVS in preparing its opinion.

The opinion was addressed to the Ameri board for the use and benefit of the members of the Ameri board (in their capacities as such) in connection with the Ameri board’s evaluation of the tender offer. Neither the opinion nor the summary of the opinion and related analyses set forth in this joint proxy and consent solicitation statement/prospectus is intended to and they do not constitute advice or a recommendation to any of the shareholders of Ameri or any other security holders as to how such holder should vote or act with respect to any matter relating to the transaction or otherwise. GVS’s opinion should not be construed as creating any fiduciary duty on GVS’s part to Ameri, any other party to the Tender Agreement, any security holder of Ameri or such other party, any creditor of Ameri or such other party, or any other person. GVS’s opinion was just one of the several factors the Ameri board took into account in making its determination to approve the tender offer.

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GVS’s opinion only addressed whether, as of the date of the opinion, the consideration received by the shareholders of Ameri as part of the tender offer, pursuant to the Tender Agreement was fair, from a financial point of view, to Ameri shareholders. It did not address any other terms, aspects, or implications of the transaction or the Tender Agreement, including, without limitation, (i) any term or aspect of the transaction that was not susceptible to financial analysis, (iii) fairness to any security holders of Ameri, Jay Pharma or any other person or any creditors or other constituencies of Ameri, Jay Pharma or any other person, nor (iv) the fairness of the amount or nature, or any other aspect, of any compensation or consideration payable to or received by any officers, directors, or employees of any parties to the transaction, or any class of such persons, relative to the consideration received by Ameri shareholders pursuant to the Tender Agreement, or otherwise. GVS expressed no opinion as to (i) what the value of shares of Ameri common stock actually would be when issued to the Jay Pharma shareholders in the tender offer, (ii) the price at which shares of Jay Pharma common stock or any other security of Jay Pharma may be issued or sold in the Jay Pharma Private Placement, the price at which shares of Ameri common stock or any other security of Ameri may be issued or sold in the Ameri private placement, or (iii) the prices at which Jay Pharma stock or Ameri common stock may trade, be purchased or sold at any time.

GVS’s opinion did not address the relative merits of the transaction as compared to any alternative transaction or business strategy that might exist for Ameri, or the merits of the underlying decision by the Ameri board or Ameri to engage in or consummate the transaction. The financial and other terms of the transaction were determined pursuant to negotiations between the parties to the Tender Agreement and were not determined by or pursuant to any recommendation from GVS.

GVS’s analyses and opinion were necessarily based upon market, economic, and other conditions as they existed on, and could be evaluated as of, the date of the opinion. Accordingly, although subsequent developments could arise that would otherwise affect its opinion, GVS did not assume any obligation to update, review, or reaffirm its opinion to the Ameri board or any other person or otherwise to comment on or consider events occurring or coming to GVS’s attention after the date of its opinion.

In arriving at its opinion, GVS made such reviews, analyses, and inquiries as GVS deemed necessary and appropriate under the circumstances. Among other things, GVS:

●	Reviewed an execution copy, received by GVS on May 12, 2020, of the Amalgamation Agreement.

●	Reviewed a draft copy, received by GVS on August 6, 2020 of the Tender Agreement.

●	Reviewed certain publicly available financial information and other data with respect to Ameri and Jay Pharma that GVS deemed relevant.

●	Reviewed certain other information and data with respect to Jay Pharma made available to GVS by Jay Pharma, including historical financial statements for FY2018 and FY2019, and other internal financial information furnished to GVS by or on behalf of Jay Pharma.

●	Reviewed certain other information and data with respect to Ameri made available to GVS by Ameri, including historical financial statements and financial projections with respect to the future financial performance of Ameri for the three years ending December 31, 2022 prepared by the management of Ameri (the “Ameri Projections”), and other internal financial information furnished to GVS by or on behalf of Ameri.

●	Considered and compared the financial and operating performance of Ameri and Jay Pharma with that of companies with publicly traded equity securities that GVS deemed relevant.

●	Considered the publicly available financial terms of certain transactions that GVS deemed relevant.

●	Discussed the business, operations, and prospects of Ameri, Jay Pharma, and the proposed transaction with Ameri’s management and certain of Ameri’s representatives.

●	Conducted such other analyses and inquiries, and considered such other information and factors, as GVS deemed appropriate.

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In arriving at its opinion, GVS, with the Ameri board’s consent, relied upon and assumed, without independently verifying, the accuracy and completeness of all of the financial and other information that was supplied or otherwise made available to GVS or available from public sources, and GVS further relied upon the assurances of Ameri’s and Jay Pharma’s management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. GVS also relied upon, without independent verification, the assessments of the management of Ameri as to Ameri’s and Jay Pharma’s existing and future technology, products and services and the validity and marketability of, and risks associated with, such technology, products and services (including, without limitation, the development, testing and marketing of such technology, products and services; the receipt of all necessary governmental and other regulatory approvals for the development, testing and marketing thereof; and the life of all relevant patents and other intellectual and other property rights associated with such technology, products and services), and GVS assumed, at the Ameri board’s direction, that there would be no developments with respect to any such matters that would adversely affect GVS’s analyses or opinion. GVS is not legal, tax, accounting, environmental or regulatory advisors, and GVS did not express any views or opinions as to any legal, tax, accounting, environmental or regulatory matters relating to Ameri, Jay Pharma, the transaction or otherwise. GVS understood and assumed that Ameri obtained or would obtain such advice as it deemed necessary or appropriate from qualified legal, tax, accounting, environmental, regulatory and other professionals.

Ameri advised GVS, and GVS assumed, that the Ameri Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Jay Pharma with respect to the future financial performance of Ameri. GVS expressed no view or opinion with respect to the Ameri Projections or the assumptions on which they were based. Ameri advised GVS, and GVS assumed, without undertaking any responsibility for the independent verification thereof, that the Ameri Projections and the assumptions on which they were based were a reasonable basis on which to evaluate Ameri and the proposed tender offer, after giving effect to the ancillary transactions, and, at Ameri’s direction, GVS used and relied upon the Ameri Projections for purposes of GVS’s analyses and opinion.

GVS did not evaluate the solvency or creditworthiness of Ameri, Jay Pharma or any other party to the transaction, or whether Ameri, Jay Pharma or any other party to the transaction is paying or receiving reasonably equivalent value in the transaction under any applicable foreign, state, or federal laws relating to bankruptcy, insolvency, fraudulent transfer, or similar matters, nor did GVS evaluate, in any way, the ability of Ameri, Jay Pharma or any other party to the transaction to pay its obligations when they come due. GVS did not physically inspect Ameri’s or Jay Pharma’s properties or facilities and did not make or obtain any evaluations or appraisals of Ameri’s or Jay Pharma’s assets or liabilities (including any contingent, derivative, or off-balance-sheet assets and liabilities). GVS did not attempt to confirm whether Ameri or Jay Pharma had good title to their respective assets. GVS’s role in reviewing any information was limited solely to performing such reviews as it deemed necessary to support its own advice and analysis and was not on behalf of the Ameri board, Ameri, or any other party.

GVS assumed, with the Ameri board’s consent, that the transaction would be consummated in a manner that complies in all respects with applicable foreign, federal, state, and local laws, rules, and regulations and that, in the course of obtaining any regulatory or third party consents, approvals, or agreements in connection with the transaction, no delay, limitation, restriction, or condition would be imposed that would have an adverse effect on Ameri, Jay Pharma or the transaction. GVS also assumed, with the Ameri board’s consent, that the final executed form of the Tender Agreement would not differ in any material respect from the copy of such agreement that GVS reviewed and that the transaction would be consummated on the terms set forth in the Tender Agreement, without waiver, modification, or amendment of any term, condition, or agreement thereof material to GVS’s analyses or opinion. GVS also assumed that the representations and warranties of the parties to the Tender Agreement contained therein were true and correct and that each such party would perform all of the covenants and agreements to be performed by it under the Tender Agreement. GVS offered no opinion as to the contractual terms of the Tender Agreement or the likelihood that the conditions to the consummation of the tender offer, set forth in the Tender Agreement, including, without limitation, any of the ancillary transactions, would be satisfied. GVS further assumed that for U.S. federal income tax purposes, the tender offer would qualify as a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

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In connection with preparing its opinion, GVS performed a variety of financial analyses. The following is a summary of the material financial analyses performed by GVS in connection with the preparation of its opinion. It is not a complete description of all analyses underlying such opinion. The preparation of an opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. As a consequence, neither GVS’s opinion nor the respective analyses underlying its opinion is readily susceptible to partial analysis or summary description. In arriving at its opinion, GVS assessed as a whole the results of all analyses undertaken by it with respect to the opinion. While it took into account the results of each analysis in reaching its overall conclusions, GVS did not make separate or quantifiable judgments regarding individual analyses and did not draw, in isolation, conclusions from or with regard to any individual analysis or factor. Therefore, GVS believes that the analyses underlying the opinion must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors underlying the opinion collectively, could create a misleading or incomplete view of the analyses performed by GVS in preparing the opinion.

The implied multiple ranges and implied value reference ranges indicated by GVS’s analyses are not necessarily indicative of actual values nor predictive of future results, which may be significantly more or less favorable than those suggested by such analyses. Much of the information used in, and accordingly the results of, GVS’s analyses are inherently subject to substantial uncertainty.

The following summary of the material financial analyses performed by GVS in connection with the preparation of its opinion includes information presented in tabular format. The tables alone do not constitute a complete description of these analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses GVS performed.

For purposes of its analyses, GVS reviewed a number of financial metrics, including the following:

Enterprise Value — generally the value as of a specified date of the relevant company’s outstanding equity securities (taking into account its options and other outstanding convertible securities) plus the value as of such date of its net debt (the value of its outstanding indebtedness, preferred stock and minority interests less the amount of cash on its balance sheet).

Unless the context indicates otherwise, (1) share prices for the selected companies used in the selected companies analysis described below were as of May 12, 2020, (2) the relevant values for the selected transactions analysis described below were calculated on an enterprise value basis based on the consideration proposed to be paid in the selected transactions, (3) estimates of financial performance for the selected companies listed below were based on publicly available research analyst estimates for those companies.

Selected Companies Analysis

Ameri: GVS considered certain financial data for selected companies with publicly traded equity securities GVS deemed relevant with regards to Ameri. The financial data reviewed included enterprise value. The selected companies with publicly traded equity securities were:

Virtusa Corporation

Kforce Inc.

Rimini Street, Inc.

Mastech Digital, Inc.

Computer Task Group, Incorporated

RCM Technologies, Inc.

GEE Group, Inc.

Staffing 360 Solutions, Inc.

TSR, Inc.

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Although none of the selected companies is directly comparable to Ameri, GVS included these companies in its analysis because they are publicly traded companies with certain characteristics that, for purposes of analysis, may be considered similar to certain characteristics of Ameri.

GVS calculated the following metrics for each of the selected comparable companies, using consensus equity research estimates as of August 6, 2020 for such companies:

●	EV
●	EV/Last Twelve Months (LTM) Revenue
●	EV/Next Twelve Months (NTM) Revenue

GVS derived a low and high enterprise valuation range, as well as a low and high multiple range for EV/LTM Revenue and EV/NTM Revenue, based on the minimum and maximum enterprise values and multiples, respectively, of the comparable companies. Subsequently, GVS applied the median multiple from the comparable companies to arrive at the enterprise value of Ameri.

The table below notes the low and high ranges and implied enterprise value of Ameri:

Metric	Ameri LTM Revenue ($mm)	Ameri NTM Revenue ($mm)	Metric Used		Implied Enterprise Value of Ameri ($mm)
EV/Revenue	$36.1	$35.1	0.51	x	$17.9 –$18.4

Jay Pharma: GVS considered certain financial data for selected companies with publicly traded equity securities GVS deemed relevant with regards to Jay Pharma. The financial data reviewed included equity and enterprise value of these companies. The selected companies with publicly traded equity securities from the cannabis industry were:

InMed Pharmaceuticals Inc.

Zynerba Pharmaceuticals, Inc.

Tetra Bio-Pharma Inc.

Cannabics Pharmaceuticals Inc.

FSD Pharma Inc.

Nass Valley Gateway Ltd.

GVS looked at the above clinical stage cannabinoid companies that are publicly listed and are deemed to be relevant based on their business profiles and financial metrics, including product portfolios, end-markets, customers, size, growth and profitability, among others. GVS believes that the groups of companies listed above have business models similar to those of Jay Pharma but noted that none of these companies has the same management, composition, size, operations, financial profile or combination of businesses as Jay Pharma.

Company Name	Stock Price	Market Cap	Enterprise Value (EV)	Revenue (LTM)	Avg. Market Cap*	Avg. EV*
InMed Pharmaceuticals Inc.	$5.27	$27.5	$20.5	$0.0	$33.5	$25.2
Zynerba Pharmaceuticals, Inc.	$4.22	$105.2	$44.9	$0.0	$108.5	$40.3
Tetra Bio-Pharma Inc.	$0.15	$43.2	$30.8	$0.0	$54.1	$47.9
Cannabics Pharmaceuticals Inc.	$0.20	$27.0	$25.6	$0.0	$36.8	$34.4
FSD Pharma Inc.	$2.63	$22.9	$18.7	$0.2	$37.9	$33.7
Nass Valley Gateway Ltd.	$0.09	$28.1	$28.0	$0.0	$26.8	$26.8

*Average market cap and enterprise value for the YTD period between Jan 01, 2020 to August 6, 2020.

Based on the management discussion and internal analysis of various factors including intellectual property, product lifecycle stage, historical and current evidences with regards to product development, licenses and partnerships and current business plan, Jay Pharma’s enterprise value is estimated between the average to high enterprise values from the set of comparable companies (average equity and enterprise value for the YTD period). Based on this, the enterprise value for Jay Pharma is estimated between $34.7 million and $47.9 million.

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Selected Transactions Analysis

Ameri: GVS considered certain financial data and the financial terms of the following business transactions GVS deemed relevant for Ameri. The financial data reviewed included the enterprise value (calculated based on the consideration to be paid in the relevant transaction) and the selected transactions were:

Target	Acquiror	Implied EV	EV /Revenue		EV /EBITDA
All for One Group AG	Nucleus Beteiligungs GmbH	229.4	0.6	x	7.5	x
JIEC Co.,Ltd.	SCSK Corporation	93.7	0.7	x	NA
DHA Group Inc.	ECS Federal, LLC	46.0	0.9	x	NA
IQMS Inc.	Dassault Systèmes SE	425.0	NA		NA
Sandz Solutions (Singapore) Pte	Kronologi Asia Berhad	18.0	0.8	x	NA
FusionStorm, Inc.	Computacenter plc	90.0	0.2	x	NA
Hönigsberg & Düvel Datentechnik	HCL Technologies Limited	34.8	0.4	x	NA
Lirik, inc.	Tecnos Global Company of America	3.5	0.7	x	NA
Southport Services Group, LLC	Perficient, Inc.	21.4	1.3	x	NA
Element Solutions LLC	Hinduja Global Solutions UK limited	8.8	1.0	x	NA
Covisint Corporation	Open Text Corporation	69.2	1.0	x	NM
Grid Dynamics International, Inc.	Automated Systems Holdings Limited	118.0	NA		NA
Zycron, Inc.	BG Staffing, LLC	23.0	0.6	x	NA
SyncSQUARE Inc.	System Information Co.,Ltd.	1.9	0.5	x	NA
Stratiform, Inc.	PCM, Inc.	2.9	0.7	x	NA
Itera ASA	Arne Mjøs Invest AS	42.0	0.9	x	8.6	x
Collaborative Consulting, LLC	CGI Technologies and Solutions Inc.	112.7	1.5	x	NA
Kurt Salmon US LLC	Accenture plc	155.3	1.8	x	NA

Based on the first quartile multiple from the set of above selected transactions, GVS calculated a range of enterprise value for Ameri as shown in the table below:

Metric	Ameri LTM Revenue ($mm)	Ameri NTM Revenue ($mm)	Metric Used		Implied Enterprise Value of Ameri ($mm)
EV/Revenue	$36.1	$35.1	0.6	x	$21.0 –$21.6

Jay Pharma: GVS searched for business transactions within the cannabis industry specifically clinical stage cannabinoid companies that can be deemed relevant for Jay Pharma. However, looking the niche nature of the business and limited comparability of the identified transaction with Jay Pharma, none of the transactions were selected as comparable to Jay Pharma. Based on this, GVS did not utilize this valuation method to value Jay Pharma.

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GVS utilized recent internal company stock transaction method to arrive at a valuation indication for Jay Pharma. Over the last few months, while the global market valuations have deteriorated, Ameri/Jay Pharma has not been able to make any further progress on the transaction. However, Jay Pharma has continued to progress on its business plan achieving certain critical milestones including getting IRB approval for testing proprietary CBD formulation in brain cancer and addition of new senior staff as the company prepares to file two new investigational new drug (IND) applications for the treatment of radiodermatitis and glioblastoma multiforme (GBM). Based on the above, AMRH has been able to raise subsequent round of funding from certain investors during the last 2 months (June-July 2020). While these funding rounds secure equity ownership in AMRH, the ultimate ownership will result into a post transaction entity that is driven by Jay Pharma initiatives. As this information is already in public domain, GVS believes that these funding rounds represent investor sentiments and high-level valuation benchmark for post-tender offer entity. Based on this, the implied valuation of $62.8 million based on the post tender offer equity position for these funding rounds was utilized as one of the additional valuation benchmarks for Jay Pharma. Furthermore, Jay Pharma also raised $5m million of equity financing at a valuation of $40 million during the second quarter of 2020 that was considered as another valuation benchmark while valuing Jay Pharma.

Concluded Equity Value

Ameri: Based on the above and after adjusting for the net debt (cash and debt outstanding as of August 6, 2020), the equity value of Ameri was estimated to range between $19.1 million and $19.6 million. The preferred equity for Ameri has a liquidation preference of $21,685,000. Based on this, the equity value available for distribution to the common stockholder is determined to be de minimis.

Jay Pharma: Based on the above determined equity value ranges for Jay Pharma and averaging the low and high ranges under each valuation method, the equity value for Jay Pharma is estimated to range between $47.5 million and $51.9 million.

Relative Valuation Analysis

GVS compared the above calculated implied value of Ameri’s contribution to the tender offer against the value of consideration received by Ameri’s shareholders post tender offer below.

As part of the tender offer, Ameri is allocating $1 million of cash to the post tender offer entity through its exchange listed public company. GVS analyzed market quotes for shell companies that are readily available for acquisition to benchmark the value of Ameri exchange listed publicly traded company with respect to the transaction to arrive at a range of $1.0 million and $3.0 million for the value of the Ameri exchange listed public company. This analysis resulted in a range of implied values for Ameri’s contribution to the Tender Agreement, of between $2.0 million and $4.0 million.

GVS calculated the post tender offer value of the merged entity by utilizing the equity value ranges of Jay Pharma and adjusting them by the pro forma net cash of the post-tender offer entity. The implied equity value post-tender offer ranges between $48.5 million and $52.9 million, resulting in an implied post tender offer value of between $5.4 million and $5.8 million for current holders of Ameri common stock (excluding the common shares issued as part of the conversion of outstanding debt excluding the North Mill line of credit to AMRH common shares).

Based on the above analyses, GVS noted that, the implied contribution made by the holders of Ameri common stock lower than the consideration received by the holders of Ameri Common Stock pursuant to the Tender Agreement.

Other Matters Relating to GVS’s Opinion

The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. In arriving at its opinion, GVS did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, GVS made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.

The GVS Opinion was one of the many factors taken into consideration by Ameri’s board of directors in making its determination to approve the Tender Agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of Ameri’s board of directors with respect to the contribution made/consideration received for the shares of Ameri common stock in the tender offer or of whether Ameri’s board of directors would have been willing to agree to different exchange ratio. The contribution made/consideration received for the shares of Ameri common stock in the tender offer was determined through arm’s- length negotiations between Ameri and Jay Pharma and was approved by Ameri’s board of directors. Neither GVS nor any of its affiliates recommended any specific exchange ratio to Ameri or Ameri’s board of directors or that any specific exchange ratio constituted the only appropriate exchange ratio for the tender offer.

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As part of its financial advisory business, GVS regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, corporate restructurings, private placements and other purposes. GVS is a recognized advisory firm that has substantial experience in providing financial advice in connection with proposed mergers, acquisitions, sales of companies, businesses and other assets and other transactions.

During the two years preceding the date of the GVS Opinion, neither GVS nor its affiliates was engaged by, performed services for, or received any compensation from, Ameri (other than the engagements and any amounts that were paid under the engagement letter described in this report) or Jay Pharma.

Listing of Ameri Common Stock

Ameri common stock is currently listed on NASDAQ under the symbol “AMRH.” Pursuant to the Tender Agreement, Ameri has agreed to obtain approval for listing on NASDAQ of the shares of Resulting Issuer common stock to be issued to Jay Pharma equity holders pursuant to the Offer. In addition, under the Tender Agreement, each party’s obligation to complete the Offer is subject to the satisfaction or waiver by each of the parties, at or prior to the Offer, of various conditions, including that Ameri must have caused such shares of Resulting Issuer common stock to be approved for listing on NASDAQ, subject only to official notice of issuance as of the closing of the Offer.

Upon completion of the Offer, Jay Pharma will continue as a wholly owned subsidiary of Ameri under the name “[●]”. Immediately prior to the Offer, Ameri will change its name to “[●]”.

Restrictions on Sales of Shares of Resulting Issuer Common Stock Received in the Offer

The shares of Resulting Issuer common stock to be issued in connection with the Offer will be registered under the Securities Act and will be freely transferable, except for the shares of Resulting Issuer common stock to be issued to any Jay Pharma equity holder who may be deemed to be an “affiliate” of the Resulting Issuer for purposes of Rule 144 under the Securities Act or who are parties to lock-up agreements. Persons who may be deemed to be affiliates of the Resulting Issuer include individuals or entities that control, are controlled by, or are under common control with, the Resulting Issuer and may include the executive officers, directors and significant stockholders of the Resulting Issuer.

The Series B Warrants, including the underlying securities, will be issued pursuant to an exemption from registration under the Securities Act. Such securities are not being registered pursuant to the registration statement of which this proxy statement/prospectus forms a part and will not be so registered. Accordingly, the Series B Warrants will be “restricted securities” under Rule 144 of the Securities Act. Such securities will bear appropriate restrictions noted in the book-entry accounts of the holders of such securities, and any such securities must be held indefinitely unless their disposition is registered with the SEC and qualified by applicable state authorities or exemptions from such registration and qualification are available. These transfer restrictions will continue after the Series B Warrants are exchanged for the warrants of Ameri in connection with the completion of the Offer.

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Opinions as to Material U.S. and Canadian Federal Income Tax Consequences of the Offer

Each of Haynes and Boone, Sheppard, Mullin, Richter & Hampton, LLP and Fogler Rubinoff LLP will deliver an opinion, dated as of the date of closing of the Offer, to Jay Pharma and Ameri, respectively, to the effect that the Offer should qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that the discussion set forth in “Material U.S. Federal Income Tax Consequences of the Offer”, insofar as it presents legal conclusions with respect to matters of U.S. federal income tax law, subject to the limitations and qualifications referred to therein, accurately sets forth the material U.S. federal income tax consequences of the Offer. Accordingly, Jay Pharma shareholders and warrant holders who exchange their Jay Pharma shares for Resulting Issuer common stock and their Jay Pharma warrants for Resulting Issuer warrants generally should not recognize gain or loss in the Offer. Each opinion will be based on certain factual representations, assumptions and certifications contained in certificates signed by duly authorized officers of Jay Pharma and Ameri to be delivered at the closing of the Offer. An opinion of counsel represents counsel’s best legal judgment and is not binding on the IRS and there can be no assurance that following the Offer the IRS will not challenge the legal conclusions expressed in the opinions. Please review carefully the information in the section titled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER” beginning on page 225 of this proxy statement/prospectus for a more complete discussion of the material U.S. federal income tax consequences of the Offer.

Ownership of Ameri Following the Offer

Upon completion of the Offer and the transactions contemplated in the Tender Agreement, Jay Pharma equity holders, including Alpha and Tikkun following the transactions summarized above, will own approximately 83% of the outstanding equity of the Resulting Issuer, assuming conversion of the Series B Preferred Stock into shares of common stock, and the current Ameri stockholders will own approximately 14.5% of the outstanding equity of the Resulting Issuer, and the financial advisor of Jay Pharma and Ameri will own approximately 2.5% of the outstanding equity of the Resulting Issuer. As a significant investor in Jay Pharma, Alpha will receive Series B Preferred Stock in the Offer instead of common stock of the Resulting Issuer, which is subject to a beneficial ownership blocker of 9.99%, as well as Series B Warrants with a nominal exercise price, which were issued to Alpha to account for an adjustment in pricing of the transactions in light of global economic conditions. Alpha’s total potential ownership interest in the Resulting Issuer is 28.3% without giving effect to the beneficial ownership limitations in its Resulting Issuer securities. Immediately following the completion of the Offer, subject to the approval of the current Ameri stockholders, it is anticipated that the Resulting Issuer will effect a reverse stock split at a ratio between 1-for-[●] and 1-for-[●] with respect to its issued and outstanding common stock.

Board Composition and Management of the Resulting Issuer after the Offer

Effective immediately after the closing of the Offer, each current member of the Ameri board of directors will resign. The Tender Agreement provides that the Resulting Issuer’s board of directors at the effective time of the Offer will consist of six (6) directors, one (1) of which will be appointed by Ameri and the remaining five (5) of which shall be appointed by Jay Pharma. Effective immediately after the closing of the Offer, the following persons will consist of the board of directors of Ameri:

Name	Position
David Johnson	Director, Chief Executive Officer and Chairman
George Kegler	Director
Sol Mayer	Director
Dr. Marcus Schabacker	Director
R. James Woolsey	Director
[•]	Director

Following the Offer, the executive officers of Jay Pharma immediately prior to the completion of the Offer will be appointed as the executive officers of the Resulting Issuer as follows:

Name	Position
David Johnson	Director, Chief Executive Officer and Chairman
John Van Buiten	Chief Financial Officer
Avani Kanubaddi	Chief Operations Officer

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The Employment Agreements and Lock-Up/Leak-Out Agreements

In connection with the Offer, Jay Pharma has entered into employment agreements with Messrs. David Johnson and Henoch Cohn. The following summary describes the material provisions of the employment agreements. The provisions of the employment agreements are complicated and not easily summarized. This summary may not contain all of the information about the employment agreements that are important to you. This summary is qualified in its entirety by reference to the complete text of the employment agreements of Mr. Johnson and Mr. Cohn, which are attached as Annexes R and S, respectively. Jay Pharma and Ameri encourage you to read the employment agreements carefully in their entirety for a more complete understanding of the employment agreements.

Executive Employment Agreement with David Johnson

Jay Pharma has entered into an employment agreement with David Johnson, dated as of January 10, 2020 (the “Johnson Employment Agreement”). Pursuant to the employment agreement, effective upon completion of the Offer (the “Employment Agreement Effective Date”), Mr. Johnson will serve in the position of Chief Executive Officer of Jay Pharma following the Offer. Mr. Johnson will be entitled to a base salary $250,000 and an annual bonus in the amount of $100,000. Mr. Johnson is also eligible to receive annual performance based on satisfaction of performance criteria/financial results, as determined by the board of directors of the Jay Pharma in its sole discretion. Within 30 days after the Employment Agreement Effective Date, Mr. Johnson will be granted an award of restricted stock units that represent, in the aggregate, 5% of the Jay Pharma’s issued and outstanding common stock determined on a fully diluted basis as of the date of grant. Mr. Johnson will be eligible to receive additional equity awards, as determined by Jay Pharma in its sole discretion.

For a full description of the Johnson Employment Agreement, see the section titled “MANAGEMENT OF THE RESULTING ISSUER – Narrative Disclosure to Summary Compensation Table” beginning on page 204 of this proxy statement/prospectus.

Letter Agreement with Henoch Cohn

Jay Pharma entered into an employment letter agreement with Henoch Cohn, effective as of May 6, 2020 (the “Cohn Letter Agreement”), pursuant to which Mr. Cohn serves as the President and Secretary of Jay Pharma. Mr. Cohn is entitled to a base salary of $10,000 per month. Jay Pharma or Mr. Cohn may terminate the Cohn Letter Agreement for any reason or no reason upon written notice.

For a full description of the Cohn Letter Agreement, see the section titled “MANAGEMENT OF THE RESULTING ISSUER – Narrative Disclosure to Summary Compensation Table” beginning on page 204 of this proxy statement/prospectus.

Independent Contractor Agreement with David Johnson

Jay Pharma and Mr. Johnson entered into an independent contractor agreement on January 1, 2020. Pursuant to the agreement, Mr. Johnson will provide certain consulting services in connection with the Offer beginning on January 1, 2020 through the completion of the Offer. Under the agreement, Mr. Johnson is entitled to (i) $15,000 per month and (ii) $100,000 on the closing date. The agreement may be terminated by Jay Pharma and Mr. Johnson for any reason upon 30 days’ written notice.

Lock-up/Leak-Out Agreements

As a condition to the Tender Agreement, Jay Pharma agreed to obtain Lock-Up/Leak-Out Agreements from certain of its shareholders governing the ability of such Jay Pharma shareholders to sell or otherwise dispose of or pledge the Resulting Issuer common stock following the completion of the Offer, except as otherwise provided in the Lock-Up/Leak-Out Agreements.

The lock-up period begins at the completion of the Offer and ends on the date that is 180 days after such time. During the lock-up period, Jay Pharma shareholders may not offer, sell, pledge, discharge, swap or otherwise dispose of the Resulting Issuer common stock they receive in connection with the completion of the Offer, subject to the provisions of such Lock-Up/Leak-Out Agreements. Additionally, Jay Pharma shareholders agreed to a leak-out period that begins on the date that is the end of the lock-up period and ends on a date that is 180 days after such date. During the leak-out period, the Jay Pharma shareholders may only sell up to 15% of the aggregate amount of Resulting Issuer securities owned by such shareholder as of the expiration of the lock-up period per month. The lock-up and leak-out restrictions are subject to value and trading thresholds set forth in the Lock-Up/Leak-Out Agreements which, if met, would cause the lock-up and leak-out restrictions to expire.

For a full description of the Lock-Up/Leak-Out Agreements, see the section titled “ANCILLARY AGREEMENTS – Lock-Up/Leak-Out Agreements” beginning on page 177 of this proxy statement/prospectus. The form of Lock-Up/Leak-Out Agreement is attached to this proxy statement/ prospectus as Annex N. The foregoing summary of the Lock-Up/Leak-Out Agreement is qualified in its entirety by reference to the provisions of the Lock-Up/Leak-Out Agreement.

Resulting Issuer Non-Employee Director Compensation Policy

The Resulting Issuer expects to adopt a non-employee director compensation policy, pursuant to which non-employee directors will be eligible to receive compensation for service on the Resulting Issuer board of directors and committees of the board of directors.

Indemnification Agreements

Ameri has entered into indemnification agreements with each of its officers and directors. These indemnification agreements require or will require Ameri to indemnify its directors and executive officers to the fullest extent permitted by Delaware law.

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Interests of Ameri’s Directors and Executive Officers in the Offer

In considering the recommendation of the Ameri board of directors that Ameri stockholders vote to approve all of the presented proposals, Ameri stockholders should be aware that some of Ameri’s directors and officers have interests in the Offer and have arrangements that are different from, or in addition to, those of Ameri stockholders generally. These interests and arrangements may create potential conflicts of interest. Ameri’s board of directors was aware of these interests and considered these interests, among other matters, in adopting and approving the Tender Agreement and the transactions contemplated thereby, including the Offer, and in recommending that Ameri stockholders approve the Ameri Share Issuance Proposal, the Ameri Future Share Issuance Proposal, the Reverse Stock Split Proposal, the Spin-Off Proposal, the A&R Charter Proposal, the Incentive Plan Proposal, the Put Right Proposal and the Adjournment Proposal.

When you consider the recommendation of Ameri’s board of directors in favor of approval of the Ameri Share Issuance Proposal, the Ameri Future Share Issuance Proposal, the Reverse Stock Split Proposal, the Spin-Off Proposal, the A&R Charter Proposal, the Incentive Plan Proposal and the Adjournment Proposal, you should keep in mind that Ameri’s directors and officers have interests in the Offer that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

●	Srinidhi “Dev” Devanur, our executive Chairman, is the owner of 90% of the common equity of Private Ameri;

●	Brent Kelton, our Chief Executive Officer, is the owner of 10% of the common equity of Private Ameri;

●	Barry Kostiner, the CFO of Ameri, will enter into a consulting agreement with the Resulting Issuer, which will pay him $10,000 per month for a term of twelve months;

●	as current stockholders of Ameri, certain of Ameri’s directors and officers will retain an ownership stake in Ameri after the closing of the Offer, at which time the Jay Pharma business will be Ameri’s substantial business; and

●	the continued indemnification of current directors and officers of Ameri and the continuation of directors’ and officers’ liability insurance after the Offer.

The following table sets forth the name and position of each director or officer of Ameri who will retain an ownership interest in the Resulting Issuer after the completion of the Offer:

Name	Current Position(s)	Number of Shares of Common Stock Beneficially Owned After the Completion of the Offer	Percentage of Shares Outstanding
Srinidhi “Dev” Devanur	Executive Chairman	351,255	[__]	%
Brent Kelton	Chief Executive Officer	93,486	[__]	%
Barry Kostiner	Chief Financial Officer	80,160	[__]	%
Dimitrios Angelos	Director	1,642	[__]	%
Carmo Martella	Director	-	-
Thoranath Sukumaran	Director	-	-

Directors and Executive Officers of Jay Pharma

The following table sets forth the name and position of each individual who is currently a director or executive officer of Jay Pharma.

Name	Current Position(s)	Position(s) at the Resulting Issuer
Henoch Cohn	Director, President and Secretary since May 2020	―
Lorne Gertner	Director	―

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Regulatory Approvals Required for the Offer

Completion of the Offer is subject to prior receipt of all approvals required to be obtained from applicable governmental and regulatory authorities. Subject to the terms and conditions of the Tender Agreement, Ameri and Jay Pharma have agreed to use their commercially reasonable efforts to take all actions and do all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Tender Agreement, and to cooperate with the other party to prepare and file, as soon as practicable, all necessary documentation to consummate the transactions contemplated by the Tender Agreement.

Ameri must also comply with the applicable federal and state securities laws and the rules and regulations of NASDAQ for the approval of the listing application to be submitted in connection with the issuance of shares of Ameri common stock in the Offer and the filing with the SEC of the registration statement of which this proxy statement/prospectus forms a part.

The foregoing is a summary of the material regulatory requirements for the Offer, satisfaction or waiver of certain of which requirements is a condition to the completion of the Offer. There can be no guarantee as to if and when any of the consents or approvals required for the Offer will be obtained or as to the conditions that such consents and approvals may contain.

Accounting Treatment

The Offer will be accounted for as a reverse acquisition in accordance with U.S. generally accepted accounting principles (“GAAP”). Under this method of accounting, Ameri will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Jay Pharma comprising the ongoing operations of the Resulting Issuer, Jay Pharma senior management comprising the senior management of the Resulting Issuer, and that the former owners and management of Jay Pharma will have control of the board of directors after the Offer. In accordance with guidance applicable to these circumstances, the Offer will be considered to be a capital transaction in substance. Accordingly, for accounting purposes, the Offer will be treated as the equivalent of Jay Pharma issuing shares for the net assets of Ameri, accompanied by a recapitalization. The net assets of Ameri will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Offer will be those of Jay Pharma.

U.S. Federal Income Tax Considerations

The Offer should be treated as a tax-deferred transaction within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulations promulgated thereunder, and as a result, Jay Pharma shareholders, and warrant holders generally should not recognize gain or loss for U.S. federal income tax purposes upon the exchange of their Jay Pharma shares for shares of Resulting Issuer common stock, and on the exchange of their Jay Pharma warrants for Resulting Issuer warrants in connection with the Offer. If the Internal Revenue Service or a court determines that the Offer should not be treated as a reorganization pursuant to Section 368(a) of the Code, then the Offer should qualify as a tax-deferred transaction under Section 351 of the Code and a U.S. holder of Jay Pharma common shares and warrants would recognize taxable gain or loss upon the exchange of Jay Pharma common shares and warrants for Ameri common stock and warrants pursuant to the Offer.

For a more complete discussion of the material U.S. federal income tax consequences of the Offer, see the section titled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER” beginning on page 225 of this proxy statement/prospectus.

The U.S. federal income tax consequences described above may not apply to all equity holders of Jay Pharma. Jay Pharma equity holders’ tax consequences may depend on their individual situation. Accordingly, Jay Pharma equity holders should consult their independent tax advisors for a full understanding of the particular tax consequences of the Offer to them.

Canadian Federal Income Tax Considerations

Canadian resident shareholders will be considered to have disposed of their Jay Pharma common shares in the Offer for proceeds of disposition equal to the fair market value of Ameri common stock received as of the date of exchange pursuant to the Offer and to have acquired their Ameri common stock at a cost equal to that same amount. As a result, Canadian resident shareholders would have a capital gain on the disposition of their Jay Pharma common shares pursuant to the Offer to the extent that the fair market value of Ameri common stock received (less reasonable costs of disposition) exceeds the adjusted cost base of Jay Pharma common shares held by such a shareholder. The exchange of Jay Pharma common shares in the Offer by a shareholder who is not resident in Canada for Ameri common stock should not give rise to a gain or loss to such shareholder for purposes of the Tax Act.

For a more complete discussion of the material Canadian federal income tax consequences of the Offer, see the section titled “CERTAIN MATERIAL CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER” beginning on page 231 of this proxy statement/prospectus.

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Letter of Transmittal

Together with this proxy statement/prospectus, Ameri will provide each of the Jay Pharma shareholders a Letter of Transmittal. Such Letter of Transmittal shall contain representations and warranties regarding ownership of the Jay Pharma common shares, authority to enter into the Letter of Transmittal, and other customary representations and warranties. Through the execution and delivery of the Letter of Transmittal by a Jay Pharma shareholder, such Jay Pharma shareholder will accept the Offer and surrender any certificates representing the shares of Jay Pharma common stock held by such shareholder. The Letter of Transmittal also contains instructions for Jay Pharma shareholders that may wish to have their Resulting Issuer shares issued in a different name. Each Jay Pharma shareholder will also be required to surrender any certificates representing such Jay Pharma shareholder’s Jay Pharma shares in order to consummate an exchange.

For a full description of the Letter of Transmittal, see the section titled “ANCILLARY AGREEMENTS – Letter of Transmittal” beginning on page 178 of this proxy statement/prospectus.

Treatment of Jay Pharma Stock Options

Prior to the completion of the Offer, Ameri will enter into agreements with each holder of Jay Pharma options, pursuant to which, subject to the completion of the Offer, each outstanding Jay Pharma option will be exchanged for Resulting Issuer stock options to purchase a number of shares of the Resulting Issuer common stock equal to the Exchange Ratio on substantially the same terms as those contained in the stock option plan of the Resulting Issuer and each such Jay Pharma option will be cancelled. The exercise price for each share of Resulting Issuer common stock underlying a Resulting Issuer option will be equal to the exercise price per Jay Pharma common share under the Jay Pharma option in effect immediately prior to the completion of the Offer, as adjusted to reflect the Exchange Ratio, the transactions contemplated by the Tender Agreement and the applicable currency exchange ratio. Additionally, the parties’ intent that the exchange of all Jay Pharma options for Resulting Issuer options will occur on a rollover basis pursuant to subsection 7(1.4) of the Tax Act and that any relevant adjustments to the exercise price of the Resulting Issuer options will be made to reflect this intention. As of the date of this proxy statement/prospectus, an aggregate of 2,551,815 shares of Resulting Issuer common stock were subject to issuance pursuant to such stock options.

Treatment of Jay Pharma Warrants

Prior to the completion of the Offer, Ameri will enter into agreements with each holder of Jay Pharma options, pursuant to which, subject to the completion of the Offer, each outstanding Jay Pharma option will be exchanged for Resulting Issuer stock options to purchase a number of shares of the Resulting Issuer common stock equal to the Exchange Ratio on substantially the same terms as those contained in the stock option plan of the Resulting Issuer and each such Jay Pharma option will be cancelled. The exercise price for each share of Resulting Issuer common stock underlying a Resulting Issuer option will be equal to the exercise price per Jay Pharma common share under the Jay Pharma option in effect immediately prior to the completion of the Offer, as adjusted to reflect the Exchange Ratio, the transactions contemplated by the Tender Agreement and the applicable currency exchange ratio. Additionally, the parties’ intent that the exchange of all Jay Pharma options for Resulting Issuer options will occur on a rollover basis pursuant to subsection 7(1.4) of the Tax Act and that any relevant adjustments to the exercise price of the Resulting Issuer options will be made to reflect this intention. As of the date of this proxy statement/prospectus, an aggregate of 2,551,815 shares of Resulting Issuer common stock were subject to issuance pursuant to such stock options.

Treatment of Alpha Securities

Prior to the completion of the Offer, the Note issued by Jay Pharma in favor of Alpha in the Alpha Bridge Loan in the amount of $1.5 million, will be exchanged for Jay Note Securities. Immediately prior to the completion of the Offer, Alpha will also acquire common shares and Series A Warrants to purchase common shares of Jay Pharma (the “Alpha Investment Securities”) in connection with its investment of $3 million in the Alpha Investment, which such transactions are described below under “— Alpha Capital Anstalt Transactions” beginning on page 151 of this proxy statement/prospectus. Prior to the completion of the Offer, Ameri will enter into an agreement with Alpha (the “Alpha Exchange Agreement”), pursuant to which, subject to the completion of the Offer, the Jay Note Securities, together with the Alpha Investment Securities, shall be exchanged for (i) with regard to the common shares of Jay Pharma held by Alpha, the number of the number of shares of Series B Preferred Stock convertible into 3,745,098 shares of Resulting Issuer common stock, which is equal to the product of (A) the Exchange Ratio and (B) (1) the sum of (a) the amount of the Alpha Investment and (b) the amount of the Note, divided by (2) the per share price derived from (a) $40,000,000 divided by (b) the number of shares of Jay Pharma common stock outstanding immediately prior to the effective time, but excluding any shares of Jay Pharma common stock issued or issuable (x) pursuant to the conversion of the Note and the Alpha Investment or (y) the warrants to purchase up to 7% of Jay Pharma common stock issued pursuant to the placement agent agreement by and between Jay Pharma and Palladium, and (ii) with regard to the Series A Warrants of Jay Pharma held by Alpha, warrants to purchase up to 3,745,098 shares of common stock of the Resulting Issuer at an exercise price of $2.35 per share, in each case, prior to giving effect to the proposed reverse stock split, which such transactions are described below under “— Alpha Capital Anstalt Transactions” beginning on page 151 of this proxy statement/prospectus. Additionally, Alpha will acquire Series B Warrants to purchase the number of shares of Resulting Issuer common stock equal to the product of (i) 8,100,000 and (ii) the Exchange Ratio, prior to giving effect to the reverse stock split, with an exercise price of $0.01 per share. The Series B Warrants are further described be under “ANCILLARY AGREEMENTS — Series B Warrants” beginning on page 172 of this proxy statement/prospectus.

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Ameri Spin-Off

On January 10, 2020, Ameri and Ameri100 Inc. (“Private Ameri”) entered into a Share Purchase Agreement (the “Share Purchase Agreement”) pursuant to which Ameri will contribute, transfer and convey to Private Ameri all of the issued and outstanding equity interests of the existing subsidiaries of Ameri, constituting the entire business and operations of Ameri and its subsidiaries, and wherein Private Ameri will assume the liabilities of such subsidiaries (the “Spin-Off”).

For a full description of the Share Purchase Agreement, see the sections entitled “THE AMERI SPIN-OFF” beginning on page 180 and “THE SHARE PURCHASE AGREEMENT” beginning on page 185. of this proxy statement/prospectus. The Share Purchase Agreement is attached to this proxy statement/ prospectus as Annex B. The foregoing summary of the Share Purchase Agreement is qualified in its entirety by reference to the provisions of the Share Purchase Agreement.

Ancillary Transactions and Agreements

The following summary describes certain ancillary transactions being completed in connection with the Offer and the relevant agreements entered into by parties thereto. For a more complete discussion of the ancillary agreements and their respective terms, see section titled “ANCILLARY AGREEMENTS” beginning on page 171 of this proxy statement/prospectus.

Alpha Bridge Loan

At the signing of the Original Amalgamation Agreement, Jay Pharma issued the Original Note to Alpha, dated as of January 10, 2020, pursuant to which Alpha loaned $1,500,000 to Jay Pharma in connection with, and as a condition to, the Original Amalgamation Agreement. The Original Note was amended on August 12, 2020 (as discussed further below) to account for the termination of the Original Amalgamation Agreement and the change in the structure of the transaction from an amalgamation to a stock-for-stock exchange offer (the “Third Note Amendment”). The terms described in the following paragraphs reflect the terms of the Original Note as amended by the Third Note Amendment (the “Note”).

The Note is secured, pursuant to the Security Agreement by and between Jay Pharma and Alpha, by all of the assets of Jay Pharma. The Note carries an annual interest rate of 7%, calculated daily.

Upon the satisfaction of the closing conditions to the Offer, the Note shall convert into 2,361,627 common shares of Jay Pharma and warrants to purchase 2,361,627 common shares of Jay Pharma at an exercise price of $1.07 per common share, assuming that the completion of the Offer occurs on or before January 1, 2021. Pursuant to the Tender Agreement and the terms of the Alpha Exchange Agreement, such Jay Note Securities, together with the Alpha Investment Securities described below in the section “ANCILLARY AGREEMENTS – Alpha Securities Purchase Agreement”, shall be exchanged for (i) with regard to the common shares of Jay Pharma held by Alpha, the number of shares of Series B Preferred Stock convertible into 3,745,098 shares of Resulting Issuer common stock, which is equal to the product of (A) the Exchange Ratio and (B) (1) the sum of (a) the amount of the Alpha Investment and (b) the amount of the Note, divided by (2) the per share price derived from (a) $40,000,000 divided by (b) the number of shares of Jay Pharma common stock outstanding immediately prior to the effective time, but excluding any shares of Jay Pharma common stock issued or issuable (x) pursuant to the conversion of the Note and the Alpha Investment or (y) the warrants to purchase up to 7% of Jay Pharma common stock issued pursuant to the placement agent agreement by and between Jay Pharma and Palladium, and (ii) with regard to the Series A Warrants of Jay Pharma held by Alpha, warrants to purchase up to 3,745,098 shares of common stock of the Resulting Issuer at an exercise price of $2.35 per share, in each case, prior to giving effect to the proposed reverse stock split.

If the Tender Agreement is terminated without Alpha’s prior written consent and without meeting certain other conditions in the Tender Agreement, Jay Pharma is required to repay the entire outstanding principal balance of the Note plus all accrued and unpaid interest thereon and any other sums payable to Alpha directly in connection with the Note.

First Note Amendment

On May 6, 2020, Jay Pharma and Alpha entered into the First Note Amendment, which revised the maturity date of the Note. Prior to the First Note Amendment, the maturity date of the Note was the earlier of (a) July 6, 2020 and (b) an event of default that accelerates the maturity of the Note. Following the Note Amendment, the maturity date of the Note was revised to be the earlier of (a) September 30, 2020 and (b) an event of default that accelerates the maturity of the Note. The First Note Amendment also revised the event of default regarding a failure of the amalgamation to be consummated by March 31, 2020 to extend such date to September 30, 2020.

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For a full description of the Note, the First Note Amendment, the Second Note Amendment, the Third Note Amendment and the Alpha Bridge Loan, see the section titled “ANCILLARY AGREEMENTS – Alpha Bridge Loan” beginning on page 171 of this proxy statement/prospectus and Annexes G-1, G-2, G-3 and G-4, respectively. The foregoing summary of the terms of the Note and the Note Amendment is qualified in its entirety by reference to the provisions of the Note and the Note Amendment.

Second Note Amendment

On June 23, 2020, Jay Pharma and Alpha entered into the Second Note Amendment, which revised the principal amount of the Note from $1,500,000 to $2,000,000, which was deemed advanced as the of date of the Second Note Amendment. The rights and securities granted to Alpha under the terms of the Note were extended to the additional $500,000 advance contemplated by the Second Note Amendment pursuant to the terms of the Second Note Amendment.

Third Note Amendment

On August 12, 2020, Jay Pharma and Alpha entered into the Third Note Amendment, which extended the maturity date to be the earlier of (a) January 1, 2021 and (b) an event of default that accelerates the maturity of the Note. The Third Note Amendment also revised the Note to account for the change in structure from an amalgamation to a stock-for-stock exchange offer. As a result, references to the Original Amalgamation Agreement and the amalgamation were revised to be references to the Tender Agreement and the Offer. The Third Note Amendment also revised the event of default regarding a failure of the amalgamation to be consummation by March 31, 2020 to be an event of default if the Offer was not completed by January 1, 2021.

Series B Warrants

Upon the completion of the Offer, the Resulting Issuer will provide Alpha with the Series B Warrants to purchase the number of pre-reverse stock split shares of common stock of the Resulting Issuer equal to the product of (i) 8,100,000 and (ii) the Exchange Ratio at an exercise price of $0.01 to Alpha, as set forth in, and pursuant to the terms of, the Series B Common Stock Purchase Agreement. The Series B Warrants have a five-year term beginning on the 90th day after the later of the last day of the lock-up/leak-out period, which is described under “— Lock-Up/Leak-Out Agreements” beginning on page 177. If Alpha chooses to exercise the Series B Warrants, Alpha may elect, at its own option, to exercise the Series B Warrants on a cashless basis. Alpha may not exercise the Series B Warrants to the extent such exercise would result in Alpha and its affiliates owning more than 9.99% of the Resulting Issuer. The number of shares issuable under the terms of the Series B Common Stock Purchase Agreement are adjustable for stock dividends and splits. Additionally, Alpha shall have the right to participate in subsequent rights offerings or pro rata distributions with respect to the equity of the Resulting Issuer or any fundamental transaction involving the Resulting Issuer as more fully described in the Series B Common Stock Purchase Agreement.

For a full description of the Series B Warrants, see the section titled “ANCILLARY AGREEMENTS – Series B Warrants” beginning on page 172 of this proxy statement/prospectus and Annex I. The foregoing summary of the terms of the Series B Warrants is qualified in its entirety by reference to the provisions of the Series B Warrants.

Alpha Investment

At the signing of the Original Amalgamation Agreement, Alpha entered into the Original Securities Purchase Agreement with Jay Pharma, pursuant to which Alpha agreed, subject to the terms and conditions thereof, to purchase common shares of Jay Pharma and warrants to purchase Jay Pharma’s common shares for an aggregate total purchase price of $3,500,000. The Original Alpha Securities Purchase Agreement was amended on August 12, 2020 (as discussed further below), to account for the termination of the Original Amalgamation Agreement and the change in the structure of the transaction from an amalgamation to a stock-for-stock exchange offer. The terms described in the following paragraphs reflect the terms of the Original Alpha Securities Purchase Agreement as amended by the Second Alpha SPA Amendment.

The closing of the Alpha Investment is conditioned upon the satisfaction or waiver of the conditions set forth in the Tender Agreement.

Upon the closing of the Alpha Investment under the Alpha Securities Purchase Agreement immediately prior to the Offer, Alpha will receive approximately 3,542,441 common shares of Jay Pharma and warrants to purchase 3,542,441 common shares of Jay Pharma at an exercise price of $2.35 per common share (the “Alpha Investment Securities”). Pursuant to the terms of the Tender Agreement and Alpha Exchange Agreement, upon the satisfaction of the closing conditions to the Offer, the Alpha Investment Securities, together with the Jay Note Securities described below in the section “ANCILLARY AGREEMENTS – Alpha Bridge Loan”, will be exchanged for (i) with regard to the common shares of Jay Pharma held by Alpha, the number of shares of Series B Preferred Stock convertible into 3,745,098 shares of Resulting Issuer common stock, which is equal to the product of (A) the Exchange Ratio and (B) (1) the sum of (a) the amount of the Alpha Investment and (b) the amount of the Note, divided by (2) the per share price derived from (a) $40,000,000 divided by (b) the number of shares of Jay Pharma common stock outstanding immediately prior to the effective time, but excluding any shares of Jay Pharma common stock issued or issuable (x) pursuant to the conversion of the Note and the Alpha Investment or (y) the warrants to purchase up to 7% of Jay Pharma common stock issued pursuant to the placement agent agreement by and between Jay Pharma and Palladium, and (ii) with regard to the Series A Warrants of Jay Pharma held by Alpha, warrants to purchase up to 3,745,098 shares of common stock of the Resulting Issuer at an exercise price of $2.35 per share, in each case, prior to giving effect to the proposed reverse stock split. The Resulting Issuer warrants will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. The exercise price and number of shares of Resulting Issuer common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting the Resulting Issuer common stock and the exercise price. The Series B Preferred Stock of the Resulting Issuer and the warrants to purchase Resulting Issuer common stock to be issued to Alpha are convertible or exercisable, as applicable, subject to a 9.99% beneficial ownership blocker.

First Amendment to Alpha Securities Purchase Agreement

On June 23, 2020, Jay Pharma and Alpha entered into the Second Note Amendment. The Second Note Amendment also amended the Alpha Securities Purchase Agreement to reduce the amount of the investment in Jay Pharma’s shares and Series A Warrants from $3,500,000 to $3,000,000.

Second Amendment to Alpha Securities Purchase Agreement

On August 12, 2020, Jay Pharma and Alpha entered into a second amendment to the Alpha Securities Purchase Agreement (the “Second Alpha SPA Amendment”). The Second Alpha SPA Amendment revised the formula regarding the securities to be issued to Alpha in connection with the closing of the amalgamation to match the formula set forth in the Original Amalgamation Agreement. Additionally, the Second Alpha SPA amended the termination rights under the Alpha Securities Purchase Agreement to extend the termination date from July 7, 2020 to September 30, 2020.

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Third Amendment to Alpha Securities Purchase Agreement

On August 12, 2020, Jay Pharma and Alpha entered into the Third Alpha SPA Amendment. The Third Alpha SPA Amendment revised the references to the Original Amalgamation Agreement and amalgamation to be references to the Tender Agreement and the Offer, as applicable, in order to account for the change in transaction structure from an amalgamation to a stock-for-stock exchange offer. Additionally, the Third Alpha SPA Amendment amended the termination rights under the Alpha Securities Purchase Agreement to extend the termination date from September 30, 2020 to January 1, 2021.

For a full description of the Alpha Securities Purchase Agreement and the Alpha Investment, see the section titled “ANCILLARY AGREEMENTS – Alpha Investment” beginning on page 172 of this proxy statement/prospectus and Annex H. The foregoing summary of the terms of the Alpha Securities Purchase Agreement is qualified in its entirety by reference to the provisions of the Alpha Securities Purchase Agreement.

Securities Exchange Agreements

Option Exchange Agreements

Pursuant to the terms of the Tender Agreement, prior to the closing of the Offer, Ameri will enter into exchange agreements with each of the holders of Jay Pharma options (the “Option Exchange Agreements”). Pursuant to the terms of the Option Exchange Agreements, each outstanding Jay Pharma option shall be exchanged for Resulting Issuer options to purchase a number of shares of Resulting Issuer common stock equal to the Exchange Ratio on substantially the same terms as those contained in the stock option plan of the Resulting Issuer and each such Jay Pharma option shall be cancelled. The exercise price for each share of Resulting Issuer common stock underlying a Resulting Issuer option will be equal to the exercise price per share of Jay Pharma common stock under the Jay Pharma option in effect immediately prior to the completion of the Offer, as adjusted to reflect the proposed reverse stock split and Exchange Ratio and applicable currency exchange ratio. Jay Pharma and Ameri intend that the exchange of all Jay Pharma options for Resulting Issuer options will occur on a rollover basis pursuant to subsection 7(1.4) of the Tax Act and that any relevant adjustments to the exercise price of the Resulting Issuer options shall be made to reflect this intention, and that the foregoing treatment of Jay Pharma options is fair and reasonable in light of the circumstances of the transaction. The consummation of the transactions contemplated by the Option Exchange Agreements are conditioned upon the completion of the Offer.

Warrant Exchange Agreements

Pursuant to the terms of the Tender Agreement, prior to the closing of the Offer, Ameri will enter into exchange agreements with the holders of Jay Pharma warrants (the “Warrant Exchange Agreements). Pursuant to the terms of the Warrant Exchange Agreements, each outstanding Jay Pharma warrant shall be exchanged for Resulting Issuer warrants to purchase the number of shares of Resulting Issuer common stock equal to the Exchange Ratio on substantially economically equivalent terms and each such Jay Pharma warrant shall be cancelled. The exercise price for each share of Resulting Issuer common stock underlying a Resulting Issuer warrant will be equal to the exercise price per share of Jay Pharma common stock under the Jay Pharma warrant in effect immediately prior to the completion of the Offer, as adjusted to reflect the proposed reverse stock split and Exchange Ratio and the applicable currency exchange ratio. The consummation of the transactions contemplated by the Warrant Exchange Agreements are conditioned upon the completion of the Offer.

Alpha Exchange Agreement

Pursuant to the terms of the Tender Agreement, prior to the closing of the Offer, Ameri will enter into an exchange agreement with Alpha (the “Alpha Exchange Agreement” and, together with the “Option Exchange Agreements” and the “Warrant Exchange Agreements,” the “Securities Exchange Agreements”). Pursuant to the terms of the Alpha Exchange Agreement, [the Alpha Investment Securities will be exchanged for (i) with regard to the common shares of Jay Pharma held by Alpha, the number of shares of Series B Preferred Stock convertible into 3,745,098 shares of Resulting Issuer common stock, which is equal to the product of (A) the Exchange Ratio and (B) (1) the sum of (a) the amount of the Alpha Investment and (b) the amount of the Note, divided by (2) the per share price derived from (a) $40,000,000 divided by (b) the number of shares of Jay Pharma common stock outstanding immediately prior to the effective time, but excluding any shares of Jay Pharma common stock issued or issuable (x) pursuant to the conversion of the Note and the Alpha Investment or (y) the warrants to purchase up to 7% of Jay Pharma common stock issued pursuant to the placement agent agreement by and between Jay Pharma and Palladium, and (ii) with regard to the Series A Warrants of Jay Pharma held by Alpha, warrants to purchase up to 3,745,098 shares of common stock of the Resulting Issuer at an exercise price of $2.35 per share, in each case, prior to giving effect to the proposed reverse stock split. Additionally, the Alpha Nominal Shares (as described further below) will be exchanged for 4,931,536 shares of Series B Preferred Stock that are convertible into up to 4,931,536 shares of Resulting Issuer common stock, prior to giving effect to the reverse stock split proposed under the Reverse Stock Split Proposal. The Series B Preferred Stock of the Resulting Issuer and the warrants to purchase Resulting Issuer common stock to be issued to Alpha are convertible or exercisable, as applicable, subject to a 9.99% beneficial ownership blocker. The consummation of the transactions contemplated by the Alpha Exchange Agreement are conditioned upon the completion of the Offer.

Series B Preferred Stock

In connection with the Offer, the Resulting Issuer will create a class of non-voting Series B Preferred Stock. Each share of Series B Preferred Stock will be convertible into one share of Resulting Issuer common stock (subject to adjustment) at any time at the option of the holders, provided that each holder would be prohibited from converting Series B Preferred Stock into shares of Resulting Issuer common stock if, as a result of such conversion, any such holder, together with its affiliates, would own more than 9.99% of the total number of shares of Resulting Issuer common stock then issued and outstanding. This limitation may be waived with respect to a holder upon such holder’s provision of not less than 61 days’ prior written notice to the Resulting Issuer.

In the event of liquidation, dissolution, or winding up, each holder of Series B Preferred Stock shall be entitled to receive the amount of cash, securities or other property to which such holder would be entitled to receive with respect to each share of Series B Preferred Stock if such share of Series B Preferred Stock had been converted to common stock immediately prior to such liquidation, dissolution, or winding up (without giving effect to any conversion limitations). Shares of Series B Preferred Stock will not be entitled to receive any dividends, unless and until specifically declared by the board of directors. However, holders of Series B Preferred Stock will be entitled to receive dividends on shares of Series B Preferred Stock equal (on an as-if-converted-to-common-stock basis) to and in the same form as dividends actually paid on shares of the Resulting Issuer common stock when such dividends are specifically declared by the board of directors. The Resulting Issuer will not be obligated to redeem or repurchase any shares of Series B Preferred Stock. Shares of Series B Preferred Stock will not otherwise be entitled to any redemption rights, or mandatory sinking fund or analogous fund provisions.

For a full description of the Series B Preferred Stock, see the section titled “ANCILLARY AGREEMENTS – Series B Preferred Stock” beginning on page 175 of this proxy statement/prospectus. A full copy of the proposed Series B Preferred Stock Certificate of Designation is attached to this proxy statement/prospectus as Annex J. The foregoing summary of the terms of the Series B Preferred Stock is qualified in its entirety by reference to the provisions of the Series B Preferred Stock Certificate of Designation.

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Tikkun IP Assignments and License Agreements

In connection with the Original Amalgamation Agreement, Jay Pharma entered into a series of assignment and assumption agreements with affiliates of a third party, Tikkun (the “Tikkun Assignment and Assumption Agreements”). The Tikkun Assignment and Assumption Agreements were amended on August 12, 2020 (as discussed further below), to account for the termination of the Original Amalgamation Agreement and the change in the structure of the transaction from an amalgamation to a stock-for-stock exchange offer (the “First Amendment to the Tikkun Assignment and Assumption Agreements”). The terms described in the following paragraphs reflect the terms of the Tikkun Assignment and Assumption Agreements as amended by the First Amendment to the Tikkun Assignment and Assumption Agreements

Pursuant to the Tikkun Assignment and Assumption Agreements, as amended, upon the satisfaction of all closing conditions to the Offer, Tikkun shall assign to Jay Pharma all of Tikkun’s (i) rights to certain skin care treatment assets and (ii) intellectual property rights to certain formulations for the development of therapeutic candidates for the prevention, management and treatment of graft versus host disease (GVHD) in exchange for an aggregate of 10,360,007 common shares of Jay Pharma. At the same time, Alpha entered into an agreement with Tikkun pursuant to which, immediately following such assignment, but prior to the Offer, Tikkun will sell 7,774,463 of these common shares of Jay Pharma to Alpha for the nominal aggregate purchase price of $10 (the “Alpha Nominal Shares”), leaving Tikkun with 2,585,544 common shares of Jay Pharma (the “Tikkun Shares”). In connection with the Offer, the Tikkun Shares will be exchanged for 1,640,075 shares of common stock of the Resulting Issuer, prior to giving effect to the proposed reverse stock split discussed below, and the Alpha Nominal Shares will be exchanged for 4,931,536 shares of Series B Preferred Stock that are convertible into up to 4,931,536 shares of Resulting Issuer common stock, prior to giving effect to the reverse stock split proposed under the Reverse Stock Split Proposal, pursuant to the Alpha Exchange Agreement.

Assignment and Assumption Agreements

On January 10, 2020, Jay Pharma entered into the Tikkun Assignment and Assumption Agreements, pursuant to which, upon the satisfaction of all closing conditions to the amalgamation, Tikkun shall assign to Jay Pharma all of Tikkun’s in-licensed and developed rights based on certain Amended and Restated Sublicense Agreements, effective January 12, 2018, pursuant to which Jay Pharma entered into two in-licensing U.S. and rest of world rights to the limited pharmaceutical business (including cancer) from TOP and TOCI, respectively, each as amended by a First Amendment entered January 10, 2020, with:

(i)	TOP and Tikun regarding all of Tikkun’s (i) in-licensed rights and obligations to commercialize pharmaceutical products related to GVHD under the relevant Sublicense in the U.S.; and (ii) certain skincare business and all of Tikun’s rights related thereto as of the January 10, 2020 effective date. Jay Pharma agreed to issue 8,288,006 common shares of Jay Pharma to Tikun in exchange for these rights; and

(ii)	TOCI and Tikun regarding all of Tikun’s in-licensed rights and obligations to commercialize pharmaceutical products related to GVHD under the relevant Sublicense anywhere in the world outside the U.S. Jay Pharma agreed to issue 2,072,001 common shares of Jay Pharma to Tikkun in exchange for these rights.

On August 12, 2020, Jay Pharma and the applicable Tikkun affiliates entered into the First Amendment to the Tikkun Assignment and Assumption Agreements, pursuant to which all references to the Original Amalgamation Agreement and the amalgamation were revised to be references to the Tender Agreement and the Offer, as applicable.

For a full description of the assignment and assumption agreements, see the section titled “ANCILLARY AGREEMENTS – Tikkun IP Assignments and License Agreements – Assignment and Assumption Agreements” beginning on page 175 of this proxy statement/prospectus. Full copies of the assignment and assumption agreements are attached to this proxy statement/ prospectus as Annexes K-1 and K-3. The foregoing summary of the assignment and assumption agreements is qualified in its entirety by reference to the provisions of the assignment and assumption agreements.

License Agreement

Jay Pharma, TO LLC and TOH entered into a license agreement dated on January 10, 2020, pursuant to which Jay Pharma will acquire certain in-licensed and owned intellectual property rights related to the cannabis products in the United States (presently excluding the state of New York) from TO LLC and TOH, each of which is an affiliate of TO Holdings, in exchange for royalty payments of (i) four percent (4.0%) of net sales of OTC cancer products made via consumer channels; (ii) five percent (5.0%) of net sales of beauty products made via consumer channels; and (iii) three percent (3.0%) of net sales of over the counter (“OTC”) cancer products made via professional channels, along with a minimum net royalty payment starting in January 1, 2022 and progressively increasing up to a cap of $400,000 maximum each year for the first 10 years, then $600,000 maximum each year for the next 5 years, and an annual maximum cap of $750,000 each year thereafter during the term of the agreement. The licensed intellectual property rights relate to beauty products and OTC cancer products, and branding rights related thereto. The beauty products include any topical or transdermal cannabis-containing or cannabis-derived (including hemp-based) skin care or body care beauty products, and the OTC cancer products means any cancer-related products, in each case excluding those regulated as a drug, medicine, or controlled substance by the FDA or any other relevant governmental authority, such as the USDA.

On August 12, 2020, Jay Pharma, TO LLC and TOH entered into the First Amendment to the License Agreement, pursuant to which all references to the Original Amalgamation Agreement and the amalgamation were revised to be references to the Tender Agreement and the Offer, as applicable.

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For a full description of the license agreement, see the section titled “ANCILLARY AGREEMENTS – Tikkun IP Assignments and License Agreements – License Agreement” beginning on page 175 of this proxy statement/prospectus. A full copy of the license agreement is attached to this proxy statement/prospectus as Annex L-1. The foregoing summary of the license agreement is qualified in its entirety by reference to the provisions of the license agreement.

Nominal Share Purchase Agreement

Effective as of January 10, 2020, because Alpha required additional shares of the Resulting Issuer, at no or a nominal cost, for Alpha to consummate the Alpha Bridge Loan and the Alpha Investment at the planned valuation, Alpha entered into an agreement with Tikkun, pursuant to which, immediately following the assignment of certain intellectual property rights and licenses to Jay Pharma as discussed above under “— Tikkun IP Assignments and License Agreements,” but prior to the completion of the Offer, Tikkun will assign 7,774,463 of these common shares of Jay Pharma to Alpha for the nominal aggregate purchase price of $10 (the “Alpha Nominal Shares”), leaving Tikkun with 2,585,544 common shares of Jay Pharma (the “Tikkun Shares”). In connection with the completion of the Offer and pursuant to the terms of the Alpha Exchange Agreement, the Tikkun Shares will be exchanged for 1,640,075 pre-reverse stock split shares of common stock of the Resulting Issuer and the Alpha Nominal Shares will be exchanged for 4,931,536 shares of Series B Preferred Stock that are convertible into up to 4,931,536 shares of Resulting Issuer common stock.

For a full description of the Nominal Share Purchase Agreement, see the section titled “ANCILLARY AGREEMENTS – Nominal Share Purchase Agreement” beginning on page 176 of this proxy statement/prospectus. A full copy of the Nominal Share Purchase Agreement is attached to this proxy statement/ prospectus as Annex M. The foregoing summary of the Nominal Share Purchase Agreement is qualified in its entirety by reference to the provisions of the Nominal Share Purchase Agreement.

Ameri Palladium Advisory Agreement

On April 2, 2019, Ameri entered into the Ameri Palladium Advisory Agreement, whereby Palladium agreed to (i) act as the non-exclusive placement agent in a private placement of, or similar unregistered transaction involving, equity or equity-linked securities of Ameri to a limited number of institutional, accredited individual or strategic investors, and (ii) serve as Ameri’s non-exclusive financial advisor and investment banker to provide general financial advisory and investment banking services in connection with a possible business combination transaction of Ameri.

Pursuant to the Ameri Palladium Advisory Agreement, among other things, Ameri is to pay Palladium a cash fee equal to 6% of the aggregate gross proceeds raised in each transaction. Palladium is also entitled to such cash fees for any sale of securities of Ameri that occurs during the term of Ameri’s engagement of Palladium or within 24 months thereafter with respect to any financing or capital-raising transaction with investors contacted by Palladium or introduced to the Company during the term of Ameri’s engagement of Palladium. The period for such tail fee is reduced to 6 months for certain existing investors of Ameri 100, Inc.

Ameri shall also pay Palladium non-accountable expenses equal to 0.75% of the aggregate cash received by Ameri in a transaction.

Amendment to Ameri Palladium Advisory Agreement

On January 6, 2020, Ameri and Palladium entered into the Ameri Advisory Agreement Amendment, pursuant to which Ameri and Palladium amended the cash fee related to the gross proceeds raised in each transaction such that Ameri will pay a cash fee equal to 8% of the aggregate gross proceeds raised in each transaction. Additionally, Ameri agreed to provide Palladium with a flat fee of $100,000 in the event of a merger, as well as to ensure that equity equaling 1.5% of the post-merger entity is issued to Palladium. Finally, Ameri amended to the non-accountable expense payment such that Ameri will pay Palladium non-accountable expenses equal to 1% of the aggregate cash received by Ameri in a transaction.

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For a full description of the Ameri Palladium Advisory Agreement, as amended by the Ameri Advisory Agreement Amendment, see the section titled “ANCILLARY AGREEMENTS – Ameri Placement and Merger Advisory Agreement” beginning on page 177 of this proxy statement/prospectus. The Ameri Palladium Advisory Agreement and the Ameri Advisory Agreement Amendment are attached to this proxy statement/ prospectus as Annexes O-1 and O-2, respectively. The foregoing summary of the Ameri Palladium Advisory Agreement and the Ameri Advisory Agreement Amendment is qualified in its entirety by reference to the provisions of the Ameri Palladium Advisory Agreement and the Ameri Advisory Agreement Amendment.

Jay Pharma Palladium Advisory Agreement

On January 10, 2020, Jay Pharma entered into the Jay Pharma Palladium Advisory Agreement, whereby Palladium agreed to (i) act as the exclusive placement agent in a private placement of, or similar unregistered transaction involving, equity or equity-linked securities of Jay Pharma; and (ii) serve as Jay Pharma’s exclusive financial advisor and investment banker in connection with any merger or other business transaction involving the acquisition of Jay Pharma.

Pursuant to the Jay Pharma Palladium Advisory Agreement, among other things, in connection with the Alpha Bridge Loan and the Alpha Investment, Jay Pharma is to (i) pay Palladium a cash fee equal to 8% of the aggregate gross proceeds raised in each transaction, payable in cash at the time of such closing, which has been deferred until the completion of the Offer, and (ii) issue Palladium five-year warrants to purchase a number of common shares of Jay Pharma equal to 7% of the aggregate number of shares sold in each of the Alpha Bridge Loan and the Alpha Investment, at an exercise price equal to the offering price per share in the applicable closing.

Pursuant to the Jay Pharma Palladium Advisory Agreement and that certain side letter to be executed between Palladium, Jay Pharma and Ameri, for Palladium’s advisory services in connection with the Offer, prior to completion of the Offer, Palladium will receive common shares of Jay Pharma that will be exchanged for 1,116,421 pre-reverse stock split shares of Resulting Issuer common stock pursuant to the Offer.

For a full description of the Jay Pharma Palladium Advisory Agreement, see the section titled “ANCILLARY AGREEMENTS – Jay Pharma Placement and Merger Advisory Agreement” beginning on page 177 of this proxy statement/prospectus. The Jay Pharma Palladium Advisory Agreement is attached to this proxy statement/ prospectus as Annex P. The foregoing summary of the Jay Pharma Palladium Advisory Agreement is qualified in its entirety by reference to the provisions of the Ameri Palladium Advisory Agreement.

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THE TENDER AGREEMENT

The following summary describes the material provisions of the Tender Agreement. The provisions of the Tender Agreement are complicated and not easily summarized. This summary may not contain all of the information about the Tender Agreement that is important to you. This summary is qualified in its entirety by reference to the full text of the Tender Agreement, which is attached to this proxy statement/prospectus as Annex A-1 and is incorporated by reference into this proxy statement/prospectus. You should read the Tender Agreement carefully and in its entirety, as it is the legal document governing the Offer and the other transactions contemplated thereby.

The Tender Agreement has been included to provide you with information regarding its terms and the transactions described in this proxy statement/prospectus. Neither Ameri nor Jay Pharma intends that the Tender Agreement will be a source of business or operational information about Ameri or Jay Pharma. The Tender Agreement contains representations and warranties made by and to Ameri and Jay Pharma as of specific dates. The statements embodied in those representations and warranties were made for purposes of the Tender Agreement between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of the Tender Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to shareholders and reports and documents filed with the SEC and in some cases may be qualified by disclosures made by one party to the other, which are not necessarily reflected in the Tender Agreement. In addition, certain representations and warranties were made as of a specified date and may be subject to contractual standards of materiality different from those generally applicable to stockholders. For the foregoing reasons, the representations and warranties should not be read alone or relied upon as characterizations of the actual state of facts or condition of Ameri, Jay Pharma or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this proxy statement/prospectus.

Notwithstanding the foregoing disclaimers, if specific material facts exist which contradict the representations and the warranties contained in the Tender Agreement, corrective disclosure has been provided in this proxy statement/prospectus. Additionally, if subsequent information concerning the subject matter of the representations and the warranties contained in the Tender Agreement may or may not be fully reflected in the public disclosures in this proxy statement/prospectus, such public disclosures will include any material information necessary to provide the stockholders of Ameri and the shareholders of Jay Pharma a materially complete understanding of the Tender Agreement disclosures.

Termination of Amalgamation Agreement

The Tender Agreement terminates and replaces in its entirety the Original Amalgamation Agreement, dated as of January 10, 2020, by and among the parties thereto.

Form, Effective Time and Closing of the Offer

The Tender Agreement provides that upon the Closing of the Offer, Jay Pharma will become a wholly-owned subsidiary of Ameri.

The closing of the Offer will occur on the date the Offer is completed following the satisfaction or waiver of all of the conditions to completion of the Offer (other than conditions to be satisfied on the closing date), which conditions are described below under “— Conditions to the Completion of the Offer” beginning on page 154.

The Offer

Pursuant to the terms of the Tender Agreement, the Offer commences on the date this Registration Statement is declared effective by the SEC and expires on January 1, 2021, or such other date as mutually agreed to by the parties. On the earliest date as of which (a) sufficient shares have been tendered that Ameri will hold 100% of the issued and outstanding common stock of Jay Pharma and (b) Ameri shall have entered into the Exchange Agreements more fully described below (the “Minimum Tender Condition”), Ameri will have the obligation to accept and exchange the common stock of Jay Pharma tendered for exchange for the number of Ameri shares issuable in accordance with the Exchange Ratio (the “Offer Price”). Though Ameri may modify the terms of the Offer, Ameri may not do any of the following without the prior written consent of Jay Pharma and Alpha:

●	change or waive the Minimum Tender Condition;

●	decrease the number of shares of common stock of Jay Pharma sought to be purchased by Ameri in the Offer; reduce the Offer Price;

●	extend or otherwise change the expiration date of the Offer (except as extended by the mutual agreement of the parties);

●	change the form of consideration payable in the Offer; or

●	otherwise amend, modify or supplement the conditions or terms of the Offer in a manner that adversely affects, or would be reasonably expected to adversely affect, the holders of the shares of common stock of Jay Pharma in any material respect.

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Treatment of Certain Jay Pharma Securities

Treatment of Jay Pharma Options

Prior to the completion of the Offer, Ameri will enter into agreements with each holder of Jay Pharma options, pursuant to which, subject to the completion of the Offer, each outstanding Jay Pharma option will be exchanged for Resulting Issuer stock options to purchase a number of shares of the Resulting Issuer common stock equal to the Exchange Ratio on substantially the same terms as those contained in the stock option plan of the Resulting Issuer and each such Jay Pharma option will be cancelled. The exercise price for each share of Resulting Issuer common stock underlying a Resulting Issuer option will be equal to the exercise price per Jay Pharma common share under the Jay Pharma option in effect immediately prior to the completion of the Offer, as adjusted to reflect the Exchange Ratio, the transactions contemplated by the Tender Agreement and the applicable currency exchange ratio. Additionally, the parties’ intent that the exchange of all Jay Pharma options for Resulting Issuer options will occur on a rollover basis pursuant to subsection 7(1.4) of the Tax Act and that any relevant adjustments to the exercise price of the Resulting Issuer options will be made to reflect this intention. As of the date of this proxy statement/prospectus, an aggregate of 2,551,815 shares of Resulting Issuer common stock were subject to issuance pursuant to such stock options.

Treatment of Jay Pharma Warrants

Prior to the completion of the Offer, Ameri will enter into agreements with each holder of Jay Pharma warrants, pursuant to which, subject to the completion of the Offer, each outstanding Jay Pharma warrant will be exchanged for Resulting Issuer warrants to purchase the number of shares of Resulting Issuer common stock equal to the Exchange Ratio on substantially economically equivalent terms and each such Jay Pharma warrant will be cancelled. The exercise price for each share of Resulting Issuer common stock underlying a Resulting Issuer warrant will be equal to the exercise price per Jay Pharma common share under the Jay Pharma warrant in effect immediately prior to the completion of the Offer, as adjusted to the Exchange Ratio, the transactions contemplated by the Tender Agreement and the applicable currency exchange ratio.

Treatment of Alpha Securities

Prior to the completion of the Offer, the Note issued by Jay Pharma in favor of Alpha in the Alpha Bridge Loan in the amount of $1.5 million, will be exchanged for Jay Note Securities. Immediately prior to the completion of the Offer, Alpha will also acquire common shares and Series A Warrants to purchase common shares of Jay Pharma (the “Alpha Investment Securities”) in connection with its investment of $3 million in the Alpha Investment, which such transactions are described below under “— Alpha Capital Anstalt Transactions” beginning on page 151. Prior to the completion of the Offer, Ameri will enter into an agreement with Alpha (the “Alpha Exchange Agreement”), pursuant to which, subject to the completion of the Offer, the Jay Note Securities, together with the Alpha Investment Securities, shall be exchanged for (i) with regard to the common shares of Jay Pharma held by Alpha, the number of the number of shares of Series B Preferred Stock convertible into 3,745,098 shares of Resulting Issuer common stock, which is equal to the product of (A) the Exchange Ratio and (B) (1) the sum of (a) the amount of the Alpha Investment and (b) the amount of the Note, divided by (2) the per share price derived from (a) $40,000,000 divided by (b) the number of shares of Jay Pharma common stock outstanding immediately prior to the effective time, but excluding any shares of Jay Pharma common stock issued or issuable (x) pursuant to the conversion of the Note and the Alpha Investment or (y) the warrants to purchase up to 7% of Jay Pharma common stock issued pursuant to the placement agent agreement by and between Jay Pharma and Palladium, and (ii) with regard to the Series A Warrants of Jay Pharma held by Alpha, warrants to purchase up to 3,745,098 shares of common stock of the Resulting Issuer at an exercise price of $2.35 per share, in each case, prior to giving effect to the proposed reverse stock split, which such transactions are described below under “— Alpha Capital Anstalt Transactions” beginning on page 151. Additionally, Alpha will acquire Series B Warrants to purchase the number of shares of Resulting Issuer common stock equal to the product of (i) 8,100,000 and (ii) the Exchange Ratio, prior to giving effect to the reverse stock split, with an exercise price of $0.01 per share. The Series B Warrants are further described be under “ANCILLARY AGREEMENTS — Series B Warrants” beginning on page 172.

Alpha Capital Anstalt Transactions

On January 10, 2020, Jay Pharma issued the Note in favor of Alpha in the amount of $1,500,000 to secure a $1,500,000 investment by Alpha in Jay Pharma to fund operations. The Note was amended by the Second Note Amendment to reflect an additional investment of $500,000, resulting in a total principal amount of $2,000,000. The Note is secured by a security interest in all of Jay Pharma’s assets and property. The Note is to be exchanged at the closing of the Offer as further described above under “— Treatment of Certain Jay Pharma Securities” beginning on page 151 of this proxy statement/prospectus.

Upon the closing of the Alpha Investment, Alpha will invest $3,000,000 in Jay Pharma in exchange for common shares and warrants to purchase common shares pursuant to the Securities Purchase Agreement. The consideration received by Alpha in the Alpha Investment will exchanged as described above under “— Treatment of Certain Jay Pharma Securities” beginning on page 151 of this proxy statement/prospectus.

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Treatment of Ameri Preferred Stock

Immediately prior to the effective time, each share of the 9.00% Series A Cumulative Preferred Stock of Ameri shall have been redeemed into shares of Private Ameri preferred stock.

Exchange Ratio

The Exchange Ratio (rounded to four decimal places) is the quotient obtained by dividing (a) the Jay Pharma Transaction Shares by (b) the Jay Pharma Outstanding Shares.

For the purposes of determining the Exchange Ratio, “Jay Pharma Transaction Shares” means the product determined by multiplying (a) Post-Closing Ameri Shares, by (b) 84%.

For the purposes of determining the Exchange Ratio, “Post-Closing Ameri Shares” means the quotient determined by dividing (a) the Ameri Outstanding Shares by (b) 16%.

For the purposes of determining the Exchange Ratio, “Ameri Outstanding Shares” means the total number of shares of common stock of Ameri outstanding immediately prior to the effective time expressed on a fully-diluted basis, including, for the avoidance of doubt, any Ameri common stock issued in connection with the Ameri financing transaction described below under “— Covenants and Other Agreements” beginning on page 165; provided however, that for purposes of this definition of “Ameri Outstanding Shares” Ameri’s fully diluted share count shall only take into account two-thirds of the number of shares of Ameri common stock underlying any outstanding Ameri Warrants, but shall include the shares of Ameri common stock underlying the warrants to purchase up to 646,094 shares of Ameri common stock pursuant to that certain Common Stock Purchase Warrant, dated as of May 6, 2020, issued by Ameri to Alpha.

For the purposes of determining the Exchange Ratio, “Jay Pharma Outstanding Shares” means the total number of common shares of Jay Pharma outstanding immediately prior to the effective time expressed on a fully-diluted basis; provided however, that for purposes of this definition of “Jay Pharma Outstanding Shares” Jay Pharma’s fully diluted share count shall not include (a) any common shares of Jay Pharma issued or issuable pursuant in connection with the Jay Note Securities or the Alpha Investment Securities, and (b) any common shares of Jay Pharma issuable upon the exercise of the warrants to purchase up to 7% of the common shares of Jay Pharma to be issued to Palladium pursuant to Placement Agent Agreement between Jay Pharma and Palladium.

The Tender Agreement does not include a price-based termination right, so there will be no adjustment to the total number of shares of Ameri common stock that Jay Pharma shareholders will be entitled to receive for changes in the market price of Ameri common stock. Accordingly, the market value of the shares of Ameri common stock issued pursuant to the Offer will depend on the market value of the shares of Ameri common stock at the time the Offer closes and could vary significantly from the market value on the date of this proxy statement/prospectus.

No fractional shares of Ameri, common stock will be issued to Jay Pharma shareholders. In lieu of such fractional shares, (a) the number of shares of Ameri common stock to be received by a Jay Pharma shareholder will be rounded up to the nearest whole share in the event that a Jay Pharma shareholder is entitled to receive a fractional share representing one-half (1/2) or more of a share of Ameri common stock, or (b) the number of shares of Ameri common stock to be received by a Jay Pharma shareholder will be rounded down to the nearest whole share in the event that a Jay Pharma shareholder is entitled to receive a fractional share representing less than one-half (1/2) of a share of Ameri common stock.

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Exchange Procedures

In order to consummate an exchange, the Jay Pharma shareholders need only execute and deliver to Ameri a fully-completed letter of transmittal and surrender any certificates representing such Jay Pharma shareholders Jay Pharma shares, a form of which will be distributed together with this Registration Statement to each Jay Pharma shareholder to be completed and returned pursuant to the instructions contained therein.

Directors and Executive Officers of the Resulting Issuer Following the Offer

Board of Directors

Pursuant to the Tender Agreement, immediately after the effective time of the Offer, the Resulting Issuer’s board of directors will consist a minimum of five (5) members, of which one (1) director will be a designee of Ameri and the remaining four (4) of which shall be designated by Jay Pharma, and to be appointed as of the date of closing.

Designees to the board of directors are expected to satisfy the requisite independence requirements for the Resulting Issuer board of directors, as well as the sophistication and independence requirements for committee members pursuant to NASDAQ listing requirements. The Ameri designee will be R. James Woolsey, and the Jay Pharma designees will be David Johnson, George Kegler, Sol Mayer, Dr. Marcus Schabacker and David Stefansky.

For information about the directors expected to serve on the board of directors of the Resulting Issuer, see section titled “MANAGEMENT OF THE RESULTING ISSUER” beginning on page 199 of this proxy statement/prospectus.

Executive Officers

The Tender Agreement does not specifically designate the executive officers of the Resulting Issuer, but such executive officers of the Resulting Issuer shall be appointed by the Resulting Issuer board of directors in accordance with the appropriate governing of the Resulting Issuer.

For information about the executive officers expected to serve as the executive officers of the Resulting Issuer, see section titled “MANAGEMENT OF THE RESULTING ISSUER” beginning on page 199 of this proxy statement/prospectus.

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Conditions to the Completion of the Offer

Each party’s obligation to complete Offer is subject to the satisfaction or waiver by each of the parties, at or prior to the closing of the Offer, of various conditions, which include, in addition to other customary closing conditions, the following:

●	the affirmative vote of a majority of the votes cast at the Ameri special meeting for the approval of the Ameri Share Issuance Proposal, the Ameri Future Share Issuance Proposal, the Incentive Plan Proposal and the Adjournment Proposal; and the affirmative vote of holders of at least a majority of the shares of Ameri common stock outstanding and entitled to vote for the approval of the Reverse Stock Split Proposal, the Spin-Off Proposal and the A&R Charter Proposal;

●	no temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the completion of the Offer will be in effect, nor will any proceeding brought by any administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending;

●	no action will be taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Offer, which makes the completion of the Offer illegal;

●

each required consent, waiver, permit, exemption, review, order, decision or approval of, or any registration and filing with, any governmental authority having authority over a party to the Tender Agreement, or the expiry, waiver or termination of any waiting period imposed by applicable law or a governmental authority having authority over a party to the Offer, in each case that is required in connection with the Offer has been made, given or obtained and is in force and has not been modified;

●	the shares of Resulting Issuer common stock shall have been approved for listing on NASDAQ;

●

Ameri shall have satisfied accepted shares of Jay Pharma common stock for exchange pursuant to the Offer; provided, that the obligation of Ameri to complete the Offer shall not be subject to this condition if the failure of Ameri to accept shares of Jay Pharma common stock for exchange pursuant to the Offer shall have constituted or resulted from a material breach of the Offer or the Tender Agreement by Ameri; and

●	a registration statement on Form S-4 (including a prospectus) in connection with the issuance of shares of Resulting Issuer common stock as consideration in the Offer, which will include a proxy statement to be sent to the stockholders of Ameri and shareholders of Jay Pharma shall have become effective under the Securities Act, and shall not be the subject of any stop order.

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The obligation of Ameri to complete the Offer is subject to the satisfaction or waiver of the following additional conditions:

●	certain fundamental representations and warranties of Jay Pharma shall have been true and correct in all respects on the date of the Tender Agreement and shall be true and correct on the closing date of the Offer with the same force and effect as if made on and as of the date on which the Offer is to be completed or, if such representations and warranties address matters as of a particular date, then such fundamental representations and warranties shall be true and correct as of that particular date;

●	all other representations and warranties of Jay Pharma in the Tender Agreement shall have been true and correct as of the date of the Tender Agreement and shall be true and correct on the closing date of the Offer with the same force and effect as if made on the date on which the Offer is to be completed or, if such representations and warranties address matters as of a particular date, then such representations and warranties shall be true and correct as of that particular date, except where the failure of these representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to have a material adverse effect;

●	Jay Pharma shall have performed or complied with in all material respects all of its covenants and agreements in the Tender Agreement required to be performed or complied with by it on or before the closing of the Offer;

●	Jay Pharma shall have delivered certain certificates and other documents required under the Tender Agreement for the closing of the Offer;

●	no legal action or proceeding can be pending or threatened that (a) imposes any limitations, damages or conditions on Ameri’s ability to acquire, hold or exercise full rights of ownership over any Jay Pharma common stock, (b) prohibits, restricts or imposes terms or conditions on the Offer or the ownership or operation by Ameri of the business or assets of Jay Pharma, or that compels Ameri to dispose of or hold separate any of the business or assets of Jay Pharma as a result of the Offer, or (c) prevents or materially delays the completion of the Offer, or if the Offer were to be consummated, have a material adverse effect with respect to Jay Pharma;

●	there shall not have been any change, event, occurrence, effect, state of facts or circumstance that, either individually or in the aggregate, is or would reasonably be expected to be material and adverse to the business, operations, results of operations, assets, properties, condition (financial or otherwise) or liabilities (contingent or otherwise) or prospects of that Jay Pharma and its subsidiaries, taken as a whole, and would, or would be reasonably expected to, prevent or materially delay Jay Pharma from consummating the transactions contemplated by the Tender Agreement within 180 days of the date of the Tender Agreement. The Tender Agreement provides that certain effects, changes, events, circumstances, or developments arising or resulting from the following shall not be considered a material adverse effect on Jay Pharma (except to the extent that the first three circumstances in the list below have a materially disproportionate effect on Jay Pharma and its subsidiaries, taken as a whole, relative to companies of similar size operating in the industries or markets in which Jay Pharma operates (in which case the incremental disproportionate effect may be taken into account in determining whether there has been, or is reasonably expected to be, a material adverse effect)):

○	any change in general political, economic, financial, currency exchange, securities, capital or credit market conditions in Canada or the United States;

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○	any change or proposed change in applicable laws or U.S. GAAP;

○	any change affecting the industries or markets in which Jay Pharma operates;

○	any natural disaster or the commencement or continuity of any act of war, armed hostilities or acts of terrorism;

○	the announcement of the Tender Agreement or the transactions contemplated thereby;

○	any action taken (or omitted to be taken) by Jay Pharma or its subsidiaries which is required to be taken (or omitted to be taken) pursuant to the Tender Agreement; or

○	change in the market price or trading volume of any securities of Jay Pharma (it being understood that the causes underlying such change in market price or trading volume may be taken into account in determining whether a material adverse effect has occurred);

●	Jay Pharma shall have provided executed lock-up agreement from its stockholders to Ameri;

●	Jay Pharma and Barry Kostiner shall have entered into a consulting agreement, to be effective as of the closing, pursuant to which Barry Kostiner will serve as a consultant to Jay Pharma for a period of twelve months following the closing date of the Offer; and

●	Ameri shall have received an updated fairness opinion from Gemini Partners, Inc. which incorporates the terms of the Tender Agreement.

Additionally, Ameri’s obligation to consummate the Offer is subject to the satisfaction of the Minimum Tender Condition, which may not be modified or waived without the prior written consent of Jay Pharma.

The board of Jay Pharma can change its recommendation with regard to the Offer if any of the following are not satisfied or waived:

●

certain fundamental representations and warranties of Ameri shall have been true and correct in all respects on the date of the Tender Agreement and shall be true and correct on the closing date of the Offer with the same force and effect as if made on and as of the date on which the Offer is to be completed or, if such representations and warranties address matters as of a particular date, then such fundamental representations and warranties shall be true and correct as of that particular date;

●

all other representations and warranties of Ameri in the Tender Agreement shall have been true and correct as of the date of the Tender Agreement and shall be true and correct on the closing date of the Offer with the same force and effect as if made on the date on which the Offer is to be completed or, if such representations and warranties address matters as of a particular date, then such representations and warranties shall be true and correct as of that particular date, except where the failure of these representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to have a material adverse effect;

●

Ameri shall have performed or complied with in all material respects all of its covenants and agreements in the Tender Agreement required to be performed or complied with by it on or before the closing of the Offer;

●	Ameri shall have delivered certain certificates and other documents required under the Tender Agreement for the closing of the Offer;

●	Ameri shall have no outstanding material debts or liabilities of any kind (including, without limitation, unpaid transaction expenses, leases, accounts payable or promissory notes) at the effective time;

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●

there shall not have been any change, event, occurrence, effect, state of facts or circumstance that, either individually or in the aggregate, is or would reasonably be expected to be material and adverse to the business, operations, results of operations, assets, properties, condition (financial or otherwise) or liabilities (contingent or otherwise) or prospects of that Ameri and its subsidiaries, taken as a whole, and would, or would be reasonably expected to, prevent or materially delay Ameri from consummating the transactions contemplated by the Tender Agreement within 180 days of the date of the Tender Agreement. The Tender Agreement provides that certain effects, changes, events, circumstances, or developments arising or resulting from the following shall not be considered a material adverse effect on Ameri (except to the extent that the first three circumstances in the list below have a materially disproportionate effect on Ameri and its subsidiaries, taken as a whole, relative to companies of similar size operating in the industries or markets in which Ameri operates (in which case the incremental disproportionate effect may be taken into account in determining whether there has been, or is reasonably expected to be, a material adverse effect)):

○	any change in general political, economic, financial, currency exchange, securities, capital or credit market conditions in Canada or the United States;

○	any change or proposed change in applicable laws or U.S. GAAP;

○	any change affecting the industries or markets in which Ameri operates;

○	any natural disaster or the commencement or continuity of any act of war, armed hostilities or acts of terrorism;

○	the announcement of the Tender Agreement or the transactions contemplated thereby;

○	any action taken (or omitted to be taken) by Ameri or its subsidiaries which is required to be taken (or omitted to be taken) pursuant to the Tender Agreement; or

○

change in the market price or trading volume of any securities of Ameri (it being understood that the causes underlying such change in market price or trading volume may be taken into account in determining whether a material adverse effect has occurred);

●	Ameri will have provided a duly executed copy of a resignation letter from each of the resigning members of the board of directors of Ameri and each officer of Ameri and each of Ameri’s subsidiaries, as applicable, pursuant to which each such person will resign as a member of the board of directors or officer of Ameri immediately following the effective time of the Offer;

●	if deemed necessary, Ameri will have completed a stock split of the issued and outstanding shares of Ameri common stock at a ratio sufficient to increase the then-current trading price per share of Ameri common stock to at least $6.00 per share;

●	Ameri shall have caused all Ameri preferred stock to be redeemed into shares of Private Ameri Preferred Stock; and

●	Ameri shall have adopted a stock incentive plan pursuant to which shares of Resulting Issuer common stock comprising 15% of the issued and outstanding shares of Resulting Issuer common stock post-closing, on a fully diluted basis, shall be reserved for issuance to employees, directors, consultants, and other service providers shall have been obtained.

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Representations and Warranties

The Tender Agreement contains customary representations and warranties of Jay Pharma and Ameri for a transaction of this type relating to, among other things:

●	corporate organization, organizational and governing documents, authority and power, and similar corporate and shareholder matters;
●	subsidiaries;
●	capitalization;
●	financial statements and with respect to Ameri, documents filed with the SEC and the accuracy of information contained in those documents since January 1, 2018;
●	internal accounting controls and audit matters;
●	absence of certain changes or events, including, with respect to Jay Pharma and Ameri since December 31, 2018;
●	operation of the business;
●	title to assets;
●	real property and leaseholds;
●	intellectual property;
●	the validity of material contracts to which the parties or their subsidiaries are a party and any violation, default or breach under such contracts;
●	non-contravention and required consents;
●	absence of undisclosed liabilities;
●	regulatory and legal compliance, permits and restrictions;
●	tax matters;
●	employee and labor matters and benefit plans;
●	environmental matters;
●	insurance;
●	legal proceedings and orders;
●	authority to enter into the Tender Agreement and the related agreements;
●	governmental authorization;
●	transactions with affiliates and interested party transactions;
●	labor matters;
●	any brokerage or finder’s fee or other fee or commission in connection with the Offer;
●	with respect to Ameri, opinion of its financial advisor;
●	with respect to Ameri, the sufficiency of the authorized and unissued Ameri common stock in the Offer for the completion of the Offer; and
●	accuracy of the information supplied by Ameri and Jay Pharma for inclusion in this proxy statement/prospectus.

The representations and warranties are, in many respects, qualified by materiality and knowledge and their accuracy forms the basis of some of the conditions to the obligations of Ameri and Jay Pharma to complete the Offer.

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No Solicitation

Each of Jay Pharma and Ameri agreed that, subject to certain exceptions, during the pre-closing period, Jay Pharma and Ameri and any of their respective subsidiaries will not, whether directly or indirectly, through their respective officers, directors, employees, investment bankers, attorneys, accountants, representatives, consultants or other agents retained by Jay Pharma, Ameri or their respective subsidiaries, or otherwise, and will not permit any such person to:

●	solicit, assist, initiate, encourage or otherwise knowingly facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of Jay Pharma, Ameri or any of their respective subsidiaries or entering into any form of agreement, arrangement or understanding) any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an “acquisition proposal” as defined below;

●	enter into or otherwise engage or participate in any discussions or negotiations with any person (other than the parties to the Tender Agreement) regarding any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an acquisition proposal;

●	solicit, initiate, knowingly encourage, induce or knowingly facilitate the communication, making, submission or announcement of, any “acquisition proposal” or “acquisition inquiry” as defined below, or take any action that could reasonably be expected to lead to an acquisition proposal or acquisition inquiry;

●	subject to certain exceptions, change the recommendation of the Ameri or Jay Pharma board of directors with regard the Offer;

●	accept, approve, endorse or recommend, or publicly propose to accept, approve, endorse or recommend, or take no position or remain neutral with respect to, any acquisition proposal; or

●	accept or enter into or publicly propose to accept or enter into any agreement, understanding or arrangement in respect of an acquisition proposal.

An “acquisition proposal” means any offer, proposal or inquiry (written or oral) from any person or group of persons other than the parties to the Tender Agreement after the date of the Tender Agreement relating to:

●	any direct or indirect sale, disposition, alliance or joint venture (or any lease, long-term supply agreement or other arrangement having the same economic effect as a sale), in a single transaction or a series of related transactions, of assets representing 20% or more of the consolidated assets or contributing 20% or more of the consolidated revenue of Jay Pharma or Ameri and their respective subsidiaries or of 20% or more of the voting, equity or other securities of Jay Pharma, Ameri, or any of their respective subsidiaries (or rights or interests therein or thereto);

●	any direct or indirect takeover bid, tender offer, exchange offer, treasury issuance or other transaction that, if consummated, would result in a person or group of persons beneficially owning 20% or more of any class of voting, equity or other securities or any other equity interests (including securities convertible into or exercisable or exchangeable for securities or equity interests) of Jay Pharma, Ameri, or any of their respective subsidiaries;

●	any plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, winding up or exclusive license involving Jay Pharma, Ameri, or any of their respective subsidiaries;

●	any other similar transaction or series of transactions involving Jay Pharma, Ameri, or any of their respective subsidiaries; and

●	any other transaction, the consummation of which could reasonably be expected to impede, prevent or delay the transactions contemplated by the Tender Agreement, including the Offer.

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However, if Ameri receives a written acquisition proposal from a third party and the receipt of such acquisition proposal was not initiated, sought, solicited, knowingly encouraged or knowingly induced by Ameri or is subsidiaries, then Ameri may:

●	contact the person who has made such acquisition proposal in order to clarify the terms of such acquisition proposal so that the Ameri board of directors (or any committee thereof) may inform itself about such acquisition proposal; and

●	furnish information concerning its business, properties or assets to any person pursuant to a confidentiality agreement, and negotiate and participate in discussions and negotiations with such person concerning an acquisition proposal if the Ameri board of directors determines in good fair that such acquisition proposal constitutes or is reasonably likely to constitute or lead to a “superior proposal” as defined below.

A “superior proposal” means a written acquisition proposal that the Ameri board of directors determines in its good faith judgment: (a) to be reasonably likely to be consummated if accepted; and (b) to be more favorable to the Ameri stockholders from a financial point of view than the Offer, in each case, taking into account at the time of determination all relevant circumstances, including the various legal, financial and regulatory aspects of the proposal, all the terms and conditions of such proposal and the Tender Agreement and any changes to the terms of Tender Agreement offered by Jay Pharma in response to such superior proposal. For the purposes of the term “superior proposal,” references to the term “acquisition proposal” have the meaning specified above, except that references to “20% or more” in the definition above are deemed to be references to “50% or more.”

Ameri must provide prompt notice (in any case within 24 hours) to Jay Pharma of any acquisition proposal and provide any such proposal to Jay Pharma, as well as provide to Jay Pharma all written materials provided to the third party making the acquisition proposal. If the Ameri board of directors determines in good faith that an acquisition proposal constitutes a superior proposal, Ameri’s board of directors may change its recommendation and authorize Ameri to terminate the Tender Agreement if:

●	Ameri’s board of directors determines in good faith that the failure to take such action could reasonably be expected to be inconsistent with Ameri’s directors’ fiduciary duties under applicable law;

●	Ameri has notified Jay Pharma in writing that it intends to effect a change in recommendation or terminate the Tender Agreement;

●	if applicable, Ameri has provided Jay Pharma a copy of the proposed definitive agreements between Ameri and the person making such superior proposal;

●

for at least five (5) business days, negotiated in good faith with Jay Pharma any proposed modifications to the Tender Agreement so that the failure to change the recommendation of the Ameri board of directors or terminate the Tender Agreement would no longer reasonably be expected to be inconsistent with the Ameri’s directors’ fiduciary duties under applicable law; and

●

even after such negotiation, the Ameri board of directors determines in good faith that such offer is still a superior proposal when compared with such modified version of the Tender Agreement and the failure to effect a change in recommendation or terminate the Tender Agreement would still reasonably be expected to be inconsistent with Ameri’s directors’ fiduciary duties under applicable law.

If Ameri or any of its subsidiaries accepts a superior proposal, Jay Pharma is required to repay the entire outstanding principal balance of the Note plus all accrued and unpaid interest thereon and any other sums payable to Alpha directly in connection with the Note immediately upon acceptance of a superior proposal.

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Meeting of the Ameri Stockholders

Ameri is obligated under the Tender Agreement to convene and conduct the a meeting of the Ameri shareholders on or before 60 days after the date the SEC has indicated that it has no further comments to the this proxy statement/prospectus, or such later date as may be mutually agreed to by Ameri and Jay Pharma, and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the such meeting without the prior written consent of Jay Pharma, except in the case of an adjournment, as required for quorum purposes. The meeting will be held for the purposes considering the Ameri Share Issuance Proposal, the Ameri Future Share Issuance Proposal, the Reverse Stock Split Proposal, the Spin-Off Proposal, the A&R Charter Proposal, the Incentive Plan Proposal and the Adjournment Proposal.

Conduct of Business Pending the Completion of the Offer

Jay Pharma has agreed that, except as permitted by the Tender Agreement, as required by law, or unless Ameri shall have provided written consent, during the period commencing on the date of the Tender Agreement and continuing until the earlier to occur of the closing of the Offer and the termination of the Tender Agreement, Jay Pharma will conduct its business and operations in the ordinary course consistent with past practices and in compliance with all applicable laws, regulations and certain contracts. Jay Pharma has also agreed that, subject to certain limited exceptions, without the consent of Ameri, it will not, during the period commencing on the date of the Tender Agreement and continuing until the earlier to occur of the closing of the Offer and the termination of the Tender Agreement (other than as required in connection with the Alpha Bridge Loan or the Alpha Investment):

●	make any change in its certificate of incorporation, by-laws or other organizational documents;

●	split, combine, consolidate or reclassify any shares of its capital stock, undertake any capital reorganization or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof);

●	redeem, repurchase, or otherwise acquire or offer to redeem, repurchase or otherwise acquire any shares of its capital stock or reduce the stated capital in respect of Jay Pharma common shares or any other shares of Jay Pharma;

●	issue, grant, deliver, sell, pledge or otherwise encumber, or authorize the issuance, grant, delivery, sale, pledge or other encumbrance of any shares of capital stock, securities, options, warrants or similar rights exercisable or exchangeable for or convertible into such capital stock, of Jay Pharma, except for the issuance of Jay Pharma common shares (a) issuable upon the exercise of the currently outstanding Jay Pharma options or (b) pursuant to outstanding Jay Pharma warrants;

●	acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, in one transaction or in a series of related transactions, assets, securities, properties, interests or businesses of any other person (other than pursuant to the transactions contemplated by the Tender Agreement);

●	reorganize, amalgamate, combine or merge Jay Pharma with any other person (other than pursuant to the transactions contemplated by the Tender Agreement);

●	adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of Jay Pharma;

●	sell, pledge, lease, dispose of, surrender, lose the right to use, mortgage, license, encumber (other than in certain instances outlined in the Tender Agreement) or otherwise dispose of or transfer any assets of Jay Pharma or any interest in any assets of Jay Pharma, other than in the ordinary course;

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●	make any capital expenditure or similar commitments, other than in the ordinary course;

●	make any loan or advance to, or any capital contribution or investment in, or assume, guarantee or otherwise become liable with respect to the liabilities or obligations of, any person, other than in the ordinary course;

●	prepay any long-term indebtedness before its scheduled maturity or increase, create, incur, assume or otherwise become liable, in one transaction or in a series of related transactions, with respect to any indebtedness for borrowed money or guarantees thereof, other than in the ordinary course; provided that any indebtedness created, incurred, refinanced, assumed or for which Jay Pharma becomes liable in accordance with the any of the foregoing shall be prepayable at the effective time without premium, penalty or other incremental costs (including breakage costs);

●	enter into any interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or similar financial instruments;

●	make any bonus or profit sharing distribution or similar payment of any kind;

●	grant any general increase in the rate of wages, salaries, bonuses or other remuneration of any Jay Pharma employees, other than in the ordinary course;

●	except as required by GAAP, make any change in Jay Pharma’s methods of accounting;

●	make any material tax election, information schedule, return or designation, except as required by applicable law and in a manner consistent with past practice, settle or compromise any material tax claim, assessment, reassessment or liability, file any amended tax return, enter into any material agreement with a governmental authority with respect to taxes, surrender any right to claim a material tax abatement, reduction, deduction, exemption, credit or refund, consent to the extension or waiver of the limitation period applicable to any material tax matter or materially amend or change any of its methods or reporting income, deductions or accounting for income tax purposes except as may be required by applicable law;

●	create, enter into or increase any severance, change of control or termination pay to (or amend any similar existing arrangement with) any employee, director or executive officer of Jay Pharma or change the benefits payable under any existing severance or termination pay policies with any employee, director or executive officer of Jay Pharma;

●

except as required by applicable law: (a) adopt, enter into or amend any Jay Pharma benefit plan (other than entering into an employment agreement in the ordinary course with a new Jay Pharma employee who was not employed by Jay Pharma on the date of the Tender Agreement); (b) pay any benefit to any director or officer of Jay Pharma or to any Jay Pharma employee that is not required under the terms of any Jay Pharma benefit plan in effect on the date of the Tender Agreement; (c) grant, accelerate, increase or otherwise amend any payment, award or other benefit payable to, or for the benefit of, any director or officer of Jay Pharma or to any Jay Pharma employee; (d) make any material determination under any Jay Pharma benefit plan that is not in the ordinary course; (e) take or propose any action to effect any of the foregoing; or (f) hire or terminate or promote any employee whose base salary is greater than $75,000;

●	cancel, waive, release, assign, settle or compromise any material claims or rights;

●	commence, waive, release, assign, settle or compromise any litigation, proceedings or governmental investigations;

●	amend, modify, terminate or waive any right under any material contract or enter into any contract or agreement that would be a material contract if in effect on the date hereof;

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●

except as otherwise provided in the Tender Agreement, amend, modify, terminate, cancel or let lapse any material insurance (or re-insurance) policy of Jay Pharma in effect on the date of the Tender Agreement, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the terminated, cancelled or lapsed policies for substantially similar premiums are in full force and effect;

●	in respect of any assets of Jay Pharma, waive, release, surrender, let lapse, grant or transfer any material right or value or amend, modify or change, or agree to amend, modify or change, in any material respect any existing material authorization, right to use, lease, contract, production sharing agreement, intellectual property (other than the granting of non-exclusive licenses or other dispositions in the ordinary course), or other material document;

●	abandon or fail to diligently pursue any application for any material authorizations, licenses, leases, or registrations or take any action, or fail to take any action, that could lead to the termination of any material authorizations, licenses, leases or registrations;

●	enter into or amend any contract with any broker, finder or investment banker; or

●

take any action that is intended or is reasonably likely to prevent the Offer from qualifying under Section 351(a) of the Code and the regulations promulgated thereunder as a transfer to a controlled corporation or take any action that is intended or reasonably likely to prevent the Offer from qualifying as a tax-deferred reorganization under Section 368(a) of the Code; or

●	authorize, agree, resolve or otherwise commit, whether or not in writing, to do any of the foregoing.

Ameri has agreed that, except as permitted by the Tender Agreement, as required by law, or unless Jay Pharma shall have provided written consent, during the period commencing on the date of the Tender Agreement and continuing until the earlier to occur of the closing of the Offer and the termination of the Tender Agreement, Ameri will conduct its business and operations in the ordinary course consistent with past practices and in compliance with all applicable laws, regulations and certain contracts. Ameri has also agreed that, subject to certain limited exceptions and other than Ameri’s disposition of its assets and liabilities as contemplated in the Tender Agreement prior to the closing or the related Ameri financing transactions, without the consent of Jay Pharma, Ameri will not, during the period commencing on the date of the Tender Agreement and continuing until the earlier to occur of the closing of the Offer and the termination of the Tender Agreement:

●	make any change in its certificate of incorporation, by-laws or other organizational documents, other than the amendment of the certificate of incorporation of Ameri;

●	split, combine, consolidate or reclassify any shares of its capital stock, undertake any capital reorganization or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof), other than the stock split (if any);

●

redeem, repurchase, or otherwise acquire or offer to redeem, repurchase or otherwise acquire any shares of its capital stock or reduce the stated capital in respect of Ameri common stock or any other shares of Ameri and its subsidiaries (other than in connection with the redemption or conversion into common stock of Ameri’s outstanding shares of preferred stock prior to the effective time);

●

issue, grant, deliver, sell, pledge or otherwise encumber, or authorize the issuance, grant, delivery, sale, pledge or other encumbrance of any shares of capital stock, securities, options, warrants or similar rights exercisable or exchangeable for or convertible into such capital stock, of Ameri or its subsidiaries, except for the issuance of Ameri capital stock (a) issuable upon the exercise of the currently outstanding Ameri options, (b) pursuant to outstanding Ameri warrants or (c) issuable in connection with the Ameri financing transactions related to the Offer;

●	acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, in one transaction or in a series of related transactions, assets, securities, properties, interests or businesses of any other person (other than pursuant to the transactions contemplated by the Tender Agreement);

●	reorganize, amalgamate, combine or merge Ameri or its subsidiaries with any other person (other than pursuant to the transactions contemplated by the Tender Agreement);

●	adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of Ameri or their its subsidiaries;

●	sell, pledge, lease, dispose of, surrender, lose the right to use, mortgage, license, encumber (other than in certain instances outlined in the Tender Agreement) or otherwise dispose of or transfer any assets of Ameri or its subsidiaries or any interest in any assets of Ameri or its subsidiaries, other than in the ordinary course;

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●	make any capital expenditure or similar commitments, other than in the ordinary course;

●	make any loan or advance to, or any capital contribution or investment in, or assume, guarantee or otherwise become liable with respect to the liabilities or obligations of, any person, other than in the ordinary course;

●

prepay any long-term indebtedness before its scheduled maturity or increase, create, incur, assume or otherwise become liable, in one transaction or in a series of related transactions, with respect to any indebtedness for borrowed money or guarantees thereof, other than in the ordinary course; provided that any indebtedness created, incurred, refinanced, assumed or for which Ameri or its subsidiaries becomes liable in accordance with the any of the foregoing shall be prepayable at the effective time without premium, penalty or other incremental costs (including breakage costs);

●	enter into any interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or similar financial instruments;

●	make any bonus or profit sharing distribution or similar payment of any kind except as may be required by the terms of a contract listed in Ameri disclosure letter or Ameri’s SEC filings since January 1, 2018;

●	grant any general increase in the rate of wages, salaries, bonuses or other remuneration of any Ameri employees except as may be required by a contract listed in Ameri disclosure letter or Ameri’s SEC filings since January 1, 2018, other than in the ordinary course;

●	except as required by GAAP, make any change in the methods of accounting of Ameri or its subsidiaries;

●	make any material tax election, information schedule, return or designation, except as required by applicable law and in a manner consistent with past practice, settle or compromise any material tax claim, assessment, reassessment or liability, file any amended tax return, enter into any material agreement with a governmental authority with respect to taxes, surrender any right to claim a material tax abatement, reduction, deduction, exemption, credit or refund, consent to the extension or waiver of the limitation period applicable to any material tax matter or materially amend or change any of its methods or reporting income, deductions or accounting for income tax purposes except as may be required by applicable law;

●

create, enter into or increase any severance, change of control or termination pay to (or amend any similar existing arrangement with) any employee, director or executive officer of Ameri or its subsidiaries or change the benefits payable under any existing severance or termination pay policies with any employee, director or executive officer of Ameri or its subsidiaries;

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●

except as required by applicable law: (a) adopt, enter into or amend any Ameri benefit plan (other than entering into an employment agreement in the ordinary course with a new Ameri employee who was not employed by Ameri or its subsidiaries on the date of the Tender Agreement); (b) pay any benefit to any director or officer of Ameri or its subsidiaries or to any Ameri employee that is not required under the terms of any Ameri benefit plan in effect on the date of the Tender Agreement; (c) grant, accelerate, increase or otherwise amend any payment, award or other benefit payable to, or for the benefit of, any director or officer of Ameri or its subsidiaries or to any Ameri employee; (d) make any material determination under any Ameri benefit plan that is not in the ordinary course; or (e) take or propose any action to effect any of the foregoing;

●	cancel, waive, release, assign, settle or compromise any material claims or rights;

●	commence, waive, release, assign, settle or compromise any litigation, proceedings or governmental investigations;

●	amend, modify, terminate or waive any right under any material contract or enter into any contract or agreement that would be a material contract if in effect on the date hereof;

●

except as otherwise contemplated in the Tender Agreement, amend, modify, terminate, cancel or let lapse any material insurance (or re-insurance) policy of Ameri or its subsidiaries in effect on the date of the Tender Agreement, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the terminated, cancelled or lapsed policies for substantially similar premiums are in full force and effect;

●

in respect of any assets of Ameri or its subsidiaries, waive, release, surrender, let lapse, grant or transfer any material right or value or amend, modify or change, or agree to amend, modify or change, in any material respect any existing material authorization, right to use, lease, contract, production sharing agreement, intellectual property (other than the granting of non-exclusive licenses or other dispositions in the ordinary course), or other material document;

●	abandon or fail to diligently pursue any application for any material authorizations, licenses, leases, or registrations or take any action, or fail to take any action, that could lead to the termination of any material authorizations, licenses, leases or registrations;

●	enter into or amend any contract with any broker, finder or investment banker; or

●	authorize, agree, resolve or otherwise commit, whether or not in writing, to do any of the foregoing.

Covenants and Other Agreements

Each of Jay Pharma and Ameri has agreed to, among other things:

●	carry out the Tender Agreement in accordance with and subject to the terms of the Tender Agreement;

●

use all commercially reasonable efforts to obtain and maintain all third party or other consents, waivers, permits, exemptions, orders, approvals, agreements, amendments or confirmations (i) that are necessary or advisable to be obtained under the material contacts in connection with the Offer; or (ii) required in order to maintain the material contracts in full force and effect following completion of the Offer;

●	use all commercially reasonable efforts to file or otherwise submit all applications, notices, reports and other documents reasonably required to be filed with a governmental entity with respect to the Offer;

●	use all commercially reasonable efforts to cooperate in to effect all necessary registrations, filings and submissions of information required by governmental authorities relating to the Offer;

●	use all commercially reasonable efforts to make all filings and other submissions and give all notices required to be made and given in connection with the Offer;

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●	provide the other party with reasonable access during normal business hours to such party’s personnel and assets and to all existing books, records, tax returns, work papers and other documents and information relating to such party and its subsidiaries;

●	provide the other party with such copies of the existing books, records, tax returns, work papers, product data, and other documents and information relating to such party and its subsidiaries, and with such additional financial, operating and other data and information regarding such party and its subsidiaries as the other party may reasonably request;

●

except with respect to the material terms and conditions of the transactions contemplated in the Tender Agreement, not to provide the holders of the Notes or its affiliates with any information that constitutes, or reasonably believed to constitute, material non-public information, unless such holders consented prior thereto;

●

to the extent that any notice provided pursuant to any documents related to the transactions contemplated by the Tender Agreement constitutes, or contains, material, non-public information, to simultaneously file, or caused to be filed, such notice pursuant to a Current Report on Form 8-K;

●	use all commercially reasonable efforts to obtain all consents, approvals or waivers reasonably required in connection with the transactions contemplated by the Tender Agreement;

●

not take any action which is inconsistent with the Tender Agreement or which would reasonably be expected to prevent, delay or otherwise impede the completion of the Offer or the transactions contemplated by the Tender Agreement;

●	use all commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Offer or other transactions contemplated by the Tender Agreement;

●

notify each other of (a) a material adverse effect, (b) that a consent or authorization may be required, (c) of any communication from a material supplier or customer of a termination or material reduction of its relationship, (d) any notice or communication from a governmental authority with regard to the Tender Agreement, and (e) any actions pending or, to their knowledge, threatened against a party to the Tender Agreement;

●	take all commercially reasonable actions to ensure compliance with all of the applicable conditions precedent in favor of the other party; and

●	keep each party informed of any material decisions required to be made or actions required to be taken with respect to the operation of their respective businesses.

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Jay Pharma and Ameri agreed that at or prior to the closing, among other things:

●	Jay Pharma will cause all of its shareholders other than Alpha to execute a lock-up agreement;

●	Ameri will prepare and submit the NASDAQ listing application and use commercially reasonable efforts to cause such NASDAQ listing application to be conditionally approved prior to the effective time;

●	Ameri will obtain the approvals required under its organizational documents to approve the Offer, the issuance of Ameri common stock in connection with the Offer, the amendment of the certificate of incorporation of Ameri, the issuance of the Series B Warrants, and the adoption of a stock incentive plan pursuant to which shares of Resulting Issuer common stock comprising 15% of the issued and outstanding shares of Resulting Issuer common stock post-closing, on a fully diluted basis, which shall be reserved for issuance to employees, directors, consultants, and other service providers;

●	Ameri will file a charter amendment (a) changing the name of Ameri from “Ameri Holdings, Inc. to “Jay Pharma Inc.,” (b) authorizing shares of common stock sufficient to account for any reverse stock split deemed necessary to increase the then-current trading price of Ameri common stock to $6.00 per share and (c) accomplish any other items that may require Ameri to amend its charter;

●	Ameri will, if deemed necessary, consummate a reverse stock split to increase the then-current trading price of Ameri common stock to $6.00 per share;

●	Ameri will cause all Ameri preferred stock to be redeemed into shares of Private Ameri Preferred Stock;

●

Ameri shall prepare and file with the SEC a proxy statement to be sent to the stockholders of each of Ameri and Jay Pharma, and a registration statement on Form S-4 (including a prospectus) in connection with the issuance of Resulting Issuer common stock and Resulting Issuer preferred stock in the Offer, of which such proxy statement will form a part;

●	Ameri and Jay Pharma shall use commercially reasonable efforts to cause this proxy statement to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff;

●	Ameri will file a “Notification to Acquire Control of an Existing Canadian Business” pursuant to the Investment Canada Act within 30 days after the effective date; and

●	Ameri will maintain directors’ and officers’ liability insurance policies from and after the effective time and will also purchase a “tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of Ameri’s existing directors’ and officers’ insurance policies.

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Termination of the Tender Agreement

Notice and Cure of Breach

Pursuant to the Tender Agreement, each of Jay Pharma and Ameri has an obligation to notify the other of any event, occurrence, or state of facts that would cause, or would reasonably be likely to result in, (a) a representation or warranty of Jay Pharma or Ameri to be untrue or inaccurate in any material respect at any time between the signing of the Tender Agreement and the closing of the Offer, or (b) a failure, in any material respect, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by Ameri or Jay Pharma.

A party seeking to terminate the Tender Agreement must provide a written notice to the other parties specifying in reasonable detail all of the breaches of covenants, representations and warranties or other matters which the party seeking to terminate asserts as its basis for termination. After delivering a termination notice, providing such party that received the notice is diligently proceeding to cure such matter and such matter is capable of being cured within 180 days following the date of the Tender Agreement, the terminating party may not exercise its right of termination until the earlier of (a) the date that is 180 days following the date of the Tender Agreement and (b) the date that is 20 business days following receipt of such termination notice by the party in receipt of such notice, if such matter has not been cured by such date. If a termination notice is provided before the Ameri or Jay Pharma special meetings, such meetings must be postponed or adjourned to the earlier of (a) five (5) Business Days prior to the date that is 180 days after the date of the Tender Agreement and (b) the date that is 20 business days following the receipt of the termination notice by the breaching party.

Termination

The Tender Agreement may be terminated at any time prior to the effective time of the Offer, whether before or after the required stockholder approvals to complete the Offer and related matters have been obtained but subject to the prior written consent of Alpha, as set forth below:

●	by mutual written consent of Jay Pharma and Ameri;

●

by either Jay Pharma or Ameri if the Ameri stockholder approval is not obtained at the Ameri special meeting of the stockholders; provided, however, that neither Ameri nor Jay Pharma may terminate the Tender Agreement if the failure to obtain such approval was caused by, or is a result of, a breach by such terminating party of its representations or warranties or failure to perform its covenants or agreements under the Tender Agreement;

●

by either Jay Pharma or Ameri if, after the date of the Tender Agreement, any applicable law is enacted, made, enforced or amended that makes the completion of the Offer illegal or otherwise permanently prohibits or enjoins Jay Pharma or Ameri from consummating the Offer, and such applicable law has, if applicable, become final and non-appealable;

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●

by either Jay Pharma or Ameri if the effective time does not occur within by January 1, 2021; provided that a party may not terminate if the failure of the effective time to occur is a result of a breach by such party of its representations or warranties or the failure of such party to perform its covenants or agreements;

●

by either Jay Pharma or Ameri if the Minimum Tender Condition is not satisfied on or prior to January 1, 2021; provided that a party may not terminate if the failure of the Minimum Tender Condition to be satisfied is a result of a breach by such party of its representations or warranties or the failure of such party to perform its covenants or agreements;

●

by either Jay Pharma or Ameri if the this proxy statement/prospectus (1) has not been filed by Ameri with the SEC on or prior to the 15th calendar day following the date of the Tender Agreement (the “Filing Deadline”) or (2) declared effective by the SEC on or prior to the 60th calendar day after the earlier of the filing date of this proxy statement/prospectus or the Filing Deadline (the “Effectiveness Deadline); provided that a party may not terminate if the failure to meet the Filing Deadline or Effectiveness Deadline is a result of a breach by such party of its representations or warranties or the failure of such party to perform its covenants or agreements;

●

by Jay Pharma if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Ameri under the Tender Agreement occurs that would cause any condition precedent to the closing of the Offer not to be satisfied, and such breach or failure is incapable of being cured on or prior to January 1, 2021 or is not cured in the manner described above; provided that (a) any willful breach is deemed incurable, and (b) Jay Pharma is not in breach so as to cause any condition to the closing of the Offer to not be satisfied;

●

by Jay Pharma if the Ameri board of directors or any committee thereof fails to recommend or withdraws, amends, modifies or qualifies the approval of the Offer, or publicly proposes or states its intention to do so;

●	by Jay Pharma if Ameri breaches its non-solicitation obligations in any material respect;

●	by Jay Pharma if there is a material adverse effect with respect to Ameri that has not been disclosed by Ameri prior to the date of the Tender Agreement;

●	by Ameri in order to enter into a definitive agreement with regard to a superior proposal;

●

by Ameri if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Jay Pharma under the Tender Agreement occurs that would cause any condition precedent to the closing of the Offer not to be satisfied, and such breach or failure is incapable of being cured on or prior to January 1, 2021 or is not cured in the manner described above; provided that (a) any willful breach is deemed incurable and (b) Ameri is not in breach so as to cause any condition to the closing of the Offer to not be satisfied;

●	by Ameri if the Jay Pharma board of directors or any committee thereof fails to recommend or withdraws, amends, modifies or qualifies the approval of the Offer, or publicly proposes or states its intention to do so;

●	by Ameri if Jay Pharma breaches its non-solicitation obligations in any material respect; or

●	by Ameri if there is a material adverse effect with respect to Jay Pharma that has not been disclosed by Jay Pharma prior to the date of the Tender Agreement.

Expense Reimbursement upon Termination

Jay Pharma must reimburse Ameri for certain expenses up to $500,000 if Ameri’s termination is because (a) the board of directors of Jay Pharma changes its recommendation regarding the Offer or Jay Pharma materially breaches the covenants regarding non-solicitation set forth in the Tender Agreement, or (b) the required Jay Pharma shareholder approval is not obtained and, in each case of (a) or (b), prior to such termination, an acquisition proposal for Jay Pharma is made or publicly announced and, within 365 days following the date of such termination:

●	an acquisition proposal for Jay Pharma is consummated or effected;

●	Jay Pharma enters into a contract or letter of intent with regard to such acquisition proposal and such acquisition proposal is later consummated or effected; or

●	an acquisition proposal is made or publicly announced or otherwise publicly disclosed.

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Ameri must reimburse Jay Pharma for certain expenses up to $500,000 if Jay Pharma’s termination is because (a) the board of directors of Ameri changes its recommendation regarding the Offer or Ameri materially breaches the covenants regarding non-solicitation set forth in the Tender Agreement or (b) the required Ameri stockholder approval is not obtained and, in each case of (a) or (b), prior to such termination, an acquisition proposal for Ameri is made or publicly announced and, within 365 days following the date of such termination:

●	an acquisition proposal for Ameri is consummated or effected; or

●	Ameri enters into a contract or letter of intent with regard to such acquisition proposal and such acquisition proposal is later consummated or effected.

Ameri must also reimburse Jay Pharma for certain expenses up to $500,000 if Ameri terminates the Tender Agreement to enter into a definitive agreement providing for a superior proposal.

In addition, if the Tender Agreement is terminated without Alpha’s prior written consent and without meeting certain other conditions in the Tender Agreement, Jay Pharma is required to repay the entire outstanding principal balance of the Note plus all accrued and unpaid interest thereon and any other sums payable to Alpha directly in connection with the Note.

Amendment

The Tender Agreement may be amended by the parties at any time prior to the effective time, provided, however, that notice of any amendment must be provided to Alpha and Alpha shall have the right to veto any such amendment.

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ANCILLARY AGREEMENTS

Pursuant to the Tender Agreement, Jay Pharma and Ameri, as applicable, will complete certain transactions pursuant to the relevant transaction documents, including (i) the Alpha Bridge Loan, (ii) the Series B Warrants, (iii) the Alpha Investment, (iv) the Securities Exchange Agreements, (v) the Certificate of Designation for the Series B Preferred Stock, (vi) the Tikkun IP Assignments and License Agreement, (vii) the Nominal Share Purchase Agreement, (viii) the Lock-Up/Leak-Out Agreements, (ix) the Palladium Placement Agent and Merger Advisory Agreement for Jay Pharma, (x) the Palladium Placement Agent and Merger Advisory Agreement for Ameri, (xi) the Letter of Transmittal, (xii) the Share Purchase Agreement and (xiv) the Exchange Agreements. The following summary describes the material provisions of such agreements. This summary may not contain all of the information about the foregoing transaction documents that is important to you. This summary is qualified in its entirety by reference to the Original Note and Security Agreement related to the Alpha Bridge Loan, the Series B Warrants, the Original Alpha Securities Purchase Agreement, the Securities Exchange Agreements, the Tikkun IP Assignments and License Agreements, the Lock-Up/Leak-Out Agreements, the Palladium Placement Agent and Merger Advisory Agreement for Jay Pharma, the Palladium Placement Agent and Merger Advisory Agreement for Ameri, and the Ameri Share Purchase Agreement, each as amended where applicable, which are attached as Annexes G-1, G-2, G-3, G-4, I, H-1, H-2, C, K-1, K-2, K-3, K-4, L-1, N, P, O-1, and B, respectively. We encourage you to read these agreements carefully in their entirety for a more complete understanding of the transactions described herein.

Alpha Bridge Loan

At the signing of the Original Amalgamation Agreement, Jay Pharma issued a Secured Promissory Note to Alpha, dated as of January 10, 2020, pursuant to which Alpha loaned $1,500,000 to Jay Pharma in connection with, and as a condition to, the Original Amalgamation Agreement. The Original Note was amended by the Second Note Amendment to reflect an additional investment of $500,000, resulting in a total principal amount of $2,000,000. The Original Note was amended on August 12, 2020 (as discussed further below), to account for the termination of the Original Amalgamation Agreement and the change in the structure of the transaction from an amalgamation to a stock-for-stock exchange offer (the “Third Note Amendment”). The terms described in the following paragraphs reflect the terms of the Original Note as amended by the Third Note Amendment.

The Note is secured, pursuant to the Security Agreement, by all of the assets of Jay Pharma. The Note carries an annual interest rate of 7%, calculated daily.

Upon the satisfaction of the closing conditions to the Offer, the Note shall convert into 2,361,627 common shares of Jay Pharma and Series A Warrants to purchase 2,361,627 common shares of Jay Pharma at an exercise price of $1.07 per Jay Pharma common share, assuming that the closing of the Offer occurs on or before January 1, 2021. Pursuant to the Tender Agreement and the terms of the Alpha Exchange Agreement, such Jay Note Securities, together with the Alpha Investment Securities shall be exchanged for (i) with regard to the common shares of Jay Pharma held by Alpha, the number of shares of Series B Preferred Stock convertible into 3,745,098 shares of Resulting Issuer common stock, which is equal to the product of (A) the Exchange Ratio and (B) (1) the sum of (a) the amount of the Alpha Investment and (b) the amount of the Note, divided by (2) the per share price derived from (a) $40,000,000 divided by (b) the number of shares of Jay Pharma common stock outstanding immediately prior to the effective time, but excluding any shares of Jay Pharma common stock issued or issuable (x) pursuant to the conversion of the Note and the Alpha Investment or (y) the warrants to purchase up to 7% of Jay Pharma common stock issued pursuant to the placement agent agreement by and between Jay Pharma and Palladium, and (ii) with regard to the Series A Warrants of Jay Pharma held by Alpha, warrants to purchase up to 3,745,098 shares of common stock of the Resulting Issuer at an exercise price of $2.35 per share, in each case, prior to giving effect to the proposed reverse stock split.

Jay Pharma is obligated by certain covenants set forth in the Note, including, but not limited to, the obligation (a) to provide certain financial information, (b) to use the proceeds in a specifically agreed to manner, (c) to not incur any new indebtedness other than as allowed under the terms of the Note, (d) to not enter into any business, except those in which Jay Pharma is already engaged or that are reasonably related thereto, (e) to not make any distributions to its shareholders or creditors, (f) to not make any changes to its capital structure, authorize or issue any equity interest of Jay Pharma, and (g) to not take or suffer any act not permitted under the Tender Agreement.

Events of default under the Note include, but are not limited to, (a) breaches of representations and warranties made by Jay Pharma, in the Note or the Security Agreement, (b) breaches of covenants made by Jay Pharma, (c) bankruptcy and insolvency of Jay Pharma, and (d) the failure to consummate the Offer by a certain date.

The Notes and the Security Agreement also provide certain customary representations and warranties of Jay Pharma.

If the Tender Agreement is terminated without Alpha’s prior written consent and without meeting certain other conditions in the Tender Agreement, Jay Pharma is required to repay the entire outstanding principal balance of the Note plus all accrued and unpaid interest thereon and any other sums payable to Alpha directly in connection with the Note.

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First Note Amendment

On May 6, 2020, Jay Pharma and Alpha entered into the First Note Amendment. The First Note Amendment revised the maturity date of the Note. Prior to the First Note Amendment, the maturity date of the Note was the earlier of (a) July 6, 2020 and (b) an event of default that accelerates the maturity of the Note. Following the First Note Amendment, the maturity date of the Note was revised to be the earlier of (a) September 30, 2020 and (b) an event of default that accelerates the maturity of the Note. The First Note Amendment also revised the event of default regarding a failure of the amalgamation to be consummated by March 31, 2020 to extend such date to September 30, 2020.

Second Note Amendment

On June 23, 2020, Jay Pharma and Alpha entered into the Second Note Amendment. The Second Note Amendment revised the principal amount of the Note from $1,500,000 to $2,000,000, which was deemed advanced as the of date of the Second Note Amendment. The rights and securities granted to Alpha under the terms of the Note were extended to the additional $500,000 advance contemplated by the Second Note Amendment pursuant to the terms of the Second Note Amendment.

Third Note Amendment

On August 12, 2020, Jay Pharma and Alpha entered into the Third Note Amendment. The Third Note Amendment extended the maturity date to be the earlier of (a) January 1, 2021 and (b) an event of default that accelerates the maturity of the Note. The Third Note Amendment also revised the Note to account for the change in structure from an amalgamation to a stock-for-stock exchange offer. As a result, references to the Original Amalgamation Agreement and the amalgamation were revised to be references to the Tender Agreement and the Offer. The Third Note Amendment also revised the event of default regarding a failure of the amalgamation to be consummation by March 31, 2020 to be an event of default if the Offer was not completed by January 1, 2021.

Series B Warrants

Upon the completion of the Offer, the Resulting Issuer will provide Alpha with the Series B Warrants to purchase the number of pre-reverse stock split shares of common stock of the Resulting Issuer equal to the product of (i) 8,100,000 and (ii) the Exchange Ratio at an exercise price of $0.01 to Alpha, as set forth in, and pursuant to the terms of, the Series B Common Stock Purchase Agreement. The Series B Warrants have a five-year term beginning on the 90th day after the later of the last day of the lock-up/leak-out period, which is described under “— Lock-Up/Leak-Out Agreements” beginning on page 177. If Alpha chooses to exercise the Series B Warrants, Alpha may elect, at its own option, to exercise the Series B Warrants on a cashless basis. Alpha may not exercise the Series B Warrants to the extent such exercise would result in Alpha and its affiliates owning more than 9.99% of the Resulting Issuer. The number of shares issuable under the terms of the Series B Common Stock Purchase Agreement are adjustable for stock dividends and splits. Additionally, Alpha shall have the right to participate in subsequent rights offerings or pro rata distributions with respect to the equity of the Resulting Issuer or any fundamental transaction involving the Resulting Issuer as more fully described in the Series B Common Stock Purchase Agreement.

Alpha Investment

At the signing of the Original Amalgamation Agreement, Alpha entered into the Original Alpha Securities Purchase Agreement, pursuant to which Alpha agreed, subject to the terms and conditions thereof, to purchase common shares of Jay Pharma and Series A Warrants to purchase Jay Pharma’s common stock for an aggregate total purchase price of $3,500,000. The Original Alpha Securities Purchase Agreement was amended on August 12, 2020 (as discussed further below), to account for the termination of the Original Amalgamation Agreement and the change in the structure of the transaction from an amalgamation to a stock-for-stock exchange offer (the “Third Alpha SPA Amendment”). The terms described in the following paragraphs reflect the terms of the Original Alpha Securities Purchase Agreement as amended by the Third Alpha SPA Amendment.

The closing of the Alpha Investment is conditioned upon the satisfaction or waiver of the conditions set forth in the Tender Agreement. The obligations of Alpha under the Alpha Securities Purchase Agreement in connection with the closing of the Alpha Investment are also subject to the condition that, from the date of the Alpha Securities Purchase Agreement to the date of closing of the Alpha Investment, trading in Ameri’s common stock shall not have been suspended by the SEC or NASDAQ, and, at any time prior to the closing date of the Alpha Investment, trading in securities generally as reported by Bloomberg L.P. shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by such service, or on any trading market, nor shall a banking moratorium have been declared either by the U.S. or New York State authorities.

The Alpha Securities Purchase Agreement provides certain customary covenants, conditions, representations and warranties, and other agreements by and between Jay Pharma and Alpha. In addition, Jay Pharma has agreed to use commercially reasonable efforts to complete the Offer, and as a condition to closing of the Offer, to cause Ameri to assume all of Jay Pharma’s obligations under the warrants and the Securities Purchase Agreement.

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Pursuant to the terms of the Alpha Securities Purchase Agreement, from the closing date of the Offer until 120 days thereafter, Jay Pharma agreed to not permit or allow Ameri or any of its subsidiaries to issue, enter into agreement to issue, or announce the issuance or proposed issuance of any shares of Ameri common stock. Additionally, for a period of 18 months following the closing date of the Offer, Ameri is prohibited from effecting or entering into an agreement to effect any issuance by Ameri or any of its subsidiaries of their respective common stock or common stock equivalent involving a variable rate transaction. A “variable rate transaction” means a transaction in which Ameri (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of common stock either (A) at a conversion price, exercise price or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the shares of common stock at any time after the initial issuance of such debt or equity securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of Ameri or the market for the common stock, or (ii) enters into, or effects a transaction under, any agreement, including, but not limited to, an equity line of credit, whereby Ameri may issue securities at a future determined price. Additionally, from the closing date of the Offer until such time as Alpha holds less than one-fifth of the shares issued in connection with the Alpha Investment, Alpha will hold certain anti-dilution rights outlined in the Alpha Securities Purchase Agreement.

Upon the closing of the Alpha Investment under the Alpha Securities Purchase Agreement immediately prior to the Offer, Alpha will receive approximately 3,542,441 common shares of Jay Pharma and Series A Warrants to purchase 3,542,441 common shares of Jay Pharma at an exercise price of $2.35 per common share (the “Alpha Investment Securities”). Pursuant to the terms of the Tender Agreement and the Alpha Exchange Agreement, upon the satisfaction of the closing conditions to the Offer, the Alpha Investment Securities will be exchanged for (i) with regard to the common shares of Jay Pharma held by Alpha, the number of shares of Series B Preferred Stock convertible into 3,745,098 shares of Resulting Issuer common stock, which is equal to the product of (A) the Exchange Ratio and (B) (1) the sum of (a) the amount of the Alpha Investment and (b) the amount of the Note, divided by (2) the per share price derived from (a) $40,000,000 divided by (b) the number of shares of Jay Pharma common stock outstanding immediately prior to the effective time, but excluding any shares of Jay Pharma common stock issued or issuable (x) pursuant to the conversion of the Note and the Alpha Investment or (y) the warrants to purchase up to 7% of Jay Pharma common stock issued pursuant to the placement agent agreement by and between Jay Pharma and Palladium, and (ii) with regard to the Series A Warrants of Jay Pharma held by Alpha, warrants to purchase up to 3,745,098 shares of common stock of the Resulting Issuer at an exercise price of $2.35 per share, in each case, prior to giving effect to the proposed reverse stock split. The Resulting Issuer warrants will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. The exercise price and number of shares of Resulting Issuer common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting the Resulting Issuer common stock and the exercise price. The Series B Preferred Stock of the Resulting Issuer and the warrants to purchase Resulting Issuer common stock to be issued to Alpha are convertible or exercisable, as applicable, subject to a 9.99% beneficial ownership blocker.

First Amendment to Alpha Securities Purchase Agreement

On June 23, 2020, Jay Pharma and Alpha entered into the Second Note Amendment. The Second Note Amendment also amended the Alpha Securities Purchase Agreement to reduce the amount of the investment in Jay Pharma’s shares and Series A Warrants from $3,500,000 to $3,000,000.

Second Amendment to Alpha Securities Purchase Agreement

On August 12, 2020, Jay Pharma and Alpha entered into a second amendment to the Alpha Securities Purchase Agreement (the “Second Alpha SPA Amendment”). The Second Alpha SPA Amendment revised the formula regarding the securities to be issued to Alpha in connection with the closing of the amalgamation to match the formula set forth in the Original Amalgamation Agreement. Additionally, the Second Alpha SPA amended the termination rights under the Alpha Securities Purchase Agreement to extend the termination date from July 7, 2020 to September 30, 2020.

Third Amendment to Alpha Securities Purchase Agreement

On August 12, 2020, Jay Pharma and Alpha entered into the Third Alpha SPA Amendment. The Third Alpha SPA Amendment revised the references to the Original Amalgamation Agreement and amalgamation to be references to the Tender Agreement and the Offer, as applicable, in order to account for the change in transaction structure from an amalgamation to a stock-for-stock exchange offer. Additionally, the Third Alpha SPA Amendment amended the termination rights under the Alpha Securities Purchase Agreement to extend the termination date from September 30, 2020 to January 1, 2021.

Resulting Issuer Warrants

As noted above, in connection with conversion of the Note and the closing of the Alpha Investment, which are expected to occur immediately prior to the closing of the Offer, Alpha will receive warrants to purchase common shares of Jay Pharma. Further, as noted above, in connection with the Offer and pursuant to the terms of the Tender Agreement and the Alpha Exchange Agreement, these warrants will be exchanged for Resulting Issuer warrants to purchase pre-reverse stock split shares of Resulting Issuer common stock equal to the number of common shares of Jay Pharma underlying such outstanding Jay Pharma warrants multiplied by the Exchange Ratio, with the exercise price of such converted warrants determined by dividing the exercise price of the Jay Pharma warrant by the Exchange Ratio. The Resulting Issuer warrants will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. The exercise price and number of shares of Resulting Issuer common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting Jay Pharma common stock and the exercise price.

If, at the time Alpha exercises its Resulting Issuer common stock warrants, a registration statement registering the issuance of the shares of Resulting Issuer common stock underlying the Resulting Issuer common stock warrants under the Securities Act is not then available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to the Resulting Issuer upon such exercise in payment of the aggregate exercise price, Alpha may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Resulting Issuer common stock determined according to a formula set forth in the Resulting Issuer common stock warrants.

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Alpha (together with its affiliates) may not exercise any portion of the Resulting Issuer common stock warrant to the extent that Alpha would own more than 9.99% of the outstanding Resulting Issuer common stock immediately after exercise; provided, however, that upon notice to the Resulting Issuer, Alpha may increase or decrease the beneficial ownership limitation, provided that in no event shall the beneficial ownership limitation exceed 9.99% and any increase in the beneficial ownership limitation will not be effective until 61 days following notice of such increase from Alpha to the Resulting Issuer.

If Resulting Issuer, at any time while the Resulting Issuer common stock warrant is outstanding, sells or grants any option to purchase, or sells or grants any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Resulting Issuer common stock (or common stock equivalents), at an effective price per share less than the exercise price then in effect, then simultaneously with the consummation (or, if earlier, the announcement) of each such dilutive issuance, the exercise price will be reduced to equal the exercise price then in effect, subject to certain exceptions, which includes issuance of securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Resulting Issuer and not for the primary purpose of raising capital.

In the event of a fundamental transaction, as described in the Resulting Issuer common warrants and generally including any reorganization, recapitalization or reclassification of Resulting Issuer common stock, the sale, transfer or other disposition of all or substantially all of Resulting Issuer’s properties or assets, Resulting Issuer’s consolidation or merger with or into another person, the acquisition of more than 50% of Resulting Issuer outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by Resulting Issuer’s outstanding common stock, Alpha will be entitled to receive upon exercise of such warrants the kind and amount of securities, cash or other property that Alpha would have received had they exercised the Resulting Issuer common stock warrants immediately prior to such fundamental transaction.

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Securities Exchange Agreements

Option Exchange Agreements

Pursuant to the terms of the Tender Agreement, prior to the closing of the Offer, Ameri will enter into exchange agreements with each of the holders of Jay Pharma options (the “Option Exchange Agreements”). Pursuant to the terms of the Option Exchange Agreements, each outstanding Jay Pharma option shall be exchanged for Resulting Issuer options to purchase a number of shares of Resulting Issuer common stock equal to the Exchange Ratio on substantially the same terms as those contained in the stock option plan of the Resulting Issuer and each such Jay Pharma option shall be cancelled. The exercise price for each share of Resulting Issuer common stock underlying a Resulting Issuer option will be equal to the exercise price per share of Jay Pharma common stock under the Jay Pharma option in effect immediately prior to the completion of the Offer, as adjusted to reflect the proposed reverse stock split and Exchange Ratio and applicable currency exchange ratio. Jay Pharma and Ameri intend that the exchange of all Jay Pharma options for Resulting Issuer options will occur on a rollover basis pursuant to subsection 7(1.4) of the Tax Act and that any relevant adjustments to the exercise price of the Resulting Issuer options shall be made to reflect this intention, and that the foregoing treatment of Jay Pharma options is fair and reasonable in light of the circumstances of the transaction. The consummation of the transactions contemplated by the Option Exchange Agreements are conditioned upon the completion of the Offer.

Warrant Exchange Agreements

Pursuant to the terms of the Tender Agreement, prior to the closing of the Offer, Ameri will enter into exchange agreements with the holders of Jay Pharma warrants (the “Warrant Exchange Agreements). Pursuant to the terms of the Warrant Exchange Agreements, each outstanding Jay Pharma warrant shall be exchanged for Resulting Issuer warrants to purchase the number of shares of Resulting Issuer common stock equal to the Exchange Ratio on substantially economically equivalent terms and each such Jay Pharma warrant shall be cancelled. The exercise price for each share of Resulting Issuer common stock underlying a Resulting Issuer warrant will be equal to the exercise price per share of Jay Pharma common stock under the Jay Pharma warrant in effect immediately prior to the completion of the Offer, as adjusted to reflect the proposed reverse stock split and Exchange Ratio and the applicable currency exchange ratio. The consummation of the transactions contemplated by the Warrant Exchange Agreements are conditioned upon the completion of the Offer.

Alpha Exchange Agreement

Pursuant to the terms of the Tender Agreement, prior to the closing of the Offer, Ameri will enter into an exchange agreement with Alpha (the “Alpha Exchange Agreement” and, together with the “Option Exchange Agreements” and the “Warrant Exchange Agreements,” the “Securities Exchange Agreements”). Pursuant to the terms of the Alpha Exchange Agreement, the Alpha Investment Securities will be exchanged for (i) with regard to the common shares of Jay Pharma held by Alpha, the number of shares of Series B Preferred Stock convertible into 3,745,098 shares of Resulting Issuer common stock, which is equal to the product of (A) the Exchange Ratio and (B) (1) the sum of (a) the amount of the Alpha Investment and (b) the amount of the Note, divided by (2) the per share price derived from (a) $40,000,000 divided by (b) the number of shares of Jay Pharma common stock outstanding immediately prior to the effective time, but excluding any shares of Jay Pharma common stock issued or issuable (x) pursuant to the conversion of the Note and the Alpha Investment or (y) the warrants to purchase up to 7% of Jay Pharma common stock issued pursuant to the placement agent agreement by and between Jay Pharma and Palladium, and (ii) with regard to the Series A Warrants of Jay Pharma held by Alpha, warrants to purchase up to 3,745,098 shares of common stock of the Resulting Issuer at an exercise price of $2.35 per share, in each case, prior to giving effect to the proposed reverse stock split. Additionally, the Alpha Nominal Shares (as described further below) will be exchanged for 4,931,536 shares of Series B Preferred Stock that are convertible into up to 4,931,536 shares of Resulting Issuer common stock, prior to giving effect to the reverse stock split proposed under the Reverse Stock Split Proposal. The Series B Preferred Stock of the Resulting Issuer and the warrants to purchase Resulting Issuer common stock to be issued to Alpha are convertible or exercisable, as applicable, subject to a 9.99% beneficial ownership blocker. The consummation of the transactions contemplated by the Alpha Exchange Agreement are conditioned upon the completion of the Offer.

Series B Preferred Stock

In connection with the Offer, the Resulting Issuer will create a class of non-voting Series B Preferred Stock. Each share of Series B Preferred Stock will be convertible into one share of Resulting Issuer common stock (subject to adjustment) at any time at the option of the holders, provided that each holder would be prohibited from converting Series B Preferred Stock into shares of Resulting Issuer common stock if, as a result of such conversion, any such holder, together with its affiliates, would own more than 9.99% of the total number of shares of Resulting Issuer common stock then issued and outstanding. This limitation may be waived with respect to a holder upon such holder’s provision of not less than 61 days’ prior written notice to the Resulting Issuer.

In the event of liquidation, dissolution, or winding up, each holder of Series B Preferred Stock could elect to receive either (i) in preference to any payments made to the holders of Resulting Issuer common stock and any other junior securities, a payment for each share of Series B Preferred Stock then held equal $0.01, plus an additional amount equal to any dividends declared but unpaid on such shares, and any other fees or liquidated damages then due and owing thereon or (ii) the amount of cash, securities or other property to which such holder would be entitled to receive with respect to each share of Series B Preferred Stock if such share of Series B Preferred Stock had been converted to common stock immediately prior to such liquidation, dissolution, or winding up (without giving effect to any conversion limitations).

Shares of Series B Preferred Stock will not be entitled to receive any dividends, unless and until specifically declared by the board of directors. However, holders of Series B Preferred Stock are entitled to receive dividends on shares of Series B Preferred Stock equal (on an as-if-converted-to-common-stock basis) to and in the same form as dividends actually paid on shares of the Resulting Issuer common stock when such dividends are specifically declared by the board of directors. The Resulting Issuer will not be obligated to redeem or repurchase any shares of Series B Preferred Stock. Shares of Series B Preferred Stock will not otherwise be entitled to any redemption rights, or mandatory sinking fund or analogous fund provisions.

A full copy of the proposed Series B Preferred Stock provisions is attached to this proxy statement/prospectus as Annex J. The foregoing summary of the terms of the Series B Preferred Stock is qualified in its entirety by reference to the provisions of the Series B Preferred Stock provisions.

Tikkun IP Assignments and License Agreements

In connection with the Original Amalgamation Agreement, Jay Pharma entered into a series of assignment and assumption agreements with affiliates of a third party, Tikkun (the “Tikkun Assignment and Assumption Agreements”). The assignment and assumption agreements with Tikkun were amended on August 12, 2020 (as discussed further below), to account for the termination of the Original Amalgamation Agreement and the change in the structure of the transaction from an amalgamation to a stock-for-stock exchange offer (the “First Amendment to the Tikkun Assignment and Assumption Agreements”). The terms described in the following paragraphs reflect the terms of the Tikkun Assignment and Assumption Agreements as amended by the First Amendment to the Tikkun Assignment and Assumption Agreements.

Pursuant to the Tikkun Assignment and Assumption Agreements, as amended, upon the satisfaction of all closing conditions to the Offer, Tikkun shall assign to Jay Pharma all of Tikkun’s (i) rights to certain skin care treatment assets and (ii) intellectual property rights to certain formulations for the development of therapeutic candidates for the prevention, management and treatment of graft versus host disease (GVHD) in exchange for an aggregate of 10,360,007 common shares of Jay Pharma. At the same time, Alpha entered into an agreement with Tikkun pursuant to which, immediately following such assignment, but prior to the Offer, Tikkun will sell 7,774,463 of these common shares of Jay Pharma to Alpha for the nominal aggregate purchase price of $10 (the “Alpha Nominal Shares”), leaving Tikkun with 2,585,544 common shares of Jay Pharma (the “Tikkun Shares”). In connection with the Offer, the Tikkun Shares will be exchanged for 1,640,075 shares of common stock of the Resulting Issuer, prior to giving effect to the proposed reverse stock split discussed below, and the Alpha Nominal Shares will be exchanged for 4,931,536 shares of Series B Preferred Stock that are convertible into up to 4,931,536 shares of Resulting Issuer common stock, prior to giving effect to the reverse stock split proposed under the Reverse Stock Split Proposal, pursuant to the Alpha Exchange Agreement.

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Assignment and Assumption Agreements (see page 175 and Annexes K-1, K-2, K-3 and K-4)

On January 10, 2020, Jay Pharma entered into the Tikkun Assignment and Assumption Agreements, pursuant to which, upon the satisfaction of all closing conditions to the amalgamation, Tikkun shall assign to Jay Pharma all of Tikkun’s in-licensed and developed rights based on certain Amended and Restated Sublicense Agreements, effective January 12, 2018, pursuant to which Jay Pharma entered into two in-licensing U.S. and rest of world rights to the limited pharmaceutical business (including cancer) from TOP and TOCI, respectively, each as amended by a First Amendment entered January 10, 2020, with:

(i)	TOP and Tikkun regarding all of Tikkun’s (i) in-licensed rights and obligations to commercialize pharmaceutical products related to GVHD under the relevant Sublicense in the U.S.; and (ii) certain skincare business and all of Tikkun’s rights related thereto as of the January 10, 2020 effective date. Jay Pharma agreed to issue 8,288,006 common shares of Jay Pharma to Tikkun in exchange for these rights; and

(ii)	TOCI and Tikkun regarding all of Tikkun’s in-licensed rights and obligations to commercialize pharmaceutical products related to GVHD under the relevant sublicense anywhere in the world outside the U.S. Jay Pharma agreed to issue 2,072,001 common shares of Jay Pharma to Tikkun in exchange for these rights.

On August 12, 2020, Jay Pharma and the applicable Tikkun affiliates entered into the First Amendment to the Tikkun Assignment and Assumption Agreements, pursuant to which all references to the Original Amalgamation Agreement and the amalgamation were revised to be references to the Tender Agreement and the Offer, as applicable.

License Agreement

Jay Pharma, TO LLC and TOH entered into a license agreement dated on January 10, 2020, pursuant to which Jay Pharma will acquire certain in-licensed and owned intellectual property rights related to the cannabis products in the United States (presently excluding the state of New York) from TO LLC and TOH, each of which is an affiliate of TO Holdings, in exchange for royalty payments of (i) four percent (4.0%) of net sales of OTC cancer products made via consumer channels; (ii) five percent (5.0%) of net sales of beauty products made via consumer channels; and (iii) three percent (3.0%) of net sales of OTC cancer products made via professional channels, along with a minimum net royalty payment starting in January 1, 2022 and progressively increasing up to a cap of $400,000 maximum each year for the first 10 years, then $600,000 maximum each year for the next 5 years, and an annual maximum cap of $750,000 each year thereafter during the term of the agreement. The licensed intellectual property rights relate to beauty products and OTC cancer products, and branding rights related thereto. The beauty products include any topical or transdermal cannabis-containing or cannabis-derived (including hemp-based) skin care or body care beauty products, and the OTC cancer products means any cancer-related products, in each case excluding those regulated as a drug, medicine, or controlled substance by the FDA or any other relevant governmental authority, such as the USDA.

On August 12, 2020, Jay Pharma, TO LLC and TOH entered into the First Amendment to the License Agreement, pursuant to which all references to the Original Amalgamation Agreement and the amalgamation were revised to be references to the Tender Agreement and the Offer, as applicable.

Nominal Share Purchase Agreement

Effective as of January 10, 2020, because Alpha required additional shares of the Resulting Issuer, at no or a nominal cost, for Alpha to consummate the Alpha Bridge Loan and the Alpha Investment at the planned valuation, Alpha entered into the Nominal Share Purchase Agreement with Tikkun, pursuant to which, immediately following the assignment of certain intellectual property rights and licenses to Jay Pharma as discussed above under “— Tikkun IP Assignments and License Agreements,” but prior to the completion of the Offer, Tikkun will assign 7,774,463 of these common shares of Jay Pharma to Alpha for the nominal aggregate purchase price of $10, leaving Tikkun with 2,585,544 common shares of Jay Pharma. In connection with the completion of the Offer and pursuant to the terms of the Alpha Exchange Agreement, the Tikkun Shares will be exchanged for 1,640,075 pre-reverse stock split shares of common stock of the Resulting Issuer and the Alpha Nominal Shares will be exchanged for 4,931,536 shares of Series B Preferred Stock that are convertible into up to 4,931,536 shares of Resulting Issuer common stock.

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Lock-Up/Leak-Out Agreements

As a condition to the Tender Agreement, Jay Pharma agreed to obtain Lock-Up/Leak-Out Agreements, in the form attached to the Tender Agreement, from certain of its shareholders governing the ability of such Jay Pharma shareholders to sell or otherwise dispose of or pledge the Resulting Issuer common stock following the closing of the Offer, except as otherwise provided in the Lock-Up/Leak-Out Agreements.

The lock-up period begins at the effective time of the Offer and ends on the date that is 180 days after such time. During the lock-up period, the Jay Pharma shareholders may not offer, sell, pledge, discharge, swap or otherwise dispose of the Resulting Issuer common stock they receive in connection with the closing of the Offer, subject to the provisions of such Lock-Up/Leak-Out Agreements. Additionally, the Jay Pharma shareholders agreed to a leak-out period that begins on the date that is the end of the lock-up period and ends on a date that is 180 days after such date. During the leak-out period, the Jay Pharma shareholders may only sell up to 15% of the aggregate amount of Resulting Issuer securities owned by such shareholder as of the expiration of the lock-up period per month. The lock-up and leak-out restrictions are subject to value and trading thresholds set forth in the Lock-Up/Leak-Out Agreements which, if met, would cause the lock-up and leak-out restrictions to expire.

Ameri Placement Agent and Merger Advisory Agreement

On April 2, 2019, Ameri entered into the Ameri Palladium Advisory Agreement, whereby Palladium agreed to (i) act as the non-exclusive placement agent in a private placement of, or similar unregistered transaction involving, equity or equity-linked securities of Ameri to a limited number of institutional, accredited individual or strategic investors, and (ii) serve as Ameri’s non-exclusive financial advisor and investment banker to provide general financial advisory and investment banking services in connection with a possible business combination transaction of Ameri.

Pursuant to the Ameri Palladium Advisory Agreement, among other things, Ameri is to pay Palladium a cash fee equal to a percentage of the aggregate gross proceeds raised in each transaction. Palladium is also entitled to such cash fees for any sale of securities of Ameri that occurs during the term of Ameri’s engagement of Palladium or within 24 months thereafter with respect to any financing or capital-raising transaction with investors contacted by Palladium or introduced to the Company during the term of Ameri’s engagement of Palladium. The period for such tail fee is reduced to 6 months for certain existing investors of Ameri 100, Inc.

Ameri shall also pay Palladium non-accountable expenses equal to 1% of the aggregate cash received by Ameri in a transaction.

Amendment to Ameri Palladium Advisory Agreement

On January 6, 2020, Ameri and Palladium entered into the Ameri Advisory Agreement Amendment, pursuant to which Ameri and Palladium amended the cash fee related to the gross proceeds raised in each transaction such that Ameri will pay a cash fee equal to 8% of the aggregate gross proceeds raised in each transaction. Additionally, Ameri agreed to provide Palladium with a flat fee of $100,000 in the event of a merger, as well as to ensure that equity equaling 1.5% of the post-merger entity is issued to Palladium. Finally, Ameri amended to the non-accountable expense payment such that Ameri will pay Palladium non-accountable expenses equal to 1% of the aggregate cash received by Ameri in a transaction.

Jay Pharma Placement Agent and Merger Advisory Agreement

On January 10, 2020, Jay Pharma entered into the Jay Pharma Palladium Advisory Agreement, whereby Palladium agreed to (i) act as the exclusive placement agent in a private placement of, or similar unregistered transaction involving, equity or equity-linked securities of Jay Pharma; and (ii) serve as Jay Pharma’s exclusive financial advisor and investment banker in connection with any merger or other business transaction involving the acquisition Jay Pharma.

The engagement and retention of Palladium will expire on the earlier of January 10, 2021, or the consummation of a merger or other business transaction involving the acquisition of Jay Pharma.

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Pursuant to the Jay Pharma Palladium Advisory Agreement, among other things, in connection with the Alpha Bridge Loan and the Alpha Investment, Jay Pharma is to (a) pay Palladium a cash fee equal to 8% of the aggregate gross proceeds raised in each transaction, payable in cash at the time of such closing, which has been deferred until the completion of the Offer, and (b) issue Palladium five-year warrants to purchase a number of shares of common shares of Jay Pharma equal to 7% of the aggregate number of shares sold in each closing of the transactions contemplated by the placement agent and merger advisory agreement, at an exercise price equal to the offering price per share in the applicable closing. The warrants issued to Palladium will be identical to any warrants issued to investors at such closing, if any, or, if no warrants are issued to the investors at such closing, will provide for cashless exercise if not registered, have an exercise price equal to the offering price per share in the closing and expire on the fifth anniversary of such closing. Pursuant to the Jay Pharma Palladium Advisory Agreement, if a transaction that is structured as a merger is consummated, Jay Pharma will not issue Palladium any warrants until the consummation of the transaction, and the number of warrants Palladium receives will be adjusted based on the common stock exchange ratio in such transaction.

Jay Pharma will also pay the foregoing cash fee and issue the warrants for any sale of securities of Jay Pharma that occurs during the term of the Jay Pharma Palladium Advisory Agreement or within 18 months thereafter with respect to investors introduced to Jay Pharma by Palladium.

Pursuant to the Jay Pharma Palladium Advisory Agreement and that certain side letter to be executed between Palladium, Jay and Ameri, for Palladium’s advisory services in connection with the Offer, prior to completion of the Offer, Palladium will receive common shares of Jay Pharma that will be exchanged for 1,116,421 pre-reverse stock split shares of Resulting Issuer common stock pursuant to the Offer.

The placement agent and merger advisory agreement contains indemnification provisions and representations and warranties customary to such agreements.

Letter of Transmittal

Together with this Registration Statement, the Ameri has provided each of the Jay Pharma stockholders with a Letter of Transmittal. Such Letter of Transmittal shall contain representations and warranties regarding ownership of the Jay Pharma common stock, authority to enter into the Letter of Transmittal, and other customary representations and warranties. Through the execution and delivery of the Letter of Transmittal by a Jay Pharma stockholder, such Jay Pharma stockholder will accept the Offer and surrender any certificates representing the shares of Jay Pharma common stock held by such stockholder. The Letter of Transmittal also contains instructions for Jay Pharma stockholders that may want their consideration shares issued in a different name.

Ameri Share Purchase Agreement

On January 10, 2020, Ameri and Private Ameri entered into the Share Purchase Agreement, pursuant to which, among other things and subject to the satisfaction or waiver of specified conditions, Ameri will convey to Private Ameri and Private Ameri will purchase from the Company one hundred percent (100%) of the outstanding equity interests of Holdco.

Prior to the Spin-Off Closing, Ameri will consummate a Reorganization pursuant to which it will contribute, transfer and convey to Holdco all of the issued and outstanding equity interests of the existing subsidiaries of Ameri, constituting the entire business and operations of Ameri and its subsidiaries. At the Spin-Off Closing, all of the issued and outstanding shares of Series A preferred stock of Ameri shall be redeemed for an equal number of shares of Series A preferred stock of Private Ameri.

Each party to the Share Purchase Agreement has made customary representations and warranties. Ameri has agreed to customary covenants, including relating to the conduct of the Transferred Legacy Business from the date of the Share Purchase Agreement until the closing of the Spin-Off (the “Spin-Off Closing”).

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Each party’s obligation to consummate the Spin-Off is subject to certain conditions including, but not limited to:

●	the accuracy of the other party’s representations and warranties and the performance, in all material respects, by the other party of its obligations under the Share Purchase Agreement;

●	the Company obtaining the approval of the Spin-Off from its stockholders;

●	the consummation of the Reorganization; and

●	the consummation of the Amalgamation.

The Share Purchase Agreement permits the Company for a period of 30 days after the signing of the Share Purchase Agreement to discuss with third parties alternative transactions to those contemplated by the Share Purchase Agreement. After such 30-day period, the Company will not be permitted to discuss or provide confidential information to third parties relating to an alternative transaction. The Company’s board of directors and its special committee will be required to recommend the Spin-Off transaction to the Company’s shareholders, except that it may change its recommendation to the extent required by its fiduciary duties and subject to certain requirements specified in the Share Purchase Agreement, including termination of the Share Purchase Agreement.

The Share Purchase Agreement may be terminated by the mutual written consent of the Company and the Private Ameri or by either party if (a) there is an outstanding law or order from a governmental authority prohibiting the transactions contemplated by the Share Purchase Agreement, (b) the Spin-Off is not consummated on or prior to the date that is 180 days from the date of the Share Purchase Agreement (the “Outside Date”) or (c) the other party materially breaches the Share Purchase Agreement such that its related closing condition would not be met and fails to cure within the earlier of ten (10) business days after receipt of notice of such breach or the Outside Date. The Private Ameri can also terminate the Share Purchase Agreement for a Material Adverse Effect (as defined in the Share Purchase Agreement), which is continuing and uncured. Additionally, the Company can terminate if it enters into a definitive agreement for an alternative transaction as permitted by the Share Purchase Agreement and pays the required termination fee, and the Private Ameri can terminate if the Company or its board of directors or special committee changes its recommendation as permitted by the Share Purchase Agreement. If the Share Purchase Agreement is terminated, neither party will have any continuing obligations other than confidentiality requirements, the miscellaneous provisions and liability for any fraud, willful misconduct or intentional breach of the Share Purchase Agreement, except that if the agreement is terminated in connection with the fiduciary out as described in the preceding sentence, the Company will be required to pay to the Private Ameri a termination fee equal to the Private Ameri’s transaction expenses, up to a maximum of $300,000.

Each party agreed to provide indemnification to the other and its related parties for any breaches of covenants. Additionally, Ameri agreed to provide indemnification for any liabilities for taxes relating to pre-closing periods and any claims by any pre-closing security holders of any subsidiary of Ameri, and the Private Ameri agreed to provide indemnification for any liabilities for taxes relating to post-closing periods.

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AMERI SPIN-OFF

The Spin-Off

Overview

On January 10, 2020, Ameri and Ameri100 Inc. (“Private Ameri”) entered into a Share Purchase Agreement (the “Share Purchase Agreement”) pursuant to which, among other things and subject to the satisfaction or waiver of specified conditions, Ameri will convey to Private Ameri one hundred percent (100%) of the outstanding equity interests (the “Conveyed Shares”) of Ameri100 Holdco, Inc. (“Holdco”) (the “Spin-Off”).

Prior to the Spin-Off Closing (as defined below), Ameri will consummate a reorganization (the “Reorganization”) pursuant to which it will contribute, transfer and convey to Holdco all of the issued and outstanding equity interests of the existing subsidiaries of Ameri, constituting the entire business and operations of Ameri and its subsidiaries (the “Transferred Legacy Business”). At the Spin-Off Closing, in exchange for the Conveyed Shares, all of the issued and outstanding shares of Series A preferred stock of Ameri shall be redeemed for an equal number of shares of Private Ameri Preferred Stock.

Background of the Spin-Off

The board of directors and senior management of Ameri regularly review and evaluate the strategic plan as part of their ongoing efforts to provide long-term value to stockholders, taking into account economic, competitive and other conditions, as well as historical and projected industry trends and developments. On August 23, 2019, Ameri publicly announced that its Board of Directors, working together with its management team and legal and financial advisors, had commenced a process to explore, review, and evaluate a range of potential strategic alternatives focused on maximizing shareholder value. Prior to the public announcement, the Board of Directors established a Special Committee comprised solely of independent directors to lead the strategic review process, and the Special Committee retained independent legal advisors. On April 2, 2019 Ameri Holdings established the Special Committee to consider the Spin-Off transaction proposed by Mr. Srinidhi Devanur. Additionally, Palladium Capital was engaged by Ameri Holdings to act as its financial advisor in reviewing strategic alternatives.

The Chief Financial Officer of Ameri Holdings, Barry Kostiner, took the lead in reviewing strategic alternatives. This process had already begun soon after he joined the company in October 2018 as the need for alternative approaches to raise capital and protect the interests of shareholders, employees and customers was evident. These activities resulted in Ameri actively negotiating with three companies (identified below as Parties A, B and C), in addition to the review of opportunities with several other companies identified by sellers’ agents, prior to identifying Jay Pharma as the most suitable candidate for the Amalgamation. Companies identified by sellers’ agents include two diverse IT services businesses, an IT services company focused on government clients with operations in Washington DC, an IT services company focused on the retail industry with operations in California and overseas, as well as companies outside of IT services including an operator of diversified real estate holdings and multiple cyber security companies. Each of these opportunities was rejected on the basis of a number of factors including valuation, upside potential and ability to meet Nasdaq listing requirements.

Ameri’s Executive Chairman, Mr. Srinidhi Devanur, provided Ameri Holdings’ board of directors a preliminary assessment of a variety of strategic alternatives that Ameri could pursue to maximize stockholder value, including engaging in a reverse merger process, a sale of some or all of the Company’s assets, or a liquidation of the Company. It was ultimately determined that a spin-off of the IT services business in combination with a reverse merger with a promising early stage company seeking to go public was the best path to maximize shareholder value.

On March 25, 2019, Mr. Devanur presented the Board of Directors a Letter of Intent for the spin-off of a majority of the assets of Ameri100 (“Spin-Off”). It was determined that the three independent and non-interested directors of the Board would need to form a Special Committee to approve the Spin-Off. The Special Committee engaged Adam Price of Weinberg, Zareh, Malkin & Price LLP to serve as its counsel.

On April 2, 2019, the Special Committee was officially formed, which consisted of Messrs. Dimitrios J. Angelis, Thoranath Sukumaran and Carmo Martella. Acting by unanimous consent, the Special Committee approved the engagement of Palladium Capital to act as financial advisor to assist in identifying and evaluating potential targets for a reverse merger transaction. Ameri Holdings executed an engagement letter with Palladium promptly following such approval. The Special Committee also approved the engagement of Gemini Partners to prepare a fairness opinion of the Spin-Off transaction.

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On April 5, 2019, Ameri Holdings signed an engagement letter with Gemini Valuation Services (“Gemini”) to provide a fairness opinion on the proposed Spin-Off transaction. On November 5, 2019, an engagement letter was signed with Gemini to expand the scope of their analysis to include the Jay Pharma transaction.

Throughout 2019, the Board and Special Committee proceeded with the strategy of a two-pronged transaction that would consist of (1) the Spin-Off, and (2) a reverse merger, and conducted a search for a reverse merger target.

On July 28, 2020, Mr. Kostiner sent to the Special Committee background materials on Jay Pharma and a draft term sheet.

On January 2, 2020, Gemini rendered its written opinion to the Ameri board of directors, as to, as of such date, the fairness, from a financial point of view, to Ameri of the Spin-Off.

In between April 2019 and January 2020, the Special Committee and Board evaluated a number of potential target companies for the reverse merger, as noted below.

Mr. Devanur had been in discussions with a New York based technology company (“Party A”) regarding a business relationship since October 2018. After looking into various strategic options, Mr. Devanur and Mr. Kostiner believed that Party A would be a good reverse merger candidate and they reached out to the CEO of Party A to ascertain his interest in going public. The CEO of Party A expressed interest and a meeting was arranged at the office of Party A on November 28, 2018.

On December 11, 2018, Party A negotiated with Ameri the terms of a reverse merger. On December 13, 2018 Mr. Kostiner met with the CEO of Party A to discuss his term sheet comments. After multiple revisions of the term sheet, it was determined that the proposal did not provide adequate value to Ameri’s shareholders to justify continuing discussions.

Mr. Kostiner began exploring opportunities to expand Ameri’s IT Services to cybersecurity in January 2019. On January 29, Mr. Kostiner established a dialogue with a leading expert on cybersecurity in Israel and began coordinating a trip to Israel to meet early stage Israeli cybersecurity companies. The trip took place the week of February 17, 2019. Over the course of a week Mr. Kostiner and Mr. Devanur met over 10 cybersecurity companies. Although several of the companies demonstrated promising technologies and business plans, one Israeli based cybersecurity company (“Party B”) was identified as the best fit for a reverse merger.

On May 28, 2019 Mr. Kostiner presented to the Board a Letter of Intent with Party B. The Board considered its options and on July 26, 2019, the Board decided to discontinue negotiations with Party B in favor of moving forward with Jay Pharma. A key factor in deciding to terminate discussions with Party B is the expectation that Party B would not be able to meet Nasdaq listing requirements. The proposal with Party B did not provide capital to extinguish the liabilities of the Company. Although Party B was agreeable to retain the liabilities of the Company, our investment banking advisor was not able to provide confidence they would be able to raise adequate capital to meet Nasdaq listing requirements while also continuing to hold substantial liabilities from the Company.

Based on a recommendation of Mr. Angelis, the Chairman of the Special Committee, Mr. Kostiner met with advisors to a pharmaceutical company (“Party C”) on April 16, 2019.

Over the course of April 2019, Mr. Kostiner, Mr. Devanur and Mr. Angelis had multiple phone calls and conversation with Party C, resulting in the negotiation of a term sheet. In May 2019, the Special Committee expanded its role to the consideration of a reverse merger with Party C, in addition to the Spin-Off.

On May 6, 2019, Mr. Kostiner and Mr. Devanur met with the CEO and advisors of Party C. On May 22, 2019, the Special Committee had a second meeting to review the Party C term sheet. During June and the beginning of July 2019 there were active discussions between management for both parties to advance term sheet negotiations and business due diligence. On July 10, 2019, Mr. Kostiner and the Board of Directors met with the management team of Party C and their investment banker. On July 12, 2019 Mr. Kostiner had a call with the Board of Directors and Mr. Kelton to discuss concerns about the viability of the transaction with Party C. A key factor in deciding to terminate discussions with Party C was the expectation that the valuation of Party C post-completion of the transaction would fall as a result of dilution from the sale of shares to fund the payoff of the Company’s liabilities as well as capital needed for Party C’s research and development program. The analysis of fairness to the Company’s shareholders was dependent upon the assumption of a high valuation of Party C. The Board of Directors believed that this was a significant risk, compounded by the expectation of substantial share issuance post-closing. The Board concluded that the shareholders of the Company would likely experience a collapse in the valuation of their shares post-closing, and the Jay Pharma transaction had a greater likelihood of creating long-term shareholder value.

On July 26, 2019, the Board decided to terminate discussions with Party C and engaged with Jay Pharma.

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Opinion of Ameri’s Financial Advisor

On May 26, 2020, Gemini Valuation Services (GVS) rendered its oral opinion to the board of Directors of Ameri Holding, Inc. (“Ameri100”) board of directors (which was confirmed in writing by delivery of GVS’s written opinion dated the same date), as to, as of May 26, 2020, the fairness, from a financial point of view, of the spin-off to the holders of Ameri 100 Common Stock pursuant to the Stock Purchase Agreement. The summary of the opinion in this joint proxy and consent solicitation statement/prospectus is qualified in its entirety by reference to the full text of the written opinion, which is included as Annex Z to this joint proxy and consent solicitation statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by GVS in preparing its opinion.

The opinion was addressed to the Ameri100 board for the use and benefit of the members of the Ameri100 board (in their capacities as such) in connection with the Ameri100 board’s evaluation of the spin-off. Neither the opinion nor the summary of the opinion and related analyses set forth in this joint proxy and consent solicitation statement/prospectus is intended to and they do not constitute advice or a recommendation to any of the shareholders of Ameri100 or any other security holders as to how such holder should vote or act with respect to any matter relating to the transaction or otherwise. GVS’s opinion should not be construed as creating any fiduciary duty on GVS’s part to Ameri100, any other party to the spin-off agreement, any security holder of Ameri100 or such other party, any creditor of Ameri100 or such other party, or any other person. GVS’s opinion was just one of the several factors the Ameri100 board took into account in making its determination to approve the spin-off.

GVS’s opinion only addressed whether, as of the date of the opinion, the spin-off, pursuant to the Stock Purchase Agreement was fair, from a financial point of view, to Ameri100 common shareholders. It did not address any other terms, aspects, or implications of the spin-off transaction or the Stock Purchase Agreement, including, without limitation, (i) any term or aspect of the transaction that was not susceptible to financial analysis, (iii) fairness to any security holders of Ameri100 or any other person or any creditors or other constituencies of Ameri100 or any other person, nor (iv) the fairness of the amount or nature, or any other aspect, of any compensation or consideration payable to or received by any officers, directors, or employees of any parties to the transaction, or any class of such persons, relative to the consideration received by Ameri100 shareholders pursuant to the Stock Purchase Agreement, or otherwise. GVS expressed no opinion as to (i) what the value of shares of Ameri100 common stock actually would be when issued to any shareholders in the spin-off, (ii) the price at which shares of Ameri100 common stock or any other security of Ameri100 may be issued or sold in the Ameri100 private placement, or (iii) the prices at which Ameri100 common stock may trade, be purchased or sold at any time.

GVS’s opinion did not address the relative merits of the transaction as compared to any alternative transaction or business strategy that might exist for Ameri100, or the merits of the underlying decision by the Ameri100 board or Ameri100 to engage in or consummate the transaction. The financial and other terms of the transaction were determined pursuant to negotiations between the parties to the Stock Purchase Agreement and were not determined by or pursuant to any recommendation from GVS.

GVS’s analyses and opinion were necessarily based upon market, economic, and other conditions as they existed on, and could be evaluated as of, the date of the opinion. Accordingly, although subsequent developments could arise that would otherwise affect its opinion, GVS did not assume any obligation to update, review, or reaffirm its opinion to the Ameri100 board or any other person or otherwise to comment on or consider events occurring or coming to GVS’s attention after the date of its opinion.

In arriving at its opinion, GVS made such reviews, analyses, and inquiries as GVS deemed necessary and appropriate under the circumstances. Among other things, GVS:

●	Reviewed an execution copy, received by GVS on May 12, 2020, of the Stock Purchase Agreement.

●	Reviewed certain publicly available financial information and other data with respect to Ameri100 that GVS deemed relevant.

●	Reviewed certain other information and data with respect to Ameri100 made available to GVS by Ameri100, including historical financial statements and financial projections with respect to the future financial performance of Ameri100 for the three years ending December 31, 2022 prepared by the management of Ameri100 (the “Ameri100 Projections”), and other internal financial information furnished to GVS by or on behalf of Ameri100.

●	Considered and compared the financial and operating performance of Ameri100 with that of companies with publicly traded equity securities that GVS deemed relevant.

●	Considered the publicly available financial terms of certain transactions that GVS deemed relevant.

●	Discussed the business, operations, and prospects of Ameri100, and the proposed transaction with Ameri100’s management and certain of Ameri100’s representatives.

●	Conducted such other analyses and inquiries, and considered such other information and factors, as GVS deemed appropriate.

In arriving at its opinion, GVS, with the Ameri100 board’s consent, relied upon and assumed, without independently verifying, the accuracy and completeness of all of the financial and other information that was supplied or otherwise made available to GVS or available from public sources, and GVS further relied upon the assurances of Ameri100’s management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. GVS also relied upon, without independent verification, the assessments of the management of Ameri100 as to Ameri100’s existing and future technology, products and services and the validity and marketability of, and risks associated with, such technology, products and services (including, without limitation, the development, testing and marketing of such technology, products and services; the receipt of all necessary governmental and other regulatory approvals for the development, testing and marketing thereof; and the life of all relevant patents and other intellectual and other property rights associated with such technology, products and services), and GVS assumed, at the Ameri100 board’s direction, that there would be no developments with respect to any such matters that would adversely affect GVS’s analyses or opinion. GVS is not legal, tax, accounting, environmental or regulatory advisors, and GVS did not express any views or opinions as to any legal, tax, accounting, environmental or regulatory matters relating to Ameri100, the transaction or otherwise. GVS understood and assumed that Ameri100 obtained or would obtain such advice as it deemed necessary or appropriate from qualified legal, tax, accounting, environmental, regulatory and other professionals.

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Ameri100 advised GVS, and GVS assumed, that the Ameri100 Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Ameri100 with respect to the future financial performance of Ameri100. GVS expressed no view or opinion with respect to the Ameri100 Projections or the assumptions on which they were based. Ameri100 advised GVS, and GVS assumed, without undertaking any responsibility for the independent verification thereof, that the Ameri100 Projections and the assumptions on which they were based were a reasonable basis on which to evaluate Ameri100 and the proposed spin-off, after giving effect to the ancillary transactions, and, at Ameri100’s direction, GVS used and relied upon the Ameri100 Projections for purposes of GVS’s analyses and opinion.

GVS did not evaluate the solvency or creditworthiness of Ameri100 or any other party to the transaction, or whether Ameri100 or any other party to the transaction is paying or receiving reasonably equivalent value in the transaction under any applicable foreign, state, or federal laws relating to bankruptcy, insolvency, fraudulent transfer, or similar matters, nor did GVS evaluate, in any way, the ability of Ameri100 or any other party to the transaction to pay its obligations when they come due. GVS did not physically inspect Ameri100’s properties or facilities and did not make or obtain any evaluations or appraisals of Ameri100’s assets or liabilities (including any contingent, derivative, or off-balance-sheet assets and liabilities). GVS did not attempt to confirm whether Ameri100 had good title to their respective assets. GVS’s role in reviewing any information was limited solely to performing such reviews as it deemed necessary to support its own advice and analysis and was not on behalf of the Ameri100 board, Ameri100, or any other party.

GVS assumed, with the Ameri100 board’s consent, that the transaction would be consummated in a manner that complies in all respects with applicable foreign, federal, state, and local laws, rules, and regulations and that, in the course of obtaining any regulatory or third party consents, approvals, or agreements in connection with the transaction, no delay, limitation, restriction, or condition would be imposed that would have an adverse effect on Ameri100 or the transaction. GVS also assumed, with the Ameri100 board’s consent, that the final executed form of the Stock Purchase Agreement would not differ in any material respect from the copy of such agreement that GVS reviewed and that the transaction would be consummated on the terms set forth in the Stock Purchase Agreement, without waiver, modification, or amendment of any term, condition, or agreement thereof material to GVS’s analyses or opinion. GVS also assumed that the representations and warranties of the parties to the Stock Purchase Agreement contained therein were true and correct and that each such party would perform all of the covenants and agreements to be performed by it under the Stock Purchase Agreement. GVS offered no opinion as to the contractual terms of the Stock Purchase Agreement or the likelihood that the conditions to the consummation of the spin-off, set forth in the Stock Purchase Agreement, including, without limitation, any of the ancillary transactions, would be satisfied. GVS further assumed that for U.S. federal tax income purposes, the spin-off would qualify as tax-deferred transaction within the meaning of Section 368(a) of the Code.

In connection with preparing its opinion, GVS performed a variety of financial analyses. The following is a summary of the material financial analyses performed by GVS in connection with the preparation of its opinion. It is not a complete description of all analyses underlying such opinion. The preparation of an opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. As a consequence, neither GVS’s opinion nor the respective analyses underlying its opinion is readily susceptible to partial analysis or summary description. In arriving at its opinion, GVS assessed as a whole the results of all analyses undertaken by it with respect to the opinion. While it took into account the results of each analysis in reaching its overall conclusions, GVS did not make separate or quantifiable judgments regarding individual analyses and did not draw, in isolation, conclusions from or with regard to any individual analysis or factor. Therefore, GVS believes that the analyses underlying the opinion must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors underlying the opinion collectively, could create a misleading or incomplete view of the analyses performed by GVS in preparing the opinion.

The implied multiple ranges and implied value reference ranges indicated by GVS’s analyses are not necessarily indicative of actual values nor predictive of future results, which may be significantly more or less favorable than those suggested by such analyses. Much of the information used in, and accordingly the results of, GVS’s analyses are inherently subject to substantial uncertainty.

The following summary of the material financial analyses performed by GVS in connection with the preparation of its opinion includes information presented in tabular format. The tables alone do not constitute a complete description of these analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses GVS performed.

For purposes of its analyses, GVS reviewed a number of financial metrics, including the following:

Enterprise Value — generally the value as of a specified date of the relevant company’s outstanding equity securities (taking into account its options and other outstanding convertible securities) plus the value as of such date of its net debt (the value of its outstanding indebtedness, preferred stock and minority interests less the amount of cash on its balance sheet).

Unless the context indicates otherwise, (1) share prices for the selected companies used in the selected companies analysis described below were as of May 12, 2020, (2) the relevant values for the selected transactions analysis described below were calculated on an enterprise value basis based on the consideration proposed to be paid in the selected transactions, (3) estimates of financial performance for the selected companies listed below were based on publicly available research analyst estimates for those companies.

Selected Companies Analysis

GVS considered certain financial data for selected companies with publicly traded equity securities GVS deemed relevant with regards to Ameri100. The financial data reviewed included enterprise value. The selected companies with publicly traded equity securities were:

Virtusa Corporation

Kforce Inc.

Rimini Street, Inc.

Mastech Digital, Inc.

Computer Task Group, Incorporated

RCM Technologies, Inc.

ShiftPixy, Inc.

GEE Group, Inc.

Staffing 360 Solutions, Inc.

TSR, Inc.

Although none of the selected companies is directly comparable to Ameri100, GVS included these companies in its analysis because they are publicly traded companies with certain characteristics that, for purposes of analysis, may be considered similar to certain characteristics of Ameri100.

GVS calculated the following metrics for each of the selected comparable companies, using consensus equity research estimates as of May 12, 2020 for such companies:

●	EV
●	EV/Last Twelve Months (LTM) Revenue
●	EV/Next Twelve Months (NTM) Revenue

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GVS derived a low and high enterprise valuation range, as well as a low and high multiple range for EV/LTM Revenue and EV/NTM Revenue, based on the minimum and maximum enterprise values and multiples, respectively, of the comparable companies. Subsequently, GVS applied the median multiple from the comparable companies to arrive at the enterprise value of Ameri100.

The table below notes the low and high ranges and implied enterprise value of Ameri100:

Metric	Ameri100 LTM Revenue ($mm)	Ameri100 NTM Revenue ($mm)	Metric Used		Implied Enterprise Value of Ameri100 ($mm)
EV/Revenue	$41.1	$37.3	0.51	x	$19.0 –$21.0

Selected Transactions Analysis

GVS considered certain financial data and the financial terms of the following business transactions GVS deemed relevant for Ameri100. The financial data reviewed included the enterprise value (calculated based on the consideration to be paid in the relevant transaction) and the selected transactions were:

Target	Acquiror	Implied EV	EV /Revenue	EV /EBITDA
All for One Group AG	Nucleus Beteiligungs GmbH	229.4	0.6x	7.5x
JIEC Co.,Ltd.	SCSK Corporation	93.7	0.7x	NA
DHA Group Inc.	ECS Federal, LLC	46.0	0.9x	NA
IQMS Inc.	Dassault Systèmes SE	425.0	NA	NA
Sandz Solutions (Singapore) Pte	Kronologi Asia Berhad	18.0	0.8x	NA
FusionStorm, Inc.	Computacenter plc	90.0	0.2x	NA
Hönigsberg & Düvel Datentechnik	HCL Technologies Limited	34.8	0.4x	NA
Lirik, inc.	Tecnos Global Company of America	3.5	0.7x	NA
Southport Services Group, LLC	Perficient, Inc.	21.4	1.3x	NA
Element Solutions LLC	Hinduja Global Solutions UK limited	8.8	1.0x	NA
Covisint Corporation	Open Text Corporation	69.2	1.0x	NM
Grid Dynamics International, Inc.	Automated Systems Holdings Limited	118.0	NA	NA
Zycron, Inc.	BG Staffing, LLC	23.0	0.6x	NA
SyncSQUARE Inc.	System Information Co.,Ltd.	1.9	0.5x	NA
Stratiform, Inc.	PCM, Inc.	2.9	0.7x	NA
Itera ASA	Arne Mjøs Invest AS	42.0	0.9x	8.6x
Collaborative Consulting, LLC	CGI Technologies and Solutions Inc.	112.7	1.5x	NA
Kurt Salmon US LLC	Accenture plc	155.3	1.8x	NA

Based on the first quartile multiple from the set of above selected transactions, GVS calculated a range of enterprise value for Ameri100 as shown in the table below:

Metric	Ameri100 LTM Revenue ($mm)	Ameri100 NTM Revenue ($mm)	Metric Used		Implied Enterprise Value of Ameri100 ($mm)
EV/Revenue	$41.1	$37.3	0.6	x	$22.3 –$24.6

Concluded Equity Value

Based on the above and after adjusting for the net debt, the enterprise value of Ameri100 was estimated to range between $20.7 million and $22.8 million. Adjusting the equity value (common and preferred shareholders) was estimated to range between $13.9 million and $16.0 million.

Spin-off Analysis

GVS compared the above calculated implied value of Ameri100 against the liquidation preference of Series A Preferred Shareholders that are going to have the full ownership of the company post spin-off.

The implied value of Ameri 100 is estimated to range between $13.9 million and $16.0 million whereas, the Series A preferred shareholders have a total liquidation preference of $21.3 million.

Based on this, the implied equity value of Ameri 100 is lower than the liquidation preference of Series A Preferred Shareholders and the equity value available for distribution to the common stockholder is determined to be de minimis.

Other Matters Relating to GVS’s Opinion

The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. In arriving at its opinion, GVS did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, GVS made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.

The GVS Opinion was one of the many factors taken into consideration by Ameri100’s board of directors in making its determination to approve the Stock Purchase Agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of Ameri100’s board of directors with respect to spin-off. The spin-off was determined through arm’s- length negotiations and was approved by Ameri100’s board of directors. Neither GVS nor any of its affiliates recommended any specific exchange ratio to Ameri100 or Ameri100’s board of directors or that any specific exchange ratio constituted the only appropriate exchange ratio for the spin-off.

As part of its financial advisory business, GVS regularly is engaged in the evaluation of businesses and their securities in connection with spin-offs, acquisitions, corporate restructurings, private placements and other purposes. GVS is a recognized advisory firm that has substantial experience in providing financial advice in connection with proposed spin-offs, acquisitions, sales of companies, businesses and other assets and other transactions.

During the two years preceding the date of the GVS Opinion, neither GVS nor its affiliates was engaged by, performed services for, or received any compensation from, Ameri100 (other than the engagements and any amounts that were paid under the engagement letter described in this report).

The opinion was addressed to the Ameri board for the use and benefit of the members of the Ameri board (in their capacities as such) in connection with the Ameri board’s evaluation of the Spin-Off. Gemini’s opinion only addressed whether, as of the date of the opinion, the Spin-Off was fair, from a financial point of view, to Ameri. It did not address any other terms, aspects, or implications of the transaction or the Original Amalgamation Agreement. The summary of the opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the written opinion, which is included as Annex Z to this proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Gemini in preparing its opinion. Neither the opinion nor the summary of the opinion and related analyses set forth in this proxy statement/prospectus is intended to and they do not constitute advice or a recommendation to any of the stockholders of Ameri or any other security holders as to how such holder should vote or act with respect to any matter relating to the transaction or otherwise.

Ameri Board of Directors Reasons for the Approval of Spin-off

Based on its evaluation, together with the opinion of Gemini, the Board unanimously approved the Share Purchase Agreement and the transactions contemplated therein and determined that it is fair to Ameri and its shareholders. The Board of directors believes that the Spin-off is in the best interest of Ameri and its shareholders because consummation of the Spin-off is a condition to completion of the Amalgamation, so that, following the transactions, the business of Jay Pharma will be the sole business of the combined public company.

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Certain Interests of Ameri’s Directors, Officers and Others in the Spin-off

When considering the Board’s recommendation that the Ameri shareholders vote in favor of the approval of the Spin-off and the adoption of the Share Purchase Agreement, Ameri stockholders should be aware that directors and executive officers of Ameri have interests in the Spin-off that may be different from, or in addition to, the interests of Ameri shareholders. These interests include:

●	Srinidhi “Dev” Devanur, Ameri’s executive Chairman, is the owner of all the current issued and outstanding capital stock of Private Ameri;

●	Srinidhi “Dev” Devanur and Brent Kelton, Ameri’s Chief Executive Officer, will continue to be employed by Private Ameri; and

●	the continued indemnification of current directors and officers of Ameri.

Share Purchase Agreement

Covenants

Each party to the Share Purchase Agreement has made customary representations and warranties. Ameri has agreed to customary covenants, including relating to the conduct of the Transferred Legacy Business from the date of the Share Purchase Agreement until the closing of the Spin-Off (the “Spin-Off Closing”).

Conditions to Closing

Each party’s obligation to consummate the Spin-Off is subject to certain conditions including, but not limited to:

●	the accuracy of the other party’s representations and warranties and the performance, in all material respects, by the other party of its obligations under the Share Purchase Agreement;

●	the Company obtaining the approval of the Spin-Off from its stockholders;

●	the consummation of the Reorganization; and

●	the consummation of the Amalgamation.

Confidentiality

The Share Purchase Agreement permits the Company for a period of 30 days after the signing of the Share Purchase Agreement to discuss with third parties alternative transactions to those contemplated by the Share Purchase Agreement. After such 30 day period, the Company will not be permitted to discuss or provide confidential information to third parties relating to an alternative transaction. The Company’s board of directors and its special committee will be required to recommend the Spin-Off transaction to the Company’s shareholders, except that it may change its recommendation to the extent required by its fiduciary duties and subject to certain requirements specified in the Share Purchase Agreement, including termination of the Share Purchase Agreement.

Termination

The Agreement may be terminated by the mutual written consent of the Company and Private Ameri or by either party if (a) there is an outstanding law or order from a governmental authority prohibiting the transactions contemplated by the Share Purchase Agreement, (b) the Spin-Off is not consummated on or prior to the date that is 180 days from the date of the Share Purchase Agreement (the “Outside Date”) or (c) the other party materially breaches the Share Purchase Agreement such that its related closing condition would not be met and fails to cure within the earlier of 10 business days after receipt of notice of such breach or the Outside Date. Private Ameri can also terminate the Share Purchase Agreement for a Material Adverse Effect (as defined in the Share Purchase Agreement), which is continuing and uncured. Additionally, the Company can terminate if it enters into a definitive agreement for an alternative transaction as permitted by the Share Purchase Agreement and pays the required termination fee, and Private Ameri can terminate if the Company or its board of directors or special committee changes its recommendation as permitted by the Share Purchase Agreement. If the Share Purchase Agreement is terminated, neither party will have any continuing obligations other than confidentiality requirements, the miscellaneous provisions and liability for any fraud, willful misconduct or intentional breach of the Share Purchase Agreement, except that if the agreement is terminated in connection with the fiduciary out as described in the preceding sentence, the Company will be required to pay to Private Ameri a termination fee equal to Private Ameri transaction expenses, up to a maximum of $300,000.

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Indemnification

Each party agreed to provide indemnification to the other and its related parties for any breaches of covenants. Additionally, Ameri agreed to provide indemnification for any liabilities for taxes relating to pre-closing periods and any claims by any pre-closing security holders of any subsidiary of Ameri, and Private Ameri agreed to provide indemnification for any liabilities for taxes relating to post-closing periods.

Ancillary Agreements

Exchange Agreements

In connection with the Share Purchase Agreement on January 10, 2020, Ameri entered into Exchange Agreements (each, an “Exchange Agreement”) with certain creditors of Ameri and its subsidiaries (each, a “Converted Debt Holder”), pursuant to which Ameri issued in a private offering a total of 599,600 shares of its common stock (the “Exchange Shares”) to such Converted Debt Holders at a price per share of $2.495 in satisfaction of $1,496,000 of the obligations owed by Ameri to such Converted Debt Holders, with the remaining $1,000,000 owed to such Converted Debt Holders, plus interest (at an increased rate), due at the closing of the amalgamation (or the earlier of the termination of the Original Amalgamation Agreement or 181 days after the date of the Original Amalgamation Agreement. The Converted Debt Holders have agreed to lock-up the Exchange Shares for a period from the date of issuance until six (6) months following the closing of the Amalgamation and have agreed to certain leak-out provisions for the three (3) months after the expiration of such lock-up, in each case, subject to earlier release if the Company’s stock price exceeds $7.50 per share for 20 consecutive trading days.

Required Vote

Approval of the Spin-Off Proposal requires the affirmative vote of a majority of votes cast for or against the proposal by holders of Ameri common stock entitled to vote and represented at the Ameri special meeting or represented by proxy, assuming a quorum is present.

Recommendation

THE AMERI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT AMERI STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE SPIN-OFF PROPOSAL.

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COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

Ameri’s common stock has been listed on NASDAQ under the symbol “AMRH” since the commencement of public trading on November 21, 2017.

Ameri Common Stock

	High	Low
Year Ending December 31, 2020
First Quarter	$2.79	$0.63
Second Quarter	$5.30	$0.74
Third Quarter (through September 14, 2020)	$2.00	$1.093

Year Ending December 31, 2019
First Quarter	$12.00	$4.06
Second Quarter	$11.38	$6.25
Third Quarter	$10.50	$2.08
Fourth Quarter	$4.75	$1.91

Year Ended December 31, 2018
First quarter	$337.50	$40.00
Second quarter	$69.75	$23.73
Third quarter	$62.25	$26.00
Fourth quarter	$37.00	$3.75

Jay Pharma is a privately held company, and there is no established public trading market for its securities.

The following table sets forth the closing sale prices per share of Ameri common stock on January 9, 2020, the last full trading day immediately preceding the public announcement of the Original Amalgamation Agreement, on May 22, 2020, the latest practicable date prior to the date of the initial filing of this proxy statement/prospectus, on August 10, 2020, the last full trading day before the announcement of the Offer, and September 14, 2020, the latest practicable date prior to the date of this amended proxy statement/prospectus.

	Ameri Common Stock	Jay Pharma Common Stock
January 9, 2020	$2.60	N/A
May 22, 2020	$1.37	N/A
August 10, 2020	$1.91	N/A
September 14, 2020	$1.11	N/A

Stockholders of Ameri and shareholders of Jay Pharma are urged to obtain current market quotations for Ameri common stock and to review carefully the other information contained in this proxy statement/prospectus or documents filed with the SEC. See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 295 of this proxy statement/prospectus.

Holders

As of September 14, 2020, the latest practicable date prior to the date of this proxy statement/prospectus, there were 545 holders of record of Ameri common stock.

As of September 14, 2020, the latest practicable date prior to the date of this proxy statement/prospectus, there were approximately 37 holders of record of Jay Pharma common shares.

Dividends

Ameri has not paid dividends to its stockholders since its inception and does not plan to pay cash dividends in the foreseeable future. Ameri currently intends to retain earnings, if any, to finance its growth.

Jay Pharma has never paid any dividends to its shareholders since its inception. While subject to periodic review, the current policy of Jay Pharma’s board of directors is to retain all earnings, if any, primarily to finance future growth.

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction

The unaudited pro forma condensed combined financial statements as of and for the six months ended June 30, 2020, and for the year ended December 31, 2019, give effect to the proposed Offer, and have been prepared under the acquisition method of accounting with Jay Pharma treated as the accounting acquirer. Jay Pharma is anticipated to be the accounting acquirer based upon the terms of the Offer and other factors, such as the number of shares to be issued to Jay Pharma shareholders under the Tender Agreement, relative voting rights and the composition of the Resulting Issuer’s board and senior management. The following selected unaudited pro forma condensed financial data also give effect to the proposed Spin-Off.

You should read the unaudited pro forma condensed combined financial statements presented below in conjunction with:

●	The accompanying notes to the unaudited pro forma condensed combined financial statements;

●	Ameri’s unaudited condensed consolidated financial statements for the six months ended June 30, 2020 and the notes relating thereto, beginning on page F-54 of this proxy statement/prospectus;

●	Ameri’s consolidated financial statements for the year ended December 31, 2019 and the notes relating thereto, beginning on page F-21 of this proxy statement/prospectus;

●	Jay Pharma’s unaudited condensed financial statements for the six months ended June 30, 2020 and the notes relating thereto, beginning on page F-73 of this proxy statement/prospectus; and

●	Jay Pharma’s financial statements for the year ended December 31, 2019 and the notes relating thereto beginning on page F-1 of this proxy statement/prospectus.

Ameri is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the transactions.

The unaudited pro forma condensed combined balance sheet as of June 30, 2020 combines the unaudited condensed consolidated balance sheet of Ameri as of June 30, 2020 with the unaudited condensed balance sheet of Jay Pharma as of June 30, 2020, giving effect to the Offer and Spin-Off as if they had been consummated as of June 30, 2020.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2020 combines the unaudited condensed consolidated statement of operations of Ameri for the six months ended June 30, 2020 with the unaudited condensed statement of operations of Jay Pharma for the six months ended June 30, 2020, giving effect to the Offer and the Spin-Off as if they had been consummated on January 1, 2019.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 combines the audited consolidated statement of operations of Ameri for the year ended December 31, 2019 with the audited statement of operations of Jay Pharma for the year ended December 31, 2019, giving effect to the Offer and Spin-Off as if they had occurred on January 1, 2019.

The historical financial information has been adjusted to give effect to the expected events that are related and/or directly attributable to the transactions, are factually supportable and are expected to have a continuing impact on the combined results. The adjustments presented in the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the Resulting Issuer upon consummation of the transactions.

The historical financial information has been adjusted in the respective unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Offer and the Spin-Off, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the Resulting Issuer.

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The historical financial statements of Ameri and Jay Pharma have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”). The unaudited pro forma condensed combined financial statements included herein are prepared in accordance with GAAP. The application of the acquisition method of accounting is dependent upon certain valuations and other studies that have yet to be completed or have not progressed to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed, and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements. Upon consummation of the Offer, final valuations and studies will be performed. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the Resulting Issuer’s future financial position and results of operations. Fair values determined as of the assumed acquisition dates are based on the most recently available information. To the extent there are significant changes to Ameri’s or Jay Pharma’s business, or as new information becomes available, the assumptions and estimates herein could change significantly.

The Offer will be accounted for as a reverse acquisition in accordance with U.S. generally accepted accounting principles (“GAAP”). Under this method of accounting, Ameri will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Jay Pharma comprising the ongoing operations of the Resulting Issuer, Jay Pharma senior management comprising the senior management of the Resulting Issuer, and that the former owners and management of Jay Pharma will have control of the board of directors after the Offer. In accordance with guidance applicable to these circumstances, the Offer will be considered to be a capital transaction in substance. Accordingly, for accounting purposes, the Offer will be treated as the equivalent of Jay Pharma issuing shares for the net assets of Ameri, accompanied by a recapitalization. The net assets of Ameri will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Offer will be those of Jay Pharma.

The unaudited pro forma condensed combined statements of operations do not include (a) the impacts of any revenue, cost or other operating synergies that may result from the Offer or any related restructuring costs; (b) certain amounts resulting from the Offer that were determined to be of a non-recurring nature; and (c) the impact of the proposed reverse stock split described elsewhere in this joint proxy and consent solicitation statement/prospectus.

The unaudited pro forma condensed combined financial statements presented are based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and do not purport to represent what the financial position or results of operations would have been if the proposed Offer or the Spin-Off had been completed as of the dates indicated in the unaudited pro forma condensed combined financial statements or that will be realized upon the consummation of the proposed transactions.

The Offer and the Spin-Off have not been consummated as of the date of the preparation of these pro forma financial statements, and there can be no assurances that the Offer or the Spin-Off will be consummated. See “Risk Factors” for additional discussion of risk factors associated with the pro forma financial statements.

189

AMERI HOLDINGS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2020

	Historical Ameri	Historical Jay	Pro forma merger adjustments				Pro forma as
	Holdings	Pharma	Debit	Note	Credit	Note	adjusted
	Note 1	Note 2
ASSETS

Current assets:
Cash and cash equivalents	$2,087,691	$441,393	$2,900,000	7	$2,087,691	6	$1,741,393
					1,500,000	8
					100,000	10
Accounts receivable	7,294,578	-	-		7,294,578	6	-
Related party receivable	-	50,553	-		-		50,553
Prepaid expenses and other current assets	886,999	62,816	-		886,999	6	62,816
Total current assets	10,269,268	554,762	2,900,000		11,869,268		1,854,762
Property, plant and equipment	104,905	-	-		104,905	6	-
Intangible assets, net	2,487,316	-	2,176,637	9	2,487,316	6	2,176,637
Goodwill	13,729,770	-	-		13,729,770	6	-
Operating lease right of use asset, net	906,995	-	-		906,995	6	-
Deferred income tax assets, net	8,170	-	-		8,170	6	-
Total assets	$27,506,424	$554,762	$5,076,637		$29,106,424		$4,031,399

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Line of credit	$2,337,246	$-	$2,337,246	6			$-
Accounts payable and accrued liabilities	6,791,828	1,405,272	22,671	3			625,210
			1,259	4
			6,791,828	6
			49,542	7
			706,590	8
Current portion – operating lease liability	916,900	-	916,900	6			-
Advance from related party	-	21,343	21,343	4			-
Notes payable	1,879,500	2,286,953	260,000	4			526,953
			1,879,500	6
			1,500,000	7
Convertible notes payable	-	323,207	300,000	3			-
			23,207	4
Debentures	1,165,342	-	1,165,342	6			-
Short term loans	1,000,000	-	1,000,000	6			-
Dividend payable - Preferred stock	535,968	-	535,968	6			-
Total liabilities	14,626,784	4,036,775	17,511,396		-		1,152,163

Stockholders’ equity (deficit):
Preferred Stock	4,249	-	4,249	6	374,510	7	374,510
Common Stock	51,633	-	-		128,080	5	245,429
					65,716	9
Additional paid-in capital	56,869,527	3,364,109	128,080	5	322,671	3	9,998,829
			56,921,160	6	305,809	4
					4,075,032	7
					2,110,921	9
Accumulated deficit	(44,085,632)	(6,811,733)	793,410	8	44,085,632	6	(7,705,143)
			100,000	10
Accumulated other comprehensive income (loss)	39,863	(34,389)	39,863	6			(34,389)
Total stockholders’ equity (deficit)	12,879,640	(3,482,013)	57,986,762		51,468,371		2,879,236

Total liabilities and stockholders’ equity (deficit)	$27,506,424	$554,762	$75,498,158		$51,468,371		$4,031,399

See footnotes to unaudited pro forma condensed combined financial statements

190

AMERI HOLDINGS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2020

	Ameri Holdings	Jay Pharma	Pro forma merger adjustments
	Historical for the six months ended June 30, 2020	Historical for the six months ended June 30, 2020	Adjustment	Note	Pro forma as adjusted
	Note A	Note B

Revenue	$17,857,469	$-	$(17,857,469)	C	$-
Cost of revenue	14,157,773	-	(14,157,773)	C	-
Gross profit	3,699,696	-	(3,699,696)		-

Operating expenses:
Selling, General & Administrative	5,395,241	1,604,210	(5,395,241)	C	1,679,210
			75,000	D
Depreciation and amortization	1,093,486	-	(1,093,486)	C	272,080
			272,080	F
Loss from operations	(2,789,031)	(1,604,210)	2,441,951		(1,951,290)

Other expense:
Interest expense	529,537	312,642	(529,537)	C	-
			(312,642)	E
Total other expense	(529,537)	(312,642)	(842,179)		-

Net income (loss) before income taxes	(3,318,568)	(1,916,852)	1,599,772		(1,951,290)

Income tax expense	39,377	-	(39,377)	C	-

Net income (loss) after income taxes	(3,357,945)	(1,916,852)	1,560,395		(1,951,290)

Dividend on preferred stock	215,670	-	(215,670)	C	-

Net income (loss) attributable to common stock holders	(3,573,615)	(1,916,852)	1,344,725		(1,951,290)

Foreign currency translation adjustment	(20,149)	(22,767)	20,149	C	(22,767)

Comprehensive Loss	$(3,593,764)	$(1,939,619)	$1,364,874		$(1,974,057)

Net loss and net loss attributable to common stockholders	$(3,573,615)	$(1,916,852)	$1,344,725		$(1,951,290)

Net loss per share attributable to common stockholders - basic and diluted	$(1.03)	$(0.08)			$(0.06)

Weighted Average Common Shares Outstanding used in net loss per share attributable to common stockholders - basic and diluted	3,482,286	25,556,877	3,219,682	G	32,258,845

See footnotes to unaudited pro forma condensed combined financial statements

191

AMERI HOLDINGS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2019

	Ameri Holdings	Jay Pharma	Pro forma merger adjustments
	Historical for the year ended December 31, 2019	Historical for the year ended December 31, 2019	Adjustment	Note	Pro forma as adjusted
	Note AA	Note BB

Revenue	$39,914,675	$-	$(39,914,675)	CC	$-
Cost of revenue	31,763,955	-	(31,763,955)	CC	-
Gross profit	8,150,720	-	(8,150,720)		-

Operating expenses:
Selling, General & Administrative	12,210,317	2,296,534	(12,210,317)	CC	2,546,534
			250,000	DD
Depreciation and amortization	2,265,297	-	(2,265,297)	CC	544,159
			544,159	FF
Loss from operations	(6,324,894)	(2,296,534)	5,530,735		(3,090,693)

Other expense:
Interest expense	694,926	81,823	(694,926)	CC	-
			(81,823)	EE
Loss on extinguishment	-	32,316	-	EE	32,316
Changes in fair value of warranty liability	(1,796,174)	-	1,796,174	CC	-
Other income (expense), net	(4,540)	-	4,540	CC	-
Total other expense	(1,105,788)	(114,139)	1,023,965		32,316

Net income (loss) before income taxes	(5,219,106)	(2,410,673)	6,554,700		(3,058,377)

Income tax expense	388,657	-	(388,657)	CC	-

Net income (loss) after income taxes	(5,607,763)	(2,410,673)	6,166,043		(3,058,377)

Dividend on preferred stock	426,003	-	(426,003)	CC	-

Net income (loss) attributable to common stockholders	(6,033,766)	(2,410,673)	5,740,040		(3,058,377)

Foreign currency translation adjustment	(26,985)	(6,667)	26,985	CC	(6,667)

Comprehensive Loss	$(6,060,751)	$(2,417,340)	$5,767,025		$(3,065,044)

Net loss and net loss attributable to common stockholders	$(6,033,766)	$(2,410,673)	$5,740,040		$(3,058,377)

Net loss per share attributable to common stockholders - basic and diluted	$(2.83)	$(0.10)			$(0.10)

Weighted Average Common Shares Outstanding used in net loss per share attributable to common stockholders - basic and diluted	2,128,806	25,085,980	3,360,054	GG	30,574,840

See footnotes to unaudited pro forma condensed combined financial statements

192

I.	Business Combination

On August 12, 2020, AMERI Holdings, Inc. (“Ameri”), Jay Pharma Inc. (“Jay Pharma”) and certain other signatories thereto entered into a tender agreement (as may be amended from time to time, the “Tender Agreement”), which provides that, among other things, Jay Pharma will become a wholly-owned subsidiary of Ameri, on the terms and conditions set forth in the Tender Agreement. The Tender Agreement terminates and replaces in its entirety the Original Amalgamation Agreement, dated as of January 10, 2020, previously entered into by and among the parties thereto (the “Amalgamation Agreement”). We refer to Ameri after giving effect to the Offer and the completion of the transactions contemplated by the Tender Agreement, as the “Resulting Issuer.”

If the Offer is completed, (i) holders of outstanding common shares of Jay Pharma (referred to herein as the Jay Pharma equity holders) other than Alpha Capital Anstalt (“Alpha”) will be entitled to receive the number of shares of Resulting Issuer common stock issuable in accordance with the exchange ratio set forth in the Tender Agreement (the “Exchange Ratio”), and (ii) Alpha, as a significant investor, will be entitled to receive shares of Series B non-voting preferred stock, par value $0.01 per share, which are convertible into shares of Resulting Issuer common stock subject to a 9.99% beneficial ownership blocker (the “Series B Preferred Stock”) pursuant to the terms of an exchange agreement to be entered into by and between Ameri and Alpha (the “Alpha Exchange Agreement”). Each outstanding Jay Pharma option, whether vested or unvested, and warrant that has not previously been exercised will exchanged for Resulting Issuer stock options and Resulting Issuer warrants, in each case convertible into the number of shares of Resulting Issuer common stock equal to the Exchange Ratio.

Each share of Series B Preferred Stock is non-voting and will be convertible into one share of Resulting Issuer common stock (subject to adjustment and prior to giving effect to the proposed reverse stock split discussed below) at any time at the option of the holder, provided that each holder would be prohibited from converting Series B Preferred Stock into shares of Resulting Issuer common stock if, as a result of such conversion, any such holder, together with its affiliates, would own more than 9.99% of the total number of shares of Resulting Issuer common stock then issued and outstanding.  This limitation may be waived with respect to a holder upon such holder’s provision of not less than 61 days’ prior written notice to the Resulting Issuer. In the event of liquidation, dissolution, or winding up, each holder of Series B Preferred Stock could elect to receive either (i) in preference to any payments made to the holders of Resulting Issuer common stock and any other junior securities, a payment for each share of Series B Preferred Stock then held equal $0.01, plus an additional amount equal to any dividends declared but unpaid on such shares, and any other fees or liquidated damages then due and owing thereon or (ii) the amount of cash, securities or other property to which such holder would be entitled to receive with respect to each share of Series B Preferred Stock if such share of Series B Preferred Stock had been converted to common stock immediately prior to such liquidation, dissolution, or winding up (without giving effect to any conversion limitations). Shares of Series B Preferred Stock will not be entitled to receive any dividends, unless and until specifically declared by the board of directors. However, holders of Series B Preferred Stock are entitled to receive dividends on shares of Series B Preferred Stock equal (on an as-if-converted-to-common-stock basis) to and in the same form as dividends actually paid on shares of the Resulting Issuer common stock when such dividends are specifically declared by the board of directors. The Resulting Issuer will not be obligated to redeem or repurchase any shares of Series B Preferred Stock. Shares of Series B Preferred Stock will not otherwise be entitled to any redemption rights, or mandatory sinking fund or analogous fund provisions.

Upon completion of the Offer and the transactions contemplated in the Tender Agreement, (i) Jay Pharma equity holders, including parties acquiring common shares of Jay Pharma pursuant to the transactions summarized above and who shall receive Series B Preferred Stock in the Offer, will own approximately 83% of the outstanding equity of the Resulting Issuer, assuming conversion of the Series B Preferred Stock, (ii) the current Ameri stockholders will own approximately 14.5% of the outstanding equity of the Resulting Issuer, and (iii) the financial advisor to Jay Pharma and Ameri will own approximately 2.5% of the outstanding equity of the Resulting Issuer. Immediately following the Offer, subject to the approval of the current Ameri stockholders, it is anticipated that the Resulting Issuer will effect a reverse stock split at a ratio between 1-for-[●] and 1-for-[●] with respect to its issued and outstanding common stock. The reverse stock split is intended to increase the Resulting Issuer’s stock price to at least $6.00 per share, which such reverse stock split is one of the conditions to the closing of the Offer.

As a significant investor in Jay Pharma, Alpha will receive Series B Preferred Stock in the Offer instead of common stock of the Resulting Issuer, as well as Series B Warrants with a nominal exercise price, which were issued to Alpha to account for an adjustment in pricing of the transactions in light of global economic conditions. Alpha’s total potential ownership interest in the Resulting Issuer is 28.3% without giving effect to the beneficial ownership limitations in its Resulting Issuer securities. Because the Series B Preferred Stock is convertible into Resulting Issuer common stock at any time for no consideration, such shares have been included in basic earnings per share. The Series B Warrants will be accounted for as a cost of equity as part of the capital issuance. The estimated fair value implied for shares of the Resulting Issuer based on the series of transactions with Alpha is $0.58 per share, which is equal to the $5,000,000 investment made by Alpha divided by 8,676,634, or the number of Resulting Issuer shares (or securities convertible into Resulting Issuer common stock) that Alpha will receive in the transaction.

Simultaneously with the execution of the Original Amalgamation Agreement, Jay Pharma entered into the Secured Promissory Note, dated January 10, 2020 (the “Original Note”), by and among Jay Pharma and Alpha Capital Anstalt (“Alpha”), pursuant to which, on January 10, 2020, Jay Pharma received a $1,500,000 loan. The Note was amended by the Second Note Amendment to reflect an additional investment of $500,000, resulting in a total principal amount of $2,000,000. The Original Note was further amended on August 12, 2020, to account for the termination of the Original Amalgamation Agreement and the change in the structure of the transaction from an amalgamation to a stock-for-stock exchange offer (as amended, the “Note”). Upon the satisfaction of the closing conditions to the Offer, the Note will be converted into the right to receive 2,361,627 common shares of Jay Pharma and warrants to purchase 2,361,627 common shares of Jay Pharma at an exercise price of $1.07 per share immediately prior to the Offer, assuming that the Offer is consummated prior to January 1, 2021. In connection with the Offer, these common shares and warrants of Jay Pharma to be acquired by Alpha upon conversion of the Note shall be converted into the right to receive (i) 1,498,039 shares of Series B Preferred Stock that are convertible into up to 1,498,039 shares of common stock of the Resulting Issuer, prior to giving effect to the proposed reverse stock split discussed above, and (ii) warrants to purchase up to 1,498,039 shares of common stock of the Resulting Issuer at an exercise price of $2.36 per share, prior to giving effect to the proposed reverse stock split discussed above.

193

Alpha will also acquire 3,542,441 common shares of Jay Pharma and warrants to purchase 3,542,441 common shares of Jay Pharma at an exercise price of $1.07 per share, immediately prior to the Offer, in connection with the $3 million private placement completed prior to the filing of this Registration Statement on Form S-4 (the “Alpha Investment”). While the Alpha Investment shares have not been issued yet, Alpha is bound to purchase from Jay Pharma, and Jay Pharma is bound to sell to Alpha, the Jay Pharma common shares and warrants subject to the satisfaction of the conditions in the securities purchase agreement for the Alpha Investment. Such common shares and warrants of Jay Pharma acquired by Alpha in the Alpha Investment will then immediately be converted into, as applicable, the right to receive (i) 2,247,059 shares of Series B Preferred Stock of the Resulting Issuer that are convertible into up to 2,247,059 shares of common stock of the Resulting Issuer, prior to giving effect to the proposed reverse stock split discussed above, and (ii) warrants to purchase up to 2,247,059 shares of common stock of the Resulting Issuer at an exercise price of $2.35 per share, prior to giving effect to the proposed reverse stock split discussed above.

Additionally, at the effective time of the Offer, the Resulting Issuer will issue five-year warrants (the “Series B Warrants”) to purchase 5,138,033 shares of common stock of the Resulting Issuer at an exercise price of $0.01 to Alpha, prior to giving effect to the proposed reverse stock split discussed above. The number of shares of common stock of the Resulting Issuer issuable upon the exercise of the Series B Warrants is equal to the product of (i) 8,100,000 and (ii) the Exchange Ratio.

After giving effect to the conversion of its Series B Preferred Stock, the warrants to be issued to Alpha in connection with the Alpha Investment and the Alpha Bridge Loan and the Series B Warrants, Alpha’s total potential ownership interest in the Resulting Issuer will be 12,350,293 common shares, or 30.2%. However, under the terms of each of such securities, Alpha may not convert such security to the extent such conversion would cause Alpha, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 9.99% of the Resulting Issuer’s shares of common stock then issued and outstanding following such exercise. In addition, under the terms of Ameri’s 5% convertible debenture, in no event shall the holder of the debenture be allowed to effect a conversion if such conversion, along with all other shares of Ameri common stock beneficially owned by the holder and its affiliates would exceed 4.99% of the outstanding shares of Ameri common stock, and under the terms of the pre-funded warrants, the holder of such warrant will not have the right to exercise any portion of its warrant if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or at the election of a holder prior to the date of issuance, 9.99%) of the number of shares of common stock outstanding immediately after giving effect to such exercise.

Intellectual Property Acquisition

In connection with the Offer, Jay Pharma entered into a series of assignment and assumption agreements with affiliates of a third party, Tikkun Pharma, Inc. (“Tikkun”), pursuant to which, on the satisfaction of all closing conditions to the Offer, Tikkun shall assign to Jay Pharma all of Tikkun’s (i) rights to certain skin care treatment assets and (ii) intellectual property rights to certain formulations for the development of therapeutic candidates for the prevention, management and treatment of graft versus host disease (GVHD) in exchange for an aggregate of 10,360,007 common shares of Jay Pharma.

At the same time, because Alpha required additional shares of the Resulting Issuer, at no or a nominal cost, for Alpha to consummate the Alpha Bridge Loan and the Alpha Investment at the planned valuation, Alpha entered into an agreement with Tikkun pursuant to which, immediately following such assignment, but prior to the Offer, Tikkun will sell 7,774,463 of these common shares of Jay Pharma to Alpha for the nominal aggregate purchase price of $10.00 (the “Alpha Nominal Shares”), leaving Tikkun with 2,585,544 common shares of Jay Pharma (the “Tikkun Shares”). In connection with the Offer, the Tikkun Shares will be exchanged for 1,640,075 shares of common stock of the Resulting Issuer, prior to giving effect to the proposed reverse stock split discussed above, and the Alpha Nominal Shares will be exchanged for 4,931,536 shares of Series B Preferred Stock of the Resulting Issuer that are convertible into up to 4,931,536 shares of common stock of the Resulting Issuer, prior to giving effect to the proposed reverse stock split discussed above.

Ameri Transaction

On January 10, 2020, Ameri and Ameri100 Inc. (“Private Ameri”) entered into a Stock Purchase Agreement pursuant to which, among other things, Ameri will convey to Private Ameri and Private Ameri one hundred percent (100%) of the outstanding equity interests of Ameri100 Holdco, Inc. (“Holdco”) (the “Spin-Off”). Prior to the Spin-Off Closing, Ameri will consummate a reorganization (the “Reorganization”) pursuant to which it will contribute, transfer and convey to Holdco all of the issued and outstanding equity interests of the existing operating subsidiaries of Ameri, constituting the entire business and operations of Ameri and its subsidiaries (the “Transferred Legacy Business”). At the Spin-Off Closing, in exchange for the Purchased Shares, all of the issued and outstanding shares of Series A preferred stock of the Company shall be redeemed for an equal number of shares of Series A preferred stock of Private Ameri. Additionally, it is anticipated that Ameri will complete a financing in an amount up to $3,000,000 prior to the completion of the Offer in order to repay certain currently outstanding indebtedness.

194

Accounting for the Offer

The Offer will be accounted for as a reverse acquisition in accordance with U.S. generally accepted accounting principles (“GAAP”). Under this method of accounting, Ameri will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Jay Pharma comprising the ongoing operations of the Resulting Issuer, Jay Pharma senior management comprising the senior management of the Resulting Issuer, and that the former owners and management of Jay Pharma will have control of the board of directors after the Offer. In accordance with guidance applicable to these circumstances, the Offer will be considered to be a capital transaction in substance. Accordingly, for accounting purposes, the Offer will be treated as the equivalent of Jay Pharma issuing shares for the net assets of Ameri, accompanied by a recapitalization. The net assets of Ameri will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Offer will be those of Jay Pharma.

II.	Basis of Pro Forma Presentation

The pro forma financial statements were derived from historical financial statements of Ameri and the historical consolidated financial statements of Jay Pharma.

The historical financial statements have been adjusted in the pro forma financial statements to give effect to pro forma events that are (i) directly attributable to the Offer, (ii) factually supportable, and (iii) with respect to the pro forma statement of operations, expected to have a continuing impact on the combined results. The pro forma financial statements reflect the impact of:

●	The Spin-Off;

●	The Offer, whereby the Resulting Issuer will issue 19,275,533 shares of Resulting Issuer common stock in exchange for 30,387,472 common shares of Jay Pharma;

●	The conversion of the Note and the securities issued upon closing of the Alpha Investment;

●	The acquisition of intellectual property from Tikkun in exchange for 10,360,007 common shares of Jay Pharma, of which the Tikkun Shares will be exchanged for 1,640,075 shares of common stock of Resulting Issuer and the Alpha Nominal Shares shall be exchanged for 4,931,536 shares of the Series B Preferred Stock convertible into 4,931,536 shares of common stock of Resulting Issuer; and

●	Other adjustments described in the notes to this section.

The following matters have not been reflected in the pro forma financial statements as they do not meet the aforementioned criteria:

●	Cost savings (or associated costs to achieve such savings) from operating efficiencies, synergies or other restructuring that could result from the Offer. The timing and effect of actions associated with integration are currently uncertain.

●	The Resulting Issuer consummating a reverse stock split.

The Offer is being accounted for as a reverse business combination and recapitalization of Jay Pharma, since the former owners of Jay Pharma will control the post-Offer company. Jay Pharma will be deemed the acquirer and Ameri will be deemed the acquired company for accounting purposes.

195

III.	Pro Forma Adjustments

The following pro forma adjustments give effect to the Offer:

Pro Forma Condensed Combined Balance Sheet – as of June 30, 2020

Note 1	Derived from the Ameri financial statements as of June 30, 2020, as filed with the Securities and Exchange Commission (the “SEC”) on May 15, 2020, included elsewhere in this proxy statement/prospectus.

Note 2	Derived from the Jay Pharma consolidated financial statements as of June 30, 2020, included elsewhere in this proxy statement/prospectus.

Pro forma adjustments:

Note 3

To record the conversion of Jay Pharma’s outstanding convertible notes with a face value of $300,000 (net of a discount of $133 as of June 30, 2020) and the related accrued interest of $22,671 into 856,698 shares of Jay Pharma common stock.

	Debit	Credit
Convertible notes payable	$300,000
Accounts payable and accrued expenses	22,671
Additional paid-in capital		322,671

Note 4	To record the conversion of Jay Pharma’s notes payable issued in February, March, and December of 2019 and February of 2020 outstanding with an aggregate principal amount of $310,000 (net of a discount of $47,652) and related party advances with a book value of $20,459 into 877,808 shares of Jay Pharma common stock.

	Debit	Credit
Notes payable	$260,000
Advances from related party	21,343
Convertible notes payable	23,207
Accounts payable and accrued expenses	1,259
Additional paid-in capital		305,809

Note 5	To record the issuance of 16,263,563 shares of Resulting Issuer common stock, par value $0.01, in exchange for 25,639,164 Jay Pharma common shares , at the Exchange Ratio of 0.63 .

	Debit	Credit
Additional paid-in capital	$128,080
Common stock		$128,080

Note 6	To record the Spin-Off and the recapitalization of Ameri’s equity.

	Debit	Credit
Line of credit	$2,337,246
Accounts payable and accrued liabilities	6,791,828
Operating lease liability	916,900
Notes payable	1,879,500
Debentures	1,165,342
Short term loans	1,000,000
Dividend payable – preferred stock	535,968
Preferred stock	4,249
Accumulated other comprehensive income	39,863
Additional paid-in capital	56,921,160
Cash and cash equivalents		$2,087,691
Accounts receivable		7,294,578
Prepaid expenses and other current assets		886,999
Property, plant, and equipment		104,905
Intangible assets, net		2,487,316
Goodwill		13,729,770
Operating lease right of use asset, net		906,995
Deferred income tax assets, net		8,170
Accumulated deficit		44,085,632

196

Pro Forma Condensed Combined Balance Sheet – as of June 30, 2020 continued

Pro forma adjustments, continued

Note 7

To record the additional $500,000 in proceeds from the Note, proceeds from the sale of common stock to Alpha of $3,000,000, net of estimated offering and placement costs of $600,000 and the Note of $2,000,000 (and related accrued interest of $49,542 as of June 30, 2020), in exchange for 3,745,098 shares of Resulting Issuer Series B Preferred Stock.

	Debit	Credit
Cash and cash equivalents	$2,900,000
Accounts payable and accrued liabilities	49,542
Notes payable	1,500,000
Series B Preferred Stock		$374,510
Additional paid-in capital		4,075,032

Note 8	To record the advisory, legal, accounting and other expenses of the Offer, not including offering and placement costs recorded in Note 7. These costs are estimated to be $1,000,000 of legal expenses, $300,000 of accounting and auditing expenses, and $200,000 of other expenses.

	Debit	Credit
Accounts payable and accrued expense	$706,590
Accumulated deficit	793,410
Cash and cash equivalents		$1,500,000

Note 9	To record the acquisition by Jay Pharma of the intellectual property from Tikkun in exchange for 6,571,611 shares of Resulting Issuer common stock. The fair value of the intellectual property was based on a preliminary weighted average third-party valuation of the intellectual property and the implicit value of the shares issued to Tikkun based on the price Alpha paid for their shares. The amount that will ultimately be recorded may differ materially from this preliminary estimate. The estimated useful life of the intellectual property is 4 years. The value of the intellectual property will be amortized on a straight-line basis over its estimated useful life.

	Debit	Credit
Intangible assets, net	$2,176,637
Common stock		$65,716
Additional paid-in capital		2,110,921

Note 10	To record the bonus to be paid to the Company’s chief executive officer upon the completion of the Offer.

	Debit	Credit
Accumulated deficit	$100,000
Cash		$100,000

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Pro Forma Condensed Combined Statement of Operations - For the Six Months Ended June 30, 2020

Note A

Derived from Ameri’s unaudited condensed consolidated financial statements for the six months ended June 30, 2020, filed with the SEC on August 12, 2020, included elsewhere in this proxy statement/prospectus.

Note B	Derived from Jay Pharma’s unaudited condensed financial statements for the six months ended June 30, 2020, included elsewhere in this proxy statement/prospectus.

Pro forma adjustments:

Note C	To record the effect of the Spin-Off.

Note D	To record the pro forma change in compensation for the Company’s chief executive officer, consisting of an increase in salary of $75,000.

Note E	To record the decrease in pro forma interest expense for the conversion of Jay Pharma’s notes payable and convertible notes payable.

Note F	To record the amortization of the intellectual property acquired from Tikkun

Note G	To record the pro forma effect of the Offer on the weighted average shares outstanding as if the Offer was consummated on January 1, 2019.

Pro Forma Condensed Combined Statement of Operations - For the Year Ended December 31, 2019

Note AA	Derived from Ameri’s audited consolidated financial statements for the year ended December 31, 2019, filed with the SEC on March 30, 2020, included elsewhere in this proxy statement/prospectus.

Note BB	Derived from Jay Pharma’s audited financial statements for the year ended December 31, 2019, included elsewhere in this proxy statement/prospectus.

Pro forma adjustments:

Note CC	To record the effect of the Spin-Off.

Note DD	To record the pro forma change in compensation for the Company’s chief executive officer, consisting of an increase in salary of $250,000.

Note EE	To record the decrease in pro forma interest expense for the conversion of Jay Pharma’s notes payable and convertible notes payable.

Note FF	To record the amortization of the intellectual property acquired from Tikkun.

Note GG	To record the pro forma effect of the business combination on the weighted average shares outstanding as if the business combination was consummated on January 1, 2019.

IV. Pro Forma Combined Net Loss Per Share

The pro forma combined weighted average share outstanding included in the calculation of basic and diluted pro forma combined earnings (loss) per share consists of the following:

	For the Six Months Ended June 30, 2020	For the Year Ended December 31, 2019
AMERI Holdings, Weighted Average Shares Outstanding	3,482,286	2,128,806

Jay Pharma, Weighted Average Shares Outstanding	25,607,042	25,085,980
Exchange Ratio	0.63	0.63
Resulting Issuer Shares Issued to Jay Pharma shareholders	16,243,187	15,912,663

Conversion of Jay Pharma advances and debt	1,100,241	1,100,241
Acquisition of Tikkun intellectual property	6,571,611	6,571,611
Shares issued to Alpha	3,745,098	3,745,098
Shares issued to placement agent	1,116,421	1,116,421

Weighted average shares outstanding, pro forma combined, basic and diluted	32,258,845	30,574,840

Following the completion of the Offer, warrants to purchase 5,228,292 shares of Resulting Issuer and stock options to purchase 2,551,815 shares of Resulting Issuer are expected to be outstanding. These instruments were not included in the pro forma combined weighted average shares outstanding, as their inclusion would be anti-dilutive. The Company did include the Series B Preferred Shares in the calculation of weighted average shares outstanding, as those shares are convertible into common stock at any time, for no consideration.

198

MANAGEMENT OF THE RESULTING ISSUER

Executive Officers and Directors of the Resulting Issuer Following the Offer

Pursuant to the Tender Agreement, immediately after the effective time of the Offer, the Resulting Issuer’s board of directors will consist of a minimum of five (5) members, one (1) of whom will be a director designated by Ameri and the remaining four (4) of whom will be directors designated by Jay Pharma. See section titled “THE TENDER AGREEMENT—Directors and Executive Officers of the Resulting Issuer Following the Tender—Board of Directors”. Following the Offer, additional members of the board may be nominated in accordance with the organization documents of the Resulting Issuer. Designees to the board of directors are expected to satisfy the requisite independence requirements for the Resulting Issuer board of directors, as well as the sophistication and independence requirements for committee members pursuant to NASDAQ listing requirements.

Immediately after the effective time of the Offer, the Resulting Issuer’s board of directors will consist of six (6) members. The Ameri designee will be R. James Woolsey, and the Jay Pharma designees will be David Johnson, George Kegler, Sol Mayer, Dr. Marcus Schabacker, and David Stefansky.

Following the Offer, some of the management team of the Resulting Issuer is expected to be composed of the current management team of Jay Pharma.

In order to accommodate the appointment of such directors and officers of the Resulting Issuer, all of the current directors and officers of Ameri will tender a resignation that becomes effective at or immediately prior to the effective time of the Offer.

The following table lists the names and positions of the individuals who are expected to serve as executive officers and directors of the Resulting Issuer upon the completion of the Offer. Prior to the completion of the Offer, additional non-employee directors may be appointed to the board of directors of the Resulting Issuer. Following the Offer, it is anticipated that the standing committees of the Resulting Issuer’s board of directors will consist of an audit committee, a nominating and corporate governance committee and a compensation committee, with the composition of each committee to be determined by the Resulting Issuer’s board of directors.

Name	Age	Position(s)
Executive Officers and Directors
David Johnson(1)	61	Chairman and Chief Executive Officer
John Van Buiten	33	Chief Financial Officer
Avani Kanubaddi	48	Chief Operations Officer
Non-Employee Directors
George Kegler(1)	64	Director and Chair of the Audit Committee
Sol Mayer(1)	57	Director
Dr. Marcus Schabacker (1)	57	Director
R. James Woolsey(2)	78	Director

(1)	Jay Pharma designee
(2)	Ameri designee

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Executive Officers and Directors

David Johnson will serve as Chairman and Chief Executive Officer of the Resulting Issuer upon the closing of the Offer. Mr. Johnson also has served on the board of directors and as the Chief Executive Officer of Aquamed Technologies, Inc. since April 2019. Mr. Johnson formerly served on the board of directors and as the President and Chief Executive Officer of Alliqua BioMedical, Inc. from November 2012 until April 2019. Mr. Johnson was formerly President of the ConvaTec Division of Bristol-Myers Squibb, Inc. until 2008 when he orchestrated a sale of the division from its pharmaceutical parent to Avista Capital Partners and Nordic Capital in a deal valued at $4.1 billion. Concurrently, he acquired and integrated the assets of Copenhagen-based Unomedical to expand ConvaTec Inc.’s manufacturing and infrastructure into Europe. From 2008 through 2012, Mr. Johnson served as the Chief Executive Officer of ConvaTec Inc. Prior to his tenure with ConvaTec Inc., Mr. Johnson held several senior positions in the U.S., Europe and Canada with Zimmer Inc., Fisher Scientific, and Baxter Corporation. He served as a member of ConvaTec Inc.’s board of directors and the board of the Advanced Medical Technology Association (AdvaMed), where he chaired the Global Wound Sector Team for four years. Mr. Johnson received an Undergraduate Business Degree in Marketing from the Northern Alberta Institute of Technology in Edmonton, Alberta, Canada, completed the INSEAD Advanced Management Program in Fontainbleau, France, and is a fellow from the Wharton School of the University of Pennsylvania. Mr. Johnson’s extensive experience in the pharmaceutical and biotechnology fields, as well as his executive leadership experience, make him an asset that will serve as a bridge between the board of directors and our executive officers.

John Van Buiten will serve as Chief Financial Officer of the Resulting Issuer upon the closing of the Offer. Mr. Van Buiten has served as Chief Financial Officer of Jay Pharma since December 17, 2018 and resigned on January 8, 2020. Mr. Van Buiten is an experienced finance executive with extensive background in public company accounting and financial reporting. He currently serves as a manager at Financial Consulting Strategies, LLC (“FCS”), preparing annual and quarterly SEC filings for clients in a wide range of industries and sizes. Mr. Van Buiten has been employed by FCS since April 2010, and in addition to his position at Jay Pharma, he served as the Chief Financial Officer of Tikkun under contract with FCS. He is a Certified Public Accountant.

Avani Kanubaddi will serve as Chief Operating Officer of the Resulting Issuer upon the completion of the Offer. Mr. Kanubaddi is an entrepreneur and business leader who has a passion for health and healing. Mr. Kanubaddi is currently the Acting President & Chief Operating Officer of NEXGEL, Inc. (September 2019 – Present), an FDA registered, ISO certified advanced hydrogel manufacturer serving the OTC, cosmetic and medical device markets around the world. At NEXGEL, Mr. Kanubaddi led the rebranding, repositioning and overall strategy for the company to accelerate growth and drive innovation. This included rebranding the company as NEXGEL, branding the company’s unique hydrogels, developing a robust white label catalog, architecting an innovation engine to fill the pipeline with new concepts and guiding the company’s first-ever branded product launches. In addition to NEXGEL, Mr. Kanubaddi also serves as the Senior Partner at IQ/EQ Brand Strategy (August 2018 – present), where he assists companies in developing “go to market” strategies, branding and naming exercises and new product innovation for consumer, medical device and prescription companies. Prior to his consulting career, Mr. Kanubaddi was the Founder and Chief Executive Officer of Welmedix Healthcare (February 2007 – September 2019) to develop innovative skin and wound care solutions to improve health and healing with an eye towards whole person wellness. During his tenure, he led the company to develop three unique brands with patented solutions, gaining distribution in over 20,000 retail outlets, including Walmart, Walgreens, CVS and others. After building some of the fastest growing brands in their respective categories, Welmedix sold its leading brands to a private-equity backed healthcare company. Before his entrepreneurial venture, Mr. Kanubaddi began his 25+ year career in the healthcare industry at two leading companies – Wyeth Consumer Healthcare (now GSK Consumer Health) and Bristol Myers Squibb’s ConvaTec Division. While working with market leading OTC brands like Centrum, Advil and Chapstick; medical devices and hospital businesses including Aloe Vesta, DuoDerm and Sur-Fit Natura, Mr. Kanubaddi held positions of increasing responsibility across the functional areas of brand management, sales, new product development and new ventures.

Mr. Kanubaddi holds an MBA from Columbia Business School and BS in Marketing from Miami University. Mr. Kanubaddi also served on the Board of Directors for the Consumer Healthcare Products Association (CHPA), the leading industry trade group for consumer healthcare in the United States.

Non-Employee Directors

George Kegler will serve as a non-employee director of the Resulting Issuer upon the completion of the Offer. Mr. Kegler was employed by Mallinckrodt Pharmaceuticals from January 2013 – June 2019, serving as the Executive Vice President and Chief Financial Officer, Interim from December 2018 – May 2019, where he had responsibility for the global finance function and was a member of the executive committee, Vice President Finance from November 2016 – November 2018, President Specialty Generics (Interim) and Vice President Finance from July 2016 – October 2016, and Vice President, Finance from January 2013 – June 2016. He has served in various consulting roles since June 2019. Mr. Kegler has 40 years of experience in financial planning and analysis, corporate finance, controllership and business development. Previously Mr. Kegler served as the vice president of commercial finance for various businesses within Mallinckrodt and was also interim president of the company’s specialty generics business. Prior to joining Mallinckrodt, he was the chief financial officer for Convatec a private equity-owned company that was purchased from Bristol-Myers Squibb. He worked in various finance roles within Bristol-Myers Squibb including commercial, International, technical operations, research & development as well as the assistant controller of internal controls. Mr. Kegler holds a bachelor’s degree in accounting from the University of Missouri, an MBA from Saint Louis University and completed the Certified Public Accountant exam in Missouri.

200

Dr. Marcus Schabacker will serve as a non-employee director of the Resulting Issuer upon the completion of the Offer. Dr. Schabacker became president and chief executive officer of the ECRI Institute, a nonprofit organization with 500 employees and an operating budget of $70 million focusing on advancing evidenced-based, effective healthcare globally, in January 2018. Prior to joining ECRI, Dr. Schabacker worked at Baxter Healthcare Corporation, serving as corporate vice president and chief scientific officer from July 2015–May 2017, chairman of the executive quality council from March 2014–May 2017, Chief Scientific Officer, Medical Products from July 2014–July 2015, and Vice President, R&D, Medical Products from March 2011–July 2014. During his clinical years, and his time as an industry thought leader, Dr. Schabacker was focused on patient safety and enhancing patient care. For over a decade Dr. Schabacker has served on numerous boards of small and midsize companies and organizations, providing management with guidance and expertise to strategically accelerate growth and to build successful and sustainable high performing management teams.

Dr. Schabacker is a board-certified anesthesiologist and intensive care specialist with more than 35 years of healthcare experience in complex global environments, and more than 20 years of senior leadership responsibilities serving the medical device and pharmaceutical industries across the healthcare value chain.

After his medical and academic training at the Medical University of Lubeck, Germany, Dr. Schabacker served as senior medical officer and head of the intensive care and anesthesia department at the Mafikeng General Hospital, North-West Province, South Africa. His work there was part of a humanitarian aid program to support the African National Congress government under Nelson Mandela in the restructuring and buildup of a rural healthcare system in post-apartheid South Africa. Upon his return from Africa, Dr. Schabacker joined the medical device industry and held roles of increasing responsibility in medical affairs, preclinical and clinical development, regulatory affairs, quality, research and development, and patient safety. His experience includes designing, transforming, and leading organizations of up to 4,000 employees across five continents to provide safe and effective products to patients and healthcare providers worldwide.

Dr. Schabacker achieved his board certification in anesthesia and intensive care, as well as a doctorate in medicine, from the Medical University, Lubeck, Germany. He also received certifications in emergency medicine and disaster medicine. He is an affiliate assistant professor at The Stritch School of Medicine at Loyola University Chicago.

R. James Woolsey will serve as a non-employee director of the Resulting Issuer upon the completion of the Offer. Amb. Woolsey previously served in the U.S. government on five different occasions, where he held presidential appointments in two Republican and two Democratic administrations, most recently (1993 - 1995) as Director of Central Intelligence. From July 2002 to March 2008 Amb. Woolsey was vice president and officer of Booz Allen Hamilton, and then a venture partner with Vantage Point Venture Partners of San Bruno, California until January 2011. He was also previously a partner at the law firm of Shea & Gardner in Washington, D.C., now Goodwin Procter, where he practiced for 22 years in the fields of civil litigation, arbitration, and mediation. Amb. Woolsey is a venture partner with Lux Capital Management. During his 12 years of government service, in addition to leading the CIA and the intelligence community, Amb. Woolsey was: Ambassador to the Negotiation on Conventional Armed Forces in Europe (CFE), Vienna, 1989 - 1991; Under Secretary of the Navy, 1977 - 1979; and General Counsel to the U.S. Senate Committee on Armed Services, 1970 - 1973. He was also appointed by the President Ronald Reagan to serve on a part-time basis in Geneva, Switzerland, 1983 - 1986, as Delegate at Large to the U.S.-Soviet Strategic Arms Reduction Talks (START) and Nuclear and Space Arms Talks (NST). As an officer in the U.S. Army, he was an adviser on the US Delegation to the Strategic Arms Limitation Talks (SALT I), Helsinki and Vienna, 1969 - 1970. Amb. Woolsey serves on a range of government, corporate, and non-profit advisory boards and chairs several. Previously, he was chairman of the executive committee of the Board of Regents of the Smithsonian Institution, and a trustee of Stanford University. In 2009, he was the Annenberg Distinguished Visiting Fellow at the Hoover Institution at Stanford University, and in 2010 - 2011 he was a senior fellow at Yale University’s Jackson Institute for Global Affairs. Amb. Woolsey has served in the past as a member of boards of directors of a number of publicly and privately held companies, generally in fields related to technology and security, including Martin Marietta; British Aerospace, Inc; Fairchild Industries; and Yurie Systems, Inc. Since 2015, Amb Woolsey has worked on the Board of Advisors for several different companies, including Lenitiv, Sapient, Scopus Ventures and RedShift Energy.

Amb. Woolsey is a frequent contributor of articles to major publications, and from time to time gives public speeches and media interviews on the subjects of energy, foreign affairs, defense, and intelligence. He also testifies to Congressional committees on similar issues.

Certain Significant Advisors

Wai Liu, Ph.D. has served as a Scientific Advisor of Jay Pharma since January 2019. Dr. Liu is a Research Fellow at St. George’s University of London. Since 2007, he has collaborated with Professor Angus Dalgleish investigating the role of immune modulatory drugs as anticancer agents. Dr. Liu obtained his Ph.D. in Medical Oncology and Clinical Pharmacology from St. Bartholomew’s Hospital, London, and was a research fellow at St. Bartholomew’s and at the Institute of Cancer Research.

201

Angus Dagleish, M.D. has served as a Scientific Advisor of Jay Pharma since January 2019. Professor Dalgleish, M.D., is an oncologist practicing in the United Kingdom at St. George’s University of London. Dr. Dalgleish divides his time between clinical practice and research, and also serves as an advisor to several biopharmaceutical companies. Dr. Dalgleish has been a Professor of Medical Oncology at St. George’s University of London and Consultant Physician at St. George’s Hospital since 1991. He has served as the President of the Clinical Immunology and Allergy Section of the Royal Society of Medicine and is a Fellow of The Royal College of Physicians. Dr. Dalgleish studied Medicine at University College London, where he obtained an MBBS and a BSc in Anatomy.

Michael J. Zelefsky, M.D. has served as a Scientific Advisor of Jay Pharma since April 2019. Michael J. Zelefsky, M.D., is a board-certified radiation oncologist and co-leader of Memorial Sloan Kettering’s Genitourinary Disease Management Team, a multidisciplinary group of physicians who work together to treat patients with urologic malignancies. Dr. Zelefsky is Chief of Memorial Sloan Kettering’s Brachytherapy Service. The prostate brachytherapy program at Memorial Sloan Kettering, which Dr. Zelefsky helped develop and enhance since joining the staff in 1990, is known for its depth of experience and cutting-edge approach in treating men with prostate cancer. Dr. Zelefsky was instrumental in pioneering the use of IMRT (intensity-modulated radiation therapy, which is computer-guided delivery of high doses of radiation directly to the tumor) and IGRT (image-guided radiotherapy, radiation beams targeted precisely to the tumor) for treating men with prostate cancer. Dr. Zelefsky is Editor-in-Chief of Brachytherapy, a medical journal that addresses all aspects of this sub-specialty, and Chairman of the National Patterns of Care Study for Genitourinary Cancers. He is also a past president of the American Brachytherapy Society. For his work in this field, Dr. Zelefsky has been honored to receive several awards including the Boyer Award for Excellence in Clinical research, the Outstanding Teaching Award in the Department of Radiation Oncology at Memorial Sloan Kettering, the 2009 Henschke Medal (the highest award of the American Brachytherapy Society for achievements in Brachytherapy), and the 2009 Emanuel Van Descheuren Award for Excellence in Translational Research.

James Perry, M.D. has served as a Scientific Advisor of Jay Pharma since April 2019. James Perry, M.D., is a neuro-oncologist at Sunnybrook’s Odette Cancer Centre and Hurvitz Brain Sciences Program. Dr. Perry is also a Professor of medicine at the University of Toronto and the central nervous system cancers lead at Cancer Care Ontario. Dr. Perry is a clinician-investigator interested in the design, conduct and analysis of clinical trials testing innovative therapies for primary brain tumours. His research unit is focused on outcomes research. He is the chair of the Canadian Brain Tumour Consortium (CBTC), a national not-for-profit investigator network.

Tali Siegal, M.D. has served as a Clinical Advisor of Jay Pharma since December 2018. Dr. Siegal is a Full Professor of Neurology (Neuro-Oncology) at Hebrew University & Hadassah Medical School in Jerusalem, Israel. She is also a Director at the Neuro-Oncology Center, Rabin Medical Center in Petach Tikva, Israel. Dr. Siegal is the Chairman of the Israeli Neuro-Oncology Forum and serves on numerous other scientific committees, including the European Association for Neuro-Oncology, the European Association for Palliative Care, and the American Academy of Neurology. Dr. Siegal is a member of the Israel Medical Association, the Israel Neurological Association, the Israel Oncological Association, the Medical Society of London, and the American Academy of Neurology, among others. Since 2010, she has served on the Editorial Board of the Journal of Clinical Neurosciences. Dr. Siegal received her Medical Degree at Sackler Medical School, Tel Aviv University. She completed Fellowship Training in Neurology at the Memorial Sloan Kettering Cancer Center in New York, NY.

Zvi Vogel, Ph.D. has served as a Scientific Advisor of Jay Pharma since February 2018. Professor Vogel is currently a Professor Emeritus at the Weizmann Institute of science serving as the Head of the Adelson Center for the Biology of Addictive Diseases at Tel-Aviv University. Professor Vogel previously served as the Chairman of the Department of Neurobiology at the Weizmann Institute. He has published more than 170 scientific manuscripts. Professor Vogel earned a M.Sc in Biochemistry and a Ph.D. from the Weizmann Institute of Science. He performed his post-doctorate studies at the National Institutes of Health (Bethesda, MD) in the Laboratory of Marshall Nirenberg, a Nobel Prize winner.

Dr. Jerome B. Zeldis, M.D., Ph.D. has served as a Scientific Advisor of Jay Pharma since February 2018. Dr. Zeldis has served as a director of Jay Pharma since June 2017 and resigned in May 2020. Dr. Zeldis has served as a director of BioSig Technologies, Inc. since May 2019. From 2016 to March 2019, Dr. Zeldis served as Chief Medical Officer and President of Clinical Research, Medical Affairs Drug Safety, Quality, and Regulatory at Sorrento Therapeutics, Inc. From 2014 until 2016, Dr. Zeldis served as chief executive officer of Celgene Global Health and chief medical officer of Celgene Corporation. Since June 2011, Dr. Zeldis has been a director of Soligenix, Inc. and PTC Therapeutics, Inc. He attended Brown University for an AB, MS, followed by Yale University for an MPhil, MD, and PhD in Molecular Biophysics and Biochemistry. Dr. Zeldis trained in Internal Medicine at the UCLA Center for the Health Sciences and in Gastroenterology at the Massachusetts General Hospital and Harvard Medical School. He was Assistant Professor of Medicine at the Harvard Medical School, Associate Professor of Medicine at University of California, Davis, Clinical Associate Professor of Medicine at Cornell Medical School and Professor of Clinical Medicine at the Robert Wood Johnson Medical School in New Brunswick, New Jersey.

202

Family Relationships

There are no family relationships among the directors and executive officers of Jay Pharma and Ameri.

Board Composition

The Resulting Issuer’s board of directors will consist of five members upon the closing of the Offer. Pursuant to the Tender Agreement, Ameri will adopt the A&R Charter, subject to Ameri stockholder’s approval of Proposal 5, and the A&R Bylaws, which will be effective at the effective time of the Offer. The A&R Charter, if approved by the Ameri stockholders, and the A&R Bylaws will provide that directors are to be elected at each annual meeting of stockholders to hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Vacancies on the board of directors resulting from death, resignation, retirement, disqualification or removal may be filled by the affirmative vote of a majority of the remaining directors then in office, whether or not a quorum of the board of directors is present. Newly created directorships resulting from any increase in the number of directors may, unless the board of directors determines otherwise, be filled only by the affirmative vote of the directors then in office, whether or not a quorum of the board of directors is present. Any director elected as a result of a vacancy shall hold office for a term expiring at the next election and until such director’s successor shall have been elected and qualified.

Independence of the Board of Directors

The Ameri board of directors undertook a review of the independence of the proposed directors of the Resulting Issuer and considered whether any director has a material relationship with the Resulting Issuer that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning their background, employment and affiliations, including family relationships, the Ameri board of directors has determined that all of the proposed directors, except Mr. Johnson, due to his position as the Chief Executive Officer of the Resulting Issuer, are “independent” as that term is defined under the rules of NASDAQ Listing Rule 5605.

In making these determinations, the Ameri board of directors considered the current and prior relationships that each non-employee director has with the Resulting Issuer and all other facts and circumstances the Ameri board of directors deemed relevant in determining their independence, including the beneficial ownership of capital stock by each non-employee director, and the transactions.

Executive Officer Compensation

The following is a discussion of the material components of the executive compensation arrangements of Jay Pharma’s named executive officers who are comprised of (i) Jay Pharma’s principal executive officer, (ii) Jay Pharma’s next two most highly compensated executive officers other than the principal executive officer, and (iii) up to two additional individuals for whom disclosure would have been provided pursuant (ii) but for the fact that such individual was not serving as an executive officer on December 31, 2019.

Jay Pharma’s named executive officers for 2019 were as follows:

(1)	Allen Oberman, former Chairman; and
(2)	John Van Buiten, former Chief Financial Officer.

203

Summary Compensation Table

The following table sets forth total compensation paid to the named executive officers for the years ended December 31, 2018 and 2019.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(3)		All Other Compensation ($)	Total ($)
Allan Oberman(1)	2018	—	—		—	—
Former Chairman	2019	105,000	410,483	(4)	—	515,483
John Van Buiten(2)	2018	—	—		—	—
Former Chief Financial Officer	2019	—	—		102,000	102,000

(1)	Mr. Oberman was appointed as Chairman on April 1, 2019 and resigned on November 12, 2019.
(2)	Mr. Van Buiten was appointed as Chief Financial Officer on December 17, 2018 and resigned on January 8, 2020. Mr. Van Buiten’s compensation is earned through his employment at Financial Consulting Strategies LLC.
(3)	The dollar amounts reported in this column represent the aggregate grant date fair value for financial statement reporting purposes of the stock awards and option awards granted during the respective fiscal year as calculated in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718. These amounts reflect our accounting expense for these stock awards and option awards and do not represent the actual economic value that may be realized by each applicable named executive officer. There can be no assurance that these amounts will ever be realized. The valuation assumptions we used in calculating the fair value of these stock awards and option awards are set forth in Note 6 to Jay Pharma’s audited financial statements included elsewhere in this proxy statement/prospectus. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.
(4)	In April 2019, Mr. Oberman was granted options to purchase 1,248,624 common shares of Jay Pharma at an exercise price of $0.44 (CAD $0.58) per share as annual board service compensation and certain retainer fee. The fair market value of the options at the time of the grant was $410,483, and the options vest immediately.

Narrative Disclosure to Summary Compensation Table

Jay Pharma has entered into consulting and advisory agreement with Mr. Buiten and an employment letter with Mr. Cohn. Jay Pharma has also entered into an employment agreement with Mr. Johnson, pursuant to which he will serve as Chief Executive Officer and Chairman of the Resulting Issuer upon closing of the Offer employment agreements with Mr. Johnson and Mr. Cohn. Following the Offer, some of the management team of the Resulting Issuer is expected to be composed of the management team of Jay Pharma. Concurrently with the completion of the Offer, (i) the Resulting Issuer expects to enter into an amendment to the current employment agreement with Mr. Johnson, and (ii) the remaining named executive officers of the Resulting Issuer will be employed at will.

Each of David Johnson and David Stefansky provides consulting services as a contractor to Jay Pharma pursuant to an independent contractor agreement.

The material terms of these agreements and the independent contractor agreements with the named executive officers, as applicable and as currently in effect, are summarized below.

204

Executive Employment Agreement with David Johnson

Jay Pharma has entered into an employment agreement with David Johnson, dated as of January 10, 2020. Pursuant to the employment agreement, effective upon completion of the Offer (the “Employment Agreement Effective Date”), Mr. Johnson will serve in the position of Chief Executive Officer and Chairman of the Resulting Issuer following the Offer. Mr. Johnson will be entitled to a base salary $250,000 and an annual bonus in the amount of $100,000. Mr. Johnson is also eligible to receive annual performance based on satisfaction of performance criteria/financial results, as determined by the board of directors of the Resulting Issuer in its sole discretion. Within 30 days after the Employment Agreement Effective Date, Mr. Johnson will be granted an award of restricted stock units that represent, in the aggregate, 5% of Jay Pharma’s issued and outstanding common stock determined on a fully diluted basis as of the date of grant. Mr. Johnson will be eligible to receive additional equity awards, as determined by Jay Pharma’s in its sole discretion.

Under the terms of the employment agreement with Mr. Johnson, Mr. Johnson’s employment may be terminated by either Jay Pharma or Mr. Johnson at any time and for any reason with 90 days’ advance written notice. Upon termination of Mr. Johnson’s employment, Mr. Johnson will receive (i) his fully earned but unpaid base salary through the date of termination, (ii) any accrued and unpaid time off or similar pay to which Mr. Johnson is entitled as a matter of law or Jay Pharma’s policy, (iii) any amounts due to Mr. Johnson under the terms of the benefit plans, and (iv) any unreimbursed expenses properly incurred prior to the date of termination (the “Accrued Obligations”).

If Jay Pharma terminates Mr. Johnson’s employment for cause (as defined below) or Mr. Johnson resigns without good reason (as defined below), Jay Pharma, at its sole discretion, shorten the notice period and determine the date of termination without any obligation to pay any additional compensation other than the Accrued Obligations and without triggering a termination of Mr. Johnson’s employment without cause.

If Jay Pharma terminates Mr. Johnson’s employment without cause or Mr. Johnson resigns for good reason at any time, Mr. Johnson is entitled to the following severance payments and benefits: (i) his full annual base salary less applicable deductions and withholdings; plus (ii) any earned but unpaid annual bonus and performance bonus, if any, for the year of the termination.

The employment agreement also contains certain standard non-solicitation, non-disparagement and confidentiality requirements for Mr. Johnson.

For purposes of Mr. Johnson’s executive employment agreement:

“Cause” shall mean a termination of employment because of (a) the executive’s failure or refusal to perform the duties of the executive’s position in a manner causing material detriment to Jay Pharma; (b) the executive’s willful misconduct with regard to Jay Pharma or its business, assets or executives (including, without limitation, his fraud, embezzlement, intentional misrepresentation, misappropriation, conversion or other act of dishonesty with regard to Jay Pharma; (c) the executive’s commission of an act or acts constituting a felony or any crime involving fraud or dishonesty as determined in good faith by Jay Pharma; (d) the executive’s breach of a fiduciary duty owed to Jay Pharma; (e) any material breach of the employment agreement or any other agreement with Jay Pharma; or (f) any injury, illness or incapacity which shall wholly or continuously disable the executive from performing the essential functions of the executive’s position for any successive or intermittent period of at least 12 months.

“Good reason” shall mean a termination of employment because of: (a) a materially adverse diminution in the execution’s role or responsibilities without the executive’s consent, provided that the parties to the employment agreement agree that it shall not be considered a diminution in the executive’s role or responsibilities if he ceases serving as Chief Executive Officer provided he remains Chairman; or (b) any material breach of the employment agreement by Jay Pharma or any other agreement with the executive.

For a full description of Mr. Johnson’s employment agreement, see Annex W. The foregoing summary of the terms of Mr. Johnson’s employment agreement is qualified in its entirety by reference to the provisions of Mr. Johnson’s employment agreement.

Director Services Agreement and Retainer Letter with Allan Oberman

Pursuant to his director services agreement, effective April 1, 2019, Mr. Oberman was entitled to a monthly fee of $15,000, prorated for any partial month and a grant of stock options to purchase 624,312 common shares of Jay Pharma with an exercise price of CAD $0.58. The grant was subject to forfeiture and revocation based on the duration of Mr. Oberman’s service to Jay Pharma. In addition, Mr. Oberman was entitled to additional $5,000 per day for all director services beyond the first three (3) days of such services per month.

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Mr. Oberman also entered into a retainer letter with Jay Pharma for his role as Chairman of the Jay Pharma board of directors. Pursuant to the retainer letter, Mr. Oberman was entitled to receive stock options to purchase 624,312 common shares of Jay Pharma with an exercise price of CAD $0.58, which is subject to forfeiture and revocation based on the duration of Mr. Oberman’s service to Jay Pharma.

The director services agreement may be terminated by either Mr. Oberman or Jay Pharma for any reason after providing the other party with 30 days’ notice of such termination. Mr. Oberman resigned from the board of directors on November 12, 2019.

The director services agreement also contains certain confidentiality requirements for Mr. Oberman.

Letter Agreement with Henoch Cohn

Jay Pharma has entered into an employment letter agreement with Henoch Cohn, effective as of May 6, 2020, pursuant to which Mr. Cohn serves as the President and Secretary of Jay Pharma. Mr. Cohn is entitled to a base salary of $10,000 per month. Jay Pharma or Mr. Cohn may terminate the employment letter for any reason or no reason upon written notice. Mr. Cohn’s employment letter agreement will be terminated upon the closing of the Offer.

For a full description of Mr. Cohn’s employment letter agreement, see Annex X. The foregoing summary of the terms of Mr. Cohn’s employment letter agreement is qualified in its entirety by reference to the provisions of Mr. Cohn’s employment letter agreement.

Terms of John Van Buiten’s Employment.

Pursuant to the Consulting and Advisory Agreement, dated as of December 19, 2018, as amended by and between Jay Pharma and Financial Consulting Strategies LLC (“FCS”), Mr. Buiten served as Chief Financial Officer of Jay Pharma. Pursuant to the consulting agreement, FCS provided certain financial services for a fee of $8,500 per month for each month Mr. Buiten served as Chief Financial Officer. As such, Mr. Van Buiten’s compensation was earned through his employment at Financial Consulting Strategies LLC. Mr. Buiten resigned as Chief Financial Officer on January 8, 2020.

The consulting agreement may be terminated with 30 days’ written notice by Jay Pharma or FCS. The agreement with FCS also contains certain confidentiality requirements for FCS and Mr. Van Buiten.

Independent Contractor Agreement with David Johnson

Jay Pharma and Mr. Johnson entered into an independent contractor agreement on January 2, 2020. Pursuant to the agreement, Mr. Johnson will provide certain consulting services in connection with the Offer beginning on January 1, 2020 through the completion of the Offer. Mr. Johnson will be entitled to (i) $15,000 per month, and (ii) $100,000 on the closing date. The agreement may be terminated by Jay Pharma and Mr. Johnson for any reason upon 30 days’ written notice.

Letter Agreement with David Stefansky

Jay Pharma and Mr. Stefansky entered into an employment letter agreement on January 2, 2020 under which Mr. Stefansky served as President and Secretary of Jay Pharma beginning on January 1, 2020. Pursuant to the letter agreement, Mr. Stefansky was entitled to (i) $15,000 per month (prorated for any partial months), payable on the 15th day of each month; and (ii) five-year options to purchase 650,000 shares of Jay Pharma’s common stock at an exercise price of $0.05 per share. On May 6, 2020, Mr. Stefansky resigned as President and Secretary of Jay Pharma, and Jay Pharma and Mr. Stefansky amended the letter agreement. Pursuant to the amended agreement, effective as of the date thereof, Mr. Stefansky will continue to provide certain business consulting services in connection with the Offer pursuant to the terms and conditions of the original letter agreement, but will receive a reduced cash consulting fee of $5,000 per month.

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Equity Compensation

Jay Pharma offers stock options to Jay Pharma’s named executive officers in addition to certain non-executive employees as the long-term incentive component of Jay Pharma’s compensation program.

On April 1, 2019, pursuant to his director services agreement and retainer letter, Mr. Oberman received stock options to purchase 1,248,624 common shares of Jay Pharma at an exercise price of CAD $0.58 per share. The fair market value of the options at the time of the grant was $410,483, and the options vest immediately. The options have a ten-year term. Mr. Oberman’s directors services agreement and the retainer letter requires that, if Mr. Oberman ceases to be a director and Chairman of the Jay Pharma board of directors prior to the agreed upon period, his vested stock options will be revoked and forfeited on a tiered scale. Accordingly, upon his resignation on November 12, 2019, Mr. Oberman forfeited stock options to purchase 651,626 common shares of Jay Pharma. According, of Mr. Oberman’s stock options granted on April 1, 2019, stock options to purchase 596,998 common shares of Jay Pharma remain. For additional discussion, please see section titled “—Director Services Agreement and Retainer Letter with Allan Oberman” below in this proxy statement/prospectus.

Potential Payments Upon Termination of Employment or Change in Control

No named executive officer of Jay Pharma has a contract in place for termination or change in control payments.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning the outstanding equity awards that have been previously awarded to each of Jay Pharma’s named executive officers and which remain outstanding as of December 31, 2019. Jay Pharma does not have any equity incentive plans. As of the date hereof, there are no share-based award plans for any of Jay Pharma’s named executive officers or directors.

Name	Grant Date	Number of securities underlying unexercised options (#) exercisable		Option exercise price ($)	Option expiration date
Allan Oberman Former Chairman	4/1/19	596,998	(1)	$0.44	4/1/29
John Van Buiten Former Chief Financial Officer	—	—		—	—

(1)	These options vested immediately.

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Additional Narrative Disclosure

The following is a summary of outstanding equity incentive plan of Ameri.

Ameri 2015 Equity Incentive Award Plan

On April 20, 2015, the Ameri board of directors and the holder of a majority of our outstanding shares of common stock approved the adoption of the 2015 Equity Incentive Award Plan (the “Ameri Equity Plan”) and a grant of discretionary authority to the executive officers to implement and administer the Ameri Equity Plan. The Ameri Equity Plan allows for the issuance of up to 2,000,000 shares of Ameri common stock for award grants (all of which can be incentive stock options). The Ameri Equity Plan provides equity-based compensation through the grant of cash-based awards, nonqualified stock options, incentive stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units, performance shares, performance units and other stock-based awards.

Administration of the Ameri Equity Plan. The Ameri Equity Plan is to be administered by the Ameri Compensation Committee consisting of two or more directors who are “non-employee directors” within the meaning of Rule 16b-3, and “outside directors” within the meaning of Section 162(m) of the Code. In the event that for any reason the Compensation Committee is unable to act or if the Compensation Committee at the time of any grant, award or other acquisition under the Ameri Equity Plan does not consist of two or more “non-employee directors,” or if there is no such committee, then the Ameri Equity Plan will be administered by the Ameri board of directors, except to the extent such board of directors action would have adverse consequences under Section 16(b) of the Securities Exchange Act or Code Section 162(m). Subject to the other provisions of the Ameri Equity Plan, the Compensation Committee will have the authority, in its discretion: (i) to grant cash-based awards, nonqualified stock options, incentive stock options, SARs, restricted stock, restricted stock units, performance shares, performance units and other stock-based awards, all of which are referred to collectively as “Awards”; (ii) to determine the terms and conditions of each Award granted (which need not be identical); (iii) to interpret the Ameri Equity Plan and all Awards granted thereunder; and (iv) to make all other determinations necessary or advisable for the administration of the Ameri Equity Plan.

Eligibility. The persons eligible for participation in the Ameri Equity Plan as recipients of Awards include employees, consultants and directors to Ameri or any of its subsidiary or affiliate. In selecting participants, and determining the number of shares of common stock covered by each Award, the Compensation Committee may consider any factors that it deems relevant.

Share Subject to the Plan. Subject to the conditions outlined below, the total number of shares of common stock which may be issued pursuant to Awards granted under the Ameri Equity Plan may not exceed 2,000,000 shares of common stock. The Ameri Equity Plan provides for annual limits on the size of Awards for any particular participant.

In the event of certain corporate events or transactions (including, but not limited to, the sale of all, or substantially all, of Ameri’s assets or a change in Ameri’s shares or capitalization), the Compensation Committee, in its sole discretion, in order to prevent dilution or enlargement of a participant’s rights under the Ameri Equity Plan, will substitute or adjust, as applicable, and subject to certain Code limitations, the number and kind of shares of common stock that may be issued under the Ameri Equity Plan or under particular forms of Awards, the number and kind of shares of common stock subject to outstanding Awards, the option price or grant price applicable to outstanding Awards, the annual Award limits, and other value determinations applicable to outstanding Awards.

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Options. An option granted under the Ameri Equity Plan is designated at the time of grant as either an incentive stock option or as a non-qualified stock option. Upon the grant of an option to purchase shares of common stock, the Compensation Committee will specify the option price, the maximum duration of the option, the number of shares of common stock to which the option pertains, the conditions upon which an option will become vested and exercisable, and such other provisions as the Compensation Committee will determine which are not inconsistent with the terms of the Ameri Equity Plan. The purchase price of each share of common stock purchasable under an option will be determined by the Compensation Committee at the time of grant, but may not be less than 100% of the fair market value of such share of common stock on the date the option is granted. No option will be exercisable later than the sixth anniversary date of its grant.

SARs. SARs, which may be issued in tandem with options or be freestanding, will be exercisable at such time or times and subject to such terms and conditions as determined by the Compensation Committee. The term of SARs granted under the Ameri Equity Plan will be determined by the Compensation Committee, in its sole discretion, and except as determined otherwise by the Compensation Committee, no stock appreciation right will be exercisable later than the sixth anniversary date of its grant.

Restricted Stock and Restricted Stock Units. Shares of restricted stock and/or restricted stock units may be granted under the Ameri Equity Plan aside from, or in association with, any other Award and will be subject to certain conditions and contain such additional terms and conditions, not inconsistent with the terms of the Ameri Equity Plan, as the Compensation Committee deems desirable.

Cash-Based Awards and Other Stock-Based Awards. Subject to the provisions of the Ameri Equity Plan, the Compensation Committee may grant cash-based awards or other types of equity-based or equity-related awards not otherwise described by the terms of the Ameri Equity Plan (including the grant or offer for sale of unrestricted shares of Ameri common stock) in such amounts and subject to such terms and conditions, as the Compensation Committee will determine. Such Awards may involve the transfer of actual shares of common stock to participants, or payment in cash or otherwise of amounts based on the value of shares of common stock. Each cash-based award will specify a payment amount or payment range as determined by the Compensation Committee.

Restrictions on Transferability. The Awards granted under the Ameri Equity Plan are not transferable and may be exercised solely by a participant or his authorized representative during his lifetime or after his death by the person or persons entitled thereto under his will or the laws of descent and distribution or his designation of beneficiary or as otherwise required by law. Any attempt to transfer, assign, pledge or otherwise dispose of, or to subject to execution, attachment or similar process, any Award contrary to the provisions set forth in the Ameri Equity Plan will be void and ineffective and will give no right to the purported transferee.

Change in Control. The Compensation Committee may provide for the acceleration of the vesting and exercisability of outstanding options, vesting of restricted stock and restricted stock units and earlier exercise of freestanding SARs, in the event of a change in control of Ameri. However, if the Compensation Committee takes no action at the time of the change in control, and the initial Award does not otherwise specify, accelerated vesting and exercisability is contingent upon termination of employment by Ameri or by the participant for good reason within two years of the change in control.

Termination of the Ameri Equity Plan. Unless sooner terminated as provided therein, the Ameri Equity Plan will terminate six years from April 20, 2015, the date the Ameri Equity Plan was approved by stockholders. The termination of the Ameri Equity Plan will not adversely affect any Awards granted prior to Ameri Equity Plan termination.

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Amendments to the Ameri Equity Plan

The Compensation Committee may at any time alter, amend, modify, suspend or terminate the Ameri Equity Plan and any evidence of Award in whole or in part; provided, however, that, without the prior approval of our stockholders, options issued under the Ameri Equity Plan to any individual will not be repriced, replaced, or regranted through cancellation, and no amendment of the Ameri Equity Plan will be made without stockholder approval if stockholder approval is required by law, regulation, or stock exchange rule; and except where required by tax law, without the prior written consent of the participant, no modification will adversely affect an Award under the Ameri Equity Plan. The Compensation Committee can not issue any Awards while the Ameri Equity Plan is suspended.

Resulting Issuer Long Term Incentive Plan

At the effective time of the Offer, the Resulting Issuer will assume all of Jay Pharma’s rights and obligations under all stock options that are outstanding immediately prior to the effective time of the Offer such that no additional awards may be issued thereunder. The Tender Agreement requires, among other things, unless otherwise waived by Ameri and Jay Pharma, for the Offer to be consummated, the approval of the adoption of the 2020 Employee, Director and Equity Incentive Plan (the “Plan”). On [●], 2020, the Ameri board of directors approved the terms of the Plan. The Plan will be approved and adopted by the Resulting Issuer if the Incentive Plan Proposal is approved by the Ameri stockholders at the Ameri special meeting. For more information on the Incentive Plan Proposal and the details of the Plan, see the section titled “AMERI PROPOSAL 5—APPROVAL OF THE INCENTIVE PLAN PROPOSAL.”

Director Compensation

The following table presents the total compensation for each person who served as a member of Jay Pharma’s board of directors during the year ended December 31, 2019. Other than set forth in the table and described more follow below, Jay Pharma did not pay any compensation, reimburse any expense of, make any equity awards or non-equity awards to, or pay any other compensation to any of the other members of the Jay Pharma board of directors in 2019.

Name	Fees earned or paid in cash ($)	Option awards ($)(1)		Total ($)
Allan Oberman(2)	105,000	410,483	(3)	515,483
Barry Farkas(4)	—	—	(5)	—
Lorne Gertner	—	—	(6)	—
Solomon Eisenberg(7)	—	—	(8)	—
Jerome Zeldis(9)	—	—	(10)	—
Yaron Conforti	—	—	(11)	—
Angus Dalgleish(12)	—	—	(13)	—
David Stefansky(14)	—	—	(15)	—

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(1)	The dollar amounts reported in this column represent the aggregate grant date fair value for financial statement reporting purposes of the stock awards and option awards granted during the respective fiscal year as calculated in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718. These amounts reflect our accounting expense for these stock awards and option awards and do not represent the actual economic value that may be realized by each applicable named executive officer. There can be no assurance that these amounts will ever be realized. The valuation assumptions we used in calculating the fair value of these stock awards and option awards are set forth in Note 6 to Jay Pharma’s audited financial statements included elsewhere in this proxy statement/prospectus. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.
(2)	Mr. Oberman was appointed as Chairman of Jay Pharma on April 1, 2019 and resigned on November 12, 2019.
(3)	In April 2019, Mr. Oberman was granted options to purchase 1,248,624 common shares of Jay Pharma at an exercise price of $0.44 (CAD $0.58) per share as annual board service compensation and certain retainer fee. The fair market value of the options at the time of the grant was $410,483, and the options vest immediately. As of December 31, 2019, Mr. Oberman had outstanding options representing the right to purchase 596,998 common shares of Jay Pharma.
(4)	Mr. Farkas resigned as a director of Jay Pharma in February 2020.
(5)	As of December 31, 2019, Mr. Farkas had no outstanding options representing the right to purchase common shares of Jay Pharma.
(6)	As of December 31, 2019, Mr. Gertner had outstanding warrants to purchase up to 1,181,230 common shares of Jay Pharma.
(7)	Mr. Eisenberg resigned as a director of Jay Pharma in February 2020.
(8)	As of December 31, 2019, Mr. Eisenberg had no outstanding options representing the right to purchase common shares of Jay Pharma.
(9)	Mr. Zeldis resigned as a director of Jay Pharma in May 2020.
(10)	As of December 31, 2019, Mr. Zeldis had outstanding options representing the right to purchase 668,300 common shares of Jay Pharma.
(11)	As of December 31, 2019, Mr. Conforti had no outstanding options representing the right to purchase common shares of Jay Pharma.
(12)	Mr. Dalgleish resigned as a director of Jay Pharma in May 2020.
(13)	As of December 31, 2019, Mr. Dalgleish had outstanding options representing the right to purchase 668,300 common shares of Jay Pharma.
(14)	Mr. Stefansky resigned as a director and President and Secretary of Jay Pharma in May 2020.
(15)	As of December 31, 2019, Mr. Stefansky had outstanding options representing the right to purchase 948,529 common shares of Jay Pharma.

Narrative to Director Compensation Table

Oberman Director Services Agreement and Retainer Letter

Pursuant to his director services agreement, effective April 1, 2019, Mr. Oberman was entitled to a monthly fee of $15,000, prorated for any partial month and a grant of stock options to purchase 624,312 common shares of Jay Pharma with an exercise price of CAD $0.58. The grant was subject to forfeiture and revocation based on the duration of Mr. Oberman’s service to Jay Pharma. In addition, Mr. Oberman was entitled to additional $5,000 per day for all director services beyond the first three (3) days of such services per month.

Mr. Oberman also entered into a retainer letter with Jay Pharma for his role as Chairman of the Jay Pharma board of directors. Pursuant to the retainer letter, Mr. Oberman was entitled to receive stock options to purchase 624,312 common shares of Jay Pharma with an exercise price of CAD $0.58, which is subject to forfeiture and revocation based on the duration of Mr. Oberman’s service to Jay Pharma.

The director services agreement may be terminated by either Mr. Oberman or Jay Pharma for any reason after providing the other party with 30 days’ notice of such termination. Mr. Oberman resigned from the board of directors on November 12, 2019.

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The director services agreement also contains certain confidentiality requirements for Mr. Oberman.

On April 1, 2019, pursuant to his director services agreement and retainer letter, Mr. Oberman received stock options to purchase 1,248,624 common shares of Jay Pharma at an exercise price of CAD $0.58 per share. The fair market value of the options at the time of the grant was $410,483, and the options vest immediately. The options have a ten-year term. Mr. Oberman’s director services agreement and the retainer letter requires that, if Mr. Oberman ceases to be a director and Chairman of the Jay Pharma board of directors prior to the agreed upon period, his vested stock options will be revoked and forfeited on a tiered scale. Accordingly, upon his resignation on November 12, 2019, Mr. Oberman forfeited stock options to purchase 651,626 common shares of Jay Pharma. Accordingly, of Mr. Oberman’s stock options granted on April 1, 2019, stock options to purchase 596,998 common shares of Jay Pharma remain.

Jerome Zeldis Board of Directors Agreement

On July 26, 2017, Jerome Zeldis and Jay Pharma entered into a letter agreement relating to Jerome Zeldis’s services as a member of the board of directors (the “Zeldis Agreement”). Pursuant to the Zeldis Agreement, Jay Pharma agreed to provide Jerome Zeldis with the following compensation for his service as a member of the board of directors of Jay Pharma:

●	Options to acquire up to 3% of the equity of Jay Pharma at an exercise price equal to the purchase price per share paid by Jay Pharma’s founders in Jay Pharma’s first financing for at least $250,000 (the “Founder Price”). Such options vest in the following increments: one-third vest immediately, one-third vest on the first anniversary of the grant date and one-third vest on the second anniversary of the grant date.

●	Options to acquire up to 2.5% of the equity of Jay Pharma at an exercise price equal to the Founder Price, which vest upon the consummation of a business development or similar joint venture transaction with a strategic partner that contains a minimum upfront payment to Jay Pharma of at least $5 million within thirty-six (36) months of appointment.

The options provided pursuant to the Zeldis Agreement have a term equal to the lesser of ten (10) years or two (2) years following his resignation from the board of directors. Additionally, Jay Pharma agreed to reimburse Jerome Zeldis for any reasonable expenses incurred by him in connection with his travel on behalf of Jay Pharma, provided that he furnish Jay Pharma with invoices, receipts and other appropriate supporting documentation evidencing such expenses within thirty (30) days of incurrence, and otherwise that comply with Jay Pharma’s travel and expense reimbursement policies as may be in effect from time to time. Mr. Zeldis resigned from the board of directors of Jay Pharma in May 2020.

Angus Dalgleish Board of Directors Agreement

On August 23, 2017, Angus Dalgleish and Jay Pharma entered into a letter agreement relating to Angus Dalgleish’s services as a member of the board of directors (the “Dalgleish Agreement”). Pursuant to the Dalgleish Agreement, Jay Pharma agreed to provide Angus Dalgleish with the following compensation for his service as a member of the board of directors of Jay Pharma:

●	Options to acquire up to 3% of the equity of Jay Pharma at an exercise price equal to the purchase price per share paid by Jay Pharma’s founders in Jay Pharma’s first financing for at least $250,000 (the “Founder Price”). Such options vest in the following increments: one-third vest immediately, one-third vest on the first anniversary of the grant date and one-third vest on the second anniversary of the grant date.

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●	Options to acquire up to 1% of the equity of Jay Pharma at an exercise price equal to the Founder Price, which vest upon the filing of any patent application in the U.S. or Europe resulting from work performed by Angus Dalgleish within five (5) months of his appointment to the board of directors.

●	Options to acquire up to 1% of Jay Pharma at an exercise price equal to the Founder Price, which vest upon Jay Pharma’s acquisition of any strategic assets or intellectual property following an introduction by Angus Dalgleish within twenty-fourth (24) months of his appointment to the board of directors.

●	Options to acquire up to 2% of Jay Pharma at an exercise price equal to the Founder Price, which vest upon Jay Pharma’s completion of a human proof of concept study based on intellectual property invented by Angus Dalgleish’s lab or introduced to Jay Pharma by Angus Dalgleish within twenty-four (24) months of his appointment to the board of directors.

The options provided pursuant to the Dalgleish Agreement have a term equal to the lesser of ten (10) years or two (2) years following his resignation from the board of directors. Additionally, Jay Pharma agreed to reimburse Angus Dalgleish for any reasonable expenses incurred by him in connection with his travel on behalf of Jay Pharma, provided that he furnish Jay Pharma with invoices, receipts and other appropriate supporting documentation evidencing such expenses within thirty (30) days of incurrence, and otherwise that comply with Jay Pharma’s travel and expense reimbursement policies as may be in effect from time to time. Mr. Dalgleish resigned from the board of directors of Jay Pharma in May 2020.

Yaron Conforti Letter Agreement

On January 6, 2020, Yaron Conforti and Jay Pharma entered into a letter agreement pursuant to which Jay Pharma agreed to pay Yaron Conforti a sum of $83,409, which constituted amounts owed to Yaron Conforti by Jay Pharma, with such sum to be paid in the following manner: (a) $10,000 paid in cash upon execution of the Tender Agreement with Ameri, (b) $5,000 to be paid in cash upon the closing the transactions contemplated by the Tender Agreement, and (c) the remaining $68,409 paid through the issuance of 118,117 shares of common stock of Jay Pharma. In exchange for the payment structured as described above, Yaron Conforti released Jay Pharma from any claims or obligations related to the $83,409 sum.

2019 Consulting Agreement with David Stefansky

On February 1, 2019, Jay Pharma entered into a consulting agreement with David Stefansky. In connection with the consulting agreement, on March 5, 2019, Mr. Stefansky was issued a promissory note in the aggregate principal amount of $150,000, in exchange for accrued fees owed to Mr. Stefansky for services previously provided by Mr. Stefansky to Jay Pharma and reimbursement for certain expenses paid by Mr. Stefansky on behalf of Jay Pharma. The note does not bear interest, and the March 2019 Note was due on March 4, 2020. Jay Pharma has not paid any principal on the promissory note and the March 2019 Note is currently in default. The consulting agreement expired on February 1, 2020.

Resulting Issuer Non-Employee Director Compensation Policy

The Resulting Issuer expects to adopt a non-employee director compensation policy, pursuant to which non-employee directors will be eligible to receive compensation for service on the Resulting Issuer board of directors and committees of the board of directors.

Equity Compensation Plan Information

The following table provides information regarding the weighted-average exercise price of options issued by Jay Pharma as of December 31, 2019. Such issuances were approved by Jay Pharma’s board of directors outside of an equity compensation plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining for issuance under equity compensation plans
Equity compensation plans approved by security holders	—	—	—
Equity compensation plans not approved by security holders	3,604,348	$0.44	—
Total	3,604,348	$0.44	—

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PRINCIPAL STOCKHOLDERS OF AMERI AND THE RESULTING ISSUER

The following table sets forth the names and number of shares of common stock beneficially owned as of September 14, 2020 by (i) those persons who are known to Ameri to be the beneficial owner(s) of more than five percent (5%) of Ameri’s common stock, (ii) each of Ameri’s directors and named executive officers, and (iii) all directors and executive officers of Ameri as a group. Except as otherwise indicated, the beneficial owners listed in the table below possess the sole voting and dispositive power in regard to such stock and have an address of c/o AMERI Holdings, Inc., 4080 McGinnis Ferry Road, Suite 1306, Alpharetta, Georgia, 30005. As of September 14, 2020, there were 3,246,705 shares of Ameri common stock outstanding.

Additionally, the table sets forth the number of shares of Ameri common stock that will be beneficially owned, and the percentage of ownership of each of such persons, immediately upon the completion of the Offer, assuming the Offer will be completed by [●], 2020.

	As of September 14, 2020		After Giving Effect to the Offer and Transactions Occurring Prior to or Upon the Closing of the Offer
Name	Number of Shares of Ameri Common Stock Beneficially Owned	Percentage of Shares Outstanding	Number of Shares of Ameri Common Stock Beneficially Owned	Percentage of Shares Outstanding
Directors and Officers(1)
Srinidhi “Dev” Devanur	251,055	7.73%	351,255	[•]	%
Brent Kelton	43,386	1.34%	93,486	[•]	%
Barry Kostiner	-	-	80,160	[•]	%
Dimitrios J. Angelis	1,642	*	1,642	[•]	%
Thoranath Sukumaran	-	-	-	-
Carmo Martella	-	-	-	-
All directors and officers as a group of six (6) persons	296,083	9.12%			%
Five Percent (5%) Stockholders
Alpha Capital Anstalt (2)	321,423	9.9%			%
					%

*	Represents beneficial ownership of less than 1%.
(1)	Unless otherwise indicated, the address of each person or entity is c/o AMERI Holdings, Inc., 4080 McGinnis Ferry Road, Suite 1306 Alpharetta, Georgia, 30005.
(2)

Based on information provided in a Schedule 13G filed by Alpha Capital Anstalt (“Alpha”) on May 6, 2020. The principal business address of Alpha is Lettstrasse 32, FL-9490 Vaduz, Furstentums, Liechtenstein. Beneficial ownership includes. Alpha’s total after giving effect to the Offer reflects (i) that [ ] will [be convertible] into [ ] shares of common stock, and (ii) that Alpha will receive [ ] additional shares of Series B Preferred Stock and warrants to purchase an aggregate of [ ] shares of common stock acquired in connection with the Alpha Bridge Loan and the Alpha Investment, as well as Series B Warrants to purchase the number of shares of common stock equal to the product of (i) 8,100,000 and (ii) the Exchange Ratio. The shares and percentage included in the table report the number of shares that would be issuable upon the exercise and conversion of such securities, giving effect to the 9.99% blocker included in certain such securities.

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PRINCIPAL SHAREHOLDERS OF JAY PHARMA AND THE RESULTING ISSUER

The following table sets forth the names and number of common shares beneficially owned as of September 14, 2020 by (i) those persons who are known to Jay Pharma to be the beneficial owner(s) of more than five percent (5%) of Jay Pharma’s common shares or is expected to be the beneficial owner(s) of more than five percent (5%) of Jay Pharma’s common shares immediately prior to the Offer, (ii) each of Jay Pharma’s directors and named executive officers and (iii) all directors and executive officers of Jay Pharma as a group. Except as otherwise indicated, the beneficial owners listed in the table below possess the sole voting and dispositive power in regard to such shares and have an address of c/o Jay Pharma Inc., 4851 Tamiami Trail N, Suite 200, Naples, FL 34103. As of September 14, 2020, there were 27,449,843 common shares of Jay Pharma outstanding and 8,490,511 shares of such common stock issuable within sixty (60) days of that date upon exercise or conversion of securities that entitle the holders thereof to obtain common shares of Jay Pharma upon exercise or conversion in accordance with the terms thereof.

The table also shows the number of common shares of Jay Pharma that will be beneficially owned, and the percentage of ownership of each of such persons, immediately prior to the Offer, assuming the Offer will be completed by December 31, 2020, after giving effect to (i) the conversion of the Note into Jay Note Securities pursuant to the Alpha Bridge Loan, (ii) the issuance of the Alpha Investment Securities pursuant to the Securities Purchase Agreement, (iii) the issuance of warrants to purchase common shares of Jay Pharma to Palladium pursuant the Jay Pharma Palladium Advisory Agreement, (iv) the issuance and sale of the Alpha Nominal Shares and the issuance of the Tikkun Shares; (v) the conversion of the principal and the interest accrued on the April 2019 Convertible Notes in an aggregate principal amount of $300,000, (vi) the conversion of the February 2019 Note, the March 2019 Note, notes payable issued in December 2019 and February 2020 outstanding with an aggregate principal amount of $310,000 and related party advances of $22,000 made in August and September of 2019.

Finally, the table sets forth the number of shares of Resulting Issuer common stock that will be beneficially owned, and the percentage of ownership of each of such persons, immediately upon the closing of the Offer, based on 3,246,705 shares of Ameri common stock outstanding as of September 14, 2020 and assuming the Offer will be completed by December 31, 2020, after giving further effect to the issuance of (i) 19,275,533 shares of Resulting Issuer common stock to be issued to Jay Pharma equity holders upon the completion of the Offer, (ii) 1,640,075 shares of Resulting Issuer common stock in exchange for the Tikkun Shares, (iii) 4,931,534 shares of Resulting Issuer Series B Preferred Stock to be issued in exchange for the Alpha Nominal Shares, (iv) 1,498,039 shares of Resulting Issuer Series B Preferred Stock and warrants to purchase up to 1,498,039 shares of Resulting Issuer common stock with an exercise price of $2.35 per share in connection with the conversion of the Jay Note Securities, (v) 2,247,059 shares of Resulting Issuer Series B Preferred Stock and warrants to purchase up to 2,247,059 shares of Resulting Issuer common stock with an exercise price of $2.35 per share in exchange for the Alpha Investment in Jay Pharma, (vi) 312,013 shares of Resulting Issuer common stock to be issued in respect of Jay Pharma common shares to be issued to Palladium immediately prior to the completion of the Offer pursuant to the Jay Pharma Palladium Advisory Agreement, (vii) 468,019 shares of Resulting Issuer common stock to be issued to Palladium immediately prior to the closing of the Offer pursuant to the Ameri Palladium Advisory Agreement, (viii) Resulting Issuer warrants to purchase 990,305 shares of Resulting Issuer common stock with exercise prices pursuant to the terms of such warrants to be issued to Jay Pharma warrant holders upon the completion of the Offer in exchange for warrants to purchase 1,561,195 common shares of Jay Pharma, (ix) options to purchase 2,551,815 shares of Resulting Issuer common stock to be issued to Jay Pharma option holders upon the completion of the Offer in exchange for options to purchase 4,022,803 shares of Jay Pharma, (x) issuance of Series B Warrants to purchase the number of shares of Resulting Issuer common stock to Alpha equal to the product of (i) 8,100,000 and (ii) the Exchange Ratio, and (xi) 8,676,634 shares of common stock deliverable upon the conversion of the Series B Preferred Stock. As of September 14, 2020, Ameri also had 5% debentures with a face value of $1,500,000, convertible into Ameri common stock at $2.725 per share, pre-funded warrants issued in May 2020 to purchase 646,094 shares of common stock at $0.001 per share, and warrants to purchase 307,173 shares of common stock outstanding.

Under the terms of each of the Series B Preferred Stock, the warrants to be issued to Alpha in connection with the Alpha Investment and the Alpha Bridge Loan and the Series B Warrants, a holder of such security may not convert such security to the extent such conversion would cause the holder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 9.99% of the issuer’s then outstanding shares of common stock following such exercise. In addition, under the terms of Ameri’s 5% convertible debenture, in no event shall the holder of the debenture be allowed to effect a conversion if such conversion, along with all other shares of Ameri common stock beneficially owned by the holder and its affiliates would exceed 4.99% of the outstanding shares of Ameri common stock, and under the terms of the pre-funded warrants, the holder of such warrant will not have the right to exercise any portion of its warrant if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or at the election of a holder prior to the date of issuance, 9.99%) of the number of shares of common stock outstanding immediately after giving effect to such exercise. Accordingly, the table below reflects such beneficial ownership blocker.

Except as indicated, the address of the person named in the table is c/o Jay Pharma Inc., 4851 Tamiami Trail N, Suite 200, Naples, Florida 34103.

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	As of September 14, 2020			After Giving Effect to Transactions Occurring Immediately Prior to the Offer			After Giving Effect to the Offer and Transactions Occurring Upon the Closing of the Offer
Name	Number of Shares of Jay Pharma Common Stock Beneficially Owned (1)		Percentage of Shares Outstanding (2)	Number of Shares of Jay Pharma Common Stock Beneficially Owned		Percentage of Shares Outstanding (3)	Number of Shares of Resulting Issuer Common Stock Beneficially Owned	Percentage of Shares Outstanding
Directors and Officers
Henoch Cohn	—		—	—		—	—	—
Yaron Conforti (4)	1,196,819		4.1%	1,196,819		3.4%	[•]	[•]
Lorne Gertner (5)	1,181,230		3.9%	1,181,230		3.3%	[•]	[•]
Allan Oberman (6)	596,998		2.0%	596,998		1.7%	[•]	[•]
John Van Buiten (7)	—		—	—		—	—	—
All directors and officers as a group of three (3) persons	2,975,047		9.6%	2,975,047		8.1%	[•]	[•]
Five Percent (5%) Stockholders
David Stefansky	5,653,563	(8)	18.7%	5,653,563	(8)	15.9%	[•]	[•]
TAF Group LLC	3,861,306	(9)	13.1%	3,993,506	(10)	11.5%	[•]	[•]
Chex Associates LLC (11)	3,818,214		13.0%	3,818,214		11.0%	[•]	[•]
TOP Invest LLC (12)	9,801,162		33.5%	9,801,162		28.2%	[•]	[•]
Alpha Capital Anstalt	—		—	13,678,531	(13)	28.3%	[•]	[•]
Tikkun Pharma, Inc.	—		—	2,585,544	(14)	7.4%	[•]	[•]

(1) Common shares beneficially owned and the respective percentages of beneficial ownership of common shares assume the exercise of all options and other securities convertible into common shares beneficially owned by such person or entity currently exercisable or exercisable within 60 days of September 14, 2020, except as otherwise noted. Shares issuable pursuant to the exercise of options and other securities convertible into common shares exercisable within 60 days are deemed outstanding and held by the holder of such options or other securities for computing the percentage of outstanding common shares beneficially owned by such person, but are not deemed outstanding for computing the percentage of outstanding common shares beneficially owned by any other person.

(2) These percentages have been calculated based on 29,282,238 shares of common stock outstanding as of September 14, 2020.

(3) These percentages have been calculated based on 34,733,029 shares of common stock outstanding immediately prior to the Offer.

(4) Represents 1,196,819 common shares of Jay Pharma.

(5) Represents warrants to purchase up to 1,181,230 common shares of Jay Pharma that are exercisable within 60 days of September 14, 2020.

(6) Mr. Oberman was appointed as Chairman on April 1, 2019 and resigned on November 12, 2019. Represents options to purchase up to 596,998 shares of common stock that are exercisable within 60 days of September 14, 2020.

(7) Mr. Van Buiten was appointed as Chief Financial Officer on December 17, 2018 and resigned on January 8, 2020.

(8) Represents (i) 4,040,000 common shares of Jay Pharma held through Bezalel Partners, LLC (“Bezalel”), which is solely owned and managed by Mr. Stefansky, (ii) 681,818 common shares of Jay Pharma held by Mr. Stefansky, and (iii) Mr. Stefansky’s options to purchase up to 931,745 common shares of Jay Pharma that are exercisable within 60 days of September 14, 2020. Mr. Stefansky is the natural person with voting and dispositive power over shares of Bezalel and is deemed to have beneficial ownership of the shares held by Bezalel. The principal business address of Mr. Stefansky and Bezalel is 265 E. 66th St., Apt. 6C, New York, NY 10065.

(9) Represents (i) 3,909,106 common shares of Jay Pharma and (ii) warrants to purchase up to 132,200 common shares of Jay Pharma that are exercisable within 60 days of September 14, 2020. Pinches Abowitz is the natural person with voting and dispositive power over shares of TAF Group LLC. This shareholder’s address is 1803 51st Street, Brooklyn, New York 11204.

(10) Represents (i) 3,909,106 common shares of Jay Pharma, (ii) 132,200 common shares of Jay Pharma issuable upon conversion of a $50,000 note outstanding issued to TAF Group LLC, and (iii) warrants to purchase up to 132,200 common shares of Jay Pharma that are exercisable within 60 days of September 14, 2020.

(11) Represents 3,818,214 common shares of Jay Pharma. Solomon Eisenberg is the natural person with voting and dispositive power over shares of Chex Associates LLC. This shareholder’s address is 2917 Avenue 1, Brooklyn, New York 11210.

(12) Represents 9,801,162 common shares of Jay Pharma. Bernard Sucher is the natural person with voting and dispositive power over shares of TOP Invest LLC. This shareholder’s address is 77 Water Street, 8th Floor, New York, New York 10005.

(13) Represents 13,678,531 common shares of Jay Pharma. Does not include warrants to purchase up to 5,791,445 common shares of Jay Pharma issuable in connection with the Alpha Investment and the Note immediately prior to completion of the Offer, conversion of which warrants are subject to a 9.99% beneficial ownership blocker.

The principal business address of the beneficial owner is Lettstrasse 32, FL-9490 Vaduz, Furstentums, Liechtenstein. Nicola Feuerstein, Director of Alpha Capital Anstalt, holds voting and dispositive power over the shares beneficially owned by Alpha.

(14) Represents 2,585,544 common shares of Jay Pharma. The principal business address of Tikkun is c/o TO Pharmaceuticals, LLC, 77 Water Street, 8th Floor, New York, New York 10005. Eric Lerner, President of Tikkun, holds voting and dispositive power over the shares beneficially owned by Tikkun.

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RELATED PARTY TRANSACTIONS

Jay Pharma Related Party Transactions

Described below are transactions occurring since January 1, 2017 and any currently proposed transactions to which Jay Pharma was a party and in which:

●	the amounts involved exceeded or will exceed the lesser of (i) $120,000, or (ii) 1% of the average of Jay Pharma’s total assets at December 31, 2019 and December 31, 2018; and

●	a director, executive officer, holder of more than 5% of Jay Pharma’s outstanding capital stock, or any member of such person’s immediate family had or will have a direct or indirect material interest, excluding compensation arrangements described in “MANAGEMENT OF THE RESULTING ISSUER” beginning on page 199.

Employment and Consulting Agreements

Letter Agreement with David Stefansky

Jay Pharma and David Stefansky entered into an employment letter agreement on January 2, 2020 under which Mr. Stefansky served as President and Secretary of Jay Pharma beginning on January 1, 2020. Pursuant to the letter agreement, Mr. Stefansky was entitled to (i) $15,000 per month (prorated for any partial months), payable on the 15th day of each month; and (ii) five-year options to purchase 650,000 shares of Jay Pharma’s common stock at an exercise price of $0.05 per share. On May 6, 2020, Mr. Stefansky resigned as President and Secretary of Jay Pharma, and Jay Pharma and Mr. Stefansky amended the letter agreement. Pursuant to the amended agreement, effective as of the date thereof, Mr. Stefansky will continue to provide certain business consulting services in connection with the Offer pursuant to the terms and conditions of the original letter agreement, but will receive a reduced cash consulting fee of $5,000 per month.

Independent Contractor Agreement with Barry Kostiner

Jay Pharma and Barry Kostiner entered into an independent contractor agreement on January 10, 2020 (the “January Agreement”). Pursuant to the January Agreement, Mr. Kostiner agreed to provide consulting services to Jay Pharma effective December 1, 2019. The January Agreement was terminated effective April 30, 2020. Mr. Kostiner earned $10,000 per month over the term of the January Agreement, of which $10,000 remains unpaid. Upon closing of the Offer, Jay Pharma and Mr. Kostiner may enter into a formal employment agreement pursuant to which Barry Kostiner will serve as a consultant to Jay Pharma for a period of twelve months following the closing date of the Offer. Pursuant to the agreement, Mr. Kostiner will receive $10,000 per month until the January Agreement is terminated, except that the December payment was made upon announcement of the Tender Agreement.

Agreements with Tikkun

Sublicense Agreements

Jay Pharma entered into two in-licensing U.S. and rest of world rights to the limited pharmaceutical business (including cancer) from TOP and TOCI, respectively, each effective January 12, 2018.

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Assignment and Assumption Agreements

On January 10, 2020, Jay Pharma entered into two assignment and assumption agreements, pursuant to which, upon the satisfaction of all closing conditions to the Offer, affiliates of Tikkun shall assign to Jay Pharma all of such affiliates’ in-licensed and developed rights based on certain Amended and Restated Sublicense Agreements, effective January 12, 2018, pursuant to which Jay Pharma entered into two in-licensing U.S. and rest of world rights to the limited pharmaceutical business (including cancer) from TOP and TOCI, respectively, each as amended by a First Amendment entered January 10, 2020, with:

(i)	TOP and Tikkun regarding all of Tikkun’s (i) in-licensed rights and obligations to commercialize pharmaceutical products related to GVHD under the relevant Sublicense in the U.S.; and (ii) certain skincare business and all of Tikkun’s rights related thereto as of the January 10, 2020 effective date. Jay Pharma agreed to issue 8,288,006 common shares of Jay Pharma to Tikkun in exchange for these rights; and

(ii)	TOCI and Tikkun regarding all of Tikkun’s in-licensed rights and obligations to commercialize pharmaceutical products related to GVHD under the relevant sublicense anywhere in the world outside the U.S. Jay Pharma agreed to issue 2,072,001 common shares of Jay Pharma to Tikkun in exchange for these rights.

On August 12, 2020, Jay Pharma and the applicable Tikkun affiliates entered into the First Amendment to the Tikkun Assignment and Assumption Agreements, pursuant to which all references to the Original Amalgamation Agreement and the amalgamation were revised to be references to the Tender Agreement and the Offer, as applicable.

License Agreement

Jay Pharma, TO LLC and TOH entered into a license agreement dated on January 10, 2020, pursuant to which Jay Pharma will acquire certain in-licensed and owned intellectual property rights related to the cannabis products in the United States (presently excluding the state of New York) from TO LLC and TOH, each of which is an affiliate of TO Holdings, in exchange for royalty payments of (i) four percent (4.0%) of net sales of OTC cancer products made via consumer channels; (ii) five percent (5.0%) of net sales of beauty products made via consumer channels; and (iii) three percent (3.0%) of net sales of OTC cancer products made via professional channels, along with a minimum net royalty payment starting in January 1, 2022 and progressively increasing up to a cap of $400,000 maximum each year for the first 10 years, then $600,000 maximum each year for the next 5 years, and an annual maximum cap of $750,000 each year thereafter during the term of the agreement. The licensed intellectual property rights relate to beauty products and OTC cancer products, and branding rights related thereto. The beauty products include any topical or transdermal cannabis-containing or cannabis-derived (including hemp-based) skin care or body care beauty products, and the OTC cancer products means any cancer-related products, in each case excluding those regulated as a drug, medicine, or controlled substance by the FDA or any other relevant governmental authority, such as the USDA.

On August 12, 2020, Jay Pharma, TO LLC and TOH entered into the First Amendment to the License Agreement, pursuant to which all references to the Original Amalgamation Agreement and the amalgamation were revised to be references to the Tender Agreement and the Offer, as applicable.

Purchase Agreement

Jay Pharma entered into a purchase agreement effective December 27, 2017 whereby Jay Pharma acquired certain patent rights from inventors Prof. Zvi Vogel and Dr. Ilana Nathan in exchange for 2% of Jay Pharma’s common shares, cash consideration, and royalties. The inventors retained reversionary rights under certain circumstances. The patent rights acquired included U.S. provisional application number 62/246,780, filed October 27, 2015, directed to COMPOSITIONS COMPRISING CANNABIDIOL AND SECOND THERAPEUTIC AGENTS FOR THE TREATMENT OF CANCER and a related PCT International Application No. PCT/IL2016/051166, filed October 27,2016, directed to COMPOSITIONS COMPRISING CANNABIDIOL AND SECOND THERAPEUTIC AGENTS FOR THE TREATMENT OF CANCER. The patent rights have since been filed in various countries including the United States.

Research Collaboration Agreement

Jay Pharma entered into a research collaboration agreement with St. Georges, University of London (“SGUL”), effective June 1, 2017, to carry out a project plan to develop treatment strategies related to CBD. Each party retained its background intellectual property rights, licensed the other party for purposes of the agreement, and Jay Pharma owns the results of the project and IP related to its materials and confidential information. Jay Pharma has an option for twelve months after any developments to negotiate terms on which SGUL will license the its results (directly related to the its materials, background, and confidential information), its confidential information, or its background, or related IP rights, to Jay Pharma.

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Alpha Bridge Loan

At the signing of the Original Amalgamation Agreement, Jay Pharma issued the Original Note to Alpha, dated as of January 10, 2020, pursuant to which Alpha loaned $1,500,000 to Jay Pharma in connection with, and as a condition to, the Original Amalgamation Agreement. The Original Note was amended on June 23, 2020 (as discussed further below) to reflect an additional investment of $500,000, resulting in a total principal amount of $2,000,000 (the “Second Note Amendment”). The Original Note was further amended on August 12, 2020 (as discussed further below), to account for the termination of the Original Amalgamation Agreement and the change in the structure of the transaction from an amalgamation to a stock-for-stock exchange offer (the “Third Note Amendment”). The terms described in the following paragraphs reflect the terms of the Original Note as amended by the Second Note Amendment and the Third Note Amendment.

The Note is secured, pursuant to the Security Agreement, by all of the assets of Jay Pharma. The Note carries an annual interest rate of 7%, calculated daily.

Upon the satisfaction of the closing conditions to the Offer, the Note shall convert into 2,361,627 common shares of Jay Pharma and Series A Warrants to purchase 2,361,627 common shares of Jay Pharma at an exercise price of $1.07 per Jay Pharma common share, assuming that the closing of the Offer occurs on or before January 1, 2021. Pursuant to the Tender Agreement and the terms of the Alpha Exchange Agreement, such Jay Note Securities, together with the Alpha Investment Securities shall be exchanged for (i) with regard to the common shares of Jay Pharma held by Alpha, the number of shares of Series B Preferred Stock convertible into 3,745,098 shares of Resulting Issuer common stock, which is equal to the product of (A) the Exchange Ratio and (B) (1) the sum of (a) the amount of the Alpha Investment and (b) the amount of the Note, divided by (2) the per share price derived from (a) $40,000,000 divided by (b) the number of shares of Jay Pharma common stock outstanding immediately prior to the effective time, but excluding any shares of Jay Pharma common stock issued or issuable (x) pursuant to the conversion of the Note and the Alpha Investment or (y) the warrants to purchase up to 7% of Jay Pharma common stock issued pursuant to the placement agent agreement by and between Jay Pharma and Palladium, and (ii) with regard to the Series A Warrants of Jay Pharma held by Alpha, warrants to purchase up to 3,745,098 shares of common stock of the Resulting Issuer at an exercise price of $2.35 per share, in each case, prior to giving effect to the proposed reverse stock split.

Jay Pharma is obligated by certain covenants set forth in the Note, including, but not limited to, the obligation (a) to provide certain financial information, (b) to use the proceeds in a specifically agreed to manner, (c) to not incur any new indebtedness other than as allowed under the terms of the Note, (d) to not enter into any business, except those in which Jay Pharma is already engaged or that are reasonably related thereto, (e) to not make any distributions to its shareholders or creditors, (f) to not make any changes to its capital structure, authorize or issue any equity interest of Jay Pharma, and (g) to not take or suffer any act not permitted under the Tender Agreement.

Events of default under the Note include, but are not limited to, (a) breaches of representations and warranties made by Jay Pharma, in the Note or the Security Agreement, (b) breaches of covenants made by Jay Pharma, (c) bankruptcy and insolvency of Jay Pharma, and (d) the failure to consummate the Offer by a certain date.

The Notes and the Security Agreement also provide certain customary representations and warranties of Jay Pharma.

If the Tender Agreement is terminated without Alpha’s prior written consent and without meeting certain other conditions in the Tender Agreement, Jay Pharma is required to repay the entire outstanding principal balance of the Note plus all accrued and unpaid interest thereon and any other sums payable to Alpha directly in connection with the Note.

First Note Amendment

On May 6, 2020, Jay Pharma and Alpha entered into the First Note Amendment. The First Note Amendment revised the maturity date of the Note. Prior to the First Note Amendment, the maturity date of the Note was the earlier of (a) July 6, 2020 and (b) an event of default that accelerates the maturity of the Note. Following the First Note Amendment, the maturity date of the Note was revised to be the earlier of (a) September 30, 2020 and (b) an event of default that accelerates the maturity of the Note. The First Note Amendment also revised the event of default regarding a failure of the amalgamation to be consummated by March 31, 2020 to extend such date to September 30, 2020.

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Second Note Amendment

On June 23, 2020, Jay Pharma and Alpha entered into the Second Note Amendment. The Second Note Amendment revised the principal amount of the Note from $1,500,000 to $2,000,000, which was deemed advanced as the of date of the Second Note Amendment. The rights and securities granted to Alpha under the terms of the Note were extended to the additional $500,000 advance contemplated by the Second Note Amendment pursuant to the terms of the Second Note Amendment.

Third Note Amendment

On August 12, 2020, Jay Pharma and Alpha entered into the Third Note Amendment. The Third Note Amendment extended the maturity date to be the earlier of (a) January 1, 2021 and (b) an event of default that accelerates the maturity of the Note. The Third Note Amendment also revised the Note to account for the change in structure from an amalgamation to a stock-for-stock exchange offer. As a result, references to the Original Amalgamation Agreement and the amalgamation were revised to be references to the Tender Agreement and the Offer. The Third Note Amendment also revised the event of default regarding a failure of the amalgamation to be consummation by March 31, 2020 to be an event of default if the Offer was not completed by January 1, 2021.

Series B Warrants

Upon the completion of the Offer, the Resulting Issuer will provide Alpha with the Series B Warrants to purchase the number of pre-reverse stock split shares of common stock of the Resulting Issuer equal to the product of (i) 8,100,000 and (ii) the Exchange Ratio at an exercise price of $0.01 to Alpha, as set forth in, and pursuant to the terms of, the Series B Common Stock Purchase Agreement. The Series B Warrants have a five-year term beginning on the 90th day after the later of the last day of the lock-up/leak-out period, which is described under “— Lock-Up/Leak-Out Agreements” beginning on page 177. If Alpha chooses to exercise the Series B Warrants, Alpha may elect, at its own option, to exercise the Series B Warrants on a cashless basis. Alpha may not exercise the Series B Warrants to the extent such exercise would result in Alpha and its affiliates owning more than 9.99% of the Resulting Issuer. The number of shares issuable under the terms of the Series B Common Stock Purchase Agreement are adjustable for stock dividends and splits. Additionally, Alpha shall have the right to participate in subsequent rights offerings or pro rata distributions with respect to the equity of the Resulting Issuer or any fundamental transaction involving the Resulting Issuer as more fully described in the Series B Common Stock Purchase Agreement.

Alpha Investment

At the signing of the Original Amalgamation Agreement, Alpha entered into the Original Alpha Securities Purchase Agreement, pursuant to which Alpha agreed, subject to the terms and conditions thereof, to purchase common shares of Jay Pharma and Series A Warrants to purchase Jay Pharma’s common stock for an aggregate total purchase price of $3,500,000. The Alpha Securities Purchase Agreement was amended on August 12, 2020 (as discussed further below), to account for the termination of the Original Amalgamation Agreement and the change in the structure of the transaction from an amalgamation to a stock-for-stock exchange offer (the “Third Alpha SPA Amendment”). The terms described in the following paragraphs reflect the terms of the Alpha Securities Purchase Agreement as amended by the Third Alpha SPA Amendment.

The closing of the Alpha Investment is conditioned upon the satisfaction or waiver of the conditions set forth in the Tender Agreement. The obligations of Alpha under the Alpha Securities Purchase Agreement in connection with the closing of the Alpha Investment are also subject to the condition that, from the date of the Alpha Securities Purchase Agreement to the date of closing of the Alpha Investment, trading in Ameri’s common stock shall not have been suspended by the SEC or NASDAQ, and, at any time prior to the closing date of the Alpha Investment, trading in securities generally as reported by Bloomberg L.P. shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by such service, or on any trading market, nor shall a banking moratorium have been declared either by the U.S. or New York State authorities.

The Alpha Securities Purchase Agreement provides certain customary covenants, conditions, representations and warranties, and other agreements by and between Jay Pharma and Alpha. In addition, Jay Pharma has agreed to use commercially reasonable efforts to complete the Offer, and as a condition to closing of the Offer, to cause Ameri to assume all of Jay Pharma’s obligations under the warrants and the Securities Purchase Agreement.

Pursuant to the terms of the Alpha Securities Purchase Agreement, from the closing date of the Offer until 120 days thereafter, Jay Pharma agreed to not permit or allow Ameri or any of its subsidiaries to issue, enter into agreement to issue, or announce the issuance or proposed issuance of any shares of Ameri common stock. Additionally, for a period of 18 months following the closing date of the Offer, Ameri is prohibited from effecting or entering into an agreement to effect any issuance by Ameri or any of its subsidiaries of their respective common stock or common stock equivalent involving a variable rate transaction. A “variable rate transaction” means a transaction in which Ameri (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of common stock either (A) at a conversion price, exercise price or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the shares of common stock at any time after the initial issuance of such debt or equity securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of Ameri or the market for the common stock, or (ii) enters into, or effects a transaction under, any agreement, including, but not limited to, an equity line of credit, whereby Ameri may issue securities at a future determined price. Additionally, from the closing date of the Offer until such time as Alpha holds less than one-fifth of the shares issued in connection with the Alpha Investment, Alpha will hold certain anti-dilution rights outlined in the Alpha Securities Purchase Agreement.

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Upon the closing of the Alpha Investment under the Alpha Securities Purchase Agreement immediately prior to the Offer, Alpha will receive approximately 3,542,441 common shares of Jay Pharma and Series A Warrants to purchase 3,542,441 common shares of Jay Pharma at an exercise price of $2.35 per common share (the “Alpha Investment Securities”). Pursuant to the terms of the Tender Agreement and the Alpha Exchange Agreement, upon the satisfaction of the closing conditions to the Offer, the Alpha Investment Securities will be exchanged for (i) with regard to the common shares of Jay Pharma held by Alpha, the number of shares of Series B Preferred Stock convertible into 3,745,098 shares of Resulting Issuer common stock, which is equal to the product of (A) the Exchange Ratio and (B) (1) the sum of (a) the amount of the Alpha Investment and (b) the amount of the Note, divided by (2) the per share price derived from (a) $40,000,000 divided by (b) the number of shares of Jay Pharma common stock outstanding immediately prior to the effective time, but excluding any shares of Jay Pharma common stock issued or issuable (x) pursuant to the conversion of the Note and the Alpha Investment or (y) the warrants to purchase up to 7% of Jay Pharma common stock issued pursuant to the placement agent agreement by and between Jay Pharma and Palladium, and (ii) with regard to the Series A Warrants of Jay Pharma held by Alpha, warrants to purchase up to 3,745,098 shares of common stock of the Resulting Issuer at an exercise price of $2.35 per share, in each case, prior to giving effect to the proposed reverse stock split. The Resulting Issuer warrants will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. The exercise price and number of shares of Resulting Issuer common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting the Resulting Issuer common stock and the exercise price. The Series B Preferred Stock of the Resulting Issuer and the warrants to purchase Resulting Issuer common stock to be issued to Alpha are convertible or exercisable, as applicable, subject to a 9.99% beneficial ownership blocker.

First Amendment to Alpha Securities Purchase Agreement

On June 23, 2020, Jay Pharma and Alpha entered into the Second Note Amendment. The Second Note Amendment also amended the Alpha Securities Purchase Agreement to reduce the amount of the investment in Jay Pharma’s shares and Series A Warrants from $3,500,000 to $3,000,000.

Second Amendment to Alpha Securities Purchase Agreement

On August 12, 2020, Jay Pharma and Alpha entered into a second amendment to the Alpha Securities Purchase Agreement (the “Second Alpha SPA Amendment”). The Second Alpha SPA Amendment revised the formula regarding the securities to be issued to Alpha in connection with the closing of the amalgamation to match the formula set forth in the Original Amalgamation Agreement. Additionally, the Second Alpha SPA amended the termination rights under the Alpha Securities Purchase Agreement to extend the termination date from July 7, 2020 to September 30, 2020.

Third Amendment to Alpha Securities Purchase Agreement

On August 12, 2020, Jay Pharma and Alpha entered into the Third Alpha SPA Amendment. The Third Alpha SPA Amendment revised the references to the Original Amalgamation Agreement and amalgamation to be references to the Tender Agreement and the Offer, as applicable, in order to account for the change in transaction structure from an amalgamation to a stock-for-stock exchange offer. Additionally, the Third Alpha SPA Amendment amended the termination rights under the Alpha Securities Purchase Agreement to extend the termination date from September 30, 2020 to January 1, 2021.

Resulting Issuer Warrants

As noted above, in connection with conversion of the Note and the closing of the Alpha Investment, which are expected to occur immediately prior to the closing of the Offer, Alpha will receive warrants to purchase common shares of Jay Pharma. Further, as noted above, in connection with the Offer and pursuant to the terms of the Tender Agreement and the Alpha Exchange Agreement, these warrants will be exchanged for Resulting Issuer warrants to purchase pre-reverse stock split shares of Resulting Issuer common stock equal to the number of common shares of Jay Pharma underlying such outstanding Jay Pharma warrants multiplied by the Exchange Ratio, with the exercise price of such converted warrants determined by dividing the exercise price of the Jay Pharma warrant by the Exchange Ratio. The Resulting Issuer warrants will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. The exercise price and number of shares of Resulting Issuer common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting Jay Pharma common stock and the exercise price.

If, at the time Alpha exercises its Resulting Issuer common stock warrants, a registration statement registering the issuance of the shares of Resulting Issuer common stock underlying the Resulting Issuer common stock warrants under the Securities Act is not then available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to the Resulting Issuer upon such exercise in payment of the aggregate exercise price, Alpha may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Resulting Issuer common stock determined according to a formula set forth in the Resulting Issuer common stock warrants.

Alpha (together with its affiliates) may not exercise any portion of the Resulting Issuer common stock warrant to the extent that Alpha would own more than 9.99% of the outstanding Resulting Issuer common stock immediately after exercise; provided, however, that upon notice to the Resulting Issuer, Alpha may increase or decrease the beneficial ownership limitation, provided that in no event shall the beneficial ownership limitation exceed 9.99% and any increase in the beneficial ownership limitation will not be effective until 61 days following notice of such increase from Alpha to the Resulting Issuer.

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If the Resulting Issuer, at any time while the Resulting Issuer common stock warrant is outstanding, sells or grants any option to purchase, or sells or grants any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Resulting Issuer common stock (or common stock equivalents), at an effective price per share less than the exercise price then in effect, then simultaneously with the consummation (or, if earlier, the announcement) of each such dilutive issuance, the exercise price will be reduced to equal the exercise price then in effect, subject to certain exceptions, which includes issuance of securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Resulting Issuer and not for the primary purpose of raising capital.

In the event of a fundamental transaction, as described in the Resulting Issuer common warrants and generally including any reorganization, recapitalization or reclassification of Resulting Issuer common stock, the sale, transfer or other disposition of all or substantially all of Resulting Issuer’s properties or assets, Resulting Issuer’s consolidation or merger with or into another person, the acquisition of more than 50% of Resulting Issuer outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by Resulting Issuer’s outstanding common stock, Alpha will be entitled to receive upon exercise of such warrants the kind and amount of securities, cash or other property that Alpha would have received had they exercised the Resulting Issuer common stock warrants immediately prior to such fundamental transaction.

Securities Exchange Agreements

Option Exchange Agreements

Pursuant to the terms of the Tender Agreement, prior to the closing of the Offer, Ameri will enter into exchange agreements with each of the holders of Jay Pharma options (the “Option Exchange Agreements”). Pursuant to the terms of the Option Exchange Agreements, each outstanding Jay Pharma option shall be exchanged for Resulting Issuer options to purchase a number of shares of Resulting Issuer common stock equal to the Exchange Ratio on substantially the same terms as those contained in the stock option plan of the Resulting Issuer and each such Jay Pharma option shall be cancelled. The exercise price for each share of Resulting Issuer common stock underlying a Resulting Issuer option will be equal to the exercise price per share of Jay Pharma common stock under the Jay Pharma option in effect immediately prior to the completion of the Offer, as adjusted to reflect the proposed reverse stock split and Exchange Ratio and applicable currency exchange ratio. Jay Pharma and Ameri intend that the exchange of all Jay Pharma options for Resulting Issuer options will occur on a rollover basis pursuant to subsection 7(1.4) of the Tax Act and that any relevant adjustments to the exercise price of the Resulting Issuer options shall be made to reflect this intention, and that the foregoing treatment of Jay Pharma options is fair and reasonable in light of the circumstances of the transaction. The consummation of the transactions contemplated by the Option Exchange Agreements are conditioned upon the completion of the Offer.

Warrant Exchange Agreements

Pursuant to the terms of the Tender Agreement, prior to the closing of the Offer, Ameri will enter into exchange agreements with the holders of Jay Pharma warrants (the “Warrant Exchange Agreements). Pursuant to the terms of the Warrant Exchange Agreements, each outstanding Jay Pharma warrant shall be exchanged for Resulting Issuer warrants to purchase the number of shares of Resulting Issuer common stock equal to the Exchange Ratio on substantially economically equivalent terms and each such Jay Pharma warrant shall be cancelled. The exercise price for each share of Resulting Issuer common stock underlying a Resulting Issuer warrant will be equal to the exercise price per share of Jay Pharma common stock under the Jay Pharma warrant in effect immediately prior to the completion of the Offer, as adjusted to reflect the proposed reverse stock split and Exchange Ratio and the applicable currency exchange ratio. The consummation of the transactions contemplated by the Warrant Exchange Agreements are conditioned upon the completion of the Offer.

Alpha Exchange Agreement

Pursuant to the terms of the Tender Agreement, prior to the closing of the Offer, Ameri will enter into an exchange agreement with Alpha (the “Alpha Exchange Agreement” and, together with the “Option Exchange Agreements” and the “Warrant Exchange Agreements,” the “Securities Exchange Agreements”). Pursuant to the terms of the Alpha Exchange Agreement, the Alpha Investment Securities will be exchanged for (i) with regard to the common shares of Jay Pharma held by Alpha, the number of shares of Series B Preferred Stock convertible into 3,745,098 shares of Resulting Issuer common stock, which is equal to the product of (A) the Exchange Ratio and (B) (1) the sum of (a) the amount of the Alpha Investment and (b) the amount of the Note, divided by (2) the per share price derived from (a) $40,000,000 divided by (b) the number of shares of Jay Pharma common stock outstanding immediately prior to the effective time, but excluding any shares of Jay Pharma common stock issued or issuable (x) pursuant to the conversion of the Note and the Alpha Investment or (y) the warrants to purchase up to 7% of Jay Pharma common stock issued pursuant to the placement agent agreement by and between Jay Pharma and Palladium, and (ii) with regard to the Series A Warrants of Jay Pharma held by Alpha, warrants to purchase up to 3,745,098 shares of common stock of the Resulting Issuer at an exercise price of $2.35 per share, in each case, prior to giving effect to the proposed reverse stock split. Additionally, the Alpha Nominal Shares (as described further below) will be exchanged for 4,931,536 shares of Series B Preferred Stock that are convertible into up to 4,931,536 shares of Resulting Issuer common stock, prior to giving effect to the reverse stock split proposed under the Reverse Stock Split Proposal. The Series B Preferred Stock of the Resulting Issuer and the warrants to purchase Resulting Issuer common stock to be issued to Alpha are convertible or exercisable, as applicable, subject to a 9.99% beneficial ownership blocker. The consummation of the transactions contemplated by the Alpha Exchange Agreement are conditioned upon the completion of the Offer.

Nominal Share Purchase Agreement

In connection with the Offer, Jay Pharma entered into a series of assignment and assumption agreements with a third party, Tikkun Pharma, Inc. (“Tikkun”), pursuant to which, on the satisfaction of all closing conditions to the Offer, Tikkun shall assign to Jay Pharma all of Tikkun’s (i) rights to certain skin care treatment assets and (ii) intellectual property rights to certain formulations for the development of therapeutic candidates for the prevention, management and treatment of graft versus host disease (GVHD) in exchange for an aggregate of 10,360,007 common shares of Jay Pharma.

At the same time, because Alpha required additional shares of the Resulting Issuer, at no or a nominal cost, for Alpha to consummate the Alpha Bridge Loan and the Alpha Investment at the planned valuation, Alpha entered into an agreement with Tikkun pursuant to which, immediately following such assignment, but prior to the Offer, Tikkun will sell 7,774,463 of these common shares of Jay Pharma to Alpha for the nominal aggregate purchase price of $10.00 (the “Alpha Nominal Shares”), leaving Tikkun with 2,585,544 common shares of Jay Pharma (the “Tikkun Shares”). In connection with the Offer, the Tikkun Shares will be converted into the right to receive 1,640,075 shares of common stock of the Resulting Issuer, prior to giving effect to the proposed reverse stock split discussed above, and the Alpha Nominal Shares will be converted into the right to receive 4,931,536 shares of Series B Preferred Stock of the Resulting Issuer that are convertible into up to 4,931,536 shares of common stock of the Resulting Issuer, prior to giving effect to the proposed reverse stock split discussed above.

Relationships with Tikkun and Jay Pharma

Solomon Eisenberg

Solomon Eisenberg was both a board member and shareholder of Tikkun and a board member of Jay Pharma. His role with both companies might have created a conflict of interest in connection with Jay Pharma’s strategic relationship with Tikkun.

Barry Farkas

Barry Farkas was both a board member and shareholder of Tikkun and a board member of Jay Pharma. His role with both companies might have created a conflict of interest in connection with Jay Pharma’s strategic relationship with Tikkun.

Lorne Gertner

Lorne Gertner is both a board member of Tikkun and a board member of Jay Pharma. His role with both companies may create a conflict of interest in connection with Jay Pharma’s strategic relationship with Tikkun.

David Stefansky

David Stefansky was both a board member of Tikkun and a board member and an executive officer of Jay Pharma. His role with both companies might have created a conflict of interest in connection with Jay Pharma’s strategic relationship with Tikkun. On May 6, 2020, Mr. Stefansky resigned as an executive officer and director of Jay Pharma.

John Van Buiten

John Van Buiten was both an executive officer of Tikkun and an executive officer of Jay Pharma. On January 8, 2020, John Van Buiten resigned from his role as an executive officer of Jay Pharma, but he continues to serve as a consultant for Jay Pharma and will serve as an executive officer of the Resulting Issuer. His role with both companies may create a conflict of interest in connection with Jay Pharma’s strategic relationship with Tikkun.

Abstention

In order to avoid any potential conflicts of interest amongst the Jay Pharma board of directors in light of the transactions described above, on January 7, 2020, each of Solomon Eisenberg and Barry Farkas, both of whom were board members and shareholders of Tikkun, resigned from the Jay Pharma board. In addition, Lorne Gertner, who also served on the board of both Jay Pharma and Tikkun, agreed to abstain from any votes regarding the Original Amalgamation Agreement, the Side Transactions and all matters related to such transactions.

February 2019 Note

On February 7, 2019, Bezalel Partners LLC (“Bezalel”), which is solely owned and managed by Mr. Stefansky, was issued a promissory note in the aggregate principal amount of $66,000, including an original issue discount of $6,000, in exchange for $60,000. The February 2019 Note does not bear interest and was due on May 8, 2019. Jay Pharma has not paid any principal on the promissory note, and the February 2019 Note is currently in default. The Company amortized the full $6,000 original issue discount in the statement of operations and comprehensive loss through December 31, 2019. In July 2020, Jay Pharma exchanged the February 2019 Note and a cash advance of $22,000 made to Jay Pharma by Bezalel for 400,000 Jay Pharma common shares.

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March 2019 Note

On February 1, 2019, the Company entered into a consulting agreement with David Stefansky. In connection with the consulting agreement, on March 5, 2019, Mr. Stefansky was issued a promissory note in the aggregate principal amount of $150,000, in exchange for accrued fees owed to Mr. Stefansky for services previously provided by Mr. Stefansky to Jay Pharma and reimbursement for certain expenses paid by Mr. Stefansky on behalf of Jay Pharma. The note does not bear interest, and the March 2019 Note was due on March 4, 2020. Jay Pharma has not paid any principal on the promissory note and the March 2019 Note is currently in default. The consulting agreement expired on February 1, 2020. In July 2020, Jay Pharma exchanged the March 2019 Note for 681,818 Jay Pharma common shares.

Jerome Zeldis Board of Directors Agreement

On July 26, 2017, Jerome Zeldis and Jay Pharma entered into a letter agreement relating to Jerome Zeldis’s services as a member of the board of directors at the time such letter agreement was entered into (the “Zeldis Agreement”). Pursuant to the Zeldis Agreement, Jay Pharma agreed to provide Jerome Zeldis with the following compensation for his service as a member of the board of directors of Jay Pharma:

●	Options to acquire up to 3% of the equity of Jay Pharma at an exercise price equal to the purchase price per share paid by Jay Pharma’s founders in Jay Pharma’s first financing for at least $250,000 (the “Founder Price”). Such options vest in the following increments: one-third vest immediately, one-third vest on the first anniversary of the grant date and one-third vest on the second anniversary of the grant date.

●	Options to acquire up to 2.5% of the equity of Jay Pharma at an exercise price equal to the Founder Price, which vest upon the consummation of a business development or similar joint venture transaction with a strategic partner that contains a minimum upfront payment to Jay Pharma of at least $5 million within thirty-six (36) months of appointment.

The options provided pursuant to the Zeldis Agreement have a term equal to the lesser of ten (10) years or two (2) years following his resignation from the board of directors. Additionally, Jay Pharma agreed to reimburse Jerome Zeldis for any reasonable expenses incurred by him in connection with his travel on behalf of Jay Pharma, provided that he furnish Jay Pharma with invoices, receipts and other appropriate supporting documentation evidencing such expenses within thirty (30) days of incurrence, and otherwise that comply with Jay Pharma’s travel and expense reimbursement policies as may be in effect from time to time.

Angus Dalgleish Board of Directors Agreement

On August 23, 2017, Angus Dalgleish and Jay Pharma entered into a letter agreement relating to Angus Dalgleish’s services as a member of the board of directors at the time such letter agreement was entered into (the “Dalgleish Agreement”). Pursuant to the Dalgleish Agreement, Jay Pharma agreed to provide Angus Dalgleish with the following compensation for his service as a member of the board of directors of Jay Pharma:

●	Options to acquire up to 3% of the equity of Jay Pharma at an exercise price equal to the purchase price per share paid by Jay Pharma’s founders in Jay Pharma’s first financing for at least $250,000 (the “Founder Price”). Such options vest in the following increments: one-third vest immediately, one-third vest on the first anniversary of the grant date and one-third vest on the second anniversary of the grant date.

●	Options to acquire up to 1% of the equity of Jay Pharma at an exercise price equal to the Founder Price, which vest upon the filing of any patent application in the U.S. or Europe resulting from work performed by Angus Dalgleish within five (5) months of his appointment to the board of directors.

●	Options to acquire up to 1% of Jay Pharma at an exercise price equal to the Founder Price, which vest upon Jay Pharma’s acquisition of any strategic assets or intellectual property following an introduction by Angus Dalgleish within twenty-fourth (24) months of his appointment to the board of directors.

●	Options to acquire up to 2% of Jay Pharma at an exercise price equal to the Founder Price, which vest upon Jay Pharma’s completion of a human proof of concept study based on intellectual property invented by Angus Dalgleish’s lab or introduced to Jay Pharma by Angus Dalgleish within twenty-four (24) months of his appointment to the board of directors.

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The options provided pursuant to the Dalgleish Agreement have a term equal to the lesser of ten (10) years or two (2) years following his resignation from the board of directors. Additionally, Jay Pharma agreed to reimburse Angus Dalgleish for any reasonable expenses incurred by him in connection with his travel on behalf of Jay Pharma, provided that he furnish Jay Pharma with invoices, receipts and other appropriate supporting documentation evidencing such expenses within thirty (30) days of incurrence, and otherwise that comply with Jay Pharma’s travel and expense reimbursement policies as may be in effect from time to time.

TAF Group LLC

On January 16, 2019, TAF Group LLC (“TAF”) entered into a letter agreement with Jay Pharma confirming that TAF owns 3,684,553 common shares of Jay Pharma and warrants to purchase an additional 44,553 shares of Jay Pharma common stock. In July 2020, the Company exchanged such warrant for 44,553 Jay Pharma common shares. TAF is a holder of more than 5% of Jay Pharma’s outstanding capital stock.

Cannaglobal Canada Co. Inc. Warrant Agreements

On April 16, 2019, Jay Pharma issued warrants to Cannaglobal Canada Co. Inc., an entity affiliated with Lorne Gertner (“Cannaglobal”), pursuant to two separate warrant agreements (the “Cannaglobal Warrant Agreements”). Pursuant to the Cannaglobal Warrant Agreements, Cannaglobal received warrants to purchase (a) 624,313 shares of Jay Pharma common stock with an exercise price of $0.58 per share in Canadian dollars (the “Canadian Warrants”) and (b) 556, 917 shares of Jay Pharma common stock with an exercise price of $0.01 per share in U.S. dollars (the “U.S. Warrants”). Each of the Cannaglobal Warrant Agreements had a term of ten (10) years from the date they were issued. The Canadian Warrants vested 50% on the one-year anniversary of the date of issuance and 50% on the two-year anniversary of such date, with such vesting being accelerated if any of the following occurs: (a) Lorne Gertner or Cannaglobal invests at least $1 million in cash in Jay Pharma, (b) Lorne Gertner or Cannaglobal introduces a non-U.S. third-party or parties that invests a minimum aggregate of $1,000,000 in cash in Jay Pharma, or (c) Lorne Gertner or Cannaglobal introduces a strategic partner not already known to Jay Pharma for a co-development arrangement or merger or acquisition opportunity and such arrangement or transaction is completed within six (6) months of such introduction.

Yaron Conforti Letter Agreement

On January 6, 2020, Yaron Conforti and Jay Pharma entered into a letter agreement pursuant to which Jay Pharma agreed to pay Yaron Conforti a sum of $83,409, which constituted amounts owed to Yaron Conforti by Jay Pharma, with such sum to be paid in the following manner: (a) $10,000 paid in cash upon execution of the Original Amalgamation Agreement with Ameri, (b) $5,000 to be paid in cash upon the closing the transactions contemplated by the Original Amalgamation Agreement, and (c) the remaining $68,409 paid through the issuance of 118,117 shares of common stock of Jay Pharma. In exchange for the payment structured as described above, Yaron Conforti released Jay Pharma from any claims or obligations related to the $83,409 sum. In July 2020, Jay Pharma agreed to adjust the per share price of the Jay Pharma common shares issued under the previous letter to $0.22. Accordingly, Mr. Conforti was awarded 193,169 additional Jay Pharma common shares pursuant to a letter agreement.

Ameri Related Party Transactions

At December 31, 2019, there were no transactions or series of similar transactions, since January 1, 2018 to which Ameri has been a participant in which the amount involved exceeded or will exceed the lesser of (a) $120,000, or (b) 1% of our average total assets at year-end for the last two completed fiscal years, and in which any of Ameri’s director, executive officer, holder of more than 5% of our capital stock, promotor or certain control person or any member of their immediate family had or will have a direct or indirect material interest.

On January 10, 2020 Ameri entered into Share Purchase Agreement, upon which Ameri agreed to consummate the Spin-Off, wherein all of the issued and outstanding shares of Series A preferred stock of Ameri shall be redeemed for an equal number of shares of Private Ameri Preferred Stock. Ameri will contribute, transfer and convey to Private Ameri all of the issued and outstanding equity interests of the existing subsidiaries of Ameri, constituting the entire business and operations of Ameri and its subsidiaries. Srinidhi “Dev” Devanur, Ameri’s executive Chairman, is the owner of all the current issued and outstanding capital stock of Private Ameri.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER

The following is a discussion of the material U.S. federal income tax consequences to U.S. Holders and non-U.S. Holders, each as defined below, of Jay Pharma common shares that receive common stock of Resulting Issuer and of Jay Pharma warrants that receive warrants in Resulting Issuer, in each case in the Offer. This section is the opinion of Haynes and Boone LLP and Shepard, Mullin, Richter & Hampton, LLP insofar as it relates to conclusions with respect to United States federal income tax law, subject to the limitations and qualifications referred to herein.

For these purposes, a “U.S. Holder” means a holder of Jay Pharma common stock, options or warrants that is:

●	a citizen or resident of the United States;

●	a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any of its political subdivisions;

●	a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or

●	an estate that is subject to U.S. federal income tax on its income, regardless of its source.

A “Non-U.S. Holder” means a beneficial owner of Jay Pharma common stock or warrants (other than a partnership) that is not a U.S. Holder.

This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (which we refer to as the “Code”) the regulations promulgated under the Code, court decisions and published rulings of the Internal Revenue Service (which we refer to as the “IRS”) currently in effect and does not take into account the possible effect of future legislative or administrative changes or court decisions. It is not intended as a complete analysis of all possible tax considerations relevant to the Offer. Future legislative or administrative changes or court decisions may significantly change the conclusions expressed in this discussion, and any such changes or decisions may have a retroactive effect with respect to the Offer.

This discussion does not address the U.S. federal income tax consequences to a U.S. Holder that holds Jay Pharma common stock, options or warrants other than as a capital asset within the meaning of Section 1221 of the Code, and does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder subject to special treatment under the U.S. federal income tax laws including (except where expressly stated otherwise):

●	banks or certain trusts; brokers or dealers in securities or currencies;

●	financial institutions; insurance companies;

●	investors in a pass-through entity;

●	mutual funds;

●	regulated investment companies;

●	real estate investment trusts;

●	tax-exempt organizations;

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●	persons holding the Jay Pharma common stock or warrants as part of a hedging, integrated, conversion, wash or constructive sale transaction or a straddle or synthetic security;

●	traders in securities that have elected the mark-to-market method of accounting for securities;

●	persons liable for alternative minimum tax;

●	persons who acquired Jay Pharma common stock or warrants in a compensatory transaction;

●	U.S. persons that have a “functional currency” other than the U.S. dollar;

●	persons who acquired their Jay Pharma common stock through the exercise of options, or otherwise as compensation or through a tax-qualified retirement plan;

●	a person owning 10% or more of the shares of Jay Pharma;

●	a “controlled foreign corporation;” a “foreign personal holding company;”

●	a “passive foreign investment company”; or

●	a U.S. expatriate.

If a partnership holds Jay Pharma common stock or warrants the tax treatment of a partner should generally depend upon the status of the partner and the activities of the partnership. Any partners of a partnership holding Jay Pharma common stock or warrants are urged to consult their tax advisors.

This discussion does not address any non-income tax or any foreign, state or local tax consequences of the Offer or of the ownership or disposition of Resulting Issuer common stock or warrants. Accordingly, each holder of Jay Pharma common stock and warrants is strongly urged to consult with a tax advisor to determine the non-income tax, state, local or foreign or other tax consequences of the Offer to the holder and of the ownership or disposition of Resulting Issuer common stock, warrants or options.

The following discussion is not binding on the IRS. Neither Jay Pharma nor Resulting Issuer has requested a ruling from the IRS with respect to any of the U.S. federal income tax consequences of the Offer or with respect to any of the tax discussion herein, and as a result, there can be no assurance that the IRS will not disagree with or challenge any of the conclusions described below.

The following tax discussion assumes that the Offer qualifies as a tax-deferred transaction described under Section 368(a), except as otherwise provided.

You are strongly urged to consult your own tax advisor regarding the United States federal tax consequences applicable to the Offer, the ownership, exercise and disposition of Jay Pharma warrants and options, AND the ownership and disposition of Resulting Issuer common stock in light of your particular circumstances. In addition, you should also consult your tax advisor regarding any foreign, state, local, provincial, or other taxes that may be applicable to you.

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Tax Consequences of the Offer Generally

In connection with the filing with the SEC of this Registration Statement on Form S-4, Sheppard Mullin Richter & Hampton, LLP has rendered its tax opinion to Ameri and Haynes & Boone LLP has rendered its tax opinion to Jay Pharma addressing the U.S. federal income tax consequences of the Offer as described below. Copies of these tax opinions are attached as Exhibits [8.1 and 8.2] to this Registration Statement on Form S-4.

These opinions are and will be subject to customary qualifications and assumptions, including assumptions regarding the absence of changes in existing facts and the completion of the Offer strictly in accordance with the Exchange Agreement and the Registration Statement. In rendering their tax opinions, each counsel relied and will rely upon representations and covenants, including those contained in certificates of officers of Ameri and Jay Pharma, reasonably satisfactory in form and substance to each such counsel, and will assume that these representations are true, correct and complete without regard to any knowledge limitation, and that these covenants will be complied with. If any of these assumptions or representations are inaccurate in any way, or any of the covenants are not complied with, these opinions could be adversely affected. The opinions represent each counsel’s best legal judgment, but have no binding effect or official status of any kind, and no assurance can be given that contrary positions will not be taken by the Internal Revenue Service or a court considering the issues. In addition, neither Ameri nor Jay Pharma have requested nor do they intend to request a ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the Offer. Accordingly, there can be no assurances that the Internal Revenue Service will not assert, or that a court will not sustain, a position contrary to any of the tax consequences set forth below or any of the tax consequences described in the tax opinions.

Although there is no direct authority on point relating to the tax treatment of the Offer, the Offer should constitute a tax-deferred transaction described under Section 368(a) and/or 351of the Code. Accordingly, although it is not entirely free from doubt, the Offer is intended to qualify, and except as otherwise indicated, the following discussion assumes that the Offer will qualify as a tax-deferred transaction under Section 368(a) and/or 351 of the Code.

Consequences to U.S. Holders of Jay Pharma common stock or warrants that receive Resulting Issuer common stock or warrants in the Offer

As described in “Tax Consequences of the Offer Generally,” the Offer should constitute a tax-deferred transaction described under Section 368(a) of the Code, which will have the following consequences:

●	U.S. Holders of Jay Pharma common stock should not recognize gain or loss as a result of exchanging their Jay Pharma common stock for Resulting Issuer common stock and U.S. Holders of Jay Pharma warrants should not recognize gain or loss as a result of exchanging their Jay Pharma warrants for warrants in the Resulting Issuer, in each case in the Offer;

●	A U.S. Holder’s aggregate tax basis in the Resulting Issuer Common Stock received in the Offer should equal the aggregate tax basis of the U.S. Holder’s Jay Pharma common shares surrendered in the Offer and a U.S. Holder’s aggregate tax basis in the Resulting Issuer warrants received in the Offer should equal the aggregate tax basis of the U.S. Holder’s Jay Pharma warrants surrendered in the Offer; and

●	The holding period of Resulting Issuer common stock received in the Offer by a U.S. Holder of Jay Pharma common shares should include the holding period of the U.S. Holder’s Jay Pharma common shares exchanged for Resulting Issuer common stock and the holding period of Resulting Issuer warrants received in the Offer by a U.S. Holder of Jay Pharma warrants should include the holding period of the U.S. Holder’s Jay Pharma warrants exchanged for Resulting Issuer warrants.

If the Internal Revenue Service (the “IRS”) or a court determines that the Offer should not be treated as a reorganization pursuant to Section 368(a) of the Code, then the Offer should qualify as a tax-deferred transaction under Section 351 of the Code and a U.S. holder of Jay Pharma common shares and warrants would recognize taxable gain or loss upon the exchange of Jay Pharma common shares and warrants for Ameri common stock and warrants pursuant to the Offer in an amount equal to the lesser of the value of the warrants received and the amount of gain realized in the Offer. If the Offer were to not qualify as a tax-deferred transaction under either Section 351 or 368(a) of the Code, then a U.S. holder of Jay Pharma common shares and warrants would recognize taxable gain or loss upon the exchange of Jay Pharma common shares and warrants for Ameri common stock and warrants pursuant to the Offer in an amount equal to the amount of gain realized in the Offer.

Consequences of an exchange by a Non-U.S. Holder of Jay Pharma common stock or warrants that receive Resulting Issuer common stock or warrants in the Offer

The United States federal income tax consequences of a Non-U.S. Holder who exchanges its Jay Pharma common stock for shares of Resulting Issuer common stock and/or its Jay Pharma warrants for Resulting Issuer warrants should not be a taxable event to a Non-U.S. Holder.

In the event that the Offer is not treated as a tax-deferred transaction pursuant to Section 368(a) and/or 351 of the Code, any gain realized by a Non-U.S. Holder on the sale, exchange, or other disposition of Jay Pharma common stock or warrants that receive Resulting Issuer common stock or warrants will generally not be subject to United States federal income tax unless:

●	the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States and, if a tax treaty applies, the gain is attributable to a permanent establishment of the Non-U.S. Holder in the United States;

●	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and certain other condition set forth in the Code are met, unless an applicable income tax treaty provides otherwise; or

●	Jay Pharma is or has been a “United States real property holding corporation,” or “USRPHC,” as defined for United States federal income tax purposes and the Non-U.S. Holder owns more than 5% of Jay Pharma’s outstanding common stock.

With respect to a Non-U.S. Holder’s disposition of Jay Pharma common stock or warrants, Jay Pharma will be treated as a USRPHC if at any time during the shorter of (a) the five-year period ending on the date of disposition of shares of Jay Pharma common stock, or (b) the period during which a Non-U.S. Holder held shares of Jay Pharma common stock, the fair market value of Jay Pharma’s “U.S. real property interests” equals or exceeds 50% of the sum of the fair market values of all of its interests in real property and all of its other assets used or held for use in a trade or business (as defined in applicable Treasury Regulations). Even if Jay Pharma were to be treated as a USRPHC, so long as the common stock of Jay Pharma is regularly traded on an established securities market, as defined under applicable Treasury Regulations, Non-U.S. Holders who have never beneficially owned more than 5% of the common stock of Jay Pharma will generally not be subject to United States federal income tax on any gain realized on the sale, exchange or redemption of common stock solely because Jay Pharma is or has been a USRPHC.

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Material U.S. Federal Income Tax Consequences if the Offer Fails to Qualify as a Tax-Deferred Transaction

For U.S. federal income tax purposes, the Offer is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. If the IRS or a court determines that the Offer should not be treated as a reorganization, then the Offer should qualify as a tax-deferred transaction under Section 351 of the Code and a U.S. holder of Jay Pharma common shares and warrants would recognize taxable gain or loss upon the exchange of Jay Pharma common shares and warrants for Ameri common stock and warrants pursuant to the Tender Agreement in an amount equal to the lesser of the value of the warrants received and the amount of gain realized in the Offer. If the Offer were to not qualify as a tax-deferred transaction under either Section 351 or 368(a) of the Code, then a U.S. holder of Jay Pharma common shares and warrants would recognize taxable gain or loss upon the exchange of Jay Pharma common shares and warrants for Ameri common stock and warrants pursuant to the Tender Agreement in an amount equal to the amount of gain realized in the Offer.

Consequences of Ownership of Resulting Issuer Warrants

Consequences of Exercise of Resulting Issuer Warrants

A holder generally should not recognize gain or loss upon the acquisition of Resulting Issuer common stock on the exercise of a Resulting Issuer warrant. A holder’s U.S. tax basis in Resulting Issuer common stock received upon exercise of a Resulting Issuer warrant generally will be an amount equal to the sum of the U.S. holder’s tax basis in the Resulting Issuer warrant exchanged therefor and the exercise price. The holder’s holding period for a share of Resulting Issuer common stock received upon exercise of a Resulting Issuer warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the Resulting Issuer warrant and will not include the period during which the holder held the Resulting Issuer warrant. If a Resulting Issuer warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the Resulting Issuer warrant. The deductibility of capital losses is subject to limitations.

Consequences of Disposition of Resulting Issuer Warrants

The U.S. tax consequences to a holder that disposes or sells for cash its Resulting Issuer warrants received in the Offer are the same as if the applicable holder sold Resulting Issuer common stock, as described below in “Consequences of Ownership of Resulting Issuer Common Stock- Gain or Loss on Disposition of Resulting Issuer Common Stock.”

Consequences of Ownership of Resulting Issuer Common Stock

Receipt of Distributions on Resulting Issuer Common Stock

U.S. Holders

Distributions, if any, received with respect to shares of Resulting Issuer common stock out of Resulting Issuer’s current or accumulated earnings and profits, as determined for United States federal income tax purposes, will be taxable as dividend income to U.S. Holders. In the case of non-corporate U.S. Holders, dividend income currently is subject to tax at the same preferential rates as long-term capital gain if certain requirements are satisfied. To the extent that the amount of any distribution exceeds Resulting Issuer’s current and accumulated earnings and profits, the distribution will first be treated as a tax-free return of capital to the extent of the U.S. Holder’s tax basis, and any excess will be treated as gain from the disposition of the common stock (discussed below under the heading “Gain or Loss on Disposition of Resulting Issuer Common Stock — U.S. Holders”).

Non-U.S. Holders

Distributions, if any, received with respect to shares of Resulting Issuer common stock out of Resulting Issuer’s current or accumulated earnings and profits, as determined for United States federal income tax purposes, will be subject to U.S. federal withholding tax, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, as discussed below. Any portion of a distribution that exceeds Resulting Issuer’s current and accumulated earnings and profits will first be applied to reduce the Non-U.S. Holder’s basis in the common stock, and, to the extent such portion exceeds the Non-U.S. Holder’s basis, the excess will be treated as gain from the disposition of the common stock, the treatment of which is discussed below under “Gain or Loss on Disposition of Resulting Issuer Common Stock — Non-U.S. Holders.”

Dividends paid to a Non-U.S. Holder of Resulting Issuer common stock that are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States will generally be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. In addition, a corporate Non-U.S. Holder may also be subject to an additional branch profits tax at a 30% rate (or lower applicable treaty rate) on dividend income that is effectively connected with a U.S. trade or business.

A Non-U.S. Holder will be required to satisfy certification and disclosure requirements (including completing Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI, or other applicable form) to claim treaty benefits or otherwise claim a reduction of, or exemption from, the U.S. withholding tax described above.

The withholding tax described above does not apply to dividends paid to a Non-U.S. Holder of Resulting Issuer common stock who provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise.

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Gain or Loss on Disposition of Resulting Issuer Common Stock

U.S. Holders

A U.S. Holder will generally recognize gain or loss on any sale, exchange or other disposition of Resulting Issuer common stock equal to the difference between the U.S. Holder’s adjusted tax basis in the Resulting Issuer common stock and the amount realized from the sale, exchange or other disposition. Gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period is more than one year. In the case of non-corporate U.S. Holders, any long-term capital gain will generally be taxed at preferential United States federal income tax rates, currently at 20%. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

Any gain realized by a Non-U.S. Holder on the sale, exchange, or other disposition of Resulting Issuer common stock will generally not be subject to United States federal income tax unless:

●	the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States and, if a tax treaty applies, the gain is attributable to a permanent establishment of the Non-U.S. Holder in the United States;

●	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and certain other condition set forth in the Code are met, unless an applicable income tax treaty provides otherwise; or

●	Resulting Issuer is or has been a “United States real property holding corporation,” or “USRPHC,” as defined for United States federal income tax purposes and the Non-U.S. Holder owns more than 5% of Resulting Issuer’s outstanding common stock.

With respect to a Non-U.S. Holder’s disposition of Resulting Issuer common stock, Resulting Issuer will be treated as a USRPHC if at any time during the shorter of (a) the five-year period ending on the date of disposition of shares of Resulting Issuer common stock, or (b) the period during which a Non-U.S. Holder held shares of Resulting Issuer common stock, the fair market value of Resulting Issuer’s “U.S. real property interests” equals or exceeds 50% of the sum of the fair market values of all of its interests in real property and all of its other assets used or held for use in a trade or business (as defined in applicable Treasury Regulations). Even if the Resulting Issuer were to be treated as a USRPHC, so long as the common stock of Resulting Issuer is regularly traded on an established securities market, as defined under applicable Treasury Regulations, Non-U.S. Holders who have never beneficially owned more than 5% of the common stock of Resulting Issuer will generally not be subject to United States federal income tax on any gain realized on the sale, exchange or redemption of common stock solely because Resulting Issuer is or has been a USRPHC. We believe that we are not and have not been at any time since our formation a United States real property holding corporation and we do not expect to be a United States real property holding corporation immediately after the transaction are completed.

If a Non-U.S. Holder falls under clause (i) or (iii) above, the Non-U.S. Holder will generally be subject to the rules discussed above in the discussion titled “Gain or Loss on Disposition of Resulting Issuer Common Stock — U.S. Holders”, and, in the case of clause (iii) above, will generally be subject to a 15% withholding tax applied to the gross proceeds received. Any amount so withheld may be applied as a credit against the Non-U.S. Holder’s United States federal income tax liability. If an individual Non-U.S. Holder falls under clause (ii) above, such individual generally will be subject to a flat 30% (or lower applicable treaty rate) tax on the gain derived from a sale, which may be offset by certain United States source capital losses. In addition, if a corporate Non-U.S. Holder falls under clause (i) above, it may be subject to an additional branch profits tax at a 30% rate (or lower applicable treaty rate).

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Information Reporting and Backup Withholding

U.S. Holders

Information reporting and backup withholding may apply with respect to payments of dividends on Resulting Issuer common stock and to certain payments of proceeds on the sale or other disposition of our common stock. Certain non-corporate U.S. Holders may be subject to U.S. backup withholding (currently at a rate of 24%) on payments of dividends on our common stock and certain payments of proceeds on the sale or other disposition of our common stock unless the beneficial owner of such common stock furnishes Resulting Issuer or its agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding.

U.S. backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, which may entitle the U.S. Holder to a refund, provided the U.S. Holder timely furnishes the required information to the Internal Revenue Service.

Non-U.S. Holders

Resulting Issuer must report annually to the Internal Revenue Service and to each Non-U.S. Holder the amount of dividends paid to such Non-U.S. Holder and the tax withheld (if any) with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

A Non-U.S. Holder will not be subject to backup withholding on dividends paid to such Non-U.S. Holder, or on the proceeds received by a Non-U.S. Holder from a sale or other disposition of Resulting Issuer common stock, as long as such Non-U.S. Holder certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such Non-U.S. Holder is a United States person as defined under the Code), or such Non-U.S. Holder otherwise establishes an exemption.

FATCA

Pursuant to Sections 1471 through 1474 of the Code and related U.S. Treasury guidance commonly referred to as the Foreign Account Tax Compliance Act, (or “FATCA”), foreign financial institutions (which include most foreign hedge funds, private equity funds, mutual funds, securitization vehicles and any other investment vehicles) and certain other foreign entities generally must comply with information reporting rules and due diligence requirements with respect to their U.S. account holders and investors or be subject to a withholding tax on U.S. source payments made to them (whether received as a beneficial owner or as an intermediary for another party). More specifically, a foreign financial institution or other foreign entity that does not comply with the FATCA reporting requirements and due diligence will generally be subject to a 30% withholding tax with respect to any “withholdable payments.” For this purpose, withholdable payments generally include U.S. source payments otherwise subject to nonresident withholding tax (e.g., U.S. source dividends). Non-U.S. holders are urged to consult with their own tax advisors regarding the effect, if any, of the FATCA provisions to them based on their particular circumstances.

THIS DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. WE URGE YOU TO CONSULT WITH YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE OFFER ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

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CERTAIN MATERIAL CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER

The following is a summary of the principal Canadian federal income tax considerations under the Tax Act relating to the Offer generally applicable to Jay Pharma shareholders who, at all relevant times and for purposes of the Tax Act deal at arm’s length, and are not affiliated, with Jay Pharma or Ameri, (each, a “Holder”).

This summary is not applicable to a Holder: (i) that is a “financial institution” (as defined in the Tax Act) for the purposes of the mark-to-market rules contained in the Tax Act, (ii) that is a “specified financial institution” (as defined in the Tax Act), (iii) an interest in which is a “tax shelter investment” (as defined in the Tax Act), (iv) that has elected to report its “Canadian tax results” (as defined in the Tax Act) in a currency other than Canadian currency, (v) that has entered or will enter into a “derivative forward agreement” or a “synthetic disposition arrangement” (as defined in the Tax Act) in respect of Jay Pharma common shares or Resulting Issuer common stock, (vi) that is a corporation which is, or becomes as part of a series of transactions, controlled by a non-resident corporation and in respect of which a subsidiary of Jay Pharma or is, or would at any time be, a “foreign affiliate” (as defined in the Tax Act), or (vii) with respect to whom Ameri is or will be a “foreign affiliate” within the meaning of the Tax Act. This summary also does not address all issues relevant to Holders who acquired Jay Pharma common shares on the exercise of an option or other convertible security. This summary does not apply to holders of Jay Pharma options or Jay Pharma warrants. All such holders should consult their own tax advisors having regard to their own particular circumstances. This summary assumes that Jay Pharma is, at all relevant times, “resident” in Canada for the purposes of the Tax Act.

This summary is based upon the current provisions of the Tax Act and counsel’s understanding of the current published administrative practices of the Canada Revenue Agency (the “CRA”). This summary also takes into account all specific proposals to amend the Tax Act (the “Proposed Amendments”) announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, and assumes that all Proposed Amendments will be enacted in their present form. However, there can be no assurance that the Proposed Amendments will be enacted in the form proposed, or at all. Except for the Proposed Amendments, this summary does not take into account or anticipate any changes in law, or CRA’s administrative practices, whether by legislative, governmental, or judicial action or decision, nor does it take into account provincial, territorial or foreign income tax considerations, which may differ from the Canadian federal income tax considerations discussed below.

This summary is of a general nature only, and is not exhaustive of all possible Canadian federal income tax considerations. This summary is not intended to be, nor should it be construed to be, legal or tax advice to any particular Holder. Accordingly, Holders should consult their own tax advisors for advice as to the income tax consequences to them of the Offer and the holding of Resulting Issuer common stock in their particular circumstances.

For purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of securities (including dividends, adjusted cost base and proceeds of disposition) must be expressed in Canadian dollars. Amounts denominated in U.S. dollars must be converted into Canadian dollars generally based on the Bank of Canada indicative rate on the date such amounts arise or such other rate of exchange as is acceptable to the Minister of National Revenue (Canada).

Holders Resident in Canada

The following portion of the summary is applicable to Holders who, at all relevant times and for the purposes of the Tax Act, and any applicable income tax treaty or convention, are resident, or deemed to be resident, in Canada and hold their Jay Pharma common shares, and will hold their Resulting Issuer common stock, as capital property (a “Resident Shareholder”).

Jay Pharma common shares and Resulting Issuer common stock will generally be considered to be capital property to the Holder thereof, unless such shares are held in the course of carrying on a business or were acquired by the Holder in a transaction considered to be an adventure or concern in the nature of trade. Certain Holders who might not otherwise be considered to hold their Jay Pharma common shares as capital property may be entitled, in certain circumstances, to make an irrevocable election in accordance with subsection 39(4) of the Tax Act to have such shares and every other “Canadian security” (as defined in the Tax Act) owned by such Holder in the taxation year in which the election is made, and in all subsequent taxation years, deemed to be capital property. Resulting Issuer common stock will not be a “Canadian security” and therefore will not be deemed to be capital property under subsection 39(4) of the Tax Act. Any Holder contemplating making such an election should consult their own tax advisor for advice as to whether the election is available or advisable in their own particular circumstances.

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Exchange of Jay Pharma Common Shares for Resulting Issuer Common Stock

A Resident Shareholder will be considered to have disposed of Jay Pharma common shares for proceeds of disposition equal to the sum of the fair market value at the exchange date pursuant to the Offer of the Resulting Issuer common stock acquired by such Resident Shareholder on the exchange. As a result, the Resident Shareholder will generally realize a capital gain (or a capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Resident Shareholder of such Jay Pharma common shares immediately before the exchange.

For a description of the tax treatment of capital gains and losses, see “Certain Material Canadian Federal Income Tax Considerations of the Offer — Holders Resident in Canada — Taxation of Capital Gains or Capital Losses” below.

The cost to a Resident Shareholder of Resulting Issuer common stock acquired on the exchange pursuant to the Offer will equal the aggregate fair market value, at the time of the exchange, of the Resulting Issuer common stock at the exchange date, and will be averaged with the adjusted cost base of any other Resulting Issuer common stock held at that time by the Resident Shareholder as capital property for the purposes of determining the holder’s adjusted cost base of such Resulting Issuer common stock.

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Dividends on Resulting Issuer Common Stock

A Resident Shareholder will be required to include in computing such Resident Shareholder’s income for a taxation year the amount of dividends, if any, received on Resulting Issuer common stock. Dividends received on the Resulting Issuer common stock by a Resident Shareholder who is an individual will not be subject to the gross-up and dividend tax credit rules in the Tax Act normally applicable to taxable dividends received from taxable Canadian corporations. A Resident Shareholder that is a corporation will not be entitled to deduct the amount of such dividends in computing its taxable income.

A Resident Shareholder that, throughout the relevant taxation year, is a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay a refundable tax on its “aggregate investment income” (as defined in the Tax Act), including any dividends received on the Resulting Issuer common stock.

If a government of a country other than Canada imposes a withholding tax on dividends paid by the Resulting Issuer on held by a Resident Shareholder, the amount of such tax will generally be eligible for foreign tax credit or deduction treatment, subject to the detailed rules and limitations specified in the Tax Act. By virtue of the Canada-United States Tax Convention, the rate of withholding tax on dividends paid by the Resulting Issuer is limited to 15% of the gross amount of the dividends, except in the case where the beneficial owner is a corporation which controls 10% or more of the voting stock of the Resulting Issuer, in which case, the rate of withholding tax is limited to 5%. Resident Shareholders are advised to consult their own tax advisors with respect to the availability of a credit or deduction to them having regard to their own particular circumstances.

Disposition of Resulting Issuer Common Stock

A disposition or deemed disposition of Resulting Issuer common stock by a Resident Shareholder will generally result in a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Resident Shareholder of the Resulting Issuer common stock immediately before the disposition. For a description of the tax treatment of capital gains and losses, see “Certain Material Canadian Federal Income Tax Considerations of the Offer – Holders Resident in Canada – Taxation of Capital Gains or Capital Losses” below.

Taxation of Capital Gains or Capital Losses

Generally, one-half of any capital gain (a “taxable capital gain”) realized by a Resident Shareholder in a taxation year must be included in the Resident Shareholder’s income for the year, and one-half of any capital loss (an “allowable capital loss”) realized by a Resident Shareholder in a taxation year must be deducted from taxable capital gains realized by the holder in that year (subject to and in accordance with rules contained in the Tax Act). Allowable capital losses for a taxation year in excess of taxable capital gains for that year generally may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years, to the extent and under the circumstances described in the Tax Act.

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A Resident Shareholder that, throughout the relevant taxation year, is a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay a refundable tax on its “aggregate investment income” (as defined in the Tax Act), including any taxable capital gains.

If the Resident Shareholder holding Jay Pharma common shares is a corporation, the amount of any capital loss realized on a disposition or deemed disposition of such share may be reduced by the amount of dividends received or deemed to have been received by it on such share (and in certain circumstances a share exchanged for such share) to the extent and under circumstances prescribed by the Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns such shares or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns any such shares. Holders to whom these rules may be relevant should consult their own tax advisors.

Foreign Property Information Reporting

A Resident Shareholder that is a “specified Canadian entity” (as defined in the Tax Act) for a taxation year or a fiscal period and whose total “cost amount” of “specified foreign property” (as such terms are defined in the Tax Act), including Resulting Issuer common stock, at any time in the year or fiscal period exceeds $100,000 will be required to file an information return for the year or period disclosing prescribed information. Subject to certain exceptions, a taxpayer resident in Canada, other than a corporation or trust exempt from tax under Part I of the Tax Act, will be a “specified Canadian entity,” as will certain partnerships. Penalties may apply where a Resident Shareholder fails to file the required information return in respect of such Holder’s “specified foreign property” on a timely basis in accordance with the Tax Act.

The reporting rules in the Tax Act relating to “specified foreign property” are complex and this summary does not purport to address all circumstances in which reporting may be required by a Resident Shareholder. Resident Shareholders should consult their own tax advisors regarding the reporting rules contained in the Tax Act.

Offshore Investment Fund Property

The Tax Act contains rules which may require a taxpayer to include in income in each taxation year an amount in respect of the holding of an “offshore investment fund property”. These rules could apply to a Resident Shareholder in respect of a Resulting Issuer common stock if two conditions are both satisfied.

The first condition for such rules to apply is that the value of the Resulting Issuer common stock may reasonably be considered to be derived, directly or indirectly, primarily from portfolio investments in: (i) shares of one or more corporations, (ii) indebtedness or annuities, (iii) interests in one or more corporations, trusts, partnerships, organizations, funds or entities, (iv) commodities, (v) real estate, (vi) Canadian or foreign resource properties, (vii) currency of a country other than Canada, (viii) rights or options to acquire or dispose of any of the foregoing, or (ix) any combination of the foregoing (“Investment Assets”).

The second condition for such rules to apply to a Resident Shareholder is that it must be reasonable to conclude that one of the main reasons for the Resident Shareholder acquiring or holding a Resulting Issuer common stock was to derive a benefit from portfolio investments in Investment Assets in such a manner that the taxes, if any, on the income, profits and gains from such Investment Assets for any particular year are significantly less than the tax that would have been applicable under Part I of the Tax Act had the income, profits and gains been earned directly by the Resident Shareholder.

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If applicable, these rules would generally require a Resident Shareholder to include in income for each taxation year in which the Resident Shareholder owns Resulting Issuer common stock (i) an imputed return for the taxation year computed on a monthly basis and determined by multiplying the Resident Shareholder’s “designated cost” (as defined in the Tax Act) of the Resulting Issuer common stock at the end of the month by 1/12th of the applicable prescribed rate for the period that includes such month, less (ii) the Resident Shareholder’s income for the year (other than a capital gain) from the Resulting Issuer common stock determined without reference to these rules. Any amount required to be included in computing a Resident Shareholder’s income under these provisions will be added to the adjusted cost base to the Resident Shareholder of its Resulting Issuer common stock.

The application of these rules depends, in part, on the reasons for a Resident Shareholder acquiring or holding Resulting Issuer common stock. Resident Shareholders are urged to consult their own tax advisors regarding the application and consequences of these rules, in their own particular circumstances.

Holders Not Resident in Canada

The following section of the summary is generally applicable to a Holder who, (i) for the purposes of the Tax Act and any applicable income tax treaty and at all relevant times, is not, and is not deemed to be, a resident of Canada, (ii) does not, and is not deemed to, use or hold Jay Pharma common shares and Resulting Issuer common stock in or in the course of, carrying on a business in Canada, and (iii) is not an issuer who carries on an insurance business or is deemed to carry on an insurance business in Canada and elsewhere (in this section, a “Non-Resident Shareholder”).

The following portion of the summary assumes that Jay Pharma common shares are not “taxable Canadian property” to any particular Non-Resident Shareholder at the time of the exchange pursuant to the Offer of Jay Pharma common shares for Resulting Issuer common stock and that the Resulting Issuer common stock received on such exchange will not be “taxable Canadian property” to any particular Non-Resident Shareholder at any time.

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Generally, Jay Pharma common shares will not constitute “taxable Canadian property” to an Non-Resident Shareholder at a particular time unless at any time during the 60-month period immediately preceding the disposition more than 50% of the fair market value of the shares of Jay Pharma was derived directly or indirectly from one or more combination of real or immovable property situated in Canada, “Canadian resource properties”, “timber resource properties” (each as defined in the Tax Act), and options in respect of, or interests in, or for civil law rights in, any such properties (whether or not such property exists). Notwithstanding the foregoing, a share may be deemed to be “taxable Canadian property” where the Non-Resident Shareholder acquired or held the share in certain circumstances, including acquiring the share in consideration of the disposition of other taxable Canadian property to the issuer of such share.

In the event that the Jay Pharma common shares constitute taxable Canadian property to a particular Non-Resident Shareholder on the disposition thereof pursuant to the Offer, and a capital gain realized on the disposition of such taxable Canadian property is not exempt from tax under the Tax Act pursuant to the terms of an applicable income tax treaty or convention, such Non-Resident Shareholder will realize a capital gain (or capital loss) generally in the circumstances and computed in the manner described above under “Holders Resident in Canada”. A Non-Resident Shareholder whose Jay Pharma common shares are taxable Canadian property should consult his, her or its own tax advisor.

Exchange of Jay Pharma Common Shares for Resulting Issuer Common Stock

Provided the Jay Pharma common shares held by a Non-Resident Shareholder do not constitute “taxable Canadian property” (as discussed above), the exchange of such shares into Resulting Issuer common stock pursuant to the Offer will not be subject to tax under the Tax Act.

Disposition of Resulting Issuer Common Stock

Any capital gain realized by a Non-Resident Shareholder on the disposition or deemed disposition of Resulting Issuer common stock will not be subject to tax under the Tax Act unless such stock constitutes “taxable Canadian property”.

Generally, a share that is listed on a “designated stock exchange” for the purposes of the Tax Act (which would include Resulting Issuer common stock, if listed on the NASDAQ) will not be “taxable Canadian property” of a Non-Resident Shareholder at the time of the disposition provided that at no time during the 60-month period immediately preceding the time of disposition or deemed disposition of such share was both: (a) 25% or more of the issued shares of any class or series of the capital stock of the issuer owned by one or any combination of: (i) the Non-Resident Shareholder (ii) persons with whom the Non-Resident Shareholder did not deal at arm’s length (within the meaning of the Tax Act) and (iii) partnerships in which the Non-Resident Shareholder or a person described in: (i) holds a membership interest directly or indirectly through one or more partnerships; and (b) more than 50% of the fair market value of the share derived directly or indirectly from one or any combination of (i) real or immovable property situated in Canada, (ii) Canadian resource property (as defined in the Tax Act), (iii) timber resource property in Canada (as defined in the Tax Act) or (iv) options in respect of, or interests in, or for civil law rights in, property described in any of (i) through (iii) above, whether or not such property exists. Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, a share could be deemed to be “taxable Canadian property” to a particular Non-Resident Shareholder.

In the event that the Resulting Issuer common stock constitutes taxable Canadian property to a particular Non-Resident Shareholder on the disposition thereof, and a capital gain realized on the disposition of such taxable Canadian property is not exempt from tax under the Tax Act pursuant to the terms of an applicable income tax treaty or convention, such Non-Resident Shareholder will realize a capital gain (or capital loss) generally in the circumstances and computed in the manner described above under “Holders Resident in Canada”. A Non-Resident Shareholder whose Resulting Issuer common stock is taxable Canadian property should consult his, her or its own tax advisor.

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INFORMATION ABOUT AMERI

As used in this section, the terms “we,” “our” and “us” refer collectively to Ameri. The discussion below relates to the historical business of Ameri. Such business will be acquired by Holdco upon consummation of the Spin-Off, if the Spin-Off and Offer are approved by Ameri’s stockholders.

Our Company

We specialize in delivering Systems Applications and Products in Data Processing (“SAP”) cloud, digital and enterprise services to clients worldwide. We deliver a wide range of solutions and services across multiple domains and industries. Our services center around SAP and include technology consulting, business intelligence, cloud services, application development/integration and maintenance, implementation services, infrastructure services, and independent validation services, all of which can be delivered as a set of managed services or on an on-demand service basis, or a combination of both.

Our SAP focus allows us to provide technological solutions to a broad base of clients. We are headquartered in Alpharetta, Georgia, and have offices across the United States, which are supported by offices in India and Canada. Our model inverts the conventional global delivery model wherein offshore information technology (“IT”) service providers are based abroad and maintain a minimal presence in the United States. With a strong SAP focus, our client partnerships anchor around SAP cloud and digital services. In 2017, we signed a strategic partnership agreement with NEC America to offer SAP S/4 HANA (a next generation enterprise system) migration services. This partnership has allowed us to offer our clients a broader spectrum of services.

Our primary business objective is to provide our clients with a competitive advantage by enhancing their business capabilities and technologies with our expanding consulting services portfolio. Our strategic acquisitions allow us to bring global service delivery, SAP S/4 HANA, SAP Business Intelligence, SAP Success Factors, SAP Hybris and high-end SAP consulting capabilities to a broader geographic market and customer base. We continue to leverage our growing geographical footprint and technical expertise to simultaneously expand our service and product offering. Our goal is to identify business synergies that will allow us to bring new services and products from one subsidiary to customers at our other subsidiaries. While we generate revenues from the consulting businesses of each of our acquired subsidiaries, we believe that additional revenues will be generated through new business relationships and services developed through our business combinations.

Background

We were incorporated under the laws of the State of Delaware in February 1994 as Spatializer Audio Laboratories, Inc., which was a shell company immediately prior to our completion of a “reverse merger” transaction on May 26, 2015, in which we caused Ameri100 Acquisition, Inc., a Delaware corporation and our newly created, wholly owned subsidiary, to be merged with and into Ameri and Partners Inc. (“Ameri and Partners”), a Delaware corporation (the “Merger”). As a result of the Merger, Ameri and Partners became our wholly owned subsidiary with Ameri and Partners’ former stockholders acquiring a majority of the outstanding shares of our common stock. The Merger was consummated under Delaware law, pursuant to an Agreement of Merger and Plan of Reorganization, dated as of May 26, 2015 (the “Merger Agreement”), and in connection with the Merger we changed our name to AMERI Holdings, Inc. and do business under the brand name “Ameri100”.

Ameri Holdings, Inc., along with its eleven subsidiaries, Ameri and Partners, Ameri Consulting Service Private Ltd., Ameri100 Georgia Inc. (“Ameri Georgia”), Bellsoft India Solutions Private Ltd., Ameri100 Canada Inc. (formerly BSI Global IT Solutions Inc.), Linear Logics, Corp., Ameri100 Virtuoso Inc. (“Virtuoso”), Ameri100 Arizona LLC (“Ameri Arizona”), Bigtech Software Private Limited (“Bigtech”), Ameri100 California Inc. (“Ameri California) and Ameritas Technologies India Private Limited, provides SAP cloud, digital and enterprise services to clients worldwide.

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Our Industry

Background

We operate in an intensely competitive IT outsourcing services industry, which competes on quality, service and costs. Though we are able to differentiate our company on all of these axes, our India-based capabilities ensure that labor arbitrage is our fundamental differentiator. Most offshore IT services providers have undertaken a “forward integration” to boost their capabilities and presence in their client geographies (large offshore presence with a small local presence). Conversely, large U.S. system integrators focus on “backward integration” to scale and boost their offshore narrative (offshore being the “back office” for the local operations). Today, the IT services industry is marked by the following characteristics:

Characteristic		Description
Mature Market	●	Most large global companies have already outsourced what they wanted to outsource.

Commoditized Business Model	●	North America and Europe continue to be the markets with attractive spending potential. However, increased regulations and visa dependencies prove to be a major drawback of the model.

	●	The benefits realized from the business model are largely based on labor arbitrage, productivity benefits and portfolio restructuring. These contours have changed due to commoditization.

Insourcing	●	Extremely rapid changes in technology are forcing IT services–traditionally an outsourcing business—to adopt an insourcing model.

Rapid Technology Shifts	●	Cloud services, robotic process automation, artificial intelligence and internet of things are increasingly in demand as part of outsourcing engagements. Smart robots increasingly operate in the cloud, and a ‘labor-as-a-service’ approach has emerged, as clients and providers find that intelligent tools and virtual agents can be easily and flexibly hosted on cloud platforms.

	●	Social media, cloud computing, mobility and big data will continue to be mainstays for any IT ecosystem.

	●	The convergence of cloud computing, virtualization (applications and infrastructure) and utility computing is around the corner. The ability of a vendor to offer an integrated basket of services on a SaaS model, will be a key differentiator.

	●	Enterprises are becoming more digital. There is a strong convergence of human and machine intelligence thanks to drivers like advanced sensors and machine learning. Operations and technology are converging.

Contracts & Decision Making	●	Large multi-year contracts will be renegotiated and broken down into shorter duration contracts and will involve multiple vendors rather than sole sourcing.

	●	The ability to demonstrate value through Proof of Concepts (POCs) and willingness to offer outcome based pricing are becoming critical considerations for decision making, Requests for Proposal (RFP)-driven decisions are increasingly rare.

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The SAP Industry

SAP as an ERP and Cloud product has become an industry by itself. The core SAP enterprise offering has been reinforced with cloud-based products that make the entire SAP ecosystem extremely attractive from our perspective due to the following attributes:

●	The alignment of SAP to enterprises is extremely strong. Given the reliance of enterprises on applications, clients tend to make long-term bets on SAP as an enterprise solution.

●	According to the September 2014 “HfS Blueprint Report” from by HfS Research Ltd., the SAP market is a multi-billion-dollar market that is very fragmented (there are over 5,000 consulting firms), with the three largest service providers capturing an increasing share of the market.

●	A significant number of SAP customers must move to S/4 HANA by 2025.

Our Approach

Our solutions deliver significant business efficiency outcomes through turnkey projects, consulting and offshore services. We believe that our strategic service portfolio, deep industry experience and strong global talent pool offer a compelling proposition to clients. In 2017 we acquired ATCG Technology Solutions, Inc., which has become our wholly-owned subsidiary Ameri California. In 2016, we acquired three companies: Virtuoso, L.L.C. and DC&M Partners, L.L.C.in the U.S. (now Virtuoso and Ameri Arizona, respectively) and Bigtech in India. These strategic acquisitions have brought offshore delivery, SAP S/4 HANA, SAP SuccessFactors, SAP Hybris and high-end SAP consulting capabilities to our service portfolio.

Our Portfolio of Service Offerings

Our portfolio of service offerings expanded significantly since 2016 with our acquisitions of Ameri Georgia, Ameri Arizona, Ameri California, Virtuoso and Bigtech.

Our current portfolio of services is divided into three categories:

Cloud Services

An increasing trend in the IT services market is the adoption of cloud services. Historically, clients have resorted to on-premise software solutions, which required capital investments in infrastructure and data centers. Cloud services enable clients to build and host their applications at much lower costs. Our services offerings leverage the low cost and flexibility of cloud computing.

We have expertise in deploying SAP’s public, private and hybrid cloud services, as well as SAP S/4 HANA, SAP SuccessFactors and SAP Hybris cloud migration services. Our teams are experienced in the rapid delivery of cloud services. We perform SAP application and cloud support and SAP cloud development. Additionally, we provide cloud automation solutions that focus on business objectives and organizational growth.

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Digital Services

We have developed several cutting-edge mobile solutions, including Simple Advance Planning and Optimization (“APO”) and SAP IBP/S&OP Mobile Analytics App. The Simple APO mobile application (app) provides sales professionals with real-time collaboration capabilities and customer data, on their mobile devices. It increases the efficiency of the sales process and the accuracy of customer needs forecasting. The SAP IBP mobile app enables the real-time management and analysis of sales and operations planning (S&OP) related data from mobile devices. SAP is an implementation partner for this app. SAP has recognized the app’s value to the ecosystem, as S&OP apps are complex and difficult to design.

We are also active in robotic process automation (“RPA”), which leverages the capability of artificially intelligent software agents for business process automation. We have expertise in automating disparate and redundant data entry tasks by configuring software robots that seamlessly integrate with existing software systems. We also provide RPA solutions for reporting and analysis and deliver insights into business functions by translating large data into structured reports. Lastly, we have a working partnership with Blue Prism, a leading RPA solutions provider, which makes it possible for us to automate up to one-third of all standard back-office operations.

Enterprise Services

We design, implement and manage Business Intelligence (“BI”) and analytics solutions. BI helps our clients navigate the market better by identifying new trends and by targeting top-selling products. We also enable clients to use BI for generating instant financial reports and analytics of customer, product and cost information over time. In addition, we provide solutions for metadata repository, master data management and data quality. Finally, we determine BI demands across various platforms.

Other key enterprise services that we offer include consulting services for global and regional SAP implementations, SAP/IT solution advisory and architectural services, project management services, IT/ERP strategy and vendor selection services. Often clients have relied on us to deliver services in non-SAP packages, as well.

Strategy

The integration of each of our acquisitions into our business enterprise requires establishing our company’s standard operating procedures at each acquired entity, seamlessly transitioning each acquired entity’s branding to the “Ameri100” brand and assessing any necessity to transition account management. The integration process also requires us to evaluate any product-line expansions made possible by the acquired entity and how to bring new product lines to the broader customer base of the entire Company. With the integration of each acquisition, we face challenges of maintaining cross-company visibility and cooperation, creating a cohesive corporate culture, handling unexpected customer reactions and changes and aligning the interests of the acquired entity’s leadership with the interests of the Company.

Sales and Marketing

We combine traditional sales with our strength in industries and technology. Our sales function is composed of direct sales and inside sales professionals. Both work closely with our solutions directors to identify potential opportunities within each account. We currently have over 100+ active clients. Using a consultative selling methodology (working with clients to prescribe a solution that suits their need in terms of efficiency, cost and timelines), target prospects are identified and a pursuit plan is developed for each key account. We utilize a blended sales model that combines consultative selling with traditional sales methods. Once the customer has engaged us, the sales, solutions and marketing teams monitor and manage the relationship with the help of customer relationship management software.

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Our marketing strategy is to build a strong, sustainable brand image for our company, position us in the SAP arena and facilitate business opportunities. We use a variety of marketing programs across traditional and social channels to target our prospective and current customers, including webinars, targeted email campaigns, co-sponsoring customer events with SAP to create customer and prospect awareness, search engine marketing and advertising to drive traffic to our web properties, and website development to engage and educate prospects and generate interest through white papers, case studies and marketing collateral.

Revenues and Customers

We generate revenue primarily through consulting services performed in the fulfillment of written service contracts. The service contracts we enter into generally fall into two categories: (i) time-and-materials contracts, and (ii) fixed-price contracts.

When a customer enters into a time-and-materials or fixed-price, (or a periodic retainer-based) contract, we recognize revenue in accordance with an evaluation of the deliverables in each contract. If the deliverables represent separate units of accounting, we then measure and allocate the consideration from the arrangement to the separate units, based on vendor-specific objective evidence of the value for each deliverable.

Strategic Alliances

Through our Lean Enterprise Architecture Partnership (“LEAP”) methodology, we have strategic alliances with technology specialists who perform services on an as-needed basis for clients. We partner with niche specialty firms globally to obtain specialized resources to meet client needs. Our business partners include executive recruiters, staffing firms and niche technology companies. The terms of each strategic alliance arrangement depend on the nature of the particular partnership. Such alliance arrangements typically set forth deliverables, scope of the services to be delivered, costs of services and terms and conditions of payment (generally 45 to 90 days for payment to be made). Each alliance arrangement also typically includes terms for indemnification of our company, non-solicitation of each partner’s employees by the other partner and dispute resolution by arbitration.

Alliances and partnerships broaden our offerings and make us a one-stop solution for clients. Our team constantly produces services that complement our portfolio and build strategic partnerships. Our partner companies range from digital marketing strategy consulting firms to large infrastructure players.

On any given project we evaluate a client’s needs and make our best effort to meet them with our full-time specialists. However, in certain circumstances, we may need to go outside the Company, and in this case we approach our strategic partners to tap into their pools of technology specialists. Project teams are usually composed of a mix of our full time employees and outside technology specialists. Occasionally, a project team may consist of a Company manager and a few outside technology specialists. While final accountability for any of our projects rests with the Company, the outside technology specialists are incentivized to successfully complete a project with project completion payments that are in addition to hourly billing rates we pay the outside technology specialists.

Competition

The large number of competitors and the speed of technology change make IT services and outsourcing a challenging business. Competitors in this market include systems integration firms, contract programming companies, application software companies, traditional large consulting firms, professional services groups of computer equipment companies and facilities management and outsourcing companies. Examples of our competitors in the IT services industry include Accenture, Cartesian Inc., Cognizant, Hexaware Technologies Limited, Infosys Technologies Limited, Mindtree Limited, RCM Technologies Inc., Tata Consultancy Services Limited, Virtusa, Inc. and Wipro Limited.

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We believe that the principal factors for success in the IT services and outsourcing market include performance and reliability; quality of technical support, training and services; responsiveness to customer needs; reputation and experience; financial stability and strong corporate governance; and competitive pricing.

Some of our competitors have significantly greater financial, technical and marketing resources and/or greater name recognition, but we believe we are well positioned to capitalize on our competitive strengths to achieve future growth.

Employees

As of August 1, 2020, our total headcount was [333], which includes employees and billable subcontractors. Our employees are not part of a collective bargaining arrangement and we believe our relations with our employees are good.

Properties

Our principal executive office is located in approximately 1,840 square feet of office space in Alpharetta, Georgia. We currently pay rent of $1,600 per month for our principal office for a term of 25 months. We also lease corporate, administrative, marketing and support facilities totaling approximately in Dallas, Texas; Atlanta, Georgia and Chandler, Arizona in the U.S. and offshore development center in Bangalore, India.

Intellectual Property

We regard our services and solutions and related software products as proprietary. We rely primarily on a combination of copyright, trademark and trade secret laws of general applicability, employee confidentiality and invention assignment agreements, distribution and software protection agreements and other intellectual property protection methods to safeguard our technology and software products. We have not applied for patents on any of our technology. We also rely upon our efforts to design and produce new applications and upon improvements to existing software products to maintain a competitive position in the marketplace.

We did not make any material expenditures on research or development activities for the twelve months ended December 31, 2019 and December 31, 2018.

Legal Proceedings

We are not currently a party to any pending legal proceeding, nor is our property the subject of a pending legal proceeding, that is not in the ordinary course of business or otherwise material to the financial condition of our business.

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Ameri Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion of our financial condition and results of operations in conjunction with “SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION” and the financial statements and related notes, all included elsewhere in this proxy statement/prospectus. As used in this section, the terms “we,” “our” and “us” refer collectively to Ameri. The following discussion contains forward-looking statements as that term is defined in the federal securities laws. The events described in forward-looking statements contained in this proxy statement/prospectus may not occur. Generally these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of our plans or strategies, projected or anticipated benefits from acquisitions to be made by us, or projections involving anticipated revenues, earnings or other aspects of our operating results. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward-looking statements. We caution you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond our control that may influence the accuracy of the statements and the projections upon which the statements are based.

Any one or more of these uncertainties, risks and other influences could materially affect our results of operations and whether forward-looking statements made by us ultimately prove to be accurate. Our actual results, performance and achievements could differ materially from those expressed or implied in these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether from new information, future events or otherwise.

Company History

We were incorporated under the laws of the State of Delaware in February 1994 as Spatializer Audio Laboratories, Inc., which had been a shell company until May of 2015. On May 26, 2015, we completed a “reverse merger” transaction, in which we caused Ameri100 Acquisition, Inc., a Delaware corporation as our newly created, wholly owned subsidiary, to be merged with and into Ameri and Partners (doing business as Ameri100), a Delaware corporation. As a result of the Merger, Ameri and Partners became our wholly owned subsidiary with Ameri and Partners’ former stockholders acquiring a majority of the outstanding shares of our common stock. The Merger was consummated under Delaware law, pursuant to the Merger Agreement, and in connection with the Merger we changed our name to AMERI Holdings, Inc. Since the Merger, we have been an active holding company headquartered in Alpharetta, Georgia, with offices across the United States that are supported by offices in India.

Overview

We specialize in delivering SAP cloud, digital and enterprise services to clients worldwide. Our SAP focus allows us to provide technological solutions to a broad and growing base of clients. Our model inverts the conventional global delivery model wherein offshore IT service providers are based abroad and maintain a minimal presence in the United States. With a strong SAP focus, our client partnerships anchor around SAP cloud and digital services.

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We have obtained financing and additional capital from the sale of equity and incurrence of indebtedness in the past, and we continue to consider capital raising and financing from the sale of various types of equity and incurrence of indebtedness to provide capital for our business plans and operations in the future.

There can be no assurance that we will be able to secure additional sources of capital or that cost savings will provide sufficient working capital. If we continue to be unable to pay all outstanding payments under our unsecured notes, the unpaid noteholders may take legal action against us, they may accelerate the payment of the principal under the applicable notes, and our senior secured lender may call a cross-default under our existing credit facility, which could result in the acceleration of the obligations thereunder and have a negative impact on our revenue and financial results. Should we be unable to raise sufficient debt or equity capital, we could be forced to cease operations. Our plan regarding these matters is to work to raise additional debt and/or equity financing to allow us the ability to cover our current cash flow requirements and meet our obligations as they become due. There can be no assurances that financing will be available or if available, that such financing will be available under favorable terms.

Business Update Regarding COVID-19

During the first quarter of 2020, the spread of a new strain of coronavirus and the disease created by that virus, COVID-19, has created a global pandemic presenting substantial public health and economic challenges around the world. The global pandemic is affecting our employees, communities and business operations, as well as the global economy and financial markets. The full extent to which the COVID-19 pandemic will directly or indirectly impact our business, results of operations and financial condition will depend on future developments that are highly uncertain and cannot be accurately predicted, including new information that may emerge concerning COVID-19, the actions taken to contain it or treat its impact and the economic impact on local, regional, national and international markets.

The disclosure in the remainder of this Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) is qualified by the disclosure in this section on the impacts of COVID-19 and, to the extent that the disclosure in the remainder of this MD&A refers to a financial or performance metric that has been affected by a trend or activity, that reference is in addition to any impact discussed in this section of the impacts of the COVID-19 pandemic. The effect of the COVID-19 pandemic is rapidly evolving and, as such, the information contained herein is accurate as of the date hereof, but may become outdated due to changing circumstances beyond our present awareness or control.

The Company has implemented work from home policies and procedures for all of its employees and consultants in the USA and India. These policies and procedures will remain in place until such time that the local regulatory authorities in each of our locations approves the return to normal business operations. At this time, none of our employees’ health has been impacted by COVID-19.

No clients have, to our knowledge as of the date of this proxy statement/prospectus, gone out of business or filed for bankruptcy, and although there has been a reduction in staffing, no active clients have completely ceased using our services as a result of COVID-19. As a direct result of COVID-19 we had significant consultant roll-offs from one of the top US airlines that has been one of our top five revenue clients over the last several years. We expect a portion of that business to come back when the US airline business recovers. Additionally, we have seen minor consultant roll-offs from other clients related to COVID-19. We have had no projects cancelled due to COVID-19 although we have had some new projects put on hold. We have also had clients notify us they will be slow to pay our bills and have some reduced billable hours per week until the economy reopens further. We are at the beginning stages of rebuilding our sales pipeline for a post-COVID economy.

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Discussion of Business Activity

The Company has recently been awarded enterprise IT solutions projects include implementations of (i) S/4HANA, SAP’s new enterprise IT platform, (ii) Hybris, SAP’s e-commerce platform, and (iii) SuccessFactors, SAP’s human resources platform, in addition to the migration of enterprises from on-premises IT infrastructure to the cloud.

Key new business activities in April and May 2020:

●	Awarded S/4HANA transformation for a spinoff in the midstream oil and gas industry;
●	Awarded S/4HANA private cloud transformation for leading US firearm and ammunition company;
●	Completed go live on Hybris e-commerce implementation for leading lifestyle apparel and athletic company;
●	Initiated Application Managed Services (AMS) contract with a leading transportation infrastructure construction and maintenance client;
●	Initiated Application Managed Services (AMS) contract with a leading US manufacturer of industrial cooling equipment; and
●	Signed a new Master Services Agreement and commenced services for one of the world’s leading water treatment providers.

In addition to client initiatives, the Company has invested in continued development of its internal technology expertise and business process efficiency. We have initiated the internal implementation of a Professional Services Automation suite that will significantly streamline our business operations.

There is a continued near-term expectation of negative cashflow as a result of high Selling, General and Administrative expenses and significant expenses associated with building solutions, sales and resource recruiting capabilities. Also, SAP has pushed out its deadline for mandatory migration to S/4HANA past 2025, which is expected to have a near-term negative impact on the expansion of the solutions business. Due to the COVID-19 Pandemic, it is expected that our business will fall short of 2020 revenue goals.

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RESULTS OF OPERATIONS

Results of Operations for the Three Months Ended June 30, 2020 Compared to the Three Months Ended June 30, 2019 and for the Six Months Ended June 30, 2020 Compared to the Six Months Ended June 30, 2019

	Three Months June 30, 2020	Three Months June 30, 2019	Six Months June 30, 2020	Six Months June 30, 2019

Revenue	8,254,941	11,015,057	17,857,469	21,701,253
Cost of revenue	6,436,811	8,632,882	14,157,773	17,179,114
Gross profit	1,818,130	2,382,175	3,699,696	4,522,139
Operating expenses
Selling, general and administration	2,470,723	3,296,041	5,395,241	6,173,350
Depreciation and amortization	533,863	562,570	1,093,486	1,123,587
Operating expenses	3,004,586	3,858,611	6,488,727	7,296,937
Operating income (loss)	(1,186,456)	(1,476,436)	(2,789,031)	(2,774,798)
Other income (expenses)
Interest expenses	(372,288)	(156,660)	(532,348)	(299,214)
Changes in fair value of warrant liability	-	388,552	-	(61,715)
Others, net	2,811	4,566	2,811	4,566
Total other income (expenses)	(369,477)	236,458	(529,537)	(356,363)
Income (loss) before income taxes	(1,555,933)	(1,239,978)	(3,318,568)	(3,131,161)
Income tax benefit (expense)	(17,485)	(16,590)	(39,377)	14,621
Income (loss) after income taxes	(1,573,418)	(1,256,568)	(3,357,945)	(3,116,540)
Net income attributable to non-controlling interest
Net income (loss) attributable to the Company	(1,573,418)	(1,256,568)	(3,357,945)	(3,116,540)
Dividend on preferred stock	(107,835)	(106,234)	(215,670)	(211,939)
Net income (loss) attributable to common stock holders	(1,681,253)	(1,362,802)	(3,573,615)	(3,328,479)
Other comprehensive income (loss), net of tax
Foreign exchange translation	15,354	(18,141)	(20,149)	573
Total Comprehensive Income (loss)	(1,665,899)	(1,380,943)	(3,593,764)	(3,327,906)

Basic income (loss) per share	(0.48)	(0.67)	(1.03)	(1.73)
Diluted income (loss) per share	(0.48)	(0.67)	(1.03)	(1.73)

Basic weighted average number of common shares outstanding	3,518,118	2,027,095	3,482,286	1,925,009
Diluted weighted average number of common shares outstanding	3,518,118	2,027,095	3,482,286	1,925,009

Revenues

Revenues for the three months ended June 30, 2020 decreased by $2.8 million, or 26%, as compared to the three months ended June 30, 2019 mainly due to loss of revenue from existing customers due to COVID-19.

For the three months ended June 30, 2020 and June 30, 2019, sales to five major customers accounted for 41% and 49% of our total revenue, respectively. For the three months ended June 30, 2019, one of our customers contributed 13% of our revenue. For the comparable period in 2019, two of our customers contributed 14% and 12% of our revenue. We derived most of our revenues from our customers located in North America for the three months ended June 30, 2020 and June 30, 2019.

Revenues for the six months ended June 30, 2020 decreased by $3.8 million, or 22%, as compared to the six months ended June 30, 2019 mainly due to loss of revenue from existing customers due to COVID-19.

For the six months ended June 30, 2020 and June 30, 2019, sales to five major customers accounted for 48% and 46% of our total revenue, respectively. Two of our customers contributed 19% and 10% of our revenue for the six months ended June 30, 2020. For the comparable period in 2019, two of our customers contributed 14% and 11% of our revenue. We derived most of our revenues from our customers located in North America for the six months ended June 30, 2020 and June 30, 2019.

We are expecting a decrease in revenue from existing clients of approximately $3.5 million, as compared to full year revenue of 2019, during the next 12 months due to COVID-19.

Gross Margin

Our gross margin was 22% for the three months ended June 30, 2020 and for the comparable period in 2019.

Our gross margin was 21% for the six months ended June 30, 2020, as compared to 22% for the six months ended June 30, 2019.

Our target gross margins in future periods are anticipated to be in the range of 20% to 25% based on a mix of project revenues and professional service revenues. However, there is no assurance that we will achieve such anticipated gross margins.

Selling, General and Administration Expenses

Selling, general and administration (“SG&A”) expenses include all costs, including rent costs, which are not directly associated with revenue-generating activities, as well as the non-cash expense for stock-based compensation. These include employee costs, corporate costs and facilities costs. Employee costs include administrative salaries and related employee benefits, travel, recruiting and training costs. Corporate costs include reorganization costs, legal, accounting and outside consulting fees. Facilities costs primarily include rent and communications costs.

SG&A expenses for the three months ended June 30, 2020 were $2.5 million, as compared to $3.3 million for the three months ended June 30, 2019.

SG&A expenses for the six months ended June 30, 2020 were $5.4 million, as compared to $6.2 million for the six months ended June 30, 2019.

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Depreciation and Amortization

Depreciation and amortization expense amounted to $0.5 million for the three months ended June 30, 2020, as compared to $0.6 million for the three months ended June 30, 2019 and $1.1 million for the six months ended June 30, 2020 and June 30, 2019. We capitalized the customer lists acquired during various acquisitions, resulting in increased amortization costs. The customer lists from each acquisition are amortized over a period of 60 months.

Operating Income (Loss)

Our operating loss was $1.2 million for the three months ended June 30, 2020, as compared to $1.5 million for the three months ended June 30, 2019.

Our operating loss was $2.8 million for the six months ended June 30, 2020 and for the six months ended June 30, 2019.

We expect the COVID-19 pandemic to negatively impact our operations for the remainder of the fiscal year and for the next twelve months.

Interest Expense

Our interest expense for the three months ended June 30, 2020 was $0.37 million as compared to $0.16 million for the three months ended June 30, 2019. The increase in interest expenses is mainly due to new debts obtained during the year 2020 which was not there for comparable period of 2019.

Our interest expense for the six months ended June 30, 2020 was $0.5 million as compared to $0.3 million for the six months ended June 30, 2019.

The increase in interest expenses is mainly due to new debts obtained during the year 2020 which was not there for comparable period of 2019.

Liquidity and Capital Resources

Our cash position was approximately $2.1 million as of June 30, 2020, as compared to $0.4 million as of December 31, 2019.

Cash used for operating activities was $2.9 million during the six months ended June 30, 2020 and was primarily a result of net changes in working capital requirements. Cash used in investing activities was $0.04 million during the six months ended June 30, 2020. Cash provided by financing activities by loans was $4.6 million during the six months ended June 30, 2020.

Result of Operations

Results of Operations for the Year Ended December 31, 2019 Compared to the Year Ended December 31, 2018

	Twelve Months Ended December 31,
	2019	2018
	(as revised)
Net revenue	$39,914,675	$42,998,280
Cost of revenue	31,763,955	34,014,776
Gross profit	8,150,720	8,983,504

Operating expenses:
Selling, general and administration	12,210,317	10,794,822
Depreciation and amortization	2,265,297	2,903,662
Acquisition related expenses	-	333,237
Changes in estimate for consideration payable	-	(6,940,310)
Impairment charges on goodwill and intangible assets	-	9,038,553
Operating expenses	14,475,614	16,129,964
Operating income (loss):	(6,324,894)	(7,146,460)
Other income (expenses):
Interest expense	(694,926)	(729,896)
Other income	4,540	88,161
Change in fair value of warrant liability	1,796,174	(2,760,819)
Total other income /(expenses)	1,105,788	(3,402,554)
Income (loss) before income taxes	(5,219,106)	(10,549,014)
Income tax benefit (expense)	(388,657)	(6,348,502)
Net income (loss)	(5,607,763)	(16,897,516)
Dividend on preferred stock	(426,003)	(2,583,185)
Net loss attributable to common stock holders	(6,033,766)	(19,480,701)
Other comprehensive income/ (loss), net of tax:
Foreign exchange translation adjustment	(26,985)	50,122
Total comprehensive income (loss)	$(6,060,751)	(19,430,579)
Comprehensive loss attributable to the Company	(6,060,751)	(19,430,579)
Comprehensive loss attributable to the non-controlling interest	-	-
	(6,060,751)	(19,430,579)
Basic income (loss) per share	$(2.83)	$(20.47)
Diluted income (loss) per share	$(2.83)	$(20.47)

Basic weighted average number of shares	2,128,806	951,601
Diluted weighted average number of shares	2,128,806	951,601

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Revenues

Revenues for the year ended December 31, 2019 decreased by $3.1 million, or 6%, as compared to the year ended December 31, 2018, mainly because we did not pursue certain low margin professional services business during the year ended December 31, 2019.

For the years ended December 31, 2019 and December 31, 2018, sales to five major customers accounted for approximately 48% and 39% of our total revenue, respectively. For the year ended December 31, 2019, three of our customers contributed 14%, 13% and 10% of our revenue, and for the year ended December 31, 2018, two of our customers contributed 14% and 10% of our revenue.

We derived most of our revenues from our customers located in North America for the years ended December 31, 2019 and December 31, 2018.

Gross Margin

Our gross margin was 20% and 21% for the year ended December 31, 2019 and December 31, 2018 respectively.

Our target gross margins in future periods are anticipated to be in the range of 20% to 25% based on a mix of project revenues and professional service revenues. However, there is no assurance that we will achieve such anticipated gross margins.

Selling, General and Administration Expenses

Selling, general and administration (“SG&A”) expenses include all costs, including rent costs, which are not directly associated with revenue-generating activities, as well as the non-cash expense for stock-based compensation. These include employee costs, corporate costs and facilities costs. Employee costs include administrative salaries and related employee benefits, travel, recruiting and training costs. Corporate costs include reorganization costs, legal, accounting and outside consulting fees. Facilities costs primarily include rent and communications costs.

SG&A expenses for the year ended December 31, 2019 were $12.2 million, as compared to $10.8 million for the year ended December 31, 2018. SG&A expenses increased by $1.4 million. The increase was mainly due to new sales initiatives taken by the company, including recruiting and compensating a new sales team.

Depreciation and Amortization

Depreciation and amortization expense amounted to $2.3 million for the year ended December 31, 2019, as compared to $2.9 million for the year ended December 31, 2018. We capitalized the customer lists acquired during various acquisitions, resulting in increased amortization costs. The customer lists from each acquisition are amortized over a period of 60 months. Our future amortization schedule is as follows:

Year ending December 31,	Amount
2020	2,075,610
2021	1,383,611
2022	125,000
Total	$3,584,221

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Changes in Estimates

During the year ended December 30, 2018 the Company recognized a one-time non-cash gain in the amount of $6.9 million as a result of the Company’s change in estimate of its consideration payable related to its acquisition of Ameri Arizona. The Company had previously accounted for total equity consideration payable of $10.4 million, which was reduced to $3.3 million as a result of two former members of Ameri Arizona electing to receive approximately $2.5 million in cash and the issuance of equity valued at $0.8 million to the third former member Ameri Arizona who had not elected to receive cash.

Impairment on goodwill and intangibles

As a result of our annual impairment testing on goodwill and of triggering events identified with respect to certain intangible assets, we recorded impairment charges of $0 and $9.0 million for the year ended December 31, 2019 and December 31, 2018 respectively with respect to the goodwill of certain of our reporting units and certain customer lists.

Operating Income (loss)

Our operating loss was $6.3 million for the year ended December 31, 2019, as compared to $7.2 million for the year ended December 31, 2018. This decrease was mainly due to the decrease in Impairment charges on goodwill and intangibles.

Interest Expense

Our interest expense for the year ended December 31, 2019 and December 31, 2018 was $0.7 million.

Changes in fair value of warrant liability

In connection with a private placement transaction during 2018 as described further below, we issued warrants that were determined to be derivative financial instruments, and accordingly require adjustments to remeasure them to fair value upon certain events as described below. During the year ended December 31, 2019 and December 31, 2018, we recognized $1.8 million and $(2.8) million in changes in fair value from the initial issuance date through the end of the year.

Income Taxes

The total tax expenses were $0.4 million and $6.3 million for the year ended December 31, 2019 and December 31, 2018 respectively.

Acquisition Related Expenses

We had acquisition related expenditures of $0 and $0.3 million during the years ended December 31, 2019 and December 31, 2018, respectively. These expenses included legal, professional services, valuation and due diligence services and other acquisition related fees incurred in connection with our acquisitions. The decrease was due to the decline in acquisition related activities in the year ended December 31, 2019 as compared to the year ended December 31, 2018.

Liquidity and Capital Resources

Our cash position was $0.4 million as of December 31, 2019, as compared to $1.4 million as of December 31, 2018.

Cash used for operating activities was $2.4 million during the year ended December 31, 2019 and $2.6 million during the year ended December 31, 2018. We were able to control the level of cash used for operating activities from year to year through cost-cutting measures that reduced working capital requirements. Cash used in investing activities was $0.3 million during the year ended December 31, 2019. Cash provided by financing activities was $1.8 million during the year ended December 31, 2019 and was attributable to the exercise of series A warrants, issue of debentures and net bank borrowings.

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As of December 31, 2019, we had negative working capital of $6.8 million and cash of $0.4 million. Our principal sources of cash have included bank borrowings, the private placement of shares and net bank borrowings. To increase revenues, our operating expenses are likely to continue to grow and, as a result, we will need to generate significant additional revenues to cover such expenses.

Our financial statements as of December 31, 2019 have been prepared under the assumption that we will continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to raise additional funding through the issuance of equity or debt securities, as well as to attain further operating efficiencies and, ultimately, to generate additional revenues. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. Although the Company believes in the viability of management’s strategy to generate sufficient revenue, control costs and the ability to raise additional funds if necessary, there can be no assurances to that effect. The foregoing conditions raise substantial doubt about our ability to continue as a going concern.

Subsequent to the year-end balance sheet date the company has raised additional capital which has significant positive impact on company’s liquidity.

1. The Company has issued secured promissory note of $1 million at an interest rate of 7.25%.

2. On May 11, 2020, we received proceeds from a loan in the amount of $1,7 million (the “PPP Loan”) from Sterling National Bank, as lender, pursuant to the Small Business Association (“SBA”) Paycheck Protection Program (the “PPP”) of the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act. The Loan, which was in the form of a Promissory Note issued by the Borrower, matures on May 6, 2022 and bears interest at a rate of 1.00% per annum, payable monthly commencing on November 6, 2020.

3. On June 3, 2020, we announced that we had entered into a securities purchase agreement with institutional investors to purchase approximately $1.725 million of its common shares in a registered direct offering priced at-the market under Nasdaq rules.

4. On June 3, 2020, the Company entered into an Exchange Agreement with the holder of certain 8% unsecured convertible notes, which notes were originally issued on or about March 7, 2017 (the “Prior Notes”). Pursuant to the Exchange Agreement, the holder agreed to exchange the Prior Notes for a new convertible 1% debenture (the “Debenture”) in the aggregate principal amount of $2,265,342.46, which debenture is convertible into shares of common stock of the Company at a conversion price of $1.75 per share. After the exchange, there are no Prior Notes outstanding. The principal amount of the Debenture is equal to the principal amount of the Prior Notes and the accrued interest thereon.

5. On August 3, 2020, we announced that we had entered into a securities purchase agreement with an institutional investor to purchase $1.00 million of common shares, pre-funded warrants and warrants.

We have incurred recurring losses as a result of costs and expenses related to our selling, general and administration activities and our acquisition strategy. As of June 30, 2020, we had negative working capital of $2.5 million and cash of $2.1 million on hand. Historically, our principal sources of cash have included bank borrowings and sales of securities. Our operating expenses are likely to continue to grow and, as a result, we will need to generate significant additional revenues to cover such expenses.

Our financial statements as of June 30, 2020 have been prepared under the assumption that we will continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to raise additional funding through the issuance of equity or debt securities, as well as to attain further operating efficiencies and, ultimately, to generate additional revenues. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. We can give no assurances that additional capital that we are able to obtain, if any, will be sufficient to meet our needs. The foregoing conditions raise substantial doubt about our ability to continue our operations.

Accounts Receivable

Accounts receivable for the period ended June 30, 2020 were $7.3 million as compared to $6.4 million as on December 31, 2019 the increase was mainly due to delay in payment by our customers due to the COVID-19 pandemic.

Accounts Payable

Accounts payable for the period ended June 30, 2020 were $4.9 million as compared to $4.7 million as on December 31, 2019. The increase in Accounts payable is due to delay in payments to our vendors.

Accrued Expense

Accrued expenses for the period ended June 30, 2020 were $1.9 million as compared to $2.0 million as on December 31, 2019.

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Operating Activities

Our largest source of operating cash flows is cash collections from our customers. Our primary uses of cash for operating activities are for personnel-related expenditures, leased facilities and taxes.

Off- Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Impact of Inflation

We do not believe that inflation had a significant impact on our results of operations for the periods presented. On an ongoing basis, we attempt to minimize any effects of inflation on our operating results by controlling operating costs and, whenever possible, seeking to ensure that billing rates reflect increases in costs due to inflation.

For all significant foreign operations, the functional currency is the local currency. Assets and liabilities of these operations are translated at the exchange rate in effect at each period end. Statements of Operations accounts are translated at the exchange rate prevailing as of the date of the transaction. The gains or losses resulting from such translation are reported under accumulated other comprehensive income (loss) as a separate component of equity. Realized gains and losses from foreign currency transactions are included in other income, net for the periods presented.

Critical Accounting Policies

Revenue Recognition. In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 supersedes the revenue recognition requirements under Topic 605, Revenue Recognition, and most industry-specific guidance throughout the Industry Topics of the ASC. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which an entity expects to be entitled in exchange for those goods or services. Under the new guidance, an entity is required to perform the following five steps: (1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when (or as) the entity satisfies a performance obligation. The new guidance will significantly enhance comparability of revenue recognition practices across entities, industries, jurisdictions and capital markets. Additionally, the guidance requires improved disclosures as to the nature, amount, timing and uncertainty of revenue that is recognized. In May 2016, the FASB issued ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606)—Narrow-Scope Improvements and Practical Expedients. This update clarifies the objectives of collectability, sales and other taxes, noncash consideration, contract modifications at transition, completed contracts at transition and technical correction. The amendments in this update affect the guidance in ASU 2014-09. In September 2017, the FASB issued additional amendments providing clarification and implementation guidance.

The Company adopted this guidance and related amendments as of the first quarter of fiscal 2018, applying the full retrospective transition method. As the underlying principles of the new standard, relating to the measurement of revenue and the timing of recognition, are closely aligned with the Company’s current business model and practices, the adoption of ASU 2014-09 did not have a material impact on the consolidated financial statements. In addition, the adoption of ASC 606 did not impact the previously reported financial statements in any prior period nor did it result in a cumulative effect adjustment to retained earnings.

We recognize revenues as we transfer control of deliverables (products, solutions and services) to our customers in an amount reflecting the consideration to which we expect to be entitled. To recognize revenues, we apply the following five step approach: (1) identify the contract with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenues when a performance obligation is satisfied. We account for a contract when it has approval and commitment from all parties, the rights of the parties are identified, payment terms are identified, the contract has commercial substance and collectability of consideration is probable. We apply judgment in determining the customer’s ability and intention to pay based on a variety of factors including the customer’s historical payment experience.

For performance obligations where control is transferred over time, revenues are recognized based on the extent of progress towards completion of the performance obligation. The selection of the method to measure progress towards completion requires judgment and is based on the nature of the deliverables to be provided.

Revenues related to fixed-price contracts for application development and systems integration services, consulting or other technology services are recognized as the service is performed using the cost to cost method, under which the total value of revenues is recognized on the basis of the percentage that each contract’s total labor cost to date bears to the total expected labor costs. Revenues related to fixed-price application maintenance, testing and business process services are recognized based on our right to invoice for services performed for contracts in which the invoicing is representative of the value being delivered. If our invoicing is not consistent with value delivered, revenues are recognized as the service is performed based on the cost to cost method described above. The cost to cost method requires estimation of future costs, which is updated as the project progresses to reflect the latest available information; such estimates and changes in estimates involve the use of judgment. The cumulative impact of any revision in estimates is reflected in the financial reporting period in which the change in estimate becomes known and any anticipated losses on contracts are recognized immediately.

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Revenues related to our time-and-materials, transaction-based or volume-based contracts are recognized over the period the services are provided either using an output method such as labor hours, or a method that is otherwise consistent with the way in which value is delivered to the customer.

Revenues also include the reimbursement of out-of-pocket expenses.

We may enter into arrangements that consist of multiple performance obligations. Such arrangements may include any combination of our deliverables. To the extent a contract includes multiple promised deliverables, we apply judgment to determine whether promised deliverables are capable of being distinct and are distinct in the context of the contract. If these criteria are not met, the promised deliverables are accounted for as a combined performance obligation. For arrangements with multiple distinct performance obligations, we allocate consideration among the performance obligations based on their relative standalone selling price. Standalone selling price is the price at which we would sell a promised good or service separately to the customer.  When not directly observable, we typically estimate standalone selling price by using the expected cost plus a margin approach. We typically establish a standalone selling price range for our deliverables, which is reassessed on a periodic basis or when facts and circumstances change.

We assess the timing of the transfer of goods or services to the customer as compared to the timing of payments to determine whether a significant financing component exists. As a practical expedient, we do not assess the existence of a significant financing component when the difference between payment and transfer of deliverables is a year or less. If the difference in timing arises for reasons other than the provision of finance to either the customer or us, no financing component is deemed to exist. The primary purpose of our invoicing terms is to provide customers with simplified and predictable ways of purchasing our services, not to receive or provide financing from or to customers. We do not consider set up or transition fees paid upfront by our customers to represent a financing component, as such fees are required to encourage customer commitment to the project and protect us from early termination of the contract.

Prior to the adoption of the New Revenue Standard on January 1, 2018, revenues were earned and recognized when all of the following criteria were met: evidence of an arrangement existed, the price was fixed or determinable, the services had been rendered and collectability was reasonably assured. Contingent or incentive revenues were recognized when the contingency was satisfied and we concluded the amounts were earned. Volume discounts were recorded as a reduction of revenues as services were provided. Revenues also included the reimbursement of out-of-pocket expenses.

For the years ended December 31, 2019 and December 31, 2018, sales to five major customers accounted for approximately 48% and 39% of our total revenue, respectively. For the year ended December 31, 2019, three of our customers contributed 14%, 13% and 10% of our revenue, and for the year ended December 31, 2018, two of our customers contributed 14% and 10% of our revenue.

Stock-Based Compensation. Stock-based compensation expense for awards of equity instruments to employees and non-employee directors is determined based on the grant-date fair value of those awards. We recognize these compensation costs net of an estimated forfeiture rate over the requisite service period of the award. Forfeitures are estimated on the date of grant and revised if actual or expected forfeiture activity differs materially from original estimates.

Warrant Liability. The Company accounts for the warrants issued in July 2018 in accordance with the guidance on Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, which provides that the Company classifies the warrant instrument as a liability at its fair value and adjusts the instrument to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of warrants issued by the Company in connection with private placements of securities has been estimated using the warrants quoted market price.

Impairment. Long-lived assets, which include property, plant and equipment, and certain other assets to be held and used by us, are reviewed when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable based on estimated future cash flows. If this assessment indicates that the carrying values will not be recoverable, as determined based on undiscounted cash flows over the remaining useful lives, an impairment loss is recognized based on the fair value of the asset.

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Income Taxes. We provide for income taxes utilizing the asset and liability method of accounting. Under this method, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each balance sheet date, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. If it is determined that it is more likely than not that future tax benefits associated with a deferred income tax asset will not be realized, a valuation allowance is provided. The effect on deferred income tax assets and liabilities of a change in the tax rates is recognized in income in the period that includes the enactment date. Tax benefits earned on employee stock awards in excess of recorded stock-based compensation expense are credited to additional paid-in capital. Our provision for income taxes also includes the impact of provisions established for uncertain income tax positions, as well as the related interest.

Accounts Receivable. We extend credit to clients based upon management’s assessment of their credit-worthiness on an unsecured basis. We provide an allowance for uncollectible accounts based on historical experience and management evaluation of trend analysis. We include any balances that are determined to be uncollectible in allowance for doubtful accounts.

Business Combination. We account for business combinations using the acquisition method, which requires the identification of the acquirer, the determination of the acquisition date and the allocation of the purchase price paid by the acquirer to the identifiable tangible and intangible assets acquired, the liabilities assumed, including any contingent consideration and any non-controlling interest in the acquiree at their acquisition date fair values. Goodwill represents the excess of the purchase price over the fair value of net assets acquired, including the amount assigned to identifiable intangible assets. Identifiable intangible assets with finite lives are amortized over their useful lives. Acquisition-related costs are expensed in the periods in which the costs are incurred. The results of operations of acquired businesses are included in our consolidated financial statements from the acquisition date.

Goodwill and Purchased Intangibles. We evaluate goodwill and purchased intangible assets for impairment at least annually, or as circumstances warrant. Goodwill is evaluated at the reporting unit level by comparing the fair value of the reporting unit with its carrying amount. For purchased intangible assets, if our annual qualitative assessment indicates possible impairment, we test the assets for impairment by comparing the fair value of such assets to their carrying value. In determining the fair value, we utilize various estimates and assumptions, including discount rates and projections of future cash flows. If an impairment is indicated, a write down to the implied fair value of goodwill or fair value of intangible asset is recorded.

Valuation of Contingent Earn-out Consideration. Acquisitions may include contingent consideration payments based on the achievement of certain future financial performance measures of the acquired company. Contingent consideration is required to be recognized at fair value as of the acquisition date. We estimate the fair value of these liabilities based on financial projections of the acquired companies and estimated probabilities of achievement. We believe our estimates and assumptions are reasonable, however, there is significant judgment involved. We evaluate, on a routine, periodic basis, the estimated fair value of the contingent consideration and changes in estimated fair value, subsequent to the initial fair value estimate at the time of the acquisition, will be reflected in income or expense in the consolidated statements of operations. Changes in the fair value of contingent consideration obligations may result from changes in discount periods and rates, changes in the timing and amount of revenue and/or earnings estimates and changes in probability assumptions with respect to the likelihood of achieving the various earn-out criteria. Any changes in the estimated fair value of contingent consideration may have a material impact on our operating results.

Foreign Currency Translation

The Company translates the foreign currency financial statements into U.S. Dollars using the year or reporting period end or average exchange rates in accordance with the requirements of ASC 830, Foreign Currency Matters. Assets and liabilities are translated at exchange rates as of the balance sheet date. Revenues and expenses are translated at average rates in effect for the periods presented. The cumulative translation adjustment is included in the accumulated other comprehensive gain (loss) within stockholders’ equity (deficit).

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Recent Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”. This ASU requires that credit losses be reported using an expected losses model rather than the incurred losses model that is currently used, and establishes additional disclosures related to credit risks. For available-for-sale debt securities with unrealized losses, this standard now requires allowances to be recorded instead of reducing the amortized cost of the investment. ASU 2016-13 limits the amount of credit losses to be recognized for available-for-sale debt securities to the amount by which carrying value exceeds fair value and requires the reversal of previously recognized credit losses if fair value increases. ASU 2016-13 will be effective for fiscal years beginning after December 15, 2019 with early adoption permitted, and requires adoption using a modified retrospective approach, with certain exceptions. Based on the composition of the Company’s investment portfolio as of December 31, 2019, current market conditions and historical credit loss activity, the adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements. Additionally, for trade receivables, due to their short duration and the credit profile of the Company’s customers, the effect of transitioning from the incurred losses model to the expected losses model is not expected to be material.

In August 2018, the Financial Accounting Standards Board (the “FASB”) issued ASU No. 2018-13, “Fair Value Measurement (Topic 820), Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement”. This ASU removed the following disclosure requirements: (1) the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy; (2) the policy for timing of transfers between levels; and (3) the valuation processes for Level 3 fair value measurements. Additionally, this update added the following disclosure requirements: (1) the changes in unrealized gains and losses for the period included in other comprehensive income and loss for recurring Level 3 fair value measurements held at the end of the reporting period; (2) the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. For certain unobservable inputs, an entity may disclose other quantitative information (such as the median or arithmetic average) in lieu of the weighted average if the entity determines that other quantitative information would be a more reasonable and rational method to reflect the distribution of unobservable inputs used to develop Level 3 fair value measurements. ASU No. 2018-13 will be effective for fiscal years beginning after December 15, 2019 with early adoption permitted.

In January 2017, the FASB issued ASU No. 2017-04, simplifying the Test for Goodwill Impairment. Under this new standard, goodwill impairment would be measured as the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying value of goodwill. This ASU eliminates existing guidance that requires an entity to determine goodwill impairment by calculating the implied fair value of goodwill by hypothetically assigning the fair value of a reporting unit to all of its assets and liabilities as if that reporting unit had been acquired in a business combination. This update is effective for annual periods beginning after December 15, 2019, and interim periods within those periods. Early adoption is permitted for interim or annual goodwill impairment test performed on testing dates after January 1, 2017. Based on the Company’s preliminary assessment of the foregoing update, it does not anticipate such update will have a material impact its financial statements.

Standards Implemented

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606),” which supersedes the revenue recognition requirements in “Revenue Recognition (Topic 605).” This ASU requires an entity to recognize revenue when goods are transferred, or services are provided to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. This ASU also requires disclosures enabling users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers.

In August 2015, the FASB issued ASU 2015-14, “Revenue from Contracts with Customers (Topic 606), deferral of the Effective Date.” With the issuance of ASU 2015-14, the new revenue guidance ASU 2014-09 will be effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2018, using one of two prescribed retrospective methods. In April 2016, the FASB issued ASU 2016-10, “Revenue from Contracts with Customer (Topic 606), Identifying Performance Obligations and Licensing.” The guidance is applicable from the date of applicability of ASU 2014-09. This ASU finalizes the amendments to the guidance on the new revenue standard on the identification of performance obligations and accounting for licenses of intellectual property. In December 2016, the FASB issued ASU 2016-20, “Technical Corrections and Improvements (Topic 606)” which is applicable from the date of applicability of ASU 2014-09. This guidance provides optional exemptions from the disclosure requirement for remaining performance obligations for specific situations in which an entity need not estimate variable consideration to recognize revenue. In May 2016, FASB issued ASU No. 2016-12, “Narrow-Scope Improvements and Practical Expedients”. This amendment clarified certain aspects of Topic 606 and will be applicable from the date of applicability of ASU 2014-09. The Company has implemented the above standard.

In February 2016, the FASB issued ASU 2016-02 “Leases” (Topic 842) which amended guidance for lease arrangements to increase transparency and comparability by providing additional information to users of financial statements regarding an entity’s leasing activities. Subsequent to the issuance of Topic 842, the FASB clarified the guidance through several ASUs; hereinafter the collection of lease guidance is referred to as ASC 842. The revised guidance seeks to achieve this objective by requiring reporting entities to recognize lease assets and lease liabilities on the balance sheet for substantially all lease arrangements.

On January 1, 2019, the Company adopted ASC 842 using the modified retrospective approach and analyzed the lease for a right of use (“ROU”) asset and liability to be recorded on the consolidated balance sheet related to the operating lease for its office space. Results for the year ended December 31, 2019 are presented under ASC 842, while prior period amounts were not adjusted and continue to be reported in accordance with the legacy accounting guidance under ASC Topic 840, Leases.

As part of the adoption the Company elected the practical expedients permitted under the transition guidance within the new standard, which among other things, allowed the Company to:

1.	Not separate non-lease components from lease components and instead to account for each separate lease component and the non-lease components associated with that lease component as a single lease component.

2.	Not to apply the recognition requirements in ASC 842 to short-term leases.

3.	Not record a right of use asset or right of use liability for leases with an asset or liability balance that would be considered immaterial.

Refer to Note 15 of our consolidated financial statements for additional disclosures required by ASC 842.

In May 2017, the FASB issued ASU 2017-09, “Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting,” which provides guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. This standard is required to be adopted in the first quarter of 2018. The Company adopted the standard during the year ended December 31, 2018 and the adoption did not have a material effect on its consolidated financial statements and disclosures.

In July 2017, the FASB issued ASU 2017-11, “Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480) and Derivatives and Hedging (Topic 815): I. Accounting for Certain Financial Instruments with Down Round Features; II. Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception”. Part I of this update addresses the complexity of accounting for certain financial instruments with down round features. Down round features are features of certain equity-linked instruments (or embedded features) that result in the strike price being reduced on the basis of the pricing of future equity offerings. Current accounting guidance creates cost and complexity for entities that issue financial instruments (such as warrants and convertible instruments) with down round features that require fair value measurement of the entire instrument or conversion option. Part II of this update addresses the difficulty of navigating Topic 480, Distinguishing Liabilities from Equity, because of the existence of extensive pending content in the FASB Accounting Standards Codification. This pending content is the result of the indefinite deferral of accounting requirements about mandatorily redeemable financial instruments of certain nonpublic entities and certain mandatorily redeemable noncontrolling interests. The amendments in Part II of this update do not have an accounting effect. This ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2018. The Company adopted the new standard during the year ended December 31, 2019 and the adoption did not have a material effect on the consolidated financial statements and related disclosures.

In June 2018, the FASB issued Accounting Standards Update (ASU) No. 2018-07, Compensation – Stock Compensation (Topic718): Improvements to Nonemployee Share-Based Payment Accounting. Under the new standard, companies will no longer be required to value non-employee awards differently from employee awards. Companies will value all equity classified awards at their grant-date under ASC 718 and forgo revaluing the award after the grant date. ASU 2018-07 is effective for annual reporting periods beginning after December 15, 2018, including interim reporting periods within that reporting period. Early adoption is permitted, but no earlier than the Company’s adoption date of Topic 606, Revenue from Contracts with Customers (as described above under “Revenue Recognition”). The Company adopted the new standard during the year ended December 31, 2019 and the adoption did not have a material effect on the consolidated financial statements and related disclosures.

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INFORMATION ABOUT JAY PHARMA

The following section describes the business and operations of Jay Pharma, which will comprise the primary business and operations of the Resulting Issuer following the completion of the Offer.

Business Overview

Jay Pharma is an early-development-stage biosciences company that is seeking to develop innovative, evidence-based prescription products and combination therapies containing cannabinoids to address unmet needs in cancer care. Jay Pharma seeks to improve the lives of patients suffering from cancer, initially by developing palliative and supportive care products for persons suffering from certain side effects of cancer and cancer treatment such as pain or skin irritation. Jay Pharma currently intends to offer such palliative and supportive care products in the United States, following approval through established regulatory pathways.

Jay Pharma is also aiming to advance a pipeline of novel cannabinoid combination therapies for hard-to-treat cancers, including glioblastoma multiforme (GBM) and several other indications which are currently being researched.

Jay Pharma intends to bring together leading oncology clinicians and researchers, academic and industry partners so as to develop both external proprietary products and a robust internal pipeline of product candidates aimed at improving quality of life and outcomes for cancer patients. Jay Pharma intends to evaluate options to out-license its proprietary technology as it moves along the regulatory pathway instead of building a small targeted selling organization and will potentially utilize a hybrid approach based on the indication and the results.

In developing its product candidates, Jay Pharma intends to focus solely on cannabinoids derived from hemp and synthetic materials containing no tetrahydrocannabinol (THC) in order to comply with U.S. federal regulations. Of the potential cannabinoids to be used in therapeutic formulations, THC, which is responsible for the psychoactive properties of marijuana, can result in undesirable mood effects. Cannabidiol (CBD) and cannabigerol (CBG), on the other hand, are not psychotropic and are therefore more attractive candidates for translation into therapeutic practice. In the future, Jay Pharma may utilize cannabinoids that are derived from cannabis plants, which may contain THC; however, Jay Pharma only intends to do so in jurisdictions where THC is legal. These product candidates will then be studied through a typical FDA drug approval process.

Strengths

Jay Pharma believes that it offers the following key distinguishing characteristics:

●	Unique Dedication to Cancer Care. Jay Pharma believes it is one of the only companies currently developing evidence-based therapies containing cannabinoids that are exclusively focused on the particular unmet needs of cancer patients. Jay Pharma intends to develop such therapies by conforming its product candidates to GMP and obtaining FDA approval for such product candidates.

●	First Mover Advantage. Jay Pharma believes it is among the first companies working towards creating a leading brand utilizing cannabinoids in oncology. Jay Pharma seeks to build upon its first mover advantage and expertise in cannabinoid research to accelerate the discovery, development, and commercialization of therapies for persons affected by cancer that are safe, effective, and trusted by patients and physicians globally.

●	Collaboration with Global Research Partner. Jay Pharma enjoys an exclusive license with its global cannabinoid research partner, Tikun Olam. Jay Pharma holds exclusive global rights to Tikun Olam’s proprietary treatment database and cannabinoid derivatives for the development of oncology-focused pharmaceutical products. Jay Pharma intends to leverage Tikun Olam’s large-scale human datasets and expand upon Tikun Olam’s existing research by conducting new studies.

●	Sophisticated Leadership Team and Scientific Advisors. Jay Pharma has a world-class leadership team with deep expertise in oncology, skin and wound care, and clinical research studies. In addition, Jay Pharma closely collaborates with a broad network of leading scientists.

●	Growth Opportunities. Jay Pharma has identified a pathway to business growth and shareholder value creation based on its planned development programs and eventually plans to leverage the credibility of that expertise into broader offerings in the future.

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Go to Market Strategy and Business Approach

Jay Pharma has a two-step go-to-market strategy:

●	Skincare Product Candidates: Develop product candidates that target skincare-related ailments common among cancer patients, such as, for example, radiodermatitis, pruritus, rashes and dry skin.

●	Combination Therapy: Advance novel cannabinoid combination therapies for persons with cancer, starting with programs in glioblastoma multiforme (GBM).

Jay Pharma believes that its existing approach to development, and a future ongoing emphasis on data collection, will differentiate Jay Pharma from its peers and improve the quality of care it is able to provide.

Product Candidates

Jay Pharma’s pipeline of product candidates and key ongoing development programs are shown in the tables below:

Product Candidate	Targeted Indications	Partner(s)	Status	Expected Next Steps
Cannabinoid-Infused Topical Product	Oncology- related skincare conditions (e.g., radiodermatitis)	U.S.-Based Center of Excellence	Research & Development / Discovery	IND submission; Exploratory Phase 1/2 trial with patient enrollment anticipated in the second half of 2020
Cannabinoid + Chemotherapy Combination Therapy Oral synthetic CBD extract given alone or in combination with clomiphene, concurrently with dose-dense Temolozomide chemotherapy	Glioblastoma Multiforme Recurrent or progressive	Dr. Tali Siegal, Rabin Medical Center, Davidoff Institute of Oncology	Research & Development / Discovery	IND submission; Exploratory Phase 1/2 trial with patient enrollment anticipated during the second half of 2020

Additional Potential Development Programs	Potential Target Indications

Cannabinoid + Chemotherapy Combination Therapy

Clomiphene in combination with CBD in patients with selected locally advanced or metastatic breast cancer treated with standard adjuvant chemotherapy regimens

Breast Cancer

Market Opportunity

Prevalence

According the U.S. Department of Health and Human Services, based on 2013-2015 data, approximately 38% of men and women will be diagnosed with cancer at some point during their lifetime. In 2015, there were an estimated 15,112,098 people living with cancer in the U.S. The number of new cases of cancer was 439 per 100,000 men and women per year.

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Despite widespread demand, the pharmaceutical market lacks cannabinoid products that address the unique needs of cancer patients. However, Jay Pharma believes that research suggests that cannabis as a palliative treatment for cancer patients appears to be a well-tolerated option to help patients cope with malignancy-related symptoms. For example, researchers from the Soroka Medical Center in Beersheba, Israel analyzed data gathered at Tikun Olam’s central clinic from cancer patients to whom medical cannabis was given for palliative-care purposes between March 2015 and February 2017 (Schleiderab, European Journal of Internal Medicine, 2018). The primary symptoms reported among the patients to whom medical cannabis was given during the relevant timeframe were sleep problems (78.4%), pain (77.7%), weakness (72.7%), nausea (64.6%), and lack of appetite (48.9%). Approximately 51% of the applicable patients reported an 8 out of 10 on the pain scale. Of the relevant patient population, 17% were given Tikun Olam’s cannabidiol-dominant strain “Avidekel,” and after six months, 95.9% of patients reported improvement in their condition. Note, however, that these are anecdotal reports, which may or may not be indicative of the results that Jay Pharma may see from clinical studies conducted pursuant to an IND or pilot studies.

According to a separate survey of 237 oncologists, 80% of oncologists discussed medical cannabinoids with patients and nearly one-half recommended them clinically (Braun IM, J Clin Oncol, 2018). The same survey found that 67% of the oncologists viewed cannabinoids as a helpful adjunct to standard pain management strategies, and 65% viewed cannabinoids as equally or more effective than standard treatments for anorexia and cachexia (Braun IM, J Clin Oncol, 2018).

Patient Interest

Research also shows that most cancer patients have a strong interest in learning about cannabinoids during treatment. According to the Washington State Survey of Cancer Patients, 74% of surveyed patients wanted information from cancer care providers (Pergam SA, Cancer, 2017). The same survey found that 66% of patients had used cannabis in the past, 24% used in the last year, and 21% used in the last month.

Moreover, cancer patients tend to be heavy cannabis users. A survey of active cannabis users (Pergam SA, Cancer, 2017) found that 74% used cannabis at least once a week, 56% used cannabis at least daily, and 31% used cannabis multiple times a day. Active users consumed cannabis primarily for physical symptoms such as pain and nausea or for psychological reasons such as coping with stress, depression, and sleep difficulty.

Lack of Research

In a 2017 report, the National Academy of Sciences noted that, although cannabis has both therapeutic value and public health risks, there is a systemic lack of research aimed at properly evaluating cannabis-based therapies. The National Academy of Sciences offered recommendations that included developing standards and benchmarks to guide cannabis research, addressing research gaps to evaluate the short- and long-term health effects of cannabis use, improving surveillance capacity to ensure that sufficient data is available, and addressing regulatory barriers to cannabis research and proposing strategies for supporting a comprehensive cannabis research agenda.

Critically, only 30% of oncologists felt sufficiently informed to make recommendations regarding medical cannabis, suggesting a large unmet opportunity to educate oncologists and provide research that supports the safety of Jay Pharma product candidates. Among the oncologists who discussed medical cannabis with patients, 78% said that patients were the ones to express interest on most occasions.

Potential for Premium Pricing

Jay Pharma plans to conduct extensive clinical research in an effort to establish the safety of its prospective product candidates in cancer patients, and, eventually, help to identify and/or develop cannabinoid medicines intended to reduce various unwanted side effects that commonly affect cancer patients, target specific patient sequelae (e.g., cancer pain, anxiety, or nausea), and target specific side effects to the skin as a result of radiation and chemotherapy treatments.

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Jay Pharma believes that medicines containing cannabinoids (including product with hemp-based ingredients) will carry a price premium, but only for industry participants with targeted offerings. Upon obtaining FDA approval for its product candidates, Jay Pharma is striving to distinguish itself from a rising tide of cannabis industry participants by:

●	Creating product candidates specific to the side effects of cancer and cancer treatment, with a novel focus on skincare.

●	Employing evidence-based best practices specific to cancer patients.

●	Generating clinical research to support the safety of its product candidates in cancer patients.

●	Focusing on seriously ill and at-risk patients.

Jay Pharma believes this will be an important differentiator for persons with cancer and oncologists who are faced with high patient demand and the still relatively novel, unproven field of medical cannabis. Accordingly, Jay Pharma anticipates eventually being able to charge a premium for its those of its prospective product candidates that are successfully commercialized (if any). Further, more than one-third of cancer patients who used medical cannabis were new users (K. Martell, Curr Oncol, 2018), suggesting the potential to establish strong brand loyalty from cancer patients and oncologists.

Conditions Currently Targeted by Jay Pharma

Radiodermatitis and Other Skin Conditions

Radiation therapy is considered an essential component of cancer treatment, with nearly 50% of cancer patients undergoing radiation therapy at some point during the course of their treatments. Radiodermatitis, or radiation-induced skin injury, is one of the most common adverse effects of radiation therapy. Of those receiving radiation therapy, approximately 90% experience some form of radiodermatitis.

Dry skin is another common adverse side effect of certain cancer therapies. For example, in a recent study of patients being treated with chemotherapy for breast cancer found that 57.9% of the patients reported dry skin. Rashes are the most common side effect from targeted cancer therapies with some treatments. The incidence of rash varies based on the type of cancer and drug used. For instance, skin rash occurs in up to 90 percent of patients treated with Erbitux, while other drugs may only affect half of patients. Pruritus (itchy skin) is a common, but infrequently discussed, adverse side effect of cancer therapies; a recent survey of 379 cancer survivors reported that 36% experienced pruritus during treatment.

To address the unique skincare needs of persons with cancer, Jay Pharma is seeking to formulate an OTC cannabinoid-infused ointment or other topical drug product for skincare conditions, such as radiodermatitis (among other conditions, as applicable).

Current Standard of Care

The current standard of care for radiodermatitis consists of a combination of preventative routines and symptomatic management based on dermatitis grade. Preventative skin care routines generally involve keeping the area clean and dry while avoiding skin irritants and unnecessary friction or skin stress (Salvo, Curr Onvol, 2010; Wong, Supp Care Canc, 2013). Applying lanolin-free moisturizer 2-3 times a day throughout the duration of treatment is also recommended, with some evidence suggesting that topical corticosteroids used after radiotherapy sessions may provide some benefit as well (Salvo, Curr Onvol, 2010; Wong, Supp Care Canc, 2013).

Despite the use of these interventions, up to 85% of individuals will experience a moderate to severe skin reaction during their disease course (Salvo, Curr Oncol, 2010). This highlights the need for better preventative strategies to reduce the incidence and severity of skin toxicity. The incomplete success of therapies to date likely relates to the multiple toxic mechanisms of radiation, including direct DNA toxicity, oxidative stress, and both acute and chronic inflammatory reactions. Therapies that can address multiple aspects of radiation toxicity on the cellular level are likely to have the most success as prophylaxis and treatment for these patients.

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Jay Pharma’s Current Development Plans

Jay Pharma intends to develop products that address unmet medical needs in palliative and supportive care for cancer patients. The first product will address radiodermatitis and will enter into clinical trials after an IND submission has been filed, with the necessary input provided by Jay Pharma’s scientific advisory board. Jay Pharma then intends to seek FDA approval via the new-drug-application (NDA) pathway.

Glioblastoma Multiforme (GBM)

Glioblastoma multiforme (GBM) is a highly aggressive and almost universally fatal disease. Even with the most extensive surgical resections and the most aggressive radiation and chemotherapy regimens, median overall survival is as low as 15- to 19- months (Stupp, NEJM, 2005). This is likely due, in part, to an intrinsic propensity for treatment resistance and, as a result, the essentially unavoidable event of tumor recurrence. The current prognosis for most patients necessitates significant advances in the standard of care to improve both overall survival and patient quality of life.

Jay Pharma believes that CBD has the potential to influence many of the key pathways involved in GBM pathogenesis, from tumor stemness and proliferation to angiogenesis and local invasion. GBM tumors express CB2 receptors, through which CBD and other cannabinoids are thought to exert their anti-cancer efforts (Ellert-Miklaszewska, Adv Exp Med Biol, 2013). The prospect of CBD used in combination with other pharmacologic interventions holds promise for the treatment of GBM. The development of clinical trials to evaluate the efficacy of CBD combination therapies may represent an important step towards improving the clinical outcomes in a population of patients with few other effective therapeutic options.

According to a study by Kenyon in 2018, seven of seven patients with GBM experienced a positive clinical response, although four ultimately succumbed to the disease. CBD was hypothesized to be able to reduce the growth and survival of GBM cell lines by disrupting the normal function of the cell, or cell cycle arrest, and the induction of programmed cell death, or apoptosis (Marcu, Mol Cancer Ther, 2010). Cannabinoids have been shown to promote cancer cell death through the overproduction of a lipid subset, called ceramides, as accumulation of ceramides in GBM cells may prevent the cell from functioning normally. Additionally, the generation of unstable oxygen molecules, or reactive oxygen species, can damage nearby molecules and trigger cell death (Dumitru, Front Mol Neurosci, 2018).

Jay Pharma’s Prospective Product Candidates

Jay Pharma plans to evaluate a novel combination of CBD and an existing chemotherapeutic agent for treating GBM. Jay Pharma intends to use a patent developed by a partnership of three Israeli universities led by the Weizmann Institute, which is now owned by Jay Pharma.

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Jay Pharma’s proposed clinical cancer study plan consists of a Phase 1/2 study in Israel of oral synthetic CBD extract, given alone or in combination with clomiphene concurrently with dose-dense Temolozomide chemotherapy for patients with recurrent or progressive GBM, designed as an open label, two-arm, randomized prospective study. An initial dose limiting toxicity (DLT) clearing cohort will likely be investigated in a phase 1 study in order to rule out any toxicity related to the combination. If successful, recruitment would continue, and then 40 patients would be randomized into two arms, with 20 patients in each arm: (i) synthetic CBD extract plus clomiphene and temolozomide, and (ii) synthetic CBD extract plus temolozomide. The primary endpoints would be progression free survival. The progression of the disease would be determined from Response Assessment in Neuro-Oncology (RANO) and tumor assessment will based on MRI scans. Safety parameters would include serious adverse events and other adverse events as reported by the patients and caregivers.

As of the date of this proxy statement/prospectus, all pre-clinical studies, and the draft clinical study protocol related to Jay Pharma’s clinical cancer program, has been completed. Dr. Tali Siegal has been selected as the primary investigator, and the protocol is currently under review by the hospital’s internal review board (IRB). The Israeli Ministry of Health, Center for Cannabis (Yakar) has given preliminary approval, and Jay Pharma is currently awaiting its primary approval. Jay Pharma anticipates dosing initial patients in Israel by the end of the third quarter of 2020.

Neuropathy

Jay Pharma intends to conduct a clinical study to validate the efficacy of topical cream infused with high-potency CBD and CBG to help prevent and treat the painful discomfort of chemotherapy-induced neuropathy.

Additional Potential Development Projects

Palliative Care Product Candidates

In the future, Jay Pharma may also develop an extended line of prescription hemp-derived or synthetic cannabinoid product candidates exclusively targeted to major cancer treatment side effects, including other skin conditions, chemotherapy-induced nausea and vomiting (CINV), lack of appetite, pain, and insomnia.

For many patients, the concept of palliative care often carries a negative connotation, conjuring ideas and fears of the end of life. However, the purpose of palliative care is to improve the patient experience and reduce suffering in all areas of life, including physical, emotional, psychological, and spiritual well-being. In fact, incorporating palliative care into cancer management has the potential to not only improve quality of life, but may also prolong survival (Temei, NEJM, 2010; Ferrell, J Clin Oncol, 2017).

The physical ailments experienced by cancer patients vary widely based on the individual, the type and stage of cancer, and the choice of therapy. Three of the most common and perhaps most debilitating complaints addressed by palliative care are chronic pain, chemotherapy-induced nausea and vomiting, and severe body wasting (Reeve, JNCI, 2014). Although efforts have been made to ameliorate these symptoms, many patients do not achieve adequate relief. The need for new therapeutics to improve these debilitating symptoms has gained increasing attention in recent years.

Combination Therapies

Jay Pharma seeks to advance novel treatment for cancer based on a combination of cannabidiol (CBD) and chemotherapeutic agents, including clomiphene, an anti-estrogen binding site (AEBS) inhibitor, which can regulate cell growth, with a potential for activity in multiple cancer cell lines, including breast cancer, pancreatic cancer, and acute myeloid leukemia.

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Preclinical data suggests that combination therapies may improve the activity of certain chemotherapies or dendritic cell-based cancer immunotherapies, potentially enabling more potent or longer-lasting therapeutic effects. In multiple in vitro and in vivo models of solid tumors and blood cancers, CBD has been shown to reduce tumor size, potential for invasion and metastasis, and development of new tumor-associated blood vessels. In combination with CBD, clomiphene has been shown to reduce cell viability and increase rates of programmed cell death in certain cancer cell lines, while also inhibiting tumor growth in vivo.

Because cancer cells contain largely the same proteins and other targets as the healthy cells in the body, there are few cancer-specific druggable targets; chemotherapies often simply target all rapidly-proliferating cells in the body. While chemotherapy can be successful in suppressing tumors, there are many side effects associated with use; side effects may increase with higher doses. The ability to provide the same or greater therapeutic effect with a smaller overall dose of the chemotherapeutic agent may minimize the risk and severity of side effects in subjects and allow for the treatment of certain patients with weakened immune systems.

Cannabinoid Combination with AEBS Inhibitors

The use of cannabis in cancer management has traditionally been relegated to symptomatic management, including as an analgesic, anti-emetic, and appetite stimulant. However, more recently, mounting evidence has suggested a therapeutic, anti-tumor effect of certain naturally occurring cannabinoids. Specifically, CBD has been shown to reduce tumor size, potential for invasion and metastasis, and development of new tumor-associated blood vessels in multiple in vitro and in vivo models of solid tumors and blood cancers (Ladin, Front Pharmacol, 2016; Massi, Br J Pharmacol, 2013).

There is also evidence to suggest that CBD used in combination with traditional chemotherapies and a certain class of compounds, the cholesterol epoxide hydrolase (ChEH) / antiestrogen binding site (AEBS) inhibitors, may be more efficacious than CBD alone (Scott, Int J Oncol, 2017). AEBS regulates cholesterol metabolism and, consequently, cell growth (Payre, Mol Cancer Ther, 2008).

Two AEBS inhibitors that Jay Pharma believes may be especially promising are clomiphene citrate and DPPE. Clomiphene is an estrogen modulator typically used to treat infertility. However, in combination with CBD, clomiphene was recently shown to synergistically reduce cell viability and increase rates of programmed cell death in certain cancer cell lines, while also inhibiting tumor growth in vivo (WO2017072773A1). DPPE, on the other hand, is a tamoxifen derivative that is thought to sensitize cancer cells to the activities of chemotherapies. As a tumor grows and mutates, cancer cells can become resistant to therapies in several ways – tumors can overexpress efflux pumps that remove certain agents from the cell or can upregulate enzymes that metabolize and inactivate chemotherapies. DPPE was shown to potentiate the toxicity of multiple chemotherapeutic drugs by both mechanisms (Georges, Biochemical Pharm, 2014; Brandes, Cancer Chemother Pharmacol, 2000).

Cannabinoid Combination with Immunotherapies

Dendritic cells (DCs) process antigen material and present it on the cell surface to the T-cells of the immune system. A range of cancer immunotherapies involving DCs have been used to generate tumor-specific immune responses that have had variable success in clinical trials.

CBD may cause DCs to increase their production of IL-12 p70, an interleukin-12 (IL-12) family cytokine that may heighten the immune system’s response against certain cancers. IL-12 is closely linked to the activity of the immune system and is produced by DCs. IL-12 can bring T-cells and natural killer cells out of dormancy so that a heightened immune response against tumors is possible. By aiding in the generation of CD4+ (T helper cells), IL-12 also can also elicit a longer lasting and amplified anti-tumor response.

Injected IL-12 has presented challenges in terms of its toxicity and dosage control and there is a need for generating heightened levels of IL-12, particularly in immunocompromised patients. Preclinical research suggests that CBD may induce DCs to increase their production of IL-12 p70.

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Intellectual Property

Jay Pharma is a party to certain license agreements as described below, and, going forward it intends to license intellectual property from pharmaceutical and biotechnology companies and research institutions which would cover research stage and clinical stage assets to build a pipeline of product candidates.

Tikun Olam

Jay Pharma endeavors to replicate the genetic profiles of three proprietary products (Avidekel™, Midnight™, and Erez™) developed by its partner, Tikun Olam, a leading supplier of medical cannabis in Israel and one of the leading, research-focused medical cannabis companies globally, to create hemp- or synthetic-based cannabinoid lines of medical cannabis products for the management of certain symptoms of cancer and cancer treatment. Tikun Olam employs evidence-based medicine and other best practices, and its products have been studied in numerous medical trials. Tikun Olam’s patient databases include 12,000+ persons treated across a variety of conditions, with a primary focus on cancer care.

For more information on Jay Pharma’s agreements with Tikun Olam, see the section entitled “ANCILLARY AGREEMENTS – Tikun IP Assignments and License Agreements.”

Patents

Jay Pharma holds full or limited rights to several patents as an in-licensee covering the use of CBD including with current cancer treatments, both broadly, as well as for specific cancer types, including the following:

●	Combination Therapy (WO2017072773 and national phase filings in the U.S. and other countries/regions): Combinations of compositions comprising CBD and second therapeutic pharmaceutical cancer agents (ChEH/AEBS inhibitors, naphthoquinone or derivatives) for the treatment of cancer.

●	Combination Therapy (EP 18165731.3 and WO2019/193112): Relates to regimes of drug administration and drug combinations for use in the treatment of breast cancer, including triple-negative breast cancer.

●	Avidekel (US 2014/0259228 and 2016/0073566): Relates to a new and distinct variety of the cannabis plant named “Avidekel,” characterized by a high amount of CBD and a very low amount of THC.

Research & Development

In view of the urgent need for new and more effective oncology drugs, Jay Pharma intends to combine innovative science and accelerated clinical development to create and develop novel therapies using cannabinoid-based medications and similar compounds. Jay Pharma’s past research and development efforts were limited to investigative work surrounding cannabinoids, including creating and developing novel formulations, and evaluating potential opportunities to license technologies from pharmaceutical companies and leading research institutions. Jay Pharma’s principal research efforts to date have been with Soroka Medical Center, MSKCC, Tikun Olam and St. George’s University of London.

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Clinical Studies Planned for 2020

Jay Pharma is currently assembling a team of principal investigators with over sixty years of clinical experience across multiple cancer types to be responsible for the management, monitoring, and integrity of the clinical research. The following studies are being evaluated for potential advancement:

●	Radiodermatitis: A Phase 1/2 evaluating a CBD-infused skin protectant.

●	Recurrent or Progressive Glioblastoma Multiforme: A Phase 1/2 study of oral CBD extract in combination with Clomiphene or CBD extract alone given concurrently with dose-dense Temolozomide to patients with recurrent or progressive glioblastoma.

Jay Pharma plans to submit INDs and, eventually, NDAs to seek FDA approval in connection with the Radiodermatitis and Recurrent or Progressive Glioblastoma Multiforme product candidates. The selection, timing, duration, and design of any prospective studies are subject to approval and finalization.

Scientific Advisory Board

Jay Pharma has established a scientific advisory board and regularly seeks advice and input from these experienced clinical leaders on matters related to its research and development programs. The members of its scientific advisory board consist of experts across a range of key disciplines relevant to its programs. Jay Pharma intends to continue to leverage the broad expertise of its advisors by seeking their counsel on important topics relating to its product development and clinical development programs.

Jay Pharma’s scientific advisors are not its employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to Jay Pharma. In addition, its scientific advisors may have arrangements with other companies to assist those companies in developing products or technologies that may compete with Jay Pharma. All of Jay Pharma’s scientific advisors are affiliated with other entities and devote a limited portion of their time to Jay Pharma.

Jay Pharma’s current scientific advisors are set forth in the table below:

Name	Title	Specialization
Michael J. Zelefsky, M.D. (Chair)	Vice Chair, Department of Radiation Oncology, Chief, Brachytherapy Service, Memorial Sloan Kettering Cancer Center	Clinical Research
Angus Dagleish, M.D.	Professor, St. George’s University of London	Oncology Research
Wai Liu, Ph.D.	Research Fellow, St. George’s University of London	Cannabinoid-Cancer Research
Jerry Zeldis, M.D., Ph.D.	Former Chief Medical Officer, Celgene	New Drug Development Member of Board of Directors
James Perry, M.D.	Neuro-Oncologist, Sunnybrook Research Institute; Professor, University of Toronto	Clinical Research
Tali Siegal, M.D.	Professor, Neuro-Oncology, Rabin Medical Center, Davidoff Institute of Oncology	Oncology Research
Zvi Vogel, Ph.D.	Professor, Neurobiology, Weizmann Institute	Oncology Research, Patent Contributor

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Academic and Industry Partners

Jay Pharma has also established relationships with certain academic and industry partners, whom it believes have the potential to accelerate product development, market entry, data collection, analysis and advancement of clinical trials.

Jay Pharma’s current academic and industry partners are set forth in the table below:

Name	Description
Tikun Olam Ltd.	Tikun Olam Ltd. brings proprietary products and data, clinical research experience, and access to resources in Israel.
St. George’s University of London	St. George’s University of London brings research capabilities and relevant domain expertise in cancer and cannabinoids.
The Soroka Medical Cancer Center	The Soroka Medical Cancer Center brings clinical research capabilities and extensive patient access.

Competition

The biotechnology and pharmaceutical industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. While Jay Pharma believes that its scientific knowledge, technology and development experience provide it with competitive advantages, Jay Pharma faces potential competition from many different sources, including major pharmaceutical, specialty pharmaceutical and biotechnology companies, academic institutions, governmental agencies and public and private research institutions. Any product candidates that Jay Pharma successfully develops and commercializes will compete with existing therapies and new therapies that may become available in the future.

As to the prospective GBM product candidate, Jay Pharma believes that only one drug product (Epidiolex, developed by GW Pharmaceuticals) containing one or more cannabinoids as the active ingredient that has been approved for commercialization in the United States to-date, and it is indicated for treatment of seizures associated with Lennox-Gastaut syndrome and Dravet syndrome in patients two years of age and older. Other than Epidiolex, Jay Pharma is aware of exploratory research into the effects of cannabinoid drug formulations. Jay Pharma is also aware of discovery research within the pharmaceutical industry into synthetic agonists and antagonists of CB1 and CB2 receptors, as well as companies that supply synthetic cannabinoids and cannabis extracts to researchers for pre-clinical and clinical investigation, and various companies that cultivate cannabis plants with a view to supplying herbal cannabis or nonpharmaceutical cannabis-based formulations to patients. These activities have not been approved by the FDA.

Patients suffering from GBM in the U.S. are treated with a variety of FDA-approved products, including, but not limited to, Bevacizumab, Carmustine Implant, Lomustine, and Temozolomide. Jay Pharma’s potential competitors with regard to the GBM product candidate, which include pharmaceutical and biopharmaceutical companies such as Pfizer, Genentech, Arbor Pharmaceuticals, Next Source Pharmaceuticals, and Merck, among others, depending on when the candidate is approved for commercialization, if ever (and what, if any, new therapies are approved in the interim). Such competitors may have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved medicines than Jay Pharma does. These competitors also compete with Jay Pharma in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, its programs.

With respect to CBD, a number of nonapproved and non-standardized CBD preparations derived from crude herbal cannabis have been made available in limited quantities by producers of “medical marijuana” in the U.S. Jay Pharma does not believe prescription cannabinoids are the same as distributing or legalizing crude herbal cannabis, or preparations derived from crude herbal cannabis, and therefore Jay Pharma does not believe they are competitive with, crude herbal cannabis. Jay Pharma believes that only a cannabinoid medication, one that is standardized in composition, formulation and dose, administered by means of an appropriate delivery system, and tested in properly controlled pre-clinical and clinical studies, can meet the standards of regulatory authorities around the world, including those of the FDA. Jay Pharma also believes that these regulatory processes provide important protections for patients, and that any cannabinoid medication must be subjected to, and satisfy, such rigorous scrutiny.

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Jay Pharma’s commercial opportunities could be reduced or eliminated if its competitors develop and commercialize medicines that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than any product candidates that Jay Pharma may develop. Jay Pharma’s competitors also may obtain approval from the FDA or other regulatory agencies for their medicines more rapidly than Jay Pharma, which could result in its competitors establishing a strong market position before Jay Pharma is able to enter the market.

Government Regulation and Product Approvals

Pharmaceutical companies are subject to extensive regulation by the federal government, principally by the FDA under the Federal Food, Drug and Cosmetic Act, or the FD&C Act, and, to a lesser extent, by state and local governments. Before Jay Pharma’s prescription products and some OTC products may be marketed in the U.S., they must be approved by the FDA for commercial distribution. Certain OTC products must comply with applicable FDA regulations, known as OTC Monographs, in order to be marketed, but do not require FDA review and approval before marketing. Jay Pharma is also subject to regulation under federal, state and local laws, including requirements regarding occupational safety, laboratory practices, environmental protection and hazardous substance control, and may be subject to other present and future local, state, federal and foreign regulations. Jay Pharma cannot predict the extent to which Jay Pharma may be affected by legislative and other regulatory developments concerning Jay Pharma’s products and the healthcare industry in general.

The FD&C Act and other federal and state statutes and regulations govern the testing, manufacture, quality control, export and import, labeling, storage, record keeping, approval, pricing, advertising, promotion, sale and distribution of pharmaceutical products. Noncompliance with applicable requirements both before and after approval, can subject us, our third party manufacturers and other collaborative partners to administrative and judicial sanctions, such as, among other things, warning letters, fines and other monetary payments, recall or seizure of products, criminal proceedings, suspension or withdrawal of regulatory approvals, interruption or cessation of clinical trials, total or partial suspension of production or distribution, injunctions, limitations on or the limitation of claims we can make for our products, and refusal of the government to enter into supply contracts for distribution directly by governmental agencies, or delay in approving or refusal to approve new drug applications. The FDA also has the authority to revoke or withhold approvals of new drug applications.

FDA approval is required before any “new drug,” can be marketed. A “new drug” is one not generally recognized by experts qualified by scientific training and experience, as safe and effective for its intended use. Our products not subject to and in compliance with an OTC Monograph are new drugs and require prior FDA approval. Such approval must be based on extensive information and data submitted in a NDA, including but not limited to adequate and well controlled laboratory and clinical investigations to demonstrate the safety and effectiveness of the drug product for its intended use(s) as well as the manufacturing suitability of the product. In addition to providing required safety and effectiveness data for FDA approval, a drug manufacturer’s practices and procedures must comply with current Good Manufacturing Practices (“cGMPs”), which apply to manufacturing, receiving, holding and shipping, and include, among other things, demonstration of product purity, consistent manufacturing and quality and at least six months of data supporting product expiration dating based on clinical registration batches. Accordingly, manufacturers must continue to expend time, money and effort in all applicable areas relating to quality assurance and regulatory compliance, including production and quality control to comply with cGMPs. Failure to so comply risks delays in approval of drug products and possible FDA enforcement actions, such as an injunction against shipment of products, the seizure of non-complying products, criminal prosecution and/or any of the other possible consequences described above. We are subject to periodic inspection by the FDA and DEA, which inspections may or may not be announced in advance.

FDA New Drug Approval Process

In the U.S., pharmaceutical products are subject to extensive regulation by the FDA. The Federal Food, Drug, and Cosmetic Act, or the FDCA, and other federal and state statutes and regulations, govern, among other things, the research, development, testing, manufacture, storage, recordkeeping, approval, labeling, promotion and marketing, distribution, post-approval monitoring and reporting, sampling, and import and export of pharmaceutical products. Failure to comply with applicable U.S. requirements may subject a company to a variety of administrative or judicial sanctions, such as imposition of clinical holds, FDA refusal to approve pending new drug applications (NDA), warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement, civil penalties and criminal prosecution.

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Pharmaceutical product development in the U.S. typically involves pre-clinical laboratory and animal tests and the submission to the FDA of an Investigational New Drug applications (IND), which must become effective before clinical testing may commence. For commercial approval, the sponsor must submit adequate tests by all methods reasonably applicable to show that the drug is safe for use under the conditions prescribed, recommended or suggested in the proposed labeling. The sponsor must also submit substantial evidence, generally consisting of adequate, well-controlled clinical trials to establish that the drug will have the effect it purports or is represented to have under the conditions of use prescribed, recommended or suggested in the proposed labeling. In certain cases, the FDA may determine that a drug is effective based on one clinical study plus confirmatory evidence. Satisfaction of FDA pre-market approval requirements typically takes many years and the actual time required may vary substantially based upon the type, complexity and novelty of the product or disease.

Pre-clinical tests include laboratory evaluation of product chemistry, formulation and toxicity, as well as animal trials to assess the characteristics and potential safety and efficacy of the product. The conduct of the pre-clinical tests must comply with federal regulations and requirements, including the FDA’s good laboratory practices regulations and the U.S. Department of Agriculture’s (USDA’s) regulations implementing the Animal Welfare Act. The results of pre-clinical testing are submitted to the FDA as part of an IND along with other information, including information about product chemistry, manufacturing and controls, and a proposed clinical trial protocol. Long-term pre-clinical tests, such as animal tests of reproductive toxicity and carcinogenicity, may continue after the IND is submitted.

A 30-day waiting period after the submission of each IND is required prior to the commencement of clinical testing in humans. If the FDA has not imposed a clinical hold on the IND or otherwise commented or questioned the IND within this 30-day period, the clinical trial proposed in the IND may begin.

Clinical trials involve the administration of the investigational new drug to healthy volunteers or patients under the supervision of a qualified investigator. Clinical trials must be conducted: (i) in compliance with federal regulations, (ii) in compliance with GCP, an international standard meant to protect the rights and health of patients and to define the roles of clinical trial sponsors, administrators and monitors, and (iii) under protocols detailing the objectives of the trial, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. Each protocol involving testing on U.S. patients and subsequent protocol amendments must be submitted to the FDA as part of the IND.

The FDA may order the temporary, or permanent, discontinuation of a clinical trial at any time or impose other sanctions if it believes that the clinical trial either is not being conducted in accordance with FDA requirements or presents an unacceptable risk to the clinical trial patients. The trial protocol and informed consent information for patients in clinical trials must also be submitted to an institutional review board, or IRB, for approval. An IRB may also require the clinical trial at the site to be halted, either temporarily or permanently, for failure to comply with the IRB’s requirements or may impose other conditions.

Clinical trials to support NDAs for marketing approval are typically conducted in three sequential phases, but the phases may overlap. In general, in Phase 1, the initial introduction of the drug into healthy human subjects or patients, the drug is tested to assess metabolism, pharmacokinetics, pharmacological actions, side effects associated with increasing doses and, if possible, early evidence on effectiveness. Phase 2 usually involves trials in a limited patient population to determine the effectiveness of the drug for a particular indication, dosage tolerance and optimum dosage, and to identify common adverse effects and safety risks. If a compound demonstrates evidence of effectiveness and an acceptable safety profile in Phase 2 evaluations, Phase 3 trials are undertaken to obtain the additional information about clinical efficacy and safety in a larger number of patients, typically at geographically dispersed clinical trial sites, to permit the FDA to evaluate the overall benefit-risk relationship of the drug and to provide adequate information for the labeling of the drug. In most cases, the FDA requires two adequate and well-controlled Phase 3 clinical trials to demonstrate the efficacy of the drug. The FDA may, however, determine that a drug is effective based on one clinical study plus confirmatory evidence. Only a small percentage of investigational drugs complete all three phases and obtain marketing approval. In some cases, the FDA may require post-market studies, known as Phase 4 studies, to be conducted as a condition of approval in order to gather additional information on the drug’s effect in various populations and any side effects associated with long-term use. Depending on the risks posed by the drugs, other post-market requirements may be imposed.

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After completion of the required clinical testing, an NDA is prepared and submitted to the FDA. The FDA approval of the NDA is required before marketing of the product may begin in the U.S. The NDA must include the results of all pre-clinical, clinical, and other testing and a compilation of data relating to the product’s pharmacology, chemistry, manufacture, and controls. The cost of preparing and submitting an NDA is substantial. Under federal law, the submission of most NDAs is additionally subject to a substantial application user fee.

The FDA has 60 days from its receipt of an NDA to determine whether the application will be accepted for filing based on the agency’s threshold determination that it is sufficiently complete to permit substantive review. Once the submission is accepted for filing, the FDA begins an in-depth review. Under the statute and implementing regulations, the FDA has 180 days (the initial review cycle) from the date of filing to issue either an approval letter or a complete response letter, unless the review period is adjusted by mutual agreement between the FDA and the applicant or as a result of the applicant submitting a major amendment. In practice, the performance goals established pursuant to the Prescription Drug User Fee Act have effectively extended the initial review cycle beyond 180 days. The FDA’s current performance goals call for the FDA to complete review of 90 percent of standard (non-priority) NDAs within 10 months of receipt and within six months for priority NDAs, but two additional months are added to standard and priority NDAs for a new molecular entity (NME).

The FDA may also refer applications for novel drug products, or drug products that present difficult questions of safety or efficacy, to an advisory committee, which is typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. Before approving an NDA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP. Additionally, the FDA will inspect the facility or the facilities at which the drug is manufactured. The FDA will not approve the product unless compliance with current GMP is satisfactory and the NDA contains data that provide substantial evidence that the drug is safe and effective in the indication studied.

After the FDA evaluates the NDA and the manufacturing facilities, it issues either an approval letter or a complete response letter. A complete response letter generally outlines the deficiencies in the submission and may require substantial additional testing, or information, in order for the FDA to reconsider the application. If, or when, those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the NDA, the FDA will issue an approval letter. The FDA has committed to reviewing 90 percent of resubmissions within two to six months depending on the type of information included.

An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications. As a condition of NDA approval, the FDA may require a risk evaluation and mitigation strategy, or REMS, to help ensure that the benefits of the drug outweigh the potential risks. REMS can include medication guides, communication plans for health care professionals, and elements to assure safe use, or ETASU. ETASU can include, but are not limited to, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring, and the use of patient registries. The requirement for a REMS can materially affect the potential market and profitability of the drug. Moreover, product approval may require substantial post-approval testing and surveillance to monitor the drug’s safety or efficacy. Once granted, product approvals may be withdrawn if compliance with regulatory standards is not maintained or problems are identified following initial marketing.

Disclosure of Clinical Trial Information

Sponsors of clinical trials of certain FDA-regulated products, including prescription drugs, are required to register and disclose certain clinical trial information on a public website maintained by the U.S. National Institutes of Health. Information related to the product, patient population, phase of investigation, study sites and investigator, and other aspects of the clinical trial is made public as part of the registration. Sponsors are also obligated to disclose the results of these trials after completion. Disclosure of the results of these trials can be delayed for up to two years if the sponsor certifies that it is seeking approval of an unapproved product or that it will file an application for approval of a new indication for an approved product within one year. Competitors may use this publicly available information to gain knowledge regarding the design and progress of Jay Pharma’s development programs.

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Special Protocol Assessment

A company may reach an agreement with the FDA under the Special Protocol Assessment, or SPA, process as to the required design and size of clinical trials intended to form the primary basis of an efficacy claim. According to its performance goals, the FDA is supposed to evaluate the protocol within 45 days of the request to assess whether the proposed trial is adequate, and that evaluation may result in discussions and a request for additional information. A SPA request must be made before the proposed trial begins, and all open issues must be resolved before the trial begins. If a written agreement is reached, it will be documented and made part of the administrative record. Under the FDCA and FDA guidance implementing the statutory requirement, an SPA is generally binding upon the FDA except in limited circumstances, such as if the FDA identifies a substantial scientific issue essential to determining safety or efficacy after the study begins, public health concerns emerge that were unrecognized at the time of the protocol assessment, the sponsor and the FDA agree to the change in writing, or if the study sponsor fails to follow the protocol that was agreed upon with the FDA.

Advertising and Promotion

Pre-approval promotion of investigational drug candidates is prohibited by the FDA. Therefore, sponsors must ensure that any pre-approval communications disseminated about its drug candidates do not state or imply that such candidates have been proven safe or effective for the applicable use(s) or that they have been approved for commercialization in the United States. Further, once an NDA for a given candidate is approved, if ever, the product will be subject to certain post-approval requirements. For instance, the FDA closely regulates the post-approval marketing and promotion of drugs.

Drugs may be marketed only for the approved indications and in accordance with the provisions of the approved labeling. Changes to some of the conditions established in an approved application, including changes in indications, labeling, or manufacturing processes or facilities, require submission and FDA approval of a new NDA or NDA supplement before the change can be implemented. An NDA supplement for a new indication typically requires clinical data similar to that in the original application, and the FDA uses the same procedures and actions in reviewing NDA supplements as it does in reviewing NDAs.

Adverse Event Reporting and GMP Compliance

Adverse event reporting and submission of periodic reports is required following FDA approval of an NDA. The FDA also may require post-marketing testing, known as Phase 4 testing, may require under a REMS special communication regarding the safety of the drug or heightened surveillance to monitor the effects of an approved product, or the FDA may place conditions on an approval that could restrict the distribution or use of the product. In addition, quality-control, drug manufacture, packaging, and labeling procedures must continue to conform to GMP, after approval. Drug manufacturers and certain of their subcontractors are required to register their establishments with the FDA and certain state agencies. Registration with the FDA subjects entities to periodic unannounced inspections by the FDA, during which the agency inspects manufacturing facilities to assess compliance with GMP. Accordingly, manufacturers must continue to expend time, money and effort in the areas of production and quality control to maintain compliance with GMP. Regulatory authorities may withdraw product approvals or request product recalls if a company fails to comply with regulatory standards, if it encounters problems following initial marketing or if previously unrecognized problems are subsequently discovered.

Pediatric Exclusivity and Pediatric Use

The Best Pharmaceuticals for Children Act, or BPCA, provides NDA holders a six-month period of exclusivity attached to any other exclusivity listed with the FDA — patent or non-patent — for a drug if certain conditions are met. Conditions for pediatric exclusivity include a determination by the FDA that information relating to the use of a new drug in the pediatric population may produce health benefits in that population; a written request by the FDA for pediatric studies; and agreement by the applicant to perform the requested studies and the submission to the FDA, completion of the studies in accordance with the written request, and the acceptance by the FDA, of the reports of the requested studies within the statutory time frame. Applications under the BPCA are treated as priority applications.

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In addition, under the Pediatric Research Equity Act, or PREA, NDAs or supplements to NDAs must contain data to assess the safety and effectiveness of the drug for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the drug is safe and effective, unless the sponsor has received a deferral or waiver from the FDA. Unless otherwise required by regulation, PREA does not apply to any drug for an indication for which orphan designation has been granted. The sponsor or the FDA may request a deferral of pediatric studies for some or all of the pediatric subpopulations. A deferral may be granted for several reasons, including a finding that the drug is ready for approval for use in adults before pediatric studies are complete or that additional safety or effectiveness data need to be collected before the pediatric studies begin. Under PREA, the FDA must send a noncompliance letter requesting a response within 45 days to any sponsor that fails to submit the required assessment, keep a deferral current or fails to submit a request for approval of a pediatric formulation.

Controlled Substances

The federal Controlled Substances Act of 1970, or CSA, and its implementing regulations establish a “closed system” of regulations for controlled substances. The CSA imposes registration, security, recordkeeping and reporting, storage, manufacturing, distribution, importation and other requirements under the oversight of the DEA. The DEA is the federal agency responsible for regulating controlled substances, and requires those individuals or entities that manufacture, import, export, distribute, research, or dispense controlled substances to comply with the regulatory requirements in order to prevent the diversion of controlled substances to illicit channels of commerce.

The DEA categorizes controlled substances into one of five schedules — Schedule I, II, III, IV or V — with varying qualifications for listing in each schedule. Schedule I substances by definition have a high potential for abuse, have no currently accepted medical use in treatment in the U.S. and lack accepted safety for use under medical supervision. Marijuana is currently a Schedule I controlled substance, which means that no preclinical or clinical studies of product candidates containing marijuana may be conducted in the United States without the required DEA registration(s) and related approvals, as applicable. Pharmaceutical products having a currently accepted medical use that are otherwise approved for marketing may be listed as Schedule II, III, IV or V substances, with Schedule II substances presenting the highest potential for abuse and physical or psychological dependence, and Schedule V substances presenting the lowest relative potential for abuse and dependence.

Facilities that manufacture, distribute, import or export any controlled substance must register annually with the DEA. The DEA registration is specific to the particular location, activity(ies) and controlled substance schedule(s). For example, separate registrations are required for importation and manufacturing activities, and each registration authorizes which schedules of controlled substances the registrant may handle. However, certain coincident activities are permitted without obtaining a separate DEA registration, such as distribution of controlled substances by the manufacturer that produces them.

The DEA inspects all manufacturing facilities to review security, recordkeeping, reporting and handling prior to issuing a controlled substance registration. The specific security requirements vary by the type of business activity and the schedule and quantity of controlled substances handled. The most stringent requirements apply to manufacturers of Schedules I and Schedule II substances. Required security measures commonly include background checks on employees and physical control of controlled substances through storage in approved vaults, safes and cages, and through use of alarm systems and surveillance cameras. An application for a manufacturing registration as a bulk manufacturer (not a dosage form manufacturer or a repacker/relabeler) for a Schedule I or II substance must be published in the Federal Register, and is open for 60 days to permit interested persons to submit comments, objections or requests for a hearing. A copy of the notice of the Federal Register publication is simultaneously forwarded by DEA to all those registered, or applicants for registration, as bulk manufacturers of that substance. Once registered, manufacturing facilities must maintain records documenting the manufacture, receipt and distribution of all controlled substances. Manufacturers must submit periodic reports to the DEA of the distribution of Schedules I and II controlled substances, Schedule III narcotic substances, and other designated substances. Registrants must also report any controlled substance thefts or significant losses, and must obtain authorization to destroy or dispose of controlled substances. As with applications for registration as a bulk manufacturer, an application for an importer registration for a Schedule I or II substance must also be published in the Federal Register, which remains open for 30 days for comments. Imports of Schedules I and II controlled substances for commercial purposes are generally restricted to substances not already available from a domestic supplier or where there is not adequate competition among domestic suppliers. In addition to an importer or exporter registration, importers and exporters must obtain a permit for every import or export of a Schedules I and II substance or Schedules III, IV and V narcotic, and submit import or export declarations for Schedules III, IV and V non-narcotics. In some cases, Schedule III non-narcotic substances may be subject to the import/export permit requirement, if necessary to ensure that the U.S. complies with its obligations under international drug control treaties.

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For drugs manufactured in the U.S., the DEA establishes annually an aggregate quota for the amount of substances within Schedules I and II that may be manufactured or produced in the U.S. based on the DEA’s estimate of the quantity needed to meet legitimate medical, scientific, research and industrial needs. This limited aggregate amount of cannabis that the DEA allows to be produced in the U.S. each year is allocated among individual companies, which, in turn, must annually apply to the DEA for individual manufacturing and procurement quotas. The quotas apply equally to the manufacturing of the active pharmaceutical ingredient and production of dosage forms. The DEA may adjust aggregate production quotas a few times per year, and individual manufacturing or procurement quotas from time to time during the year, although the DEA has substantial discretion in whether or not to make such adjustments for individual companies.

The states also maintain separate controlled substance laws and regulations, including licensing, recordkeeping, security, distribution, and dispensing requirements. State Authorities, including Boards of Pharmacy, regulate use of controlled substances in each state. Failure to maintain compliance with applicable requirements, particularly as manifested in the loss or diversion of controlled substances, can result in enforcement action that could have a material adverse effect on Jay Pharma’s business, operations and financial condition. The DEA may seek civil penalties, refuse to renew necessary registrations, or initiate proceedings to revoke those registrations. In certain circumstances, violations could lead to criminal prosecution.

Europe/Rest of World Government Regulation

In addition to regulations in the U.S., Jay Pharma is and will be subject, either directly or through its distribution partners, to a variety of regulations in other jurisdictions governing, among other things, clinical trials and any commercial sales (including pricing and reimbursement) and distribution of its product candidates, if approved.

Whether or not Jay Pharma obtains FDA approval for a product, it must obtain the requisite approvals from regulatory authorities in non-U.S. countries prior to the commencement of clinical trials or marketing of the product in those countries.

In the European Union, medicinal products are subject to extensive pre- and post-marketing regulation by regulatory authorities at both the European Union and national levels. Additional rules also apply at the national level to the manufacture, import, export, storage, distribution and sale of controlled substances. In many European Union member states the regulatory authority responsible for medicinal products is also responsible for controlled substances. Responsibility is, however, split in some member states, such as the U.K. Generally, any company manufacturing or distributing a medicinal product containing a controlled substance in the European Union will need to hold a controlled substances license from the competent national authority and will be subject to specific record-keeping and security obligations. Separate import or export certificates are required for each shipment into or out of the member state.

Clinical Trials and Marketing Approval

Certain countries outside of the U.S. have a process that requires the submission of a clinical trial application much like an IND prior to the commencement of human clinical trials. In Europe, for example, a clinical trial application, or CTA, must be submitted to the competent national health authority and to independent ethics committees in each country in which a company intends to conduct clinical trials. Once the CTA is approved in accordance with a country’s requirements and a company has received favorable ethics committee approval, clinical trial development may proceed in that country.

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The requirements and process governing the conduct of clinical trials, product licensing, pricing and reimbursement vary from country to country, even though there is already some degree of legal harmonization in the European Union member states resulting from the national implementation of underlying European Union legislation. In all cases, the clinical trials must be conducted in accordance with the International Conference on Harmonization, or ICH, guidelines on GCP and other applicable regulatory requirements.

To obtain regulatory approval to place a drug on the market in European Union countries, Jay Pharma must submit a marketing authorization application. This application is similar to the NDA in the U.S., with the exception of, among other things, country-specific document requirements. All application procedures require an application in the common technical document, or CTD, format, which includes the submission of detailed information about the manufacturing and quality of the product, and nonclinical and clinical trial information. Drugs can be authorized in the European Union by using (i) the centralized authorization procedure, (ii) the mutual recognition procedure, (iii) the decentralized procedure, or (iv) national authorization procedures.

The European Commission created the centralized procedure for the approval of human drugs to facilitate marketing authorizations that are valid throughout the European Union and, by extension (after national implementing decisions) in Iceland, Liechtenstein and Norway, which, together with the European Union. member states, comprise the European Economic Area, or EEA. Applicants file marketing authorization applications with the EMA, where they are reviewed by a relevant scientific committee, in most cases the CHMP. The EMA forwards CHMP opinions to the European Commission, which uses them as the basis for deciding whether to grant a marketing authorization. This procedure results in a single marketing authorization granted by the European Commission that is valid across the European Union, as well as in Iceland, Liechtenstein and Norway. The centralized procedure is compulsory for human drugs that are: (i) derived from biotechnology processes, such as genetic engineering, (ii) contain a new active substance indicated for the treatment of certain diseases, such as HIV/AIDS, cancer, diabetes, neurodegenerative diseases, autoimmune and other immune dysfunctions and viral diseases, (iii) officially designated “orphan drugs” (drugs used for rare human diseases), and (iv) advanced-therapy medicines, such as gene-therapy, somatic cell-therapy or tissue-engineered medicines. The centralized procedure may at the voluntary request of the applicant also be used for human drugs that do not fall within the above-mentioned categories if the CHMP agrees that the human drug (a) contains a new active substance not yet approved on November 20, 2005; (b) constitutes a significant therapeutic, scientific or technical innovation, or (c) authorization under the centralized procedure is in the interests of patients at the European Union level.

Under the centralized procedure in the European Union, the maximum time frame for the evaluation of a marketing authorization application by the EMA is 210 days (excluding clock stops, when additional written or oral information is to be provided by the applicant in response to questions asked by the CHMP), with adoption of the actual marketing authorization by the European Commission thereafter.

Accelerated evaluation might be granted by the CHMP in exceptional cases, when a medicinal product is expected to be of a major public health interest from the point of view of therapeutic innovation, defined by three cumulative criteria: the seriousness of the disease to be treated; the absence of an appropriate alternative therapeutic approach, and anticipation of exceptional high therapeutic benefit. In this circumstance, EMA ensures that the evaluation for the opinion of the CHMP is completed within 150 days and the opinion issued thereafter.

For those medicinal products for which the centralized procedure is not available, the applicant must submit marketing authorization applications to the national medicines regulators through one of three procedures: (i) the mutual recognition procedure (which must be used if the product has already been authorized in at least one other European Union member state, and in which the European Union member states are required to grant an authorization recognizing the existing authorization in the other European Union member state, unless they identify a serious risk to public health), (ii) the decentralized procedure (in which applications are submitted simultaneously in two or more European Union member states), or (iii) national authorization procedures (which results in a marketing authorization in a single European Union member state).

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Mutual Recognition Procedure

The mutual recognition procedure, or MRP, for the approval of human drugs is an alternative approach to facilitate individual national marketing authorizations within the European Union. Basically, the MRP may be applied for all human drugs for which the centralized procedure is not obligatory. The MRP is applicable to the majority of conventional medicinal products, and must be used if the product has already been authorized in one or more member states.

The characteristic of the MRP is that the procedure builds on an already-existing marketing authorization in a member state of the European Union that is used as a reference in order to obtain marketing authorizations in other European Union member states. In the MRP, a marketing authorization for a drug already exists in one or more member states of the European Union and subsequently marketing authorization applications are made in other European Union member states by referring to the initial marketing authorization. The member state in which the marketing authorization was first granted will then act as the reference member state. The member states where the marketing authorization is subsequently applied for act as concerned member states. The concerned member states are required to grant an authorization recognizing the existing authorization in the reference member state, unless they identify a serious risk to public health.

The MRP is based on the principle of the mutual recognition by European Union member states of their respective national marketing authorizations. Based on a marketing authorization in the reference member state, the applicant may apply for marketing authorizations in other member states. In such case, the reference member state shall update its existing assessment report about the drug in 90 days. After the assessment is completed, copies of the report are sent to all member states, together with the approved summary of product characteristics, labeling and package leaflet. The concerned member states then have 90 days to recognize the decision of the reference member state and the summary of product characteristics, labeling and package leaflet. National marketing authorizations shall be granted within 30 days after acknowledgement of the agreement.

Should any Member State refuse to recognize the marketing authorization by the reference member state, on the grounds of potential serious risk to public health, the issue will be referred to a coordination group. Within a time frame of 60 days, member states shall, within the coordination group, make all efforts to reach a consensus. If this fails, the procedure is submitted to an EMA scientific committee for arbitration. The opinion of this EMA Committee is then forwarded to the European Commission, for the start of the decision-making process. As in the centralized procedure, this process entails consulting various European Commission Directorates General and the Standing Committee on Human Medicinal Products.

Data Exclusivity

In the European Union, marketing authorization applications for generic medicinal products do not need to include the results of pre-clinical and clinical trials, but instead can refer to the data included in the marketing authorization of a reference product for which regulatory data exclusivity has expired. If a marketing authorization is granted for a medicinal product containing a new active substance, that product benefits from eight years of data exclusivity, during which generic marketing authorization applications referring to the data of that product may not be accepted by the regulatory authorities, and a further two years of market exclusivity, during which such generic products may not be placed on the market. The two-year period may be extended to three years if during the first eight years a new therapeutic indication with significant clinical benefit over existing therapies is approved.

Orphan Medicinal Products

The EMA’s Committee for Orphan Medicinal Products (COMP) may recommend orphan medicinal product designation to promote the development of products that are intended for the diagnosis, prevention or treatment of life-threatening or chronically debilitating conditions affecting not more than 5 in 10,000 persons in the European Union. Additionally, designation is granted for products intended for the diagnosis, prevention or treatment of a life-threatening, seriously debilitating or serious and chronic condition and when, without incentives, it is unlikely that sales of the product in the European Union would be sufficient to justify the necessary investment in developing the medicinal product. The COMP may only recommend orphan medicinal product designation when the product in question offers a significant clinical benefit over existing approved products for the relevant indication. Following a positive opinion by the COMP, the European Commission adopts a decision granting orphan status. The COMP will reassess orphan status in parallel with EMA review of a marketing authorization application and orphan status may be withdrawn at that stage if it no longer fulfills the orphan criteria (for instance because in the meantime a new product was approved for the indication and no convincing data are available to demonstrate a significant benefit over that product). Orphan medicinal product designation entitles a party to financial incentives such as reduction of fees or fee waivers and ten years of market exclusivity is granted following marketing authorization. During this period, the competent authorities may not accept or approve any similar medicinal product, unless it offers a significant clinical benefit. This period may be reduced to six years if the orphan medicinal product designation criteria are no longer met, including where it is shown that the product is sufficiently profitable not to justify maintenance of market exclusivity.

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Pediatric Development

In the European Union, companies developing a new medicinal product must agree to a Pediatric Investigation Plan, or PIP, with the EMA and must conduct pediatric clinical trials in accordance with that PIP unless a waiver applies, for example, because the relevant disease or condition occurs only in adults. The marketing authorization application for the product must include the results of pediatric clinical trials conducted in accordance with the PIP, unless a waiver applies, or a deferral has been granted, in which case the pediatric clinical trials must be completed at a later date. Products that are granted a marketing authorization on the basis of the pediatric clinical trials conducted in accordance with the PIP are eligible for a six-month extension of the protection under a supplementary protection certificate (if the product covered by it qualifies for one at the time of approval). This pediatric reward is subject to specific conditions and is not automatically available when data in compliance with the PIP are developed and submitted.

If Jay Pharma fails to comply with applicable foreign regulatory requirements, it may be subject to, among other things, fines, suspension of clinical trials, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

In addition, most countries are parties to the Single Convention on Narcotic Drugs 1961, which governs international trade and domestic control of narcotic substances, including cannabis extracts. Countries may interpret and implement their treaty obligations in a way that creates a legal obstacle to Jay Pharma obtaining marketing approval for its product candidates in those countries. These countries may not be willing or able to amend or otherwise modify their laws and regulations to permit its product candidates to be marketed, or achieving such amendments to the laws and regulations may take a prolonged period of time. In that case, Jay Pharma would be unable to market its product candidates in those countries in the near future or perhaps at all.

Employees

Jay Pharma continues to build on its leadership expertise. Jay Pharma employs a limited number of part-time employees on a temporary basis, as well as scientific advisors, consultants and service providers, mainly through academic institutions and contract research organizations. Jay Pharma currently has no full-time employees but plans to hire a number of full-time positions after the completion of the Offer.

Jay Pharma has never had a work stoppage and none of its employees are covered by collective bargaining agreements or represented by a labor union. Jay Pharma believes that it has good relationships with its employees.

Legal Proceedings

From time to time, Jay Pharma may be a party to litigation that arises in the ordinary course of its business. Jay Pharma does not have any pending litigation that, separately or in the aggregate, would, in the opinion of management, have a material adverse effect on its results of operations, financial condition or cash flows.

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Jay Pharma Management’s Discussion and Analysis of Financial Condition and Results of Operations

References to the “Company,”, “our,” “us” or “we” in this section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Jay Pharma” refers to Jay Pharma Inc. The following discussion and analysis of Jay Pharma’s financial condition and results of operations should be read together with Jay Pharma’s financial statements and related notes appearing elsewhere in this proxy statement/prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/prospectus, including information with respect to Jay Pharma’s plans and strategy for Jay Pharma’s business and related financing, includes forward-looking statements involving risks and uncertainties and should be read together with the “Risk Factors” and the “Cautionary Statement Regarding Forward-Looking Statements” sections of this proxy statement/prospectus. Such risks and uncertainties could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Business Overview

Jay Pharma is a biopharmaceutical and wellness company that is seeking to develop innovative, evidence-based cannabinoid product candidates and combination therapies to address unmet needs in cancer care. Jay Pharma seeks to improve the lives of persons suffering from cancer, initially by developing over-the-counter palliative cancer care and wellness cosmetic product candidates for persons suffering from the side effects of cancer and cancer treatment. Jay Pharma is also aiming to advance a pipeline of novel cannabinoid combination therapies for hard-to-treat cancers, including glioblastoma multiforme (GBM). Jay Pharma intends to bring leading oncology clinicians and researchers, academic and industry partners, proprietary products and data, and eventually a robust pipeline of product candidates, to improve quality of life and provide symptomatic relief to cancer patients.

Tender Agreement and Related Transactions

On August 12, 2020, AMERI Holdings, Inc. (“Ameri”), Jay Pharma Inc. (“Jay Pharma”) and certain other signatories thereto entered into a tender agreement (as may be amended from time to time, the “Tender Agreement”), which provides that, among other things, Jay Pharma will become a wholly-owned subsidiary of Ameri, on the terms and conditions set forth in the Tender Agreement. The Tender Agreement terminates and replaces in its entirety the Original Amalgamation Agreement, dated as of January 10, 2020, previously entered into by and among the parties thereto (the “Amalgamation Agreement”). We refer to Ameri after giving effect to the Offer and the completion of the transactions contemplated by the Tender Agreement, as the “Resulting Issuer.” The Offer should qualify for federal income tax purposes as a tax-deferred transaction under the provisions of Section 368(a) and/or 351 of the Code. If the Offer is completed, upon completion, (i) holders of outstanding common shares of Jay Pharma other than Alpha will be entitled to receive the number of shares of Resulting Issuer common stock issuable in accordance with the Exchange Ratio, and (ii) Alpha will be entitled to receive shares of Series B Preferred Stock, which are convertible into shares of Resulting Issuer common stock subject to a 9.99% beneficial ownership blocker, pursuant to the Alpha Exchange Agreement. Each outstanding Jay Pharma option, whether vested or unvested, and warrant that has not previously been exercised will exchanged for Resulting Issuer stock options and Resulting Issuer warrants, in each case convertible into the number of shares of Resulting Issuer common stock equal to the Exchange Ratio. Each outstanding Jay Pharma option, whether vested or unvested, and warrant that has not previously been exercised will be exchanged for Resulting Issuer stock options and Resulting Issuer warrants, in each case, convertible into the number of shares of Resulting Issuer common stock equal to the Exchange Ratio.

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Upon completion of the Offer and the transactions contemplated in the Tender Agreement, (i) Jay Pharma equity holders, including parties acquiring common shares of Jay Pharma pursuant to the transactions summarized above and who shall receive Series B Preferred Stock in the Offer, will own approximately 83% of the outstanding equity of the Resulting Issuer, assuming conversion of the Series B Preferred Stock into shares of common stock, and (ii) the current Ameri stockholders will own approximately 14.5% of the outstanding equity of the Resulting Issuer, and (iii) the financial advisor to Jay Pharma and Ameri will own approximately 2.5% of the outstanding equity of the Resulting Issuer. As a significant investor in Jay Pharma, Alpha will receive Series B Preferred Stock in the Offer instead of common stock of the Resulting Issuer, which is subject to a beneficial ownership blocker of 9.99%, as well as Series B Warrants with a nominal exercise price, which were issued to Alpha to account for an adjustment in pricing of the transactions in light of global economic conditions. Alpha’s total potential ownership interest in the Resulting Issuer is 28.3% without giving effect to the beneficial ownership limitations in its Resulting Issuer securities. Immediately following the Offer, subject to the approval of the current Ameri stockholders, it is anticipated that the Resulting Issuer will effect a reverse stock split at a ratio between 1-for-[●] and 1-for-[●] with respect to its issued and outstanding common stock. The reverse stock split is intended to increase the Resulting Issuer’s stock price to at least $6.00 per share, which such reverse stock split is one of the conditions to the completion of the Offer.

Simultaneously with the execution of the Original Amalgamation Agreement, Jay Pharma entered into the Note, by and among Jay Pharma and Alpha, pursuant to which, on January 10, 2020, Jay Pharma received a $1,500,000 loan. The Note was amended on August 12, 2020, to account for the termination of the Original Amalgamation Agreement and the change in the structure of the transaction from an amalgamation to a stock-for-stock exchange offer. Upon the satisfaction of the closing conditions to the Offer, the Note will be converted into the right to receive 2,361,627 common shares of Jay Pharma and warrants to purchase 2,361,627 common shares of Jay Pharma at an exercise price of $1.07 per share immediately prior to the Offer, assuming that the Offer is consummated prior to January 1, 2021. In connection with the Offer, these common shares and warrants of Jay Pharma to be acquired by Alpha upon conversion of the Note shall be converted into the right to receive (i) 1,498,039 shares of Series B Preferred Stock that are convertible into up to 1,498,035 shares of common stock of the Resulting Issuer, prior to giving effect to the proposed reverse stock split discussed above, and (ii) warrants to purchase up to 1,498,039 shares of common stock of the Resulting Issuer at an exercise price of $2.36 per share, prior to giving effect to the proposed reverse stock split discussed above.

Alpha will also acquire 3,542,441 common shares of Jay Pharma and warrants to purchase 3,542,441 common shares of Jay Pharma at an exercise price of $1.07 per share, immediately prior to the Offer, in connection with the $3 million private placement completed prior to the filing of this Registration Statement on Form S-4 (the “Alpha Investment”). While the Alpha Investment shares have not been issued yet, Alpha is bound to purchase from Jay Pharma, and Jay Pharma is bound to sell to Alpha, the Jay Pharma common shares and warrants subject to the satisfaction of the conditions in the securities purchase agreement for the Alpha Investment. Such common shares and warrants of Jay Pharma acquired by Alpha in the Alpha Investment will then immediately be converted into, as applicable, the right to receive (i) 2,247,059 shares of Series B Preferred Stock of the Resulting Issuer that are convertible into up to 2,247,059 shares of common stock of the Resulting Issuer, prior to giving effect to the proposed reverse stock split discussed above, and (ii) warrants to purchase up to 2,247,059 shares of common stock of the Resulting Issuer at an exercise price of $2.35 per share, prior to giving effect to the proposed reverse stock split discussed above, and warrants to purchase up to 3,542,441 shares of common stock of the Resulting Issuer at an exercise price of $2.35 per share, prior to giving effect to the proposed reverse stock split discussed above.

Additionally, at the effective time of the Offer, the Resulting Issuer will issue five-year warrants (the “Series B Warrants”) to purchase 5,138,033 shares of common stock of the Resulting Issuer at an exercise price of $0.01 to Alpha, prior to giving effect to the proposed reverse stock split discussed above; provided, however, that Alpha is prohibited from exercising such Series B Warrants if Alpha, together with its affiliates, would own more than 9.99% of the total number of shares of Resulting Issuer common stock then issued and outstanding. The number of shares of common stock of the Resulting Issuer issuable upon the exercise of the Series B Warrants is equal to the product of (i) 8,100,000 and (ii) the Exchange Ratio.

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Tikkun Pharma Assignment and Assumption Agreement

In connection with the Offer, Jay Pharma entered into a series of assignment and assumption agreements with a third party, Tikkun Pharma, Inc. (“Tikkun”), pursuant to which, on the satisfaction of all closing conditions to the Offer, Tikkun shall assign to Jay Pharma all of Tikkun’s (i) rights to certain skin care treatment assets and (ii) intellectual property rights to certain formulations for the development of therapeutic candidates for the prevention, management and treatment of graft versus host disease (GVHD) in exchange for an aggregate of 10,360,007 common shares of Jay Pharma.

At the same time, because Alpha required additional shares of the Resulting Issuer, at no or a nominal cost, for Alpha to consummate the Alpha Bridge Loan and the Alpha Investment at the planned valuation, Alpha entered into an agreement with Tikkun pursuant to which, immediately following such assignment, but prior to the Offer, Tikkun will sell 7,774,463 of these common shares of Jay Pharma to Alpha for the nominal aggregate purchase price of $10.00 (the “Alpha Nominal Shares”), leaving Tikkun with 2,585,544 common shares of Jay Pharma (the “Tikkun Shares”). In connection with the Offer, the Tikkun Shares will be converted into the right to receive 1,640,075 shares of common stock of the Resulting Issuer, prior to giving effect to the proposed reverse stock split discussed above, and the Alpha Nominal Shares will be converted into the right to receive 4,931,536 shares of Series B Preferred Stock of the Resulting Issuer that are convertible into up to 4,931,536 shares of common stock of the Resulting Issuer, prior to giving effect to the proposed reverse stock split discussed above.

Jay anticipates using these rights and intellectual properties to complement its existing business plan.

Key Components of Jay Pharma’s Results of Operations

Operating Expenses

Jay Pharma’s operating expenses include financial statement preparation services, tax compliance, various consulting and director fees, legal services, auditing fees, and stock-based compensation. These expenses have increased in connection with the Company’s product development and the Company’s management expects these expenses to continue to increase as the Company continues to develop its potential product candidates.

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Results of Operations

Comparison of the Six Months Ended June 30, 2020 and 2019

The following table sets forth information comparing the components of net loss for the six months ended June 30, 2020 and the comparable period in 2019:

	Six Months Ended June 30,
	2020	2019

Expenses
Operating expenses	$1,604,210	$1,484,991

Loss from operations	(1,604,210)	(1,484,991)

Other expense
Interest expense	312,642	15,660
Total other expense	312,642	15,660

Net Loss	$(1,916,852)	$(1,500,651)

Other comprehensive income
Foreign exchange (loss) gain	(22,767)	(20,556)

Comprehensive loss	$(1,939,619)	$(1,521,207)

Net loss per share - basic and diluted	$(0.07)	$(0.06)

Weighted average shares outstanding, basic and diluted	25,623,103	25,017,188

Operating Expenses

Jay Pharma’s operating expenses increased to $1,604,210, for the six months ended June 30, 2020 from $1,484,991 for the six months ended June 30, 2019, for an increase of $119,219, or 8.03%. This change was primarily driven by an increase in legal fees of $299,625 and payroll and consulting fees of $208,554, offset by a decrease in research and development costs of $184,460, marketing costs of $62,308, and stock-based compensation of $45,922.

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Interest Expense

Jay Pharma’s interest expense for the six months ended June 30, 2020 was $312,642 compared to $15,660 for the six months ended June 30, 2019. This increase was primarily driven by the Company’s promissory notes that were entered into during 2019, with an aggregate principal amount of $2,143,925, which it did not have during the three months ended June 30, 2019.

Foreign Exchange

Jay Pharma’s foreign exchange (loss) gain was $22,767 for the six months ended June 30, 2020 as compared to $20,556 for the six months ended June 30, 2019, for an increase in $2,211. The increase in foreign exchange loss is primarily due to the U.S. Dollar weakening against the Canadian Dollar and the conversion of the Canadian Dollars into United States Dollars for payment of United States Dollar denominated expenses.

Comparison of the Year Ended December 31, 2019 and 2018

The following table sets forth information comparing the components of net loss for the year ended December 31, 2019 and the comparable year in 2018:

	Year Ended December 31,
	2019	2018

Expenses
Operating expenses	$2,296,534	$1,919,577

Operating loss	(2,296,534)	(1,919,577)

Other expense
Extinguishment of notes payable	32,316	-
Accretion and interest	81,823	-
Total other expense	114,139	-

Net Loss	$(2,410,673)	$(1,919,577)

Other comprehensive loss
Foreign exchange loss	(6,667)	(3,877)

Comprehensive loss	$(2,417,340)	$(1,923,454)

Loss per share - basic and diluted	$(0.10)	$(0.08)

Weighted average shares outstanding, basic and diluted	25,085,980	22,607,147

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Operating Expenses

Jay Pharma’s operating expenses increased to $2,296,534, for the year ended December 31, 2019 from $1,919,577 for the year ended December 31, 2018, for an increase of $376,957, or 19.6%. This change was primarily driven by an increase in payroll and consulting fees of approximately $409,000, an increase in stock-based compensation of $117,896, offset by a decrease in patent costs of $652,624.

Extinguishment of Notes Payable

Jay Pharma’s loss on extinguishment of notes payable increased to $32,316, for year ended December 31, 2019 was due to the Company entering into an amendment to the July 2019 Note on September 20, 2019, which extended the maturity date for such note to until the earlier of (a) the completion of a bridge financing of greater than or equal to $1.5 million, or (b) November 7, 2019.

Accretion and Interest

Jay Pharma’s accretion and interest expense for the year ended December 31, 2019 was $81,823 compared to $0 for the year ended December 31, 2018. This increase was primarily driven by the Company’s promissory notes that were entered into during 2019, with an aggregate principal amount of $740,336, which it did not have during the year ended December 31, 2018.

Foreign Exchange

Jay Pharma’s foreign exchange loss was $6,667 for the year ended December 31, 2019 as compared to $3,877 for the year ended December 31, 2018, for an increase of $2,790. The increase in foreign exchange loss is primarily due to the U.S. Dollar strengthening against the Canadian Dollar and the conversion of the Canadian Dollars into United States Dollars for payment of United States Dollar denominated expenses.

Liquidity and Capital Resources

The Company has incurred continuing losses from its operations and as of June 30, 2020, the Company had an accumulated deficit of $6,811,733 and working capital deficiency of $3,482,013.

Since inception, the Company has met its liquidity requirements principally through the issuance of notes payable and the sale of its shares of common stock.

The Company has no present revenue and the Company’s ability to continue its operations and to pay its obligations when they become due is contingent upon the Company obtaining additional financing. Management’s plans include seeking to procure additional funds through debt and equity financings and to continue to develop its technologies under its sublicense agreement (see Note 4 to the financial statements for the year ended December 31, 2019). Without further funding, the sublicense agreement will have no commercial value.

There are no assurances that the Company will be able to raise capital on terms acceptable to the Company or at all, or that cash flows generated from its operations will be sufficient to meet its current operating costs and required debt service. Our ability to obtain additional capital may depend on prevailing economic conditions and financial, business and other factors beyond our control. The COVID-19 pandemic has caused an unstable economic environment globally. Disruptions in the global financial markets may adversely impact the availability and cost of credit, as well as our ability to raise money in the capital markets. Current economic conditions have been and continue to be volatile. Continued instability in these market conditions may limit our ability to access the capital necessary to fund and grow our business. If the Company is unable to obtain sufficient amounts of additional capital, it may be required to reduce the scope of its planned product development, which could harm its financial condition and operating results, or it may not be able to continue to fund its ongoing operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern to sustain operations for at least one year from the issuance date of these financial statements. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

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On January 12, 2018, the Company entered into a sublicense agreement (which formalized the sublicense terms as agreed to in 2017) with TO Pharmaceuticals USA LLC (“TOP”). This agreement requires TOP to sublicense to the Company certain patent and other intellectual property rights for the exclusive use by the Company in cancer-related applications. These rights include intellectual property consisting of patents regarding cannabis pharmaceutical products. The sublicense does not provide for any ability for the Company to sublicense these rights to third parties without the express written consent of TOP. In exchange for the sublicensed patents, the Company issued to TOP 7,280,000 shares of its common stock along with an obligation to issue to TOP 40% of shares of common stock issued to investors during future financings up to $1.25 million. In connection with the additional rounds of financing, the Company issued to TOP an additional 2,157,162 common shares during the year ended December 31, 2018.

In January 2018, the Company closed a private placement for 1,900,000 shares of common stock for CAD $0.25 (USD $0.20) per common share for gross proceeds of CAD $475,000 (USD $376,203).

In October 2018, the Company closed a private placement for 992,244 shares of common stock and warrants to purchase 992,244 shares of common stock for CAD $0.87 (USD $0.68) per common share for gross proceeds of CAD $579,044 (USD $446,462). The warrants are exercisable immediately and expire on October 31, 2020.

On February 7, 2019, the Company received $60,000 in exchange for a promissory note to David Stefansky with an aggregate face value of $66,000, including an original issue discount of $6,000 (the “February 2019 Note”). The February 2019 Note bears no stated interest rate and was due on May 8, 2019. Given that the Company was unable to pay its obligation under the note, the February 2019 Note is currently in default. The Company amortized the full $6,000 original issue discount in the statement of operations and comprehensive loss through December 31, 2019.

On February 1, 2019, the Company entered into a consulting agreement with David Stefansky. In connection with the consulting agreement, on March 5, 2019, the Company issued a note payable to its executive director for $150,000 (the “March 2019 Note”). The note bears no interest and is due and payable on March 4, 2020. The agreement expired on February 1, 2020.

During April 2019, the Company received $300,000 in exchange for convertible notes in an aggregate principal amount of $300,000 (the “April 2019 Convertible Notes”) and warrants to purchase 250,000 shares of the Company’s common stock. The April 2019 Convertible Notes payable bear interest at a rate of 6% per annum and are due and payable one year from the date of issuance. The notes are convertible at any time by the holder into shares of the Company’s common stock at a price of $0.60 per share. If the Company sells or issues common stock at a price lower than the conversion price of the notes, the conversion price shall be reduced to that price. The notes payable will automatically convert into shares of the Company’s common stock in the event that the Company consummates a reverse merger with a publicly traded company.

On July 8, 2019, the Company entered into a note agreement (the “July 2019 Note”) with a limited liability company (the “Lender”). The July 2019 Note’s face value was $157,714.29 and the original issue discount was $19,714.29 for total gross proceeds of $138,000. The maturity date of the July 2019 Note was September 8, 2019. As there remained an outstanding balance on the July 2019 Note at its maturity date, the Company was in default. Per the July 2019 Note, the Lender may at its option (a) declare the entire principal amount of the July 2019 Note, together with all accrued interest thereon and all other amounts payable hereunder, immediately due and payable; and/or (b) exercise any or all of its rights, powers or remedies under applicable law. In connection with the July 2019 Note, the Company issued warrants to purchase 131,429 shares of the Company’s common stock at an exercise price of $0.71 per share. The warrants are exercisable for a period of five years.

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On September 20, 2019, the Company entered into the first amendment to the July 2019 Note. The amendment extended the maturity date for the July 2019 Note until the earlier of (a) the completion of a bridge financing of greater than or equal to $1,500,000, or (b) November 7, 2019. In consideration for the amendment, the Company agreed to pay an extension fee of $18,926, which was added to the outstanding balance of the July 2019 Note. In addition to the extension fee, the Company agreed to grant warrants to purchase 50,000 shares of the Company’s common stock, subject to approval by the Company’s board of directors. If the Company’s board of directors did not approve the grant of the warrants prior to October 18, 2019, the Company agreed to pay an additional extension fee of $15,000 in lieu of issuing the warrants. On October 19, 2019, given that the Company did not grant the warrants, $15,000 was added to the face value of the July 2019 Note.

On November 21, 2019, the Company entered into the second amendment to the July 2019 Note (the “November 21 Amendment”). The November 21 Amendment extended the maturity date for the Note until the earlier of (a) the completion of a bridge financing of greater than or equal to $1,500,000, or (b) December 9, 2019. In consideration for the November 21 Amendment, the Company agreed to grant 25,440 shares of the Company’s common stock, subject to approval by the Company’s board of directors.

On December 9, 2019, the Company entered into the third amendment to the July 2019 Note (the “December 9 Amendment”). The December 9 Amendment extended the maturity date for the Note until the earlier of (a) the completion of a bridge financing of greater than or equal to $1,500,000, or (b) January 7, 2020. In consideration for the December 9 Amendment, the Company agreed to pay the previously outstanding extension fees of $33,926 on or before March 1, 2020.

On January 8, 2020 the Company entered into the fourth amendment to the July 2019 Note (the “January 8 Amendment”). The January 8 Amendment extended the maturity date for the July 2019 Note until the (a) the completion of a bridge financing of greater than or equal to $1,500,000, or (b) April 1, 2020. In consideration for the January 8 Amendment, the Company agreed to grant 50,000 shares of the Company’s common stock, subject to approval by the Company’s board of directors.

On January 10, 2020, the Company issued a convertible note payable for $1,500,000 to Alpha in exchange for cash.

The Company has no present revenue and the Company’s ability to continue its operations and to pay its obligations when they become due is contingent upon the Company obtaining additional financing. Management’s plans include seeking to procure additional funds through debt and equity financings and to continue to develop the Company’s technologies under the series of assignment and assumption agreements with Tikkun.

Based on Jay Pharma’s current development plans, Jay Pharma believes that existing cash and the cash Jay Pharma will receive from the Alpha Investment will be sufficient to satisfy Jay Pharma’s anticipated cash requirements for the next twelve months, but that Jay Pharma will be required to seek additional equity or debt financing in the next twelve months. In the event that additional financing is required from outside sources, Jay Pharma may not be able to raise monies on terms acceptable to it or at all. If the Company is unable to obtain sufficient amounts of additional capital, it may be required to reduce the scope of its planned product development, which could harm its financial condition and operating results, or it may not be able to continue to fund its ongoing operations.

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Cash Flows

Since inception, Jay Pharma has primarily used its available cash to fund its product development expenditures.

Cash Flows for the Six Months Ended June 30, 2020 and 2019

The following table sets forth a summary of cash flows for the periods presented:

	Six Months Ended June 30,
	2020	2019
Net cash used in operating activities	$(1,245,056)	$(468,845)
Net cash provided by financing activities	1,704,696	360,000
Effect of foreign exchange rate on cash	(61,961)	824
Net (decrease) increase in cash	$397,679	$(108,021)

Operating Activities

Net cash used in operating activities was $1,245,056 during the six months ended June 30, 2020, which consisted primarily of a net loss of $1,916,852, offset by amortization of note discount of $249,570, decreases in prepaid expenses and other current assets for $52,116, and increases in accounts payable and accrued liabilities of $474,342.

Net cash used in operating activities was $468,845 during the six months ended June 30, 2019, which consisted primarily of a net loss of $1,500,651, offset by amortization of note discount of $11,366, increases in stock based compensation of $618,509, decreases in prepaid expenses and other current assets of $3,271, and increases in accounts payable and accrued liabilities of $405,202.

Financing Activities

Net cash provided by financing activities was $1,704,696 during the six months ended June 30, 2020, which consisted primarily of $50,000 in proceeds from convertible notes payable, $1,812,410 in proceeds from note payable, and a decrease of $157,714 in repayment of note payable.

Net cash provided by financing activities was $360,000 during the six months ended June 30, 2019, which consisted of $300,000 in proceeds from convertible notes payable, $60,000 in proceeds from note payable.

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Cash Flows for the year ended December 31, 2019 and 2018

The following table sets forth a summary of cash flows for the periods presented:

	Year Ended December 31,
	2019	2018
Net cash used in operating activities	$(647,860)	$(711,165)
Net cash provided by financing activities	560,000	822,665
Effect of foreign exchange rate on cash	17,903	(3,744)
Net (decrease) increase in cash	$(69,957)	$107,756

Operating Activities

Net cash used in operating activities was $647,860 during the year ended December 31, 2019, which consisted primarily of a net loss of $2,410,673, offset by extinguishment of note payable of $32,316, amortization of note discount of 68,453, stock based compensation of $624,052, increases in prepaid expenses and other current assets for $104,340, and increases in accounts payable and accrued liabilities of $933,652.

Net cash used in operating activities was $711,165 during the year ended December 31, 2018, which consisted primarily of a net loss of $1,919,577, offset by stock based compensation of $53,294, stock issued for sublicense in the amount of $644,006, decreases in prepaid expenses and other current assets of $5,938, and increases in accounts payable and accrued liabilities of $151,668.

Financing Activities

Net cash provided by financing activities was $560,000 during the year ended December 31, 2019, which consisted primarily of $238,000 in proceeds from notes payable, $300,000 in proceeds from convertible notes payable, and $22,000 in advances from related party.

Net cash provided by financing activities was $822,665 during the year ended December 31, 2018, which consisted of $822,665 in proceeds from common stock.

Off-Balance Sheet Arrangements

The Company did not have any off-balance sheet financing arrangements or liabilities, guarantee contracts, retained or contingent interests in transferred assets, or any obligation arising out of a material variable interest in an unconsolidated entity. The Company does not have any subsidiaries to include or otherwise consolidate into the financial statements. Additionally, the Company does not have interests in, nor relationships with, any special purpose entities.

Critical Accounting Policies and Significant Judgments and Estimates

The Company’s accounting policies are fundamental to understanding its management’s discussion and analysis. The Company’s significant accounting policies are presented in Note 3 to its financial statements for the year ended December 31, 2019, which are included elsewhere in this proxy statement/prospectus. The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. Accordingly, they do not include all of the information and notes required by U.S. GAAP. However, in the opinion of the management of the Company, all adjustments necessary for a fair presentation of the financial position and operating results have been included in the Company’s condensed financial statements.

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Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective accounting standards, when adopted, will have a material effect on the accompanying financial statements, other than those disclosed below.

On February 25, 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). This update will require organizations that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. The new guidance will also require additional disclosures about the amount, timing and uncertainty of cash flows arising from leases. The provisions of this update are effective for annual and interim periods beginning after December 15, 2019. The Company has determined that the adoption of this ASU will not have a material impact on the Company’s financial position and results of operations.

In July 2018, the FASB issued ASU 2018-10, “Codification Improvements to Topic, 842, Leases”, which clarifies how to apply certain aspects of the new leases standard, ASC 842. The amendments address the rate implicit in the lease, impairment of the net investment in the lease, lessee reassessment of lease classification, lessor reassessment of lease term and purchase options, variable payments that depend on an index or rate and certain transition adjustments, among other things.

In July 2018, the FASB issued ASU 2018-11, “Leases (Topic 842): Targeted Improvements”, which provides entities with relief from the costs of implementing certain aspects of the new leasing standard, ASC 842. Specifically, under the amendments in ASU 2018-11, (1) entities may elect not to recast the comparative periods presented when transitioning to ASC 842 and (2) lessors may elect not to separate lease and nonlease components when certain conditions are met.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts. As of June 30, 2020, the Company did not have greater than $250,000 at any US or Canadian financial institutions.

Foreign Currency Risk

From inception through June 30, 2020, the reporting currency of the Company is the United States dollar while the functional currency of the Company is the Canadian dollar. As a result, the Company is subject to exposure from changes in the exchange rates of the Canadian dollar and the U.S. dollar.

The Company has not entered into any financial derivative instruments that expose it to material market risk, including any instruments designed to hedge the impact of foreign currency exposures. The Company may, however, hedge such exposure to foreign currency exchange fluctuations in the future.

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DESCRIPTION OF RESULTING ISSUER CAPITAL STOCK

As a result of the Offer, all Jay Pharma shareholders, including those who receive shares of Resulting Issuer common stock or Series B Preferred Stock in the Offer, will become stockholders of the Resulting Issuer. The rights of stockholders of the Resulting Issuer will be governed by Delaware law, the Ameri Charter and the Ameri Bylaws, each to be amended and restated upon completion of the Offer (each as amended and restated, the “A&R Charter” and the “A&R Bylaws,” respectively). The following briefly summarizes the material terms of the Resulting Issuer common stock and Series B Preferred Stock after giving effect to the Offer, the amendment and restatement of the Ameri Charter, the amendment and restatement of the Ameri Bylaws, and the other transactions contemplated hereunder. Ameri urges you to read the applicable provisions of the DGCL, the A&R Charter and the A&R Bylaws, as well as the proposed amendments to the A&R Charter and the A&R Bylaws carefully in their entirety. Marked copies of the proposed amendments to the A&R Charter and the A&R Bylaws are included in this joint proxy and consent solicitation statement/prospectus as Annexes D and E, respectively.

Proposed Amended and Restated Ameri Charter

If the Ameri stockholders approve the A&R Charter Proposal, the Ameri Charter will be amended and restated as set forth in Annex D. The following description of such proposed A&R Charter is qualified by reference to Annex D.

Pursuant to the proposed A&R Charter, the Resulting Issuer will be authorized to issue up to [100,000,000] shares of common stock and up to [20,000,000] shares of preferred stock with the rights, preferences and privileges determined by its board of directors from time to time. Holders of Resulting Issuer common stock will be entitled to one vote for each share held on all matters submitted to a vote of stockholders and will not have cumulative voting rights.

Also pursuant to the proposed A&R Charter, the Resulting Issuer shall have the power to indemnify and advance expenses, to the extent permitted by the DGCL, to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, by reason of the fact that he or she is or was a director, officer, employee or agent of the Resulting Issuer, or is or was serving at the request of the Resulting Issuer as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such proceeding. Directors of the Resulting Issuer shall not be personally liable to the Resulting Issuer or its stockholders for monetary damages for a breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

General

The following description of the Resulting Issuer’s capital stock summarizes the material terms and provisions of the Resulting Issuer common stock and the preferred stock that the Resulting Issuer may offer under this prospectus. The summary below is qualified in its entirety by reference to the A&R Charter and the A&R Bylaws.

As of the date of this proxy statement/prospectus, Ameri’s authorized capital stock consisted of 100,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share. Ameri’s Board may establish the rights and preferences of the preferred stock from time to time. If the A&R Charter Proposal is approved, the Resulting Issuer will be authorized to issue 100,000,000 shares of common stock, $0.01 par value per share; and 7,000,000 shares of preferred stock, $0.01 par value per share.

Common Stock

Pursuant to the proposed A&R Charter, holders of Resulting Issuer common stock will be entitled to one vote for each share held on all matters submitted to a vote of the Resulting Issuer’s stockholders. Holders of Resulting Issuer common stock will have no cumulative voting rights. All shares of common stock offered hereby will, when issued, be fully paid and nonassessable, including shares of common stock issued upon the exercise of common stock warrants or subscription rights, if any.

Further, holders of Resulting Issuer common stock will have no preemptive or conversion rights or other subscription rights. Upon liquidation, dissolution or winding- up, holders of Resulting Issuer common stock are entitled to share in all assets remaining after payment of all liabilities and the liquidation preferences of any of the Resulting Issuer’s outstanding shares of preferred stock. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of Ameri’s common stock are entitled to receive dividends, if any, as may be declared from time to time by the Resulting Issuer’s board of directors out of the Resulting Issuer’s assets which are legally available. Such dividends, if any, are payable in cash, in property or in shares of capital stock.

The holders of a majority of the shares of the Resulting Issuer’s capital stock, represented at the special meeting or by proxy, are necessary to constitute a quorum for the transaction of business at any meeting. If a quorum is present, an action by stockholders entitled to vote on a matter is approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, with the exception of the election of directors, which requires a plurality of the votes cast.

Preferred Stock

The Resulting Issuer’s board of directors will have the authority, without further action by the stockholders, to issue up to 7,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges, and relative participating, optional, or special rights as well as the qualifications, limitations, or restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, and liquidation preferences, any or all of which may be greater than the rights of the common stock. The Resulting Issuer’s board of directors, without stockholder approval, can issue convertible preferred stock with voting, conversion, or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could be issued quickly with terms calculated to delay or prevent a change of control or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the Resulting Issuer’s common stock, and may adversely affect the voting and other rights of the holders of common stock.

Series B Preferred Stock

In connection with the Offer, the Resulting Issuer will create a class of non-voting Series B Preferred Stock. Each share of Series B Preferred Stock will be convertible into one share of Resulting Issuer common stock (subject to adjustment) at any time at the option of the holders, provided that each holder would be prohibited from converting Series B Preferred Stock into shares of Resulting Issuer common stock if, as a result of such conversion, any such holder, together with its affiliates, would own more than 9.99% of the total number of shares of Resulting Issuer common stock then issued and outstanding. This limitation may be waived with respect to a holder upon such holder’s provision of not less than 61 days’ prior written notice to the Resulting Issuer.

In the event of liquidation, dissolution, or winding up, each holder of Series B Preferred Stock could elect to receive either (i) in preference to any payments made to the holders of Resulting Issuer common stock and any other junior securities, a payment for each share of Series B Preferred Stock then held equal $0.01, plus an additional amount equal to any dividends declared but unpaid on such shares, and any other fees or liquidated damages then due and owing thereon or (ii) the amount of cash, securities or other property to which such holder would be entitled to receive with respect to each share of Series B Preferred Stock if such share of Series B Preferred Stock had been converted to common stock immediately prior to such liquidation, dissolution, or winding up (without giving effect to any conversion limitations).

Shares of Series B Preferred Stock will not be entitled to receive any dividends, unless and until specifically declared by the board of directors. However, holders of Series B Preferred Stock are entitled to receive dividends on shares of Series B Preferred Stock equal (on an as-if-converted-to-common-stock basis) to and in the same form as dividends actually paid on shares of the Resulting Issuer common stock when such dividends are specifically declared by the board of directors. The Resulting Issuer will not be obligated to redeem or repurchase any shares of Series B Preferred Stock. Shares of Series B Preferred Stock will not otherwise be entitled to any redemption rights, or mandatory sinking fund or analogous fund provisions.

A full copy of the proposed Series B Preferred Stock provisions is attached to this proxy statement/prospectus as Annex J. The foregoing summary of the terms of the Series B Preferred Stock is qualified in its entirety by reference to the provisions of the Series B Preferred Stock provisions.

Anti-Takeover Effects of Certain Provisions of Ameri’s Certificate of Incorporation, Bylaws and the DGCL

Pursuant to the A&R Charter, the Resulting Issuer is subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers through a “business combination” with a stockholder who owns 15% or more of the Resulting Issuer’s outstanding voting stock (otherwise known as an “interested stockholder”).

Listing

Ameri’s common stock is currently listed on The Nasdaq Capital Market under the trading symbol “AMRH.”

Transfer Agent and Registrar

The Transfer Agent and Registrar for Ameri’s common stock is Corporate Stock Transfer, Inc.

285

COMPARISON OF RIGHTS OF
AMERI STOCKHOLDERS AND JAY PHARMA SHAREHOLDERS

Ameri is a Delaware corporation and Jay Pharma is a Canada corporation. As such, the rights of Ameri stockholders and the rights of Jay Pharma shareholders are governed by the laws of the State of Delaware and Canada Business Corporations Act (“CBCA”), respectively. Additionally, the rights of Ameri stockholders are governed by the Ameri Charter and the Ameri Bylaws, and the rights of Jay Pharma shareholders are governed by the Jay Pharma Charter and the Jay Pharma By-laws.

After completion of the Offer, all of Jay Pharma’s shareholders will become stockholders of Ameri. Accordingly, their rights will be governed by the Ameri Charter and the Ameri Bylaws, each to be amended and restated upon completion of the Offer (each as amended and restated, the “A&R Charter” and the “A&R Bylaws,” respectively) (unless approval of the A&R Charter Proposal is not obtained and the related condition to the completion of the Offer is waived). While the rights and privileges of Jay Pharma’s shareholders are, in many instances, comparable to those of Ameri’s stockholders, there are some differences. These differences arise from differences between the respective governing laws, charters and bylaws of Ameri and Jay Pharma.

The following discussion summarizes the material differences as of the date of this proxy statement/prospectus between the rights of Ameri stockholders and the rights of Jay Pharma shareholders. The following discussion is only a summary and does not purport to be a complete description of all differences. Please consult the respective governing laws, charters and bylaws of Ameri and Jay Pharma, each as amended, restated, supplemented or otherwise modified from time to time for a more complete understanding of these differences. See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 295. Marked copies of the proposed amendments to the Ameri Charter and the Ameri Bylaws are included in this proxy statement/prospectus as Annexes D and E, respectively.

286

Certain Differences Between the Rights of Stockholders of Ameri and Shareholders of Jay Pharma

	Ameri	Jay Pharma	A&R Charter and A&R Bylaws
Authorized Capital Stock	The Ameri Charter authorizes the issuance of up to 101,000,000 shares, consisting of 100,000,000 shares of common stock, par value $0.01 per share and 1,000,000 shares of preferred stock, par value $0.01 per share. The number of authorized shares of stock may be increased or decreased by the affirmative vote of the holders of a majority of the voting power of the stock entitled to vote.	The Jay Pharma Charter authorizes the issuance of an unlimited number of common shares.	The Resulting Issuer is authorized to issue a total of 107,000,000 shares of capital stock, consisting of 100,000,000 shares of common stock, par value $0.01 per share; and 7,000,000 shares of preferred stock, par value $0.01 per share.

Number of Directors	The Ameri Charter provides that the number of directors that shall constitute the whole board of directors shall be fixed from time to time by the members of the board of directors. The Ameri Bylaws provide that there shall be not less than three (3) members on the board of directors. The Ameri board of directors presently has four members.	The Jay Pharma Charter provides that Jay Pharma shall have a minimum of one (1) and maximum of ten (10) members on the board of directors. The Jay Pharma board of directors presently has three (3) members.

Pursuant to the A&R Charter and the A&R Bylaws, the board consists of one (1) or more members and the number is determined by resolution adopted by the entire board of directors.

The Resulting Issuer will have five (5) directors immediately following the amalgamation.

Election of Directors

The Ameri Charter provides that each director shall be elected at the annual meeting of stockholders for a one-year term expiring at the next succeeding annual meeting of stockholders and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation or removal.

The Ameri Bylaws provide that a nominee of director election shall be elected by the affirmative vote of a majority of the votes cast with respect to such nominee at any meeting for the election of directors at which a quorum is present; provided, however, that the board of directors shall be elected by a plurality of the votes properly cast if the number of candidates properly nominated for election as directors exceeds the number of directors to be elected as of the close of business on the record date for such meeting.

The CBCA provides that shareholders of a corporation shall, by ordinary resolution at each annual meeting at which an election of directors is required, elect directors to hold office for a term expiring not later than the close of the third annual meeting of shareholders following the election. A director not elected for an expressly stated term ceases to hold office at the close of the first annual meeting of shareholders following the director’s election. If directors are not elected at a meeting of shareholders the incumbent directors continue in office until their successors are elected.

The Jay Pharma Charter provides that the directors may, between annual meetings, appoint one or more additional directors to serve until the next annual meeting, but the number of additional directors so appointed shall not at any time exceed 1/3 of the number of directors elected at the previous annual meeting.

The directors are elected annually at the annual meeting by a majority of stockholders entitled to vote at such meeting unless otherwise elected by written consent in lieu of a meeting pursuant to the requirements contained in the A&R Bylaws.

287

	Ameri	Jay Pharma	A&R Charter and A&R Bylaws

Removal of Directors	The Ameri Bylaws provides that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote on such matter.	The CBCA provides that the shareholders may by ordinary resolution at a special meeting remove any director or directors from office.	A director may be removed from office by the stockholders with or without cause. However, a reduction of the authorized number of directors have the effect of removing any director prior to the expiration of such director’s term of office.

Vacancies on the Board of Directors	The Ameri Bylaws provides that any vacancies may be filled by the affirmative vote of a majority of the remaining directors even though less than a quorum of the board of directors or by a sole remaining director. A director so elected by the board of directors shall hold office until his successor shall have been elected or qualified.

The CBCA provides that, if a meeting of shareholders fails to elect the number or the minimum number of directors required by reason of the lack of consent, disqualification, incapacity or death of any candidates, the directors elected at that meeting may exercise all the powers of the directors if the number of directors so elected constitutes a quorum, except as otherwise provided in the CBCA.

The CBCA also provides that a vacancy created by the removal of a director may be filled at the meeting of the shareholders at which the director is removed or, if not so filled, may be filled by a quorum of directors.

When one or more directors resign from the board of directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations become effective.

288

	Ameri	Jay Pharma	A&R Charter and A&R Bylaws

Stockholder Action by Written Consent	The Ameri Charter and the Ameri Bylaws provide that any action required or permitted to be taken at any annual or special stockholders’ meeting maybe taken without a meeting without prior notice and without a vote, if a consent in writing, setting forth action so taken, shall be signed by the holders or by proxy for the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the shares entitled to vote thereon were present and voted.	The CBCA provides that a resolution in writing signed by all the shareholders entitled to vote on that resolution at a meeting of shareholders is as valid as if it had been passed at a meeting of the shareholders.	Any action required by statute to be taken at any annual or special meeting of the stockholders, or any action which may be taken at an annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action, must be signed by the holders of record on the record date of outstanding shares of the Resulting Issuer having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted; provided, however, that in the case of the election or removal of directors by written consent, such consent shall be effective only if signed by the holders of all outstanding shares entitled to vote for the election of directors, and delivered to the Resulting Issuer in accordance with Section 228 of the DGCL. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent must be given to those stockholders who have not consented in writing.

Amendment of the Charter	The Ameri Charter may be amended, altered, changed or repealed in accordance with the required minimum of votes prescribed by law.	The Jay Pharma Charter may be amended, altered, changed or repealed in accordance with the required minimum of votes prescribed by law.	The A&R Charter may be amended, altered, changed or repealed in accordance with the required minimum of votes prescribed by law, provided, however, that, except as otherwise required by law, holders of common stock shall not be entitled to vote on any amendment to the A&R Charter (including any preferred stock designation relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the A&R Charter (including any preferred stock designation relating to any series of preferred stock).

289

	Ameri	Jay Pharma	A&R Charter and A&R Bylaws

Amendment of By-Laws

The Ameri Charter authorizes the board of directors to adopt, amend or repeal the bylaws, or adopt new bylaws, without any action on the part of the stockholders, excepts may be otherwise provided by applicable law or the Ameri Bylaws.

The Ameri Bylaws provides that the bylaws may be altered, amended or repealed or new bylaws may be adopted, by the affirmative vote of a majority of directors then in office, voting in favor thereof, at any meeting of the board of directors, unless otherwise provided by applicable law. A majority of the stockholders shall have the power to adopt, amend or repeal any provisions of the bylaws.

The CBCA provides that the directors may, by resolution, make, amend or repeal any by-laws that regulate the business or affairs of Jay Pharma. The directors shall submit a by-law, or an amendment or a repeal of a by-law to the shareholders at the next meeting of shareholders, and the shareholders may, by ordinary resolution confirm, reject or amend the by-law, amendment or repeal.

The CBCA provides that a shareholder entitled to vote at an annual meeting of shareholders may make a proposal to make, amend or repeal a by-law.

The A&R Bylaws may be adopted, amended or repealed by the stockholders entitled to vote; provided, however, that the affirmative vote of the holders of at least 66.66% of the total voting power of all outstanding shares of capital stock of the Resulting Issuer entitled to vote thereon, voting together as a single class, shall be required for the stockholders of the Resulting Issuer to alter, amend or repeal, or adopt any bylaw inconsistent with certain provisions. The board of directors, acting by the affirmative vote of at least a majority of the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships, shall also have the power to adopt, amend or repeal A&R Bylaws; provided, however, that A&R Bylaw amendment adopted by stockholders which specifies the votes that shall be necessary for the election of directors shall not be further amended or repealed by the board of directors.

Voting Rights	The Ameri Charter provides that the holders of the common stock are entitled to one (1) vote for each share of common stock held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting. The voting rights of the holders of the common stock are subject to and qualified by the voting rights of the holders of the preferred stock.	The Jay Pharma By-laws provides that on a show of hands, every person who is present and entitled to vote will have one (1) vote. If a ballot is required or demanded, each person present will be entitled to one (1) vote in respect to each share that such person is entitled to vote. The Jay Pharma Charter and the Jay Pharma By-laws do not provide for cumulative voting.	Each share of common stock is entitled to one vote on all matters submitted to a vote of the stockholders and each share of preferred stock, unless otherwise restricted, is entitled to one vote on all matters submitted to a vote of the stockholders for each share of common stock into which such preferred stock is then convertible.

Special Meeting of Stockholders/Shareholders	The Ameri Bylaws provides that special meetings of the stockholders may be called by (i) the Chairman, (ii) the President, (iii) the board of directors, or (iv) by the holders of shares entitled to cast not less than ten percent (10%) of the votes at the meeting, and shall be held at such place, or such date, and at such time as the board of directors shall fix. A written notice of the meeting shall state the time, place and purpose of the proposed meeting and be given not less than thirty (30) nor more than sixty (60) days before the date of the such meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.	The CBCA provides that special meetings of shareholders may be (a) called by the directors at any time; or (b) requisitioned by holders of not less than five percent (5%) of the issued shares of a corporation that carry the right to vote at a meeting sought to be held. On receiving the requisition, the directors shall call a meeting of shareholders to transact the business stated in the requisition. If the directors do not within twenty-one (21) days after receiving the requisition call a meeting, any shareholder who signed the requisition may call the meeting.	Special meetings of the stockholders for any purpose or purposes may be called by the chairman of the board, the board or a committee of the board which has been duly designated by the board. Unless otherwise prescribed by statute, the A&R Charter or Bylaws, special meetings may not be called by any other person or persons.

290

	Ameri	Jay Pharma	A&R Charter and A&R Bylaws

Delivery of Notice Requirements of Stockholder/Shareholder Nominations and Proposals	Pursuant to the Ameri Bylaws, for nominations or other business to be properly brought before a meeting of stockholders, the stockholder must give the Secretary of Ameri a written notice, which must be delivered or mailed to and actually received at Ameri’s principal headquarters no later than the close of business of the 90th calendar day prior to the date of the meeting.	The CBCA, the Jay Pharma Charter and the Jay Pharma By-laws do not provide a provision on delivery of notice requirements of shareholder nominations and proposals.	A stockholder’s notice regarding proposals and nominations must set forth all information required and must be timely received by the secretary of the Resulting Issuer. Notice must be received by the secretary at the principal executive offices of the Resulting Issuer not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which the Resulting Issuer first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting. However, in the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then, for notice by the stockholder to be timely, it must be so received by the secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting, or (ii) the tenth day following the day on which a public announcement of the date of such annual meeting is first made. Regarding notice in the context of special meetings, to be timely, such notice must be received by the secretary at the principal executive offices of the Resulting Issuer not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which a public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected or appointed at such meeting.

291

	Ameri	Jay Pharma	A&R Charter and A&R Bylaws

Dividends	The Ameri Bylaws provides that the board of directors may declare and pay dividends upon the outstanding shares of Ameri from time to time and such extent as they deem advisable.	The Jay Pharma By-laws provides that the board of directors may, as permitted by law, declare dividends payable to the shareholders according to their respective rights and interests in Jay Pharma.	The board of directors, subject to any restrictions of applicable law, may declare and pay dividends upon the shares of the Resulting Issuer’s capital stock. Dividends may be paid in cash, in property, or in shares of Resulting Issuer’s capital stock. The board of directors may set apart out of any of the funds of Resulting Issuer available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

Restrictions on Share Transfers	The Ameri Charter and the Ameri A&R Bylaws do not have a provision on restrictions on share transfers.	The Jay Pharma Charter provides that no shares of Jay Pharma shall be transferred without approval of the board of directors.	The A&R Charter and the A&R Bylaws do not have a provision on restrictions on share transfers.

Limited Director Liability

The Ameri Charter provides that, to the fullest extent permitted by applicable law, a director shall not be personally liable to Ameri or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (a) for any breach of the director’s duty of loyalty to Ameri or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the DGCL; or (d) for any transaction from which the director derived any improper personal benefit.

		The Jay Pharma By-laws provides that, except as otherwise provided in the CBCA, a director or officer shall not be liable for (a) the acts, receipts, neglects or defaults of any other person, or for joining in a receipt or act for conformity; (b) a loss, damage or expense happening to Jay Pharma through the insufficiency or deficiency of title to property acquired by, for, or on behalf of Jay Pharma; (c) the insufficiency or deficiency of a security in which monies of Jay Pharma are invested or in the security or collateral for a loan for monies of Jay Pharma; (d) a loss or damage arising from the bankruptcy, insolvency or wrongful act of a person with whom money, security or other property of Jay Pharma is lodged or deposited; or (e) any other loss, damage or misfortune that arises out of the execution of the duties of a director or in relation thereto.	The A&R Charter provides that, to the fullest extent permitted by applicable law, a director shall not be personally liable to Ameri or its stockholders for monetary damages for breach of fiduciary duty as a director.

292

	Ameri	Jay Pharma	A&R Charter and A&R Bylaws

Indemnification of Officers, Directors, Employee and Agent/ Insurance

Pursuant to the Ameri Charter and the Ameri Bylaws, Ameri shall indemnify and hold harmless, to the fullest extent permitted by applicable law, a person against all liability and loss suffered and expenses reasonably incurred in connection with any action, suit or proceeding by reason of his status as the legal representative, a director, officer, employee or agent of Ameri or, at the request of Ameri, serving as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, if such action, suit or proceeding commenced by such indemnified person was authorized in advance by the board of directors, except as otherwise provided by the Ameri Charter and the Ameri Bylaws. Ameri has entered into a number of indemnification agreements with its officers and directors. The Ameri Charter provides that the board of directors may, to the full extent permitted by applicable law, authorize an appropriate officer or officers to purchase and maintain at Ameri’s expense insurance (a) to indemnify Ameri for any obligation which it incurs as a result of the indemnification of directors, officers and employees; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by Ameri.

The CBCA provides that a corporation may indemnify a director or officer, a former director or officer or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.

The CBCA provides that a corporation may not indemnify such individuals specified above unless the individual (a) acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

The CBCA provides that a corporation may purchase and maintain insurance for the benefit of an indemnified individual against any liability incurred by the individual (a) in the individual’s capacity as a director or officer of Jay Pharma; or (b) in the individual’s capacity as a director or officer, or similar capacity, of another entity, if the individual acts or acted in that capacity at Jay Pharma’s request.

The Resulting Issuer shall indemnify to the fullest extent of the law any directors and/or officers who is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Resulting Issuer unless the Delaware Court of Chancery or court in which such action was brought determines that despite liability such party is fairly and reasonably entitled to indemnification. The Resulting Issuer also shall pay expenses actually and reasonably incurred by an officer or director in advance of final disposition upon receipt of written request.

293

	Ameri	Jay Pharma	A&R Charter and A&R Bylaws

Advancement of Expenses

The Ameri Charter provides that Ameri (a) shall pay the expenses incurred by a director or officer in defending any proceeding in advance of its final disposition; provided, however, that to the extent required by law, such advance payment shall be made only upon receipt of an undertaking by such director or officer to repay all amounts advanced if it should be ultimately determined that such director or officer is not entitled to be indemnified; and (b) may pay the expenses incurred by an employee or agent in defending any proceeding in advance of its final disposition on such terms and conditions as may be determined by the board of directors.

		Under the CBCA, Jay Pharma may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding specified in the column above.	The Resulting Issuer shall indemnify to the fullest extent of the law any directors and/or officers who is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Resulting Issuer unless the Delaware Court of Chancery or court in which such action was brought determines that despite liability such party is fairly and reasonably entitled to indemnification. The Resulting Issuer also shall pay expenses actually and reasonably incurred by an officer or director in advance of final disposition upon receipt of written request.

Exclusive Forum	The Ameri Bylaws state that, unless Ameri consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware (or, if such court does not have jurisdiction, the Superior Court of the State of Delaware, or, if such other court does not have jurisdiction, the United States District Court for the District of Delaware) shall be the sole and exclusive forum for any internal corporate claims, as such term is defined and used in Section 115 of the DGCL, brought by a stockholder (including any beneficial owner) as the same may be amended from time to time, including without limitation: (a) any derivative action or proceeding brought on behalf of Ameri, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder, employee or agent of Ameri to Ameri or its stockholders, (c) any action asserting a claim against Ameri (or any director, officer, stockholder, employee or agent) of Ameri arising pursuant to or under any provision of the DGCL or the Ameri Charter or Ameri Bylaws, in each case as the same may be amended from time to time, (d) any action to interpret, apply, enforce or determine the validity of the Ameri Charter or Ameri Bylaws, in each case as the same may be amended from time to time, or (e) any action asserting a claim against Ameri or any director, officer, stockholder, employee or agent of Ameri governed by the internal affairs doctrine of the State of Delaware. Failure to enforce the foregoing provisions would cause Ameri irreparable harm and Ameri shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions.	The Jay Pharma Charter and the Jay Pharma By-laws do not provide for an exclusive forum.

The A&R Bylaws state that, except for an action in which the Court of Chancery in the State of Delaware concludes that an indispensable party is not subject to the jurisdiction of the Delaware courts, such Court of Chancery shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Resulting Issuer, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Resulting Issuer to the Resulting Issuer or the Resulting Issuer’s stockholders, (iii) any action asserting a claim against the Resulting Issuer arising pursuant to any provision of the DGCL or the A&R Charter or the A&R Bylaws, or (iv) any action asserting a claim against the Resulting Issuer based on a violation of Delaware decisional law relating to the internal affairs of the Resulting Issuer; provided that the Resulting Issuer may consent to an alternative forum for any such proceeding upon the approval of the Board.

The A&R Bylaws also state that, notwithstanding such provision, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933 or the Securities Exchange Act of 1934.

294

LEGAL MATTERS

The validity of the Ameri common stock to be issued in connection with the Offer will be passed upon by Sheppard Mullin Richter & Hampton, LLP, New York, New York. Certain U.S. federal income tax consequences relating to the Offer will be passed upon for Ameri by Sheppard Mullin Richter & Hampton, LLP, and for Jay Pharma by Haynes and Boone, LLP.

EXPERTS

The financial statements of Ameri as of and for the years ended December 31, 2019 and 2018 included in this joint proxy statement/prospectus have been audited by RAM Associates, CPA, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

The financial statements of Jay Pharma as of December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019 included in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, which report includes an explanatory paragraph relating to substantial doubt about the ability of Jay Pharma, Inc. to continue as a going concern as described in Note 1 to the financial statements, and which report appears herein and elsewhere in this joint proxy statement/ prospectus. Such financial statements are included in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Ameri is subject to the informational requirements of the Exchange Act and in accordance therewith, files annual, quarterly and current reports, proxy statements and other information with the SEC. Ameri files reports, proxy statements and other information with the SEC electronically, and the SEC maintains a website that contains Ameri’s filings as well as reports, proxy and information statements, and other information issuers file electronically with the SEC at www.sec.gov.

Ameri also makes available free of charge on or through its website at www.ameri100.com, its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after Ameri electronically files such material with or otherwise furnishes it to the SEC. The website addresses for the SEC and Ameri are inactive textual references and information on those websites is not part of this proxy statement/prospectus.

Ameri has filed with the SEC a registration statement on Form S-4, of which this proxy statement/prospectus is a part, under the Securities Act to register the shares of Ameri common stock to be issued to Jay Pharma equity holders in the amalgamation. The registration statement, including the attached annexes, exhibits and schedules, contains additional relevant information about Ameri and Ameri common stock. However, this proxy statement/prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Ameri and Jay Pharma encourage you to carefully read the registration statement and the exhibits and schedules to the registration statement.

Ameri has supplied all the information contained in this joint proxy statement/ prospectus relating to Ameri, and Jay Pharma has supplied all information contained in this proxy statement/prospectus relating to Jay Pharma.

You should rely only on the information contained in this joint proxy statement/ prospectus. Neither Ameri nor Jay Pharma has authorized anyone to provide you with different information. Therefore, if anyone gives you different or additional information, you should not rely on it. The information contained in this proxy statement/prospectus is correct as of its date. It may not continue to be correct after this date. Ameri has supplied all of the information about Ameri and its subsidiaries contained in this proxy statement/prospectus and Jay Pharma has supplied all of the information contained in this proxy statement/prospectus about Jay Pharma. Each of Ameri and Jay Pharma is relying on the correctness of the information supplied by the other.

295

FUTURE STOCKHOLDER PROPOSALS

Ameri

Inclusion of Proposals in Ameri’s Proxy Statement and Proxy Card under the SEC’s Rules

Stockholder proposals intended for inclusion in next year’s Resulting Issuer proxy statement pursuant to Rule 14a-8 promulgated under the Exchange Act must be directed to the Corporate Secretary of the Resulting Issuer at: [address] and must be received by [•], 2021. In order for proposals of stockholders made outside of Rule 14a-8 promulgated under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) promulgated under the Exchange Act, such proposals must be received by the Corporate Secretary at the above address by at least 90 days before the next meeting and must also be submitted in accordance with the requirements of the Resulting Issuer’s Amended and Restated Bylaws.

Bylaws Requirements for Stockholder Submissions of Nominations and Proposals

In accordance with Section 2.4(i)(a) of the Ameri Bylaws, stockholders who wish to present business or nominate a person for election to the Ameri Board of Directors outside of Rule 14a-8 promulgated under the Exchange Act must submit such proposals to Ameri’s secretary at its principal offices no less than forty-five (45) days and no more than seventy-five (75) days prior to the one-year anniversary of the date on which the Ameri first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting (in the case of the 2020 annual meeting of stockholders, not before [•], 2020 and not after [•], 2020). In the event that the date of Ameri’s 2020 annual meeting of stockholders is more than thirty (30) days before or more than sixty (60) days after the anniversary of the 2019 annual meeting of stockholders, then stockholder proposals must be received no earlier than the one hundred twentieth (120th) day prior and not later than the close of business on the later of the ninetieth (90th) day prior to such meeting or the tenth (10th) day following the day on which public disclosure of the annual meeting is made.

The foregoing summary of Ameri’s stockholder nomination and proposal procedures is not complete and is qualified in its entirety by reference to the full text of the Ameri Bylaws, a complete copy of which is included in this joint proxy and consent solicitation statement/prospectus that is a part of this registration statement as Annex E.

Jay Pharma

Inclusion of Proposals in Jay Pharma’s Proxy Statement and Proxy Card under the SEC’s Rules

Jay Pharma is currently a private company and, as a result, is not required to comply with the SEC’s regulations related to the submission of stockholder proposals.

Bylaws Requirements for Stockholder Submissions of Nominations and Proposals

The Jay Pharma By-laws do not establish any advance notice requirements in connection with the submission of stockholder proposals.

296

JAY PHARMA INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

JAY PHARMA, INC.

FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019 AND DECEMBER 31, 2018

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of

Jay Pharma, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Jay Pharma, Inc. (the “Company”) as of December 31, 2019 and 2018, and the related statements of operations and comprehensive loss, changes in shareholders’ deficit and cash flows for each of the two years in the period ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2 to the financial statements, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum llp
Marcum llp

We have served as the Company’s auditor since 2019.

New York, NY

April 21, 2020

F-2

JAY PHARMA, INC.

BALANCE SHEETS

	December 31,
	2019	2018

Assets
Current assets:
Cash	$43,714	$113,671
Prepaid expenses and other current assets	65,075	20,092
Total current assets	108,789	133,763

Total assets	$108,789	$133,763

Liabilities and Shareholders’ Deficit

Liabilities
Current liabilities:
Accounts payable and accrued liabilities	$1,157,645	$199,217
Advance from related party	22,409	-
Notes payable	446,415	-
Convertible notes payable	293,921	-
Total current liabilities	1,920,390	199,217

Total liabilities	1,920,390	199,217

Commitments (Note 8)

Shareholders’ Deficit
Common stock, no par value, unlimited authorized shares, 25,195,681 and 24,972,504 shares issued and outstanding as of December 31, 2019 and December 31, 2018, respectively	-	-
Additional paid-in capital	3,094,902	2,423,709
Accumulated deficit	(4,894,881)	(2,484,208)
Accumulated other comprehensive loss	(11,622)	(4,955)
Total shareholders’ deficit	(1,811,601)	(65,454)
Total liabilities and shareholders’ deficit	$108,789	$133,763

The accompanying notes are in integral part of these financial statements.

F-3

JAY PHARMA, INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the Years Ended December 31,
	2019	2018

Expenses
Operating expenses	$2,296,534	$1,919,577

Loss from operations	(2,296,534)	(1,919,577)

Other expense
Loss on extinguishment	(32,316)	-
Interest expense	(81,823)	-
Total other expense	(114,139)	-

Net loss	(2,410,673)	(1,919,577)

Other comprehensive income
Foreign exchange loss	(6,667)	(3,877)

Comprehensive loss	$(2,417,340)	$(1,923,454)

Net loss per share - basic and diluted	$(0.10)	$(0.08)

Weighted average shares outstanding, basic and diluted	25,085,980	22,607,147

The accompanying notes are in integral part of these financial statements.

F-4

JAY PHARMA, INC.

STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

	Common Stock		Addition paid-in	Accumulated	Accumulated Other Comprehensive
	Shares	Amount	capital	Deficit	Loss	Total

Balance as of January 1, 2018	19,110,000	$-	$534,663	$(564,631)	$(1,078)	$(31,046)

Common stock issued for cash	2,892,244	-	822,665	-	-	822,665
Common stock issued for services	813,098	-	360,828	-	-	360,828
Common stock issued in exchange for sublicense	2,157,162	-	652,624	-	-	652,624
Stock based compensation - stock options	-	-	52,929	-	-	52,929
Foreign exchange loss	-	-	-	-	(3,877)	(3,877)
Net loss	-	-	-	(1,919,577)	-	(1,919,577)

Balance as of December 31, 2018	24,972,504	$-	$2,423,709	$(2,484,208)	$(4,955)	$(65,454)

Common stock issued for services	172,297	-	88,465	-	-	88,465
Warrants issued in conjunction with notes payable	-	-	24,875	-	-	24,875
Common stock issued in connection with note extension	50,880	-	22,266	-	-	22,266
Stock based compensation - stock options	-	-	535,587	-	-	535,587
Foreign exchange loss	-	-	-	-	(6,667)	(6,667)
Net loss	-	-	-	(2,410,673)	-	(2,410,673)

Balance as of December 31, 2019	25,195,681	$-	$3,094,902	$(4,894,881)	$(11,622)	$(1,811,601)

The accompanying notes are in integral part of these financial statements.

F-5

JAY PHARMA, INC.

STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2019	2018
Cash Flows From Operating Activities:
Net loss	$(2,410,673)	$(1,919,577)
Adjustments to reconcile net loss to cash used in operating activities:
Interest accrued	13,684	-
Extinguishment of note payable	32,316	-
Amortization of note discount	68,453	-
Stock-based compensation	624,052	53,294
Stock issued for services	-	365,382
Stock issued for sublicense	-	644,006
Change in operating assets and liabilities:
Prepaid expenses and other current assets	104,340	(5,938)
Accounts payable and accrued liabilities	919,968	151,668
Net cash used in operating activities	(647,860)	(711,165)

Cash Flows From Financing Activities:
Proceeds from issuance of common stock	-	822,665
Proceeds from notes payable	238,000	-
Proceeds from convertible notes payable	300,000	-
Advance from related party	22,000	-
Net cash provided by financing activities	560,000	822,665

Effect of foreign exchange rate on cash	17,903	(3,744)

Net (decrease) increase in cash	(69,957)	107,756

Cash - beginning of year	113,671	5,915

Cash - end of year	$43,714	$113,671

Supplemental non-cash financing activities:

Warrants issued in connection with notes payable issuances	$24,875	$-

Shares of common stock issued for note payable extensions	$22,266	$-

Promissory note issued for prepaid services	$150,000	$-

The accompanying notes are in integral part of these financial statements.

F-6

JAY PHARMA INC.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 - BUSINESS

Nature of operations

Jay Pharma Inc. (“Jay Pharma” or the “Company”) was incorporated under the Business Corporations Act (Canada) on April 19, 2017 as Jay Resources Inc. The Company is a pharmaceutical company developing innovative, evidence-based cannabinoid medicines. The head office of the Company is located in Naples, Florida.

NOTE 2 – LIQUIDITY AND GOING CONCERN

The Company has incurred continuing losses from its operations and as of December 31, 2019, the Company had an accumulated deficit of $4,894,881 and working capital deficiency of $1,811,601.

Since inception, the Company has met its liquidity requirements principally through the issuance of notes payable and the sale of its shares of common stock.

The Company has no present revenue and the Company’s ability to continue its operations and to pay its obligations when they become due is contingent upon the Company obtaining additional financing. Management’s plans include seeking to procure additional funds through debt and equity financings and to continue to develop its technologies under its sublicense agreement (see Note 4). Without further funding, the sublicense agreement will have no commercial value.

There are no assurances that the Company will be able to raise capital on terms acceptable to the Company or at all, or that cash flows generated from its operations will be sufficient to meet its current operating costs and required debt service. If the Company is unable to obtain sufficient amounts of additional capital, it may be required to reduce the scope of its planned product development, which could harm its financial condition and operating results, or it may not be able to continue to fund its ongoing operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern to sustain operations for at least one year from the issuance date of these financial statements. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the applicable rules and regulations of the United States Securities and Exchange Commission (the “SEC”).

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and expenses during the periods reported. By their nature, these estimates are subject to measurement uncertainty and the effects on the financial statements of changes in such estimates in future periods could be significant. Significant areas requiring management’s estimates and assumptions include determining the fair value of transactions involving common stock and valuation of stock-based compensation. Actual results could differ from those estimates.

F-7

JAY PHARMA INC.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

Foreign Currency Translation

The reporting currency of the Company is the United States dollar. The financial statements of companies located outside of the U.S. are measured in their functional currency, which is the local currency. The functional currency of the Company is the Canadian dollar. Monetary assets and liabilities are translated using public exchange rates at the balance sheet date. Income and expense items are translated using average monthly exchange rates. Shareholders’ equity accounts and non-monetary assets are translated at their historical exchange rates. Translation adjustments are included in accumulated other comprehensive loss in the accompanying balance sheets.

Cash and cash equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2019 and 2018.

Income Taxes

The Company utilizes an asset and liability approach for financial accounting and reporting for income taxes. The provision for income taxes is based upon income or loss after adjustment for those permanent items that are not considered in the determination of taxable income. Deferred income taxes represent the tax effects of differences between the financial reporting and tax basis of the Company’s assets and liabilities at the enacted tax rates in effect for the years in which the differences are expected to reverse.

The Company evaluates the recoverability of deferred tax assets and establishes a valuation allowance when it is more likely than not that some portion or all the deferred tax assets will not be realized. Management makes judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liabilities. In management’s opinion, adequate provisions for income taxes have been made. If actual taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary.

Tax benefits are recognized only for tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely to be realized upon settlement. A liability for “unrecognized tax benefits” is recorded for any tax benefits claimed in the Company’s tax returns that do not meet these recognition and measurement standards. As of December 31, 2019 and 2018, no liability for unrecognized tax benefits was required to be recorded.

The Company’s policy for recording interest and penalties associated with tax audits is to record such items as a component of operating expenses. There were no amounts accrued for penalties and interest for the years ended December 31, 2019 and December 31, 2018. The Company does not expect its uncertain tax positions to change during the next twelve months. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

The Company has identified its Canadian federal tax return and its provincial tax returns in Ontario as its “major” tax jurisdictions. The Company is in the process of filing its corporate tax returns for the years ended December 31, 2019 and December 31, 2018. Net operating losses for these periods will not be available to reduce future taxable income until the returns are filed.

F-8

JAY PHARMA INC.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

Stock-Based Compensation

The Company follows Accounting Standards Codification (“ASC”) 718, Compensation - Stock Compensation, which addresses the accounting for stock-based payment transactions, requiring such transactions to be accounted for using the fair value method. Awards of shares for property or services are recorded at the more readily measurable of the fair value of the stock and the fair value of the service. The Company uses the Black-Scholes option-pricing model to determine the grant date fair value of stock-based awards under ASC 718. The fair value is charged to earnings depending on the terms and conditions of the award, and the nature of the relationship of the recipient of the award to the Company. The Company records the grant date fair value in line with the period over which it was earned. For employees and management, this is typically considered to be the vesting period of the award. For consultants, the fair value of the award is recorded over the term of the service period and unvested amounts are revalued at each reporting period over the service period. The Company estimates the expected forfeitures and updates the valuation accordingly.

Net Loss per Share

Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed using the weighted average number of common shares and, if dilutive, potential common shares outstanding during the period. Potential common shares consist of the incremental common shares issuable upon the exercise of stock options and warrants (using the treasury stock method) and incremental common shares issuable upon the conversion of convertible notes payable (using the if converted method). The computation of basic net loss per share for the years ended December 31, 2019 and December 31, 2018 excludes potentially dilutive securities. The computations of net loss per share for each period presented is the same for both basic and fully diluted.

Potentially dilutive securities outlined in the table below have been excluded from the computation of diluted net loss per share because the effect of their inclusion would have been anti-dilutive.

	For the year ended December 31, 2019	For the year ended December 31, 2018
Warrants to purchase shares of common stock	1,373,673	992,244
Convertible notes	250,000	-
Options to purchase shares of common stock	3,604,348	3,118,234
Total potentially dilutive securities	5,228,021	4,110,478

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value

The carrying value of the Company’s financial instruments, including cash and accounts payable, approximate fair value because of the short-term nature of such financial instruments.

Gain (Loss) on Extinguishment of Debt

In accordance with ASC 470, a substantive modification of a debt instrument is deemed to have been accomplished with debt instruments that are substantially different if the present value of the cash flows under the terms of the new debt instrument is at least 10 percent different from the present value of the remaining cash flows under the terms of the original instrument. A substantive modification is accounted for as an extinguishment of the original instrument along with the recognition of a gain/loss. For the years ended December 31, 2019 and December 31, 2018, the Company has recorded a loss on extinguishment of $32,316 and $0, respectively, as discussed in Note 4.

F-9

JAY PHARMA, INC.

NOTES TO THE FINANCIAL STATEMENTS

Note 3 – SUMMARY OF Significant Accounting Policies, continued

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective accounting pronouncements, when adopted, will have a material effect on the accompanying financial statements, other than those disclosed below.

On February 25, 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). This update will require organizations that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. The new guidance will also require additional disclosures about the amount, timing and uncertainty of cash flows arising from leases. The provisions of this update are effective for annual and interim periods beginning after December 15, 2019.

In July 2018, the FASB issued ASU 2018-10, “Codification Improvements to Topic, 842, Leases”, which clarifies how to apply certain aspects of the new leases standard, ASC 842. The amendments address the rate implicit in the lease, impairment of the net investment in the lease, lessee reassessment of lease classification, lessor reassessment of lease term and purchase options, variable payments that depend on an index or rate and certain transition adjustments, among other things.

In July 2018, the FASB issued ASU 2018-11, “Leases (Topic 842): Targeted Improvements”, which provides entities with relief from the costs of implementing certain aspects of the new leasing standard, ASC 842. Specifically, under the amendments in ASU 2018-11, (1) entities may elect not to recast the comparative periods presented when transitioning to ASC 842 and (2) lessors may elect not to separate lease and nonlease components when certain conditions are met. The Company adopted ASC 842 on January 1, 2020 and has determined that there is no material impact on the Company’s financial position and results of operations.

In December 2019, the FASB issued ASU No. 2019-12, “Simplifying the Accounting for Income Taxes”, which simplifies the accounting for income taxes, eliminates certain exceptions within ASC 740, Income Taxes, and clarifies certain aspects of the current guidance to promote consistency among reporting entities. ASU 2019-12 is effective for fiscal years beginning after December 15, 2021. Most amendments within the standard are required to be applied on a prospective basis, while certain amendments must be applied on a retrospective or modified retrospective basis. The Company is evaluating the effects, if any, of the adoption of ASU 2019-12 guidance on the Company’s financial statements.

NOTE 4 – SUBLICENSE AGREEMENT

On January 12, 2018, the Company entered into a sublicense agreement (which formalized the sublicense terms as agreed to in 2017) (the “Agreement”) with TO Pharmaceuticals USA LLC (“TOP”), a Delaware limited liability company. The Agreement requires TOP to sublicense to the Company certain patent and other intellectual property rights for the exclusive use by the Company in cancer-related applications. These rights include intellectual property consisting of patents regarding cannabis pharmaceutical products. The sublicense does not provide for any ability for the Company to sublicense these rights to third parties without the express written consent of TOP. In exchange for the sublicensed patents, the Company issued to TOP 7,280,000 shares of its common stock along with an obligation to issue to TOP 40% of shares of common stock issued to investors during future financings up to $1.25 million. In connection with the additional rounds of financing, the Company issued to TOP an additional 2,157,162 shares of its common stock during the year ended December 31, 2018. As of December 31, 2019 and 2018, TOP owned approximately 35% and 40%, respectively of the total outstanding shares of common stock of the Company. The Chief Executive Officer of TOP became the Company’s Interim President effective February 1, 2019 (see Note 8). At present, the sublicense lacks commercial value, economic substance, has no alternative future use, and given that the Company is an early stage business with minimal assets, requiring significant funding to develop and commercialize these technologies, including obtain necessary FDA regulatory approvals, the value of the shares issued to acquire the sublicense was charged to operations for the year ended December 31, 2018 in the amount of $652,624.

Entities often sell goods and services in exchange for equity instruments issued by the purchaser of the goods and services. The entity granting the equity instruments follows the accounting guidance for those transactions in ASC 718-10. Such transactions are measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The entity receiving equity instruments in exchange for providing goods or services follows the guidance for such transactions in accordance with ASC 845 “Nonmonetary Transactions”. The Company accounted for the transaction described above in accordance with the provisions of ASC 718-10, and as such, the fair value of the shares issued was determined to be more reliably measurable in determining the value of the sublicense acquired.

F-10

JAY PHARMA, INC.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 5 – NOTES PAYABLE AND CONVERTIBLE NOTES PAYABLE

As of December 31, 2019, the Company’s notes payable and convertible notes payable consisted of the following:

	Gross	Discount	Net
February 2019 Note	$66,000	$-	$66,000
March 2019 Note	150,000	-	150,000
April 2019 Convertible Notes	300,000	(6,079)	293,921
July 2019 Note	191,640	(2,700)	188,940
December 2019 Note	44,000	(2,525)	41,475
Total	$751,640	(11,304)	$740,336

Notes payable	$451,640	$(5,225)	$446,415

Convertible notes payable	$300,000	$(6,079)	$293,921

As of December 31, 2019, the Company’s notes payable and convertible notes payable interest expense and amortization of debt discount consisted of the following:

	Interest Expense	Amortization of Debt Discount	Total
February 2019 Note	$-	$6,000	$6,000
March 2019 Note	-	-	-
April 2019 Convertible Notes	13,370	17,142	30,512
July 2019 Note	-	43,836	43,836
December 2019 Note	-	1,475	1,475
Total	$13,370	$68,453	$81,823

Notes Payable

On February 7, 2019, the Company received $60,000 in exchange for a promissory note with a director for $66,000, including an original issue discount of $6,000 (the “February 2019 Note”). The note bears no stated interest rate and was due on May 8, 2019. Given that the Company was unable to pay its obligation under the note, the February 2019 Note is currently in default. The Company amortized the full $6,000 original issue discount in the statement of operations and comprehensive loss through December 31, 2019.

On February 1, 2019, the Company entered into a consulting agreement with its executive director. In connection with the consulting agreement, on March 5, 2019, the Company issued a note payable to its executive director for $150,000 (the “March 2019 Note”). The note bears no interest and is due and payable on March 4, 2020. The consulting agreement expired on February 1, 2020. As of April 21, 2020, the March 2019 Note is currently in default.

On July 8, 2019, the Company entered into a note agreement (the “July 2019 Note”) with a limited liability company (the “Lender”). One of the principals of the Lender is the brother of a member of the Company’s Board of Directors. The Note’s face value was $157,714 and the original issue discount was $19,714 for total gross proceeds of $138,000, implying an interest rate of 12.5% per annum. The Company may, without premium or penalty, at any time and from time to time, prepay all or any portion of the Note. The maturity date of the Note was September 8, 2019. As there remained an outstanding balance on the Note at its maturity date, the Company was in default. In connection with the Note, the Company issued warrants to purchase 131,429 shares of the Company’s common stock at an exercise price of $0.71 per share. The warrants are exercisable for a period of five years. The fair value of the award was estimated on the date of grant using the Black–Scholes option-pricing model. The Black–Scholes option-pricing model requires the development of assumptions that are inputs into the model. The Company will amortize the total debt discount of $21,288 over the term of the July 2019 Note. These assumptions include the stock volatility, the expected life of the option, and the dividend yield on the underlying stock, as shown in the table below. The Company amortized this discount over the term of the July 2019 Note.

F-11

JAY PHARMA, INC.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 5 – NOTES PAYABLE AND CONVERTIBLE NOTES PAYABLE

Notes Payable, continued

	Warrants
Stock Price	CAD $	0.58
Exercise Price	CAD $	0.93
Dividend Yield		0.00%
Expected Volatility		96.0%
Weighted Average Risk-Free Interest Rate		2.31
Number of Shares		131,429
Value (USD)		$1,654
Expected life (in years)		0.2

Stock price – Based on price of common stock of recent shares sold.

Expected volatility – Based on the historical volatility of comparable companies in a similar industry.

On September 20, 2019, the Company entered into an amendment to the July 2019 Note (the “Amendment”). The Amendment extends the maturity date for the Note until the earlier of (a) the completion of a bridge financing of greater than or equal to $1,500,000, or (b) November 7, 2019. In consideration for the Amendment, the Company agreed to pay an extension fee of $18,926, which was added to the outstanding balance of the Note. In addition to the extension fee, the Company agreed to grant warrants to purchase 50,000 shares of the Company’s common stock, subject to approval by the Company’s Board of Directors. If the Company’s Board of Directors did not approve the grant of the warrants prior to October 18, 2019, the Company agreed to pay an additional extension fee of $15,000 in lieu of issuing the warrants. On October 19, 2019, given that the Company did not grant the warrants, $15,000 was added to the face value of the note. Given that the cash flows of the amended July 2019 Note are greater than 10% different from the original July 2019 Note, the Company must treat the modification as an extinguishment of debt and determine the gain or loss on the exchange of instruments. At the time of the extinguishment calculation, the Company previously amortized the entire debt discount of the July 2019 Note, as the original maturity date was September 8, 2019. Based on the analysis performed, the Company determined that there was a loss on extinguishment of debt of $32,257. The Company determined the fair value of the amended note was less than its face value. The Company will amortize this discount over the term of the amended note.

On November 21, 2019, the Company entered into an amendment for the July 2019 Note that extends the maturity date for the Note until the earlier of (a) the completion of a bridge financing of greater than or equal to $1,500,000, or (b) December 9, 2019. In consideration for this amendment, the Company agreed to pay an aggregate extension fee of $33,926, which includes the $15,000 extension fee from the September Amendment which was added to the outstanding balance of the Note. The Company evaluated the change in cash flows between the amendment and the July 2019 Note noting that there was not a 10% or greater change in the discounted cash flows and thus, fails the extinguishment test.

On December 9, 2019, the Company entered into an additional amendment for the July 2019 Note that extends the maturity date for the Note until the earlier of (a) the completion of a bridge financing of greater than or equal to $1,500,000, or (b) January 7, 2020. The Company also agreed to pay the previously outstanding extension fees of $33,926 on or before March 1, 2020.

See Note 9 for an additional extension of the July 2019 Note. On January 15, 2020, the Company repaid the original principal balance of $157,714.

On December 12, 2019, the Company received $40,000 in exchange for a promissory note with a lender, including an original issue discount of $4,000 (“December 2019 Note”). The December 2019 Note bears interest at a rate of ten percent (10%) on its face value per annum. In the case of an event of default, the interest rate shall increase to 24% per year. The December 2019 Note matured on January 31, 2020. The Company is currently in default on the December 2019 Note and is in discussions with the lender on amending the terms of the December 2019 Note.

F-12

JAY PHARMA, INC.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 5 – NOTES PAYABLE AND CONVERTIBLE NOTES PAYABLE, CONTINUED

Convertible Notes Payable

During April 2019, the Company received $300,000 in exchange for convertible notes payable (the “April 2019 Convertible Notes”) and warrants to purchase 250,000 shares of the Company’s common stock. The notes payable bear interest at a rate of 6% per annum and are due and payable one year from the date of issuance. The notes are convertible at any time by the holder into shares of the Company’s common stock at a price of $0.60 per share and a collective 250,000 shares would be issued upon full conversion. The term of the April 2019 Convertible Notes is one year from issuance. If the Company sells or issues common stock at a price lower than the conversion price of the notes, the conversion price shall be reduced to that price. The notes payable will automatically convert into shares of the Company’s common stock in the event that the Company consummates a reverse merger with a publicly traded company.

The fair value of the warrants issued was estimated on the date of grant using the Black–Scholes option-pricing model and recorded as a debt discount. The Black–Scholes option-pricing model requires the development of assumptions that are inputs into the model. These assumptions include the stock volatility, the expected life of the option, and the dividend yield on the underlying stock, as shown in the table below. The Company will amortize this discount over the term of the April 2019 Convertible Notes.

	April 2019 Convertible Notes
Stock Price	CAD $	0.58
Exercise Price	CAD $	0.95
Dividend Yield		0.00%
Expected Volatility		96.0%
Weighted Average Risk-Free Interest Rate		2.31%
Number of Shares		250,000
Value (USD)		$23,221
Expected life (in years)		1.0

Stock price – Based on price of common stock of recent shares sold.

Expected volatility – Based on the historical volatility of comparable companies in a similar industry.

During the years ended December 31, 2019 and 2018, the Company issued 50,880 and 0 shares, respectively, to its lenders in connection with note extensions, as described in Note 5. The Company valued these shares at $22,266 and $0, respectively.

NOTE 6 - SHARE CAPITAL AND OTHER EQUITY INSTRUMENTS

Authorized Capital

The holders of the Company’s common stock are entitled to one vote per share. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of legally available funds. Upon the liquidation, dissolution, or winding up of the Company, holders of common stock are entitled to share ratably in all assets of the Company that are legally available for distribution. As of December 31, 2019, an unlimited number of common shares were authorized for issuance.

Issuance of Common Stock

During the year ended December 31, 2018, the Company issued an additional 2,157,162 shares of common stock to TOP under the sublicense agreement. The Company valued these shares at $652,624.

In January 2018, the Company closed a private placement for 1,900,000 shares of common stock for CAD $0.25 (USD $0.20) per common share for gross proceeds of CAD $475,000 (USD $376,203).

In October 2018, the Company closed a private placement for 992,244 shares of common stock and warrants to purchase 992,244 shares of common stock for CAD $0.87 (USD $0.68) per common share for gross proceeds of CAD $579,044 (USD $446,462). The warrants are exercisable immediately and expire on October 31, 2020.

F-13

JAY PHARMA, INC.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 6 - SHARE CAPITAL AND OTHER EQUITY INSTRUMENTS, CONTINUED

Shares Issued in Exchange for Services

During the years ended December 31, 2019 and December 31, 2018, the Company issued 172,297 and 813,098 shares, respectively, to consultants in exchange for services. The Company valued these shares at $88,465 and $360,828, respectively.

Shares Issued in Connection with Note Extension

During the year ended December 31, 2019, the Company issued 50,880 shares to its lenders in connection with the note extensions, as described in Note 4. The Company valued these shares at $22,266.

Stock Options

In July 2018, the Company granted options to purchase 556,917 shares of the Company to a director. The options have a ten year term, an exercise price of CAD $0.58 (USD $0.43 as of December 31, 2019), and vest as follows: (a) one-half of the option shares vest on the date of grant; and (b) one-half of the option shares vest on the date of the Company’s initial public offering.

The Company utilized the Black-Scholes option-pricing model to determine the fair value of these stock options, using the assumptions as outlined below.

July 2018
Stock Price	$0.25 (CAD)
Exercise Price	$0.58 (CAD)
Dividend Yield	0%
Expected Volatility	81%
Weighted Average Risk-Free Interest Rate	2.58%
Expected life (in years)	2.8

Stock price —Based on price of common stock of recent shares sold.

Discount rate —Based on the daily yield curve rates for U.S. Treasury obligations with maturities, which correspond to the expected term of the Company’s stock options.

Dividend yield —The Company has not paid any dividends on common stock since its inception and does not anticipate paying dividends on its common stock in the foreseeable future.

Expected volatility —Based on the historical volatility of comparable companies in a similar industry.

Expected term —The Company has had no stock options exercised since inception. The expected option term represents the period that stock-based awards are expected to be outstanding based on the simplified method provided in Staff Accounting Bulletin (“SAB”) No. 107, Share-Based Payment, which averages an award’s weighted-average vesting period and expected term for “plain vanilla” share options.

Forfeitures —ASC Topic 718 Compensation - Stock Compensation requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

In February 2019, the Company granted options to purchase 779,683 shares of the Company to a director. The options have a ten year term, an exercise price of CAD $0.58 (USD $0.43 as of December 31, 2019), and vest upon the certain events as follows: (a) 14% of the option shares vest on the date of grant; (b) 29% of the option shares vest upon a the Company completing a bridge financing event within 60 days; (c) 29% of the option shares vest upon the Company’s hiring of a Chief Executive Officer; and (d) 29% vest upon dosing a glioblastoma multiforme patient.

In April 2019, the Company granted options to purchase 1,248,624 shares of the Company to a director. The options have a ten year term, an exercise price of CAD $0.58 (USD $0.43 as of December 31, 2019), all of which vest on the date of grant. On November 12, 2019 this director resigned, and options to purchase 596,998 of shares of the Company’s common stock were forfeited.

F-14

JAY PHARMA, INC.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 6 - SHARE CAPITAL AND OTHER EQUITY INSTRUMENTS, CONTINUED

Stock Options, continued

The Company utilized the Black-Scholes option pricing model to determine the fair value of these stock options, using the assumptions as outlined below.

	February 2019	April 2019
Stock Price	$0.58 (CAD)	$0.58 (CAD)
Exercise Price	$0.58 (CAD)	$0.58 (CAD)
Dividend Yield	0%	0%
Expected Volatility	96%	101%
Weighted Average Risk-Free Interest Rate	2.51%	2.31%
Expected life (in years)	5.2	5.0

Stock price – Based on price of common stock of recent shares sold.

Discount rate —Based on the daily yield curve rates for U.S. Treasury obligations with maturities, which correspond to the expected term of the Company’s stock options.

Dividend yield —The Company has not paid any dividends on common stock since its inception and does not anticipate paying dividends on its common stock in the foreseeable future.

Expected volatility —Based on the historical volatility of comparable companies in a similar industry.

Expected term —The Company has had no stock options exercised since inception. The expected option term represents the period that stock-based awards are expected to be outstanding based on the simplified method provided in Staff Accounting Bulletin (“SAB”) No. 107, Share-Based Payment, which averages an award’s weighted-average vesting period and expected term for “plain vanilla” share options.

Forfeitures —ASC Topic 718 Compensation - Stock Compensation requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

	Number of Shares	Weighted Average Exercise Price (USD)	Weighted Average Grant Date Fair Value (USD)	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (USD)
Outstanding – January 1, 2018	2,561,317	$0.43	$0.08
Granted	556,917	$0.43	$0.06
Outstanding - December 31, 2018	3,118,234	$0.43	$0.08	8.75	$-

Exercisable at December 31, 2018	1,169,526	$0.43	$0.08	8.81	$-

Outstanding – January 1, 2019	3,118,234	$0.43	$0.08
Granted	2,028,307	$0.44	$0.33
Forfeited	(1,542,193)	$0.44	$0.08
Outstanding - December 31, 2019	3,604,348	$0.44	$0.16	8.49	$-

Exercisable at December 31, 2019	2,450,736	$0.44	$0.16	8.49	$-

The Company’s stock based compensation expense related to stock options for the years ended December 31, 2019 and 2018 was $535,587 and $52,929, respectively. As of December 31, 2019, the Company had $166,734 in unamortized stock option expense, which will be amortized over a period of 0.4 years.

F-15

JAY PHARMA, INC.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 6 - SHARE CAPITAL AND OTHER EQUITY INSTRUMENTS, CONTINUED

Warrants

The following table summarizes information about shares issuable under warrants outstanding at December 31, 2019:

	Warrant shares outstanding	Weighted average exercise price (USD)	Weighted average remaining life	Intrinsic value
Outstanding at January 1, 2019	992,244	$0.67
Issued	381,429	$0.71
Exercised	-
Expired or cancelled	-
Outstanding at December 31, 2019	1,373,673	$0.68	1.81	$-

Exercisable at December 31, 2019	1,373,673	$0.68	1.81	$-

The warrants issued in 2019 were issued as a part of a common stock unit offering whereby shares were sold for cash during the current year and expire five years from the date of issuance. The warrants were accounted for as a component of equity, as the instrument contains no features which would preclude such classification.

NOTE 7 – INCOME TAXES

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

	As of December 31,
	2019	2018
Deferred tax assets:
Net operating loss carryovers	$1,004,029	$505,871
Deferred tax assets, gross	1,004,029	505,871

Less: valuation allowance	(1,004,029)	(505,871)
Deferred tax assets, net	-	-

Deferred tax assets (liabilities), net	$-	$-

The change in the Company’s valuation allowance is as follows:

	For the year ended December 31, 2019	For the year ended December 31, 2018
Beginning of year	$505,871	$106,971
Increase in valuation allowance	498,158	398,900
End of year	$1,004,029	$505,871

A reconciliation of the provision for income taxes with the amounts computed by applying the statutory federal income tax rate to loss from operations before the provision for income taxes is as follows:

	For the year ended December 31, 2019	For the year ended December 31, 2018
Canada federal statutory rate	(15.0)%	(15.0)%
Provincial taxes	(11.5)%	(11.5)%
Permanent differences
Non-deductible expenses	5.9%	5.7%
Valuation allowance	20.6%	20.8%
Effective income tax rate	0.0%	0.0%

F-16

JAY PHARMA, INC.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 7 – INCOME TAXES, CONTINUED

As of December 31, 2019 and 2018, the Company had net operating loss carryovers of $3,788,788 and $1,908,948, respectively, for Canadian federal income tax purposes, which begin to expire in 2028. The ultimate realization of the net operating loss is dependent upon future taxable income, if any, of the Company. Based on losses from inception, the Company determined that as of December 31, 2019 and 2018 it is more likely than not that the Company will not realize benefits from the deferred tax assets. The Company will not record income tax benefits in the financial statements until it is determined that it is more likely than not that the Company will generate sufficient taxable income to realize the deferred income tax assets. As a result of the analysis, the Company determined that a valuation allowance against the deferred tax assets was required of $1,004,029 and $505,871 as of December 31, 2019 and 2018, respectively.

NOTE 8 – Commitments

On December 19, 2018, the Company entered into a consulting and advisory agreement with a financial consulting firm. Under the terms of the agreement, the consulting firm provides the Company with a consultant who serves as the Company’s Interim Chief Financial Officer. The monthly fee under this agreement is $8,500 per month. The agreement automatically renews and may be terminated by either party with 60 days’ notice. See subsequent events for an amendment to this agreement.

On February 1, 2019, the Company entered into a consulting agreement with its executive director. Subject to the approval of the Company’s Board of Directors or Compensation Committee, the executive director will be granted options to purchase up to one percent of the common stock of the Company, on a fully diluted basis, as calculated on the date of the Company’s initial public offering. These warrants have not yet been issued, and will not be issued until after the consummation of an initial public offering. In connection with the consulting agreement, on March 5, 2019, the Company issued a note payable to its executive director for $150,000. The note bears no interest and is due and payable on March 4, 2020. The agreement expired on February 1, 2020.

On February 1, 2019, the Company entered into a consulting agreement with the Chief Executive Officer of TOP to serve as the Company’s Interim Chief Executive Officer (the “Interim CEO”). Pursuant to the terms of the agreement, the Interim CEO receives a monthly fee of $6,000 until the Company completes a Bridge Financing (as defined) of at least $1.5 million. Following the consummation of the Bridge Financing, the Interim CEO is entitled to a monthly fee of $8,000. Subject to the approval of the Company’s Board of Directors or Compensation Committee, the Interim CEO was granted options to purchase 779,683 shares of the Company’s common stock (see Note 4). The agreement expired on February 1, 2020.

On January 5, 2019, the Company entered into a business advisor services agreement. Pursuant to the terms of the agreement, the consultant will provide business advisory, marketing, and investor relations services in exchange for $15,000 per month, of which $7,500 is payable in cash and $7,500 is payable in the Company’s common shares. See subsequent events for an amendment to this agreement.

NOTE 9 - SUBSEQUENT EVENTS

Note Payable Extension

On January 8, 2020 the Company entered into an amendment to the July 2019 Note (the “January 8 Amendment”). The January 8 Amendment extends the maturity date for the July 2019 Note until the (a) the completion of a bridge financing of greater than or equal to $1,500,000, or (b) April 1, 2020. In consideration for the January 8 Amendment, the Company agreed to grant 50,000 shares of the Company’s common stock, subject to approval by the Company’s board of directors.

Consulting Agreement

On January 8, 2020, the Company’s Interim Chief Financial Officer resigned, and the Company amended its consulting and advisory agreement to reflect that resignation. The agreement, as amended, remains in effect and may be terminated with 60 days’ notice. The consulting and advisory firm will continue to provide accounting and consulting services through 2020.

Business Advisory Services Agreement

On January 6, 2020, the Company terminated its business advisory services agreement and agreed to settle the amounts due under the agreement by (a) paying $12,500 in cash upon the completion of a bridge financing; and (b) issuing 127,856 shares of the Company’s common stock.

F-17

JAY PHARMA, INC.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 9 - SUBSEQUENT EVENTS, continued

Amalgamation Agreement

On January 10, 2020, the Company entered into an amalgamation agreement (the “Amalgamation Agreement”) with Jay Pharma Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of AmeriHoldings, Inc. (“Ameri”), and Jay Pharma Exchange Co, Inc. (“ExchangeCo”), a wholly owned subsidiary of Ameri. The Amalgamation Agreement provides that the Company will merge into Merger Sub and be amalgamated and operate as one company. The shareholders of the Company will own approximately 84% of the post-closing company’s issued and outstanding shares of common stock.

The Amalgamation Agreement will automatically be terminated if the amalgamation is not completed within 180 days.

Simultaneously with the execution of the Amalgamation Agreement, Jay Pharma entered into a Secured Promissory Note, dated January 10, 2020 (the “Note”), by and among Jay Pharma and certain lenders, pursuant to which, on January 10, 2020, Jay Pharma received aggregate gross proceeds of $1,500,000. Pursuant to the Note, the aggregate obligations of Jay Pharma under the Note are to automatically, immediately prior to the consummation of the amalgamation, convert into shares of Jay Pharma common stock, subject to the terms and provisions of the Note. Pursuant to Note, upon conversion of the term loans made by the lenders subject to the terms of the Note, Jay Pharma is required to cause Ameri to issue each lender warrants to purchase Ameri Common Stock. Upon consummation of the amalgamation, Jay Pharma has agreed to cause Ameri to register the resale of the warrant shares.

Prior to the execution and delivery of the Amalgamation Agreement, certain investors have entered into agreements with Jay Pharma pursuant to which such investors have agreed, subject to the terms and conditions of such agreements, to purchase, immediately prior to the consummation of the amalgamation, shares of Jay Pharma’s common stock (or common stock equivalents) and warrants to purchase Jay Pharma’s common stock for an aggregate purchase price of $3.5 million. The consummation of the transactions contemplated by such agreements is conditioned upon the satisfaction or waiver of the conditions set forth in the Amalgamation Agreement. After consummation of the amalgamation, Jay Pharma has agreed to cause Ameri to register the resale of the Ameri Common Stock issued and issuable pursuant to the warrants issued to the investors in the Jay Pre-Closing Financing.

Contemporaneously with the Amalgamation Agreement, the Company entered into sublicense agreements with Tikkun Pharma, Inc. (“Tikkun Pharma”). The sublicense agreements with Tikkun Pharma allows the Company to utilize (a) Tikkun Pharma’s sublicense with TOP for certain autoimmune applications, and (b) acquire and use Tikkun Pharma’s internally developing intellectual property, branding, and formulations in regard to Skincare.

On April 20, 2020, the Company received a notice from the lenders of the Note, stating that the Company was in default for not closing the amalgamation with Ameri by March 31, 2020, and that the entire Note was due in full. The Company is currently in negotiation with the lenders to resolve the default notice.

COVID-19 Coronavirus

In December 2019, a novel strain of coronavirus, COVID-19, was reported to have surfaced in Wuhan, China. Since then, the COVID-19 coronavirus has spread to multiple countries, including the United States and Canada. As the COVID-19 coronavirus continues to spread in the United States and Canada, we may experience disruptions that could severely impact our business. The global outbreak of the COVID-19 coronavirus continues to rapidly evolve. The extent to which the COVID-19 coronavirus may impact our business will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the ultimate geographic spread of the disease, the duration of the outbreak, travel restrictions and social distancing in the United States, Canada, and other countries business closures or business disruptions and the effectiveness of actions taken in the United States, Canada, and other countries to contain and treat the disease.

Note Payable

On February 24, 2020, the Company received $50,000 in exchange for a promissory note with a lender. The note bears interest at a rate of ten percent (10%) on its face value per annum. In the case of an event of default, the interest rate shall increase to 24% per year. The note matures on July 31, 2020.

F-18

JAY PHARMA, INC.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 9 - SUBSEQUENT EVENTS, continued

Consulting Agreements

On January 10, 2020, the Company entered into a consulting agreement with an individual to provide management services to the Company. The Company shall pay the consultant $15,000 per month and $100,000 on the date of the closing of the Amalgamation Agreement. Following the closing of the Amalgamation Agreement, the Company will enter into an employment agreement with this individual to be the Company’s Chief Executive Officer and Chairman, whereby the individual will receive $250,000 per annum.

On January 10, 2020, the Company entered into a consulting agreement with a director whereby the director will serve as President and Secretary of the Company. The Company shall pay the director $15,000 per month and grant the director options to purchase 650,000 shares of the Company at an exercise price of $0.05 per share. The options are vested immediately and expire five years from the date of issuance.

On February 12, 2020, the Company entered into a consulting agreement with the Chief Financial Officer of Ameri. The agreement shall be effective of January 1, 2020 and will expire 12 months following the closing date of the Amalgamation Agreement. The consultant shall receive $10,000 per month. This agreement may be terminated with 30 days’ notice by either party.

F-19

AMERI

F-20

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

AMERI Holdings, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Ameri Holdings, Inc. and subsidiaries (the Company) as of December 31, 2019 and 2018, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Ram Associates

We have served as the Company’s auditor since 2015.

Hamilton, NJ

March 25, 2020, except as to note 17, which is as of August 11, 2020

F-21

AMERI HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2019	2018
	(as revised)
Assets
Current assets:
Cash and cash equivalents	$431,400	$1,371,331
Accounts receivable	6,384,148	7,871,422
Other current assets	783,606	818,600
Total current assets	7,599,154	10,061,353
Other assets:
Property and equipment, net	83,128	58,892
Intangible assets, net	3,584,221	5,778,036
Goodwill	13,729,770	13,729,770
Operating lease right of use asset, net	286,163	-
Deferred income tax assets, net	8,879	9,399
Total other assets	17,692,161	19,576,097
Total assets	$25,291,313	$29,637,450

Liabilities
Current liabilities:
Line of credit	$2,881,061	$3,950,681
Accounts payable	4,696,352	4,377,794
Other accrued expenses	1,989,894	1,697,636
Current portion – operating lease liability	120,052	-
Current portion - long-term notes	-	6,450
Convertible notes	1,000,000	1,250,000
Debentures	1,000,000	-
Consideration payable – cash	2,496,000	2,696,000
Consideration payable – equity	-	605,223
Dividend payable – Preferred stock	320,298	105,181
Total current liabilities	14,503,657	14,688,965
Long-term liabilities:
Operating lease liability - net	169,897	-
Warrant liability	-	4,189,388
Total long-term liabilities	169,897	4,189,388
Total liabilities	14,673,554	18,878,353

Stockholders’ equity:
Preferred stock, $0.01 par value; 1,000,000 authorized, 424,938 and 420,720 issued and outstanding as of December 31, 2019 and December 31, 2018, respectively	4,249	4,207
Common stock, $0.01 par value; 100,000,000 shares authorized, 2,522,095 and 1,693,165 issued and outstanding as of December 31, 2019 and December 31, 2018, respectively	25,221	16,932
Additional paid-in capital	51,040,296	45,129,214
Accumulated deficit	(40,512,019)	(34,478,253)
Accumulated other comprehensive income (loss)	60,012	86,997
Total stockholders’ equity	10,617,759	10,759,097
Total liabilities and stockholders’ equity	$25,291,313	$29,637,450

See notes to the consolidated financial statements.

F-22

AMERI HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Twelve Months
	Ended December 31,
	2019	2018
	(as revised)
Net revenue	$39,914,675	$42,998,280
Cost of revenue	31,763,955	34,014,776
Gross profit	8,150,720	8,983,504

Operating expenses:
Selling, general and administration	12,210,317	10,794,822
Depreciation and amortization	2,265,297	2,903,662
Acquisition related expenses	-	333,237
Changes in estimate for consideration payable	-	(6,940,310)
Impairment charges on goodwill and intangible assets	-	9,038,553
Operating expenses	14,475,614	16,129,964
Operating income (loss):	(6,324,894)	(7,146,460)
Other income (expenses):
Interest expense	(694,926)	(729,896)
Other income	4,540	88,161
Change in fair value of warrant liability	1,796,174	(2,760,819)
Total other income /(expenses)	1,105,788	(3,402,554)
Income (loss) before income taxes	(5,219,106)	(10,549,014)
Income tax benefit (expense)	(388,657)	(6,348,502)

Net income (loss)	(5,607,763)	(16,897,516)
Dividend on preferred stock	(426,003)	(2,583,185)
Net loss attributable to common stock holders	(6,033,766)	(19,480,701)
Other comprehensive income/ (loss), net of tax:
Foreign exchange translation adjustment	(26,985)	50,122
Total comprehensive income (loss)	(6,060,751)	(19,430,579)

Comprehensive loss attributable to the Company	(6,060,751)	(19,430,579)
Comprehensive loss attributable to the non-controlling interest	-	-
	$(6,060,751)	$(19,430,579)

Basic income (loss) per share	$(2.83)	$(20.47)
Diluted income (loss) per share	$(2.83)	$(20.47)

Basic weighted average number of shares	2,128,806	951,601
Diluted weighted average number of shares	2,128,806	951,601

See notes to the consolidated financial statements.

F-23

AMERI HOLDINGS, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

FROM DECEMBER 31, 2017 TO DECEMBER 31, 2019

	Common Stock		Preferred Stock
	Shares	Par Value at $0.01	Share	Par Value at $0.01	Additional paid-in capital	Foreign Currency Translation Reserve	Accumulated Deficit	Total Stockholders’ equity
Balance at December 31, 2017	726,509	$7,265	405,395	$4,054	$34,397,541	$36,877	$(14,997,552)	$19,448,185
Net Loss for the period							(19,480,701)	(19,480,701)
Other comprehensive income (loss)						50,120		50,120
Warrants conversion to shares	781,486	7,815			698,453			706,268
Shares Issued as consideration for acquisition of Subsidiary (ATCG)	11,334	113			605,110			605,223
Shares Issued towards earnout	15,561	156			642,694			642,850
Stock, Option, RSU and Warrant Expense	-				1,239,989			1,239,989
Compensation to Directors	3,875	39			(39)			-
Conversion of Options	22,400	224			806,175			806,399
Shares issued - Private Placement	130,000	1,300			4,249,960			4,251,260
Issuance of Preference shares for Q1 and Q2 dividend	-		15,325	153	766,055			766,208
Shares Issued on separation	2,000	20			11,480			11,500
LSV - Preferred Dividend	-				1,711,796			1,711,796

Balance at December 31, 2018	1,693,165	$16,932	420,720	$4,207	$45,129,214	$86,997	$(34,478,253)	$10,759,097

Balance at December 31, 2018	1,693,165	$16,932	420,720	$4,207	$45,129,214	$86,997	$(34,478,253)	$10,759,097
Net Loss for the period (as revised)							(6,033,766)	(6,033,766)
Other comprehensive income (loss)						(26,985)		(26,985)
Shares Issued towards earnouts	131,570	1,316			603,909			605,225
Exercise of Warrants (PIPE series A&B)	688,097	6,881			4,509,927			4,516,808
Stock Compensation expenses					586,495			586,495
Preferred stock issued			4,218	42	210,844			210,886
Shares issued for Fraction shares on reverse split	9,263	93			(93)			-
Balance at December 31, 2019 (as revised)	2,522,095	$25,221	424,938	$4,249	$51,040,296	$60,012	$(40,512,019)	$10,617,760

See notes to the consolidated financial statements.

F-24

AMERI HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	December, 31
	2019	2018
	(as revised)
Cash flow from operating activities
Net income (loss)	(6,033,766)	(19,480,701)
Adjustment to reconcile comprehensive income/(loss) to net cash used in operating activities
Depreciation and amortization	2,265,297	2,903,662
Amortization of right of use asset	3,788	-
Impairment on goodwill and intangible assets	-	9,038,553
Provision for Preference dividend	426,003	2,583,184
Changes in fair value of warrants	(1,796,174)	2,760,819
Changes in estimate of contingent consideration	-	(6,940,310)
Stock, option, restricted stock unit and warrant expense	586,495	1,251,489
Foreign exchange translation adjustment	(26,985)	-
Provision for income taxes (net of deferred income taxes)	388,657	6,348,502
Loss on sale of fixed assets	(11,386)	(2,139)
Changes in assets and liabilities:
Increase (decrease) in:
Accounts receivable	1,487,274	967,031
Other current assets	34,994	105,666
Increase (decrease) in:
Accounts payable and accrued expenses	222,679	(2,101,251)

Net cash provided by (used in) operating activities	(2,453,123)	(2,565,495)
Cash flow from investing activities
Purchase of fixed assets	(84,331)	6,421
Acquisition consideration	(200,000)	(3,645,667)
Net cash used in investing activities	(284,331)	(3,639,246)
Cash flow from financing activities
Proceeds from bank loan and convertible notes, net	(1,326,070)	(1,976,299)
Proceeds from Issue of debentures	1,000,000	-
Contingent consideration for acquisitions	-	(1,657,667)
Proceeds from issuance of common shares, net	2,123,594	6,327,954
Net cash provided by financing activities	1,797,524	2,693,988
Net increase (decrease) in cash and cash equivalents	(939,931)	(3,510,753)
Cash and cash equivalents as at beginning of the period	1,371,331	4,882,084
Cash at the end of the period	431,400	1,371,331

SUPPLEMENTAL DISCLOSURES:
Cash paid during the period for:
Interest	$480,404	$571,628
Taxes	$-	$-

Non-cash investing and financing activities:
Operating lease liability	$371,754	$-

See notes to the consolidated financial statements.

F-25

AMERI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019

NOTE 1. DESCRIPTION OF BUSINESS:

AMERI Holdings, Inc. (“AMERI”, the “Company”, “we” or “our”) is a fast-growing company that, through the operations of its eleven subsidiaries, provides SAP TM cloud and digital enterprise services to clients worldwide. Headquartered in Suwanee, Georgia, we typically go to market both vertically by industry and horizontally by product/technology specialties and provide our customers with a wide range of business and technology offerings. We work with customers, primarily within North America, to improve process, reduce costs and increase revenue through the judicious use of technology. The Company earns almost all of its revenue from North America. The Company takes the position that all of its businesses operate as a single segment.

Reverse Stock Split

A 1-for-25 reverse share split of our outstanding common stock was effected on November 25, 2019 as approved by our Board of Directors and a majority of our shareholders. The reverse share split reduced the number of common shares issued and outstanding from approximately 62.8 million to 2.5 million as of December 31, 2019. As such, all references to share and per share amounts in this Annual Report on Form 10-K have been retroactively restated to reflect the 1-for-25 reverse share split, except for the authorized number of shares of our common stock and the par value per share, which were not affected.

Liquidity and Going Concern

The Company has incurred net losses from operations since inception. The net loss for the year ended December 31, 2019 was $6.1 million and the accumulated deficit was $41 million as of December 31, 2019. The cash and cash equivalents and the current portion of loans and convertible notes due to third parties were $.0.4 million and $4.5 million respectively, as of December 31, 2019. The Company’s ongoing losses have had a significant negative impact on the Company’s financial position and liquidity. The Company has also been historically reliant on loans from related parties, loans from third parties and sales of equity securities to fund operations, working capital and complete acquisitions. To increase revenues, our operating expenses are likely to continue to grow and, as a result, we will need to generate significant additional revenues to cover such expenses. We expect our primary sources of cash to be customer collections and external financing. We also continue to work on cost reductions, and we have initiated steps to reduce our overhead to improve cash savings. We may raise additional capital through the sale of equity or debt securities or borrowings from financial institutions or third parties or a combination of the foregoing. Capital raised will be used to implement our business plan, grow current operations, make acquisitions or start new vertical businesses among some of the possible uses.

Our financial statements as of December 31, 2019 have been prepared under the assumption that we will continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to raise additional funding through the issuance of equity or debt securities, as well as to attain further operating efficiencies and, ultimately, to generate additional revenues. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. Although the Company believes in the viability of management’s strategy to generate sufficient revenue, control costs and the ability to raise additional funds if necessary, there can be no assurances to that effect. The foregoing conditions raise substantial doubt about our ability to continue as a going concern.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Basis of Presentation. The consolidated financial statements are presented in accordance with GAAP and reflect the consolidated financial position, results of operations, comprehensive income and cash flows of our consolidated subsidiaries for all periods presented. All intercompany balances and transactions have been eliminated in consolidation.

F-26

Principles of Consolidation. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany transactions have been eliminated in the accompanying consolidated financial statements.

Use of Estimates. The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Such estimates and assumptions impact, among others, the following: allowance for doubtful accounts, inventory obsolescence and the fair value of share-based payments.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from our estimates.

Risks and Uncertainties. The Company operates in an industry that is subject to intense competition and change in consumer demand. The Company’s operations are subject to significant risk and uncertainties including financial and operational risks including the potential risk of business failure.

The Company has experienced, and in the future expects to continue to experience, variability in sales and earnings. The factors expected to contribute to this variability include, among others, (i) the cyclical nature of the grocery industry, (ii) general economic conditions in the various local markets in which the Company competes, including a potential general downturn in the economy, and (iii) the volatility of prices pertaining to food and beverages in connection with the Company’s distribution of the product. These factors, among others, make it difficult to project the Company’s operating results on a consistent basis.

Cash and Cash Equivalents and Investments. Cash and cash equivalents consist of all cash balances, including money market funds, certificates of deposits and commercial paper that have a maturity, at the date of purchase, of three months or less.

Trade Receivables, Contract Assets and Contract Liabilities. We classify our right to consideration in exchange for deliverables as either a receivable or a contract asset. A receivable is a right to consideration that is unconditional (i.e., only the passage of time is required before payment is due). For example, we recognize a receivable for revenues related to our time and materials and transaction or volume-based contracts when earned regardless of whether amounts have been billed. We present such receivables in “Trade accounts receivable, net” in our consolidated statements of financial position at their net estimated realizable value. A contract asset is a right to consideration that is conditional upon factors other than the passage of time. Contract assets are presented in “Other current assets” in our consolidated statements of financial position and primarily relate to unbilled amounts on fixed-price contracts utilizing the cost to cost method of revenue recognition. Our contract liabilities, or deferred revenue, consist of advance payments and billings in excess of revenues recognized. We classify deferred revenue as current or noncurrent based on the timing of when we expect to recognize the revenues. The noncurrent portion of deferred revenue is included in “Other noncurrent liabilities” in our consolidated statements of financial position.

Our contract assets and contract liabilities are reported on a net basis by contract at the end of each reporting period. The difference between the opening and closing balances of our contract assets and contract liabilities primarily results from the timing difference between our performance obligations and the client’s payment. We receive payments from clients based on the terms established in our contracts, which vary by contract type.

Accounts Receivable. We extend credit to clients based upon management’s assessment of their credit-worthiness on an unsecured basis. We provide an allowance for uncollectible accounts based on historical experience and management evaluation of trend analysis. We include any balances that are determined to be uncollectible in allowance for doubtful accounts.

Allowance for Doubtful Accounts. We maintain an allowance for doubtful accounts to provide for the estimated amount of receivables that may not be collected. The allowance is based upon an assessment of customer creditworthiness, historical payment experience, the age of outstanding receivables and other applicable factors. We evaluate the collectability of our trade accounts receivable on an on-going basis and write off accounts when they are deemed to be uncollectable.

Leases. In February 2016, the FASB issued ASU 2016-02 “Leases” (Topic 842) which amended guidance for lease arrangements to increase transparency and comparability by providing additional information to users of financial statements regarding an entity’s leasing activities. Subsequent to the issuance of Topic 842, the FASB clarified the guidance through several ASUs; hereinafter the collection of lease guidance is referred to as ASC 842. The revised guidance seeks to achieve this objective by requiring reporting entities to recognize lease assets and lease liabilities on the balance sheet for substantially all lease arrangements.

On January 1, 2019, the Company adopted ASC 842 using the modified retrospective approach and recognized a right of use (“ROU”) asset and liability in the condensed consolidated balance sheet in the amount of $371,754 related to the operating lease for office space. Results for the year ended December 31, 2019 are presented under ASC 842, while prior period amounts were not adjusted and continue to be reported in accordance with the legacy accounting guidance under ASC Topic 840, Leases.

F-27

As part of the adoption the Company elected the practical expedients permitted under the transition guidance within the new standard, which among other things, allowed the Company to:

1.	Not separate non-lease components from lease components and instead to account for each separate lease component and the non-lease components associated with that lease component as a single lease component.

2.	Not to apply the recognition requirements in ASC 842 to short-term leases.

3.	Not record a right of use asset or right of use liability for leases with an asset or liability balance that would be considered immaterial.

Refer to Note 15. Leases for additional disclosures required by ASC 842.

Warrant Liability: The Company accounts for the warrants issued in connection with the July 25, 2018 Initial Securities Purchase Agreement in accordance with the guidance on Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, which provides that the Company classifies the warrant instrument as a liability at its fair value and adjusts the instrument to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of warrants issued by the Company in connection with private placements of securities has been estimated using the warrants quoted market price.

Business Combinations. We account for business combinations using the acquisition method, which requires the identification of the acquirer, the determination of the acquisition date and the allocation of the purchase price paid by the acquirer to the identifiable tangible and intangible assets acquired, the liabilities assumed, including any contingent consideration and any non-controlling interest in the acquiree at their acquisition date fair values. Goodwill represents the excess of the purchase price over the fair value of net assets acquired, including the amount assigned to identifiable intangible assets. Identifiable intangible assets with finite lives are amortized over their useful lives. Acquisition-related costs are expensed in the periods in which the costs are incurred. The results of operations of acquired businesses are included in our consolidated financial statements from the acquisition date.

F-28

Goodwill and Intangible Assets. We evaluate goodwill and intangible assets for impairment at least annually, or as circumstances warrant. Goodwill is evaluated at the reporting unit level by comparing the fair value of the reporting unit with its carrying amount. For purchased intangible assets, if our annual qualitative assessment indicates possible impairment, we test the assets for impairment by comparing the fair value of such assets to their carrying value. In determining the fair value, we utilize various estimates and assumptions, including discount rates and projections of future cash flows. If an impairment is indicated, a write down to the implied fair value of goodwill or fair value of intangible asset is recorded.

Impairment. Long-lived assets, which include property, plant and equipment, and certain other assets to be held and used by us, are reviewed when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable based on estimated future cash flows. If this assessment indicates that the carrying values will not be recoverable, as determined based on undiscounted cash flows over the remaining useful lives, an impairment loss is recognized based on the fair value of the asset.

Valuation of Contingent Earn-out Consideration. Acquisitions may include contingent consideration payments based on the achievement of certain future financial performance measures of the acquired company. Contingent consideration is required to be recognized at fair value as of the acquisition date. We estimate the fair value of these liabilities based on financial projections of the acquired companies and estimated probabilities of achievement. We believe our estimates and assumptions are reasonable, however, there is significant judgment involved. We evaluate, on a routine, periodic basis, the estimated fair value of the contingent consideration and changes in estimated fair value, subsequent to the initial fair value estimate at the time of the acquisition, will be reflected in income or expense in the consolidated statements of operations. Changes in the fair value of contingent consideration obligations may result from changes in discount periods and rates, changes in the timing and amount of revenue and/or earnings estimates and changes in probability assumptions with respect to the likelihood of achieving the various earn-out criteria. Any changes in the estimated fair value of contingent consideration may have a material impact on our operating results.

Revenue Recognition. In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 supersedes the revenue recognition requirements under Topic 605, Revenue Recognition, and most industry-specific guidance throughout the Industry Topics of the ASC. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which an entity expects to be entitled in exchange for those goods or services. The new guidance will significantly enhance comparability of revenue recognition practices across entities, industries, jurisdictions and capital markets. Additionally, the guidance requires improved disclosures as to the nature, amount, timing and uncertainty of revenue that is recognized. In May 2016, the FASB issued ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606)—Narrow-Scope Improvements and Practical Expedients. This update clarifies the objectives of collectability, sales and other taxes, noncash consideration, contract modifications at transition, completed contracts at transition and technical correction. The amendments in this update affect the guidance in ASU 2014-09. In September 2017, the FASB issued additional amendments providing clarification and implementation guidance.

The Company adopted ASC 606 effective January 1, 2018 using the modified retrospective method which would require a cumulative effect adjustment for initially applying the new revenue standard as an adjustment to the opening balance of retained earnings and the comparative information would not require to be restated and continue to be reported under the accounting standards in effect for those periods.

The adoption of ASC 606 represents a change in accounting principle that will more closely align revenue recognition with the delivery of the Company’s services and will provide financial statement readers with enhanced disclosures. We recognize revenues as we transfer control of deliverables (products, solutions and services) to our customers in an amount reflecting the consideration to which we expect to be entitled.

To achieve this core principle, the Company applies the following five steps:

1)	Identify the contract with a customer

A contract with a customer exists when (i) the Company enters into an enforceable contract with a customer that defines each party’s rights regarding the services to be transferred and identifies the payment terms related to these services, (ii) the contract has commercial substance and, (iii) the Company determines that collection of substantially all consideration for services that are transferred is probable based on the customer’s intent and ability to pay the promised consideration. The Company applies judgment in determining the customer’s ability and intention to pay, which is based on a variety of factors including the customer’s historical payment experience or, in the case of a new customer, published credit and financial information pertaining to the customer.

2)	Identify the performance obligations in the contract

Performance obligations promised in a contract are identified based on the services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the service either on its own or together with other resources that are readily available from third parties or from the Company, and are distinct in the context of the contract, whereby the transfer of the services is separately identifiable from other promises in the contract. To the extent a contract includes multiple promised services, the Company must apply judgment to determine whether promised services are capable of being distinct and distinct in the context of the contract. If these criteria are not met the promised services are accounted for as a combined performance obligation.

F-29

3)	Determine the transaction price

The transaction price is determined based on the consideration to which the Company will be entitled in exchange for transferring services to the customer. To the extent the transaction price includes variable consideration, the Company estimates the amount of variable consideration that should be included in the transaction price utilizing either the expected value method or the most likely amount method depending on the nature of the variable consideration. Variable consideration is included in the transaction price if, in the Company’s judgment, it is probable that a significant future reversal of cumulative revenue under the contract will not occur. None of the Company’s contracts as of December 31, 2019 contained a significant financing component.

4)	Allocate the transaction price to performance obligations in the contract

If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. However, if a series of distinct services that are substantially the same qualifies as a single performance obligation in a contract with variable consideration, the Company must determine if the variable consideration is attributable to the entire contract or to a specific part of the contract. For example, a bonus or penalty may be associated with one or more, but not all, distinct services promised in a series of distinct services that forms part of a single performance obligation. Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on a relative standalone selling price basis unless the transaction price is variable and meets the criteria to be allocated entirely to a performance obligation or to a distinct service that forms part of a single performance obligation. The Company determines standalone selling price based on the price at which the performance obligation is sold separately. If the standalone selling price is not observable through past transactions, the Company estimates the standalone selling price taking into account available information such as market conditions and internally approved pricing guidelines related to the performance obligations.

5)	Recognize revenue when or as the Company satisfies a performance obligation

The Company satisfies performance obligations either over time or at a point in time. Revenue is recognized at the time the related performance obligation is satisfied by transferring a promised service to a customer.

Disaggregation of Revenue from Entities. The following table disaggregates gross revenue by entity for the year ended December 31, 2019 and 2018:

	For the Year Ended
	December 31, 2019	December 31, 2018
ATGC India	$309,598	$496,203
Ameri 100 California	11,200,756	11,409,871
Ameri 100 Arizona	7,163,666	13,528,412
Ameri 100 Canada	706,083	1,049,754
Ameri 100 Georgia	12,937,677	12,541,132
Bigtech Software	315,358	840,338
Ameri 100 Consulting Pvt Ltd	172,699	19,191
Ameri Partners	7,108,838	3,117,728
Total revenue	$39,914,675	$43,002,629

For performance obligations where control is transferred over time, revenues are recognized based on the extent of progress towards completion of the performance obligation. The selection of the method to measure progress towards completion requires judgment and is based on the nature of the deliverables to be provided.

Revenues related to fixed-price contracts for application development and systems integration services, consulting or other technology services are recognized as the service is performed using the cost to cost method, under which the total value of revenues is recognized on the basis of the percentage that each contract’s total labor cost to date bears to the total expected labor costs. Revenues related to fixed-price application maintenance, testing and business process services are recognized based on our right to invoice for services performed for contracts in which the invoicing is representative of the value being delivered. If our invoicing is not consistent with value delivered, revenues are recognized as the service is performed based on the cost to cost method described above. The cost to cost method requires estimation of future costs, which is updated as the project progresses to reflect the latest available information; such estimates and changes in estimates involve the use of judgment. The cumulative impact of any revision in estimates is reflected in the financial reporting period in which the change in estimate becomes known and any anticipated losses on contracts are recognized immediately.

Revenues related to our time-and-materials, transaction-based or volume-based contracts are recognized over the period the services are provided either using an output method such as labor hours, or a method that is otherwise consistent with the way in which value is delivered to the customer.

Revenues also include the reimbursement of out-of-pocket expenses.

We may enter into arrangements that consist of multiple performance obligations. Such arrangements may include any combination of our deliverables. To the extent a contract includes multiple promised deliverables, we apply judgment to determine whether promised deliverables are capable of being distinct and are distinct in the context of the contract. If these criteria are not met, the promised deliverables are accounted for as a combined performance obligation. For arrangements with multiple distinct performance obligations, we allocate consideration among the performance obligations based on their relative standalone selling price. Standalone selling price is the price at which we would sell a promised good or service separately to the customer. When not directly observable, we typically estimate standalone selling price by using the expected cost plus a margin approach. We typically establish a standalone selling price range for our deliverables, which is reassessed on a periodic basis or when facts and circumstances change.

F-30

We assess the timing of the transfer of goods or services to the customer as compared to the timing of payments to determine whether a significant financing component exists. As a practical expedient, we do not assess the existence of a significant financing component when the difference between payment and transfer of deliverables is a year or less. If the difference in timing arises for reasons other than the provision of finance to either the customer or us, no financing component is deemed to exist. The primary purpose of our invoicing terms is to provide customers with simplified and predictable ways of purchasing our services, not to receive or provide financing from or to customers. We do not consider set up or transition fees paid upfront by our customers to represent a financing component, as such fees are required to encourage customer commitment to the project and protect us from early termination of the contract.

Prior to the adoption of the New Revenue Standard on January 1, 2018, revenues were earned and recognized when all of the following criteria were met: evidence of an arrangement existed, the price was fixed or determinable, the services had been rendered and collectability was reasonably assured. Contingent or incentive revenues were recognized when the contingency was satisfied and we concluded the amounts were earned. Volume discounts were recorded as a reduction of revenues as services were provided. Revenues also included the reimbursement of out-of-pocket expenses.

For the years ended December 31, 2019 and December 31, 2018, sales to five major customers accounted for approximately 48% and 39% of our total revenue, respectively. For the year ended December 31, 2019, three of our customers contributed 14%, 13% and 10% of our revenue, and for the year ended December 31, 2018, two of our customers contributed 14% and 10% of our revenue.

Stock-Based Compensation. Stock-based compensation expense for awards of equity instruments to employees and non-employee directors is determined based on the grant-date fair value of those awards. We recognize these compensation costs net of an estimated forfeiture rate over the requisite service period of the award. Forfeitures are estimated on the date of grant and revised if actual or expected forfeiture activity differs materially from original estimates.

Income Taxes. We provide for income taxes utilizing the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Under this method, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each balance sheet date, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. If it is determined that it is more likely than not that future tax benefits associated with a deferred income tax asset will not be realized, a valuation allowance is provided. The effect on deferred income tax assets and liabilities of a change in the tax rates is recognized in income in the period that includes the enactment date. Tax benefits earned on employee stock awards in excess of recorded stock-based compensation expense are credited to additional paid-in capital. Our provision for income taxes also includes the impact of provisions established for uncertain income tax positions, as well as the related interest.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is no longer subject to tax examinations by tax authorities for years prior to 2016.

Earnings (Loss) Per Share. Earnings per share (“EPS”) is the amount of earnings attributable to each share of common stock. For convenience, the term is used to refer to either earnings or loss per share. EPS is computed pursuant to Section 260-10-45 of the FASB Accounting Standards Codification. Pursuant to ASC Paragraphs 260-10-45-10 through 260-10-45-16, basic EPS shall be computed by dividing income available to common stockholders (the numerator) by the weighted-average number of common shares outstanding (the denominator) during the period. Income available to common stockholders shall be computed by deducting both the dividends declared in the period on preferred stock (whether or not paid) and the dividends accumulated for the period on cumulative preferred stock (whether or not earned) from income from continuing operations (if that amount appears in the income statement) and also from net income. The computation of diluted EPS is similar to the computation of basic EPS except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued during the period to reflect the potential dilution that could occur from common shares issuable through contingent shares issuance arrangement, stock options or warrants. See Note 12 below.

Comprehensive Income (Loss). Our comprehensive income (loss) consists of net income (loss) plus or minus any periodic currency translation adjustments.

Foreign Currency. The assets and liabilities of our foreign subsidiaries whose functional currency is not the U.S. dollar are translated into U.S. dollars from functional currencies at current exchange rates while revenues and expenses are translated from functional currencies at average monthly exchange rates. The resulting translation adjustments are recorded in the caption “Accumulated other comprehensive income (loss)” on the consolidated statements of financial position.

Related Parties. The Company follows subtopic ASC 850-10 for the identification of related parties and disclosure of related party transactions.

F-31

Pursuant to Section 850-10-20, the related parties include: (a) affiliates of the Company (“Affiliate” means, with respect to any specified person, any other person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such person, as such terms are used in and construed under Rule 405 under the Securities Act); (b) entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825-10-15, to be accounted for by the equity method by the investing entity; (c) trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; (d) principal owners of the Company; (e) management of the Company; (f) other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and (g) other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”. This ASU requires that credit losses be reported using an expected losses model rather than the incurred losses model that is currently used, and establishes additional disclosures related to credit risks. For available-for-sale debt securities with unrealized losses, this standard now requires allowances to be recorded instead of reducing the amortized cost of the investment. ASU 2016-13 limits the amount of credit losses to be recognized for available-for-sale debt securities to the amount by which carrying value exceeds fair value and requires the reversal of previously recognized credit losses if fair value increases. ASU 2016-13 will be effective for fiscal years beginning after December 15, 2019 with early adoption permitted, and requires adoption using a modified retrospective approach, with certain exceptions. Based on the composition of the Company’s investment portfolio as of September 30, 2019, current market conditions and historical credit loss activity, the adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements. Additionally, for trade receivables, due to their short duration and the credit profile of the Company’s customers, the effect of transitioning from the incurred losses model to the expected losses model is not expected to be material.

In October 2016, the FASB issued ASU 2016-16, “Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other than Inventory”, which eliminates the exception that prohibits the recognition of current and deferred income tax effects for intra-entity transfers of assets other than inventory until the asset has been sold to an outside party. The updated guidance is effective for annual periods beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption of the update is permitted. The Company is currently evaluating the impact of the new standard.

In January 2017, the FASB issued ASU No. 2017-04, simplifying the Test for Goodwill Impairment. Under this new standard, goodwill impairment would be measured as the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying value of goodwill. This ASU eliminates existing guidance that requires an entity to determine goodwill impairment by calculating the implied fair value of goodwill by hypothetically assigning the fair value of a reporting unit to all of its assets and liabilities as if that reporting unit had been acquired in a business combination. This update is effective for annual periods beginning after December 15, 2019, and interim periods within those periods. Early adoption is permitted for interim or annual goodwill impairment test performed on testing dates after January 1, 2017. Based on the Company’s preliminary assessment of the foregoing update, it does not anticipate such update will have a material impact its financial statements.

In August 2018, the Financial Accounting Standards Board (the “FASB”) issued ASU No. 2018-13, “Fair Value Measurement (Topic 820), Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement”. This ASU removed the following disclosure requirements: (1) the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy; (2) the policy for timing of transfers between levels; and (3) the valuation processes for Level 3 fair value measurements. Additionally, this update added the following disclosure requirements: (1) the changes in unrealized gains and losses for the period included in other comprehensive income and loss for recurring Level 3 fair value measurements held at the end of the reporting period; (2) the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. For certain unobservable inputs, an entity may disclose other quantitative information (such as the median or arithmetic average) in lieu of the weighted average if the entity determines that other quantitative information would be a more reasonable and rational method to reflect the distribution of unobservable inputs used to develop Level 3 fair value measurements. ASU No. 2018-13 will be effective for fiscal years beginning after December 15, 2019 with early adoption permitted. The Company is currently evaluating the potential impact of this guidance on its consolidated financial statements.

In December 2019, the FASB issued authoritative guidance intended to simplify the accounting for income taxes (ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes”). This guidance eliminates certain exceptions to the general approach to the income tax accounting model and adds new guidance to reduce the complexity in accounting for income taxes. This guidance is effective for annual periods after December 15, 2020, including interim periods within those annual periods. The Company is currently evaluating the potential impact of this guidance on its consolidated financial statements.

Management does not believe that any recently issued, but not yet effective accounting pronouncements, when adopted, will have a material effect on the accompanying consolidated financial statements.

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Standards Implemented

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606),” which supersedes the revenue recognition requirements in “Revenue Recognition (Topic 605).” This ASU requires an entity to recognize revenue when goods are transferred, or services are provided to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. This ASU also requires disclosures enabling users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. In August 2015, the FASB issued ASU 2015-14, “Revenue from Contracts with Customers (Topic 606), deferral of the Effective Date.” With the issuance of ASU 2015-14, the new revenue guidance ASU 2014-09 will be effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2018, using one of two prescribed retrospective methods. In April 2016, the FASB issued ASU 2016-10, “Revenue from Contracts with Customer (Topic 606), Identifying Performance Obligations and Licensing.” The guidance is applicable from the date of applicability of ASU 2014-09. This ASU finalizes the amendments to the guidance on the new revenue standard on the identification of performance obligations and accounting for licenses of intellectual property. In December 2016, the FASB issued ASU 2016-20, “Technical Corrections and Improvements (Topic 606)” which is applicable from the date of applicability of ASU 2014-09. This guidance provides optional exemptions from the disclosure requirement for remaining performance obligations for specific situations in which an entity need not estimate variable consideration to recognize revenue. In May 2016, FASB issued ASU No. 2016-12, “Narrow-Scope Improvements and Practical Expedients”. This amendment clarified certain aspects of Topic 606 and will be applicable from the date of applicability of ASU 2014-09. The Company has implemented the above guidance and related amendments on January 1, 2018.

In February 2016, the FASB issued ASU 2016-02 “Leases” (Topic 842) which amended guidance for lease arrangements to increase transparency and comparability by providing additional information to users of financial statements regarding an entity’s leasing activities. Subsequent to the issuance of Topic 842, the FASB clarified the guidance through several ASUs; hereinafter the collection of lease guidance is referred to as ASC 842. The revised guidance seeks to achieve this objective by requiring reporting entities to recognize lease assets and lease liabilities on the balance sheet for substantially all lease arrangements. On January 1, 2019, the Company adopted ASC 842 using the modified retrospective approach and analyzed the lease for a right of use (“ROU”) asset and liability to be recorded on the consolidated balance sheet related to the operating lease for its office space. Results for the year ended December 31, 2019 are presented under ASC 842, while prior period amounts were not adjusted and continue to be reported in accordance with the legacy accounting guidance under ASC Topic 840, Leases.

In May 2017, the FASB issued ASU 2017-09, “Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting,” which provides guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. This standard is required to be adopted in the first quarter of 2018. The Company adopted the standard during the year ended December 31, 2018 and the adoption did not have a material effect on its consolidated financial statements and disclosures.

In July 2017, the FASB issued ASU 2017-11, “Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480) and Derivatives and Hedging (Topic 815): I. Accounting for Certain Financial Instruments with Down Round Features; II. Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception”. Part I of this update addresses the complexity of accounting for certain financial instruments with down round features. Down round features are features of certain equity-linked instruments (or embedded features) that result in the strike price being reduced on the basis of the pricing of future equity offerings. Current accounting guidance creates cost and complexity for entities that issue financial instruments (such as warrants and convertible instruments) with down round features that require fair value measurement of the entire instrument or conversion option. Part II of this update addresses the difficulty of navigating Topic 480, Distinguishing Liabilities from Equity, because of the existence of extensive pending content in the FASB Accounting Standards Codification. This pending content is the result of the indefinite deferral of accounting requirements about mandatorily redeemable financial instruments of certain nonpublic entities and certain mandatorily redeemable noncontrolling interests. The amendments in Part II of this update do not have an accounting effect. This ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2018. The Company adopted the new standard during the year ended December 31, 2019 and the adoption did not have a material effect on the consolidated financial statements and related disclosures.

In June 2018, the FASB issued Accounting Standards Update (ASU) No. 2018-07, Compensation – Stock Compensation (Topic718): Improvements to Nonemployee Share-Based Payment Accounting. Under the new standard, companies will no longer be required to value non-employee awards differently from employee awards. Companies will value all equity classified awards at their grant-date under ASC 718 and forgo revaluing the award after the grant date. ASU 2018-07 is effective for annual reporting periods beginning after December 15, 2018, including interim reporting periods within that reporting period. Early adoption is permitted, but no earlier than the Company’s adoption date of Topic 606, Revenue from Contracts with Customers (as described above under “Revenue Recognition”). The Company adopted the new standard during the year ended December 31, 2019 and the adoption did not have a material effect on the consolidated financial statements and related disclosures.

Subsequent Events. The Company evaluates subsequent events and transactions that occur after the balance sheet date for potential recognition or disclosure. Any material events that occur between the balance sheet date and the date that the financial statements were issued are disclosed as subsequent events, while the financial statements are adjusted to reflect any conditions that existed at the balance sheet date.

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NOTE 3. EQUITY TRANSACTIONS:

Private Offering

On July 25, 2018, we entered into a securities purchase agreement (the “Initial Securities Purchase Agreement”) with certain institutional and accredited investors (“Initial Purchasers”) for the sale of 200,000 shares of our common stock (“Initial Shares”) and warrants to purchase a total of 160,000 shares (“Initial Warrant Shares”) of our common stock (“Initial Purchaser Warrants”) for total consideration of approximately $6,000,000 (“Initial Investment”). On July 30, 2018, we issued an aggregate of 130,000 of the Initial Shares to the Initial Purchasers, with the remaining Initial Shares to be issued pursuant to pre-funded Warrants, subject to adjustment. The $6,000,000 purchase price paid by the Initial Purchasers on July 30, 2018 represents the entire purchase price for the Initial Shares and the Initial Purchaser Warrants (excluding the exercise price to be paid upon the exercise of Initial Purchaser Warrants), including upon the issuance of additional Shares (through the adjustment of a pre-funded warrant) and for additional Warrant Shares issuable upon the occurrence of certain events described below.

On August 21, 2018, we entered into a second securities purchase agreement (the “Second Securities Purchase Agreement”, and together with the Initial Securities Purchase Agreement, the “Purchase Agreements”) with an accredited investor (the “Additional Purchaser”, and with the Initial Purchaser, the “Purchasers”) for the sale of 20,017 shares of our common stock, via a pre-funded warrant due to share issuance limitations (the “Additional Shares”, and with the Initial Shares, the “Common Stock”), and warrants to purchase 16,013 shares (the “Additional Warrant Shares”, and with the Initial Warrant Shares, the “Warrant Shares”) of our common stock (the “Additional Purchaser Warrants”, and with the Initial Purchaser Warrants, the “Purchaser Warrants”) for gross proceeds of approximately $600,000 (the “Additional Investment”). The Additional Investment was made in connection with, and substantially on the same terms and using the same forms as, the private placement of the Initial Shares and Initial Purchaser Warrants (such private placement and the Additional Investment, the “Private Placement”). The $600,000 purchase price paid by the Additional Purchaser on August 21, 2018 represents the entire purchase price for the Additional Shares and the Additional Purchaser Warrants (excluding the exercise price to be paid upon the exercise of Additional Purchaser Warrants), including upon the issuance of additional Shares (through the adjustment of a pre-funded warrant, all pre-funded warrants with the Purchaser Warrants, the “Warrants”) and for additional Warrant Shares issuable upon the occurrence of certain events described below.

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The initial price per share of Common Stock equaled $30 and the initial per share exercise price of the Purchaser Warrants equaled $40. The per share purchase price and the exercise price were subject to adjustment as described below. The Initial Purchaser Warrants are immediately exercisable, subject to ownership limitations described below, and expire five years after the date of issuance. The Initial Purchaser Warrants are exercisable on a cashless basis six months after the issuance date if there is no effective registration statement registering the resale of the shares underlying the Initial Purchaser Warrants. The Additional Purchaser was not issued any shares at the closing of the Additional Investment, due to Nasdaq stock issuance limitations at the time of closing, but the Additional Shares will be issued upon the exercise of a pre-funded warrant for no additional consideration to the Company. The Additional Purchaser Warrants and the Additional Purchaser’s pre-funded warrant are currently exercisable, subject to ownership limitations described below, and expire five years after the date of issuance. The Warrants contain provisions for the adjustment of the number of shares issuable upon the exercise of the warrant and of the exercise price in the event of stock dividends, splits, mergers, asset sales, tender or exchange offers, reclassifications, reorganizations or recapitalizations, combinations, or the like.

The per share purchase price (through the pre-funded Warrants) and Warrant exercise price was automatically adjusted lower (the “Price Adjustment”) to 80% (with respect to the purchase price of the Common Stock) and 110% (with respect to the exercise price of the Warrants) of the lowest of the average daily prices on the 6 trading days following each of: (i) the date our stockholders approved the Private Placement transaction (such approval was obtained on September 27, 2018) and (ii) the date a registration statement covering the resale of securities being issued in the Private Placement was declared effective by the Securities and Exchange Commission (the “SEC”) (such registration statement on Form S-1, file no. 333-227011, was declared effective on October 23, 2018 (the “Effective Registration”)). Due to the Price Adjustment, the lowest purchase price of $0.29 for the Common Stock issued at closing under the Purchase Agreements and pursuant to the pre-funded Warrants was achieved, and all 910,345 shares registered under the Effective Registration as issued or issuable under the Purchase Agreements and pursuant to the pre-funded Warrants were issued to the selling stockholders. In addition, the exercise price of the Purchaser Warrants was subject to the Price Adjustment, which has resulted in 901,766 shares of common stock being issuable under the Purchaser Warrants when exercised. The Purchaser Warrants have been fully adjusted and neither the exercise price or the number of shares issuable under such warrants are subject to further adjustment, except pursuant to typical anti-dilution provisions.

In accordance with the exercise provisions of the Purchaser Warrants, the 901,766 shares issuable under the Purchaser Warrants following the full Price Adjustment was determined by holding constant the aggregate exercise price of $7,040,534.40 for the Purchaser Warrants at the time of closing of the Private Placement (which was calculated based on 176,013 total Purchaser Warrants at the closing date multiplied by the exercise price of $40, which equals $7,040,534.40), and then dividing the $7,040,534.40 aggregate exercise price by the post-Price Adjustment exercise price of $7.81 to get 901,766 shares.

Under the terms of all of the Warrants, a selling stockholder may not exercise Warrants to the extent such exercise would cause such selling stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the Warrants which have not been exercised. In addition, the Warrants have transaction-specific anti-dilution provisions.

The Company has allocated the aggregate gross proceeds received to the Purchaser Warrants, the Initial Shares issued and the pre-funded warrants. Due to the reset features present in the Purchaser Warrants along with the existence of down-round protection in the event of future financing transactions at lower prices, the Purchaser Warrants were determined to be derivative financial instruments and therefore, have been recorded as a liability (“Warrant Liability”) in the accompanying consolidated balance sheets. The Purchaser Warrants were initially recorded at fair value with fair value determined utilizing a Black-Scholes option pricing model with the following assumptions: expected term of 5 years; expected volatility of 111.8%; risk free interest rate of 2.37% and an expected dividend yield of zero. The calculated aggregate fair value of $1,429,000 was reflected as Warrant Liability. The remaining proceeds received under the Purchase Agreements were allocated to the Initial Shares and pre-funded warrants and recorded within stockholder’s equity. The fair value of the Purchaser Warrants was reassessed to reflect the Price Adjustment and number of shares issuable upon exercise. The resulting increase in the fair value of the Purchaser Warrants of $2,760,819 was reflected as “Changes in Fair Value of Warrant Liability” within the accompanying consolidated statements of comprehensive income (loss) during the year ended December 31, 2018. For the sixth months ended June 30, 2019, the Purchaser Warrants were reassessed to reflect the Price Adjustment and number of shares issuable upon exercise. The resulting increase in the fair value of the Purchaser Warrants of $61,715 was reflected as “Changes in Fair Value of Warrant Liability” within the accompanying consolidated statements of operations and comprehensive income (loss). Also, during the sixth months ended June 30, 2019, the Company issued 271,972 shares upon the exercise of certain Purchaser Warrants and received net cash proceeds of $2,123,425,

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On September 19, 2019, the Company and each of the Purchasers entered into separate amendment and exchange agreements (the “Exchange Agreements”), pursuant to which the Company agreed to issue to the Purchasers an aggregate of 409,365 shares of Common Stock (the “Exchange Shares”) in exchange for the cancellation and termination of all of the outstanding Purchaser Warrants (the “Exchange”). The Company also agreed to grant to the Purchasers certain participation rights in future financings for a period of twelve (12) months. In connection with the Exchange, the Company recognized an additional charge of $733,470 reflecting an adjustment to the fair value of the Purchaser Warrants. The remaining Warrant Liability at the time of the Exchange of $4,984,573 was reclassified to Stockholder’s Equity. As of December 31, 2019, there are no Purchaser Warrants outstanding.

2018 Preferred Stock Amendment

On June 22, 2018, we entered into an Amendment Agreement with Lone Star Value Investors, LP (“LSV”), pursuant to which we and LSV agreed to the amendment and restatement of the certificate of designations (the “Amendment”) for our Series A Preferred Stock (the “Series A Preferred”) and the issuance of warrants (the “Amendment Warrants”) for the purchase of 200,000 shares of our common stock to holders of the Series A Preferred (the “Warrant Issuance”), provided that the Amendment and the Warrant Issuance were subject to approval by our stockholders at our 2018 annual meeting of stockholders (the “2018 Annual Meeting”).

As the Amendment and the Warrant Issuance were approved by our stockholders at the 2018 Annual Meeting, the

Amendment, was filed with the Delaware Secretary of State following stockholder approval, providing for, among other things:

(a)	the payment of the March 31, 2018 dividend payment in-kind in shares of Series A Preferred;

(b)	elimination of any prior default in respect of non-payment of accrued dividends through the filing effective date of the Amendment (the “Effective Date”);

(c)	payment in-kind in shares of Series A Preferred of dividends for all dividend periods from April 1, 2018 through March 31, 2020 at a rate of 2% per annum of the liquidation preference (the “Adjusted Rate”); and

(d)	commencing April 1, 2020, we will pay cash dividends per share at a rate per annum equal to the Adjusted Rate multiplied by the liquidation preference; provided, however, dividends for periods ending after April 1, 2020 may be paid at the election of our Board of Directors in-kind through the issuance of additional shares of Series A Preferred for up to four dividend periods in any consecutive 36-month period, determined on a rolling basis.

In addition, the Amendment revised the change of control definition to mean a change in control of at least 70% of the voting power of all shares of stock of the Company and clarified that a change of control shall not be deemed to be a dissolution, liquidation or winding up of the Company. The Amendment also eliminated voting rights with respect to the authorization, creation or issuance of any securities ranking senior or equal to the Series A Preferred.

Following our 2018 Annual Meeting, promptly following the effectiveness of the Amendment, the Company issued an aggregate of 15,325 shares of our Series A Preferred to holders of our Series A Preferred, on a pro rata basis, as payment of accrued in-kind dividends owed on such preferred stock and completed the Warrant Issuance to holders of the Series A Preferred at such time.

The Amendment Warrants are only exercisable for cash, with an exercise price of $1.50 per share, for five years from the date of issuance. In the event that the closing price of our common stock is $2.00 or higher for ten trading days out of a fifteen consecutive trading day period, the Company shall have the option, in its sole discretion, to elect to accelerate the termination date of the Amendment Warrants to such date that is 30 days (or more, in the Company’s sole discretion) following the date of such election. Following such accelerated termination date, any unexercised Amendment Warrants shall automatically be canceled without any further obligations on the part of the Company or the holders of such Amendment Warrants. The Amendment Warrants were valued utilizing a Black-Scholes option pricing model with the following assumptions: expected term of 5 years; expected volatility of 111.8%; risk free interest rate of 2.37% and an expected dividend yield of zero. The calculated aggregate fair value of $1,712,000 was reflected within stockholders’ equity as a dividend paid to the Series A Preferred stockholders and also reflected as an adjustment to income available to common stockholders for calculation of net income (loss) per common share for year ended December 31, 2018.

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NOTE 4. BUSINESS COMBINATIONS:

Acquisition of Ameri Georgia

On November 20, 2015, we completed the acquisition of Bellsoft, Inc., a consulting company based in Lawrenceville, Georgia, which specializes in SAP software, business intelligence, data warehousing and other enterprise resource planning services. Following the acquisition, the name of Bellsoft, Inc. was changed to Ameri100 Georgia Inc. (“Ameri Georgia”). Ameri Georgia has operations in the United States, Canada and India.

The total purchase price of $9.9 million was allocated to net working capital of $4.6 million, intangibles of $1.8 million, taking into consideration projected revenue from the acquired list of Ameri Georgia customers over a period of three years, and goodwill. The excess of total purchase price over the net working capital and intangibles allocations has been allocated to goodwill.

On January 17, 2018, we completed all payment obligations to the former shareholders of Ameri Georgia in connection with the Ameri Georgia share purchase agreement, and we have no further payment obligations pursuant thereto.

Acquisition of Bigtech Software Private Limited

On June 23, 2016, we entered into a definitive agreement to purchase Bigtech Software Private Limited (“Bigtech”), a pure-play SAP services company providing a wide range of SAP services including turnkey implementations, application management, training and basis ABAP support. Based in Bangalore, India, Bigtech offers SAP services to improve business operations at companies of all sizes and verticals.

The acquisition of Bigtech was effective as of July 1, 2016, and the total consideration for the acquisition of Bigtech was $850,000, consisting of:

(a)	A cash payment in the amount of $340,000 which was due within 90 days of closing and was paid on September 22, 2016;

(b)	Warrants for the purchase of 2,040 shares of our common stock (valued at approximately $250,000 based on the $162.75 closing price of our common stock on the closing date of the acquisition), with such warrants exercisable for two years. The former shareholders of Bigtech exercised such warrants in full and were issued shares of common stock as of July 5, 2018; and

(c)	$255,000 payable in cash earn-outs to the sellers of Bigtech, if Bigtech achieved certain pre-determined revenue and EBITDA targets in 2017 and 2018. On October 4, 2018, we issued an aggregate of 2,903 shares of common stock to the former shareholders of Bigtech in satisfaction of an earn-out owed to them. As of October 4, 2018, we had resolved all remaining payments under the Bigtech purchase agreement and we have no further payment obligations pursuant thereto.

Bigtech’s financial results are included in our consolidated financial results starting July 1, 2016. The Bigtech acquisition did not constitute a significant acquisition for the Company for purposes of Regulation S-X. The valuation of Bigtech was made on the basis of its projected revenues.

Acquisition of Virtuoso

On July 22, 2016, we acquired all of the outstanding membership interests of Virtuoso, L.L.C. (“Virtuoso”), a Kansas limited liability company, pursuant to the terms of an Agreement of Merger and Plan of Reorganization, by and among us, Virtuoso Acquisition Inc., Ameri100 Virtuoso Inc., Virtuoso and the sole member of Virtuoso (the “Sole Member”). Virtuoso is an SAP consulting firm specialized in providing services on SAP S/4 HANA finance, enterprise mobility and cloud migration and is based in Leawood, Kansas. In connection with the merger, Virtuoso’s name was changed to Ameri100 Virtuoso Inc. The Virtuoso acquisition did not constitute a significant acquisition for the Company for purposes of Regulation S-X.

The total purchase price of $1.8 million was allocated to intangibles of $0.9 million, taking into consideration projected revenue from the acquired list of Virtuoso customers over a period of three years, and the balance was allocated to goodwill. The Virtuoso earn-out payments for 2016 amounted to $0.06 million in cash and 496 shares of common stock, which were delivered to the Sole Member during the twelve months ended December 31, 2017. As of January 23, 2018, we had resolved all remaining payments under the Virtuoso merger agreement with the Sole-Member and we have no further payment obligations pursuant thereto.

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Acquisition of Ameri Arizona

On July 29, 2016, we acquired 100% of the membership interests of DC&M Partners, L.L.C. (“Ameri Arizona”), an Arizona limited liability company, pursuant to the terms of a Membership Interest Purchase Agreement by and among us, Ameri Arizona, all of the members of Ameri Arizona, Giri Devanur and Srinidhi “Dev” Devanur, our former President and Chief Executive Officer and current Executive Chairman, respectively. In July 2017, the name of DC&M Partners, L.L.C. was changed to Ameri100 Arizona LLC. Ameri Arizona is an SAP consulting company headquartered in Chandler, Arizona. Ameri Arizona provides its clients with a wide range of information technology development, consultancy and management services with an emphasis on the design, build and rollout of SAP implementations and related products.

The aggregate purchase price for the acquisition of Ameri Arizona was $15.8 million, consisting of:

(a)	A cash payment in the amount of $3,000,000 at closing;

(b)	64,000 shares of our common stock (valued at approximately $10.4 million based on the $162.75 closing price of our common stock on the closing date of the acquisition), which were to be issued on July 29, 2018 or upon a change of control of our company (whichever occurred earlier). At the election of the former members of Ameri Arizona, in lieu of receiving shares of our common stock, each former member was entitled to receive a cash payment of $60 per share; and

(c)	Earn-out payments of $1,500,000 payable in cash each year to be paid, if earned, through the achievement of annual revenue and gross margin targets in 2017 and 2018.

The total purchase price of $15.8 million was allocated to intangibles of $5.4 million, taking into consideration projected revenue from the acquired list of Ameri Arizona customers over a period of three years, and the balance was allocated to goodwill. In August 2018, the Company resolved the payment of all earn-out payments to the former members of Ameri Arizona pursuant to the Ameri Arizona membership interest purchase agreement, and the Company has no further payment obligations with respect to any Ameri Arizona earn-out. As of July 29, 2018, two former members of Ameri Arizona properly elected to receive an aggregate of $2,496,000 in cash in lieu of stock and such payment was due on or about September 28, 2018. The Company has not yet paid such cash payments (which represent deferred purchase price for Ameri Arizona) and company has negotiated for deferred payment terms with the two former members of Ameri Arizona who elected such cash payments. On July 30, 2018, we issued 22,400 shares of common stock to the remaining former member of Ameri Arizona who had not elected to receive cash in lieu of stock. Such former member has asserted that he had properly elected to receive cash instead of stock prior to the deadline for such election. The Company has entered into a settlement agreement, dated February 4, 2019, in which the Company paid an amount of $200,000 to such member in four equal monthly installments starting from February 2019 and ending in May 2019, which settled such dispute in its entirety.

Acquisition of Ameri California

On March 10, 2017, we acquired 100% of the shares of ATCG Technology Solutions, Inc. (“Ameri California”), a Delaware corporation, pursuant to the terms of a Share Purchase Agreement among the Company, Ameri California, all of the stockholders of Ameri California (the “Stockholders”), and the Stockholders’ representative. In July 2017, the name of ATCG Technology Solutions, Inc. was changed to Ameri100 California Inc. Ameri California provides U.S. domestic, offshore and onsite SAP consulting services and has its main office in Folsom, California. Ameri California specializes in providing SAP Hybris, SAP Success Factors and business intelligence services.

The aggregate purchase price for the acquisition of Ameri California was $8.8 million, consisting of:

(a)	23,077 shares of our common stock, valued at approximately $3.8 million based on the closing price of our common stock on the closing date of the acquisition;

(b)	Unsecured promissory notes issued to certain of Ameri California’s selling stockholders for the aggregate amount of $3,750,000 (which notes bear interest at a rate of 6% per annum and mature on June 30, 2018);

(c)	Earn-out payments in shares of our common stock (up to an aggregate value of $1.2 million worth of shares) to be paid, if earned, in each of 2018 and 2019 based on certain revenue and earnings before interest taxes, depreciation and amortization (“EBITDA”) targets as specified in the purchase agreement. We have determined that the earn-out targets for each year have been fully achieved, and 11,334 shares of common stock were issued in 2018 in respect of the 2017 earn-out period and $605,000 worth of common stock was issued in January 2019 in respect of the 2018 earn-out period; and

(d)	An additional cash payment of $0.06 million for cash that was left in Ameri California at closing.

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The total purchase price of $8.8 million was allocated to intangibles of $3.8 million, taking into consideration projected revenue from the acquired list of Ameri California customers over a period of three years, and goodwill. The excess of total purchase price over the intangibles allocation has been allocated to goodwill.

In August 2018, we repaid all of the unsecured promissory notes issued to the Ameri California selling stockholders and we have no further payment obligations pursuant thereto.

Presented below is the summary of the foregoing acquisitions:

Allocation of purchase price in millions of U.S. dollars

Asset Component	Ameri Georgia	Bigtech	Virtuoso	Ameri Arizona	Ameri California

Intangible Assets	1.8	0.6	0.9	5.4	3.8
Goodwill	3.5	0.3	0.9	10.4	5.0
Working Capital
Current Assets
Cash	1.4	-	-	-	-
Accounts Receivable	5.6	-	-	-	-
Other Assets	0.2	-	-	-	-
	7.3	-	-	-	-
Current Liabilities
Accounts Payable	1.3	-	-	-	-
Accrued Expenses & Other Current Liabilities	1.3	-	-	-	-
	2.7	-	-	-	-
Net Working Capital Acquired	4.6	-	-	-	-

Total Purchase Price	9.9	0.9	1.8	15.8	8.8

As of the date of this report the Company owed an aggregate of $1,000,000 in consideration payable in cash, including contingent consideration payable, for its acquisitions.

NOTE 5. INTANGIBLE ASSETS:

The Company’s intangible assets primarily consists of the customer lists it acquired through various acquisitions. We amortize our intangible assets that have finite lives using either the straight-line method or based on estimated future cash flows to approximate the pattern in which the economic benefit of the asset will be utilized. Amortization expense was $2.3 million and $2.9 million during the years ended December 31, 2019 and December 31, 2018, respectively. This amortization expense relates to customer lists which expire through 2022.

During the year ended December 31, 2019 and December 31, 2018, we determined, based upon the results of our annual goodwill impairment testing as further described in Note 8, that a triggering event had occurred with respect to certain customer lists contained in the reporting units where goodwill impairment was determined to have occurred, and recorded an impairment charge of $0 million and $0.9 Million respectively. The determination of the fair value of intangible assets requires significant inputs, judgments and estimates. These fair value measurements, and related inputs, are considered to be Level 3 measures under the fair value hierarchy as further described in Note 18. There were no triggering events during the year ended December 31, 2019.

F-39

Components of intangible assets were as follows, as of December 31:

	2019			2018
		Accumulated
	Gross Carrying	Amortization and	Net Carrying	Gross Carrying	Accumulated	Net Carrying
	Amount	Impairment	Amount	Amount	Amortization	Amount
Customer lists	$13,563,414	9,986,414	3,577,000	13,563,414	7,793,414	5,770,000
Software	$425,064	417,843	7,221	425,064	417,028	8,036

Total intangible assets:	$13,988,478	10,404,257	3,584,221	13,988,478	8,210,442	5,778,036

Our future amortization schedule is as follows:

Year ending December 31,	Amount

2020	2,075,610
2021	1,383,611
2022	125,000
Total	$3,584,221

NOTE 6. GOODWILL:

Goodwill represents the excess of the aggregate purchase price of an acquisition over the fair value of the net assets acquired in the business combinations. Our goodwill was comprised of the following amounts for each of our acquisitions which we have deemed to be separate reporting units for purposes of evaluating our goodwill for impairment:

	December 31,	December 31,
	2019	2018
Ameri Arizona	$5,450,000	$5,450,000
Ameri Georgia	3,470,522	3,470,522
Ameri California	4,809,248	4,809,248
Total	$13,729,770	$13,729,770

During the year ended December 31, 2019 we performed our annual impairment testing which resulted no impairment charges for the year. However, during the year ended December 31, 2018, as a result of performing our annual impairment testing, we recorded impairment charges amounting to $8.2 million as a result of our impairment testing. The full goodwill impairment on Virtuoso, Bigtech and Ameri Consulting Service Pvt. Ltd, and the partial goodwill impairment on Ameri Arizona were primarily driven by declines in estimated future cash flows to be generated by the reporting units as these reporting units that have experienced declining cash flows that what were expected at the time of each acquisition. The determination of the fair value of a reporting unit requires significant inputs, judgments and estimates. These fair value measurements, and related inputs, are considered to be Level 3 measures under the fair value hierarchy as further described in Note 18.

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NOTE 7. SHARE-BASED COMPENSATION:

On April 20, 2015, our Board of Directors and the holder of a majority of our outstanding shares of common stock approved the adoption of our 2015 Equity Incentive Award Plan (the “Plan”). The Plan allows for the issuance of up to 160,000 shares of our common stock for award grants. The Plan provides equity-based compensation through the grant of cash-based awards, nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and other stock-based awards. We believe that an adequate reserve of shares available for issuance under the Plan is necessary to enable us to attract, motivate and retain key employees and directors and to provide an additional incentive for such individuals through stock ownership and other rights that promote and recognize the financial success and growth of our Company. We have not granted any options or restricted stock units (“RSUs”), pursuant to the Plan with respect to the twelve months ended December 31, 2019.

Total share-based compensation expense for the years ended December 31, 2019 and December 31, 2018 was $1.2 million and $0.6 million, respectively. As of December 31, 2019, the unamortized share-based compensation expenses is $0.07 million which will be amortized by end of 2021.

NOTE 8. EQUITY COMPENSATION PLANS:

The following table sets forth information regarding our equity compensation plans as of December 31, 2019:

	Options		RSUs	Shares of Stock
		Weighted			Weighted
	No. of	Average	No of	No of	Average
	Options	Price	RSUs	Shares	Price	Total

Equity compensation plan total shares				-	-	80,000
Granted	6,000	66.75	3,328	0	0	9,328
Cancelled/expired	0	0	0	0	0	0
Balance outstanding as at December 31, 2015	6,000	66.75	3,328	0	0	0
Balance available under the plan as at December 31, 2015	0	0	0	0	0	70,672
Granted	39,028	169.75	20,307	0	0	59,335
Cancelled/expired	6,400	135.25	0	0	0	6,400
Balance outstanding as at December 31, 2016	38,628	159.5	23,635	0	0	0
Balance available under the plan as at December 31, 2016	0	0	0	0	0	17,737
Granted	11,400	140.5	3,045	7,944	64.5	22,389
Cancelled/Expired	3,616	163.5	7,633	0	0	11,249
Balance outstanding as at December 31, 2017	46,412	152.5	19,047	7,944	64.5	0
Balance available under the plan as at December 31, 2017	0	0	0	0	0	6,597
New pool added	0	0	0	0	0	80,000
Granted	74,480	36.75	5,675	0	0	80,155
Cancelled/expired	34,072	150	1,599	0	0	35,671
Balance available under the plan as at December 31, 2018	0	0	0	0	0	42,114
New pool added	0	0	0	0	0	0
Granted	0	0	0	0	0	0
Cancelled/expired	32,908	0	0	0	0	32,908
Balance available under the plan as at December 31, 2019	0	0	0	0	0	75,022

F-41

The company issued and valued options using the Black-Scholes model for all 2017 issuances with the following significant assumptions –

●	Expected term of 3.25 years.

●	Expected volatility of 111.8%.

●	Risk-free interest rate of 0.57%.

●	Expected dividend yield of 0%.

NOTE 9. WARRANTS:

Below is a table summarizing the Company’s outstanding warrants for the years ended December 31, 2019 :

Warrants Outstanding at December 31, 2014	Number of Shares	Weighted Average, Exercise Price	Weighted Average, Remaining term

Granted	111,111	45	4.41
Exercised	-	-	-
Warrants Outstanding at December 31, 2015	111,111	45.00	4.41
Granted	40,000	150.00	-
Exercised	4,444	45.00	-
Warrants Outstanding at December 31, 2016	106,667	45.00	3.9
Granted	59,000	103.13
Exercised	66,667	45.00
Warrants Outstanding at December 31, 2017	99,000	122.00	3.14
Granted	1,682,110	4.50
Exercised	779,446	0.75
Warrants Outstanding at December 31, 2018	1,001,664	18.75	3.46
Granted	-	-
Exercised	902,786	0.25
Warrants Outstanding at December 31, 2019	98,878	117.75	1.26

NOTE 10. EARNINGS / (LOSS) PER SHARE:

Basic income (loss) per share is computed based upon the weighted average number of common shares outstanding for the period. When applicable, diluted income (loss) per share is calculated using two approaches. The first approach, the treasury stock method, reflects the potential dilution that could occur if outstanding stock options, warrants, restricted stock units and outstanding shares to be awarded to satisfy contingent consideration for the business combinations described in Note 4 (collectively, the “Equity Awards”) were exercised and issued. The second approach, the if converted method, reflects the potential dilution of the Equity Awards, the 8% Convertible Unsecured Promissory Notes (the “2017 Notes”) described in Note 11 being exchanged for common stock. Under this method, interest expense, net of tax, if any, associated with the 2017 Notes, up through redemption, is added back to net income attributable to common stockholders and the shares outstanding are increased by the underlying 2017 Notes are considered to be issued.

F-42

For the twelve months ended December 31, 2019 and 2018, no shares related to the issuance of common stock upon exercise of the Equity Awards or the exchange of the 2017 Notes for common stock were considered in the calculation of diluted loss per share, as the effect would be anti-dilutive due to net losses attributable to common stockholders for both periods.

A reconciliation of net loss attributable to common stockholders and weighted average shares used in computing basic and diluted net loss per share is as follows:

	For the Twelve Months Ended
	December 31,	December 31,
	2019	2018
Numerator for basic and diluted income (loss) per share:
Net income (loss) attributable to common stockholders	$(6,029,978)	(19,480,701)
Numerator for diluted income (loss) per share:
Net income (loss) attributable to common stockholders - as reported	$(6,029,978)	(19,480,701)
Interest expense on 2017 Notes, net of taxes	-	-
Net income (loss) attributable to common stockholders - after assumed conversions of dilutive shares	$(6,029,978)	(19,480,701)
Denominator for weighted average common shares outstanding:
Basic shares	2,128,806	951,601
Dilutive effect of Equity Awards	-
Dilutive effect of 2017 Notes	-	-
Diluted shares	2,128,806	951,601

Income (loss) per share – basic:	$(2.83)	(20.47)

Income (loss) per share – diluted:	$(2.83)	(20.47)

NOTE 11. DEBT:

As of December 31, 2019, we had approximately $2.9 million in borrowings outstanding under our senior secured credit facility (the “Credit Facility”), which provided for up to $8 million in principal for revolving loans (the “Revolving Loans”) for general working capital purposes.

F-43

On January 23, 2019, certain subsidiaries of the Company, including Ameri100 Arizona LLC, Ameri100 Georgia, Inc., Ameri100 California, Inc. and Ameri and Partners, Inc., as borrowers (individually and collectively, “Borrower”) entered into a Loan and Security Agreement (the “Loan Agreement”), with North Mill Capital LLC, as lender (the “Lender”). The Loan Agreement has an initial term of two years from the closing date, with renewal thereafter if Lender, at its option, agrees in writing to extend the term for additional one-year periods (the “Term”). The Loan Agreement is collateralized by a first-priority security interest in all of the assets of Borrower. In addition, (i) pursuant to a Corporate Guaranty entered into by the Company in favor of the Lender (the “Corporate Guaranty”), the Company has guaranteed the Borrower’s obligations under the Credit Facility and (ii) pursuant to a Security Agreement entered into between the Company and Lender (the “Security Agreement”), the Company granted a first-priority security interest in all of its assets to Lender.

The Borrowers received an initial advance on January 23, 2019 in an amount of approximately $2.85 million (the “Initial Advance”). Borrowings under the Credit Facility accrue interest at the prime rate (as designated by Wells Fargo Bank, National Association) plus one and three quarters percentage points (1.75%), but in no event shall the interest rate be less than seven and one-quarter percent (7.25%). Notwithstanding anything to the contrary contained in the Loan Documents, the minimum monthly interest payable by Borrower on the Advances (as defined in the Loan Agreement) in any month shall be calculated based on an average Daily Balance (as defined in the Loan Agreement) of Two Million Dollars ($2,000,000) for such month. For the first year of the Term, Borrower shall pay to Lender a facility fee equal to $50,000, due in equal monthly installments, with additional facility fees due to Lender in the event borrowings exceed certain thresholds and with additional facility fees due and payable in later years or upon later milestones. In addition, Borrower shall pay to Lender a monthly fee (the “Servicing Fee”) in an amount equal to one-eighth percent (.125%) of the average Daily Balance (as defined in the Loan Agreement) during each month on or before the first day of each calendar month during the Term.

The Company used approximately $2.75 million of the Initial Advance to repay all of its outstanding obligations under the Credit Facility of Sterling National Bank. Upon payment, the Company’s obligations under the erstwhile Credit Facility were terminated.

Borrower also agreed to certain negative covenants in the Loan Agreement, including that they will not, without the prior written consent of Lender, enter into any extraordinary transactions, dispose of assets, merge, acquire, or consolidate with or into any other business organization or restructure.

If an Event of Default (as defined in the Loan Agreement) occurs, Lender may, among other things, (i) declare all obligations immediately due and payable in full; (ii) cease advancing money or extending credit to or for the benefit of Borrower; and/or (iii) terminate the Loan Agreement as to any future liability or obligation of Lender, without affecting Lender’s right to repayment of all obligations and Lender’s security interests.

In addition, as of December 31, 2019, we have an outstanding aggregate of $1 million in 5% Convertible Unsecured Debentures (the “Debentures”), which were issued to one of accredited investors. The Debentures bear interest at 5% per annum and are convertible at $0.01 per share.

In addition, as of December 31, 2019, we have an outstanding aggregate of $1 million in 8% Convertible Unsecured Promissory Notes (the “2017 Notes”), which were issued to one of our accredited investor, including one of the Company’s then-directors, Dhruwa N. Rai, and David Luci, who became a director of the Company in February 2018. The 2017 Notes bear interest at 8% per annum until maturity in March 2020, with interest being paid annually on the first, second and third anniversaries of the issuance of the 2017 Notes beginning in March 2018. From and after an event of default and for so long as the event of default is continuing, the 2017 Notes will bear default interest at the rate of 10% per annum. The 2017 Notes can be prepaid by us at any time without penalty.

The 2017 Notes are convertible into shares of our common stock at a conversion price equal to $70. The holders of the 2017 Notes have the right, at their option, at any time and from time to time to convert, in part or in whole, the outstanding principal amount and all accrued and unpaid interest under the 2017 Notes into shares of the Company’s common stock at the then applicable conversion price.

The 2017 Notes rank junior to our secured credit facility with Sterling National Bank. The 2017 Notes also include certain negative covenants including, without the investors’ approval, restrictions on dividends and other restricted payments and reclassification of its stock.

F-44

Short-term Debt:

The following summarizes our short-term debt balances as of December 31:

	2019	2018
Notes outstanding under revolving credit facility	$2,881,061	$3,950,681
Convertible note	1,000,000	1,250,000
Debentures	1,000,000	-
Term loan - current maturities	-	6,450
Total short-term debt	$4,881,061	$5,207,131

NOTE 12. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES:

Accrued expense and other liabilities as of December 31, 2019 and December 31, 2018 consisted of the following:

	December 31,2019	December 31,2018
1 Salaries, commissions and other benefits payable	737,787	950,257
2 Professional & legal fees payable	148,743	109,246
3 Interest payable	219,204	172,466
4 Taxes Payable	648,460	182,298
5 Other liabilities	235,700	283,369
	1,989,894	1,697,636

NOTE 13. EMPLOYEE BENEFIT PLAN:

The Company has a 401(k)-tax deferred savings plan (the “401(k) Plan”) that is available to all employees who satisfy certain minimum hour requirements each year. The Company matches 100% of the first 3% of a participant’s salary contributed under the 401(k) Plan and 50% on the next 2% of each participant’s salary contributed under the 401(k) at the discretion of the company and no amount was contributed during the year.

NOTE 14. INCOME TAXES:

The provision for income taxes consists of the following components for the years ended December 31:

	2019	2018
Current:
Federal and state	$97,465	$125,356
Foreign	278,004	109,917
Total current provision/(benefit)	375,469	235,273
Deferred:
Federal and state	-	-
Foreign	13,188	24,478
Valuation allowance	-	6,088,751
Total deferred expense (benefit)	13,188	6,113,229

Total income tax expense (benefit)	$388,657	$6,348,502

The Company has provided for a current tax expense of $0.4 million and $0.2 million for the year ended December 31, 2019 and December 31, 2018. The reported tax benefits for the years ended December 31, 2019 and December 31, 2018 are based upon an estimated annual effective tax rate of 21% for all such periods. The effective tax rates reflected our combined federal and state income tax rates, the impact of providing for a valuation allowance during the year ended December 31, 2019, the recognition of U.S. deferred tax liabilities for differences between the book and tax basis of goodwill and the impact of the Tax Cuts and Jobs Act of 2017.

F-45

Tax Cuts and Jobs Act of 2017

The Tax Cuts and Jobs Act of 2017 (the “Tax Legislation”), enacted on December 22, 2017, contains significant changes to U.S. tax law, including lowering the U.S. corporate income tax rate to 21% effective for January 1, 2018, implementing a territorial tax system, and imposing a one-time tax on deemed repatriated earnings of foreign subsidiaries.

Valuation Allowance on Deferred Tax Assets

Deferred tax assets refer to assets that are attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets in essence represent future savings of taxes that would otherwise be paid in cash. The realization of the deferred tax assets is dependent upon the generation of sufficient future taxable income, including capital gains. If it is determined that the deferred tax assets cannot be realized, a valuation allowance must be established, with a corresponding charge to earnings in the period that the valuation allowance is established or adjusted for.

We assess the reliability of our deferred tax assets and assess the need for a valuation allowance on an ongoing basis. The periodic assessment of the net carrying value of our deferred tax assets under the applicable accounting rules is highly judgmental. We are required to consider all available positive and negative evidence in evaluating the likelihood that we will be able to realize the benefit of our deferred tax assets in the future. Such evidence includes scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and the results of recent operations. Since this evaluation requires consideration of events that may occur some years into the future, there is significant judgment involved and our conclusion could be materially different should certain of our expectations not transpire.

Unrecognized Tax Benefits

We have reviewed the tax positions taken, or to be taken, in our tax returns for all tax years currently open to examination by a taxing authority. As of December 31, 2019, the gross amount of unrecognized tax benefits exclusive of interest and penalties was zero. We have identified no other uncertain tax positions for which it is reasonably possible that the total amount of unrecognized tax benefits will significantly increase or decrease within the twelve months ending December 31, 2020.

NOTE 15. Leases

The Company determines if an arrangement contains a lease at inception. Right of use (“ROU”) assets represent the right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. ROU assets and liabilities are recognized at the lease commencement date based on the estimated present value of lease payments over the lease term.

The Company’s principal facility is located in Suwanee, Georgia. The Company also leases office space in various locations with expiration dates between 2016 and 2020. In January 2020, the Company entered into a lease agreement for its Dallas office with expiration date 2027. The lease agreements often include leasehold improvement incentives, escalating lease payments, renewal provisions and other provisions which require the Company to pay taxes, insurance, maintenance costs, or defined rent increases. Rent expense is recorded over the lease terms on a straight-line basis. Rent expense was $0.34 million and $0.26 million for the twelve months ended December 31, 2019 and December 31, 2018, respectively.

The Company utilized a portfolio approach in determining the discount rate. The portfolio approach takes into consideration the range of the term, the range of the lease payments, the category of the underlying asset and the Company’s estimated incremental borrowing rate, which is derived from information available at the lease commencement date, in determining the present value of lease payments. The Company also considered its recent debt issuances as well as publicly available data for instruments with similar characteristics when calculating the incremental borrowing rates.

The lease terms include options to extend the leases when it is reasonably certain that the Company will exercise that option. These operating leases contain renewal options for periods ranging from three to five years that expire at various dates with no residual value guarantees. Future obligations relating to the exercise of renewal options is included in the measurement if, based on the judgment of management, the renewal option is reasonably certain to be exercised. Factors in determining whether an option is reasonably certain of exercise include, but are not limited to, the value of leasehold improvements, the value of the renewal rate compared to market rates, and the presence of factors that would cause a significant economic penalty to the Company if the option is not exercised. Management reasonably plans to exercise all options, and as such, all renewal options are included in the measurement of the right-of-use assets and operating lease liabilities.

Leases with a term of 12 months or less are not recorded on the balance sheet, per the election of the practical expedient noted above.

The Company recognizes lease expense for these leases on a straight-line basis over the lease term. The Company recognizes variable lease payments in the period in which the obligation for those payments is incurred. Variable lease payments that depend on an index or a rate are initially measured using the index or rate at the commencement date, otherwise variable lease payments are recognized in the period incurred. Rent expense was $0.34 million and $0.26 million for the twelve months ended December 31, 2019 and December 31, 2018, respectively.

F-46

The components of lease expense were as follows:

Year Ended December 31, 2019

Operating leases	95,481
Interest on lease liabilities	3,788
Total net lease cost	99,269

Supplemental balance sheet information related to leases was as follows:

December 31, 2019
Operating leases:
Operating lease ROU assets	$286,162

Current operating lease liabilities, included in current liabilities	$120,052
Noncurrent operating lease liabilities, included in long-term liabilities	169,897
Total operating lease liabilities	$289,949

Supplemental cash flow and other information related to leases was as follows:

Year Ended December 31, 2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$85,591
ROU assets obtained in exchange for lease liabilities:
Operating leases	$371,754

Weighted average remaining lease term (in years):
Operating leases	2.3
Weighted average discount rate:
Operating leases	7.25%

Total future minimum payments required under the lease obligations as of December 31, 2019 are as follows:

Twelve Months Ending December 31,
2020	$136,347
2021	141,507
2022	35,694
2023	-
Total lease payments	$313,550
Less: amounts representing interest	(23,599)
Total lease obligations	$289,951

F-47

NOTE 16. FAIR VALUE MEASUREMENT:

We utilize the following valuation hierarchy for disclosure of the inputs to valuation used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows:

●	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities;

●	Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument; and

●	Level 3 inputs are unobservable inputs based on our own assumptions used to measure assets and liabilities at fair value.

A financial asset or liability’s classification within the hierarchy is determined based upon the lowest level input that is significant to the fair value measurement.

The following table sets forth the financial assets, measured at fair value, by level within the fair value hierarchy as of

December 31, 2019:

	Level 1	Level 2		Level 3	Total
Cash equivalents:	$-	$-	$		$-
Warrant liability				-	-
Contingent
consideration	-	-		-	-
Total	-	-		$-	$-

The following table sets forth the financial assets, measured at fair value, by level within the fair value hierarchy as of December 31, 2018:

	Level 1	Level 2	Level 3		Total
Cash equivalents:	$-	$-	$		$-
Warrant liability				4,189,388	4,189,388
Contingent consideration	-	-		605,223	605,223
Total	-	-		$4,794,611	$4,794,611

The following table presents the change in level 3 instruments:

Closing balance December 31, 2018	4,794,611
Additions during the period	$-
Paid/settlements	(4,794,611)
Total gains recognized in Statement of Operations	-
Closing balance December 31, 2019	$-

Contingent consideration pertaining to the acquisitions referred to in Note 4 above as of December 31, 2019 has been classified under Level 3 as the fair valuation of such contingent consideration has been done using one or more of the significant inputs which are not based on observable market data.

The fair value of the contingent consideration was estimated using a discounted cash flow technique with significant inputs that are not observable in the market. The significant inputs not supported by market activity included our probability assessments of expected future cash flows related to the acquisitions during the earn-out period, appropriately discounted considering the uncertainties associated with the obligation, and calculated in accordance with the respective terms of the share purchase agreements.

No financial instruments were transferred into or out of Level 3 classification during the years ended December 31, 2019 and 2018.

F-48

NOTE 17. Revision of Prior Year Financial Statements

The Company’s corrections of the financial statements as of December 31, 2019 and the year then ended were a result of the adoption of FASB ASU 2016-02 “Leases” (Topic 842) and the implementation of the guidance for a lease that was executed as of April 1, 2019.

In accordance with the guidance provided by the SEC’s Staff Accounting Bulletin 99, Materiality and Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements the Company determined that previously issued financial statements be revised to reflect the correction of these errors.

As a result of the aforementioned correction of accounting errors, the relevant financial statements have been revised as follows:

The following tables summarize the effects of the revisions on the specific items presented in the Company’s historical consolidated financial statements previously included in the Company’s Annual Report for the year ended December 31, 2019 and the Company’s Quarterly Reports on Form 10-Q for the periods ended June 30, 2019 and September 30, 2019:

	December 31, 2019
	As Previously Reported	Adjustment	As Revised
Balance Sheet
Other Assets
Operating lease right of use asset, net	$-	$286,163	$286,163
Total Other Assets	17,405,998	286,163	17,692,161
Total Assets	$25,005,152	$286,163	$25,291,313

Current Liabilities
Current portion – operating lease liability	$-	$120,052	$120,052
Total Current Liabilities	14,383,605	120,052	14,503,657
Long-term Liabilities
Operating lease liability, net	-	169,897	169,897
Total Long-term Liabilities	-	169,897	169,897
Total Liabilities	$14,383,605	$289,949	$14,673,554

Stockholders’ Equity
Accumulated Deficit	$(40,508,231)	$(3,788)	$(40,512,019)
Total Stockholders’ Equity	10,621,547	(3,788)	10,617,764
Total Liabilities and Stockholders’ Equity	$25,005,152	286,163	25,291,315

	For the year ended December 31, 2019
	As Previously Reported	Adjustments	As Revised
Statement of Operations
Interest expense	$(691,138)	$(3,788)	$(694,926)
Total other income (expenses)	1,109,576	(3,788)	1,105,788
Loss before income taxes	(5,215,318)	(3,788)	(5,219,106)
Net loss	(5,603,975)	(3,788)	(5,607,763)
Net loss attributable to common stockholders	(6,029,978)	(3,788)	(6,033,766)
Total comprehensive loss	(6,056,963)	(3,788)	(6,060,751)
Comprehensive loss attributable to Company	$(6,056,963)	$(3,788)	$(6,060,751)
Basic and diluted loss per share	$(2.83)	$-	$(2.83)

Statements of Cash Flows
Net loss	$(6,029,978)	$(3,788)	$(6,033,766)
Amortization of right of use asset	-	3,788	3,788
Net Cash Used in Operating Activities	$(2,453,123)	$-	$(2,453,123)

	For the year ended December 31, 2019
	As Previously Reported	Adjustments	As Revised
Statement of Stockholders’ Deficit
Net loss	$(6,029,978)	$(3,788)	$(6,033,766)
Accumulated deficit ending balance	$(40,508,231)	$(3,788)	$(40,512,019)
Total stockholders’ equity ending balance	$10,621,547	$(3,788)	$10,617,764

F-49

The following tables summarize the effects of the revisions on the specific items presented in the Company’s historical unaudited condensed consolidated balance sheets previously included in the Company’s Quarterly Reports on Form 10-Q for the periods ended June 30, 2019 and September 30, 2019:

	September 30, 2019
	As Previously Reported	Adjustment	As Revised
Balance Sheet
Other Assets
Operating lease right of use asset, net	$-	$315,187	$315,187
Total Other Assets	18,511,902	315,187	18,827,089
Total Assets	$29,477,833	$315,187	$29,793,020

Current Liabilities
Current portion – operating lease liability	$-	$116,665	$116,665
Total Current Liabilities	14,365,829	116,665	14,482,494
Long-term Liabilities
Operating lease liability, net	-	198,522	198,522
Total Long-term Liabilities	4,251,103	198,522	4,449,625
Total Liabilities	$18,616,932	$315,187	$18,932,119

Stockholders’ Equity
Accumulated Deficit	$(37,806,731)	$-	$(37,806,731)
Total Stockholders’ Equity	10,860,901	-	10,860,901
Total Liabilities and Stockholders’ Equity	$29,477,833	$315,187	$29,793,020

	June 30, 2019
	As Previously Reported	Adjustment	As Revised
Balance Sheet
Other Assets
Operating lease right of use asset, net	$-	$343,715	$343,715
Total Other Assets	17,967,963	343,715	18,311,678
Total Assets	$26,656,309	$343,715	$27,000,024

Current Liabilities
Current portion – operating lease liability	$-	$113,338	$113,338
Total Current Liabilities	13,408,946	113,338	13,522,284
Long-term Liabilities
Operating lease liability, net	-	230,377	230,377
Total Long-term Liabilities	-	230,377	230,377
Total Liabilities	$13,408,946	$343,715	$13,752,661

Stockholders’ Equity
Accumulated Deficit	$(37,872,197)	$-	$(37,872,197)
Total Stockholders’ Equity	13,247,363	-	13,247,363
Total Liabilities and Stockholders’ Equity	$26,656,309	$343,715	$27,000,024

Note 18 - SUBSEQUENT EVENTS:

Spin-Off Transaction

Stock Purchase Agreement

On January 10, 2020, Ameri Holdings, Inc. (the “Company”) and Ameri100 Inc. (“Buyer”) entered into a Stock Purchase Agreement (the “Agreement”) pursuant to which, among other things and subject to the satisfaction or waiver of specified conditions, the Company will sell to Buyer and Buyer will purchase from the Company one hundred percent (100%) of the outstanding equity interests (the “Purchased Shares”) of Ameri100 Holdco, Inc. (“Holdco”) (the “Spin-Off”).

F-50

Prior to the Spin-Off Closing (as defined below), the Company will consummate a reorganization (the “Reorganization”) pursuant to which it will contribute, transfer and convey to Holdco all of the issued and outstanding equity interests of the existing subsidiaries of the Company, constituting the entire business and operations of the Company and its subsidiaries (the “Transferred Legacy Business”). At the Spin-Off Closing, in exchange for the Purchased Shares, all of the issued and outstanding shares of Series A preferred stock of the Company shall be redeemed for a number of shares of Series A preferred stock of Buyer (“Buyer Preferred Stock”) equal to equal to the sum of (a) 431,333 shares of Buyer Preferred Stock plus (b) an additional number of payable-in-kind shares of Buyer Preferred Stock based on a 2% annual interest rate, compounding quarterly, from January 1, 2020 through and including the date of the Spin-Off Closing on the number of shares set forth in clause (a).

Each party to the Agreement has made customary representations and warranties. The Company has agreed to customary covenants, including relating to the conduct of the Transferred Legacy Business from the date of the Agreement until the closing of the Spin-Off (the “Spin-Off Closing”).

Each party’s obligation to consummate the Spin-Off is subject to certain conditions including, but not limited to:

●	the accuracy of the other party’s representations and warranties and the performance, in all material respects, by the other party of its obligations under the Agreement;

●	the Company obtaining the approval of the Spin-Off from its stockholders at the Company Special Meeting (as defined below);

●	the consummation of the Reorganization; and

●	the consummation of the Amalgamation (as defined below).

The Agreement permits the Company for a period of 30 days after the signing of the Agreement to discuss with third parties alternative transactions to those contemplated by the Agreement. After such 30 day period, the Company will not be permitted to discuss or provide confidential information to third parties relating to an alternative transaction. The Company’s board of directors and its special committee will be required to recommend the Spin-Off transaction to the Company’s shareholders, except that it may change its recommendation to the extent required by its fiduciary duties and subject to certain requirements specified in the Agreement, including termination of the Agreement.

The Agreement may be terminated by the mutual written consent of the Company and the Buyer or by either party if (a) there is an outstanding law or order from a governmental authority prohibiting the transactions contemplated by the Agreement, (b) the Spin-Off is not consummated on or prior to the date that is 180 days from the date of the Agreement (the “Outside Date”) or (c) the other party materially breaches the Agreement such that its related closing condition would not be met and fails to cure within the earlier of 10 business days after receipt of notice of such breach or the Outside Date. The Buyer can also terminate the Agreement for a Material Adverse Effect (as defined in the Agreement), which is continuing and uncured. Additionally, the Company can terminate if it enters into a definitive agreement for an alternative transaction as permitted by the Agreement and pays the required termination fee, and the Buyer can terminate if the Company or its board of directors or special committee changes its recommendation as permitted by the Agreement. If the Agreement is terminated, neither party will have any continuing obligations other than confidentiality requirements, the miscellaneous provisions and liability for any fraud, willful misconduct or intentional breach of the Agreement, except that if the agreement is terminated in connection with the fiduciary out as described in the preceding sentence, the Company will be required to pay to the Buyer a termination fee equal to the Buyer’s transaction expenses, up to a maximum of $300,000.

F-51

Each party agreed to provide indemnification to the other and its related parties for any breaches of covenants. Additionally, the Company agreed to provide indemnification for any liabilities for taxes relating to pre-closing periods and any claims by any pre-closing security holders of any subsidiary of the Company, and the Buyer agreed to provide indemnification for any liabilities for taxes relating to post-closing periods.

Exchange Agreements

In connection with the Agreement, on January 10, 2020, the Company entered into Exchange Agreements (each, an “Exchange Agreement”) with certain creditors of the Company and its subsidiaries (each, a “Converted Debt Holder”), pursuant to which the Company issued in a private offering a total of 599,600 shares of its common stock (the “Exchange Shares”) to such Converted Debt Holders at a price per share of $2.495 in satisfaction of $1,496,000 of the obligations owed by the Company to such Converted Debt Holders, with the remaining $1,000,000 owed to such Converted Debt Holders, plus interest (at an increased rate), due at the closing of the Amalgamation (or the earlier of the termination of the Amalgamation Agreement (as defined below) or 181 days after the date of the Amalgamation Agreement. The Converted Debt Holders have agreed to lock-up the Exchange Shares for a period from the date of issuance until six (6) months following the closing of the Amalgamation and have agreed to certain leak-out provisions for the three (3) months after the expiration of such lock-up, in each case, subject to earlier release if the Company’s stock price exceeds $7.50 per share for 20 consecutive trading days.

Amalgamation Transaction

Amalgamation Agreement

On January 10, 2020, the Company entered into an Amalgamation Agreement (the “Amalgamation Agreement”) with Jay Pharma Merger Sub, Inc. a company organized under the laws of Canada and a wholly-owned subsidiary of the Company (“Merger Sub”), Jay Pharma Inc., a company organized under the laws of Canada (“Jay Pharma”), Jay Pharma ExchangeCo., Inc. a company organized under the laws of British Columbia and a wholly-owned subsidiary of the Company (“ExchangeCo”), and Barry Kostiner, as the Company Representative.

The Amalgamation Agreement provides that, upon the terms and subject to the satisfaction or waiver of the conditions set forth therein, Merger Sub and Jay Pharma will be amalgamated and will continue as one corporation (“AmalCo”) under the terms and conditions prescribed in the Amalgamation Agreement (the “Amalgamation”), AmalCo shall be a direct wholly-owned subsidiary of ExchangeCo and an indirect wholly-owned subsidiary of the Company.

At the effective time of the Amalgamation (the “Effective Time”), all outstanding shares of Jay Pharma (the “Jay Pharma Shares”) will be converted into the right to receive such number of shares of common stock of the Company representing approximately 84% of the post-closing company’s issued and outstanding shares of common stock (calculated prior to the issuance of those new shares of common stock) (“Resulting Issuer Common Stock”). The Jay Pharma Shares will initially be converted into either (a) ExchangeCo Exchangeable Shares (as defined in the Amalgamation Agreement) or (b) ExchangeCo Special Shares (as defined in the Amalgamation Agreement) which in turn will be exchangeable into freely-trading shares of Resulting Issuer Common Stock. Additionally, each outstanding Jay Pharma stock option will be converted into and become an option to purchase the number of shares of Resulting Issuer Common Stock equal to the Exchange Ratio (as defined in the Amalgamation Agreement) and each outstanding Jay Pharma warrant will be converted into and become a warrant to purchase the number of shares of Resulting Issuer Common Stock equal to the Exchange Ratio.

Each party to the Amalgamation Agreement has made customary representations and warranties.

The Company has made covenants, among others, relating to the conduct of its business prior to the closing of the Amalgamation, including:

●	an undertaking to prepare and file with the SEC, as promptly as reasonably practicable following the date of the Amalgamation Agreement, (a) a proxy statement (the “Proxy Statement”) asking its shareholders to vote on and approve any and all required proposals (the “Company Shareholder Proposals”) necessary to consummate the transactions contemplated by the Amalgamation and the Spin-Off at a special meeting (the “Company Special Meeting”) and (b) a Registration Statement or Statements on Forms S-4, S-1, S-3 or S-8, as applicable (including all amendments thereto, and collectively, the “Registration Statement”) registering all shares of Resulting Issuer Capital Stock (as defined in the Amalgamation Agreement) issued in connection with the Amalgamation;

●	an undertaking to prepare and submit a NASDAQ Listing Application and use commercially reasonable efforts to cause such NASDAQ Listing Application to be conditionally approved prior to the Effective Time; and

F-52

●	an undertaking to consummate an equity financing that eliminates all of the outstanding liabilities of the Company prior to the Effective Time (the “Company Financing”).

Following the Effective Time, the Board of Directors of the Company (the “Board”) will consist of three (3) directors and will be comprised of two (2) members designated by Jay Pharma and one (1) member designated by the Company.

The Company is not permitted to solicit, initiate, propose, seek or knowingly encourage, facilitate or support any alternative transaction proposals from third parties or to engage in discussions or negotiations with third parties regarding any alternative transaction proposals. Notwithstanding this limitation, prior to the Effective Time, the Company may under certain circumstances provide information to and participate in discussions or negotiations with third parties with respect to an unsolicited alternative transaction proposal that the Board has determined in good faith is or would reasonably be expected to lead to a superior proposal.

The Amalgamation Agreement also contains covenants regarding the Company and Jay Pharma using their respective reasonable best efforts to obtain all required governmental and regulatory consents and approvals.

Each party’s obligation to consummate the Amalgamation is subject to certain conditions including, but not limited to:

●	the accuracy of the other parties representations and warranties and the performance, in all material respects, by the other parties of its obligations under the Amalgamation Agreement;

●	the approval of the Company Shareholder Proposals at the Company Special Meeting;

●	the consummation of the Spin-Off;

●	the consummation of the Company Financing;

●	the approval of the Jay Pharma stockholders;

●	the entering into of certain ancillary agreements by and between the Company and ExchangeCo;

●	the approval of the NASDAQ Listing Application; and

●	the Company shall have effectuated the Stock Split (as defined in the Amalgamation Agreement), if necessary.

The Amalgamation Agreement contains certain customary termination rights by either the Company or Jay Pharma, including if the Amalgamation is not consummated within 180 days of the date of the Amalgamation Agreement.

If the Amalgamation Agreement is terminated under certain circumstances, the Company may be obligated reimburse Jay Pharma for expenses incurred in an amount not to exceed $500,000.

The Company has agreed to indemnify and hold harmless Jay Pharma and their respective successors and assigns for a period of one (1) year, from and against all losses arising out of or resulting from the inaccuracy or breach of any representation or warranty of, or the non-fulfillment or breach of any covenant or agreement of, the Company, Merger Sub or ExchangeCo contained in the Amalgamation Agreement. Indemnification claims will be paid by delivery of shares of Resulting Issuer Common Stock.

Lock-Up Agreements

Prior to closing, certain holders of Jay Pharma securities will enter into lock-up agreements, pursuant to which they have agreed to certain restrictions on transfers of the shares of Resulting Issuer Capital Stock for the 180-day period following the effective time of the Amalgamation, with such restrictions being subject to customary exceptions.

Loan Agreement

Effective February 27, 2020, Ameri Holdings, Inc. (the “Company”) entered into a note purchase and security agreement (the “Purchase Agreement”) with an investor for the sale of a $1,000,000 secured promissory note (the “Note”).

The Note accrues interest at rate of 7.25% and is due on August 31, 2020.

The Company granted to the investor a security interest (the “Security Interest”) in and lien on all of Company’s tangible and intangible assets owned now or acquired later by the Company of any nature whatsoever. The Security Interest is a second priority security interest, senior to all other indebtedness of the Company other than with respect to the Company’s existing indebtedness to North Mill Capital LLC (“North Mill”) the priority of which is established pursuant to an Intercreditor and Debt Subordination Agreement between the investor and North Mill.

Coronavirus

On January 30, 2020, the World Health Organization declared the coronavirus outbreak a “Public Health Emergency of International Concern” and on March 10, 2020, declared it to be a pandemic. Actions taken around the world to help mitigate the spread of the coronavirus include restrictions on travel, and quarantines in certain areas, and forced closures for certain types of public places and businesses. The coronavirus and actions taken to mitigate it have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the geographical area in which the Company operates. While it is unknown how long these conditions will last and what the complete financial effect will be to the company, to date, the Company is experiencing loss of revenues from one of our major customers in the travel industry. This will have a material impact on revenues. This is an expected reduction of approximately $3 mm in annual revenues but does not have a material impact on overall business or net income. There may be additional reductions in revenue in the future that are not currently anticipated. Potential cutbacks on 3rd party IT services by large US enterprises in the event of severe economic weakness make it reasonably possible that we are vulnerable to the risk of a near-term severe impact. Additionally, it is reasonably possible that estimates made in the financial statements have been, or will be, materially and adversely impacted in the near term as a result of these conditions, including delay in payment of receivables, and impairment losses related to goodwill and other long-lived assets.

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PART I

ITEM 1.	FINANCIAL STATEMENTS

AMERI HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2020	December 31, 2019
		(as revised)
Assets
Current assets:
Cash and cash equivalents	$2,087,691	$431,400
Accounts receivable	7,294,578	6,384,148
Other current assets	886,999	783,606
Total current assets	10,269,268	7,599,154
Other assets:
Property and equipment, net	104,905	83,128
Intangible assets, net	2,487,316	3,584,221
Acquired goodwill	13,729,770	13,729,770
Operating lease right of use asset, net	906,995	286,163
Deferred income tax assets, net	8,170	8,879
Total other assets	17,237,156	17,692,161
Total assets	$27,506,424	$25,291,315

Liabilities
Current liabilities:
Line of credit	$2,337,246	$2,881,061
Accounts payable	4,867,360	4,696,352
Other accrued expenses	1,924,468	1,989,894
Operating lease liability	208,663	120,052
Paycheck protection program loan	1,729,600	-
Convertible notes		1,000,000
Consideration payable – cash	-	2,496,000
Debenture liability	1,165,342	-1,000,000
Dividend payable	535,968	320,298
Total current liabilities	12,768,647	14,503,657

Long term liabilities:
Operating lease liability, net	708,237	169,897
Economic injury disaster loan	149,900	-
Long term loans	1,000,000	1,000,000
Total long term liabilities	1,858,137	1,169,897
Total liabilities	14,626,784	14,673,554

Stockholders’ equity:
Preferred stock, $0.01 par value; 1,000,000 authorized, 424,938 issued and outstanding as of June 30, 2020 and December 31, 2019.	4,249	4,249
Common stock, $0.01 par value; 100,000,000 shares authorized, 5,163,265 and 2,522,095 issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	51,633	25,221
Additional paid-in capital	56,869,527	51,040,296
Accumulated deficit	(44,085,632)	(40,512,017)
Accumulated other comprehensive income (loss)	39,863	60,012
Total stockholders’ equity	12,879,640	10,617,761
Total liabilities and stockholders’ equity	$27,506,424	$25,291,315

See accompanying notes to the unaudited condensed consolidated financial statements.

F-54

AMERI HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Three Months June 30, 2020	Three Months June 30, 2019	Six Months June 30, 2020	Six Months June 30, 2019

Revenue	$8,254,941	$11,015,057	$17,857,469	$21,701,253
Cost of revenue	6,436,811	8,632,882	14,157,773	17,179,114
Gross profit	1,818,130	2,382,175	3,699,696	4,522,139
Operating expenses
Selling, general and administration	2,470,723	3,296,041	5,395,241	6,173,350
Depreciation and amortization	533,863	562,570	1,093,486	1,123,587
Operating expenses	3,004,586	3,858,611	6,488,727	7,296,937
Operating Income (loss)	(1,186,456)	(1,476,436)	(2,789,031)	(2,774,798)
Other income (expenses)
Interest expenses	(372,288)	(156,660)	(532,348)	(299,214)
Impairment on goodwill and Intangibles
Changes in fair value of warrant liability	-	388,552	-	(61,715)
Others, net	2,811	4,566	2,811	4,566
Total other income (expenses)	(369,477)	236,458	(529,537)	(356,363)
Income (loss) before income taxes	(1,555,933)	(1,239,978)	(3,318,568)	(3,131,161)
Income tax benefit (expense)	(17,485)	(16,590)	(39,377)	14,621
Income (loss) after income taxes	(1,573,418)	(1,256,568)	(3,357,945)	(3,116,540)
Net income attributable to non-controlling interest	-	-	-	-
Net income (loss) attributable to the Company	(1,573,418)	(1,256,568)	(3,357,945)	(3,116,540)
Dividend on preferred stock	(107,835)	(106,234)	(215,670)	(211,939)
Net income (loss) attributable to common stock holders	(1,681,253)	(1,362,802)	(3,573,615)	(3,328,479)
Other comprehensive income (loss), net of tax
Foreign exchange translation	15,354	(18,141)	(20,149)	573
Total Comprehensive Income (loss)	$(1,665,899)	$(1,380,943)	$(3,593,764)	$(3,327,906)

Basic income (loss) per share	$(0.48)	$(0.67)	$(1.03)	$(1.73)
Diluted income (loss) per share	$(0.48)	$(0.67)	$(1.03)	$(1.73)

Basic weighted average number of common shares outstanding	3,518,118	2,027,095	3,482,286	1,925,009
Diluted weighted average number of common shares outstanding	3,518,118	2,027,095	3,482,286	1,925,009

See accompanying notes to the unaudited condensed consolidated financial statements.

F-55

AMERI HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock		Preferred Stock
	Shares	Par Value at $0.01	Shares	Par Value at $0.01	Additional paid-in capital	Foreign Currency Translation Reserve	Accumulated Deficit	Total stockholders’ equity
Balance at Dec 31, 2018	1,693,165	$16,932	420,720	$4,207	$45,129,214	$86,997	$(34,478,253)	$10,759,097
Net Loss for the period							(3,328,478)	(3,328,478)
Other comprehensive income (loss)						573		573
Shares Issued towards earnouts	131,570	1,316			603,907			605,223
Exercise of Warrants (PIPE series A&B)	271,972	2,720			2,331,590			2,334,310
Stock Compensation expenses					490,175			490,175
Balance at June 30, 2019	2,096,708	$20,968	420,720	$4,207	$48,554,887	$87,570	$(37,806,731)	$10,860,900

Balance at December 31, 2019	2,522,095	$25,221	424,938	$4,249	$51,040,296	$60,012	$(40,512,017)	$10,617,761
Net Loss for the period							(3,573,615)	(3,573,615)
Other comprehensive income (loss)						(20,149)		(20,149)
Stock Compensation expenses					34,642			34,642
Shares Issued for Extinguishment of liability	1,778,640	17,786			4,078,214			4,096,000
Rights Issue of Shares	862,500	8,625			1,716,375			1,725,000
Balance at June 30, 2020	5,163,235	$51,633	424,938	$4,249	$56,869,527	$39,863	$(44,085,632)	$12,879,640

See accompanying notes to the unaudited condensed consolidated financial statements.

F-56

AMERI HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	June 30
	2020	2019
Cash flow from operating activities
Net income (loss)	$(3,593,764)	$(3,327,905)
Adjustment to reconcile comprehensive income/(loss) to net cash used in operating activities
Depreciation and amortization	1,093,486	1,123,587
Non-cash expenses	6,117
Provision for Preference dividend	215,670	211,939
Changes in fair value of warrants	-	61,715
Stock, option, restricted stock unit and warrant expense	34,642	490,175
Foreign exchange translation adjustment	(20,149)	573
Provision for Income taxes (net of deferred income taxes)	25,071	(14,622)
Loss on sale of fixed assets	21,611	-
Changes in assets and liabilities:
Increase (decrease) in:
Accounts receivable	(910,430)	(673,381)
Other current assets	(103,393)	(1,388)
Increase (decrease) in:
Accounts payable and accrued expenses	366,713	655,151
Net cash provided by (used in) operating activities	(2,864,426)	(1,474,156)
Cash flow from investing activities
Purchase of fixed assets	(39,969)	(27,698)
Acquisition consideration	-	(200,000)
Net cash used in investing activities	(39,969)	(227,698)
Cash flow from financing activities
Proceeds from bank loan and convertible notes, net	2,835,685	(191,762)
Proceeds from issuance of common shares, net	1,725,000	2,123,425
Net cash provided by financing activities	4,560,685	1,931,663
Net increase (decrease) in cash and cash equivalents	1,656,291	229,809
Cash and cash equivalents as at beginning of the period	431,400	1,371,331
Cash at the end of the period	$2,087,691	$1,601,140

See accompanying notes to the unaudited condensed consolidated financial statements.

F-57

AMERI HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2020

NOTE 1. DESCRIPTION OF BUSINESS:

AMERI Holdings, Inc. (“AMERI”, the “Company”, “we” or “our”) is a company that, through the operations of its eleven subsidiaries, provides SAP TM cloud and digital enterprise services to clients worldwide. Headquartered in Alpharetta, Georgia, we typically go to market both vertically by industry and horizontally by product/technology specialties and provide our customers with a wide range of business and technology offerings. We work with customers, primarily within North America, to improve process, reduce costs and increase revenue through the judicious use of technology. The Company earns almost all of its revenue from North America. The Company takes the position that all of its businesses operate as a single segment.

On January 10, 2020, we and Ameri100 Inc. (“Buyer”) entered into a Stock Purchase Agreement (the “Agreement”) pursuant to which, among other things and subject to the satisfaction or waiver of specified conditions, the Company will sell to Buyer and Buyer will purchase from the Company one hundred percent (100%) of the outstanding equity interests (the “Purchased Shares”) of Ameri100 Holdco, Inc. (“Holdco”) (the “Spin-Off”).

On January 10, 2020, the Company entered into an Amalgamation Agreement (as amended on May 6, 2020, the “Amalgamation Agreement”) with Jay Pharma Merger Sub, Inc., a company organized under the laws of Canada and a wholly-owned subsidiary of the Company (“Merger Sub”), Jay Pharma Inc., a company organized under the laws of Canada (“Jay Pharma”), Jay Pharma ExchangeCo., Inc. a company organized under the laws of British Columbia and a wholly-owned subsidiary of the Company (“ExchangeCo”), and Barry Kostiner, as the Company Representative, which provides that, among other things, Merger Sub and Jay Pharma will be amalgamated and will continue as one corporation (“Amalco”), with Amalco continuing as a direct wholly-owned subsidiary of ExchangeCo and an indirect wholly-owned subsidiary of Ameri, on the terms and conditions set forth in the Amalgamation Agreement.

Liquidity and Going Concern

The Company has incurred net losses from operations since inception. The net loss for the six months ended June 30, 2020 was $3.6 million and the accumulated deficit was $44 million as of June 30, 2020. The Company’s ongoing losses have had a significant negative impact on the Company’s financial position and liquidity. The Company has also been historically reliant on loans from related parties, loans from third parties and sales of equity securities to fund operations, working capital and complete acquisitions. To increase revenues, our operating expenses are likely to continue to grow and, as a result, we will need to generate significant additional revenues to cover such expenses. We expect our primary sources of cash to be customer collections and external financing. We also continue to work on cost reductions, and we have initiated steps to reduce our overhead to improve cash savings. We may raise additional capital through the sale of equity or debt securities or borrowings from financial institutions or third parties or a combination of the foregoing. Capital raised will be used to implement our business plan, grow current operations, make acquisitions or start new vertical businesses among some of the possible uses.

One of the Company’s largest customers has terminated the majority of its work as a result of COVID-19. This customer has accounted in the past for annual revenues of between five to seven million dollars. The impact on this quarter is a reduction of approximately $1.5 mm in revenue.

As a result of funding from the SBA as well as sales of shares, the Company has adequate cash reserves to cover expected working capital needs over the next 12 months.

Our financial statements as of June 30, 2020 have been prepared under the assumption that we will continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to raise additional funding through the issuance of equity or debt securities, as well as to attain further operating efficiencies and, ultimately, to generate additional revenues. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. Although the Company believes in the viability of management’s strategy to generate sufficient revenue, control costs and the ability to raise additional funds if necessary, there can be no assurances to that effect. The foregoing conditions raise substantial doubt about our ability to continue as a going concern.

NOTE 2. BASIS OF PRESENTATION:

The accompanying unaudited condensed consolidated financial statements have been prepared by the Company in accordance with generally accepted accounting principles in the United States of America, or U.S. GAAP, and Article 10 of Regulation S-X under the Securities Exchange Act of 1934, as amended. Certain information and disclosure notes normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to those rules and regulations, although we believe that the disclosures made are adequate to ensure the information presented is not misleading.

The accompanying unaudited condensed consolidated financial statements reflect all adjustments (which were of a normal, recurring nature) that, in the opinion of management, are necessary to present fairly our financial position, results of operations and cash flows as of and for the interim periods presented. All intercompany transactions have been eliminated in the accompanying unaudited condensed consolidated financial statements.

Our comprehensive income (loss) consists of net income (loss) plus or minus any periodic currency translation adjustments.

The results for the interim periods presented are not necessarily indicative of the results expected for any future period. The following information should be read in conjunction with the audited financial statements and notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”. This ASU requires that credit losses be reported using an expected losses model rather than the incurred losses model that is currently used, and establishes additional disclosures related to credit risks. For available-for-sale debt securities with unrealized losses, this standard now requires allowances to be recorded instead of reducing the amortized cost of the investment. ASU 2016-13 limits the amount of credit losses to be recognized for available-for-sale debt securities to the amount by which carrying value exceeds fair value and requires the reversal of previously recognized credit losses if fair value increases. ASU 2016-13 will be effective for fiscal years beginning after December 15, 2019 with early adoption permitted, and requires adoption using a modified retrospective approach, with certain exceptions. Based on the composition of the Company’s investment portfolio as of December 31, 2019, current market conditions and historical credit loss activity, the adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements. Additionally, for trade receivables, due to their short duration and the credit profile of the Company’s customers, the effect of transitioning from the incurred losses model to the expected losses model is not expected to be material.

In August 2018, the Financial Accounting Standards Board (the “FASB”) issued ASU No. 2018-13, “Fair Value Measurement (Topic 820), Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement”. This ASU removed the following disclosure requirements: (1) the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy; (2) the policy for timing of transfers between levels; and (3) the valuation processes for Level 3 fair value measurements. Additionally, this update added the following disclosure requirements: (1) the changes in unrealized gains and losses for the period included in other comprehensive income and loss for recurring Level 3 fair value measurements held at the end of the reporting period; (2) the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. For certain unobservable inputs, an entity may disclose other quantitative information (such as the median or arithmetic average) in lieu of the weighted average if the entity determines that other quantitative information would be a more reasonable and rational method to reflect the distribution of unobservable inputs used to develop Level 3 fair value measurements. ASU No. 2018-13 will be effective for fiscal years beginning after December 15, 2019 with early adoption permitted.

In January 2017, the FASB issued ASU No. 2017-04, simplifying the Test for Goodwill Impairment. Under this new standard, goodwill impairment would be measured as the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying value of goodwill. This ASU eliminates existing guidance that requires an entity to determine goodwill impairment by calculating the implied fair value of goodwill by hypothetically assigning the fair value of a reporting unit to all of its assets and liabilities as if that reporting unit had been acquired in a business combination. This update is effective for annual periods beginning after December 15, 2019, and interim periods within those periods. Early adoption is permitted for interim or annual goodwill impairment test performed on testing dates after January 1, 2017. Based on the Company’s preliminary assessment of the foregoing update, it does not anticipate such update will have a material impact its financial statements.

Standards Implemented

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606),” which supersedes the revenue recognition requirements in “Revenue Recognition (Topic 605).” This ASU requires an entity to recognize revenue when goods are transferred, or services are provided to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. This ASU also requires disclosures enabling users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers.

In August 2015, the FASB issued ASU 2015-14, “Revenue from Contracts with Customers (Topic 606), deferral of the Effective Date.” With the issuance of ASU 2015-14, the new revenue guidance ASU 2014-09 will be effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2018, using one of two prescribed retrospective methods. In April 2016, the FASB issued ASU 2016-10, “Revenue from Contracts with Customer (Topic 606), Identifying Performance Obligations and Licensing.” The guidance is applicable from the date of applicability of ASU 2014-09. This ASU finalizes the amendments to the guidance on the new revenue standard on the identification of performance obligations and accounting for licenses of intellectual property. In December 2016, the FASB issued ASU 2016-20, “Technical Corrections and Improvements (Topic 606)” which is applicable from the date of applicability of ASU 2014-09. This guidance provides optional exemptions from the disclosure requirement for remaining performance obligations for specific situations in which an entity need not estimate variable consideration to recognize revenue. In May 2016, FASB issued ASU No. 2016-12, “Narrow-Scope Improvements and Practical Expedients”. This amendment clarified certain aspects of Topic 606 and will be applicable from the date of applicability of ASU 2014-09. The Company has implemented the above standard.

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In February 2016, the FASB issued ASU 2016-02 “Leases” (Topic 842) which amended guidance for lease arrangements to increase transparency and comparability by providing additional information to users of financial statements regarding an entity’s leasing activities. Subsequent to the issuance of Topic 842, the FASB clarified the guidance through several ASUs; hereinafter the collection of lease guidance is referred to as ASC 842. The revised guidance seeks to achieve this objective by requiring reporting entities to recognize lease assets and lease liabilities on the balance sheet for substantially all lease arrangements.

On January 1, 2019, the Company adopted ASC 842 using the modified retrospective approach and analyzed the lease for a right of use (“ROU”) asset and liability to be recorded on the consolidated balance sheet related to the operating lease for its office space. Results for the year ended December 31, 2019 are presented under ASC 842, while prior period amounts were not adjusted and continue to be reported in accordance with the legacy accounting guidance under ASC Topic 840, Leases.

As part of the adoption the Company elected the practical expedients permitted under the transition guidance within the new standard, which among other things, allowed the Company to:

1.	Not separate non-lease components from lease components and instead to account for each separate lease component and the non-lease components associated with that lease component as a single lease component.

2.	Not to apply the recognition requirements in ASC 842 to short-term leases.

3.	Not record a right of use asset or right of use liability for leases with an asset or liability balance that would be considered immaterial. Refer to Note 15 of our consolidated financial statements for additional disclosures required by ASC 842.

In May 2017, the FASB issued ASU 2017-09, “Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting,” which provides guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. This standard is required to be adopted in the first quarter of 2018. The Company adopted the standard during the year ended December 31, 2018 and the adoption did not have a material effect on its consolidated financial statements and disclosures.

In July 2017, the FASB issued ASU 2017-11, “Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480) and Derivatives and Hedging (Topic 815): I. Accounting for Certain Financial Instruments with Down Round Features; II. Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception”. Part I of this update addresses the complexity of accounting for certain financial instruments with down round features. Down round features are features of certain equity-linked instruments (or embedded features) that result in the strike price being reduced on the basis of the pricing of future equity offerings. Current accounting guidance creates cost and complexity for entities that issue financial instruments (such as warrants and convertible instruments) with down round features that require fair value measurement of the entire instrument or conversion option. Part II of this update addresses the difficulty of navigating Topic 480, Distinguishing Liabilities from Equity, because of the existence of extensive pending content in the FASB Accounting Standards Codification. This pending content is the result of the indefinite deferral of accounting requirements about mandatorily redeemable financial instruments of certain nonpublic entities and certain mandatorily redeemable noncontrolling interests. The amendments in Part II of this update do not have an accounting effect. This ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2018. The Company adopted the new standard during the year ended December 31, 2019 and the adoption did not have a material effect on the consolidated financial statements and related disclosures.

In June 2018, the FASB issued Accounting Standards Update (ASU) No. 2018-07, Compensation – Stock Compensation (Topic718): Improvements to Nonemployee Share-Based Payment Accounting. Under the new standard, companies will no longer be required to value non-employee awards differently from employee awards. Companies will value all equity classified awards at their grant-date under ASC 718 and forgo revaluing the award after the grant date. ASU 2018-07 is effective for annual reporting periods beginning after December 15, 2018, including interim reporting periods within that reporting period. Early adoption is permitted, but no earlier than the Company’s adoption date of Topic 606, Revenue from Contracts with Customers (as described above under “Revenue Recognition”). The Company adopted the new standard during the year ended December 31, 2019 and the adoption did not have a material effect on the consolidated financial statements and related disclosures.

Subsequent Events. The Company evaluates subsequent events and transactions that occur after the balance sheet date for potential recognition or disclosure. Any material events that occur between the balance sheet date and the date that the financial statements were issued are disclosed as subsequent events, while the financial statements are adjusted to reflect any conditions that existed at the balance sheet date.

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NOTE 3. BUSINESS COMBINATIONS:

Acquisition of Ameri Georgia

On November 20, 2015, we completed the acquisition of Bellsoft, Inc., a consulting company based in Lawrenceville, Georgia, which specializes in SAP software, business intelligence, data warehousing and other enterprise resource planning services. Following the acquisition, the name of Bellsoft, Inc. was changed to Ameri100 Georgia Inc. (“Ameri Georgia”). Ameri Georgia has operations in the United States, Canada and India.

The total purchase price of $9.9 million was allocated to net working capital of $4.6 million, intangibles of $1.8 million, taking into consideration projected revenue from the acquired list of Ameri Georgia customers over a period of three years, and goodwill. The excess of total purchase price over the net working capital and intangibles allocations has been allocated to goodwill.

On January 17, 2018, we completed all payment obligations to the former shareholders of Ameri Georgia in connection with the Ameri Georgia share purchase agreement, and we have no further payment obligations pursuant thereto.

Acquisition of Bigtech Software Private Limited

On June 23, 2016, we entered into a definitive agreement to purchase Bigtech Software Private Limited (“Bigtech”), a pure-play SAP services company providing a wide range of SAP services including turnkey implementations, application management, training and basis ABAP support. Based in Bangalore, India, Bigtech offers SAP services to improve business operations at companies of all sizes and verticals.

The acquisition of Bigtech was effective as of July 1, 2016, and the total consideration for the acquisition of Bigtech was $850,000.

Bigtech’s financial results are included in our condensed consolidated financial results starting July 1, 2016. The Bigtech acquisition did not constitute a significant acquisition for the Company for purposes of Regulation S-X. The valuation of Bigtech was made on the basis of its projected revenues.

Acquisition of Virtuoso

On July 22, 2016, we acquired all of the outstanding membership interests of Virtuoso, L.L.C. (“Virtuoso”), a Kansas limited liability company, pursuant to the terms of an Agreement of Merger and Plan of Reorganization, by and among us, Virtuoso Acquisition Inc., Ameri100 Virtuoso Inc., Virtuoso and the sole member of Virtuoso (the “Sole Member”). Virtuoso is an SAP consulting firm specialized in providing services on SAP S/4 HANA finance, enterprise mobility and cloud migration and is based in Leawood, Kansas. In connection with the merger, Virtuoso’s name was changed to Ameri100 Virtuoso Inc. The Virtuoso acquisition did not constitute a significant acquisition for the Company for purposes of Regulation S-X.

The total purchase price of $1.8 million was allocated to intangibles of $0.9 million, taking into consideration projected revenue from the acquired list of Virtuoso customers over a period of three years, and the balance was allocated to goodwill. The Virtuoso earn-out payments for 2016 amounted to $0.06 million in cash and 12,408 shares of common stock, which were delivered to the Sole Member during the twelve months ended December 31, 2017.

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Acquisition of Ameri Arizona

On July 29, 2016, we acquired 100% of the membership interests of DC&M Partners, L.L.C. (“Ameri Arizona”), an Arizona limited liability company, pursuant to the terms of a Membership Interest Purchase Agreement by and among us, Ameri Arizona, all of the members of Ameri Arizona, Giri Devanur and Srinidhi “Dev” Devanur, our former President and Chief Executive Officer and current Executive Chairman, respectively. In July 2017, the name of DC&M Partners, L.L.C. was changed to Ameri100 Arizona LLC. Ameri Arizona is an SAP consulting company headquartered in Chandler, Arizona. Ameri Arizona provides its clients with a wide range of information technology development, consultancy and management services with an emphasis on the design, build and rollout of SAP implementations and related products.

The aggregate purchase price for the acquisition of Ameri Arizona was $15.8 million.

The total purchase price of $15.8 million was allocated to intangibles of $5.4 million, taking into consideration projected revenue from the acquired list of Ameri Arizona customers over a period of three years, and the balance was allocated to goodwill. In August 2018, the Company resolved the payment of all earn-out payments to the former members of Ameri Arizona pursuant to the Ameri Arizona membership interest purchase agreement, and the Company has no further payment obligations with respect to any Ameri Arizona earn-out.

As of the date of this report, the aggregate of $1,000,000 in consideration payable by cash to Lucid Solutions Inc. and Houskens LLC in connection with the Ameri100 Arizona acquisition has been taken over as per the Exchange Agreement dated June 3, 2020. See Note 10 to our unaudited condensed consolidated financial statements for additional information.

Acquisition of Ameri California

On March 10, 2017, we acquired 100% of the shares of ATCG Technology Solutions, Inc. (“Ameri California”), a Delaware corporation, pursuant to the terms of a Share Purchase Agreement among the Company, Ameri California, all of the stockholders of Ameri California (the “Stockholders”), and the Stockholders’ representative. In July 2017, the name of ATCG Technology Solutions, Inc. was changed to Ameri100 California Inc. Ameri California provides U.S. domestic, offshore and onsite SAP consulting services and has its main office in Folsom, California. Ameri California specializes in providing SAP Hybris, SAP Success Factors and business intelligence services.

The aggregate purchase price for the acquisition of Ameri California was $8.8 million.

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The total purchase price of $8.8 million was allocated to intangibles of $3.8 million, taking into consideration projected revenue from the acquired list of Ameri California customers over a period of three years, and goodwill. The excess of total purchase price over the intangibles allocation has been allocated to goodwill.

Presented below is the summary of the foregoing acquisitions:

Allocation of purchase price in millions of U.S. dollars

Asset Component	Ameri Georgia	Bigtech	Virtuoso	Ameri Arizona	Ameri California
Intangible Assets	1.8	0.6	0.9	5.4	3.8
Goodwill	3.5	0.3	0.9	10.4	5.0
Working Capital
Current Assets
Cash	1.4	-	-	-	-
Accounts Receivable	5.6	-	-	-	-
Other Assets	0.2	-	-	-	-
	7.3	-	-	-	-
Current Liabilities
Accounts Payable	1.3	-	-	-	-
Accrued Expenses & Other Current Liabilities	1.3	-	-	-	-
	2.7	-	-	-	-
Net Working Capital Acquired	4.6	-	-	-	-

Total Purchase Price	9.9	0.9	1.8	15.8	8.8

NOTE 4. REVENUE RECOGNITION:

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 supersedes the revenue recognition requirements under Topic 605, Revenue Recognition, and most industry-specific guidance throughout the Industry Topics of the ASC. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which an entity expects to be entitled in exchange for those goods or services. The new guidance will significantly enhance comparability of revenue recognition practices across entities, industries, jurisdictions and capital markets. Additionally, the guidance requires improved disclosures as to the nature, amount, timing and uncertainty of revenue that is recognized. In May 2016, the FASB issued ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606)—Narrow-Scope Improvements and Practical Expedients. This update clarifies the objectives of collectability, sales and other taxes, noncash consideration, contract modifications at transition, completed contracts at transition and technical correction. The amendments in this update affect the guidance in ASU 2014-09. In September 2017, the FASB issued additional amendments providing clarification and implementation guidance.

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The Company adopted ASC 606 effective January 1, 2018 using the modified retrospective method which would require a cumulative effect adjustment for initially applying the new revenue standard as an adjustment to the opening balance of retained earnings and the comparative information would not require to be restated and continue to be reported under the accounting standards in effect for those periods.

The adoption of ASC 606 represents a change in accounting principle that will more closely align revenue recognition with the delivery of the Company’s services and will provide financial statement readers with enhanced disclosures. We recognize revenues as we transfer control of deliverables (products, solutions and services) to our customers in an amount reflecting the consideration to which we expect to be entitled.

To achieve this core principle, the Company applies the following five steps:

1)	Identify the contract with a customer

A contract with a customer exists when (i) the Company enters into an enforceable contract with a customer that defines each party’s rights regarding the services to be transferred and identifies the payment terms related to these services, (ii) the contract has commercial substance and, (iii) the Company determines that collection of substantially all consideration for services that are transferred is probable based on the customer’s intent and ability to pay the promised consideration. The Company applies judgment in determining the customer’s ability and intention to pay, which is based on a variety of factors including the customer’s historical payment experience or, in the case of a new customer, published credit and financial information pertaining to the customer.

2)	Identify the performance obligations in the contract

Performance obligations promised in a contract are identified based on the services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the service either on its own or together with other resources that are readily available from third parties or from the Company, and are distinct in the context of the contract, whereby the transfer of the services is separately identifiable from other promises in the contract. To the extent a contract includes multiple promised services, the Company must apply judgment to determine whether promised services are capable of being distinct and distinct in the context of the contract. If these criteria are not met the promised services are accounted for as a combined performance obligation.

3)	Determine the transaction price

The transaction price is determined based on the consideration to which the Company will be entitled in exchange for transferring services to the customer. To the extent the transaction price includes variable consideration, the Company estimates the amount of variable consideration that should be included in the transaction price utilizing either the expected value method or the most likely amount method depending on the nature of the variable consideration. Variable consideration is included in the transaction price if, in the Company’s judgment, it is probable that a significant future reversal of cumulative revenue under the contract will not occur. None of the Company’s contracts as of December 31, 2019 contained a significant financing component.

4)	Allocate the transaction price to performance obligations in the contract

If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. However, if a series of distinct services that are substantially the same qualifies as a single performance obligation in a contract with variable consideration, the Company must determine if the variable consideration is attributable to the entire contract or to a specific part of the contract. For example, a bonus or penalty may be associated with one or more, but not all, distinct services promised in a series of distinct services that forms part of a single performance obligation. Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on a relative standalone selling price basis unless the transaction price is variable and meets the criteria to be allocated entirely to a performance obligation or to a distinct service that forms part of a single performance obligation. The Company determines standalone selling price based on the price at which the performance obligation is sold separately. If the standalone selling price is not observable through past transactions, the Company estimates the standalone selling price taking into account available information such as market conditions and internally approved pricing guidelines related to the performance obligations.

5)	Recognize revenue when or as the Company satisfies a performance obligation

The Company satisfies performance obligations either over time or at a point in time. Revenue is recognized at the time the related performance obligation is satisfied by transferring a promised service to a customer.

Disaggregation of Revenue from Entities. The following table disaggregates gross revenue by entity for the six months ended June 30, 2020 and 2019:

	For the Six Months Ended
	June 30, 2020	June 30, 2019
ATGC India	$114,184	$177,105
Ameri 100 California	6,733,692	5,684,839
Ameri 100 Arizona	1,843,565	4,852,187
Ameri 100 Canada	214,578	346,349
Ameri 100 Georgia	3,168,466	6,610,680
Bigtech Software	39,170	177,542
Ameri 100 Consulting Pvt Ltd	179,406	56,392
Ameri Partners	5,564,408	3,796,159
Total revenue	$17,857,469	$21,701,253

For performance obligations where control is transferred over time, revenues are recognized based on the extent of progress towards completion of the performance obligation. The selection of the method to measure progress towards completion requires judgment and is based on the nature of the deliverables to be provided.

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Revenues related to fixed-price contracts for application development and systems integration services, consulting or other technology services are recognized as the service is performed using the cost to cost method, under which the total value of revenues is recognized on the basis of the percentage that each contract’s total labor cost to date bears to the total expected labor costs. Revenues related to fixed-price application maintenance, testing and business process services are recognized based on our right to invoice for services performed for contracts in which the invoicing is representative of the value being delivered. If our invoicing is not consistent with value delivered, revenues are recognized as the service is performed based on the cost to cost method described above. The cost to cost method requires estimation of future costs, which is updated as the project progresses to reflect the latest available information; such estimates and changes in estimates involve the use of judgment. The cumulative impact of any revision in estimates is reflected in the financial reporting period in which the change in estimate becomes known and any anticipated losses on contracts are recognized immediately.

Revenues related to our time-and-materials, transaction-based or volume-based contracts are recognized over the period the services are provided either using an output method such as labor hours, or a method that is otherwise consistent with the way in which value is delivered to the customer.

Revenues also include the reimbursement of out-of-pocket expenses.

We may enter into arrangements that consist of multiple performance obligations. Such arrangements may include any combination of our deliverables. To the extent a contract includes multiple promised deliverables, we apply judgment to determine whether promised deliverables are capable of being distinct and are distinct in the context of the contract. If these criteria are not met, the promised deliverables are accounted for as a combined performance obligation. For arrangements with multiple distinct performance obligations, we allocate consideration among the performance obligations based on their relative standalone selling price. Standalone selling price is the price at which we would sell a promised good or service separately to the customer. When not directly observable, we typically estimate standalone selling price by using the expected cost plus a margin approach. We typically establish a standalone selling price range for our deliverables, which is reassessed on a periodic basis or when facts and circumstances change.

We assess the timing of the transfer of goods or services to the customer as compared to the timing of payments to determine whether a significant financing component exists. As a practical expedient, we do not assess the existence of a significant financing component when the difference between payment and transfer of deliverables is a year or less. If the difference in timing arises for reasons other than the provision of finance to either the customer or us, no financing component is deemed to exist. The primary purpose of our invoicing terms is to provide customers with simplified and predictable ways of purchasing our services, not to receive or provide financing from or to customers. We do not consider set up or transition fees paid upfront by our customers to represent a financing component, as such fees are required to encourage customer commitment to the project and protect us from early termination of the contract.

Prior to the adoption of the New Revenue Standard on January 1, 2018, revenues were earned and recognized when all of the following criteria were met: evidence of an arrangement existed, the price was fixed or determinable, the services had been rendered and collectability was reasonably assured. Contingent or incentive revenues were recognized when the contingency was satisfied and we concluded the amounts were earned. Volume discounts were recorded as a reduction of revenues as services were provided. Revenues also included the reimbursement of out-of-pocket expenses.

For the six months ended June 30, 2020 and June 30, 2019, sales to five major customers accounted for approximately 48% and 46% of our total revenue, respectively. For the six months ended June 30, 2020, five of our customers contributed 19%, 10% ,7% and 6% of our revenue, and for the six months ended June 30, 2019, five of our customers contributed 14%,11%,9% and 6% of our revenue.

NOTE 5. INTANGIBLE ASSETS:

The Company’s intangible assets primarily consists of the customer lists it acquired through various acquisitions. We amortize our intangible assets that have finite lives using either the straight-line method or based on estimated future cash flows to approximate the pattern in which the economic benefit of the asset will be utilized. Amortization expense was $1.1 million for the six months ended June 30, 2020 and June 30, 2019. This amortization expense relates to customer lists which expire through 2022.

NOTE 6. GOODWILL:

Goodwill represents the excess of the aggregate purchase price over the fair value of the net assets acquired in business combinations. The total value of the Company’s goodwill was $13.7 million as of June 30, 2020 and December 31, 2019.

As per Company policy, goodwill impairment tests are conducted on an annual basis and any impairment is reflected in the Company’s Statements of Operations.

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NOTE 7. EARNINGS (LOSS) PER SHARE:

Basic income (loss) per share is computed based upon the weighted average number of common shares outstanding for the period. When applicable, diluted income (loss) per share is calculated using two approaches. The first approach, the treasury stock method, reflects the potential dilution that could occur if outstanding stock options, warrants, restricted stock units and outstanding shares to be awarded to satisfy contingent consideration for the business combinations (collectively, the “Equity Awards”) were exercised and issued. The second approach, the if converted method, reflects the potential dilution of the Equity Awards, the 8% Convertible Unsecured Promissory Notes (the “2017 Notes”) described in Note 10 being exchanged for common stock. Under this method, interest expense, net of tax, if any, associated with the 2017 Notes, up through redemption, is added back to net income attributable to common stockholders and the shares outstanding are increased by the underlying 2017 Notes are considered to be issued.

For the six months ended June 30, 2020 and 2019, no shares related to the issuance of common stock upon exercise of the Equity Awards or the exchange of the 2017 Notes for common stock were considered in the calculation of diluted loss per share, as the effect would be anti-dilutive due to net losses attributable to common stockholders for both periods.

A reconciliation of net loss attributable to common stockholders and weighted average shares used in computing basic and diluted net loss per share is as follows:

	For the Six Months Ended
	June 30, 2020	June 30, 2019
Numerator for basic and diluted income (loss) per share:
Net income (loss) attributable to common stockholders	$(3,573,615)	(3,328,479)
Numerator for diluted income (loss) per share:
Net income (loss) attributable to common stockholders - as reported	$(3,573,615)	(3,328,479)
Net income (loss) attributable to common stockholders - after assumed conversions of dilutive Shares	$(3,573,615)	(3,328,479)
Denominator for weighted average common shares outstanding:
Basic shares	3,482,286	1,925,009
Dilutive effect of Equity Awards	-
Dilutive effect of 2017 Notes	-	-
Diluted shares	3,482,286	1,925,009

Income (loss) per share – basic:	$(1.03)	(1.73)
Income (loss) per share – diluted:	$(1.03)	(1.73)

NOTE 8. INCENTIVE PLAN ITEMS:

During the six months ended June 30, 2020, the Company has not granted any restricted stock units and stock options to purchase Company’s common stock to key employees or directors out of Company’s 2015 Equity Incentive Award Plan. The company has booked charges of $34,642 as stock compensation expenses for the six months ended June 30, 2020 and $0.5 million for the six months ended June 30, 2019.

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NOTE 9. BANK DEBT:

On January 23, 2019, certain subsidiaries of the Company, including Ameri100 Arizona LLC, Ameri100 Georgia, Inc., Ameri100 California, Inc. and Ameri and Partners, Inc., as borrowers (individually and collectively, “Borrower”) entered into a Loan and Security Agreement (the “Loan Agreement”) for a credit facility (the “Credit Facility”) with North Mill Capital LLC, as lender (the “Lender”). The Loan Agreement has an initial term of two years from the closing date, with renewal thereafter if Lender, at its option, agrees in writing to extend the term for additional one year periods (the “Term”). The Loan Agreement is collateralized by a first-priority security interest in all of the assets of Borrower. In addition, (i) pursuant to a Corporate Guaranty entered into by the Company in favor of the Lender (the “Corporate Guaranty”), the Company has guaranteed the Borrower’s obligations under the Credit Facility and (ii) pursuant to a Security Agreement entered into between the Company and Lender (the “Security Agreement”), the Company granted a first-priority security interest in all of its assets to Lender.

The Borrowers received an initial advance on January 23, 2019 in an amount of approximately $2.85 million (the “Initial Advance”). Borrowings under the Credit Facility accrue interest at the prime rate (as designated by Wells Fargo Bank, National Association) plus one and three quarters percentage points (1.75%), but in no event shall the interest rate be less than seven and one-quarter percent (7.25%). Notwithstanding anything to the contrary contained in the Loan Documents, the minimum monthly interest payable by Borrower on the Advances (as defined in the Loan Agreement) in any month shall be calculated based on an average Daily Balance (as defined in the Loan Agreement) of Two Million Dollars ($2,000,000) for such month. For the first year of the Term, Borrower shall pay to Lender a facility fee equal to $50,000, due in equal monthly installments, with additional facility fees due to Lender in the event borrowings exceed certain thresholds and with additional facility fees due and payable in later years or upon later milestones. In addition, Borrower shall pay to Lender a monthly fee (the “Servicing Fee”) in an amount equal to one-eighth percent (.125%) of the average Daily Balance (as defined in the Loan Agreement) during each month on or before the first day of each calendar month during the Term.

Borrower also agreed to certain negative covenants in the Loan Agreement, including that they will not, without the prior written consent of Lender, enter into any extraordinary transactions, dispose of assets, merge, acquire, or consolidate with or into any other business organization or restructure.

As of June 30, 2020, the principal balance and accrued interest under the Credit Facility amounted to $2.3 million.

NOTE 10. CONVERTIBLE NOTES:

On March 7, 2017, we completed the sale and issuance of 8% Convertible Unsecured Promissory Notes (the “2017 Notes”) for aggregate proceeds to us of $1.25 million from four accredited investors, including one of the Company’s then-directors, Dhruwa N. Rai, and David Luci, who became a director of the Company in February 2018. The 2017 Notes were issued pursuant to Securities Purchase Agreements between the Company and each investor. The 2017 Notes bear interest at 8% per annum until maturity in March 2020, with interest being paid annually on the first, second and third anniversaries of the issuance of the 2017 Notes beginning in March 2018. From and after an event of default and for so long as the event of default is continuing, the 2017 Notes will bear default interest at the rate of 10% per annum.

During the first quarter of 2019 the company repaid $0.25 million towards 2017 notes.

The 2017 Notes were convertible into shares of our common stock at a conversion price equal to $2.80. The holders of the 2017 Notes had the right, at their option, at any time and from time to time to convert, in part or in whole, the outstanding principal amount and all accrued and unpaid interest under the 2017 Notes into shares of the Company’s common stock at the conversion price.

On June 3, 2020, the Company entered into an exchange agreement (the “Exchange Agreement”) with the holder of certain of the 2017 Notes, amounting to $1 million. Pursuant to the Exchange Agreement, the holder agreed to exchange the 2017 Notes for a new convertible 1% debenture (the “1% Debenture”), which 1% Debenture is convertible into shares of common stock of the Company at a conversion price of $1.75 per share. After the exchange, there are no 2017 Notes outstanding. The principal amount of the 1% Debenture is equal to the principal amount of the 2017 Notes and the accrued interest thereon.

On November 25, 2019, the Company entered into a securities purchase agreement with an institutional investor for the sale of a $1,000,000 convertible debenture (the “First Debenture”).

The First Debenture accrued interest at rate of 5% and was due six (6) months from the issue date. The First Debenture was convertible at any time after the issue date into shares of Company’s Common Stock at a price equal to $2.725.

On January 14, 2020, the Company entered into a securities purchase agreement (with the same institutional investor for the sale of a $500,000 convertible debenture (the “Second Debenture” and collectively with the First Debenture, the “Debentures”).

The Second Debenture accrued interest at rate of 5% and was due on the same date as the First Debenture. The Second Debenture was convertible at any time after the issue date into shares of Company’s Common Stock at a price equal to $2.725.

F-66

During the six months ended June 30, 2020 the holders of First Debenture and Second Debenture exercised their rights for conversion into common shares for which the company issued 550,458 common shares. After the conversion, there are no First Debentures or Second Debentures outstanding.

NOTE 11. LEASES:

The Company determines if an arrangement contains a lease at inception. Right of use (“ROU”) assets represent the right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. ROU assets and liabilities are recognized at the lease commencement date based on the estimated present value of lease payments over the lease term.

The Company’s principal facility is located in Suwanee, Georgia. The Company also leases office space in various locations with expiration dates between 2016 and 2020. In January 2020, the Company entered into a lease agreement for its Dallas office with expiration date 2027. The lease agreements often include leasehold improvement incentives, escalating lease payments, renewal provisions and other provisions which require the Company to pay taxes, insurance, maintenance costs, or defined rent increases. Rent expense is recorded over the lease terms on a straight-line basis. Rent expense was $0.1 million and $0.17 million for the six months ended June 30, 2020 and June 30, 2019, respectively.

The Company utilized a portfolio approach in determining the discount rate. The portfolio approach takes into consideration the range of the term, the range of the lease payments, the category of the underlying asset and the Company’s estimated incremental borrowing rate, which is derived from information available at the lease commencement date, in determining the present value of lease payments. The Company also considered its recent debt issuances as well as publicly available data for instruments with similar characteristics when calculating the incremental borrowing rates.

The lease terms include options to extend the leases when it is reasonably certain that the Company will exercise that option. These operating leases contain renewal options for periods ranging from three to five years that expire at various dates with no residual value guarantees. Future obligations relating to the exercise of renewal options is included in the measurement if, based on the judgment of management, the renewal option is reasonably certain to be exercised. Factors in determining whether an option is reasonably certain of exercise include, but are not limited to, the value of leasehold improvements, the value of the renewal rate compared to market rates, and the presence of factors that would cause a significant economic penalty to the Company if the option is not exercised. Management reasonably plans to exercise all options, and as such, all renewal options are included in the measurement of the right-of-use assets and operating lease liabilities.

Leases with a term of 12 months or less are not recorded on the balance sheet, per the election of the practical expedient noted above.

The Company recognizes lease expense for these leases on a straight-line basis over the lease term. The Company recognizes variable lease payments in the period in which the obligation for those payments is incurred. Variable lease payments that depend on an index or a rate are initially measured using the index or rate at the commencement date, otherwise variable lease payments are recognized in the period incurred. Rent expense was $0.1 million and $0.17 million for the six months ended June 30, 2020 and June 30, 2019, respectively.

The components of lease expense were as follows:

Six Months ended, June 30, 2020

Operating leases	107,852
Interest on lease liabilities	6,117
Total net lease cost	113,969

F-67

Supplemental balance sheet information related to leases was as follows:

June 30, 2020
Operating leases:
Operating lease ROU assets	$906,995

Current operating lease liabilities, included in current liabilities	$208,663
Noncurrent operating lease liabilities, included in long-term liabilities	708,237
Total operating lease liabilities	$916,900

Supplemental cash flow and other information related to leases was as follows:

Six Months Ended June 30, 2020
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$-
ROU assets obtained in exchange for lease liabilities:
Operating leases	$906,995

Weighted average remaining lease term (in years):	7
Operating leases	2.3
Weighted average discount rate:
Operating leases	7.25%

Total future minimum payments required under the lease obligations as of June 30, 2020 are as follows:

Six Months Ending June 30,
2020	$266,457
2021	234,172
2022	114,402
2023	117,830
2024	121,364
Thereafter	286,108
Total lease payments	$1,1,40,333
Less: amounts representing interest	223,433
Total lease obligations	$916,900

NOTE 12. FAIR VALUE MEASUREMENT:

We utilize the following valuation hierarchy for disclosure of the inputs to valuation used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows:

●	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities;
●	Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument; and
●	Level 3 inputs are unobservable inputs based on our own assumptions used to measure assets and liabilities at fair value.

A financial asset or liability’s classification within the hierarchy is determined based upon the lowest level input that is significant to the fair value measurement.

The fair value of the contingent consideration was estimated using a discounted cash flow technique with significant inputs that are not observable in the market. The significant inputs not supported by market activity included our probability assessments of expected future cash flows related to the acquisitions during the earn-out period, appropriately discounted considering the uncertainties associated with the obligation, and calculated in accordance with the respective terms of the share purchase agreements.

No financial instruments were transferred into or out of Level 3 classification during the period ended June 30, 2020 and year ended December 31, 2019.

NOTE 13. WARRANTS OUTSTANDING:

The following warrants, were outstanding as of June 30, 2020:

Exercise Price	Number Outstanding	Weighted Average Remaining Contractual life (Years)	Number Exercisable
$150.00	40,000	0.02	40,000
$102.88	3,902	0.03	3,902
$37.50	200,000	2.27	200,000
$102.88	48,975	0.42	48,975
$2.20	36,664	5	36,664
Total	329,542		329,542

F-68

NOTE 14- PREFERRED STOCK

On December 30, 2016, the Company entered into an Exchange Agreement (the “Exchange Agreement”) with Lone Star Value Investors, LP (“LSVI”), pursuant to which a Convertible Note was returned to the Company and cancelled in exchange for 363,611 shares of the Company’s Series A Preferred Stock, which is non-convertible and perpetual preferred stock of the Company. We have issued 61,327 shares as preferred dividends as of June 30, 2020 and the company has 424,938 outstanding shares preferred stock.

A dividend of $106,234.50 due on April 1, 2020 has not yet been issued.

NOTE 15. SECURED NOTE:

Effective February 27, 2020, the “Company entered into a note purchase and security agreement (the “Purchase Agreement”) with an investor for the sale of a $1,000,000 secured promissory note (the “Note”). The Note accrues interest at rate of 7.25% and is due on August 31, 2020.

The Company granted to the investor a security interest (the “Security Interest”) in and lien on all of Company’s tangible and intangible assets owned now or acquired later by the Company of any nature whatsoever. The Security Interest is a second priority security interest, senior to all other indebtedness of the Company other than with respect to the Company’s existing indebtedness to North Mill Capital LLC (“North Mill”) the priority of which is established pursuant to an Intercreditor and Debt Subordination Agreement between the investor and North Mill.

NOTE 16. LOAN FROM PAYCHECK PROTECTION PROGRAM (PPP):

On May 11, 2020, we received proceeds from a loan in the amount of $1,719,600 (the “PPP Loan”) from Sterling National Bank, as lender, pursuant to the Small Business Association Paycheck Protection Program (the “PPP”) of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The PPP Loan, which was in the form of a promissory note issued by the Company, matures on May 6, 2022 and bears interest at a rate of 1.00% per annum, payable monthly commencing on November 6, 2020. The note may be prepaid by the Company at any time prior to maturity with no prepayment penalties. Funds from the PPP Loan may only be used for payroll costs, costs used to continue group health care benefits, mortgage payments, rent, utilities, and interest on other debt obligations incurred before July 12, 2020. The Company intends to use the entire PPP Loan amount for qualifying expenses. Under the terms of the PPP, certain amounts of the PPP Loan may be forgiven if they are used for qualifying expenses as described in the CARES Act.

NOTE 17. LOAN FROM U.S. SMALL BUSINESS ADMINISTRATION (EIDL)

On June 18,2020, we have received proceeds from a loan in the amount of $ 149,900 (the “EIDL Loan”) from U.S.Small Business Administration as EIDL Loan pursuant to the Small Business Association Economic Injury Disaster Recovery Loan (the “EIDL Loan”) which was in the form of a Loan Authorization and Agreement executed by the company matures 30 years from the promissory note and bears interest at a rate of 3.75% per annum, Installment payments, including principal and interest of $731 monthly will begin 12 months from the date of promissory note. The balance of principal and interest will be payable 30 years from the date of the promissory note.

NOTE 18. EXCHANGE OF CONVERTIBLE NOTE AND PROMISSORY NOTES

On June 3, 2020, the Company entered into an Exchange Agreement with the holder of certain of the 2017 Notes, which notes were originally issued on or about March 7, 2017 amounting to $2 million. Pursuant to the Exchange Agreement, the holder agreed to exchange the 2017 Notes for a new convertible 1% Debenture in the aggregate principal amount of $2,265,342.46, which 1% Debenture is convertible into shares of common stock of the Company at a conversion price of $1.75 per share. After the exchange, there are no 2017 Notes outstanding. The principal amount of the 1% Debenture is equal to the principal amount of the 2017 Notes and the accrued interest thereon.

NOTE 19. REGISTERED DIRECT OFFERING

On June 2, 2020, the Company entered into a Securities Purchase Agreement with certain purchasers named therein, pursuant to which the Company agreed to issue and sell, in a registered direct offering (the “June 2020 Registered Offering”), 862,500 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at an offering price of $2.00 per Share.

The June 2020 Registered Offering resulted in gross proceeds of approximately $1.725 million before deducting the placement agent’s fees and related offering expenses. The Shares were offered by the Company pursuant to a prospectus supplement to the Company’s effective shelf registration statement on Form S-3 (Registration No. 333-233260), which was initially filed with the Securities and Exchange Commission (the “Commission”) on August 14, 2019, and was declared effective on November 19, 2019.

The Company also agreed to issue to the Placement Agent, or its designees, warrants (the “Placement Agent’s Warrants”) to purchase up to 60,375 shares of Common Stock, which represents 7.0% of the Shares sold in the June 2020 Registered Offering. The Placement Agent’s Warrants have an exercise price of $2.20 per share, which represents 110% of the per share offering price of the Shares.

F-69

NOTE 20. MATERIAL AGREEMENTS:

Maturity Extension and Forbearance Agreement

On May 6, 2020, the Company entered into a Maturity Extension and Forbearance Agreement (“Agreement”) with the holder of the First Debentures. Pursuant to the Agreement (i) the holder agreed to extend the Maturity Date of the Debentures to from May 26, 2020 to September 30, 2020, (ii) the Company may now prepay each Debenture at any time, with accrued interest to the date of such payment, but no other premium or penalty, and (iii) the parties changed the definition of “Permitted Indebtedness” in the Debentures so as to permit indebtedness issued pursuant to the Coronavirus Aid, Relief, and Economic Security (CARES) Act or related or similar governmental programs including disaster-relief or pandemic-relief programs designed to help businesses in the wake of the Coronavirus pandemic. In consideration for entering into the Agreement the Company agreed to issue to the holder a prepaid warrant (the “Prepaid Warrant”) to purchase up to 646,094 shares of the Company’s common stock. The Prepaid Warrant shall be exercisable, commencing on May 6, 2020 until exercised in full, at a price of $0.001 per share, and shall also be exercisable on a cashless basis.

Amalgamation Amendment Agreement

On May 6, 2020, the Company entered into an Amalgamation Amendment Agreement (the “Amendment”) to amend that certain Amalgamation Agreement dated January 10, 2020, by and between Ameri Holdings, Inc., Jay Pharma Merger Sub, Inc. (“Merger Sub”), Jay Pharma Inc. (“Jay Pharma”), Jay Pharma ExchangeCo, Inc. (“ExchangeCo”), and Barry Kostiner (the “Amalgamation Agreement”). Pursuant to the Amendment, the parties agreed that (i) at the Effective Time, Ameri Holdings, Inc. shall issue to the holder of a certain note issued by Jay Pharma, series B warrants (the “Series B Warrants”) to acquire 8,100,000 shares of common stock of the company resulting from the amalgamation, and (ii) providing for certain registration rights, pursuant to a Registration Statement on Form S-4, of the Series B Warrants and the shares issuable upon exercise of the Series B Warrants. The Series B Warrants shall be exercisable for a period of five years commencing on the ninetieth (90th) day after the later of the last day of the Lock-up Period and leak-out Period (accelerated or otherwise) set forth in the Lock-up agreement to be executed by the holders of Jay Pharma securities in connection with the Amalgamation, at a price of $0.01 per share, and shall also be exercisable on a cashless basis.

On August 12, 2020, the Company, Jay Pharma Inc. and certain other signatories thereto entered into a tender agreement (as may be amended from time to time, the “Tender Agreement”), which provides that, among other things, the Company will make a tender offer to purchase all of the outstanding common shares of Jay Pharma for the number of shares of Resulting Issuer common stock equal to the exchange ratio set forth in the Tender Agreement, and Jay Pharma will become a wholly-owned subsidiary of the Company, on the terms and conditions set forth in the Tender Agreement. The Tender Agreement terminates and replaces in its entirety the Amalgamation Agreement, dated as of January 10, 2020, as amended on May 6, 2020, previously entered into by and among the parties thereto.

NOTE 21. Revision of Prior Year Financial Statements

The Company’s corrections of the financial statements as of December 31, 2019 and the year then ended were a result of the adoption of FASB ASU 2016-02 “Leases” (Topic 842) and the implementation of the guidance for a lease that was executed as of April 1, 2019.

In accordance with the guidance provided by the SEC’s Staff Accounting Bulletin 99, Materiality and Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements the Company determined that previously issued financial statements be revised to reflect the correction of these errors.

As a result of the aforementioned correction of accounting errors, the relevant financial statements have been revised as follows:

The following tables summarize the effects of the revisions on the specific items presented in the Company’s historical consolidated financial statements previously included in the Company’s Annual Report for the year ended December 31, 2019:

	December 31, 2019
	As Previously
	Reported	Adjustment	As Revised
Balance Sheet
Other Assets
Operating lease right of use asset, net	$-	$286,163	$286,163
Total Other Assets	17,405,998	286,163	4,763,000
Total Assets	$25,005,152	$286,163	$7,667,771

Current Liabilities
Current portion – operating lease liability	$-	$120,052	$120,052
Total Current Liabilities	14,383,605	120,052	14,503,657
Long-term Liabilities
Operating lease liability, net	-	169,897	169,897
	-	169,897	169,897
Total Liabilities	$14,383,605	$289,949	$14,673,554

Stockholders’ Equity
Accumulated Deficit	$(40,508,231)	$(3,788)	$(40,512,019)
Total Stockholders’ Equity	10,621,547	(3,788)	10,617,764
Total Liabilities and Stockholders’ Equity	$25,005,152	286,163	25,291,315

	For the year ended December 31, 2019
	As Previously
	Reported	Adjustments	As Revised
Statement of Operations
Total Long-term Liabilities
Interest expense	$(691,138)	$(3,788)	$(694,926)
Total other income (expenses)	1,109,576	(3,788)	1,105,788
Loss before income taxes	(5,215,318)	(3,788)	(5,219,106)
Net loss	(5,603,975)	(3,788)	(5,607,763)
Net loss attributable to common stockholders	(6,029,978)	(3,788)	(6,033,766)
Total comprehensive loss	(6,056,963)	(3,788)	(6,060,751)
Comprehensive loss attributable to Company	$(6,056,963)	$(3,788)	$(6,060,751)
Basic and diluted loss per share	$(2.83)	$-	$(2.83)

Statements of Cash Flows
Net loss	$(6,029,978)	$(3,788)	$(6,033,766)
Amortization of right of use asset	-	3,788	3,788
Net Cash Used in Operating Activities	$(2,453,123)	$-	$(2,453,123)

	For the year ended December 31, 2019
	As Previously
	Reported	Adjustments	As Revised
Statement of Stockholders’ Deficit
Net loss	$(6,029,978)	$(3,788)	$(6,033,766)
Accumulated deficit ending balance	$(40,508,231)	$(3,788)	$(40,512,019)
Total stockholders’ equity ending balance	$10,621,547	$(3,788)	$10,617,764

NOTE 22. SUBSEQUENT EVENTS:

Entry into a Material Definitive Agreement.

On July 31, 2020, the Company entered into a securities purchase agreement (the “July 2020 Purchase Agreement”) with an accredited investor (the “Investor”) providing for the issuance of (i) 373,766 shares (the “Shares”) of the Company’s common stock, par value $0.01 (the “Common Stock”); (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to an aggregate of 150,000 shares of Common Stock at an exercise price of $0.01 per share, subject to customary adjustments thereunder; and (iii) warrants (the “Unregistered Warrants”), with a term of five (5) years, to purchase an aggregate of up to 340,448 shares of Common Stock (the “Unregistered Warrant Shares”) at an exercise price of $1.828 per share, subject to customary adjustments thereunder. Pursuant to the Purchase Agreement, the Investor purchased the Securities for an aggregate purchase price of $1,000,000.

Pursuant to the July 2020 Purchase Agreement, the Shares and Pre-Funded Warrants were issued to the Investors in a registered direct offering (the “July 2020 Registered Offering”) and registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a prospectus supplement to the Company’s currently effective registration statement on Form S-3 (File No. 333-233260).

Pursuant to the July 2020 Purchase Agreement, the Company also issued to the Investors in a concurrent private placement pursuant to an exemption from the registration requirements of the Securities Act provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder, the Unregistered Warrants.

Subject to the Company’s prior receipt of shareholder approval under Nasdaq’s corporate governance rules, the Investor shall have the right at any time prior to the exercise in whole or in part of the Unregistered Warrant (as to the portion not exercised) to require the Company to repurchase the unexercised portion of the Unregistered Warrant for the sum of $0.60 per Unregistered Warrant Share, payable in cash or shares of common stock, at the Company’s discretion.

F-70

JAY PHARMA, INC.

UNAUDITED CONDENSED FINANCIAL STATEMENTS FOR THE

SIX MONTHS ENDED JUNE 30, 2020 AND 2019

F-71

F-72

JAY PHARMA, INC.

CONDENSED BALANCE SHEETS

	June 30, 2020	December 31, 2019
	(unaudited)
Assets
Current assets:
Cash	$441,393	$43,714
Related party receivable	50,553	-
Prepaid expenses and other current assets	62,816	65,075
Total current assets	554,762	108,789

Total assets	$554,762	$108,789

Liabilities and Shareholders’ Deficit

Liabilities
Current liabilities:
Accounts payable and accrued liabilities	$1,405,272	$1,157,645
Advance from related party	21,343	22,409
Notes payable	2,286,953	446,415
Convertible notes payable	323,207	293,921
Total liabilities	4,036,775	1,920,390

Commitments (Note 5)

Shareholders’ Deficit
Common stock, no par value, unlimited authorized shares, 25,639,164 and 25,195,681 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	-	-
Additional paid-in capital	3,364,109	3,094,902
Accumulated deficit	(6,811,733)	(4,894,881)
Accumulated other comprehensive loss	(34,389)	(11,622)
Total shareholders’ deficit	(3,482,013)	(1,811,601)
Total liabilities and shareholders’ deficit	$554,762	$108,789

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-73

JAY PHARMA, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited)

	For the Six Months Ended June 30,
	2020	2019

Expenses
Operating expenses	$1,604,210	$1,484,991

Loss from operations	(1,604,210)	(1,484,991)

Other expense
Interest expense	312,642	15,660
Total other expense	312,642	15,660

Net loss	(1,916,852)	(1,500,651)

Other comprehensive income
Foreign exchange loss	(22,767)	(20,556)

Comprehensive loss	$(1,939,619)	$(1,521,207)

Net loss per share - basic and diluted	$(0.07)	$(0.06)

Weighted average shares outstanding, basic and diluted	25,623,103	25,017,188

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-74

JAY PHARMA, INC.

CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

(unaudited)

	Common Stock		Additional paid-in	Accumulated	Accumulated Other Comprehensive
	Shares	Amount	capital	Deficit	Loss	Total

Balance as of January 1, 2019	24,972,504	$-	$2,423,709	$(2,484,208)	$(4,955)	$(65,454)

Common stock issued for services	172,297	-	88,465	-	-	88,465
Warrants issued in conjunction with issuance of notes payable	-	-	23,221	-	-	23,221
Stock based compensation - stock options	-	-	538,598	-	-	538,598
Foreign exchange loss	-	-	-	-	(20,556)	(20,556)
Net loss	-	-	-	(1,500,651)	-	(1,500,651)

Balance as of June 30, 2019	25,144,801	$-	$3,073,993	$(3,984,859)	$(25,511)	$(936,377)

Balance as of January 1, 2020	25,195,681	$-	$3,094,902	$(4,894,881)	$(11,622)	$(1,811,601)

Common stock issued for accounts payable	388,483	-	173,482	-	-	173,482
Common stock issued in conjunction with note payable modification	55,000	-	45,725	-	-	45,725
Warrants issued in conjunction with notes payable	-	-	32,149	-	-	32,149
Beneficial conversion feature issued with note payable	-	-	17,851	-	-	17,851
Foreign exchange loss	-	-	-	-	(22,767)	(22,767)
Net loss	-	-	-	(1,916,852)	-	(1,916,852)

Balance as of June 30, 2020	25,639,164	$-	$3,364,109	$(6,811,733)	$(34,389)	$(3,482,013)

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-75

JAY PHARMA, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(unaudited)

	For the Six Months Ended June 30,
	2020	2019
Cash Flows From Operating Activities:
Net loss	$(1,916,852)	$(1,500,651)
Adjustments to reconcile net loss to cash used in operating activities:
Accrued Interest	59,869	4,363
Amortization of debt discount	249,570	11,366
Stock-based compensation	-	618,509
Change in operating assets and liabilities:
Prepaid expenses and other current assets	(52,116)	(3,271)
Accounts payable and accrued liabilities	414,473	400,839
Net cash used in operating activities	(1,245,056)	(468,845)

Cash Flows From Financing Activities:
Proceeds from convertible notes payable	50,000	300,000
Proceeds from note payable	1,812,410	60,000
Repayment of note payable	(157,714)	-
Net cash provided by financing activities	1,704,696	360,000

Effect of foreign exchange rate on cash	(61,961)	824

Net increase (decrease) in cash	397,679	(108,021)

Cash - beginning of period	43,714	113,671

Cash - end of period	$441,393	$5,650

Supplemental non-cash financing activities:

Beneficial conversion feature issued with note payable	$17,851	$-

Warrants issued in conjunction with notes payable	$32,149	$-

Common stock issued for accounts payable	$173,482	$-
Common stock issued in conjunction with note payable	$45,725

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-76

JAY PHARMA, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(unaudited)

NOTE 1 - Business

Nature of operations

Jay Pharma Inc. (“Jay Pharma” or the “Company”) was incorporated under the Business Corporations Act (Canada) on April 19, 2017 as Jay Resources Inc. The Company is a pharmaceutical company developing innovative, evidence-based cannabinoid medicines. The head office of the Company is located in Naples, Florida.

Note 2 – Liquidity and going concern

The Company has incurred continuing losses from its operations and as of June 30, 2020, the Company had an accumulated deficit of $6,811,733 and working capital deficiency of $3,482,013.

Since inception, the Company has met its liquidity requirements principally through the issuance of notes payable and the sale of its shares of common stock.

The Company has no present revenue and the Company’s ability to continue its operations and to pay its obligations when they become due is contingent upon the Company obtaining additional financing. Management’s plans include seeking to procure additional funds through debt and equity financings and to continue to develop its technologies and products.

There are no assurances that the Company will be able to raise capital on terms acceptable to the Company or at all, or that cash flows generated from its operations will be sufficient to meet its current operating costs and required debt service. If the Company is unable to obtain sufficient amounts of additional capital, it may be required to reduce the scope of its planned product development, which could harm its financial condition and operating results, or it may not be able to continue to fund its ongoing operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern to sustain operations for at least one year from the issuance date of these condensed financial statements. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Note 3 – SUMMARY OF Significant Accounting Policies

Basis of Presentation

The accompanying condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and in accordance with the applicable rules and regulations of the United States Securities and Exchange Commission (the “SEC”) for interim financial statements. Accordingly, they do not include all of the information and notes required by U.S. GAAP. However, in the opinion of the management of the Company, all adjustments necessary for a fair presentation of the financial position and operating results have been included in these unaudited condensed financial statements. These unaudited condensed financial statements should be read in conjunction with the financial statements and notes thereto for the fiscal year ended December 31, 2019. Operating results for the six months ended June 30, 2020 are not necessarily indicative of the results that may be expected for the year ending December 31, 2020.

Use of Estimates

The preparation of condensed financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and expenses during the periods reported. By their nature, these estimates are subject to measurement uncertainty and the effects on the financial statements of changes in such estimates in future periods could be significant. Significant areas requiring management’s estimates and assumptions include determining the fair value of transactions involving common stock and valuation of stock-based compensation. Actual results could differ from those estimates.

F-77

JAY PHARMA, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(unaudited)

Note 3 – SUMMARY OF Significant Accounting Policies, continued

Foreign Currency Translation

The reporting currency of the Company is the United States dollar. The financial statements of companies located outside of the U.S. are measured in their functional currency, which is the local currency. The functional currency of the Company is the Canadian dollar. Monetary assets and liabilities are translated using public exchange rates at the balance sheet date. Income and expense items are translated using average monthly exchange rates. Shareholders’ equity accounts and non-monetary assets are translated at their historical exchange rates. Translation adjustments are included in accumulated other comprehensive loss in the accompanying condensed balance sheets.

Cash and cash equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2020 and December 31, 2019.

Income Taxes

The Company utilizes an asset and liability approach for financial accounting and reporting for income taxes. The provision for income taxes is based upon income or loss after adjustment for those permanent items that are not considered in the determination of taxable income. Deferred income taxes represent the tax effects of differences between the financial reporting and tax basis of the Company’s assets and liabilities at the enacted tax rates in effect for the years in which the differences are expected to reverse.

The Company evaluates the recoverability of deferred tax assets and establishes a valuation allowance when it is more likely than not that some portion or all the deferred tax assets will not be realized. Management makes judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liabilities. In management’s opinion, adequate provisions for income taxes have been made. If actual taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary.

Tax benefits are recognized only for tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely to be realized upon settlement. A liability for “unrecognized tax benefits” is recorded for any tax benefits claimed in the Company’s tax returns that do not meet these recognition and measurement standards. As of June 30, 2020 and December 31, 2019, no liability for unrecognized tax benefits was required to be recorded.

The Company’s policy for recording interest and penalties associated with tax audits is to record such items as a component of operating expenses. There were no amounts accrued for penalties and interest for the six months ended June 30, 2020 and 2019. The Company does not expect its uncertain tax positions to change during the next twelve months. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

The Company has identified its Canadian federal tax return and its provincial tax returns in Ontario as its “major” tax jurisdictions. The Company is in the process of filing its corporate tax returns for the years ended December 31, 2019 and December 31, 2018. Net operating losses for these periods will not be available to reduce future taxable income until the returns are filed.

Stock-Based Compensation

The Company follows Accounting Standards Codification (“ASC”) 718, Compensation - Stock Compensation, which addresses the accounting for stock-based payment transactions, requiring such transactions to be accounted for using the fair value method. Awards of shares for property or services are recorded at the more readily measurable of the fair value of the stock and the fair value of the service. The Company uses the Black-Scholes option-pricing model to determine the grant date fair value of stock-based awards under ASC 718. The fair value is charged to earnings depending on the terms and conditions of the award, and the nature of the relationship of the recipient of the award to the Company. The Company records the grant date fair value in line with the period over which it was earned. For employees and consultants, this is typically considered to be the vesting period of the award. The Company estimates the expected forfeitures and updates the valuation accordingly.

F-78

JAY PHARMA, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(unaudited)

Note 3 – SUMMARY OF Significant Accounting Policies, continued

Net Loss per Share

Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed using the weighted average number of common shares and, if dilutive, potential common shares outstanding during the period. Potential common shares consist of the incremental common shares issuable upon the exercise of stock options and warrants (using the treasury stock method). The computation of basic net loss per share for the six months ended June 30, 2020 and 2019 excludes potentially dilutive securities. The computations of net loss per share for each period presented is the same for both basic and fully diluted.

Potentially dilutive securities outlined in the table below have been excluded from the computation of diluted net loss per share because the effect of their inclusion would have been anti-dilutive.

	For the six months ended June 30, 2020	For the six months ended June 30, 2019
Warrants to purchase shares of common stock	1,504,593	1,242,244
Convertible notes	380,920	-
Options to purchase shares of common stock	3,604,348	5,146,541
Total potentially dilutive securities	5,489,861	6,388,785

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value

The carrying value of the Company’s financial instruments, including cash and accounts payable, approximate fair value because of the short-term nature of such financial instruments.

Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed financial statements were issued. Other than as described in these condensed financial statements, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

F-79

JAY PHARMA, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(unaudited)

NOTE 4 – NOTES PAYABLE AND CONVERTIBLE NOTES PAYABLE

As of June 30, 2020, the Company’s notes payable and convertible notes payable consisted of the following:

	Gross	Discount	Net
February 2019 Note	$66,000	$-	$66,000
March 2019 Note	150,000	-	150,000
April 2019 Convertible Notes	300,000	-	300,000
July 2019 Note	33,926	-	33,926
December 2019 Note	44,000	-	44,000
February 2020 Convertible Note	50,000	(26,793)	23,207
June 2020 Note	2,000,000	(6,973)	1,993,027
Total	$2,643,926	(33,766)	$2,610,160

Notes payable	$2,293,926	$(6,973)	$2,286,953

Convertible notes payable	$350,000	$(26,793)	$323,207

As of December 31, 2019, the Company’s notes payable and convertible notes payable consisted of the following:

	Gross	Discount	Net
February 2019 Note	$66,000	$-	$66,000
March 2019 Note	150,000	-	150,000
April 2019 Convertible Notes	300,000	(6,079)	293,921
July 2019 Note	191,640	(2,700)	188,940
December 2019 Note	44,000	(2,525)	41,475
Total	$751,640	(11,304)	$740,336

Notes payable	$451,640	$(5,225)	$446,415

Convertible notes payable	$300,000	$(6,079)	$293,921

F-80

JAY PHARMA, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(unaudited)

NOTE 4 – NOTES PAYABLE AND CONVERTIBLE NOTES PAYABLE, CONTINUED

For the six months ended June 30, 2020 and 2019, the Company’s interest expense and amortization of debt discount consisted of the following:

	For the Six Months Ended June 30,
	2020			2019
	Interest Expense	Amortization of Debt Discount	Total	Interest Expense	Amortization of Debt Discount	Total
February 2019 Note	$-	$-	$-	$-	$6,454	$6,454
March 2019 Note	-	-	-	-	-	-
April 2019 Convertible Notes	4,534	6,079	10,613	4,435	5,476	9,911
July 2019 Note	-	48,425	48,425	-	-	-
December 2019 Note	-	2,525	2,525	-	-	-
February 2020 Convertible Note	1,259	23,207	24,466	-	-	-
Alpha Note	27,119	180,617	207,736	-	-	-
Total	$32,912	$260,853	$293,765	$4,435	$11,930	$16,365

Notes Payable

On February 7, 2019, the Company received $60,000 in exchange for a promissory note with a director for $66,000, including an original issue discount of $6,000 (the “February 2019 Note”). The note bears no stated interest rate and was due on May 8, 2019. The Company amortized the full $6,000 original issue discount in the statement of operations and comprehensive loss through December 31, 2019. On July 21, 2020, the Company converted the February 2019 Note into common stock, as further described in Note 8 – Subsequent Events.

On February 1, 2019, the Company entered into a consulting agreement with its executive director. In connection with the consulting agreement, on March 5, 2019, the Company issued a note payable to its executive director for $150,000 (the “March 2019 Note”). The note bears no interest and was due and payable on March 4, 2020. The consulting agreement expired on February 1, 2020. On July 21, 2020, the Company converted the March 2019 Note into common stock, as further described in Note 8 – Subsequent Events.

On July 8, 2019, the Company entered into a note agreement (the “July 2019 Note”) with a limited liability company (the “Lender”). One of the principals of the Lender is the brother of a member of the Company’s Board of Directors. The Note’s face value was $157,714 and the original issue discount was $19,714 for total gross proceeds of $138,000, implying an interest rate of 12.5% per annum. The Company may, without premium or penalty, at any time and from time to time, prepay all or any portion of the Note. The maturity date of the Note was September 8, 2019. On September 20, 2019, the Company entered into an amendment to the July 2019 Note (the “Amendment”). The Amendment extends the maturity date for the Note until the earlier of (a) the completion of a bridge financing of greater than or equal to $1,500,000, or (b) November 7, 2019. On November 21, 2019, the Company entered into an amendment for the July 2019 Note that extends the maturity date for the Note until the earlier of (a) the completion of a bridge financing of greater than or equal to $1,500,000, or (b) December 9, 2019. In consideration for this amendment, the Company agreed to pay an aggregate extension fee of $33,926, which was added to the principal balance of the note. On December 9, 2019, the Company entered into an additional amendment for the July 2019 Note that extends the maturity date for the Note until the earlier of (a) the completion of a bridge financing of greater than or equal to $1,500,000, or (b) January 7, 2020. The Company also agreed to pay the previously outstanding extension fees of $33,926 on or before March 1, 2020.

On January 8, 2020 the Company entered into an amendment to the July 2019 Note (the “January 8 Amendment”). The January 8 Amendment extends the maturity date for the July 2019 Note until the (a) the completion of a bridge financing of greater than or equal to $1,500,000, or (b) April 1, 2020. In consideration for the January 8 Amendment, the Company granted 55,000 shares of the Company’s common stock. The Company accounted for this amendment as a modification, where the shares paid as a fee were valued at $45,725 and recorded as a discount against the note payable and amortization over the term.

On May 6, 2020, the Company entered into an amendment (the “May 2020 Amendment”) whereby both parties agreed to extend the maturity date of the July 2019 Note to September 30, 2020. The Company accounted for this amendment as a modification, as the present value of the future cash flows pre-modification and post-modification were not greater than or equal to 10%. On January 12, 2020, the Company repaid $157,714 of the July 2019 Note.

F-81

JAY PHARMA, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(unaudited)

NOTE 4 – NOTES PAYABLE AND CONVERTIBLE NOTES PAYABLE, CONTINUED

Notes Payable, continued

On December 12, 2019, the Company received $40,000 in exchange for a promissory note with a lender, including an original issue discount of $4,000 (“December 2019 Note”). The December 2019 Note bears interest at a rate of ten percent (10%) on its face value per annum. In the case of an event of default, the interest rate shall increase to 24% per year. The December 2019 Note matured on January 31, 2020. The Company is currently in default on the December 2019 Note and is in discussions with the lender on amending the terms of the December 2019 Note.

On February 24, 2020, the Company received $50,000 in exchange for a promissory note with a lender (the “February 2020 Note”). The February 2020 Note bears interest at a rate of ten percent (10%) on its face value per annum. In the case of an event of default, the interest rate shall increase to 24% per year. The note matured on July 31, 2020, and the Company is currently in discussions with the lender on amending the terms of the February 2020 Note . The February 2020 Note is convertible into the Company’s common stock at any time at a conversion price of $0.38 per share. The Company also issued the holder of the February 2020 Note warrants to purchase 130,920 shares, as further described in Note 6. The Company recorded a beneficial conversion feature of $17,851 and valued the warrants issued (using relative fair value) at $32,149. The Company recorded the total value as a note discount and is amortizing the discount over the term of the February 2020 Note using the effective interest method. The Company valued the beneficial conversion feature and warrants using the following assumptions:

	Beneficial Conversion Feature	Warrants
Stock Price	CAD $ 1.10	CAD $ 1.10
Exercise Price	CAD $ 0.51	CAD $ 0.51
Dividend Yield	n/a	0.00%
Expected Volatility	n/a	96.0%
Weighted Average Risk-Free Interest Rate	n/a	2.31
Number of Shares	n/a	130,920
Value (USD)	$17,851	$32,149
Term (in years)	n/a	5.0

NOTE 5 – COMMITMENTS

On January 5, 2019, the Company entered into a business advisor services agreement. Pursuant to the terms of the agreement, the consultant will provide business advisory, marketing, and investor relations services in exchange for $15,000 per month, of which $7,500 is payable in cash and $7,500 is payable in the Company’s common shares. On January 6, 2020, the Company terminated its business advisory services agreement and agreed to settle the amounts due under the agreement by (a) paying $12,500 in cash upon the completion of a bridge financing; and (b) issuing 127,856 shares of the Company’s common stock, as described in Note 6.

On January 1, 2020, the Company entered into an agreement with Mr. David Stefansky to serve as President and Secretary of the Company to serve until the closing Amalgamation Agreement. The Company agreed to pay Mr. Stefansky $15,000 per month and a future issuance of options to purchase 650,000 shares of common stock subject to the approval of the board of directors. On May 1, 2020, this agreement was terminated (see Note 8).

On January 8, 2020, the Company’s Interim Chief Financial Officer resigned, and the Company amended its consulting and advisory agreement to reflect that resignation. The agreement, as amended, remains in effect and may be terminated with 60 days’ notice. The consulting and advisory firm will continue to provide accounting and consulting services through 2020.

On May 1, 2020, the Company and Mr. David Stefansky terminated Mr. Stefansky’s agreement to serve as President and Secretary of the Company. Mr. Stefansky will continue to serve as an advisor to the Company until the consummation of the Amalgamation at a rate of $5,000 per month.

On May 1, 2020, the Company entered into an agreement with Mr. Henoch Cohn to serve as the Company’s President and Secretary until the consummation of the Amalgamation Agreement. The Company will pay Mr. Cohn $10,000 per month.

F-82

JAY PHARMA, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(unaudited)

NOTE 6 - SHARE CAPITAL AND OTHER EQUITY INSTRUMENTS

Authorized Capital

The holders of the Company’s common stock are entitled to one vote per share. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of legally available funds. Upon the liquidation, dissolution, or winding up of the Company, holders of common stock are entitled to share rateably in all assets of the Company that are legally available for distribution. As of June 30, 2020, an unlimited number of common shares were authorized for issuance.

Issuance of Common Stock for Accounts Payable

During the six months ended June 30, 2020, the Company issued 388,483 shares to various vendors in connection with the payment of accounts payable of $173,482. The shares were valued at the book value of the accounts payable, as that value was more readily determinable.

Shares Issued in Exchange for Services

During the six months ended June 30, 2019, the Company issued 172,297 shares to consultants in exchange for services. The Company valued these shares at $88,465.

Stock Options

	Number of Shares	Weighted Average Exercise Price (USD)	Weighted Average Grant Date Fair Value (USD)	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (USD)

Outstanding – January 1, 2020	3,604,348	$0.44	$0.16
Outstanding - June 30, 2020	3,604,348	$0.43	$0.16	7.7	$-

Exercisable at June 30, 2020	2,450,736	$0.43	$0.16	7.7	$-

The Company’s stock based compensation expense related to stock options for the six months ended June 30, 2020 and 2019 was $0 and $538,598, respectively. As of June 30, 2020, the Company had $166,734 in unamortized stock option expense. All unamortized stock option expense is related to performance obligations which have not yet been achieved.

F-83

JAY PHARMA, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(unaudited)

NOTE 6 - SHARE CAPITAL AND OTHER EQUITY INSTRUMENTS, CONTINUED

Warrants

On February 24, 2020, the Company issued warrants to purchase 130,920 shares of common stock to the lender of the February 2020 Note. The warrants are exercisable at $0.38 USD ($0.50 CAD) per share, are fully vested at the date of issuance, and expire on February 24, 2025. The warrants were accounted for as a component of equity, as the instrument contains no features which would preclude such classification. As discussed in Note 4, the warrants were recorded as a discount on the note payable and amortized over the term of the note.

The following table summarizes information about shares issuable under warrants outstanding at June 30, 2020:

	Warrant shares outstanding	Weighted average exercise price (USD)	Weighted average remaining life	Intrinsic value
Outstanding at January 1, 2020	1,373,673	$0.68
Issued	130,920	$0.38
Outstanding at June 30, 2020	1,504,593	$0.63	1.60	$-

Exercisable at June 30, 2020	1,504,593	$0.63	1.60	$-

NOTE 7 – AMALGAMATION AGREEMENT

On January 10, 2020, the Company entered into an amalgamation agreement (the “Amalgamation Agreement”) with Jay Pharma Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of AmeriHoldings, Inc. (“Ameri”), and Jay Pharma Exchange Co, Inc. (“ExchangeCo”), a wholly owned subsidiary of Ameri. The Amalgamation Agreement provides that the Company will merge into Merger Sub and be amalgamated and operate as one company. The shareholders of the Company will own approximately 84% of the post-closing company’s issued and outstanding shares of common stock.

The Amalgamation Agreement will automatically be terminated if the amalgamation is not completed within 180 days.

Simultaneously with the execution of the Amalgamation Agreement, Jay Pharma entered into a Secured Promissory Note, dated January 10, 2020 (the “Note”), by and among Jay Pharma and certain lenders, pursuant to which, on January 10, 2020, Jay Pharma received aggregate gross proceeds of $1,500,000. Pursuant to the Note, the aggregate obligations of Jay Pharma under the Note are to automatically, immediately prior to the consummation of the Amalgamation, convert into shares of Jay Pharma common stock, subject to the terms and provisions of the Note. Pursuant to Note, upon conversion of the term loans made by the lenders subject to the terms of the Note, Jay Pharma is required to cause Ameri to issue each lender warrants to purchase Ameri Common Stock. Upon consummation of the Amalgamation, Jay Pharma has agreed to cause Ameri to register the resale of the warrant shares. The Note bears interest at 7% per annum and was due on March 31, 2020. The Company is currently in discussions with the lender to amend the terms of the Note. There can be no assurance that the Company and the lender will be able to agree to acceptable terms of the new note.

Prior to the execution and delivery of the Amalgamation Agreement, certain investors have entered into agreements with Jay Pharma pursuant to which such investors have agreed, subject to the terms and conditions of such agreements, to purchase, immediately prior to the consummation of the Amalgamation, shares of Jay Pharma’s common stock (or common stock equivalents) and warrants to purchase Jay Pharma’s common stock for an aggregate purchase price of $3.5 million. The consummation of the transactions contemplated by such agreements is conditioned upon the satisfaction or waiver of the conditions set forth in the Amalgamation Agreement. After consummation of the Amalgamation, Jay Pharma has agreed to cause Ameri to register the resale of the Ameri Common Stock issued and issuable pursuant to the warrants issued to the investors in the Jay Pre-Closing Financing.

F-84

JAY PHARMA, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(unaudited)

NOTE 7 – AMALGAMATION AGREEMENT, CONTINUED

Contemporaneously with the Amalgamation Agreement, the Company entered into sublicense agreements with Tikkun Pharma, Inc. (“Tikkun Pharma”). The sublicense agreements with Tikkun Pharma allows the Company to utilize (a) Tikkun Pharma’s sublicense with TOP for certain autoimmune applications, and (b) acquire and use Tikkun Pharma’s internally developing intellectual property, branding, and formulations in regards to Skincare.

In connection with the transaction with Tikkun Pharma, the Company advanced Tikkun Pharma $46,797 in order for them to pay for certain legal costs for the transaction. The advance will be repaid upon consummation of the transaction. This advance is included in Related Party Receivable on the Company’s unaudited condensed balance sheet.

On April 20, 2020, the Company received a notice from the lenders of the Note, stating that the Company was in default for not closing the amalgamation with Ameri by March 31, 2020, and that the entire Note was due in full. On May 6, 2020 and May 26, 2020, the Company and Alpha amended the Note and the Amalgamation Agreement, as described below.

On May 6, 2020, the Company entered into an Amalgamation Amendment Agreement (the “Amendment”) to amend the Amalgamation Agreement. Pursuant to the Amendment, the parties agreed that (i) at the Effective Time, Ameri Holdings, Inc. shall issue to the holder of a certain note issued by Jay Pharma, series B warrants (the “Series B Warrants”) to acquire 8,100,000 shares of common stock of the company resulting from the amalgamation, and (ii) providing for certain registration rights, pursuant to a Registration Statement on Form S-4, of the Series B Warrants and the shares issuable upon exercise of the Series B Warrants. The Series B Warrants shall be exercisable for a period of five years commencing on the ninetieth (90th) day after the later of the last day of the Lock-up Period and leak-out Period (accelerated or otherwise) set forth in the Lock-up agreement to be executed by the holders of Jay Pharma securities in connection with the Amalgamation, at a price of $0.01 per share, and shall also be exercisable on a cashless basis.

On May 26, 2020, the Company entered into the second amendment to the Amalgamation Agreement (the “Second Amendment”) to amend the Amalgamation Agreement described in Note 7. The purpose of this amendment was to clarify that the Series B Warrants were to acquire 8,100,000 shares of common stock Jay Pharma (to be approximately 3,675,035 shares of common stock of the company resulting from the Amalgamation), as well as to clarify the exchange ratio already agreed upon.

On June 23, 2020, the Company and Alpha entered into a second amendment to the Alpha Note (the “Second Note Amendment”). The Second Note Amendment revised the principal amount of the Alpha Note from $1,500,000 to $2,000,000, which was advanced as of the date of the Second Note Amendment. The rights and securities granted to Alpha under the terms of the Alpha Note were extended to the additional $500,000 advance contemplated by the Second Note Amendment pursuant to the terms of the Second Note Amendment.

NOTE 8 - SUBSEQUENT EVENTS

Note Payable

On August 12, 2020, the Company and Alpha entered into the Third Note Amendment. The Third Note Amendment extended the maturity date to be the earlier of (a) January 1, 2021 and (b) an event of default that accelerates the maturity of the Note. The Third Note Amendment also revised the Note to account for the change in structure from an amalgamation to a stock-for-stock exchange offer. As a result, references to the Original Amalgamation Agreement and the amalgamation were revised to be references to the Tender Agreement and the Offer. The Third Note Amendment also revised the event of default regarding a failure of the amalgamation to be consummated by March 31, 2020 to be an event of default if the Offer was not consummated by January 1, 2021.

Amalgamation Agreement and Tender Offer Agreement

On August 12, 2020, Ameri, Jay Pharma, and certain other signatories thereto entered into a tender agreement (as may be amended from time to time, the “Tender Agreement”), which provides that, among other things, Jay Pharma will become a wholly-owned subsidiary of Ameri, on the terms and conditions set forth in the Tender Agreement. The Tender Agreement terminates and replaces in its entirety the original Amalgamation Agreement, dated as of January 10, 2020, previously entered into by and among the parties thereto, as described further in Note 7. If the Offer is completed, upon consummation, (i) holders of outstanding common shares of Jay Pharma other than Alpha will be entitled to receive the number of shares of Resulting Issuer common stock issuable in accordance with the Exchange Ratio, and (ii) Alpha will be entitled to receive shares of Series B Preferred Stock, which are convertible into shares of Resulting Issuer common stock subject to a 9.99% beneficial ownership blocker, pursuant to the Alpha Exchange Agreement. Each outstanding Jay Pharma option, whether vested or unvested, and warrant that has not previously been exercised will be exchanged for Resulting Issuer stock options and Resulting Issuer warrants, in each case convertible into the number of shares of Resulting Issuer common stock equal to the Exchange Ratio. Each outstanding Jay Pharma option, whether vested or unvested, and warrant that has not previously been exercised will be exchanged for Resulting Issuer stock options and Resulting Issuer warrants, in each case, convertible into the number of shares of Resulting Issuer common stock equal to the Exchange Ratio.

Conversion of Notes Payable and Advances

On July 21, 2020, the Company, Mr. Stefansky, and an entity related to Mr. Stefansky, agreed to convert notes payable and advances in aggregate amount of $238,000 into 1,081,818 shares of common stock. The notes payable converted included the full satisfaction of the February 2019 Note and the March 2019 Note.

F-85

Annex A

AMERI HOLDINGS, INC.

and

JAY PHARMA MERGER SUB, INC.

and

JAY PHARMA INC.

and

1236567 B.C. UNLIMITED LIABILITY COMPANY

and

BARRY KOSTINER

TENDER OFFER SUPPORT AGREEMENT AND TERMINATION OF AMALGAMATION AGREEMENT

Dated effective as of August 12, 2020

A-1

TENDER OFFER SUPPORT AGREEMENT AND TERMINATION OF AMALGAMATION AGREEMENT

THIS TENDER OFFER SUPPORT AGREEMENT AND TERMINATION OF AMALGAMATION AGREEMENT (this “Agreement”) is made effective as of August 12, 2020 (the “Execution Date”)

BETWEEN:

AMERI HOLDINGS, INC., a corporation existing under the laws of the State of Delaware

(“Parent”)

AND:

JAY PHARMA INC., a corporation existing under the laws of Canada

(“Company”)

AND:

JAY PHARMA MERGER SUB, INC., solely with respect to the provisions set forth in Section 2.1

AND:

1236567 B.C. UNLIMITED LIABILITY COMPANY, solely with respect to the provisions set forth in Section 2.1

AND:

BARRY KOSTINER, solely with respect to the provisions set forth in Section 2.1

WHEREAS:

A.	Parent and the Company previously entered into that certain Amalgamation Agreement, dated as of January 10, 2020, by and among Parent, the Company and the other signatories thereto, as amended by that certain Amalgamation Amendment Agreement, dated as of May 4, 2020, as amended by that certain Amalgamation Agreement Amendment No. 2, dated as of May 26, 2020 (the “Amalgamation Agreement”);

B.	The parties to the Amalgamation Agreement desire to terminate the Amalgamation Agreement and to enter into this Agreement, pursuant to the terms hereof;

C.	Parent has agreed to make a tender offer (such offer, as it may be amended or supplemented from time to time as permitted under this Agreement, the “Offer”) to purchase all of the outstanding Company Common Shares (as defined herein) for the number of shares of Parent Common Stock (as defined herein) equal to the Exchange Ratio (as defined herein), subject to the terms of Article 2 (the “Offer Price”); and

D.	The Parties (as defined herein) wish to enter into this Agreement to set out the terms and conditions of the Offer and the matters related thereto.

A-2

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties covenant and agree as follows:

Article 1
INTERPRETATION

1.1 Defined Terms

In this Agreement and in the recitals hereto, unless there is something in the context or subject matter inconsistent therewith, the following terms will have the following meanings:

“1933 Act” means the United States Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry (written or oral) from any Person or group of Persons other than the Parties after the date of this Agreement relating to: (a) any direct or indirect sale, disposition, alliance or joint venture (or any lease, long-term supply agreement or other arrangement having the same economic effect as a sale), in a single transaction or a series of related transactions, of assets representing 20% or more of the consolidated assets or contributing 20% or more of the consolidated revenue of the Company or the Parent and their respective Subsidiaries or of 20% or more of the voting, equity or other securities of the Company, the Parent, or any of their respective Subsidiaries (or rights or interests therein or thereto); (b) any direct or indirect take-over bid, tender offer, exchange offer, treasury issuance or other transaction that, if consummated, would result in a Person or group of Persons beneficially owning 20% or more of any class of voting, equity or other securities or any other equity interests (including securities convertible into or exercisable or exchangeable for securities or equity interests) of the Company, the Parent, or any of their respective Subsidiaries; (c) any plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, winding up or exclusive license involving the Company, the Parent, or any of their respective Subsidiaries; (d) any other similar transaction or series of transactions involving the Company, the Parent, or any of their respective Subsidiaries; or (e) any other transaction, the consummation of which could reasonably be expected to impede, prevent or delay the transactions contemplated by this Agreement, including the Offer.

“Affiliate” with respect to any specified Person at any time, means each Person that, directly or indirectly, alone or through one or more intermediaries, controls, is controlled by, or is under direct or indirect common control with, such specified Person at such time.

“Alpha Exchange Agreement” has the meaning set forth in Section 2.3(c).

“Alpha Investment” has the meaning set forth in Section 2.3(c).

“Applicable Laws” means, with respect to any Person, any and all applicable law (statutory, civil, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person or its business, property or securities, and to the extent that they have (or are applied as if they have) the force of law, policies, guidelines, notices and protocols of any Governmental Authority, as amended.

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“Authorization” means, with respect to any Person, any order, permit, approval, consent, waiver, license, registration, qualification, certificate or other similar authorization of or from any Governmental Authority having jurisdiction over the Person.

“Bankruptcy and Equity Exceptions” has the meaning set forth in Section 4.1(d).

“Breaching Party” has the meaning specified in Section 7.9(c).

“Bridge Loan Financing” shall mean a financing by the Company of up to $2,000,000 in exchange for the issuance of equity or debt by the Company prior to the consummation of the Transaction.

“Business Day” means any day other than a Saturday, Sunday or a day observed as a holiday in the Province of Ontario or New York, New York.

“CBCA” means the Canada Business Corporations Act, as amended.

“Certifications” has the meaning set forth in Section 5.1(k)(i).

“Closing” means the closing of the Transaction.

“Closing Date” means the date of the completion of the Offer.

“COBRA” means the health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 and the regulations thereunder.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Agreements” means collective agreements and related documents including benefit agreements, letters of understanding, letters of intent and other written communications (including arbitration awards).

“Company” has the meaning set forth on the first page of this Agreement.

“Company Board” means the board of directors of Company.

“Company Board Approval and Recommendation” has the meaning set forth in Section 2.2(f)

“Company Change in Recommendation” has the meaning set forth in Section 9.2(a)(iv)(C)(1).

“Company Common Shares” means the common shares in the capital of the Company.

“Company Disclosure Letter” means the disclosure letter of the Company to be signed and delivered by Company to Parent: (a) on or prior to the Execution Date, and (b) at the Effective Time as updated to the Effective Time.

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“Company Employees” means the officers and employees of the Company.

“Company Expense Reimbursement” has the meaning set forth in Section 10.16(a)(i).

“Company Expense Reimbursement Event” has the meaning set forth in Section 10.16(a)(ii).

“Company Financial Statements” means the (a) audited annual consolidated financial statements of the Company as at, and for the years ended, December 31, 2018 and 2017, and the notes thereto, and (b) unaudited consolidated financial statements of the Company as at, and for the six months ended September 30, 2019, consisting of consolidated statements of financial position and the accompanying consolidated statements of operations and comprehensive loss, consolidated statements of cash flows and consolidated statements of shareholders’ equity of the Company, and all notes in respect thereof.

“Company LTIP” means the Jay Pharma Inc. 2019 Long-Term Incentive Plan.

“Company Optionholders” means the holders of Company Options.

“Company Options” means the outstanding options of the Company to purchase Company Common Shares issued pursuant to the Company LTIP.

“Company Placement Agent Agreement” means that certain Placement Agent and Merger Advisory Agreement, dated as of January 10, 2020, by and between the Company and Palladium Capital Advisors, LLC.

“Company Securityholders” means, collectively, the Company Shareholders, the Company Optionholders and the Company Warrantholders.

“Company Shareholders” means the holders of Company Common Shares.

“Company Warrantholders” means the holders of Company Warrants.

“Company Warrants” means the outstanding common share purchase warrants of the Company to purchase Company Common Shares as set forth in the Company Disclosure Letter.

“Confidentiality Agreement” means the non-disclosure agreement dated July 24, 2019 between the Parent and the Company.

“Contract” means any contract, agreement, license, franchise, lease, arrangement, commitment, understanding or other right or obligation to which a Party or any Affiliate thereof is a party, or is bound or affected by, or to which any of their respective properties or assets is subject.

“Director” means the director appointed under the CBCA, as applicable.

“DTC” means the Depository Trust Company.

“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval system of the United States Securities and Exchange Commission.

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“Effective Time” means the time of completion of the Offer.

“Effectiveness Deadline” has the meaning set forth in Section 2.6(b).

“Employee Plans” has the meaning set forth in Section 4.1(bb)(i).

“End Date” means January 1, 2021.

“Environmental Laws” means all Applicable Laws and agreements with Governmental Authorities and all other statutory requirements relating to public health and safety, noise control, pollution or the protection of the environment or to the generation, production, installation, use, storage, treatment, transportation, Release or threatened Release of Hazardous Substances, including civil responsibility for acts or omissions with respect to the environment, mine reclamation, restoration or rehabilitation and all Authorizations issued pursuant to such laws, agreements or other statutory requirements.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is or at any relevant time was treated as a single employer with any Person within the meaning of Section 414 of the Code.

“Exchange Ratio” means the following ratio (rounded to four decimal places): the quotient obtained by dividing (a) the Company Transaction Shares by (b) the Company Outstanding Shares, in which:

(i)	“Company Allocation Percentage” means eighty-four percent (84%).

(ii)	“Company Transaction Shares” means the product determined by multiplying (a) the Post-Closing Parent Shares by (b) the Company Allocation Percentage.

(iii)	“Company Outstanding Shares” means the total number of shares of Company Common Shares outstanding immediately prior to the Effective Time expressed on a fully-diluted basis; provided however, that for purposes of this definition of “Company Outstanding Shares” the Company’s fully diluted share count shall not include (A) any Company Common Shares, Warrants and Pre-Funded Warrants issued to Alpha Capital Anstalt in connection with the Bridge Loan Financing and the Alpha Investment as more fully described in Section 2.3(c) of this Agreement and (B) any Company Common Shares issuable upon the exercise of the warrants to purchase up to 7% of the Company Common Shares to be issued to Palladium Capital Advisors, LLC pursuant to Company Placement Agent Agreement.

(i)	“Parent Allocation Percentage” means sixteen percent (16%).

(ii)	“Parent Outstanding Shares” means the total number of shares of Parent Common Stock outstanding immediately prior to the Effective Time expressed on a fully-diluted basis, including, for the avoidance of doubt, any Parent Common Stock issued in connection with the Parent Financing; provided however, that for purposes of this definition of “Parent Outstanding Shares” Parent’s fully diluted share count shall only take into account two-thirds of the number of shares of Parent Common Stock underlying any outstanding Parent Warrants, but shall include the shares of Parent Common Stock underlying the warrants to purchase up to 646,094 shares of Parent Common Stock pursuant to that certain Common Stock Purchase Warrant, dated as of May 6, 2020, issued by Parent to Alpha Capital Anstalt.

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(i)	“Post-Closing Parent Shares” means the quotient determined by dividing (a) the Parent Outstanding Shares by (b) the Parent Allocation Percentage.

“Execution Date” has the meaning set forth on the first page of this Agreement.

“Filing Deadline” has the meaning set forth in Section 2.6(b).

“Fundamental Representations” means the representations and warranties contained in Sections 4.1(a) (first sentence), 4.1(b), 4.1(c), 4.1(d), 4.1(i), 4.1(q), 4.1(r), 4.1(dd), 4.1(ee), 5.1(a) (first sentence), 5.1(b), 5.1(c), 5.1(d), 5.1(e), 5.1(g), 5.1(k), 5.1(l), 5.1(m), 5.1(n), 5.1(u), 5.1(v), 5.1(gg), and 5.1(ii).

“Governmental Authority” means any: (a) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, ministry, central bank, court, tribunal, arbitral body, commission, commissioner, board, tribunal, official, minister, bureau or agency, domestic or foreign; (b) subdivision, agent, commission, board or authority of any of the foregoing, including the Securities Authorities; or (c) quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under, or for the account of, any of the foregoing, including any stock exchange.

“Hazardous Substances” means any element, waste or other substance, whether natural or artificial and whether consisting of gas, liquid, solid or vapor that is prohibited, listed, defined, judicially interpreted, designated or classified as dangerous, hazardous, radioactive, explosive or toxic or a pollutant or a contaminant under or pursuant to any applicable Environmental Laws, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials or any substance which is deemed under Environmental Laws to be deleterious to natural resources or worker or public health and safety.

“Intellectual Property” means all of the following, worldwide, whether registered, unregistered or registrable: (a) trademarks and service marks, trade dress, product configurations, trade names and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (b) inventions, discoveries, improvements, ideas, know-how, methodology, models, algorithms, formulae, systems, processes, technology, whether patentable or not, and all patents, industrial designs, and utility models, and all applications pertaining to the foregoing, in any jurisdiction, including re-issues, continuations, divisionals, continuations-in-part, re-examinations, renewals and extensions; (c) trade secrets and other rights in confidential and other nonpublic information; (d) software, including interpreted or compiled Source Code, object code, development documentation, programming tools, drawings, specifications, metadata and data; (e) copyrights in writings, designs, mask works, software, content and any other original works of authorship in any medium, including applications or registrations in any jurisdiction for the foregoing and all moral rights in the foregoing; (f) data and database rights; (g) internet websites, domain names and registrations pertaining thereto; (h) social media accounts, the usernames and passwords associated therewith, and all content contained therein; (i) any other intellectual property or proprietary rights of any kind, nature or description; and (j) any tangible embodiments of the foregoing (in whatever form or medium).

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“Intellectual Property Rights” has the meaning set forth in Section 4.1(v).

“IRS” means the United States Internal Revenue Service.

“Leased Properties” has the meaning set forth in Section 4.1(t)(ii).

“Liability” or “Liabilities” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Lien” means any mortgage, charge, pledge, hypothecation, security interest, prior claim, encroachment, option, right of first refusal or first offer, occupancy right, covenant, assignment, lien (statutory or otherwise), defect of title, or restriction or adverse right or claim, or other third party interest or encumbrance of any kind, in each case, whether contingent or absolute.

“Lock-Up Agreement” has the meaning set forth in Section 7.3(h).

“Material Adverse Effect” when used in connection with a Party means any change, event, occurrence, effect, state of facts or circumstance that, either individually or in the aggregate, is or would reasonably be expected to be material and adverse to the business, operations, results of operations, assets, properties, condition (financial or otherwise) or liabilities (contingent or otherwise) or prospects of that Party and its Subsidiaries, taken as a whole, and would, or would be reasonably expected to, prevent or materially delay either Party from consummating the transactions contemplated by this Agreement by the End Date, except any such change, event, occurrence, effect, state of facts or circumstance resulting from: (a) any change in general political, economic, financial, currency exchange, securities, capital or credit market conditions in Canada or the United States; (b) any change or proposed change in Applicable Laws or United States GAAP; (c) any change affecting the industries or markets in which such Party operates; (d) any natural disaster or the commencement or continuity of any act of war, armed hostilities or acts of terrorism; (e) the announcement of this Agreement or the transactions contemplated hereby; (f) any action taken (or omitted to be taken) by a Party or its Subsidiaries which is required to be taken (or omitted to be taken) pursuant to this Agreement; (g) change in the market price or trading volume of any securities of a Party (it being understood that the causes underlying such change in market price or trading volume may be taken into account in determining whether a Material Adverse Effect has occurred); provided, however, that with respect to clauses (a) through to and including (c), such matters do not have a materially disproportionate effect on such Party and its Subsidiaries, taken as a whole, relative to companies of similar size operating in the industries or markets in which such Party operates (in which case the incremental disproportionate effect may be taken into account in determining whether there has been, or is reasonably expected to be, a Material Adverse Effect), and provided further, however, that unless expressly provided in any particular section of this Agreement, references in certain sections of this Agreement to dollar amounts are not intended to be, and shall be deemed not to be, illustrative or interpretive for the purpose of determining whether a “Material Adverse Effect” has occurred.

“Material Contract” means each Contract to which a Party or any Affiliate thereof is a party that is, or will be as at the Effective Time, in force by which any such Party or Affiliate thereof is bound, or to which it or its respective assets are subject, which: (a) have total payment obligations on the part of such Party or Affiliate thereof which reasonably can be expected to exceed $50,000; (b) are for a term extending at least one year after the Effective Time; (c) have been entered into out of the Ordinary Course; or (d) are otherwise material to such Party.

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“Minimum Tender Condition” has the meaning set forth in Section 8.4.

“Misrepresentation” has the meaning specified under Securities Laws.

“Name Change” means a change of the name of the Parent from “Ameri Holdings, Inc.” to “Jay Pharma Inc.”, or such other name as is determined by the Company.

“NASDAQ” means The Nasdaq Stock Market LLC.

“NASDAQ Listing Application” has the meaning set forth in Section 3.1.

“Note” has the meaning set forth in Section 2.3(c).

“Noteholder” has the meaning set forth in Section 2.3(c).

“Offer” has the meaning set forth in Recital C.

“Offer Commencement Date” has the meaning set forth in Section 2.2(a).

“Offer Price” has the meaning set forth in Recital C.

“Option Exchange Agreements” has the meaning set forth in Section 2.3(a).

“Ordinary Course” means, with respect to an action taken by a Person, that such action is consistent with the past practices of the Person and is taken in the ordinary course of the normal day-to-day operations of the Person.

“Organizational Documents” means, with respect to a Person, (i) the certificate or articles of incorporation, amalgamation, organization or formation and the by-laws, the partnership agreement or operating or limited liability company agreement (as applicable), and (ii) any documents comparable to those described in clause (i) as may be applicable pursuant to any Applicable Laws.

“Other Filings” has the meaning set forth in Section 7.13(a).

“Owned Properties” has the meaning set forth in Section 4.1(t)(i).

“Parent” has the meaning set forth on the first page of this Agreement.

“Parent Board” means the board of directors of the Parent.

“Parent Board Approval” has the meaning set forth in Section 5.1(u).

“Parent Capital Stock” means Parent Common Stock and Parent Preferred Stock.

“Parent Change in Recommendation” has the meaning specified in Section 9.2(a)(iii)(B)(1).

“Parent Charter Amendment” means the amendment of the Parent’s charter required to reflect the Name Change, Stock Split and any other items that may require the Parent to amend its charter.

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“Parent Common Stock” means the common stock, par value $0.01 per share, of the Parent.

“Parent Disclosure Letter” means the disclosure letter of the Parent to be signed and delivered by Parent to Company (a) on or prior to the Execution Date, and (b) at the Effective Time as updated to the Effective Time.

“Parent Employee Plans” has the meaning set forth in Section 5.1(dd)(i).

“Parent Employees” means the officers and employees of the Parent and its Subsidiaries.

“Parent Expense Reimbursement” has the meaning set forth in Section 10.16(a)(i).

“Parent Expense Reimbursement Event” has the meaning set forth in Section 10.16(a)(iii).

“Parent Fairness Opinion” means an updated opinion of Gemini Partners, Inc. delivered to the Parent Board prior to the execution of this Agreement.

“Parent Financial Statements” means the (a) audited condensed consolidated financial statements of the Parent as at, and for the years ended, December 31, 2018 and 2017, including the notes thereto, and (b) unaudited condensed consolidated financial statements of the Parent as at, and for the six months ended June 30, 2019 and 2018, consisting of the unaudited condensed consolidated balance sheets, the unaudited condensed consolidated statements of operations and comprehensive income (loss), the unaudited condensed consolidated statements of cash flows and the consolidated statement of changes in shareholders’ equity, including all notes in respect thereof, in each case as contained or incorporated by reference in the Parent SEC Documents.

“Parent Financing” shall mean the financing by Parent of an aggregate of $3,725,000 in exchange for the issuance of equity of the Parent prior to the consummation of the Transaction.

“Parent Intellectual Property Rights” has the meaning set forth in Section 5.1(y).

“Parent Leased Properties” has the meaning set forth in Section 5.1(w)(ii).

“Parent Legacy Business Disposition” has the meaning set forth in Section 7.10.

“Parent Legacy Business Valuation” has the meaning set forth in Section 7.10.

“Parent Meeting” means the meeting of the Parent Stockholders, including any adjournment or postponement thereof, for the purpose of, among other things, considering and, if thought fit, approving the Parent Stockholder Approval Resolutions.

“Parent Options” means the outstanding options to purchase Parent Common Stock issued pursuant to the Parent Stock Incentive Plan.

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“Parent Owned Properties” has the meaning set forth in Section 5.1(w)(i).

“Parent Preferred Stock” means the preferred stock, par value $0.01 per share, of Parent.

“Parent SEC Documents” has the meaning set forth in Section 5.1(k)(i).

“Parent Share Purchase Agreement” has the meaning set forth in Section 7.10.

“Parent Stock Incentive Plan” means that certain Ameri Holdings, Inc. 2015 Equity Incentive Award Plan, as amended to the date of this Agreement.

“Parent Stockholder Approval” means the approval by the Parent Stockholders of the Parent Stockholder Approval Resolution.

“Parent Stockholder Approval Resolution” means the special resolution of the Parent Stockholders approving the Offer, the issuance of Parent Common Stock on exchange of the Company Common Shares, the issuance of the Series B Warrants, the Parent Charter Amendment and the Resulting Issuer Incentive Stock Plan.

“Parent Stockholders” means the holders of Parent Common Stock as of immediately prior to the Effective Time.

“Parent Subsidiaries” has the meaning set forth in Section 5.1(j)(i).

“Parent Technology” has the meaning set forth in Section 5.1(y).

“Parent Warrants” means the outstanding common stock purchase warrants of the Parent to purchase Parent Common Stock.

“Parties” means, collectively, the Parent and the Company and “Party” means any one of them.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permitted Liens” means, in respect of a Party or any of its Subsidiaries, any one or more of the following:

(a)	Liens for Taxes which are not delinquent or that are being disputed in good faith;

(b)	inchoate or statutory Liens of contractors, subcontractors, mechanics, workers, suppliers, materialmen, carriers and others arising in the Ordinary Course, provided that such Liens are related to obligations not due or delinquent, are not registered against title to any assets of such Party or its Subsidiaries and in respect of which adequate holdbacks are being maintained as required by Applicable Law and under United States GAAP;

(c)	the right reserved to or vested in any Governmental Authority by any statutory provision or by the terms of any lease, license, franchise, grant or permit of such Party or its Subsidiaries, to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition of their continuance;

(d)	easements, including rights of way for, or reservations or rights of others relating to, sewers, water lines, gas lines, pipelines, electric lines, telegraph and telephone lines and other similar services and any registered restrictions or covenants that run with the land, provided that there has been compliance with the material provisions thereof and that they do not in the aggregate materially detract from the ability to use any leased properties and would not reasonably be expected to materially and adversely affect the ability of such Party to carry on its business in the Ordinary Course; and

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(e)	in the case of the Company or Parent, Liens listed and described in the Company or Parent Disclosure Letter, as applicable and, in the case of Parent, the SEC Document.

“Person” is to be construed broadly and includes any natural person, estate, partnership, limited partnership, limited liability partnership, body corporate, limited liability company, unlimited liability company, joint stock company, trust, estate, unincorporated association, joint venture or other entity or Governmental Authority.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Proxy Statement/Prospectus” has the meaning set forth in Section 7.13(a).

“Regulatory Approval” means any consent, waiver, permit, exemption, review, order, decision or approval of, or any registration and filing with, any Governmental Authority having authority over a party hereto, or the expiry, waiver or termination of any waiting period imposed by Applicable Law or a Governmental Authority having authority over a Party hereto, in each case that is required in connection with the Transaction.

“Release” has the meaning prescribed in any Environmental Law and includes any sudden, intermittent or gradual release, spill, leak, pumping, addition, pouring, emission, emptying, discharge, migration, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, placement or introduction of a Hazardous Substance, whether accidental or intentional, into the environment.

“Representatives” has the meaning set forth in Section 6.1(a).

“Resulting Issuer” means Parent as it exists upon completion of the Offer.

“Resulting Issuer Capital Stock” means (a) the shares of Resulting Issuer Common Stock or Resulting Issuer Preferred Stock, as applicable, issuable in connection with the transactions contemplated hereby, (b) the shares of Resulting Issuer Common Stock issuable upon the exercise of Resulting Issuer Options, (c) the shares of Resulting Issuer Common Stock issuable upon the exercise of Resulting Issuer Warrants, (d) the shares of Resulting Issuer Common Stock issuable pursuant to the Resulting Issuer Incentive Stock Plan and (e) the shares of Resulting Issuer Common Stock issuable upon the conversion of Resulting Issuer Preferred Stock.

“Resulting Issuer Common Stock” means the outstanding shares of Parent Common Stock upon completion of the Stock Split, consummation of the Offer and the completion of the Name Change.

“Resulting Issuer Incentive Stock Plan” has the meaning set forth in Section 7.5(o).

“Resulting Issuer Options” means the common share purchase options of the Resulting Issuer for which Company Options shall be exchanged as provided in Section 2.3.

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“Resulting Issuer Preferred Stock” has the meaning set forth in Section 2.3(c).

“Resulting Issuer Warrants” means the common share purchase warrants of the Resulting Issuer for which Company Warrants shall be exchanged as provided in Section 2.3.

“S-4 Registration Statement” has the meaning set forth in Section 7.13(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Acts” means, collectively, the Securities Act (Ontario), the 1933 Act, and the United States Exchange Act.

“Securities Authorities” means the Ontario Securities Commission, the applicable securities commissions and other securities regulatory authorities in each of the other provinces of Canada, the SEC and the applicable securities commissions in each of the states of the United States.

“Securities Laws” means the Securities Acts, all other applicable Canadian provincial securities laws (including MI 61-101), all other applicable United States state securities or “blue sky” laws, and the rules and regulations and published policies under the foregoing securities laws and applicable exchange rules and listing standards.

“Series A Warrants” means those certain Series A Warrants to be issued to Noteholder on or immediately prior to the Effective Time pursuant to the terms of a Securities Purchase Agreement dated January 10, 2020, between the Company and Noteholder (the “SPA”).

“Series B Warrants” means those certain Series B Warrants to be issued to Noteholder on or immediately prior to the Effective Time pursuant to the terms of this Agreement.

“Series B Warrant Shares” means those certain shares of Resulting Issuer Common Stock issuable upon any exercise of the Series B Warrants.

“Signing Form 8-K” has the meaning set forth in Section 7.11(d).

“SMRH” has the meaning set forth in Section 10.19.

“Source Code” means, collectively, any software source code, including any portion or aspect of the software source code, or any proprietary information or algorithm contained in or relating to any software source code, including related documentation.

“Stock Split” means a reverse stock split of the issued and outstanding shares of Parent Common Stock at a ratio sufficient to increase the then-current trading price per share of Parent Common Stock to at least $6.00.

“Subsidiary” means, with respect to a Person, any entity in which such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities of or other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such entity.

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“Superior Proposal” means a written Acquisition Proposal which the Parent Board determines in its good faith judgment (a) to be reasonably likely to be consummated if accepted and (b) to be more favorable to the Parent’s stockholders from a financial point of view than the Transaction, in each case, taking into account at the time of determination all relevant circumstances, including the various legal, financial and regulatory aspects of the proposal, all the terms and conditions of such proposal and this Agreement and any changes to the terms of this Agreement offered by Company in response to such Superior Proposal. For the purposes of the term “Superior Proposal,” references to the term “Acquisition Proposal” shall have the meaning specified in this Section 1.1, except that references to “20% or more” in the definition of “Acquisition Proposal” in Section 1.1 shall be deemed to be references to “50% or more.”

“Tax Act” means the Income Tax Act, R.S.C. 1985 (5th Supp.) c.1, and the regulations thereunder, as amended.

“Tax Returns” means any and all returns, reports, declarations, elections, notices, forms, designations, filings, and statements (including estimated tax returns and reports, withholding tax returns and reports, and information returns and reports) filed or required to be filed in respect of Taxes.

“Taxes” means: (a) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis, including all license and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions, (b) all interest, penalties, fines, additions or other additional amounts imposed by any Governmental Authority on or in respect of amounts of the type described herein, (c) any Liability for the payment of any amounts of the type described herein as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (d) any Liability for the payment of any amounts of the type described herein as a result of any express or implied obligation to indemnify any other Person or as a result of being a transferee or successor in interest to any party.

“Technology” has the meaning set forth in Section 4.1(v).

“Terminating Party” has the meaning set forth in Section 7.9 (c).

“Termination Notice” has the meaning set forth in Section 7.9(c).

“Transaction” means, collectively, the Offer and all transactions undertaken by the Parties in connection therewith including, for greater certainty, the Stock Split and the Parent Legacy Business Disposition.

“Transaction Board Members” has the meaning set forth in Section 10.19.

“Transaction Documents” means this Agreement, the Company Disclosure Letter, the Parent Disclosure Letter and all such further documents, agreements and instruments required to be executed or filed by any Party or any Affiliate thereof to effect the consummation of the Offer (all of which will be in form and content reasonably satisfactory to each Party) pursuant to the requirements of Applicable Laws relating to the Offer, or by any other Governmental Authority having jurisdiction, in order to carry out the terms and objectives of this Agreement, including, without limitation, those required by the Securities Authorities.

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“Transaction Engagements” has the meaning set forth in Section 10.19.

“Treasury Regulations” has the meaning set forth in Section 2.5.

“United States Exchange Act” means the United States Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

“United States GAAP” means United States Generally Accepted Accounting Principles.

“Warrant Exchange Agreements” has the meaning set forth in Section 2.3(b).

1.2 Interpretation Not Affected by Headings

The division of this Agreement into articles, sections and subsections, and the insertion of headings herein, are for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement. The terms “hereof”, “herein”, “hereto”, “hereunder” and similar expressions refer to this Agreement and not to any particular article, section or other portion hereof, and include any agreement, schedule or instrument supplementary or ancillary hereto.

1.3 Meaning of “including”

The word “including”, when following a general statement or term, is not to be construed as limiting the general statement or term to any specific item or matter set forth or to similar items or matters, but rather as permitting the general statement or term to refer also to all other items or matters that could reasonably fall within its broadest possible scope.

1.4 Extended Meanings

In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa, words importing the use of either gender include both genders and neuter, and a reference to a Person includes any successor to that Person.

1.5 Date for Any Action

If the date on which any action is required to be taken hereunder is not a Business Day, such action will be required to be taken by the applicable Party on the next succeeding Business Day.

1.6 Statutory References

Unless otherwise expressly stated, any reference in this Agreement to a statute includes each regulation and rule made thereunder, all amendments to such statute, regulation or rule in force from time to time, and any statute, regulation or rule that supplements or supersedes such statute, regulation or rule.

1.7 Currency

Unless otherwise stated, all references in this Agreement to amounts of money are expressed in lawful money of the United States of America.

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1.8 Invalidity of Provisions

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction will not affect the validity or enforceability of any other provision hereof.

1.9 Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement have the meaning attributable thereto under United States GAAP and all determinations of an accounting nature required to be made hereunder will be made in a manner consistent with United States GAAP.

1.10 Interpretation Not Affected by Party Drafting

The Parties acknowledge that their respective legal counsel have reviewed and participated in settling the terms of this Agreement and the Parties hereby agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting party will not be applicable to the interpretation of this Agreement.

1.11 Company Disclosure Letter

For the purposes of the representations and warranties in Article 4, Company will deliver the Company Disclosure Letter, arranged in sections corresponding with the sections of Article 4, to Parent. The disclosure in any section of the Company Disclosure Letter will qualify the corresponding section of Article 4. Each section of the Company Disclosure Letter shall be deemed to be disclosed and incorporated by reference in any other section of the Company Disclosure Letter as though fully set forth in such section of the Company Disclosure Letter for which applicability of such information and disclosure is reasonably apparent on its face. The fact that any item of information is disclosed in any section of the Company Disclosure Letter: (a) shall not be construed to mean that such information is required to be disclosed by this Agreement; (b) shall not be construed as or constitute an admission, evidence or agreement that a violation, right of termination, default, non-compliance, liability or other obligation of any kind exists with respect to any item; (c) with respect to the enforceability of Contracts with third parties, the existence or non-existence of third party rights, the absence of breaches or defaults by third parties, or similar matters or statements, is intended only to allocate rights and risks among the Parties and is not intended to be admissions against interests, give rise to any inference or proof of accuracy, be admissible against the Company by any Person who is not a Party, or give rise to any claim or benefit to any Person who is not a Party; (d) shall not be deemed or interpreted to broaden the representations and warranties, obligations, covenants, conditions or agreements of the Company contained in this Agreement; and (e) does not waive any attorney-client privilege associated with such item or information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed herein. Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Company Disclosure Letter is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Person shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Company Disclosure Letter is or is not material for purposes of this Agreement.

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1.12 Parent Disclosure Letter

For the purposes of the representations and warranties in Article 5, Parent will deliver the Parent Disclosure Letter, arranged in sections corresponding with the sections of Article 5, to Company. The disclosure in any section of the Parent Disclosure Letter will qualify the corresponding section of Article 5. Each section of the Parent Disclosure Letter shall be deemed to be disclosed and incorporated by reference in any other section of the Parent Disclosure Letter as though fully set forth in such section of the Parent Disclosure Letter for which applicability of such information and disclosure is reasonably apparent on its face. The fact that any item of information is disclosed in any section of the Parent Disclosure Letter: (a) shall not be construed to mean that such information is required to be disclosed by this Agreement; (b) shall not be construed as or constitute an admission, evidence or agreement that a violation, right of termination, default, non-compliance, liability or other obligation of any kind exists with respect to any item; (c) with respect to the enforceability of Contracts with third parties, the existence or non-existence of third party rights, the absence of breaches or defaults by third parties, or similar matters or statements, is intended only to allocate rights and risks among the Parties and is not intended to be admissions against interests, give rise to any inference or proof of accuracy, be admissible against the Parent or its Subsidiaries by any Person who is not a Party, or give rise to any claim or benefit to any Person who is not a Party; (d) shall not be deemed or interpreted to broaden the representations and warranties, obligations, covenants, conditions or agreements of the Parent or its Subsidiaries contained in this Agreement; and (e) does not waive any attorney-client privilege associated with such item or information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed herein. Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Parent Disclosure Letter is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Person shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Parent Disclosure Letter is or is not material for purposes of this Agreement.

1.13 Knowledge

Where any representations or warranty contained in this Agreement is expressly qualified by reference to the knowledge of a Party, it refers to the actual knowledge of the Chief Executive Officer and Chief Financial Officer of the Party after due inquiry.

Article 2
TERMINATION OF AMALGAMATION AGREEMENT; EXCHANGE OFFER

2.1 Amalgamation Agreement Termination

The Parties hereto do hereby terminate the Amalgamation Agreement.

2.2 The Offer

(a)	Subject to the terms and conditions of this Agreement, on the date that the S-4 Registration Statement is declared effective by the SEC (the “Offer Commencement Date”), Parent shall commence the Offer for all of the outstanding Company Common Shares in exchange for the number of shares of Parent Common Stock equal to the Offer Price.

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(b)	On the earliest date as of which each of the conditions set forth in Section 8.4 shall have been satisfied or waived, Parent accept for payment all Company Common Shares tendered pursuant to the Offer (and not validly withdrawn). The obligation of Parent to accept for exchange, and exchange, Company Common Shares tendered pursuant to the Offer shall be subject only to the satisfaction or waiver of each of the conditions set forth in Section 8.4. As promptly as practicable after the acceptance for payment of any Company Common Shares tendered pursuant to the Offer, Parent shall exchange such Company Common Shares for Parent Common Stock equal to the Offer Price.

(c)	Parent expressly reserves the right to waive, in whole or in part, any condition set forth in Section 8.2 or modify the terms of the Offer; provided, however, that notwithstanding anything to the contrary contained in this Agreement, Parent shall not (without the prior written consent of the Company and the Noteholder):

(i)	change or waive the Minimum Tender Condition (as defined in Section 8.4);

(ii)	decrease the number of Company Common Shares sought to be purchased by Parent in the Offer;

(iii)	reduce the Offer Price;

(iv)	extend or otherwise change the expiration date of the Offer (except to the extent required or permitted pursuant to Section 2.2(d));

(v)	change the form of consideration payable in the Offer; or

(vi)	otherwise amend, modify or supplement any of the conditions set forth in Section 8.2 or the terms of the Offer in a manner that adversely affects, or would reasonably be expected to adversely affect, the holders of the Company Common Shares in any material respect.

(d)	Unless extended as provided in this Agreement, the Offer shall expire on the End Date. Notwithstanding the foregoing, if the End Date is extended by the agreement of the Parties and the Noteholder, then the Offer shall extend to such date as well. The Offer may be terminated prior to its expiration date (as such expiration date may be extended and re-extended in accordance with this Agreement), but only if this Agreement is validly terminated in accordance with Article 9.

(e)	As promptly as practicable after the Offer Commencement Date, Parent and the Company shall cause the Proxy Statement/Prospectus to be mailed to the stockholders of each of Parent and the Company and will otherwise comply with the provisions of this Agreement pertaining to the preparation, filing and mailing of the S-4 Registration Statement and the Proxy Statement/Prospectus, including, but not limited to, the provisions of Section 7.13 of this Agreement.

(f)	The Company hereby approves of and consents to the Offer and represents that, by unanimous vote the Company Board, at a meeting duly called and held, duly adopted resolutions (i) approving this Agreement and the consummation by the Company of the Transactions (to the extent contemplated to be completed by the Company, (ii) approving the Offer, (iii) determining that the terms of the Offer are fair to, and in the best interests of, the Company and the Company Shareholders, and (iv) recommending that the Company Shareholders accept the Offer and tender their Company Common Shares pursuant to the Offer (the “Company Board Approval and Recommendation”); provided, however, that nothing herein shall prevent or otherwise restrict the Company Board from undertaking a Company Change in Recommendation pursuant to the terms and subject to the provisions hereof.

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(g)	To effectively tender their Company Common Shares, a Company Shareholder need only deliver a validly completed and duly executed letter of transmittal, pursuant to the terms of Section 2.9, and need not execute this Agreement or any joinder to this Agreement.

2.3 Covenants Regarding Certain Company Securities

Parent hereby covenants and agrees that:

(a)	prior to the Closing, Parent covenants and agrees to enter into agreements with each holder of Company Options (the “Option Exchange Agreements”), pursuant to which, subject to the consummation of the Offer, each outstanding Company Option shall be exchanged for Resulting Issuer Options to purchase a number of shares of Resulting Issuer Common Stock equal to the Exchange Ratio on substantially the same terms as those contained in the stock option plan of the Resulting Issuer and each such Company Option shall be cancelled. The exercise price for each share of Resulting Issuer Common Stock underlying a Resulting Issuer Option will be equal to the exercise price per Company Common Share under the Company Option in effect immediately prior to the consummation of the Offer, as adjusted to reflect the Stock Split and Exchange Ratio and applicable currency exchange ratio. For greater certainty, the Parties intend that the exchange of all Company Options for Resulting Issuer Options will occur on a rollover basis pursuant to subsection 7(1.4) of the Tax Act and that any relevant adjustments to the exercise price of the Resulting Issuer Options shall be made to reflect this intention, and that the foregoing treatment of Company Options is fair and reasonable in light of the circumstances of the Transaction;

(b)	prior to the Closing, Parent covenants and agrees to enter into agreements with each holder of Company Warrants (the “Warrant Exchange Agreements”), including the Series A Warrants, pursuant to which, subject to the consummation of the Offer, each outstanding Company Warrant shall be exchanged for Resulting Issuer Warrants to purchase the number of shares of Resulting Issuer Common Stock equal to the Exchange Ratio on substantially economically equivalent terms and each such Company Warrant shall be cancelled. The exercise price for each share of Resulting Issuer Common Stock underlying a Resulting Issuer Warrant will be equal to the exercise price per Company Common Share under the Company Warrant in effect immediately prior to the consummation of the Offer, as adjusted to reflect the Stock Split and Exchange Ratio and the applicable currency exchange ratio;

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(c)	prior to the Closing, Parent covenants and agrees to enter into an agreement (the “Alpha Exchange Agreement”) with Alpha Capital Anstalt (the “Noteholder”), pursuant to which, subject to the consummation of the Offer, that certain Secured Promissory Note (the “Note”), issued by the Company in favor of the Noteholder shall be exchanged for preferred stock of the Resulting Issuer which is convertible into Resulting Issuer Capital Stock (the “Resulting Issuer Preferred Stock”), and which shall have the same rights, including but not limited to anti-dilution and reset rights and maximum beneficial ownership limitations in connection the Resulting Issuer Preferred otherwise deliverable to the Noteholder, and Resulting Issuer Warrants identical to the Resulting Issuer Warrants deliverable to the Noteholder in connection with agreements with the Company with respect to an investment of $3,000,000 in the Company’s Common Shares, Warrants and Pre-Funded Warrants (the “Alpha Investment”), it being understood that any such exchange of securities held by the Noteholder shall be automatic and that the Noteholder shall not be deemed to exercise “control” within the meaning of Rule 144 of the 1933 Act prior to its receipt of Resulting Issuer Capital Stock. The number of shares of Resulting Issuer Preferred Stock that the Noteholder will receive immediately following the Closing by virtue of the exchange contemplated by this Section 2.3(c) and the Alpha Exchange Agreement shall be equal to the number of shares of Resulting Issuer Preferred Stock convertible into Resulting Issuer Capital Stock equal to the product of (i) the Exchange Ratio and (ii) (A) the sum of (1) the amount of the Alpha Investment and (2) the amount of the Bridge Loan Financing (including any accrued and unpaid interest thereon), divided by (B) the per share price derived from (1) $40,000,000 divided by (2) the number of shares of Company Common Shares outstanding immediately prior to the Effective Time, but excluding any shares of Company Common Shares issued or issuable (x) pursuant to this Section 2.3(c) or (y) the warrants to purchase up to 7% of the Company Common Shares issued pursuant to the Company Placement Agent Agreement. In any case, for purposes of all calculations of the number shares of Resulting Issuer Preferred Stock issuable to Noteholder upon conversion of the Note, the Note shall be deemed to have not less than 270 days of accrued and unpaid interest thereon;

(d)	for the avoidance of all doubt, the Parties hereto agree (i) that for U.S. federal income tax purposes, the Noteholder shall be treated as (A) receiving Resulting Issuer Preferred Stock with respect to the Alpha Investment and (B) shall not be treated as the beneficial owner of the Company securities issued in connection with the Alpha Investment for all U.S. Federal income tax purposes and (ii) no Party shall take any position in a tax filing or otherwise inconsistent with the foregoing;

(e)	for the avoidance of all doubt, in the event that the issuance of any securities of Resulting Issuer to Noteholder, including any Resulting Issuer Preferred Stock, including any shares of Resulting Issuer that would cause Noteholder’s aggregate “beneficial ownership” (within the meaning of Section 13 of the United States Exchange Act), together with all other securities of Resulting Issuer then beneficially owned by Noteholder, to exceed 9.99% of Resulting Issuer’s outstanding shares, then Resulting Issuer shall issue to Noteholder, in lieu of such securities that would cause its beneficial ownership to exceed 9.99%, a common stock equivalent preferred stock containing a customary “9.99% blocker” (but otherwise gives Noteholder identical economic rights and that is otherwise acceptable to Noteholder in all respects). For the further avoidance of doubt, in no event shall any securities of Resulting Issuer owned at any time by Noteholder be subject to any voting agreements unless Noteholder otherwise expressly agrees in a writing executed by Noteholder; and

(f)	in addition to all of the Resulting Issuer Capital Stock and other equity outstanding immediately following the Closing, the Resulting Issuer shall issue to the Noteholder Series B Warrants, in the form attached hereto as Exhibit A, to acquire the number of shares of Resulting Issuer Common Stock equal to the product of (i) 8,100,000 and (ii) the Exchange Ratio. Upon issuance, the Series B Warrant Shares shall be deemed Resulting Issuer Common Stock (including for U.S. federal and applicable state Tax purposes) granting the holder thereof the same rights and benefits as the holder of the Resulting Issuer Common Stock.

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2.4 Fractional Shares

No fractional shares of Parent Common Stock, will be issued to Company Shareholders. In lieu of such fractional shares, (a) the number of shares of Parent Common Stock to be received by a Company Shareholder will be rounded up to the nearest whole share of Parent Common Stock in the event that a Company Shareholder is entitled to receive a fractional share representing one-half (1/2) or more of a share of Parent Common Stock, or (b) the number of shares of Parent Common Stock to be received by a Company Shareholder will be rounded down to the nearest whole share of Parent Common Stock in the event that a Company Shareholder is entitled to receive a fractional share representing less than one-half (1/2) of a share of Parent Common Stock.

2.5 Intended United States Tax Consequences

The Parties intend that, for United States federal income tax purposes, the Transaction qualifies as a reorganization within the meaning of Section 368(a) of the Code, and the rules and regulations promulgated thereunder (the “Treasury Regulations”) and/or as a transfer to a controlled corporation that is governed by Section 351(a) of the Code; provided, however, that any waiver pursuant to Section 2.2(c) of the conditions set forth in Section 8.4 may cause the Transaction to not qualify as a transfer to a controlled corporation that is governed by Section 351(a) of the Code and the Treasury Regulations promulgated thereunder. The Parties shall adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations. Unless otherwise required by Applicable Laws, each Party agrees to treat the Transaction as a tax-deferred reorganization within the meaning of Section 368(a) of the Code for all purposes to which such treatment is pertinent, including without limitation for the purpose of reporting on any United States Tax Return that such Party may be required to file. Each Party agrees to act in a manner that is consistent with the Parties’ intention that the Transaction be treated as a tax-deferred reorganization within the meaning of Section 368(a) of the Code and so long as the conditions set forth in Section 8.4 have not been waived shall also treat the Transaction as a tax-deferred transfer under Section 351 of the Code, in each case for all United States federal income tax purposes. In accordance with the foregoing, it is the intent of the Parties that shareholders of the Company, together with the Noteholder, receive an amount of the Resulting Issuer Capital Stock in the aggregate such that the shareholders of the Company, together with the Noteholder, will hold at least 80% of the total combined voting power of all classes of stock of Parent entitled to vote and at least 80% of the total number of shares of all other classes of stock of Parent in each case as a result of the Offer.

2.6 Registration of the Resulting Issuer Capital Stock

(a)	The shares of Resulting Issuer Capital Stock and any other securities issuable in connection with the transactions contemplated hereby that are required to be registered under the 1933 Act will be registered under the 1933 Act pursuant to an S-1 Registration Statement, an S-4 Registration Statement, S-3 Registration Statement or a newly filed S-8 Registration Statement. For the avoidance of doubt, all securities of Parent to be issued pursuant this Agreement shall be covered by the S-4 Registration Statement; provided, however, that the Series B Warrants and the Series B Warrant Shares shall be covered by an S-1 Registration Statement (the “S-1 Registration Statement”) or an S-3 Registration Statement (the “S-3 Registration Statement”) to be filed at a later date to be mutually agreed on by the Noteholder and the Resulting Issuer.

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(b)	The Parent shall prepare and file with the S-4 Registration Statement with the SEC on or before the 15th calendar day following the date hereof (the “Filing Deadline”) and use commercially reasonable best efforts to cause such registration statement to be declared effective by the SEC by the 60th calendar day after the earlier of the filing date or the Filing Deadline (the “Effectiveness Deadline”).

2.7 Closing Date

The Closing Date will be the date that the Offer is completed, but not later than the End Date.

2.8 Closing

The Closing will take place at the offices of Haynes and Boone, LLP (or at such other place as may be mutually agreed to by the Parties), at a time to be mutually agreed on by the Parties.

2.9 Letter of Transmittal

Within five (5) Business Days following the Offer Commencement Date, Parent shall deliver to each Company Shareholder and the Noteholder a copy of the S-4 Registration Statement and a letter of transmittal. The instructions to the letter of transmittal shall direct each Company Shareholder that desires to accept the Offer to deliver to Parent a duly completed and validly executed letter of transmittal and surrender such Company Shareholder’s certificates representing such Company Shareholder’s Company Common Shares in accordance with such instructions.

Article 3
SHAREHOLDER INFORMATION, LISTING APPLICATION AND MEETING

3.1 Listing Application

The Parent shall use its commercially reasonable efforts, (a) to prepare and submit to NASDAQ a notification form for the listing of the shares of Resulting Issuer Capital Stock, and use commercially reasonable efforts to cause such shares to be approved for listing (subject to official notice of issuance) and (b) in accordance with NASDAQ Marketplace Rule 5110, to file an initial listing application for the Resulting Issuer Capital Stock (the “NASDAQ Listing Application”) and to use commercially reasonable efforts to cause such NASDAQ Listing Application to be conditionally approved prior to the Effective Time. The Parties will use commercially reasonable efforts to coordinate with respect to compliance with NASDAQ rules and regulations. The Parent agrees to pay all NASDAQ fees associated with the NASDAQ Listing Application. The Company will cooperate with the Parent as reasonably requested by the Parent with respect to the NASDAQ Listing Application and promptly furnish to the Parent all information concerning the Company and its shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 3.1. For the avoidance of doubt, the Series B Warrants and Series B Warrant Shares will be included in the NASDAQ Listing Application described in this Section 3.1.

3.2 Parent Meeting

The Parent will convene and conduct the Parent Meeting on or before sixty (60) days after the date the SEC has indicated that it has no further comments to the S-4 Registration Statement, or such later date as may be mutually agreed to by the Parent and the Company, and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Parent Meeting without the prior written consent of the Company, except in the case of an adjournment, as required for quorum purposes.

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3.3 Preparation of Filings

The Parties will co-operate in the preparation of any application for any required Authorization and any other orders, registrations, consents, filings, rulings, exemptions, and approvals, and in the preparation of any documents, reasonably deemed by any of the Parties to be necessary to discharge its respective obligations under this Agreement or otherwise advisable under Applicable Laws, including, without limitation, in connection with the preparation of the S-4 Registration Statement as provided in Section 7.13. The Parties shall obtain the written consent of the Noteholder prior to filing any S-4 Registration Statement, which written consent shall not be unreasonably withheld delayed or conditioned.

Article 4
REPRESENTATIONS AND WARRANTIES OF COMPANY

4.1 Representations and Warranties of Company

Except as set forth in the Company Disclosure Letter, the Company represents and warrants to the Parent as follows:

(a)	Organization and Qualification. The Company is a corporation duly incorporated and validly existing under the laws of Canada, and has all necessary corporate power, authority and capacity to own its property and assets as now owned and to carry on its business as it is now being conducted. The Company:

(i)	has all Authorizations necessary to conduct its business substantially as now conducted, except where the failure to hold such Authorizations would not individually or in the aggregate have a Material Adverse Effect on the Company; and

(ii)	is duly registered or otherwise authorized and qualified to do business and is in good standing in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held, or the nature of its activities, makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Company.

(b)	Authorized and Issued Capital.

(i)	The authorized capital of Company consists of an unlimited number of Company Common Shares. As of the close of business on the date of this Agreement, there were (A) 27,626,061 Company Common Shares issued and outstanding, (B) outstanding Company Options to purchase 2,626,039 Company Common Shares and (C) outstanding Company Warrants to purchase 2,554,903 Company Common Shares.

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(ii)	All outstanding Company Common Shares have been duly authorized and validly issued, and are fully paid and non-assessable and have not been issued in violation of any pre-emptive rights or in violation of Applicable Laws.

(iii)	All of the Company Common Shares issuable upon the exercise of rights under the Company LTIP, including outstanding Company Options, have been duly authorized and, upon issuance in accordance with their respective terms, will be validly issued as fully paid and non-assessable and are not and will not be subject to, or issued in violation of, any pre-emptive rights. No Company Options have been granted in violation of Applicable Laws.

(iv)	All of the Company Common Shares issuable upon the exercise of rights under the Company Warrants have been duly authorized and, upon issuance in accordance with their respective terms, will be validly issued as fully paid and non-assessable and are not and will not be subject to, or issued in violation of, any pre-emptive rights. No Company Warrants have been granted in violation of Applicable Laws.

(c)	Corporate Authorization. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of, and performance by, the Company of this Agreement and the consummation of the Offer and the other transactions contemplated hereby have been, or will at Closing be, duly authorized by all necessary corporate action on the part of the Company and no other corporate actions on the part of the Company are necessary to authorize this Agreement or to consummate the Offer and the other transactions contemplated hereby.

(d)	Execution and Binding Obligation. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting or relating to creditors’ rights generally and general equitable principles (the “Bankruptcy and Equity Exceptions”).

(e)	No Conflict. The execution and delivery of, and performance by the Company of its obligations under, this Agreement, the completion of the transactions contemplated hereby, and the performance of its obligations hereunder and thereunder, do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition):

(i)	constitute or result in a violation or breach of, or conflict with, any of the terms or provisions of its Organizational Documents;

(ii)	except as disclosed in the Company Disclosure Letter, require any consent or other action by any Person under, constitute or result in a breach or violation of or conflict with, or, with or without notice or lapse of time or both, allow any Person to exercise any rights under any of the terms or provisions of any Material Contracts, licenses, leases or instruments to which the Company is a party or pursuant to which any of its assets or properties may be affected;

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(iii)	result in a breach of, or cause the termination or revocation of, any Authorization held by the Company, or necessary to the ownership of the Company Common Shares or the operation of the business of Company; or

(iv)	result in the violation of any Applicable Law,

except as would not, individually or in the aggregate, have a Material Adverse Effect on Company.

(f)	Financial Statements. The Company Financial Statements are, or will when completed be, prepared in accordance with United States GAAP, consistently applied, and fairly present in all material respects the financial condition of the Company at the respective dates indicated and for the periods covered.

(g)	Compliance with Laws. The Company is, and since January 1, 2018, has been, in compliance in all material respects with Applicable Laws. Since January 1, 2018, the Company is not, nor has been, under any investigation with respect to, is not nor has been charged or threatened to be charged with, nor has received notice of, any violation or potential violation of any Applicable Laws or disqualification by a Governmental Authority.

(h)	Shareholders’ and Similar Agreements. Except as disclosed in the Company Disclosure Letter or the SPA, the Company is not subject to, or affected by, any unanimous shareholders agreement and is not a party to any shareholder, pooling, voting, or other similar arrangement or agreement relating to the ownership or voting of the securities of the Company or pursuant to which any Person may have any right or claim in connection with any existing or past equity interest in the Company.

(i)	Subsidiaries and Affiliates. The Company does not have any Subsidiaries or Affiliates.

(j)	Internal Accounting Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary in order to permit preparation of financial statements in accordance with United States GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(k)	Auditors. The Company Financial Statements have been audited by a PCAOB registered accounting firm.

(l)	No Undisclosed Liabilities. Except as disclosed in the Company Disclosure Letter, the Company does not have any Liability, whether accrued, absolute, contingent or otherwise, not reflected in the Company Financial Statements, except Liabilities (i) incurred in connection with this Agreement or the Transaction, (ii) incurred since December 31, 2018, in the Ordinary Course consistent with past practices or (iii) that would not have, individually or in the aggregate, a Material Adverse Effect with respect to the Company. An itemized list setting forth the principal amount of all indebtedness for borrowed money of the Company (and all accrued interest thereon) as of the date hereof, including capital leases, is disclosed in the Company Disclosure Letter.

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(m)	Absence of Certain Changes or Events. Since December 31, 2018, other than the transactions contemplated in this Agreement and as disclosed in the Company Disclosure Letter, the business of the Company has been conducted in the Ordinary Course and there has not been any event, circumstance or occurrence which has had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

(n)	Ordinary Course. Since December 31, 2018, other than as disclosed in the Company Disclosure Letter:

(i)	the Company has conducted its business only in the Ordinary Course;

(ii)	no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise), which has had, or is reasonably likely to have, a Material Adverse Effect with respect to the Company, has been incurred by the Company;

(iii)	there has not been any change in the accounting practices used by the Company;

(iv)	except for Ordinary Course adjustments to employee compensation (other than directors or officers), there has not been any increase in the salary, bonus, or other remuneration payable to any employees of the Company;

(v)	there has not been any redemption, repurchase or other acquisition of Company Common Shares by the Company, or any declaration, setting aside or payment of any dividend or other distribution (whether in cash or otherwise) with respect to the Company Common Shares;

(vi)	there has not been a material change in the level of accounts receivable or payable, inventories or employees of the Company, other than those changes in the Ordinary Course;

(vii)	the Company has not entered into, or amended, any Material Contract other than in the Ordinary Course;

(viii)	there has not been any satisfaction or settlement of any material claims or material liabilities of the Company that were not reflected in the Company’s Financial Statements, other than the settlement of claims or liabilities incurred in the Ordinary Course; and

(ix)	except for Ordinary Course adjustments, there has not been any increase in the salary, bonus, or other remuneration payable to any officers or directors of the Company or any amendment or modification to the vesting or exercisability schedule or criteria, including any acceleration, right to accelerate or acceleration event or other entitlement under any stock option, restricted stock, deferred compensation or other compensation award of any officer or director of the Company.

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(o)	Related Party Transactions. Except as disclosed in the Company Disclosure Letter, the Company is not indebted to any director, officer, employee or agent of, or independent contractor to, the Company (except for amounts due in the Ordinary Course as salaries, bonuses and director’s fees or the reimbursement of Ordinary Course expenses). Except as disclosed in the Company Disclosure Letter, there are no Contracts (other than employment arrangements) with, or advances, loans, guarantees, liabilities or other obligations to, on behalf or for the benefit of, any shareholder, officer or director of the Company.

(p)	Authorizations and Licenses.

(i)	The Company owns, possesses or has obtained all Authorizations that are required by Applicable Laws in connection with the operation of the business of the Company as presently or previously conducted, or in connection with the ownership, operation or use of the assets of the Company.

(ii)	The Company lawfully holds, owns or uses, and has complied with, all such Authorizations. Each Authorization is valid and in full force and effect, and is renewable by its terms or in the Ordinary Course without the need for the Company to comply with any special rules or procedures, agree to any materially different terms or conditions or pay any amounts other than routine filing fees.

(iii)	No action, investigation or proceeding is pending in respect of or regarding any such Authorization and neither the Company nor, to the knowledge of the Company, any of its officers or directors has received notice, whether written or oral, of revocation, non-renewal or material amendments of any such Authorization, or of the intention of any Person to revoke, refuse to renew or materially amend any such Authorization.

(iv)	Neither the Company nor, to the knowledge of the Company, any of its officers or directors, own or have any proprietary, financial or other interests (direct or indirect) in any such Authorization.

(q)	Finders’ Fees. No investment banker, broker, finder, financial adviser or other intermediary has been retained by or is authorized to act on behalf of the Company or any of its officers, directors or employees, or is entitled to any fee, commission or other payment from the Company or any of its officers, directors or employees, in connection with this Agreement.

(r)	Company Board Approval and Recommendation. The Company Board has unanimously provided the Company Board Approval and Recommendation.

(s)	Material Contracts.

(i)	The Company Disclosure Letter sets out a complete and accurate list of all Material Contracts of the Company. True and complete copies of the Material Contracts of the Company have been made available to the Parent and no such Contract has been modified, rescinded or terminated.

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(ii)	Each Material Contract is legal, valid, binding and in full force and effect and is enforceable by the Company in accordance with its terms (subject to the Bankruptcy and Equity Exceptions).

(iii)	The Company has performed in all material respects all respective obligations required to be performed by it to date under the Material Contracts and the Company is not in breach or default under any Material Contract, nor does the Company have knowledge of any condition that, with the passage of time or the giving of notice or both, would result in such a breach or default.

(iv)	To the knowledge of the Company, the Company has not received any notice (whether written or oral), that any party to a Material Contract intends to cancel, terminate or otherwise modify or not renew its relationship with the Company, and, to the knowledge of the Company, no such action has been threatened.

(t)	Real Property.

(i)	except as disclosed in the Company Disclosure Letter, the Company has valid, good and marketable title to all of the real or immovable property owned by the Company (the “Owned Properties”) free and clear of any Liens, except for Permitted Liens, and there are no outstanding options or rights of first refusal to purchase the Owned Properties, or any portion thereof or interest therein; in addition, all buildings, structures, fixtures, building systems, and equipment located on the Owned Properties are in good condition and repair, and the Owned Properties are in compliance with Applicable Laws in all material respects;

(ii)	except as disclosed in the Company Disclosure Letter, each lease, sublease, license or occupancy agreement (in each case, together with any amendments, supplements, notices or ancillary agreements thereto) for real or immovable property leased, subleased, licensed or occupied by the Company (the “Leased Properties”) is valid, legally binding and enforceable against the Company in accordance with its terms and in full force and effect, true and complete copies of which (including all related amendments, supplements, notices and ancillary agreements) have been made available to the Parent, and the Company is not in breach of, or default under, such lease, sublease, license or occupancy agreement, and, to the knowledge of the Company, no event has occurred which, with notice, lapse of time or both, would constitute such a breach or default by the Company or permit termination, modification or acceleration by any third party thereunder;

(iii)	the Company Disclosure Letter contains a list of all Owned Properties and Leased Properties;

(iv)	except as disclosed in the Company Disclosure Letter, the Company has not collaterally assigned or granted any other security interest in any of the Leased Properties;

(v)	except as disclosed in the Company Disclosure Letter, no third party has repudiated or has the right to terminate or repudiate any such lease, sublease, license or occupancy agreement (except for the normal exercise of remedies in connection with a default thereunder or any termination rights set forth in the lease, sublease, license or occupancy agreement) or any provision thereof; and

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(vi)	except as disclosed in the Company Disclosure Letter, none of the leases, subleases, licenses or occupancy agreements has been assigned by the Company in favor of any Person or sublet or sublicensed.

(u)	Personal Property; Condition of Personal Property. The Company has good title to all material personal or movable property of any kind or nature which the Company purports to own, free and clear of all Liens (other than Permitted Liens). The Company, as lessee, has the right under valid and subsisting leases to use, possess and control all personal or movable property leased by and material to the Company as used, possessed and controlled by the Company. All real and tangible personal property of the Company is in generally good repair and is operational and usable in the manner in which it is currently being utilized, subject to normal wear and tear and technical obsolescence, repair or replacement.

(v)	Intellectual Property. Except as would not and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company: (i) the Company owns all right, title and interest, or has valid licenses (and is not in material breach of such licenses), in and to all Intellectual Property that is material to the conduct of the business, as presently conducted, of the Company (collectively, the “Intellectual Property Rights”); (ii) all such Intellectual Property Rights that are owned by or licensed to the Company are sufficient, in all material respects, for conducting the business, as presently conducted, of the Company; (iii) to the knowledge of the Company, all Intellectual Property Rights owned or leased by the Company are valid and enforceable, and the carrying on of the business of the Company and the use by the Company of any of the Intellectual Property Rights or Technology (as defined below) owned by or licensed to the Company does not breach, violate, infringe or interfere with any rights of any other Person, except that the foregoing representation is given to the knowledge of the Company with respect to patents, and no proceeding is currently pending or, to the knowledge of Company, threatened, with respect to any of the foregoing; (iv) to the knowledge of the Company, no third party is infringing upon the Intellectual Property Rights owned or licensed by the Company, and no proceeding is currently pending or threatened with respect to the foregoing; (v) all computer hardware and associated firmware and operating systems, application software, database engines and processed data, technology infrastructure and other computer systems used in connection with the conduct of the business, as presently conducted, of the Company (collectively, the “Technology”) are sufficient, in all material respects, for conducting the business, as presently conducted, of the Company; and (vi) the Company owns, or has validly licensed or leased (and is not in material breach of such licenses or leases), such Technology.

(w)	Restrictions on Conduct of Business. The Company is not a party to or bound by any non-competition agreement, any non-solicitation agreement, or any other agreement, obligation, judgment, injunction, order or decree which purports to: (i) limit in any material respect the manner or the localities in which all or any portion of the business of the Company is conducted; (ii) limit any business practice of the Company in any material respect; or (iii) restrict any acquisition or disposition of any property by the Company in any material respect. Neither the Company nor any of its properties or assets is subject to any outstanding judgment, order, writ, injunction or decree that would have or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company or that would or would be reasonably expected to prevent or delay the consummation of the Offer or the transactions contemplated hereby.

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(x)	Litigation. Except as set out in the Company Disclosure Letter, there are no claims, actions, suits, arbitrations, inquiries, audits, investigations or proceedings pending, or, to the knowledge of the Company, threatened against or relating to the Company, the business of the Company or affecting any of its current or former properties or assets by or before any Governmental Authority that, if determined adverse to the interests of the Company, could potentially result in criminal sanction, or would be reasonably expected to prevent or delay the consummation of the Offer or the transactions contemplated hereby, or would, or would be reasonably expected to, materially affect the Parent’s ability to own or operate the business of the Company, nor, to the knowledge of the Company, are there any events or circumstances which could reasonably be expected to give rise to any such claim, action, suit, arbitration, inquiry, investigation or proceeding. There is no bankruptcy, liquidation, winding-up or other similar proceeding pending or in progress, or, to the knowledge of the Company, threatened against or relating to the Company before any Governmental Authority.

(y)	Corrupt Practices Legislation. Neither the Company nor any of its officers, directors or employees acting on behalf of the Company, has taken, committed to take or been alleged to have taken any action which would cause the Company to be in violation of the Corruption of Foreign Public Officials Act or any law of similar effect of any other jurisdiction, and to the knowledge of the Company, no such action has been taken by any of its agents, representatives or other Persons acting on behalf of the Company.

(z)	Environmental Matters.

(i)	No written notice, order, complaint or penalty has been received by the Company alleging that the Company is in violation of, or has any liability or potential liability under, any applicable Environmental Law, including any health and safety requirements applicable thereto, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the knowledge of the Company, threatened against the Company which allege a violation of, or any liability or potential liability under, any applicable Environmental Laws, including any health and safety requirements applicable thereto, and, to the knowledge of the Company, no fact or circumstance exists that reasonably could be expected to give rise to any such notice, claim, order, complaint or penalty.

(ii)	The Company has all environmental permits necessary for the operation of its business and to comply in all material respects with all applicable Environmental Laws, including any health and safety requirements applicable thereto.

(iii)	The operations of the Company are, and since January 1, 2018, have been, in compliance in all material respects with applicable Environmental Laws, including any health and safety requirements applicable thereto.

(aa)	Employment Matters. Except as disclosed in the Company Disclosure Letter:

(i)	(A) the Company has not entered into any written or oral agreement or understanding providing for a retention or change of control bonus or severance or termination payments to any director or Company Employee in connection with the termination of their position or their employment as a direct result of a change in control of the Company (including as a result of the Offer), and (B) no Company Employee has any agreement as to length of notice or severance payment required to terminate his or her employment, other than such as results by Applicable Laws from the employment of an employee without an agreement as to notice or severance;

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(ii)	(A) the Company is not a party to any Collective Agreement with respect to any Company Employees, (B) no Person holds bargaining rights with respect to any Company Employees and (C) to the knowledge of the Company, no Person has applied or threatened to be certified as the bargaining agent of any Company Employees;

(iii)	no trade union has applied to have the Company declared a common or related employer pursuant to Applicable Laws;

(iv)	the Company is in material compliance with all terms and conditions of employment and all Applicable Laws respecting employment;

(v)	the Company is not subject to any pending or, to the knowledge of the Company, threatened claim or action relating to employment or termination of employment of employees or independent contractors;

(vi)	the Company has not and is not engaged in any unfair labor practice and no unfair labor practice complaint, grievance or arbitration proceeding is pending, or to the knowledge of the Company, threatened against the Company;

(vii)	no labor strike, lock-out, slowdown or work stoppage is pending or to the knowledge of the Company, threatened against or directly affecting the Company and no such event has occurred in the last two years;

(viii)	each independent contractor and consultant has been properly classified by the Company as an independent contractor and the Company has not received notification from any Governmental Authority challenging the classification of any individual who performs services for the Company’s business as an independent contractor or consultant; and

(ix)	there are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation and there are no orders under applicable occupational health and safety legislation relating to the Company which are currently outstanding.

(bb)	Employee Plans.

(i)	The Company Disclosure Letter lists and describes all the pension, benefit, insurance, retirement, compensation, deferred compensation, incentive, bonus, employee loan, collective bargaining, profit sharing, commission, performance award, option, phantom equity, stock or stock-based, stock purchase, restricted stock, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, whether or not Tax-qualified, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former Company Employee or director, or under which the Company has or may have any Liability, contingent or otherwise (collectively, the “Employee Plans”). The Company has furnished to the Parent true, correct and complete copies of all the Employee Plans as of the date hereof, together with all related documentation. Since December 31, 2018, no changes have occurred or are expected to occur which would materially affect the information required to be provided to the Parent pursuant to this provision.

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(ii)	No Employee Plan is or is intended to be a “registered pension plan,” a “deferred profit sharing plan,” a “retirement compensation arrangement,” a “registered retirement savings plan,” or a “tax-free savings account” as such terms are defined in the Tax Act.

(iii)	Each Employee Plan is and has been operated in accordance with Applicable Laws, in all material respects. The Company has made all contributions and paid all premiums in respect of each Employee Plan in a timely fashion in accordance with Applicable Laws and the terms of each Employee Plan in all material respects.

(iv)	Other than routine claims for benefits, no Employee Plan is subject to any pending action, investigation, examination, claim (including claims for income Taxes, interest, penalties, fines or excise Taxes) or any other proceeding initiated by any Person, and, to the knowledge of the Company, there exists no state of facts which could reasonably be expected to give rise to any such action, investigation, examination, claim or other proceeding.

(v)	No insurance policy or any other agreement affecting any Employee Plan requires or permits a retroactive increase in contributions, premiums or other payments due thereunder. The level of insurance reserves under each Employee Plan which provides group benefits and contemplates the holding of such reserves is reasonable and sufficient to provide for all incurred but unreported claims.

(vi)	None of the Employee Plans provide for retiree or post-termination benefits or for benefits to retired or terminated employees or to the beneficiaries or dependants of retired or terminated employees, except as required by Applicable Laws.

(vii)	Subject to the requirements of Applicable Laws, no provision of any Employee Plan or of any agreement, and no act or omission of the Company in any way limits, impairs, modifies or otherwise affects the right of the Company to unilaterally amend or terminate any Employee Plan, and no commitments to improve or otherwise amend any Employee Plan have been made.

(viii)	No advance tax rulings have been sought or received in respect of any Employee Plan.

(cc)	Insurance. A true and complete list of all material insurance policies currently in effect that insure the physical properties, business, operations and assets of the Company has made available to the Parent. To the knowledge of the Company, each material insurance policy currently in effect that insures the physical properties, business, operations and assets of the Company is valid and binding and in full force and effect and there is no material claim pending under any such policies as to which coverage has been questioned, denied or disputed by any insurer or as to which any insurer has made any reservation of rights or refused to cover all or any material portion of such claim. All material proceedings covered by any insurance policy of the Company have been properly reported to and accepted by the applicable insurer.

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(dd)	Taxes. The Company has made available to the Parent true, correct and complete copies of all Tax Returns, examination reports and statements of deficiencies for taxable periods, or transactions consummated, for which the applicable statutory periods of limitations have not expired. The Company represents each of the following:

(i)	the Company has duly and timely filed all Tax Returns required to be filed prior to the date hereof and all such Tax Returns are complete and correct in all material respects;

(ii)	the Company has paid on a timely basis all Taxes which are due and payable, all assessments and reassessments, and all other Taxes due and payable by the Company on or before the date hereof, other than those which are being or have been contested in good faith and in respect of which reserves have been provided in the Company Financial Statements;

(iii)	the Company has provided adequate accruals in accordance with United States GAAP in the Company Financial Statements for any Taxes of the Company for the period covered by such financial statements that have not been paid whether or not shown as being due on any Tax Returns;

(iv)	since December 31, 2018, no material liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued by the Company, other than in the Ordinary Course;

(v)	the Company has not received a Tax refund to which it was not entitled;

(vi)	no material deficiencies, litigation, proposed adjustments or matters in controversy exist or have been asserted with respect to Taxes of the Company, and the Company is not a party to any action or proceeding for assessment or collection of Taxes and no such event has been asserted or, to the knowledge of the Company, threatened against the Company or any of its assets;

(vii)	no claim has been made by any Government Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax by that jurisdiction;

(viii)	there are no Liens (other than Permitted Liens) with respect to Taxes upon any of the assets of the Company;

(ix)	the Company has withheld or collected all amounts required to be withheld or collected by it on account of Taxes and has remitted all such amounts to the appropriate Governmental Authority when required by Applicable Laws to do so;

(x)	there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of Taxes due from the Company for any taxable period and no request for any such waiver or extension is currently pending;

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(xi)	the terms and conditions made or imposed in respect of every transaction (or series of transactions) between the Company and any Person that is (x) a non-resident of Canada for purposes of the Tax Act, and (y) not dealing at arm’s length with the Company, for purposes of the Tax Act, do not differ from those that would have been made between persons dealing at arm’s length for purposes of the Tax Act, and all documentation or records as required by Applicable Law has been made or obtained in respect of such transactions (or series of transactions);

(xii)	there are no circumstances existing which could result in the application of Section 78 or Sections 80 to 80.04 of the Tax Act, or any equivalent provision under provincial Applicable Law, to the Company;

(xiii)	the Company has not participated in any “listed transaction” within the meaning of Section 1.6011-4 of the Treasury Regulations;

(xiv)	the Company has not taken or agreed to take any action that would prevent the Offer from constituting a reorganization qualifying under Section 368 of the Code or from qualifying under Section 351 of the Code as a transfer to a controlled corporation; and

(xv)	the Company is not aware of any agreement, plan or other circumstance that would prevent the Offer from qualifying as a reorganization under Section 368 of the Code or from qualifying under Section 351 of the Code as a transfer to a controlled corporation.

(ee)	Disclosure. The information relating to Company to be supplied by or on behalf of Company for inclusion or incorporation by reference in the S-4 Registration Statement and the Proxy Statement/Prospectus will not, on the date of filing thereof or the date that it is first mailed to the Parent Stockholders, as applicable, or at the time of the Parent Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading at the time and in light of the circumstances under which such statement is made. Notwithstanding the foregoing, no representation is made by the Company with respect to the information that has been or will be supplied by the Parent or any of its Representatives for inclusion in the S-4 Registration Statement and the Proxy Statement/Prospectus.

4.2 No Reliance

The Company represents, warrants, acknowledges and agrees that other than as expressly set forth in Article 5 of this Agreement, none of Parent, any of its Affiliates or stockholders or any of its Representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any information provided or made available to the Company, any of its affiliates or stockholders or any of their respective Representatives (collectively, “Company Related Persons”) or any other person in connection with this Agreement, the Offer or any of the other transactions or with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations, future cash flows or future financial condition, or any component of the foregoing, or any other forward looking information, of Parent or any of its Affiliates, and no Company Related Person has relied on any information or statements made or provided (or not made or provided) to any Company Related Person other than the representations and warranties of Parent expressly set forth in Article 5 of this Agreement.

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Article 5
REPRESENTATIONS AND WARRANTIES OF PARENT

5.1 Representations and Warranties of the Parent

Except as set forth in the Parent Disclosure Letter or the SEC Documents, the Parent represents and warrants to the Company as follows:

(a)	Organization and Qualification. The Parent is a corporation duly incorporated and validly existing under the laws of the jurisdiction of its incorporation, and has all necessary power and authority to own its property and assets as now owned and to conduct its affairs as now conducted. The Parent:

(i)	has all Authorizations necessary to conduct its business substantially as now conducted, except where the failure to hold such Authorizations would not individually or in the aggregate have a Material Adverse Effect on it; and

(ii)	is duly registered or otherwise authorized and qualified to do business and is in good standing in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Parent.

(b)	Authorized and Issued Capital.

(i)	The authorized capital stock of the Parent consists of 100,000,000 shares of Parent Common Stock and 1,000,000 shares of Parent Preferred Stock. As of the close of business on the date of this Agreement, 5,737,001 shares of Parent Common Stock were issued and outstanding and 424,938 shares of Parent Preferred Stock were issued and outstanding, and designated as 9.00% Series A Cumulative Preferred Stock. The shares of the Parent Common Stock trade on the NASDAQ and are able to be deposited through the DTC.

(ii)	All Parent Capital Stock has been duly authorized and validly issued, and is fully paid and non-assessable and has not been issued in violation of any pre-emptive rights or in violation of Applicable Laws.

(iii)	All of the Parent Capital Stock issuable upon the exercise of rights under the Parent Stock Incentive Plan, including outstanding Parent Options, have been duly authorized and, upon issuance in accordance with their respective terms, will be validly issued as fully paid and non-assessable and are not and will not be subject to or issued in violation of any pre-emptive rights.

(iv)	All of the Parent Capital Stock issuable upon the exercise of rights under the Parent Warrants have been duly authorized and, upon issuance in accordance with their respective terms, will be validly issued as fully paid and non-assessable and are not and will not be subject to, or issued in violation of, any pre-emptive rights. No Parent Warrants have been granted in violation of Applicable Laws.

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(v)	Except for rights under the Parent Stock Incentive Plan, there are no issued, outstanding or authorized options, equity-based awards, warrants, calls, conversion, pre-emptive, redemption, repurchase, stock appreciation or other rights, or any other agreements, arrangements, instruments or commitments of any kind that obligate the Parent or any of its Subsidiaries, as applicable, to, directly or indirectly, issue or sell any securities of the Parent or of any of its Subsidiaries, as applicable, or give any Person a right to subscribe for or acquire, any securities of the Parent or any of its Subsidiaries.

(vi)	The authorized and unissued Parent Capital Stock is sufficient to consummate the Offer, the Stock Split and the other transactions contemplated by this Agreement.

(c)	Corporate Authorization. The Parent has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of, and performance by, the Parent of this Agreement and the consummation of the Offer and the other transactions contemplated hereby have been, or will at Closing be, duly authorized by all necessary corporate action on the part of the Parent and, subject to obtaining the Parent Stockholder Approval, no other corporate actions on the part of the Parent are necessary to authorize this Agreement or to consummate the Offer and the other transactions contemplated hereby.

(d)	Execution and Binding Obligation. This Agreement has been duly executed and delivered by the Parent, and constitutes a legal, valid and binding agreement of the Parent, enforceable against it in accordance with its terms, except as enforceability may be limited by the Bankruptcy and Equity Exceptions and to the Parent Stockholder Approval.

(e)	No Conflict. The execution and delivery of, and the performance by the Parent of its obligations under, this Agreement, the completion of the transactions contemplated hereby, and the performance of its obligations hereunder and thereunder, do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition):

(i)	constitute or result in a violation or breach of, or conflict with, any of the terms or provisions of its Organizational Documents;

(ii)	require any consent or other action by any Person under, constitute or result in a breach or violation of or conflict with, or, with or without notice or lapse of time or both, allow any Person to exercise any rights under any of the terms or provisions of any Material Contracts, licenses, leases or instruments to which the Parent is a party or pursuant to which any of its assets or properties may be affected;

(iii)	result in a breach of, or cause the termination or revocation of, any Authorization held by the Parent, or necessary to the ownership of the Parent Capital Stock, or the operation of the businesses of the Parent; or

(iv)	result in the violation of any Applicable Law,

except as would not, individually or in the aggregate, have a Material Adverse Effect on the Parent.

(f)	Financial Statements. The Parent Financial Statements: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with United States GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; (iii) fairly present the condensed consolidated financial position of the Parent as of the respective dates thereof and the condensed consolidated statements of operations and cash flows of the Parent for the periods covered thereby. The Parent has not effected any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(c) of SEC Regulation S-K). Other than as expressly disclosed in the Parent SEC Documents filed prior to the date hereof, there has been no material change in the Parent’s accounting methods or principles that would be required to be disclosed in the Parent Financial Statements in accordance with United States GAAP.

(g)	Compliance with Laws. The Parent and its Subsidiaries are, and since January 1, 2018, have been, in compliance in all material respects with Applicable Laws. Since January 1, 2018, neither the Parent nor any of its Subsidiaries is or has been under any investigation with respect to, is or has been charged or threatened to be charged with, or has received notice of, any violation or potential violation of any Applicable Law or disqualification by a Governmental Authority.

(h)	Governmental Authorization. The execution, delivery and performance by the Parent of its obligations under this Agreement and the consummation by the Parent of the Offer and the other transactions contemplated hereby do not require any Authorization or other action by or in respect of, or filing with or notification to, any Governmental Authority by the Parent other than filings with the Securities Authorities and NASDAQ.

(i)	Shareholders’ and Similar Agreements. The Parent is not subject to, or affected by, any unanimous shareholders agreement and is not a party to any shareholder, pooling, voting, or other similar arrangement or agreement relating to the ownership or voting of the securities of the Parent or of any of its Subsidiaries or pursuant to which any Person may have any right or claim in connection with any existing or past equity interest in the Parent or in any of its Subsidiaries.

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(j)	Subsidiaries.

(i)	Other than those Subsidiaries disclosed in the Parent SEC Documents (the “Parent Subsidiaries”), the Parent has no Subsidiaries.

(ii)	Each Parent Subsidiary is a corporation, partnership, trust, limited liability company or limited partnership, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as the case may be, and has all requisite corporate, trust, limited liability company or partnership power and authority, as the case may be, to own, lease and operate its properties and assets and to carry on its business as now being conducted, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Parent.

(iii)	The Parent is, directly or indirectly, the registered and beneficial owner of all of the outstanding common shares or other equity interests of each Parent Subsidiary, free and clear of any Liens. All such common shares or other equity interests so owned by the Parent have been validly issued and are fully paid and non-assessable, as the case may be, and no such shares or other equity interests have been issued in violation of any pre-emptive or similar rights or in violation of Applicable Laws.

(k)	Securities Laws Matters.

(i)	The Parent has made available to the Company accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by the Parent with or furnished by the Parent to the SEC since January 1, 2018 (the “Parent SEC Documents”), other than such documents that can be obtained through EDGAR. All Parent SEC Documents have been timely filed and, as of the time a Parent SEC Document was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (A) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the 1933 Act or the United States Exchange Act (as the case may be) and (B) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the certifications and statements relating to the Parent SEC Documents required by: (1) the SEC’s Order dated June 27, 2002 pursuant to Section 21(a)(1) of the United States Exchange Act (File No. 4-460); (2) Rule 13a-14 or 15d-14 under the United States Exchange Act; or (3) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) is accurate and complete (the “Certifications”), and complied as to form and content with all Applicable Laws in effect at the time such Parent Certification was filed with or furnished to the SEC. As used in this Section 5.1(k)(i), the term “file” and variations thereof will be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

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(ii)	Except for such comment letters or correspondence as can be obtained through EDGAR or which the Parent has made available for review by the Company, since January 1, 2018, the Parent has not received any comment letter from the SEC or the staff thereof or any correspondence from the NASDAQ or the staff thereof relating to the delisting or maintenance of listing of the Parent Common Stock on the NASDAQ. Except as disclosed in the Parent SEC Documents or documents that Parent has made available for review by the Company, Parent has no unresolved SEC comments. As of the date of this Agreement, Parent is in compliance in all material respects with the applicable listing and governance rules and regulations of the NASDAQ.

(iii)	Since January 1, 2018, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer or chief financial officer of the Parent, the Parent Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(iv)	Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act that are effective as of the date of this Agreement.

(l)	Disclosure Controls and Internal Control over Financial Reporting. The Parent and the Parent Subsidiaries maintain a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary in order to permit preparation of financial statements in accordance with United States GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Parent and the Parent Subsidiaries maintain internal controls over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with United States GAAP.

(m)	Auditors. The Parent Financial Statements have been audited by a PCAOB registered accounting firm.

(n)	No Undisclosed Liabilities. None of the Parent or any of its Subsidiaries have any Liability, whether accrued, absolute, contingent or otherwise, not reflected in the Parent Financial Statements, except Liabilities (i) incurred in connection with this Agreement or the Transaction, (ii) incurred since December 31, 2018, in the Ordinary Course consistent with past practices or (iii) that would not have, individually or in the aggregate, a Material Adverse Effect with respect to the Parent. An itemized list setting forth the principal amount of all indebtedness for borrowed money of the Parent and any of its Subsidiaries (and all accrued interest thereon) as of the date hereof, including capital leases, is disclosed in the Parent Disclosure Letter or the SEC Documents.

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(o)	Absence of Certain Changes or Events. Since December 31, 2018, other than the transactions contemplated in this Agreement and as disclosed in the Parent Disclosure Letter or the SEC Documents, the business of the Parent and its Subsidiaries has been conducted in the Ordinary Course and there has not been any event, circumstance or occurrence which has had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Parent.

(p)	Ordinary Course. Since December 31, 2018, other than the transactions contemplated in this Agreement or as disclosed in the Parent Disclosure Letter or the SEC Documents:

(i)	the Parent and its Subsidiaries have conducted their respective businesses only in the Ordinary Course;

(ii)	no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise), which has had, or is reasonably likely to have, a Material Adverse Effect with respect to the Parent, has been incurred by the Parent or its Subsidiaries;

(iii)	there has not been any change in the accounting practices used by the Parent or its Subsidiaries;

(iv)	except for Ordinary Course adjustments to employee compensation (other than directors or officers), there has not been any increase in the salary, bonus, or other remuneration payable to any employees of any of the Parent or its Subsidiaries;

(v)	there has not been any redemption, repurchase or other acquisition of Parent Common Stock by the Parent, or any declaration, setting aside or payment of any dividend or other distribution (whether in cash or otherwise) with respect to the Parent Common Stock;

(vi)	there has not been a material change in the level of accounts receivable or payable, inventories or employees of the Parent or its Subsidiaries, other than those changes in the Ordinary Course;

(vii)	neither the Parent nor any Parent Subsidiary has entered into, or amended, any Material Contract other than in the Ordinary Course;

(viii)	there has not been any satisfaction or settlement of any material claims or material liabilities of the Parent or its Subsidiaries that were not reflected in the Parent Financial Statements, other than the settlement of claims or liabilities incurred in the Ordinary Course; and

(ix)	except for Ordinary Course adjustments, there has not been any increase in the salary, bonus, or other remuneration payable to any officers or directors of the Parent or its Subsidiaries or any amendment or modification to the vesting or exercisability schedule or criteria, including any acceleration, right to accelerate or acceleration event or other entitlement under any stock option, restricted stock, deferred compensation or other compensation award of any officer of the Parent or any Parent Subsidiary.

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(q)	Related Party Transactions. Neither the Parent nor any Parent Subsidiary is indebted to any director, officer, employee or agent of, or independent contractor to, the Parent or any Parent Subsidiary (except for amounts due in the Ordinary Course as salaries, bonuses and director’s fees or the reimbursement of Ordinary Course expenses). There are no Contracts (other than employment arrangements) with, or advances, loans, guarantees, liabilities or other obligations to, on behalf or for the benefit of, any shareholder, officer or director of the Parent or any Parent Subsidiary.

(r)	Authorizations and Licenses.

(i)	The Parent and its Subsidiaries own, possess or have obtained all Authorizations that are required by Applicable Laws in connection with the operation of the business of the Parent and its Subsidiaries as presently or previously conducted, or in connection with the ownership, operation or use of the assets of the Parent and its Subsidiaries.

(ii)	The Parent and its Subsidiaries lawfully hold, own or use, and have complied with, all such Authorizations. Each Authorization is valid and in full force and effect, and is renewable by its terms or in the Ordinary Course.

(iii)	No action, investigation or proceeding is pending in respect of or regarding any such Authorization and neither the Parent, its Subsidiaries nor, to the knowledge of the Parent, any of their respective officers or directors has received notice of revocation, non-renewal or material amendments of any such Authorization.

(s)	Opinions of Parent Financial Advisor. The Parent Board has received the Parent Fairness Opinion. A true and complete copy of the engagement letter between the Parent and Gemini Partners, Inc. has been provided to the Company and the Parent has made true and complete disclosure to the Company of all fees, commissions or other payments that may be incurred pursuant to such engagement or that may otherwise be payable to Gemini Partners, Inc.

(t)	Finders’ Fees. Except for the engagement letter between the Parent and Palladium Capital Advisors, LLC and the fees payable under or in connection with such engagement, no investment banker, broker, finder, financial adviser or other intermediary has been retained by or is authorized to act on behalf of the Parent or any of its Subsidiaries, or any of their respective officers, directors or employees, or is entitled to any fee, commission or other payment from the Parent or any of its Subsidiaries, or any of their respective officers, directors or employees, in connection with the Agreement.

(u)	Parent Board Approval. The Parent Board, after consultation with its financial and legal advisors, has (A) determined that the Offer, this Agreement, the issuance of the Parent Capital Stock, the Parent Charter Amendment and the Stock Split are fair to the Parent Stockholders and in the best interests of the Parent, its Subsidiaries and the Parent Stockholders; (B) resolved to recommend that the Parent Stockholders vote in favour of the Parent Stockholder Approval Resolution; and (C) authorized the entering into of this Agreement and the performance by the Parent of its obligations under this Agreement, and no action has been taken to amend, or supersede such determinations, resolutions, or authorizations (the “Parent Board Approval”).

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(v)	Material Contracts.

(i)	All of the Parent’s Material Contracts are filed as exhibits to the Parent’s latest Annual Report on Form 10-K and the Parent is not a party to any other Material Contracts that are not so filed as exhibits to the Annual Report on Form 10-K. True and complete copies of the Material Contracts of the Parent and its Subsidiaries have been made available to the Company or are filed as exhibits to the Parent’s latest Annual Report on Form 10-K and no such Contract has been modified, rescinded or terminated.

(ii)	Each Material Contract is legal, valid, binding and in full force and effect and is enforceable by the Parent or its Subsidiaries, as applicable, in accordance with its terms (subject to the Bankruptcy and Equity Exceptions).

(iii)	Each of the Parent and its Subsidiaries has performed in all material respects all respective obligations required to be performed by them to date under the Material Contracts and neither the Parent nor any of its Subsidiaries is in breach or default under any Material Contract, nor does the Parent have knowledge of any condition that, with the passage of time or the giving of notice or both, would result in such a breach or default.

(iv)	None of the Parent or any of its Subsidiaries has received any notice, that any party to a Material Contract intends to cancel, terminate or otherwise modify or not renew its relationship with the Parent or any of its Subsidiaries, as applicable, and, to the knowledge of the Parent, no such action has been threatened.

(w)	Real Property. Except as disclosed in the Parent Disclosure Letter:

(i)	the Parent or its Subsidiaries, as applicable, have valid, good and marketable title to all of the real or immovable property owned by the Parent or its Subsidiaries, as applicable (the “Parent Owned Properties”), free and clear of any Liens, except for Permitted Liens, and there are no outstanding options or rights of first refusal to purchase the Parent Owned Properties, or any portion thereof or interest therein;

(ii)	each lease, sublease, license or occupancy agreement (in each case, together with any amendments, supplements, notices and ancillary agreements thereto) for real or immovable property leased, subleased, licensed or occupied by the Parent or its Subsidiaries, as applicable (the “Parent Leased Properties”), is valid, legally binding and enforceable against the Parent or its Subsidiaries, as applicable, in accordance with its terms and in full force and effect, true and complete copies of which (including all related amendments, supplements, notices and ancillary agreements) have been made available to the Company, and none of the Parent or its Subsidiaries, as applicable, is in breach of, or default under, such lease, sublease, license or occupancy agreement, and, to the knowledge of the Parent, no event has occurred which, with notice, lapse of time or both, would constitute such a breach or default the Parent or its Subsidiaries, as applicable, or permit termination, modification or acceleration by any third party thereunder;

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(iii)	no third party has repudiated or has the right to terminate or repudiate any such lease, sublease, license or occupancy agreement (except for the normal exercise of remedies in connection with a default thereunder or any termination rights set forth in the lease, sublease, license or occupancy agreement) or any provision thereof; and

(iv)	none of the leases, subleases, licenses or occupancy agreements has been assigned by the Parent or its Subsidiaries, as applicable, in favor of any Person or sublet or sublicensed.

(x)	Personal Property; Condition of Personal Property. The Parent or its Subsidiaries, as applicable, have good title to all material personal or movable property of any kind or nature which the Parent or its Subsidiaries, as applicable, purport to own, free and clear of all Liens (other than Permitted Liens). The Parent or its Subsidiaries, as applicable, as lessee, have the right under valid and subsisting leases to use, possess and control all personal or movable property leased by, and material to, the Parent or its Subsidiaries, as applicable, as used, possessed and controlled by the Parent or its Subsidiaries, as applicable. All real and tangible personal property of the Parent or its Subsidiaries is in generally good repair and is operational and usable in the manner in which it is currently being utilized, subject to normal wear and tear and technical obsolescence, repair or replacement.

(y)	Intellectual Property. Except as would not and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Parent: (i) the Parent or its Subsidiaries, as applicable, own all right, title and interest, or have valid licenses (and are not in material breach of such licenses), in and to all Intellectual Property that is material to the conduct of the business, as presently conducted, of the Parent or its Subsidiaries, as applicable (collectively, the “Parent Intellectual Property Rights”); (ii) all such Parent Intellectual Property Rights that are owned by or licensed to the Parent or its Subsidiaries, as applicable, are sufficient, in all material respects, for conducting the business, as presently conducted, of the Parent or its Subsidiaries, as applicable; (iii) to the knowledge of the Parent, all Parent Intellectual Property Rights owned or leased by the Parent or its Subsidiaries, as applicable, are valid and enforceable, and the carrying on of the business of the Parent or its Subsidiaries, as applicable, and the use by the Parent or its Subsidiaries, as applicable, of any of the Parent Intellectual Property Rights or Parent Technology (as defined below) owned by or licensed to the Parent or its Subsidiaries, as applicable, does not breach, violate, infringe or interfere with any rights of any other Person, except that the foregoing representation is given to the knowledge of Parent with respect to patents, and no proceeding is currently pending or, to the knowledge of Parent, threatened, with respect to any of the foregoing; (iv) to the knowledge of the Parent, no third party is infringing upon the Parent Intellectual Property Rights owned or licensed by the Parent or its Subsidiaries, as applicable, and no proceeding is currently pending or threatened with respect to the foregoing; (v) all computer hardware and associated firmware and operating systems, application software, database engines and processed data, technology infrastructure and other computer systems used in connection with the conduct of the business, as presently conducted, of the Parent or its Subsidiaries, as applicable (collectively, the “Parent Technology”), are sufficient, in all material respects, for conducting the business, as presently conducted, of the Parent or its Subsidiaries, as applicable; and (vi) the Parent or its Subsidiaries, as applicable own, or have validly licensed or leased (and are not in material breach of such licenses or leases), such Parent Technology.

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(z)	Restrictions on Conduct of Business. Neither the Parent nor any of its Subsidiaries is a party to or bound by any non-competition agreement, any non-solicitation agreement, or any other agreement, obligation, judgment, injunction, order or decree which purports to: (i) limit in any material respect the manner or the localities in which all or any portion of the business of the Parent or its Subsidiaries are conducted; (ii) limit any business practice of the Parent or its Subsidiaries in any material respect; or (iii) restrict any acquisition or disposition of any property by the Parent or its Subsidiaries in any material respect. Neither the Parent nor any of its Subsidiaries or any of their respective properties or assets is subject to any outstanding judgment, order, writ, injunction or decree that would have or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Parent, or that would or would be reasonably expected to prevent or delay the consummation of the Offer or the transactions contemplated hereby.

(aa)	Litigation. There are no claims, actions, suits, arbitrations, inquiries, audits, investigations or proceedings pending, or, to the knowledge of the Parent threatened, against or relating to the Parent or its Subsidiaries, the business of the Parent or its Subsidiaries or affecting any of their respective current or former properties or assets by or before any Governmental Authority that, if determined adverse to the interests of the Parent or its Subsidiaries, could potentially result in criminal sanction, or would be reasonably expected to prevent or delay the consummation of the Offer or the transactions contemplated hereby, or would, or would be reasonably expected to, materially affect the Parent’s ability to own or operate the business of the Parent or its Subsidiaries, nor, to the knowledge of the Parent, are there any events or circumstances which could reasonably be expected to give rise to any such claim, action, suit, arbitration, inquiry, investigation or proceeding. There is no bankruptcy, liquidation, winding-up or other similar proceeding pending or in progress, or, to the knowledge of the Parent, threatened against or relating to the Parent or its Subsidiaries before any Governmental Authority.

(bb)	Corrupt Practices Legislation. Neither the Parent, its Subsidiaries nor any of their respective officers, directors or employees acting on behalf of any of them, has taken, committed to take or been alleged to have taken any action which would cause the Parent or any of its Subsidiaries to be in violation of 18 United States Code §201, the Foreign Corrupt Practices Act, or any law of similar effect of any other jurisdiction, and to the knowledge of the Parent, no such action has been taken by any of its agents, representatives or other Persons acting on behalf of the Parent or its Subsidiaries.

(cc)	Employment Matters.

(i)	(A) The Parent has not entered into any written or oral agreement or understanding providing for a retention or change of control bonus or severance or termination payments to any director, officer or Parent Employees in connection with the termination of their position or their employment as a direct result of a change in control of the Parent (including as a result of the Offer), and (B) no Parent Employee has any agreement as to length of notice or severance payment required to terminate his or her employment, other than such as results by Applicable Law from the employment of an employee without an agreement as to notice or severance;

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(ii)	(A) the Parent is not a party to any Collective Agreement with respect to any Parent Employees, (B) no Person holds bargaining rights with respect to any Parent Employees and (C) to the knowledge of the Parent, no Person has applied or threatened to be certified as the bargaining agent of any Parent Employees;

(iii)	no trade union has applied to have the Parent declared a common or related employer pursuant to Applicable Laws;

(iv)	the Parent is in material compliance with all terms and conditions of employment and all Applicable Laws respecting employment;

(v)	the Parent is not subject to any pending or, to the knowledge of the Parent, threatened claim or action relating to employment or termination of employment of employees or independent contractors;

(vi)	the Parent has not and is not engaged in any unfair labor practice and no unfair labor practice complaint, grievance or arbitration proceeding is pending, or to the knowledge of the Parent, threatened against the Parent;

(vii)	no labor strike, lock-out, slowdown or work stoppage is pending or to the knowledge of the Parent, threatened against or directly affecting the Parent and no such event has occurred in the last two years;

(viii)	each independent contractor and consultant has been properly classified by the Parent as an independent contractor and the Parent has not received notification from any Governmental Authority challenging the classification of any individual who performs services for the Parent’s business as an independent contractor or consultant; and

(ix)	there are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation and there are no orders under applicable occupational health and safety legislation relating to the Parent which are currently outstanding.

(dd)	Employee Plans.

(i)	Set forth in the Parent Disclosure Letter is, as of the date of this Agreement, a complete and accurate list of each material pension, benefit, insurance, retirement, compensation, deferred compensation, incentive, bonus, employee loan, collective bargaining, profit sharing, commission, performance award, option, phantom equity, stock or stock-based, stock purchase, restricted stock, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, whether or not Tax-qualified, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Parent or any ERISA Affiliate of Parent for the benefit of any current or former Parent Employee or director, or under which the Parent has or may have any Liability, contingent or otherwise (collectively, the “Parent Employee Plans”). Neither the Parent nor, to the knowledge of the Parent, any other Person, has made any commitment to modify, change or terminate any Parent Employee Plan, other than with respect to a modification, change or termination required by Applicable Laws. With respect to each material Parent Employee Plan, Parent has made available to the Company accurate and complete copies of the following documents: (A) the plan document and any related trust agreement, including amendments thereto; (B) any current summary plan descriptions and other material communications to participants relating to the plan; (C) each plan trust, insurance, annuity or other funding contract or service provider agreement related thereto; (D) the most recent plan financial statements and actuarial or other valuation reports prepared with respect thereto, if any; (E) the most recent IRS determination or opinion letter, if any; (F) copies of the most recent plan year nondiscrimination and coverage testing results for each plan subject to such testing requirements; and (G) the most recent annual reports (Form 5500) and all schedules attached thereto for each Parent Employee Plan that is subject to ERISA and Code reporting requirements.

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(ii)	Each Parent Employee Plan is being, and has been, administered in accordance with its terms and in compliance with the requirements prescribed by any and all Applicable Laws (including ERISA and the Code), in all material respects. The Parent is not in material default under or material violation of, and has no knowledge of any material defaults or material violations by any other party to, any Parent Employee Plans. All contributions required to be made by the Parent or any ERISA Affiliate to any Parent Employee Plan have been timely paid or accrued on the most recent Parent Financial Statements, if required under United States GAAP, in each case, in all material respects. Any Parent Employee Plan intended to be qualified under Section 401(a) of the Code has obtained from the IRS a favorable determination letter or opinion letter as to its qualified status under the Code, and to the knowledge of the Parent, no event has occurred and no condition exists with respect to the form or operation of such Parent Employee Plan that would cause the loss of such qualification.

(iii)	No Parent Employee Plan provides retiree medical to any Person, except as required by COBRA. No suit, administrative proceeding or action has been brought, or to the knowledge of the Parent, is threatened against or with respect to any such Parent Employee Plan, including any audit or inquiry by the IRS or other applicable Governmental Authority (other than routine claims for benefits arising under such plans).

(iv)	Neither the Parent nor any ERISA Affiliate of the Parent has, during the past six (6) years from the date hereof, maintained, established, sponsored, participated in or contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including any contingent liability) under, any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code. Neither the Parent nor any ERISA Affiliate has, as of the date of this Agreement, any actual or potential withdrawal liability (including any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.

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(v)	Consummation of the Offer and the other transactions contemplated hereby will not (i) entitle any current or former employee or other service provider of the Parent or any ERISA Affiliate to any payment (including golden parachute, bonus or benefits under any Parent Employee Plan); (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider; (iii) result in the forgiveness of any indebtedness; (iv) result in any obligation to fund future benefits under any Parent Employee Plan; or (v) result in the imposition of any restrictions with respect to the amendment or termination of any of Parent Employee Plans. No benefit payable or that may become payable by the Parent pursuant to any Parent Employee Plan in connection with the Offer or as a result of or arising under this Agreement will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code.

(ee)	Insurance. A true and complete list of all material insurance policies currently in effect that insure the physical properties, business, operations and assets of the Parent and its Subsidiaries has been made available to the Company. To the knowledge of the Parent, each material insurance policy currently in effect that insures the physical properties, business, operations and assets of the Parent and its Subsidiaries is valid and binding and in full force and effect and there is no material claim pending under any such policies as to which coverage has been questioned, denied or disputed by any insurer or as to which any insurer has made any reservation of rights or refused to cover all or any material portion of such claims. All material proceedings covered by any insurance policy of the Parent or its Subsidiaries have been properly reported to and accepted by the applicable insurer.

(ff)	Taxes. The Parent and its Subsidiaries have made available to the Company true, correct and complete copies of all Tax Returns, examination reports and statements of deficiencies for taxable periods, or transactions consummated, for which the applicable statutory periods of limitations have not expired. Except as disclosed on the Parent Disclosure Letter:

(i)	the Parent and its Subsidiaries have duly and timely filed all Tax Returns required to be filed by them prior to the date hereof and all such Tax Returns are complete and correct in all material respects;

(ii)	the Parent and its Subsidiaries have paid on a timely basis all Taxes which are due and payable, all assessments and reassessments, and all other Taxes due and payable by them on or before the date hereof, other than those which are being or have been contested in good faith and in respect of which reserves have been provided in the Parent Financial Statements;

(iii)	the Parent and its Subsidiaries have provided adequate accruals in accordance with United States GAAP in the Parent Financial Statements for any Taxes of the Parent and its Subsidiaries for the period covered by such financial statements that have not been paid whether or not shown as being due on any Tax Returns;

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(iv)	since January 1, 2018, no material liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued by the Parent and its Subsidiaries, other than in the Ordinary Course;

(v)	none of the Parent and its Subsidiaries has received a Tax refund to which it was not entitled;

(vi)	no material deficiencies, litigation, proposed adjustments or matters in controversy exist or have been asserted with respect to Taxes of the Parent or its Subsidiaries, and neither the Parent nor its Subsidiaries are a party to any action or proceeding for assessment or collection of Taxes and no such event has been asserted or, to the knowledge of the Parent, threatened against the Parent or its Subsidiaries or any of their respective assets;

(vii)	no claim has been made by any Government Authority in a jurisdiction where the Parent and its Subsidiaries do not file Tax Returns that the Parent or its Subsidiaries are or may be subject to Tax by that jurisdiction;

(viii)	there are no Liens (other than Permitted Liens) with respect to Taxes upon any of the assets of the Parent or its Subsidiaries;

(ix)	the Parent and its Subsidiaries have withheld or collected all amounts required to be withheld or collected by it on account of Taxes and has remitted all such amounts to the appropriate Governmental Authority when required by Applicable Law to do so;

(x)	there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of Taxes due from the Parent or its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending;

(xi)	no closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into by the Parent or its Subsidiaries with any taxing authority or issued by any taxing authority to the Parent or its Subsidiaries;

(xii)	there are no outstanding rulings of, or request for rulings with, any Governmental Authority addressed to the Parent or its Subsidiaries that are, or if issued would be, binding on the Parent or its Subsidiaries;

(xiii)	none of the Parent or its Subsidiaries is a party to any Contract with any third party relating to allocating or sharing the payment of, or liability for, Taxes or Tax benefits (other than pursuant to customary provisions included in credit agreements, leases, and agreements entered with employees, in each case, not primarily related to Taxes and entered into in the Ordinary Course);

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(xiv)	none of the Parent or its Subsidiaries has any liability for the Taxes of any third party under Section 1.1502-6 of the Treasury Regulations (or any similar provision under Applicable Laws) as a transferee or successor or otherwise by operation of Applicable Laws;

(xv)	none of the Parent or its Subsidiaries have participated in any “listed transaction” within the meaning of Section 1.6011-4 of the Treasury Regulations;

(xvi)	the Parent has disclosed on its respective United States federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of United States federal income Tax within the meaning of Section 6662 of the Code;

(xvii)	none of the Parent or its Subsidiaries are (and have not been for the five-year period ending at the Effective Time) a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and the applicable Treasury Regulations;

(xviii)	none of the Parent or its Subsidiaries have distributed stock of another Person, or have had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code;

(xix)	none of the Parent or its Subsidiaries has taken or agreed to take any action that would prevent the Offer from constituting a reorganization qualifying under Section 368 of the Code or from qualifying under Section 351 of the Code as a transfer to a controlled corporation; and

(xx)	none of the Parent or its Subsidiaries is aware of any agreement, plan or other circumstance that would prevent the Offer from qualifying as a reorganization under Section 368 of the Code or from qualifying under Section 351 of the Code as a transfer to a controlled corporation.

(gg)	Parent Share Purchase Agreement. The Parent Share Purchase Agreement remains in full force and effect and is legally binding agreement that is enforceable by the parties thereto in accordance with its terms.

(hh)	Parent Financing. The Parent has completed the Parent Financing.

(ii)	Disclosure. The information relating to the Parent or its Subsidiaries to be supplied by or on behalf of the Parent for inclusion or incorporation by reference in the S-4 Registration Statement and the Proxy Statement/Prospectus will not, on the date the its filed with the SEC or the date it is first mailed to the Parent Stockholders, as applicable, or at the time of the Parent Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading at the time and in light of the circumstances under which such statement is made. The S-4 Registration Statement and the Proxy Statement/Prospectus will comply in all material respects as to form with the requirements of the United States Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation is made by the Parent with respect to the information that has been or will be supplied by the Company or any of its Representatives for inclusion in the S-4 Registration Statement and the Proxy Statement/Prospectus.

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Article 6
ADDITIONAL COVENANTS REGARDING NON-SOLICITATION

6.1 Superior Proposals

(a)	Except as expressly provided in this Article 6 and for the Parent Legacy Business Disposition, the Company, the Parent, and their respective Subsidiaries shall not, directly or indirectly, through any officer, director, employee, representative (including any financial or other adviser) or other agent of the Company or the Parent or of any of their Subsidiaries (collectively “Representatives”), or otherwise, and shall not permit any such Person to:

(i)	solicit, assist, initiate, encourage or otherwise knowingly facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of the Company, the Parent or any of their Subsidiaries or entering into any form of agreement, arrangement or understanding) any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal for the Company or the Parent;

(ii)	enter into or otherwise engage or participate in any discussions or negotiations with any Person (other than the Parties) regarding any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal for the Company or the Parent;

(iii)	make a Company Change in Recommendation or Parent Change in Recommendation;

(iv)	accept, approve, endorse or recommend, or publicly propose to accept, approve, endorse or recommend, or take no position or remain neutral with respect to, any Acquisition Proposal for the Company or the Parent; or

(v)	accept or enter into or publicly propose to accept or enter into any agreement, understanding or arrangement in respect of an Acquisition Proposal for the Company or the Parent.

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(b)	The Company and Parent shall, and shall cause their Subsidiaries and Representatives to, immediately cease and terminate, and cause to be terminated, any solicitation, encouragement, discussion, negotiations, or other activities commenced prior to the date of this Agreement with any Person (other than the Parties) with respect to any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, an Acquisition Proposal for the Company or the Parent, and in connection therewith the Company and the Parent shall:

(i)	immediately discontinue access to and disclosure of all information, including any data room, and any confidential information, properties, facilities, books and records of the Company, the Parent, or any of their respective Subsidiaries; and

(ii)	promptly request, and exercise all rights either has to require: (A) the return or destruction of all copies of any confidential information regarding the Company, the Parent, or any of their respective Subsidiaries provided to any Person other than the Parties, and (B) the destruction of all material including or incorporating or otherwise reflecting such confidential information regarding the Company, the Parent, or any of their respective Subsidiaries, using their commercially reasonable efforts to ensure that such requests are fully complied with in accordance with the terms of such rights or entitlements.

Except as expressly provided in this Article 6 and for the Parent Legacy Business Disposition, if the Company, the Parent, or any of their respective Subsidiaries accepts a Superior Proposal, the Company shall be required to repay the entire outstanding principal balance of the Bridge Loan Financing plus all accrued and unpaid interest thereon and any other sums payable to the Noteholder directly in connection with the Bridge Loan Financing immediately upon acceptance of a Superior Proposal.

(c)	The Company and the Parent represent and warrant that, since January 1, 2019, neither the Company nor the Parent has waived any confidentiality, standstill, non-disclosure, non-solicitation, use, business purpose or similar agreement, restriction or covenant to which the Company, the Parent, or any of their respective Subsidiaries is a party, and further covenant and agree that (A) the Company and the Parent shall take all necessary action to enforce each confidentiality, standstill, non-disclosure, non-solicitation, use, business purpose or similar agreement, restriction or covenant to which they or any of their respective Subsidiaries is a party, and (B) neither the Company, the Parent, nor any of their respective Subsidiaries, nor any of their respective Representatives have or will, without the prior written consent of the Parties (which may be withheld or delayed in the Parties’ sole and absolute discretion), release any Person from, or waive, amend, suspend or otherwise modify such Person’s obligations respecting the Company, the Parent, or any of their respective Subsidiaries under any confidentiality, standstill, non-disclosure, non-solicitation, use, business purpose or similar agreement, restriction or covenant to which the Company, the Parent, or any of their respective Subsidiaries is a party (it being acknowledged by the Parties that the automatic termination or release of any standstill restrictions of any such agreement as the result of entering into of this Agreement will not constitute a breach of this Section 6.1(c)).

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(d)	Notwithstanding the foregoing, if Parent receives a written Acquisition Proposal from a third party and the receipt of such Acquisition Proposal was not initiated, sought, solicited, knowingly encouraged or knowingly induced by Parent or its subsidiaries, then the Parent may (i) contact the person who has made such Acquisition Proposal in order to clarify the terms of such Acquisition Proposal so that the Parent Board (or any committee thereof) may inform itself about such Acquisition Proposal, (ii) furnish information concerning its business, properties or assets to any person pursuant to a confidentiality agreement with terms that, taken as a whole, are not materially less favorable to the Company than those contained in the Confidentiality Agreement and (iii) negotiate and participate in discussions and negotiations with such person concerning a Acquisition Proposal, in the case of clauses (ii) and (iii), if the Parent Board determines in good faith that such Acquisition Proposal constitutes or is reasonably likely to constitute or lead to a Superior Proposal. Parent (A) shall promptly (and in any case within twenty-four (24) hours) provide the Company notice (1) of the receipt of any Acquisition Proposal, which notice shall include a complete, unredacted copy of such Acquisition Proposal, and (2) of any inquiries, proposals or offers received by, any requests for non-public information from, or any discussions or negotiations sought to be initiated or continued with, the Parent or any Representatives of the Parent concerning an Acquisition Proposal that constitutes or is reasonably likely to constitute or lead to an Acquisition Proposal, and disclose the identity of the other party (or parties) and the material terms of such inquiry, offer, proposal or request and, in the case of written materials, provide copies of such materials, (B) shall promptly (and in any case within twenty-four (24) hours) make available to the Company copies of all written materials provided by the Parent to such party but not previously made available to the Company and (C) shall keep the Company informed on a reasonably prompt basis (and, in any case, within twenty-four (24) hours of any significant development) of the status and material details (including amendments and proposed amendments) of any such Acquisition Proposal or other inquiry, offer, proposal or request.

(e)	If the Parent Board receives an Acquisition Proposal that the Parent Board determines in good faith constitutes a Superior Proposal, the Parent Board may effect a Parent Change in Recommendation and authorize the Parent to terminate this Agreement pursuant to Section 9.2(a)(iv)(A) in order to enter into a definitive agreement providing for a Superior Proposal if (i) the Parent Board determines in good faith that the failure to take such action could reasonably be expected to be inconsistent with the Parent’s directors’ fiduciary duties under applicable Law; (ii) the Parent has notified the Company in writing that it intends to effect a Parent Change in Recommendation or terminate this Agreement; (iii) if applicable, the Parent has provided the Company a copy of the proposed definitive agreements between the Parent and the Person making such Superior Proposal; (iv) for a period of five (5) Business Days following the notice delivered pursuant to clause (ii) of this Section 6.1(e), the Parent shall have discussed and negotiated in good faith and made Representatives of the Parent available to discuss and negotiate in good faith (in each case to the extent the Company desires to negotiate) with Representatives of the Company any proposed modifications to the terms and conditions of this Agreement so that the failure to take such action would no longer reasonably be expected to be inconsistent with the Parent’s directors’ fiduciary duties under applicable Law (it being understood and agreed that any amendment to any material term or condition of any Superior Proposal shall require a new notice and a new four (4) Business Day negotiation period); and (v) no earlier than the end of such negotiation period, the Parent Board shall have determined in good faith, after considering the terms of any proposed amendment or modification to this Agreement, that (x) the Acquisition Proposal that is the subject of the notice described in clause (ii) above still constitutes a Superior Proposal and (y) the failure to take such action would still reasonably be expected to be inconsistent with the Parent’s directors’ fiduciary duties under applicable Law.

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6.2 Breach by Representatives

Without limiting the generality of the foregoing, the Company or the Parent, as the case may be, shall advise their respective Representatives of the prohibitions set out in this Article 6 and any violation of the restrictions set forth in this Article 6 by the Company, the Parent, or their respective Representatives is deemed to be a breach of this Article 6 by the Company or by the Parent, as the case may be.

Article 7
OTHER COVENANTS

7.1 Public Communications

The Parties shall cooperate in the preparation of presentations, if any, to the Company Securityholders and the Parent Stockholders regarding the Offer. A Party must not issue any press release or make any other public statement or disclosure with respect to this Agreement or the Offer without the consent of the other Parties (which consent shall not be unreasonably withheld or delayed), and neither Party may make any filing with any Governmental Authority with respect to this Agreement or the Offer without the consent of the other Party (which consent shall not be unreasonably withheld or delayed); provided that any Party that, in the opinion of its outside legal counsel, is required to make disclosure by Applicable Law may make such disclosure provided it shall use its commercially reasonable efforts to give the other Parties prior oral or written notice and a reasonable opportunity to review or comment on the disclosure or filing (other than with respect to confidential information contained in such disclosure or filing). The Party making such disclosure shall give reasonable consideration to any comments made by the other Parties or their counsel, and if such prior notice is not possible, shall give such notice immediately following the making of such disclosure or filing.

7.2 Covenants of the Company Regarding the Conduct of Business

(a)	The Company covenants and agrees that, subject to Applicable Law, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except with the express prior written consent of the Parent or as required or permitted by this Agreement, the Company shall conduct its business in the Ordinary Course and in accordance with Applicable Law.

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(b)	Without limiting the generality of Section 7.2(a), subject to Applicable Law, the Company covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except with the express prior written consent of the Parent and or as required or permitted by this Agreement, the Company shall use its reasonable commercially reasonable efforts to maintain and preserve intact the current business organization, assets, properties and business of the Company, maintain in effect all material Authorizations of the Company, keep available the services of the present employees and agents of the Company and maintain good relations with, and the goodwill of, employees, suppliers, customers, creditors and all other Persons having business relationships with the Company and, except with the prior written consent of the Parent and as required in connection with the Bridge Loan Financing or the Alpha Investment, the Company shall not, directly or indirectly:

(i)	make any change in its Organizational Documents;

(ii)	split, combine, consolidate or reclassify any shares of its capital stock, undertake any capital reorganization or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof);

(iii)	redeem, repurchase, or otherwise acquire or offer to redeem, repurchase or otherwise acquire any shares of its capital stock or reduce the stated capital in respect of the Company Common Shares or any other shares of the Company;

(iv)	issue, grant, deliver, sell, pledge or otherwise encumber, or authorize the issuance, grant, delivery, sale, pledge or other encumbrance of any shares of capital stock, securities, options, warrants or similar rights exercisable or exchangeable for or convertible into such capital stock, of the Company, except for the issuance of Company Common Shares (A) issuable upon the exercise of the currently outstanding Company Options or (B) pursuant to outstanding Company Warrants;

(v)	acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, in one transaction or in a series of related transactions, assets, securities, properties, interests or businesses of any other Person (other than pursuant to the transactions contemplated by this Agreement);

(vi)	reorganize, amalgamate, combine or merge the Company with any other Person (other than pursuant to the transactions contemplated by this Agreement);

(vii)	adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of the Company;

(viii)	sell, pledge, lease, dispose of, surrender, lose the right to use, mortgage, license, encumber (other than Permitted Liens) or otherwise dispose of or transfer any assets of the Company or any interest in any assets of the Company, other than in the Ordinary Course;

(ix)	make any capital expenditure or similar commitments, other than in the Ordinary Course;

(x)	make any loan or advance to, or any capital contribution or investment in, or assume, guarantee or otherwise become liable with respect to the liabilities or obligations of, any Person, other than in the Ordinary Course;

(xi)	prepay any long-term indebtedness before its scheduled maturity or increase, create, incur, assume or otherwise become liable, in one transaction or in a series of related transactions, with respect to any indebtedness for borrowed money or guarantees thereof, other than in the Ordinary Course; provided that any indebtedness created, incurred, refinanced, assumed or for which the Company becomes liable in accordance with the any of the foregoing shall be prepayable at the Effective Time without premium, penalty or other incremental costs (including breakage costs);

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(xii)	enter into any interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or similar financial instruments;

(xiii)	make any bonus or profit sharing distribution or similar payment of any kind;

(xiv)	grant any general increase in the rate of wages, salaries, bonuses or other remuneration of any Company Employees, other than in the Ordinary Course;

(xv)	except as required by United States GAAP, make any change in the Company’s methods of accounting;

(xvi)	make any material Tax election, information schedule, return or designation, except as required by Applicable Law and in a manner consistent with past practice, settle or compromise any material Tax claim, assessment, reassessment or liability, file any amended Tax Return, enter into any material agreement with a Governmental Authority with respect to Taxes, surrender any right to claim a material Tax abatement, reduction, deduction, exemption, credit or refund, consent to the extension or waiver of the limitation period applicable to any material Tax matter or materially amend or change any of its methods or reporting income, deductions or accounting for income Tax purposes except as may be required by Applicable Law;

(xvii)	create, enter into or increase any severance, change of control or termination pay to (or amend any similar existing arrangement with) any Company Employee, director or executive officer of the Company or change the benefits payable under any existing severance or termination pay policies with any Company Employee, director or executive officer of the Company;

(xviii)	except as required by Applicable Law: (A) adopt, enter into or amend any Employee Plan (other than entering into an employment agreement in the Ordinary Course with a new Company Employee who was not employed by the Company on the date of this Agreement); (B) pay any benefit to any director or officer of the Company or to any Company Employee that is not required under the terms of any Employee Plan in effect on the date of this Agreement; (C) grant, accelerate, increase or otherwise amend any payment, award or other benefit payable to, or for the benefit of, any director or officer of the Company or to any Company Employee; (D) make any material determination under any Employee Plan that is not in the Ordinary Course; (E) take or propose any action to effect any of the foregoing; or (F) hire or terminate or promote any employee whose base salary is greater than $75,000;

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(xix)	cancel, waive, release, assign, settle or compromise any material claims or rights;

(xx)	commence, waive, release, assign, settle or compromise any litigation, proceedings or governmental investigations;

(xxi)	amend, modify, terminate or waive any right under any Material Contract or enter into any Contract or agreement that would be a Material Contract if in effect on the date hereof;

(xxii)	except as contemplated in Section 4.1(cc), amend, modify, terminate, cancel or let lapse any material insurance (or re-insurance) policy of the Company in effect on the date of this Agreement, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the terminated, cancelled or lapsed policies for substantially similar premiums are in full force and effect;

(xxiii)	in respect of any assets of the Company, waive, release, surrender, let lapse, grant or transfer any material right or value or amend, modify or change, or agree to amend, modify or change, in any material respect any existing material Authorization, right to use, lease, contract, production sharing agreement, Intellectual Property (other than the granting of non-exclusive licenses or other dispositions in the Ordinary Course), or other material document;

(xxiv)	abandon or fail to diligently pursue any application for any material Authorizations, licenses, leases, or registrations or take any action, or fail to take any action, that could lead to the termination of any material Authorizations, licenses, leases or registrations;

(xxv)	enter into or amend any Contract with any broker, finder or investment banker;

(xxvi)	take any action that is intended or is reasonably likely to prevent the Transaction from qualifying under Section 351(a) of the Code and the Treasury Regulations promulgated thereunder as a transfer to a controlled corporation or take any action that is intended or reasonably likely to prevent the Transaction from qualifying as a tax-deferred reorganization under Section 368(a) of the Code; or

(xxvii)	authorize, agree, resolve or otherwise commit, whether or not in writing, to do any of the foregoing.

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7.3 Covenants of the Company in Connection with the Transaction

The Company shall perform all obligations required or desirable to be performed by the Company under this Agreement, cooperate with the Parent in connection therewith, and do all such other commercially reasonable acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, the Company shall:

(a)	carry out this Agreement in accordance with and subject to the terms hereof, and comply promptly with all requirements imposed by Applicable Law on it with respect to this Agreement or the Offer;

(b)	use all commercially reasonable efforts to obtain and maintain all third party or other consents, waivers, permits, exemptions, orders, approvals, agreements, amendments or confirmations that are (i) necessary or advisable to be obtained under the Material Contracts in connection with the Offer or (ii) required in order to maintain the Material Contracts in full force and effect following completion of the Offer, in each case, on terms that are reasonably satisfactory to the Parent, and without paying, and without committing itself or the Parent to pay, any consideration or incur any liability or obligation without the prior written consent of the Parent;

(c)	use all commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Authorities from the Company relating to the Offer;

(d)	use all commercially reasonable efforts to, on prior written approval of the Parent, oppose, lift or rescind any injunction, restraining or other order, decree, judgment or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Offer and defend, or cause to be defended, any proceedings to which it is a party or brought against it or its directors or officers challenging the Offer or this Agreement;

(e)	not take any action, or refrain from taking any commercially reasonable action, or permitting any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to prevent, delay or otherwise impede the consummation of the Offer or the transactions contemplated by this Agreement;

(f)	use all commercially reasonable efforts to, as promptly as practicable, prepare and file all necessary documents, registrations, statements, petitions, filings and applications for any Regulatory Approvals and use commercially reasonable efforts to obtain and maintain all Regulatory Approvals;

(g)	use all commercially reasonable efforts to cooperate with the Parent in connection with obtaining any Regulatory Approvals including providing the Parent with copies of all notices and information or other correspondence supplied to, filed with or received from any Governmental Authority;

(h)	concurrently with the Closing, cause all current Company Shareholders except the Noteholder to execute a lock-up agreement substantially in the form attached hereto as Exhibit B (the “Lock-Up Agreement”);

(i)	promptly notify the Parent in writing of:

(i)	any Material Adverse Effect with respect to the Company or any change, effect, event, development, occurrence, circumstance or state of facts which could reasonably be expected to have a Material Adverse Effect with respect to the Company;

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(ii)	any notice or other communication from any Person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person (or another Person) is or may be required in connection with this Agreement or the Offer;

(iii)	any notice or other communication from any material supplier, customer or other third party to the effect that such supplier, customer or third party is terminating, may terminate or is otherwise materially adversely modifying or may materially adversely modify its relationship with the Company as a result of this Agreement or the Offer;

(iv)	any notice or other communication from any Governmental Authority in connection with this Agreement (and the Company shall contemporaneously provide a copy of any such written notice or communication to the Parent); or

(v)	any filing, actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or its assets or properties; and

(j)	conduct itself, in all material respects, subject to Applicable Law, so as to keep the Parent fully informed as to the material decisions required to be made or actions required to be taken with respect to the operation of its business.

7.4 Covenants of the Parent Regarding the Conduct of Business

(a)	The Parent covenants and agrees that, subject to Applicable Law, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except with the express prior written consent of the Company or as required or permitted by this Agreement, the Parent shall, and shall cause each of its Subsidiaries to, conduct its business in the Ordinary Course and in accordance with Applicable Law.

(b)	Without limiting the generality of Section 7.4(a), subject to Applicable Law, the Parent covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except with the express prior written consent of the Company or as required or permitted by this Agreement or as contemplated by the Parent Legacy Business Disposition or Parent Financing, the Parent shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to maintain and preserve intact the current business organization, assets, properties and business of the Parent and its Subsidiaries, maintain in effect all material Authorizations of the Parent and its Subsidiaries, keep available the services of the present employees and agents of the Parent and its Subsidiaries and maintain good relations with, and the goodwill of, employees, suppliers, customers, creditors and all other Persons having business relationships with the Parent and its Subsidiaries and, except with the prior written consent of the Company and other than as required in connection with the Parent Legacy Business Disposition and the Stock Split, the Parent shall not, directly or indirectly, and shall cause its Subsidiaries not to:

(i)	make any change in its Organizational Documents, other than the Parent Charter Amendment;

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(ii)	split, combine, consolidate or reclassify any shares of its capital stock, undertake any capital reorganization or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof), other than the Stock Split;

(iii)	redeem, repurchase, or otherwise acquire or offer to redeem, repurchase or otherwise acquire any shares of its capital stock or reduce the stated capital in respect of the Parent Common Stock or any other shares of the Parent and its Subsidiaries (other than in connection with the redemption or conversion into common stock of the Parent’s outstanding shares of preferred stock prior to the Effective Time);

(iv)	issue, grant, deliver, sell, pledge or otherwise encumber, or authorize the issuance, grant, delivery, sale, pledge or other encumbrance of any shares of capital stock, securities, options, warrants or similar rights exercisable or exchangeable for or convertible into such capital stock, of the Parent or its Subsidiaries, except for the issuance of Parent Capital Stock (A) issuable upon the exercise of the currently outstanding Parent Options, (B) pursuant to outstanding Parent Warrants or (C) issued in connection with the Parent Financing;

(v)	acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, in one transaction or in a series of related transactions, assets, securities, properties, interests or businesses of any other Person (other than pursuant to the transactions contemplated by this Agreement);

(vi)	reorganize, amalgamate, combine or merge the Parent or its Subsidiaries with any other Person (other than pursuant to the transactions contemplated by this Agreement);

(vii)	adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of the Parent or its Subsidiaries;

(viii)	sell, pledge, lease, dispose of, surrender, lose the right to use, mortgage, license, encumber (other than Permitted Liens) or otherwise dispose of or transfer any assets of the Parent or its Subsidiaries or any interest in any assets of the Parent or its Subsidiaries, other than in the Ordinary Course;

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(ix)	make any capital expenditure or similar commitments, other than in the Ordinary Course;

(x)	make any loan or advance to, or any capital contribution or investment in, or assume, guarantee or otherwise become liable with respect to the liabilities or obligations of, any Person;

(xi)	prepay any long-term indebtedness before its scheduled maturity or increase, create, incur, assume or otherwise become liable, in one transaction or in a series of related transactions, with respect to any indebtedness for borrowed money or guarantees thereof, other than in the Ordinary Course; provided that any indebtedness created, incurred, refinanced, assumed or for which the Parent or its Subsidiaries becomes liable in accordance with the foregoing shall be prepayable at the Effective Time without premium, penalty or other incremental costs (including breakage costs);

(xii)	enter into any interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or similar financial instruments;

(xiii)	make any bonus or profit sharing distribution or similar payment of any kind except as may be required by the terms of a Contract listed in the Parent Disclosure Letter or the SEC Documents;

(xiv)	grant any general increase in the rate of wages, salaries, bonuses or other remuneration of any Parent Employees except as may be required by a Contract listed in the Parent Disclosure Letter or the SEC Documents, other than in the Ordinary Course;

(xv)	except as required by United States GAAP, make any change in the methods of accounting of the Parent or its Subsidiaries;

(xvi)	make any material Tax election, information schedule, return or designation, except as required by Applicable Law and in a manner consistent with past practice, settle or compromise any material Tax claim, assessment, reassessment or liability, file any amended Tax Return, enter into any material agreement with a Governmental Authority with respect to Taxes, surrender any right to claim a material Tax abatement, reduction, deduction, exemption, credit or refund, consent to the extension or waiver of the limitation period applicable to any material Tax matter or materially amend or change any of its methods or reporting income, deductions or accounting for income Tax purposes except as may be required by Applicable Law;

(xvii)	create, enter into or increase any severance, change of control or termination pay to (or amend any existing arrangement with) any Parent Employee, director or executive officer of the Parent or its Subsidiaries or change the benefits payable under any existing severance or termination pay policies with any Parent Employee, director or executive officer of the Parent or its Subsidiaries, except as required by the terms thereof as in effect on the date of this Agreement;

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(xviii)	except as required by Applicable Law: (A) adopt, enter into or amend any Parent Employee Plan (other than entering into an employment agreement in the Ordinary Course with a new Parent Employee who was not employed by the Parent or its Subsidiaries on the date of this Agreement); (B) pay any benefit to any director or officer of the Parent or its Subsidiaries or to any Parent Employee that is not required under the terms of any Parent Employee Plan in effect on the date of this Agreement; (C) grant, accelerate, increase or otherwise amend any payment, award or other benefit payable to, or for the benefit of, any director or officer of the Parent or its Subsidiaries or to any Parent Employee; (D) make any material determination under any Parent Employee Plan that is not in the Ordinary Course; or (E) take or propose any action to effect any of the foregoing;

(xix)	cancel, waive, release, assign, settle or compromise any material claims or rights;

(xx)	commence, waive, release, assign, settle or compromise any litigation, proceedings or governmental investigations;

(xxi)	amend or modify or terminate or waive any right under any Material Contract or enter into any Contract or agreement that would be a Material Contract if in effect on the date hereof;

(xxii)	except as contemplated in Section 5.1(ee), amend, modify, terminate, cancel or let lapse any material insurance (or re-insurance) policy of the Parent or its Subsidiaries in effect on the date of this Agreement, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the terminated, cancelled or lapsed policies for substantially similar premiums are in full force and effect;

(xxiii)	in respect of any assets of the Parent or its Subsidiaries, waive, release, surrender, let lapse, grant or transfer any material right or value or amend, modify or change, or agree to amend, modify or change, in any material respect any existing material Authorization, right to use, lease, contract, production sharing agreement, Intellectual Property, or other material document;

(xxiv)	abandon or fail to diligently pursue any application for any material Authorizations, licenses, leases, or registrations or take any action, or fail to take any action, that could lead to the termination of any material Authorizations, licenses, leases or registrations;

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(xxv)	enter into or amend any Contract with any broker, finder or investment banker; or

(xxvi)	authorize, agree, resolve or otherwise commit, whether or not in writing, to do any of the foregoing.

7.5 Covenants of the Parent in Connection with the Transaction

The Parent shall perform, and shall cause its Subsidiaries to perform, all obligations required or desirable to be performed by the Parent or any of its Subsidiaries under this Agreement, cooperate with the Company in connection therewith, and do all such other commercially reasonable acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, the Parent shall and, where appropriate, shall cause each of its Subsidiaries to:

(a)	carry out in accordance with and subject to the terms of this Agreement and comply promptly with all requirements imposed by Applicable Law on it with respect to this Agreement or the Offer;

(b)	use all commercially reasonable efforts to obtain and maintain all third party or other consents, waivers, permits, exemptions, orders, approvals, agreements, amendments or confirmations that are (i) necessary or advisable to be obtained under the Material Contracts in connection with the Offer or (ii) required in order to maintain the Material Contracts in full force and effect following completion of the Offer, in each case, on terms that are reasonably satisfactory to the Company, and without paying, and without committing itself or the Company to pay, any consideration or incur any liability or obligation without the prior written consent of the Company;

(c)	use all commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Authorities from the Parent relating to the Offer;

(d)	prepare and submit the NASDAQ Listing Application and use commercially reasonable efforts to cause such NASDAQ Listing Application to be conditionally approved prior to the Effective Time;

(e)	use all commercially reasonable efforts to oppose, lift or rescind any injunction, restraining or other order, decree, judgment or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Offer and defend, or cause to be defended, any proceedings to which it is a party or brought against it or its directors or officers challenging the Offer or this Agreement;

(f)	use all commercially reasonable efforts to, as promptly as practicable, prepare and file all necessary documents, registrations, statements, petitions, filings and applications for any Regulatory Approvals and use commercially reasonable efforts to obtain and maintain all Regulatory Approvals;

(g)	use all commercially reasonable efforts to cooperate with the Company in connection with obtaining any Regulatory Approvals including providing the Company with copies of all notices and information or other correspondence supplied to, filed with or received from any Governmental Authority (provided that, notwithstanding anything to the contrary set forth in this Agreement, the Parent is under no obligation to take any steps or actions that would, in their sole discretion, affect the Parent’s right to own, use or exploit its business, operations or assets or those of the Company);

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(h)	not take any action, or refrain from taking any commercially reasonable action, or permitting any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to prevent, delay or otherwise impede the consummation of the Offer or the transactions contemplated by this Agreement;

(i)	except as set forth in Section 7.7 hereof, assist in obtaining the resignations (in a form satisfactory to the Company, acting reasonably) of each member of the Parent Board and each member of the board of directors of the Parent’s Subsidiaries, and causing them and the officers of the Parent to be replaced in accordance with Section 7.7;

(j)	immediately following the Closing, consummate the Parent Legacy Business Disposition;

(k)	prior to the Closing, obtain the Parent Stockholder Approval;

(l)	immediately prior to the Effective Time, file the Parent Charter Amendment to become effective at the Effective Time;

(m)	concurrently with the Closing, if necessary, effectuate the Stock Split;

(n)	prior to the Closing, cause all Parent Preferred Stock to be converted into Parent Common Stock;

(o)	adopt a stock incentive plan (the “Resulting Issuer Incentive Stock Plan”) pursuant to which shares of Resulting Issuer Common Stock comprising 15% of the issued and outstanding shares of Resulting Issuer Common Stock post-Closing, on a fully diluted basis, shall be reserved for issuance to employees, directors, consultants, and other service providers;

(p)	promptly notify the Company of:

(i)	any Material Adverse Effect with respect to the Parent or any change, effect, event, development, occurrence, circumstance or state of facts which could reasonably be expected to have a Material Adverse Effect with respect to the Parent;

(ii)	any notice or other communication from any Person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person (or another Person) is or may be required in connection with this Agreement or the Offer;

(iii)	any notice or other communication from any material supplier, customer or other third party to the effect that such supplier, customer or third party is terminating, may terminate or is otherwise materially adversely modifying or may materially adversely modify its relationship with the Parent as a result of this Agreement or the Offer;

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(iv)	any notice or other communication from any Governmental Authority in connection with this Agreement (and the Parent shall contemporaneously provide a copy of any such written notice or communication to the Company); or

(v)	any filing, actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or its assets or properties; and

(q)	conduct itself, in all material respects, subject to Applicable Law, so as to keep the Company fully informed as to the material decisions required to be made or actions required to be taken with respect to the operation of its business.

7.6 Investment Canada Act

The Parent will file a “Notification to Acquire Control of an Existing Canadian Business” pursuant to the Investment Canada Act within 30 days after the Effective Date.

7.7 Directors and Officers of the Resulting Issuer

The Parties will take all actions necessary to cause the number of directors of the Resulting Issuer to be a be a minimum of five (5), of which one (1) director shall be a designee of the Parent and the remaining four (4) of which shall be designated by the Company, and to be appointed as of the date of Closing. The composition of the board of directors of the Resulting Issuer shall satisfy all NASDAQ and SEC requirements.

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7.8 Actions to Satisfy Conditions

(a)	The Company shall take all commercially reasonable actions to ensure compliance with all of the applicable conditions precedent in favor of the Parent as set forth in this Agreement.

(b)	The Parent shall take all commercially reasonable actions to ensure compliance with all of the applicable conditions precedent in favor of the Company as set forth in this Agreement.

7.9 Notice and Cure Provisions

(a)	Each Party shall promptly notify the other Parties of the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would, or would be reasonably likely to:

(i)	cause any of the representations or warranties of such Party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time; or

(ii)	result in the failure, in any material respect, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party under this Agreement.

(b)	Notification provided under this Section 7.9 will not affect the representations, warranties, covenants, agreements or obligations of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement.

(c)	The Parent may not elect to exercise their right to terminate this Agreement pursuant to Section 9.2 and the Company may not elect to exercise its right to terminate this Agreement pursuant to Section 9.2, unless the Party seeking to terminate the Agreement (the “Terminating Party”) has delivered a written notice (“Termination Notice”) to the other Party (the “Breaching Party”) specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Terminating Party asserts as the basis for termination. After delivering a Termination Notice, provided the Breaching Party is proceeding diligently to cure such matter and such matter is capable of being cured prior to the End Date, the Terminating Party may not exercise such termination right until the earlier of (a) the End Date, and (b) the date that is twenty (20) Business Days following receipt of such Termination Notice by the Breaching Party, if such matter has not been cured by such date. If the Terminating Party delivers a Termination Notice prior to the date of the Parent Meeting, if necessary, unless the Parties agree otherwise, the Parent shall postpone or adjourn the Parent Meeting, if necessary, to the earlier of (a) five (5) Business Days prior to the End Date and (b) the date that is twenty (20) Business Days following receipt of such Termination Notice by the Breaching Party.

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7.10 Parent Legacy Business Disposition

Parent and Ameri11 Inc previously entered into that certain Share Purchase Agreement, dated as of January 10, 2020 (as amended, the “Parent Share Purchase Agreement”), for the sale of substantially all of the Parent’s assets related to the business of the Parent conducted as of and prior to the date of this Agreement. Immediately following the Closing, the Parent will consummate the transactions contemplated by the Parent Share Purchase Agreement (the “Parent Legacy Business Disposition”). The obligation of the Parent to consummate the Parent Legacy Business Disposition is subject to the substantially simultaneous consummation of the Offer and the other transactions contemplated by this Agreement. The Parent shall not amend, modify or waive any provisions of the Parent Share Purchase Agreement without the prior written consent of the Company if such amendment modification or waiver would (a) result in any continuing obligation on the Parent following the consummation of the Parent Legacy Business Disposition or (b) otherwise have an adverse effect on the Parent, the Company or the Resulting Issuer following the consummation of the Parent Legacy Business Disposition and the transactions contemplated hereby. Prior to the Closing, the Parent shall (i) seek and obtain written agreements in form and substance reasonably acceptable to the Company from all parties to Contracts that are transferred and assigned in connection with the Parent Legacy Business Disposition releasing the Parent from any and all liabilities and obligations under such Contracts, (ii) obtain an independent third party valuation from a credible firm of the business and assets transferred pursuant to the Parent Share Purchase Agreement (the “Parent Legacy Business Valuation”), (iii) provide evidence reasonably satisfactory to the Company that no material Tax will arise to the Parent as a result of the Parent Legacy Business Disposition, and (iv) deliver to the Company a schedule, which schedule shall be reasonably acceptable to the Company, setting forth the list of Contracts and other assets and all related liabilities and obligations to be transferred as part of the Parent Legacy Business Disposition. All costs and expenses related to the Parent Legacy Business Disposition and the Parent Legacy Business Valuation shall be the responsibility of the Parent.

7.11 Access to Information; Confidentiality

(a)	From the Execution Date until the earlier of the Effective Time and the termination of this Agreement, subject to compliance with Applicable Laws, each Party will, and will direct their Affiliates and its and their respective Representatives, as applicable, to:

(i)	give the other Parties and their Representatives reasonable access to the offices, properties, books and records of such Party; and

(ii)	furnish to the other Parties and their Representatives such financial and operating data and other information as such Persons may reasonably request.

(b)	Any investigation pursuant to this Section 7.11 will be conducted during normal business hours and in such manner as not to interfere unreasonably with the conduct of the business of the other Party or any Affiliate thereof, as the case may be.

(c)	From the Execution Date until the Effective Time, each Party will, and will direct their Affiliates and its and their respective Representatives, as applicable, to hold, in strict confidence, all data and information obtained from any other Party or from any Affiliate or Representative thereof, whether pertaining to the financial condition, assets, results of operations or method of operation thereof or otherwise, except any of the same which:

(i)	currently in the public domain;

(ii)	is required to be disclosed by any such Person in connection with any Proceeding before, or the regulatory requirements of, any Governmental Authority, or in connection with securing any consent required hereunder (provided that the disclosing Party, to the extent legally permissible, provides the other Party with reasonable prior notice of such disclosure); or

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(iii)	becomes information generally available to the public other than through an act of a person bound by or subject to a confidentiality arrangement with the disclosing party;

provided that if the Transaction is not consummated, such Party shall return or cause to be returned to the other Parties all data, information or other written material respecting each such Party obtained by any of the foregoing Persons from each such other Party or from any Affiliate or Representative thereof in connection with the negotiation or consummation of this Agreement or other matters contemplated by this Agreement.

(d)	Except with respect to the material terms and conditions of the Transaction, each Party covenants and agrees that neither it, nor any other Person acting on its behalf will provide the Noteholder or its agents or counsel with any information that constitutes, or such Party reasonably believes constitutes, material non-public information, unless prior thereto the Noteholder shall have consented to the receipt of such information and agreed with such Party to keep such information confidential. To the extent that a Party delivers any material, non-public information to the Noteholder without the Noteholder’s consent, such Party hereby covenants and agrees that the Noteholder shall not have any duty of confidentiality to the Parties, any of their Subsidiaries or any of their respective officers, directors, agents, employees or Affiliates not to trade on the basis of, such material, non-public information, provided that the Noteholder shall remain subject to Applicable Law. To the extent that any notice provided pursuant to any Transaction Document constitutes, or contains, material, non-public information, the Party giving such notice shall simultaneously file, or cause to be filed, such notice pursuant to a Current Report on Form 8-K. Each Party acknowledges and agrees that (i) the Noteholder shall be relying on the foregoing covenant in effecting transactions in securities of the Resulting Issuer and (ii) the Noteholder is not a party to any confidentiality agreement nor is it subject to any confidentiality obligations. Parent shall on the trading day following the entry into this Agreement, file a Current Report on Form 8-K including the Transaction Documents as exhibits thereto with the SEC (“Signing Form 8-K”). A form of the Signing Form 8-K is attached hereto as Exhibit C. Such Exhibit C will be identical to the Signing Form 8-K which will be filed with the SEC except for the omission of signatures thereto. From and after the filing of the Signing Form 8-K, Parent represents to Noteholder that Parent shall have publicly disclosed all material, non-public information delivered to Noteholder, or any of its officers, directors, employees or agents. The requirements set forth in this Section 7.11(d) are made for the benefit of Noteholder and as an inducement to Noteholder to enter into a funding transaction with the Company.

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7.12 Insurance

Prior to the Closing Date, the Parent shall purchase, at the Parent’s sole expense, customary “tail” policies of directors’ and officers’ liability insurance providing protection no less favorable in the aggregate than the protection provided by the policies maintained by the Parent which are in effect immediately prior to the Closing Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Closing Date. In addition, the provisions of the certificate of incorporation and bylaws of Parent with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Parent that are presently set forth in the certificate of incorporation and bylaws of Parent shall not be amended, modified or repealed for a period of six years from the Effective Date in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Parent.

7.13 Proxy Statement/Prospectus

(a)	As promptly as reasonably practicable following the date of this Agreement, the Parent shall prepare and file with the SEC a proxy statement to be sent to the stockholders of each of the Parent and the Company relating to the meeting of the stockholders, as applicable, and a Registration Statement on Form S-4 (including a prospectus) (including all amendments thereto, “S-4 Registration Statement”) in connection with the issuance of shares of Resulting Issuer Capital Stock and Resulting Issuer Preferred Stock (or a newly filed S-8 Registration Statement, as applicable), of which such proxy statement will form a part (such proxy statement and prospectus constituting a part thereof, the “Proxy Statement/Prospectus”), and each of the Company and the Parent shall, or shall cause their respective Affiliates to, prepare and file with the SEC all other documents to be filed by the Parent with the SEC in connection with the Offer and the other transactions contemplated hereby including the S-1 Registration Statement and S-3 Registration Statement (the “Other Filings”) as required by the 1933 Act or the United States Exchange Act; provided, however, that the Series B Warrants and the Series B Warrant Shares shall not be included on the S-4 Registration Statement but shall be included on an S-1 Registration Statement or S-3 Registration Statement to be filed at a later date to be mutually agreed on by the Noteholder and the Resulting Issuer. For the avoidance of doubt, all shares of Resulting Issuer Preferred Stock held by the Noteholder will be registered on the S-4 Registration Statement; provided, however, that the Series B Warrants and the Series B Warrant Shares will not be included in the S-4 Registration Statement but will be included on an S-1 Registration Statement or S-3 Registration Statement to be filed at a later date to be mutually agreed on by the Noteholder and the Resulting Issuer and the terms of such registration shall be acceptable to the Noteholder. The S-4 Registration Statement shall amend the previously filed Registration Statement on Form S-4 filed by the Parent with the SEC on May 28, 2020. The Parent and the Company shall cooperate with each other in connection with the preparation of the S-4 Registration Statement, the Proxy Statement/Prospectus and any Other Filings. Each Party shall as promptly as reasonably practicable notify the other Party of the receipt of any oral or written comments from the staff of the SEC on the S-4 Registration Statement or any Other Filing. The Parent and the Company shall also use their reasonable commercially reasonable efforts to satisfy prior to the effective date of the S-4 Registration Statement all applicable Securities Laws or “blue sky” notice requirements in connection with the Offer and to consummate the other transactions contemplated hereby.

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(b)	The Parent covenants and agrees that the S-4 Registration Statement and Proxy Statement/Prospectus, including any pro forma financial statements included therein (and the letter to stockholders, notice of meeting and form of proxy included therewith), will not, at the time that the S-4 Registration Statement and Proxy Statement/Prospectus or any amendment or supplement thereto is filed with the SEC or the Proxy Statement/Prospectus is first mailed to the Parent Stockholders, at the time of the Parent Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company represents, covenants and agrees that the information provided by the Company to the Parent for inclusion in the S-4 Registration Statement and Proxy Statement/Prospectus (including the Company Financial Statements) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information not misleading. Notwithstanding the foregoing, the Parent makes no covenant, representation or warranty with respect to statements made in the S-4 Registration Statement or Proxy Statement/Prospectus (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information furnished in writing by the Company specifically for inclusion therein. Each of the Parties shall use commercially reasonable efforts to cause the S-4 Registration Statement and Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Each of the Parties shall use commercially reasonable efforts to cause the S-4 Registration Statement to be declared effective as soon as possible and the Proxy Statement/Prospectus to be mailed to Parent Stockholders as promptly as practicable after the SEC declares the S-4 Registration Statement to be effective. Each Party shall promptly furnish to the other Party all information concerning such Party, such Party’s Subsidiaries and such Party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 7.13. If any event relating to the Parent or the Company occurs, or if the Parent or the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the S-4 Registration Statement and/or Proxy Statement/Prospectus, then the Parent or the Company, as applicable, shall promptly inform the other Party thereof and shall cooperate with one another in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the Parent Stockholders. No filing of, or amendment or supplement to, the S-4 Registration Statement and/or Proxy Statement/Prospectus will be made by the Parent without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)	The Company shall reasonably cooperate with the Parent and provide, and require its Representatives, advisors, accountants and attorneys to provide, the Parent and its Representatives, advisors, accountants and attorneys, with all true, correct and complete information regarding the Company that is required by Applicable Law to be included in the S-4 Registration Statement and/or the Proxy Statement/Prospectus or reasonably requested from the Parent to be included in the S-4 Registration Statement and/or the Proxy Statement/Prospectus. The information provided by the Company to be included in the S-4 Registration Statement and/or the Proxy Statement/Prospectus shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

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(d)	The Obligations of the Parent and Company described in this Section 7.13 shall apply to the Form S-1 Registration Statement and S-3 Registration Statement, mutatis mutandum.

Article 8
CONDITIONS

8.1 Mutual Conditions Precedent

The Parties are not required to complete the Offer unless each of the following conditions is satisfied at or prior to the Closing, which conditions may only be waived, in whole or in part, by the mutual consent of each of the Parties:

(a)	Parent Stockholder Approval. The Parent Stockholder Approval shall have been obtained.

(b)	No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Offer will be in effect, nor will any proceeding brought by any administrative agency or commission or other Governmental Authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending. There will not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Offer, which makes the consummation of the Offer illegal.

(c)	Regulatory Approvals. Each required Regulatory Approval has been made, given or obtained and each such Regulatory Approval is in force and has not been modified. Any waiting period applicable to the consummation of the Offer under any Regulatory Approval will have expired or been terminated.

(d)	NASDAQ Listing Application. The NASDAQ Listing Application shall have been approved, if such approval is required to maintain such listing following the consummation of the Offer.

(e)	Registration Statement. The S-4 Registration Statement shall have become effective under the 1933 Act and shall not be the subject of any stop order.

(i)	Acceptance of Company Common Shares Pursuant to the Offer. Parent shall have accepted Company Common Shares for exchange pursuant to the Offer; provided, that the obligation of Parent to effect the Offer shall not be conditioned on the fulfillment of the condition set forth in this Section 8.1(i) if the failure of Parent to accept Company Common Shares for exchange pursuant to the Offer shall have constituted or resulted from a material breach of the Offer or this Agreement by Parent.

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8.2 Additional Conditions Precedent to the Obligations of the Parent

The Parent can withdraw the Offer if any of the following conditions are not satisfied at or prior to the End Date (as extended in accordance with Section 2.2(d)), which conditions are for the exclusive benefit of the Parent and may only be waived, in whole or in part, by the Parent in its sole discretion:

(a)	Representations and Warranties.

(i)	The representations and warranties of the Company (other than the Fundamental Representations) set forth in Article 4 shall be true and correct as of the Execution Date and the Closing Date as though made on and as of the Execution Date and the Closing Date (as applicable), except to the extent such representations and warranties speak as of an earlier date (which need only be true and correct as of such earlier date), in each case, except for inaccuracies that would not, individually or in the aggregate, have a Material Adverse Effect.

(ii)	The Fundamental Representations of the Company set forth in Article 4 shall be true and correct as of the Execution Date and the Closing Date as though made on and as of the Execution Date and the Closing Date, except for those Fundamental Representations which expressly relate to an earlier date (in which case such Fundamental Representations shall have been true and correct in all respects as of such earlier date).

(iii)	The Company has delivered a certificate confirming clauses (i) and (ii) above to the Parent, executed by an officer of the Company (without personal liability) addressed to the Parent and dated as of the Closing Date.

(b)	Performance of Covenants. The Company has fulfilled or complied in all material respects with each of the covenants of the Company contained in this Agreement to be fulfilled or complied with by it on or prior to the Closing Date, and has delivered a certificate confirming same to the Parent, executed by an officer of the Company (without personal liability) addressed to the Parent and dated as of the Closing Date.

(c)	No Legal Action. There is no action or proceeding (whether, for greater certainty, by a Governmental Authority or any other Person) pending or threatened in any jurisdiction to:

(i)	cease trade, enjoin, prohibit, or impose any limitations, damages or conditions on, the Parent’s ability to acquire, hold, or exercise full rights of ownership over, any Company Common Shares, including the right to vote the Company Common Shares;

(ii)	prohibit, restrict or impose terms or conditions on, the Offer, or the ownership or operation by the Parent of the business or assets of the Parent, the Company or their respective Subsidiaries, or compel the Parent to dispose of or hold separate any of the business or assets of the Parent, the Company or their respective Subsidiaries as a result of the Offer; or

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(iii)	prevent or materially delay the consummation of the Offer, or if the Offer were to be consummated, have a Material Adverse Effect with respect to the Company.

(d)	Material Adverse Effect. There shall not have been or occurred a Material Adverse Effect with respect to the Company that has not been disclosed by the Company prior to the date hereof.

(e)	Officer’s Certificate. The Parent shall have received a certificate executed by an officer of the Company (without personal liability) certifying as to (i) an attached copy of each of the Company Board Approval and stating that the Company Board Approval has not been amended, modified, revoked or rescinded, (ii) the incumbency, authority and specimen signature of each officer of the Company executing this Agreement and (iii) true and complete attached copies of the Organizational Documents of the Company.

(f)	Allocation Certificate. An officer of the Company will have executed and delivered to Parent at least two (2) Business Days prior to the Closing Date a certificate in a form reasonably acceptable to the Parent which sets forth (i) a true and complete list of the Company Securityholders immediately prior to the Effective Time and the number and type of Company Common Shares, Company Options or Company Warrants owned by each such Company Securityholder and (ii) the allocation of the Consideration among the Company Securityholders pursuant to the Offer.

(g)	Lock-Up Agreements. The Company shall have provided the Lock-Up Agreements executed by each of the parties described in Section 7.3(h) hereof.

(h)	Certificate of Good Standing. The Company shall have provided the Parent a certificate of good standing (or equivalent) from the appropriate Governmental Authority of the jurisdiction of incorporation of the Company.

(i)	Consulting Agreement. Barry Kostiner and the Company shall have entered into a consulting agreement, to be effective as of the Closing, pursuant to which Barry Kostiner will serve as a consultant to the Company for a period of twelve (12) months following the Closing Date.

(j)	Updated Parent Fairness Opinion. The Parent Board shall have received an updated Parent Fairness Opinion of Gemini Partners, Inc., which updated Parent Fairness Opinion shall incorporate the terms of this Amendment.

8.3 Additional Conditions Precedent to the Obligations of the Company

Unless each of the following conditions is satisfied on or before the Effective Time, which conditions are for the exclusive benefit of the Company and may only be waived, in whole or in part, by the Company in its sole discretion, the Company Board can issue a Company Change in Recommendation:

(a)	Representations and Warranties.

(i)	The representations and warranties of the Parent (other than the Fundamental Representations) set forth in Article 5 shall be true and correct as of the Execution Date and the Closing Date as though made on and as of the Execution Date and the Closing Date (as applicable), except to the extent such representations and warranties speak as of an earlier date (which need only be true and correct as of such earlier date), in each case, except for inaccuracies that would not, individually or in the aggregate, have a Material Adverse Effect.

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(ii)	The Fundamental Representations of the Parent set forth in Article 5 shall be true and correct as of the Closing Date as though made on and as of the Closing Date, except for those Fundamental Representations which expressly relate to an earlier date (in which case such Fundamental Representations shall have been true and correct in all respects as of such earlier date).

(iii)	The Parent has delivered a certificate confirming clauses (i) and (ii) above to the Company, executed by an officer of the Parent (without personal liability) addressed to the Company and dated as of the Closing Date.

(b)	Performance of Covenants. The Parent has fulfilled or complied in all material respects with each of the covenants of the Parent contained in this Agreement to be fulfilled or complied with by it on or prior to the Closing Date, and has delivered a certificate confirming same to the Company, executed by an officer of the Parent (without personal liability) addressed to the Company and dated as of the Closing Date.

(c)	Parent Liabilities. Parent shall have no outstanding material debts or liabilities of any kind (including, without limitation, unpaid Transaction expenses, leases, accounts payable or promissory notes) at the Effective Time.

(d)	Material Adverse Effect. There shall not have been or occurred a Material Adverse Effect with respect to the Parent that has not been disclosed by the Parent prior to the date hereof.

(e)	Parent Board of Directors and Officer Resignation Letters. Company will have received a duly executed copy of a resignation letter from each of the resigning members of the board of directors of Parent and each officer of Parent as contemplated by Section 7.5(i) and each of the Parent Subsidiaries, as applicable, pursuant to which each such Person will resign as a member of the board of directors of Parent immediately following the Effective Time.

(f)	Officer’s Certificate. The Company shall have received a certificate executed by an officer of the Parent (without personal liability) certifying as to (i) an attached copy of each of the Parent Stockholder Approval Resolution and the Parent Board Approval and stating neither the Parent Stockholder Approval Resolution nor the Parent Board Approval has been amended, modified, revoked or rescinded, (ii) the incumbency, authority and specimen signature of each officer of the Parent executing this Agreement and (iii) true and complete attached copies of the Organizational Documents of the Parent.

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(g)	Stock Split. The Parent shall have completed the Stock Split, if it is deemed necessary.

(h)	Certificate of Good Standing. The Parent shall have provided the Company a certificate of good standing (or equivalent) from the appropriate Governmental Authority of the jurisdiction of incorporation or formation of the Parent.

(i)	Parent Preferred Stock Conversion. The Parent shall have caused all Parent Preferred Stock to be converted into Parent Common Stock.

(j)	Incentive Stock Plan. The Parent shall have adopted the Resulting Issuer Incentive Stock Plan, to be effective as of the Closing.

8.4 Additional Conditions Precedent to the Obligations of the Parent

Notwithstanding any other term of the Offer, the Parent shall not be required to accept for exchange or exchange, subject to any applicable rules and regulations of the SEC, any Company Common Shares not theretofore accepted for exchange or exchanged and, subject to the terms of the Agreement, may terminate or amend the Offer unless there shall have been validly tendered (and not withdrawn) and received by the depositary for the Offer prior to the expiration of the Offer at least that number of Company Common Shares, when added to any Company Common Shares already owned by Parent or any direct or indirect, wholly owned Subsidiary of Parent, equals 100% of the then outstanding Company Common Shares and Parent shall have entered into the Option Exchange Agreements, the Warrant Exchange Agreements and the Alpha Exchange Agreement (the “Minimum Tender Condition”).

8.5 Satisfaction of Conditions

The conditions precedent set out in this Article 8 are inserted for the benefit of the respective Parties. Any Party may refuse to proceed with the Closing if the conditions precedent inserted for its benefit are not fulfilled to its reasonable satisfaction at or prior to the Closing, and it will incur no liability to any other Party by reason of such refusal.

8.6 Right of Waiver

The conditions precedent set out in this Article 8 may be waived in whole or in part by the Party for whose benefit they are inserted, in such Party’s absolute discretion. No such waiver will be of any effect unless it is in writing signed by the Party granting the waiver or if such Party determines to proceed with the Closing.

Article 9
TERM AND TERMINATION

9.1 Term

This Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

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9.2 Termination

(a)	This Agreement may be terminated prior to the Effective Time (provided, however, that (x) in each case the Noteholder’s prior written consent shall be a condition precedent to such termination and (y) if any of the conditions in this Section 9.2(a) are not met, the Company shall be required to pay, and the Noteholder shall be entitled to receive upon demand, the entire outstanding principal balance of the Note plus all accrued and unpaid interest thereon and any other sums payable to the Noteholder directly in connection with the Bridge Loan Financing) by:

(i)	the mutual written agreement of the Parties; or

(ii)	either the Company or the Parent if:

(A)	the Parent Stockholder Approval Resolution is not approved by the requisite vote at the Parent Meeting provided that a Party may not terminate this Agreement pursuant to this Section 9.2(a)(ii)(A) if the failure to obtain the Parent Stockholder Approval has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement;

(B)	after the date of this Agreement, any Applicable Law is enacted, made, enforced or amended, as applicable, that makes the consummation of the Offer illegal or otherwise permanently prohibits or enjoins the Company, the Parent from consummating the Offer, and such Applicable Law has, if applicable, become final and non-appealable;

(C)	the Effective Time does not occur on or prior to the End Date, provided that a Party may not terminate this Agreement pursuant to this Section 9.2(a)(ii)(C) if the failure of the Effective Time to so occur has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement;

(D)	the Minimum Tender Condition is not satisfied on or prior to the End Date, provided that a Party may not terminate this Agreement pursuant to this Section 9.2(a)(ii)(D) if the failure of the Minimum Tender Condition to be satisfied has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement; or

(E)	the S-4 Registration Statement (1) has not been filed by the Parent with the SEC on or prior to the Filing Deadline or (2) declared effective by the SEC on or prior to the Effectiveness Deadline, provided that a Party may not terminate this Agreement pursuant to this Section 9.2(a)(ii)(E) if the failure to meet the Filing Deadline or Effectiveness Deadline has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement;

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(iii)	the Company if:

(A)	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Parent under this Agreement occurs that would cause any condition in Section 8.3(a) or Section 8.3(b) not to be satisfied, and such breach or failure is incapable of being cured on or prior to the End Date or is not cured in accordance with the terms of Section 7.9; provided that any willful breach shall be deemed to be incurable, and; provided, further that the Company is not then in breach of this Agreement so as to cause any condition in Section 8.2(a) or Section 8.2(b) not to be satisfied;

(B)

(1)	the Parent Board or any committee of the Parent Board fails to unanimously recommend or withdraws, amends, modifies or qualifies the Parent Board Approval, or publicly proposes or states its intention to do so (a “Parent Change in Recommendation”); or

(2)	the Parent breaches Article 6 in any material respect;

(C)	there has occurred a Material Adverse Effect with respect to the Parent that has not been disclosed by the Parent prior to the date hereof;

(iv)	the Parent

(A)	in order to enter into a definitive agreement providing for a Superior Proposal in accordance with Section 6.1(e).

(B)	if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company under this Agreement occurs that would cause any condition in Section 8.2(a) or Section 8.2(b) not to be satisfied, and such breach or failure is incapable of being cured on or prior to the End Date or is not cured in accordance with the terms of Section 7.9; provided that any willful breach shall be deemed to be incurable, and; provided, further that the Parent is not then in breach of this Agreement so as to cause any condition in Section 8.3(a) or Section 8.3(b) not to be satisfied;

(C)

(1)	if the Company Board or any committee of the Company Board fails to unanimously recommend or withdraws, amends, modifies or qualifies the Company Board Approval, or publicly proposes or states its intention to do so (a “Company Change in Recommendation”); or

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(2)	if the Company breaches Article 6 in any material respect; or

(D)	if there has occurred a Material Adverse Effect with respect to the Company that has not been publicly disclosed by the Company prior to the date hereof.

(b)	The Party desiring to terminate this Agreement pursuant to this Section 9.2 shall give notice of such termination to the other Party, specifying in reasonable detail the basis for such Party’s exercise of its termination right.

9.3 Effect of Termination

If this Agreement is terminated pursuant to Section 9.2, this Agreement shall become void and of no further force or effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party to this Agreement, except (a) as set forth in Section 10.16 and (b) provided further that no Party shall be relieved of any liability for any willful breach by it of this Agreement. No termination of this Agreement will affect the obligations of the Parties contained in the Confidentiality Agreement, all of which obligations will, in addition to this Section 9.3, Article 10 and the defined terms used in such Section and Article set forth or referenced in Section 1.1 hereof, survive termination of this Agreement in accordance with their respective terms.

Article 10
GENERAL PROVISIONS

10.1 Amendments

This Agreement and the Offer may, at any time and from time to time before or after the holding of the Parent Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, without further notice to or authorization on the part of the Company Securityholders (provided, however, that the Parties shall provide the Noteholder with prior written notice of any and all proposed amendments, and the Noteholder shall have the right to veto any such proposed amendment), and any such amendment may, without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)	modify any of the covenants contained in this Agreement and waive or modify performance of any of the obligations of the Parties; and/or

(d)	modify any mutual conditions contained in this Agreement.

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10.2 Notices

Any notice, direction or other communication regarding the matters contemplated by this Agreement must be in writing, sent by personal delivery, courier, facsimile or electronic mail and addressed:

(a)	to Parent at:

Ameri Holdings, Inc.

5000 Research Court

Suite 750

Suwanee, GA 30024

Attention: Barry Kostiner

Email: Barry.Kostiner@ameri100.com

with copies to:

Sheppard Mullin Richter & Hampton LLP

30 Rockefeller Plaza

New York, NY 10112

Attention: Richard Friedman

Email: rafriedman@sheppardmullin.com

(b)	to the Company at:

Jay Pharma Inc.

181 Bay Street, Suite 4400E

Toronto ON, M5J 2T3, Canada

Attention: David Stefansky

Email: dstefansky@bezalelpartners.com

with copies to:

Haynes and Boone, LLP

30 Rockefeller Plaza

26th Floor

New York, NY 10112

Attention: Rick Werner

Email: Rick.Werner@haynesboone.com

(c)	to the Noteholder at:

Alpha Capital Anstalt

Lettstrasse 32

9490 Vaduz, Liechtenstein

Attention: Konrad Ackermann, Director

with copies to:

Grushko & Mittman, P.C.

515 Rockaway Avenue

Valley Stream, NY 11581

Attention: Edward Grushko

Email: ed@grushkomittman.com

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Any notice or other communication is deemed to be given and received (i) if sent by personal delivery or same day courier, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, (ii) if sent on a Business Day by email before 11:59 p.m. (recipient’s time), when transmitted, (iii) if sent by email on a day other than a Business Day, or if sent by email after 11:59 p.m. (recipient’s time), on the Business Day following the date when transmitted, (iv) if sent by overnight courier, on the next Business Day, or (v) if sent by facsimile, on the Business Day following the date of confirmation of transmission by the originating facsimile. A Party may change its address for service from time to time by providing a notice in accordance with the foregoing. Any subsequent notice or other communication must be sent to the Party at its changed address. Any element of a Party’s address that is not specifically changed in a notice will be assumed not to be changed. Sending a copy of a notice or other communication to a Party’s legal counsel as contemplated above is for information purposes only and does not constitute delivery of the notice or other communication to that Party. The failure to send a copy of a notice or other communication to legal counsel does not invalidate delivery of that notice or other communication to a Party.

10.3 Further Assurances

Each Party will execute and deliver all such further documents and instruments and do all acts and things as the other Parties may, either before or after the Effective Time, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

10.4 Time of the Essence

Time is of the essence to this Agreement.

10.5 Expenses

Each of the Parties shall be responsible for its own costs and charges incurred with respect to the transactions contemplated herein, including all costs and charges incurred prior to the date of this Agreement and all legal and accounting fees and disbursements relating to preparing the Transaction Documents or otherwise relating to the transactions contemplated herein.

10.6 Injunctive Relief

The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to injunctive and other equitable relief to prevent breaches or threatened breaches of this Agreement, and to enforce compliance with the terms of this Agreement without any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which the Parties may be entitled at law or in equity.

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10.7 Waiver

No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver (provided, however, that the Parties shall provide the Noteholder with prior written notice of any and all proposed waivers, and the Noteholder shall have the right to veto any such proposed waiver). A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

10.8 No Third Party Beneficiaries

The Parties intend that this Agreement will not benefit or create any right or cause of action in favor of, any Person, other than the Parties. No Person, other than the Parties to this Agreement, is entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.

10.9 Entire Agreement

This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between the Parties with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties; provided that to the extent any provisions of the Confidentiality Agreement conflict with the terms of this Agreement, the terms of this Agreement shall prevail. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. The Parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.

10.10 Benefit of the Agreement

This Agreement will inure to the benefit of and be binding upon the respective heirs, executors, administrators, other legal representatives, successors and permitted assigns of the Parties.

10.11 Successors and Assigns

(a)	This Agreement becomes effective only when executed by the Company and the Parent. After that time, it will be binding upon and inure to the benefit of the Company and the Parent and their respective successors and permitted assigns.

(b)	Neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by any Party without the prior written consent of the other Party.

10.12 Severability

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

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10.13 Governing Law

This Agreement will be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each Party irrevocably attorns and submits to the exclusive jurisdiction of the courts of competent jurisdiction of the Province of Ontario in any proceeding hereunder, and waives objection to the venue of any Proceeding in such court or that such court provides an inconvenient forum. Notwithstanding the foregoing, the expressions “commercially reasonable efforts” and “commercially reasonable actions” shall have the meaning given such expressions under the laws of the State of New York.

10.14 Counterparts

This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument.

10.15 Electronic Execution

Delivery of an executed signature page to this Agreement by any Party by electronic transmission will be as effective as delivery of a manually executed copy of the Agreement by such Party.

10.16 Expense Reimbursement

(a)	For purposes of this Agreement,

(i)	“Company Expense Reimbursement” means an amount equal to the documented out-of-pocket fees and expenses incurred or paid by or on behalf of the Company in connection with this Agreement or the consummation of any of the transactions in an amount that will not exceed $500,000, and “Parent Expense Reimbursement” means an amount equal to the documented out-of-pocket fees and expenses incurred or paid by or on behalf of the Parent in connection with this Agreement or the consummation of any of the transactions in an amount that will not exceed $500,000.

(ii)	“Company Expense Reimbursement Event” means the termination of this Agreement:

(A)	by the Parent pursuant to Section 9.2(a)(iv)(C) if:

(1)	prior to such termination, an Acquisition Proposal for the Company is made or publicly announced or otherwise publicly disclosed by any Person (other than the Parent or any of its Affiliates) or any Person (other than the Parent or any of its Affiliates) shall have publicly announced an intention to make an Acquisition Proposal for the Company; and

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(2)	within 365 days following the date of such termination, (x) an Acquisition Proposal for the Company (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (A) above) is consummated or effected, (y) the Company, directly or indirectly, in one or more transactions, enters into a contract or a letter of intent in respect of such Acquisition Proposal for the Company (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (A) above) and such Acquisition Proposal is later consummated or effected (whether or not such Acquisition Proposal is later consummated or effected within 365 days after such termination), or (z) an Acquisition Proposal for the Company is made or publicly announced or otherwise publicly disclosed by any Person (other than the Parent or any of its Affiliates) or any Person (other than the Parent or any of its Affiliates) shall have publicly announced an intention to make an Acquisition Proposal for the Company.

For purposes of the foregoing, the term “Acquisition Proposal” shall have the meaning specified in Section 1.1, except that references to “20% or more” in the definition of “Acquisition Proposal” in Section 1.1 shall be deemed to be references to “50% or more.”

(iii)	“Parent Expense Reimbursement Event” means the termination of this Agreement:

(A)	by the Company pursuant to Section 9.2(a)(ii)(A) or Section 9.2(a)(iii)(B) if:

(1)	prior to such termination, an Acquisition Proposal for the Parent is made or publicly announced or otherwise publicly disclosed by any Person (other than the Parties) or any Person (other than the Parties or their Affiliates) shall have publicly announced an intention to make an Acquisition Proposal for the Parent; and

(2)	within 365 days following the date of such termination, (x) an Acquisition Proposal for the Parent (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (A) above) is consummated or effected, or (y) the Parent or one or more of its Subsidiaries, directly or indirectly, in one or more transactions, enters into a contract in respect of such Acquisition Proposal for the Parent (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (A) above) and such Acquisition Proposal is later consummated or effected (whether or not such Acquisition Proposal is later consummated or effected within 365 days after such termination); or

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(B)	by the Parent pursuant to Section 9.2(a)(iv)(A).

For purposes of the foregoing, the term “Acquisition Proposal” shall have the meaning specified in Section 1.1, except that references to “20% or more” in the definition of “Acquisition Proposal” in Section 1.1 shall be deemed to be references to “50% or more”.

(b)	The Company Expense Reimbursement shall be paid by the Company to the Parent (or as the Parent may direct by notice in writing), by wire transfer of immediately available funds, if a Company Expense Reimbursement Event occurs.

(c)	The Parent Expense Reimbursement shall be paid by the Parent to the Company by wire transfer of immediately available funds, if a Parent Expense Reimbursement Event occurs.

(d)	The Company acknowledges that the agreements contained in this Section 10.16 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, neither the Parent nor the Company would enter into this Agreement, and that the amounts set out in this Section 10.16 represent liquidated damages which are a genuine pre-estimate of the damages, including opportunity costs, reputational damages, and out-of-pocket expenditures, which the Parent will suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement, and are not penalties. The Company irrevocably waives any right they may have to raise as a defence that any such liquidated damages are excessive or punitive. In the event the amounts set out in Section 10.16 are paid to the Parent (or as it directs), no other amounts will be due and payable as damages or otherwise by the Company, and the Parent hereby accepts that such payments are the maximum aggregate amount that the Company shall be required to pay in lieu of any damages or any other payments or remedy which the Parent may be entitled to in connection with this Agreement or the transactions contemplated by this Agreement; provided, however, that this limitation shall not apply in the event of a wilful breach by the Company of its representations, warranties, covenants or agreements set forth in this Agreement (which breach and liability, therefore, shall not be affected by termination of this Agreement or any payment of the amounts set out in Section 10.16, as applicable).

(e)	The Parent acknowledges that the agreements contained in this Section 10.16 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, neither the Parent nor the Company would enter into this Agreement, and that the amounts set out in this Section 10.16 represent liquidated damages which are a genuine pre-estimate of the damages, including opportunity costs, reputational damages, and out-of-pocket expenditures, which the Company will suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement, and are not penalties. The Parent irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. In the event the amounts set out in Section 10.16 are paid to the Company (or as it directs), no other amounts will be due and payable as damages or otherwise by the Parent, and the Company hereby accepts that such payments are the maximum aggregate amount that the Parent shall be required to pay in lieu of any damages or any other payments or remedy which the Company may be entitled to in connection with this Agreement or the transactions contemplated by this Agreement; provided, however, that this limitation shall not apply in the event of a wilful breach by the Parent of its representations, warranties, covenants or agreements set forth in this Agreement (which breach and liability, therefore, shall not be affected by termination of this Agreement or any payment of the amounts set out in Section 10.16, as applicable).

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10.17 Rules of Construction

The Parties to this Agreement waive the application of any Applicable Law or rule of construction providing that ambiguities in any agreement or other document shall be construed against the party drafting such agreement or other document.

10.18 No Liability

No director or officer of the Parent shall have any personal liability whatsoever to the Company under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of the Parent. No director or officer of the Company shall have any personal liability whatsoever to the Parent under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of the Company.

10.19 Transaction Engagements.

(a)	Notwithstanding anything to the contrary in this Agreement, from and after the Closing, (i) all communications between the Parent or its Subsidiaries or any of their respective Representatives, on one hand, and Sheppard, Mullin, Richter & Hampton LLP (“SMRH”), on the other hand, in connection with the Transaction (collectively, the “SMRH Transaction Engagements”) shall be deemed to be attorney-client confidences that belong solely to the members of the Parent Board as of immediately prior to the Effective Time (the “Parent Transaction Board Members”) and not the Parent or its Subsidiaries, (ii) neither the Company or any of their respective Representatives shall have access to any such communications, or to any of the files or other documents delivered or prepared in connection therewith, (iii) the Transaction Board Members shall be the sole holder of the attorney-client privilege with respect to each SMRH Transaction Engagement, and neither the Parent or its Subsidiaries or any of their respective Representatives nor the Company or any of their respective Representatives shall be a holder thereof, (iv) to the extent that files of SMRH in respect of any SMRH Transaction Engagement constitute property of the client thereof, only Transaction Board Members shall hold such property rights thereto, and (v) unless directed to do so by the Parent Transaction Board Members or by a court of competent jurisdiction or other Governmental Authority (and then in each case only to the extent of such direction), SMRH shall not have any duty whatsoever to reveal or disclose any such attorney-client communications or files related to the Parent or its Subsidiaries or any of their respective Representatives or the Company or any of their respective Representatives by reason of any attorney-client relationship between SMRH and the Parent or any of its Subsidiaries or otherwise.

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(b)	Notwithstanding anything to the contrary in this Agreement, from and after the Closing, (i) all communications between the Company or its Subsidiaries or any of their respective Representatives, on one hand, and Haynes and Boone, LLP (“HB”), on the other hand, in connection with the Transaction (collectively, the “HB Transaction Engagements”) shall be deemed to be attorney-client confidences that belong solely to the members of the Company Board as of immediately prior to the Effective Time (the “Company Transaction Board Members”) and not the Company or its Subsidiaries, (ii) neither the Parent or any of their respective Representatives shall have access to any such communications, or to any of the files or other documents delivered or prepared in connection therewith, (iii) the Company Transaction Board Members shall be the sole holder of the attorney-client privilege with respect to each HB Transaction Engagement, and neither the Company or its Subsidiaries or any of their respective Representatives nor the Parent or any of their respective Representatives shall be a holder thereof, (iv) to the extent that files of HB in respect of any HB Transaction Engagement constitute property of the client thereof, only Company Transaction Board Members shall hold such property rights thereto, and (v) unless directed to do so by the Company Transaction Board Members or by a court of competent jurisdiction or other Governmental Authority (and then in each case only to the extent of such direction), HB shall not have any duty whatsoever to reveal or disclose any such attorney-client communications or files related to the Company or its Subsidiaries or any of their respective Representatives or the Parent or any of their respective Representatives by reason of any attorney-client relationship between HB and the Company or any of its Subsidiaries or otherwise.

10.20 No Group Status. Nothing contained in this Agreement, and no action taken by any shareholder (including the Noteholder) of the Company pursuant hereto or otherwise in connection herewith, shall be deemed to constitute the shareholders (including the Noteholder) of the Company as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the shareholders of the Company (including the Noteholder) are in any way acting in concert or as a “group” (within the meaning of Section 13 the United States Exchange Act) with respect to such obligations or the transactions contemplated by this Agreement. Except as otherwise provided in or contemplated by this Agreement, there are no agreements (written or oral) between and among the shareholders (including the Noteholder) of the Company with respect to the transactions contemplated hereby.

[remainder of page intentionally left blank]

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IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first written above.

PARENT:

AMERI HOLDINGS, INC.

By:
Authorized Signing Officer
Print Name:

COMPANY:

JAY PHARMA INC.

By:
Authorized Signing Officer
Print Name:

SOLELY WITH RESPECT TO SECTION 2.1:

JAY PHARMA MERGER SUB, INC.

By:
Authorized Signing Officer
Print Name:

1236567 B.C. UNLIMITED LIABILITY COMPANY

By:
Authorized Signing Officer
Print Name:

BARRY KOSTINER

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Annex B

SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT

by and between

AMERI100 INC,

as Buyer,

and

AMERI HOLDINGS, INC.,

as Seller

Dated as of January [●], 2020

B-1

TABLE OF CONTENTS:

I. PURCHASE OF COMPANY SHARES	B-5

1.1. Purchase of Company Shares	B-5
1.2. Consideration for the Purchased Shares	B-5

II. CLOSING	B-5

2.1. Closing	B-5
2.2. Conditions to Obligations of Each Party	B-5
2.3. Conditions to Obligations of Seller	B-6
2.4. Conditions to the Obligations of Buyer	B-6
2.5. Closing Deliveries by Seller	B-7
2.6. Closing Deliveries by Buyer	B-8
2.7. Frustration of Conditions	B-8

III. REPRESENTATIONS AND WARRANTIES OF SELLER	B-8

3.1. Organization and Qualification	B-9
3.2. Authorization and Binding Effect; Corporate Documentation	B-9
3.3. Title to the Purchased Shares	B-9
3.4. Capitalization	B-9
3.5. Subsidiaries	B-10
3.6. Non-Contravention	B-10
3.7. SEC Filings and Financial Statements	B-11
3.8. Absence of Liabilities	B-12
3.9. Absence of Certain Changes	B-12
3.10. Title to and Sufficiency of Assets	B-13
3.11. Personal Property	B-13
3.12. Real Property	B-13
3.13. Intellectual Property	B-14
3.14. Compliance with Laws	B-15
3.15. Permits	B-15
3.16. Litigation	B-16
3.17. Contracts	B-16
3.18. Tax Matters	B-17
3.19. Environmental Matters	B-18
3.20. Employee Benefit Plans	B-18
3.21. Employees and Labor Matters	B-19
3.22. Insurance	B-20
3.23. Fairness Opinion	B-20
3.24. Bank Accounts	B-20
3.25. Suppliers and Customers	B-20
3.26. No Brokers	B-21
3.27. Investment Representations	B-21
3.28. No Other Representations and Warranties	B-22

IV. REPRESENTATIONS AND WARRANTIES OF BUYER	B-22

4.1. Organization and Qualification	B-22
4.2. Authorization	B-23
4.3. Non-Contravention	B-23
4.4. Buyer Preferred Stock	B-23
4.5. No Brokers	B-23
4.6. Litigation	B-23
4.7. Investment Intent	B-23
4.8. Operations	B-23
4.9. No Other Representations and Warranties	B-24

B-2

V. OTHER AGREEMENTS	B-24

5.1. Further Assurances	B-24
5.2. Confidentiality	B-24
5.3. Publicity	B-24
5.4. Litigation Support	B-25
5.5. Agreement Regarding Intellectual Property	B-25
5.6. Release and Covenant Not to Sue	B-25
5.7. Tax Matters	B-25
5.8. Pre-Closing Management of the Ameri Companies	B-26
5.9. Acquisition Proposals	B-28
5.10. Access to Information	B-30
5.11. Proxy Statement and Special Meeting	B-31
5.12. Director and Officer Liability and Insurance	B-31
5.13. Reorganization	B-31

VI. INDEMNIFICATION	B-32

6.1. Survival	B-32
6.2. Indemnification by Seller	B-32
6.3. Indemnification by Buyer	B-32
6.4. Indemnification Procedures	B-32
6.5. General Indemnification Provisions	B-33
6.6. Timing of Payment; Right to Set-Off	B-34
6.7. Knowledge of Buyer	B-34

VII. TERMINATION	B-34

7.1. Termination	B-34
7.2. Effect of Termination	B-35

VIII. GENERAL PROVISIONS	B-35

8.1. Expenses	B-35
8.2. Notices	B-35
8.3. Severability	B-36
8.4. Assignment	B-37
8.5. No Third-Party Beneficiaries	B-37
8.6. Amendment; Waiver	B-37
8.7. Entire Agreement	B-37
8.8. Remedies	B-37
8.9. Dispute Resolution	B-37
8.10. Governing Law; Jurisdiction; Waiver of Jury Trial	B-38
8.11. Interpretation	B-38
8.12. Mutual Drafting	B-39
8.13. Counterparts	B-39
8.14. Attorney-Client Privilege	B-39

ANNEXES:

I	Definitions

EXHIBITS:

A	Form of Make Whole Letter
B	Form of Buyer Charter Amendment
C	Form of Buyer Bylaw Amendment
D	Form of Buyer Preferred Stock CoD
E	Form of Seller Amended Preferred Stock CoD

B-3

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”), is made and entered into as of January [●], 2020, by and between Ameri100 Inc, a Delaware corporation (“Buyer”), and AMERI Holdings, Inc., a Delaware corporation (“Seller”). Buyer and Seller are referred to in this Agreement individually as a “Party” and collectively, as the “Parties”.

RECITALS

WHEREAS, in contemplation of the transactions contemplated by this Agreement, prior to the execution of this Agreement Seller formed Ameri100 Holdco, Inc., a Delaware corporation and wholly-owned subsidiary of Seller (the “Company”);

WHEREAS, after the date hereof, but prior to the consummation of the transactions contemplated by this Agreement, Seller will consummate a reorganization (the “Reorganization”) pursuant to which it will contribute, transfer and convey to the Company all of the issued and outstanding equity interests of the subsidiaries of Seller and otherwise take such other actions as contemplated by Section 5.13 hereof;

WHEREAS, Seller desires to sell and convey to Buyer, and Buyer desires to purchase from Seller, all of the issued and outstanding equity interests of the Company, subject to the terms and conditions set forth herein (the “Purchase” and, together with the other transactions contemplated by this Agreement and the Ancillary Documents, the “Transactions”);

WHEREAS, the board of directors of Seller (the “Seller Board”) has duly formed a special transaction committee of disinterested directors (the “Special Committee”) of the Seller Board to evaluate, negotiate and recommend actions with respect to the Purchase and the other Transactions;

WHEREAS, the Special Committee has (the “Special Committee Approval”) (i) determined that the Purchase and the other Transactions are fair, advisable and in the best interests of Seller and its stockholders, (ii) approved this Agreement, the Ancillary Documents to which Seller is a party or by which it is bound, and the Transactions, and (iii) recommended to the Seller Board that it authorize and approve this Agreement, the Ancillary Documents to which Seller is a party or by which it is bound, and the Transactions (the “Special Committee Recommendation”);

WHEREAS, the Seller Board has (the “Seller Board Approval”) (i) determined that the Purchase and the other Transactions are fair, advisable and in the best interests of Seller and its stockholders, (ii) authorized and approved this Agreement, the Ancillary Documents to which Seller is a party or by which it is bound, the performance by Seller of its obligations hereunder and thereunder and the consummation of the Purchase and the other Transactions and (iii) determined to recommend to Seller’s stockholders the approval and adoption of this Agreement, the Ancillary Documents and the Purchase and the other Transactions (the “Seller Board Recommendation”);

WHEREAS, on or about the date hereof, Seller is entering into an Amalgamation Agreement (as it may be amended, the “Merger Agreement”) with Jay Pharma Inc. and the other parties named therein;

WHERAS, on or about the date hereof, in connection with the Merger Agreement and this Agreement, Seller is entering into certain Exchange Agreements (each, as amended, an “Exchange Agreement”) with certain creditors of Seller and its subsidiaries (each, a “Converted Debt Holder”), pursuant to which upon the execution and delivery of such Exchange Agreement, Seller will issue shares of common stock of Seller to each such Converted Debt Holder in satisfaction of the obligations owed by Seller to each such creditor;

B-4

WHEREAS, on or about the date hereof, Buyer entered into certain letter agreements, copies of which are attached as Exhibit A hereto (each, a “Make Whole Letter”), with the Converted Debt Holders in connection with the Exchange Agreements; and

WHEREAS, certain capitalized terms used herein are defined in Annex I.

NOW, THEREFORE, in consideration of the premises set forth above and the respective representations, warranties, covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

PURCHASE OF COMPANY SHARES

1.1. Purchase of Company Shares. At the Closing, and on the terms and subject to all of the conditions of this Agreement, Seller will sell, transfer, assign and convey to Buyer, and Buyer will purchase and accept from Seller, one hundred percent (100%) of the issued and outstanding capital stock of the Company (the “Purchased Shares”), free and clear of any and all Liens.

1.2. Consideration for the Purchased Shares. At the Closing, in exchange for the Purchased Shares, Buyer shall issue and deliver to Seller a number of shares of Series A Preferred Stock, par value $0.01 per share, of Buyer (“Buyer Preferred Stock”) having the terms set forth in the Buyer Preferred Stock CoD (as defined below) equal to the sum of (a) 431,333 shares plus (b) an additional number of payable-in-kind shares based on a 2% annual interest rate, compounding quarterly, from January 1, 2020 through and including the Closing Date on the number of shares set forth in clause (a).

ARTICLE II

CLOSING

2.1. Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Ellenoff, Grossman & Schole LLP, 1345 Avenue of the Americas, New York, New York 10105, commencing at 10:00 am (New York City time) no later than on the second (2nd) Business Day following full satisfaction or due waiver of all of the closing conditions set forth in ARTICLE II or on such other date as is mutually agreeable to by the Parties. By mutual agreement of the Parties, the Closing may take place by conference call and facsimile (or other electronic transmission of signature pages) with exchange of original signatures by mail. The date on which the Closing actually occurs will be referred to as the “Closing Date”. The Parties agree that to the extent permitted by applicable Law and GAAP, the Closing will be deemed effective as of 11:59 p.m. (New York time) on the Closing Date.

2.2. Conditions to Obligations of Each Party. The obligations of each of Buyer and Seller to consummate, or cause to be consummated, the transactions contemplated herein is subject to the satisfaction, or waiver, at or prior to the Closing Date, of the following conditions:

(a) Injunctions; Illegality. No Governmental Authority shall have issued, enacted, entered, promulgated or enforced any Law or Order (that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

(b) Governmental Approvals; Consents. All consents, waivers and approvals from Governmental Entities or third parties, if any, disclosed in Schedule 3.6 of the Seller Disclosure Letter or that are otherwise required to consummate the transactions contemplated hereby shall have expired, been terminated, been made or been obtained.

B-5

(c) Litigation. There shall not be any pending Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing.

(d) Merger Agreement Closing. The transactions contemplated by the Merger Agreement shall have been consummated in accordance with the terms thereof simultaneously with the Closing hereunder (or immediately after the Closing hereunder, with the Closing hereunder being contingent upon such consummation).

(e) Exchange Agreement Closings. The transactions contemplated by the Exchange Agreements shall have been consummated in accordance with the terms thereof prior to the Closing hereunder.

2.3. Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated under this Agreement are subject to the satisfaction or waiver by Seller, on or prior to the Closing Date, of each of the following conditions:

(a) Performance. All of the covenants, obligations and agreements of Buyer to be performed or complied with at or prior to the Closing pursuant to this Agreement shall have been duly performed or complied with in all material respects at or prior to the Closing.

(b) Representations and Warranties. The representations and warranties of Buyer contained in ARTICLE IV of this Agreement, without giving effect to any “material”, “materially”, “material adverse effect” or “Material Adverse Effect” qualification contained in such representations and warranties shall be true and correct in all material respects as of the date hereof and as of the Closing Date (except to the extent such representations and warranties specifically related to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

(c) Closing Deliveries. Buyer shall have delivered or caused to be delivered to Seller the items set forth in Section 2.6.

(d) Buyer Charter and Bylaws Amendment. Buyer shall have amended and restated its certificate of incorporation in substantially the form attached as Exhibit B hereto (the “Buyer Charter Amendment”) and its bylaws in substantially the form attached as Exhibit C hereto (the “Buyer Bylaw Amendment”).

(e) Buyer Preferred Stock Certificate of Designations. The board of directors of Buyer shall have adopted and filed with the Secretary of State of the State of Delaware a Certificate of Designations of Series A Preferred Stock of Buyer in substantially the form attached as Exhibit D hereto (the “Buyer Preferred Stock CoD”).

(f) Make Whole Letter. Each Make Whole Letter shall be in full force and effect as of the Closing.

(g) Seller Stockholder Approval. The Seller Stockholder Approval shall have been duly obtained.

2.4. Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated under this Agreement are subject to the satisfaction or waiver by Buyer, on or prior to the Closing Date, of each of the following conditions:

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(a) Performance. All of the covenants, obligations and agreements covenants of Seller to be performed or complied with at or prior to the Closing pursuant to this Agreement shall have been duly performed or complied with in all material respects at or prior to the Closing.

(b) Representations and Warranties. The representations and warranties of Seller contained in ARTICLE III of this Agreement, without giving effect to any “material,” “materially,” “material adverse effect” or “Material Adverse Effect” qualification contained in such representations and warranties, shall be true and correct in each case as of the date hereof and as of the Closing Date (except to the extent such representations and warranties specifically related to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

(c) Closing Deliveries. Seller shall have delivered or caused to be delivered to Buyer the items set forth in Section 2.5.

(d) Material Adverse Effect. Since the date hereof, there shall not have occurred any Material Adverse Effect.

(e) Seller Stockholder Approval. The Seller Stockholder Approval shall have been duly obtained.

(f) Reorganization. The Reorganization shall have been completed and be in form and substance reasonably acceptable to Buyer.

(g) Seller Preferred Stock Certificate of Designations. The holders of Seller’s 9.00% Series A Cumulative Preferred Stock, par value $0.01 per share (the “Seller Series A Preferred Stock”), shall have approved, and Seller shall have filed with the Secretary of State of the State of Delaware, a Second Amended and Restated Certificate of Designation of Rights and Preferences of 9.00% Series A Cumulative Preferred Stock of Seller in substantially the form attached as Exhibit E hereto (the “Seller Amended Preferred Stock CoD”).

2.5. Closing Deliveries by Seller. At or prior to the Closing, Seller will deliver or cause to be delivered to Buyer the following, each in form and substance reasonably acceptable to Buyer:

(a) original stock certificates representing all of the Purchased Shares, with a duly executed stock power, or powers of attorney duly executed and in a form reasonably acceptable to Buyer necessary to transfer the Purchased Shares to Buyer on the books and records of the Company;

(b) the books and records of the Ameri Companies;

(c) a good standing certificate for each Ameri Company certified as of a date no later than thirty (30) days prior to the Closing Date from the proper Governmental Authority in its jurisdiction of organization and each other jurisdiction in which such each Ameri Company is qualified to do business as a foreign entity as of the Closing;

(d) a certificate from Seller’s secretary certifying to (A) copies of Seller’s Governing Documents as in effect as of the Closing, (B) the resolutions of the Seller Board authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which Seller is a party or by which it is bound, the transfer of the Purchased Shares from Seller to Buyer, and the consummation of each of the transactions contemplated hereby and thereby, and (C) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which Seller is or is required to be a party or by which Seller is or is required to be bound;

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(e) resignations effective immediately upon the Closing of any directors and officers of the Ameri Companies in their capacities as directors and/or officers, as requested by Buyer;

(f) suitable documentation to add any additional employees of Buyer or its Affiliates as signatories to the Bank Accounts of the Ameri Companies set forth on Schedule 3.24, as prescribed by Buyer;

(g) evidence reasonably acceptable to Buyer that the transactions contemplated by the Merger Agreement and the Exchange Agreements have been consummated in accordance with their terms; and

(h) such other documents, instruments and agreements as Buyer may reasonably request, which shall be in form and substance satisfactory to Buyer.

2.6. Closing Deliveries by Buyer. At or prior to the Closing, Buyer will deliver or cause to be delivered to Seller the following, each in form and substance reasonably acceptable to Seller:

(a) evidence reasonably satisfactory to the Seller that the Buyer Preferred Stock to be delivered at the Closing has been duly issued to Seller and that Seller is reflected as the owner thereof on the books and record of Buyer;

(b) a good standing certificate for the Buyer certified as of a date no later than thirty (30) days prior to the Closing Date from the proper Governmental Authority in its jurisdiction of organization; and

(c) a certificate from Buyer’s secretary certifying to (A) copies of Buyer’s Governing Documents as in effect as of the Closing, (B) the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which Buyer is a party or by which it is bound, the acquisition of the Purchased Shares by Buyer from Seller, and the consummation of each of the transactions contemplated hereby and thereby, and (C) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which Buyer is or is required to be a party or by which Seller is or is required to be bound.

2.7. Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this ARTICLE II to be satisfied if such failure was caused by the failure of such Party or its Affiliates to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this ARTICLE III, and the information in the Seller Disclosure Letter, are true and correct as of the date of this Agreement and as of the Closing Date, except as disclosed by Seller in (i) the disclosure letter (the “Seller Disclosure Letter”) delivered by Seller to Buyer concurrently with the execution of this Agreement, which Seller Disclosure Letter identifies items of disclosure by reference to a particular section or subsection of this Agreement (it being understood and agreed that any information set forth in one section or subsection of the Seller Disclosure Letter also shall be deemed to apply to each other section and subsection of this Agreement to which its applicability is reasonably apparent from the text of the disclosure), or (ii) the SEC Reports that were available at least one Business Day prior to the date hereof on the SEC’s website through EDGAR (other than disclosures in the “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” sections of such reports and other disclosures that are generally cautionary, predictive or forward-looking in nature).

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3.1. Organization and Qualification. Each Ameri Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized and has full power and authority to own the assets owned by it and conduct its business as and where it is being conducted by it. Each Ameri Company is duly licensed or qualified to do business, and is in good standing as a foreign entity, in all jurisdictions in which its assets or the operation of its business makes such licensing or qualification necessary, all of which jurisdictions are listed on Schedule 3.1 of the Seller Disclosure Letter. Each Ameri Company has all requisite power and authority to own, lease or use, as the case may be, its properties and business. During the past five (5) years, no Ameri Company has been known by or used any corporate, fictitious or other name in the conduct of its business or in connection with the use or operation of its assets. Schedule 3.1 of the Seller Disclosure Letter lists all current directors and officers of each Ameri Company, showing each such Person’s name and positions.

3.2. Authorization and Binding Effect; Corporate Documentation. Subject to obtaining the Seller Stockholder Approval, Seller has full power and authority to enter into this Agreement and the Ancillary Documents to which it is or is required to be a party and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The Seller has received the Special Committee Approval and the Seller Board Approval, and the Special Committee has made the Special Committee Recommendation and the Seller Board has made the Seller Board Recommendation. Subject to obtaining the Seller Stockholder Approval, the execution and delivery of this Agreement and the Ancillary Documents to which Seller is or is required to be a party, the performance by Seller of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Seller. Each of this Agreement and each Ancillary Document to which Seller is or is required to be a party has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as the enforceability thereof may be limited by the Enforceability Exceptions. The copies of the Governing Documents of each Ameri Company, as amended to date, copies of which have heretofore been delivered to Buyer, are true, complete and correct copies of the Governing Documents of such Ameri Company, as amended through and in effect on the date hereof. The minute books and records of the proceedings of each Ameri Company, copies of which have been delivered to Buyer, are true, correct and complete in all material respects.

3.3. Title to the Purchased Shares. Seller owns good, valid and marketable title to the Purchased Shares, free and clear of any and all Liens, and upon delivery of the Purchased Shares to Buyer on the Closing Date in accordance with this Agreement, the entire legal and beneficial interest in the Purchased Shares and good, valid and marketable title to the Purchased Shares, free and clear of all Liens (other than those imposed by applicable securities Laws or those incurred by Buyer), will pass to Buyer.

3.4. Capitalization. Prior to giving effect to the transactions contemplated by this Agreement, Seller is the legal, beneficial and record owner of all of the issued and outstanding equity interests of the Company, with Seller owning the equity interests in the Company set forth on Schedule 3.4 of the Seller Disclosure Letter. The Purchased Shares to be delivered by Seller to Buyer constitute all of the issued and outstanding equity interests of the Company. All of the issued and outstanding equity interests of the Company (i) have been duly and validly issued, (ii) are fully paid and non-assessable (to the extent applicable) and (iii) were not issued in violation of any preemptive rights or rights of first refusal or first offer. There are no issued or outstanding options, warrants or other rights to subscribe for or purchase any equity interests of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any equity securities of the Company, or preemptive rights or rights of first refusal or first offer with respect to the equity securities of the Company, nor are there any Contracts, commitments, understandings, arrangements or restrictions to which Seller is a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company, nor are there any voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the equity securities of the Company. All of the equity securities of the Company have been granted, offered, sold and issued in compliance with all applicable corporate and securities Laws.

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3.5. Subsidiaries. Schedule 3.5 of the Seller Disclosure Letter sets forth the name of each Subsidiary of Seller, and with respect to each such Subsidiary (a) its jurisdiction of organization, (b) its authorized capital stock or other equity interests (if applicable), (c) the number of issued and outstanding shares of capital stock or other equity interests and the record holders and beneficial owners thereof and (d) its Tax election to be treated as a corporate or a disregarded entity under the Code and any state or applicable non-U.S. Tax laws, if any. All of the outstanding equity securities of each Subsidiary of Seller are duly authorized and validly issued, were offered, sold and delivered in compliance with all applicable Laws governing the issuance of securities and are fully paid and non-assessable. All of the outstanding equity securities of each Subsidiary of Seller are owned, (i) as of the date of this Agreement, by one or more of Seller or its Subsidiaries, and (ii) as of the Closing, upon the consummation of the Reorganization, by one or more of the Company or its Subsidiaries, in each case of clauses (i) and (ii) free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Governing Documents and applicable securities Laws). There are no Contracts to which the Seller or any Ameri Company or any of their respective Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Ameri Company other than the Governing Documents of such Ameri Company. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Ameri Company is a party or which are binding upon any Ameri Company providing for the issuance or redemption of any equity interests of any Ameri Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Ameri Company. No Ameri Company owns or has any rights to acquire, directly or indirectly, any capital stock or other equity interests of any Person. No Ameri Company is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of any Ameri Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

3.6. Non-Contravention. Neither the execution, delivery and performance of this Agreement or any Ancillary Documents by Seller, nor the consummation of the transactions contemplated hereby or thereby, will (a) violate or conflict with, any provision of the Governing Documents of any Ameri Company, (b) violate or conflict with any Law or Order to which any Ameri Company or Seller, their respective assets or the Purchased Shares are bound or subject, (c) with or without giving notice or the lapse of time or both, breach or conflict with, constitute or create a default under, or give rise to any right of termination, cancellation or acceleration of any obligation or result in a loss of a material benefit under, or give rise to any obligation of any Ameri Company or Seller to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, any of the terms, conditions or provisions of any Contract, agreement, or other commitment to which Seller or any Ameri Company is a party or by which Seller or any Ameri Company, their respective assets or the Purchased Shares may be bound, (d) result in the imposition of a Lien (other than a Permitted Lien) on any Purchased Shares or any assets of any Ameri Company or (e) require any filing with, or Permit, consent or approval of, or the giving of any notice to, any Governmental Authority or other Person.

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3.7. SEC Filings and Financial Statements.

(a) Seller has timely filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by Seller with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto. Except to the extent available on the SEC’s website through EDGAR, Seller has delivered to Buyer copies in the form filed with the SEC of all of the following: (i) Seller’s annual reports on Form 10-K for each fiscal year of Seller beginning with the first year Seller was required to file such a form, (ii) Seller’s quarterly reports on Form 10-Q for each fiscal quarter that Seller filed such reports to disclose its quarterly financial results in each of the fiscal years of Seller referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by Seller with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i) and (ii) above and this clause (iii), whether or not available through EDGAR, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to Seller or the SEC Reports. As of the date hereof, (i) none of the SEC Reports is the subject of ongoing SEC review or outstanding SEC comments and (ii) neither the SEC nor any other Governmental Authority is conducting any investigation or review of any SEC Report. The Public Certifications are each true as of their respective dates of filing. As used in this Section 3.7, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The consolidated financial statements and notes of Seller contained or incorporated by reference in the SEC Reports (the “Seller Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of Seller at the respective dates of and, for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c) Seller has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. Seller’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by Seller in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Seller’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Seller’s management has completed an assessment of the effectiveness of Seller’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable SEC Report, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on Seller’s management’s most recently completed evaluation of Seller’s internal control over financial reporting, (i) Seller had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect Seller’s ability to record, process, summarize and report financial information and (ii) Seller does not have knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Seller’s internal control over financial reporting.

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(d) Except as and to the extent reflected or reserved against in the Seller Financials, Seller has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the Seller Financials, other than Liabilities incurred in the Ordinary Course of Business since the date of the last Seller Financials.

3.8. Absence of Liabilities.

(a) Neither Seller nor any Ameri Company has any Liabilities except (a) Liabilities that are accrued and reflected in the Seller Financials as of December 31, 2018, (b) Liabilities that are listed on Schedule 3.8 of the Seller Disclosure Letter or in the SEC Reports, (c) immaterial Liabilities that have arisen in the Ordinary Course of Business (other than liabilities for breach of any Contract or violation of any Law) since December 31, 2018 and (d) obligations to be performed after the date hereof under any Contracts which are disclosed in the Seller Disclosure Letter or in the SEC Reports.

(b) The Ameri Companies have no outstanding Indebtedness. Seller shall be responsible for all Transaction Expenses incurred by Seller and the Ameri Companies in connection with the transactions contemplated under this Agreement, and the Ameri Companies shall have no liability for any Transaction Expenses. Seller and the Ameri Companies have not incurred any liability or obligation for any Transaction Bonus (including any liability for any Taxes associated therewith) except as set forth in Section 3.8(b) of the Seller Disclosure Letter, which identifies each party entitled to receive a Transaction Bonus, the amount thereof and any liability for Taxes associated therewith. Prior to the Closing, Seller shall pay or shall have caused each Ameri Company to pay and satisfy in full all liabilities and obligations arising out of or related to each Transaction Bonus, if any, including any liability for Taxes associated therewith.

3.9. Absence of Certain Changes. Since December 31, 2018: (a) each Ameri Company has conducted its business only in the Ordinary Course of Business, and (b) there has not been any change in or development with respect to such Ameri Company’s business, operations, condition (financial or otherwise), results of operations, prospects, assets or Liabilities, except for changes and developments which have not had, and are not likely to have to have a Material Adverse Effect. Without limiting the foregoing, since December 31, 2018, no Ameri Company has: (i) suffered any loss, damage, destruction or other casualty in excess of $100,000 in the aggregate, whether or not covered by insurance; (ii) incurred, assumed or become subject to, whether directly or by way of guarantee or otherwise, any Liability in excess of $500,000 except for trade or business obligations incurred in the Ordinary Course of Business in connection with the purchase of goods and services; (iii) sold, transferred, leased or otherwise disposed of any material assets (other than in the Ordinary Course of Business) or permitted or allowed any of its material assets to be subject to any Lien (other than the Permitted Liens); (iv) instituted, settled or agreed to settle any Action before any Governmental Authority; (v) entered into or terminated any material transaction or Contract other than in the Ordinary Course of Business; (vi) instituted any increase in the compensation payable to any of their employees or under any Benefit Plan other than in the Ordinary Course of Business, or as otherwise required by law or Contract, or adopted any new Benefit Plans; (vii) made any capital expenditure or commitment therefore for additions to its property, facilities or equipment outside of the Ordinary Course of Business; (viii) made any change in any method of its accounting or accounting practices or any change in its depreciation or amortization policies or rates theretofore adopted or revalued any of its assets; or (ix) agreed or committed, whether in writing or otherwise, to take any action described in this Section 3.9.

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3.10. Title to and Sufficiency of Assets. Each Ameri Company has good and marketable title to all of its assets, free and clear of all Liens other than Permitted Liens. The assets of each Ameri Company constitute all of the material assets, rights and properties that are used in the operation of such Ameri Company’s business as it is now conducted and presently proposed to be conducted or that are used or held by such Ameri Company for use in the operation of such Ameri Company’s business, and taken together, are adequate and sufficient for the operation of such Ameri Company’s business as currently conducted and as presently proposed to be conducted. Immediately following the Closing, all of the assets of each Ameri Company will be owned, leased or available for use by such Ameri Company on terms and conditions substantially identical to those under which, immediately prior to the Closing, such Ameri Company owns, leases, uses or holds available for use such assets.

3.11. Personal Property. All items of Personal Property of each Ameri Company are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in such Ameri Company’s business. Schedule 3.11 of the Seller Disclosure Letter contains an accurate and complete list and description of leases in respect of the Personal Property (collectively, the “Personal Property Leases”). The Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. With respect to the Personal Property Leases, there are no existing defaults under the applicable lease by any Ameri Company or, to the Knowledge of Seller, any other party thereto, and no event of default on the part of any Ameri Company or, to the Knowledge of Seller, on the part of any other party thereto has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder. Seller has delivered to Buyer true and correct copies of the Personal Property Leases (along with any amendments thereto).

3.12. Real Property. The SEC Reports contain a complete and accurate list of all premises leased or subleased or otherwise used or occupied by each Ameri Company (the “Leased Premises”), and of all leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof (collectively, the “Leases”), as well as the current annual rent and term under each Lease. Seller has provided to Buyer a true and complete copy of each of the Leases, and in the case of any oral Lease, a written summary of the material terms of such Lease. Subject to the Enforceability Exceptions, the Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. No event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of any Ameri Company under any Lease. To the Knowledge of Seller, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default by any other party under any Lease, and no Ameri Company has received notice of any such condition. No Ameri Company has waived any rights under any Lease which would be in effect at or after the Closing. The Ameri Companies are in quiet possession of the Leased Premises. All leasehold improvements and fixtures located on the Leased Premises are (i) to the Knowledge of Seller, structurally sound with no material defects, (ii) in good operating condition and repair, subject to ordinary wear and tear, (iii) not in need of maintenance or repair except for ordinary routine maintenance and repair, (iv) in conformity in all material respects with all applicable Laws relating thereto currently in effect and (v) are located entirely on the Leased Premises. No Ameri Company has ever owned any real property or any interest in real property (other than the leasehold interests in the Leases).

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3.13. Intellectual Property.

(a) Schedule 3.13(a) of the Seller Disclosure Letter sets forth a true and complete list of: (i) all registrations of Intellectual Property (and applications therefor) owned by an Ameri Company or otherwise used or held for use by an Ameri Company in which an Ameri Company is the owner or applicant, specifying as to each item, as applicable: (A) the title, (B) the owner, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and the status of each such registration or application, and (D) the issuance, registration or application numbers and dates; and (ii) all unregistered material Intellectual Property that is owned by an Ameri Company (clauses (i) and (ii), collectively, “Owned IP”). All registered Owned IP has been duly registered with, filed in, issued by or applied for with, as the case may be, the United States Patent and Trademark Office or such other appropriate filing offices, domestic or foreign, and all such registrations, filings, issuances, applications and other actions remain valid, in full force and effect, and are current, not abandoned and not expired along with all applicable maintenance fees having been paid, in each case, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Schedule 3.13(b) of the Seller Disclosure Letter sets forth a true and complete list of all material Software developed in whole or in part by or on behalf of an Ameri Company (collectively, “Company Software”). Except for “shrink wrapped” or “off-the-shelf” software that is generally available to the public for use for a license of $50,000 or less (“Shrink Wrapped Software”), the Company Software is the only computer software that is used or held for use by or otherwise material to any Ameri Company’s businesses.

(c) Schedule 3.13(c) of the Seller Disclosure Letter sets forth a true and complete list of all licenses, sublicenses and other agreements pertaining to Intellectual Property and Company Software to which an Ameri Company is a party or bound (other than Shrink Wrapped Software) (collectively, “Licensed IP”).

(d) Each Ameri Company’s ownership and use in the Ordinary Course of Business of the Owned IP, Company Software and, to the Knowledge of Seller, Licensed IP do not infringe upon or misappropriate the valid Intellectual Property rights of any third party. Each Ameri Company is the owner of the entire and unencumbered right, title and interest in and to each item of Owned IP and Company Software, and the Ameri Companies are entitled to use, and are using in their respective businesses, the Owned IP, Company Software and Licensed IP in the Ordinary Course of Business, in each case, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e) The Owned IP, Company Software and the Licensed IP include all of the material Intellectual Property used in the ordinary day-to-day conduct of each Ameri Company’s business except for Shrink Wrapped Software, and there are no other items of Intellectual Property that are material to such ordinary day-to-day conduct of business.

(f) No Actions have been asserted against any Ameri Company and are not disposed of, or are pending or, to the Knowledge of Seller, threatened against any Ameri Company: (i) alleging that an Ameri Company’s products or services provided by an Ameri Company infringe upon or misappropriate any Intellectual Property right of any third party; (ii) challenging an Ameri Company’s ownership of the Owned IP, Company Software or use of any Licensed IP; or (iii) challenging the validity of the Owned IP, Company Software or Licensed IP. To the Knowledge of Seller, no Person is engaged in any activity that infringes upon the Owned IP, the Licensed IP or Company Software. Except as disclosed in Schedule 3.13(f) of the Seller Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Owned IP, Licensed IP or Company Software.

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(g) Seller has delivered to Buyer correct and complete copies of all Contracts concerning Licensed IP scheduled in Schedule 3.13(c) of the Seller Disclosure Letter. With respect to each such Contract, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) no Ameri Company has (A) received any written notice of termination or cancellation under such Contract, (B) received any written notice of a breach or default under such Contract, which breach has not been cured, or (C) granted to any other third party any rights, adverse or otherwise, under such Contract that would constitute a breach of such Contract; and (ii) no Ameri Company nor, to the Knowledge of Seller, any other party to such Contract is in breach or default in any material respect under such Contract and, no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under such Contract.

(h) Each Ameri Company has the right to use all Software development tools, processing tools, library functions, compilers and other third party Software, source code, object code and documentation that is material to such Ameri Company’s business or that is required to operate or modify the Company Software. No Ameri Company has embedded any Software code in the Company Software or the Licensed IP that: (i) contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software, shareware (e.g., Linux), or similar licensing or distribution models; and (ii) is subject to any agreement with terms requiring that such software code be disclosed, distributed or licensed for the purpose of making derivative works, and/or redistributable.

(i) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) there has been no misappropriation of any Trade Secrets or other material confidential Intellectual Property of any Ameri Company, to the Knowledge of Seller, by any other Person; and (ii) no current or former employee, independent contractor or agent of an Ameri Company is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement, work-for-hire agreement, non-compete obligation or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property. All Owned IP and Company Software was developed under a valid assignment of invention agreement, work-for-hire agreement or similar Contract.

(j) Except in each case as would not have a Material Adverse Effect, each Ameri Company’s collection, storage, use and dissemination of personally identifiable information in connection with its businesses has been conducted in accordance with all applicable Laws relating to privacy, data security and data protection that are binding on such Ameri Company and all applicable privacy policies adopted by or on behalf of such Ameri Company.

3.14. Compliance with Laws. Each Ameri Company is in compliance with, and has complied, in all material respects with all Laws and Orders applicable to such Ameri Company, its assets, employees or business or the Purchased Shares. None of the operation, activity, conduct and transactions of any Ameri Company or the ownership, operation, use or possession of its assets or the employment of its employees materially violates, or with or without the giving of notice or passage of time, or both, will materially violate, conflict with or result in a material default, right to accelerate or loss of rights under, any terms or provisions of any Lien, Contract or any Law or Order to which any Ameri Company is a party or by which any Ameri Company or its assets, business or employees or the Purchased Shares may be bound or affected. Neither Seller nor any Ameri Company has received any written or, to the Knowledge of Seller, oral notice of any actual or alleged violation of or non-compliance with applicable Laws by an Ameri Company.

3.15. Permits. Each Ameri Company owns or possesses all right, title and interest in all Permits required to own its assets and conduct its business as now being conducted and as presently proposed to be conducted, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All material Permits of each Ameri Company are listed on Schedule 3.15 of the Seller Disclosure Letter and are valid and in full force and effect, and Ameri Companies are in compliance in all material respects with the terms and conditions of all Permits. No loss, revocation, cancellation, suspension, termination or expiration of any Permit is pending or, to the Knowledge of Seller, threatened from an authorized representative of a Governmental Agency other than expiration or termination in accordance with the terms thereof. No Ameri Company has received any written or, to the Knowledge of Seller, oral notice from any Governmental Authority of any actual or alleged violation or non-compliance regarding any such Permit.

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3.16. Litigation. There is no (a) Action of any nature pending or, to the Knowledge of Seller, threatened, nor is there any reasonable basis for any Action to be made, or (b) Order now pending or previously rendered by a Governmental Authority, in either case of clauses (a) or (b), by or against any Ameri Company, any of their respective current or former directors, officers or equity holders (provided, that any such litigation involving the directors, officers or equity holders of an Ameri Company must be related to such Ameri Company’s business or assets or the Purchased Shares), business or assets or the Purchased Shares. The Actions listed on Schedule 3.16 of the Seller Disclosure Letter, (i) are fully covered (subject to deductibles) under the insurance policies of the Ameri Companies and (ii) if finally determined adverse to any Ameri Company, will not have, either individually or in the aggregate, a Material Adverse Effect. During the past five (5) years, no Ameri Company’s current or former officers, senior management or directors have been convicted of any felony or any crime involving fraud. No Ameri Company has any material Action pending against any other Person.

3.17. Contracts.

(a) Schedule 3.17(a) of the Seller Disclosure Letter contains a complete, current and correct list of all of the following types of Contracts (including oral Contracts) to which an Ameri Company is a party, by which any of its properties or assets are bound, or under which an Ameri Company otherwise has material obligations, with each such responsive Contract identified by each corresponding category (i) – (ix) below: (i) any Contract with any Top Customer or Top Supplier; (ii) any Contract or group of related Contracts which involve expenditures or receipts by the Ameri Companies that require payments or yield receipts of more than $100,000 in any twelve (12) month period or more than $100,000 in the aggregate; (iii) any power of attorney; (iv) any partnership, joint venture, profit-sharing or similar agreement entered into with any Person; (v) all Contracts relating to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business, its equity securities or its material assets or the sale of an Ameri Company, its business, its equity securities or its material assets (other than in the Ordinary Course of Business); (vi) any loan agreement, agreement of indebtedness, credit, note, security agreement, guarantee, mortgage, indenture or other document relating to Indebtedness, borrowing of money or extension of credit by or to an Ameri Company in excess of $100,000; (vii) any material settlement agreement entered into within three (3) years prior to the date of this Agreement or under which an Ameri Company has outstanding obligations (other than customary obligations of confidentiality); (viii) any Contract granting, licensing, sublicensing or otherwise transferring any Intellectual Property of an Ameri Company other than licenses of an Ameri Company’s Intellectual Property included in such Ameri Company’s form customer agreements entered into in the Ordinary Course of Business; or (ix) any agreement entered into outside the Ordinary Course of Business and presently in effect, involving payment to or obligations of in excess of $100,000 or otherwise material to an Ameri Company, not otherwise described in this Section 3.17(a).

(b) Except as set forth on Schedule 3.17(b) of the Seller Disclosure Letter, no Ameri Company is a party to or bound by any Contract containing any covenant (i) limiting in any respect the right of any Ameri Company or its Affiliates to engage in any line of business, to make use of any of its Intellectual Property or compete with any Person in any line of business or in any geographic region, (ii) imposing non-solicitation restrictions on any Ameri Company or its Affiliates, (iii) granting to the other party any exclusivity or similar provisions or rights, including any covenant by an Ameri Company that includes an organizational conflict of interest prohibition, restriction, representation, warranty or notice provision or any other restriction on future contracting, (iv) providing “most favored customers” or other preferential pricing terms for the services of any Ameri Company or its Affiliates, or (v) otherwise limiting or restricting the right of an Ameri Company to sell or distribute any Intellectual Property of any Ameri Company or to purchase or otherwise obtain any software or Intellectual Property license.

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(c) All of the Contracts to which any Ameri Company is a party, by which any of its properties or assets are bound, or under which any Ameri Company otherwise has material obligations are in full force and effect, and are valid, binding, and enforceable in accordance with their terms, subject to performance by the other party or parties to such Contract, except as the enforceability thereof may be limited by the Enforceability Exceptions. There exists no breach, default or violation on the part of an Ameri Company or, to the Knowledge of Seller, on the part of any other party to any such Contract nor has any Ameri Company received written or, to the Knowledge of Seller, oral notice of any breach, default or violation. No Ameri Company has received notice of an intention by any party to any such Contract that provides for a continuing obligation by any party thereto on the date hereof to terminate such Contract or amend the terms thereof, other than modifications in the Ordinary Course of Business that do not adversely affect any Ameri Company. No Ameri Company has waived any rights under any such Contract. To the Knowledge of Seller, no event has occurred which either entitles, or would, with notice or lapse of time or both, entitle any party to any such Contract to declare breach, default or violation under any such Contract or to accelerate, or which does accelerate, the maturity of any Indebtedness of any Ameri Company under any such Contract.

3.18. Tax Matters. Except as set forth on Schedule 3.18 of the Seller Disclosure Letter: (i) each Ameri Company has timely filed all Tax Returns required to have been filed by it; (ii) all such Tax Returns are accurate and complete in all material respects; (iii) each Ameri Company has paid all Taxes owed by it which were due and payable (whether or not shown on any Tax Return); (iv) the charges, accruals and reserves with respect to Taxes included within the Seller Financials are accurate in all material respects; (v) each Ameri Company has complied with all applicable Laws relating to Tax; (vi) no Ameri Company is currently the beneficiary of any extension of time within which to file any Tax Return; (vii) there is no current Action against any Ameri Company by a Governmental Authority in a jurisdiction where such Ameri Company does not file Tax Returns that such Ameri Company is or may be subject to taxation by that jurisdiction; (viii) there are no pending or ongoing audits or assessments of an Ameri Company’s Tax Returns by a Governmental Authority; (ix) no Ameri Company has requested or received any ruling from, or signed any binding agreement with, any Governmental Authority, that would apply to any Tax periods ending after the Closing Date; (x) there are no Liens on any of the assets of an Ameri Company that arose in connection with any failure (or alleged failure) to pay any Tax; (xi) no unpaid Tax deficiency has been asserted in writing against or with respect to any Ameri Company by any Governmental Authority which Tax remains unpaid; (xii) each Ameri Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due; (xiii) no Ameri Company has granted or is subject to, any waiver of the period of limitations for the assessment of Tax for any currently open taxable period; (xiv) no Ameri Company is a party to any Tax allocation, sharing or indemnity agreement or otherwise has any potential or actual material Liability for the Taxes of another Person, whether by applicable Tax Law, as a transferee or successor or by contract, indemnity or otherwise; (xv) there is no arrangement exists pursuant to which an Ameri Company or Buyer will be required to “gross up” or otherwise compensate any Person because of the imposition of any Tax on a payment to such Person; (xvi) no Ameri Company has taken any action not in accordance with past practice that would have the effect of deferring a measure of Tax from a period (or portion thereof) ending on or before the Closing Date to a period (or portion thereof) beginning after the Closing Date; (xvii) each Ameri Company is materially in compliance with the terms and conditions of any applicable Tax exemptions, Tax agreements or Tax orders of any Taxing Authority to which it may be subject or which it may have claimed, and the transactions contemplated by this Agreement will not have any material and adverse effect on such compliance; (xviii) no written power of attorney which is currently in force has been granted by or with respect to an Ameri Company with respect to any matter relating to Taxes; and (xviii) there has not been any change in Tax accounting method by any Ameri Company and no Ameri Company has received a ruling from, or signed an agreement with, any Taxing Authority that would reasonably be expected to have a material impact on Taxes of any Ameri Company or the equity owners of the Company following the Closing.

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3.19. Environmental Matters. Each Ameri Company has complied in all respects with all applicable Environmental Laws, and no Ameri Company has received notice of any Actions pending or threatened against any Ameri Company or is assets (including the Leased Premises) relating to applicable Environmental Laws, Environmental Permits or Environmental Conditions. No Ameri Company has any environmental audits, environmental assessments, reports, sampling results, correspondence with Governmental Authorities or other environmental documents relating to an Ameri Company’s past or current properties, facilities or operation. There are no Hazardous Materials that are being stored or are otherwise present on, under or about the Leased Premises, or, to the Knowledge of Seller, any real property formerly owned, leased or operated by any Ameri Company. No Ameri Company has disposed of, or arranged to dispose of, Hazardous Materials at a disposal facility in a manner or to a location that has resulted or will result in liability to any Ameri Company under or relating to Environmental Laws. No Ameri Company has assumed, contractually or by operation of Law, any liabilities or obligations under any Environmental Laws. No Ameri Company has operated any above-ground or underground tanks, drum storage areas, disposal sites, or landfills, or created any Environmental Conditions at the Leased Premises. To the Knowledge of Seller, no Ameri Company has released any Hazardous Materials on, under or about any real property constituting or connected with the Leased Premises, that requires investigation or remediation pursuant to Environmental Law or that otherwise is in violation of any requirement of any Environmental Law. Each Ameri Company holds and is in compliance with all Environmental Permits required to conduct its business and operations.

3.20. Employee Benefit Plans.

(a) No Ameri Company nor any ERISA Affiliate has ever sponsored, maintained or contributed to (or had an obligation to contribute to) any Benefit Plan that is subject to ERISA.

(b) Schedule 3.20(b) of the Seller Disclosure Letter sets forth a list of all material Benefit Plans. Seller has made available to Buyer all material documents embodying such Benefit Plans, including each such plan’s text and any modification thereto, funding agreement, trust agreement, actuarial evaluation and, if applicable, financial report for the last available year, and Form 5500 for the last available year.

(c) Except as set forth in Schedule 3.20(c) of the Seller Disclosure Letter, the execution, delivery and performance of this Agreement does not, and the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent event) will not result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current, former or retired employees, officers, consultants, independent contractors, agents or directors of any Ameri Company.

(d) Except as set forth on Schedule 3.20(d) of the Seller Disclosure Letter, no Benefit Plan provides healthcare coverage, life insurance coverage or other welfare benefit coverage to retirees or other terminated employees other than as required by applicable Law, other than any death benefit or disability plan, and other than in connection with severance.

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(e) All contributions, premiums, and other payments (including any special contribution, interest, or penalty) required to be made to, or in respect of, any material Benefit Plan have been made, in all material respects, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued, or otherwise adequately reserved in accordance with GAAP and are reflected in the Seller Financials, in each case in all material respects.

3.21. Employees and Labor Matters.

(a) Schedule 3.21(a) of the Seller Disclosure Letter sets forth a complete and accurate list of all employees of the Ameri Companies as of the Closing Date showing for each as of that date (i) the employee’s name, employer, job title or description, location, and current base salary or hourly pay rate, (ii) any bonus, commission or other remuneration other than salary paid during the calendar year ending December 31, 2019 and during the calendar year 2020 prior to the Closing Date and (iii) any bonus, commission or other remuneration other than salary due and owing to each employee for the calendar year ending December 31, 2020. Except as set forth on Schedule 3.21(a) of the Seller Disclosure Letter, no employee is a party to a written employment agreement or contract with an Ameri Company and each is employed “at will”. Each Ameri Company has paid in full to all employees or properly accrued in accordance with GAAP all wages, salaries, commission, bonuses and other compensation due, in all material respects, including overtime compensation, and there are no severance payments which are or could become payable by an Ameri Company to any employees under the terms of any written or, to the Knowledge of Seller, oral agreement, or commitment or any Law, custom, trade or practice. Each such employee has entered into the applicable Ameri Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with the employing Ameri Company, true and correct copies of which have been provided to Buyer.

(b) Schedule 3.21(b) of the Seller Disclosure Letter contains a list of all independent contractors (including consultants) currently engaged by an Ameri Company, along with the position, date of retention and rate of remuneration for each such Person. All of such independent contractors are a party to a written agreement or contract with the engaging Ameri Company, copies of which have been provided to the Buyer.

(c) No Ameri Company is or has been a party to any collective bargaining agreement or other Contract with any group of employees or any labor organization or other Representative of any of employees of any Ameri Company, and to the Knowledge of Seller, there are and have been no activities or proceedings of any labor union or other party to organize or represent any employees of any Ameri Company. Except as set forth on Schedule 3.21(c) of the Seller Disclosure Letter or as would not be material to an Ameri Company: (i) each Ameri Company is and has been in compliance with all employment Contracts and all applicable Laws and Orders respecting employment and employment practices, terms and conditions of employment and wages and hours, including any Laws respecting employment discrimination and occupational safety and health requirements, and is not and has not been engaged in any unfair labor practice; (ii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the Knowledge of Seller, threatened against or directly affecting any Ameri Company; (iii) no Ameri Company has experienced any work stoppage or other labor difficulty; (iv) no Ameri Company is delinquent in payments to any of their respective employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees; (v) there are no pending or, to the Knowledge of Seller, threatened unfair or discriminatory employment practice charges pending before any Governmental Authority; and (vi) there are no wrongful discharge claims nor any other type of Actions brought by or on behalf of any past or present employees of any Ameri Company pending or, to the Knowledge of Seller, threatened against any Ameri Company, arising out of any employees’ employment with an Ameri Company. Each Ameri Company has complied with all applicable Laws and Orders relating to the payment and withholding of Taxes and statutory deductions and has timely withheld from employee wages and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over for all periods under all such Laws and Orders. No Ameri Company has incurred any Liability under any federal, provincial, state, local or foreign plant closing and severance laws or regulations. There has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act or any similar applicable law with respect to the current or former employees of the Ameri Companies.

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3.22. Insurance. Schedule 3.22 of the Seller Disclosure Letter lists all material insurance policies (by policy number, insurer, location of property insured, annual premium, premium payment dates, expiration date, type (i.e., “claims made” or an “occurrences” policy), amount and scope of coverage) held by an Ameri Company relating to an Ameri Company or the business, assets, properties, directors, officers or employees of an Ameri Company, copies of which have been provided to Buyer. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect as of the Closing and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the Closing. No Ameri Company is in default with respect to its obligations under any insurance policy, nor has any Ameri Company ever been denied insurance coverage for any reason. No Ameri Company has any self-insurance or co-insurance programs. In the three (3) year period ending on the date hereof, no Ameri Company has received any written or, to the Knowledge of Seller, oral notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the Ordinary Course of Business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy. No Ameri Company has made any claim against an insurance policy as to which the insurer is denying coverage. Schedule 3.22 of the Seller Disclosure Letter identifies each individual insurance claim made by an Ameri Company since January 1, 2018. Each Ameri Company has reported to its insurers all Actions and pending circumstances that would reasonably be expected to result in an Action, except where such failure to report such an Action would not be reasonably likely to be material to any Ameri Company. To the Knowledge of Seller, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim.

3.23. Fairness Opinion. The Seller Board has received the written opinion of Gemini Partners, dated as of the date of this Agreement, a true and correct copy of which has been provided to Buyer (solely for informational purposes).

3.24. Bank Accounts. Schedule 3.24 of the Seller Disclosure Letter lists the names and locations of all banks and other financial institutions with which an Ameri Company maintains an account (or at which an account is maintained to which an Ameri Company has access as to which deposits are made on behalf of an Ameri Company) (each, a “Bank Account”), in each case listing the type of Bank Account, the Bank Account number therefor, and the names of all Persons authorized to draw thereupon or have access thereto and lists the locations of all safe deposit boxes used by an Ameri Company. All cash in such Bank Accounts is held on demand deposit and is not subject to any restriction or limitation as to withdrawal.

3.25. Suppliers and Customers. Schedule 3.25 of the Seller Disclosure Letter lists for each of (i) the fiscal year ended December 31, 2018 and (ii) the period from January 1, 2019 through September 30, 2019, the ten (10) largest suppliers of goods or services by dollar volume paid (the “Top Suppliers”) and the ten (10) largest customers of the Ameri Companies by dollar volume received (the “Top Customers”). The relationships of the Ameri Companies with such suppliers and customers are good commercial working relationships and (i) no Top Supplier or Top Customer within the last twelve (12) months has threatened to cancel or otherwise terminate, or, to the Knowledge of Seller, intends to cancel or otherwise terminate, any relationships of such Person with any Ameri Company, (ii) no Top Supplier or Top Customer has during the last twelve (12) months decreased materially or, to the Knowledge of Seller, (A) threatened to stop, decrease or limit materially, (B) intends to modify materially its relationships with any Ameri Company or (C) intends to stop, decrease or limit materially its products or services to any Ameri Company or its usage or purchase of the products or services of any Ameri Company, (iii) to the Knowledge of Seller, no Top Supplier or Top Customer intends to refuse to pay any amount due to any Ameri Company or seek to exercise any remedy against any Ameri Company, and (iv) no Ameri Company has within the past year been engaged in any material dispute with any Top Supplier or Top Customer.

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3.26. No Brokers. Neither Seller, any Ameri Company, nor any of their respective Representatives on their behalf, has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders’ fees or similar fees in connection with the transactions contemplated by this Agreement.

3.27. Investment Representations.

(a) Seller: (i) is an “accredited investor” as defined in Rule 501(a) of Regulation D as promulgated by the SEC under the Securities Act; (ii) is acquiring the Buyer Preferred Stock hereunder for itself for investment purposes only, and not with a view towards any resale or distribution thereof, other than a distribution to the existing holders of Seller’s outstanding preferred stock (the “Seller Distribution”), which such Seller Distribution shall be done in compliance with all applicable securities laws and for which Seller will obtain similar representations from such holders to those set forth in this Section 3.27; (iii) has been advised and understands that the Buyer Preferred Stock and any shares of common stock of Buyer issuable upon conversion thereof (together, the “Buyer Shares”) (x) are being sold in reliance upon one or more exemptions from the registration requirements of the Securities Act and any applicable state securities Laws, and (y) have not been and shall not be registered under the Securities Act or any applicable state securities Laws and, therefore, must be held indefinitely and cannot be resold unless the Buyer Shares are registered under the Securities Act and all applicable state securities Laws, unless exemptions from registration are available; (iv) is aware that an investment in Buyer is a speculative investment that has limited liquidity and is subject to the risk of complete loss; and (v) has not seen, received, been presented with, or been solicited by any leaflet, public promotional meeting, newspaper or magazine article or advertisement, radio or television advertisement relating to Buyer. Seller fully understands and agrees that it must bear the economic risk of its acquisition of the Buyer Shares for an indefinite period of time because, among other reasons, (A) there is no established market for any of the Buyer Shares and (B) the Buyer Shares cannot be readily resold, pledged, assigned or otherwise disposed of to the extent registration under the Securities Act and under applicable state securities Laws is required or unless an exemption from such registration is available. Seller acknowledges that Buyer is under no obligation hereunder to register any Buyer Shares under the Securities Act.

(b) By reason of Seller’s business or financial experience, or by reason of the business or financial experience of Seller’s “purchaser representatives” (as that term is defined in Rule 501(h) under the Securities Act), Seller is capable of evaluating the risks and merits of an investment in Buyer and of protecting its interests in connection with this investment. Seller has carefully read and understands all materials provided by Buyer to Seller pertaining to an investment in Buyer through the acquisition of the Buyer Preferred Stock, including the Buyer Charter Amendment, the Buyer Bylaw Amendment and the Buyer Preferred Stock CoD, and has consulted, as Seller has deemed advisable, with its own attorneys, accountants or investment advisors with respect to the investment contemplated hereby and its suitability for Seller. Seller understands that no United States federal or state agency or other Governmental Authority has passed on or made recommendations or endorsement of the Buyer Shares or other securities of Buyer or the suitability of the investment in the Buyer Shares or other securities of Buyer nor have such authorities passed upon or endorsed the merits of the offering of the Buyer Shares. Seller has had a reasonable opportunity to ask questions of and receive information and answers from a Person or Persons acting on behalf of Buyer concerning information about Buyer, its business, operations, financial condition, prospects and the offering of the Buyer Shares, and all questions have been answered and all such information has been provided to the full satisfaction of Seller. Seller acknowledges that all documents, records and books pertaining to Seller’s acquisition of the Buyer Shares have been made available for inspection as requested by Seller or its representatives, and Seller has considered all factors Seller deems material in deciding on the advisability of investing in the Buyer Shares. Seller (i) has completed its independent inquiry and has relied fully upon the advice of its own legal counsel, accountant, financial and other advisors in determining the legal, tax, financial and other consequences of this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby and the suitability of this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby for Seller and its particular circumstances, and, except as set forth herein, has not relied upon any representations or advice by Buyer or any of its Representatives and (ii) is able, without impairing its financial condition, to hold the Buyer Shares for an indefinite period and to suffer a complete loss of its investment in Buyer through the Buyer Shares. Seller is not barred or suspended from membership in or barred or suspended from association with a member of any self-regulatory or regulatory securities or futures exchange or agency, and Seller is not otherwise barred from taking a direct or indirect ownership interest in Buyer.

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(c) Seller acknowledges that pursuant to the Buyer Charter Amendment, the Buyer Bylaw Amendment and the Buyer Preferred Stock CoD, the Buyer Shares may be subject to dilution for events not under the control of Seller. Other than the Seller Distribution, Seller does not have any Contract with any Person to sell, transfer, or grant participations to such Person, or to any third Person, with respect to any Buyer Shares.

(d) Seller acknowledges that the Buyer Shares shall bear the following or similar legend:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL FOR THIS ISSUER, IS AVAILABLE.”

3.28. No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement or the Ancillary Documents, Seller make no express or implied representations or warranties, and hereby disclaims any other representations and warranties, whether made orally or in writing, by or on behalf of Seller by any Person.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller the following matters as of the date hereof and as of the Closing Date:

4.1. Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification or license is required, except where the failure to be so qualified or be so licensed would not have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by, and discharge its obligations under, this Agreement and the Ancillary Documents to which Buyer is a party (a “Buyer Material Adverse Effect”).

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4.2. Authorization. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer. This Agreement and each Ancillary Document to which Buyer is a party constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the enforceability thereof may be limited by the Enforceability Exceptions.

4.3. Non-Contravention. Neither the execution and delivery of this Agreement or any Ancillary Document by Buyer, nor the consummation of the transactions contemplated hereby or thereby, will violate or conflict with or (with or without notice or the passage of time or both) constitute a breach or default under (a) any provision of the Governing Documents of Buyer, (b) any Law or Order to which Buyer or any of its business or assets are bound or subject or (c) any Contract or Permit to which Buyer is a party or by which Buyer or any of its properties may be bound or affected, other than, in the cases of clauses (a) through (c), such violations and conflicts which would not reasonably be expected to have a Buyer Material Adverse Effect.

4.4. Buyer Preferred Stock. When issued by Buyer to Seller in accordance with the terms of this Agreement, assuming the accuracy of the representations and warranties of Seller contained in this Agreement and the Ancillary Documents, the Buyer Preferred Stock will be (a) issued free and clear of all Liens except those imposed by applicable securities Laws, and (b) validly and duly issued and fully paid and non-assessable.

4.5. No Brokers. Neither Buyer, nor any Representative of Buyer on its behalf, has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders’ fees or similar fees in connection with the transactions contemplated by this Agreement.

4.6. Litigation. There is no Action pending or, to the Knowledge of Buyer, threatened, nor any Order of any Governmental Authority is outstanding, against or involving Buyer or any of its officers, directors, stockholders, properties, assets or businesses, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to have a Buyer Material Adverse Effect.

4.7. Investment Intent. Buyer is acquiring the Purchased Shares for its own account and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act, and the rules and regulations issued pursuant thereto. Buyer is an “accredited investor” within the meaning of Rule 501 under the Securities Act and was not organized for the specific purpose of acquiring the Purchased Shares. Buyer understands that the Purchased Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

4.8. Operations. Buyer (i) was formed solely for the purpose of engaging in the Transactions, (ii) has, and at the Closing will have, no liabilities or obligations of any nature other than those incurred incident to its formation or pursuant to the negotiation, implementation, consummation or performance of this Agreement, the Ancillary Documents and the Transactions (including any expenses incurred in connection herewith or therewith), and (iii) prior to the Closing, will not have engaged in any other business activities other than those relating to its formation and the Transactions. Buyer’s obligations under this Agreement are only conditioned upon those items expressly set forth in this Agreement and the terms hereof.

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4.9. No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement or the Ancillary Documents, Buyer make no express or implied representations or warranties, and hereby disclaim any other representations and warranties, whether made orally or in writing, by or on behalf of Buyer by any Person.

ARTICLE V

OTHER AGREEMENTS

5.1. Further Assurances. In the event that at any time from the date hereof and after the Closing any further action is reasonably necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, at the sole cost and expense of the requesting party (unless otherwise specified herein or unless such requesting party is entitled to indemnification therefor under ARTICLE VI in which case, the costs and expense will be borne by the Parties as set forth in ARTICLE VI). Seller acknowledges and agrees that from and after the Closing, Buyer will be entitled to possession of, and Seller will provide to Buyer, all documents, books, records (including Tax records), agreements, corporate minute books and financial data of any sort relating to the Ameri Companies. The Parties agree to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper or advisable to consummate, as promptly as reasonably practicable, the Purchase and the other Transactions. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require either Party to waive any provision of this Agreement or to make payments as consideration in order to obtain any third party consents required to consummate the Transactions.

5.2. Confidentiality. Seller will, and will cause its Affiliates and Representatives to: (a) treat and hold in strict confidence any Confidential Information, and will not use for any purpose (except in furtherance of their authorized duties on behalf of Buyer, the Ameri Companies or their respective Affiliates), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Confidential Information without Buyer’s prior written consent; (b) in the event that Seller becomes legally compelled to disclose any Confidential Information, to provide Buyer with prompt written notice of such requirement so that Buyer or an Ameri Company or their respective Affiliates may at its own expense, seek a protective order or other remedy or so that Buyer may waive compliance with this Section 5.2; (c) in the event that such protective order or other remedy is not obtained, or Buyer waives compliance with this Section 5.2, to furnish only that portion of such Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise their commercially reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information; and (d) to promptly furnish to Buyer any and all copies (in whatever form or medium) of all such Confidential Information and to destroy any and all additional copies of such Confidential Information and any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof.

5.3. Publicity. No Party hereto shall, and each shall cause their respective Representatives not to, disclose, make or issue, any statement or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby (including the terms, conditions, status or other facts with respect thereto) to any third parties (other than its Representatives who need to know such information in connection with carrying out or facilitating the transactions contemplated hereby) without the prior written consent of the other parties (such consent not to be unreasonably withheld, delayed or conditioned), except (i) in the case of Seller, as required by applicable Law after conferring with the other Party concerning the timing and content of such required disclosure, and (ii) in the case of Buyer, as may be required of Seller or its Affiliates by applicable Law (including any SEC position) or securities listing or trading requirement.

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5.4. Litigation Support. Following the Closing, in the event that and for so long as any Party is actively contesting or defending against any third party or Governmental Authority Action in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that existing on or prior to the Closing Date involving the Ameri Companies, at the sole expense of such Party, the other Party will (i) reasonably cooperate with the contesting or defending party and its counsel in the contest or defense, (ii) make available its personnel (at the applicable per diem rate for such personnel) at reasonable times and upon reasonable notice and (iii) provide (A) such testimony (at the applicable per diem rate for any person providing such testimony) and (B) access to its non-privileged books and records as may be reasonably requested in connection with the contest or defense, at the sole cost and expense of the contesting or defending party.

5.5. Agreement Regarding Intellectual Property. Seller has already disclosed or will disclose to the Company as of the Closing any and all material Intellectual Property developed by Seller or its Affiliates on behalf of an Ameri Company or relating to the business of an Ameri Company and which is required to be disclosed pursuant to Section 3.13 hereof.

5.6. Release and Covenant Not to Sue. Effective as of the Closing, Seller hereby releases and discharges each Ameri Company from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which Seller now has, has ever had or may hereafter have against such Ameri Company solely in Seller’s capacity as an equity holder of any Ameri Company and arising on or prior to the Closing Date or on account of or arising out of any matter occurring on or prior to the Closing Date, and whether or not relating to claims pending on, or asserted after, the Closing Date. From and after the Closing, Seller hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against an Ameri Company or its Affiliates, based upon any matter purported to be released hereby. Notwithstanding anything herein to the contrary, the releases and restrictions set forth herein shall not apply to any claims Seller may have against any party arising from a breach of or pursuant to the terms and conditions of this Agreement or any Ancillary Document.

5.7. Tax Matters.

(a) Seller will prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Ameri Companies for all periods ending on or prior to the Closing Date which are required to be filed after the Closing Date. Any Tax Returns filed pursuant to this Section 5.7(a) must be consistent with the prior Tax Returns of the Ameri Companies unless otherwise required by applicable Laws. No later than twenty (20) days prior to filing, Seller will deliver to Buyer all such Tax Returns and any related work papers and will permit Buyer to review and comment on each such Tax Return and will make such revisions to such Tax Returns as are reasonably requested by Buyer. Seller will timely pay to the appropriate Taxing Authority any Taxes of the Ameri Companies with respect to such periods.

(b) To the extent that any Tax Returns of the Ameri Companies relate to any Tax periods which begin on or before the Closing Date and end after the Closing Date, Buyer will prepare or cause to be prepared in a manner consistent with the prior Tax Returns of the Ameri Companies unless otherwise required by applicable Laws and file or cause to be filed any such Tax Returns. Buyer will permit the Seller to review and comment on each such Tax Return described in the preceding sentence at least twenty (20) days prior to filing such Tax Returns and will make such revisions to such Tax Returns as are reasonably requested by Seller unless otherwise required by applicable Law.

(c) For purposes of this Agreement, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes but does not end on the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date will (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction (A) the numerator of which is the number of days in the taxable period ending on the Closing Date and (B) the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date will be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations will be made in a manner consistent with GAAP and the prior practice of the applicable Ameri Company unless otherwise required by applicable Law.

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(d) All Tax sharing agreements or similar agreements with respect to or involving any Ameri Company and any Person will be terminated as of the Closing Date and, after the Closing Date, no Ameri Company will be bound thereby or have any Liability thereunder.

(e) Seller will be responsible for any income Taxes payable by it in connection with Seller’s disposition of the Purchased Shares or incurred with respect to the Reorganization. All Taxes imposed in connection with the transfer of the Purchased Shares (“Transfer Taxes”), whether such Transfer Taxes are assessed initially against Buyer, Seller or any of their respective Affiliates, shall be borne and paid by Seller.

5.8. Pre-Closing Management of the Ameri Companies. Seller hereby covenants and agrees with Buyer that during the period from the date hereof to the Closing or the earlier termination of this Agreement in accordance with Section 7.1 (the “Interim Period”), except as otherwise contemplated by this Agreement (including as contemplated by the Reorganization and including the transactions contemplated by the Merger Agreement) or agreed by Buyer, each Ameri Company shall conduct its business in the Ordinary Course of Business and shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed):

(a) liquidate, dissolve or wind-up the business and affairs of any Ameri Company, effect any merger or consolidation, or a merger or consolidation in which an Ameri Company is a constituent party and an Ameri Company issues shares of its capital stock, or any sale, lease, transfer or exclusive license or other disposition, in a single transaction or series of related transactions, by an Ameri Company, of all or substantially all of the assets of such Ameri Company, or consent to any of the foregoing;

(b) amend, alter or repeal any provision of the Certificate of Incorporation, Bylaws, operating agreement or other Governing Document of an Ameri Company;

(c) enter into, extend, modify, terminate or renew any material Contract, except in the Ordinary Course of Business;

(d) issue, sell, deliver, pledge or amend the terms of any Ameri Company’s capital stock, membership interests or other equity securities or issue, sell or deliver any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any of its capital stock, membership interests or other equity securities;

(e) make any redemption, acquisition or purchase, or offer to redeem, acquire or purchase, any shares of an Ameri Company’s capital stock or other equity securities or any rights, warrants or options to acquire any such shares of capital stock or other equity securities of an Ameri Company, except as provided under this Agreement;

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(f) declare or pay any dividends or make any distributions with respect to an Ameri Company’s capital stock or other equity securities;

(g) create, or authorize the creation of, or issue, or authorize the issuance of any debt security or create any lien or security interest (except for purchase money liens or statutory liens of landlords, mechanics, materialmen, workmen, warehousemen and other similar persons arising or incurred in the Ordinary Course of Business) or incur other Indebtedness for borrowed money, including but not limited to obligations and contingent obligations under guarantees, or permit any Ameri Company to take any such action with respect to any debt security lien, security interest or other Indebtedness for borrowed money, if the aggregate Indebtedness of Ameri Companies for borrowed money following such action would exceed $100,000, other than equipment leases, bank lines of credit or trade payables incurred in the Ordinary Course of Business (for the avoidance of doubt, this clause (g) shall not limit the ability of Seller to incur Indebtedness so long as no Ameri Company has any obligations or Liabilities, or is subject to any Liens upon such Ameri Company or its assets or properties, with respect thereto);

(h) make any loans, advances or capital contributions to, or investments in, any other Person, or authorize any new capital expenditures or commitments for capital expenditures exceeding $100,000 in the aggregate for all such expenditures and commitments;

(i) other than in the Ordinary Course of Business, (i) enter into any Contract that if existing on the date hereof would be listed on Schedule 3.17(a) or (ii) terminate, modify, amend or supplement in any material respect any Contract listed on Schedule 3.17(a);

(j) cancel any debts or waive any material claims or rights (including the cancellation, compromise, release or assignment of any Indebtedness owed to, or claims held by, an Ameri Company);

(k) increase, accelerate or provide for additional compensation, benefits (fringe or otherwise) or other rights to any present or former employee, contractor, officer or director of an Ameri Company, other than as specifically provided in this Agreement, in the Ordinary Course of Business, or as otherwise required by law or Contract;

(l) enter into, agree to enter into, establish, agree to establish, grant, agree to grant, or amend or modify any arrangement, plan or agreement to grant or provide, any severance, termination, change of control, deferred compensation, incentive, bonus, retention or other similar benefit or payment to any present or former employee, contractor or director of an Ameri Company;

(m) initiate, compromise or settle any Order or Action, whether civil, criminal, administrative, in law or equity;

(n) increase or decrease the authorized number of directors constituting the board of directors (or equivalent governing body) of any Ameri Company;

(o) split, combine, reclassify or modify, or authorize any split, combination, reclassification or modification of the terms of any capital stock or equity interests of an Ameri Company;

(p) sell, transfer or otherwise dispose of any of its assets not in the Ordinary Course of Business having a sale price exceeding $100,000 in the aggregate;

(q) change the business of an Ameri Company or enter into any business materially different from the business of such Ameri Company;

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(r) take any action that would reasonably be expected to cause any Governmental Authority to institute proceedings for the suspension, revocation, cancellation or adverse modification of any Permits necessary for the Ameri Companies to conduct its business as presently conducted; or

(s) enter into any Contract or commit or agreement (whether or not such Contract, commitment or agreement is legally binding) to take any of the aforementioned actions.

5.9. Acquisition Proposals.

(a) Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 12:01 a.m. New York City time on the thirtieth (30th) calendar day after the date of this Agreement (the “No-Shop Period Start Date”), the Seller and its Representatives shall have the right to (i) initiate, solicit and encourage any inquiry or the making of any proposal or offer that constitutes a Seller Acquisition Proposal, including by providing information (including non-public information and data) regarding, and affording access to the business, properties, assets, books, records and personnel of, the Seller and its Subsidiaries to any Person pursuant to (x) a confidentiality agreement entered into by such Person containing reasonable and customary confidentiality terms protecting the Confidential Information of the Ameri Companies or (y) to the extent applicable, the confidentiality agreement entered into with such Person prior to the date of this Agreement (any such confidentiality agreement, an “Acceptable Confidentiality Agreement”); provided that the Seller shall promptly (and in any event within forty-eight (48) hours) make available to Buyer any non-public information concerning the Seller or its Subsidiaries that is provided to any Person given such access that was not previously made available to Buyer, and (ii) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Persons or group of Persons with respect to any Seller Acquisition Proposals and cooperate with or assist or participate in or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Seller Acquisition Proposals. No later than two (2) Business Days after the No-Shop Period Start Date, the Seller shall notify Buyer in writing of the identity of each Person or group of Persons from whom the Seller received a written Seller Acquisition Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date and provide to Buyer (x) a copy of any Seller Acquisition Proposal made in writing and (y) a written summary of the material terms of any Seller Acquisition Proposal not made in writing (including any terms proposed orally or supplementally).

(b) Except as may relate to any Excluded Party (for so long as such Person or group is an Excluded Party) or as expressly permitted by this Section 5.9, after the No-Shop Period Start Date, the Seller shall, and shall cause its Representatives to, immediately cease any activities permitted by Section 5.9(a) and any discussions or negotiations with any Person that may be ongoing with respect to any Seller Acquisition Proposal. With respect to any Person with whom such discussions or negotiations have been terminated, the Seller shall use its reasonable best efforts to promptly require such Person or group to promptly return or destroy in accordance with the terms of the applicable confidentiality agreement any information furnished by or on behalf of the Seller.

(c) Except as may relate to any Excluded Party (for so long as such Person or group is an Excluded Party) or as expressly permitted by this Section 5.9, from the No-Shop Period Start Date until the Closing or, if earlier, the termination of this Agreement in accordance with Section 7.1, the Seller shall not, and shall cause its Representatives not to, (i) initiate, solicit or knowingly encourage any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to result in, a Seller Acquisition Proposal, (ii) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Person with respect to, or provide any non-public information or data concerning the Seller or its Subsidiaries to any Person relating to, any proposal or offer that constitutes, or could reasonably be expected to result in, a Seller Acquisition Proposal, or (iii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Seller Acquisition Proposal (an “Alternative Acquisition Agreement”).

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(d) Notwithstanding anything to the contrary contained in Sections 5.9(b) or 5.9(c), at any time following the No-Shop Period Start Date and prior to the Special Meeting, if the Seller receives an unsolicited written Seller Acquisition Proposal from any Person that was not obtained by the Seller in violation of Sections 5.9(b) or 5.9(c), the Seller and its Representatives may contact such Person to clarify the terms and conditions thereof and (i) the Seller and its Representatives may provide information (including non-public information and data) regarding, and afford access to the business, properties, assets, books, records and personnel of, the Seller and its Subsidiaries to such Person if the Seller receives from such Person (or has received from such Person) an executed Acceptable Confidentiality Agreement; provided that the Seller shall promptly (and in any event within forty-eight (48) hours) make available to Buyer any non-public information concerning the Seller or its Subsidiaries that is provided to any Person given such access that was not previously made available to Buyer, and (ii) the Seller and its Representatives may engage in, enter into, continue or otherwise participate in any discussions or negotiations with such Person with respect to such Seller Acquisition Proposal, if and only to the extent that prior to taking any action described in clauses (i) or (ii), the Seller Board determines in good faith (after consultation with its financial advisors and outside legal counsel) that such Seller Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal. For the avoidance of doubt, notwithstanding the commencement of the No-Shop Period Start Date, the Seller may continue to engage in the activities described in Section 5.9(a) (subject to the limitations and obligations set forth therein) with respect to, and the restrictions in Sections 5.9(b) and 5.9(c) shall not apply to, any Excluded Party (but only for so long as such Person or group is an Excluded Party), including with respect to any amended or modified Seller Acquisition Proposal submitted by any Excluded Party following the No-Shop Period Start Date.

(e) Following the No-Shop Period Start Date, the Seller shall promptly (and in any event within forty-eight (48) hours after receipt), notify Buyer in writing of the receipt of any Seller Acquisition Proposal or any request for information from, or any negotiations sought to be initiated or resumed with, either the Seller or its Representatives concerning a Seller Acquisition Proposal, which notice shall include a copy of any Seller Acquisition Proposal made in writing. Following the No-Shop Period Start Date, the Seller shall keep Buyer reasonably informed on a prompt basis (and in any event within forty-eight (48) hours) of any material developments, material discussions or material negotiations regarding any Seller Acquisition Proposal, inquiry that would reasonably be expected to result in a Seller Acquisition Proposal, or request for non-public information and, upon the reasonable request of Buyer, shall promptly apprise Buyer of the status of any discussions or negotiations with respect to any of the foregoing. None of the Seller or any of its Subsidiaries shall, after the date of this Agreement, enter into any Contract that would prohibit them from providing such information or the information contemplated by the last sentence of Section 5.9(a) to Buyer.

(f) Except as set forth in this Section 5.9(f), neither the Seller Board nor the Special Committee or any other committee of the Seller Board shall (i)(A) change, withhold, withdraw, qualify or modify (or publicly propose or resolve to change, withhold, withdraw, qualify or modify), in a manner adverse to Buyer, the Special Committee Recommendation or the Seller Board Recommendation, (B) approve or recommend, or publicly propose to approve or recommend to the Seller’s stockholders, a Seller Acquisition Proposal or (C) if a tender offer or exchange offer for shares of capital stock of the Seller that constitutes a Seller Acquisition Proposal is commenced, fail to recommend against acceptance of such tender offer or exchange offer by the Seller’s stockholders (including, for these purposes, by disclosing that it is taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer, provided that a customary “stop, look and listen” communication by the board of directors pursuant to Rule 14d-9(f) of the Exchange Act shall not be prohibited), within ten (10) Business Days after commencement (any of the foregoing, a “Change of Recommendation”) or (ii) authorize, adopt or approve or propose to authorize, adopt or approve, a Seller Acquisition Proposal, or cause or permit the Seller or any of its Subsidiaries to enter into any Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, prior to the Special Meeting (but not after), the Seller Board may effect a Change of Recommendation (I) if the Seller Board determines in good faith (after consultation with its financial advisors and outside legal counsel) that, as a result of a material development or change in circumstances that occurs or arises after the execution and delivery of this Agreement relating to Seller or its Subsidiaries (other than a Superior Proposal or any of the events or occurrences of the nature described in clauses (A) through (E) of the proviso of the definition of Material Adverse Effect) that was not reasonably foreseeable or known to the Seller Board prior to the execution and delivery of this Agreement (an “Intervening Event”), failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law and (II) if the Seller receives a Seller Acquisition Proposal that the Seller Board determines in good faith (after consultation with outside counsel and its financial advisors) constitutes a Superior Proposal, authorize, adopt, or approve such Superior Proposal and cause or permit the Seller to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Seller Board may only effect a Change of Recommendation and take the actions described in (1) clauses (I) or (II) if the Seller terminates this Agreement pursuant to ARTICLE VII concurrently with entering into such Alternative Acquisition Agreement and pays the Termination Fee in compliance with Section 7.2 and (2) clauses (I) or (II) if:

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(i) the Seller shall have provided prior written notice to Buyer of its or the Seller Board’s intention to take such actions at least four (4) Business Days in advance of taking such action, which notice shall specify, as applicable, the details of such Intervening Event or the material terms of the Seller Acquisition Proposal received by the Seller that constitutes a Superior Proposal, including a copy of the relevant proposed transaction agreements with, and the identity of, the party making the Seller Acquisition Proposal;

(ii) after providing such notice and prior to taking such actions, the Seller shall have, and shall have caused its Representatives to, negotiate with Buyer in good faith (to the extent Buyer desires to negotiate) during such four (4) Business Day period to make such adjustments in the terms and conditions of this Agreement as would permit the Seller or the Seller Board not to take such actions without being in violation of the fiduciary duties of Seller’s directors; and

(iii) Seller Board shall have considered in good faith any changes to this Agreement or other arrangements that may be offered in writing by Buyer by 5:00 p.m. New York City time on the fourth (4th) Business Day of such four (4) Business Day period and shall have determined in good faith (A) with respect to the actions described in clause (II), after consultation with outside counsel and its financial advisors, that the Seller Acquisition Proposal no longer constitutes a Superior Proposal after giving effect to Buyer’s revised offer and (B) with respect to the actions described in each case of clauses (I) and (II), after consultation with its financial advisors and outside counsel, that it would not be inconsistent with the directors’ fiduciary duties under applicable Law not to effect the Change of Recommendation, in each case, if such changes offered in writing by Buyer were given effect.

After compliance with the foregoing clause (2) with respect to any Superior Proposal, the Seller shall have no further obligations under the foregoing clause (2), and the Seller Board shall not be required to comply with such obligations with respect to any other Superior Proposal. After compliance with the foregoing clause (2) with respect to an Intervening Event that is not a Seller Acquisition Proposal, the Seller shall have no further obligations under the foregoing clause (2), and the Seller Board shall not be required to comply with such obligations with respect to any other Intervening Event that is not a Seller Acquisition Proposal. For the avoidance of doubt, with respect to an Intervening Event that is a Seller Acquisition Proposal (and is not a Superior Proposal), the Seller’s obligation to comply with the foregoing clause (2) will not be limited.

(g) Subject to the proviso in this Section 5.9, nothing contained in this Section 5.9 shall be deemed to prohibit the Seller, the Seller Board or any committee of the Seller Board from (i) complying with its disclosure obligations under U.S. federal or state Law with regard to a Seller Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer), or (ii) making any “stop-look-and-listen” communication to the stockholders of the Seller pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the stockholders of the Seller); provided, that neither the Seller Board nor any committee thereof (including the Special Committee) shall effect a Change of Recommendation unless the applicable requirements of Section 5.9(f) shall have been satisfied.

5.10. Access to Information. During the Interim Period, Seller will cooperate with, and provide Buyer and its Representatives, during normal business hours, with customary access to the records, Contracts, and assets of all the Ameri Companies, and to the suppliers, customers, officers and employees of each Ameri Company, and furnish to the Buyer and its Representatives information with respect to the Ameri Companies as Buyer or its Representatives may reasonably request; provided, however, that the provision of such access will not be required to the extent that the provision of such access would unreasonably disrupt the normal business operations of the Ameri Companies or violate the terms of any confidentiality arrangement in any material respect.

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5.11. Proxy Statement and Special Meeting.

(a) Except as specifically permitted by Section 5.11(b), Seller shall, in accordance with applicable Law and Seller’s certificate of incorporation and by-laws: (i) prepare and file with the SEC, as promptly as practicable after the date of this Agreement, a preliminary proxy statement relating to the solicitation of proxies from the stockholders of Seller for the Seller Stockholder Approval and (A) respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and promptly cause a definitive proxy statement (the “Proxy Statement”) to be mailed to Seller’s stockholders and (B) solicit proxies from its stockholders for the Seller Stockholder Approval and (ii) cause a special meeting of its stockholders (the “Special Meeting”) to be duly called, noticed and held as promptly as practicable after the date of this Agreement for the purpose of obtaining the Seller Stockholder Approval. Except as specifically permitted by Section 5.11(b), the Proxy Statement shall include the recommendation of the Seller Board that stockholders vote in favor of this Agreement and the other Ancillary Documents and the Purchase and the other Transactions. Buyer shall furnish to Seller all information concerning Buyer as Seller may reasonably request in connection with the preparation of the Proxy Statement.

(b) Seller shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the Delaware General Corporation Law in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting. Without limiting the foregoing, Seller shall use all commercially reasonable efforts to ensure that the Proxy Statement will not, as of the filing date of the Proxy Statement (or any amendment or supplement thereto) or as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading (provided that Seller shall not be responsible for the accuracy or completeness of any information relating to Buyer furnished by Buyer for inclusion in the Proxy Statement). Seller covenants and agrees that the information relating to Seller or Ameri Companies, as applicable, supplied by Seller for inclusion in the Proxy Statement will not, as of the filing date of the Proxy Statement (or any amendment or supplement thereto) or as of the date of the Special Meeting, contain any statement which, at such time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein, in the light of the circumstances under which they were made, not false or misleading.

5.12. Director and Officer Liability and Insurance.

(a) Prior to the Closing, if requested by Buyer and then only to the extent that each Indemnified Person is not already fully covered for such periods by an insurance policy of Seller, Seller shall purchase prepaid “tail” or runoff coverage on the existing policies of directors’ and officers’ liability insurance, which policy will provide such directors and officers of Seller and the Ameri Companies (each, an “Indemnified Person”) with coverage for an aggregate period of six (6) years following the Closing for acts or omissions occurring at or prior to the Closing Date pertaining to the fact that the Indemnified Person is or was a director or officer of an Ameri Company, including with respect to claims arising from facts or events that occurred on or before the Closing Date, including in respect of the Purchase and the other Transactions.

(b) The rights and obligations under this Section 5.12 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Person to whom this Section 5.12 applies without the express written consent of such affected Indemnified Person.

(c) This Section 5.12 shall survive the Closing, is intended to benefit the directors and officers of the Ameri Companies and shall be binding on Seller and the Ameri Companies and their respective successors and assigns, and shall be in addition to, and not in substitution for, any other rights to indemnification that any Indemnified Person may have by contract or otherwise.

5.13. Reorganization. As promptly as practicable after the date hereof, and in any event prior to the Closing, Seller will consummate the Reorganization in form and substance reasonably acceptable to Buyer, pursuant to which (i) all of the issued and outstanding equity interests of each Subsidiary of Seller (other than the Company) will be transferred to the Company free and clear of any and all Liens (other than those imposed by such Subsidiary’s Governing Documents or by applicable securities Laws, (ii) all existing Benefit Plans of Seller that are not currently held by a Subsidiary will be transferred to the Company and (iii) Seller will transfer to an Ameri Company any and all of the properties, assets and rights used in the conduct or operation of the business of the Ameri Companies and any and all other assets of Seller other than its rights under this Agreement, the Ancillary Documents, the Merger Agreement and any ancillary documents entered in connection therewith, and the Exchange Agreements.

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ARTICLE VI

INDEMNIFICATION

6.1. Survival. All covenants, obligations and agreements of the parties contained in this Agreement (including all Schedules, Exhibits and Annexes hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement), including any indemnification obligations, shall survive the Closing and continue until fully performed in accordance with their terms. For the avoidance of doubt, a claim for indemnification under any subsection of Section 6.2 or 6.3 other than clause (a) thereof may be made at any time.

6.2. Indemnification by Seller. Except as otherwise limited by this ARTICLE VI, Seller shall indemnify, defend and hold harmless Buyer and its Representatives and any assignee or successor thereof (collectively, the “Buyer Indemnified Parties”) from and against, and pay or reimburse the Buyer Indemnified Parties for, any and all losses, Actions, Orders, Liabilities, damages (including consequential damages), diminution in value, Taxes, interest, penalties, Liens, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses), (any of the foregoing, a “Loss”) suffered or incurred by, or imposed upon, any Buyer Indemnified Party arising in whole or in part out of or resulting directly or indirectly from: (a) any non-fulfillment or breach of any unwaived covenant, obligation or agreement made by or on behalf of Seller contained in this Agreement or in any certificate to be delivered by Seller in connection herewith; (b) any and all Liabilities for Taxes in connection with or arising out of any Ameri Company’s assets, employees, securities, activities or business on or prior to the Closing Date; (c) any Action by Person(s) who were holders of equity securities of any Ameri Company, including options, warrants, convertible debt or other convertible securities or other rights to acquire equity securities of any Ameri Company, prior to the Closing arising out of the sale, purchase, termination, cancellation, expiration, redemption or conversion of any such securities; or (d) any matter described on Schedule 6.2.

6.3. Indemnification by Buyer. Except as otherwise limited by this ARTICLE VI, Buyer shall indemnify, defend and hold harmless Seller and its Representatives and any assignee or successor thereof (collectively, the “Seller Indemnified Parties”) from and against, and pay or reimburse the Seller Indemnified Parties for, any and all Losses, suffered or incurred by, or imposed upon, Seller Indemnified Party arising in whole or in part out of or resulting directly or indirectly from (a) any non-fulfillment or breach of any unwaived covenant, obligation or agreement made by or on behalf of Buyer contained in this Agreement or in any certificate to be delivered by Buyer in connection herewith, and (b) any and all Liabilities for Taxes in connection with or arising out of any Ameri Company’s assets, employees, securities, activities or business on or after to the Closing Date.

6.4. Indemnification Procedures.

(a) For the purposes of this Agreement, (i) the term “Indemnitee” shall refer to the Person or Persons indemnified, or entitled, or claiming to be entitled, to be indemnified, pursuant to the provisions of Section 6.2 or 6.3, as the case may be, and (ii) the term “Indemnitor” shall refer to the Person having the actual or alleged obligation to indemnify pursuant to such provisions. Notwithstanding anything to the contrary contained in this Agreement, the Seller will have the sole and exclusive right to act on behalf of the Seller Indemnified Parties with respect to any indemnification claims made pursuant to this ARTICLE VI, including bringing, defending, controlling and settling any claims hereunder and receiving any notices on behalf of the Seller Indemnified Parties.

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(b) In the case of any claim for indemnification under this Agreement arising from a claim of a third party (including any Governmental Authority), an Indemnitee must give prompt written notice and, subject to the following sentence, in no case later than thirty (30) days after the Indemnitee’s receipt of notice of such claim, to the Indemnitor of any claim of which such Indemnitee has knowledge and as to which it may request indemnification hereunder. The failure to give such notice will not, however, relieve an Indemnitor of its indemnification obligations except to the extent that the Indemnitor is actually harmed thereby. The Indemnitor will have the right to defend and to direct the defense against any such claim in its name and at its expense, and with counsel selected by the Indemnitor unless: (i) the Indemnitor fails to acknowledge fully its obligations to the Indemnitee within fifteen (15) days after receiving notice of such third party claim or contests, in whole or in part, its indemnification obligations therefor; (ii) if the Indemnitor is Seller, the applicable third party claimant is a Governmental Authority or a then-current customer of Buyer, any Ameri Company or any of their respective Affiliates; (iii) there is a material conflict of interest between the Indemnitee and the Indemnitor in the conduct of such defense where the Indemnitor’s counsel would not be permitted by professional standards applicable to such counsel to represent both parties; (iv) the applicable third party alleges claims of fraud, willful misconduct or intentional misrepresentation; (v) such claim is criminal in nature, could reasonably be expected to lead to criminal proceedings, or seeks an injunction or other equitable relief against the Indemnitee; or (vi) the claim seeks or is reasonably expected to seek damages or other amounts that would result in all or any portion of the Indemnitee’s right to indemnification for such claim being limited by the Indemnification Cap. If the Indemnitor elects, and is entitled, to compromise or defend such claim, it will within fifteen (15) days (or sooner, if the nature of the claim so requires) notify the Indemnitee of its intent to do so, and the Indemnitee will, at the request and expense of the Indemnitor, cooperate in the defense of such claim. If the Indemnitor elects not to, or is not entitled under this Section 6.4(b) to, compromise or defend such claim, fails to notify the Indemnitee of its election as herein provided or refuses to acknowledge or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such claim. Notwithstanding anything to the contrary contained herein, the Indemnitor will have no indemnification obligations with respect to any such claim which has been or will be settled by the Indemnitee without the prior written consent of the Indemnitor (which consent will not be unreasonably withheld, delayed or conditioned); provided, however, that notwithstanding the foregoing, the Indemnitee will not be required to refrain from paying any claim which has matured by a court judgment or decree, unless an appeal is duly taken therefrom and exercise thereof has been stayed, nor will it be required to refrain from paying any claim where the delay in paying such claim would result in the foreclosure of a Lien upon any of the property or assets then held by the Indemnitee or where any delay in payment would cause the Indemnitee material economic loss. The Indemnitor’s right to direct the defense will include the right to compromise or enter into an agreement settling any claim by a third party; provided that no such compromise or settlement will obligate the Indemnitee to agree to any settlement that that requires the taking or restriction of any action (including the payment of money and competition restrictions) by the Indemnitee (other than the delivery of a release for such claim and customary confidentiality obligations), except with the prior written consent of the Indemnitee (such consent to be withheld, conditioned or delayed only for a good faith reason). The Indemnitee will have the right to participate in the defense of any claim with counsel selected by it subject to the Indemnitor’s right to direct the defense. The fees and disbursements of such counsel will be at the expense of the Indemnitee.

(c) Any indemnification claim that does not arise from a third party claim must be asserted by a written notice to the Indemnitor setting forth with reasonable specificity the amount claimed and the underlying facts supporting such claim to the extent then known by the Indemnitee. The Indemnitor will have a period of thirty (30) days after receipt of such notice within which to accept or dispute such claim by providing written notice to the Indemnitee. If the recipient does not respond within such thirty (30) days, the recipient will be deemed to have accepted responsibility for the Losses set forth in such notice and will have no further right to contest the validity of such notice. If the recipient responds within such thirty (30) days after the receipt of the notice and rejects such claim in whole or in part, the party delivering will be free to pursue such remedies as may be available to it under this Agreement, any other Ancillary Documents or applicable Law.

6.5. General Indemnification Provisions. The amount of any Losses suffered or incurred by any Indemnitee shall be reduced by the amount of any insurance proceeds or other cash receipts paid to the Indemnitee or any Affiliate thereof as a reimbursement with respect to such Losses (and no right of subrogation shall accrue to any insurer hereunder, except to the extent that such waiver of subrogation would prejudice any applicable insurance coverage), including any indemnification received by the Indemnitee or such Affiliate from an unrelated party with respect to such Losses, net of the costs of collection and any related anticipated future increases in insurance premiums resulting from such Loss or insurance payment. Seller will not have any right to seek contribution from any Ameri Company with respect to all or any part of Seller’s indemnification obligations under this ARTICLE VI. The Buyer Indemnified Parties will not be required to make any claim against any Ameri Company in respect of any representation, warranty, covenant or any other obligation of an Ameri Company to Buyer hereunder or under any Ancillary Document to which an Ameri Company is a party, and may solely seek action against Seller. Any Losses under this Agreement and the Ancillary Documents shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or agreement. Unless otherwise required by applicable Law, all indemnification payments will constitute adjustments to the consideration for all Tax purposes, and no party may take any position inconsistent with such characterization.

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6.6. Timing of Payment; Right to Set-Off. Any indemnification obligation of an Indemnitor under this ARTICLE VI will be paid promptly (but in any event within five (5) Business Days) after the determination of such obligation in accordance with Section 6.4. The provisions of this ARTICLE VI notwithstanding, at its sole discretion and without limiting any other rights of the Buyer Indemnified Parties under this Agreement or any Ancillary Document or at law or equity, to the extent that a Buyer Indemnified Party is determined in accordance with this Agreement to be entitled to indemnification hereunder, if Seller fails or refuses to promptly indemnify such Buyer Indemnified Party as provided herein then Buyer (or any other Buyer Indemnified Party) may offset the full amount to which such Buyer Indemnified Party is entitled, in whole or in part, by reducing the amount of any payment or other obligation due to Seller pursuant to this Agreement or any Ancillary Document, including any amounts owed by Buyer pursuant to any outstanding indemnification claim.

6.7. Knowledge of Buyer. Notwithstanding any other provision of this Agreement to the contrary, Buyer shall not have the right to terminate this Agreement pursuant to Section 7.1(d)(i) due to, and Seller shall not be liable to provide indemnification for Losses under this ARTICLE VI to the extent resulting from, an event or circumstance constituting a breach of a representation or warranty of Seller under this Agreement of which a Buyer Knowledge Party had actual knowledge at or prior to the date of this Agreement; provided, that on or prior to the date of this Agreement, Seller made due inquiry regarding the accuracy of the representations and warranties of Seller set forth in this Agreement and none of the Seller or any of its Affiliates, or their respective officers, directors, members or employees (other than Buyer Knowledge Parties) had actual knowledge on or prior to the date of this Agreement with respect to such event or circumstance. As used herein, “Buyer Knowledge Party” means the individuals listed on Schedule 6.7.

ARTICLE VII

TERMINATION

7.1. Termination. This Agreement may be terminated and the transactions hereby may be abandoned, at any time prior to the Closing as follows:

(a) By mutual written consent of Buyer and Seller.

(b) By either Seller or Buyer, if:

(i) Any court or other Governmental Authority shall have issued, enacted, entered, promulgated or entered any Law or Order (that is final and non-appealable and that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

(ii) The Closing Date shall not have occurred on or prior to 11:59 p.m. (Eastern Time) on the one hundred and eightieth (180th) day after the date of this Agreement, or such other date mutually agreed by Buyer and Seller (the “Outside Date”); provided, that no Party may terminate this Agreement pursuant to this Section 7.1(b)(ii) if such Party is in material breach of this Agreement.

(c) By Seller, if (i) there shall have occurred a breach, inaccuracy in or failure to perform of any of Buyer’s representations, warranties, covenants or agreements contained in this Agreement and where such breach, inaccuracy or failure would give rise to the failure or non-fulfillment of the Closing conditions set forth in clauses (a) or (b) of Section 2.3, except that if such breach, inaccuracy or failure is capable of being remedied by Buyer, it shall have continued unremedied until 5:00 p.m. (Eastern Time) on the earlier of the Outside Date or the date which is ten (10) Business Days after Buyer has received written notice from Seller of the occurrence of such breach, inaccuracy or failure; or (ii) if Seller shall have entered into a definitive binding agreement with respect to a Superior Proposal pursuant to and in compliance with Section 5.9, and Seller shall have paid Buyer the Termination Fee described in Section 7.2.

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(d) By Buyer, if (i) there shall have occurred a breach, inaccuracy in or failure to perform of any of Seller’s representations, warranties, covenants or agreements contained in this Agreement and where such breach, inaccuracy or failure would give rise to the failure or non-fulfillment of the Closing conditions set forth in clauses (a) or (b) of Section 2.4, except that if such breach, inaccuracy or failure is capable of being remedied by Seller, it shall have continued unremedied until 5:00 p.m. (Eastern Time) on the earlier of the Outside Date or the date which is ten (10) Business Days after Seller has received written notice from Buyer of the occurrence of such breach, inaccuracy of failure; (ii) if there has been a Material Adverse Effect which is continuing and uncured; or (iii) the Seller or the Seller Board (or any committee thereof, including the Special Committee) shall have effected a Change of Recommendation.

7.2. Effect of Termination. In the event of the termination of this Agreement in accordance with Section 7.1, this Agreement shall immediately become void and of no further force and effect (other than Section 5.2, ARTICLE VII and ARTICLE VIII) and there shall be no liability on the part of any Party hereto except, if Buyer terminates pursuant to Section 7.1(d)(i) or Seller terminates pursuant to Section 7.1(c)(i) then the terminating party shall have the right to pursue its remedies with respect to the breach or breaches giving rise to such termination. If Seller terminates this Agreement pursuant to Section 7.1(c)(ii), or Buyer terminates this Agreement pursuant to Section 7.1(d)(iii) then Seller shall promptly pay to Buyer, in addition to any other amounts payable by Seller pursuant to this Agreement, cash in an amount equal to the documented out-of-pocket fees and expenses incurred or paid by or on behalf of Buyer in connection with this Agreement or the Ancillary Documents or the consummation of any of the Transactions in an amount that will not exceed $300,000 (the “Termination Fee”), which shall be made via wire transfer of immediately available funds to an account designated by Buyer, not later than two (2) Business Days following such termination. Nothing herein shall preclude any Party hereto from liability for any fraud, willful misconduct or intentional breach of this Agreement.

ARTICLE VIII

GENERAL PROVISIONS

8.1. Expenses. Except as otherwise expressly set forth elsewhere in this Agreement, each Party will bear its legal and other fees and expenses incurred in connection with their negotiating, executing and performing this Agreement, including any related broker’s or finder’s fees, for periods on or before the Closing Date; provided, that the fees and expenses of the Ameri Companies for periods on or before the Closing Date (including those incurred in connection with the Reorganization) will be paid by or on behalf of Seller.

8.2. Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (i) when received if given in person or by courier or a courier service, (ii) on the date of transmission if sent by facsimile or email (with affirmative confirmation of receipt, and provided, that the Party providing notice shall within two (2) Business Days provide notice by another method under this Section 8.2) or (iii) three (3) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

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If to Seller, to:

AMERI Holdings, Inc.

5000 Research Court, Suite 750

Suwanee, Georgia 30024

Attention: Barry Kostiner

Facsimile No.: (770) 952-4513

Telephone No.: (770) 935-4153

Email: barry.kostiner@ameri100.com

with a copy (which will not constitute notice) to:

Sheppard, Mullin, Richter & Hampton LLP

30 Rockefeller Plaza

New York, New York 10112

Attention: Richard Friedman, Esq.

Facsimile No.: (212) 655-1729

Telephone No.: (212) 634-3031

Email: rafriedman@sheppardmullin.com

and

Dimitrios Angelis

Email: dangelis@yahoo.com

and

Thoranath Sukumaran

Email: suku@oakwoodstrategy.com

and

Weinberg Zareh Malkin Price LLP

45 Rockefeller Plaza, 20th Floor

New York, New York 10111

Attention: Adam Price

Telephone No.: (212) 899-5473

Email: aprice@wzmplaw.com

If to Buyer: Ameri100 Inc 7950 Legacy Drive One Legacy West, Suite 650 Plano, Texas 75024 Attention: Srinidhi Devanur Telephone No.: (415) 619-1919 Email: dev@ameri100.com with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105

Attention: Ari Edelman, Esq.

Matthew A. Gray, Esq.

Facsimile No.: (212) 370-7889

Telephone No.: (212) 370-1300

Email: aedelman@egsllp.com and

mgray@egsllp.com

or to such other individual or address as a Party hereto may designate for itself by notice given as herein provided.

8.3. Severability. In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired. Any illegal or unenforceable term will be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of applicable Law and such term, as so modified, and the balance of this Agreement will then be fully enforceable. The Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

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8.4. Assignment. This Agreement may not be assigned by any Party without the prior written consent of the other Party hereto, and any attempted assignment in violation of this Section 8.4 will be null and void ab initio; provided, however, that after the Closing, Buyer may assign its rights and benefits hereunder (i) to any Affiliate of Buyer (provided, that Buyer shall remain primarily responsible for its obligations hereunder), or (ii) as security to any Person providing debt financing to Buyer or its Affiliates for the transactions contemplated hereby. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of each Party hereto.

8.5. No Third-Party Beneficiaries. Except for the indemnification rights of the Buyer Indemnified Parties and the Seller Indemnified Parties set forth herein, this Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and permitted assigns, any legal or equitable rights hereunder.

8.6. Amendment; Waiver. This Agreement may not be amended or modified except by an instrument in writing signed by each of the Parties hereto; provided, that any amendment or modification to the Buyer Preferred Stock CoD from the form attached as Exhibit D hereto will also require the consent of the holders of a majority of the issued and outstanding shares of Seller Series A Preferred Stock. Notwithstanding anything to the contrary contained herein: (a) the failure of any Party at any time to require performance by the other of any provision of this Agreement will not affect such Party’s right thereafter to enforce the same; (b) no waiver by any Party of any default by any other Party will be valid unless in writing and acknowledged by an authorized representative of the non-defaulting party, and no such waiver will be taken or held to be a waiver by such Party of any other preceding or subsequent default; and (c) no extension of time granted by any Party for the performance of any obligation or act by any other Party will be deemed to be an extension of time for the performance of any other obligation or act hereunder.

8.7. Entire Agreement. This Agreement (including the Exhibits, Annexes and Schedules hereto, which are hereby incorporated herein by reference and deemed part of this Agreement), together with the Ancillary Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, with respect to the subject matter hereof.

8.8. Remedies. Except as specifically set forth in this Agreement, any Party having any rights under any provision of this Agreement will have all rights and remedies set forth in this Agreement and all rights and remedies which such party may have been granted at any time under any other contract or agreement and all of the rights which such party may have under any applicable Law. Except as specifically set forth in this Agreement, any such Party will be entitled to (a) enforce such rights specifically, without posting a bond or other security or proving damages or that monetary damages would be inadequate, (b) to recover damages by reason of a breach of any provision of this Agreement and (c) to exercise all other rights granted by applicable Law. The exercise of any remedy by a Party will not preclude the exercise of any other remedy by such Party.

8.9. Dispute Resolution. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or an application for enforcement of a resolution under this Section 8.9) arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 8.9. A Party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other parties subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures of the Commercial Arbitration Rules (the “AAA Procedures”) of the American Arbitration Association (the “AAA”). Any Party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within three (3) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each Party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within three (3) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the state of New York. Time is of the essence. Each Party shall submit a proposal for resolution of the Dispute to the arbitrator within ten (10) Business Days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any Party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant Party (or Parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in the State of New York, County of New York. The language of the arbitration shall be English.

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8.10. Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to its choice of law principles that would result in the applications of the laws of a jurisdiction other than the State of New York). Subject to Section 8.9, or purposes of any Action arising out of or in connection with this Agreement or any transaction contemplated hereby, each of the Parties hereto (a) irrevocably submits to the exclusive jurisdiction and venue of any state or federal court located within New York County, State of New York (or in any court in which appeal from such courts may be taken), (b) agrees that service of any process, summons, notice or document by Canadian or U.S. registered mail to such Party’s respective address set forth in Section 8.2 shall be effective service of process for any Action with respect to any matters to which it has submitted to jurisdiction in this Section 8.10, (c) waives and covenants not to assert or plead, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of such court, that the Action is brought in an inconvenient forum, that the venue of the Action is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and hereby agrees not to challenge such jurisdiction or venue by reason of any offsets or counterclaims in any such Action, and (d) waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party hereto agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law or in equity. The parties hereto hereby knowingly, voluntarily and intentionally waive the right any may have to a trial by jury in respect to any litigation based hereon, or arising out of, under, or in connection with this Agreement and any agreement contemplated to be executed in connection herewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any party in connection with such agreements, in each case whether now existing or hereafter arising and whether sounding in tort or contract or otherwise. Each party hereto acknowledges that it has been informed by the other parties hereto that this Section 8.10 constitutes a material inducement upon which they are relying and will rely in entering into this Agreement. Any party hereto may file an original counterpart or a copy of this Section 8.10 with any court as written evidence of the consent of each such party to the waiver of its right to trial by jury.

8.11. Interpretation. The table of contents and the headings and subheadings of this Agreement are for reference and convenience purposes only and in no way modify, interpret or construe the meaning of specific provisions of the Agreement. In this Agreement, unless the context otherwise requires: (i) whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (iv) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (v) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (vi) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (vii) the term “or” means “and/or”; (viii) reference to “dollars” or “$” shall mean United States Dollars; (ix) reference to any statute includes any rules and regulations promulgated thereunder; (x) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; and (xi) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, “Exhibit” and “Annex” are intended to refer to Sections, Articles, Schedules, Exhibits and Annexes to this Agreement.

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8.12. Mutual Drafting. The parties acknowledge and agree that: (a) this Agreement and the Ancillary Documents are the result of negotiations between the parties and will not be deemed or construed as having been drafted by any one party, (b) each Party and its counsel have reviewed and negotiated the terms and provisions of this Agreement (including any, Exhibits, Annexes and Schedules attached hereto) and the Ancillary Documents and have contributed to their revision, (c) the rule of construction to the effect that any ambiguities are resolved against the drafting party will not be employed in the interpretation of this Agreement or the Ancillary Documents, and (d) neither the drafting history nor the negotiating history of this Agreement or the Ancillary Documents may be used or referred to in connection with the construction or interpretation thereof.

8.13. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. A photocopy, faxed, scanned and/or emailed copy of this Agreement or any Ancillary Document or any signature page to this Agreement or any Ancillary Document, shall have the same validity and enforceability as an originally signed copy. This Agreement and the Ancillary Documents may be accepted, executed or agreed to through the use of an electronic signature in accordance with the Electronic Signatures in Global and National Commerce Act, Title 15, United States Code, Sections 7001 et seq., the Uniform Electronic Transaction Act and any applicable state Law. Any document accepted, executed or agreed to in conformity with such Laws will be binding on each party as if it were physically executed.

8.14. Attorney-Client Privilege. IN THIS AGREEMENT, FROM AND AFTER THE CLOSING, (I) ALL COMMUNICATIONS PRIOR TO THE CLOSING BETWEEN ANY AMERI COMPANY OR ANY OF ITS REPRESENTATIVES, ON ONE HAND, AND SHEPPARD, MULLIN, RICHTER & HAMPTON LLP (THE “COMPANY’S COUNSEL”) OR WEINBERG ZAREH MALKIN PRICE LLP (THE “SPECIAL COMMITTEE’S COUNSEL”), ON THE OTHER HAND, RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (A “PRE-CLOSING TRANSACTION COMMUNICATION”), SHALL BE DEEMED TO BE ATTORNEY-CLIENT CONFIDENCES THAT BELONG SOLELY TO THE MEMBERS OF THE COMPANY’S BOARD OF DIRECTORS AS OF IMMEDIATELY PRIOR TO THE CLOSING (THE “TRANSACTION BOARD MEMBERS”), (II) NEITHER BUYER NOR ANY OF ITS REPRESENTATIVES SHALL HAVE ACCESS TO ANY SUCH PRE-CLOSING TRANSACTION COMMUNICATIONS, OR TO ANY OF THE FILES OR OTHER DOCUMENTS DELIVERED OR PREPARED IN CONNECTION THEREWITH, (III) THE TRANSACTION BOARD MEMBERS SHALL BE THE SOLE HOLDERS OF THE ATTORNEY-CLIENT PRIVILEGE WITH RESPECT TO SUCH PRE-CLOSING TRANSACTION COMMUNICATIONS, AND NONE OF THE AMERI COMPANIES, BUYER NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES SHALL BE A HOLDER THEREOF, (IV) TO THE EXTENT THAT ANY FILES OF COMPANY’S COUNSEL OR SPECIAL COMMITTEE’S COUNSEL IN RESPECT OF ANY PRE-CLOSING TRANSACTION COMMUNICATION CONSTITUTE PROPERTY OF THE CLIENT THEREOF, ONLY TRANSACTION BOARD MEMBERS SHALL HOLD SUCH PROPERTY RIGHTS THERETO, AND (V) UNLESS DIRECTED TO DO SO BY THE TRANSACTION BOARD MEMBERS OR BY A COURT OF COMPETENT JURISDICTION OR OTHER GOVERNMENTAL AUTHORITY (AND THEN IN EACH CASE ONLY TO THE EXTENT OF SUCH DIRECTION), COMPANY’S COUNSEL AND SPECIAL COMMITTEE’S COUNSEL SHALL NOT HAVE ANY DUTY WHATSOEVER TO REVEAL OR DISCLOSE ANY SUCH PRE-CLOSING TRANSACTION COMMUNICATIONS OR RELATED FILES TO ANY AMERI COMPANY OR BUYER OR ANY OF THEIR RESPECTIVE REPRESENTATIVES BY REASON OF ANY ATTORNEY-CLIENT RELATIONSHIP BETWEEN COMPANY’S COUNSEL OR SPECIAL COMMITTEE’S COUNSEL, ON THE ONE HAND, AND ANY AMERI COMPANY, ON THE OTHER HAND.

[Remainder of Page Intentionally Left Blank; Signatures Appear on Following Page]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

Buyer:

AMERI100 INC

By:
Name:
Title:

Seller:

AMERI HOLDINGS, INC.

By:
Name:
Title:

{Signature Page to Share Purchase Agreement}

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ANNEX I

Definitions

1. Certain Defined Terms. As used in the Agreement, the following terms shall have the following meanings:

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations under the Securities Exchange Act of 1934, as amended.

“Ameri Company” means any of the Company or any of the other Subsidiaries of Seller.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, including the Make Whole Letters, the Buyer Charter Amendment, the Buyer Bylaw Amendment, the Buyer Preferred Stock CoD and the Seller Amended Preferred Stock CoD, and the other agreements, certificates and instruments to be executed or delivered by any of the parties hereto in connection with or pursuant to this Agreement.

“Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA, including any: (a) non-qualified deferred compensation or retirement plan or arrangement (whether or not funded or registered); (b) qualified defined contribution retirement plan or arrangement which is an employee pension benefit plan (as defined in Section 3(2) of ERISA); (c) qualified defined benefit retirement plan or arrangement which is an employee pension benefit plan (including any “multiemployer plan” (as defined in Section 3(37) of ERISA); (d) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), or fringe benefit plan or program; and (e) stock purchase, stock ownership, phantom stock, restricted stock, stock appreciation right, phantom unit, restricted unit, stock option, severance pay, termination pay, employment, change in control, vacation pay, company awards, salary continuation, disability, sick leave, cafeteria, deferred compensation, excess benefit, bonus, incentive, commissions or other compensation, life insurance, or other employee benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA or other applicable Law, whether for the benefit of one individual or more than one individual, whether written or oral, in each case, sponsored, administered, maintained or contributed to (or required to be contributed to) by any Ameri Company or any ERISA Affiliate thereof, or to which any Ameri Company or any ERISA Affiliate is a party or has or may have current or future Liabilities.

“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by Law to be closed in New York City, New York.

“Code” means the Internal Revenue Code of 1986 and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

“Confidential Information” means the terms and provisions of this Agreement any information concerning the business and affairs of any Ameri Company or Buyer or their respective Affiliates that is not generally available to the public, including know-how, trade secrets, customer lists, details of customer or consultant contracts, pricing policies, operational methods and marketing plans or strategies, and any information disclosed to any Ameri Company or Buyer or their respective Affiliates by third parties to the extent that they have an obligation of confidentiality in connection therewith; provided, however, that “Confidential Information” shall not include any information which, at the time of disclosure by Seller or its Representatives, is generally available publicly not due to a breach of this Agreement by Seller or its Representatives.

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“Contract” means any contract, agreement, binding arrangement, commitment or understanding, bond, note, indenture, mortgage, debt instrument, license (or any other contract, agreement or binding arrangement concerning Intellectual Property), franchise, lease or other instrument or obligation of any kind, written or oral (including any amendments or other modifications thereto).

“Copyrights” means all works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Enforceability Exceptions” means bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

“Environmental Condition” means any contamination or damage to the environment caused by or relating to the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaching, pumping, pouring, emptying, discharging, injection, escaping, disposal, dumping or threatened release of Hazardous Materials by any Person. With respect to claims by employees or other third parties, Environmental Condition also includes the exposure of Persons to amounts of Hazardous Materials.

“Environmental Laws” means all Laws relating to pollution or protection of the environment, natural resources and health, safety and fire prevention, including those relating to emissions, discharges, releases or threatened releases of Hazardous Material into the environment (including ambient air, surface water, groundwater or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Material.

“Environmental Permits” means all permits, approvals, agreements, identification numbers, licenses and other authorizations required under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974 and any successor statute thereto, as amended. Reference to a specific section of ERISA shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

“ERISA Affiliate” means any Person who is, or at any time was, a member of a controlled group (within the meaning of Section 414(b), (c), (m) or (o) of the Code that includes, or at any time included, an Ameri Company or any Affiliate thereof, or any predecessor of any of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Party” means any Person or group of Persons from whom the Seller or any of its Representatives has received prior to the No-Shop Period Start Date a written Seller Acquisition Proposal that the Seller Board determines in good faith such determination to be made no later than two (2) Business Days after the No-Shop Period Start Date), after consultation with outside counsel and its financial advisors, is or would reasonably be expected to result in a Superior Proposal; provided, such Person or group of Persons will no longer be an Excluded Party if at any time it revokes or abandons its Seller Acquisition Proposal, or if such Seller Acquisition Proposal at any time no longer constitutes, or would not reasonably be expected to result in, a Superior Proposal.

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“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Governing Documents” means, with respect to any entity, its certificate of incorporation, certificate of formation or similar charter document and its bylaws, articles, operating agreement or similar governing document.

“Governmental Authority” means any federal, provincial, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body. The term “Governmental Authority” includes any Person acting on behalf of a Governmental Authority.

“Hazardous Material” means (a) all substances, materials, chemicals, compounds, pollutants or wastes regulated by, under or pursuant to any Environmental Laws; and (b) asbestos, petroleum, any fraction or product of crude oil or petroleum, radioactive materials and polychlorinated biphenyls.

“Indebtedness” means, without duplication, (a) the outstanding principal of, and accrued and unpaid interest on, all bank or other third party indebtedness for borrowed money of any Ameri Company, including indebtedness under any bank credit agreement and any other related agreements and all obligations of any Ameri Company evidenced by notes, debentures, bonds or other similar instruments for the payment of which any Ameri Company is responsible or liable, (b) all obligations of any Ameri Company for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (c) all obligations of any Ameri Company issued or assumed for deferred purchase price payments, (d) all obligations of an Ameri Company under leases required to be capitalized in accordance with GAAP, (e) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by any Ameri Company, whether periodically or upon the happening of a contingency, (f) all obligations of any Ameri Company secured by a Lien (other than a Permitted Lien) on any asset of any Ameri Company, whether or not such obligation is assumed by an Ameri Company, (g) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness and (h) all obligation described in clauses (a) through (g) above of any other Person which is directly or indirectly guaranteed by any Ameri Company or which any Ameri Company has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means all of the following, including any applications to register any of the following, as they exist in any jurisdiction throughout the world: (a) Patents; (b) Trademarks; (c) Copyrights; (d) Trade Secrets; (e) all domain name and domain name registrations, web sites and web pages and related rights, registrations, items and documentation related thereto; (f) Software; (g) rights of publicity and privacy, and moral rights; and (h) all licenses, sublicenses, permissions, and other agreements related to the preceding property.

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“Knowledge” means: (i) with respect to Seller, the actual present knowledge of a particular matter by any executive officer or director of Seller, and the knowledge that any such Person would reasonably be expected to have if diligently performing their duties on behalf of the Ameri Companies; and (ii) with respect to Buyer, the actual present knowledge of a particular matter by any of the directors or executive officers of Buyer, without independent inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Permit or Order that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured or determined or determinable, including those arising under any Law, Action, Order or Contract.

“Lien” means any interest (including any security interest), pledge, mortgage, lien, encumbrance, charge, claim or other right of third parties, including any spousal interests (community or otherwise), whether created by law or in equity, including any such restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Material Adverse Effect” means any event, fact, condition, change, circumstance, occurrence or effect, which, either individually or in the aggregate with all other events, facts, conditions, changes, circumstances, occurrences or effects, (a) has had, or would reasonably be expected to have, a material adverse effect on the business, properties, prospects, assets, Liabilities, condition (financial or otherwise), operations, licenses or other franchises or results of operations of any Ameri Company or the Purchased Shares, or (b) does or would reasonably be expected to materially impair or delay the ability of Seller to perform its obligations under this Agreement and the Ancillary Documents or to consummate the transactions contemplated hereby and thereby; provided, however, that for purposes of clause (a) above, a Material Adverse Effect will not include any adverse effect or change resulting from any change, circumstance or effect relating to (A) the economy in general, (B) securities markets, regulatory or political conditions in the United States (including terrorism or the escalation of any war, whether declared or undeclared or other hostilities), (C) changes in applicable Laws or GAAP or the application or interpretation thereof, (D) with respect to the each Ameri Company and Seller, the industries in which such Ameri Company or Seller primarily operates and not specifically relating to such Ameri Company or (E) a natural disaster (provided, that in the cases of clauses (A) through (E), the applicable Ameri Company is not disproportionately affected by such event as compared to other similar companies and businesses in similar industries and geographic regions as such Ameri Company).

“Order” means any order, writ, rule, judgment, injunction, decree, stipulation, determination or award that is or has been made, entered, rendered or otherwise put into effect by, with or under the authority of any Governmental Authority.

“Ordinary Course of Business” means, with respect to a Person, an action taken by such Person if (a) such action is recurring in nature, is consistent with the past practices of the Person and is taken in the ordinary course of the normal day-to-day operations of the Person; and (b) such action is not required to be authorized by the equity holders of such Person, the board of directors (or equivalent) of such Person or any committee of the board of directors (or equivalent) of such Person and does not require any other special authorization of any nature. Unless the context or language herein requires otherwise, each reference to Ordinary Course of Business will be deemed to be a reference to Ordinary Course of Business of an Ameri Company.

B-44

“Patents” means all patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“Permit” means any federal, state, local, foreign or other third-party permit, grant, easement, consent, approval, authorization, exemption, license, franchise, concession, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration or qualification that is or has been issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or other Person.

“Permitted Liens” means any (a) statutory Liens of landlords, carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by Law in the Ordinary Course of Business for sums not yet due and payable; and (b) Liens for current taxes not yet due and payable.

“Person” shall include any individual, trust, firm, corporation, limited liability company, partnership, Governmental Authority or other entity or association, whether acting in an individual, fiduciary or any other capacity.

“Personal Property” means all of the machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, spare parts, and other tangible personal property which are owned, used or leased by any Ameri Company and used or useful, or intended for use, in the conduct or operations of an Ameri Company’s business.

“Representative” means, as to any Person, such Person’s Affiliates and its and their managers, directors, officers, employees, agents and advisors (including financial advisors, counsel and accountants).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Acquisition Proposal” means a written proposal or offer from any Person (other than Buyer and its subsidiaries) providing for, in a single transaction or a series of transactions, any (i) merger, consolidation, share exchange, business combination, recapitalization or similar transaction involving the Seller or any of its Subsidiaries, pursuant to which any such Person would own or control, directly or indirectly, twenty percent (20%) or more of the voting power of the Seller, (ii) sale, lease, license, dissolution or other disposition, directly or indirectly, of assets of the Seller (including the Ameri Companies), (iii) issuance or sale or other disposition of equity interests representing twenty percent (20%) or more of the ownership interests of the Seller, (iv) tender offer, exchange offer or any other transaction in which any person will acquire, directly or indirectly, beneficial ownership or the right to acquire beneficial ownership of equity interests representing twenty percent (20%) or more of the ownership interests of the Seller or (v) a combination of any of the foregoing.

“Seller Stockholder Approval” means the approval of the stockholders of Seller of this Agreement and the Ancillary Documents and the Purchase and the other Transactions by a majority of the votes cast in the proposal set forth in the Proxy Statement.

B-45

“Software” means all computer software, including all source code, object code, and documentation related thereto and all software modules, assemblers, applets, compilers, flow charts or diagrams, tools and databases.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. Unless the context otherwise requires, any reference to a Subsidiary in this Agreement will mean a Subsidiary of Seller.

“Superior Proposal” means a written Seller Acquisition Proposal (provided, that for purposes of this definition references to twenty percent (20%) in the definition of “Seller Acquisition Proposal” shall be deemed to be references to fifty percent (50%)) that was not solicited in violation of Section 5.9, and which the Seller Board determines in its good faith judgment after consultation with its outside counsel and its financial advisors (i) to be reasonably likely to be consummated in accordance with its terms if accepted and (ii) to be more favorable to the Seller’s stockholders than the Purchase and the other Transactions, in each case, taking into account at the time of determination all relevant circumstances, including the various legal, financial and regulatory aspects of the proposal, all the terms and conditions of such proposal and this Agreement (including the requirement to pay the Termination Fee hereunder) and any changes to the terms of this Agreement offered by Buyer in response to such Seller Acquisition Proposal pursuant to Section 5.9(f).

“Tax” means any federal, provincial, state, local or foreign income, gross receipts, license, payroll, parking, employment, excise, social services, severance, stamp, occupation, premium, windfall profits, environmental, natural resources, customs duties, capital stock, franchise, profits, withholding, social security (or similar), payroll, unemployment, disability, real property, personal property, goods and services, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated tax, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, including such item for which Liability arises from the application of U.S. Treasury Regulation 1.1502-6 under the Code, as a transferee or successor-in-interest, by contract or otherwise, and any Liability assumed or arising as a result of being, having been, or ceasing to be a member of any Affiliated Group (as defined in Section 1504(a) of the Code) (or being included or required to be included in any Tax Return relating thereto) or as a result of any Tax indemnity, Tax sharing, Tax allocation or similar Contract.

“Tax Return” means any return, report, information return, schedule, certificate, statement or other document (including any related or supporting information) filed or required to be filed with a Taxing Authority in connection with any Tax, or, where none is required to be filed with a Taxing Authority, the statement or other document issued by a Taxing Authority in connection with any Tax.

“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.

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“Trademarks” means, as they exist in any jurisdiction throughout the world, all trademarks, service marks, trade dress, trade names, brand names, Internet domain names, designs, logos, or corporate/company names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trade Secrets” means, as they exist in any jurisdiction throughout the world, any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Transaction Bonuses” means the aggregate of all amounts payable as a result of the change in control of any Ameri Company or as a result of the sale of the Purchased Shares or other similar provisions contained in any agreements binding upon any Ameri Company, including all bonuses and severance payments, retention obligations for retention agreements entered into in contemplation of a potential change of control of any Ameri Company or the sale of the Purchased Shares, termination payments to consultants or independent contractors and any settlement of any such bonus or severance payment obligations, obligations related to terminated equity options, or obligations related to terminated equity appreciation, phantom equity, profit participation and/or similar rights entered into by any Ameri Company at or prior to the Closing, and including any Ameri Company’s portion of any withholding Taxes on such amounts.

“Transaction Expenses” means the aggregate of (i) all fees, commissions, costs and expenses incurred by or on behalf of Seller or any Ameri Company in connection with the negotiation, execution or performance of this Agreement or the Ancillary Documents or the consummation of the transactions contemplated hereby or thereby (or incurred in connection with the transactions hereunder or thereunder) including any of the foregoing payable to legal counsel, accountants, investment bankers, financial advisors, brokers, finders, or consultants, and (ii) any Transfer Taxes, whether such Taxes are assessed initially against Buyer, Seller, any Ameri Company or any of their respective Affiliates.

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2. Other Defined Terms. The following capitalized terms, as used in the Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section	Term	Section
AAA	8.9	Change of Recommendation	5.9(f)
AAA Procedures	8.9	Closing	2.1
Acceptable Confidentiality Agreement	5.9(a)	Closing Date	2.1
Alternative Acquisition Agreement	5.9(c)	Company	Recitals
Agreement	Preamble	Company Software	3.13(b)
Bank Account	3.24	Company’s Counsel	8.14
Buyer	Preamble	Converted Debt Holder	Recitals
Buyer Bylaw Amendment	2.3(d)	Dispute	8.9
Buyer Charter Amendment	2.3(d)	Exchange Agreement	Recitals
Buyer Indemnified Parties	6.2	Indemnified Person	5.12(a)
Buyer Knowledge Party	6.7	Indemnitee	6.4(a)
Buyer Material Adverse Effect	4.1	Indemnitor	6.4(a)
Buyer Preferred Stock	1.2	Interim Period	5.8
Buyer Preferred Stock CoD	2.3(e)	Intervening Event	5.9(f)
Buyer Shares	3.27(a)	Leased Premises	3.12
		Leases	3.12

B-48

Term	Section	Term	Section
Licensed IP	3.13(c)	Seller Board	Recitals
Loss	6.2	Seller Board Approval	Recitals
Make Whole Letter	Recitals	Seller Board Recommendation	Recitals
Merger Agreement	Recitals	Seller Disclosure Letter	ARTICLE III
No-Shop Period Start Date	5.9(a)	Seller Distribution	3.27(a)
Owned IP	3.13(a)	Seller Financials	3.7(b)
Outside Date	7.1(b)(ii)	Seller Indemnified Parties	6.3
Party(ies)	Preamble	Seller Series A Preferred Stock	2.4(g)
Personal Property Leases	3.11	Shrink Wrapped Software	3.13(b)
Pre-Closing Transaction Communication	8.14	Special Committee	Recitals
Proxy Statement	5.11(a)	Special Committee Approval	Recitals
Public Certifications	3.7(a)	Special Committee Recommendation	Recitals
Purchase	Recitals	Special Committee’s Counsel	8.14
Purchased Shares	1.1	Special Meeting	5.11(a)
Reorganization	Recitals	Termination Fee	7.2
Resolution Period	8.9	Top Customers	3.25
SEC Reports	3.7(a)	Top Suppliers	3.25
Seller	Preamble	Transaction Board Members	8.14
Seller Amended Preferred Stock CoD	2.4(g)	Transactions	Recitals
		Transfer Taxes	5.7(e)

B-49

Annex C

FORM OF EXCHANGE AGREEMENT

EXCHANGE AGREEMENT

This EXCHANGE AGREEMENT (this “Agreement”) is made effective as of January __, 2020 by and among AMERI Holdings, Inc., a Delaware corporation (the “Company”), [________] (the “Investor”) and Ameri100, Inc. (“Ameri PrivateCo”).

RECITALS

WHEREAS, the Company owes a debt to the Investor (the “Existing Debt”) in an amount totaling $[_____] as of the date of this Agreement (the “Accrued Amount”), and the Company is currently in breach of such Existing Debt;

WHEREAS, the Company has entered into a Share Purchase Agreement, dated on or about the date hereof (as amended, the “SPA”), pursuant to which Ameri PrivateCo has agreed to purchase and the Company has agreed to sell to Ameri PrivateCo all of the issued and outstanding equity interests of its wholly-owned Delaware corporation subsidiary (“Holdco”), which owns all of the business and assets of the Company and its subsidiaries (the “Divestiture”);

WHEREAS, the Company has also entered into an Amalgamation Agreement, dated on or about the date hereof (as amended, the “Amalgamation Agreement”), pursuant to which, immediately following the Divestiture, Jay Pharma, Inc. will become a wholly-owned subsidiary of the Company (the “Merger”);

WHEREAS, the Company desires, and the Investor agrees, that subject to the terms and conditions of this Agreement the Investor exchange (the “Exchange”) the Existing Debt for a number of shares of common stock of the Company; and

WHEREAS, the Exchange Shares (as defined below) are intended to qualify as exempted securities under Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”).

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and the Investor agree as follows:

ARTICLE I

THE EXCHANGE

1.1 Closing. Subject to the terms and conditions set forth in this Agreement, at the Closing, the Company and the Investor shall exchange the full Existing Debt in consideration for the issuance by the Company to the Investor of the Exchange Shares. The closing of the Exchange and issuance of the Exchange Shares (the “Closing”) shall take place at the offices of the Company, on the date hereof (the “Closing Date”), simultaneously with the execution and delivery of this Agreement by the parties hereto.

1.2 Exchange.

(a) Investor Obligations. At the Closing, the Investor shall deliver or cause to be delivered to the Company (i) a pay-off and release letter with respect to the Existing Debt in form and substance reasonably acceptable to the Company, (ii) an executed copy of this Agreement, (iii) an executed copy of the Leak-Out Agreement (as defined below), (iv) an executed copy of a Lock-Up Agreement (as defined below) and (v) a copy of the letter agreement between Ameri PrivateCo and the Investor in the form attached as Exhibit B hereto (the “Make Whole Letter”), duly executed by the Investor.

(b) Company Obligations. At the Closing, the Company shall deliver or promptly cause to be delivered to the Investor (i) a number of shares of common stock of the Company equal to the Accrued Amount divided by the NASDAQ Minimum Price (the “Exchange Shares”), (ii) an executed copy of this Agreement and (iii) a copy of the Make Whole Letter, duly executed by Ameri PrivateCo. The “NASDAQ Minimum Price” shall equal the lesser of (i) the last closing price of the Company’s common stock as of the end of the Trading Day immediately preceding the Closing Date or (ii) the average closing price of the common stock on the NASDAQ Capital Market for the five Trading Days immediately preceding the Closing Date.

C-1

(c) No Further Effect to Existing Debt. Effective as of the Closing, the Existing Debt shall be deemed automatically canceled and of no further force or effect.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 Investor Representations and Warranties. The Investor hereby represents and warrants to the Company as follows on the Closing Date:

(a) Organization; Authority. The Investor, if not a natural person, is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The Investor has the requisite power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. This Agreement has been duly executed by the Investor, and when delivered by the Investor in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Investor, enforceable against it in accordance with its terms.

(b) Ownership of the Existing Debt. The Investor is the sole owner of the Existing Debt, free and clear of any and all liens, claims and encumbrances of any kind. The Investor has not assigned any rights in the Existing Debt to any party.

(c) Investment Intent. The Investor is acquiring the Exchange Shares for its own account for investment purposes only and not with a view to or for distributing or reselling such Exchange Shares or any part thereof, except pursuant to sales that are exempt from the registration requirements of the Securities Act and/or sales registered under the Securities Act. The Investor does not have any agreement or understanding, directly or indirectly, with any person or entity to distribute the Exchange Shares. Notwithstanding anything in this Section 2.1(c) to the contrary (but subject to the provisions of the Lock-Up Agreement, the Leak-Out Agreement and the Make Whole Letter), by making the representations herein, the Investor does not agree to hold the Exchange Shares for any minimum or other specific term and reserves the right to dispose of the Exchange Shares at any time in accordance with or pursuant to a registration statement or an exemption from the registration requirements under the Securities Act.

(d) Investor Status. At the time the Investor was offered the Exchange Shares, it was, and, as of the Closing Date it is, an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act. The Investor is not a broker-dealer.

(e) General Solicitation. The Investor is not acquiring the Exchange Shares as a result of or subsequent to any advertisement, article, notice or other communication regarding the Exchange Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(f) Reliance. The Investor understands and acknowledges that (i) the Exchange Shares are being offered and sold to it without registration under the Securities Act in a transaction that is exempt from the registration provisions of the Securities Act, and (ii) the availability of such exemption depends in part on, and the Company will rely upon the accuracy and truthfulness of, the foregoing representations, and the Investor hereby consents to such reliance.

(g) Brokers and Finders. The Investor has no knowledge of any person or entity who will be entitled to or make a claim for payment of any finder fee or other compensation as a result of the consummation of the transactions contemplated by this Agreement.

(h) Experience. Investor has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Exchange Shares, and has so evaluated the merits and risks of such investment. Investor is able to bear the economic risk of an investment in the Exchange Shares and, at the present time, is able to afford a complete loss of such investment.

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(i) Access to Information. Such Investor acknowledges that it has had the opportunity to review this Agreement (including all exhibits hereto) and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the Exchange Shares; (ii) access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

2.2 Company Representations and Warranties. The Company hereby makes the following representations and warranties to the Investor on the Closing Date:

(a) Organization and Qualification. The Company is a corporation incorporated, validly existing and in good standing under the laws of the State of Delaware, with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Company is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction where the nature of the business it conducts makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of the Exchange Shares, or this Agreement, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under this Agreement (any of (i), (ii) or (iii), a “Material Adverse Effect”).

(b) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and to issue the Exchange Shares and otherwise to carry out its obligations hereunder. The execution, delivery and performance of this Agreement and any other agreements that the Company is required to enter into pursuant to the terms of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Company’s Board of Directors, and no further consent or authorization of the Company, its Board of Directors (including any committee thereof) or any class of the Company’s stockholders is required (subject to the approval of the Company’s stockholders of the Amalgamation Agreement and the SPA). This Agreement has been duly executed by the Company and constitutes the valid and binding obligations of the Company enforceable against the Company, in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(c) Issuance of the Exchange Shares. Upon their issuance at the Closing in accordance with the terms of this Agreement, the Exchange Shares will be duly authorized and duly and validly issued, fully paid and nonassessable.

(d) No Conflicts. The execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby and thereby will not, (i) result in a violation of the articles of incorporation of the Company, as amended (the “Certificate of Incorporation”) or the bylaws of the Company (the “Bylaws”) or (ii) result in a violation of any law, rule, regulation, order, judgment or decree (including United States federal and state securities laws and regulations and rules or regulations of any self-regulatory organizations to which either the Company or its securities are subject) applicable to the Company or by which any property or asset of the Company is bound or affected, except in each case as has not had and would not reasonably be expected to have a Material Adverse Effect. The Company is not in violation of its Certificate of Incorporation, Bylaws or other organizational documents in any material respect.

(e) Absence of Certain Changes. The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy or receivership law nor does the Company have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings with respect to the Company.

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(f) Certain Fees. No fees or commissions will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person or entity with respect to the transactions contemplated by this Agreement.

ARTICLE III

OTHER COVENANTS

3.1 Lock-Up. Except as may be required by applicable law, without the prior written consent of the Company, the Investor will not sell or otherwise dispose of, directly or indirectly, any Exchange Shares acquired under this Agreement for a period beginning on the Closing Date and ending six (6) months following the closing of the Merger (such time period, the “Lock-Up Period”). Should the last closing price of the common stock of the Company on the principal securities exchange or securities market on which the Company’s common stock is then traded exceed $7.50 (as adjusted for any stock splits, stock dividends, stock combinations, recapitalizations and similar events after the Closing Date) for any 20 consecutive Trading Days during the Lock-Up Period (a “Release Event”), the lock-up restrictions of this Section 3.1 and leak-out restriction pursuant to Section 3.2 below shall cease to be in effect, and the Lock-Up Period and the Post Lock-Up Period shall be deemed to have expired. The Company and the Investor will enter into a lock-up agreement (the “Lock-Up Agreement”) in a form satisfactory to the Company which evidences the terms described in this section 3.1. For purposes of this Agreement, the term “Trading Day” means any day on which shares of the Company’s common stock are actually traded on the principal securities exchange or securities market on which the Company’s common stock is then traded.

3.2 Leak-Out. During the three (3) months following the expiration of the Lock-Up Period (the “Post Lock-Up Period”), unless there is a Release Event pursuant to Section 3.1 above, the Investor agrees to be bound by a Leak-Out Agreement in the form attached hereto as Exhibit A (the “Leak-Out Agreement”).

3.3 Make-Whole. Concurrently with the execution of this Agreement, AmeriPrivate Co. and the Investor are entering into the Make-Whole Agreement in the form attached hereto as Exhibit B.

3.4 Securities Laws. The Investor acknowledges that the Exchange Shares, have not been registered under the Securities Act and may only be disposed of pursuant to an available exemption from or in a transaction not subject to the registration requirements of the Securities Act.

3.5 Restrictive Legend. The Investor agrees to the imprinting of the following legend on the Exchange Shares:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION, AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

The Investor acknowledges that the Exchange Shares will also have certain legends acknowledging the transfer and other restrictions with respect to the Exchange Shares set forth in this Agreement, the Lock-Up Agreement, the Leak-Out Agreement and the Make Whole Letter.

3.6 Reservation of Shares. The Company shall at all times prior to the Closing have authorized and reserved for the purpose of issuance a sufficient number of Exchange Shares to satisfy its obligations under this Agreement.

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ARTICLE IV

MISCELLANEOUS

4.1 Fees and Expenses. Except as set forth in this Section 4.1, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

4.2 Entire Agreement; Amendments. This Agreement together with the exhibits hereto and the other documents referenced herein contains the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and other documents.

4.3 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email at the email address specified in this Section prior to 6:00 p.m. (Eastern time) on a business day, against electronic confirmation thereof, (ii) the business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email at the email address specified in this Agreement later than 6:00 p.m. (Eastern time) on any date, against electronic confirmation thereof, (iii) the business day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

If to the Company:	Ameri Holdings, Inc.
5000 Research Court, Suite 750 Suwanee, Georgia 30024 Attn: Chief Executive Officer

With copies to (which shall	Sheppard, Mullin, Richter & Hampton LLP
not constitute notice):	30 Rockefeller Plaza, 39th Floor
New York, NY 10112
Email: rafriedman@sheppardmullin.com
Attn: Richard A. Friedman

If to the Investor:	At the address of the Investor set forth on the signature page to this Agreement.

If to Ameri PrivateCo.:	Ameri 100 Inc. 5000 Research Court, Suite 750 Atlanta, GA 30024 Attn: President

With copies to (which shall not constitute notice):	Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, New York 10105 Attention: Ari Edelman, Esq. and Matthew A. Gray, Esq. Email: aedelman@egsllp.com and mgray@egsllp.com or such other address as may be designated in writing hereafter, in the same manner, by such person or entity.

4.4 Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed by the Company, the Investor and Ameri PrivateCo. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

4.5 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

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4.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Investor may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Company and Ameri PrivateCo.

4.7 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person or entity.

4.8 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof. The parties irrevocably consent to the jurisdiction of the United States federal courts and state courts located in the State of Delaware in any suit or proceeding based on or arising under this Agreement and irrevocably agree that all claims in respect of such suit or proceeding may be determined in such courts.

4.9 Survival. The representations and warranties contained herein shall survive until the expiration of the first anniversary following the Closing. The agreements and covenants contained herein shall survive the Closing and the delivery of the Exchange Shares until the expiration of the applicable statute of limitations (if any) therefor.

4.10 Execution. This Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that all parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or a scanned copy via electronic mail, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile or scanned signature page were an original thereof.

4.11 Severability. In case any one or more of the provisions of this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

4.12 Further Assurances. The parties hereto agree that each shall execute and deliver any and all further agreements, instruments, certificates and other documents, and shall take any and all action, as any of the parties hereto may reasonably deem necessary or desirable in order to carry out the intent of the parties to this Agreement.

4.13 Attorneys’ Fees. If any party shall commence an action or proceeding to enforce any provisions relating to the obligations to close the transactions contemplated by this Agreement prior to the Closing, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

4.14 Construction. The parties agree that each of them and/or their respective counsel has reviewed and had an opportunity to revise this Agreement and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments hereto. In this Agreement, unless the context otherwise requires: (i) any pronoun shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) the term “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; and (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement. For purposes of this Agreement, a “business day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by law to be closed in New York City, New York.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Exchange Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

AMERI HOLDINGS, INC.

By:
Name:
Title

AMERI100, INC.

By:
Name:	Srinidhi Devanur
Title:	President

[additional signature page follows]

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INVESTOR:

By:
Name:
Title:

Email Address of Authorized Signatory: ____________________________

Facsimile Number of Authorized Signatory: ________________________

Number of Exchange Shares:_____________________________________

Address for Notice to Investor:

[Investor Signature Page to Exchange Agreement]

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Annex D

AMENDED AND RESTATED CHARTER

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AMERI HOLDINGS, INC.

Pursuant to Sections 242 and 245 of the Delaware General Corporation Law

AMERI HOLDINGS, INC. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

1. The present name of the Corporation is AMERI Holdings, Inc.

2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 28, 1994 (the “Original Certificate of Incorporation”).

3. The name under which the Corporation was initially incorporated was Spatializer Audio Laboratories, Inc.

4. The Original Certificate of Incorporation was amended and restated and an Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on June 23, 2016 (the “First Amended and Restated Certificate of Incorporation”).

5. This Amended and Restated Certificate of Incorporation restates and amends in its entirety the First Amended and Restated Certificate of Incorporation of the Corporation.

6. This Amended and Restated Certificate of Incorporation has been adopted and approved in accordance with the DGCL.

7. Pursuant to Section 245 of DGCL, this Amended and Restated Certificate of Incorporation restates, integrates, and further amends the provisions of the First Amended and Restated Certificate of Incorporation of this Corporation. This Amended and Restated Certificate of Incorporation shall be effective upon its filing with the Secretary of State of the State of Delaware.

8. The text of the First Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as forth in EXHIBIT A attached hereto.

IN WITNESS WHEREOF, AMERI Holdings, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by [__], a duly authorized officer of the Corporation, on [_____], 20[__].

[name]
[title]

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EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

AMERI HOLDINGS, INC.

ARTICLE I

The name of the corporation is EXTEN Biosciences, Inc. (the “Corporation”).

ARTICLE II

The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, in the County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

ARTICLE IV

A. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 107,000,000 shares, consisting of 100,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), and 7,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

B. The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

C. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote, provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock). There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Amended and Restated Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

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ARTICLE V

The Corporation is to have perpetual existence.

ARTICLE VI

Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VII

Unless otherwise set forth herein, the number of directors that constitute the Board of Directors of the Corporation shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.

ARTICLE VIII

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE IX

A. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

B. The Corporation shall have the power to indemnify and advance expenses, to the extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

C. By action of the Board of Directors, notwithstanding an interest of the directors in the action, the Corporation may purchase and maintain insurance, in such amounts as the Board of Directors deems appropriate, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation shall have the power to indemnify him or her against such liability under these provisions.

D. Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of this Corporation’s Amended and Restated Certificate of Incorporation inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX, in respect of any matter occurring, or any Proceeding accruing or arising or that, but for this Article IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE X

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of this Corporation may provide. The books of this Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this Corporation.

* * * * *

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Annex E

AMENDED AND RESTATED BYLAWS

AMENDED AND RESTATED BYLAWS OF

AMERI HOLDINGS, INC.

A DELAWARE CORPORATION

(Effective as of [____], 20[__])

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E-2

TABLE OF CONTENTS

(Continued)

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TABLE OF CONTENTS

(Continued)

Page
9.4 CONSTRUCTION; DEFINITIONS	E-24

ARTICLE X — FORUM SELECTION	E-24

10.1 CHOICE OF FORUM	E-24
10.2 FEDERAL FORUM	E-24

ARTICLE XI — AMENDMENTS	E-24

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AMENDED AND RESTATED BYLAWS OF AMERI HOLDINGS, INC.

ARTICLE I — CORPORATE OFFICES

1.1 Registered Office. The registered office of AMERI Holdings, Inc. (the “Corporation”) shall be fixed in the Corporation’s Certificate of Incorporation. References in these Amended and Restated Bylaws (, as amended from time to time, these “Bylaws”) to “Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of the Corporation, as amended from time to time, including the terms of any certificates of designation of any series of Preferred Stock.

1.2 Other Offices. The Corporation may at any time establish other offices at any place or places.

ARTICLE II — MEETINGS OF STOCKHOLDERS

2.1 Places of Meetings. Meetings of stockholders shall be held at any place, within or outside the State of Delaware, designated by the board of directors. The board of directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.

2.2 Annual Meeting. The annual meeting of stockholders shall be held on such date, at such time, and at such place (if any) within or without the State of Delaware as shall be designated from time to time by the board of directors and stated in the Corporation’s notice of the meeting. At the annual meeting, directors shall be elected and any other proper business, brought in accordance with Section 2.4 of these Bylaws, may be transacted.

2.3 Special Meeting

(i) A special meeting of the stockholders, other than those required by statute or by the Certificate of Incorporation, may be called at any time only by (A) the affirmative vote of a majority of the Whole Board, (B) the chairperson of the board of directors, if there be one, (C) the chief executive officer, if there be one, or (D) the president. A special meeting of the stockholders may not be called by any other person or persons. The board of directors, by the affirmative vote of a majority of the Whole Board, may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders. For purposes of these Bylaws, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

(ii) The notice of a special meeting shall include the purpose for which the meeting is called. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by or at the direction of the board of directors, the chairperson of the board of directors, if thereby one, the chief executive officer, if there be one, or the president. Nothing contained in this Section 2.3(ii) shall be construed as limiting, fixing or affecting the time when a meeting of stockholders called by action of the board of directors may be held.

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2.4 Advance Notice Procedures.

(i) Advance Notice of Stockholder Business. At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be brought: (A) pursuant to the corporation’s proxy materials with respect to such meeting, (B) by or at the direction of the board of directors, or (C) by a stockholder of the corporation who (1) is a stockholder of record at the time of the giving of the notice required by this Section 2.4(i) and on the record date for the determination of stockholders entitled to vote at the annual meeting and (2) has timely complied in proper written form with the notice procedures set forth in this Section 2.4(i). In addition, for business to be properly brought before an annual meeting by a stockholder, such business must be a proper matter for stockholder action pursuant to these bylaws and applicable law. Except for proposals properly made in accordance with Rule 14a-8 under the Securities and Exchange Act of 1934, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”), clause (C) above shall be the exclusive means for a stockholder to bring business before an annual meeting of stockholders.

(a) To comply with clause (C) of Section 2.4(i) above, a stockholder’s notice must set forth all information required under this Section 2.4(i) and must be timely received by the secretary of the Corporation. To be timely, a stockholder’s notice must be received by the secretary at the principal executive offices of the Corporation not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which the Corporation first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then, for notice by the stockholder to be timely, it must be so received by the secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting, or (ii) the tenth day following the day on which Public Announcement (as defined below) of the date of such annual meeting is first made. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described in this Section 2.4(i)(a). “Public Announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(b) To be in proper written form, a stockholder’s notice to the secretary must set forth as to each matter of business the stockholder intends to bring before the annual meeting: (1) a brief description of the business intended to be brought before the annual meeting, the text of the proposed business (including the text of any resolutions proposed for consideration) and the reasons for conducting such business at the annual meeting, (2) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such business and any Stockholder Associated Person (as defined below), (3) the class and number of shares of the Corporation that are held of record or are beneficially owned by the stockholder or any Stockholder Associated Person and any derivative positions held or beneficially held by the stockholder or any Stockholder Associated Person as of the date of delivery of such notice, (4) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such stockholder or any Stockholder Associated Person with respect to any securities of the Corporation, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, such stockholder or any Stockholder Associated Person with respect to any securities of the Corporation, (5) any material interest of the stockholder or a Stockholder Associated Person in such business, and (6) a statement whether either such stockholder or any Stockholder Associated Person will deliver a proxy statement and form of proxy to holders of at least the percentage of the voting power of the Corporation’s voting shares required under applicable law to carry the proposal (such information provided and statements made as required by clauses (1) through (6), a “Business Solicitation Statement”). In addition, to be in proper written form, a stockholder’s notice to the secretary must be supplemented not later than ten days following the record date for notice of the meeting to disclose the information contained in clauses (3) and (4) above as of the record date for notice of the meeting. For purposes of this Section 2.4, a “Stockholder Associated Person” of any stockholder shall mean (i) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder and on whose behalf the proposal or nomination, as the case may be, is being made, or (iii) any person controlling, controlled by or under common control with such person referred to in the preceding clauses (i) and (ii).

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(c) Without exception, no business shall be conducted at any annual meeting except in accordance with the provisions set forth in this Section 2.4(i) and, if applicable, Section 2.4(ii). In addition, business proposed to be brought by a stockholder may not be brought before the annual meeting if such stockholder or a Stockholder Associated Person, as applicable, takes action contrary to the representations made in the Business Solicitation Statement applicable to such business or if the Business Solicitation Statement applicable to such business contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading. The chairperson of the annual meeting shall, if the facts warrant, determine and declare at the annual meeting that business was not properly brought before the annual meeting and in accordance with the provisions of this Section 2.4(i), and, if the chairperson should so determine, he or she shall so declare at the annual meeting that any such business not properly brought before the annual meeting shall not be conducted.

(ii) Advance Notice of Director Nominations at Annual Meetings. Notwithstanding anything in these bylaws to the contrary, only persons who are nominated in accordance with the procedures set forth in this Section 2.4(ii) shall be eligible for election or re-election as directors at an annual meeting of stockholders. Nominations of persons for election or re-election to the board of directors of the Corporation shall be made at an annual meeting of stockholders only (A) by or at the direction of the board of directors or (B) by a stockholder of the Corporation who (1) was a stockholder of record at the time of the giving of the notice required by this Section 2.4(ii) and on the record date for the determination of stockholders entitled to vote at the annual meeting and (2) has complied with the notice procedures set forth in this Section 2.4(ii). In addition to any other applicable requirements, for a nomination to be made by a stockholder, the stockholder must have given timely notice thereof in proper written form to the secretary of the Corporation.

(a) To comply with clause (B) of Section 2.4(ii) above, a nomination to be made by a stockholder must set forth all information required under this Section 2.4(ii) and must be received by the secretary of the Corporation at the principal executive offices of the Corporation at the time set forth in, and in accordance with, the final three sentences of Section 2.4(i)(a) above; provided additionally, however, that in the event the number of directors to be elected to the board of directors is increased and there is no Public Announcement naming all of the nominees for director or specifying the size of the increased board made by the Corporation at least ten (10) days before the last day a stockholder may deliver notice of nomination pursuant to the foregoing provisions, a stockholder’s notice required by this Section 2.4(ii) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the date on which such Public Announcement is first made by the Corporation.

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(b) To be in proper written form, such stockholder’s notice to the secretary must set forth:

(1) as to each person (a “nominee”) whom the stockholder proposes to nominate for election or re-election as a director: (A) the name, age, business address and residence address of the nominee, (B) the principal occupation or employment of the nominee, (C) the class and number of shares of the Corporation that are held of record or are beneficially owned by the nominee and any derivative positions held or beneficially held by the nominee, (D) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the nominee with respect to any securities of the Corporation, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of the nominee, (E) a description of all arrangements or understandings between or among the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder or concerning the nominee’s potential service on the board of directors, (F) a written statement executed by the nominee acknowledging that as a director of the Corporation, the nominee will owe fiduciary duties under Delaware law with respect to the Corporation and its stockholders, and (G) any other information relating to the nominee that would be required to be disclosed about such nominee if proxies were being solicited for the election or re-election of the nominee as a director, or that is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including without limitation the nominee’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected or re-elected, as the case may be); and

(2) as to such stockholder giving notice, (A) the information required to be provided pursuant to clauses (2) through (5) of Section 2.4(i)(b) above, and the supplement referenced in the second sentence of Section 2.4(i)(b) above (except that the references to “business” in such clauses shall instead refer to nominations of directors for purposes of this paragraph), and (B) a statement whether either such stockholder or Stockholder Associated Person will deliver a proxy statement and form of proxy to holders of at least the percentage of voting power of the Corporation’s voting shares reasonably believed by such stockholder or Stockholder Associated Person to be necessary to elect or re-elect such nominee(s) (such information provided and statements made as required by clauses (A) and (B) above, a “Nominee Solicitation Statement”).

(c) At the request of the board of directors, any person nominated by a stockholder for election or re-election as a director must furnish to the secretary of the Corporation (1) that information required to be set forth in the stockholder’s notice of nomination of such person as a director as of a date subsequent to the date on which the notice of such person’s nomination was given, (2) such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director or audit committee financial expert of the Corporation under applicable law, securities exchange rule or regulation, or any publicly disclosed corporate governance guideline or committee charter of the Corporation and (3) such other information that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee; in the absence of the furnishing of any such information of the kind specified in this Section 2.4(ii)(c) if requested, such stockholder’s nomination shall not be considered in proper form pursuant to this Section 2.4(ii).

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(d) Without exception, no person shall be eligible for election or re-election as a director of the Corporation at an annual meeting of stockholders unless nominated in accordance with the provisions set forth in this Section 2.4(ii). In addition, a nominee shall not be eligible for election or re-election if a stockholder or Stockholder Associated Person, as applicable, takes action contrary to the representations made in the Nominee Solicitation Statement applicable to such nominee or if the Nominee Solicitation Statement applicable to such nominee contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading. The chairperson of the annual meeting shall, if the facts warrant, determine and declare at the annual meeting that a nomination was not made in accordance with the provisions prescribed by these bylaws, and if the chairperson should so determine, he or she shall so declare at the annual meeting, and the defective nomination shall be disregarded.

(iii) Advance Notice of Director Nominations for Special Meetings.

(a) If the board of directors has authorized in the specific case that stockholders may fill a vacancy or newly created directorship at a special meeting of stockholders, and a special meeting has been properly called for such purpose, nominations of persons for election or appointment to the board of directors at such special meeting shall be made only (1) by or at the direction of the board of directors or (2) by any stockholder of the Corporation who (A) is a stockholder of record at the time of the giving of the notice required by this Section 2.4(iii) and on the record date for the determination of stockholders entitled to vote at the special meeting and (B) delivers a timely written notice of the nomination to the secretary of the Corporation that includes the information set forth in Sections 2.4(ii)(b) and (ii)(c) above. To be timely, such notice must be received by the secretary at the principal executive offices of the Corporation not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which Public Announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected or appointed at such meeting. A person shall not be eligible for election or appointment as a director at a special meeting unless the person is nominated (i) by or at the direction of the board of directors or (ii) by a stockholder in accordance with the notice procedures set forth in this Section 2.4(iii). In addition, a nominee shall not be eligible for election or appointment if a stockholder or Stockholder Associated Person, as applicable, takes action contrary to the representations made in the Nominee Solicitation Statement applicable to such nominee or if the Nominee Solicitation Statement applicable to such nominee contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading. Any person nominated in accordance with this Section 2.4(iii) is subject to, and must comply with, the provisions of Section 2.4(ii)(c).

(b) The chairperson of such special meeting shall, if the facts warrant, determine and declare at the meeting that a nomination or business was not made in accordance with the procedures prescribed by these bylaws, and if the chairperson should so determine, he or she shall so declare at the meeting, and the defective nomination or business shall be disregarded.

(iv) Other Requirements and Rights. In addition to the foregoing provisions of this Section 2.4, a stockholder must also comply with all applicable requirements of state law and of the Exchange Act with respect to the matters set forth in this Section 2.4. Nothing in this Section 2.4 shall be deemed to affect any rights of:

(a) a stockholder to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act; or

(b) the Corporation to omit a proposal from the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act.

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2.5 Notice of Stockholders’ Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Except as otherwise provided in the DGCL, the Certificate of Incorporation or these Bylaws, the written notice of any meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

2.6 Quorum. The holders of a majority of the voting power of the stock issued, outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders, unless otherwise required by law, the Certificate of Incorporation, these Bylaws or the rules and regulations of any applicable stock exchange. Where a separate vote by a class or series or classes or series is required, a majority of the voting power of the then-issued and outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter, except as otherwise required by law, the Certificate of Incorporation, these Bylaws or the rules and regulations of any applicable stock exchange. If, however, such quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting, if there be one, or (ii) the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. The chairperson of the meeting shall have the authority to adjourn a meeting of the stockholders in all other events. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

2.7 Adjourned Meeting; Notice. When a meeting is adjourned to another time or place, unless these Bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the board of directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 213(a) of the DGCL and Section 2.11 of these Bylaws, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

2.8 Conduct of Business. The chairperson of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of business. The chairperson of any meeting of stockholders shall be designated by the board of directors; in the absence of such designation, the chairperson of the board, if any, the chief executive officer (in the absence of the chairperson), if any, or the president (in the absence of the chairperson of the board and the chief executive officer), or in their absence any other executive officer of the Corporation, shall serve as chairperson of the stockholder meeting.

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2.9 Voting. The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.11 of these Bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL. Except as may be otherwise provided in the Certificate of Incorporation, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder. Except as otherwise provided by law, the Certificate of Incorporation, these Bylaws or the rules and regulations of any applicable stock exchange, in all matters other than the election of directors, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Except as otherwise required by law, the Certificate of Incorporation, these Bylaws or the rules and regulations of any applicable stock exchange, directors shall be elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Where a separate vote by a class or series or classes or series is required, in all matters other than the election of directors, the affirmative vote of the majority of the voting power of shares of such class or series or classes or series present in person or represented by proxy at the meeting shall be the act of such class or series or classes or series, except as otherwise provided by law, the Certificate of Incorporation, these Bylaws, or the rules and regulations of any applicable stock exchange.

2.10 Stockholder Action by Written Consent Without a Meeting. Unless otherwise provided in the Certificate of Incorporation, any action required by statute to be taken at any annual or special meeting of the stockholders, or any action which may be taken at an annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be (i) signed by the holders of record on the record date (established in the manner set forth in Section 2.11 of this Bylaws and Article VIII of the Certificate of Incorporation) of outstanding shares of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted; provided, however, that in the case of the election or removal of directors by written consent, such consent shall be effective only if signed by the holders of all outstanding shares entitled to vote for the election of directors, and (ii) delivered to the Corporation in accordance with Section 228 of the DGCL. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

2.11 Record Dates. In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the board of directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the board of directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the board of directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the provisions of Section 213 of the DGCL and this Section 2.11 at the adjourned meeting. In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

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2.12 Proxies. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A written proxy may be in the form of a telegram, cablegram, or other means of electronic transmission which sets forth or is submitted with information from which it can be determined that the telegram, cablegram, or other means of electronic transmission was authorized by the stockholder.

2.13 List of Stockholders Entitled to Vote. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date. The stockholder list shall be arranged in alphabetical order and show the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal place of business. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place (as opposed to solely by means of remote communication), then a list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then a list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. The stock ledger of the Corporation shall be the only evidence as to the identity of the stockholders entitled to examine the stock list and vote at the meeting and the number of shares held by each of them.

2.14 Inspectors of Election. Before any meeting of stockholders, the board of directors shall appoint an inspector or inspectors of election to act at the meeting or its adjournment. The number of inspectors shall be either one (1) or three (3). If any person appointed as inspector fails to appear or fails or refuses to act, then the chairperson of the meeting shall appoint a person to fill that vacancy.

Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed and designated shall (i) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each share, (ii) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspector or inspectors’ count of all votes and ballots.

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In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspector or inspectors may consider such information as is permitted by applicable law. If there are three (3) inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all.

ARTICLE III — DIRECTORS

3.1 Powers. The business and affairs of the Corporation shall be managed by or under the direction of the board of directors, except as may be otherwise provided in the DGCL or the Certificate of Incorporation.

3.2 Number of Directors. The board of directors shall consist of one (1) or more members, each of whom shall be a natural person. Unless the Certificate of Incorporation fixes the number of directors, the number of directors shall be determined from time to time solely by resolution of the Whole Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3 Election, Qualification and Term of Office of Directors. Except as provided in Section 3.4 of these Bylaws, each director, including a director elected to fill a vacancy, shall hold office until the next annual meeting of stockholders. Each director shall hold office until the expiration of the term for which elected or appointed and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders unless so required by the Certificate of Incorporation or these Bylaws. The Certificate of Incorporation or these Bylaws may prescribe other qualifications for directors.

3.4 Resignation and Vacancies. Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation; provided, however, that if such notice is given by electronic transmission, such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the director. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Unless otherwise specified in the notice of resignation, acceptance of such resignation shall not be necessary to make it effective. A resignation which is conditioned upon the director failing to receive a specified vote for reelection as a director may provide that it is irrevocable. Unless otherwise provided in the Certificate of Incorporation or these Bylaws, when one or more directors resign from the board of directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective.

Unless otherwise provided in the certificate of incorporation or these bylaws or if authorized by resolution of the board of directors, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by the stockholders. If the directors are divided into classes, a person so elected by the directors then in office to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified.

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If, at the time of filling any vacancy or any newly created directorship, the directors then in office constitute less than a majority of the Whole Board (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the voting power of the capital stock of the Corporation at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office as aforesaid, which election shall be governed by the provisions of Section 211 of the DGCL as far as applicable.

3.5 Places of Meetings; Meetings by Telephone. The board of directors may hold meetings, both regular and special, either within or outside the State of Delaware. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the board of directors may participate in a meeting of the board of directors by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

3.6 Regular Meetings. Regular meetings of the board of directors may be held without notice at such time and at such place as shall from time to time be determined by the board of directors.

3.7 Special Meetings; Notice. Special meetings of the board of directors for any purpose or purposes may be called at any time by the chairperson of the board of directors, if there be one, the chief executive officer, if there be one, the president, the secretary or a majority of the authorized number of directors, at such times and places as he or she or they shall designate.

Notice of the time and place of special meetings shall be:

(i)	delivered personally by hand, by courier or by telephone;

(ii)	sent by United States first-class mail, postage prepaid;

(iii)	sent by facsimile; or

(iv)	sent by electronic mail,

directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or (iii) sent by electronic mail, it shall be delivered or sent at least 24 hours before the time of the holding of the meeting. If the notice is sent by United States mail, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting. Any oral notice may be communicated to the director. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.8 Quorum; Voting. Except as may be otherwise specifically provided by law, the Certificate of Incorporation or these Bylaws, at all meetings of the board of directors, a majority of the total authorized number of directors shall constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the board of directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present. The affirmative vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the board of directors, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these Bylaws. If the Certificate of Incorporation provides that one or more directors shall have more or less than one vote per director on any matter, every reference in these Bylaws to a majority or other proportion of the directors shall refer to a majority or other proportion of the votes of the directors.

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3.9 Board Action by Written Consent Without a Meeting. Unless otherwise restricted by the Certificate of Incorporation, these Bylaws or statute, any action required or permitted to be taken at any meeting of the board of directors, or of any committee thereof, may be taken without a meeting if all members of the board of directors or committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the board of directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. Any person (whether or not then a director) may provide, whether through instruction to an agent or otherwise, that a consent to action will be effective at a future time (including a time determined upon the happening of an event), no later than 60 days after such instruction is given or such provision is made and such consent shall be deemed to have been given for purposes of this Section 3.9 at such effective time so long as such person is then a director and did not revoke the consent prior to such time. Any such consent shall be revocable prior to its becoming effective.

3.10 Fees and Compensation of Directors. Unless otherwise restricted by the Certificate of Incorporation, these Bylaws or statute, the board of directors shall have the authority to fix the compensation of directors.

3.11 Removal of Directors. A director may be removed from office by the stockholders of the Corporation with or without cause. No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.

ARTICLE IV — COMMITTEES

4.1 Committees of Directors. The board of directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The board of directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, and in the absence of a designation by the board of directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the board of directors, allowed by law and in these Bylaws, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any Bylaw of the Corporation.

4.2 Committee Minutes. Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.

4.3 Meetings and Action of Committees. Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i)	Section 3.5 (place of meetings and meetings by telephone);

(ii)	Section 3.6 (regular meetings);

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(iii)	Section 3.7 (special meetings; notice);

(iv)	Section 3.8 (quorum; voting);

(v)	Section 3.9 (action without a meeting); and

(vi)	Section 7.5 (waiver of notice)

with such changes in the context of these Bylaws as are necessary to substitute the committee and its members for the board of directors and its members. However:

(i) the time of regular meetings of committees may be determined by resolution of the committee;

(ii) special meetings of committees may also be called by resolution of the committee; and

(iii) notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee. The board of directors or a committee may adopt rules for the government of any committee not inconsistent with the provisions of these Bylaws.

Any provision in the Certificate of Incorporation providing that one or more directors shall have more or less than one vote per director on any matter shall apply to voting in any committee or subcommittee, unless otherwise provided in the Certificate of Incorporation or these Bylaws.

4.4 Subcommittees. Unless otherwise provided in the Certificate of Incorporation, these Bylaws or the resolutions of the board of directors designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

ARTICLE V — OFFICERS

5.1 Officers. The officers of the Corporation shall be a president and a secretary. The Corporation may also have, at the discretion of the board of directors, a chairperson of the board of directors, a vice chairperson of the board of directors, a chief executive officer, a chief financial officer or treasurer, one or more vice presidents, one or more assistant vice presidents, one or more assistant treasurers, one or more assistant secretaries, and any such other officers as may be appointed in accordance with the provisions of these Bylaws. Any number of offices may be held by the same person.

5.2 Appointment of Officers. The board of directors shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these Bylaws, subject to the rights, if any, of an officer under any contract of employment. A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in this Article V for the regular election to such office.

5.3 Subordinate Officers. The board of directors may appoint, or empower the chief executive officer, if any, or, in the absence of a chief executive officer, the president, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these Bylaws or as the board of directors may from time to time determine.

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5.4 Removal and Resignation of Officers. Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the board of directors or by any officer upon whom such power of removal may be conferred by the board of directors, except that, unless specifically approved by the board, officers may not remove other officers chosen by the board of directors. Any officer may resign at any time by giving written or electronic notice to the Corporation; provided, however, that if such notice is given by electronic transmission, such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the officer. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5 Vacancies in Offices. Any vacancy occurring in any office of the Corporation shall be filled by the board of directors or as provided in Section 5.3.

5.6 Representation of Shares or Interests of Other Corporations or Entities. Subject to Section 5.7 of these Bylaws, the chairperson of the board of directors, if any, the president, any vice president, the treasurer, the secretary or any assistant secretary of this Corporation, or any other person authorized by the board of directors is authorized to vote, represent, and exercise on behalf of this Corporation all rights incident to any and all shares or equity interests of any other Corporation or Corporations or entity or entities standing in the name of this Corporation, including the right to act by written consent. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.7 Authority and Duty of Officers. All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be designated from time to time by the board of directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the board of directors.

ARTICLE VI — STOCK

6.1 Stock Certificates; Partly Paid Shares. The shares of the Corporation shall be represented by certificates, provided that the board of directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares, subject to the requirements of the DGCL. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by the chairperson of the board of directors, if there be one, or vice-chairperson of the board of directors, if there be one, or the president or a vice-president, and by the treasurer or an assistant treasurer, or the secretary or an assistant secretary of the Corporation representing the number of shares registered in certificate form. In case any officer, transfer agent or registrar who has signed a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The Corporation shall not have power to issue a certificate in bearer form. The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly-paid shares, or upon the books and records of the Corporation in the case of uncertificated partly-paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully-paid shares, the Corporation shall declare a dividend upon partly-paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

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6.2 Special Designation on Certificates. If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to this Section 6.2 or Sections 151, 156, 202(a) or 218(a) of the DGCL or with respect to this Section 6.2 a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated stock and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

6.3 Lost, Stolen or Destroyed Certificates. Except as provided in this Section 6.2, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

6.4 Dividends. The board of directors, subject to any restrictions contained in the Certificate of Incorporation or applicable law, may declare and pay dividends upon the shares of the Corporation’s capital stock. Dividends may be paid in cash, in property, or in shares of the Corporation’s capital stock, subject to the provisions of the Certificate of Incorporation. The board of directors may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

6.5 Transfer of Stock. Transfers of record of shares of stock of the Corporation shall be made only upon its books by the holders thereof, in person or by an attorney duly authorized, and, if such stock is certificated, upon the surrender of a certificate or certificates for a like number of shares, properly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer; provided, however, that such succession, assignment or authority to transfer is not prohibited by the Certificate of Incorporation, these Bylaws, applicable law or contract.

6.6 Stock Transfer Agreements. The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

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6.7 Registered Stockholders. The Corporation:

(i) shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner;

(ii) shall be entitled (to the fullest extent permitted by law) to hold liable for calls and assessments the person registered on its books as the owner of shares; and

(iii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VII — MANNER OF GIVING NOTICE AND WAIVER

7.1 Notice of Stockholders’ Meetings. Notice of any meeting of stockholders, if mailed, is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the Corporation’s records. An affidavit of the secretary or an assistant secretary of the Corporation or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

7.2 Notice by Electronic Transmission. Without limiting the manner by which notice otherwise may be given effectively to stockholders pursuant to the DGCL, the Certificate of Incorporation or these Bylaws, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any such consent shall be deemed revoked if:

(i) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent; and

(ii) such inability becomes known to the secretary or an assistant secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice.

However, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice;

(iii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iv) if by any other form of electronic transmission, when directed to the stockholder.

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An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the Corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

7.3 Notice to Stockholders Sharing an Address. Except as otherwise prohibited under the DGCL, without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under the provisions of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any stockholder who fails to object in writing to the Corporation, within 60 days of having been given written notice by the Corporation of its intention to send the single notice, shall be deemed to have consented to receiving such single written notice.

7.4 Notice to Person with whom Communication is Unlawful. Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate under the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

7.5 Waiver of Notice. Whenever notice is required to be given to stockholders, directors or other persons under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders or the board of directors, as the case may be, need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these Bylaws.

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ARTICLE VIII — INDEMNIFICATION

8.1 Indemnification of Directors and Officers in Third Party Proceedings. Subject to the other provisions of this Article VIII, the Corporation shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director of the Corporation or an officer of the Corporation, or while a director of the Corporation or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal Proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal Proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

8.2 Indemnification of Directors and Officers in Actions by or in the Right of the Corporation. Subject to the other provisions of this Article VIII, the Corporation shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed Proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or while a director or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

8.3 Successful Defense. To the extent that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any Proceeding described in Section 8.1 or Section 8.2, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

8.4 Indemnification of Others; Advance Payment to Others. Subject to the other provisions of this Article VIII, the Corporation shall have power to advance expenses to and indemnify its employees and its agents to the extent not prohibited by the DGCL or other applicable law. The board of directors shall have the power to delegate the determination of whether employees or agents shall be indemnified or receive an advancement of expenses to such person or persons as the board of directors determines.

8.5 Advance Payment of Expenses. Expenses (including attorneys’ fees) incurred by an officer or director of the Corporation in defending any Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding upon receipt of a written request therefor (together with documentation reasonably evidencing such expenses) and an undertaking by or on behalf of the person to repay such amounts if it shall ultimately be determined that the person is not entitled to be indemnified under this Article VIII or the DGCL. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems reasonably appropriate and shall be subject to the Corporation’s expense guidelines. The right to advancement of expenses shall not apply to any claim for which indemnity is excluded pursuant to these Bylaws, but shall apply to any Proceeding referenced in Section 8.6(ii) or 8.6(iii) prior to a determination that the person is not entitled to be indemnified by the Corporation.

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8.6 Limitation of Indemnification. Subject to the requirements in Section 8.3 and the DGCL, the Corporation shall not be obligated to indemnify any person pursuant to this Article VIII in connection with any Proceeding (or any part of any Proceeding):

(i) for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(ii) for an accounting or disgorgement of profits pursuant to Section 16(b) of the Exchange Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);

(iii) for any reimbursement of the Corporation by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the Corporation, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Corporation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Corporation of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements);

(iv) initiated by such person against the Corporation or its directors, officers, employees, agents or other indemnitees, unless (a) the board of directors authorized the Proceeding (or the relevant part of the Proceeding) prior to its initiation, (b) the Corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law, (c) otherwise required to be made under Section 8.7 or (d) otherwise required by applicable law; or

(v) if prohibited by applicable law; provided, however, that if any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (1) the validity, legality and enforceability of the remaining provisions of this Article VIII (including, without limitation, each portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

8.7 Determination; Claim. If a claim for indemnification or advancement of expenses under this Article VIII is not paid in full within 90 days after receipt by the Corporation of the written request therefor, the claimant shall be entitled to an adjudication by a court of competent jurisdiction of his or her entitlement to such indemnification or advancement of expenses. The Corporation shall indemnify such person against any and all expenses that are incurred by such person in connection with any action for indemnification or advancement of expenses from the Corporation under this Article VIII, to the extent such person is successful in such action, and to the extent not prohibited by law. In any such suit, the Corporation shall, to the fullest extent not prohibited by law, have the burden of proving that the claimant is not entitled to the requested indemnification or advancement of expenses.

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8.8 Non-Exclusivity of Rights. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation or any statute, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advancement of expenses, to the fullest extent not prohibited by the DGCL or other applicable law.

8.9 Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of the DGCL.

8.10 Survival. The rights to indemnification and advancement of expenses conferred by this Article VIII shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

8.11 Effect of Repeal or Modification. Any amendment, alteration or repeal of this Article VIII shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to such amendment, alteration or repeal.

8.12 Certain Definitions. For purposes of this Article VIII, references to the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article VIII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan (excluding any “parachute payments” within the meanings of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended); and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VIII.

ARTICLE IX — GENERAL MATTERS

9.1 Execution of Corporate Contracts and Instruments. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the board of directors may authorize any officer or officers, or agent or agents, to enter into any contract or execute any document or instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the board of directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

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9.2 Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the board of directors and may be changed by the board of directors.

9.3 Seal. The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the board of directors. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

9.4 Construction; Definitions. Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these Bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes both an entity and a natural person.

ARTICLE X – FORUM SELECTION

10.1 Choice of Forum. Except for an action in which the Court of Chancery in the State of Delaware concludes that an indispensable party is not subject to the jurisdiction of the Delaware courts, such Court of Chancery shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or the Corporation’s Certificate of Incorporation or these Bylaws, or (iv) any action asserting a claim against the Corporation based on a violation of Delaware decisional law relating to the internal affairs of the Corporation; provided that the Corporation may consent to an alternative forum for any such proceeding upon the approval of the Board.

10.2 Federal Forum. Notwithstanding Section 10.1 of this Article X, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933 or the Securities Exchange Act of 1934. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this provision.

ARTICLE XI — AMENDMENTS

These Bylaws may be adopted, amended or repealed by the stockholders entitled to vote; provided, however, that the affirmative vote of the holders of at least 66 2/3% of the total voting power of all outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required for the stockholders of the Corporation to alter, amend or repeal, or adopt any bylaw inconsistent with, the following provisions of these bylaws: Article II, Sections 3.1, 3.2, 3.4 and 3.11 of Article III, Article VIII, Article X and this Article XI (including, without limitation, any such Article or Section as renumbered as a result of any amendment, alteration, change, repeal, or adoption of any other Bylaw). The board of directors, acting by the affirmative vote of at least a majority of the Whole Board, shall also have the power to adopt, amend or repeal bylaws; provided, however, that a Bylaw amendment adopted by stockholders which specifies the votes that shall be necessary for the election of directors shall not be further amended or repealed by the board of directors.

* * * * *

E-24

AMERI HOLDINGS, INC.

CERTIFICATE OF ADOPTION OF AMENDED AND RESTATED BYLAWS

The undersigned hereby certifies that he is the duly elected, qualified and acting Secretary of AMERI Holdings, Inc., a Delaware corporation (the “Corporation”), and that the foregoing Amended and Restated Bylaws, comprising [twenty (20)] pages, were adopted as the Bylaws of the Corporation on [_____], 20[__].

(signature)

(print name)

Secretary
(title)

E-25

Annex F

CHARTER AMENDMENT (REVERSE STOCK SPLIT)

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AMERI HOLDINGS, INC.

AMERI Holdings, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

1.	The name of the Corporation is AMERI HOLDINGS, INC.

2.	The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The requisite stockholders of the Corporation have duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware.

3.	Effective as of [●], New York time, on [●], 2020 (the “Effective Time”), each [●] (#) issued and outstanding shares of the Corporation’s Common Stock, par value $0.01 per share, shall be converted into [●] (#) share of the Corporation’s Common Stock, par value $0.01 per share, as constituted following the Effective Time.

4.	The Certificate of Incorporation is hereby amended by adding the following paragraph D to ARTICLE IV:

“D. Reverse Stock Split.

Effective as of [●], New York time, on [●], 2020 (the “Effective Time”) each share of the Corporation’s common stock, $0.01 par value per share (the “Old Common Stock”), either issued or outstanding or held by the Corporation as treasury stock, immediately prior to the Effective Time, will be automatically reclassified as (without any further act) into a smaller number of shares such that each [●] (#) shares of Old Common Stock issued and outstanding or held by the Company as treasury stock immediately prior to the Effective Time is reclassified into one share of Common Stock, $0.01 par value per share, of the Corporation (the “New Common Stock”), without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation (the “Reverse Stock Split”). The Board of Directors shall make provision for the issuance of that number of fractions of New Common Stock such that any fractional share of a holder otherwise resulting from the Reverse Stock Split shall be rounded up to the next whole number of shares of New Common Stock. Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of the New Common Stock into which such shares of Old Common Stock shall have been reclassified plus the fraction, if any, of a share of New Common Stock issued as aforesaid.”

[SIGNATURE PAGE TO CERTIFICATE OF AMENDMENT]

F-1

IN WITNESS WHEREOF, AMERI Holdings, Inc., has caused this Certificate to be executed by its duly authorized officer on this [●] day of [●], 2020.

AMERI HOLDINGS, INC.

By:
Name:
Title:	Chief Executive Officer

F-2

Annex G-1

ALPHA SECURED PROMISSORY NOTE

SECURED PROMISSORY NOTE

THIS PROMISSORY NOTE made as of the 10th day of January, 2020.

B E T W E E N:	Alpha Capital Anstalt
Lettstrasse 32
9490 Vaduz, Liechtenstein
Fax: 011-423-2323196
Email: info@alphacapital.il

(hereinafter called the “Noteholder”)

- and -

Jay Pharma Inc., a federally chartered Canadian corporation
140 E. Ridgewood Avenue, Suite 415
Paramus, NJ 07652
Fax:
Email:
(hereinafter called the “Debtor”)

FOR VALUE RECEIVED, and subject to the terms and conditions set forth herein, the Borrower, hereby unconditionally promises to pay to the order of the Noteholder or its assigns (the “Noteholder”, and together with the Borrower, the “Parties”), the principal amount of US$1,500,000 (the “Loan”), together with all accrued interest thereon, as provided in this Promissory Note, as the same may be amended, amended and restated, renewed, extended, supplemented, replaced or otherwise modified from time to time in accordance with its terms (the “Note”). The entire principal amount of the Loan shall be deemed to have been provided to the Borrower on the date above written.

ARTICLE I
Definitions

Capitalized terms used herein shall have the meanings set forth in this ARTICLE I.

“Advance” means each disbursement made by the Noteholder to the Borrower under this Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

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“Amalgamation” means the transaction among Ameri Holdings, Inc., Jay Pharma Merger Sub, Inc., Borrower, and Jay Pharma ExchangeCo., Inc. as described in and on the unamended, unwaived, and precise terms of the Amalgamation Agreement.

“Amalgamation Agreement” means the fully executed agreement among the parties to the Amalgamation, including the exhibits, schedules, thereto and the documents, agreements and deliverables required or permitted to be delivered in connection therewith.

“Amalgamation Closing” means the closing, fulfillment and completion of the Amalgamation and all of the actions required or permitted to be taken with respect to the Amalgamation and the Amalgamation Agreement.

“Anti-Terrorist Financing and Anti-Money Laundering Laws” means all Applicable Laws concerning or related to money laundering or financing terrorism, government sanctions and “know your client” laws and which are applicable to the Borrower and the Noteholder including the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Trading with the Enemy Act (United States), Executive Order No. 13224, and the USA PATRIOT Act.

“Applicable Law” means, in relation to any Person, property, transaction or event, all applicable provisions of: (a) statutes, laws (including common law), rules, regulations, decrees, ordinances, codes, proclamations, treaties, declarations or orders of any Governmental Authority; (b) any consents or approvals of any Governmental Authority; and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority, in each case applicable to or binding upon such Person, property, transaction or event.

“Applicable Rate” means the annual rate equal to seven percent (7%).

“Borrower” has the meaning set forth in the introductory paragraph.

“Business Day” means any day, other than a Saturday, Sunday or other day on which commercial banks in New York State are authorized or required by law to be closed for business.

“Debt” of the Borrower, means all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, except trade payables arising in the ordinary course of business; (c) obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations as lessee under capital leases and sale and lease-back transactions; (e) obligations in respect of any interest rate swaps, currency exchange agreements, commodity swaps, or similar arrangements entered into by the Borrower providing for protection against fluctuations in interest rates, currency exchange rates or commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies; (f) obligations under bankers’ acceptance facilities and letters of credit; (g) purchase money security obligations; (h) guarantees, surety bonds, and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in a Person, or otherwise to assure a creditor against loss, in each case, in respect of indebtedness set out in clauses (a) through (g) of a Person other than the Borrower; and (i) indebtedness set out in clauses (a) through (h) of any Person other than Borrower secured by any encumbrance on any asset of the Borrower, whether or not such indebtedness has been assumed by the Borrower.

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“Default” means any of the events specified in ARTICLE X which constitutes an Event of Default or which, upon the giving of notice, the lapse of time, or both pursuant to ARTICLE X would, unless cured or waived, become an Event of Default.

“Distribution” means, (a) any declaration or payment of dividends, or other return on capital in respect of any Equity Interests of the Borrower; (b) any purchase, redemption, defeasance, retirement or other acquisition of, any Equity Interests of the Borrower; (c) any other payment or distribution of money or equivalents (including principal, interest, royalties and management fees) by or to the shareholders or creditors of the Borrower.

“Encumbrance” means any security interest, mortgage, debenture, pledge, hypothec, assignment (as security), deposit arrangement, lien (statutory or other), charge, title retention, consignment, lease or other security agreement or trust, right of set-off or other arrangement having the effect of security for the payment of any debt, liability or obligation.

“Equity Interests” means any and all shares, interests, participations, or other equivalents of shares in a corporation, any and all equivalent ownership (or profit) interests in a Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person, and any and all warrants, rights or options to purchase any of the foregoing, whether voting or non-voting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“Event of Default” has the meaning set forth in ARTICLE X.

“ExchangeCo Special Shares” has the meaning set forth in the Amalgamation Agreement.

“GAAP” means generally accepted accounting principles which are in effect from time to time in the United States, applied in a consistent manner from period to period.

“Governmental Authority” means: (a) any government, parliament or legislature, any regulatory or administrative authority, agency, commission or board and any other statute, rule or regulation making entity having jurisdiction in the relevant circumstances; (b) any Person acting within and under the authority of any of the foregoing or under a statute, rule or regulation thereof; and (c) any judicial, administrative or arbitral court, authority, tribunal or commission having jurisdiction in the relevant circumstances.

“Indemnified Taxes” means: (a) Taxes imposed on or with respect to any payment made by the Borrower; and (b) to the extent not otherwise described in (a), any and all present or future stamp, court, recording, filing, intangible, documentary or similar Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement or registration of, or performance under, or from the receipt or perfection of a security interest under or otherwise with respect to this Agreement.

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“Interest Payment Date” means the Maturity Date, as accelerated or otherwise.

“Loan” has the meaning set forth in the introductory paragraph.

“Material Adverse Effect” means any such matter, event or circumstance that individually, or in the aggregate, could, in the opinion of the Noteholder, acting reasonably, be expected to have a material adverse effect on the business, assets, properties, liabilities (actual or contingent), operations, or condition (financial or otherwise) of the Borrower.

“Maturity Date” means the earliest of (a) July 6, 2020 and (b) the date on which all amounts under this Note shall become due and payable under ARTICLE XI.

“Note” has the meaning set forth in the introductory paragraph.

“Noteholder” has the meaning set forth in the introductory paragraph.

“Order” as to any Person, means any order, decree, judgment, writ, injunction, settlement agreement, requirement or determination of an arbitrator or a court or other Governmental Authority, in each case, applicable to or binding on such Person or any of its properties or to which such Person or any of its properties is subject.

“Parties” has the meaning set forth in the introductory paragraph.

“Permitted Debt” means Debt (a) existing or arising under this Note and any refinancing thereof; and (b) existing as of the date of this Note.

“Permitted Encumbrance” means (a) Encumbrances for taxes not yet due or which are being contested in good faith by appropriate proceedings; and (b) non-consensual Encumbrances arising by operation of law, arising in the ordinary course of business, and for amounts which are not overdue for a period of more than thirty (30) days or that are being contested in good faith by appropriate proceedings; and (c) Encumbrances created pursuant to the Security Agreement.

“Person” means an individual, legal or natural person, corporation, company, firm, body corporate, partnership, joint venture, Governmental Authority, unincorporated organization, trust, association, estate or other entity.

“Resulting Issuer Common Stock” has the meaning set forth in the Amalgamation Agreement.

“Security Agreement” means the security agreement, dated as of the date hereof, by and between the Borrower and Noteholder, as the same may be amended, amended and restated, renewed, extended, supplemented, replaced or otherwise modified from time to time in accordance with its terms.

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“Taxes” means any and all present or future income, stamp or other taxes, levies, imposts, duties, deductions, charges, fees or withholdings imposed, levied, withheld or assessed by any Governmental Authority, together with any interest, additions to tax or penalties imposed thereon and with respect thereto.

ARTICLE II
Amalgamation

Section 2.01 Amalgamation. The Noteholder has been granted certain rights pursuant to the Amalgamation Agreement, including the right to exchange this Note for securities and registration rights. Borrower agrees to use its best efforts to enable and assist Noteholder to receive the benefit of those rights.

ARTICLE III
Repayment and Prepayment

Section 3.01 Final Payment Date. Unless this Note is earlier converted pursuant to Section 2.01, the aggregate unpaid principal amount of the Loan, all accrued and unpaid interest and all other amounts payable under this Note shall be due and payable on the Maturity Date.

Section 3.02 Payment Grace Period. The Borrower shall not have any grace period to pay any monetary amounts due under this Note.

ARTICLE IV
Security Agreement

Section 4.01 Security Agreement. The Borrower’s performance of its obligations hereunder is secured by a first priority security interest in the collateral specified in the Security Agreement.

ARTICLE V
Interest

Section 5.01 Interest Rate. Except as otherwise provided herein, the outstanding principal amount of the Loan made hereunder shall bear interest at the Applicable Rate from the date the Loan was made until the Loan is paid in full, whether at maturity, upon acceleration, by prepayment or otherwise.

Section 5.02 Interest Payment Dates. Interest shall be calculated daily and shall be payable to the Noteholder on the Maturity Date, accelerated or otherwise and upon conversion pursuant to Section 2.01, or otherwise.

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Section 5.03 Calculation of Interest and Application of Payments.

(a)	Interest on this Note shall be calculated on the basis of a 365-day year and the actual number of days elapsed. Payments made in connection with this Note shall be applied first to amounts due hereunder other than principal and interest, thereafter to interest and finally to principal.

(b)	For the purposes of the Interest Act (Canada) and disclosure under such Act, wherever interest to be paid under this Note is to be calculated on the basis of any period of time that is less than a calendar year (an “interest period”), such rate of interest shall be expressed as a yearly rate by multiplying such rate of interest for the interest period by the actual number of days in the calendar year in which the rate is to be ascertained and dividing it by the number of days in the interest period.

Section 5.04 Interest Rate Limitation. If, at any time and for any reason whatsoever, the interest rate payable on the Loan shall exceed the maximum rate of interest permitted to be charged by the Noteholder to the Borrower under Applicable Law, or would result in receipt by the Noteholder of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) such interest rate shall be reduced automatically to the maximum rate of interest permitted to be charged under Applicable Law.

ARTICLE VI
Place of Payment and Taxes

Section 6.01 Manner of Payments. All payments of interest and principal shall be made in lawful money of the United States no later than 1:00 p.m. on the date on which such payment is due by wire transfer of immediately available funds without set-off deduction or counterclaim to the Noteholder’s account at a bank specified by the Noteholder in writing to the Borrower from time to time.

Section 6.02 Application of Payments. All payments made hereunder shall be applied first to the payment of any fees or charges outstanding hereunder, second to accrued interest, and third to the payment of the principal amount outstanding under the Note.

Section 6.03 Business Day Convention. Whenever any payment to be made hereunder shall be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension will be taken into account in calculating the amount of interest payable under this Note.

Section 6.04 Evidence of Debt. The Noteholder is authorized to record on the grid attached hereto as Exhibit A the Loan made to the Borrower and each payment or prepayment thereof. The entries made by the Noteholder shall, to the extent permitted by Applicable Law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of the Noteholder to record such payments or prepayments, or any inaccuracy therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loan in accordance with the terms of this Note.

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Section 6.05 Rescission of Payments. If at any time any payment made by the Borrower under this Note is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, the Borrower’s obligation to make such payment shall be reinstated as though such payment had not been made.

Section 6.06 Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without reduction or withholding for any taxes; provided that if the Borrower is required by Applicable Law to deduct or withhold any Taxes from such payment, then:

(a)	If such tax is an Indemnified Tax, the amount payable by the Borrower shall be increased so that after making all required deductions or withholdings, the Noteholder receives an amount equal to the amount it would have received had no such deduction or withholdings been made; and

(b)	The Borrower shall make such deductions, timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law, and provide the Noteholder with official receipts or other evidence satisfactory to the Noteholder for each payment.

ARTICLE VII
Representations and Warranties

The Borrower hereby represents and warrants to the Noteholder on the date hereof as follows:

Section 7.01 Incorporation and Existence. The Borrower is incorporated and validly existing under the laws of its jurisdiction of incorporation.

Section 7.02 Power and Capacity. The Borrower has the corporate power and capacity, and the legal right, to execute and deliver this Note and the Security Agreement and to perform its obligations hereunder and thereunder.

Section 7.03 Authorization; Execution and Delivery. The execution and delivery of this Note and the Security Agreement by the Borrower and the performance of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action in accordance with all Applicable Laws. The Borrower has duly executed and delivered this Note and the Security Agreement.

Section 7.04 No Approvals. No consent or authorization of, filing with, notice to or other act by, or in respect of, any Governmental Authority or any other Person is required in order for the Borrower to execute, deliver, or perform any of its obligations under this Note or the Security Agreement.

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Section 7.05 No Violations. The execution and delivery of this Note and the Security Agreement and the consummation by the Borrower of the transactions contemplated hereby and thereby do not and will not (a) violate any provision of the Borrower’s articles, by-laws, or any shareholders agreement; (b) violate any Applicable Law or Order applicable to the Borrower or by which any of its properties or assets may be bound; or (c) constitute a default under any material agreement or contract by which the Borrower may be bound.

Section 7.06 Enforceability. Each of the Note and the Security Agreement is a valid, legal and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 7.07 No Litigation. No action, suit, litigation, investigation or proceeding of, or before, any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its property or assets (a) with respect to the Note, the Security Agreement or any of the transactions contemplated hereby or thereby or (b) that would be expected to have a Material Adverse Effect.

Section 7.08 Taxes. The Borrower has filed on a timely basis all Tax returns, elections and reports that are required to be filed by it under Applicable Law and has paid, collected, withheld and remitted all Taxes and remittances shown thereon to be due and payable, collectible or remittable by it under Applicable Law, and all other Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority. No tax liens have been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such Tax, fee or other charge.

Section 7.09 Financial Statements. Annexed hereto as Exhibit B is financial information of the Company (“Financial Statements”). The Financial Statements have been prepared in accordance with GAAP. The Financial Statements fairly present in all material respects the financial position of the Borrower as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject to normal, immaterial year end adjustments which would be required pursuant to generally accepted accounting principles.

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ARTICLE VIII
Positive Covenants

Until all amounts outstanding in this Note have been paid in full, the Borrower shall:

Section 8.01 Maintenance of Existence. (a) Preserve, renew and maintain in full force and effect its corporate or organizational existence; and (b) take all reasonable action to maintain all rights, privileges, permits, licences and franchises necessary or desirable in the normal conduct of its business, except, in each case, where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 8.02 Compliance. Comply with (a) all of the terms and provisions of its articles, by-laws and any unanimous shareholder agreement; (b) its obligations under its material contracts and agreements; and (c) all Applicable Laws and Orders applicable to it and its business, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 8.03 Payment Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings, and reserves in conformity with GAAP with respect thereto have been provided on its books.

Section 8.04 Notice of Events of Default. As soon as possible and in any event within one (1) Business Day after it becomes aware that a Default or an Event of Default has occurred, notify the Noteholder in writing of the nature and extent of such Default or Event of Default and the action, if any, it has taken or proposes to take with respect to such Default or Event of Default.

Section 8.05 Furnishing of Information. For so long as this Note is outstanding, Borrower shall deliver to the Noteholder: (i) for each of Borrower’s first three fiscal quarters unaudited quarterly financial statements within 45 calendar days after each quarter-end, (ii) within 120 days after each of Borrower’s fiscal year ends, annual audited financial statements prepared according to GAAP, and (iii) copies of any documents or data furnished to Borrower’s stockholders in their capacity as stockholders regarding the Borrower or its affairs, simultaneously with the furnishing of such documents or data to such stockholders.

Section 8.06 Further Assurances. Upon the request of the Noteholder, promptly execute and deliver such further instruments and do or cause to be done such further acts as may be necessary or advisable to carry out the intent and purposes of this Note and the Security Agreement.

Section 8.07 Use of Proceeds. The Company will only use the proceeds of the Loan in accordance with the use of proceeds set forth on Schedule 8.7.

ARTICLE IX
Negative Covenants

Until all amounts outstanding under this Note have been paid in full, the Borrower shall not:

Section 9.01 Indebtedness. Incur, create or assume any Debt, other than Permitted Debt.

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Section 9.02 Encumbrances. Incur, create, assume or suffer to exist any Encumbrance on any of its property or assets, whether now owned or hereinafter acquired except for Permitted Encumbrances.

Section 9.03 Line of Business. Enter into any business, directly or indirectly, except for those businesses in which the Borrower is engaged on the date of this Note or that are reasonably related thereto.

Section 9.04 Limitation on Changes to Capital Structure. Make any change to its capital structure, authorize or issue any Equity Interests of the Borrower.

Section 9.05 Limitation on Dispositions. Sell, lease, assign, transfer or otherwise dispose of any of its assets or property outside of the ordinary course of business, whether now owned or hereafter acquired, or issue of sell any Equity Interests of the Borrower to any Person.

Section 9.06 Limitation on Distributions. Make any Distributions to shareholders or creditors.

Section 9.07 Compliance with Anti-Terrorist Financing and Anti-Money Laundering Laws. Violate any applicable Anti-Terrorist Financing and Anti-Money Laundering Laws.

Section 9.08 Amalgamation Agreement. Take or suffer any act not permitted under the Amalgamation Agreement.

ARTICLE X
Events of Default

The occurrence and continuance of any of the following shall constitute an Event of Default hereunder:

Section 10.01 Failure to Pay. The Borrower fails to pay (a) any principal amount of the Loan when due or (b) interest or any other amount when due.

Section 10.02 Breach of Representations and Warranties. Any representation or warranty made or deemed made by the Borrower to the Noteholder herein or in the Security Agreement is incorrect in any material respect on the date as of which such representation or warranty was made or deemed made.

Section 10.03 Breach of Covenants. The Borrower fails to observe or perform (a) any covenant, condition or agreement contained in ARTICLE IX or (b) any other material covenant, obligation, condition or agreement contained in this Note or the Security Agreement other than those specified in clause (a) and Section 10.01 and, in either case of (a) or (b), and if capable of cure and subject to any other provision of this Note, such failure continues for five (5) Business Days after written notice to the Borrower.

Section 10.04 Cross-defaults. The Borrower fails to pay when due any of its Debt (other than Debt arising under this Note) or any interest or premium thereon when due (whether by scheduled maturity, acceleration, demand or otherwise) and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt.

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Section 10.05 Bankruptcy and Insolvency.

(a)	the Borrower commences any application, proceeding or other action (i) under any existing or future Applicable Law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, proposal, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (ii) seeking appointment of a receiver, interim receiver, receiver and manager, trustee, custodian, conservator or other similar official for it or for all or any part of its assets, or the Borrower makes a general assignment for the benefit of its creditors;

(b)	there is commenced against the Borrower any application, proceeding or other action of a nature referred to in Section 10.05(a) which (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged or unbonded for a period of thirty (30) calendar days;

(c)	there is commenced against the Borrower any application, proceeding or other action seeking issuance of a writ of seizure and sale, execution, garnishment, or similar process against all or any part of its assets which results in the entry of an order for any such relief which has not been vacated, discharged, stayed or bonded pending appeal within thirty (30) calendar days from the entry thereof;

(d)	the Borrower takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in Section 10.05(a), Section 10.05(b) or Section 10.05(c); or

(e)	the Borrower is generally not, or shall be unable to, or admits in writing its inability to, pay its debts as they become due.

Section 10.06 Judgments and Executions. One or more judgments or writs of seizure and sale shall be entered, issued or registered against the Borrower and all of such judgments or writs of enforcement shall not have been vacated, discharged, stayed or bonded pending appeal within thirty (30) calendar days from the entry thereof.

Section 10.07 Abandonment or Delay of Amalgamation. The Amalgamation shall be abandoned by any party thereto or the Amalgamation Closing shall not have occurred by March 31, 2020.

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ARTICLE XI
Remedies

Section 11.01 Remedies. Upon the occurrence of any Event of Default and at any time thereafter during the continuance of such Event of Default, the Noteholder may, at its option, by written notice to the Borrower (a) declare the entire principal amount of this Note, together with all accrued interest thereon and all other amounts payable hereunder, immediately due and payable; and/or (b) exercise any or all of its rights, powers or remedies under the Security Agreement or Applicable Law; provided, however that, if an Event of Default described in Section 10.05 or 10.07 shall occur, the principal of and accrued interest on the Loan shall become immediately due and payable without any notice, declaration or other act on the part of the Noteholder.

ARTICLE XII
Miscellaneous

Section 12.01 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, facsimile, or electronic mail, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received), or (b) upon receipt, when sent by electronic mail (provided confirmation of transmission is electronically generated and keep on file by the sending party), or (c) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be as follows: (i) if to Borrower, to: Jay Pharma, Inc., Attn: David Stefansky, Email: dstefansky@bezalelpartners.com, with a copy by email or fax only to (which shall not constitute notice): Haynes and Boone LLP, 30 Rockefeller Plaza, 26th Floor, New York, NY 10112, Attn: Rick Werner, Esq., Email: Rick.Werner@haynesboone.com, Fax: (212) 884-8234, and (ii) if to the Noteholder, to: the address, email address or fax number indicated on the front page of this Note, with an additional copy by email or fax only to (which shall not constitute notice): Grushko & Mittman, P.C., 515 Rockaway Avenue, Valley Stream, New York 11581, Email: counslers@grushkomittman.com, Fax: (212) 697-3575.

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Section 12.02 Expenses. The Borrower agrees to reimburse the Noteholder on demand for all reasonable and documented out-of-pocket costs, expenses and fees (including reasonable expenses and fees of its external counsel) incurred by the Noteholder in connection with the transactions contemplated hereby including (a) the negotiation, documentation and execution of this Note and the Security Agreement; and (b) the enforcement of the Noteholder’s rights hereunder and thereunder.

Section 12.03 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by the Note or Security Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall if commenced by any Person other than the Noteholder be commenced exclusively in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”); and if commenced by the Noteholder, at the election of Noteholder, in New York Courts or in any other jurisdiction having jurisdiction over the non-Noteholder party to such legal proceedings. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Note or Security Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Note, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding. This Note shall be deemed an unconditional obligation of Borrower for the payment of money and, without limitation to any other remedies of Noteholder, may be enforced against Borrower by summary proceeding pursuant to New York Civil Procedure Law and Rules Section 3213 or any similar rule or statute in the jurisdiction where enforcement is sought. For purposes of such rule or statute, any other document or agreement to which Noteholder and Borrower are parties or which Borrower delivered to Noteholder, which may be convenient or necessary to determine Noteholder’s rights hereunder or Borrower’s obligations to Noteholder are deemed a part of this Note, whether or not such other document or agreement was delivered together herewith or was executed apart from this Note.

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Section 12.04 Counterparts; Electronic Delivery. This Note, any amendments, waivers, consents or supplements hereto may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Note by facsimile or in electronic (such as “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Note.

Section 12.05 Entire Agreement. This Note and the Security Agreement constitute the sole and entire agreement of the parties hereto with respect to the subject matter contained herein and therein and supersedes all prior and contemporaneous understandings, agreements, representations and warranties both written and oral, with respect to such subject matter.

Section 12.06 Successors and Assigns. This Note may be assigned or transferred by the Noteholder to any Person. The Borrower may not assign or transfer this Note or any of its rights hereunder without the prior written consent of the Noteholder which consent may be refused in the absolute discretion of the Noteholder without providing any reason whatsoever. This Note shall enure to the benefit of, and be binding upon, the Parties and their permitted assigns.

Section 12.07 Waiver of Notice. The Borrower hereby waives demand for payment, presentment for payment, protest, notice of payment, notice of dishonour, notice of nonpayment, notice of acceleration of maturity and diligence in taking any action to collect sums owing hereunder.

Section 12.08 Interpretation. For purposes of this Note (a) the words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Note as a whole. The definitions given for any defined terms in this Note shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (x) to Schedules, Exhibits and Sections mean the Schedules, Exhibits and Sections of this Note; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Note shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. All dollar amounts referred to in this Note mean the lawful currency of the United States of America.

Section 12.09 Amendments and Waivers. None of the terms or provisions of this Note may be amended, modified, supplemented, terminated or waived, except by an instrument in writing signed by both of the parties hereto. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

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Section 12.10 Headings. The headings of the various sections and subsections herein are for reference only and shall not define, modify, expand or limit any of the terms or provisions hereof.

Section 12.11 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising on the part of the Noteholder, of any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 12.12 Severability. Any provision hereof which is invalid, illegal or unenforceable in whole or in part in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating the remaining provisions hereof or affecting the validity, legality or enforceability of such provision in any other jurisdiction.

Section 12.13 Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of Borrower, which is absolute and unconditional, to pay the principal and accrued interest or other monetary amounts on this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct debt obligation of Borrower.

Section 12.14 Lost or Mutilated Note. If this Note shall be mutilated, lost, stolen or destroyed, Borrower shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, reasonably satisfactory to Borrower.

[signature page follows]

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IN WITNESS WHEREOF, the Borrower has executed this Note as of January 10, 2020.

JAY PHARMA, INC.

By
Name:	David Stefansky
Title:	President and Secretary

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EXHIBIT A

Evidence of Debt

[See attached]

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EXHIBIT B

Financial Statements

[See attached]

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Annex G-2

ALPHA SECURED NOTE AMENDMENT

NOTE AMENDMENT AGREEMENT

THIS NOTE AMENDMENT AGREEMENT, entered into as of May __, 2020, (this “Note Amendment”), is among Jay Pharma Inc., a federally chartered Canadian corporation (“Borrower) and Alpha Capital Anstalt (the “Noteholder”) to amend that certain Secured Promissory Note dated January 10, 2020 in the principal amount of $1,500,000 (the “Note”).

IN CONSIDERATION of the mutual covenants herein contained, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, Borrower and Noteholder agree as follows:

1. The definition of “Maturity Date” set forth in Article I of the Note is hereby deleted and replaced with the following:

“Maturity Date” means the earliest of (a) September 30, 2020, and (b) the date on which all amounts under this Note shall become due and payable under ARTICLE XI.

2. Section 10.07 is deleted and replaced with the following:

“Section 10.07 Abandonment or Delay of Amalgamation. The Amalgamation shall be abandoned by any party thereto or the Amalgamation Closing shall not have occurred by September 30, 2020.”

3. Except as specifically modified herein the Note remains in full force and effect and is incorporated herein. This Note Amendment is deemed a part of the Note and governed by all the terms therein.

4. This Note Amendment, any amendments, waivers, consents or supplements hereto may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Note Amendment by facsimile or in electronic (such as “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Note Amendment.

In witness of whereof the parties have caused this Note Amendment to be duly executed as of the date written above.

BORROWER	NOTEHOLDER

Jay Pharma Inc.	Alpha Capital Anstalt

By:	By:
Its:	Its:

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Annex G-3

SECOND NOTE AMENDMENT AGREEMENT

THIS SECOND NOTE AMENDMENT AGREEMENT, entered into as of June __, 2020, (this “Second Note Amendment”), is among Jay Pharma Inc., a federally chartered Canadian corporation (“Borrower) and Alpha Capital Anstalt (the “Noteholder”) to further amend that certain Secured Promissory Note dated January 10, 2020 in the principal amount of $1,500,000 (the “Note”).

WHEREAS, Noteholder and Borrower have agreed for Noteholder to make an advance of US$500,000 to Borrower on the same terms and conditions as the amount of US$1,500,000 advanced to Borrower on January 10, 2020, including but not limited to the grant of a security interest and conversion rights.

IN CONSIDERATION of the mutual covenants herein contained, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, Borrower and Noteholder agree as follows:

1. The definition of “Loan” set forth in the preamble to the Note is hereby amended to be US$2,000,000 of which US$1,500,000 principal amount was advanced January 10, 2020 (“Initial Advance”) and US$500,000 principal amount is deemed advanced as of the date of this Second Note Amendment (the “June Advance”).

2. Borrower grants Noteholder a security interest and rights with respect to the June Advance as were granted to Borrower with respect to the Initial Advance pursuant to the Note and the Security Agreement dated January 10, 2020 (the “Security Agreement”) entered into in connection with the Note. For the avoidance of doubt, the term “Obligations” as employed in the Security Agreement includes the June Advance and all amounts payable in connection with the June Advance.

3. The Noteholder is granted all of the rights, benefits, and remedies with respect to the June Advance as are held by Noteholder in connection with the Initial Advance, including but not limited to, the rights set forth in Section 2.01 of the Note with respect to the Amalgamation Agreement.

4. The Noteholder and Borrower entered into a Securities Purchase Agreement dated as of January 10, 2020 (“SPA”) with respect to the purchase for US$3,500,000 of Borrower’s Shares and Series A Warrants (as defined in the SPA) upon the conditions and terms set forth in the SPA. It is hereby agreed that such sum is reduced to US$3,000,000.

5. The Note, Security Agreement and SPA are hereby modified mutatis mutandis to effectuate the terms of this Second Note Amendment. Borrower undertakes to amend the Amalgamation Agreement and other agreements as necessary to incorporate the terms of this Second Note Amendment.

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6. Except as specifically modified herein the Note, Security Agreement and SPA remains in full force and effect and is incorporated herein. This Second Note Amendment is deemed a part of the Note and governed by all the terms therein.

7. This Second Note Amendment, any amendments, waivers, consents or supplements hereto may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Second Note Amendment by facsimile or in electronic (such as “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Second Note Amendment.

In witness of whereof the parties have caused this Second Note Amendment to be duly executed as of the date written above.

BORROWER	NOTEHOLDER
Jay Pharma Inc.	Alpha Capital Anstalt

By:	By:
Its:	Its:

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Annex G-4

THIRD NOTE AMENDMENT AGREEMENT

THIS THIRD NOTE AMENDMENT AGREEMENT (this “Amendment”) is made and entered into as of August 12, 2020, by and between Jay Pharma Inc., a Canada corporation (“Borrower”), and Alpha Capital Anstalt (“Noteholder”), and amends, in accordance with Section 12.09 of, that certain Secured Promissory Note, dated as of January 10, 2020 (the “Original Note”), issued by Borrower in favor of Noteholder, as amended by that certain Note Amendment Agreement, dated as of May 6, 2020 (“Amendment No. 1”), as amended by that certain Second Note Amendment Agreement, dated as of June 23, 2020 (“Amendment No. 2” and, together with the Original Note and Amendment No. 1, the “Note”). Capitalized terms used but not defined herein have their respective meanings set forth in the Note.

1. Amendments. In accordance with the terms and conditions of the Note, the Note shall be amended as follows, effective as of the date hereof:

a.	The defined term “Amalgamation” in Article I of the Note shall be deleted and replaced in its entirety by the following:

““Offer” means the transaction among Ameri Holdings Inc. and Borrower as described in and on the unamended, unwaived and precise terms of the Tender Agreement.”

b.	The defined term “Amalgamation Agreement” in Article I of the Note shall be deleted and replaced in its entirety by the following:

““Tender Agreement” means the fully executed agreement among the parties to the Offer, including the exhibits and schedules thereto and the documents, agreements and deliverables required or permitted to be delivered in connection therewith.”

c.	The defined term “Amalgamation Closing” in Article I of the Note shall be deleted and replaced in its entirety by the following:

““Offer Closing” means the closing, fulfillment and completion of the Offer and all of the actions required or permitted to be taken with respect to the Offer and the Tender Agreement.”

d.	The defined term “ExchangeCo Special Shares” in Article I of the Note shall be deleted.

e.	The defined term “Maturity Date” in Article I of the Note shall be deleted and replaced in its entirety by the following:

““Maturity Date” means the earliest of (a) January 1, 2021, and (b) the date on which all amounts under this Note shall become due and payable under ARTICLE XI.”

f.	All references to the defined terms “Amalgamation”, “Amalgamation Agreement”, or “Amalgamation Closing” shall be revised to be references to the defined terms “Offer”, “Tender Agreement”, or “Offer Closing”, as applicable.

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g.	Section 10.07 of the Note shall be deleted and replaced in its entirety by the following:

“Section 10.07 Abandonment or Delay of Offer. The Offer shall be abandoned by any party thereto or the Offer Closing shall not have occurred by January 1, 2021.”

h.	A new Section 12.15 shall be added to the Note and shall read as follows:

“Section 12.15 Exchange Agreement. Prior to the completion of the Offer, the Noteholder and Ameri Holdings, Inc. will enter into an exchange agreement, pursuant to which this Note shall be exchanged for securities of Ameri Holdings, Inc. in form acceptable to Noteholder.”

2. Effect of Amendment. Except as specifically set forth in this Amendment, all of the terms, provisions, representations, warranties, covenants and conditions contained in the Note shall remain unmodified and unwaived by the terms of this Amendment, and shall remain in full force and effect in accordance with their respective terms, and are hereby ratified, approved and confirmed in all respects. This Amendment shall not constitute any party’s consent or indicate its willingness to consent to any other amendment, modification or waiver of the Note, the schedules thereto or any instruments or agreements referred to herein or therein. This Amendment is supplemental to the Note and does, and shall be deemed to, form a part of, and shall be construed in connection with and as a part of, the Note for any and all purposes.

3. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute one and the same instrument. Facsimile or pdf copies of original signatures shall be as effective as originals.

[Signature Pages Follow]

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IN WITNESS WHEREOF the parties have executed this Amendment as of the date first written above.

COMPANY:

JAY PHARMA INC.

By:
Authorized Signing Officer
Print Name:

PURCHASER:

ALPHA CAPITAL ANSTALT

By:
Authorized Signing Officer
Print Name:

Signature Page to Third Note Amendment Agreement

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Annex H

ALPHA SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of January 10, 2020, between Jay Pharma, Inc., a Canadian corporation (the “Company”), and each purchaser identified on the signature pages hereto (each, including its successors and assigns, a “Purchaser” and collectively the “Purchasers”).

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 promulgated thereunder, the Company desires to issue and sell to each Purchaser, and each Purchaser, severally and not jointly, desires to purchase from the Company, securities of the Company as more fully described in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and each Purchaser agree as follows:

ARTICLE I.
DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings set forth in this Section 1.1:

“Acquiring Person” shall have the meaning ascribed to such term in Section 4.3.

“Action” shall have the meaning ascribed to such term in Section 3.1(j).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 405 under the Securities Act.

“Amalgamation Agreement” means the amalgamation agreement between the Company and Ameri in the form annexed hereto as Exhibit A.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Closing” means the closing of the purchase and sale of the Securities pursuant to Section 2.1.

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“Closing Date” means the Trading Day on which all of the Transaction Documents have been executed and delivered by the applicable parties thereto, and all conditions precedent to (i) the Purchasers’ obligations to pay the Subscription Amount and (ii) the Company’s obligations to deliver the Securities, in each case, have been satisfied or waived.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, par value $0.0001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Company Counsel” means Haynes and Boone, LLP with offices located at 30 Rockefeller Plaza, 26th Floor, New York, New York.

“Disclosure Schedules” means the Disclosure Schedules of the Company delivered concurrently herewith.

“Escrow Agent” means Signature Bank, a New York State chartered bank, with offices at 261 Madison Avenue, New York, New York 10016.

“Escrow Agreement” means the escrow agreement entered into prior to the date hereof, by and among the Company, the Escrow Agent and Palladium Capital Advisors LLC pursuant to which the Purchasers shall deposit Subscription Amounts with the Escrow Agent to be applied to the transactions contemplated hereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Issuance” means the issuance of (a) shares of Common Stock or options to employees, officers or directors of the Company pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Company in existence as of the date hereof, (b) securities upon the exercise or exchange of or conversion of any Securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Agreement, provided that such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities, (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities; and (d) following the consummation of the Public Merger Transaction, securities issued in one public or private offering of common stock or Common Stock Equivalents without any price protection, repricing provision, ratchet provisions or other terms that would qualify the transaction as a Variable Rate Transaction, for aggregate gross proceeds of at least $5,000,000 at a price per share that implies a pre-money valuation of at least $30,000,000.

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“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“GAAP” shall have the meaning ascribed to such term in Section 3.1(h).

“Indebtedness” shall have the meaning ascribed to such term in Section 3.1(bb).

“Intellectual Property Rights” shall have the meaning ascribed to such term in Section 3.1(p).

“Legend Removal Date” shall have the meaning ascribed to such term in Section 4.1(c).

“Liens” means a lien, charge, pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Material Adverse Effect” shall have the meaning assigned to such term in Section 3.1(b).

“Material Permits” shall have the meaning ascribed to such term in Section 3.1(n).

“Per Share Purchase Price” is as set forth in Section 2.2 hereof, subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of this Agreement.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Placement Agent” means Palladium Capital Advisors LLC.

“Pre-Funded Warrants” has the meaning set forth in Section 2.2

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an informal investigation or partial proceeding, such as a deposition), whether commenced or threatened.

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“Public Merger Transaction” means the contemplated acquisition of the company by Ameri Holdings, Inc., a Delaware corporation whose common stock is currently listed on the Nasdaq Capital Market (“Ameri”) and the proposed merger or other legal form of acquisition of the Company by Ameri (the “Merger”) in accordance with the terms of the Amalgamation Agreement.

“Purchaser Party” shall have the meaning ascribed to such term in Section 4.8.

“Registration Statement” means the effective registration statement of Ameri on Form S-4 or S-1covering the issuance to or resale by the Purchasers of the Shares and the Warrant Shares to the Purchasers.

“Required Approvals” shall have the meaning ascribed to such term in Section 3.1(e).

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Securities” means the Shares, the Warrants and the Warrant Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Warrants” means the Common Stock purchase warrants delivered to the Purchasers at the Closing in accordance with Section 2.2(a) hereof, which Warrants shall be exercisable immediately and have a term of exercise equal to five (5) years, in the form of Exhibit B, attached hereto.

“Shares” means the shares of Common Stock issued or issuable to each Purchaser pursuant to this Agreement and any Shares of Ameri issued upon the closing of the Public Merger Transaction.

“Subscription Amount” means, as to each Purchaser, the aggregate amount to be paid for Shares and Series A Warrants purchased hereunder as specified below such Purchaser’s name on the signature page of this Agreement and next to the heading “Subscription Amount,” in United States dollars and in immediately available funds.

“Subsidiary” means any subsidiary of the Company as set forth on Schedule 3.1(a) and shall, where applicable, also include any direct or indirect subsidiary of the Company formed or acquired after the date hereof.

“Trading Day” means a day on which the principal Trading Market is open for trading.

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“Trading Market” means any of the following markets or exchanges on which the Common Stock to be issued upon the Public Merger Transaction is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange (or any successors to any of the foregoing).

“Transaction Documents” means this Agreement, the Series A Warrants the Pre-Funded Warrants, and all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated hereunder.

“Warrants” means the Series A Warrants and the Pre-Funded Warrants.

“Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrants.

ARTICLE II.
PURCHASE AND SALE

2.1 Closing. On the Closing Date, upon the terms and subject to the conditions set forth herein, substantially concurrent with the execution and delivery of this Agreement by the parties hereto, the Company agrees to sell, and the Purchasers, severally and not jointly, agree to purchase up to an aggregate of $3,500,00 of Shares and Series A Warrants. Each Purchaser shall deliver to the Escrow Agent, via wire transfer immediately available funds equal to such Purchaser’s Subscription Amount as set forth on the signature page hereto executed by such Purchaser within three Business Days of notice from the Placement Agent, and the Company shall deliver to each Purchaser its respective Shares and a Series A Warrant (or cause Ameri to issue, as of the effective time of the Merger), as determined pursuant to Section 2.2(a), and the Company and each Purchaser shall deliver the other items set forth in Section 2.2 deliverable at the Closing. Upon satisfaction of the covenants and conditions set forth in Sections 2.2 and 2.3, the Closing shall occur at the offices of the Company or such other location as the parties shall mutually agree.

2.2 Deliveries.

(a) On or prior to the Closing Date, the Company shall deliver or cause to be delivered to each Purchaser the following:

(i)	this Agreement duly executed by the Company;

(ii)	the Escrow Agreement duly executed by the Company;

(iii)	a legal opinion of Company Counsel, substantially in the form reasonably acceptable to the Placement Agent and the Purchasers;

(iv)	a copy of the irrevocable instructions to the transfer agent of Ameri instructing the transfer agent to deliver the number of Shares equal to such Purchaser’s Subscription Amount divided by the Per Share Purchase Price, registered in the name of such Purchaser, such Per Share Purchase Price to be a (X) fraction equal to the Purchaser’s Subscription Amount divided by the aggregate subscription amount of all Purchasers (Y) multiplied by such number of Shares as shall equal 7.26% of the number of shares of Ameri common stock outstanding immediately after the Public Merger Transaction;

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(v)	at the request of a Purchaser, some or all of the Shares, as specified in writing by such Purchaser, shall be delivered in the form of a Pre-Funded Warrant, in the form of Exhibit C attached hereto (“Pre-Funded Warrants”);

(vi)	a Series A Warrant registered in the name of such Purchaser to purchase up to a number of shares of Common Stock equal to 100% of such Purchaser’s Shares, with an exercise price equal to 120% of the Per Share Purchase Price, subject to adjustment therein; and

(vii)	the Company shall have provided each Purchaser with the Company’s wire instructions, on Company letterhead and executed by the Chief Executive Officer or Chief Financial Officer.

(b) On or prior to the Closing Date, each Purchaser shall deliver or cause to be delivered to the Company or the Escrow Agent, as applicable, the following:

(i)	this Agreement duly executed by such Purchaser; and

(ii)	to the Escrow Agent, such Purchaser’s Subscription Amount by wire transfer to the account specified in the Escrow Agreement.

2.3 Closing Conditions.

(a) The obligations of the Company hereunder in connection with the Closing are subject to the following conditions being met:

(i)	the accuracy in all material respects (or, to the extent representations or warranties are qualified by materiality or Material Adverse Effect, in all respects) on the Closing Date of the representations and warranties of the Purchasers contained herein (unless as of a specific date therein in which case they shall be accurate as of such date);

(ii)	all obligations, covenants and agreements of each Purchaser required to be performed at or prior to the Closing Date shall have been performed; and

(iii)	the delivery by each Purchaser of the items set forth in Section 2.2(b) of this Agreement.

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(b) The respective obligations of the Purchasers hereunder in connection with the Closing are subject to the following conditions being met:

(i)	the accuracy in all material respects (or, to the extent representations or warranties are qualified by materiality or Material Adverse Effect, in all respects) when made and on the Closing Date of the representations and warranties of the Company contained herein (unless as of a specific date therein in which case they shall be accurate as of such date);

(ii)	all obligations, covenants and agreements of the Company required to be performed at or prior to the Closing Date shall have been performed;

(iii)	the delivery by the Company of the items set forth in Section 2.2(a) of this Agreement;

(iv)	there shall have been no Material Adverse Effect with respect to the Company since the date hereof; and

(v)	the Public Merger Transaction shall be ready to close subject only to filing a Certificate of Merger with the Delaware Secretary of State; and

(vi)	from the date hereof to the Closing Date, trading in Ameri’s common stock shall not have been suspended by the Commission or the Company’s principal Trading Market, and, at any time prior to the Closing Date, trading in securities generally as reported by Bloomberg L.P., shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by such service, or on any Trading Market, nor shall a banking moratorium have been declared either by the United States or New York State authorities.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company. Except as set forth in the Disclosure Schedules, which Disclosure Schedules shall be deemed a part hereof and shall qualify any representation or otherwise made herein to the extent of the disclosure contained in the corresponding section of the Disclosure Schedules. The Company hereby makes the following representations and warranties to each Purchaser:

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(a) Subsidiaries. All of the direct and indirect subsidiaries of the Company are set forth on Schedule 3.1(a). The Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Liens, and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities. If the Company has no subsidiaries, all other references to the Subsidiaries or any of them in the Transaction Documents shall be disregarded.

(b) Organization and Qualification. The Company and each of the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation nor default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”) and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(c) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and each of the other Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the other Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Board of Directors or the Company’s stockholders in connection herewith or therewith other than in connection with the Required Approvals. This Agreement and each other Transaction Document to which it is a party has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

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(d) No Conflicts. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party, the issuance and sale of the Securities and the consummation by it of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(e) Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than the filing of Form D such filings as are required to be made under applicable state securities laws (collectively, the “Required Approvals”).

(f) Issuance of the Securities. The Securities are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provide for in the Transaction Documents. The Warrant Shares, when issued in accordance with the terms of the Transaction Documents, will be validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provide for in the Transaction Documents. The Company has reserved from its duly authorized capital stock the maximum number of shares of Common Stock issuable pursuant to this Agreement and the Warrants.

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(g) Capitalization. The capitalization of the Company as of the date hereof is as set forth on Schedule 3.1(g). No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as a result of the purchase and sale of the Securities, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock or the capital stock of any Subsidiary, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock or Common Stock Equivalents or capital stock of any Subsidiary. The issuance and sale of the Securities will not obligate the Company or any Subsidiary to issue shares of Common Stock or other securities to any Person (other than the Purchasers) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under any of such securities. There are no outstanding securities or instruments of the Company or any Subsidiary that contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to redeem a security of the Company or such Subsidiary. The Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement. All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. No further approval or authorization of any stockholder, the Board of Directors or others is required for the issuance and sale of the Securities. There are no stockholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s stockholders.

(h) RESERVED.

(i) Material Changes; Undisclosed Events, Liabilities or Developments. Except as set forth on Schedule 3.1(i), (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP, (iii) the Company has not altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option plans.

(j) Litigation. There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any Subsidiary, nor, to the Company’s knowledge, any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. To the knowledge of the Company, there has not been and there is not pending or contemplated, any investigation by the Commission involving the Company or any current or former director or officer of the Company. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.

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(k) Labor Relations. No labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company, which could reasonably be expected to result in a Material Adverse Effect. None of the Company’s or its Subsidiaries’ employees is a member of a union that relates to such employee’s relationship with the Company or such Subsidiary, and neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement, and the Company and its Subsidiaries believe that their relationships with their employees are good. To the knowledge of the Company, no executive officer of the Company or any Subsidiary, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters that would reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, the Company and its Subsidiaries are in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(l) Compliance. Neither the Company nor any Subsidiary: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any judgment, decree or order of any court, arbitrator or other governmental authority or (iii) to the knowledge of the Company, is or has been in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

(m) Environmental Laws. The Company and its Subsidiaries (i) are in compliance with all federal, state, local and foreign laws relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands, or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations, issued, entered, promulgated or approved thereunder (“Environmental Laws”); (ii) have received all permits licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (iii) are in compliance with all terms and conditions of any such permit, license or approval where in each clause (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

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(n) Regulatory Permits. The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as currently conducted, except where the failure to possess such permits could not reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

(o) Title to Assets. The Company and the Subsidiaries have good and marketable title in fee simple to all real property owned by them and good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except for (i) Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries and (ii) Liens for the payment of federal, state or other taxes, for which appropriate reserves have been made therefor in accordance with GAAP and, the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases with which the Company and the Subsidiaries are in compliance, except those matters that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(p) Intellectual Property. The Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or required for use in connection with their respective businesses and which the failure to so have could have a Material Adverse Effect (collectively, the “Intellectual Property Rights”). None of, and neither the Company nor any Subsidiary has received a notice (written or otherwise) that any of, the Intellectual Property Rights has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned, within two (2) years from the date of this Agreement, except where such action would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary has received, in the prior three years, a written notice of a claim or otherwise has any knowledge that the Intellectual Property Rights violate or infringe upon the rights of any Person, except as could not have or reasonably be expected to not have a Material Adverse Effect. To the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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(q) Insurance. The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiaries are engaged. Neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

(r) Transactions With Affiliates and Employees. Except as set forth on Schedule 3.1(r), none of the officers or directors of the Company or any Subsidiary and, to the knowledge of the Company, none of the employees of the Company or any Subsidiary is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, providing for the borrowing of money from or lending of money to or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee, stockholder, member or partner, in each case in excess of $120,000 other than for (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company and (iii) other employee benefits, including stock option agreements under any stock option plan of the Company.

(s) RESERVED.

(t) Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by the Company or any Subsidiary to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents other than the Placement Agent. The Purchasers shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by the Transaction Documents.

(u) Private Placement. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 3.2, no registration under the Securities Act is required for the offer and sale of the Securities by the Company to the Purchasers as contemplated hereby.

(v) Investment Company. The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Securities, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. The Company shall conduct its business in a manner so that it will not become an “investment company” subject to registration under the Investment Company Act of 1940, as amended.

(w) Registration Rights. No Person has any right to cause the Company or any Subsidiary to effect the registration under the Securities Act of any securities of the Company or any Subsidiary.

(x) RESERVED.

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(y) Application of Takeover Protections. The Company and the Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s certificate of incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Purchasers as a result of the Purchasers and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation as a result of the Company’s issuance of the Securities and the Purchasers’ ownership of the Securities.

(z) Disclosure. All of the disclosure furnished by or on behalf of the Company to the Purchasers regarding the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, including the Disclosure Schedules to this Agreement, is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company acknowledges and agrees that no Purchaser makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.2 hereof.

(aa) No Integrated Offering. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 3.2, neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Securities to be integrated with prior offerings by the Company for purposes of the Securities Act which would require the registration of any such securities under the Securities Act.

(bb) Solvency. Based on the consolidated financial condition of the Company as of the Closing Date, after giving effect to the receipt by the Company of the proceeds from the sale of the Securities hereunder, (i) the fair saleable value of the Company’s assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature, (ii) the Company’s assets do not constitute unreasonably small capital to carry on its business as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, consolidated and projected capital requirements and capital availability thereof, and (iii) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its liabilities when such amounts are required to be paid. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). The Company has no knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the Closing Date. Schedule 3.1(bb) sets forth as of the date hereof all outstanding secured and unsecured Indebtedness of the Company or any Subsidiary, or for which the Company or any Subsidiary has commitments. For the purposes of this Agreement, “Indebtedness” means (x) any liabilities for borrowed money or amounts owed in excess of $50,000 (other than trade accounts payable incurred in the ordinary course of business), (y) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Company’s consolidated balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (z) the present value of any lease payments in excess of $50,000 due under leases required to be capitalized in accordance with GAAP. Neither the Company nor any Subsidiary is in default with respect to any Indebtedness.

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(cc) Tax Status. Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, the Company and its Subsidiaries each (i) has made or filed all United States federal, state and local income and all foreign income and franchise tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations and (iii) has set aside on its books provision reasonably adequate for the payment of all material taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company or of any Subsidiary know of no basis for any such claim.

(dd) No General Soliciations. Neither the Company nor any Person acting on behalf of the Company has offered or sold any of the Securities by any form of general solicitation or general advertising. The Company has offered the Securities for sale only to the Purchasers and certain other “accredited investors” within the meaning of Rule 501 under the Securities Act.

(ee) Foreign Corrupt Practices. Neither the Company nor any Subsidiary, nor to the knowledge of the Company or any Subsidiary, any agent or other person acting on behalf of the Company or any Subsidiary, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company or any Subsidiary (or made by any person acting on its behalf of which the Company is aware) which is in violation of law, or (iv) violated in any material respect any provision of FCPA.

(ff) Acknowledgment Regarding Purchasers’ Purchase of Securities. The Company acknowledges and agrees that each of the Purchasers is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated thereby. The Company further acknowledges that no Purchaser is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by any Purchaser or any of their respective representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to the Purchasers’ purchase of the Securities. The Company further represents to each Purchaser that the Company’s decision to enter into this Agreement and the other Transaction Documents has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.

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(gg) Office of Foreign Assets Control. Neither the Company nor any Subsidiary nor, to the Company’s knowledge, any director, officer, agent, employee or affiliate of the Company or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).

(hh) U.S. Real Property Holding Corporation. The Company is not and has never been a U.S. real property holding corporation within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended, and the Company shall so certify upon Purchaser’s request.

(ii) Bank Holding Company Act. Neither the Company nor any of its Subsidiaries or, to the Company’s knowledge, Affiliates is subject to the Bank Holding Company Act of 1956, as amended (the “BHCA”) and to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). Neither the Company nor any of its Subsidiaries or, to the Company’s knowledge, Affiliates owns or controls, directly or indirectly, five percent (5%) or more of the outstanding shares of any class of voting securities or twenty-five percent or more of the total equity of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve. Neither the Company nor any of its Subsidiaries or, to the Company’s knowledge, Affiliates exercises a controlling influence over the management or policies of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve.

(jj) Money Laundering. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no Action or Proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of the Company or any Subsidiary, threatened.

(kk) No Disqualification Events. With respect to the Securities to be offered and sold hereunder in reliance on Rule 506 under the Securities Act, none of the Company, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company participating in the offering hereunder, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. The Company has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to the Purchasers a copy of any disclosures provided thereunder.

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(ll) Other Covered Persons. Other than the Placement Agent, the Company is not aware of any person (other than any Issuer Covered Person) that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of any Securities.

(mm) Notice of Disqualification Events. The Company will notify the Purchasers and the Placement Agent in writing, prior to the Closing Date of (i) any Disqualification Event relating to any Issuer Covered Person and (ii) any event that would, with the passage of time, become a Disqualification Event relating to any Issuer Covered Person.

3.2 Representations and Warranties of the Purchasers. Each Purchaser, for itself and for no other Purchaser, hereby represents and warrants as of the date hereof and as of the Closing Date to the Company as follows (unless as of a specific date therein, in which case they shall be accurate as of such date):

(a) Organization; Authority. Such Purchaser is either an individual or an entity duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation with full right, corporate, partnership limited liability company or similar power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of the Transaction Documents and performance by such Purchaser of the transactions contemplated by the Transaction Documents have been duly authorized by all necessary corporate, partnership, limited liability company or similar action, as applicable, on the part of such Purchaser. Each Transaction Document to which it is a party has been duly executed by such Purchaser, and when delivered by such Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b) Own Account. Such Purchaser understands that the Securities are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Securities as principal for its own account and not with a view to or for distributing or reselling such Securities or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Securities in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Securities in violation of the Securities Act or any applicable state securities law (this representation and warranty not limiting such Purchaser’s right to sell the Securities pursuant to the Registration Statement or otherwise in compliance with applicable federal and state securities laws). Such Purchaser is acquiring the Securities hereunder in the ordinary course of its business.

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(c) Purchaser Status. At the time such Purchaser was offered the Securities, it was, and as of the date hereof it is, and on each date on which it exercises any Warrants, it will be either: (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act.

(d) Experience of Such Purchaser. Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. Such Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

(e) General Solicitation. Such Purchaser is not, to such Purchaser’s knowledge, purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or, to the knowledge of such Purchaser, any other general solicitation or general advertisement.

The Company acknowledges and agrees that the representations contained in this Section 3.2 shall not modify, amend or affect such Purchaser’s right to rely on the Company’s representations and warranties contained in this Agreement or any representations and warranties contained in any other Transaction Document or any other document or instrument executed and/or delivered in connection with this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE IV.
OTHER AGREEMENTS OF THE PARTIES

4.1 Transfer Restrictions.

(a) The Securities may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Securities other than pursuant to an effective registration statement or Rule 144, to the Company or to an Affiliate of a Purchaser or in connection with a pledge as contemplated in Section 4.1(b), the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and the Registration Rights Agreement and shall have the rights and obligations of a Purchaser under this Agreement and the Registration Rights Agreement.

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(b) The Purchasers agree to the imprinting, so long as is required by this Section 4.1, of a legend on any of the Securities in the following form:

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

The Company acknowledges and agrees that a Purchaser may from time to time pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of the Securities to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and, if required under the terms of such arrangement, such Purchaser may transfer pledged or secured Securities to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval of the Company and no legal opinion of legal counsel of the pledgee, secured party or pledgor shall be required in connection therewith. Further, no notice shall be required of such pledge. At the appropriate Purchaser’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Securities may reasonably request in connection with a pledge or transfer of the Securities, including, if the Securities are subject to registration pursuant to the Registration Rights Agreement, the preparation and filing of any required prospectus supplement under Rule 424(b)(3) under the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of Selling Stockholders (as defined in the Registration Rights Agreement) thereunder.

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(c) Certificates evidencing the Shares and Warrant Shares shall not contain any legend (including the legend set forth in Section 4.1(b) hereof), (i) while a registration statement covering the resale of such security is effective under the Securities Act, (ii) following any sale of such Shares or Warrant Shares pursuant to Rule 144 (assuming cashless exercise of the Warrants), (iii) if such Shares or Warrant Shares are eligible for sale under Rule 144 (assuming cashless exercise of the Warrants) without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such Shares and Warrant Shares and without volume or manner-of-sale restrictions, or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission). The Company shall cause its counsel to issue a legal opinion to the Company’s transfer agent or the Purchaser if required by the Transfer Agent to effect the removal of the legend hereunder, or if requested by a Purchaser, respectively. If all or any portion of a Warrant is exercised at a time when there is an effective registration statement to cover the resale of the Warrant Shares, or if such Shares or Warrant Shares may be sold under Rule 144 and the Company is then in compliance with the current public information required under Rule 144 (assuming cashless exercise of the Warrants), or if the Shares or Warrant Shares may be sold under Rule 144 without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such Shares or Warrant Shares or if such legend is not otherwise required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) then such Warrant Shares shall be issued free of all legends. The Company agrees that at such time as such legend is no longer required under this Section 4.1(c), it will, no later than the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined below) following the delivery by a Purchaser to the Company or its transfer agent of a certificate representing Shares or Warrant Shares, as the case may be, issued with a restrictive legend (such date, the “Legend Removal Date”), deliver or cause to be delivered to such Purchaser a certificate representing such shares that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to its transfer agent that enlarge the restrictions on transfer set forth in this Section 4. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of a certificate representing Shares or Warrants Shares, as the case may be, issued with a restrictive legend.

(d) In addition to such Purchaser’s other available remedies, if the Company fails to (a) issue and deliver (or cause to be delivered) to a Purchaser by the Legend Removal Date a certificate representing the Securities so delivered to the Company by such Purchaser that is free from all restrictive and other legends and if after the Legend Removal Date such Purchaser purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Purchaser of all or any portion of the number of shares of Common Stock, or a sale of a number of shares of Common Stock equal to all or any portion of the number of shares of Common Stock that such Purchaser anticipated receiving from the Company without any restrictive legend, then, an amount equal to the excess of such Purchaser’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (including brokerage commissions and other out-of-pocket expenses, if any) (the “Buy-In Price”) over the product of (A) such number of Shares or Warrant Shares that the Company was required to deliver to such Purchaser by the Legend Removal Date multiplied by (B) the lowest closing sale price of the Common Stock on any Trading Day during the period commencing on the date of the delivery by such Purchaser to the Company of the applicable Shares or Warrant Shares (as the case may be) and ending on the date of such delivery and payment under this clause (ii).

(e) Each Purchaser, severally and not jointly with the other Purchasers, agrees with the Company that such Purchaser will sell any Securities pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if Securities are sold pursuant to a registration statement, they will be sold in compliance with the plan of distribution set forth therein, and acknowledges that the removal of the restrictive legend from certificates representing Securities as set forth in this Section 4.1 is predicated upon the Company’s reliance upon this understanding.

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4.2 Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market such that it would require shareholder approval prior to the closing of such other transaction unless shareholder approval is obtained before the closing of such subsequent transaction.

4.3 Shareholder Rights Plan. No claim will be made or enforced by the Company or, with the consent of the Company, any other Person, that any Purchaser is an “Acquiring Person” under any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or similar anti-takeover plan or arrangement in effect or hereafter adopted by the Company, or that any Purchaser could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Securities under the Transaction Documents or under any other agreement between the Company and the Purchasers.

4.4 Use of Proceeds. Except as set forth on Schedule 4.5 attached hereto, the Company shall use the net proceeds from the sale of the Securities hereunder for working capital purposes and expense of the Public Merger Transaction and shall not use such proceeds: (a) for the satisfaction of any portion of the Company’s debt (other than payment of trade payables in the ordinary course of the Company’s business and prior practices), (b) for the redemption of any Common Stock or Common Stock Equivalents, (c) for the settlement of any outstanding litigation or (d) in violation of FCPA or OFAC regulations.

4.5 Indemnification of Purchasers. Subject to the provisions of this Section 4.5, the Company will indemnify and hold each Purchaser and its directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls such Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Purchaser Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents or (b) any action instituted against the Purchaser Parties in any capacity, or any of them or their respective Affiliates, by any stockholder of the Company who is not an Affiliate of such Purchaser Party, with respect to any of the transactions contemplated by the Transaction Documents (unless such action is based upon a breach of such Purchaser Party’s representations, warranties or covenants under the Transaction Documents or any agreements or understandings such Purchaser Party may have with any such stockholder or any violations by such Purchaser Party of state or federal securities laws or any conduct by such Purchaser Party which is finally judicially determined to constitute fraud, gross negligence, willful misconduct or malfeasance). If any action shall be brought against any Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, such Purchaser Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Purchaser Party. Any Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Purchaser Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of counsel, a material conflict on any material issue between the position of the Company and the position of such Purchaser Party, in which case the Company shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. The Company will not be liable to any Purchaser Party under this Agreement (y) for any settlement by a Purchaser Party effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed; or (z) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Purchaser Party’s breach of any of the representations, warranties, covenants or agreements made by such Purchaser Party in this Agreement or in the other Transaction Documents. The indemnification required by this Section 4.5 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or are incurred. The indemnity agreements contained herein shall be in addition to any cause of action or similar right of any Purchaser Party against the Company or others and any liabilities the Company may be subject to pursuant to law.

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4.6 Reservation of Common Stock. As of the date hereof, the Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, a sufficient number of shares of Common Stock for the purpose of enabling the Company to issue Shares pursuant to this Agreement and Warrant Shares pursuant to any exercise of the Warrants.

4.7 Subsequent Equity Sales.

(a) From the date of the Public Merger Transaction until 120 days thereafter, the Company shall not permit or allow Ameri nor any Subsidiary of Ameri to issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of common stock or Common Stock Equivalents.

(b) From the date hereof until the 18 month anniversary of the closing of the Public Merger Transaction, Ameri shall be prohibited from effecting or entering into an agreement to effect any issuance by Ameri or any of its Subsidiaries of common stock or Common Stock Equivalents (or a combination of units thereof) involving a Variable Rate Transaction. “Variable Rate Transaction” means a transaction in which Ameri (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of common stock either (A) at a conversion price, exercise price or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the shares of common stock at any time after the initial issuance of such debt or equity securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of Ameri or the market for the common stock or (ii) enters into, or effects a transaction under, any agreement, including, but not limited to, an equity line of credit, whereby Ameri may issue securities at a future determined price. Any Purchaser shall be entitled to obtain injunctive relief against Ameri to preclude any such issuance, which remedy shall be in addition to any right to collect damages.

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(c) From the date of the Public Merger Transaction until the date the Purchasers and their permitted assigns collectively hold less than one-fifth of the Shares, in the event that Ameri issues or sells any shares of common stock or any Common Stock Equivalent (calculated on an as converted, as exercised basis) pursuant to which shares of Common Stock may be acquired at a price less than the Per Share Purchase Price (a “Share Dilutive Issuance”), then Ameri shall promptly issue additional shares of Common Stock to any Purchaser who held outstanding Shares on the date of such Share Dilutive Issuance, for no additional consideration, in an amount sufficient that (a) the aggregate Subscription Amount paid at the Closing, for such outstanding Shares held by the Purchasers on the date of such Share Dilutive Issuance, when divided by (x) the sum of (i) the total number of outstanding Shares held by the Subscriber on the date of such Share Dilutive Issuance, (ii) any other shares of common stock then or theretofore issued in respect of such outstanding Shares (by stock split, stock dividend or otherwise) that resulted in an adjustment to the Per Share Purchase Price, and (iii) all Additional Shares issued with respect to such outstanding Shares held by the Subscriber on the date of such Share Dilutive Issuance that were issued as a result of Share Dilutive Issuances that occurred prior to such Share Dilutive Issuance, will equal the price per share of common stock in such Share Dilutive Issuance, (each such adjustment, a “Share Dilution Adjustment”, and such shares, the “Additional Shares”). The Additional Shares to be issued in a Share Dilution Adjustment shall be issued by Ameri to the Subscriber who held outstanding Shares on the date of the applicable Share Dilutive Issuance (in proportion to the number of such Shares held by such Subscriber on the date of such Share Dilutive Issuance). Such Share Dilution Adjustment shall be made successively whenever such an issuance is made. Such Additional Shares must be delivered to the applicable Subscriber not later than the date the Share Dilutive Issuance occurs. The holder of outstanding Additional Shares is granted the same rights and benefits as a holder of outstanding Shares pursuant to the Transaction Documents, except that such rights and benefits shall not apply to a holder of outstanding Additional Shares after such outstanding Additional Share has been irrevocably sold pursuant to an effective registration statement under the Securities Act or pursuant to Rule 144 without further restrictions or conditions to transfer pursuant to Rule 144. In the event the issuance of Additional Shares would result in the Purchaser beneficially owning more than the Beneficial Ownership Limitation, then Ameri shall not issue such Additional Shares in excess of the Beneficial Ownership Limitation (the “Excess Shares”) until the Purchaser provides Ameri written notice that it can receive some or all of the Excess Shares without exceeding the Beneficial Ownership Limitation. Upon such notice, Ameri will issue such Excess Shares that would not result in the Purchaser exceeding the Beneficial Ownership Limitation. The “Beneficial Ownership Limitation” shall be 9.99% of the number of shares of the Common Stock of Ameri outstanding immediately after giving effect to the issuance of shares of the Additional Shares.

(d) Notwithstanding the foregoing, this Section 4.7 shall not apply in respect of an Exempt Issuance, except that no Variable Rate Transaction shall be an Exempt Issuance.

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4.8 Equal Treatment of Purchasers. No consideration (including any modification of any Transaction Document) shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of the Transaction Documents unless the same consideration is also offered to all of the parties to such Transaction Documents. For clarification purposes, this provision constitutes a separate right granted to each Purchaser by the Company and negotiated separately by each Purchaser, and is intended for the Company to treat the Purchasers as a class and shall not in any way be construed as the Purchasers acting in concert or as a group with respect to the purchase, disposition or voting of Securities or otherwise.

4.9 Form D; Blue Sky Filings. The Company agrees to timely file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof, promptly upon request of any Purchaser. Additionally, the Company shall ensure that any material non-public information of the Company or Ameri that was disclosed to the Purchasers shall be publicly disclosed in the form 8-K filed by Ameri upon execution of the Amalgamation Agreement disclosing the terms of the Amalgamation Agreement.

4.10 Consummation of Public Merger Transaction. The Company shall use commercially reasonable efforts to complete the merger with Ameri, and as a condition to closing of such merger to cause Ameri to assume all of the Company’s obligations under the Warrants and this Agreement. In the event the Public Merger Transaction, does not close exactly as set forth in the Amalgamation Agreement without any amendments, waivers, or other modifications, within one business day of the Closing Date, this Agreement shall be rescinded and the Purchase Price shall be returned to the Purchasers and the Securities to the Company.

ARTICLE V.
MISCELLANEOUS

5.1 Termination. This Agreement may be terminated by any Purchaser, as to such Purchaser’s obligations hereunder only and without any effect whatsoever on the obligations between the Company and the other Purchasers, by written notice to the other parties, if the Closing has not been consummated on or before July 7, 2020; provided, however, that no such termination will affect the right of any party to sue for any breach by any other party (or parties).

5.2 Fees and Expenses. Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement, provided however the Company shall pay up $25,000 of the Purchasers’ legal fees to Grushko & Mittman, P.C. The Company shall pay all Transfer Agent fees (including, without limitation, any fees required for same-day processing of any instruction letter delivered by the Company and any exercise notice delivered by a Purchaser), stamp taxes and other taxes and duties levied in connection with the delivery of any Securities to the Purchasers.

5.3 Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

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5.4 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email attachment at the email address as set forth on the signature pages attached hereto at or prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email attachment at the email address as set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the second (2nd) Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto. To the extent that any notice provided pursuant to any Transaction Document constitutes, or contains, material, non-public information regarding the Company or any Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K.

5.5 Amendments; Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company and Purchasers which purchased at least 50.1% in interest of the Shares based on the initial Subscription Amounts hereunder or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought, provided that if any amendment, modification or waiver disproportionately and adversely impacts a Purchaser (or group of Purchasers), the consent of such disproportionately impacted Purchaser (or group of Purchasers) shall also be required. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right. Any proposed amendment or waiver that disproportionately, materially and adversely affects the rights and obligations of any Purchaser relative to the comparable rights and obligations of the other Purchasers shall require the prior written consent of such adversely affected Purchaser, Any amendment effected in accordance with accordance with this Section 5.5 shall be binding upon each Purchaser and holder of Securities and the Company.

5.6 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

5.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of each Purchaser (other than by merger). Any Purchaser may assign any or all of its rights under this Agreement to any Person to whom such Purchaser assigns or transfers any Securities, provided that such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions of the Transaction Documents that apply to the “Purchasers.”

5.8 No Third-Party Beneficiaries. The Placement Agent shall be the third party beneficiary of the representations and warranties of the Company in Section 3.1 and the representations and warranties of the Purchasers in Section 3.2. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.5 and this Section 5.8.

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5.9 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any Action or Proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such Action or Proceeding is improper or is an inconvenient venue for such Proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such Action or Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If any party shall commence an Action or Proceeding to enforce any provisions of the Transaction Documents, then, in addition to the obligations of the Company under Section 4.5, the prevailing party in such Action or Proceeding shall be reimbursed by the non-prevailing party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Action or Proceeding.

5.10 Survival. The representations and warranties contained herein shall survive the Closing and the delivery of the Shares.

5.11 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

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5.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

5.13 Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) any of the other Transaction Documents, whenever any Purchaser exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then such Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights; provided, however, that in the case of a rescission of an exercise of a Warrant, the applicable Purchaser shall be required to return any shares of Common Stock subject to any such rescinded exercise notice concurrently with the return to such Purchaser of the aggregate exercise price paid to the Company for such shares and the restoration of such Purchaser’s right to acquire such shares pursuant to such Purchaser’s Warrant (including, issuance of a replacement warrant certificate evidencing such restored right).

5.14 Replacement of Securities. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction. The applicant for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement Shares.

5.15 Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchasers and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agree to waive and not to assert in any Action for specific performance of any such obligation the defense that a remedy at law would be adequate.

5.16 Payment Set Aside. To the extent that the Company makes a payment or payments to any Purchaser pursuant to any Transaction Document or a Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

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5.17 Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance or non-performance of the obligations of any other Purchaser under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Purchaser shall be entitled to independently protect and enforce its rights including, without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any Proceeding for such purpose. Each Purchaser has been represented by its own separate legal counsel in its review and negotiation of the Transaction Documents. The legal counsels of the Placement Agent do not represent any of the Purchasers and only represents the Placement Agent. The Company has elected to provide all Purchasers with the same terms and Transaction Documents for the convenience of the Company and not because it was required or requested to do so by any of the Purchasers. It is expressly understood and agreed that each provision contained in this Agreement and in each other Transaction Document is between the Company and a Purchaser, solely, and not between the Company and the Purchasers collectively and not between and among the Purchasers.

5.18 Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

5.19 Construction. The parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments thereto. In addition, each and every reference to share prices and shares of Common Stock in any Transaction Document shall be subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of this Agreement.

5.20 WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

(Signature Pages Follow)

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IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

JAY PHARMA, INC.		Address for Notice:

By:		Attn: David Stefansky
Name:	David Stefansky	E-mail: dstefansky@bezalelpartners.com
Title:	President and Secretary

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE FOR PURCHASER FOLLOWS]

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[PURCHASER SIGNATURE PAGES TO JAY PHARMA, INC.,
SECURITIES PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser: ________________________________________________________

Signature of Authorized Signatory of Purchaser: _________________________________

Name of Authorized Signatory: _______________________________________________

Title of Authorized Signatory: ________________________________________________

Email Address of Authorized Signatory:_________________________________________

Facsimile Number of Authorized Signatory: __________________________________________

Address for Notice to Purchaser: __________________________________________

Address for Delivery of Securities to Purchaser (if not same as address for notice): _______________________

Subscription Amount: $_________________

Shares: _________________ and/or Pre-Funded Warrants ______________

Warrant Shares: _________________

EIN Number: ____________________

[SIGNATURE PAGES CONTINUE]

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Annex H-1

SECURITIES PURCHASE AGREEMENT

AMENDMENT NO. 2

THIS SECURITIES PURCHASE AGREEMENT AMENDMENT NO. 2 (this “Amendment”) is made and entered into as of July 2, 2020, by and between Jay Pharma Inc., a Canada corporation (“Company”), and Alpha Capital Anstalt (“Purchaser”), and amends, in accordance with Section 5.5 of, that certain Securities Purchase Agreement (the “Purchase Agreement”), dated as of January 10, 2020, by and between Company and Purchaser, as amended by that certain Second Note Amendment Agreement, dated as of June 11, 2020 (“Amendment No. 1” and, together with the Purchase Agreement, the “Agreement”). Capitalized terms used but not defined herein have their respective meanings set forth in the Agreement.

1. Amendments. In accordance with the terms and conditions of the Agreement, the Agreement shall be amended as follows, effective as of the date hereof:

a. Section 2.2(a)(iv) of the Agreement shall be deleted and replaced in its entirety by the following:

“(iv) a copy of the irrevocable instructions to the transfer agent of Ameri instructing the transfer agent to deliver the number of Shares due to such Purchaser pursuant to the formula set forth in Section 2.5(f) of the Amalgamation Agreement, as amended;”

b. Section 5.1 of the Agreement shall be deleted and replaced in its entirety by the following:

“5.1 Termination. This Agreement may be terminated by any Purchaser, as to such Purchaser’s obligations hereunder only and without any effect whatsoever on the obligations between the Company and the other Purchasers, by written notice to the other parties, if the Closing has not been consummated on or before September 30, 2020; provided, however, that no such termination will affect the right of any party to sue for any breach by any other party (or parties).”

2. Effect of Amendment. Except as specifically set forth in this Amendment, all of the terms, provisions, representations, warranties, covenants and conditions contained in the Agreement shall remain unmodified and unwaived by the terms of this Amendment, and shall remain in full force and effect in accordance with their respective terms, and are hereby ratified, approved and confirmed in all respects. This Amendment shall not constitute any party’s consent or indicate its willingness to consent to any other amendment, modification or waiver of the Agreement, the schedules thereto or any instruments or agreements referred to herein or therein. This Amendment is supplemental to the Agreement and does, and shall be deemed to, form a part of, and shall be construed in connection with and as a part of, the Agreement for any and all purposes.

3. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute one and the same instrument. Facsimile or pdf copies of original signatures shall be as effective as originals.

[Signature Pages Follow]

H1-1

IN WITNESS WHEREOF the Parties have executed this Amendment as of the date first written above.

COMPANY:

JAY PHARMA INC.

By:
Authorized Signing Officer
Print Name:

PURCHASER:

ALPHA CAPITAL ANSTALT

By:
Authorized Signing Officer
Print Name:

Signature Page to Securities Purchase Agreement Amendment No. 3

H1-2

Annex H-2

SECURITIES PURCHASE AGREEMENT

AMENDMENT NO. 3

THIS SECURITIES PURCHASE AGREEMENT AMENDMENT NO. 3 (this “Amendment”) is made and entered into as of August 12, 2020, by and between Jay Pharma Inc., a Canada corporation (“Company”), and Alpha Capital Anstalt (“Purchaser”), and amends, in accordance with Section 5.5 of, that certain Securities Purchase Agreement (the “Purchase Agreement”), dated as of January 10, 2020, by and between Company and Purchaser, as amended by that certain Second Note Amendment Agreement, dated as of June 23, 2020 (“Amendment No. 1”), as amended by that certain Securities Purchase Agreement Amendment No. 2, dated as of July 2, 2020 (“Amendment No. 2” and, together with Amendment No. 1 and the Purchase Agreement, the “Agreement”). Capitalized terms used but not defined herein have their respective meanings set forth in the Agreement.

1. Amendments. In accordance with the terms and conditions of the Agreement, the Agreement shall be amended as follows, effective as of the date hereof:

a.	The defined term “Amalgamation Agreement” in Article I of the Agreement is hereby deleted and replaced in its entirety by the following:

““Tender Agreement” means the tender agreement between the Company and Ameri in the form attached hereto as Exhibit A.”

b.	The defined term “Exchange Agreement” shall be added to Article I of the Agreement and shall read as follows:

““Exchange Agreement” means that certain Securities Exchange Agreement, pursuant to which the Purchaser will exchange the Securities of the Company acquired pursuant to this Agreement for securities of Ameri, in form acceptable to Purchaser.”

c.	The defined term “Public Merger Transaction” in Article I of the Agreement is hereby deleted and replaced in its entirety by the following:

““Offer” means the conduct and closing of the contemplated acquisition of the Company’s outstanding equity by Ameri Holdings Inc., a Delaware corporation whose common stock is currently listed on the Nasdaq Capital Market (“Ameri”), in accordance with the terms of the Tender Agreement.”

d.	“Shares” means the shares of Common Stock issued or issuable to each Purchaser pursuant to this Agreement and the Series A Warrants and any securities of Ameri issued upon the closing of the Offer in exchange for any securities issued or issuable to Purchaser pursuant to this Agreement and in connection with the Offer.

e.	All references to the defined terms “Public Merger Transaction” or “Merger” shall be revised to be references to the defined term “Offer”.

f.	All references to the defined term “Amalgamation Agreement” shall be revised to be references to the defined term “Tender Agreement”.

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g.	Section 2.1 of the Agreement shall be deleted and replaced in its entirety by the following:

“2.1 Closing. On the Closing Date, upon the terms and subject to the conditions set forth herein, substantially concurrent with the execution and delivery of this Agreement by the parties hereto, the Company agrees to sell, and the Purchasers, severally and not jointly, agree to purchase up to an aggregate of $3,000,00 of Shares and Series A Warrants. Each Purchaser shall deliver to the Escrow Agent, via wire transfer immediately available funds equal to such Purchaser’s Subscription Amount as set forth on the signature page hereto executed by such Purchaser within three Business Days of notice from the Placement Agent, and the Company shall deliver to each Purchaser its respective Shares and a Series A Warrant, as determined pursuant to Section 2.2(a), and the Company and each Purchaser shall deliver the other items set forth in Section 2.2 deliverable at the Closing. Upon satisfaction of the covenants and conditions set forth in Sections 2.2 and 2.3, the Closing shall occur at the offices of the Company or such other location as the parties shall mutually agree.”

h.	Section 2.2(a)(iv) of the Agreement shall be deleted and replaced in its entirety by the following:

“(iv) a copy of the irrevocable instructions to the transfer agent of Ameri instructing the transfer agent to deliver the number of Shares and other securities deliverable to Purchaser in the quantity, form and manner set forth in the Tender Agreement and the Exchange Agreement.”

i.	Section 2.3(b)(v) of the Agreement shall be deleted and replaced in its entirety by the following:

“(v) the Company and Ameri shall have delivered to the Purchaser a notice stating that the Offer is ready to close and the conditions to the closing of the Offer have been either satisfied or waived and the closing of the Offer is scheduled to occur immediately following the Closing; and”

j.	Section 4.10 of the Agreement shall be deleted and replaced in its entirety by the following:

“4.10 Consummation of the Offer. The Company shall use commercially reasonable efforts to complete the Offer with Ameri, and as a condition to closing of such Offer to cause Ameri to enter into the Exchange Agreement and acknowledge and assume all of the obligations and undertakings attributed to Ameri pursuant to this Agreement. In the event the Offer, does not close exactly as set forth in the Tender Agreement without any amendments, waivers, or other modifications, immediately following the Closing on the Closing Date, this Agreement shall be rescinded and the Purchase Price shall be returned to the Purchasers and the Securities to the Company.”

k.	Section 5.1 of the Agreement shall be deleted and replaced in its entirety by the following:

“5.1 Termination. This Agreement may be terminated by any Purchaser, as to such Purchaser’s obligations hereunder only and without any effect whatsoever on the obligations between the Company and the other Purchasers, by written notice to the other parties, if the Closing has not been consummated on or before January 1, 2021; provided, however, that no such termination will affect the right of any party to sue for any breach by any other party (or parties).”

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2. Effect of Amendment. Except as specifically set forth in this Amendment, all of the terms, provisions, representations, warranties, covenants and conditions contained in the Agreement shall remain unmodified and unwaived by the terms of this Amendment, and shall remain in full force and effect in accordance with their respective terms, and are hereby ratified, approved and confirmed in all respects. This Amendment shall not constitute any party’s consent or indicate its willingness to consent to any other amendment, modification or waiver of the Agreement, the schedules thereto or any instruments or agreements referred to herein or therein. This Amendment is supplemental to the Agreement and does, and shall be deemed to, form a part of, and shall be construed in connection with and as a part of, the Agreement for any and all purposes.

3. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute one and the same instrument. Facsimile or pdf copies of original signatures shall be as effective as originals.

[Signature Pages Follow]

H2-3

IN WITNESS WHEREOF the parties have executed this Amendment as of the date first written above.

COMPANY:

JAY PHARMA INC.

By:
Authorized Signing Officer
Print Name:

PURCHASER:

ALPHA CAPITAL ANSTALT

By:
Authorized Signing Officer
Print Name:

Signature Page to Securities Purchase Agreement Amendment No. 3

H2-4

Annex I

EXHIBIT A

TO THE TENDER AGREEMENT

NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

SERIES B COMMON STOCK PURCHASE WARRANT

[RESULTING ISSUER]

Warrant Shares: 8,100,000

THIS SERIES B COMMON STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received, Alpha Capital Anstalt or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the Initial Exercise Date and until the fifth anniversary of the Initial Exercise Date (the “Termination Date”) but not thereafter, to subscribe for and purchase from [RESULTING ISSUER], a Delaware corporation (the “Company”), up to 8,100,00 shares (as subject to adjustment hereunder, the “Warrant Shares”) of Common Stock. The purchase price of one share of Common Stock under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b).

The Initial Exercise Date of this Warrant shall be the ninetieth (90th) day after the later of the last day of the Lock-up Period and leak-out Period (accelerated or otherwise) as such terms are defined in the Lock-up Agreement annexed to the Tender Agreement as Exhibit B thereto.

Section 1. Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in that certain Tender Offer Support Agreement and Termination of Amalgamation Agreement (the “Tender Agreement”), dated August 12, 2020, by and between Jay Pharma Inc., Ameri Holdings, Inc. and the other signatories thereto.

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Section 2. Exercise.

a) Exercise of Warrant. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by delivery to the Company of a duly executed facsimile copy or PDF copy submitted by e-mail (or e-mail attachment) of the Notice of Exercise in the form annexed hereto (the “Notice of Exercise”). Within the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined in Section 2(d)(i) herein) following the date of exercise as aforesaid, the Holder shall deliver the aggregate Exercise Price for the shares specified in the applicable Notice of Exercise by wire transfer unless the cashless exercise procedure specified in Section 2(c) below is specified in the applicable Notice of Exercise. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date on which the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise within one (1) Business Day of receipt of such notice. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

b) Exercise Price. The per Warrant Share exercise price of this Warrant, shall be $0.01, subject to adjustment hereunder (the “Exercise Price”).

c) Cashless Exercise. This Warrant may, at the option of the Holder, be exercised, in whole or in part, for cash or by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) = as applicable: (i) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise if such Notice of Exercise is (1) both executed and delivered pursuant to Section 2(a) hereof on a day that is not a Trading Day or (2) both executed and delivered pursuant to Section 2(a) hereof on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b)(68) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, (ii) at the option of the Holder, either (y) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise or (z) the Bid Price of the Common Stock on the principal Trading Market as reported by Bloomberg L.P. as of the time of the Holder’s execution of the applicable Notice of Exercise if such Notice of Exercise is executed during “regular trading hours” on a Trading Day and is delivered within two (2) hours thereafter (including until two (2) hours after the close of “regular trading hours” on a Trading Day) pursuant to Section 2(a) hereof or (iii) the VWAP on the date of the applicable Notice of Exercise if the date of such Notice of Exercise is a Trading Day and such Notice of Exercise is both executed and delivered pursuant to Section 2(a) hereof after the close of “regular trading hours” on such Trading Day;

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(B) = the Exercise Price of this Warrant, as adjusted hereunder; and

(X) = the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

If Warrant Shares are issued in such a cashless exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act, the Warrant Shares shall take on the characteristics of the Warrants being exercised, and the holding period of the Warrant Shares being issued may be tacked on to the holding period of this Warrant. The Company agrees not to take any position contrary to this Section 2(c).

“Bid Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the bid price of the Common Stock for the time in question (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported on The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Purchasers of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

“Trading Market” means the NYSE MKT LLC, The NASDAQ Capital Market, The NASDAQ Global Market, The NASDAQ Global Select Market, or The New York Stock Exchange, Inc.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Purchasers of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

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Notwithstanding anything herein to the contrary, on the Termination Date, this Warrant shall be automatically exercised via cashless exercise pursuant to this Section 2(c).

d) Mechanics of Exercise.

i. Delivery of Warrant Shares Upon Exercise. The Company shall cause the Warrant Shares purchased hereunder to be transmitted by the Transfer Agent to the Holder by crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by the Holder or (B) the Warrant Shares are eligible for resale by the Holder without volume or manner-of-sale limitations pursuant to Rule 144 (assuming cashless exercise of the Warrants), and otherwise by physical delivery of a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the address specified by the Holder in the Notice of Exercise by the date that is the earliest of (i) two (2) Trading Days after the delivery to the Company of the Notice of Exercise, (ii) one (1) Trading Day after delivery of the aggregate Exercise Price to the Company and (iii) the number of Trading Days comprising the Standard Settlement Period after the delivery to the Company of the Notice of Exercise (such date, the “Warrant Share Delivery Date”). Upon delivery of the Notice of Exercise, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the Warrant Shares, provided that payment of the aggregate Exercise Price (other than in the case of a cashless exercise) is received within the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period following delivery of the Notice of Exercise. If the Company fails for any reason to deliver to the Holder the Warrant Shares subject to a Notice of Exercise by the Warrant Share Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Warrant Shares subject to such exercise (based on the VWAP of the Common Stock on the date of the applicable Notice of Exercise), $10 per Trading Day (increasing to $20 per Trading Day on the fifth Trading Day after such liquidated damages begin to accrue) for each Trading Day after such Warrant Share Delivery Date until such Warrant Shares are delivered or Holder rescinds such exercise. The Company agrees to maintain a transfer agent that is a participant in the FAST program so long as this Warrant remains outstanding and exercisable. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Exercise.

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ii. Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant certificate, at the time of delivery of the Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

iii. Rescission Rights. If the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares pursuant to Section 2(d)(i) by the Warrant Share Delivery Date, then the Holder will have the right to rescind such exercise.

iv. Compensation for Buy-In on Failure to Timely Deliver Warrant Shares Upon Exercise. In addition to any other rights available to the Holder, if the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares in accordance with the provisions of Section 2(d)(i) above pursuant to an exercise on or before the Warrant Share Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.

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v. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.

vi. Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that, in the event that Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Warrant Shares.

vii. Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

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e) Holder’s Exercise Limitations. The Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 2(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2(e) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 2(e), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within one Trading Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant. The Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 2(e), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of this Warrant held by the Holder and the provisions of this Section 2(e) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(e) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

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Section 3. Certain Adjustments.

a) Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of this Warrant), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b) RESERVED.

c) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 3(a) above, if at any time the Company grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

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d) Pro Rata Distributions. During such time as this Warrant is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, that, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

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e) Fundamental Transaction. If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company (and all of its Subsidiaries, taken as a whole), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share Tender Agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share Tender Agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 2(e) on the exercise of this Warrant), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 2(e) on the exercise of this Warrant). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant and the other Transaction Documents in accordance with the provisions of this Section 3(e) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein.

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f) Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

g) Notice to Holder.

i. Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly deliver to the Holder by facsimile or email a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment.

ii. Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company (and all of its Subsidiaries, taken as a whole) is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by facsimile or email to the Holder at its last facsimile number or email address as it shall appear upon the Warrant Register of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided in this Warrant constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

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h) Voluntary Adjustment By Company. Subject to the rules and regulations of the Trading Market, the Company, at its sole option and in its sole discretion, may at any time during the term of this Warrant, reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the board of directors of the Company.

Section 4. Transfer of Warrant.

a) Transferability. Subject to compliance with any applicable securities laws and the conditions set forth in Section 4(d) hereof, this Warrant and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company unless the Holder has assigned this Warrant in full, in which case, the Holder shall surrender this Warrant to the Company within three (3) Trading Days of the date on which the Holder delivers an assignment form to the Company assigning this Warrant in full. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

b) New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the original Issue Date and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto.

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c) Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

d) Transfer Restrictions. If, at the time of the surrender of this Warrant in connection with any transfer of this Warrant, the transfer of this Warrant shall not be either (i) registered pursuant to an effective registration statement under the Securities Act and under applicable state securities or blue sky laws or (ii) eligible for resale without volume or manner-of-sale restrictions or current public information requirements pursuant to Rule 144, the Company may require, as a condition of allowing such transfer, that the Holder or transferee of this Warrant, as the case may be, comply with the provisions of Section 4.1 of that certain Securities Purchase Agreement, dated as of January 10, 2020, by and between Jay Pharma Inc. and the Holder, as the same may be amended from time to time.

e) Representation by the Holder. The Holder, by the acceptance hereof, represents and warrants that it is acquiring this Warrant and, upon any exercise hereof, will acquire the Warrant Shares issuable upon such exercise, for its own account and not with a view to or for distributing or reselling such Warrant Shares or any part thereof in violation of the Securities Act or any applicable state securities law, except pursuant to sales registered or exempted under the Securities Act.

Section 5. Miscellaneous.

a) No Rights as Stockholder Until Exercise; No Settlement in Cash. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof as set forth in Section 2(d)(i), except as expressly set forth in Section 3. Without limiting any rights of a Holder to receive Warrant Shares on a “cashless exercise” pursuant to Section 2(c) or to receive cash payments pursuant to Section 2(d)(i) and Section 2(d)(iv) herein, in no event shall the Company be required to net cash settle an exercise of this Warrant.

b) Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

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c) Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

d) Authorized Shares.

The Company covenants that, during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of issuing the necessary Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Common Stock may be listed. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant.

Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

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e) Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be determined in accordance with the provisions of the Tender Agreement.

f) Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered, and the Holder does not utilize cashless exercise, will have restrictions upon resale imposed by state and federal securities laws.

g) Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies. Without limiting any other provision of this Warrant or the Tender Agreement, if the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

h) Notices. Any notice, request or other document required or permitted to be given or delivered to the Holder by the Company shall be delivered in accordance with the notice provisions of the Tender Agreement.

i) Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

j) Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

k) Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.

l) Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

m) Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

n) Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

********************

(Signature Page Follows)

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IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

[RESULTING ISSUER]

By:
Name:
Title:

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NOTICE OF EXERCISE

To: ______________, inc.

(1) The undersigned hereby elects to purchase ________ Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2) Payment shall take the form of (check applicable box):

[  ] in lawful money of the United States; or

[  ] [if permitted the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 2(c), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 2(c).

(3) Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

_______________________________

The Warrant Shares shall be delivered to the following DWAC Account Number:

_______________________________

_______________________________

_______________________________

(4) Accredited Investor. The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

[SIGNATURE OF HOLDER]

Name of Investing Entity: ________________________________________________________________________

Signature of Authorized Signatory of Investing Entity: _________________________________________________

Name of Authorized Signatory: ___________________________________________________________________

Title of Authorized Signatory: ____________________________________________________________________

Date: ________________________________________________________________________________________

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EXHIBIT B

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)
Address:
(Please Print)

Phone Number:

Email Address:

Dated: _______________ __, ______

Holder’s Signature:

Holder’s Address:

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Annex J

SERIES B PREFERRED STOCK CERTIFICATE OF DESIGNATIONS

CERTIFICATE OF DESIGNATIONS

OF

SERIES B CONVERTIBLE PREFERRED STOCK

OF

AMERI HOLDINGS, INC.

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

AMERI Holdings, Inc., a Delaware corporation (the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation pursuant to the authority of the Board of Directors as required by Section 151 of the Delaware General Corporation Law:

RESOLVED, that pursuant to the provisions of the Amended and Restated Certificate of Incorporation of the Corporation (as such may be amended, modified or restated from time to time, the “Amended and Restated Certificate of Incorporation”) (which authorizes 7,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”)), and the authority vested in the Board, a new series of Preferred Stock be, and it hereby is, created (the “Series B Preferred Stock”), and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof are as set forth in the Amended and Restated Certificate of Incorporation and this Certificate of Designations, as it may be amended from time to time (the “Certificate of Designations”), as follows:

SERIES B CONVERTIBLE PREFERRED STOCK

1. Definitions. With respect to the Series B Preferred Stock, the following terms shall have the following meanings:

“Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act. With respect to a Series B Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Series B Holder will be deemed to be an Affiliate of such Series B Holder.

“Alternate Consideration” shall have the meaning set forth in Section 7(b).

“Tender Agreement” shall mean the agreement among the Corporation Jay Pharma Inc., and the other signatories thereto dated August 12, 2020, as same may be amended modified or supplemented from time to time, in accordance with its terms.

“Amended and Restated Certificate of Incorporation” shall have the meaning set forth in the preamble.

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(ii)(d).

“Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Certificate of Designations” shall have the meaning set forth in the preamble.

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“Closing Sale Price” means, for any security as of any date, the last closing trade price for such security prior to 4:00 p.m., New York City time, on the principal securities exchange or trading market where such security is listed or traded, as reported by Bloomberg, L.P. (or an equivalent, reliable reporting service mutually acceptable to and hereafter designated by the Series B Holders holding a majority of the then-outstanding Series B Preferred Stock and the Corporation), or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, L.P., or, if no last trade price is reported for such security by Bloomberg, L.P., the average of the bid prices of any market makers for such security as reported on the any over the counter market operated by OTC Markets Group, Inc. If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined in good faith by the Board of Directors of the Corporation and the Holders of a majority of the then outstanding shares of Series B Preferred Stock.

“Commission” means the Securities and Exchange Commission.

“Common Stock Equivalents” means any securities of the Corporation or its subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Date” shall have the meaning set forth in Section 6(i).

“Conversion Price” shall mean $[TBD], as adjusted pursuant to Section 7 hereof.

“Conversion Ratio” for each share of Series B Preferred Stock shall be equal to the Stated Value divided by the Conversion Price.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series B Preferred Stock in accordance with the provisions of Section 6 hereof.

“Corporation” shall have the meaning set forth in the preamble.

“Daily Failure Amount” means the product of (x) .015 multiplied by (y) the higher of the (i) Closing Sale Price of the Common Stock on the applicable Share Delivery Date, or (ii) the Conversion Price.

“DWAC Delivery” shall have the meaning set forth in Section 6(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agreement” means that certain agreement between Alpha Capital Anstalt and the Corporation, dated as of August 12, 2020.

“Fundamental Transaction” means the occurrence after the date hereof of any of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d 5(b)(1) promulgated under the Exchange Act), other than a legal entity majority owned by, or a group wholly consisting of, officers and directors of the Corporation and their Affiliates, of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of 50% of the voting securities of the Corporation (other than by means of conversion or exercise of Preferred Stock and the Securities issued together with the Preferred Stock), (b) the Corporation merges into or consolidates with any other Person, or any Person merges into or consolidates with the Corporation and, after giving effect to such transaction, the stockholders of the Corporation immediately prior to such transaction own less than 50% of the aggregate voting power of the Corporation or the successor entity of such transaction, (c) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (d) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (e) to the extent not covered by clauses (a) – (d) above, the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (f) the execution by the Corporation of an agreement to which the Corporation is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (f) above.

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“Notice of Conversion” shall have the meaning set forth in Section 6(i).

“Person” means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Stock” shall have the meaning set forth in the preamble.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series B Holder” means any holder of Series B Preferred Stock.

“Series B Preferred Stock” shall have the meaning set forth in the preamble.

“Series B Preferred Stock Register” shall have the meaning set forth in Section 2(ii).

“Share Delivery Date” shall have the meaning set forth in Section 6(iii)(a).

“Stated Value” shall mean $[TBD].

2. Number and Designation; Assignment.

(i) The number of shares designated as Series B Preferred Stock shall be [___]. Such number shall not be subject to increase without the written consent of the Series B Holders holding a majority of the then-issued and outstanding Series B Preferred Stock.

(ii) The Corporation shall register shares of the Series B Preferred Stock, upon records to be maintained by the Corporation for that purpose (the “Series B Preferred Stock Register”), in the name of the Series B Holders thereof from time to time. The Corporation may deem and treat the registered Series B Holder of shares of Series B Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. The Corporation shall register the transfer of any shares of Series B Preferred Stock in the Series B Preferred Stock Register, upon surrender of the certificates evidencing such shares to be transferred, duly endorsed by the Series B Holder thereof, to the Corporation at its address specified herein. Upon any such registration or transfer, a new certificate evidencing the shares of Series B Preferred Stock so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Series B Holder, in each case, within three Business Days.

(iii) No shares of Series B Preferred Stock may be issued except pursuant to the Tender Agreement and the Exchange Agreement without the written consent of the Series B Holders holding a majority of the then issued and outstanding Series B Preferred Stock.

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3. Dividends. Series B Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of Series B Preferred Stock equal (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are specifically declared by the Board of Directors of the Corporation to be payable to the holders of the Common Stock. Other than as set forth in the previous sentence, no other dividends shall be paid on shares of Series B Preferred Stock; and the Corporation shall pay no dividends on shares of the Common Stock unless it simultaneously complies with the previous sentence. For so long as any Series B Preferred Stock is outstanding, dividends may not be paid in the form of Common Stock without the written consent of the Series B Holders holding a majority of the then issued and outstanding Series B Preferred Stock.

4. Voting Rights. Except as otherwise provided herein or as otherwise required by law, the Series B Preferred Stock shall have no voting rights. However, as long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Series B Preferred Stock, (a) disproportionally alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock or alter or amend this Certificate of Designations, (b) amend its certificate of incorporation or other charter documents in any manner that disproportionally adversely affects any rights of the Holders, (c) increase or decrease the number of authorized shares of Series B Preferred Stock or (d) enter into any agreement with respect to any of the foregoing.

5. Rank; Liquidation. Upon liquidation, dissolution or winding up of the Corporation (a “Liquidation”), whether voluntary or involuntary, each Series B Holder shall be entitled to receive the amount of cash, securities or other property to which such holder would be entitled to receive with respect to such shares of Series B Preferred Stock if such shares had been converted to Common Stock immediately prior to such Liquidation (without giving effect for such purposes to the Beneficial Ownership Limitation set forth in Section 6(ii), subject to the preferential rights of holders of any senior securities of the Corporation.

6. Conversion.

(i) Conversion at Option of Holder. Each share of Series B Preferred Stock shall be convertible, at any time and from time to time from and after the date of issuance, at the option of the Series B Holder thereof, into a number of shares of Common Stock equal to the Conversion Ratio. Except for a conversion following a Fundamental Transaction or following a notice provided for under Section 7(iv)(b), Series B Holders shall exercise the option to convert by providing the Corporation with a written notice of conversion (a “Notice of Conversion”), duly completed and executed. Each Notice of Conversion shall specify the number of shares of Series B Preferred Stock to be converted, the number of shares of Series B Preferred Stock owned prior to the requested conversion, the number of shares of Series B Preferred Stock owned subsequent to the requested conversion and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Series B Holder delivers such Notice of Conversion to the Corporation (the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the Business Day that the Corporation receives the Notice of Conversion. Provided the Corporation’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program and the applicable Conversion Shares are either registered for resale or eligible for resale without restriction pursuant to Rule 144 of the Securities Act, the Notice of Conversion may specify, at the Series B Holder’s election, whether the applicable Conversion Shares shall be credited to the account of the Series B Holder’s prime broker with DTC through its Deposit Withdrawal Agent Commission system (a “DWAC Delivery”). The calculations set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.

(ii) Beneficial Ownership Limitation.

(a) Notwithstanding anything herein to the contrary, the Corporation shall not effect any conversion of the Series B Preferred Stock, and a Series B Holder shall not have the right to convert any portion of its Series B Preferred Stock, to the extent that, after giving effect to an attempted conversion, such Series B Holder (together with such Series B Holder’s Affiliates, and any other Person whose beneficial ownership of Common Stock would be aggregated with the Series B Holder’s for purposes of Section 13(d) of the Exchange Act and the applicable rules and regulations of the Commission, including any “group” of which the Series B Holder is a member) would beneficially own a number of shares of Common Stock in excess of the Beneficial Ownership Limitation (as defined below).

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(b) For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Series B Series B Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock subject to conversion with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted shares of Series B Preferred Stock beneficially owned by such Series B Holder or any of its Affiliates, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation beneficially owned by such Series B Holder or any of its Affiliates (including, without limitation, any convertible notes, convertible stock or warrants) that are subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this Section, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable rules and regulations of the Commission. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable rules and regulations of the Commission.

(c) To the extent that the limitation contained in this Section 6(ii) applies, the determination of whether the Series B Preferred Stock may be converted (in relation to other securities owned by the Series B Holder together with any Affiliates) and of which portion of its Series B Preferred Stock may be converted shall be in the sole discretion of the Series B Holder and the submission of a Notice of Conversion shall be deemed to be such Series B Holder’s determination of whether the shares of Series B Preferred Stock may be converted (in relation to other securities owned by such Series B Holder together with any Affiliates) and how many shares of the Series B Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. For purposes of this Section, in determining the number of outstanding shares of Common Stock, a Series B Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Corporation’s most recent public filing with the Commission, (B) a more recent public announcement by the Corporation or (C) a more recent notice by the Corporation or the Corporation’s transfer agent to the Series B Holder setting forth the number of shares of Common Stock then outstanding. For any reason at any time, upon the written or oral request of a Series B Holder (which may be by email), the Corporation shall, within two (2) Business Days of such request, confirm orally and in writing to such Series B Holder (which may be via email) the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any actual conversion or exercise of securities of the Corporation, including shares of Series B Preferred Stock, by such Series B Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was last publicly reported or confirmed to the Series B Holder.

(d) The “Beneficial Ownership Limitation” shall be 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to such conversion (to the extent permitted pursuant to this Section). The Series B Holder, upon not less than 61 days’ prior notice to the Corporation, may increase (in the event that that the Beneficial Ownership Limitation is subsequently reduced) or decrease the Beneficial Ownership Limitation provisions of this Section, provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon the conversion the Series B Preferred Stock held by the Series B Holder and the provisions of this Section shall continue to apply. Any such decrease will not be effective until the 61st day after such notice is delivered to the Corporation and shall only be effective with respect to such Series B Holder. Any such increase will be effective immediately or upon such other date designated by the Series B Holder, with respect to such Series B Holder. The provisions of this Section shall be construed, corrected and implemented in a manner so as to effectuate the intended beneficial ownership limitation herein contained and the shares of Common Stock underlying the Series B Preferred Stock in excess of the Beneficial Ownership Limitation shall not be deemed to be beneficially owned by the Series B Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act. If the application of the Beneficial Ownership Limitation would prevent the issuance of Common Stock or Common Stock Equivalent to Holder, then such right to receive Common Stock or Common Stock Equivalent will be held in abeyance until Holder notifies the Corporation that such shares of Common Stock or Common Stock Equivalent may be delivered without violating the Beneficial Ownership Limitation.

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(e) The Beneficial Ownership Limitation provisions of this Section 6(ii) may be waived at the election of any Series B Holder upon not less than 61 days’ prior written notice to the Corporation. Any such waiver will not be effective and the provisions of this Section 6(ii) shall continue to apply until the 61st day (or later, if stated in the notice) after such notice of waiver is delivered to the Corporation.

(iii) Mechanics of Conversion.

(a) Delivery of Certificate or Electronic Issuance Upon Conversion. Not later than two Business Days after the applicable Conversion Date, or if the Series B Holder requests the issuance of physical certificate(s), two Business Days after receipt by the Corporation of the original certificate(s) representing such shares of Series B Preferred Stock being converted, duly endorsed, and the accompanying Notice of Conversion (the “Share Delivery Date”), the Corporation shall (a) deliver, or cause to be delivered, to the converting Series B Holder a physical certificate or certificates representing the number of Conversion Shares being acquired upon the conversion of shares of Series B Preferred Stock or (b) in the case of a DWAC Delivery, electronically transfer such Conversion Shares by crediting the account of the Series B Holder’s prime broker with DTC through its DWAC system. If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by or, in the case of a DWAC Delivery, such shares are not electronically delivered to or as directed by, the applicable Series B Holder by the Share Delivery Date, the applicable Series B Holder shall be entitled to elect to rescind such Conversion Notice by written notice to the Corporation at any time on or before its receipt of such certificate or certificates for Conversion Shares or electronic receipt of such shares, as applicable, in which event the Corporation shall promptly return to such Series B Holder any original Series B Preferred Stock certificate delivered to the Corporation and such Series B Holder shall promptly return to the Corporation any Common Stock certificates or otherwise direct the return of any shares of Common Stock delivered to the Series B Holder through the DWAC system, representing the shares of Series B Preferred Stock unsuccessfully tendered for conversion to the Corporation.

(b) Obligation Absolute. Subject to Section 6(ii) hereof and subject to a Series B Holder’s right to rescind a Conversion Notice pursuant to Section 6(iii)(a) above, the Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series B Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Series B Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Series B Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Series B Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Series B Holder in connection with the issuance of such Conversion Shares. Subject to the Beneficial Ownership Limitation herein and subject to a Series B Holder’s right to rescind a Conversion Notice pursuant to Section 6(iii)(a) above, in the event a Series B Holder shall elect to convert any or all of its Series B Preferred Stock, the Corporation may not refuse conversion based on any claim that such Series B Holder or any one Person associated or affiliated with such Series B Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to such Series B Holder, restraining and/or enjoining conversion of all or part of the Series B Preferred Stock of such Series B Holder shall have been sought and obtained by the Corporation, and the Corporation posts a surety bond for the benefit of such Series B Holder in the amount of 150% of the value of the Conversion Shares into which would be converted the Series B Preferred Stock which is subject to such injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Series B Holder to the extent it obtains judgment. In the absence of such injunction, the Corporation shall, subject to the Beneficial Ownership Limitation herein and subject to Series B Holder’s right to rescind a Conversion Notice pursuant to Section 6(iii)(a) above, issue Conversion Shares upon a properly noticed conversion. If the Corporation fails to deliver to a Series B Holder such certificate or certificates, or electronically deliver (or cause its transfer agent to electronically deliver) such shares in the case of a DWAC Delivery, pursuant to Section 6(iii)(a) on or prior to the Share Delivery Date applicable to such conversion (other than a failure caused by incorrect or incomplete information provided by Series B Holder to the Corporation), then, unless the Series B Holder has rescinded the applicable Conversion Notice pursuant to Section 6(iii)(a) above, the Corporation shall pay (as liquidated damages and not as a penalty) to such Series B Holder an amount payable in cash equal to the product of (x) the number of Conversion Shares required to have been issued by the Corporation on such Share Delivery Date, (y) an amount equal to the Daily Failure Amount and (z) the number of Business Days actually lapsed after the Share Delivery Date during which such certificates have not been delivered, or, in the case of a DWAC Delivery, such shares have not been electronically delivered. Nothing herein shall limit a Series B Holder’s right to pursue actual damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such Series B Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief; provided that Series B Holder shall not receive duplicate damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein. The exercise of any such rights shall not prohibit a Series B Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

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(c) Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series B Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Series B Holders, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments of Section 7) upon the conversion of all outstanding shares of Series B Preferred Stock without taking into account any Beneficial Ownership Limitation. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(d) Fractional Shares. No fractional shares of Common Stock shall be issued upon the conversion of the Series B Preferred Stock. As to any fraction of a share which a Series B Holder would otherwise be entitled to receive upon such conversion, such fraction shall be rounded up to the next whole share.

(e) Transfer Taxes and Expenses. The issuance of certificates for shares of the Common Stock upon conversion of the Series B Preferred Stock shall be made without charge to any Series B Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the registered Series B Holder(s) of such shares of Series B Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all transfer agent fees required for processing of any Notice of Conversion and provide, at its own expense, any legal opinion requested by the Corporation’s transfer agent or other person in connection with such conversion.

(f) Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion. In addition to any other rights available to the Holder, if the Corporation fails for any reason to deliver to a Holder the applicable certificate or certificates by the Share Delivery Date pursuant to Section 6 in the form required by Section 6, and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then as such Holder’s partial remedy against the Corporation and the Corporation’s partial liability in respect of such Buy-In, the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount, if any, by which (x) such Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Series B Preferred Stock equal to the number of shares of Series B Preferred Stock submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(c)(i). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series B Preferred Stock with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice indicating the amounts payable to such Holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Series B Preferred Stock as required pursuant to the terms hereof.

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(iv) Status as Stockholder. Upon each Conversion Date, (i) the shares of Series B Preferred Stock being converted shall be deemed converted into shares of Common Stock and (ii) the Series B Holder’s rights as a holder of such converted shares of Series B Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock, the right to rescind such conversion as set forth in Section 6 above, and to any remedies provided herein or otherwise available at law or in equity to such Series B Holder because of a failure by the Corporation to comply with the terms herein. In all cases, the holder shall retain all of its rights and remedies for the Corporation’s failure to convert Series B Preferred Stock.

7. Certain Adjustments.

(i) Stock Dividends and Stock Splits. If the Corporation, at any time while this Series B Preferred Stock is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of this Series B Preferred Stock) with respect to the then outstanding shares of Common Stock; (B) subdivides outstanding shares of Common Stock into a larger number of shares; (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (D) issues in the event of a reclassification of shares of Common Stock any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event (excluding any treasury shares of the Corporation). Any adjustment made pursuant to this Section 7(i) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

(ii) Fundamental Transaction. If, at any time while the Series B Preferred Stock is outstanding, a Fundamental Transaction occurs, then, upon any subsequent conversion of the Series B Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 6(ii) on the conversion of the Series B Preferred Stock), the number of shares of Common Stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which the Series B Preferred Stock is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 6(ii) on the conversion of the Series B Preferred Stock). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of the Series B Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate of Designation and the other Transaction Documents (as defined in the Purchase Agreement) in accordance with the provisions of this Section 7(ii) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the holder of the Series B Preferred Stock, deliver to the Holder in exchange for the Series B Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Series B Preferred Stock which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of the Series B Preferred Stock (without regard to any limitations on the conversion of the Series B Preferred Stock) prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of the Series B Preferred Stock immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation and the Tender Agreement, the Exchange Agreement, and other agreements delivered or entered into in connection therewith referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designation and the Tender Agreement, the Exchange Agreement and other agreements delivered or entered into in connection therewith with the same effect as if such Successor Entity had been named as the Corporation herein. Notwithstanding the foregoing or anything contained herein to the contrary, in the event of a Fundamental Transaction in which the Corporation’s stockholders receive consideration consisting primarily of cash and in which the Corporation ceases to be listed or quoted on a Trading Market, the Holder shall only have the right to receive the Alternate Consideration upon consummation of such Fundamental Transaction.

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(iii) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 7(i) above, if at any time the Corporation grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder of will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Series B Preferred Stock (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

(iv) Pro Rata Distributions. The Corporation, at any time while the Series B Preferred Stock is outstanding, shall include Holders, on an as-if-converted-to-Common-Stock basis, in all distributions of any kind (including cash and cash dividends) issued to all holders of Common Stock.

(v) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

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(vi) Notice to Holders.

(a) Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of Section 7, the Corporation shall promptly deliver to each Series B Holder a notice setting forth the Conversion Ratio after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(b) Other Notices. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Series B Preferred Stock, and shall cause to be delivered to each Series B Holder at its last address as it shall appear upon the stock books of the Corporation, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.

8. Miscellaneous.

(i) Notices. Any and all notices or other communications or deliveries to be provided by the Series B Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at 140 E. Ridgewood Ave., Suite 415, Paramus, NJ 07652, facsimile number [•], or such other facsimile number or address as the Corporation may specify for such purposes by notice to the Series B Holders delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Series B Holder at the facsimile number or address of such Series B Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Series B Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the date immediately following the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section between 5:30 p.m. and 11:59 p.m. (New York City time) on any date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(ii) Lost or Mutilated Series B Preferred Stock Certificate. If a Series B Holder’s Series B Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series B Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof, reasonably satisfactory to the Corporation and, in each case, customary and reasonable indemnity, if requested. Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe.

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(iii) Status of Converted Series B Preferred Stock. If any shares of Series B Preferred Stock shall be converted or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of Preferred Stock and shall no longer be designated as Series B Preferred Stock.

(iv) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Tender Agreement, the Exchange Agreement and any other agreement delivered or entered into in connection therewith (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

(v) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

(vi) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(vii) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(viii) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(ix) Redemption. The Corporation shall have no right to require a Holder of Series B Preferred Stock to surrender such Series B Preferred Stock for redemption.

(x) Effective Date. The effective date of this Certificate of Designations shall be [•], 2020.

*****

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed by [name], its [title] this [__] day of [__], 2020.

AMERI HOLDINGS, INC.

By:	/s/ [Name]
[Name]

J-12

Annex K-1

ASSIGNMENT AND ASSUMPTION AGREEMENT (NON-U.S. GVHD SUBLICENSE)

Execution Version

ASSIGNMENT AND ASSUMPTION AGREEMENT (NON-U.S.)

This Assignment and Assumption Agreement (this “Agreement”) is entered into as of January 10, 2020 (the “Signing Date”), by Tikkun Pharma, Inc., a Delaware corporation (“TP”), and Jay Pharma, Inc., a Canadian corporation (“JP”), and Tikun Olam IP Ltd., a Cayman Islands company (“TOCI”). Each of TP, JP, and TOCI may be referred to as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, TP has previously entered into that certain Amended and Restated Sublicense Agreement (Non-U.S.) dated January 12, 2018 (as amended by that certain First Amendment dated January 10, 2020, the “Sublicense”), pursuant to which TOCI sublicensed to TP certain rights in-licensed from Tikun Olam, Ltd., an Israeli corporation with registration number 514263771;

WHEREAS, in exchange for certain equity consideration as further described herein, TP wishes to transfer and assign to JP, and JP wishes to receive and assume from TP, any and all of TP’s rights and responsibilities under the Sublicense;

WHEREAS, on the date of this Agreement JP has entered into an Amalgamation Agreement (the “Amalgamation Agreement”) with Ameri Holdings, Inc. and certain other parties signatory thereto and it is the express intention of the parties hereto that the transactions contemplated hereby will be not consummated until all of the conditions to the closing of transaction contemplated by the Amalgamation Agreement have been satisfied.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1.	DEFINITIONS.

1.1 All capitalized terms used herein and not otherwise defined will have the meaning given to them in the Sublicense.

2.	ASSIGNMENT AND ASSUMPTION.

2.1 Assignment. With effect from and after the Effective Date (as defined below), TP sells, assigns, conveys, transfers and delivers to JP, and JP purchases, acquires, accepts and assumes from TP, all of TP’s rights and obligations under the Sublicense existing as of the Signing Date and the Effective Date. Each party will further provide all commercially reasonable cooperation to facilitate, effect, perfect, or maintain the transaction contemplated under this Agreement.

2.2 Consent. TOCI hereby consents to the assignment and assumption of the Sublicense from TP to JP as described herein. Additionally, TOCI agrees that in Section 10.3 of the Sublicense, the contact information for TP is hereby deleted and replaced with the following:

“If to JP:	Jay Pharma, Inc.
181 Bay Street, Suite 4400 Brookfield Place
Toronto, ON M5J 2T3
Email: dstefansky@bezalelpartners.com”

2.3 Equity for Assignment. In consideration of the assignment of the Sublicense JP shall on the Effective Date issue 2,072,001 common shares of Jay Pharma to TP (the “Shares”).

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2.4 Investor Representations. TP recognizes that: (i) the acquisition of the Shares involves a high degree of risk, is speculative and only investors who can afford the loss of their entire investment should consider investing in the Company and/or the Shares; (ii) TP may not be able to liquidate its investment; (iii) transferability of the Shares is extremely limited; and, (iv) in the event of a disposition of the Shares, TP could sustain the loss of its entire investment. TP understands that the Shares have not been registered under the Securities Act of 1933, as amended (the “Act”). TP represents that it is an “Accredited Investor” within the meaning of Rule 501 of Regulation D under the Act, with experience in the types of investment being made pursuant to this Agreement. TP consents to the placement of a legend on any certificate or other document evidencing the Shares substantially as set forth below, that such Shares have not been registered under the Act or any state securities or “blue sky” laws and setting forth or referring to the restrictions on transferability and sale thereof contained in this Agreement. TP is aware that the Company will make a notation in its appropriate records with respect to the restrictions on the transferability of the Shares.

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

3.	INDEMNIFICATION.

3.1 By TP. TP will indemnify, defend, and hold harmless JP and its officers, directors, employees and agents from and against any liabilities, damages, settlements, costs, or expenses (including reasonable attorney’s fees) incurred in relation to any third party allegation of breach of the Sublicense caused by TP’s acts or omissions.

3.2 By Jay Pharma. JP will indemnify, defend, and hold harmless TP and its officers, directors, employees and agents from and against any liabilities, damages, settlements, costs, or expenses (including reasonable attorney’s fees) incurred in relation to any third party allegation of breach of the Sublicense caused by JP’s acts or omissions.

4.	REPRESENTATIONS AND WARRANTIES BY TP.

4.1	TP represents and warrants as of the Signing Date and the Effective Date, that:

(i) it is the lawful sublicensee or owner of the Sublicense being assigned hereunder and, has sufficient authority to grant JP the rights and sublicense granted under this Agreement without the consent of any third party;

(ii) that the execution, delivery, and performance by it of this Agreement does not require the approval of any governmental authority nor the application for or filing of or for any license, permit, approval, waiver, no-action, or similar permission from any governmental authority;

(iii) it has not entered into any additional licenses, sublicenses or other arrangements that may limit its rights or the rights of JP under this Agreement or which may reasonably be expected to lead to a claim of infringement or invalidity regarding any portion of the Sublicense or its use;

K1-2

(iv) it has no knowledge of infringement of, or conflict with, any license or other intellectual property right of any other third-party, and there is no known claim pending, filed or threatened related to infringement, ownership, misappropriation, or invalidity regarding the Sublicense or its use; and

(v) it has not granted or permitted to exist any license or sublicense or other contingent or non-contingent right, title or interest under or relating to the Sublicense to any individual or entity, that does or will conflict with or otherwise undermine or impair the exclusive rights of JP hereunder.

5.	MISCELLANEOUS.

5.1 Definition of Effective Date. For purposes of this Agreement, “Effective Date” means the date that all of the conditions to the consummation of the transactions contemplated by the Amalgamation Agreement have been satisfied and JP has confirmed that the closing of the Amalgamation Agreement shall occur within 24 hours. For the avoidance, in all cases, the Effective Date shall be deemed to have occurred prior to the consummation of the Amalgamation Agreement. If the consummation of the Amalgamation Agreement has not occurred by July 8, 2020, any party hereto may terminate this agreement by delivering written notice to the other parties.

5.2 Costs. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

5.3 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws.

5.4 Entire Agreement. This Agreement and the Sublicense constitute the entire understanding and agreement among the Parties with respect to their subject matter, and there are no agreements or understandings with respect to such subject matter that are not contained in this Agreement or the Sublicense.

5.5 Execution; Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each Party and delivered to the other Party hereto, it being understood that the Parties need not sign the same counterpart. Execution may be made by delivery by facsimile or by e-mail delivery of a “.pdf” format data file.

[signature page follows]

K1-3

IN WITNESS WHEREOF, THE PARTIES HEREBY EXECUTE THIS AGREEMENT AS OF THE SIGNING DATE.

TIKKUN PHARMA, INC.	JAY PHARMA, INC.

By:	By:
Name:	Name:
Title:	Title:

TIKUN OLAM IP LTD.

By: TO Pharmaceuticals LLC, its manager

By: TO Holding Group LLC, its manager

By: TO Global LLC, its manager

By:
Name:
Title:

K1-4

Annex K-2

FIRST AMENDMENT TO THE

ASSIGNMENT AND ASSUMPTION AGREEMENT (NON-U.S.)

THIS FIRST AMENDMENT TO THE ASSIGNMENT AND ASSUMPTION AGREEMENT (NON-U.S.) (this “Amendment”) is made and entered into as of August 12, 2020, by and among Jay Pharma Inc., a Canada corporation (“Company”), Tikkun Pharma, Inc., a Delaware corporation (“TP”), and Tikun Olam IP Ltd., a Cayman Islands company (“TOCI”), and amends that certain Assignment and Assumption Agreement (the “Agreement”), dated as of January 10, 2020, by and among Company, TP and TOCI. Capitalized terms used but not defined herein have their respective meanings set forth in the Agreement.

1. Amendments. In accordance with the terms and conditions of the Agreement, the Agreement shall be amended as follows, effective as of the date hereof:

a.	The Recitals to the Agreement are hereby deleted and replaced in their entirety by the following:

“WHEREAS, TP has previously entered into that certain Amended and Restated Sublicense Agreement (Non-U.S.) dated January 12, 2018 (as amended by that certain First Amendment dated January 10, 2020, the “Sublicense”), pursuant to which TOCI sublicensed to TP certain rights in-licensed from Tikun Olam, Ltd., an Israeli corporation with registration number 514263771;

WHEREAS, in exchange for certain equity consideration as further described herein, TP wishes to transfer and assign to JP, and JP wishes to receive and assume from TP, any and all of TP’s rights and responsibilities under the Sublicense;

WHEREAS, JP has entered into a Tender Offer Support Agreement and Termination of Amalgamation Agreement (the “Tender Agreement”) with Ameri Holdings, Inc. and certain other parties signatory thereto and it is the express intention of the parties hereto that the transactions contemplated hereby will be not consummated until all of the conditions to the closing of transaction contemplated by the Tender Agreement have been satisfied.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:”

b.	Section 5.1 of the Agreement shall be deleted and replaced in its entirety by the following:

“5.1 Definition of Effective Date. For purposes of this Agreement, “Effective Date” means the date that all of the conditions to the consummation of the transactions contemplated by the Tender Agreement have been satisfied and JP has confirmed that the closing of the Tender Agreement shall occur within 24 hours. For the avoidance, in all cases, the Effective Date shall be deemed to have occurred prior to the consummation of the Tender Agreement. If the consummation of the Tender Agreement has not occurred by January 1, 2021, any party hereto may terminate this agreement by delivering written notice to the other parties.”

2. Effect of Amendment. Except as specifically set forth in this Amendment, all of the terms, provisions, representations, warranties, covenants and conditions contained in the Agreement shall remain unmodified and unwaived by the terms of this Amendment, and shall remain in full force and effect in accordance with their respective terms, and are hereby ratified, approved and confirmed in all respects. This Amendment shall not constitute any party’s consent or indicate its willingness to consent to any other amendment, modification or waiver of the Agreement, the schedules thereto or any instruments or agreements referred to herein or therein. This Amendment is supplemental to the Agreement and does, and shall be deemed to, form a part of, and shall be construed in connection with and as a part of, the Agreement for any and all purposes.

3. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute one and the same instrument. Facsimile or pdf copies of original signatures shall be as effective as originals.

[Signature Pages Follow]

K2-1

IN WITNESS WHEREOF the parties have executed this Amendment as of the date first written above.

TIKKUN PHARMA, INC.	JAY PHARMA, INC.

By:	By:

Name:	Name:

Title:	Title:

TIKUN OLAM IP LTD.

By: TO Pharmaceuticals LLC, its manager
By: TO Holding Group LLC, its manager
By: TO Global LLC, its manager

By:

Name:

Title:

Signature Page to

First Amendment to the Assignment and Assumption Agreement (Non-U.S.)

K2-2

Annex K-3

ASSIGNMENT AND ASSUMPTION AGREEMENT (U.S. GVHD SUBLICENSE + SKINCARE)

Execution Version

ASSIGNMENT AND ASSUMPTION AGREEMENT (U.S.)

This Assignment and Assumption Agreement (this “Agreement”) is entered into as of January 10, 2020 (the “Signing Date”), by Tikkun Pharma, Inc., a Delaware corporation (“TP”), and Jay Pharma, Inc., a Canadian corporation (“JP”), and TO Pharmaceuticals USA LLC, a Delaware limited liability company (“TOP”). Each of TP, JP, and TOP may be referred to as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, TP has previously entered into that certain Amended and Restated Sublicense Agreement (U.S.) dated January 12, 2018 (as amended by that certain First Amendment dated January 10, 2020, the “Sublicense”), pursuant to which TOP sublicensed to TP certain rights in-licensed from Tikun Olam, Ltd., an Israeli corporation with registration number 514263771;

WHEREAS, in exchange for certain equity consideration as further described herein, TP wishes to transfer and assign to JP, and JP wishes to receive and assume from TP, (i) any and all of TP’s rights and responsibilities under the Sublicense; and (ii) the skincare business developed under Sarah Dakar and/or Michael Indursky, including without limitation all related tradenames, knowledge, formulations, documentation, confidential information, customer and supplier lists, and packaging, and any trademarks, patents, copyrights, trade secrets, or other intellectual property relating to any of the foregoing (collectively, the “Skincare Business”); and

WHEREAS, on the date of this Agreement JP has entered into an Amalgamation Agreement (the “Amalgamation Agreement”) with Ameri Holdings, Inc. and certain other parties signatory thereto and it is the express intention of the parties hereto that the transactions contemplated hereby will be not consummated until all of the conditions to the closing of transaction contemplated by the Amalgamation Agreement have been satisfied.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1.	DEFINITIONS.

1.1 All capitalized terms used herein and not otherwise defined will have the meaning given to them in the Sublicense.

2.	ASSIGNMENT AND ASSUMPTION.

2.1 Assignment of Sublicense and of Skincare Business. With effect from and after the Effective Date (as defined below), TP hereby sells, assigns, conveys, transfers and delivers to JP, and JP hereby purchases, acquires, accepts and assumes from TP: (a) all of TP’s rights and obligations under the Sublicense existing as of the Assignment Date; and (b) the Skincare Business and all of TP’s right, title, and interest thereto existing as of the Signing Date and the Effective Date. Each party will further provide all commercially reasonable cooperation to facilitate, effect, perfect, or maintain the transaction contemplated under this Agreement.

2.2 Consent. TOP hereby consents to the assignment and assumption of the Sublicense from TP to JP as described herein. Additionally, TOP agrees that in Section 10.3 of the Sublicense, the contact information for TP is hereby deleted and replaced with the following:

“If to JP:	Jay Pharma, Inc.
181 Bay Street, Suite 4400
Brookfield Place
Toronto, ON M5J 2T3
Email: dstefansky@bezalelpartners.com”

K3-1

2.3 Equity for Assignment. In consideration of the assignment of the Sublicense and the Skincare Business JP shall on the Effective Date issue 8,288,006 common shares of Jay Pharma to TP (the “Shares”).

2.4 Investor Representations. TP recognizes that: (i) the acquisition of the Shares involves a high degree of risk, is speculative and only investors who can afford the loss of their entire investment should consider investing in the Company and/or the Shares; (ii) TP may not be able to liquidate its investment; (iii) transferability of the Shares is extremely limited; and, (iv) in the event of a disposition of the Shares, TP could sustain the loss of its entire investment. TP understands that the Shares have not been registered under the Securities Act of 1933, as amended (the “Act”). TP represents that it is an “Accredited Investor” within the meaning of Rule 501 of Regulation D under the Act, with experience in the types of investment being made pursuant to this Agreement. TP consents to the placement of a legend on any certificate or other document evidencing the Shares substantially as set forth below, that such Shares have not been registered under the Act or any state securities or “blue sky” laws and setting forth or referring to the restrictions on transferability and sale thereof contained in this Agreement. TP is aware that the Company will make a notation in its appropriate records with respect to the restrictions on the transferability of the Shares.

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

3.	INDEMNIFICATION.

3.1 By TP. TP will indemnify, defend, and hold harmless JP and its officers, directors, employees and agents from and against any liabilities, damages, settlements, costs, or expenses (including reasonable attorney’s fees) incurred in relation to any third party allegation of breach of the Sublicense caused by TP’s acts or omissions.

3.2 By Jay Pharma. JP will indemnify, defend, and hold harmless TP and its officers, directors, employees and agents from and against any liabilities, damages, settlements, costs, or expenses (including reasonable attorney’s fees) incurred in relation to any third party allegation of breach of the Sublicense caused by JP’s acts or omissions following the Assignment Date.

4.	REPRESENTATIONS AND WARRANTIES BY TP.

4.1	TP represents and warrants as of the Signing Date and the Effective Date, that:

(i) it is the lawful sublicensee or owner of the Sublicense and the Skincare Business being assigned hereunder and, has sufficient authority to grant JP the rights and sublicense granted under this Agreement without the consent of any third party;

(ii) that the execution, delivery, and performance by it of this Agreement does not require the approval of any governmental authority nor the application for or filing of or for any license, permit, approval, waiver, no-action, or similar permission from any governmental authority;

K3-2

(iii) it has not entered into any additional licenses, sublicenses or other arrangements that may limit its rights or the rights of JP under this Agreement or which may reasonably be expected to lead to a claim of infringement or invalidity regarding any portion of the Sublicense or its use;

(iv) it has no knowledge of infringement of, or conflict with, any license or other intellectual property right of any other third-party, and there is no known claim pending, filed or threatened related to infringement, ownership, misappropriation, or invalidity regarding the Sublicense or its use, or the operation of the Skincare Business; and

(v) it has not granted or permitted to exist any license or sublicense or other contingent or non-contingent right, title or interest under or relating to the Sublicense or the Skincare Business to any individual or entity, that does or will conflict with or otherwise undermine or impair the exclusive rights of JP hereunder.

5.	MISCELLANEOUS.

5.1 Definition of Effective Date. For purposes of this Agreement, “Effective Date” means the date that all of the conditions to the consummation of the transactions contemplated by the Amalgamation Agreement have been satisfied and JP has confirmed that the closing of the Amalgamation Agreement shall occur within 24 hours. For the avoidance, in all cases, the Effective Date shall be deemed to have occurred prior to the consummation of the Amalgamation Agreement. If the consummation of the Amalgamation Agreement has not occurred by July 8, 2020, any party hereto may terminate this agreement by delivering written notice to the other parties.

5.2 Costs. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

5.3 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws.

5.4 Entire Agreement. This Agreement and the Sublicense constitute the entire understanding and agreement among the Parties with respect to their subject matter, and there are no agreements or understandings with respect to such subject matter that are not contained in this Agreement or the Sublicense.

5.5 Execution; Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each Party and delivered to the other Party hereto, it being understood that the Parties need not sign the same counterpart. Execution may be made by delivery by facsimile or by e-mail delivery of a “.pdf” format data file.

[signature page follows]

K3-3

IN WITNESS WHEREOF, THE PARTIES HEREBY EXECUTE THIS AGREEMENT AS OF THE SIGNING DATE.

TIKKUN PHARMA, INC.	JAY PHARMA, INC.

By:	By:
Name:	Name:
Title:	Title:

TO PHARMACEUTICALS USA LLC

By: TO Pharmaceuticals LLC, its manager

By: TO Holding Group LLC, its manager

By: TO Global LLC, its manager

By:
Name:
Title:

K3-4

Annex K-4

FIRST AMENDMENT TO THE

ASSIGNMENT AND ASSUMPTION AGREEMENT (U.S.)

THIS FIRST AMENDMENT TO THE ASSIGNMENT AND ASSUMPTION AGREEMENT (U.S.) (this “Amendment”) is made and entered into as of August 12, 2020, by and among Jay Pharma Inc., a Canada corporation (“Company”), Tikkun Pharma, Inc., a Delaware corporation (“TP”), and TO Pharmaceuticals USA LLC, a Delaware limited liability company (“TOP”), and amends that certain Assignment and Assumption Agreement (the “Agreement”), dated as of January 10, 2020, by and among Company, TP and TOP. Capitalized terms used but not defined herein have their respective meanings set forth in the Agreement.

1. Amendments. In accordance with the terms and conditions of the Agreement, the Agreement shall be amended as follows, effective as of the date hereof:

a.	The Recitals to the Agreement are hereby deleted and replaced in their entirety by the following:

“WHEREAS, TP has previously entered into that certain Amended and Restated Sublicense Agreement (U.S.) dated January 12, 2018 (as amended by that certain First Amendment dated January 10, 2020, the “Sublicense”), pursuant to which TOP sublicensed to TP certain rights in-licensed from Tikun Olam, Ltd., an Israeli corporation with registration number 514263771;

WHEREAS, in exchange for certain equity consideration as further described herein, TP wishes to transfer and assign to JP, and JP wishes to receive and assume from TP, (i) any and all of TP’s rights and responsibilities under the Sublicense; and (ii) the skincare business developed under Sarah Dakar and/or Michael Indursky, including without limitation all related tradenames, knowledge, formulations, documentation, confidential information, customer and supplier lists, and packaging, and any trademarks, patents, copyrights, trade secrets, or other intellectual property relating to any of the foregoing (collectively, the “Skincare Business”); and

WHEREAS, JP has entered into a Tender Offer Support Agreement and Termination of Amalgamation Agreement (the “Tender Agreement”) with Ameri Holdings, Inc. and certain other parties signatory thereto and it is the express intention of the parties hereto that the transactions contemplated hereby will be not consummated until all of the conditions to the closing of transaction contemplated by the Tender Agreement have been satisfied.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:”

b.	Section 5.1 of the Agreement shall be deleted and replaced in its entirety by the following:

“5.1 Definition of Effective Date. For purposes of this Agreement, “Effective Date” means the date that all of the conditions to the consummation of the transactions contemplated by the Tender Agreement have been satisfied and JP has confirmed that the closing of the Tender Agreement shall occur within 24 hours. For the avoidance, in all cases, the Effective Date shall be deemed to have occurred prior to the consummation of the Tender Agreement. If the consummation of the Tender Agreement has not occurred by January 1, 2021, any party hereto may terminate this agreement by delivering written notice to the other parties.”

2. Effect of Amendment. Except as specifically set forth in this Amendment, all of the terms, provisions, representations, warranties, covenants and conditions contained in the Agreement shall remain unmodified and unwaived by the terms of this Amendment, and shall remain in full force and effect in accordance with their respective terms, and are hereby ratified, approved and confirmed in all respects. This Amendment shall not constitute any party’s consent or indicate its willingness to consent to any other amendment, modification or waiver of the Agreement, the schedules thereto or any instruments or agreements referred to herein or therein. This Amendment is supplemental to the Agreement and does, and shall be deemed to, form a part of, and shall be construed in connection with and as a part of, the Agreement for any and all purposes.

3. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute one and the same instrument. Facsimile or pdf copies of original signatures shall be as effective as originals.

[Signature Pages Follow]

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IN WITNESS WHEREOF the parties have executed this Amendment as of the date first written above.

TIKKUN PHARMA, INC.	JAY PHARMA, INC.

By:	By:

Name:	Name:

Title:	Title:

TO PHARMACEUTICALS USA LLC

By:	TO Pharmaceuticals LLC, its manager
By:	TO Holding Group LLC, its manager
By:	TO Global LLC, its manager

By:

Name:

Title:

Signature Page to
First Amendment to the Assignment and Assumption Agreement (U.S.)

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Annex L

LICENSE AGREEMENT

EXECUTION VERSION

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is made effective as of January 10, 2020 (the “Signing Date”) by and between Tikun Olam LLC, a Delaware limited liability company (“TO LLC”), Tikun Olam Hemp LLC, a Delaware limited liability company (“TOH”), and Jay Pharma, Inc., a Canadian corporation (“JP”). Each of TO LLC, TOH, and JP may be referred to as a “Party” and collectively as the “Parties”, and each of TO LLC and TOH may be referred to as a “Licensor” and collectively as the “Licensors”.

RECITALS

WHEREAS, the Licensors own, or have the right to license, certain intellectual property related to cannabis products;

WHEREAS, the Licensors wish to license to JP, and JP wishes to receive from each of the Licensors, the right to use such intellectual property in connection with over-the-counter cancer-related products and topical or transdermal skin care and body care beauty products;

WHEREAS, in consideration of the licenses and rights granted herein, JP will pay certain royalties to TO Holdings Group LLC, a Delaware limited liability company (“TO Holdings”) that controls or indirectly controls its Affiliates, TO LLC and TOH, all as further described herein; and

WHEREAS, on the date of this Agreement JP has entered into an Amalgamation Agreement (the “Amalgamation Agreement”) with Ameri Holdings, Inc. and certain other parties signatory thereto and it is the express intention of the parties hereto that the transactions contemplated hereby will be not consummated until all of the conditions to the closing of transaction contemplated by the Amalgamation Agreement have been satisfied.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1. DEFINITIONS.

1.1. “Affiliate” means shall mean with respect to any person, any person which directly or indirectly, controls, is controlled by or is under common control with such person, including, without limitation, any general partner, managing member, officer or director of such person.

1.2. “Beauty Products” means any topical or transdermal Cannabis-containing or Cannabis-derived (including hemp-based) skin care or body care beauty products and packaging products and marketing materials related thereto, excluding any products subject to regulation as a drug, medicine, or controlled substance by the U.S. Food and Drug Association or any other relevant governmental authority, which may include but not be limited to the United States Department of Agriculture.

1.3. “Brand Materials” means information, guidelines, text, images, content, and other materials relating to the “Tikun Olam” history, legacy and brand story provided to JP and as may be amended from time to time with reasonable prior notice.

1.4. “Cannabis” means medical cannabis, cannabis plants, cannabidiol, hemp, any parts of the foregoing in dry or wet forms, and any extracts, infusions, compositions or formulations that include cannabis plants’ constituents as active ingredients or supplements, and any derivative or analogue of any of the foregoing.

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1.5. “Consumer Channels” means any consumer sales channels (be they wholesale or retail, direct or indirect) whatsoever such as department stores, natural food stores, grocery stores, direct-to-consumer channels, drug stores, and mass merchandisers and retailers, but the foregoing excluding Dispensaries and Professional Channels. For clarity, these include (but are not limited to) Neiman Marcus, Nordstrom, Sephora, Ultra, Credo, Detox Market, QVC, HSN, Whole Foods, Harris Teeter, Trader Joes, CVS, Walgreens, and Target or any other consumer sales channels targeted for distribution of the Beauty Products as set forth in any business plan (whether in writing or not) that may be discussed or developed by JP or otherwise indicated by Licensor in writing to JP.

1.6. “Dispensaries” means any licensed medical dispensaries or adult use dispensaries in each case approved by any relevant state in the Territory where Cannabis-based products are sold or distributed, but the foregoing excluding specified Consumer Channels and Professional Channels.

1.7. “Intellectual Property” means, whether registered, applied for, or not, any patents, patent applications, plant patents, plant patent applications, continuation and continuation-in-part applications and patents maturing therefrom, divisional applications and patents maturing therefrom, trademarks and service marks including the goodwill associated therewith, copyrights (whether the work of authorship is published or unpublished), trade secrets, inventions, works of authorship, promotional materials, know-how, knowledge, documentation, information relating to clinical or other trials, patient data, plant breeders rights, registered and unregistered cannabis varieties, and uniquely identifiable strains of Cannabis in all forms, and any other rights in any of the foregoing under intellectual property laws.

1.8. “Licensed IP” means any Intellectual Property currently or subsequently developed or owned by a Licensor, or licensed to a Licensor from a third party (with right to sublicense). Licensed IP includes but is not limited to the Intellectual Property licensed by either or both Licensors or any Licensor Affiliate from Tikun Olam Ltd., an Israeli corporation, registration number 514263771 (“TOL”) under that certain Amended and Restated License Agreement dated April 13, 2017 (the “TOL License”) or otherwise. For avoidance of doubt, any Intellectual Property developed or acquired by JP at any time outside the scope of the rights licensed under this Agreement shall not be Licensed IP.

1.9. “Licensed Marks” means the trademarks and service marks included in the Licensed IP, together with the goodwill relating thereto.

1.10. “Licensed Products” means any OTC Products whose manufacture, promotion, importation, distribution, sale, or use would, in the absence of the licenses granted under this Agreement, infringe any of a Licensor’s intellectual property rights in the Licensed IP.

1.11. “Net Sales” means all revenue generated by JP or any affiliate from sales of Licensed Products sold in any packaging that includes use of the Licensed Marks, whether such sales are evidenced by cash, check, credit, charge, account, barter or exchange, but net of returns, discounts/rebates, allowances, sales or use taxes, VAT, excise or similar taxes, freight or delivery charges or other amounts collected on behalf of third parties. For the avoidance of doubt, any OTC Products produced by or for and on behalf of JP, that includes any Licensed IP, must include on all packaging for any OTC Product details of any such Licensed IP as well as any Licensed Marks that may be attributable to such Licensed IP.

1.12. “OTC Business” means the business of producing, promoting, researching, developing, marketing, processing, selling, importing, distributing, and otherwise commercializing OTC Products.

1.13. “OTC Cancer Products” means any cancer-related products, excluding any products subject to regulation as a drug, medicine, or controlled substance by the U.S. Food and Drug Association or any other relevant governmental authority in the Territory, which may include but not be limited to the United States Department of Agriculture.

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1.14. “OTC Products” means Beauty Products and OTC Cancer Products.

1.15. “Professional Channels” means professional sales channels, such as hospitals, doctors’ offices, and medical service centers, and excludes Consumer Channels and Dispensaries.

1.16. “Term” has the meaning given to it in Section 3.1.

1.17. “Territory” means the United States, and its territories and possessions.

2. LICENSE.

2.1. Grant. The Parties agree that as of the Effective Date (as defined below):

a. Each Licensor hereby grants to JP, and JP hereby accepts, a perpetual, irrevocable (subject to the terms hereof), exclusive license (even as to TO LLC and TOH) to make, have made, sell, have sold, offer for sale, import, reproduce, distribute, display, perform, creative derivative works from, and otherwise fully use and exploit the Licensed IP in the Territory (subject to Section 2.1(b) below) solely in connection with the OTC Business. For avoidance of doubt, to the extent a Licensor develops or acquires rights to any Licensed IP after the Effective Date that is not owned by JP, such Licensed IP shall be automatically licensed by Licensors to JP pursuant to this Section 2.1(a). The license granted herein includes the right to use the Approved Brands and Branding Phrases as further detailed in Section 2.3 below. For the avoidance of doubt, JP may engage third parties to assist in developing and commercializing OTC Products in connection with the OTC Business (“JP Contractors”) and the license granted herein will be sublicensable by JP for such purposes and such third parties will be subject to the same obligations that may fall hereunder.

b. The Parties acknowledge that the Licensed IP under the TOL License is believed to be subject to certain prior licenses granted to MedReleaf and CCCNY (the “NY Licenses”), and that the license granted by Licensors to JP under Section 2.1(a) above, as it relates to Licensed IP under the TOL License, will not extend to the State of New York unless and until the NY Licenses have expired or are terminated (at which point the license will automatically extend to the State of New York and cover the entire Territory).

c. No Challenge. As a material inducement for Licensors entering into this Agreement, JP covenants to Licensors that during the Term, JP, its Affiliates or sublicensees will not, in the United States or any other country, (a) commence or otherwise voluntarily determine to participate in any action or proceeding, challenging or denying the enforceability or validity of the Licensed IP, or any product Licensors may now or hereinafter produce utilizing the Licensed IP (as defined below, “Licensor Cannabis/Hemp Product”), or (b) direct, support or actively assist any other person or entity in bringing or prosecuting any action or proceeding challenging or denying the validity of the Licensed IP or any Licensor Cannabis/Hemp Product now or hereinafter produced by Licensor utilizing the Licensed IP, provided that in each of (a) and (b) that each Licensor is acting within the scope of this exclusive License Agreement. For purposes of clarification and without limiting any other available remedies, if JP takes any of the actions described in clause (a) or clause (b) of this Section, JP will have materially breached this Agreement and Licensors may terminate this Agreement under Section 3.

For purposes of this Section 2.1(c) only, Licensor Cannabis/Hemp Product (which Licensee cannot challenge) means:

(i) any Cannabis-based product utilizing any Licensed IP previously sold through any Consumer Channels and Dispensaries; and

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(ii) any skin-care product provided that such product is not sold via a Professional Channel, or in or to a licensed healthcare facility, including doctor’s offices and medical spas, and intentional resale in or to any of the foregoing is expressly prohibited by Licensor at the time of sale, and which in all cases Licensor Cannabis/Hemp Product expressly excludes any product JP has developed or acquired for which patent protection has been applied for or obtained in any jurisdiction. To the extent Licensor has a skin-care product it wishes to sell in a Professional Channel, each Licensor hereby agrees that Licensee will be the exclusive distributor of such product in all Professional Channels including healthcare facilities.

2.2. Exclusivity.

a. Licensors shall not use, or grant any third party the right to use, the Licensed IP in connection with the OTC Business within the Territory (subject to the existing NY Licenses).

b. The Parties acknowledge that TOL granted the Licensors certain exclusive rights, which the Licensors are hereby sublicensing exclusively to JP under Section 2.1. If TOL breaches or attempts to breach its obligation of exclusivity by licensing any of the Licensed IP to any third party for use in connection with the OTC Business, the Licensors will promptly take all reasonable action, up to and including filing a lawsuit on their and JP’s behalf, to prevent such breach of exclusivity. If the Licensors fail to take such action, JP may, at its sole expense, file suit on behalf of itself and the applicable Licensor(s) and, if reasonably necessary for standing or other legal reasons, such Licensor(s) will join such suit.

2.3. Branding and Brand Materials.

a. Approved Brands. JP and TOH will work together diligently and in good faith to agree, within ten (10) days from the Effective Date, on at least three preapproved brand names for the OTC Products, which may include the terms “Tikun”, “Tikun Olam”, “Olam”, “Tikun Pharma”, or varieties of the foregoing (such preapproved brand names being the “Approved Brands”). The Approved Brands may be supplemented from time to time by written consent of TOH, which consent will not be unreasonably withheld, delayed or conditioned. For the advance of doubt, unless and until any Approved Brand is created and approved in writing by Licensors, no Licensed Marks may be utilized in any manner by JP.

b. TOH will provide Brand Materials to JP, and TOH and JP will work together diligently and in good faith to create a brand book aggregating relevant Brand Materials into an agreeable format. Subject to TOH’s prior written approval as to each new type of proposed use (not to be unreasonably withheld, delayed, or conditioned), JP will have the right to use and reference the Brand Materials and such story in its marketing, packaging, documentation, and other materials, in any media whatsoever (online, television, print, radio, and otherwise) without further approval of TOH.

c. Use of Brand Names. As may be more detailed in the Brand Materials, JP may use the phrases utilizing the Licenses Marks, including “by Tikun Olam”, “by Tikun Pharma”, “powered by Tikun Olam”, “powered by Tikun Pharma”, and any other such phrases that indirectly or directly utilize the Brand Materials and legacy of the business of TOL, Licensor their affiliates and sublicensees business but only as expressly agreed authorized by TOH in writing from time-to-time (the “Branding Phrases”). JP may use the Approved Brands and Branding Phrases, and variations thereof, in ingredient names (e.g., “Tikun Olam CBD Complex”) upon the initial written approval of TOH as to each type of use.

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d. Except as may be detailed herein or otherwise agreed in writing, JP and any subsidiary thereof will not use “Tikun” or “Tikun Olam” in any form in its corporate, legal entity, or DBA names. Notwithstanding the above, JP will comply with any Brand Materials which may include specified brand guidelines or identity standards provided by TOH regarding the use of any Licensed Marks. Unless approved in writing by TOH, JP will not use the Brand Materials in any manner that could reasonably cause confusion between JP and Licensor, TOH or any of its Affiliates.

2.4. Information. From time to time, upon JP’s request, the Licensors will each provide a current list of the Licensed IP and other information reasonably necessary to allow JP to exercise its rights granted in Section 2.1. Each Licensor will promptly notify JP in writing if the scope of the Licensed IP as it pertains to the OTC Business is materially increased or decreased, and notwithstanding anything to the contrary herein, JP will not be liable for any acts or omissions caused by a Licensor’s delay in providing such notice.

2.5. Sourcing. JP will use TOH as its source for procurement of ingredients, components, or inputs (collectively, “Ingredients”) for the OTC Products sold using any of the Licensed Marks, and TOH will provide Ingredients to JP at a cost plus ten percent (10%) basis. Notwithstanding the foregoing, if TOH is unable to meet JP’s demand for Ingredients on commercially reasonable terms, then JP will be entitled to procure Ingredients from third-party sources of its own choosing, taking into account factors such as pricing, quality, and customer service. If JP proposes procuring Ingredients from a third party, it will notify TOH accordingly in advance. If TOH reasonably believes any proposed third party supplier would compromise the integrity or reputation of the relevant OTC Products, it must promptly notify JP of such particulars. In such event, JP and TOH will work together diligently and in good faith to validate and address the concerns raised.

2.6. Royalty.

a. JP will pay TO Holdings a royalty of: (i) four percent (4.0%) of Net Sales of OTC Cancer Products made via Consumer Channels; (ii) five percent (5.0%) of Net Sales of Beauty Products made via Consumer Channels; and (iii) three percent (3.0%) of Net Sales of OTC Cancer Products made via Professional Channels (collectively, the “Royalty”). The Licensors consent to payment of the Royalty to TO Holdings in consideration of the licenses granted herein, and it is understood by the Parties that TO Holdings and the Licensors may agree on any internal allocation of the Royalty amounts amongst themselves as they see fit.

b. Minimum Royalty. Notwithstanding any statement to the contrary, JP further agrees to pay to TO Holdings a minimum net Royalty per calendar year starting from the calendar year beginning January 1, 2022 (“Minimum Royalty Payment”) as follows:

(i) for an initial term ending on December 31, 2031, a Minimum Royalty Payment of US$150,000 for the calendar year ended 2022, and thereafter, a Minimum Royalty Payment for each successive year shall increase by twenty-five percent (25%) up to a maximum annual cap of US$400,000;

(ii) for the portion of the Term starting in 2032 until December 31, 2036, a Minimum Royalty Payment of US$600,000 in Minimum Royalty Payment for each calendar year; and

(iii) thereafter during the Term a Minimum Royalty Payment of $750,000 for each successive year.

The Minimum Royalty Payment for a given year shall be due at the time payments are due for the calendar quarter ending on December 31. It is understood that Minimum Royalty Payment will apply on a calendar year basis.

c. JP will pay the Royalty in arrears on a calendar-based quarterly basis (with the first quarter commencing January 1, 2020 unless another schedule is agreed by the Parties in writing). Each Royalty payment will be due within thirty (30) days from the end of the applicable calendar quarter. JP will produce and provide to Licensors a reasonably detailed report showing the volume of sales of Licensed Products and any other information reasonably requested by the Licensors on a monthly basis commencing from the first calendar month after launch of any OTC Products. Royalty payments will be made in US dollars. JP may deduct or withhold any taxes from the Royalties solely as required by applicable law.

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d. JP will maintain reasonable books and records sufficient to evidence the accuracy of the Net Sales and any Royalties incurred and paid hereunder. JP will make the books and records available for inspection and audit by either Licensor (or its certified public accountant, attorney, or another authorized Representative) to verify the accuracy of the Royalties incurred and paid hereunder. Any such audit will be conducted during normal business hours on not less than twenty (20) days’ notice, and may not occur more frequently than once in any calendar year (in the aggregate for both Licensors). If such inspection or audit should reveal a discrepancy at all, including in the Royalties paid from those payable under this Agreement, JP shall promptly pay to TO Holdings the amount of the shortfall. The failure of Licensors to request an audit within two years after receipt of any quarterly reports and payments shall be deemed to constitute acceptance by Licensor of the accuracy of such reports and payments. Any failure by JP to maintain any of its obligations hereunder, shall be deemed a material breach of this Agreement.

3. TERM AND TERMINATION.

3.1. Term. This Agreement commences on the Effective Date and continues until the earliest of: (i) termination by both Licensors or by JP in accordance with Section 3.2 below, (ii) the date on which the last of the Licensed IP expires or is otherwise no longer effective, or (iii) twenty (20) years from the Effective Date (the “Term”).

3.2. Termination. JP or either Licensor may terminate this Agreement immediately upon: (i) a material breach of this Agreement by either Licensor affected by such breach or by JP, if such breach is not cured within sixty (60) calendar days after written notice from the non-breaching Party providing detailed explanation of the alleged material breach; or (ii) a voluntary petition in bankruptcy is filed by either Licensor or JP (respectively), an involuntary petition in bankruptcy is filed with respect to such Party, or any petition, application or other pleading is filed or any proceeding is commenced seeking he appointment of a trustee, receiver or liquidator for such Party. Additionally, either Licensor may terminate this Agreement immediately upon written notice if JP does not (i) have an OTC Product on the market via any Consumer Channels or Professional Channels within eighteen (18) months from the Effective Date and (ii) meet any Minimum Royalty Payment.

3.3. Effect of Expiration or Termination. Upon the expiration of this Agreement or its termination by a Licensor or by both Licensors, JP shall cease and thereafter refrain from all use of the Licensed IP from that respective Licensor, including the Licensed Marks if applicable. Upon the termination of this Agreement by JP pursuant to Section 3.2: (a) subject to the TOL License, all licensed rights in any Licensed IP owned or purportedly owned by either Licensor will survive in perpetuity, and (b) all licensed rights in any Licensed IP subject to the TOL License will automatically become perpetual and irrevocable for as long as any such right is granted by TOL: (i) to either Licensor; (ii) to an Affiliate of either Licensor; or (iii) to any other entity if such grant of rights is intended to avoid this provision. Upon any expiration or termination of this Agreement, the Receiving Party of any Confidential Information shall also destroy or return all Confidential Information to the Disclosing Party.

3.4. Survival. Sections 3.3, 4, 5, 8, 9 and 10 of this Agreement will survive any termination or expiration of this Agreement. The termination or expiration of this Agreement will not affect any Party’s obligations or liabilities incurred or arising prior to the effective date of such termination or expiration.

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4. CONFIDENTIALITY.

4.1. Definition. “Confidential Information” means any and all proprietary, non-public information disclosed by one Party (the “Disclosing Party”) to another Party (the “Receiving Party”) which a reasonable person would understand to be confidential, including without limitation technical, financial, and other business information or trade secrets. For the avoidance of doubt, the terms of this Agreement and the contents of any Royalty reports shall be considered Confidential Information.

4.2. Obligations. The Receiving Party will hold the Confidential Information in confidence using at least the same degree of care it uses to protect its own confidential information, but in no event less than reasonable care. The Receiving Party will only use Confidential Information as needed to exercise its rights under this Agreement, and will only disclose Confidential Information to its affiliates, directors, officers, employees and contractors, as well as its financial and legal advisors and potential investors, who have a need to know such Confidential Information in connection with this Agreement and who are bound by confidentiality obligations at least as restrictive as those contained herein.

4.3. Exceptions. Confidential Information does not include information that the Receiving Party can demonstrate is: (i) in the public domain or subsequently enters the public domain through no fault of the Receiving Party; (ii) disclosed to the Receiving Party by a third party without any breach of confidentiality obligations; (iii) known to the Receiving Party at the time of disclosure by the Disclosing Party; or (iv) developed independently by the Receiving Party, without use of or reference to any Confidential Information of the Disclosing Party. The Receiving Party may disclose Confidential Information to the extent necessary to comply with a valid legal or government order or requirement, provided that it will (a) provide the Disclosing Party reasonable prior notice; (b) seek to narrow the scope of such required disclosure and to obtain a protective order for any such required disclosure; and (c) cooperate with the Disclosing Party (at the Disclosing Party’s sole expense) with any reasonable effort to challenge or limit the ordered or requested disclosure.

4.4. Publicity. The Parties shall reasonably cooperate in connection with issuing all press releases or promotional or marketing material to the public or third parties in connection with the provisions of this Agreement; provided that, JP will have the right to issue press releases related to the studies and other commercial activities it conducts directly related to its licensed rights under this Agreement and to the OTC Business without further approval, provided, further, that neither Party will publish any Confidential Information without the prior written consent of the other Party, which consent will not be unreasonably withheld or delayed. JP shall not refer to either Licensor in any such releases or materials without the prior written consent of such Licensor, which will not be unreasonably withheld or delayed.

5. OWNERSHIP.

5.1. Developments. Except as may be limited by the TOL License, the Intellectual Property in all improvements and modifications of the Licensed IP developed or acquired by JP, with or without involvement of a Licensor, in relation to the OTC Business (collectively, “New IP”) will be exclusively owned by JP, and each Licensor hereby assigns and will be automatically deemed to have assigned, to JP any right, title and interest it may have in and to such New IP. JP hereby grants to TOH and TOLLC, to the extent required under the TOL License, a perpetual, royalty free, sub-licensable, non-exclusive license to use and exploit New IP outside of the Territory and solely in connection with TOL’s cannabis business. To the extent the TOL License prohibits such ownership of certain New IP, such New IP will be automatically be assigned to either Licensor as required by the TOL License and deemed part of the Licensed IP for purposes of the license rights granted in Section 2.1. For avoidance of doubt, any Intellectual Property developed by JP outside the scope of this Agreement and not based on any Licensed IP will not be deemed New IP hereunder and will be solely owned by JP.

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5.2. Enforcement; Patent Prosecution. JP will be responsible, at its sole expense and control, for using commercially reasonable efforts to: (i) prosecute patents, copyrights, and trademarks for New IP owned by JP; and (ii) protect the New IP and, in JP’s reasonable commercial discretion considering the costs and benefits, the Licensed IP as utilized in JP’s OTC Products to the extent a third party’s OTC Products result in material third party infringement, violation, or misappropriation in connection with the OTC Business; provided in each case that each Licensor will provide all reasonably necessary cooperation and information in such efforts by JP, and each Licensor will join such suit(s) if required for JP to have legal standing in such litigation. Any award solely with regards to any New IP will be distributed entirely to JP. Upon request by either Licensor, JP will provide commercially reasonable assistance and cooperation with either Licensor’s efforts to prosecute or protect any of the Licensed IP.

5.3. Notwithstanding the above to the contrary, if any Licensor chooses, in its sole and absolute discretion, or is otherwise required, to protect any trademark generated by JP that is derived from a Licensor’s Licensed Mark, including the filing of any trademark applications with the USPTO or any other relevant state, federal or other governmental agency, then JP shall be obligated to and shall pay all expenses whatsoever related to such trademark filing and protection, including without limitation, the cost of any prior activities investigating the trademark registrability of any such mark and other legal and USPTO fees required to prosecute any such filings.

6. REPRESENTATIONS AND WARRANTIES.

6.1. Mutual. Each Party represents and warrants that: (i) it is an entity duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation; (ii) it has all requisite power and authority to enter into this Agreement and consummate the transactions contemplated herein; and (iii) the execution, delivery, and performance of this Agreement does not and will not conflict with any violation of applicable law or of any other agreements with a third party.

6.2. Licensors. Each Licensor represents and warrants that: (i) it is the lawful owner or licensee of the Licensed IP and, has sufficient authority to grant JP the rights and licenses granted under this Agreement; (ii) that the execution, delivery, and performance by it of this Agreement does not require the approval of any governmental authority nor the application for or filing of or for any license, permit, approval, waiver, no-action, or similar permission from any governmental authority; (iii) it has not entered into any additional licenses, sublicenses or other arrangements that may limit its rights or the rights of JP under this Agreement or which may reasonably be expected to lead to a claim of infringement or invalidity regarding any portion of the Licensed IP or its use; (iv) it has no knowledge of infringement of, or conflict with, any license or other intellectual property right of any other third-party, and there is no known claim pending, filed or threatened related to infringement, ownership, misappropriation, or invalidity regarding the Licensed IP or its use; and (v) it has not granted and will not at any time during the Term grant or permit to exist any sublicense or other contingent or non-contingent right, title or interest under or relating to the Licensed IP in connection with the OTC Business to any individual or entity, that does or will conflict with or otherwise undermine or impair the exclusive rights of JP hereunder. Notwithstanding the foregoing, Licensors may use or sublicense the Licensed IP outside of the OTC Business provided that any such further sublicense or grant of rights to any third party by either Licensor includes sufficient restrictions to protect the license rights granted to JP under this Agreement.

6.3. TOL License. Each Licensor hereby covenants that it will not take any actions, or fail to act, in any way that results in a material modification, limitation, loss, or termination of the rights granted by TOL that are sublicensed hereunder.

7. INFRINGEMENT BY THIRD-PARTIES.

7.1 Report of Infringement. With respect to any Licensed IP, when information comes to the attention of JP to the effect that any of the licensed rights have been or are threatened to be infringed by a third party, JP shall promptly notify the Licensors in writing of any such infringement or threatened infringement of which it has become aware.

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7.2 Enforcement. Each Licensor will take, at its own expense, any action it deems advisable in good faith to protect the Licensed IP. In the event of an infringement or threatened infringement by a third party of the Licensed IP, the Licensors shall have the exclusive option to direct and control the litigation and any settlement thereof at their sole expense. JP shall cooperate at its own expense with the Licensors in protecting and defending the Licensed IP, provided that any monetary recovery will first be used to reimburse any such expenses of the Parties participating in such suit. In the event that neither Licensor promptly prosecutes such alleged infringement or violation of the Licensed IP, JP shall have the right, but not the obligation, to enforce such Licensed IP at its own expense. Each Licensor hereby agrees, on its own behalf and on behalf of TOL, to join in such suit if required for proper standing. If JP has brought such an action, any award will be distributed entirely to JP.

8. INDEMNIFICATION.

8.1 By Licensors. Each Licensor will indemnify, defend, and hold harmless JP, and its officers, directors, members, managers, and employees from any losses, liabilities, damages, penalties, awards, settlements, costs, and expenses, including reasonable attorneys’ fees, (collectively, “Losses”) incurred in relation to a third-party claim arising out of any: (i) gross negligence, willful misconduct, or violation of applicable law by the indemnifying Party; (ii) personal injury, death, or loss of or damage to property caused by the indemnifying Party; (iii) breach of any representations and warranties by the indemnifying Party in Section 6; or (iv) any modification or termination of the applicable TOL License which may materially affect JP’s rights under this Agreement, unless JP has given prior written consent to such modification or termination, which will not be unreasonably withheld or delayed.

8.2 By JP. JP will indemnify, defend, and hold harmless each Licensor and its officers, directors, members, managers, and employees, from any Losses incurred in relation to a third-party claim arising out of any: (i) gross negligence, willful misconduct, or violation of applicable law by JP or the JP Contractors; (ii) personal injury, death, or loss of or damage to property caused by JP or the JP Contractors; (iii) breach of any representations and warranties by JP in Section 6; or (iv) claim by TOL against a Licensor arising out of the TOL License related to activities of JP or the JP Contractors with regards to the OTC Business due to noncompliance with this Agreement. JP’s obligations under this Section 8.2 will not apply to the extent a claim is related to a Licensor’s breach of, or actions beyond the scope of, the TOL License or this Agreement.

8.3 Procedures. The Party entitled to indemnification for a claim hereunder (the “Indemnified Party”) will promptly give written notice to the other Party (the “Indemnifying Party”) of such claim, provided that a delay will not affect the Indemnifying Party’s obligations except to the extent such delay is materially prejudicial to it. The Indemnified Party will give the Indemnifying Party full control of the defense upon request, and will provide all cooperation and information reasonable requested by the Indemnifying Party in relation to the defense. The Indemnifying Party will not, without the Indemnified Party’s prior written consent, enter into any settlement that imposes any non-monetary obligations or liability on the Indemnified Party.

9. LIMITATION OF LIABILITY.

EXCEPT FOR A PARTY’S INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 8, OR FOR ANY MODIFICATION OR TERMINATION OF THE TOL LICENSE THAT MAY MATERIALLY AFFECT JP’S RIGHTS UNDER THIS AGREEMENT WITHOUT THE ADVANCE WRITTEN CONSENT OF JP, TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO PARTY SHALL BE LIABLE TO THE OTHER FOR ANY PUNITIVE, EXEMPLARY OR AGGRAVATED, OR ANY INDIRECT OR CONSEQUENTIAL DAMAGES, IN CONNECTION WITH A BREACH OF THIS AGREEMENT, WHETHER REASONABLY ANTICIPATED OR NOT.

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10. GENERAL.

10.1 Bankruptcy. The licenses and sublicenses granted to JP hereunder for the OTC Business are, for purposes of section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property,” as that term is defined in section 101 of the Bankruptcy Code. Nothing in this agreement limits JP’s rights under section 365(n), and JP is not making an election under section 365(n) hereunder. After commencement of any insolvency proceeding by TO LLC or TOH, upon written request by JP, the applicable Licensor TO LLC or TOH shall use commercially reasonable efforts to assist JP as licensee to obtain Intellectual Property that such applicable Licensor is obligated to provide JP under this Agreement, if not already in JP’s possession, as reasonably necessary for JP to exercise, pursuant to Section 365(n) of the Bankruptcy Code, its rights and licenses.

10.2 Cooperation. The Parties agree to reasonably cooperate with and assist each other in connection with the license rights granted under this Agreement and the development and success of commercializing the Licensed IP in connection with the OTC Business, including in executing documents and joining in any litigation as needed to ensure proper standing for such litigation.

10.3 Conflict with TOL License. If there is any obligation of any Licensor not addressed herein and there exists a conflict between any obligation of any Licensor under the TOL License and the terms of this Agreement, the relevant obligation of the TOL License shall prevail.

10.4 Notices. Any notices sent hereunder will be sent by e-mail and internationally-recognized overnight or two (2) day express courier to the following addresses, which may be updated at any time upon ten (10) calendar days’ prior written notice to the other Party:

If to TO LLC:

Tikun Olam LLC, c/o CSC Global

2711 Centerville Rd, Suite 400

Wilmington, DE 19808

With copies to: 5 Penn Plaza, 23rd Fl, Ny, NY 10001, United States, Email: info@tikunolam.com, bernie@tikunolam.com, accounting@tikunolam.com

If to TOH:

Tikun Olam Hemp LLC, c/o CSC Global

251 Little Falls Drive

Wilmington, DE 19808

With copies to: 5 Penn Plaza, 23rd Fl, Ny, NY 10001, United States, Email: info@tikunolam.com, bernie@tikunolam.com, accounting@tikunolam.com

If to JP:

Jay Pharma, Inc

181 Bay Street, Suite 4400

Brookfield Place

Toronto, ON M5J 2T3

Email: dstefansky@bezalelpartners.com

All notices hereunder may be given by any other commercially recognized means, but shall not be deemed to have been duly given unless and until it is actually received by the intended recipient.

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10.5 Governing Law; Forum Selection. THIS AGREEMENT, AND ANY DISPUTE RELATED TO OR ARISING THEREFROM, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY JURISDICTION OTHER THAN THOSE OF THE STATE OF NEW YORK. Any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination or validity thereof, or the enforcement of any judgment relating hereto, shall be resolved in the state and federal courts located in New York, New York. Each Party hereby agrees not to object to the personal jurisdiction of such court, and not to object to such court as being an inconvenient forum.

10.6 Dispute Resolution. In the event of any dispute, claim, question, or disagreement (“Dispute”) arising from or relating to this Agreement or the breach thereof, the Parties hereto shall use their best efforts to settle the dispute, claim, question, or disagreement. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to all Parties. All Disputes not resolved within fifteen (15) days by good faith negotiation shall be finally settled by arbitration administered by the American Arbitration Association, in New York, New York, in accordance with the provisions of that organization’s Commercial Arbitration Rules. The dispute shall be heard and determined by a panel of three (3) arbitrators, unless otherwise agreed by the Parties. In such case, each Party shall each select one (1) arbitrator. The arbitrator selected by the claimant and the arbitrator selected by respondent shall, within ten (10) days of their appointment, select a third neutral arbitrator. In the event that they are unable to do so, or if for any reason the three (3) arbitrators are not timely empanelled, the Parties, or either of them, or their attorneys, may request that the American Arbitration Association appoint the third or any other necessary arbitrator. Prior to the commencement of hearings, each of the arbitrators appointed shall provide an oath or undertaking of impartiality. The United States Arbitration Act shall govern the interpretation, enforcement, and proceedings pursuant hereto. Notwithstanding any provision hereof, any applicable law or public policy considerations, including without limitation any possible illegality or unenforceability of this Agreement or any portion hereof due to the subject matter hereof, the arbitrators shall interpret this Agreement giving full effect to the terms and provisions hereof. All charges of the American Arbitration Association or any mediator shall be borne equally by the Parties, and each Party hereby agrees to pay all such charges promptly upon request therefor, and if any Party shall fail to do so, the other Party shall be permitted to apply towards such charges any amounts otherwise due to the non-paying Party. The Parties to the arbitration proceeding shall bear their own respective expenses incurred in connection therewith, including, but not limited to, legal fees and expenses.

10.7 Waiver; Amendment. The waiver by any Party of any breach of covenant will not be construed to be a waiver of any succeeding breach or any other covenant. All waivers must be in writing, and signed by the Party waiving its rights. This Agreement may be modified only by a written instrument executed by authorized representatives of the Parties sought to be bound.

10.8 Assignment. Neither Party may assign or transfer this Agreement, in whole or in part, without the prior written consent of the other Party, which consent will not be unreasonably withheld or delayed. Any purported assignment or transfer in violation of this section will be null and void. This Agreement will inure to the benefit of, and be binding upon the Parties, together with their respective legal representatives, successors, and assigns, as permitted herein.

10.9 No Third-Party Beneficiaries. Nothing in this Agreement confers any rights or remedies upon any third party.

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10.10 Severability. If any provision of this Agreement is held to be invalid, void, unenforceable, or unconstitutional by a court of competent jurisdiction, the remaining provisions shall continue in full force without being impaired or invalidated.

10.11 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter herein, and supersedes, and cannot be varied, contradicted or supplemented by evidence of, any prior agreements, proposals, negotiations, correspondence, representations, or communications relating to such subject matter. The Parties acknowledge that they have not been induced to enter into this Agreement by any representations or promises not specifically stated herein.

10.12 Execution; Counterparts. This Agreement may be executed in counterparts, including electronic counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement. The headings of the various sections of this Agreement have been inserted for reference only and shall not be deemed to be a part of this Agreement.

10.13 Definition of Effective Date. For purposes of this Agreement, “Effective Date” means the date that all of the conditions to the consummation of the transactions contemplated by the Amalgamation Agreement have been satisfied and JP has confirmed that the closing of the Amalgamation Agreement shall occur within 24 hours. For the avoidance, in all cases, the Effective Date shall be deemed to have occurred prior to the consummation of the Amalgamation Agreement. If the consummation of the Amalgamation Agreement has not occurred by July 8, 2020, any party hereto may terminate this agreement by delivering written notice to the other parties.

The Parties hereby execute this Agreement as of the Signing Date.

TIKUN OLAM HEMP LLC	TIKUN OLAM LLC

By:	By:

Name:	Name:

Title:	Title:

JAY PHARMA, INC.

By:

Name:

Title:

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Annex L-1

FIRST AMENDMENT TO THE

LICENSE AGREEMENT

THIS FIRST AMENDMENT TO THE LICENSE AGREEMENT (U.S.) (this “Amendment”) is made and entered into as of August 12, 2020, by and among Jay Pharma Inc., a Canada corporation (“Company”), Tikun Olam LLC, a Delaware limited liability company (“TO LLC”), and Tikun Olam Hemp LLC, a Delaware limited liability company (“TOH”), and amends that certain Assignment and Assumption Agreement (the “Agreement”), dated as of January 10, 2020, by and among Company, TP and TOCI. Capitalized terms used but not defined herein have their respective meanings set forth in the Agreement.

1. Amendments. In accordance with the terms and conditions of the Agreement, the Agreement shall be amended as follows, effective as of the date hereof:

a.	The Recitals to the Agreement are hereby deleted and replaced in their entirety by the following:

“WHEREAS, the Licensors own, or have the right to license, certain intellectual property related to cannabis products;

WHEREAS, the Licensors wish to license to JP, and JP wishes to receive from each of the Licensors, the right to use such intellectual property in connection with over-the-counter cancer-related products and topical or transdermal skin care and body care beauty products;

WHEREAS, in consideration of the licenses and rights granted herein, JP will pay certain royalties to TO Holdings Group LLC, a Delaware limited liability company (“TO Holdings”) that controls or indirectly controls its Affiliates, TO LLC and TOH, all as further described herein; and

WHEREAS, JP has entered into a Tender Offer Support Agreement and Termination of Amalgamation Agreement (the “Tender Agreement”) with Ameri Holdings, Inc. and certain other parties signatory thereto and it is the express intention of the parties hereto that the transactions contemplated hereby will be not consummated until all of the conditions to the closing of transaction contemplated by the Tender Agreement have been satisfied.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:”

b.	Section 10.13 of the Agreement shall be deleted and replaced in its entirety by the following:

“10.13 Definition of Effective Date. For purposes of this Agreement, “Effective Date” means the date that all of the conditions to the consummation of the transactions contemplated by the Tender Agreement have been satisfied and JP has confirmed that the closing of the Tender Agreement shall occur within 24 hours. For the avoidance, in all cases, the Effective Date shall be deemed to have occurred prior to the consummation of the Tender Agreement. If the consummation of the Tender Agreement has not occurred by January 1, 2021, any party hereto may terminate this agreement by delivering written notice to the other parties.”

2. Effect of Amendment. Except as specifically set forth in this Amendment, all of the terms, provisions, representations, warranties, covenants and conditions contained in the Agreement shall remain unmodified and unwaived by the terms of this Amendment, and shall remain in full force and effect in accordance with their respective terms, and are hereby ratified, approved and confirmed in all respects. This Amendment shall not constitute any party’s consent or indicate its willingness to consent to any other amendment, modification or waiver of the Agreement, the schedules thereto or any instruments or agreements referred to herein or therein. This Amendment is supplemental to the Agreement and does, and shall be deemed to, form a part of, and shall be construed in connection with and as a part of, the Agreement for any and all purposes.

3. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute one and the same instrument. Facsimile or pdf copies of original signatures shall be as effective as originals.

[Signature Pages Follow]

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IN WITNESS WHEREOF the parties have executed this Amendment as of the date first written above.

TIKUN OLAM HEMP LLC	TIKUN OLAM LLC

By:	By:

Name:	Name:

Title:	Title:

JAY PHARMA, INC.

By:

Name:

Title:

Signature Page to

First Amendment to the License Agreement

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Annex M

NOMINAL SHARE PURCHASE AGREEMENT

Execution Version

ASSIGNMENT AGREEMENT

This Assignment Agreement (the “Agreement”), is made as of January 10, 2020, Tikkun Pharma, Inc., a Delaware corporation (the “Assignor”) and Alpha Capital Anstalt (the “Assignee”).

WHEREAS, the Assignor will be the holder of 10,360,007 shares (the “Total Shares”) of common stock to be issued by Jay Pharma Inc., a corporation existing under the laws of Canada (the “Company”);

WHEREAS, the Total Shares will be issued to Assignor at a future date pursuant to the terms and conditions of certain intellectual property assignment and assumption agreements (the “IP Agreements”) by and between Assignor and the Company;

WHEREAS, the Assignor desires to assign, subject to and immediately following receipt thereof, 7,774,463 of the Total Shares (the “Assigned Securities”) to Assignee;

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1 The Closing. Subject to the terms and conditions set forth in this Agreement, the Assignor hereby sells, assigns, conveys, and transfers to the Assignee the Assigned Securities, for purchase price of $10.00 (the “Purchase Price”). The closing (the “Closing”) of said sale, assignment, conveyance and transfer of the Assigned Securities shall occur on the date that the transactions contemplated by the IP Agreements are consummated and the Company has issued the shares to the Assignor.

1.2 Deliveries. At the Closing, the parties shall deliver or shall cause to be delivered the following to the other parties:

(A) Assignor shall deliver the Assigned Securities registered in the name of the Assignee; and

(B) Assignee shall deliver the Purchase Price.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of the Assignor. The Assignor hereby makes the following representations and warranties as of the date hereof and as of the date of the Closing:

(A) Authorization; Enforcement. The Assignor has the requisite power and authority to enter into and to consummate the transactions contemplated by this transaction and otherwise to carry out its obligations thereunder. The execution and delivery of each of the documents by the Assignor and the consummation by him of the transactions contemplated hereby have been duly authorized. Each of the documents contemplated by this transaction has been duly executed by the Assignor and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Assignor enforceable against the Assignor in accordance with its terms.

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(B) Ownership. The Assignor owns and is selling, assigning, conveying and transferring to the Assignee all of his right, title and interest to the Assigned Securities, free and clear of all liens, mortgages, pledges, security interests, encumbrances or charges of any kind or description and upon consummation of the transaction contemplated herein good title in the Assigned Securities shall vest in Assignee, free of all liens and other charges.

(C) No Consents, Approvals, Violations or Breaches. Neither the execution and delivery of this Agreement by the Assignor, nor the consummation by the Assignor of the transactions contemplated hereby, will (i) require any consent, approval, authorization or permit of, or filing, registration or qualification with or prior notification to, any governmental or regulatory authority under any law of the United States, any state or any political subdivision thereof applicable to the Assignor, (ii) violate any statute, law, ordinance, rule or regulation of the United States, any state or any political subdivision thereof, or any judgment, order, writ, decree or injunction applicable to the Assignor or any of the Assignor’s properties or assets, the violation of which would have a material adverse effect upon the Assignor, or (iii) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or any event which, with or without due notice or lapse of time, or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Assignor is a party or by which the Assignor or any of the Assignor’s properties or assets may be bound which would have a material adverse effect upon the Assignor.

2.2 Representations and Warranties of the Assignee. Assignee represents and warrants as follows:

(A) No Consents, Approvals, Violations or Breaches. Neither the execution and delivery of this Agreement by Assignee, nor the consummation by Assignee of the transactions contemplated hereby, will (i) require any consent, approval, authorization or permit of, or filing, registration or qualification with or prior notification to, any governmental or regulatory authority under any law of the United States, any state or any political subdivision thereof or any other jurisdiction applicable to Assignee, (ii) violate any statute, law, ordinance, rule or regulation of the United States any state or any political subdivision thereof or any other jurisdiction applicable to Assignee, or any judgment, order, writ, decree or injunction applicable to Assignee or any of its properties or assets, the violation of which would have a material adverse effect upon Assignee, or (iii) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or any event which, with or without due notice or lapse of time or both would constitute a default) under, or result in the termination of, or accelerate the performance required by, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Assignee is a party or by which Assignee or any of its properties or assets may be bound which would have a material adverse effect upon Assignee.

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(B) Assignee (i) is an “accredited investor,” as that term is defined in Regulation D under the Securities Act of 1933, as amended (the “Securities Act”); (ii) has such knowledge, skill and experience in business and financial matters, based on actual participation, that Assignee is capable of evaluating the merits and risks of an investment in the Company and the suitability thereof as an investment for Assignee; (iii) has received such documents and information as it has requested and has had an opportunity to ask questions of representatives of the Assignor concerning the terms and conditions of the investment proposed herein, and such questions were answered to the satisfaction of Assignee; (iv) is in a financial position to hold its portion of the Note for an indefinite time and is able to bear the economic risk and withstand a complete loss of its investment in the Company; and (v) has not made an overall commitment to investments which are not readily marketable which is disproportionate so as to cause such overall commitment to become excessive.

(C) Assignee understands that the Assigned Securities has not been registered under applicable state or federal securities laws and is purchasing the Assigned Securities pursuant to an exemption from the registration requirements of the Securities Act.

ARTICLE III

GENERAL MATTERS

3.1. Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

(a)	If to the Assignor, to:	Tikkun Pharma, Inc.
140 E. Ridgewood Avenue, Suite 415
Paramus, NJ 07652

(b)	If to the Assignee, to:	Alpha Capital Anstlat
Lettstrasse 32
9490 Vaduz
Principality of Liechtenstein

or to such other address as any of them shall give to the others by notice made pursuant to this Section 3.1.

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3.2. Assignment; Binding Agreement. Neither this Agreement nor any right or obligation hereunder shall be assignable by any party without the prior written consent of the other parties hereto. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and assigns.

3.3. Invalidity. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal, or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

3.4. Counterparts/Execution. This Agreement may be executed in any number of counterparts and by different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. This Agreement may be executed by electronic transmission and delivered by electronic transmission.

3.5. Agreement. Each of the undersigned states that it has read the foregoing Agreement and understands and agrees to it.

3.6. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in New York County, New York, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of the documents contemplated herein, then the prevailing party in such action or proceeding shall be reimbursed by the party determined not to have prevailed for his or its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

3.7. Survival. The representations, warranties, agreements and covenants contained herein shall survive the Closing.

3.8. No Waiver. The waiver by any party of the breach of any of the terms and conditions of, or any right under, this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition or of any similar right. No such waiver shall be binding or effective unless expressed in writing and signed by the party giving such waiver.

3.9. Construction. The article and section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

3.10. Further Assurances. Each party will execute and deliver such further agreements, documents and instruments and take such further action as may be reasonably requested by any other party to carry out the provisions and purposes of this Agreement.

[REST OF THIS PAGE LEFT INTENTIONALLY BLANK]

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IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

ASSIGNOR

Tikkun Pharma, Inc.

By:
Its:

ASSIGNEE

Alpha Capital Anstalt

By:
Its:

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Annex N

Jay Pharma Inc.

Lock-Up/Leak-Out Agreement

August ___, 2020

This Lock-Up/Leak-Out Agreement (this “Agreement”) is executed in connection with the Tender Offer Support Agreement and Termination of Amalgamation Agreement (the “Tender Agreement”) by and among Ameri Holdings, Inc. (the “Parent”), Jay Pharma Inc. (the “Company”) and the other signatories thereto, dated as of August __, 2020. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Tender Agreement.

In connection with, and as an inducement to, the parties entering into the Tender Agreement and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned, by executing this Agreement, agrees that, without the prior written consent of the Parent and the Company, during the period commencing at the Effective Time and continuing until the end of the Lock-Up Period (as hereinafter defined), the undersigned will not: (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of or lend, directly or indirectly, any shares of Parent Common Stock or any securities convertible into, exercisable or exchangeable for or that represent the right to receive Parent Common Stock (including without limitation, Parent Common Stock which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant) whether now owned or hereafter acquired (the “Securities”); (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Parent Common Stock or such other securities, in cash or otherwise; (3) make any demand for or exercise any right with respect to, the registration of any Parent Common Stock or any security convertible into or exercisable or exchangeable for Parent Common Stock; (4) grant any proxies or powers of attorney with respect to any Securities, deposit any Securities into a voting trust or enter into a voting agreement or similar arrangement or commitment with respect to any Securities; or (5) publicly disclose the intention to do any of the foregoing (each of the foregoing restrictions, the “Lock-Up Restrictions”).

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Notwithstanding the terms of the foregoing paragraph, the Lock-Up Restrictions shall automatically terminate and cease to be effective on the date that is one-hundred and eighty (180) days after the Effective Time. The period during which the Lock-Up Restrictions apply to the Securities shall be deemed the “Lock-Up Period” with respect thereto. In addition, beginning on the date that is one-hundred and eighty (180) days after the Effective Time and ending on the date that is one-hundred and eighty (180) days after such date (the “Leak-Out Period”), the undersigned may only sell up to 15% of the aggregate amount of Securities owned by the undersigned as of the expiration of the Lock-Up Period per each calendar month during Leak-Out Period (the “Leak-Out Cap”). Notwithstanding the foregoing, if, following the Effective Time but during the Lock-Up Period, (1) the closing price for the Parent Common Stock for thirty (30) consecutive trading days closes at a price per share equal to or greater than a $50 million valuation, and (2) (A) the corresponding daily trading volume equals or exceeds $250,000 for each of such thirty (30) consecutive trading days or (B) the average corresponding daily trading volume, calculated as of the expiration of such thirty (30) consecutive trading day period, equals or exceeds $350,000, there shall be no Leak-Out Period after the expiration of the Lock-Up Period, and the undersigned shall not be subject to the Lock-Up Restrictions or the Leak-Out Cap following the expiration of the Lock-Up Period. If, following the Effective Time but during the Lock-Up Period, (1) the closing price for the Parent Common Stock for thirty (30) consecutive trading days closes at a price per share equal to or greater than a $70 million valuation, and (2) (A) the corresponding daily trading volume equals or exceeds $300,000 for each of such thirty (30) consecutive trading days or (B) the average corresponding daily trading volume, calculated as of the expiration of such thirty (30) consecutive trading day period, equals or exceeds $350,000 (such 30th consecutive trading day satisfying the immediately preceding clause (1) and (2), the “Trigger Date”), the Lock-Up Period shall immediately expire and the Leak-Out Period shall begin on such Trigger Date. If the Trigger Date occurs following the expiration of the Lock-Up Period but during the Leak-Out Period, the Leak-Out Period shall immediately terminate and the undersigned shall no longer be subject to the Lock-Up Restrictions or the Leak-Out Cap.

The undersigned agrees that the Lock-Up Restrictions and Leak-Out Cap preclude the undersigned from engaging in any hedging or other transaction with respect to any then-subject Securities which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of such Securities in violation of the Lock-Up Restrictions (during the Lock-Up Period) or Leak-Out Cap (during the Leak-Out Period) even if such Securities would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to such Securities or with respect to any security that includes, relates to, or derives any significant part of its value from such Securities.

Notwithstanding the foregoing, the undersigned may transfer any of the Securities (1) as a bona fide gift or gifts or charitable contribution(s), (2) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, (3) if the undersigned is a corporation, partnership, limited liability company, trust or other business entity (A) to another corporation, partnership, limited liability company, trust or other business entity that is a direct or indirect affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the undersigned or (B) as distributions of shares of Parent Common Stock or any security convertible into or exercisable for Parent Common Stock to limited partners, limited liability company members or stockholders of the undersigned or holders of similar equity interests in the undersigned, (4) if the undersigned is a trust, to the beneficiary of such trust, (5) by testate succession or intestate succession, (6) to any immediate family member, any investment fund, family partnership, family limited liability company or other entity controlled or managed by the undersigned, (7) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (1) through (7), (8) to Parent in a transaction exempt from Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) upon a vesting event of the Securities or upon the exercise of options or warrants to purchase Parent Common Stock on a “cashless” or “net exercise” basis or to cover tax withholding obligations of the undersigned in connection with such vesting or exercise (but for the avoidance of doubt, excluding all manners of exercise that would involve a sale in the open market of any securities relating to such options or warrants, whether to cover the applicable aggregate exercise price, withholding tax obligations or otherwise), (9) to Parent in connection with the termination of employment or other termination of a service provider and pursuant to agreements in effect as of the Effective Time whereby Parent has the option to repurchase such shares or securities, (10) acquired by the undersigned in open market transactions after the Effective Time, (11) pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of the Parent’s capital stock involving a change of control of the Parent, provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Securities shall remain subject to the restrictions contained in this Agreement, or (12) pursuant to an order of a court or regulatory agency; provided, in the case of clauses (1)-(8), that (A) such transfer shall not involve a disposition for value and (B) the transferee agrees in writing with Parent to be bound by the terms of this Agreement; and provided, further, in the case of clauses (1)-(9), no filing by any party under Section 16(a) of the Exchange Act shall be required or shall be made voluntarily in connection with such transfer. For purposes of this Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

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In addition, the foregoing restrictions shall not apply to (1) the exercise of stock options granted pursuant to equity incentive plans existing immediately following the Effective Time, including the “net” exercise of such options in accordance with their terms and the surrender of Parent Common Stock in lieu of payment in cash of the exercise price and any tax withholding obligations due as a result of such exercise (but for the avoidance of doubt, excluding all manners of exercise that would involve a sale in the open market of any securities relating to such options, whether to cover the applicable aggregate exercise price, withholding tax obligations or otherwise); provided that it shall apply to any of the Securities issued upon such exercise, (2) conversion or exercise of warrants into Parent Common Stock or into any other security convertible into or exercisable for Parent Common Stock that are outstanding as of the Effective Time (but for the avoidance of doubt, excluding all manners of conversion or exercise that would involve a sale in the open market of any securities relating to such warrants, whether to cover the applicable aggregate exercise price, withholding tax obligations or otherwise); provided that it shall apply to any of the Securities issued upon such conversion or exercise; and provided, further that the recipient of Parent Common Stock agrees in writing with Parent to be bound by the terms of this Agreement, or (3) the establishment of any contract, instruction or plan (a “Plan”) that satisfies all of the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act; provided that no sales of the Securities shall be made pursuant to such a Plan prior to the expiration of the Lock-Up Period, and such a Plan may only be established if no public announcement of the establishment or existence thereof and no filing with the Securities and Exchange Commission or other regulatory authority in respect thereof or transactions thereunder or contemplated thereby, by the undersigned, Parent or any other person, shall be required, and no such announcement or filing is made voluntarily, by the undersigned, Parent or any other person, prior to the expiration of the applicable Lock-Up Period. In furtherance of the foregoing, Parent and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of Parent Common Stock if such transfer would constitute a violation or breach of this Agreement.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Agreement and that upon request, the undersigned will execute any additional documents reasonably necessary to ensure the validity or enforcement of this Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

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The undersigned understands that the undersigned shall be released from all obligations under this Agreement if the Tender Agreement is terminated prior to the Effective Date pursuant to its terms, upon the date of such termination.

The undersigned understands that Parent and the Company are entering into the Tender Agreement in reliance upon this Agreement.

Palladium Capital Advisors, LLC will be a third-party beneficiary of this Agreement with rights of enforcement. This Agreement may not be amended nor modified, nor may any waiver be granted or accepted by any party hereto, without the approval of Palladium Capital Advisors, LLC.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

This Agreement, and any certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the Parent, the Company and the undersigned in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the Parent, the Company and the undersigned, written or oral, to the extent they relate in any way to the subject matter hereof.

Very truly yours,

Printed Name of Holder

By:
Signature

Printed Name of Person Signing
(and indicate capacity of person signing if
signing as custodian, trustee, or on behalf of an entity)

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Annex O-1

AMERI PALLADIUM PLACEMENT AGENT AGREEMENT

Palladium Capital Advisors, LLC

10 Rockefeller Plaza, Suite 909

New York, New York 10020

Tel (646) 485-7297 Fax (646) 390-6328

JP@PalladiumCapital.com

April 2, 2019

Srinidhi Devanur, Executive Chairman

AMERI Holdings, Inc.

5000 Research Court, Suite 750

Suwanee, Georgia

Re:	Placement Agent & Merger Advisory Agreement

Dear Mr. Devanur:

This letter agreement (this “Agreement”) sets forth the understanding and agreement between palladium capital advisors, llc, a Delaware limited liability company (“Palladium”), and AMERI HOLDINGS, INC., a Delaware Corporation (the “Company”), with respect to the following:

1. The Company hereby engages Palladium, on a reasonable best efforts basis, as its non-exclusive placement agent in the private placement of, or similar unregistered transaction involving, certain equity or equity-linked securities of the Company (the “Securities”) to a limited number of institutional, accredited individual or strategic investors (each an “Investor”), at a price and upon terms satisfactory to the Company (each a “Transaction”). For purposes hereof, the term “Securities” also includes a convertible loan or other type of investment or instrument convertible into, or exchangeable for, or otherwise linked to, the equity of the Company. It is understood that Palladium’s assistance in a Transaction will be subject to the satisfactory completion of such investigation and inquiry into the affairs of the Company as Palladium deems appropriate under the circumstances and to the receipt of all internal approvals of Palladium in connection with the transaction. The execution of this Agreement does not constitute a commitment by Palladium to purchase any Securities and does not ensure a successful Transaction of the Securities or of the success of Palladium with respect to securing any other financing on behalf of the Company.

The Company also hereby retains Palladium as its non-exclusive financial advisor and investment banker to provide general financial advisory and investment banking services. In connection with this Agreement, Palladium may provide certain or all of the following services (collectively referred to as the “Advisory Services”), including but not limited to, assist management of the Company and advise the Company with respect to its strategic plans; advise the Company on matters relating to its capitalization including restructuring and re-negotiation of existing warrants or other securities; assist the Company with strategic options including possible spin-off, reverse merger, business combination, divestiture or similar transaction (each a “Merger”); assist the Company in determining key business actions, including review of financing requirements; advise the Company on potential financing alternatives and merger and acquisition criteria and activity, including facilitation and negotiation of any financial or structural aspects of such alternatives; and provide such other financial advisory and investment banking services which may be required from time to time.

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It is expressly understood and agreed that Palladium shall be required to perform only such tasks as may be necessary or desirable in connection with the rendering of its services hereunder and therefore may not perform all or any of the tasks enumerated above during the term of this Agreement. Moreover, it is further understood that Palladium need not perform each or any of the above-referenced tasks in order to receive Advisory Service fees described in Section 3 in connection with any Merger transaction. It is further understood that Palladium’s tasks may not be limited to those enumerated in this paragraph.

2. The appointment and authorization of Palladium under Section 1 of this Agreement shall commence as of the date hereof and shall expire 12 months thereafter (the “Term”).

3. A. Transaction Fees

The Company agrees to pay Palladium the following fees (the “Fees”) in connection with the closing of each Transaction (each, a “Closing”):

(i)	The Company shall pay to Palladium a cash fee equal to 6% of the aggregate gross proceeds raised in each Closing from Investors introduced to the Company by Palladium, payable in cash by wire transfer at the time of such Closing.

Such Fees shall be payable for any sale of securities of the Company that occurs during the Term or within 24 months thereafter with respect to any financing or capital-raising transaction of any kind to the extent that such financing or capital is provided to the Company by Investors whom Palladium had contacted during the Term or had introduced to the Company during the Term. This paragraph for Fees after the Term shall be limited to 6 months after the Term with respect to the existing investors of Ameri100: Ayrton, Anson and Hudson Bay.

B. Advisory Service Fees

The Company agrees to pay Palladium the following compensation for its Advisory Services (“Advisory Services Fees”) in the event that a Merger is consummated during the Term:

(i)	The Company shall issue, or cause to be issued, the number of shares of common stock of the post-Merger entity immediately after the Merger that represents 1.5% of equity ownership in any surviving post-Merger entity on a fully diluted basis. These shares of common stock shall be issued to Palladium upon the closing of a Merger. Such Advisory Services Fees shall be payable regardless of whether any other Transactions occur and shall be payable in addition to any other Fees payable hereunder.

C. Warrant Sale/Restructuring.

In addition to the above, in the event Palladium arranges for the sale or re-structuring of all the Company’s outstanding series ‘A’ warrants, the Company shall pay Palladium a flat fee of USD $100,000.

4. The Company shall Pay Palladium a non-accountable expense allowance of 0.75% of the aggregate cash received by the company in a Closing.

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5. The Company agrees to provide indemnification as set forth in Annex A attached hereto and made a part hereof.

6. The provisions of Sections 3, 4, and 5 (including, without limitation, the provisions of indemnification referred to in Section 5) shall survive the expiration or termination of this Agreement.

7. The Company acknowledges and agrees that Palladium will be using, and relying upon, written materials and information provided to Palladium by the Company, its officers, agents, and others, including, but not limited to, financial statements, to be provided to potential Investors (the “Materials”) describing the Company and the Transaction concerning the Company’s business, operations, assets, liabilities and receivables, and Palladium will be using, and relying upon, such Materials and any other publicly available information without any independent investigation or verification thereof or independent appraisal by Palladium of the Company or its business or assets. Palladium does not assume responsibility for the accuracy or completeness of the Materials, including but not limited to any disclosure materials related to the Transaction. “Materials” shall not include information that is provided in writing by Palladium to the Company that is independently produced by Palladium and not based on materials provided by the Company or information available from generally recognized public sources. The Company shall provide Palladium with access to the Company’s officers, directors, accountants, counsel and other advisors, and shall promptly notify Palladium of any events that might have a material effect on the financial condition of the Company, a Transaction or an Investor’s decision whether or not to participate in a Transaction. The Company represents and warrants to Palladium that all information concerning the Company, including, without limitation, all information contained in the Materials, will be, when provided to Palladium, true, complete and accurate in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. If at any time prior to the completion of a Transaction an event occurs which would cause the Materials (as supplemented or amended) to contain an untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company will promptly notify Palladium of such event. Notwithstanding any previously executed non-disclosure agreement, the Company agrees that Palladium is permitted to show Materials to prospective Investors in order to induce them to participate in a Transaction as contemplated by this Agreement.

8. Each of Palladium and the Company represents and warrants to the other, and agrees, that neither it, nor any of its directors, executive officers, other officers or employees participating in the offering of Securities, general partners or managing members, or any of the directors, executive officers or other officers participating in the offering of Securities of any such general partner or managing member (each, a “Covered Person”), is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act of 1933 (the “Securities Act”) (a “Disqualification Event”), except for a Disqualification Event (i) contemplated by Rule 506(d)(2) of the Securities Act and (ii) a description of which has been furnished in writing to the other on or prior to execution hereof. Each of Palladium and the Company shall provide prompt written notice to the other of any Disqualification Event relating to any Covered Person, or any event that would, with the passage of time, become a Disqualification Event, prior to each Closing. Each of Palladium and the Company represents and warrants to the other that it is not aware of any person other than a Covered Person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of Securities.

9. Upon a Closing and/or a Merger, the Company agrees that Palladium has the right to place notices and/or advertisements in financial and other newspapers and journals (whether in print or on the Internet), and to publicize on Palladium’s own website and/or marketing materials, at its own expense, describing its services to the Company hereunder.

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10. Nothing contained in this Agreement shall limit or restrict the right of Palladium or of any member, employee, agent or representative of Palladium, to be a shareholder, member, partner, director, officer, employee, agent or representative of, or to engage in, any other business, whether or not of a similar nature of the Company’s business, nor to limit or restrict the right of Palladium to render services of any kind to any other corporation, company, firm, individual or association. The Company acknowledges that Palladium and its affiliates may have and may continue to have investment banking and other relationships with parties other than the Company pursuant to which Palladium may acquire information of interest to the Company. Palladium shall have no obligation to disclose such information to the Company or to use such information in connection with any contemplated transaction.

11. The failure or neglect of either of the parties hereto to enforce any of its rights or to insist, in any one or more instances, upon the strict performance of any of the terms or conditions of this Agreement, or its waiver of strict performance of any of the terms or conditions of this Agreement, shall not be construed as a waiver or relinquishment in the future of such term or condition, but the same shall continue in full force and effect.

12. Any notices hereunder shall be in writing and shall be sent to the Company and to Palladium at their respective addresses set forth above. Any notice shall be given by email sent registered or certified mail, postage prepaid, or by reputable overnight courier such as FedEx, and shall be deemed to have been given when deposited in the United States mail or delivered by overnight courier or upon confirmed receipt if delivered by e-mail. Either party may designate any other address to which notice shall be given by giving written notice to the other party of such change of address in the manner herein provided.

13. Each party hereby represents and warrants to the other party that it has the full and complete right and authority to enter into this Agreement, that all required action has been taken by it as is necessary to authorize it to enter into this Agreement, that, upon the execution of this Agreement by the other party hereto, it is fully bound by the terms hereof, and that the person executing this agreement on its behalf is authorized to do so and does bind the undersigned hereto without requiring the joinder or further approval of any other person whomsoever.

14. The Company acknowledges and agrees that Palladium has been retained to act solely as an independent contractor and in such capacity shall not act as an employee of the Company or as an agent of the Company other than specifically provided herein.

15. This Agreement shall inure to the benefit of and be binding upon the respective, Affiliates, successors and assigns of the parties hereto. The term “Affiliates” shall mean, with respect to any person or entity, any other person or entity who, directly or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with such person or entity and any spouse, parent or issue of any such person; “control” means the power, directly or indirectly, to direct or cause the direction of the management and policies of a person or entity whether through ownership of voting securities, by contract or otherwise.

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16. THE PARTIES HERETO AGREE THAT ALL DISPUTES ARISING FROM OR RELATING TO THE AGREEMENT WILL BE RESOLVED BY ARBITRATION IN NEW YORK CITY PURSUANT TO THE ARBITRATION RULES OF FINRA WITH RESPECT TO DISPUTES BETWEEN FINRA MEMBERS AND THEIR CUSTOMERS. THIS AGREEMENT CONTAINS A PREDISPUTE ARBITRATION CLAUSE. BY SIGNING AN ARBITRATION AGREEMENT, THE PARTIES AGREE AS FOLLOWS:

(1) All parties to this agreement are giving up the right to sue each other in court, including the right to a trial by jury, except as provided by the rules of the arbitration forum in which a claim is filed.

(2) Arbitration awards are generally final and binding; a party’s ability to have a court reverse or modify an arbitration award is very limited.

(3) The ability of the parties to obtain documents, witness statements and other discovery is generally more limited in arbitration than in court proceedings.

(4) The arbitrators do not have to explain the reason(s) for their award unless, in an eligible case, a joint request for an explained decision has been submitted by all parties to the panel at least 20 days prior to the first scheduled hearing date.

(5) The panel of arbitrators may include a minority of arbitrators who were or are affiliated with the securities industry.

(6) The rules of some arbitration forums may impose time limits for bringing a claim in arbitration. In some cases, a claim that is ineligible for arbitration may be brought in court.

(7) The rules of the arbitration forum in which the claim is filed, and any amendments thereto, shall be incorporated into this agreement.

17. This Agreement has been made in the State of New York and shall be construed and governed in accordance with the laws thereof without giving effect to its principles governing conflict of laws or choice of law.

18. This Agreement contains the entire agreement between the parties, may not be altered or modified, except in writing and signed by the party to be charged thereby, and supersedes any and all previous agreements between the parties relating to the subject matter hereof.

19. Palladium acknowledges that it is not granted any right or authority to assume or create any obligation or liability or to make any representation, covenant, agreement or warranty, express or implied on the Company’s behalf, or to bind the Company in any matter whatsoever. Palladium will not have any rights or obligations in connection with the sale and purchase of the Securities contemplated by this Agreement except as expressly provided in this Agreement. In no event will Palladium be obligated to purchase the Securities for its own account or for the accounts of its customers. Palladium will have the right, but not the obligation, however, to determine the allocation of the Securities among potential purchasers introduced by Palladium, provided that such allocation is reasonably acceptable to the Company.

20. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

21. Palladium is not an expert on, and cannot render opinions regarding, legal, accounting, regulatory, or tax matters. The Company should consult with its other professional advisors concerning these matters before undertaking any transaction or Merger. All services, advice and information and reports provided by Palladium to the Company in connection with this assignment shall be for the sole benefit of the Company and shall not be relied upon by any other person.

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Palladium is delighted to accept this engagement and looks forward to working with you on this assignment. Please confirm that the foregoing correctly sets forth our understanding by signing below, whereupon this Agreement shall constitute a binding agreement as of the date first above written.

As set forth in Section 16 above, this Agreement contains an agreement to arbitrate disputes.

Very truly yours,

palladium capital advisors, llc

By:
Joel Padowitz
Chief Executive Officer

ACCEPTED AND AGREED

AS OF THE DATE FIRST

ABOVE WRITTEN:

AMERI HOLDINGS, INC.

By:
Srinidhi Devanur
Executive Chairman

[Annex A follows]

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Annex A

Indemnification Provisions

In connection with the engagement of Palladium by the Company pursuant to the Agreement, the Company hereby agrees as follows:

1.	In connection with or arising out of or relating to the engagement of Palladium under the Agreement, or any actions taken or omitted, services performed or matters contemplated by or in connection with the Agreement, the Company agrees to reimburse Palladium, its affiliates and their respective members, officers, employees, agents and controlling persons (each an “Indemnified Party”) promptly upon demand for actual, out-of-pocket expenses (including reasonable fees and expenses for legal counsel) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim, or any litigation, proceeding or other action in respect thereof (collectively, a “Claim”). The Company also agrees (in connection with the foregoing) to indemnify and hold harmless each Indemnified Party from and against any and all out-of-pocket losses, claims, damages and liabilities, joint or several, to which any Indemnified Party may become subject, including any amount paid in settlement, to which the Company shall have consented in writing (such consent not to be unreasonably withheld), of any litigation or other action (commenced or threatened), whether or not any Indemnified Party is a party and whether or not liability resulted; provided, however, that the Company shall not be liable pursuant to this paragraph in respect of any loss, claim, damage or liability to the extent that a court or other agency having competent jurisdiction shall have determined by final judgment (not subject to further appeal) that such loss, claim, damage or liability was incurred solely as a direct result of fraud, willful misconduct or gross negligence of such Indemnified Party. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its partners, security holders or creditors related to or arising out of the engagement of Palladium pursuant to, or the performance by Palladium of the services contemplated by, this Agreement except to the extent that any loss, claim, damage or liability is determined in a final judgment (not subject to further appeal) by a court to have resulted solely from fraud, willful misconduct or gross negligence of the Indemnified Party.

2.	An Indemnified Party shall have the right to retain separate legal counsel of its own choice to conduct the defense and all related matters in connection with any Claim. The Company shall pay the reasonable fees and expenses of such legal counsel, and such counsel shall to the fullest extent, consistent with its professional responsibilities, cooperate with the Company and any legal counsel designated by the Company.

3.	The Company will not, without the prior written consent of each Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be reasonably sought hereunder (whether or not any Indemnified Party is an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Party against whom such Claim may be brought hereunder from any and all liability arising out of such Claim.

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4.	In the event the indemnity provided for in paragraphs 1 and 2 of this Annex A is unavailable or insufficient to hold any Indemnified Party harmless, then the Company shall contribute to amounts paid or payable by an Indemnified Party in respect of such Indemnified Party’s losses, claims, damages and liabilities as to which the indemnity provided for in paragraphs 1 and 2 of this Annex A is unavailable or insufficient (i) in such portion as appropriately reflects the relative benefits received by the Company, on the one hand, and the Indemnified Party, on the other hand, in connection with the matters as to which losses, claims, damages or liabilities relate, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as appropriately reflects not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand, and the Indemnified Parties, on the other hand, as well as any other equitable considerations. The amounts paid or payable by a party in respect of losses, claims, damages and liabilities referred to above shall be deemed to include any reasonable legal or other out-of-pocket fees and expenses incurred in defending any litigation, proceeding or other action or claim. Notwithstanding the provisions hereof, Palladium’s share of the liability hereunder shall not be in excess of the amount of fees actually received by Palladium under the Agreement (excluding any amounts received as reimbursement of expenses by Palladium). No person guilty of fraud, willful misconduct or gross negligence shall be entitled to contribution from any person who was not guilty of such fraud, willful misconduct or gross negligence.

5.	In the event any Indemnified Party is requested or required to appear as a witness in any action, suit or proceeding brought by or on behalf of or against the Company or any affiliate or any participant in a Transaction covered hereby in which such Indemnified Party is not named as a defendant, the Company agrees to reimburse Palladium and each Indemnified Party for all reasonable disbursements incurred by them in connection with such Indemnified Party’s appearing and preparing to appear as a witness, including, without limitation, the fees and disbursements of their legal counsel, and to compensate Palladium and each Indemnified Party in an amount to be mutually agreed upon.

6.	All amounts due under the Indemnification Provisions of this Annex A shall be payable within ten (10) days after written notice of such event giving rise to the indemnification obligations, and if not paid within such 10-day period, such amounts shall bear interest at a rate of 1.5% per month or at the highest rate permitted under the laws of the State of New York, whichever rate is lower.

7.	These Indemnification Provisions shall remain in full force and effect in connection with the transactions contemplated by the Agreement, whether or not consummated, and shall survive the expiration or termination of the Agreement and shall be in addition to any liability that the Company might otherwise have to any Indemnified Party under the Agreement or otherwise.

8.	Each party hereto consents to personal jurisdiction and service of process and venue in any court in the State of New York in which any claim for indemnity is brought by any Indemnified Party.

palladium capital ADVISORS, LLC		AMERI HOLDINGS, INC.

By:		By:
	Joel Padowitz		Srinidhi Devanur
	Chief Executive Officer		Executive Chairman

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Annex O-2

AMENDMENT TO AMERI PALLADIUM PLACEMENT AGENT AGREEMENT

AMENDMENT TO

PLACEMENT AGENT & MERGER ADVISORY AGREEMENT

This Amendment to Placement Agent & Merger Advisory Agreement (this “Amendment”), dated as of January 6, 2020, is entered into by and between PALLADIUM CAPITAL ADVISORS, LLC, a Delaware limited liability company (“Palladium”), and AMERI HOLDINGS, INC., a Delaware Corporation (the “Company”), as follows:

WHEREAS, the Company and Palladium are parties to that certain Placement Agent & Merger Advisory Agreement, dated April 2, 2019 (the “Original Agreement”); and

WHEREAS, the Company and Palladium now desire to amend the Original Agreement to reflect mutually agreed upon revised terms in accordance with the provisions of this Amendment.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Amendment and Restatement of Certain Sentences in Section 3.

A. The following sentence in the Original Agreement:

“The Company shall pay to Palladium a cash fee equal to 6% of the aggregate gross proceeds raised in each Closing from Investors introduced to the Company by Palladium, payable in cash by wire transfer at the time of such Closing.”

is hereby amended in its entirety to read as follows:

“The Company shall pay to Palladium a cash fee equal to 8% of the aggregate gross proceeds raised in each Closing from Investors introduced to the Company by Palladium, payable in cash by wire transfer at the time of such Closing.”

B. The following sentence in the Original Agreement:

“The Company shall issue, or cause to be issued, the number of shares of common stock of the post-Merger entity immediately after the Merger that represents 1.5% of equity ownership in any surviving post-Merger entity on a fully diluted basis.”

is hereby amended in its entirety to read as follows:

“A flat fee of USD $100,000 and the Company shall issue, or cause to be issued, the number of shares of common stock of the post-Merger entity immediately after the Merger that represents 1.5% of equity ownership in any surviving post-Merger entity on a fully diluted basis.”

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C. Amendment and Restatement of Section 4. Section 4 of the Original Agreement is hereby amended in its entirety to read as follows:

“4. The Company shall Pay Palladium a non-accountable expense allowance of 1.00% of the aggregate cash received by the company in a Closing.”

3. Definitions. Capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Original Agreement.

4. Reference to and Effect on the Agreement. Except as specifically set forth in this Amendment, there are no other amendments to the Original Agreement and the Original Agreement shall remain unmodified and in full force and effect. Unless the context otherwise requires, references in the Original Agreement to the “Agreement”, shall refer to the Original Agreement as amended by this Amendment.

5. Counterparts; Facsimile Signatures. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument. A signed copy of this Amendment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Placement Agent & Merger Advisory Agreement to be executed by their duly authorized representatives as of the date first indicated above.

PALLADIUM CAPITAL ADVISORS, LLC

By:
Joel Padowitz, Chief Executive Officer

AMERI HOLDINGS, INC.

By:
Brent Kelton, Chief Executive Officer

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Annex P

JAY PHARMA PALLADIUM PLACEMENT AGENT AGREEMENT

Palladium Capital Advisors, LLC

10 Rockefeller Plaza, Suite 909

New York, New York 10020

Tel (646) 485-7297 Fax (646) 390-6328

JP@PalladiumCapital.com

January 10, 2020

David Stefansky

President

Jay Pharma, Inc.

140 E. Ridgewood Avenue, Suite 415

Paramus, NJ 07652

(201) 940-7209

Re:	Placement Agent & Merger Advisory Agreement

Dear David:

This letter agreement (this “Agreement”) sets forth the understanding and agreement between palladium capital advisors, llc, a Delaware limited liability company (“Palladium”), and Jay Pharma, Inc, an Ontario corporation (the “Company”), with respect to the following:

1. The Company hereby engages Palladium, on a reasonable best efforts basis, as its exclusive placement agent in the private placement of, or similar unregistered transaction involving, certain equity or equity-linked securities of the Company (the “Securities”) to a limited number of institutional, accredited individual or strategic investors (each an “Investor”), at a price and upon terms satisfactory to the Company (a “Transaction”). For purposes hereof, the term “Securities” also includes a convertible loan or other type of investment or instrument convertible into, or exchangeable for, or otherwise linked to, the equity of the Company. It is understood that Palladium’s assistance in a Transaction will be subject to the satisfactory completion of such investigation and inquiry into the affairs of the Company as Palladium deems appropriate under the circumstances and to the receipt of all internal approvals of Palladium in connection with the transaction. The execution of this Agreement does not constitute a commitment by Palladium to purchase any Securities and does not ensure a successful Transaction of the Securities or of the success of Palladium with respect to securing any other financing on behalf of the Company.

The Company also hereby retains Palladium as its exclusive financial advisor and investment banker to provide general financial advisory and investment banking services. In connection with this Agreement, Palladium may provide certain or all of the following services (collectively referred to as the “Advisory Services”), including but not limited to, assist management of the Company and advise the Company with respect to its strategic plans; advise the Company on matters relating to its capitalization including restructuring and re-negotiation of existing warrants or other securities; assist the Company with strategic options including possible spin-off, reverse merger, business combination, divestiture or similar transaction (each a “Merger”); assist the Company in determining key business actions, including review of financing requirements; advise the Company on potential financing alternatives and merger and acquisition criteria and activity, including facilitation and negotiation of any financial or structural aspects of such alternatives; and provide such other financial advisory and investment banking services which may be required from time to time.

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It is expressly understood and agreed that Palladium shall be required to perform only such tasks as may be necessary or desirable in connection with the rendering of its services hereunder and therefore may not perform all or any of the tasks enumerated above during the term of this Agreement. Moreover, it is further understood that Palladium need not perform each or any of the above-referenced tasks in order to receive Advisory Service fees described in Section 3 in connection with any Merger transaction. It is further understood that Palladium’s tasks may not be limited to those enumerated in this paragraph.

2. The appointment and authorization of Palladium under Section 1 of this Agreement shall commence as of the date hereof and shall expire 12 months thereafter (the “Term”). Notwithstanding the foregoing, the Company may terminate this Agreement following the consummation of a Merger should the Company seek to pursue a registered offering of its Securities which does not involve a Variable Rate Transaction. “Variable Rate Transaction” means a transaction in which the Company (i) proposes to issue or sell any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of common stock either (A) at a conversion price, exercise price or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the shares of common stock at any time after the initial issuance of such debt or equity securities, or (B) with a conversion, exercise, exchange or purchase price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the common stock (including a customary price-based anti-dilution provision) or (ii) proposed to enter into, or effect a transaction under, any agreement, including, but not limited to, an equity line of credit, whereby the Company may issue securities at a future determined price.

3. The Company agrees to pay Palladium the following fees (the “Fees”) in connection with the closing of each Transaction (each, a “Closing”):

(i)	The Company shall pay to Palladium a cash fee equal to 8% of the aggregate gross proceeds raised in each Closing, payable in cash by wire transfer at the time of such Closing; and

(ii)	The Company shall issue to Palladium (or its designees) at each Closing warrants to purchase that number of shares of common stock of the Company equal to 7% of the aggregate number of shares of common stock (or common stock equivalent, if applicable) sold in each Closing, taking into consideration any increase in shares (or equivalent) under a ratchet or similar provision pursuant to which the number of shares (or equivalent) initially purchased is subsequently increased (the “Warrants”). The Warrants (i) will be identical to any warrants issued to Investors at such Closing, if any, or, (ii) if no warrants are issued to Investors at such Closing, will (x) provide for cashless exercise if not registered, (y) have an exercise price equal to the offering price per share in the Closing and (z) expire on the five (5) year anniversary of such Closing. Notwithstanding the foregoing, if the Company enters into a Merger agreement that is related to a Transaction, the Company shall not issue any Warrants to Palladium until the consummation of the Merger and the number of Warrants Palladium receives shall be adjusted based on the common stock exchange ratio in such Merger.

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The Fees are payable for any sale of securities of the Company that occurs during the Term or within 18 months thereafter with respect to Investors introduced to the Company by Palladium.

The Company agrees to pay Palladium the following compensation for its Advisory Services (“Advisory Services Fees”) in the event that a Merger is consummated during the Term:

(i)	The Company shall issue, or cause to be issued, the number of shares of common stock of the post-Merger entity immediately after the Merger that represents 1% of equity ownership in any surviving post-Merger entity on a fully diluted basis. These shares of common stock shall be issued to Palladium upon the closing of a Merger. Such Advisory Services Fees shall be payable regardless of whether any other Transactions occur and shall be payable in addition to any other Fees payable hereunder.

The Company further agrees to pay Palladium $10,000 per month, payable in full at the beginning of each calendar month, effective as of January 1, 2020, through the closing of a Merger, with such payments to be deferred till the closing of a Merger during the Term.

4. The Company shall also pay Palladium a non-accountable expense allowance of one percent (1%) of the aggregate cash received by the company in a Closing.

5. The Company agrees to provide indemnification as set forth in Annex A attached hereto and made a part hereof.

6. The provisions of Sections 3, 4, and 5 (including, without limitation, the provisions of indemnification referred to in Section 5) shall survive the expiration or termination of this Agreement.

7. The Company acknowledges and agrees that Palladium will be using, and relying upon, written materials and information provided to Palladium by the Company, its officers, agents, and others, including, but not limited to, financial statements, to be provided to potential Investors (the “Materials”) describing the Company and the Transaction concerning the Company’s business, operations, assets, liabilities and receivables, and Palladium will be using, and relying upon, such Materials and any other publicly available information without any independent investigation or verification thereof or independent appraisal by Palladium of the Company or its business or assets. Palladium does not assume responsibility for the accuracy or completeness of the Materials, including but not limited to any disclosure materials related to the Transaction. “Materials” shall not include information that is provided in writing by Palladium to the Company that is independently produced by Palladium and not based on materials provided by the Company or information available from generally recognized public sources. The Company shall provide Palladium with access to the Company’s officers, directors, accountants, counsel and other advisors, and shall promptly notify Palladium of any events that might have a material effect on the financial condition of the Company, a Transaction or an Investor’s decision whether or not to participate in a Transaction. The Company represents and warrants to Palladium that all information concerning the Company, including, without limitation, all information contained in the Materials, will be, when provided to Palladium, true, complete and accurate in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. If at any time prior to the completion of a Transaction an event occurs which would cause the Materials (as supplemented or amended) to contain an untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company will promptly notify Palladium of such event. Notwithstanding any previously executed non-disclosure agreement, the Company agrees that Palladium is permitted to show Materials to prospective Investors in order to induce them to participate in a Transaction as contemplated by this Agreement.

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8. Each of Palladium and the Company represents and warrants to the other, and agrees, that neither it, nor any of its directors, executive officers, other officers or employees participating in the offering of Securities, general partners or managing members, or any of the directors, executive officers or other officers participating in the offering of Securities of any such general partner or managing member (each, a “Covered Person”), is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act of 1933 (the “Securities Act”) (a “Disqualification Event”), except for a Disqualification Event (i) contemplated by Rule 506(d)(2) of the Securities Act and (ii) a description of which has been furnished in writing to the other on or prior to execution hereof. Each of Palladium and the Company shall provide prompt written notice to the other of any Disqualification Event relating to any Covered Person, or any event that would, with the passage of time, become a Disqualification Event, prior to each Closing. Each of Palladium and the Company represents and warrants to the other that it is not aware of any person other than a Covered Person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of Securities.

9. Upon a Closing and/or a Merger, the Company agrees that Palladium has the right to place notices and/or advertisements in financial and other newspapers and journals (whether in print or on the Internet), and to publicize on Palladium’s own website and/or marketing materials, at its own expense, describing its services to the Company hereunder.

10. Nothing contained in this Agreement shall limit or restrict the right of Palladium or of any member, employee, agent or representative of Palladium, to be a shareholder, member, partner, director, officer, employee, agent or representative of, or to engage in, any other business, whether or not of a similar nature of the Company’s business, nor to limit or restrict the right of Palladium to render services of any kind to any other corporation, company, firm, individual or association. The Company acknowledges that Palladium and its affiliates may have and may continue to have investment banking and other relationships with parties other than the Company pursuant to which Palladium may acquire information of interest to the Company. Palladium shall have no obligation to disclose such information to the Company or to use such information in connection with any contemplated transaction.

11. The failure or neglect of either of the parties hereto to enforce any of its rights or to insist, in any one or more instances, upon the strict performance of any of the terms or conditions of this Agreement, or its waiver of strict performance of any of the terms or conditions of this Agreement, shall not be construed as a waiver or relinquishment in the future of such term or condition, but the same shall continue in full force and effect.

12. Any notices hereunder shall be in writing and shall be sent to the Company and to Palladium at their respective addresses set forth above. Any notice shall be given by email, by registered or certified mail, postage prepaid, or by reputable overnight courier such as FedEx, and shall be deemed to have been given when deposited in the United States mail or delivered by overnight courier or when sent, if sent by email during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day. Either party may designate any other address to which notice shall be given by giving written notice to the other party of such change of address in the manner herein provided.

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13. Each party hereby represents and warrants to the other party that it has the full and complete right and authority to enter into this Agreement, that all required action has been taken by it as is necessary to authorize it to enter into this Agreement, that, upon the execution of this Agreement by the other party hereto, it is fully bound by the terms hereof, and that the person executing this agreement on its behalf is authorized to do so and does bind the undersigned hereto without requiring the joinder or further approval of any other person whomsoever.

14. The Company acknowledges and agrees that Palladium has been retained to act solely as an independent contractor and in such capacity shall not act as an employee of the Company or as an agent of the Company other than specifically provided herein.

15. This Agreement shall inure to the benefit of and be binding upon the respective, Affiliates, successors and assigns of the parties hereto. The term “Affiliates” shall mean, with respect to any person or entity, any other person or entity who, directly or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with such person or entity and any spouse, parent or issue of any such person; “control” means the power, directly or indirectly, to direct or cause the direction of the management and policies of a person or entity whether through ownership of voting securities, by contract or otherwise.

16. THE PARTIES HERETO AGREE THAT ALL DISPUTES ARISING FROM OR RELATING TO THE AGREEMENT WILL BE RESOLVED BY ARBITRATION IN NEW YORK CITY PURSUANT TO THE ARBITRATION RULES OF FINRA WITH RESPECT TO DISPUTES BETWEEN FINRA MEMBERS AND THEIR CUSTOMERS. THIS AGREEMENT CONTAINS A PREDISPUTE ARBITRATION CLAUSE. BY SIGNING AN ARBITRATION AGREEMENT, THE PARTIES AGREE AS FOLLOWS:

(1) All parties to this agreement are giving up the right to sue each other in court, including the right to a trial by jury, except as provided by the rules of the arbitration forum in which a claim is filed.

(2) Arbitration awards are generally final and binding; a party’s ability to have a court reverse or modify an arbitration award is very limited.

(3) The ability of the parties to obtain documents, witness statements and other discovery is generally more limited in arbitration than in court proceedings.

(4) The arbitrators do not have to explain the reason(s) for their award unless, in an eligible case, a joint request for an explained decision has been submitted by all parties to the panel at least 20 days prior to the first scheduled hearing date.

(5) The panel of arbitrators may include a minority of arbitrators who were or are affiliated with the securities industry.

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(6) The rules of some arbitration forums may impose time limits for bringing a claim in arbitration. In some cases, a claim that is ineligible for arbitration may be brought in court.

(7) The rules of the arbitration forum in which the claim is filed, and any amendments thereto, shall be incorporated into this agreement.

17. This Agreement has been made in the State of New York and shall be construed and governed in accordance with the laws thereof without giving effect to its principles governing conflict of laws or choice of law.

18. This Agreement contains the entire agreement between the parties, may not be altered or modified, except in writing and signed by the party to be charged thereby, and supersedes any and all previous agreements between the parties relating to the subject matter hereof.

19. Palladium acknowledges that it is not granted any right or authority to assume or create any obligation or liability or to make any representation, covenant, agreement or warranty, express or implied on the Company’s behalf, or to bind the Company in any matter whatsoever. Palladium will not have any rights or obligations in connection with the sale and purchase of the Securities contemplated by this Agreement except as expressly provided in this Agreement. In no event will Palladium be obligated to purchase the Securities to be purchased by Investors for its own account or for the accounts of its customers.

20. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

21. Palladium is not an expert on, and cannot render opinions regarding, legal, accounting, regulatory, or tax matters. The Company should consult with its other professional advisors concerning these matters before undertaking any Transaction or Merger. All services, advice and information and reports provided by Palladium to the Company in connection with this assignment shall be for the sole benefit of the Company and shall not be relied upon by any other person.

Palladium is delighted to accept this engagement and looks forward to working with you on this assignment. Please confirm that the foregoing correctly sets forth our understanding by signing below, whereupon this Agreement shall constitute a binding agreement as of the date first above written.

As set forth in Section 16 above, this Agreement contains an agreement to arbitrate disputes.

Very truly yours,

palladium capital advisors, llc

By:
Joel Padowitz
Chief Executive Officer

ACCEPTED AND AGREED

AS OF THE DATE FIRST

ABOVE WRITTEN:

Jay Pharma, Inc.

By:
David Stefansky
President

[Annex A follows]

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Annex A

Indemnification Provisions

In connection with the engagement of Palladium by the Company pursuant to the Agreement, the Company hereby agrees as follows:

1.	In connection with or arising out of or relating to the engagement of Palladium under the Agreement, or any actions taken or omitted, services performed or matters contemplated by or in connection with the Agreement, the Company agrees to reimburse Palladium, its affiliates and their respective members, officers, employees, agents and controlling persons (each an “Indemnified Party”) promptly upon demand for actual, out-of-pocket expenses (including reasonable fees and expenses for legal counsel) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim, or any litigation, proceeding or other action in respect thereof (collectively, a “Claim”). The Company also agrees (in connection with the foregoing) to indemnify and hold harmless each Indemnified Party from and against any and all out-of-pocket losses, claims, damages and liabilities, joint or several, to which any Indemnified Party may become subject, including any amount paid in settlement, to which the Company shall have consented in writing (such consent not to be unreasonably withheld), of any litigation or other action (commenced or threatened), whether or not any Indemnified Party is a party and whether or not liability resulted; provided, however, that the Company shall not be liable pursuant to this paragraph in respect of any loss, claim, damage or liability to the extent that a court or other agency having competent jurisdiction shall have determined by final judgment (not subject to further appeal) that such loss, claim, damage or liability was incurred solely as a direct result of fraud, willful misconduct or gross negligence of such Indemnified Party. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its partners, security holders or creditors related to or arising out of the engagement of Palladium pursuant to, or the performance by Palladium of the services contemplated by, this Agreement except to the extent that any loss, claim, damage or liability is determined in a final judgment (not subject to further appeal) by a court to have resulted solely from fraud, willful misconduct or gross negligence of the Indemnified Party.

2.	An Indemnified Party shall have the right to retain separate legal counsel of its own choice (but limited to one law firm) to conduct the defense and all related matters in connection with any Claim. The Company shall pay the reasonable fees and expenses of such legal counsel, and such counsel shall to the fullest extent, consistent with its professional responsibilities, cooperate with the Company and any legal counsel designated by the Company.

3.	The Company will not, without the prior written consent of each Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be reasonably sought hereunder (whether or not any Indemnified Party is an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Party against whom such Claim may be brought hereunder from any and all liability arising out of such Claim.

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4.	In the event the indemnity provided for in paragraphs 1 and 2 of this Annex A is unavailable or insufficient to hold any Indemnified Party harmless, then the Company shall contribute to amounts paid or payable by an Indemnified Party in respect of such Indemnified Party’s losses, claims, damages and liabilities as to which the indemnity provided for in paragraphs 1 and 2 of this Annex A is unavailable or insufficient (i) in such portion as appropriately reflects the relative benefits received by the Company, on the one hand, and the Indemnified Party, on the other hand, in connection with the matters as to which losses, claims, damages or liabilities relate, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as appropriately reflects not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand, and the Indemnified Parties, on the other hand, as well as any other equitable considerations. The amounts paid or payable by a party in respect of losses, claims, damages and liabilities referred to above shall be deemed to include any reasonable legal or other out-of-pocket fees and expenses incurred in defending any litigation, proceeding or other action or claim. Notwithstanding the provisions hereof, Palladium’s share of the liability hereunder shall not be in excess of the amount of fees actually received by Palladium under the Agreement (excluding any amounts received as reimbursement of expenses by Palladium). No person guilty of fraud, willful misconduct or gross negligence shall be entitled to contribution from any person who was not guilty of such fraud, willful misconduct or gross negligence.

5.	These Indemnification Provisions shall remain in full force and effect in connection with the transactions contemplated by the Agreement, whether or not consummated, and shall survive the expiration or termination of the Agreement and shall be in addition to any liability that the Company might otherwise have to any Indemnified Party under the Agreement or otherwise.

6.	Each party hereto consents to personal jurisdiction and service of process and venue in any court in the State of New York in which any claim for indemnity is brought by any Indemnified Party.

palladium capital ADVISORS, LLC		Jay Pharma, Inc.

By:		By:
	Joel Padowitz		David Stefansky
	Chief Executive Officer		President

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Annex Q

RESULTING ISSUER LTIP

EXTEN BIOSCIENCES, INC.
2020 LONG-TERM INCENTIVE PLAN

The EXTEN Biosciences, Inc. 2020 Long-Term Incentive Plan (the “Plan”) was adopted by the Board of Directors of EXTEN Biosciences, Inc., a Delaware corporation (the “Company”), effective as of [•], 2020 (the “Effective Date”), subject to approval by the Company’s stockholders.

Article 1.
PURPOSE

The purpose of the Plan is to attract and retain the services of key Employees, key Contractors, and Outside Directors of the Company and its Subsidiaries and to provide such persons with a proprietary interest in the Company through the granting of Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Awards, Dividend Equivalent Rights, and Other Awards, whether granted singly, or in combination, or in tandem, that will:

(a) increase the interest of such persons in the Company’s welfare;

(b) furnish an incentive to such persons to continue their services for the Company or its Subsidiaries; and

(c) provide a means through which the Company may attract able persons as Employees, Contractors, and Outside Directors.

With respect to Reporting Participants, the Plan and all transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 promulgated under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, such provision or action shall be deemed null and void ab initio, to the extent permitted by law and deemed advisable by the Committee.

Article 2.
DEFINITIONS

For the purpose of the Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:

2.1 “Applicable Law” means all legal requirements relating to the administration of equity incentive plans and the issuance and distribution of shares of Common Stock, if any, under applicable corporate laws, applicable securities laws, the rules of any exchange or inter-dealer quotation system upon which the Company’s securities are listed or quoted, and any other applicable law, rule or restriction.

2.2 “Authorized Officer” is defined in Section 3.2(b) hereof.

2.3 “Award” means the grant of any Incentive Stock Option, Nonqualified Stock Option, Restricted Stock, SAR, Restricted Stock Unit, Performance Award, Dividend Equivalent Right or Other Award, whether granted singly or in combination or in tandem (each individually referred to herein as an “Incentive”).

2.4 “Award Agreement” means a written agreement between a Participant and the Company which sets out the terms of the grant of an Award.

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2.5 “Award Period” means the period set forth in the Award Agreement during which one or more Incentives granted under an Award may be exercised.

2.6 “Board” means the board of directors of the Company.

2.7 “Change in Control” means the occurrence of the event set forth in any one of the following paragraphs, except as otherwise provided herein:

(a) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (a) of paragraph (c) below;

(b) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the effective date of this Plan, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3rds) of the directors then still in office who either were directors on the effective date of this Plan or whose appointment, election or nomination for election was previously so approved or recommended;

(c) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least fifty percent (50%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; or

(d) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

For purposes hereof:

“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

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“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.]

Notwithstanding the foregoing provisions of this Section 2.7, if an Award issued under the Plan is subject to Section 409A of the Code, then an event shall not constitute a Change in Control for purposes of such Award under the Plan unless such event also constitutes a change in the Company’s ownership, its effective control or the ownership of a substantial portion of its assets within the meaning of Section 409A of the Code.

2.8 “Claim” means any claim, liability or obligation of any nature, arising out of or relating to this Plan or an alleged breach of this Plan or an Award Agreement.

2.9 “Code” means the United States Internal Revenue Code of 1986, as amended.

2.10 “Committee” means the committee appointed or designated by the Board to administer the Plan in accordance with Article 3 of this Plan.

2.11 “Common Stock” means the common stock, par value $0.01 per share, which the Company is currently authorized to issue or may in the future be authorized to issue, or any securities into which or for which the common stock of the Company may be converted or exchanged, as the case may be, pursuant to the terms of this Plan.

2.12 “Company” means Jay Pharma Inc., a Delaware corporation, and any successor entity.

2.13 “Contractor” means any natural person, who is not an Employee, rendering bona fide services to the Company or a Subsidiary, with compensation, pursuant to a written independent contractor agreement between such person and the Company or a Subsidiary, provided that such services are not rendered in connection with the offer or sale of securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

2.14 “Corporation” means any entity that (a) is defined as a corporation under Section 7701 of the Code and (b) is the Company or is in an unbroken chain of corporations (other than the Company) beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing a majority of the total combined voting power of all classes of stock in one of the other corporations in the chain. For purposes of clause (b) hereof, an entity shall be treated as a “corporation” if it satisfies the definition of a corporation under Section 7701 of the Code.

2.15 “Date of Grant” means the effective date on which an Award is made to a Participant as set forth in the applicable Award Agreement; provided, however, that solely for purposes of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder, the Date of Grant of an Award shall be the date of stockholder approval of the Plan if such date is later than the effective date of such Award as set forth in the Award Agreement.

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2.16 “Dividend Equivalent Right” means the right of the holder thereof to receive credits based on the cash dividends that would have been paid on the shares of Common Stock specified in the Award if such shares were held by the Participant to whom the Award is made.

2.17 “Employee” means a common law employee (as defined in accordance with the Regulations and Revenue Rulings then applicable under Section 3401(c) of the Code) of the Company or any Subsidiary of the Company.

2.18 “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

2.19 “Exercise Date” is defined in Section 8.3(b) hereof.

2.20 “Exercise Notice” is defined in Section 8.3(b) hereof.

2.21 “Fair Market Value” means, as of a particular date, (a) if the shares of Common Stock are listed on any established national securities exchange, the closing sales price per share of Common Stock on the consolidated transaction reporting system for the principal securities exchange for the Common Stock on that date (as determined by the Committee, in its discretion), or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported; (b) if the shares of Common Stock are not so listed, but are quoted on an automated quotation system, the closing sales price per share of Common Stock reported on the automated quotation system on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported; (c) if the Common Stock is not so listed or quoted, the mean between the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by the National Association of Securities Dealer, Inc.’s OTC Bulletin Board or the Pink OTC Markets, Inc. (previously known as the National Quotation Bureau, Inc.); or (d) if none of the above is applicable, such amount as may be determined by the Committee (acting on the advice of an Independent Third Party, should the Committee elect in its sole discretion to utilize an Independent Third Party for this purpose), in good faith, to be the fair market value per share of Common Stock. The determination of Fair Market Value shall, where applicable, be in compliance with Section 409A of the Code.

2.22 “Immediate Family Members” is defined in Section 15.7 hereof.

2.23 “Incentive” is defined in Section 2.3 hereof.

2.24 “Incentive Stock Option” means an incentive stock option within the meaning of Section 422 of the Code, granted pursuant to this Plan.

2.25 “Independent Third Party” means an individual or entity independent of the Company having experience in providing investment banking or similar appraisal or valuation services and with expertise generally in the valuation of securities or other property for purposes of this Plan. The Committee may utilize one or more Independent Third Parties.

2.26 “Nonqualified Stock Option” means a nonqualified stock option, granted pursuant to this Plan, which is not an Incentive Stock Option.

2.27 “Option Price” means the price which must be paid by a Participant upon exercise of a Stock Option to purchase a share of Common Stock.

2.28 “Other Award” means an Award issued pursuant to Section 6.9 hereof.

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2.29 “Outside Director” means a director of the Company who is not an Employee or a Contractor.

2.30 “Participant” means an Employee, Contractor or an Outside Director to whom an Award is granted under this Plan.

2.31 “Performance Award” means an Award hereunder of cash, shares of Common Stock, units or rights based upon, payable in, or otherwise related to, Common Stock pursuant to Section 6.7 hereof.

2.32 “Performance Goal” means any of the Performance Criteria set forth in Section 6.10 hereof.

2.33 “Plan” means this Jay Pharma Inc. 2020 Long-Term Incentive Plan, as amended from time to time.

2.34 “Prior Plan Awards” means (a) any awards under the Prior Plans that are outstanding on the Effective Date, and that on or after the Effective Date, are forfeited, expire or are canceled; and (b) any shares subject to awards relating to Common Stock under the Prior Plans that, on or after the Effective Date are settled in cash.

2.35 “Prior Plans” means the Jay Pharma Inc., 2019 Long-term Incentive Plan and the Ameri Holdings, Inc. 2015 Equity Incentive Award Plan.

2.36 “Reporting Participant” means a Participant who is subject to the reporting requirements of Section 16 of the Exchange Act.

2.37 “Restricted Stock” means shares of Common Stock issued or transferred to a Participant pursuant to Section 6.4 of this Plan which are subject to restrictions or limitations set forth in this Plan and in the related Award Agreement.

2.38 “Restricted Stock Units” means units awarded to Participants pursuant to Section 6.6 hereof, which are convertible into Common Stock at such time as such units are no longer subject to restrictions as established by the Committee.

2.39 “Restriction Period” is defined in Section 6.4(b)(i) hereof.

2.40 “Retirement” shall have the meaning set forth in the Participant’s Award Agreement, if applicable.

2.41 “SAR” or “Stock Appreciation Right” means the right to receive an amount, in cash and/or Common Stock, equal to the excess of the Fair Market Value of a specified number of shares of Common Stock as of the date the SAR is exercised (or, as provided in the Award Agreement, converted) over the SAR Price for such shares.

2.42 “SAR Price” means the exercise price or conversion price of each share of Common Stock covered by a SAR, determined on the Date of Grant of the SAR.

2.43 “Spread” is defined in Section 12.4(b) hereof.

2.44 “Stock Option” means a Nonqualified Stock Option or an Incentive Stock Option.

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2.45 “Subsidiary” means (a) any corporation in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing a majority of the total combined voting power of all classes of stock in one of the other corporations in the chain, (b) any limited partnership, if the Company or any corporation described in item (a) above owns a majority of the general partnership interest and a majority of the limited partnership interests entitled to vote on the removal and replacement of the general partner, and (c) any partnership or limited liability company, if the partners or members thereof are composed only of the Company, any corporation listed in item (a) above or any limited partnership listed in item (b) above. “Subsidiaries” means more than one of any such corporations, limited partnerships, partnerships or limited liability companies.

2.46 “Termination of Service” occurs when a Participant who is (a) an Employee of the Company or any Subsidiary ceases to serve as an Employee of the Company and its Subsidiaries, for any reason; (b) an Outside Director of the Company or a Subsidiary ceases to serve as a director of the Company and its Subsidiaries for any reason; or (c) a Contractor of the Company or a Subsidiary ceases to serve as a Contractor of the Company and its Subsidiaries for any reason. Except as may be necessary or desirable to comply with applicable federal or state law, a “Termination of Service” shall not be deemed to have occurred when a Participant who is an Employee becomes an Outside Director or Contractor or vice versa. If, however, a Participant who is an Employee and who has an Incentive Stock Option ceases to be an Employee but does not suffer a Termination of Service, and if that Participant does not exercise the Incentive Stock Option within the time required under Section 422 of the Code upon ceasing to be an Employee, the Incentive Stock Option shall thereafter become a Nonqualified Stock Option. Notwithstanding the foregoing provisions of this Section 2.46, in the event an Award issued under the Plan is subject to Section 409A of the Code, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Section 409A of the Code, the definition of “Termination of Service” for purposes of such Award shall be the definition of “separation from service” provided for under Section 409A of the Code and the regulations or other guidance issued thereunder.

2.47 “Total and Permanent Disability” means a Participant is qualified for long-term disability benefits under the Company’s or Subsidiary’s disability plan or insurance policy; or, if no such plan or policy is then in existence or if the Participant is not eligible to participate in such plan or policy, that the Participant, because of a physical or mental condition resulting from bodily injury, disease, or mental disorder, is unable to perform his or her duties of employment for a period of six (6) continuous months, as determined in good faith by the Committee, based upon medical reports or other evidence satisfactory to the Committee; provided that, with respect to any Incentive Stock Option, Total and Permanent Disability shall have the meaning given it under the rules governing Incentive Stock Options under the Code. Notwithstanding the foregoing provisions of this Section 2.47, in the event an Award issued under the Plan is subject to Section 409A of the Code, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Section 409A of the Code, the definition of “Total and Permanent Disability” for purposes of such Award shall be the definition of “disability” provided for under Section 409A of the Code and the regulations or other guidance issued thereunder.

Article 3.
ADMINISTRATION

3.1 General Administration; Establishment of Committee. Subject to the terms of this Article 3, the Plan shall be administered by the Board or such committee of the Board as is designated by the Board to administer the Plan (the “Committee”). The Committee shall consist of not fewer than two persons. Any member of the Committee may be removed at any time, with or without cause, by resolution of the Board. Any vacancy occurring in the membership of the Committee may be filled by appointment by the Board. At any time there is no Committee to administer the Plan, any references in this Plan to the Committee shall be deemed to refer to the Board.

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Membership on the Committee shall be limited to those members of the Board who are “non-employee directors” as defined in Rule 16b-3 promulgated under the Exchange Act. The Committee shall select one of its members to act as its Chairman. A majority of the Committee shall constitute a quorum, and the act of a majority of the members of the Committee present at a meeting at which a quorum is present shall be the act of the Committee.

3.2 Designation of Participants and Awards.

(a) The Committee or the Board shall determine and designate from time to time the eligible persons to whom Awards will be granted and shall set forth in each related Award Agreement, where applicable, the Award Period, the Date of Grant, and such other terms, provisions, limitations, and performance requirements, as are approved by the Committee, but not inconsistent with the Plan. The Committee shall determine whether an Award shall include one type of Incentive or two or more Incentives granted in combination or two or more Incentives granted in tandem (that is, a joint grant where exercise of one Incentive results in cancellation of all or a portion of the other Incentive). Although the members of the Committee shall be eligible to receive Awards, all decisions with respect to any Award, and the terms and conditions thereof, to be granted under the Plan to any member of the Committee shall be made solely and exclusively by the other members of the Committee, or if such member is the only member of the Committee, by the Board.

(b) Notwithstanding Section 3.2(a), to the extent permitted by Applicable Law, the Board may, in its discretion and by a resolution adopted by the Board, authorize one or more officers of the Company (an “Authorized Officer”) to (i) designate one or more Employees as eligible persons to whom Nonqualified Stock Options, Incentive Stock Options or SARs will be granted under the Plan, and (ii) determine the number of shares of Common Stock that will be subject to such Nonqualified Stock Options, Incentive Stock Options or SARs; provided, however, that the resolution of the Board granting such authority shall (x) specify the total number of shares of Common Stock that may be made subject to the Nonqualified Stock Options, Incentive Stock Options or SARs, (y) set forth the price or prices (or a formula by which such price or prices may be determined) to be paid for the purchase of the Common Stock subject to such Nonqualified Stock Options, Incentive Stock Options or SARs, and (z) not authorize an officer to designate himself as a recipient of any Award.

3.3 Authority of the Committee. The Committee, in its discretion, shall (a) interpret the Plan and Award Agreements, (b) prescribe, amend, and rescind any rules and regulations, as necessary or appropriate for the administration of the Plan, (c) establish performance goals for an Award and certify the extent of their achievement, and (d) make such other determinations or certifications and take such other action as it deems necessary or advisable in the administration of the Plan. Any interpretation, determination, or other action made or taken by the Committee shall be final, binding, and conclusive on all interested parties. The Committee’s discretion set forth herein shall not be limited by any provision of the Plan, including any provision which by its terms is applicable notwithstanding any other provision of the Plan to the contrary.

The Committee may delegate to officers of the Company, pursuant to a written delegation, the authority to perform specified functions under the Plan. Any actions taken by any officers of the Company pursuant to such written delegation of authority shall be deemed to have been taken by the Committee.

With respect to restrictions in the Plan that are based on the requirements of Rule 16b-3 promulgated under the Exchange Act, Section 422 of the Code, the rules of any exchange or inter-dealer quotation system upon which the Company’s securities are listed or quoted, or any other Applicable Law, to the extent that any such restrictions are no longer required by Applicable Law, the Committee shall have the sole discretion and authority to grant Awards that are not subject to such mandated restrictions and/or to waive any such mandated restrictions with respect to outstanding Awards.

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Article 4.
ELIGIBILITY

Any Employee (including an Employee who is also a director or an officer), Contractor or Outside Director of the Company whose judgment, initiative, and efforts contributed or may be expected to contribute to the successful performance of the Company is eligible to participate in the Plan; provided that only Employees of a Corporation shall be eligible to receive Incentive Stock Options. The Committee, upon its own action, may grant, but shall not be required to grant, an Award to any Employee, Contractor or Outside Director. Awards may be granted by the Committee at any time and from time to time to new Participants, or to then Participants, or to a greater or lesser number of Participants, and may include or exclude previous Participants, as the Committee shall determine. Except as required by this Plan, Awards need not contain similar provisions. The Committee’s determinations under the Plan (including without limitation determinations of which Employees, Contractors or Outside Directors, if any, are to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the agreements evidencing same) need not be uniform and may be made by it selectively among Participants who receive, or are eligible to receive, Awards under the Plan.

Article 5.
SHARES SUBJECT TO PLAN

5.1 Number Available for Awards. Subject to adjustment as provided in Articles 11 and 12 and subject to increase by any Prior Plan Awards eligible for reuse pursuant to Section 5.2, the maximum number of shares of Common Stock that may be delivered pursuant to Awards granted under the Plan is ________________ (_______) shares, of which one hundred percent (100%) may be delivered pursuant to Incentive Stock Options. Shares to be issued may be made available from authorized but unissued Common Stock, Common Stock held by the Company in its treasury, or Common Stock purchased by the Company on the open market or otherwise. During the term of this Plan, the Company will at all times reserve and keep available the number of shares of Common Stock that shall be sufficient to satisfy the requirements of this Plan.

5.2 Reuse of Shares. To the extent that any Award under this Plan or any Prior Plan Award shall be forfeited, shall expire or be canceled, in whole or in part, then the number of shares of Common Stock covered by the Award or any Prior Plan Award so forfeited, expired or canceled may again be awarded pursuant to the provisions of this Plan. In the event that previously acquired shares of Common Stock are delivered to the Company in full or partial payment of the exercise price for the exercise of a Stock Option granted under this Plan, the number of shares of Common Stock available for future Awards under this Plan shall be reduced only by the net number of shares of Common Stock issued upon the exercise of the Stock Option. Awards that may be satisfied either by the issuance of shares of Common Stock or by cash or other consideration shall be counted against the maximum number of shares of Common Stock that may be issued under this Plan only during the period that the Award is outstanding or to the extent the Award is ultimately satisfied by the issuance of shares of Common Stock. Awards will not reduce the number of shares of Common Stock that may be issued pursuant to this Plan if the settlement of the Award will not require the issuance of shares of Common Stock, as, for example, a SAR that can be satisfied only by the payment of cash. Notwithstanding any provisions of the Plan to the contrary, only shares forfeited back to the Company, shares canceled on account of termination, expiration or lapse of an Award, shares surrendered in payment of the exercise price of a Stock Option or shares withheld for payment of applicable employment taxes and/or withholding obligations resulting from the exercise of an option shall again be available for grant of Incentive Stock Options under the Plan, but shall not increase the maximum number of shares described in Section 5.1 above as the maximum number of shares of Common Stock that may be delivered pursuant to Incentive Stock Options.

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Article 6.
GRANT OF AWARDS

6.1 In General.

(a) The grant of an Award shall be authorized by the Committee and shall be evidenced by an Award Agreement setting forth the Incentive or Incentives being granted, the total number of shares of Common Stock subject to the Incentive(s), the Option Price (if applicable), the Award Period, the Date of Grant, and such other terms, provisions, limitations, and performance objectives, as are approved by the Committee, but (i) not inconsistent with the Plan, and (ii) to the extent an Award issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. The Company shall execute an Award Agreement with a Participant after the Committee approves the issuance of an Award. Any Award granted pursuant to this Plan must be granted within ten (10) years of the date of adoption of this Plan by the Board. The Plan shall be submitted to the Company’s stockholders for approval; however, the Committee may grant Awards under the Plan prior to the time of stockholder approval. Any such Award granted prior to such stockholder approval shall be made subject to such stockholder approval. The grant of an Award to a Participant shall not be deemed either to entitle the Participant to, or to disqualify the Participant from, receipt of any other Award under the Plan.

(b) If the Committee establishes a purchase price for an Award, the Participant must accept such Award within a period of thirty (30) days (or such shorter period as the Committee may specify) after the Date of Grant by executing the applicable Award Agreement and paying such purchase price.

(c) Any Award under this Plan that is settled in whole or in part in cash on a deferred basis may provide for interest equivalents to be credited with respect to such cash payment. Interest equivalents may be compounded and shall be paid upon such terms and conditions as may be specified by the grant.

6.2 Option Price. The Option Price for any share of Common Stock which may be purchased under a Nonqualified Stock Option for any share of Common Stock must be equal to or greater than the Fair Market Value of the share on the Date of Grant. The Option Price for any share of Common Stock which may be purchased under an Incentive Stock Option must be at least equal to the Fair Market Value of the share on the Date of Grant; if an Incentive Stock Option is granted to an Employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the combined voting power of all classes of stock of the Company (or any parent or Subsidiary), the Option Price shall be at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the Date of Grant.

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6.3 Maximum ISO Grants. The Committee may not grant Incentive Stock Options under the Plan to any Employee which would permit the aggregate Fair Market Value (determined on the Date of Grant) of the Common Stock with respect to which Incentive Stock Options (under this and any other plan of the Company and its Subsidiaries) are exercisable for the first time by such Employee during any calendar year to exceed $100,000. To the extent any Stock Option granted under this Plan which is designated as an Incentive Stock Option exceeds this limit or otherwise fails to qualify as an Incentive Stock Option, such Stock Option (or any such portion thereof) shall be a Nonqualified Stock Option. In such case, the Committee shall designate which stock will be treated as Incentive Stock Option stock by causing the issuance of a separate stock certificate and identifying such stock as Incentive Stock Option stock on the Company’s stock transfer records.

6.4 Restricted Stock. If Restricted Stock is granted to or received by a Participant under an Award (including a Stock Option), the Committee shall set forth in the related Award Agreement: (a) the number of shares of Common Stock awarded, (b) the price, if any, to be paid by the Participant for such Restricted Stock and the method of payment of the price, (c) the time or times within which such Award may be subject to forfeiture, (d) specified Performance Goals of the Company, a Subsidiary, any division thereof or any group of Employees of the Company, or other criteria, which the Committee determines must be met in order to remove any restrictions (including vesting) on such Award, and (e) all other terms, limitations, restrictions, and conditions of the Restricted Stock, which shall be consistent with this Plan, to the extent applicable and, to the extent Restricted Stock granted under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. The provisions of Restricted Stock need not be the same with respect to each Participant.

(a) Legend on Shares. The Company shall electronically register the Restricted Stock awarded to a Participant in the name of such Participant, which shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, substantially as provided in Section 15.9 of the Plan. No stock certificate or certificates shall be issued with respect to such shares of Common Stock, unless, following the expiration of the Restriction Period (as defined in Section 6.4(b)(i)) without forfeiture in respect of such shares of Common Stock, the Participant requests delivery of the certificate or certificates by submitting a written request to the Committee (or such party designated by the Company) requesting delivery of the certificates. The Company shall deliver the certificates requested by the Participant to the Participant as soon as administratively practicable following the Company’s receipt of such request.

(b) Restrictions and Conditions. Shares of Restricted Stock shall be subject to the following restrictions and conditions:

(i) Subject to the other provisions of this Plan and the terms of the particular Award Agreements, during such period as may be determined by the Committee commencing on the Date of Grant or the date of exercise of an Award (the “Restriction Period”), the Participant shall not be permitted to sell, transfer, pledge or assign shares of Restricted Stock. Except for these limitations, the Committee may in its sole discretion, remove any or all of the restrictions on such Restricted Stock whenever it may determine that, by reason of changes in Applicable Laws or other changes in circumstances arising after the date of the Award, such action is appropriate.

(ii) Except as provided in sub-paragraph (a) above or in the applicable Award Agreement, the Participant shall have, with respect to his or her Restricted Stock, all of the rights of a stockholder of the Company, including the right to vote the shares, and the right to receive any dividends thereon. Certificates for shares of Common Stock free of restriction under this Plan shall be delivered to the Participant promptly after, and only after, the Restriction Period shall expire without forfeiture in respect of such shares of Common Stock or after any other restrictions imposed on such shares of Common Stock by the applicable Award Agreement or other agreement have expired. Certificates for the shares of Common Stock forfeited under the provisions of the Plan and the applicable Award Agreement shall be promptly returned to the Company by the forfeiting Participant. Each Award Agreement shall require that each Participant, in connection with the issuance of a certificate for Restricted Stock, shall endorse such certificate in blank or execute a stock power in form satisfactory to the Company in blank and deliver such certificate and executed stock power to the Company.

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(iii) The Restriction Period of Restricted Stock shall commence on the Date of Grant or the date of exercise of an Award, as specified in the Award Agreement, and, subject to Article 12 of the Plan, unless otherwise established by the Committee in the Award Agreement setting forth the terms of the Restricted Stock, shall expire upon satisfaction of the conditions set forth in the Award Agreement; such conditions may provide for vesting based on length of continuous service or such Performance Goals, as may be determined by the Committee in its sole discretion.

(iv) Except as otherwise provided in the particular Award Agreement, upon Termination of Service for any reason during the Restriction Period, the nonvested shares of Restricted Stock shall be forfeited by the Participant. In the event a Participant has paid any consideration to the Company for such forfeited Restricted Stock, the Committee shall specify in the Award Agreement that either (1) the Company shall be obligated to, or (2) the Company may, in its sole discretion, elect to, pay to the Participant, as soon as practicable after the event causing forfeiture, in cash, an amount equal to the lesser of the total consideration paid by the Participant for such forfeited shares or the Fair Market Value of such forfeited shares as of the date of Termination of Service, as the Committee, in its sole discretion shall select. Upon any forfeiture, all rights of a Participant with respect to the forfeited shares of the Restricted Stock shall cease and terminate, without any further obligation on the part of the Company.

6.5 SARs. The Committee may grant SARs to any Participant, either as a separate Award or in connection with a Stock Option. SARs shall be subject to such terms and conditions as the Committee shall impose, provided that such terms and conditions are (a) not inconsistent with the Plan, and (b) to the extent a SAR issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. The grant of the SAR may provide that the holder may be paid for the value of the SAR either in cash or in shares of Common Stock, or a combination thereof. In the event of the exercise of a SAR payable in shares of Common Stock, the holder of the SAR shall receive that number of whole shares of Common Stock having an aggregate Fair Market Value on the date of exercise equal to the value obtained by multiplying (a) the difference between the Fair Market Value of a share of Common Stock on the date of exercise over the SAR Price as set forth in such SAR (or other value specified in the agreement granting the SAR), by (b) the number of shares of Common Stock as to which the SAR is exercised, with a cash settlement to be made for any fractional shares of Common Stock. The SAR Price for any share of Common Stock subject to a SAR may be equal to or greater than the Fair Market Value of the share on the Date of Grant. The Committee, in its sole discretion, may place a ceiling on the amount payable upon exercise of a SAR, but any such limitation shall be specified at the time that the SAR is granted.

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6.6 Restricted Stock Units. Restricted Stock Units may be awarded or sold to any Participant under such terms and conditions as shall be established by the Committee, provided, however, that such terms and conditions are (a) not inconsistent with the Plan, and (b) to the extent a Restricted Stock Unit issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. Restricted Stock Units shall be subject to such restrictions as the Committee determines, including, without limitation, (a) a prohibition against sale, assignment, transfer, pledge, hypothecation or other encumbrance for a specified period; or (b) a requirement that the holder forfeit (or in the case of shares of Common Stock or units sold to the Participant, resell to the Company at cost) such shares or units in the event of Termination of Service during the period of restriction.

6.7 Performance Awards.

(a) The Committee may grant Performance Awards to one or more Participants. The terms and conditions of Performance Awards shall be specified at the time of the grant and may include provisions establishing the performance period, the Performance Goals to be achieved during a performance period, and the maximum or minimum settlement values, provided that such terms and conditions are (i) not inconsistent with the Plan and (ii) to the extent a Performance Award issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. If the Performance Award is to be in shares of Common Stock, the Performance Awards may provide for the issuance of the shares of Common Stock at the time of the grant of the Performance Award or at the time of the certification by the Committee that the Performance Goals for the performance period have been met; provided, however, if shares of Common Stock are issued at the time of the grant of the Performance Award and if, at the end of the performance period, the Performance Goals are not certified by the Committee to have been fully satisfied, then, notwithstanding any other provisions of this Plan to the contrary, the Common Stock shall be forfeited in accordance with the terms of the grant to the extent the Committee determines that the Performance Goals were not met. The forfeiture of shares of Common Stock issued at the time of the grant of the Performance Award due to failure to achieve the established Performance Goals shall be separate from and in addition to any other restrictions provided for in this Plan that may be applicable to such shares of Common Stock. Each Performance Award granted to one or more Participants shall have its own terms and conditions.

If the Committee determines, in its sole discretion, that the established performance measures or objectives are no longer suitable because of a change in the Company’s business, operations, corporate structure, or for other reasons that the Committee deemed satisfactory, the Committee may modify the performance measures or objectives and/or the performance period.

(b) Performance Awards may be valued by reference to the Fair Market Value of a share of Common Stock or according to any formula or method deemed appropriate by the Committee, in its sole discretion, including, but not limited to, achievement of Performance Goals or other specific financial, production, sales or cost performance objectives that the Committee believes to be relevant to the Company’s business and/or remaining in the employ of the Company or a Subsidiary for a specified period of time. Performance Awards may be paid in cash, shares of Common Stock, or other consideration, or any combination thereof. If payable in shares of Common Stock, the consideration for the issuance of such shares may be the achievement of the performance objective established at the time of the grant of the Performance Award. Performance Awards may be payable in a single payment or in installments and may be payable at a specified date or dates or upon attaining the performance objective. The extent to which any applicable performance objective has been achieved shall be conclusively determined by the Committee.

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6.8 Dividend Equivalent Rights. The Committee may grant a Dividend Equivalent Right to any Participant, either as a component of another Award or as a separate Award. The terms and conditions of the Dividend Equivalent Right shall be specified by the grant. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Common Stock (which may thereafter accrue additional dividend equivalents). Any such reinvestment shall be at the Fair Market Value at the time thereof. Dividend Equivalent Rights may be settled in cash or shares of Common Stock, or a combination thereof, in a single payment or in installments. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other Award.

6.9 Other Awards. The Committee may grant to any Participant other forms of Awards, based upon, payable in, or otherwise related to, in whole or in part, shares of Common Stock, if the Committee determines that such other form of Award is consistent with the purpose and restrictions of this Plan. The terms and conditions of such other form of Award shall be specified by the grant. Such Other Awards may be granted for no cash consideration, for such minimum consideration as may be required by Applicable Law, or for such other consideration as may be specified by the grant.

6.10 Performance Goals. Awards of Restricted Stock, Restricted Stock Units, Performance Award and Other Awards (whether relating to cash or shares of Common Stock) under the Plan may be made subject to the attainment of Performance Goals relating to one or more business criteria which may consist of one or more or any combination of the following criteria: cash flow; cost; revenues; sales; ratio of debt to debt plus equity; net borrowing, credit quality or debt ratings; profit before tax; economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; gross margin; earnings per share (whether on a pre-tax, after-tax, operational or other basis); operating earnings; capital expenditures; expenses or expense levels; economic value added; ratio of operating earnings to capital spending or any other operating ratios; free cash flow; net profit; net sales; net asset value per share; the accomplishment of mergers, acquisitions, dispositions, public offerings or similar extraordinary business transactions; sales growth; price of the Company’s Common Stock; return on assets, equity or stockholders’ equity; market share; inventory levels, inventory turn or shrinkage; or total return to stockholders (“Performance Criteria”). Any Performance Criteria may be used to measure the performance of the Company as a whole or any business unit of the Company and may be measured relative to a peer group or index. Any Performance Criteria may include or exclude (a) events that are of an unusual nature or indicate infrequency of occurrence, (b) gains or losses on the disposition of a business, (c) changes in tax or accounting regulations or laws, (d) the effect of a merger or acquisition, as identified in the Company’s quarterly and annual earnings releases, or (e) other similar occurrences. In all other respects, Performance Criteria shall be calculated in accordance with the Company’s financial statements, under generally accepted accounting principles, or under a methodology established by the Committee prior to the issuance of an Award which is consistently applied and identified in the audited financial statements, including footnotes, or the Compensation Discussion and Analysis section of the Company’s annual report.

6.11 Tandem Awards. The Committee may grant two or more Incentives in one Award in the form of a “tandem Award,” so that the right of the Participant to exercise one Incentive shall be canceled if, and to the extent, the other Incentive is exercised. For example, if a Stock Option and a SAR are issued in a tandem Award, and the Participant exercises the SAR with respect to one hundred (100) shares of Common Stock, the right of the Participant to exercise the related Stock Option shall be canceled to the extent of one hundred (100) shares of Common Stock.

6.12 Recoupment for Restatements. Notwithstanding any other language in this Plan to the contrary, the Company may recoup all or any portion of any shares or cash paid to a Participant in connection with an Award, in the event of a restatement of the Company’s financial statements as set forth in the Company’s clawback policy, if any, approved by the Company’s Board from time to time.

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Article 7.
AWARD PERIOD; VESTING

7.1 Award Period. Subject to the other provisions of this Plan, the Committee may, in its discretion, provide that an Incentive may not be exercised in whole or in part for any period or periods of time or beyond any date specified in the Award Agreement. Except as provided in the Award Agreement, an Incentive may be exercised in whole or in part at any time during its term. The Award Period for an Incentive shall be reduced or terminated upon Termination of Service. No Incentive granted under the Plan may be exercised at any time after the end of its Award Period. No portion of any Incentive may be exercised after the expiration of ten (10) years from its Date of Grant. However, if an Employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the combined voting power of all classes of stock of the Company (or any parent or Subsidiary) and an Incentive Stock Option is granted to such Employee, the term of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no more than five (5) years from the Date of Grant.

7.2 Vesting. The Committee, in its sole discretion, may determine that an Incentive will be immediately vested in whole or in part, or that all or any portion may not be vested until a date, or dates, subsequent to its Date of Grant, or until the occurrence of one or more specified events, subject in any case to the terms of the Plan. If the Committee imposes conditions upon vesting, then, subsequent to the Date of Grant, the Committee may, in its sole discretion, accelerate the date on which all or any portion of the Incentive may be vested.

Article 8.
EXERCISE OR CONVERSION OF INCENTIVE

8.1 In General. A vested Incentive may be exercised or converted, during its Award Period, subject to limitations and restrictions set forth in the Award Agreement.

8.2 Securities Law and Exchange Restrictions. In no event may an Incentive be exercised or shares of Common Stock issued pursuant to an Award if a necessary listing or quotation of the shares of Common Stock on a stock exchange or inter-dealer quotation system or any registration under state or federal securities laws required under the circumstances has not been accomplished.

8.3 Exercise of Stock Option.

(a) In General. If a Stock Option is exercisable prior to the time it is vested, the Common Stock obtained on the exercise of the Stock Option shall be Restricted Stock which is subject to the applicable provisions of the Plan and the Award Agreement. If the Committee imposes conditions upon exercise, then subsequent to the Date of Grant, the Committee may, in its sole discretion, accelerate the date on which all or any portion of the Stock Option may be exercised. No Stock Option may be exercised for a fractional share of Common Stock. The granting of a Stock Option shall impose no obligation upon the Participant to exercise that Stock Option.

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(b) Notice and Payment. Subject to such administrative regulations as the Committee may from time to time adopt, a Stock Option may be exercised by the delivery of written notice to the Committee setting forth the number of shares of Common Stock with respect to which the Stock Option is to be exercised (the “Exercise Notice”) and the date of exercise thereof (the “Exercise Date”) with respect to any Stock Option shall be the date that the Participant has delivered both the Exercise Notice and consideration to the Company with a value equal to the total Option Price of the shares to be purchased (plus any employment tax withholding or other tax payment due with respect to such Award), payable as provided in the Award Agreement, which may provide for payment in any one or more of the following ways: (i) cash or check, bank draft, or money order payable to the order of the Company, (ii) Common Stock (including Restricted Stock) owned by the Participant on the Exercise Date, valued at its Fair Market Value on the Exercise Date, and which the Participant has not acquired from the Company within six (6) months prior to the Exercise Date, (iii) by delivery (including by FAX or electronic transmission) to the Company or its designated agent of an executed irrevocable option exercise form (or, to the extent permitted by the Company, exercise instructions, which may be communicated in writing, telephonically, or electronically) together with irrevocable instructions from the Participant to a broker or dealer, reasonably acceptable to the Company, to sell certain of the shares of Common Stock purchased upon exercise of the Stock Option or to pledge such shares as collateral for a loan and promptly deliver to the Company the amount of sale or loan proceeds necessary to pay such purchase price, (iv) by requesting the Company to withhold the number of shares otherwise deliverable upon exercise of the Stock Option by the number of shares of Common Stock having an aggregate Fair Market Value equal to the aggregate Option Price at the time of exercise (i.e., a cashless net exercise), and/or (v) in any other form of valid consideration that is acceptable to the Committee in its sole discretion. In the event that shares of Restricted Stock are tendered as consideration for the exercise of a Stock Option, a number of shares of Common Stock issued upon the exercise of the Stock Option equal to the number of shares of Restricted Stock used as consideration therefor shall be subject to the same restrictions and provisions as the Restricted Stock so tendered. If the Participant fails to deliver the consideration described in this Section 8.3(b) within three (3) business days of the date of the Exercise Notice, then the Exercise Notice shall be null and void and the Company will have no obligation to deliver any shares of Common Stock to the Participant in connection with such Exercise Notice.

(c) Issuance of Certificate; Registration of Shares. Except as otherwise provided in Section 6.4 hereof (with respect to shares of Restricted Stock) or in the applicable Award Agreement, upon payment of all amounts due from the Participant, the Company shall cause the Common Stock then being purchased to be registered in the Participant’s name (or the person exercising the Participant’s Stock Option in the event of his or her death), but shall not issue certificates for the Common Stock unless the Participant or such other person requests delivery of the certificates for the Common Stock, in writing in accordance with the procedures established by the Committee. The Company shall deliver certificates to the Participant (or the person exercising the Participant’s Stock Option in the event of his or her death) as soon as administratively practicable following the Company’s receipt of a written request from the Participant or such other person for delivery of the certificates. Notwithstanding the forgoing, if the Participant has exercised an Incentive Stock Option, the Company may at its option retain physical possession of the certificate evidencing the shares acquired upon exercise until the expiration of the holding periods described in Section 422(a)(1) of the Code. Any obligation of the Company to deliver shares of Common Stock shall, however, be subject to the condition that, if at any time the Committee shall determine in its discretion that the listing, registration, or qualification of the Stock Option or the Common Stock upon any securities exchange or inter-dealer quotation system or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary as a condition of, or in connection with, the Stock Option or the issuance or purchase of shares of Common Stock thereunder, the Stock Option may not be exercised in whole or in part unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not reasonably acceptable to the Committee.

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(d) Failure to Pay. Except as may otherwise be provided in an Award Agreement, if the Participant fails to pay for any of the Common Stock specified in such notice or fails to accept delivery thereof, that portion of the Participant’s Stock Option and right to purchase such Common Stock may be forfeited by the Participant.

8.4 SARs. Subject to the conditions of this Section 8.4 and such administrative regulations as the Committee may from time to time adopt, a SAR may be exercised by the delivery (including by FAX) of written notice to the Committee setting forth the number of shares of Common Stock with respect to which the SAR is to be exercised and the date of exercise thereof (the “Exercise Date”) which shall be at least three (3) days after giving such notice unless an earlier time shall have been mutually agreed upon. Subject to the terms of the Award Agreement and only if permissible under Section 409A of the Code and the regulations or other guidance issued thereunder (or, if not so permissible, at such time as permitted by Section 409A of the Code and the regulations or other guidance issued thereunder), the Participant shall receive from the Company in exchange therefor in the discretion of the Committee, and subject to the terms of the Award Agreement:

(a) cash in an amount equal to the excess (if any) of the Fair Market Value (as of the Exercise Date, or if provided in the Award Agreement, conversion, of the SAR) per share of Common Stock over the SAR Price per share specified in such SAR, multiplied by the total number of shares of Common Stock of the SAR being surrendered;

(b) that number of shares of Common Stock having an aggregate Fair Market Value (as of the Exercise Date, or if provided in the Award Agreement, conversion, of the SAR) equal to the amount of cash otherwise payable to the Participant, with a cash settlement to be made for any fractional share interests; or

(c) the Company may settle such obligation in part with shares of Common Stock and in part with cash.

The distribution of any cash or Common Stock pursuant to the foregoing sentence shall be made at such time as set forth in the Award Agreement.

8.5 Disqualifying Disposition of Incentive Stock Option. If shares of Common Stock acquired upon exercise of an Incentive Stock Option are disposed of by a Participant prior to the expiration of either two (2) years from the Date of Grant of such Stock Option or one (1) year from the transfer of shares of Common Stock to the Participant pursuant to the exercise of such Stock Option, or in any other disqualifying disposition within the meaning of Section 422 of the Code, such Participant shall notify the Company in writing of the date and terms of such disposition. A disqualifying disposition by a Participant shall not affect the status of any other Stock Option granted under the Plan as an Incentive Stock Option within the meaning of Section 422 of the Code.

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Article 9.
AMENDMENT OR DISCONTINUANCE

Subject to the limitations set forth in this Article 9, the Board may at any time and from time to time, without the consent of the Participants, alter, amend, revise, suspend, or discontinue the Plan in whole or in part; provided, however, that no amendment for which stockholder approval is required either (a) by any securities exchange or inter-dealer quotation system on which the Common Stock is listed or traded or (b) in order for the Plan and Incentives awarded under the Plan to continue to comply with Sections 421 and 422 of the Code, including any successors to such Sections, or other Applicable Law, shall be effective unless such amendment shall be approved by the requisite vote of the stockholders of the Company entitled to vote thereon. Any such amendment shall, to the extent deemed necessary or advisable by the Committee, be applicable to any outstanding Incentives theretofore granted under the Plan, notwithstanding any contrary provisions contained in any Award Agreement. In the event of any such amendment to the Plan, the holder of any Incentive outstanding under the Plan shall, upon request of the Committee and as a condition to the exercisability thereof, execute a conforming amendment in the form prescribed by the Committee to any Award Agreement relating thereto. Notwithstanding anything contained in this Plan to the contrary, unless required by law, no action contemplated or permitted by this Article 9 shall adversely affect any rights of Participants or obligations of the Company to Participants with respect to any Incentive theretofore granted under the Plan without the consent of the affected Participant.

Article 10.
TERM

The Plan shall be effective from the date that this Plan is adopted by the Board. Unless sooner terminated by action of the Board, the Plan will terminate on the tenth anniversary of the Effective Date, but Incentives granted before that date will continue to be effective in accordance with their terms and conditions.

Article 11.
CAPITAL ADJUSTMENTS

In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, rights offering, reorganization, merger, consolidation, split-up, spin-off, split-off, combination, subdivision, repurchase, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event affects the fair value of an Award, then the Committee shall adjust any or all of the following so that the fair value of the Award immediately after the transaction or event is equal to the fair value of the Award immediately prior to the transaction or event (a) the number of shares and type of Common Stock (or the securities or property) which thereafter may be made the subject of Awards, (b) the number of shares and type of Common Stock (or other securities or property) subject to outstanding Awards, (c) the number of shares and type of Common Stock (or other securities or property) specified as the annual per-participant limitation under Section 5.1 of the Plan, (d) the Option Price of each outstanding Award, (e) the amount, if any, the Company pays for forfeited shares of Common Stock in accordance with Section 6.4, and (f) the number of or SAR Price of shares of Common Stock then subject to outstanding SARs previously granted and unexercised under the Plan, to the end that the same proportion of the Company’s issued and outstanding shares of Common Stock in each instance shall remain subject to exercise at the same aggregate SAR Price; provided, however, that the number of shares of Common Stock (or other securities or property) subject to any Award shall always be a whole number. Notwithstanding the foregoing, no such adjustment shall be made or authorized to the extent that such adjustment would cause the Plan or any Stock Option to violate Section 422 of the Code or Section 409A of the Code. Such adjustments shall be made in accordance with the rules of any securities exchange, stock market, or stock quotation system to which the Company is subject.

Upon the occurrence of any such adjustment, the Company shall provide notice to each affected Participant of its computation of such adjustment which shall be conclusive and shall be binding upon each such Participant.

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Article 12.
RECAPITALIZATION, MERGER AND CONSOLIDATION

12.1 No Effect on Company’s Authority. The existence of this Plan and Incentives granted hereunder shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure and its business, or any Change in Control, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or preference stocks ranking prior to or otherwise affecting the Common Stock or the rights thereof (or any rights, options, or warrants to purchase same), or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

12.2 Conversion of Incentives Where Company Survives. Subject to any required action by the stockholders and except as otherwise provided by Section 12.4 hereof or as may be required to comply with Section 409A of the Code and the regulations or other guidance issued thereunder, if the Company shall be the surviving or resulting corporation in any merger, consolidation or share exchange, any Incentive granted hereunder shall pertain to and apply to the securities or rights (including cash, property, or assets) to which a holder of the number of shares of Common Stock subject to the Incentive would have been entitled.

12.3 Exchange or Cancellation of Incentives Where Company Does Not Survive. Except as otherwise provided by Section 12.4 hereof or as may be required to comply with Section 409A of the Code and the regulations or other guidance issued thereunder, in the event of any merger, consolidation or share exchange pursuant to which the Company is not the surviving or resulting corporation, there shall be substituted for each share of Common Stock subject to the unexercised portions of outstanding Incentives, that number of shares of each class of stock or other securities or that amount of cash, property, or assets of the surviving, resulting or consolidated company which were distributed or distributable to the stockholders of the Company in respect to each share of Common Stock held by them, such outstanding Incentives to be thereafter exercisable for such stock, securities, cash, or property in accordance with their terms.

12.4 Cancellation of Incentives. Notwithstanding the provisions of Sections 12.2 and 12.3 hereof, and except as may be required to comply with Section 409A of the Code and the regulations or other guidance issued thereunder, all Incentives granted hereunder may be canceled by the Company, in its sole discretion, as of the effective date of any Change in Control, merger, consolidation or share exchange, or any issuance of bonds, debentures, preferred or preference stocks ranking prior to or otherwise affecting the Common Stock or the rights thereof (or any rights, options, or warrants to purchase same), or of any proposed sale of all or substantially all of the assets of the Company, or of any dissolution or liquidation of the Company, by either:

(a) giving notice to each holder thereof or his personal representative of its intention to cancel those Incentives for which the issuance of shares of Common Stock involved payment by the Participant for such shares, and permitting the purchase during the thirty (30) day period next preceding such effective date of any or all of the shares of Common Stock subject to such outstanding Incentives, including in the Board’s discretion some or all of the shares as to which such Incentives would not otherwise be vested and exercisable; or

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(b) in the case of Incentives that are either (i) settled only in shares of Common Stock, or (ii) at the election of the Participant, settled in shares of Common Stock, paying the holder thereof an amount equal to a reasonable estimate of the difference between the net amount per share payable in such transaction or as a result of such transaction, and the price per share of such Incentive to be paid by the Participant (hereinafter the “Spread”), multiplied by the number of shares subject to the Incentive. In cases where the shares constitute, or would after exercise, constitute Restricted Stock, the Company, in its discretion, may include some or all of those shares in the calculation of the amount payable hereunder. In estimating the Spread, appropriate adjustments to give effect to the existence of the Incentives shall be made, such as deeming the Incentives to have been exercised, with the Company receiving the exercise price payable thereunder, and treating the shares receivable upon exercise of the Incentives as being outstanding in determining the net amount per share. In cases where the proposed transaction consists of the acquisition of assets of the Company, the net amount per share shall be calculated on the basis of the net amount receivable with respect to shares of Common Stock upon a distribution and liquidation by the Company after giving effect to expenses and charges, including but not limited to taxes, payable by the Company before such liquidation could be completed.

An Award that by its terms would be fully vested or exercisable upon a Change in Control will be considered vested or exercisable for purposes of Section 12.4(a) hereof.

Article 13.
LIQUIDATION OR DISSOLUTION

Subject to Section 12.4 hereof, in case the Company shall, at any time while any Incentive under this Plan shall be in force and remain unexpired, (a) sell all or substantially all of its property, or (b) dissolve, liquidate, or wind up its affairs, then each Participant shall be entitled to receive, in lieu of each share of Common Stock of the Company which such Participant would have been entitled to receive under the Incentive, the same kind and amount of any securities or assets as may be issuable, distributable, or payable upon any such sale, dissolution, liquidation, or winding up with respect to each share of Common Stock of the Company. If the Company shall, at any time prior to the expiration of any Incentive, make any partial distribution of its assets, in the nature of a partial liquidation, whether payable in cash or in kind (but excluding the distribution of a cash dividend payable out of earned surplus and designated as such) and an adjustment is determined by the Committee to be appropriate to prevent the dilution of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, make such adjustment in accordance with the provisions of Article 11 hereof.

Article 14.
INCENTIVES IN SUBSTITUTION FOR
INCENTIVES GRANTED BY OTHER ENTITIES

Incentives may be granted under the Plan from time to time in substitution for similar instruments held by employees, independent contractors or directors of a corporation, partnership, or limited liability company who become or are about to become Employees, Contractors or Outside Directors of the Company or any Subsidiary as a result of a merger or consolidation of the employing corporation with the Company, the acquisition by the Company of equity of the employing entity, or any other similar transaction pursuant to which the Company becomes the successor employer. The terms and conditions of the substitute Incentives so granted may vary from the terms and conditions set forth in this Plan to such extent as the Committee at the time of grant may deem appropriate to conform, in whole or in part, to the provisions of the incentives in substitution for which they are granted.

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Article 15.
MISCELLANEOUS PROVISIONS

15.1 Investment Intent. The Company may require that there be presented to and filed with it by any Participant under the Plan, such evidence as it may deem necessary to establish that the Incentives granted or the shares of Common Stock to be purchased or transferred are being acquired for investment and not with a view to their distribution.

15.2 No Right to Continued Employment. Neither the Plan nor any Incentive granted under the Plan shall confer upon any Participant any right with respect to continuance of employment by the Company or any Subsidiary.

15.3 Indemnification of Board and Committee. No member of the Board or the Committee, nor any officer or Employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board and the Committee, each officer of the Company, and each Employee of the Company acting on behalf of the Board or the Committee shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination, or interpretation to the fullest extent provided by law. Except to the extent required by any unwaiveable requirement under applicable law, no member of the Board or the Committee (and no Subsidiary of the Company) shall have any duties or liabilities, including without limitation any fiduciary duties, to any Participant (or any Person claiming by and through any Participant) as a result of this Plan, any Award Agreement or any Claim arising hereunder and, to the fullest extent permitted under applicable law, each Participant (as consideration for receiving and accepting an Award Agreement) irrevocably waives and releases any right or opportunity such Participant might have to assert (or participate or cooperate in) any Claim against any member of the Board or the Committee and any Subsidiary of the Company arising out of this Plan.

15.4 Effect of the Plan. Neither the adoption of this Plan nor any action of the Board or the Committee shall be deemed to give any person any right to be granted an Award or any other rights except as may be evidenced by an Award Agreement, or any amendment thereto, duly authorized by the Committee and executed on behalf of the Company, and then only to the extent and upon the terms and conditions expressly set forth therein.

15.5 Compliance with Other Laws and Regulations. Notwithstanding anything contained herein to the contrary, the Company shall not be required to sell or issue shares of Common Stock under any Incentive if the issuance thereof would constitute a violation by the Participant or the Company of any provisions of any law or regulation of any governmental authority or any national securities exchange or inter-dealer quotation system or other forum in which shares of Common Stock are quoted or traded (including without limitation Section 16 of the Exchange Act); and, as a condition of any sale or issuance of shares of Common Stock under an Incentive, the Committee may require such agreements or undertakings, if any, as the Committee may deem necessary or advisable to assure compliance with any such law or regulation. The Plan, the grant and exercise of Incentives hereunder, and the obligation of the Company to sell and deliver shares of Common Stock, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required.

15.6 Tax Requirements. The Company or, if applicable, any Subsidiary (for purposes of this Section 15.6, the term “Company” shall be deemed to include any applicable Subsidiary), shall have the right to deduct from all amounts paid in cash or other form in connection with the Plan, any federal, state, local, or other taxes required by law to be withheld in connection with an Award granted under this Plan. The Company may, in its sole discretion, also require the Participant receiving shares of Common Stock issued under the Plan to pay the Company the amount of any taxes that the Company is required to withhold in connection with the Participant’s income arising with respect to the Award. Such payments shall be required to be made when requested by the Company and may be required to be made prior to the delivery of any certificate representing shares of Common Stock. Such payment may be made by (a) the delivery of cash to the Company in an amount that equals or exceeds (to avoid the issuance of fractional shares under (c) below) the required tax withholding obligations of the Company; (b) if the Company, in its sole discretion, so consents in writing, the actual delivery by the exercising Participant to the Company of shares of Common Stock that the Participant has not acquired from the Company within six (6) months prior to the date of exercise, which shares so delivered have an aggregate Fair Market Value that equals or exceeds (to avoid the issuance of fractional shares under (c) below) the required tax withholding payment; (c) if the Company, in its sole discretion, so consents in writing, the Company’s withholding of a number of shares to be delivered upon the exercise of the Stock Option, which shares so withheld have an aggregate fair market value that equals (but does not exceed) the required tax withholding payment; or (d) any combination of (a), (b), or (c). The Company may, in its sole discretion, withhold any such taxes from any other cash remuneration otherwise paid by the Company to the Participant. The Committee may in the Award Agreement impose any additional tax requirements or provisions that the Committee deems necessary or desirable.

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15.7 Assignability. Incentive Stock Options may not be transferred, assigned, pledged, hypothecated or otherwise conveyed or encumbered other than by will or the laws of descent and distribution and may be exercised during the lifetime of the Participant only by the Participant or the Participant’s legally authorized representative, and each Award Agreement in respect of an Incentive Stock Option shall so provide. The designation by a Participant of a beneficiary will not constitute a transfer of the Stock Option. The Committee may waive or modify any limitation contained in the preceding sentences of this Section 15.7 that is not required for compliance with Section 422 of the Code.

Except as otherwise provided herein, Awards may not be transferred, assigned, pledged, hypothecated or otherwise conveyed or encumbered other than by will or the laws of descent and distribution. Notwithstanding the foregoing, the Committee may, in its discretion, authorize all or a portion of a Nonqualified Stock Option or SAR to be granted to a Participant on terms which permit transfer by such Participant to (a) the spouse (or former spouse), children or grandchildren of the Participant (“Immediate Family Members”), (b) a trust or trusts for the exclusive benefit of such Immediate Family Members, (c) a partnership in which the only partners are (1) such Immediate Family Members and/or (2) entities which are controlled by the Participant and/or Immediate Family Members, (d) an entity exempt from federal income tax pursuant to Section 501(c)(3) of the Code or any successor provision, or (e) a split interest trust or pooled income fund described in Section 2522(c)(2) of the Code or any successor provision, provided that (x) there shall be no consideration for any such transfer, (y) the Award Agreement pursuant to which such Nonqualified Stock Option or SAR is granted must be approved by the Committee and must expressly provide for transferability in a manner consistent with this Section, and (z) subsequent transfers of transferred Nonqualified Stock Options or SARs shall be prohibited except those by will or the laws of descent and distribution.

Following any transfer, any such Nonqualified Stock Option and SAR shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of Articles 8, 9, 11, 13 and 15 hereof the term “Participant” shall be deemed to include the transferee. The events of Termination of Service shall continue to be applied with respect to the original Participant, following which the Nonqualified Stock Options and SARs shall be exercisable or convertible by the transferee only to the extent and for the periods specified in the Award Agreement. The Committee and the Company shall have no obligation to inform any transferee of a Nonqualified Stock Option or SAR of any expiration, termination, lapse or acceleration of such Stock Option or SAR. The Company shall have no obligation to register with any federal or state securities commission or agency any Common Stock issuable or issued under a Nonqualified Stock Option or SAR that has been transferred by a Participant under this Section 15.7.

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15.8 Use of Proceeds. Proceeds from the sale of shares of Common Stock pursuant to Incentives granted under this Plan shall constitute general funds of the Company.

15.9 Legend. Each certificate representing shares of Restricted Stock issued to a Participant shall bear the following legend, or a similar legend deemed by the Company to constitute an appropriate notice of the provisions hereof (any such certificate not having such legend shall be surrendered upon demand by the Company and so endorsed):

On the face of the certificate:

“Transfer of this stock is restricted in accordance with conditions printed on the reverse of this certificate.”

On the reverse:

“The shares of stock evidenced by this certificate are subject to and transferable only in accordance with that certain Jay Pharma Inc. 2020 Long-Term Incentive Plan, a copy of which is on file at the principal office of the Company in Naples, Florida. No transfer or pledge of the shares evidenced hereby may be made except in accordance with and subject to the provisions of said Plan. By acceptance of this certificate, any holder, transferee or pledgee hereof agrees to be bound by all of the provisions of said Plan.”

The following legend shall be inserted on a certificate evidencing Common Stock issued under the Plan if the shares were not issued in a transaction registered under the applicable federal and state securities laws:

“Shares of stock represented by this certificate have been acquired by the holder for investment and not for resale, transfer or distribution, have been issued pursuant to exemptions from the registration requirements of applicable state and federal securities laws, and may not be offered for sale, sold or transferred other than pursuant to effective registration under such laws, or in transactions otherwise in compliance with such laws, and upon evidence satisfactory to the Company of compliance with such laws, as to which the Company may rely upon an opinion of counsel satisfactory to the Company.”

15.10 Governing Law. The Plan shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware (excluding any conflict of laws, rule or principle of Delaware law that might refer the governance, construction, or interpretation of this Plan to the laws of another state). A Participant’s sole remedy for any Claim shall be against the Company, and no Participant shall have any claim or right of any nature against any Subsidiary of the Company or any stockholder or existing or former director, officer or Employee of the Company or any Subsidiary of the Company. The individuals and entities described above in this Section 15.10 (other than the Company) shall be third-party beneficiaries of this Plan for purposes of enforcing the terms of this Section 15.10.

A copy of this Plan shall be kept on file in the principal office of the Company in Naples, Florida.

***************

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IN WITNESS WHEREOF, the Company has caused this instrument to be executed as of [•], 2020, by its Chief Executive Officer pursuant to prior action taken by the Board.

JAY PHARMA INC.

By:

Name:

Title:	Chief Executive Officer

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Annex R

JOHNSON EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of January 10, 2020 to be effective as of the Closing Date, as defined below (the “Effective Date”) and is entered into by and between David Johnson (the “Executive”) and Jay Pharma, Inc. (the “Company”). The Company and the Executive shall be referred to herein as the “Parties.”

RECITALS

Whereas, the Company is currently negotiating that certain Amalgamation Agreement by and among Ameri Holdings, Inc. (“Parent”), Jay Pharma Merger Sub, Inc. (“Purchaser”), the Company, Jay Pharma ExchangeCo., Inc., and Barry Kostiner (the “Amalgamation Agreement”) pursuant to which Parent, through Purchaser, wishes to acquire all of the outstanding securities of Company by way of a three-cornered amalgamation (the “Amalgamation”);

WHEREAS, upon the Closing Date (as defined in the Amalgamation Agreement), the Company desires to employ the Executive as its Chief Executive Officer, and the Executive desires to be employed by the Company as its Chief Executive Officer effective as of the Closing Date; and

Whereas, the Company and the Executive desire to state in writing the terms and conditions of their agreement and understandings with respect to the employment of the Executive on and after the Closing Date.

Now, Therefore, in consideration of the mutual promises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I.

Services to be Provided by Executive

A. Position and Responsibilities. The Executive shall serve in the position of Chief Executive Officer, and shall perform services for the Company as requested or as needed to perform the Executive’s job. The duties of the Executive shall be those duties which can reasonably be expected to be performed by a person in such position. The Executive shall also serve as the Chairman of the Board of Directors of the Company (the “Board”), without any additional compensation, as long as the Executive continues to serve as its Chief Executive Officer. At all times during the Term (as defined below), the Executive shall report exclusively to, and be subject to the direction and supervision of, the Board.

B. Performance. The Executive’s principal place of employment shall be in Naples, Florida. During the Executive’s employment with the Company, the Executive shall devote such of the Executive’s time, energy, skill and reasonable best efforts as is necessary to the performance of the Executive’s duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company, and shall exercise reasonable best efforts to perform the Executive’s duties in a diligent, trustworthy, good faith and business-like manner, all for the purpose of advancing the business of the Company. The Executive shall at all times act in a manner consistent with the Executive’s position.

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ARTICLE II.

Compensation for SErvices

As compensation for all services the Executive will perform under this Agreement, the Company will pay the Executive, and the Executive shall accept as full compensation, the following:

A. Base Salary. The Company shall pay the Executive a monthly salary of $20,833.33 ($250,000, annually) (“Base Salary”); provided, however, in the event the Executive’s position is changed so that the Executive is no longer the Chief Executive Officer and is only serving as Chairman, the Parties agree that the Executive’s only compensation under this Article II.A. for serving as Chairman shall be $8,333.33 per month ($100,000, annually) beginning with the first day of the month following such change. The Company shall pay the Base Salary in accordance with the normal payroll policies of the Company. The Executive’s Base Salary will be reviewed by the Board on an annual basis for increase.

B. Guaranteed Bonus/Performance Bonus. With respect to 2020, the Executive shall be entitled to receive a bonus in the amount of $100,000, less applicable payroll deductions and tax withholdings (the “Annual Bonus”), payable no later than March 15, 2021. The Executive may also be eligible to receive annual performance bonuses (each, a “Performance Bonus”), as may be in effect from time to time in the discretion of the Board, for each year of employment, based on the extent to which performance criteria/financial results for the applicable year have been met, which Performance Bonuses are expected to be paid on or before March 15th of the year following the year to which such Performance Bonus relates. Notwithstanding the foregoing, to be eligible to receive the Annual Bonus or Performance Bonus for a calendar year, the Executive must remain employed through the payment date of such bonus. All performance/financial criteria shall be established reasonably and in good faith by the Board, after consultation with the Executive, on an annual basis. The evaluation of the Company’s performance, as measured by the applicable performance criteria and the awarding of any bonuses shall be determined reasonably and in good faith by the Board.

(i) Equity Compensation. As soon as administratively practicable following the Effective Date hereof (and in all events no later than thirty (30) days after the Effective Date), the Company (pursuant to approval of the Board) shall grant the Executive an award of restricted stock units that represent, in the aggregate, five percent (5%) of the Company’s issued and outstanding common stock (“Common Stock”) determined on a fully diluted basis as of the date of grant (the “RSUs”). The RSUs shall be subject to the terms and conditions of the Company’s 2019 Long-Term Incentive Plan (the “LTIP”) and of an award agreement that shall provide, among other things, that (A) one-third (1/3rd) of the RSUs shall vest on the Closing Date; (B) the remaining two-thirds (2/3rd) of the RSUs shall vest in three equal tranches, with the vesting of each tranche based on the achievement of a performance milestone established by the Company for such tranche, with such milestone to be mutually agreed upon by the Company and the Executive prior to the Effective Date, provided the Executive is employed by the Company in any capacity (CEO or otherwise), or is serving as the Company’s Chairman, on the applicable vesting date; and (C)(1) all unvested RSUs shall immediately vest on the first to occur of the following: (x) a Change in Control (as defined in the LTIP) and (y) the termination of the Executive’s employment by the Company without Cause or by the Executive with Good Reason; and (2) all vested RSUs shall be converted into shares of Common Stock on the first to occur of the following: (x) a Change in Control (as defined in the LTIP) and (y) the termination of the Executive’s employment for any reason other than by the Company for Cause.

The Executive shall be eligible to receive additional equity awards, granted on an annual basis under the LTIP, as the Company may, in its sole discretion, determine appropriate.

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C. Other Expenses. The Company agrees that, during the Executive’s employment, it will promptly reimburse the Executive for out-of-pocket expenses reasonably incurred in connection with the Executive’s performance of the Executive’s services hereunder, upon the presentation by the Executive of an itemized accounting of such expenditures, with supporting receipts, provided that the Executive submits such expenses for reimbursement in compliance with the Company’s expense reimbursement policies. Reimbursement shall be in compliance with the Company’s expense reimbursement policies and, if applicable, Article V, Section I(ii).

D. Paid Time Off. The Executive shall be eligible for four (4) weeks of vacation and five (5) additional days of paid time off in accordance with the Company’s policy, as in effect from time to time. The Executive may not carry over any accrued vacation or paid time off from year to year, and no such accrued vacation or paid time off shall be paid to the Executive upon the termination of the Executive’s employment for any reason, other than as provided in Article III, Section B, below.

E. Other Benefits. The Executive may participate in any group health insurance plan and any other employee benefit or welfare plans, programs, or policies that are made generally available, from time to time, to other employees of the Company (the “Benefit Plans”), on a basis consistent with such participation and subject to the terms of the documents governing such plan, program, or policy, as such plans, programs, or policies may be modified, amended, terminated, or replaced from time to time by the Company. Notwithstanding anything to the contrary contained herein, for any month during the Term that the Company does not sponsor a group health plan, to the extent permitted by applicable law, the Company agrees to pay the Executive an additional $1,200 per month for the first six months of the Term and $2,500 per month for each month after the sixth month of the Term, in each case payable on the first payroll date during any such month less applicable payroll deductions and tax withholdings.

F. Indemnification and Insurance. The Company agrees to defend and indemnify the Executive to the maximum amount permitted by law. The Company shall also ensure that the Executive is covered under a Directors and Officers Liability Policy sufficient to protect the Executive from claims arising from his role as an officer or director of the Company.

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G. Legal Fees. The Company shall reimburse the Executive for all of his reasonable, documented legal fees and expenses associated with the negotiation of this Agreement up to a maximum of $5,000 within thirty (30) days of the Effective Date.

ARTICLE III.
Term; Termination

A. Term of Employment. This Agreement’s stated term and employment relationship created hereunder will begin on the Effective Date and will remain in effect until terminated by either party in accordance with this Article III (the “Term”). The Executive shall resign as a member of the Board upon termination if requested by the Company. The Parties acknowledge, agree and understand that if the Amalgamation is not consummated, then this Agreement shall be of no force or effect and neither party shall have any obligations hereunder.

B. Termination. Either party may terminate the Executive’s employment at any time upon written notice; provided that the Company and the Executive will be required to provide the other at least thirty (30) days’ advance written notice of a termination without Cause (as defined below) or the Executive’s voluntary resignation without Good Reason (as defined below), respectively. The date of the Executive’s termination shall be the date stated in the notice of termination. Upon termination of the Executive’s employment, the Company shall pay the Executive (i) any unpaid Base Salary accrued through the date of termination, (ii) any accrued and unpaid paid time off or similar pay to which the Executive is entitled as a matter of law or Company policy, (iii) any amounts due to the Executive under the terms of the Benefit Plans, and (iv) any unreimbursed expenses properly incurred prior to the date of termination (the “Accrued Obligations”).

(i) Expiration of the Agreement; Termination for Cause or Voluntary Resignation without Good Reason. In the event the Executive voluntarily resigns without Good Reason, the Company may, in its sole discretion, shorten the notice period and determine the date of termination without any obligation to pay the Executive any additional compensation other than the Accrued Obligations and without triggering a termination of the Executive’s employment without Cause. In addition, in the event this Agreement expires, the Company terminates the Executive’s employment for Cause, or the Executive voluntarily resigns without Good Reason, the Company shall have no further liability or obligation to the Executive under this Agreement other than the Accrued Obligations. The Accrued Obligations shall be payable in a lump sum within the time period required by applicable law, and in no event later than thirty (30) days following the Executive’s employment termination date. For purposes of this Agreement, “Cause” means a termination of employment because of: (a) the Executive’s failure or refusal to perform the duties of the Executive’s position in a manner causing material detriment to the Company; (b) the Executive’s willful misconduct with regard to the Company or its business, assets or executives (including, without limitation, his fraud, embezzlement, intentional misrepresentation, misappropriation, conversion or other act of dishonesty with regard to the Company); (c) the Executive’s commission of an act or acts constituting a felony or any crime involving fraud or dishonesty as determined in good faith by the Company; (d) the Executive’s breach of a fiduciary duty owed to the Company; (e) any material breach of this Agreement or any other agreement with the Company; or (f) any injury, illness or incapacity which shall wholly or continuously disable the Executive from performing the essential functions of the Executive’s position for any successive or intermittent period of at least twelve (12) months. In each such event listed above, if the circumstances are curable, the Company shall give the Executive written notice thereof which shall specify in reasonable detail the circumstances constituting Cause, and there shall be no Cause with respect to any such circumstances if cured by the Executive within thirty (30) days after such notice.

(ii) Termination Without Cause or for Good Reason. In the event the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason at any time, the Executive shall receive, subject to the execution and timely return by the Executive of a release of claims in the form to be delivered by the Company, which release shall, by its terms, be irrevocable no later than the sixtieth (60th) day following his employment termination date, (a) severance pay in an aggregate amount equal to the Executive’s Base Salary for twelve (12) months, less applicable payroll deductions and tax withholdings, payable in accordance with the normal payroll policies of the Company over a twelve (12) month period, as applicable, with the first such payment being paid to the Executive on the Company’s first regular pay date on or after the sixtieth (60th) day following his employment termination date; plus (b) the Annual Bonus and Performance Bonus, if any, for the year of the Executive’s termination, subject, as applicable, to achievement of the performance metrics for such year and payable on the date such Annual Bonus and Performance Bonus would have been paid had the Executive remained actively employed. For purposes of this Agreement, “Good Reason” means a termination of employment because of: (x) a materially adverse diminution in the Executive’s role or responsibilities without the Executive’s consent, provided that the Parties agree that it shall not be considered a diminution in the Executive’s role or responsibilities if he ceases serving as CEO provided he remains Chairman; or (y) any material breach of this Agreement by the Company or any other agreement with the Executive. In each such event listed above, the Executive shall give the Company written notice thereof within thirty (30) days following the first occurrence of such event, which notice shall specify in reasonable detail the circumstances constituting Good Reason, and there shall be no Good Reason with respect to any such circumstances if cured by the Company within thirty (30) days after such notice or, if such event is not cured by the Company, the Executive terminates his employment with the Company no later than sixty (60) days following the first occurrence of such event.

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ARTICLE IV.
Restrictive Covenants

A. Confidentiality.

(i) Confidential Information. During the Executive’s employment with the Company, the Company shall grant the Executive otherwise prohibited access to its trade secrets and confidential information which is not known to the Company’s competitors or within the Company’s industry generally, which was developed by the Company over a long period of time and/or at its substantial expense, and which is of great competitive value to the Company, and access to the Company’s customers and clients. For purposes of this Article IV, the “Company” shall also include its parents, subsidiaries and affiliates. For purposes of this Agreement, “Confidential Information” includes any trade secrets or confidential or proprietary information of the Company, including, but not limited to, the following: methods of operation, products, inventions, services, processes, equipment, know-how, technology, technical data, policies, strategies, designs, formulas, developmental or experimental work, improvements, discoveries, research, plans for research or future products and services, corporate transactions, database schemas or tables, software, development tools or techniques, training procedures, training techniques, training manuals, business information, marketing and sales methods, plans and strategies, competitors, markets, market surveys, techniques, production processes, infrastructure, business plans, distribution and installation plans, processes and strategies, methodologies, budgets, financial data and information, customer and client information, prices and costs, fees, customer and client lists and profiles, employee, customer and client nonpublic personal information, supplier lists, business records, product construction, product specifications, audit processes, pricing strategies, business strategies, marketing and promotional practices, management methods and information, plans, reports, recommendations and conclusions, information regarding the skills and compensation of employees and contractors of the Company, and other business information disclosed to the Executive by the Company, either directly or indirectly, in writing, orally, or by drawings or observation. “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (a) is generally available to the public on the date of this Agreement or (b) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.

(ii) No Unauthorized Use or Disclosure. The Executive acknowledges and agrees that Confidential Information is proprietary to and a trade secret of the Company and, as such, is a special and unique asset of the Company, and that any disclosure or unauthorized use of any Confidential Information by the Executive will cause irreparable harm and loss to the Company. The Executive understands and acknowledges that each and every component of the Confidential Information (a) has been developed by the Company at significant effort and expense and is sufficiently secret to derive economic value from not being generally known to other parties, and (b) constitutes a protectable business interest of the Company. The Executive acknowledges and agrees that the Company owns the Confidential Information. The Executive agrees not to dispute, contest, or deny any such ownership rights either during or after the Executive’s employment with the Company. The Executive agrees to preserve and protect the confidentiality of all Confidential Information. The Executive agrees that the Executive shall not during the period of the Executive’s employment with the Company and thereafter, directly or indirectly, disclose to any unauthorized person or use for the Executive’s own account any Confidential Information without the Company’s consent. Throughout the Executive’s employment with the Company thereafter: (a) the Executive shall hold all Confidential Information in the strictest confidence, take all reasonable precautions to prevent its inadvertent disclosure to any unauthorized person, and follow all Company policies protecting the Confidential Information; and (b) the Executive shall not, directly or indirectly, utilize, disclose or make available to any other person or entity, any of the Confidential Information, other than in the proper performance of the Executive’s duties.

(iii) Return of Property and Information. Upon the termination of the Executive’s employment for any reason, the Executive shall immediately return and deliver to the Company any and all Confidential Information, software, devices, cell phones, personal data assistants, credit cards, data, reports, proposals, lists, correspondence, materials, equipment, computers, hard drives, papers, books, records, documents, memoranda, manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, which belong to the Company or relate to the Company’s business and which are in the Executive’s possession, custody or control, whether prepared by the Executive or others. If at any time after termination of the Executive’s employment the Executive determines that the Executive has any Confidential Information in the Executive’s possession or control, the Executive shall immediately return to the Company all such Confidential Information in the Executive’s possession or control, including all copies and portions thereof.

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B. Restrictive Covenants. In consideration for (i) the Company’s promise to provide Confidential Information to the Executive, (ii) the substantial economic investment made by the Company in the Confidential Information and goodwill of the Company, and/or the business opportunities disclosed or entrusted to the Executive, (iii) access to the Company’s customers and clients, and (iv) the Company’s employment of the Executive pursuant to this Agreement and the compensation and other benefits provided by the Company to the Executive, to protect the Company’s Confidential Information and business goodwill of the Company, the Executive agrees to the following restrictive covenants:

(i) Non-Solicitation. The Executive agrees that during the Term and for a period of twelve (12) months following the Executive’s termination (the “Restricted Period”), other than in connection with the Executive’s duties under this Agreement, the Executive shall not, and shall not use any Confidential Information to, directly or indirectly, either as a principal, manager, agent, employee, consultant, officer, director, stockholder, partner, investor or lender or in any other capacity, and whether personally or through other persons:

(a) Solicit business from, attempt to conduct business with, or conduct business with any client, customer, or prospective client or customer of the Company with whom the Company conducted business or solicited within the final twelve (12) months prior to the Executive’s termination, and who or which: (A) the Executive contacted, called on, serviced, did business with, or had contact with during the Executive’s employment or that the Executive attempted to contact, call on, service, or do business with during the Executive’s employment; or (B) that the Executive became acquainted with or dealt with, for any reason, as a result of the Executive’s employment. This restriction applies only to business that is in the scope of services or products provided by the Company; or

(b) Hire, solicit for employment, induce or encourage to leave the employment of the Company, or otherwise cease their employment or other relationship with the Company, on behalf of itself or any other individual or entity, any employee, independent contractor or any former employee or independent contractor of the Company whose employment or contractor relationship ceased less than twelve (12) months earlier.

(ii) Mutual Non-Disparagement. During the Executive’s employment with the Company and any time thereafter, the Executive shall not make, publish, or otherwise transmit any false, disparaging or defamatory statements, whether written or oral, regarding the Company and any of its employees, executives, agents, investors, procedures, investments, products, policies, or services. The Board and the Company’s named executive officers will not make or publish any statement, written or verbal, to any person or entity, including in any forum or media, or take any action, in disparagement of the Executive, including negative references to or about the Executive’s services, policies, practices, documents, methods of doing business, strategies, or objectives, or take any other action that may disparage the Executive to the general public. However, nothing in this Article IV, Section B(ii) shall prohibit: (1) the Executive, any member of the Board or any named executive officer of the Company from testifying truthfully in response to a subpoena or participating in any governmental proceeding; (2) the Executive from engaging in any criticism or other statements made internally within the Company on a need-to-know basis, and provided such criticism or other statement is not presented in a disruptive or insubordinate manner, concerning Company’s performance or nonperformance; and (3) any named executive officer or member of the Board from engaging in any criticism or other statements made internally within the Company on a need-to-know basis concerning the Executive’s performance or nonperformance of the Executive’s duties or responsibilities for the Company.

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C. No Interference. Notwithstanding any other provision of this Agreement, (i) the Executive may disclose Confidential Information when required to do so by a court of competent jurisdiction, by any governmental agency having authority over the Executive or the business of the Company or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Executive to divulge, disclose or make accessible such information; and (ii) nothing in this Agreement is intended to interfere with the Executive’s right to (a) report possible violations of state or federal law or regulation to any governmental or law enforcement agency or entity; (b) make other disclosures that are protected under the whistleblower provisions of state or federal law or regulation; (c) file a claim or charge with the Equal Employment Opportunity Commission (“EEOC”), any state human rights commission, or any other governmental agency or entity; or (d) testify, assist, or participate in an investigation, hearing, or proceeding conducted by the EEOC, any state human rights commission, any other governmental or law enforcement agency or entity, or any court. For purposes of clarity, in making or initiating any such reports or disclosures or engaging in any of the conduct outlined in subsection (ii) above, the Executive may disclose Confidential Information to the extent necessary to such governmental or law enforcement agency or entity or such court, need not seek prior authorization from the Company, and is not required to notify the Company of any such reports, disclosures or conduct.

D. Defend Trade Secrets Act. The Executive is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Executive files a lawsuit for retaliation against the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

E. Tolling. If the Executive violates any of the restrictions contained in this Article IV, the Restricted Period shall be suspended and shall not run in favor of the Executive from the time of the commencement of any violation until the time when the Executive cures the violation to the satisfaction of the Company.

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F. Remedies. The Executive acknowledges that the restrictions contained in Article IV of this Agreement, in view of the nature of the Company’s business and the Executive’s position with the Company, are reasonable and necessary to protect the Company’s legitimate business interests and that any violation of Article IV of this Agreement would result in irreparable injury to the Company. In the event of a breach by the Executive of Article IV of this Agreement, then the Company shall be entitled to a temporary restraining order and injunctive relief restraining the Executive from the commission of any breach. Such remedies shall not be deemed the exclusive remedies for a breach or threatened breach of this Article IV but shall be in addition to all remedies available at law or in equity, including the recovery of damages from the Executive, the Executive’s agents, any future employer of the Executive, and any person that conspires or aids and abets the Executive in a breach or threatened breach of this Agreement.

G. Reasonableness. The Executive hereby represents to the Company that the Executive has read and understands, and agrees to be bound by, the terms of this Article IV. The Executive acknowledges that the scope and duration of the covenants contained in this Article IV are fair and reasonable in light of (i) the nature and wide geographic scope of the operations of the Company’s business; (ii) the Executive’s level of control over and contact with the Company’s business; and (iii) the amount of compensation, trade secrets and Confidential Information that the Executive is receiving in connection with the Executive’s employment by the Company.

H. Reformation. If any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the Parties intend for the restrictions herein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, the Company and the Executive intend to make this provision enforceable under the law or laws of all applicable jurisdictions so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.

I. No Previous Restrictive Agreements. The Executive represents that, except as disclosed to the Company, the Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of the Executive’s employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. The Executive further represents that the Executive’s performance of all the terms of this Agreement and the Executive’s work duties for the Company do not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by the Executive in confidence or in trust prior to the Executive’s employment with the Company. The Executive shall not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

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ARTICLE V.
Miscellaneous Provisions

A. Governing Law. The Parties agree that this Agreement shall be governed by and construed under the laws of the State of Delaware. In the event of any dispute regarding this Agreement, the Parties hereby irrevocably agree to submit to the exclusive jurisdiction of the federal and state courts situated in New Castle County, Delaware, and the Executive agrees that he shall not challenge personal or subject matter jurisdiction in such courts. The Parties also hereby waive any right to trial by jury in connection with any litigation or disputes under or in connection with this Agreement.

B. Headings. The paragraph headings contained in this Agreement are for convenience only and shall in no way or manner be construed as a part of this Agreement.

C. Severability. In the event that any court of competent jurisdiction holds any provision in this Agreement to be invalid, illegal or unenforceable in any respect, the remaining provisions shall not be affected or invalidated and shall remain in full force and effect.

D. Reformation. In the event any court of competent jurisdiction holds any restriction in this Agreement to be unreasonable and/or unenforceable as written, the court may reform this Agreement to make it enforceable, and this Agreement shall remain in full force and effect as reformed by the court.

E. Entire Agreement. This Agreement constitutes the entire agreement between the Parties, and fully supersedes any and all prior agreements, understanding or representations between the Parties pertaining to or concerning the subject matter of this Agreement, including, without limitation, the Executive’s employment with the Company. No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment, such amendment to become effective on the date stipulated in it. Any amendment to this Agreement must be signed by all parties to this Agreement. The Executive acknowledges and represents that in executing this Agreement, the Executive did not rely, and has not relied, on any communications, promises, statements, inducements, or representation(s), oral or written, by the Company, except as expressly contained in this Agreement. The Parties represent that they relied on their own judgment in entering into this Agreement.

F. Waiver. No waiver of any breach of this Agreement shall be construed to be a waiver as to succeeding breaches. The failure of either of the Parties to insist in any one or more instances upon performance of any terms or conditions of this Agreement shall not be construed as a waiver of future performance of any such term, covenant or condition but the obligations of either of the Parties with respect thereto shall continue in full force and effect. The breach by one of the Parties to this Agreement shall not preclude equitable relief or the obligations of the other.

G. Modification. The provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

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H. Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and permitted assigns. The Executive may not assign this Agreement to a third party. The Company may assign its rights, together with its obligations hereunder, to any affiliate and/or subsidiary of the Company or any successor thereto or any purchaser of substantially all of the assets of the Company.

I. Code Section 409A.

(i) To the extent (a) any payments to which the Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with the Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code; (b) the Executive is deemed at the time of his separation from service to be a “specified employee” under Section 409A of the Code; and (c) at the time of the Executive’s separation from service the Company is publicly traded (as defined in Section 409A of Code), then such payments (other than any payments permitted by Section 409A of the Code to be paid within six (6) months of the Executive’s separation from service) shall not be made until the earlier of (x) the first day of the seventh month following the Executive’s separation from service or (y) the date of the Executive’s death following such separation from service. Upon the expiration of the applicable deferral period described in the immediately preceding sentence, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this Article V, Section I shall be paid to the Executive or the Executive’s beneficiary in one lump sum, plus interest thereon at the Delayed Payment Interest Rate computed from the date on which each such delayed payment otherwise would have been made to the Executive until the date of payment. For purposes of the foregoing, the “Delayed Payment Interest Rate” shall mean the national average annual rate of interest payable on jumbo six (6) month bank certificates of deposit, as quoted in the business section of the most recently published Sunday edition of The New York Times preceding the Executive’s separation from service.

(ii) To the extent any benefits provided under Article II, Sections B, F or G or Article III, Section B(ii) above are otherwise taxable to the Executive, such benefits shall, for purposes of Section 409A of the Code, be provided as separate in-kind payments of those benefits, and the provision of in-kind benefits during one calendar year shall not affect the in-kind benefits to be provided in any other calendar year.

(iii) In the case of any amounts payable to the Executive under this Agreement, or under any plan of the Company, that may be treated as payable in the form of “a series of installment payments,” as defined in Treas. Reg. §1.409A-2(b)(2)(iii), the Executive’s right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of Treas. Reg. §1.409A-2(b)(2)(iii).

(iv) It is intended that this Agreement comply with or be exempt from the provisions of Section 409A of the Code and the Treasury Regulations and guidance of general applicability issued thereunder, and in furtherance of this intent, this Agreement shall be interpreted, operated, and administered in a manner consistent with such intent.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK. SIGNATURE PAGE FOLLOWS.]

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IN WITNESS WHEREOF, the Company and the Executive have caused this Agreement to be executed on the date first set forth above, to be effective as of that date.

EXECUTIVE:

David Johnson

COMPANY:

By:

Signature Page to Employment Agreement

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Annex S

COHN EMPLOYMENT LETTER

May 5, 2020

Henoch Cohn

14 Charlotte Drive

Spring Valley NY 10977

RE:	Employment Letter

Dear Mr. Cohn:

This letter (the “Letter”) is dated as of May 5, 2020 to be effective as of the date hereof (the “Effective Date”) and is entered into by and between Henoch Cohn and Jay Pharma, Inc. (the “Company”). As of the Effective Date (subject to earlier termination as provided herein, “Term”), the Company has requested that you serve as (i) the President and Secretary of the Company and (ii) a member of the Company’s board of directors (collectively, the “Services”) pursuant to the terms and conditions of this Letter. You or the Company can terminate this Letter for any reason or no reason upon written notice.

1.	Fees and Expenses. As full compensation for the Services rendered pursuant to this Letter, the Company shall pay you $10,000 per month (prorated for any partial months), payable on the 15th day of each month (the “Consulting Fees”).

2.	Executive Officer. You agree that you will serve as President and Secretary of the Company, which are executive officer positions under the Canada Business Corporations Act.

3.	Director. You agree that you will serve as a director of the Company, with a term expiring at the next annual meeting of shareholders, or until your successor shall be duly appointed and qualified or your earlier death, resignation or removal. Notwithstanding the foregoing, if you cease serving as President and Secretary of the Company, for any reason, you shall no longer be entitled to the Consulting Fees.

4.	Taxes. You shall not be an employee of the Company with respect to the Services for federal, state or local tax purposes. No federal, state, or local income tax, or payroll tax of any kind, shall be withheld or paid by the Company on your behalf. You understand that you are responsible for paying, according to applicable law, your income taxes. You agree that any tax consequences or liability arising from the Company’s payments to you shall be your sole responsibility. Should any federal, state or local taxing authority determine that any of the payments under this Letter constitute income subject to withholding under any federal, state or local law, then you agree to indemnify and hold the Company harmless for any and all tax liability, including, but not limited to, taxes, levies, assessments, fines, interest, costs, expenses, penalties, and attorneys’ fees as a result of or related to any such determination. If requested by the Company, you agree to provide documentation to the Company that any and all applicable federal, state and/or local income taxes have been paid with respect to the Company’s payments to you for the Services.

For the avoidance of doubt, as of the Effective Date, this Letter constitutes the entire agreement between you and the Company with respect to the subject matter described herein.

Please indicate your acceptance of the terms and provisions of this Letter by signing below, and returning a signed copy to me. By signing below, you acknowledge and agree that you have carefully read this Letter in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it be final and legally binding on you, the Company and all other interested parties. This Letter may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

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Henoch Cohn

May 5, 2020

JAY PHARMA, INC.

David Stefansky, Authorized Signatory

Agreed and acknowledged as of the date first
above written:

Henoch Cohn

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Annex T

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Annex U

1100 Glendon Ave, 905 Los Angeles, CA 90024	T: 310-696-4001 F: 310-696-4007

Strictly Confidential

May 26, 2020

The Board of Directors

Ameri Holdings, Inc.

100 Canal Pointe BLVD, STE 108

Princeton, New Jersey 08540, US

The Board of Directors:

You have requested the opinion (the “Opinion”) of Gemini Valuation Services, LLC (“GVS” and, for the avoidance of doubt, all references to pronouns such as “we” and “our”), as to the fairness from a financial point of view, of the contemplated Transaction (defined below) to the common stock holders of the company (the “Shareholders”) without giving effect to any impact of the Transaction on any particular shareholder other than in its capacity as a shareholder of Ameri Holdings, Inc. (the “Company” or “AMRH”).

Based on the Share Purchase Agreement (the “SPA”) signed as of January 10, 2020, between AMRH and Ameri100 Inc. (“Buyer”), pursuant to which, among other things and subject to the satisfaction or waiver of specified conditions, the Company will sell to Buyer and Buyer will purchase from the Company one hundred percent (100%) of the outstanding equity interests (the “Purchased Shares”) of Ameri100 Holdco, Inc. (“Holdco”) (the “Spin-Off”). In exchange for the Purchased Shares, Buyer shall issue and deliver to Seller a number of shares of Series A Preferred Stock, par value $0.01 per share, of Buyer (“Buyer Preferred Stock”) having the terms set forth in the Buyer Preferred Stock CoD (as defined in the SPA) equal to the sum of (a) 431,333 shares plus (b) an additional number of payable in-kind shares based on a 2% annual interest rate, compounding quarterly, from January 1, 2020 through and including the Closing Date on the number of shares set forth in (a).

Our Opinion does not address the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. At your direction, we have not been asked to, nor do we, offer any opinion as to (i) the material terms of the Agreement or the form of the Transaction or any other contractual arrangement that the parties may enter into in connection with the Transaction or (ii) the fairness of the Transaction to, or any consideration that may be received in connection therewith by, the individual shareholders, nor do we offer any Opinion as to the relative fairness of the Consideration and the consideration to be received by different shareholders.

We have assumed, with your consent, that the representations and warranties of all parties to the Agreement are true and correct, that each party to the Agreement will perform all of the covenants and agreements required to be performed by such party, that all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and that the Transaction will be consummated in a timely manner in accordance with the terms described in the Agreement, without any modifications or amendments thereto or any adjustment to the Consideration. In rendering this Opinion, we have also assumed, with your consent, that the final executed form of the Agreement does not differ in any material respect from the draft that we have examined along with the discussion on the draft. We have not been authorized to and have not solicited indications of interest in a possible transaction with the Company from any party.

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In arriving at our Opinion, we have, among other things: (i) reviewed the financial statements for fiscal 2017 through 2019 and pro-forma financials through March 31, 2020 of AMRH; (ii) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company; (iii) conducted discussions with members of senior management and representatives of the Company concerning the matters described in clauses (i) and (ii) of this paragraph; (iv) reviewed publicly available financial and stock market data, including valuation multiples, for certain other companies in lines of businesses of the Company that we deemed relevant; (v) reviewed the signed copy of the Stock Purchase Agreement, dated January 10, 2020; and (vi) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

In connection with our review, we have not assumed any responsibility for independent verification of any of the financial, legal, regulatory, tax accounting and other information supplied to, discussed with, or reviewed by us for the purpose of this Opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, at your direction we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company, nor have we furnished with any such evaluation or appraisal. You have directed us to use the assumptions provided by management of the Company for the purposes of our analysis and this Opinion.

Our Opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

In addition, you have not asked us to address, and this Opinion does not address, the fairness to, or any other consideration of, any class of creditors or other constituencies of the Company, other than the shareholders of the Company. We also do not express any Opinion as to the fairness of the amount or nature of any compensation to be received by any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration or otherwise.

This Opinion is for the use and benefit of the Special Committee of the Board of Directors of the Company in the evaluation of the Transaction.

Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the consideration received by the Shareholders of the Company in the Transaction is fair from a financial point of view to the Company.

Very truly yours,

GEMINI VALUATION SERVICES

By:
Its:
Date:	05/21/2020

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Delaware Law and Ameri’s Governing Documents

The Ameri Charter and the Ameri Bylaws provide that Ameri shall indemnify, to the fullest extent authorized by the DGCL, each person who is involved in any litigation or other proceeding because such person is or was a director or officer of Ameri or is or was serving as an officer or director of another entity at Ameri’s request, against all expense, loss or liability reasonably incurred or suffered in connection therewith. The Ameri Charter provides that the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition, provided, however, that such advance payment will only be made upon delivery to Ameri of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director is not entitled to indemnification.

Section 145 of the DGCL permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

The rights conferred in the Ameri Charter and the Ameri Bylaws are not exclusive, and Ameri is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

Indemnification Agreements

Ameri has entered into indemnification agreements with each of its officers and directors. These indemnification agreements require or will require Ameri to indemnify its directors and executive officers to the fullest extent permitted by Delaware law.

Insurance

Ameri carries insurance policies insuring its directors and officers against certain liabilities that they may incur in their capacity as directors and officers. The effect of these policies is to indemnify Ameri’s directors and officers against expenses, judgments, attorney’s fees and other amounts paid in settlements incurred by officers and directors for acting in their capacity as such.

Item 21. Exhibits and Financial Statement Schedules.

A list of the exhibits included as part of this registration statement is set forth in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

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Item 22. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than twenty percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933, to any Merger Sub: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a Merger Sub with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any Merger Sub in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the Merger Sub, if the securities are offered or sold to such Merger Sub by means of any of the following communications, the undersigned registrant will be a seller to the Merger Sub and will be considered to offer or sell such securities to such Merger Sub:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

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(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the Merger Sub.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (1) that is filed pursuant to paragraph (c)immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alpharetta, State of Georgia on September 16, 2020.

AMERI HOLDINGS, INC.

	By:	/s/ Brent Kelton
	Name:	Brent Kelton
	Title:	Chief Executive Officer

POWER OF ATTORNEY

Signature	Title	Date

*	Chief Executive Officer	September 16, 2020
Brent Kelton	(Principal Executive Officer)

*	Chief Financial Officer	September 16, 2020
Barry Kostiner	(Principal Financial Officer and Principal Accounting Officer)

*	Chairman of the Board of Directors	September 16, 2020
Srinidhi Devanur

*
Thoranath Sukumaran	Director	September 16, 2020

*
Carmo Martella	Director	September 16, 2020

*
Dimitrios Angelis	Director	September 16, 2020

By:	/s/ Brent Kelton
Name:	Brent Kelton
Title:	Power of Attorney

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EXHIBIT INDEX

Exhibit Number	Exhibit Description	Filed with this Report	Incorporated by Reference herein from Form or Schedule	Filing Date	SEC File/Reg Number
Plans Related to Acquisitions, Reorganizations, Arrangements, Liquidations or Successions

2.1#	Share Purchase Agreement, dated January 10, 2020, by and between Ameri Holdings, Inc. (“Ameri”) and Ameri100, Inc.		Form 8-K (Exhibit 2.1)	1/13/20	001-38286

2.2#	Amalgamation Agreement, dated January 10, 2020, by and among Ameri, Jay Pharma Merger Sub, Inc., Jay Pharma Inc., 1236567 B.C. Unlimited Liability Company and Barry Kostiner, as the Ameri representative		Form 8-K (Exhibit 2.2)	1/13/19	001-38286

2.3#	Amendment No. 1 to Amalgamation Agreement, dated May 6, 2020, by and among Ameri, Jay Pharma Merger Sub, Inc., Jay Pharma Inc., 1236567 B.C. Unlimited Liability Company and Barry Kostiner, as the Ameri representative		Form 8-K (Exhibit 10.4)	5/6/20	001-38286

2.4#	Amendment No. 2 to Amalgamation Agreement, dated May 26, 2020, by and among Ameri, Jay Pharma Merger Sub, Inc., Jay Pharma Inc., 1236567 B.C. Unlimited Liability Company and Barry Kostiner, as the Ameri representative. Form S-4 5/28/20 333-238742		Form S-4 (Exhibit 2.4)	5/27/20	333-238742

2.5#

Tender Offer Support Agreement and Termination of Amalgamation Agreement, dated August 12, 2020, by and among Ameri, Jay Pharma Merger Sub, Inc., Jay Pharma Inc., 1236567 B.C. Unlimited Liability Company and Barry Kostiner, as the Ameri representative (attached as Annex A to the proxy statement/prospectus that is a part of this Registration Statement).

			Form S-4/A (Exhibit 2.5)	8/12/20	333-238742

Governing Documents and Instruments Defining Security Holders’ Rights

3.1	Amended and Restated Certificate of Incorporation of Ameri.		From 8-K (Exhibit 3.1)	6/23/16	000-26460

3.2	Amended and Restated Certificate of Designation of Rights and Preferences of 9.00% Series A Cumulative Preferred Stock of Ameri.		Form 8-K (Exhibit 3.1)	8/17/18	001-38286

3.3	Amended and Restated Bylaws of Ameri.		Form 8-K (Exhibit 3.2)	6/23/16	000-26460

4.1	Form of Certificate Representing Shares of Common Stock.		Form S-8 (Exhibit 4.1)	12/17/15	333-208593

4.2*	Form of Certificate of Designation with respect to Preferred Stock.

4.3	Form of Senior Indenture.		Form S-3 (Exhibit 4.3)	8/14/19	333-233260

4.4	Form of Subordinated Indenture.		Form S-3 (Exhibit 4.4)	8/14/19	333-233260

4.5*	Form of Senior Note.

4.6*	Form of Subordinated Note.

4.7*	Form of Warrant.

4.8*	Form of Unit Agreement.

Legal Opinions

5.1*	Opinion of Sheppard, Mullin, Richter & Hampton LLP regarding legal matters.

8.1*	Opinion of Sheppard, Mullin, Richter & Hampton LLP regarding tax matters.

8.2*	Opinion of Haynes and Boone, LLP regarding tax matters.

8.3*	Consent of Fogler Rubinoff LLP regarding tax matters.

Agreements with Executive Officers and Directors

10.1	Form of Indemnification Agreement.		Form 8-K (Exhibit 10.6)	6/1/15	000-26460

10.2	Employment Letter, dated October 17, 2018, between Ameri and Partners Inc and Barry Kostiner.		Form 8-K (Exhibit 10.1)	10/17/18	001-38286

10.3	Employment Agreement between Srinidhi “Dev” Devanur and the Company, effective December 11, 2018.		Form 8-K (Exhibit 10.1)	12/14/18	001-38286

Material Contracts

10.4#	Form of Exchange Agreement, by and among Ameri, Ameri100, Inc. and each Converted Debt Holder.		Form 8-K (Exhibit 10.1)	1/13/20	001-38286

10.5	Form of Securities Purchase Agreement, dated as of November 25, 2019, between Ameri and each purchaser thereto.		Form 8-K (Exhibit 10.1)	11/25/19	001-38286

10.6	Form of Convertible Debenture.		Form 8-K (Exhibit 10.2)	11/25/19	001-38286

10.7	Loan and Security Agreement, dated January 23, 2019, by and between (i) Ameri100 Arizona LLC, (ii) Ameri100 Georgia, Inc., (iii) Ameri100 California, Inc. and (iv) Ameri and Partners, Inc. and North Mill Capital LLC.		Form 8-K (Exhibit 10.1)	1/25/19	001-38286

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10.8	Revolving Credit Master Promissory Note, dated January 23, 2019.		Form 8-K (Exhibit 10.2)	1/25/19	001-38286

10.9	Corporate Guaranty, dated January 23, 2019, by Ameri in favor of North Mill Capital LLC.		Form 8-K (Exhibit 10.3)	1/25/19	001-38286

10.10	Security Agreement, dated January 23, 2019, by and between Ameri and North Mill Capital LLC.		Form 8-K (Exhibit 10.4)	1/25/19	001-38286

10.11	Form of Guarantor Indemnification Agreement.		Form 8-K (Exhibit 10.5)	1/25/19	001-38286

10.12	Form of Option Grant Letter.		Form 8-K (Exhibit 10.7)	6/1/15	000-26460

10.13	2015 Equity Incentive Award Plan.		Form 8-K (Exhibit 10.8)	6/1/15	000-26460

10.14	Form of Restricted Stock Unit Agreement.		Form 10-Q (Exhibit 10.1)	11/23/15	000-26460

10.15	Securities Purchase Agreement, dated as of April 20, 2016, by and between Ameri and Lone Star Value Investors, LP.		Form 8-K (Exhibit 10.1)	3/8/17	000-26460

10.16	Exchange Agreement, dated as of December 30, 2016, between Ameri and Lone Star Value Investors, LP.		Form 8-K (Exhibit 10.1)	1/4/17	000-26460

10.17	Form of Securities Purchase Agreement for 2017 Notes Investors.		Form 8-K (Exhibit 10.1)	3/8/17	000-26460

10.18	Amendment to 6% Unsecured Promissory Note and Waiver Agreement, dated February 28, 2018, by and between Ameri and Moneta Ventures Fund I, L.P.		Form 8-K (Exhibit 10.1)	3/2/18	001-38286

10.19	Amendment Agreement, dated as of June 22, 2018, by and between Ameri and Lone Star Value Investors, LP.		Form 8-K (Exhibit 10.1)	6/26/18	001-38286

10.20	Securities Purchase Agreement dated as of July 25, 2018, by and among Ameri and each purchaser thereto.		Form 8-K (Exhibit 10.1)	7/30/18	001-38286

10.21	First Amendment to the Ameri Holdings, Inc. 2015 Equity Incentive Award Plan.		Form 8-K (Exhibit 10.1)	8/17/18	001-38286

10.22	Form of Promissory Note		Form 8-K (Exhibit 10.2)	3/4/20	001-38286

Exhibits Related to Subsidiaries, Consents and Powers of Attorney

21.1	List of Subsidiaries.		Form 10-K (Exhibit 21.1)	4/30/19	001-38286

23.1*	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in the opinion filed as Exhibit 5.1).

23.2*	Consent of Haynes and Boone, LLP (included in the opinion filed as Exhibit 8.2).

23.4	Consent of Ram Associates, CPA.	X

23.5	Consent of Marcum LLP.	X

24.1	Powers of Attorney (incorporated by reference to the signature pages of the Registration Statement on Form S-4 hereto).	X

Additional Exhibits

99.1*	Form of Proxy Card for the Ameri Special Meeting.

99.2	Consent of Gemini Valuation Services, LLC		Form S-4/A (Exhibit 99.2)	8/12/20	333-238742

99.3	Consent of David Johnson to be named as a director.		Form S-4/A (Exhibit 99.3)	8/12/20	333-238742

99.4	Consent of Sol Mayer to be named as a director.		Form S-4/A (Exhibit 99.4)	8/12/20	333-238742

99.5	Consent of George Kegler to be named as a director.		Form S-4/A (Exhibit 99.5)	8/12/20	333-238742

99.6	Consent of R. James Woolsely to be named as a director.		Form S-4/A (Exhibit 99.6)	8/12/20	333-238742

99.7	Consent of Dr. Marcus Schabacker to be named as a director.		Form S-4/A (Exhibit 99.7)	8/12/20	333-238742

101	Interactive Data Files of Financial Statements and Notes.	X

# Certain schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission upon request.

* To the extent applicable, to be filed by an amendment or as an exhibit to a document filed under the Securities Exchange Act of 1934, as amended, and incorporated by reference herein.

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